Form 10-K, Exhibit 13
period 1995-12-31
BOK FINANCIAL CORP ET AL
filed 1996-11-18
CIK 875357

                                                                      EXHIBIT 13


                           BOK FINANCIAL CORPORATION

                                  EXHIBIT 13

                         ANNUAL REPORT TO SHAREHOLDERS



                               TABLE OF CONTENTS
                               -----------------

     Consolidated Selected Financial Data               5

     Management's Assessment of Operations and
      Financial Condition                               6

     Selected Quarterly Financial Data                 11

     Report of Management on Financial Statements      21

     Report of Independent Auditors                    21

     Consolidated Financial Statements                 22

     Notes to Consolidated Financial Statements        27

     Annual Financial Summary                          44

     Quarterly Financial Summary                       46

     Appendix A                                        49

                              1995 Annual Report



                                 BOK FINANCIAL
                                  CORPORATION

1    Management Letter

5    Management's Assessment of Operations and Financial Condition

21   Report of Management on Financial Statements

21   Report of Independent Auditors

22   Consolidated Financial Statements

48   Shareholder and Corporate Information


FINANCIAL HIGHLIGHTS
(Dollars In Thousands)

                                                               1995         1994         1993/1/
                                                          --------------------------------------
FOR THE YEARS ENDED DECEMBER 31
 Income before cumulative effect of
   changes in accounting for income taxes                   $   49,205   $   45,065   $   37,902
 Net income                                                     49,205       45,065       39,472

 Earnings per share:
   Primary                                                        2.33         2.12         1.80/2/
   Fully-diluted                                                  2.12         1.93         1.63/2/
-----------------------------------------------------------------------------------------------------
 Return on average assets                                         1.22%        1.27%        1.27%/3/
 Return on average equity                                        18.07        19.92        20.07/2/

AS OF DECEMBER 31
 Loans, net of reserves                                     $2,156,081   $1,805,782   $1,641,294
 Assets                                                      4,221,918    3,898,276    3,129,041
 Deposits                                                    2,937,709    2,629,574    2,610,927
 Shareholders' equity                                          301,565      236,902      213,943
 Nonperforming assets                                           42,066       31,881       23,452
-----------------------------------------------------------------------------------------------------
 Tier 1 capital ratio                                             9.91%        9.14%        9.07%
 Total capital ratio                                             11.17        11.19        11.49
 Leverage ratio                                                   6.55         5.64         5.76
 Shareholders' equity to total assets                             7.14         6.08         6.84

 Reserve for loan losses to                                      99.02       137.76       233.92
  nonperforming loans
 Reserve for loan losses to loans /3/                             1.80         2.12         2.50
-----------------------------------------------------------------------------------------------------

/1/  Restated for poolings-of-interests which occurred in 1994 and 1993.
/2/ Excludes the cumulative effect of change in accounting for income taxes in 1993.
/3/ Excludes residential mortgage loans held for sale which are carried at the lower of aggregate cost or market value.

TO OUR SHAREHOLDERS,
CUSTOMERS, EMPLOYEES AND FRIENDS


     Your company continued to make progress in a number of areas during 1995. We are pleased to report on this performance, and discuss with you some of our plans for the future. Net income for the year was $49.2 million, or $2.12 per share. This is an increase of 9.5 percent over 1994 per share earnings. Assets increased 8.3 percent to $4.2 billion, led by loan growth of 19 percent--as year-end loans reached a new high at $2.2 billion. The growth in loans was widely based, across most commercial lines and throughout the consumer area.

(Earnings per Share graph appears here. See appendix A, graph I.)

     Asset quality continued to be very good. Our proportion of down-graded loans relative to capital is near the lowest level reached in more than twenty years. Our net interest margin was under considerable pressure throughout 1995. During 1993 and 1994, the differential between medium-term rates and short-term funding costs--a major source of profitability in banking--had been much higher than normal. This "yield curve slope" flattened materially in 1995, causing our margin to narrow from 3.94 percent in 1994 to 3.39 percent in 1995. We expect this situation to improve during 1996, but do not foresee a return to the wide spreads that characterized the prior several years. The overall reduction in interest rates during the year did have the positive effect of causing a $97 million increase in the value of our securities portfolio.

     Growth in our funding sources for the past several years has been largely from acquisitions and so-called "borrowed funds" from stable sources such as the Federal Home Loan Bank and secured funding of specific transactions in the repurchase agreement market. During 1995, we launched an aggressive program to build deposits through innovative pricing and internal incentive plans. As a result of this effort, during the last six months of the year, total deposits increased $246 million, with much of the growth from time deposits, principally jumbo CD's. We anticipate this trend to continue in 1996, as we better match the growth of our loan and deposit portfolios.

(Funding graph appears here. See appendix A, graph II.)

     We are especially pleased with progress in several of our business activities. As the result of acquisitions of servicing and growth in its originated servicing portfolio, BancOklahoma Mortgage's operating revenues grew
16.9 percent. TransFund, the state's leading ATM network, grew 16.3 percent. BancOklahoma Trust experienced a 13.1 percent increase in its revenue. We anticipate a continuation of higher-than-normal growth in our fee-based services during 1996.

     Nineteen ninety-six will be a year of opportunity and challenge. Continuing consolidation in banking provides a great opportunity to further increase our market share in Oklahoma and build a stronger presence in Arkansas and Texas. Our growth and profitability from these opportunities will be offset to some degree by several changes in expenses, including loan loss provision, deposit insurance, taxes and mortgage servicing valuations. Loan growth over the past several years requires that we resume a provision for loan losses, in spite of high credit quality. During 1992-94, our acquisitions included approximately $740 million in thrift deposits. Federal legislation could assess banks which acquired thrift deposits as part of the restoration of reserves of the Savings Association Insurance Fund ("SAIF"). While the amount of any such "SAIF assessment" is highly conjectural, we could experience a charge during 1996 of some $5 million to $6 million, followed by a substantial reduction in ongoing expenses for deposit insurance. The sustained profitability we have experienced during the past several years has allowed us to exhaust the tax carryforwards accumulated during the 1980's and, as a result, we will now reflect a normal tax rate. Finally, the industry-wide adoption of an accounting standard which requires the recognition of servicing rights on certain originated mortgage loans also requires a quarterly assessment of the fair value of those rights in a manner which will increase earnings volatility.

(Loans graph appears here. See appendix A, graph III.)

Consumer Services

(Commercial Loans graph appears here. See appendix A, graph IV.)


     In 1995, we introduced, with tremendous success, the 24-Hour ExpressBank. ExpressBank radically changed our telephone customer service unit into a 24-hour a day, 365 days a year sales center, offering the full range of deposit and loan services at the total control of the customer--making "bankers' hours" a phrase of the past for our customers. In 1996, we will further enhance convenience by introducing home-based personal computer banking.

     In 1995, we opened several additional offices in our Oklahoma consumer division. We also opened a fourth location in northwest Arkansas, enhancing our ability to deliver a full range of sophisticated banking services through a community banking presence in that market. We now have a network of 10 supermarket branches, bringing unrivaled convenience to our customers at a lower cost to us than through traditional freestanding branches. In1996, we plan to open one freestanding branch and three supermarket branches, and will continue to consolidate offices whose markets overlap.

(Real Estate Loans graph appears here. See appendix A, graph V.)

Community Banking


  The growth of our Community banking effort has been dramatic. This division's average loans for 1995 were up 20.1 percent, to a year-end high of $254 million. Our objective of delivering "large bank services with a community bank feel" is not an advertising phrase--it is a reality, and is paying dividends. We have been particularly impressed with our success in northwest Arkansas, where Citizens Bank, acquired in late 1994, is showing growth and is opening a dynamic market to us.

Specialty Lending Expertise


     We continue to build on our strategy of penetrating the Dallas middle-market energy business. Our loan commitments in this market doubled and now exceed $60 million. We anticipate additional growth in north Texas as additional independent oil and gas producers see the advantages of dealing with a responsive, knowledgeable and committed energy bank.

     Additionally, we started adding higher return business in a new subsidiary, BOK Capital Services, which is involved in mezzanine finance and "niche" equipment leasing. Financing commitments in this entity now total $25 million and we expect continued growth as we seek attractive opportunities.

(Operating Revenue graph appears here. See appendix A, graph VI.)

Board of Directors


     One of our consistent objectives has been to have the highest quality representation on our Board. In that vein, we were delighted to welcome several additions to our Board during 1995. FRANK A. MCPHERSON, Chairman of the Board and Chief Executive Officer of Kerr-McGee Corp., joined us in July, adding to our strong representation from the Oklahoma City area. NANCY J. DAVIES, a prominent community leader from Enid and a person who has distinguished herself by her contributions to higher education throughout Oklahoma, joined our Board in September. RALPH S. CUNNINGHAM, President and Chief Executive Officer of Citgo Petroleum Corp., joined the Board in October. Shortly after the end of 1995, W. WAYNE ALLEN, Chief Executive Officer of Phillips Petroleum, rejoined Bank of Oklahoma after completing his service on the Board of the Federal Reserve Bank of Kansas City, a position that required his resignation from our Board in December 1992.

     With these additions, we have further strengthened a Board of Directors which is clearly the strongest in the state. We are proud to include within our ranks the chief executive officers from Oklahoma's five largest companies, two of its major utilities, a number of highly successful entrepreneurs from a variety of industries, and prominent leaders in social, civic and community activities.

     As Oklahoma's largest home-owned and operated bank, we will continue our mission to fuel the growth of our state's economy and improve the economic well-being of our citizens.

     As always. We welcome your comments and your suggestions.

George B. Kaiser         Stanley A. Lybarger      Wayne D. Stone
Chairman of the Board    President and Chief      President,
                         Executive Officer        Oklahoma City



Personal Note from George Kaiser


     Soon after my initial involvement in the management of Bank of Oklahoma, I determined that our President, Stan Lybarger, was eminently qualified to serve as CEO. He has the combination of strategic vision and "nuts and bolts" attention to detail that have allowed us to improve our market position and profitability over the past five years. Accordingly, during 1995, the Board of Directors asked Stan to assume the role of CEO as of January 1, 1996. As Board Chairman, I will continue to be actively involved in the Company, working with the Board and Stan in developing and applying our business strategies.

Table 1  Consolidated Selected Financial Data
         (Dollars In Thousands Except Share Data)

                                                                              BOK FINANCIAL                                 BOk
                                                   -------------------------------------------------------------------- ------------

                                                                                                           Inception    Jan.1-June 6


                                                      1995            1994        1993/2/      1992/2/      through         1991
                                                                                                           1991/1/,/2/
                                                   -------------------------------------------------------------------- ------------

SELECTED FINANCIAL DATA
 For the year:
   Interest revenue                                $  275,441     $  223,058    $  181,354  $  155,745      $  106,121    $ 56,652
   Interest expense                                   160,177        104,055        74,586      67,003          57,439      34,358
   Net interest revenue                               115,264        119,003       106,768      88,742          48,682      22,294
   Provision for loan losses                              231            195         3,376       5,555           4,005       1,500
   Income before extraordinary item and cumulative
    effect of change in accounting principle           49,205         45,065        37,902      29,786          11,494       2,870
   Net income                                          49,205         45,065        39,472      29,786          11,494       4,391
 Period-end:
   Loans, net of reserve                            2,156,081      1,805,782     1,641,294   1,445,144       1,207,759
   Assets                                           4,221,918      3,898,276     3,129,041   2,965,331       2,372,360
   Deposits                                         2,937,709      2,629,574     2,610,927   2,588,570       2,054,172
   Subordinated debenture                                   -         23,000        23,000      23,000               -
   Shareholders' equity                               301,565        236,902       213,943     163,636         127,886
   Nonperforming assets                                42,066         31,881        23,452      37,600          49,866

PROFITABILITY STATISTICS
 Per share (based on average equivalent shares):
   Primary earnings:
    Income before cumulative effect of change in
      accounting for income taxes                  $     2.33     $     2.12    $     1.80  $     1.51      $      .99
    Net income                                           2.33           2.12          1.88        1.51             .99
   Fully diluted earnings:
    Income before cumulative effect of change in
      accounting for income taxes                        2.12           1.93          1.63        1.33             .88
    Net income                                           2.12           1.93          1.70        1.33             .88
 Percentages (based on daily averages):
   Return on average assets/4/                           1.22%          1.27%         1.27%       1.29%            .86%
   Return on average shareholders' equity/4/            18.07          19.92         20.07       20.76           15.82
   Average shareholders' equity to average assets        6.77           6.37          6.31        6.21            5.41

COMMON STOCK PERFORMANCE AND EXISTING SHAREHOLDER STATISTICS
 Per Share:
   Book value:
   Common shareholders' equity                     $    14.02     $    10.93    $     9.60  $     7.36      $     5.67
   Market price: December 31 Bid                        19.50          20.00         24.75       21.50           13.00
   Market range  -  High bid                            23.50          25.00         25.50       21.50           18.75
                 -  Low bid                             18.50          19.00         17.50        8.00            6.25
 Other statistics:
   Common shareholders at December 31                   1,676          1,748         1,924       2,077           1,919

SELECTED BALANCE SHEET STATISTICS
 Period-end:
   Tier 1 capital ratio                                  9.91%          9.14%         9.07%       8.14%           8.02%
   Total capital ratio                                  11.17          11.19         11.49       10.73            9.46
   Leverage ratio                                        6.55           5.64          5.76        5.84            5.33
   Reserve for loan losses to nonperforming loans       99.02         137.76        233.92      132.76          107.76
   Reserve for loan losses to loans/3/                   1.80           2.12          2.50        2.50            3.23

MISCELLANEOUS (AT DECEMBER  31)
 Number of employees (FTE)                              1,842          1,801         1,741       1,557           1,426
 Number of banking locations                               66             63            55          54              34
 Number of TransFund locations                            549            520           614         495             465
 Mortgage loan servicing portfolio                 $5,363,175     $5,080,859    $3,483,993  $2,125,071      $1,916,981
------------------------------------------------------------------------------------------------------------------------------------


/1/ Includes the accounts of BOk for seven months since its acquisition by BOK Financial.
/2/  Restated for poolings-of-interests which occurred in 1994 and 1993.
/3/ Excludes residential mortgage loans held for sale which are carried at the lower of aggregate cost or market value.
/4/ Excludes the cumulative effect of change in accounting for income taxes in 1993.

Management's Assessment of
Operations and Financial Condition


         BOK Financial Corporation ("BOK Financial") is a bank holding company which offers full service banking in Oklahoma and Northwest
     Arkansas and trust services in North Texas. BOK Financial's principal subsidiaries are Bank of Oklahoma, N.A. ("BOk") and Citizens Bank
                    of Northwest Arkansas, N.A. ("CBNWA").

Statement of Earnings Analysis

Summary of Performance

     BOK Financial recorded net income of $49.2 million for 1995 compared to $45.1 million for 1994. Fully diluted earnings per common share were $2.12 for 1995 and $1.93 for 1994. Returns on average assets and average equity were 1.22% and 18.07%, respectively, for 1995 compared to 1.27% and 19.92%, respectively, for 1994.

     The increase in net income for 1995 was due to a $16.8 million increase in other operating revenue, partially offset by a $8.7 million increase in operating expenses. Additionally, net interest revenue decreased $3.7 million from 1994.

     Net income for the fourth quarter of 1995 was $12.7 million or $0.54 per fully diluted common share compared to $11.7 million or $0.50 per fully diluted common share for the same quarter in 1994. The primary sources of increased quarterly earnings are consistent with the full year: increased other operating revenue partially offset by increased operating expenses and decreased net interest revenue.

     BOK Financial's net income for 1993 was $39.5 million. In 1993, returns on average assets and average equity were 1.27% and 20.07%, respectively, and fully diluted earnings per share were $1.63, excluding the cumulative effect of a change in accounting for income taxes.

Net Interest Revenue

     Net interest revenue, on a tax-equivalent basis, totaled $122.3 million in 1995 compared to $125.1 million in 1994. This reduction in net interest revenue was due to a decreased net interest margin partially offset by increased average earning assets. Increased market interest rates, which affect BOK Financial's interest expense more quickly than its interest revenue, caused a $14.6 million decrease in 1995's net interest revenue. Average earning assets increased $426 million, with loans having increased $294 million and securities having increased $159 million. This increase in earning assets was funded principally by $302 million increase in borrowed funds. The net effect of this increase in average earning assets was additional net interest revenue of $11.8 million. The effects of the changes in principal volumes and interest rates on net interest revenue by asset and liability type are presented in Table 2 on the following page.

Table 2 Volume/Rate Analysis
        (In Thousands)                                                   1995/1994                           1994/1993
                                                          ----------------------------------------  --------------------------------

                                                                              Change Due To/1/                  Change Due To/1/
                                                                         -------------------------          ------------------------

                                                              Change        Volume     Yield/Rate    Change    Volume    Yield/Rate
                                                          ----------------------------------------  --------------------------------

Tax-equivalent interest
 revenue:
 Securities                                                   $13,663        $ 9,907     $  3,756   $23,157   $22,077      $ 1,080
 Trading securities                                                16            (10)          26       (17)      (39)          22
 Loans                                                         40,637         24,922       15,715    21,330    12,847        8,483
 Funds sold                                                    (1,012)        (1,413)         401       215      (299)         514
------------------------------------------------------------------------------------------------------------------------------------

  Total                                                        53,304         33,406       19,898    44,685    34,586       10,099
------------------------------------------------------------------------------------------------------------------------------------

Interest expense:
 Transaction deposits                                           1,197           (151)       1,348       831     1,023         (192)
 Money market deposits                                          2,017         (1,485)       3,502       (20)     (663)         643
 Savings deposits                                                (565)          (383)        (182)      287       247           40
 Time deposits                                                 23,949          7,809       16,140     4,799       382        4,417
 Borrowed funds                                                30,552         16,842       13,710    23,572    17,591        5,981
 Subordinated debenture                                        (1,028)        (1,038)          10         -         -            -
------------------------------------------------------------------------------------------------------------------------------------

  Total                                                        56,122         21,594       34,528    29,469    18,580       10,889
------------------------------------------------------------------------------------------------------------------------------------

Tax-equivalent net interest revenue                            (2,818)       $11,812     $(14,630)   15,216   $16,006      $  (790)
Change in tax-equivalent adjustment                              (921)                                2,981
------------------------------------------------------------------------------------------------------------------------------------

Net interest revenue                                          $(3,739)                              $12,235
------------------------------------------------------------------------------------------------------------------------------------

                                                                 4th Qtr 1995/4th Qtr 1994
                                                          -------------------------------------------
                                                                                Change Due To/1/
                                                                          ---------------------------
                                                             Change          Volume     Yield/Rate
                                                          -------------------------------------------
Tax-equivalent interest
 revenue:
 Securities                                                  $   161         $   263     $   (102)
 Trading securities                                               35               2           33
 Loans                                                         8,983           6,920        2,063
 Funds sold                                                        9              (4)          13
-----------------------------------------------------------------------------------------------------
  Total                                                        9,188           7,181        2,007
-----------------------------------------------------------------------------------------------------
Interest expense:
 Transaction deposits                                             87            (103)         190
 Money market deposits                                           608            (173)         781
 Savings deposits                                               (288)           (190)         (98)
 Time deposits                                                 6,463           3,383        3,080
 Borrowed funds                                                2,683           1,621        1,062
 Subordinated debenture                                         (346)           (346)           -
-----------------------------------------------------------------------------------------------------
  Total                                                        9,207           4,192        5,015
-----------------------------------------------------------------------------------------------------
Tax-equivalent net interest revenue                              (19)        $ 2,989     $ (3,008)
Change in tax-equivalent adjustment                               17
-----------------------------------------------------------------------------------------------------
Net interest revenue                                         $    (2)
-----------------------------------------------------------------------------------------------------

/1/ Changes attributable to both volume and yield/rate are allocated to both volume and yield/rate on an equal basis.

     Net interest margin, the ratio of net interest revenue to average earning assets, decreased from 3.94% in 1994 to 3.39% in 1995. This decrease was due primarily to the repricing of interest-bearing liabilities, deposits and borrowed funds, to higher rates which prevailed throughout 1995. BOK Financial's interest-bearing liabilities react to changes in interest rates more quickly than its earning assets. In periods of rising interest rates, net interest margin and ultimately net interest revenue may decline. Periods of falling interest rates may have the opposite effect. Management employs various strategies to control this interest rate risk. These strategies are discussed more fully in the subsequent section "Interest Rate Sensitivity and Liquidity".

     Tax equivalent net interest revenue for the fourth quarter of 1995 was $31.2 million, unchanged from the fourth quarter of 1994. The increase in interest revenue, due to increased average earning assets, was offset by an increase in interest expense due to higher interest rates paid on average interest-bearing liabilities.

     Net interest revenue on a tax-equivalent basis for 1994 increased $15.2 million from 1993's total of $109.9 million. This increase was due to a $517 million increase in average earning assets. During 1994, management initiated a strategy to more fully utilize BOK Financial's capital by borrowing funds to purchase securities.

Other Operating Revenue

     Other operating revenue, which consists primarily of fee income on products and services, increased $12.5 million or 16.4%, excluding securities gains and losses and a $1.2 million gain on the sale of one branch in 1995.

     Service fees on deposits were $21.2 million for 1995, a $454 thousand or 2.2% increase over 1994. Competitive pressures have restricted the ability to increase these fees. However, fees generated by the TransFund ATM network and bankcards increased $986 thousand or 16.3% and $708 thousand or 29.1%, respectively, due to a higher volume of activity in 1995.

     Other operating revenue for the fourth quarter of 1995 was $24.0 million compared to $20.1 million in 1994. The increase was due primarily to an increase in mortgage banking revenue and trust fees.

Table 3  Other Operating Revenue
         (In Thousands)                                                 BOK FINANCIAL                                     BOk
                                                     -----------------------------------------------------------  ---------------
                                                                                                   Inception       Jan.1-June 6
                                                          1995       1994      1993   1992/2/   through 1991/1/         1991
                                                     -----------------------------------------------------------  ---------------
Brokerage and trading revenue                             $ 6,046  $ 5,517   $ 7,107  $ 3,827      $ 1,171             $   415
TransFund network revenue                                   7,025    6,039     5,811    5,163        2,963               2,025
Securities gains (losses), net                              1,174   (1,868)    1,896      136          685                 114
Trust fees and commissions                                 19,363   17,117    16,824   15,007        7,672               5,896
Service charges and fees on deposit accounts               21,152   20,698    20,825   17,704        9,467               4,984
Mortgage banking revenue                                   20,336   15,868    12,564   11,895        6,458               1,728
Other revenue                                              16,050   10,993    11,583    9,511        5,794               3,226
---------------------------------------------------------------------------------------------------------------------------------
 Total                                                    $91,146  $74,364   $76,610  $63,243      $34,210             $18,388
---------------------------------------------------------------------------------------------------------------------------------

/1/ Includes the accounts of BOk for seven months since its acquisition by BOK Financial.

     Other operating revenue totaled $74.4 million in 1994 compared to $76.6 million in 1993. Excluding gains and losses on securities transactions, other operating revenue increased $1.5 million or 2.0% due primarily to increased mortgage banking revenue, partially offset by lower brokerage and trading revenue. The increase in mortgage banking revenue was due to increased loan servicing while the decrease in brokerage and trading revenue was due to concerns over interest rates and higher loan demand among the traditional users of these products limiting activities during 1994.

     Other operating revenue includes fees, commissions and certain net marketing gains and losses from trust and mortgage banking activities. While trust and mortgage banking activities are integral parts of BOK Financial's industry segment, commercial banking, their revenue and expenses are attributable primarily to off-balance-sheet assets. The effects of trust and mortgage banking activities on BOK Financial's operations are discussed below.

Trust

     BOK Financial provides a wide range of trust services through its subsidiaries, BancOklahoma Trust Company in Oklahoma and Alliance Trust Company, N.A. in Texas. At December 31, 1995, trust assets with an aggregate market value of approximately $7.6 billion were subject to various fiduciary arrangements, compared to $6.0 billion at December 31, 1994. Approximately $1.0 billion of this increase was due to new business, while the remainder was due primarily to market value increases.

     A summary of both direct and internally allocated revenues and expenses from trust operations are (in thousands):

                             1995     1994     1993
                          -----------------------------
Total revenue               $21,723  $18,609  $18,044
Personnel expense             8,930    7,936    7,666
Other expense                 5,325    4,332    4,993
-------------------------------------------------------
Total expense                14,255   12,268   12,659
-------------------------------------------------------
Operating profit            $ 7,468  $ 6,341  $ 5,385
-------------------------------------------------------

Mortgage Banking Activities

     BOK Financial engages in mortgage banking activities through its subsidiary, BancOklahoma Mortgage Corp. ("BOMC"). These activities include the origination, marketing and servicing of mortgage loans. Notes 1 and 7 to the Consolidated Financial Statements provide additional information regarding mortgage banking activities.

     Origination and marketing activities included net losses of $1.5 million in 1995 compared to net losses of $2.4 million in 1994. The decrease in net losses is primarily due to the adoption of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("FAS 122"). FAS 122 requires that the fair value of servicing rights related to loans originated for sale in the secondary market be capitalized as a separate asset. Previously, only purchased mortgage loan servicing rights could be capitalized. Excluding the effect of FAS 122, net losses on originating and marketing activities increased due to continued competitive pressures on loan pricing and fees. Total mortgage loan production for 1995 was $533 million compared to $517 million in 1994.

     Commitments to originate mortgage loans subject BOK Financial to both credit risk and interest rate risk. Credit risk is managed through underwriting policies and procedures, and interest rate risk is partially hedged through forward sales contracts.

     Consolidated mortgage loan servicing revenue for 1995 was $21.9 million, a $3.6 million or 20.0% increase over 1994. This increase was the result of a full year's fees on servicing rights purchased during 1994. BOMC owned the rights to service mortgage loans totaling $5.4 billion at December 31, 1995, including $253 million serviced for BOk, compared to $5.1 billion at December 31, 1994.

     In addition to the capitalization of servicing rights on originated mortgage loans, FAS 122 requires that a valuation allowance be provided for the difference between the amortized historical cost and fair value of all capitalized mortgage servicing rights stratified by predominant risk characteristics. BOK Financial's policy prior to the adoption of FAS 122 was to directly write down capitalized mortgage loan servicing rights whenever the undiscounted amount of net cash flows was less than the total amortized historical cost on a portfolio basis. The adoption of FAS 122 will result in more volatile earnings as the fair value of mortgage servicing rights react to changes in interest rates.

     A summary of both direct and internally allocated revenue and expenses from mortgage banking activities are (in thousands):

                                           1995     1994       1993
                                        -------------------------------
Servicing revenue                         $21,452  $17,473    $10,442
Origination and secondary marketing
   revenue, net                             1,251      863      6,777
Other revenue                               2,813    2,369      2,399
-----------------------------------------------------------------------
Total revenue                              25,516   20,705     19,618
-----------------------------------------------------------------------
Personnel expense                           4,148    3,498      3,085
Amortization of mortgage servicing
   rights                                   8,667    7,468      5,755
Other expense                              11,184    8,929/1/   6,099
-----------------------------------------------------------------------
Total expense                              23,999   19,895     14,939
-----------------------------------------------------------------------
Operating profit                          $ 1,517  $   810    $ 4,679
-----------------------------------------------------------------------

/1/ Excludes charges of $5.2 million for losses on certain purchased mortgage loans. See Other Operating Expense discussion.


Other Operating Expense

     Other operating expense totaled $142.2 million for 1995 compared to $133.5 million for 1994, an increase of $8.7 million or 6.5%. Operating expense for 1994 included a $5.2 million loss on certain mortgage loans purchased from Lenders Mortgage Services, Inc. ("Lenders"). Excluding this loss and net gains on sales of repossessed assets, operating expenses increased $12.5 million or 9.4%.

     Personnel expense increased $4.2 million or 6.6% compared to 1994 due to higher compensation costs. Approximately $747 thousand of this increase was due to personnel expense at banks purchased in 1994 and $704 thousand was due to higher incentive compensation which varies with revenue produced. The remainder of the increase was primarily due to additional staffing in support of expanded products and services.

     Net occupancy, equipment and data processing expense for 1995 increased $3.7 million or 15.7% compared to 1994. Data processing expenses increased $1.8 million due to a higher volume of transactions processed while occupancy and equipment expenses increased due to a full year's expenses on 1994 acquisitions and a full year's depreciation on investments in upgraded technology.

     Mortgage banking costs increased $1.8 million or 16.4% compared to 1994 due primarily to a $1.1 million increase in the amortization of capitalized mortgage servicing rights. Additionally, expenses related to the servicing of government guaranteed loans increased $863 thousand.

     FDIC and other insurance decreased $2.0 million or 31.0% compared to 1994 due to a lowering of premiums on deposit insurance from 23 basis points (.23% of deposits) in 1994 to 3 basis points in mid-1995. These premiums are applicable to deposits insured by the FDIC's Bank Insurance Fund. At December 31, 1995, BOKF had deposits totaling $739 million which are insured by the FDIC's Savings Association Insurance Fund ("SAIF"). These deposits represent earlier acquisitions of thrift deposits. Premiums on SAIF insured deposits remained at 23 basis points for 1995. Legislation is pending in Congress which will require banks and savings associations to pay a one-time assessment on all SAIF-insured deposits. Estimates of the cost of this assessment range from 66 basis points to 90 basis points. The ultimate amount and timing of this assessment is subject to the Federal budget reconciliation process. Management will accrue for any resulting assessment once it becomes reasonably estimable.

Table 4  Other Operating Expense
         (In Thousands)

                                                                       BOK FINANCIAL                                       BOk
                           ----------------------------------------------------------------------------------------  ---------------

                                                                                                      Inception        Jan.1-June 6
                                                  1995        1994           1993        1992      through 1991/1/        1991
                           ----------------------------------------------------------------------------------------  ---------------

Personnel expense                               $ 67,298     $ 63,111      $ 60,891    $ 51,053        $28,865           $16,099
Business promotion                                 6,039        6,213         5,535       3,584          2,596             1,152
Professional fees and services                     5,898        4,664         5,385       3,657          3,166             2,009
Net occupancy, equipment and data
    processing expense                            27,324       23,619        25,161      19,248         11,728             7,081
FDIC and other insurance                           4,406        6,386         6,171       5,313          3,060             1,926
Printing, postage and supplies                     6,340        5,415         4,876       4,678          2,904             1,398
Net (gains) losses and operating expenses on
    repossessed assets                            (3,098)      (4,575)       (2,792)       (125)         1,512             1,418
Amortization of intangible assets                  5,992        5,597         4,133       2,840            544               218
Mortgage banking costs                            12,529       10,764         7,590       6,142          2,058               719
Other expense                                      9,478       12,281         8,911       8,892          4,822             2,664
------------------------------------------------------------------------------------------------------------------------------------

      Total                                     $142,206     $133,475      $125,861    $105,282        $61,255           $34,684

------------------------------------------------------------------------------------------------------------------------------------


/1/ Includes the accounts of BOk for seven months since its acquisition by BOK Financial.

     Other operating expense for the fourth quarter of 1995 totaled $36.9 million, compared to $35.0 million in the fourth quarter of 1994. This increase is due to the same factors which caused the full year increase in other operating expenses, higher personnel and occupancy, equipment and data processing expenses, partially offset by lower FDIC insurance expense.

     The efficiency ratio, the ratio of other operating expenses, including net gains on real estate sales, to tax-equivalent net interest revenue and other operating revenue, excluding securities gains and losses, increased to 68.5% during 1995 compared to 66.0% in 1994. This increase reflects the decline in net interest revenue during 1995 and the growth in operating expenses in support of new or expanded operating revenue sources. Management expects the efficiency ratio to improve in 1996 due to improvements in both net interest revenue and other operating revenue and due to containment of the increase in operating expenses.

     Other operating expenses for 1994 increased $7.6 million from 1993 due primarily to a $5.2 million loss on the lenders mortgage loans and higher costs associated with 1994 and 1993 acquisitions of other financial institutions and mortgage loan servicing rights.

Income Taxes

     Income tax expense was $14.8 million, $14.6 million and $16.2 million for 1995, 1994 and 1993, respectively, representing 23%, 25% and 30%, respectively, of estimated book taxable income. Tax expense currently payable totaled $17.0 million in 1995, compared to $13.7 million in 1994 and $13.1 million in 1993. The difference between tax expense currently payable and total tax expense represents taxes which may not be paid until future periods. The decrease in income tax expense as a percent of estimated book taxable income reflects the recognition of certain deferred tax assets which previously had been limited. Management expects to recognize additional deferred tax assets in 1996 as limitations expire. See Note 10 to the Consolidated Financial Statements for a detailed discussion.

Table 5    Selected Quarterly Financial Data
           (In Thousands Except Per Share Data)                    FOURTH      THIRD       SECOND      FIRST
                                                              -------------------------------------------------
                                                                                     1995
                                                              -------------------------------------------------
Interest revenue                                                  $70,579    $69,686      $69,228   $ 65,948
Interest expense                                                   41,132     40,631       40,869     37,545
---------------------------------------------------------------------------------------------------------------
Net interest revenue                                               29,447     29,055       28,359     28,403
Provision for loan losses                                             176         15           40          -
---------------------------------------------------------------------------------------------------------------
Net interest revenue after provision                               29,271     29,040       28,319     28,403
 for loan losses
Other operating revenue                                            23,951     22,237       21,631     22,153
Securities gains, net                                                   -        948          226          -
Other operating expense                                            36,852     35,682       34,567     35,105
---------------------------------------------------------------------------------------------------------------
Income before taxes                                                16,370     16,543       15,609     15,451
Income taxes                                                        3,707      4,050        3,527      3,484
---------------------------------------------------------------------------------------------------------------
Net income                                                        $12,663    $12,493      $12,082   $ 11,967
---------------------------------------------------------------------------------------------------------------
Earnings Per Share:
 Primary                                                             $.60       $.59         $.57       $.57
---------------------------------------------------------------------------------------------------------------
 Fully Diluted                                                        .54        .54          .52        .52
---------------------------------------------------------------------------------------------------------------
Average Shares:
 Primary                                                           20,506     20,523       20,489     20,471
---------------------------------------------------------------------------------------------------------------
 Fully Diluted                                                     23,237     23,255       23,228     23,205
---------------------------------------------------------------------------------------------------------------

                                                                                     1994
                                                              -------------------------------------------------

Interest revenue                                                  $61,374    $56,785      $54,516   $ 50,383
Interest expense                                                   31,925     26,933       24,494     20,703
---------------------------------------------------------------------------------------------------------------
Net interest revenue                                               29,449     29,852       30,022     29,680
Provision for loan losses                                             135          -           35         25
---------------------------------------------------------------------------------------------------------------
Net interest revenue after provision                               29,314     29,852       29,987     29,655
 for loan losses
Other operating revenue                                            20,072     18,952       17,767     19,441
Securities gains (losses), net                                          -       (104)      (1,766)         2
Other operating expense                                            35,022     33,218       30,630     34,605
---------------------------------------------------------------------------------------------------------------
Income before taxes                                                14,364     15,482       15,358     14,493
Income taxes                                                        2,626      4,092        4,079      3,835
---------------------------------------------------------------------------------------------------------------
Net income                                                        $11,738    $11,390      $11,279    $10,658
---------------------------------------------------------------------------------------------------------------
Earnings Per Share:
 Primary                                                             $.55       $.54         $.53       $.50
---------------------------------------------------------------------------------------------------------------
 Fully Diluted                                                        .50        .49          .48        .46
---------------------------------------------------------------------------------------------------------------
Average Shares:
 Primary                                                           20,506     20,519       20,507     20,531
---------------------------------------------------------------------------------------------------------------
 Fully Diluted                                                     23,238     23,244       23,239     23,263
---------------------------------------------------------------------------------------------------------------

                           BOK FINANCIAL CORPORATION


Balance Sheet Analysis

Securities Portfolio

     Securities are identified as either investment or available for sale based upon various factors, including asset/liability management strategies, liquidity and profitability objectives, and regulatory requirements. Investment securities are carried at cost, adjusted for amortization of premiums or accretion of discounts. Amortization or accretion of mortgage-backed securities is periodically adjusted for estimated prepayments. Available for sale securities are those which may be sold prior to maturity based upon asset/liability management decisions. Securities identified as available for sale are carried at fair value. Unrealized gains or losses, less applicable deferred taxes, are recorded in Shareholders' Equity.

     Table 6 presents the book values and fair values of BOK financial's securities portfolio at December 31, 1995, 1994 and 1993. Additional information regarding the securities portfolio is presented in Note 4 to the Consolidated Financial Statements.

     The amortized cost of BOK Financial's total securities portfolio decreased $66 million during 1995. Increased loan demand and inadequate spreads between securities and funding sources with similar maturities precluded any significant additional securities investments. The interest rate environment which caused the previously discussed decrease in net interest revenue also caused the aggregate unrealized loss in BOK Financial's securities portfolio to decrease by $97 million.

     Effective December 20, 1995, BOK Financial adopted the provisions of a Financial Accounting Standards Board special report on Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"), which affects the securities portfolio. This report permitted a one-time reclassification of securities. BOK Financial reclassified $789 million of mortgage-backed and municipal securities to available for sale in response to the more restrictive interpretations of FAS 115 included in this special report.

     Net gains on securities sales during 1995 were primarily the result of transactions in equity securities of another financial institution. These transactions were designed to take advantage of increased activity in this market segment.

Table 6   Securities
          (In Thousands)                                         DECEMBER 31,
                                                1995                 1994                 1993
                                     ---------------------------------------------------------------------
                                          BOOK         FAIR      Book       Fair      Book       Fair
                                         VALUE        VALUE      Value     Value      Value     Value
                                     ---------------------------------------------------------------------
Investment:
 U.S. Treasury                         $      716  $      721   $  1,224  $  1,211   $ 10,898  $ 11,110
 Municipal and other tax-exempt            95,907      97,628    244,411   231,338    151,749   152,635
 Mortgage-backed securities:
  U.S. agencies                            78,832      79,777    694,086   637,586    308,338   309,668
  Other                                         -           -      9,825     9,625     26,891    26,672
----------------------------------------------------------------------------------------------------------
 Total mortgage-backed securities          78,832      79,777    703,911   647,211    335,229   336,340
----------------------------------------------------------------------------------------------------------
 Other debt securities                      3,666       3,660      7,781     7,451      9,752     9,815
 Equity securities and mutual funds             -           -          -         -         12        12
----------------------------------------------------------------------------------------------------------
  Total                                $  179,121  $  181,786   $957,327  $887,211   $507,640  $509,912
----------------------------------------------------------------------------------------------------------

                                       AMORTIZED       FAIR    Amortized    Fair    Amortized    Fair
                                          COST        VALUE      Cost      Value      Cost      Value
                                     ---------------------------------------------------------------------
Available for sale:
 U.S. Treasury                         $  221,201  $  222,478   $261,544  $255,347   $236,526  $239,452
 Municipal and other tax-exempt           165,709     166,855          -         -      5,609     5,959
 Mortgage-backed securities:
   U.S. agencies                          941,020     934,433    374,078   352,169    179,366   179,678
   Other                                    8,154       8,011          -         -          -         -
----------------------------------------------------------------------------------------------------------
 Total mortgage-backed securities         949,174     942,444    374,078   352,169    179,366   179,678
----------------------------------------------------------------------------------------------------------
 Other debt securities                        250          98          -         -          -         -
 Equity securities and mutual funds        34,145      34,786     22,726    22,726     16,306    16,306
----------------------------------------------------------------------------------------------------------
   Total                               $1,370,479  $1,366,661   $658,348  $630,242   $437,807  $441,395
----------------------------------------------------------------------------------------------------------

Loans

     During 1995, loans increased $350 million or 19%, continuing an upward trend in loan volumes which began in the second quarter of 1991. This increase was the result of continued strength in the Oklahoma economy and management's efforts to capitalize on this strength. Commercial real estate loans increased $128 million or 27%, and commercial loans increased $115 million or 15%.

     The composition of the loan portfolio remained relatively constant during 1995 as the year's growth was distributed across most segments of the portfolio. Commercial loans totaled $861 million or 39% of the portfolio, compared to 40% in 1994. Commercial real estate loans totaled $599 million or 27% at December 31, 1995.

     Substantially all of the commercial and consumer loans, and approximately 74% of the residential mortgage loans (excluding loans held for sale), are to businesses and individuals in Oklahoma or Northwest Arkansas. This geographic concentration subjects the loan portfolio to the general economic conditions within this area. Notable segments within the commercial loan portfolio are presented in Table 7. Commercial real estate loans are secured primarily by properties located in the Tulsa or Oklahoma City, Oklahoma metropolitan areas. The major portions of these properties are multifamily residences, $139 million; retail facilities, $65 million; office buildings, $43 million; hotels, $41 million; and medical/nursing facilities, $39 million.

Table 7   LOANS
          (In Thousands)                                                     DECEMBER 31,
                                               ----------------------------------------------------------------------
                                                    1995          1994          1993          1992          1991
                                               ----------------------------------------------------------------------
Commercial:
 Energy                                         $  159,887    $  162,767    $  161,273    $  137,619    $  103,679
 Manufacturing                                     136,701       106,104        99,464        89,015        55,870
 Wholesale/retail                                  143,941        95,021        81,207        88,537        84,037
 Agriculture                                        86,733        82,527        69,315        61,186        62,204
 Loans for purchasing or carrying                    7,963         9,718        13,249        27,975        24,753
  securities
 Other commercial and industrial                   325,839       289,929       268,028       276,672       254,330
Commercial real estate:
 Construction and land development                 148,217       106,692        93,310        81,022       107,016
 Other real estate loans                           450,385       363,600       293,122       292,768       228,116
Residential mortgage:
 Secured by 1-4 family residential                 436,816       373,389       254,505       213,201       168,151
  properties
 Residential mortgages held for sale                72,412        40,909       189,786        78,970        60,438
Consumer                                           225,474       213,397       155,296       133,279        97,516
---------------------------------------------------------------------------------------------------------------------
   Total                                        $2,194,368    $1,844,053    $1,678,555    $1,480,244    $1,246,110
---------------------------------------------------------------------------------------------------------------------

                           BOK FINANCIAL CORPORATION

     BOK Financial monitors loan performance on a portfolio and individual loan basis. Nonperforming loans are reviewed at least quarterly and are discussed subsequently under the caption "Nonperforming Assets". The loan review process involves evaluating the creditworthiness of customers and their ability, based upon current and anticipated economic conditions, to meet future principal and interest payments. Loans may be identified which possess more than the normal amount of risk due to deterioration in the financial condition of the borrower or the value of the collateral. Because the borrowers are performing in accordance with the original terms of the loan agreements and no loss of principal or interest is anticipated, such loans are not included in the nonperforming assets totals. These loans are assigned to various risk categories in order to focus management's attention on the loans with higher risk of loss. At December 31, 1995, loans totaling $42 million were assigned to the substandard risk category, and loans totaling $40 million were assigned to the special mention category. These are compared to $36 million and $55 million, respectively, at December 31, 1994.

Table 8   Loan Maturity and Interest Rate
       Sensitivity on December 31, 1995
          (In Thousands)                                              Remaining Maturities of Selected Loans
                                                                    --------------------------------------------
                                                         Total        Within 1 Year    1-5 Years    After 5 Years
                                                    -----------------------------------------------------------------
Loan maturity:
 Commercial                                           $  861,064         $478,581       $332,677       $ 49,806
 Commercial real estate                                  598,602           88,295        371,026        139,281
-----------------------------------------------------------------------------------------------------------------
   Total                                              $1,459,666         $566,876       $703,703       $189,087
-----------------------------------------------------------------------------------------------------------------
 Interest rate sensitivity for selected
  loans with:
   Predetermined interest rates                       $  302,012         $ 51,863       $154,630       $ 95,519
   Floating or adjustable interest rates               1,157,654          515,013        549,073         93,568
-----------------------------------------------------------------------------------------------------------------
       Total                                          $1,459,666         $566,876       $703,703       $189,087
-----------------------------------------------------------------------------------------------------------------

Summary of Loan Loss Experience

     The reserve for loan losses, which is available to absorb losses inherent in the loan portfolio, totaled $38 million at December 31, 1995 and 1994. The reserve was 1.80% and 2.12% of total loans, excluding loans held for sale, at December 31, 1995 and 1994, respectively. Losses on loans held for sale, principally residential mortgage loans accumulated for placement in securitized pools, are charged to earnings through adjustment in carrying value to the lower of cost or market value in accordance with accounting standards applicable to mortgage banking. Table 9 presents statistical information regarding the reserve for loan losses for the past five years.

Table 9   Summary of Loan Loss Experience
          (Dollars In Thousands)                               BOK Financial                            BOk
                                        -------------------------------------------------------------------------------
                                                                                        Inception        January 1 -
                                            1995        1994       1993      1992     through 1991/1/   June 6, 1991
                                        -------------------------------------------------------------------------------
Beginning balance                          $38,271    $37,261    $35,100    $38,351         $ 2,162        $44,003
 Loans charged-off:
   Commercial                                  753      1,112      4,089      6,174           1,218          2,404
   Commercial real estate                      171        227      1,195      4,223           3,245          2,994
   Residential mortgage                        190        553        548        495             427          2,077
   Consumer                                  2,874      1,345        690        639             539            220
-----------------------------------------------------------------------------------------------------------------------
     Total                                   3,988      3,237      6,522     11,531           5,429          7,695
-----------------------------------------------------------------------------------------------------------------------
 Recoveries of loans
  previously charged-off:
   Commercial                                1,579      1,366      2,204        616             563          2,203
   Commercial real estate                      987        972        828        823             271            150
   Residential mortgage                        373        157        151        175              22             67
   Consumer                                    834        602        482        447             304            225
-----------------------------------------------------------------------------------------------------------------------
     Total                                   3,773      3,097      3,665      2,061           1,160          2,645
-----------------------------------------------------------------------------------------------------------------------
 Net loans charged-off                         215        140      2,857      9,470           4,269          5,050
 Provision for loan losses                     231        195      3,376      5,555           4,005          1,500
 Purchase accounting

  adjustment relating to
  change of control of BOk                       -          -          -          -               -        (4,000)
 Additions due to
  acquisitions                                   -        955      1,642        664          36,453             -
-----------------------------------------------------------------------------------------------------------------------
Ending balance                             $38,287    $38,271    $37,261    $35,100         $38,351       $36,453
-----------------------------------------------------------------------------------------------------------------------
Reserve to loans
 outstanding at year-end/2/                   1.80%      2.12%      2.50%      2.50%           3.23%
Net loan losses to average
 loans/3/                                      .01        .01        .18        .71             .86
Provision for loan losses
 to average loans/3/                           .01        .01        .22        .41             .51
Charge-off coverage/3,4/                    229.93X    323.29x     15.00x      3.74x           2.30x
Recoveries to gross
 charge-offs/3/                              94.61%     95.68%     56.19%     17.87%          28.99%
Reserve as a multiple of
 net charge-offs/3/                         178.08X    273.36x     13.04x      3.71x           4.12x
-----------------------------------------------------------------------------------------------------------------------
PROBLEM LOANS
-----------------------------------------------------------------------------------------------------------------------
Loans past due (90 days)                   $ 9,379    $ 7,667    $ 5,482    $ 1,379         $ 1,802
Nonaccrual                                  29,288     20,114      9,124     23,611          31,886
Renegotiated                                     -          -      1,323      1,448           1,901
-----------------------------------------------------------------------------------------------------------------------
   Total                                   $38,667    $27,781    $15,929    $26,438         $35,589
-----------------------------------------------------------------------------------------------------------------------
Foregone interest on
 nonaccrual loans                          $ 2,928    $ 1,392    $ 1,238    $ 2,163         $ 1,797       $ 1,378
-----------------------------------------------------------------------------------------------------------------------

/1/ Includes the accounts of BOk for seven months since its acquisition by BOK Financial.
/2/ Excludes residential mortgage loans held for sale which are carried at the lower of aggregate cost or market value.
/3/ For 1991, combines the Jan. 1 - June 6 period with the June 7 - Dec. 31 period.
/4/  Net income plus provision for loan losses as a multiple of net charge-offs.

                           BOK FINANCIAL CORPORATION


     The adequacy of the reserve for loan losses is assessed by management based upon an evaluation of the current risk characteristics of the loan portfolio including current economic conditions, historical experience, collateral valuation, changes in the composition of the portfolio and other relevant factors. A provision for loan losses is charged against earnings in amounts necessary to maintain the adequacy of the reserve for loan losses. These provisions totaled $0.2 million for 1995 and 1994, and $3.4 million for 1993. Management believes that the reserve for loan losses was adequate for each period presented based upon all relevant factors. It is expected that continued growth in the loan portfolio and moderation of economic activity will require an increase in the reserve for loan losses during 1996.

     Table 10 presents management's allocation of the year-end reserve for loan losses for the past five years. The changes in the various allocations reflect the changing composition of the loan portfolio and the changing economic environment in BOK Financial's market area. In addition to reserves allocated to specific loans or categories of loans, reserves are maintained for other relevant factors such as national and local economic conditions and the nature and volume of the loan portfolio.

Table 10  Loan Loss Reserve Allocation
          (Dollars in Thousands)
                                                                          December 31,
                               -----------------------------------------------------------------------------------------------------

                                         1995            1994                1993                1992                1991
                               -----------------------------------------------------------------------------------------------------

                                             % OF              % of                % of                % of               % of
                                   RESERVE   LOANS  Reserve  Loans/1/  Reserve   Loans/1/  Reserve   Loans/1/  Reserve  Loans/1/
                               -----------------------------------------------------------------------------------------------------

Loan Category:
 Commercial                        $25,646   40.58  $23,633    41.38   $20,344    46.52    $19,784     48.60   $14,277    49.33
 Commercial real estate              3,774   28.21    2,524    26.08     2,755    25.96      5,876     26.68     8,009    28.27
 Residential mortgage                  638   20.59      556    20.71       620    17.09        352     15.21       803    14.18
 Consumer                            2,556   10.62    3,436    11.83     1,795    10.43        892      9.51       354     8.22
 Nonspecific allocation              5,673       -    8,122        -    11,747        -      8,196         -    14,908        -
------------------------------------------------------------------------------------------------------------------------------------

 Total                             $38,287   100.0  $38,271   100.00   $37,261   100.00    $35,100    100.00   $38,351   100.00
------------------------------------------------------------------------------------------------------------------------------------


/1/ Excludes residential mortgage loans held for sale which are carried at the lower of aggregate cost or market value.

Nonperforming Assets

     Nonperforming assets increased to $42 million at December 31, 1995 compared to $32 million at December 31, 1994. The increase is due in part to loans of approximately $3 million to one borrower being classified as nonaccruing. Although this borrower continues to make periodic payments, management has classified these loans as nonaccruing due to the borrower's continued operating losses and uncertain cash flow projections. Additionally, a nonperforming note was purchased during the year for $4 million. Management believes that this note is well secured by real property and other assets and will ultimately result in a recovery. However, this note will be classified as nonaccruing until any recovery is realized.

     Information regarding nonperforming assets is presented in Table 11. Nonperforming loans include nonaccrual loans, loans 90 days or more past due and renegotiated loans. Loans 90 days or more past due at December 31, 1995 included $6.8 million of residential mortgage loans guaranteed by agencies of the U.S. Government. These loans were purchased from various investors to minimize operating costs. The reserve for loan losses as a percent of nonperforming loans decreased to 99% at December 31, 1995, compared to 138% at December 31, 1994 and 234% at December 31, 1993, due to the increase in nonperforming assets previously discussed. See Note 1 to the Consolidated Financial Statements for additional information.

Table 11 Nonperforming Assets
         (Dollars in Thousands)                                DECEMBER 31,
                                        --------------------------------------------------------------
                                           1995        1994        1993        1992        1991
                                        --------------------------------------------------------------
Nonperforming loans
 Nonaccrual loans:
   Commercial                             $14,646     $11,238     $ 2,383     $10,677     $11,822
   Commercial real estate                  10,621       5,273       4,854      10,209      17,595
   Residential mortgage                     2,794       2,916       1,788       2,391       1,956
   Consumer                                 1,227         687          99         334         513
------------------------------------------------------------------------------------------------------
     Total nonaccrual loans                29,288      20,114       9,124      23,611      31,886
 Loans past due (90 days)/1/                9,379       7,667       5,482       1,379       1,802
 Renegotiated loans                             -           -       1,323       1,448       1,901
------------------------------------------------------------------------------------------------------
   Total nonperforming loans               38,667      27,781      15,929      26,438      35,589
------------------------------------------------------------------------------------------------------
Other nonperforming assets:
 Commercial real estate                     3,023       3,245       5,915       8,086      11,903
 Other                                        376         855       1,608       3,076       2,374
------------------------------------------------------------------------------------------------------
   Total other nonperforming assets         3,399       4,100       7,523      11,162      14,277
------------------------------------------------------------------------------------------------------
 Total nonperforming assets               $42,066     $31,881     $23,452     $37,600     $49,866
------------------------------------------------------------------------------------------------------

Ratios:
 Reserve for loan losses to
  nonperforming loans                      99.02%     137.76%     233.92%      132.76%     107.76%
 Nonperforming loans to period-end
  loans/2/                                  1.82        1.54        1.07         1.89        3.00
------------------------------------------------------------------------------------------------------
 /1/  Includes residential mortgages
      guaranteed by agencies of the U.S.
      Government.                        $ 6,754     $ 6,549     $ 3,546            -           -
 /2/  Excludes residential mortgage loans
      held for sale.

                           BOK FINANCIAL CORPORATION


Funding


Deposits

     Deposits represent the primary source of funds which support BOK financial's earning assets. Average deposits for 1995 increased $128 million or 5% from 1994. Year-end deposits increased $308 million or 12% from the previous year-end. This increase in year-end deposits was primarily due to certificates of deposit and public funds of $100 thousand or more which increased $213 million across all maturity ranges. Additionally, smaller denomination certificates of deposits and demand deposit accounts increased $89 million and $28 million, respectively.


Table 12  Maturity of Domestic CDs and Public
          Funds in Amounts of $100,000 or More
          (In Thousands)

                                                        December 31,
                                   --------------------------------------------------------
                                           1995                                  1994
                                   --------------------------------------------------------
Months to maturity:
 3 or less                               $171,763                              $113,436
 Over 3 through 6                         210,495                                96,638
 Over 6 through 12                         56,397                                32,004
 Over 12                                   47,531                                31,173
-------------------------------------------------------------------------------------------
  Total                                  $486,186                              $273,251
-------------------------------------------------------------------------------------------

Borrowings

     Borrowings decreased $50 million during 1995, including the redemption of a $23 million subordinated debenture, and represented 22% of total fundings at December 31, 1995 compared to 26% at December 31, 1994. The decrease in borrowings was offset by growth in deposits and capital. See Note 9 to the Consolidated Financial Statements for additional information.


Capital

     Equity capital of BOK Financial was $302 million and $237 million at December 31, 1995 and 1994, respectively. The $65 million increase resulted primarily from 1995 earnings and a decrease in unrealized losses on available for sale securities.

     Financial institutions are considered to be "well capitalized" pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 if their Leverage, Tier 1 and Total Capital ratios are at least 5%, 6% and 10%, respectively. As shown in Table 13, BOK Financial's capital ratios exceed the regulatory definition of well capitalized. The capital ratios for BOk and CBNWA are substantially the same as BOK Financial's ratios.

     As defined by regulations, Tier 1 capital consists primarily of common shareholders' equity less certain intangible assets. Total capital consists primarily of Tier 1 capital plus preferred stock, subordinated debt and reserves for loan losses, subject to certain limitations.


Table 13  Capital Ratios

                                                          December 31,
                                        --------------------------------------------------------------
                                           1995        1994        1993        1992        1991
                                        --------------------------------------------------------------
Average shareholders' equity to
  average assets                          6.77%       6.37%       6.31%       6.21%       5.41%

Risk-based capital:
  Tier 1 capital                           9.91        9.14        9.07        8.14        8.02
  Total capital                           11.17       11.19       11.49       10.73        9.46
Leverage                                   6.55        5.64        5.76        5.84        5.33
------------------------------------------------------------------------------------------------------

Interest Rate Sensitivity and Liquidity

     BOK Financial's asset/liability management policy addresses several complementary goals: assuring adequate liquidity, maintaining an appropriate balance between interest sensititve assets and liabilities, and maximizing net interest revenue. The responsibility for attaining these goals rests with the Asset/Liability Committee.

     Interest rate sensitivity, the risk associated with changes in interest rates, is of primary importance within the banking industry. Management has established strategies and procedures to protect net interest revenue against significant changes in interest rates. Generally, these strategies are designed to achieve an acceptable level of net interest revenue based upon management's projections of future changes in interest rates. Table 14 presents the interest rate sensitivity of earning assets and interest-bearing liabilities at December 31, 1995. This table indicates that changes in interest rates will have a greater impact on earning assets than on interest-bearing liabilities in the first 30 days after the change, then for the remainder of the year, a greater impact on interest-bearing liabilities than on earning assets. However, assets and liabilities with similar contractual repricing characteristics may not reprice at the same time or to the same degree. As a result, the interest rate sensitivity gap analysis is not necessary the best indicator of the impact of changes in interest rates on net interest revenue.

     Management simulates the potential effect of changes in interest rates through computer modeling which incorporates both the current gap position and the expected magnitude of the repricing of specific types of assets and liabilities. This modeling is performed assuming expected interest rates over the next twelve months based on both a "most likely" rate scenario and a "shock test" rate scenario assuming a 200 basis point increase over the next twelve months. An independent source is used to determine the most likely interest rates for the next year. At December 31, 1995, this modeling indicated that under the most likely interest rate forecast for 1996, anticipated growth in net interest revenue would be limited to 3% for 1995 net interest revenue and under the shock test scenario, net interest revenue would decline 1% to 2%.

     In addition to simulation modeling of the effects of changes in interest rates on BOK Financial's projected net interest revenue, management models the interest rate sensitivity of the securities portfolio. This modeling indicated that the fair value of the available for sale securities portfolio, less deferred income taxes, would decrease by approximately 3.2% for a 200 basis point increase in market interest rates. These simulations are based on numerous assumptions regarding the timing and extent of repricing characteristics. Actual results may differ significantly.

     Investment and available for sale securities totaling approximately $480 million are projected to mature in the next two years, based upon current prepayment assumptions for mortgage-backed securities. Extension testing performed on the securities portfolio indicates that the timing of projected cash flows is not significantly extended by rising interest rates.

     BOK Financial uses interest rate swaps, a form of off-balance-sheet derivative product, in managing its interest rate sensitivity. These swaps are used to more closely match the interest paid on certain long-term, fixed rate certificates of deposit with earning assets. Swaps allow BOK Financial to offer these deposits to its customers without altering the desired repricing characteristics. BOK financial accrues and periodically receives a fixed amount from the counterparties to these swaps and accrues and periodically makes a variable payment to the counterparties. During 1995, income from these swaps exceeded costs by $868 thousand. Credit risk from these swaps is closely monitored and counterparties to these contracts are selected on the basis of their credit worthiness among other factors. Derivative products are not used for speculative purposes. See Note 14 to the Consolidated Financial Statements for additional information.

Table 14  Intereste Rate Sensitivity Analysis
          at December 31, 1995
          (In Thousands)
                                  1-30       31-90          91-365        1-5        Over
                                  Days        Days           Days        Years      5 Years       Total
                              -------------------------------------------------------------------------------
Earning assets:
 Securities                   $  154,879   $  64,672      $ 211,635   $  860,613    $253,983   $1,545,782
 Trading securities                7,777           -              -            -           -        7,777
 Loans, net                    1,336,047      69,427        274,315      323,211     153,081    2,156,081
 Funds sold and resell
  agreements                       8,440           -              -            -           -        8,440
-------------------------------------------------------------------------------------------------------------
Total earning assets           1,507,143     134,099        485,950    1,183,824     407,064    3,718,080
-------------------------------------------------------------------------------------------------------------
Interest-bearing
 liabilities:
 Interest-bearing deposits       380,229     274,563        800,253      830,420       1,110    2,286,575
 Other borrowings                485,594     416,290            546       45,376           -      947,806
-------------------------------------------------------------------------------------------------------------
Total interest-bearing
 liabilities                     865,823     690,853        800,799      875,796       1,110    3,234,381
-------------------------------------------------------------------------------------------------------------
Asset-liability gap              641,320    (556,754)      (314,849)     308,028     405,954      483,699
Interest rate swaps
 (receive fixed)                       -     (45,000)       (40,000)      85,000           -            -
-------------------------------------------------------------------------------------------------------------
Interest rate sensitivity
 gap                          $  641,320   $(601,754)     $(354,849)  $  393,028    $405,954   $  483,699
-------------------------------------------------------------------------------------------------------------
Cumulative interest rate
 sensitivity gap              $  641,320   $  39,566      $(315,283)  $   77,745    $483,699   $        -
-------------------------------------------------------------------------------------------------------------



     The best measure of liquidity is the ability to obtain funds to meet cash requirements. Liquidity is achieved through maturities of earning assets, securities available for sale and loans held for sale. On the liability side, liquidity depends on the availability of deposits and short-term borrowings in both the local and national markets. BOK Financial obtains 70% of its funding through deposits and 7% through equity.

     In addition to funding sources available to its banking subsidiaries, BOK Financial has established a $15 million line of credit with another financial institution.

     Cash provided by operations in 1995 totaled $23 million, or $56 million excluding the increase in mortgage loans held for sale. This compares to cash provided by operations of $206 million, or $59 million excluding the decrease in mortgage loans held for sale in 1994.

     Investing activities used $301 million, primarily for net loan fundings of $358 million. This was partially offset by net securities sales and collections of $65 million.

     Financing activities provided $281 million during 1995. Certificates of deposit provided $318 million which was partially offset by decreases in borrowed funds and the repayment of a subordinated note. This increase in deposits, which reverses a trend begun in 1992, is the result of innovative pricing and internal incentive plans.

Report of Management on Financial Statements

     Management is responsible for the consolidated financial statements which have been prepared in accordance with generally accepted accounting principles. In management's opinion, the consolidated financial statements present fairly the financial conditions, results of operations and cash flows of BOK Financial and its subsidiaries at the dates and for the periods indicated.

     BOK Financial and its subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that transactions are executed in accordance with management's general or specific authorization, and are recorded as necessary to maintain accountability for assets and to permit preparation of financial statements in accordance with generally accepted accounting principles. This system includes written policies and procedures, a corporate code of conduct, an internal audit program and standards for the hiring and training of qualified personnel.

     The Board of Directors of BOK Financial maintains an Audit Committee consisting of outside directors that meet periodically with management and BOK Financial's internal and independent auditors. The Committee considers the audit and non-audit services to be performed by the independent auditors, makes arrangements for the internal and independent audits and recommends BOK Financial's selection of independent auditors. The Committee also reviews the results of the internal and independent audits, considers and approves certain of BOK Financial's accounting principles and practices, and reviews various shareholder reports and other reports and filings.

     Ernst & Young LLP, certified public accountants, have been engaged to audit the consolidated financial statements of BOK Financial and its subsidiaries. Their audit is conducted in accordance with generally accepted auditing standards and their report on BOK Financial's consolidated financial statements is set forth below.



Report of Independent Auditors

     We have audited the accompanying consolidated balance sheets of BOK Financial Corporation and subsidiaries at December 31, 1995 and 1994, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements of BOK Financial Corporation and subsidiaries referred to above present fairly, in all material respects, the consolidated financial position of BOK Financial Corporation at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As described in Note 1, BOK Financial Corporation changed its method of accounting for mortgage servicing rights.

                                                               Ernst & Young LLP
                                                               Tulsa, Oklahoma
                                                               January 29, 1996

                           BOK FINANCIAL CORPORATION



Consolidated Statements of Earnings
(In Thousands Except Share Data)


                                          1995          1994          1993 /1/
                                      -----------------------------------------
INTEREST REVENUE
Loans                                    $179,052   $   138,415   $    117,085
Taxable securities                         83,076        73,157         57,490
Tax-exempt securities                      12,075         9,252          4,743
-------------------------------------------------------------------------------
   Total securities                        95,151        82,409         62,233
-------------------------------------------------------------------------------
Trading securities                            242           226            243
Funds sold and resell agreements              996         2,008          1,793
-------------------------------------------------------------------------------
   Total interest revenue                 275,441       223,058        181,354
-------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                   97,739        71,141         65,244
Borrowed funds                             62,086        31,534          7,962
Subordinated debenture                        352         1,380          1,380
-------------------------------------------------------------------------------
   Total interest expense                 160,177       104,055         74,586
-------------------------------------------------------------------------------
NET INTEREST REVENUE                      115,264       119,003        106,768
PROVISION FOR LOAN LOSSES                     231           195          3,376
-------------------------------------------------------------------------------
NET INTEREST REVENUE AFTER PROVISION
 FOR LOAN LOSSES                          115,033       118,808        103,392
-------------------------------------------------------------------------------
OTHER OPERATING REVENUE
Brokerage and trading revenue               6,046         5,517          7,107
TransFund network revenue                   7,025         6,039          5,811
Securities gains (losses), net              1,174        (1,868)         1,896
Trust fees and commissions                 19,363        17,117         16,824
Service charges and fees on deposit
 accounts                                  21,152        20,698         20,825
Mortgage banking revenue                   20,336        15,868         12,564
Other revenue                              16,050        10,993         11,583
-------------------------------------------------------------------------------
   Total other operating revenue           91,146        74,364         76,610
-------------------------------------------------------------------------------
OTHER OPERATING EXPENSE
Personnel expense                          67,298        63,111         60,891
Business promotion                          6,039         6,213          5,535
Professional fees and services              5,898         4,664          5,385
Net occupancy, equipment and data
 processing expense                        27,324        23,619         25,161
FDIC and other insurance                    4,406         6,386          6,171
Printing, postage and supplies              6,340         5,415          4,876
Net gains and operating expenses on
 repossessed assets                        (3,098)       (4,575)        (2,792)
Amortization on intangible assets           5,992         5,597          4,133
Mortgage banking costs                     12,529        10,764          7,590
Other expense                               9,478        12,281          8,911
-------------------------------------------------------------------------------
   Total other operating expense          142,206       133,475        125,861
-------------------------------------------------------------------------------
INCOME BEFORE TAXES AND CUMULATIVE
EFFECT OF CHANGE IN ACCOUNTING FOR
   INCOME TAXES                            63,973        59,697         54,141
Federal and state income tax               14,768        14,632         16,239
-------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF
   CHANGE IN ACCOUNTING FOR INCOME TAXES   49,205        45,065         37,902
Cumulative effect of change in
 accounting for income taxes                    -             -          1,570
-------------------------------------------------------------------------------
NET INCOME                                $49,205   $    45,065   $     39,472
-------------------------------------------------------------------------------
EARNINGS PER SHARE:
  Primary:
           Income before cumulative
            effect of change in
            accounting for income taxes   $  2.33   $      2.12   $       1.80
           Cumulative effect of change
            in accounting for income
            taxes                               -             -            .08
-------------------------------------------------------------------------------
  Net Income                              $  2.33   $      2.12   $       1.88
-------------------------------------------------------------------------------
  Fully Diluted:
           Income before cumulative
            effect of change in
            accounting for income taxes   $  2.12   $      1.93   $       1.63
           Cumulative effect of change
            in accounting for income
            taxes                               -             -            .07
-------------------------------------------------------------------------------
  Net Income                              $  2.12   $      1.93   $       1.70
-------------------------------------------------------------------------------
AVERAGE SHARES USED IN COMPUTATION:
  Primary                              20,495,250    20,516,246     20,348,173
  Fully Diluted                        23,233,566    23,248,315     23,120,991
-------------------------------------------------------------------------------

/1/  Restated for poolings-of-interest which occurred in 1994 and 1993.

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets
(In Thousands Except Share Data)

                                                December 31,
                                        -----------------------------
                                           1995             1994
                                        -----------------------------
ASSETS
Cash and due from banks                 $  303,499       $  255,594
Funds sold and resell agreements             8,440           53,505
Trading securities                           7,777            2,535
Securities:
  Available for sale                     1,366,661          630,242
  Investment (fair value:
   1995-$181,786; 1994-$887,211)           179,121          957,327
---------------------------------------------------------------------
  Total securities                       1,545,782        1,587,569
---------------------------------------------------------------------
Loans                                    2,194,368        1,844,053
Less reserve for loan losses                38,287           38,271
---------------------------------------------------------------------
  Net loans                              2,156,081        1,805,782
---------------------------------------------------------------------
Premises and equipment, net                 47,673           43,170
Accrued revenue receivable                  41,121           41,402
Excess cost over fair value of net
  assets acquired and core deposit
  premiums (net of accumulated
  amortization: 1995-$21,526;
  1994-$15,533)                             37,134           43,846
Mortgage servicing rights                   50,634           46,681
Real estate and other repossessed
  assets                                     3,399            4,100
Other assets                                20,378           14,092
---------------------------------------------------------------------
  Total assets                          $4,221,918       $3,898,276
---------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing demand deposits     $  651,134       $  622,930
Interest-bearing deposits:
   Transaction                             411,861          403,976
   Money market                            369,344          370,073
   Savings                                 104,726          132,968
   Time                                  1,400,644        1,099,627
---------------------------------------------------------------------
  Total deposits                         2,937,709        2,629,574
---------------------------------------------------------------------
Funds purchased and repurchase
  agreements                               697,497          743,248
Other borrowings                           250,309          231,086
Accrued interest, taxes and expense         25,107           17,256
Other liabilities                            9,731           17,210
Subordinated debenture                           -           23,000
---------------------------------------------------------------------
  Total liabilities                      3,920,353        3,661,374
---------------------------------------------------------------------
Shareholders' equity:
  Preferred stock                               23               13
  Common stock ($.00006 par value;
   2,500,000,000 shares authorized;
   issued and outstanding: 1995 -
   20,415,504; 1994 - 19,734,649)                1                1
  Capital surplus                          157,395          142,718
  Retained earnings                        146,727          111,878
  Unrealized net loss on securities
   available for sale                       (2,427)         (17,423)
  Notes receivable from exercise of
   stock options                              (154)            (285)
---------------------------------------------------------------------
  Total shareholders' equity               301,565          236,902
---------------------------------------------------------------------
  Total liabilities and
   shareholders' equity                 $4,221,918       $3,898,276
---------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                           BOK FINANCIAL CORPORATION



Consolidated Statements of Changes in Shareholders' Equity
(In Thousands)

                                                         -----------------------------------------------------------
                                                               Preferred Stock                   Common Stock
                                                         --------------------------         ------------------------
                                                            Shares         Amount            Shares       Amount
                                                         -----------------------------------------------------------
January 1, 1993\2\                                         250,065         $1,305            18,502       $    1

Net income                                                       -              -                 -            -
Issuance of common stock                                         -              -               344            -
Issuance of common stock to Thrift Plan                          -              -                49            -
Exercise of stock options                                        -              -                 9            -
Payments on stock options notes                                  -              -                 -            -
 receivable
Cash dividends paid on preferred stock                           -              -                 -            -
Dividends paid in shares of common
 stock:
  Preferred stock                                                -              -                52            -
  Common stock                                                   -              -               515            -
Sale of treasury stock                                           -              -                 -            -
Unrealized net gain on securities                                -              -                 -            -
 available for sale
                                                         -----------------------------------------------------------

December 31, 1993\2\                                       250,065          1,305            19,471            1

Net income                                                       -              -                 -            -
Issuance of common stock                                         -              -                 7            -
Issuance of common stock to Thrift Plan                          -              -                17            -
Exercise of stock options                                        -              -                10            -
Payments on stock options notes                                  -              -                 -            -
 receivable
Cash dividends paid on preferred stock                           -              -                 -            -
Dividends paid in shares of common
 stock:
  Preferred stock                                                -              -                65            -
  Common stock                                                   -              -               535            -
Payment to dissenting shareholders                               -              -               (71)           -
Cancellation of treasury stock                                   -              -              (299)           -
Repurchase of preferred stock                                  (65)        (1,292)                -            -
Sale of treasury stock                                           -              -                 -            -
Unrealized net loss on securities                                -              -                 -            -
 available for sale                                      ----------------------------------------------------------

December 31, 1994                                          250,000             13            19,735            1

Net income                                                       -             -                 -             -
Director retainer shares                                         -             -                 8             -
Issuance of common stock to Thrift Plan                          -             -                 3             -
Exercise of stock options                                        -             -                 6             -
Payments on stock options notes                                  -             -                 -             -
 receivable
Issuance of preferred stock                                    102             10                -             -
Dividends paid in shares of common
 stock:
  Preferred stock                                                -              -               70             -
  Common stock                                                   -              -              594             -
Unrealized net gain on securities                                -              -                -             -
 available for sale                                      ----------------------------------------------------------

December 31, 1995                                          250,102         $   23           20,416        $    1
-------------------------------------------------------------------------------------------------------------------

/1/  Notes receivable from exercise of stock options.
/2/  Restated for pooling-of-interests which occurred in 1994 and 1993.

See accompanying notes to consolidated financial statements.

------------------------------------------------------------------------------------------------------------------------
     Capital             Retained                Treasury Stock           Unrealized               Notes
                                           -------------------------
     Surplus             Earnings            Shares         Amount        Gain (Loss)          Receivable\1\      Total
------------------------------------------------------------------------------------------------------------------------------
    $109,654              $ 55,103             309          $(1,733)      $        -            $ (694)           $163,636
                                                 -

           -                39,472               -                -                -                 -              39,472
       6,866                     -               -                -                -                 -               6,866
       1,069                     -               -                -                -                 -               1,069
         196                     -               -                -                -               (39)                157
           -                     -               -                -                -               397                 397
           -                  (128)              -                -                -                 -                (128)

       1,125                (1,125)              -                -                -                 -                   -
      12,618               (12,618)              -                -                -                 -                   -
           -                     -               -                3                -                 -                   3
           -                     -               -                -            2,471                 -               2,471
------------------------------------------------------------------------------------------------------------------------------

     131,528                80,704             309           (1,730)           2,471              (336)            213,943

           -                45,065               -                -                -                 -              45,065
          95                     -               -                -                -                 -                  95
         381                     -               -                -                -               (42)                339
         167                     -               -                -                -                 -                 167
           -                     -               -                -                -                93                  93
           -                  (113)              -                -                -                 -                (113)

       1,500                (1,500)              -                -                -                 -                   -
      12,264               (12,278)              -                -                -                 -                 (14)
      (1,707)                    -               -                -                -                 -              (1,707)
      (1,510)                    -            (299)           1,510                -                 -                   -
           -                     -               -                -                -                 -              (1,292)
           -                     -             (10)             220                -                 -                 220
           -                     -               -                -          (19,894)                -             (19,894)
------------------------------------------------------------------------------------------------------------------------------

     142,718               111,878               -                -          (17,423)             (285)            236,902


           -                49,205               -                -                -                 -              49,205
         157                     -               -                -                -                 -                 157
          70                     -               -                -                -                 -                  70
         104                     -               -                -                -                 -                 104
           -                     -               -                -                -               131                 131
           -                     -               -                -                -                 -                  10

       1,500                (1,500)              -                -                -                 -                   -
      12,846               (12,856)              -                -                -                 -                 (10)
           -                     -               -                -           14,996                 -              14,996
------------------------------------------------------------------------------------------------------------------------------
    $157,395              $146,727               -          $     -       $   (2,427)           $ (154)           $301,565
------------------------------------------------------------------------------------------------------------------------------

                           BOK FINANCIAL CORPORATION
Consolidated Statements of Cash Flows
(In Thousands)

                                                                1995        1994         1993\1\
                                                          -------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                               $  49,205   $  45,065   $    39,472
  Adjustments to reconcile net income
   to net cash provided (used) by
   operating activities:
     Cumulative effect of change in
      accounting for income taxes                                  -           -        (1,570)
     Noncash Thrift Plan contribution                              -         257             -
     Provisions for loan and repossessed
      real estate losses                                         231         195         3,436
     Depreciation and amortization                            19,612      16,931        13,925
     Net amortization of securities
        discounts and premiums                                 1,929       6,848         7,845
     Net gain on sale of assets                               (4,742)       (626)      (11,278)
     Mortgage loans originated for resale                   (519,392)   (514,635)     (779,749)
     Proceeds from sale of mortgage loans
      held for resale                                        486,347     661,146       673,619
     (Increase) decrease in trading
      securities                                              (5,242)        235        (1,807)
     (Increase) decrease in accrued revenue
      receivable                                                 277      (8,895)         (287)
     Increase in other assets                                 (6,099)     (2,875)      (14,368)
     Increase (decrease) in accrued
      interest, taxes and expense                             (1,376)      9,534        (2,676)
     Increase (decrease) in other liabilities                  2,275      (7,249)        1,257
-----------------------------------------------------------------------------------------------------
Net cash provided (used) by operating activities              23,025     205,931       (72,181)
-----------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of available for
   sale securities                                           134,109      82,088       268,433
  Proceeds from maturities of
   investment securities                                      17,242     167,082       686,601
  Proceeds from maturities of available
   for sale securities                                       193,855     155,351       247,674
  Purchases of investment securities                         (29,566)   (606,682)   (1,095,675)
  Purchases of available for sale
   securities                                               (250,320)   (436,644)            -
  Loans originated or acquired net of
   principal collected                                      (357,736)   (275,366)      (85,808)
  Proceeds from sales of assets                               43,426      49,052        47,265
  Purchases of assets                                        (32,900)    (29,158)       (7,294)
  Cash and cash equivalents of
   subsidiaries & branches acquired and
   sold, net                                                 (19,371)    (12,014)       73,435
-----------------------------------------------------------------------------------------------------
Net cash used by investing activities                       (301,261)   (906,291)     (134,631)
-----------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand
   deposits, transaction deposits,
   money market deposits, and savings
   accounts                                                   12,042     (86,295)       (9,250)

  Net increase (decrease) in certificates of deposit         318,100     (22,540)     (109,980)
  Net increase (decrease) in other borrowings                (26,528)    733,450        80,642
  Repayment of subordinated debenture                        (23,000)          -             -
  Issuance of preferred, common and treasury stock, net          331         520         1,207
  Repurchase of preferred stock                                    -      (1,292)            -
  Payments to dissenting shareholders                              -      (1,707)            -
  Dividends on preferred stock                                     -        (113)         (128)
  Payments on notes receivable                                   131          93           397
-----------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities             281,076     622,116       (37,382)
-----------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents           2,840     (78,244)       25,068
-----------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of period             309,099     387,343       362,275
-----------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                 $ 311,939   $ 309,099   $   387,343
-----------------------------------------------------------------------------------------------------

CASH PAID FOR INTEREST                                     $ 157,398   $  98,677   $    79,309
-----------------------------------------------------------------------------------------------------
CASH PAID FOR TAXES                                           10,954       9,609        12,694
-----------------------------------------------------------------------------------------------------
NET LOANS TRANSFERRED TO REPOSSESSED                           2,159         942         3,227
 REAL ESTATE
-----------------------------------------------------------------------------------------------------
NET ASSETS ACQUIRED FOR STOCK                                      -           -         6,866
-----------------------------------------------------------------------------------------------------
PAYMENT OF DIVIDENDS IN COMMON STOCK                          14,346      13,764        13,743
-----------------------------------------------------------------------------------------------------

/1/  Restated for poolings-of-interest which occurred in 1994 and 1993.

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Significant Accounting Policies

BASIS OF PRESENTATION

The Consolidated Financial Statements of BOK Financial Corporation ("BOK Financial") have been prepared in conformity with generally accepted accounting principles, including general practices of the banking industry. The consolidated financial statements include the accounts of BOK Financial and its subsidiaries, principally Bank of Oklahoma, N.A. and its subsidiaries ("BOk") and Citizens Bank of Northwest Arkansas, N.A. Certain prior year amounts have been reclassified to conform to current year classifications.

NATURE OF OPERATIONS

BOK Financial, through its subsidiaries, provides a wide range of financial services to commercial and industrial customers, other financial institutions and consumers throughout Oklahoma, Northwest Arkansas and North Texas. These services include depository and cash management; lending and lease financing; mortgage banking; securities brokerage, trading and underwriting; and personal and corporate trust.

USE OF ESTIMATES

Preparation of BOK Financial's financial statements requires management to make estimates of future economic activities, including interest rates, loan collectibility and prepayments and cash flows from customer accounts. These estimates are based upon current conditions and information available to management. Actual results may differ significantly from these estimates.

ACQUISITIONS

Assets and liabilities acquired by purchase are recorded at fair values on the acquisition dates. Intangible assets are amortized using straight-line and accelerated methods over the estimated benefit periods. These periods range from 7 to 25 years for goodwill and 7 to 10 years for core deposit intangibles. The Consolidated Statements of Earnings include the results of purchases from the dates of acquisition. The financial statements of companies acquired in pooling-of-interests transactions are combined with the Consolidated Financial Statements of BOK Financial at historical cost as if the mergers occurred at the beginning of the earliest period presented.

CASH EQUIVALENTS

Due from banks, funds sold (generally federal funds sold for one-day periods) and resell agreements (which generally mature within one to 30 days) are considered cash equivalents.

SECURITIES

Securities are identified as trading, investment (held to maturity) or available for sale at the time of purchase based upon the intent of management, liquidity and capital requirements, regulatory limitations and other relevant factors. Trading securities, which are acquired for profit through resale, are carried at market value with unrealized gains and losses included in current period earnings. Investment securities are carried at amortized cost. Amortization is computed by methods which approximate level yield and is adjusted for changes in prepayment estimates. Securities identified as available for sale are carried at fair value with unrealized gains and losses included in shareholders' equity, net of deferred income taxes. Realized gains and losses on sales of securities are based upon the adjusted cost of the specific security sold.

LOANS

Loans are either secured or unsecured based on the type of loan and the financial condition of the borrower. Repayment is generally expected from cash flow or proceeds from the sale of selected assets of the borrower; however, BOK Financial is exposed to risk of loss on loans due to the borrower's difficulties, which may arise from any number of factors including problems within the respective industry or local economic conditions. Access to collateral, in the event of borrower default, is reasonably assured through adherence to applicable lending laws and through sound lending standards and credit review procedures.

     Interest is accrued at the applicable interest rate on the principal amount outstanding. Loans are placed on nonaccrual status when the collection of principal or interest is 90 days or more past due or when, in the opinion of management, full collection of principal or interest is uncertain. Interest previously accrued but not collected is charged against interest income when the loan is placed on nonaccrual status. Payments on nonaccrual loans are applied to principal or reported as interest income, according to management's judgment as to the collectibility of principal.

     Loan origination and commitment fees, and direct loan origination costs when significant, are deferred and amortized as an adjustment to yield over the life of the loan or over the commitment period, as applicable.

     Mortgage loans held for sale are carried at the lower of aggregate cost or market value, including estimated losses on unfunded commitments and gains or losses on related forward sales contracts.

RESERVE FOR LOAN LOSSES

The reserve for loan losses is maintained at a level that, in the opinion of management, is adequate to absorb losses inherent in the loan portfolio. The adequacy of the reserve for loan losses is determined by management based upon evaluation of the individual credits in the loan portfolio, historical credit losses, anticipated economic conditions in BOK Financial's primary market areas and other relevant factors. Beginning in 1994, BOK Financial adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan"

("FAS 114"). The allowance for credit losses related to loans that are identified for evaluation in accordance with FAS 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. The amount of impairment determined in accordance with FAS 114 did not differ materially from amounts previously provided. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

     A provision for loan losses is charged against earnings in amounts necessary to maintain an adequate reserve for loan losses. Loans are charged off when, in the opinion of management, full collection of the loan is not probable. Recoveries of loans previously charged off are added to the reserve.

REAL ESTATE AND OTHER REPOSSESSED ASSETS

Real estate and other repossessed assets are assets acquired in partial or total forgiveness of debt. These assets are carried at the lower of cost, fair value at date of foreclosure or current fair value less estimated selling costs. Income generated by these assets is recognized as received, and operating expenses are recognized as incurred.

PREMISES AND EQUIPMENT

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over estimated useful lives of the assets or, for leasehold improvements, over the shorter of the estimated useful lives or remaining lease terms.

MORTGAGE SERVICING RIGHTS

BOK Financial adopted Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("FAS 122"), during 1995. FAS 122 requires, among other things, that capitalized mortgage servicing rights be carried at the lower of cost less accumulated amortization of fair value. Amortization is determined in proportion to the projected cash flows over the estimated lives of the servicing portfolios. The actual cash flows are dependent upon the prepayment of the mortgage loans and may differ significantly from the estimates.

     Fair value is determined by discounting the estimated cash flows of servicing revenue, less projected servicing costs, using a risk-adjusted spread over U.S. Treasury rates, which is the assumed market rate for these instruments. Prepayment assumptions are based on industry consensus provided by independent reporting sources. Changes in current interest rates may significantly affect these assumptions by changing loan refinancing activity. Fair value for each servicing portfolio acquired prior to the adoption of FAS 122 is based upon a single weighted average interest rate and remaining life for that portfolio. Fair value for each servicing portfolio acquired and for servicing rights originated since the adoption of FAS 122 is based upon an interest rate stratification for each portfolio. Separate prepayment assumptions are then used to project net cash flows by interest rate strata within each portfolio. A valuation allowance is provided when the amortized cost of each portfolio or each interest rate strata exceeds the calculated fair value.

     FAS 122 also requires that originated mortgage servicing rights be recognized when either mortgage loans are originated pursuant to an existing plan for sale or, if no such plan exists, when the mortgage loans are sold. Substantially all fixed rate mortgage loans originated by BOK Financial are sold under existing commitments. The fair value of the originated servicing rights is determined at closing based upon current market rates.

INTEREST RATE SWAPS AND FORWARD COMMITMENTS

BOk uses interest rate swaps and forward sales contracts as part of its interest rate risk management strategy. Interest rate swaps are used to modify the interest expense of certain long-term, fixed rate certificates of deposit. Amounts payable to or receivable from the counterparties are reported in interest expense using the accrual method. In the event of the early redemption of hedged certificates of deposit, any realized or unrealized gain or loss from the swaps would be recognized in income coincident with the redemption.

     Forward sales contracts are used to hedge existing and anticipated loans in conjunction with mortgage banking activities. The fair value of these instruments is included in determining the adjustment of the loan held for sale portfolio to the lower of cost or market. Gains or losses on closed contracts are recognized when the underlying assets are disposed.

     The cost of terminating these contracts prior to their expiration dates is expensed when incurred.

FEDERAL AND STATE INCOME TAXES

BOK Financial adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), during 1993. Under FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statements carrying values of assets and liabilities and their respective tax bases. Deferred tax assets are reduced by a valuation allowance based upon management's assessment of previously paid taxes, estimated future taxable income and other factors.

EMPLOYEE BENEFIT PLANS

BOk sponsors various plans, including a defined benefit pension plan ("Pension Plan"), a qualified profit sharing plan ("Thrift Plan"), employee health care plans and a post-retirement health care plan. Employer contributions to the Thrift Plan, which match employee contributions subject to percentage and years of service limits, are expenses when incurred. Pension Plan costs, which are based upon actuarial computations of current costs, are expensed annually. Unrecognized prior service cost and net gains or losses are amortized on a straight-line basis over the estimated remaining lives of the participants. BOK Financial recognizes the expense of health care benefits on the accrual method. Employer contributions to the Pension Plan and various health care plans are in accordance with Federal income tax regulations.

     BOK Financial adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("FAS 112"), effective January 1, 1994. FAS 112 did not significantly affect the consolidated financial position or net income of BOK Financial.

EXECUTIVE BENEFIT PLANS

BOK Financial accounts for its stock option plans under the provisions of APB 25, "Accounting for Stock Issued to Employees", and intends to continue to do so.

FIDUCIARY SERVICES

Fees and commissions on approximately $7.6 billion of assets managed by BOK Financial under various fiduciary arrangements are recognized on the accrual method.

EARNINGS PER SHARE

Primary earnings per share are computed by dividing net income less the value of preferred stock dividends (including dividends paid in common shares) by the weighted average number of common shares and common share equivalents outstanding. The effect of stock options issued by BOK Financial, which are considered common share equivalents, on the average number of common shares outstanding is determined by the treasury stock method.

     Fully diluted earnings per share include the maximum dilutive effect of the conversion of preferred stock at a ratio of one common share per 92 preferred shares.

     The average number of shares outstanding has been restated for the effects of the poolings-of-interests and stock dividends.

(2) Acquisitions

On May 7, 1993, BOK Financial issued 1,183,691 common shares to merge with Brookside Bancshares, Inc., and its subsidiary, Brookside State Bank, in a pooling-of-interests.

     On November 14, 1994, BOK Financial issued 1,380,017 common shares to merge with Citizen Holding Company and its subsidiaries, Citizens Bank of Muskogee and Citizens Bank of Northwest Arkansas, in a pooling-of-interests.

     On May 7, 1993, BOK Financial issued 343,295 common shares valued at $6.9 million and paid $3.9 million to acquire Sands Springs Bancshares, Inc., and its subsidiary, Sand Springs State Bank.

     On October 9, 1993, certain assets were acquired and the deposits and certain obligations of two branches of the failed Heartland Federal Savings & Loan Association were assumed from the FDIC for $5.1 million.

     BOk paid $11.7 million, on May 2, 1994, to acquire Plaza National Bank, Bartlesville, Oklahoma; paid $6.1 million, on June 13, 1994, for Texas Commerce Trust Company-Sherman National Association, a national association limited to trust powers only; and paid $8.2 million, on October 7, 1994, to acquire Northwest Bank of Enid, Enid, Oklahoma.

     The allocation of the purchase prices to the assets acquired and liabilities assumed in the preceding acquisition is as follows (in thousands):

                               AGGREGATE ACQUISITIONS
                             --------------------------
                                  1994         1993
                             --------------------------
Cash and cash equivalents       $ 14,019     $ 77,315
Securities                        40,508       21,896
Loans:
 Commercial                       27,674       22,660
 Commercial real estate           16,300            -
 Residential mortgage             17,160        1,178
 Consumer                         18,484       20,444
 Allowance for loan losses          (955)      (1,642)
-------------------------------------------------------
Total loans                       78,663       42,640
-------------------------------------------------------
Premises and equipment             2,027        1,510
Core deposit premiums                839        1,397
Other assets                       2,780        1,564
-------------------------------------------------------
Total assets acquired            138,836      146,322
-------------------------------------------------------

Deposits:
 Noninterest bearing              18,098       11,715
 Interest bearing                109,384      130,143
-------------------------------------------------------
Total deposits                   127,482      141,858
-------------------------------------------------------
Borrowed funds                       327        1,923
Other liabilities                    545          385
-------------------------------------------------------
Total liabilities assumed        128,354      144,166
-------------------------------------------------------
Net assets acquired              (10,482)      (2,156)
Purchase price                    26,033       10,746
-------------------------------------------------------
Goodwill                        $ 15,551     $  8,590
-------------------------------------------------------


(3) Sale of Assets To Related Party

During April 1991, BOk sold to BOK Financial's principal shareholder, George B. Kaiser ("Kaiser"), and related business entities certain loans, repossessed real estate and the rights to future recoveries on certain charge-offs.
     Recoveries collected by BOk and paid to Kaiser were $1.4 million, $2.4 million and $4.0 million for 1995, 1994 and 1993, respectively.

(4) Securities

INVESTMENT SECURITIES
The book and fair values of investment securities are as follows (in thousands):

                                                                    December 31,
                                  -----------------------------------------------------------------------------
                                                    1995                                   1994
                                  -----------------------------------------------------------------------------
                                      Book      Fair    Gross Unrealized     Book      Fair    Gross Unrealized
                                                      ------------------                     ------------------
                                     Value     Value     Gain      Loss     Value     Value    Gain      Loss
                                  ----------------------------------------------------------------------------------

U.S. Treasury                       $    716  $    721   $    5  $     -   $  1,224  $  1,211   $  1   $    (14)
Municipal and other tax exempt        95,907    97,628    2,099     (378)   244,411   231,338    306    (13,379)
Mortgage-backed securities:
  U. S. agencies                      78,832    79,777    1,089     (144)   694,086   637,586    150    (56,650)
  Other                                    -         -        -        -      9,825     9,625      -       (200)
--------------------------------------------------------------------------------------------------------------------
Total mortgage-backed securities      78,832    79,777    1,089     (144)   703,911   647,211    150    (56,850)
--------------------------------------------------------------------------------------------------------------------
Other debt securities                  3,666     3,660        3       (9)     7,781     7,451      3       (333)
--------------------------------------------------------------------------------------------------------------------
  Total                             $179,121  $181,786   $3,196    $(531)  $957,327  $887,211   $460   $(70,576)
--------------------------------------------------------------------------------------------------------------------

The book and fair values of investment securities at December 31, 1995, by contractual maturity, are as shown in the following table (dollars in thousands):

                                                                                                Weighted
                                    Less than     One to      Five to       Over                Average
                                     One Year   Five Years   Ten Years   Ten Years     Total    Maturity
                                  ---------------------------------------------------------------------------
U.S. Treasuries:
 Book value                            $  214      $   502   $       -   $       -   $    716       1.63
 Fair value                               216          505           -           -        721
 Nominal yield                           5.73%        5.94%                              5.88%
Municipal and other tax exempt:
 Book value                             5,928       46,247      38,393       5,339     95,907       4.95
 Fair value                             5,926       46,664      39,361       5,677     97,628
 Nominal yield \1\                       7.30         7.23        7.78        9.50       7.58
Other debt securities:
 Book value                             3,454           99         113           -      3,666       0.58
 Fair value                             3,448           99         113           -      3,660
 Nominal yield \1\                       4.94         5.00        4.50           -       4.93
                                  ---------------------------------------------------------------------------
Total fixed maturity securities:
 Book value                            $9,596      $46,848     $38,506      $5,339   $100,289
 Fair value                             9,590       47,268      39,474       5,677    102,009
 Nominal yield                           6.42%        7.21%       7.77%       9.50%      7.47%
                                  -------------------------------------------------
Mortgage-backed securities:
 Book value                                                                            78,832          -\2\
 Fair value                                                                            79,777
 Nominal yield \3\                                                                       7.27%
                                                                                     -----------
Total investment securities:
 Book value                                                                          $179,121
 Fair value                                                                           181,786
 Nominal yield                                                                           7.38%
                                                                                     -----------


\1\ Calculated on a taxable equivalent basis using a 39% effective tax rate. \2\ The average expected lives of mortgage-backed securities were 3.8 years based upon current prepayment assumptions.
\3\ The nominal yield on mortgage-backed securities is based upon prepayment assumptions at the purchase date. Actual yields earned may differ significantly based upon actual prepayments.

AVAILABLE FOR SALE SECURITIES
The amortized cost and fair value of available for sale securities are as follows (in thousands):


                                                                         December 31,
                                    -------------------------------------------------------------------------------------------
                                                         1995                                      1994
                                    -------------------------------------------------------------------------------------------
                                         Book        Fair      Gross Unrealized     Book       Fair    Gross Unrealized
                                                             --------------------                    --------------------------
                                        Value       Value      Gain      Loss       Value     Value    Gain      Loss
                                    -------------------------------------------------------------------------------------------
U.S. Treasury                         $  221,201  $  222,478   $1,552  $   (275)   $261,544  $255,347    $75   $ (6,272)
Municipal and other tax exempt           165,709     166,855    2,532    (1,386)          -         -      -          -
Mortgage-backed securities:
  U. S. agencies                         941,020     934,433    3,842   (10,429)    374,078   352,169      -    (21,909)
  Other                                    8,154       8,011        1      (144)          -         -      -          -
-------------------------------------------------------------------------------------------------------------------------------
Total mortgage-backed securities         949,174     942,444    3,843   (10,573)    374,078   352,169      -    (21,909)
-------------------------------------------------------------------------------------------------------------------------------
Other debt securities                        250          98        2      (154)          -         -      -          -
Equity securities and mutual funds        34,145      34,786      641         -      22,726    22,726      -          -
-------------------------------------------------------------------------------------------------------------------------------
  Total                               $1,370,479  $1,366,661   $8,570  $(12,388)   $658,348  $630,242    $75   $(28,181)
-------------------------------------------------------------------------------------------------------------------------------

The amortized cost and fair values of available for sale securities at December 31, 1995, by contractual maturity, are as shown in the following table (dollars in thousands):


                                                                                                      Weighted
                                        Less than     One to      Five to       Over                  Average
                                         One Year   Five Years   Ten Years   Ten Years      Total     Maturity
                                      ------------------------------------------------------------------------
U.S. Treasuries:
  Amortized cost                         $133,809     $ 87,392   $       -   $       -   $  221,201       0.96
  Fair value                              133,877       88,601           -           -      222,478
  Nominal yield                              6.09%        6.09%          -           -         6.09%
Municipal and other tax exempt:
  Amortized cost                            4,173       60,885      87,820      12,831      165,709       6.02
  Fair value                                4,169       60,543      88,518      13,625      166,855
  Nominal yield/1/                           7.08         6.72        7.70        9.16         7.44
Other debt securities:
  Amortized cost                              250            -           -           -          250       0.42
  Fair value                                   98            -           -           -           98
  Nominal yield                              8.12            -           -           -         8.12
                                      ------------------------------------------------------------------------
Total fixed maturity securities:
  Amortized cost                         $138,232     $148,277     $87,820     $12,831   $  387,160
  Fair value                              138,144      149,144      88,518      13,625      389,431
  Nominal yield                              6.12%        6.35%       7.70%       9.16%        6.67%
                                      ------------------------------------------------------------------------
Mortgage-backed securities:
  Amortized cost                                                                            949,174         -\2\
  Fair value                                                                                942,444
  Nominal yield/4/                                                                             6.03%
                                                                                         -------------
Equity securities and mutual funds:
  Amortized cost                                                                             34,145         -\3\
  Fair value                                                                                 34,786
  Nominal yield                                                                                4.98%
                                                                                         -------------
Total available for sale securities:
  Amortized cost                                                                         $1,370,479
  Fair value                                                                              1,366,661
  Nominal yield                                                                                6.18%
                                                                                         -------------

\1\ Calculated on a taxable equivalent basis using a 39% effective tax rate. \2\ The average expected lives of mortgage-backed securities were 3.7 years based upon current prepayment assumptions.
\3\ Consists primarily of Federal Reserve Bank and Federal Home Loan Bank stock with no stated maturity.

\4\ The nominal yield on mortgage-backed securities is based upon prepayment assumptions at the purchase date. Actual yields earned may differ significantly based upon actual prepayments.

Sales of available for sale securities resulted in gains and losses as follows (in thousands):

                                            1995      1994      1993
                                        --------------------------------
Proceeds                                  $134,109  $82,088   $268,433
Gross realized gains                         1,246      159      2,199
Gross realized losses                           72    2,027        303
Related federal and state income tax
  expense (benefit)                            270     (467)       569
------------------------------------------------------------------------

Effective December 20, 1995, BOK Financial adopted the provisions of a Financial Accounting Standards Board special report on Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities", which affects the securities portfolio.

     This report permitted a one-time opportunity to sell or transfer securities from the investment category to the available for sale or trading categories without tainting the remaining portfolio. BOK Financial transferred-mortgage-backed and municipal securities with a total amortized cost of $788.5 million and a net unrealized loss of $4.0 million from the investment category to available for sale in response to the more restrictive interpretation of FAS 115 included in this special report.

     Effective November 14, 1994, certain securities obtained through the acquisition of Citizens Holding Company were transferred from the held to maturity portfolio to available for sale. The transfer served to structure the acquired portfolio in accordance with BOK Financial's existing investment strategy. The securities transferred had a total amortized cost of $6.7 million and a net unrealized loss of $184 thousand as of the date of transfer.

     Securities with amortized costs of $986.5 million and $1.2 billion at December 31, 1995 and 1994, respectively, were pledged to secure securities repurchase agreements, public and trust funds on deposit and for other purposes as required by law.

(5) Loans

Significant components of the loan portfolio are as follows (in thousands):

                                                                             December 31,
                                       ---------------------------------------------------------------------------------------
                                                           1995                                        1994
                                       ---------------------------------------------------------------------------------------
                                          Fixed     Variable     Non                 Fixed     Variable     Non
                                           Rate       Rate     Accrual    Total       Rate       Rate     Accrual     Total
                                       ---------------------------------------------------------------------------------------
Commercial                               $ 81,250  $  765,168  $14,646  $  861,064  $174,431  $  560,397   $11,238  $  746,066
Commercial real estate                    215,750     372,231   10,621     598,602   158,206     306,813     5,273     470,292
Residential mortgage                      149,783     284,239    2,794     436,816   195,311     175,162     2,916     373,389
Residential mortgage - held for sale       72,412           -        -      72,412    26,314      14,595         -      40,909
Consumer                                  180,489      43,758    1,227     225,474   191,619      21,091       687     213,397
------------------------------------------------------------------------------------------------------------------------------
Total                                    $699,684  $1,465,396  $29,288  $2,194,368  $745,881  $1,078,058   $20,114  $1,844,053
------------------------------------------------------------------------------------------------------------------------------

Foregone interest on nonaccrual loans                                      $ 2,928                                     $ 1,392

Substantially all of the commercial and consumer loan portfolios and approximately 74% of the residential mortgage loan portfolio (excluding loans held for sale) are loans to businesses and individuals in Oklahoma or Northwest Arkansas. This geographic concentration subjects the loan portfolio to the general economic conditions within this area.

     Within the commercial loan classification, loans to energy-related businesses total $159.9 million, or 7% of total loans. Other notable segments include wholesale/retail, $143.9 million; manufacturing, $136.7 million; and agriculture, $86.7 million.

     Commercial real estate loans are primarily secured by properties located in the Tulsa or Oklahoma City, Oklahoma metropolitan areas. The major portions of these properties are multifamily residences, $139.3 million; retail facilities, $65.1 million; office buildings, $43.0 million; hotels, $41.4 million; and medical/nursing facilities, $38.7 million.

     Included in loans at December 31 are loans to executive officers, directors or principal shareholders of BOK Financial, as defined in Regulation S-X of the Securities and Exchange Commission. Such loans have been made on substantially the same terms as those prevailing at the time for loans to other customers in comparable transactions. Information relating to loans to executive officers, directors or principal shareholders is summarized as follows (in thousands):

                                           1995      1994
                                        ---------------------
Beginning balance                         $28,385   $22,767
 Advances                                  21,185    12,038
 Payments                                  (3,458)   (3,816)
 Adjustments                                 (708)   (2,604)
-------------------------------------------------------------
Ending balance                            $45,404   $28,385
-------------------------------------------------------------

     Adjustments are primarily due to certain individuals being included for the first time or no longer being included as an executive officer or director of BOK Financial.

The activity in the reserve for loan losses is summarized as follows (in thousands):


                                           1995      1994      1993
                                        --------------------------------
Beginning balance                       $38,271     $37,261    $35,100
 Provision for loan losses                  231         195      3,376
 Loans charged off                       (3,988)     (3,237)    (6,522)
 Recoveries                               3,773       3,097      3,665
 Addition due to acquisitions                 -         955      1,642
------------------------------------------------------------------------
Ending balance                          $38,287     $38,271    $37,261
------------------------------------------------------------------------

     At December 31, 1995, the recorded investment in loans that are considered to be impaired under FAS 114 was $28.1 million (all of which were on a nonaccrual basis). Included in this amount is $12.5 million of impaired loans for which the related allowance for credit losses is $4.8 million. The average recorded investments in impaired loans during the years ended December 31, 1995 and 1994 were approximately $22.2 million and $13.4 million, respectively. Interest income recognized on impaired loans during 1995 and 1994 was not significant.

(6)  PREMISES AND EQUIPMENT

Premises and equipment at December 31 are summarized as follows (in thousands):

                                             DECEMBER 31,
                                        ---------------------
                                         1995        1994
                                        ---------------------
Land                                    $  8,543    $  8,553
Buildings and improvements                28,083      26,072
Furniture and equipment                   27,352      19,577
-------------------------------------------------------------
     Subtotal                             63,978      54,202
-------------------------------------------------------------
 Less accumulated depreciation and
  amortization                            16,305      11,032
-------------------------------------------------------------
     Total                              $ 47,673    $ 43,170
-------------------------------------------------------------

Depreciation and amortization of premises and equipment were $5.6 million, $4.2 million and $3.5 million for the years ended December 31, 1995, 1994 and 1993, respectively.

(7)  MORTGAGE BANKING ACTIVITIES

     BOK Financial engages in mortgage-banking activities through its subsidiary, BancOklahoma Mortgage Corp. ("BOMC"). Residential mortgage loans held for sale totaled $72.4 million and $40.9 million and outstanding mortgage loan commitments totaled $125.4 million and $102.0 million, respectively, at December 31, 1995 and 1994. Mortgage loan commitments are generally outstanding for 60 to 90 days and are subject to both credit and interest rate risk. Credit risk is managed through underwriting policies and procedures, including collateral requirements, which are generally accepted by the secondary loan markets. Exposure to interest rate fluctuations is partially hedged through the use of mortgage-backed securities forward sales contracts. These contracts set the price for loans which will be delivered in the next 60 to 90 days. At December 31, 1995, forward sales contracts totaled $118.1 million. Mortgage loans held for sale are carried at the lower of aggregate cost or market value, including estimated losses on unfunded commitments and gains or losses on forward sales contracts. At December 31, 1995, BOMC owned the rights to service 76,074 mortgage loans with outstanding principal balances of $5.4 billion, including $253 million serviced for BOk, and held related funds for investors and borrowers of $76.6 million. The weighted average interest rate and remaining term was 7.74% and 288 months, respectively. Mortgage loans sold with recourse totaled $11.3 million at December 31, 1995. At December 31, 1994, BOMC owned the rights to service mortgage loans with outstanding principal balances of $5.1 billion and held related funds for investors and borrowers of $53.4 million.

     Activity in capitalized mortgage servicing rights and related valuation allowance during 1995 is as follows:

                                    Capitalized Mortgage Servicing Rights        Valuation
                                 ------------------------------------------
                                    Purchased        Originated    Total         Allowance         Net
                                 -------------------------------------------------------------------------
     Beginning balance              $46,681         $    -        $46,681           $  -         $46,681
      Additions                      10,387          1,783         12,170              -          12,170
      Amortization expense           (7,536)          (142)        (7,678)             -          (7,678)
      Provision for impairment            -              -              -           (539)           (539)
     -----------------------------------------------------------------------------------------------------
     Ending balance                 $49,532         $1,641        $51,173           (539)        $50,634
     -----------------------------------------------------------------------------------------------------
     Estimated fair value of
     mortgage servicing rights/1/   $66,528         $1,954        $68,482           $  -         $68,482
     -----------------------------------------------------------------------------------------------------

/1/  Excludes approximately $18.9 million of loan servicing rights on mortgage loans originated prior to the adoption of FAS 122.

     Fair value is determined by discounting the projected net cash flows. Significant assumptions are:

Discount rate - Risk adjusted spread over U.S. Treasury rates for similar
-------------
remaining terms, ranging from 10.17% to 10.41%.

Prepayment rate - Industry consensus prepayment estimates ranging from 7.3% to
---------------
21.4% from an independent reporting source based upon interest rate, original term and loan type.

Loan servicing costs - $50 per conventional loan and $60 per government insured
--------------------
loan.

     During the first quarter of 1994, management discovered that Lenders Mortgage Services, Inc. ("Lenders"), an originator of loans from which BOMC purchased mortgage loans, had not paid off existing mortgages on certain refinancing loans purchased by BOMC, primarily in 1994. Involuntary proceedings have been commenced against Lenders under Chapter 7 of the U.S. Bankruptcy Code and a Trustee has been appointed. Lenders will not be able to perform under the repurchase provision of the loan purchase agreement. Management intends to pursue recoveries from various other parties; however, any such recoveries are uncertain at this time. Pretax charges of $5.2 million were recognized in 1994 based upon management's evaluation of information currently available.

(8)  DEPOSITS

Interest expense on deposits is summarized as follows (in thousands)

                          1995     1994     1993
                        --------------------------
Transaction deposits    $10,881  $ 9,684  $ 8,853
Money market             14,395   12,378   12,398
Savings                   2,957    3,522    3,235
Time:
 Under $100,000          38,552   27,603   24,681
 $100,000 and over       20,265   10,471    9,525
 Other                   10,689    7,483    6,552
--------------------------------------------------
   Total time            69,506   45,557   40,758
--------------------------------------------------
   Total                $97,739  $71,141  $65,244
--------------------------------------------------

The aggregate amounts of time deposits in denominations of $100,000 or more at December 31, 1995 and 1994 were $486.2 million and $273.3 million, respectively.

     Interest expense on time deposits during 1995 and 1994 was reduced by net income from interest rate swaps of $868 thousand and $344 thousand, respectively.

(9)  OTHER BORROWINGS

Information relating to other borrowings is summarized as follows (dollars in thousands):

                                                                               Rate at         Maximum
                                           Period-End      Daily average        end of     outstanding at
                                                       -------------------
                                            Balance     Balance      Rate        year      any month-end
                                        ------------------------------------------------------------------
1995:
  FUNDS PURCHASED AND
    REPURCHASE AGREEMENTS                $697,497     $  894,322     6.03%       5.75%      $1,052,369
  OTHER                                   250,309        129,458     6.27        6.03          250,309
------------------------------------------------------------------
      TOTAL                              $947,806     $1,023,780     6.06        5.82        1,135,168
----------------------------------------------------------------------------------------------------------
1994:
  Funds purchased and repurchase
    agreements                           $743,248     $  605,640     4.46%       5.87%      $  779,789
  Other                                   231,086         98,555     4.61        6.39          237,665
------------------------------------------------------------------
      Total                              $974,334     $  704,195     4.48        5.99          974,334
----------------------------------------------------------------------------------------------------------
1993:
  Funds purchased and repurchase
    agreements                           $201,294     $  205,430     3.09%       3.14%      $  321,972
  Other                                    39,263         41,788     3.90        3.33          114,538
------------------------------------------------------------------
      Total                              $240,557     $  247,218     3.22        3.17          361,039
----------------------------------------------------------------------------------------------------------

     Other borrowings at December 31, 1995 included $228.8 million in uncollateralized advances from the Federal Home Loan Bank. These advances are used for funding and consist of $34.0 million in overnight funds bearing interest of 6.15%, and $194.8 million in term funds bearing interest from 6.08%- 7.50%. Of the term funds, $150 million mature within 60 days, $4.5 million mature in 1998, $22.9 million mature in 2000, $15.5 million mature in 2002 and $1.9 million mature in 2005. In addition, other borrowings include $2.5 million in advances on a line of credit from a commercial bank which bear interest based on LIBOR and are unsecured. At December 31, 1995, the interest rates were 6.45%- 6.64%, and $12.5 million of the line remained unused. Interest is paid monthly with principal due no later than May 4, 1996.

     Funds purchased generally mature within one to 90 days from the transaction date. At December 31, 1995, securities sold under agreement to repurchase totaled $631.9 million with related accrued interest payable of $2.3 million. Additional information relating to repurchase agreements at December 31, 1995 is as follows (dollars in thousands):

                             Carrying   Market    Repurchase   Average
Security Sold/Maturity         Value     Value     Liability     Rate
---------------------------------------------------------------------
U.S. Treasury Securities:
 Overnight                     $ 32,007   $ 32,277  $  7,663     5.29%
 Term of 30 to 91 days           58,373     58,554    54,191     5.74
-------------------------------------------------------------
      Total Treasury Securities  90,380     90,831    61,854     5.68
-------------------------------------------------------------
U.S. Agency Securities
 Overnight                      136,863    135,684   101,523     5.33
 Term of up to 30 days            1,826      1,795       111     5.00
 Term of 30 to 90 days          503,149    498,722   470,684     5.75
-------------------------------------------------------------
 Total Agency Securities        641,838    636,201   572,318     5.68
-------------------------------------------------------------
      Total                    $732,218   $727,032  $634,172     5.68
-------------------------------------------------------------

On April 3, 1995, BOK Financial repaid the $23 million subordinated debenture issued on December 31, 1992 to Kaiser. The subordinated debenture was scheduled to mature on April 1, 1999 and to bear an interest rate of nine percent after March 31, 1995.

(10) FEDERAL AND STATE INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows (in thousands):

                                               DECEMBER 31,
                                             1995     1994
                                        --------------------------
Deferred tax liabilities:
 Pension contributions in excess of
 book expense                             $ 2,400      $ 2,100
 Other                                      3,900        2,300
------------------------------------------------------------------
   Total deferred tax liabilities           6,300        4,400
------------------------------------------------------------------
Deferred tax assets:
 Loan loss reserve                         15,000       14,900
 Valuation adjustments                     13,800       25,700
 Book expense in excess of tax              3,900        3,600
 Built-in loss carryforwards                    -        1,100
 Other                                      3,500        1,900
------------------------------------------------------------------
   Total deferred tax assets               36,200       47,200
Valuation allowance for deferred tax
 assets                                    28,900       34,500
------------------------------------------------------------------
   Net deferred tax assets                  7,300       12,700
------------------------------------------------------------------
Deferred tax assets in excess of
 deferred tax liabilities                 $ 1,000      $ 8,300
------------------------------------------------------------------

At December 31, 1995 BOK Financial had consolidated recognized built-in loss carryforwards for income tax purposes of approximately $1.1 million which expire in the year 2010. The acquisition of BOk by BOK Financial on June 7, 1991 resulted in a change of ownership, which significantly limits the utilization of built-in and net operating loss carryforwards. In addition, BOk's former parent company underwent restructuring transactions during 1986 and 1989. Due to the complex nature of those transactions and the limited IRS regulations and rulings in this area, uncertainties remain as to the ability of BOK Financial to ultimately realize the benefits of these losses. Consequently, and due to the expiration periods and the timing of the anticipated reversal of built-in losses, a valuation allowance has been recorded. The five year period, during which the utilization of currently recognized built-in loses has been limited, will expire in 1996. Consequently, management anticipates reducing its valuation allowance by an amount up to $7.7 million during the second quarter of 1996.

The significant components of the provision for income taxes attributable to continuing operations for BOK Financial are shown below (in thousands).

                               1995      1994         1993
                             -------------------------------
Current:
 Federal                      $14,707     $11,367   $10,808
 State                          2,273       2,332     2,262
------------------------------------------------------------
 Total current                 16,980      13,699    13,070
------------------------------------------------------------
Deferred:
 Federal                       (1,871)        789     2,802
 State                           (341)        144       367
------------------------------------------------------------
 Total deferred                (2,212)        933     3,169
------------------------------------------------------------
 Total income tax             $14,768     $14,632   $16,239
------------------------------------------------------------

     The reconciliations of income attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax expense are as follows (dollars in thousands):

                                     1995      1994     1993
                                 --------------------------------
Amount:
 Federal statutory tax            $22,391     $20,894   $18,949
 Tax exempt revenue                (3,747)     (2,948)   (1,558)
 Effect of state income taxes,
 net of federal benefit             1,932       2,145     2,005

 Loss carryforward, benefit
 recognized                        (6,065)     (5,345)   (3,265)
 Utilization of tax credits        (1,000)     (1,422)     (399)
 Other, net                         1,257       1,308       507
-----------------------------------------------------------------
   Total                          $14,768     $14,632   $16,239
-----------------------------------------------------------------

Percent of pretax income:
 Federal statutory rate                35%         35%       35%
 Tax-exempt revenue                    (6)         (5)       (3)
 Effect of state income taxes,
   net of federal benefit               3           4         4
 Loss carryforward, benefit
 recognized                            (9)         (9)       (6)
 Utilization of tax credits            (2)         (2)       (1)
 Other, net                             2           2         1
----------------------------------------------------------------
   Total                               23%         25%       30%
----------------------------------------------------------------

(11) EMPLOYEE BENEFITS

BOK Financial sponsors a defined benefit Pension Plan for all employees who satisfy certain age and service requirements. The following tables present the Pension Plan's funded status and amounts recognized for the period indicated (dollars in thousands):

                                                                             DECEMBER 31,
                                                                           1995         1994
                                                                     -----------------------------
          Actuarial present value of benefit obligations:
            Accumulated benefit obligation, including vested
            benefits of 1995-$7,970; 1994-$6,420                          $(10,142)     $(7,758)
          ----------------------------------------------------------------------------------------
          Projected benefit obligation for  service rendered to date       (10,142)      (7,758)
          Plan assets at fair value                                         11,554        8,022
         -----------------------------------------------------------------------------------------
          Plan assets in excess of projected  benefit obligation             1,412          264
          Unrecognized prior service cost                                      979        1,038
          Unrecognized net loss                                              3,669        2,931
          ----------------------------------------------------------------------------------------
            Accrued pension asset                                         $  6,060      $ 4,233
          ----------------------------------------------------------------------------------------
          Discount rate                                                       7.00%        8.00%
          ----------------------------------------------------------------------------------------
          Compensation increase rate                                          5.25%        5.25%
          ----------------------------------------------------------------------------------------


                                                                              1995       1994        1993
                                                                          ----------------------------------
          Net pension cost included the following expense (income):
            Service cost                                                       $  1,333   $ 1,144   $  797
            Interest cost                                                           582       402      372
            Deferred gain (loss) on assets                                          584      (678)    (139)
            Actual (return) loss on plan assets                                  (1,506)       86     (456)
            Other, net                                                              135        10       10
          --------------------------------------------------------------------------------------------------
              Net periodic pension cost                                        $  1,128   $   964   $  584
          --------------------------------------------------------------------------------------------------
            Expected return on assets                                              9.50%     9.00%   10.00%
          --------------------------------------------------------------------------------------------------

     Assets of the Pension Plan consist primarily of shares in cash management funds, common stock and bond funds, and guaranteed investment contract funds. Benefits are based on the employee's age and length of service.

     Employee contributions to the thrift Plan, a defined contribution plan, are matched by BOK Financial up to 4 percent of base compensation, based upon years of service. Participants may direct the investment of their accounts in a variety of options, including BOK Financial Common Stock. Employer contributions vest over five years. Expenses incurred by BOK Financial for the thrift Plan totaled $1.5 million, $1.2 million and $928 thousand for 1995, 1994 and 1993, respectively.

     BOK Financial sponsors a defined benefit post-retirement employee medical plan which pays 50 percent of annual medical insurance premiums for retirees who meet certain age and service requirements. Assets consist primarily of shares in a cash management fund. On January 1, 1993, BOK Financial adopted Statement of Financial Accounting Standards No. 106, "Accounting for Post-retirement Benefits" ("FAS 106"). In conjunction with the adoption of FAS 106, liability for the post-retirement plan was limited to current retirees and certain employees currently age 60 or older.

The following tables present the plan's funded status and amounts recognized for the periods indicated (dollars in thousands):

                                             1995        1994
                                         --------------------------
Accumulated post-retirement benefit
 obligation                               $(2,696)        $(2,218)
Fair value of plan assets                     693             591
-------------------------------------------------------------------
Fund status                                (2,003)         (1,627)
Unrecognized transition asset                (264)           (296)
Unrecognized net (gain) loss                  173            (296)
-------------------------------------------------------------------
  Acrued post-retirement benefit          $(2,094)        $(2,219)
-------------------------------------------------------------------
Discount rate                                7.00%           8.00%
-------------------------------------------------------------------
Medical inflation rate             10.00% to 5.00% 10.00% to 5.00%
-------------------------------------------------------------------

                                                    1995         1994
                                                 ------------------------
Net post-retirement benefits cost includes:
 Service cost fair value of plan assets          $    14        $   10
 Interest cost                                       166           173
 Actual return on plan assets                        (26)          (18)
 Deferred gain (loss) on assets                        6           (29)
 Amortization of unrecognized transition
   obligation                                        (32)          (32)

-------------------------------------------------------------------------
   Net post-retirement benefits cost             $   128        $  104
-------------------------------------------------------------------------
Expected return on assets                           9.50%         9.00%
-------------------------------------------------------------------------

     A 1% increase in the assumed medical inflation rate would increase the accumulated post-retirement benefit obligation by approximately $189 thousand and would increase post-retirement benefit cost by $19 thousand.

     Under various performance incentive plans, participating employees may be granted awards based on defined formulas or other criteria. Earnings were charged $5.3 million in 1995, $5.0 million in 1994 and $6.1 million in 1993 for such awards.

(12) Executive Benefit Plans

The Board of Directors of BOK Financial has approved various stock option plans. The number of options awarded and the employees to receive the options are determine by the Chairman of the Board and the President, subject to approval of the Board of Directors or a committee thereof.

     Options awarded under these plans are subject to vesting requirements. Generally, one-seventh of the options awarded vest annually and expire three years after vesting. Under the 1994 Plan, 268,958 options were awarded in 1994, 234,125 options were awarded in 1995 and an aggregate of 312,516 options may be awarded in 1996. Cancelled options under the 1994 Plan may be reawarded.

     The following table presents options outstanding at December 31, 1995 under these plans:

                              1994 Plan            1993 Plan         1992 Plan
                      ---------------------------------------------------------------
                         Number      Price        Number   Price    Number    Price
                      ---------------------------------------------------------------
Options awarded         503,083   $20.39-23.00   261,881   $22.01   268,167   $13.73
Options exercised             -           -            -     -      (16,371)   13.73
Options cancelled       (15,599)      20.39      (41,848)   22.01   (51,066)   13.73
-------------------------------------------------------------------------------------
Options outstanding:
 Vested                  36,896       20.39       63,403    22.01    51,474    13.73
 Nonvested              450,588    20.39-23.00   156,630    22.01   149,256    13.73
-------------------------------------------------------------------------------------

(13) COMMITMENTS AND CONTINGENT LIABILITIES



In the ordinary course of business, BOK Financial and its subsidiaries are subject to legal actions and complaints. Management believes, based upon the opinion of counsel, that the actions and liability or loss, if any, resulting from the final outcomes of the proceedings, will not be material in the aggregate.

     BOk is obligated under a long-term lease for its bank premises located in downtown Tulsa. The lease term, which began November 1, 1976, is for fifty-seven years with options to terminate at the end of the thirty-seventh and forty-seventh years. Annual base rent is $3.1 million. BOk subleases portions of its space for annual rents of $392 thousand each year through 2000. Net rent expense on this lease was $2.6 million in 1995, $2.1 million in 1994 and $2.4 million in 1993. Total rent expense for BOK Financial was $6.7 million in 1995, $6.0 million in 1994 and $6.0 million in 1993.

     At December 31, 1995, the future minimum lease payments for equipment and premises under operating leases were as follows: $6.4 million in 1996, $5.8 million in 1997, $5.6 million in 1998, $5.5 million in 1999, $5.1 million in 2000 and a total of $110.7 million thereafter.

     BOk and The Williams Companies, Inc. guaranteed 30 percent and 70 percent, respectively, of the $19.5 million debt, which matures May 15, 2007, and operating deficit of two parking facilities operated by the Tulsa Parking Authority. Total expense related to this guarantee was $100 thousand in 1995, $0 in 1994 and $180 thousand in 1993.

     The Federal Reserve Bank requires member banks to maintain certain minimum average cash balances. These balances were approximately $86.0 million for 1995 and $79.3 million for 1994.

     At December 31, 1995, BOK financial had deposits totaling $739 million which are insured by the FDIC's Savings Association Insurance Fund ("SAIF"). These deposits represent earlier acquisitions either from savings associations or government agencies representing failed savings associations. Premiums on SAIF insured deposits remained at 23 basis points for 1995. Legislation is pending in Congress which will require banks and savings associations to pay a one-time assessment on all SAIF-insured deposits. Estimates of the cost of this assessment range from 66 basis points to 90 basis points. The ultimate amount and timing of this assessment is subject to the Federal budget reconciliation process. Management will accrue for any resulting assessment once it becomes reasonably estimable.

(14) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

BOK Financial is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to manage interest rate risk. Those financial instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in BOK Financial's Consolidated Balance Sheets. Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the notional amount of those instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At December 31, 1995, outstanding commitments totaled $691.6 million. Since some of the commitments are expected to expire before being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. BOK Financial uses the same credit policies in making commitments as it does loans. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the borrower.

     Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Since the credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan commitments, BOK Financial uses the same credit policies in evaluating the creditworthiness of the customer. Additionally, BOK financial uses the same evaluation process in obtaining collateral on standby letters of credit as it does for loan commitments. At December 31, 1995, outstanding standby letters of credit totaled $95.4 million.

     Commercial letters of credit are used to facilitate customer trade transactions with the drafts being drawn when the underlying transaction is consummated. At December 31, 1995, outstanding commercial letters of credit totaled $6.4 million.

     BOK Financial uses interest rate swaps, a form of off-balance-sheet derivative product, in managing its interest rate risk. These swaps are used to more closely match the interest paid on certain long-term, fixed rate certificates of deposit with earning assets. BOK Financial agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed-upon notional amount. At December 31, 1995, the notional amount of BOK Financial's interest rate swaps totaled $85.2 million with related credit exposure, represented by the fair value of the contracts, of $4.5 million. During 1995 and 1994, income from the swaps exceeded costs by $868 thousand and $344 thousand, respectively, which reduced interest expense on deposits. Scheduled repricing periods for the swaps are as follows (in thousands):

                        31-90     91-365    Over
                         days      days    1 year    Total
                   ------------------------------------------
 Pay floating        $(45,000)  $(40,000)  $     -  $(85,000)
 Receive fixed              -          -    85,000    85,000
 Pay fixed                179          -         -       179
 Receive floating        (179)         -         -      (179)
-------------------------------------------------------------
 Total               $(45,000)  $(40,000)  $85,000  $      -
-------------------------------------------------------------

     Swap contracts with notional amounts of $179 thousand, $63.0 million and $22.0 million expire in 1996, 1998 and 1999, respectively. The expiration dates of the swap contracts are designed to match the estimated maturity dates of the hedged certificates of deposit.

     BOK Financial utilized securities forward sales contracts associated with its mortgage banking activities as described in Note 7.

(15) SHAREHOLDERS' EQUITY

PREFERRED STOCK

One billion shares of preferred stock with a par value of $0.00005 per share are authorized. A single series of 250,000,000 shares designated as Series A Preferred Stock ("Series A Preferred Stock") is currently issued and outstanding. The Series A Preferred Stock has no voting rights except as otherwise provided by Oklahoma corporate law and may be converted into one share of Common Stock for each 92 shares of Series A Preferred Stock at the option of the holder. Dividends are cumulative at an annual rate of ten percent of the $0.06 per share liquidation preference value when declared and are payable in cash. Aggregate liquidation preference is $15.0 million. During 1995, 1994 and 1993, 69,959 shares, 65,279 shares and 52,422 shares, respectively, of BOK Financial common stock were issued in payment of dividends on the Series A Preferred Stock in lieu of cash by mutual agreement of BOK Financial and the holders of the Series A Preferred Stock. Kaiser owns substantially all Series A Preferred Stock. These shares were valued at $1.5 million in 1995 and 1994, and $1.1 million in 1993, based on average market price, as defined, for a 65 business day period preceding declaration.

     Prior to its merger with BOK Financial, Citizens had 100,000 shares authorized and 64,607 shares outstanding of nonvoting preferred stock with a par value and liquidating preference of $20 per share and annual cumulative dividends of $2 per share. These shares were redeemed in full and cancelled in conjunction with Citizens' merger with BOK Financial.

     During 1995, 102 nonvoting units in an entity owned by BOk were issued to various officers of BOk. These units are eligible for an annual, cumulative distribution of $8 per unit and have a preferred value upon liquidation of $100 per unit.

COMMON STOCK

Common stock consists of 2.5 billion authorized shares, $0.00006 par value Holders of common shares are entitled to one vote per share at the election of the Board of Directors and on any question arising at any shareholders' meeting and to receive dividends when and as declared. No common stock dividends can be paid unless all accrued dividends on the Series A Preferred Stock have been paid. The present policy of BOK Financial is to retain earnings for capital and future growth, and management has no current plans to recommend payment of cash dividends on common stock. Additionally, regulations restrict the ability of national banks and bank holding companies to pay dividends.

     During 1995, 1994 and 1993, 3% dividends payable in shares of BOK Financial common stock were declared and paid. The shares issued were valued at $12.8 million, $12.3 million and $12.6 million, respectively, based on the average closing bid/ask prices on the day preceding declaration.

SUBSIDIARY BANKS

The amounts of dividends which BOK Financial's subsidiary banks can declare and the amounts of loans the subsidiary banks can extend to affiliates are limited by various federal and state banking regulations. Generally, dividends declared during a calendar year are limited to net profits, as defined, for the year plus retained profits for the preceding two years. The amounts of dividends are further restricted by minimum capital requirements. Pursuant to the most restrictive of the regulations at December 31, 1995, BOK Financial's subsidiary banks could declare dividends up to $29.7 million without prior regulatory approval. The subsidiary banks declared and paid no dividends in 1995 or 1994, and $12.2 million in 1993.

     Loans to a single affiliate may not exceed 10.0 percent and loans to all affiliates may not exceed 20.0 percent of unimpaired capital and surplus, as defined. Additionally, loans to affiliates must be fully secured. As of December 31, 1995 and 1994, these loans totaled $4.6 million and $2.3 million, respectively.

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying values and estimated fair values of financial instruments as of December 31, 1995 and 1994 (dollars in thousands):

                                                         Range of     Average                       Estimated
                                           Carrying    Contractual   Repricing     Discount            Fair
                                             Value        Yields     (in years)      Rate             Value
                                        ------------------------------------------------------------------------
1995:
Cash and cash equivalents                 $  311,939             -           -                  -   $   311,939
Securities                                 1,553,559             -           -                  -     1,556,224
Loans:
      Commercial                             861,064    4.50-16.22%        0.5         7.29- 9.40%      849,460
      Commercial real estate                 598,602    6.08-14.70         1.3         9.35-10.07       588,175
      Residential mortgage                   436,816    3.75-14.87         1.6         7.24- 7.40       439,304
      Residential mortgage - held for
       sale                                   72,412             -           -                  -        72,412
      Consumer                               225,474    5.00-18.90         1.7         7.81-13.50       224,861
----------------------------------------------------------------------------------------------------------------
 Total loans                               2,194,368                                                  2,174,212

 Reserve for loan losses                     (38,287)                                                         -
----------------------------------------------------------------------------------------------------------------
 Net loans                                 2,156,081                                                  2,174,212
 Deposits with no stated maturity          1,537,065             -           -                  -     1,537,065
 Time deposits                             1,400,644    2.62-10.00         0.7        4.93-  5.73     1,405,765
 Other borrowings                            947,806             -           -                  -       949,184
----------------------------------------------------------------------------------------------------------------

 1994:
 Cash and cash equivalents                $  309,099             -           -                  -   $   309,099
 Securities                                1,590,104             -           -                  -     1,519,988
 Loans:
      Commercial                             746,066    4.75-18.00%        1.0         6.60-10.50%      736,163
      Commercial real estate                 470,292    6.65-14.19         0.7         9.50-10.00       468,004
      Residential mortgage                   373,389    3.50-14.87         1.2         6.50- 9.50       363,213
      Residential mortgage-held for sale      40,909             -           -                  -        40,909
      Consumer                               213,397    3.50-21.00         1.6         8.95-13.95       212,834
----------------------------------------------------------------------------------------------------------------
 Total loans                               1,844,053                                                  1,821,123
 Reserve for loan losses                     (38,271)                                                         -
----------------------------------------------------------------------------------------------------------------
 Net loans                                 1,805,782                                                  1,821,123
 Deposits with no stated maturity          1,529,947             -           -                  -     1,529,947
 Time deposits                             1,099,627    2.00-12.17         0.8         2.90- 7.30     1,086,626
 Other borrowings                            974,334             -           -                  -       973,831
 Subordinated debenture                       23,000          6.00         0.3               6.00        23,000
----------------------------------------------------------------------------------------------------------------

     The following methods and assumptions were used in estimating the fair value of these financial instruments:

CASH AND CASH EQUIVALENTS

The book value reported in the consolidated balance sheet for cash and short-term instruments approximates those assets' fair values.

SECURITIES

The fair values of securities are based on quoted market prices or dealer quotes, when available. If quotes are not available, fair values are based on quoted prices of comparable instruments.

LOANS

The fair value of loans, excluding loans held for sale, are based on discounted cash flow analyses using interest rates currently being offered for loans with similar remaining terms to maturity and credit risk, adjusted for the impact of interest rate floors and ceilings. The fair values of classified loans were estimated to approximate their carrying values less loan loss reserves allocated to these loans of $12.7 million and $11.1 million at December 31, 1995 and 1994, respectively.

     The fair values of residential mortgage loans held for sale are based upon quoted market prices of such loans sold in securitization transactions, including related unfunded loan commitments and hedging transactions.

DEPOSITS

The fair values of time deposits are based on discounted cash flow analyses using interest rates currently being offered on similar transactions. FAS 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits, transaction deposits, money market deposits and savings accounts, to equal the amount payable on demand. Although market premiums paid reflect an additional value for these low cost deposits, FAS 107 prohibits adjusting fair value for the expected benefit of these deposits. Accordingly, the positive effect of such deposits is not included in this table.

OTHER BORROWINGS AND SUBORDINATED DEBENTURE

The fair values of these instruments are based upon discounted cash flow analyses using interest rates currently being offered on similar instruments.

OFF-BALANCE-SHEET INSTRUMENTS

The fair values of commercial loan commitments and letters of credit are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements. The fair values of interest rate swaps are based on pricing models using current assumptions to arrive at replacement cost. The fair values of these off-balance-sheet instruments were not significant at December 31, 1995 and 1994. Residential mortgage loan commitments are included in determining the fair value of the mortgage loans held for sale.


(17) PARENT COMPANY ONLY FINANCIAL STATEMENTS

Summarized financial information for BOK Financial-Parent Company Only follows:

     Balance Sheets
     (In Thousands)                                DECEMBER 31,
                                             ------------------------
                                                 1995       1994
                                             ------------------------

     ASSETS
      Cash and cash equivalents                $     212   $  2,697
      Securities - available for sale              4,208          -
      Investment in subsidiaries                 302,199    235,751
      Other assets                                 1,761      1,617
     ----------------------------------------------------------------
        Total assets                           $ 308,380   $240,065
     ----------------------------------------------------------------

      LIABILITIES AND SHAREHOLDERS' EQUITY
      Short-term borrowings                    $   2,500   $    500
      Other liabilities                            4,315      2,663
     ----------------------------------------------------------------
     Total liabilities                             6,815      3,163
     ----------------------------------------------------------------
      Preferred stock                                 23         13
      Common stock                                     1          1
      Capital surplus                            157,395    142,718
      Retained earnings                          146,727    111,878
      Unrealized net loss on securities
       available for sale                         (2,427)   (17,423)

      Notes receivable                              (154)      (285)
     ----------------------------------------------------------------
     Total shareholders' equity                  301,565    236,902
     ----------------------------------------------------------------
     Total liabilities and shareholders'       $ 308,380   $240,065
      equity
     ----------------------------------------------------------------

STATEMENTS OF EARNINGS
(IN THOUSANDS)
                                               1995       1994       1993
                                            ----------------------------------
 Dividends, interest and fees received
  from subsidiaries                         $    1,460   $    458   $ 12,337
 Other operating revenue                         1,241         73         56
------------------------------------------------------------------------------
  Total revenue                                  2,701        531     12,393
------------------------------------------------------------------------------
 Interest expense                                  273          4          -
 Personal expense                                  407        350        304
 Professional fees and services                    212        373        153
 Other operating expense                           250        477        191
------------------------------------------------------------------------------
  Total expense                                  1,142      1,204        648
------------------------------------------------------------------------------
 Income (loss) before taxes, equity in
  undistributed income of subsidiaries
  and cumulative effect of change in
  accounting for income taxes                    1,559       (673)    11,745
  Federal and state income tax expense
  (credit)                                       1,043       (103)    (1,769)
------------------------------------------------------------------------------
 Income (loss) before equity in
  undistributed income of subsidiaries
  and cumulative effect of change in
  accounting for income taxes                      516       (570)    13,514
 Equity in undistributed income of
  subsidiaries                                  48,689     45,635     24,388
------------------------------------------------------------------------------
 Income before cumulative effect of
  change in accounting for income taxes         49,205     45,065     37,902
 Cumulative effect of change in
  accounting for income taxes                        -          -      1,570
------------------------------------------------------------------------------
 Net income                                 $   49,205   $ 45,065   $ 39,472
------------------------------------------------------------------------------


STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
                                              1995         1994       1993
                                            ----------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                $   49,205   $ 45,065   $ 39,472
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Equity in undistributed income of
     subsidiaries                              (48,689)   (45,635)   (24,388)
    Cumulative effect of change in
     accounting for income taxes                     -          -     (1,570)

    Noncash compensation expense                     -        257         45
    Gain on sale of available for sale
     securities                                 (1,213)         -          -
    Change in other assets                        (144)     1,537       (498)
    Change in other liabilities                  1,403      2,460       (986)
------------------------------------------------------------------------------
 Net cash provided by operating
  activities                                       562      3,684     12,075
------------------------------------------------------------------------------
 CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of available for
   sale securities                              13,287          -          -
  Purchases of available for sale
   securities                                  (15,641)         -          -
  Payment to purchase subsidiaries                   -          -     (3,880)
  Investment in subsidiaries                    (3,155)    (3,000)    (5,900)
------------------------------------------------------------------------------
 Net cash used in investing activities         (5,509)    (3,000)    (9,780)
------------------------------------------------------------------------------
 CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in short-term bnorrowings             2,000        500          -
  Issuance of preferred, common and
   treasury stock, net                             331        520      1,207
  Payments to dissenting shareholders                -     (1,707)         -
  Repurchase of preferred stock                      -     (1,292)         -
  Dividends on preferred stock                       -       (113)      (128)
  Payments on notes receivable                     131         93        397
------------------------------------------------------------------------------
 Net cash provided (used) by financing
  activities                                     2,462     (1,999)     1,476
------------------------------------------------------------------------------
 Net increase (decrease) in cash and
  cash equivalents                              (2,485)    (1,315)     3,771
 Cash and cash equivalents at beginning
  of period                                      2,697      4,012        241
------------------------------------------------------------------------------
 CASH AND CASH EQUIVALENTS AT END OF
  PERIOD                                    $      212   $  2,697   $  4,012
------------------------------------------------------------------------------
 NET ASSETS ACQUIRED FOR STOCK              $        -   $      -   $  6,866
------------------------------------------------------------------------------
 PAYMENT OF DIVIDENDS IN COMMON STOCK           14,346     13,764     13,743
------------------------------------------------------------------------------

                           BOK FINANCIAL CORPORATION


ANNUAL FINANCIAL SUMMARY - UNAUDITED

Consolidated Daily Average Balances,
Average Yields and Rates

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)               1995

                                        ----------------------------------------
                                               Average      Revenue/  Yield/
                                               Balance     Expense/1/  Rate
                                        ----------------------------------------

ASSETS
 Taxable securities                          $1,354,949    $ 83,076   6.13%
 Tax-exempt securities                          253,969      19,113   7.53
--------------------------------------------------------------------------------
   Total securities                           1,608,918     102,189   6.35
--------------------------------------------------------------------------------
 Trading securities                               3,672         242   6.59
 Funds sold and resell agreements                16,509         996   6.03
 Loans/2/                                     2,012,574     179,052   8.90
   Less reserve for loan losses                  38,318
--------------------------------------------------------------------------------
 Loans, net of reserve                        1,974,256     179,052   9.07
--------------------------------------------------------------------------------
   Total earning assets                       3,603,355     282,479   7.84
--------------------------------------------------------------------------------
 Cash and other assets                          420,634
--------------------------------------------------------------------------------
   Total assets                              $4,023,989
--------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
 Transaction deposits                        $  389,411      10,881   2.79
 Money market deposits                          369,183      14,395   3.90
 Savings deposits                               118,664       2,957   2.49
 Time deposits                                1,229,769      69,506   5.65
--------------------------------------------------------------------------------
   Total interest-bearing deposits            2,107,027      97,739   4.64
--------------------------------------------------------------------------------
 Other borrowings                             1,023,780      62,086   6.06
 Subordinated debenture                           5,797         352   6.07
--------------------------------------------------------------------------------
   Total interest-bearing liabilities         3,136,604     160,177   5.11
--------------------------------------------------------------------------------
 Demand deposits                                574,865
 Other liabilities                               40,161
 Shareholders' equity                           272,359
--------------------------------------------------------------------------------
   Total liabilities and shareholders'equity $4,023,989
--------------------------------------------------------------------------------
TAX-EQUIVALENT NET INTEREST REVENUE                         122,302  2.73
TAX-EQUIVALENT NET INTEREST REVENUE TO
 EARNING ASSETS                                                      3.39
Tax-equivalent adjustment/1/                                  7,038
--------------------------------------------------------------------------------
NET INTEREST REVENUE                                        115,264
Provision for loan losses                                       231
Other operating revenue                                      91,146
Other operating expense                                     142,206
--------------------------------------------------------------------------------
INCOME BEFORE TAXES AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING FOR                         63,973
  INCOME TAXES
 Federal and state income tax                                14,768
--------------------------------------------------------------------------------
 INCOME BEFORE CUMULATIVE EFFECT OF                          49,205
  CHANGE IN ACCOUNTING FOR INCOME TAXES
 Cumulative effect of change in                                   -
  accounting for income taxes
--------------------------------------------------------------------------------
 NET INCOME                                                $ 49,205
--------------------------------------------------------------------------------
EARNINGS PER AVERAGE COMMON SHARE
 EQUIVALENT:
Income before cumulative effect of change in
 accounting for income taxes
       Primary                                             $   2.33
--------------------------------------------------------------------------------
       Fully diluted                                           2.12
--------------------------------------------------------------------------------
Net Income
       Primary                                                 2.33
--------------------------------------------------------------------------------
       Fully diluted                                           2.12
------------------------------------------------------------------------------ --

/1/ Tax equivalent at the statutory federal and state rates for the periods presented. The taxable equivalent adjustments shown are for comparative purposes.
/2/ The loan averages included loans on which the accrual of interest has been discontinued and are stated net of unearned income.

                             1994                                      1993
-----------------------------------------------------------------------------------------
               Average     Revenue/   Yield/             Average     Revenue/   Yield/
               Balance    Expense/1/   Rate              Balance    Expense/1/   Rate
----------------------------------------------         ----------------------------------
              $1,249,791    $ 73,157    5.85%           $  986,349    $ 57,490    5.83%
                 200,099      15,369    7.68                99,420       7,879    7.92
-----------------------------------------------------------------------------------------
               1,449,890      88,526    6.11             1,085,769      65,369    6.02
-----------------------------------------------------------------------------------------
                   3,836         226    5.89                 4,517         243    5.38
                  42,897       2,008    4.68                50,137       1,793    3.58
               1,718,508     138,415    8.05             1,557,433     117,085    7.52
                  37,997                                    38,084
-----------------------------------------------------------------------------------------
               1,680,511     138,415    8.24             1,519,349     117,085    7.71
-----------------------------------------------------------------------------------------
               3,177,134     229,175    7.21             2,659,772     184,490    6.94
-----------------------------------------------------------------------------------------
                 374,239                                   333,436
-----------------------------------------------------------------------------------------
              $3,551,373                                $2,993,208
-----------------------------------------------------------------------------------------
              $  395,188       9,684    2.45            $  353,895       8,853    2.50
                 412,233      12,378    3.00               434,876      12,398    2.85
                 133,609       3,522    2.64               124,208       3,235    2.60
               1,072,011      45,557    4.25             1,062,561      40,758    3.84
-----------------------------------------------------------------------------------------
               2,013,041      71,141    3.53             1,975,540      65,244    3.30
-----------------------------------------------------------------------------------------
                 704,195      31,534    4.48               247,218       7,962    3.22
                  23,000       1,380    6.00                23,000       1,380    6.00
-----------------------------------------------------------------------------------------
               2,740,236     104,055    3.80             2,245,758      74,586    3.32
-----------------------------------------------------------------------------------------
                 541,144                                   522,136
                  43,792                                    36,468
                 226,201                                   188,846
-----------------------------------------------------------------------------------------
              $3,551,373                                $2,993,208
-----------------------------------------------------------------------------------------
                             125,120    3.41                           109,904    3.62
                                        3.94                                      4.13
                               6,117                                     3,136
-----------------------------------------------------------------------------------------
                             119,003                                   106,768
                                 195                                     3,376
                              74,364                                    76,610
                             133,475                                   125,861
-----------------------------------------------------------------------------------------
                              59,697                                    54,141
                              14,632                                    16,239
-----------------------------------------------------------------------------------------
                              45,065                                    37,902
                                   -                                     1,570
-----------------------------------------------------------------------------------------
                            $ 45,065                                  $ 39,472
-----------------------------------------------------------------------------------------

                               $2.12                                     $1.80
                                1.93                                      1.63
-----------------------------------------------------------------------------------------

                                2.12                                      1.88
-----------------------------------------------------------------------------------------
                                1.93                                      1.70
-----------------------------------------------------------------------------------------

QUARTERLY FINANCIAL SUMMARY - UNAUDITED

Consolidated Daily Average Balances,
Average Yields and Rates

(Dollars in Thousands Except Per Share Data)

                                                                                  For Three Months Ended
                                                       -------------------------------------------------------------------------
                                                               December 31, 1995                      September 30, 1995
                                                       -----------------------------------      --------------------------------

                                                          Average     Revenue/   Yield/          Average     Revenue/   Yield/
                                                          Balance    Expense/1/   Rate           Balance    Expense/1/   Rate
                                                       -------------------------------------------------------------------------
ASSETS
  Taxable securities                                     $1,285,158     $19,337    5.97%        $1,336,474     $20,243    6.01%
  Tax-exempt securities                                     256,599       4,824    7.46            255,688       4,798    7.44
--------------------------------------------------------------------------------------------------------------------------------
       Total securities                                   1,541,757      24,161    6.22          1,592,162      25,041    6.24
--------------------------------------------------------------------------------------------------------------------------------
  Trading securities                                          3,787          72    7.54              3,323          51    6.09
  Funds sold and resell agreements                           19,197         288    5.95              9,826         149    6.02
  Loans/2/                                                2,145,558      47,838    8.85          2,073,088      46,216    8.84
       Less reserve for loan losses                          38,378                                 38,372
--------------------------------------------------------------------------------------------------------------------------------
  Loans, net of reserve                                   2,107,180      47,838    9.01          2,034,716      46,216    9.01
--------------------------------------------------------------------------------------------------------------------------------
       Total earning assets                               3,671,921      72,359    7.82          3,640,027      71,457    7.79
--------------------------------------------------------------------------------------------------------------------------------
  Cash and other assets                                     431,982                                418,656
--------------------------------------------------------------------------------------------------------------------------------
       Total assets                                      $4,103,903                             $4,058,683
--------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
  Transaction deposits                                   $  385,302       2,714    2.79         $  387,039       2,713    2.78
  Money market deposits                                     374,618       3,891    4.12            378,298       3,802    3.99
  Savings deposits                                          106,633         654    2.43            115,312         710    2.44
  Time deposits                                           1,338,106      19,416    5.76          1,208,924      17,454    5.73
--------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing deposits                    2,204,659      26,675    4.80          2,089,573      24,679    4.69
--------------------------------------------------------------------------------------------------------------------------------
  Other borrowings                                          973,914      14,457    5.89          1,060,864      15,952    5.97
  Subordinated debenture                                          -           -       -                  -           -       -
--------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities                 3,178,573      41,132    5.13          3,150,437      40,631    5.12
--------------------------------------------------------------------------------------------------------------------------------
  Demand deposits                                           584,748                                586,340
  Other liabilities                                          43,465                                 39,746
  Shareholders' equity                                      297,117                                282,160
--------------------------------------------------------------------------------------------------------------------------------
       Total liabilities and shareholders' equity        $4,103,903                             $4,058,683
--------------------------------------------------------------------------------------------------------------------------------
TAX-EQUIVALENT NET INTEREST REVENUE/1/                                   31,227    2.69                         30,826    2.67
TAX-EQUIVALENT NET INTEREST REVENUE/1/ TO EARNING ASSETS                           3.37                                   3.36
Tax-equivalent adjustment/1/                                              1,780                                  1,771
--------------------------------------------------------------------------------------------------------------------------------
NET INTEREST REVENUE                                                     29,447                                 29,055
Provision for loan losses                                                   176                                     15
Other operating revenue                                                  23,951                                 23,185
Other operating expense                                                  36,852                                 35,682
--------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE TAXES                                                      16,370                                 16,543
Federal and state income tax                                              3,707                                  4,050
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                              $12,663                                $12,493
--------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER AVERAGE COMMON SHARE EQUIVALENT:
  NET INCOME
       Primary                                                              .60                                    .59
--------------------------------------------------------------------------------------------------------------------------------
       Fully diluted                                                        .54                                    .54
--------------------------------------------------------------------------------------------------------------------------------

/1/ Tax equivalent at the statutory federal and state rates for the periods presented. The taxable equivalent adjustments shown are for comparative purposes.
/ 2/ The loan averages included loans on which the accrual of interest has been discontinued and are stated net of unearned income.

                                           For Three Months Ended
----------------------------------------------------------------------------------------------------------------
          June 30, 1995                         March 31, 1995                         December 31, 1994
--------------------------------      ------------------------------------    ----------------------------------

  Average      Revenue/   Yield/         Average     Revenue/   Yield/           Average     Revenue/   Yield/
  Balance     Expense/1/   Rate          Balance    Expense/1/   Rate            Balance    Expense/1/   Rate
----------------------------------------------------------------------------------------------------------------
$1,425,922       $21,905    6.16%       $1,373,411     $21,591    6.38%         $1,290,165     $19,485    5.99%
   253,770         4,799    7.59           249,725       4,692    7.62             234,875       4,515    7.63
----------------------------------------------------------------------------------------------------------------
 1,679,692        26,704    6.38         1,623,136      26,283    6.57           1,525,040      24,000    6.24
----------------------------------------------------------------------------------------------------------------
     4,565            72    6.33             3,010          47    6.33               2,379          37    6.17
    13,670           213    6.25            23,463         346    5.98              19,466         279    5.69
 1,958,467        43,999    9.01         1,869,484      40,999    8.89           1,827,779      38,855    8.43
    38,218                                  38,302                                  38,477
----------------------------------------------------------------------------------------------------------------
 1,920,249        43,999    9.19         1,831,182      40,999    9.08           1,789,302      38,855    8.62
----------------------------------------------------------------------------------------------------------------
 3,618,176        70,988    7.87         3,480,791      67,675    7.88           3,336,187      63,171    7.51
----------------------------------------------------------------------------------------------------------------
   424,687                                 406,957                                 407,916
----------------------------------------------------------------------------------------------------------------
$4,042,863                              $3,887,748                              $3,744,103
----------------------------------------------------------------------------------------------------------------
$  393,141         2,739    2.79        $  392,266       2,715    2.81          $  400,393       2,627    2.60
   362,817         3,515    3.89           360,745       3,187    3.58             393,074       3,283    3.31
   123,169           738    2.40           129,834         855    2.67             135,765         942    2.75
 1,193,816        16,997    5.71         1,176,686      15,639    5.39           1,082,683      12,953    4.75
----------------------------------------------------------------------------------------------------------------
 2,072,943        23,989    4.64         2,059,531      22,396    4.41           2,011,915      19,805    3.91
----------------------------------------------------------------------------------------------------------------
 1,090,359        16,868    6.21           969,528      14,808    6.19             860,298      11,774    5.43
       506            12    9.00            23,000         341    6.00              23,000         346    6.00
----------------------------------------------------------------------------------------------------------------
 3,163,808        40,869    5.18         3,052,059      37,545    4.99           2,895,213      31,925    4.37
----------------------------------------------------------------------------------------------------------------
   576,761                                 551,114                                 566,149
    38,269                                  39,118                                  44,766
   264,025                                 245,457                                 237,975
----------------------------------------------------------------------------------------------------------------
$4,042,863                              $3,887,748                              $3,744,103
----------------------------------------------------------------------------------------------------------------
                  30,119    2.69                        30,130    2.89                          31,246    3.14
                            3.34                                  3.51                                    3.72
                   1,760                                 1,727                                   1,797
----------------------------------------------------------------------------------------------------------------
                  28,359                                28,403                                  29,449
                      40                                     -                                     135
                  21,857                                22,153                                  20,072
                  34,567                                35,105                                  35,022
----------------------------------------------------------------------------------------------------------------
                  15,609                                15,451                                  14,364
                   3,527                                 3,484                                   2,626
----------------------------------------------------------------------------------------------------------------
                 $12,082                               $11,967                                 $11,738
----------------------------------------------------------------------------------------------------------------

                     .57                                   .57                                     .55
----------------------------------------------------------------------------------------------------------------
                     .52                                   .52                                     .50
----------------------------------------------------------------------------------------------------------------

BOK FINANCIAL CORPORATION
1995 ANNUAL REPORT
APPENDIX A

==========================================================================================
Earnings Per Share
Graph I
For Year Ended December 31,

                                  1995        1994        1993        1992        1991
                                  ----        ----        ----        ----        ----
 Fully diluted earnings
  per share                       $2.12       $1.93       $1.70       $1.33       $0.88

==========================================================================================
Funding
Graph II
For Year Ended December 31,
(Dollars in thousands)

                                  1995        1994        1993        1992        1991
                                  ----        ----        ----        ----        ----
 Deposits                      $2,937,709   2,629,574   2,610,927   2,588,570   2,054,172

 Borrowed Funds                   947,806     974,334     240,557     157,992     155,523

 Capital and
  subordinated debt               301,565     259,902     236,943     185,331     127,873

 Other                             34,838      34,466      40,614      33,438      34,792
                               ----------  ----------  ----------  ----------  ----------
 Total Funding                 $4,221,918  $3,898,276  $3,129,041  $2,965,331  $2,372,360
                               ==========  ==========  ==========  ==========  ==========
==========================================================================================
Loans
Graph III
For Year Ended December 31,
(Dollars in thousands)

                                  1995        1994        1993        1992        1991
                                  ----        ----        ----        ----        ----
 Commercial                    $  861,064  $  746,066  $  692,536  $  681,004  $  584,873

 Real Estate                    1,107,830     884,590     830,723     665,961     563,721

 Consumer                         225,474     213,397     155,296     133,279      97,516
                               ----------  ----------  ----------  ----------  ----------
                               $2,194,368  $1,844,053  $1,678,555  $1,480,244  $1,246,110
                               ==========  ==========  ==========  ==========  ==========
==========================================================================================

==========================================================================================
Commercial Loans
Graph IV
For Year Ended December 31,
(Dollars in thousands)

                                  1995        1994        1993        1992        1991
                                  ----        ----        ----        ----        ----
 Energy                         $159,887    $162,767    $161,273    $137,619    $103,679

 Wholesale/retail                143,941      95,021      81,207      88,537      84,037

 Agriculture                      86,733      82,527      69,315      61,186      62,204

 Manufacturing                   136,701     106,104      99,464      89,015      55,870

 Other                           333,802     299,647     281,277     304,647     279,083
                                --------    --------    --------    --------    --------
                                $861,064    $746,066    $692,536    $681,004    $584,873
                                ========    ========    ========    ========    ========
==========================================================================================
Real Estate Loans
Graph V
For Year Ended December 31,
(Dollars in thousands)

                                   1995        1994       1993       1992       1991
                                   ----        ----       ----       ----       ----
 Commercial Real
  Estate                        $  450,385   $363,600   $293,122   $292,768   $228,116

 Single Family
  Residential                      436,816    373,389    254,505    213,201    168,151

 Construction & Land
  Development                      148,217    106,692     93,310     81,022    107,016

 Loans Held for Sale                72,412     40,909    189,786     78,970     60,438
                                ----------   --------   --------   --------   --------
                                $1,107,830   $884,590   $830,723   $665,961   $563,721
                                ==========   ========   ========   ========   ========

==========================================================================================
Other Operating Revenue
Graph VI
For Year Ended December 31,
(Dollars in thousands)

                                       1995        1994       1993       1992       1991
                                       ----        ----       ----       ----       ----
 Deposit fees & service
  charges                            $21,152     $20,698    $20,825    $17,704    $14,451

 Trust fees and commissions           19,363      17,117     16,824     15,007     13,568

 Mortgage banking revenue             20,336      15,868     12,564     11,895      8,186

 Other                                30,295      20,681     26,397     18,637     16,393
                                     -------     -------    -------    -------    -------
 Total Operating Revenue             $91,146     $74,364    $76,610    $63,243    $52,598
                                     =======     =======    =======    =======    =======

==========================================================================================

SHAREHOLDER INFORMATION

     BOK Financial is a bank holding company providing financial and related services to individuals and businesses. It is primarily engaged in commercial and consumer banking through its two banking subsidiaries. In conducting their businesses, the banks receive deposits, make loans, provide trust, investment and corporate services, operate the TransFund interchange of automated teller machines and generally engage in all aspects of commercial and consumer banking.

       CORPORATE HEADQUARTERS            LEGAL COUNSEL
       Bank of Oklahoma Tower            Frederic Dorwart, Lawyers
       P.O. Box 2300                     Old City Hall
       Tulsa, Oklahoma 74192             124 E. Fourth St.
       (918) 588-6000                    Tulsa, Oklahoma 74103-5010
                                         (918) 583-9922
       TRANSFER AGENT AND REGISTRAR
       Bank of Oklahoma, N.A.            COMMON SHARES: Traded Over the Counter,
       Stock Transfer Department         NASDAQ Symbol: BOKF
       P.O. Box 2300
       Tulsa, Oklahoma 74192             MARKET MAKERS:
                                         Herzog, Heine, Geduld, Inc.
       INDEPENDENT AUDITORS:             Pauli and Company
       Ernst & Young LLP                 Southwest Securities, Inc.
       Bank of Oklahoma Tower            Sanders Morris Mundy, Inc.
       Tulsa, Oklahoma 74172
       (918) 560-3600


     Copies of BOK Financial Corporation's Annual Report to Shareholders, Quarterly Reports and Form 10-K to the Securities and Exchange Commission are available without charge upon written request. Analysts, shareholders and other investors seeking financial information about BOK Financial Corporation are invited to contact James A. White, Executive Vice President & Chief Financial Officer, (918) 588-6752. News media and others seeking general information should contact Becky J. Frank, Vice President, Public Relations manager, (918) 588-6831.

DIRECTORS

BOK Financial Corporation
--------------------------------------------------------------------------------

GEORGE B. KAISER                       GLENN A. COX                             ROBERT J. LAFORTUNE
Chairman of the Board                  Retired President and COO                Personal Investments
Bank of Oklahoma, N.A.                 Phillips Petroleum Company

STANLEY A. LYBARGER                    DR. ROBERT H. DONALDSON                  PHILIP C. LAUINGER, JR.
President and CEO                      President, The University of Tulsa       Chairman
Bank of Oklahoma, N.A.                                                          Lauinger Publishing Company

KEITH E. BAILEY                        WILLIAM E. DURRETT                       ROBERT L. PARKER, SR.
Chairman, President and CEO            Chairman, President and CEO              Chairman, Parker Drilling Company
The Williams Companies                 American Fidelity Corp.

JAMES E. BARNES                        JAMES O. GOODWIN                         JAMES A. ROBINSON
Chairman and CEO, MAPCO, Inc.          CEO                                      Personal Investments
                                       The Oklahoma Eagle Publishing Co.

SHARON J. BELL                         V. BURNS HARGIS                          L. FRANCIS ROONEY, III
Managing Partner, Rogers and Bell      Attorney, McAfee & Taft                  Chairman and CEO
                                                                                Manhattan Construction Company

LARRY W. BRUMMETT                      THOMAS J. HUGHES, III                    ROBERT L. ZEMANEK
Chairman, President and CEO,           President and CEO                        President and CEO
ONEOK Inc.                             Hughes Lumber Company                    Public Service Co. of Oklahoma

WILLIAM B. CLEARY                      E. CAREY JOULLIAN, IV
Manager, Cleary Exploration L.L.C.     President, Mustang Fuel Corporation

Bank of Oklahoma, N.A.
--------------------------------------------------------------------------------

GEORGE B. KAISER                      RALPH S. CUNNINGHAM                         THOMAS J. HUGHES, III
Chairman of the Board                 President and CEO, Citgo Petroleum          President and CEO
Bank of Oklahoma, N.A.                                                            Hughes Lumber Company

STANLEY A. LYBARGER                   NANCY T. DAVIES                             E. CAREY JOULLIAN, IV
President and CEO                     Community Leader                            President, Mustang Fuel Corporation
Bank of Oklahoma, N.A.

W. WAYNE ALLEN                        DR. ROBERT H. DONALDSON                     FRANK A. MCPHERSON
Chairman and CEO                      President, The University of Tulsa          Chairman and CEO
Phillips Petroleum Co.                                                            Kerr-McGee Oil Corporation

KEITH E. BAILEY                       JAMES O. GOODWIN                            L. FRANCIS ROONEY, III
Chairman, President and CEO           CEO                                         Chairman and CEO
The Williams Companies                The Oklahoma Eagle Publishing Co.           Manhattan Construction Company

LARRY W. BRUMMETT                     D. JOSEPH GRAHAM                            JAMES A. WHITE
Chairman, President and CEO,          Vice President and CFO                      Executive Vice President and CFO
ONEOK Inc.                            Kaiser-Francis Oil Co.                      Bank of Oklahoma, N.A.

WILLIAM B. CLEARY                     V. BURNS HARGIS                             ROBERT L. ZEMANEK
Manager, Cleary Exploration L.L.C.    Attorney, McAfee & Taft                     President and CEO
                                                                                  Public Service Co. of Oklahoma

GLENN A. COX                          EUGENE A. HARRIS
Retired President and COO             Executive Vice President
Phillips Petroleum Company            Bank of Oklahoma, N.A.

OPERATING SUBSIDIARIES

Bank of Oklahoma, N.A.                                  Citizens Bank of Northwest Arkansas, N.A.
----------------------------------------------------    -----------------------------------------

TULSA                     OKLAHOMA CITY                 FAYETTEVILLE
-----                     -------------                 ------------
BANK OF OKLAHOMA TOWER    BANK OF OKLAHOMA PLAZA        3500 N. College
One Williams Center       Robinson at Robt. S. Kerr     (501) 521-8000
(918) 588-6000            (405) 272-2450

Subsidiaries of Bank of Oklahoma, N.A.
--------------------------------------------------------------------------------

BANCOKLAHOMA TRUST COMPANY                                                BANCOKLAHOMA MORTGAGE CORP.


TULSA                                    OKLAHOMA CITY                    TULSA                         SAND SPRINGS

-----                                    -------------                    -----                         ------------


BANK OF OKLAHOMA TOWER                   6307 WATERFORD BLVD.             COPPER OAKS                   401 E. Broadway

One Williams Center, 10th Floor          (405) 879-8100                   7060 S. Yale                  (918) 241-8000

(918) 588-6437                                                            (918) 488-7140


ALLIANCE TRUST COMPANY                   BANK OF OKLAHOMA PLAZA           PINE AND LEWIS                OKLAHOMA CITY
                                                                                                        -------------
2009 Independence Dr.                    201 Robert S. Kerr, 4th Floor    1604 N. Lewis                 5015 N. Pennsylvania
Sherman, Texas                           (405) 272-2459                   595-3000                      (405) 879-8700
(903) 813-5100



4825 LBJ Freeway, Suite 632              SOUTHWEST TRUST COMPANY          OWASSO

                                                                          ------
Dallas, Texas                            6307 Waterford Blvd.             413 E. 2nd Ave.
(214) 490-8591                           Oklahoma City                    (918) 588-8650
                                         (405) 879-8100

BOSC, INC
3045 S. Harvard
Tulsa
(918) 746-5720

Major Customer Service Offices
--------------------------------------------------------------------------------

BUSINESS BANKING CENTERS                                    PRIVATE FINANCIAL SERVICES

TULSA                         OAKLAHOMA CITY                TULSA                         OKLAHOMA CITY
-----                         ---------------               -----------------             --------------
BROOKSIDE BANKING CENTER      NORTHWEST BANKING CENTER      MIDTOWN AT LEWIS CENTER       NORTHWEST BANKING CENTER
3237 S. Peoria                3535 N.W. 58th, 2nd Floor     2021 S. Lewis,                3535 N. W.  58th
(918) 746-7400                (405) 951-5400                (918) 748-7283                (405) 272-2215

COMMERCIAL                                                  DOWNTOWN AT                   WATERFORD
METROPOLITAN, NATIONAL, ENERGY & REAL ESTATE OFFICES        320 BOSTON CENTER             6307 Waterford Blvd., Ste. 100
                                                            320 S. Boston                 (405) 879-8100
                                                            (918) 588-6214

TULSA                         OKLAHOMA CITY                                               ENID
-----                         -------------                                               ----
BANK OF OKLAHOMA TOWER        BANK OF OKLAHOMA PLAZA        BROOKSIDE BUSINESS CENTER     2308 N. Van Buren
1 Williams Center             Robinson at Robt. S. Kerr     3237 S. Peoria                (405) 548-8523
(918) 588-6000                (405) 272-2000                (918) 743-7418

CONSUMER BANKING                                            61ST & YALE
                                                            Opening Spring 1996

TULSA                         OKLAHOMA CITY                 BARTLESVILLE
-----                         -------------                 -------------
BANK OF OKLAHOMA TOWER        BANK OF OKLAHOMA PLAZA        3815 S.E. Frank Phillips Blvd.
1 Williams Center             Robinson at Robt. S. Kerr     (918) 335-5316
(918) 588-6010                (405) 272-2548

BANCOKLAHOMA INVESTMENT CENTER

TULSA
-----
RANCH ACRES                   Investment Center Financial
3045 S. Harvard, Suite 101    Consultants are located in all
(918) 746-5770                Consumer, Community and
                              Private Financial Services
                              locations statewide.

BANK OF OKLAHOMA, N.A. LOCATIONS

Oklahoma City Area Locations                                Tulsa Area Locations
----------------------------------------------------        --------------------------------------------------------------
OKLAHOMA CITY PLAZA           VILLAGE                       TULSA DOWNTOWN                     CITY PLAZA
201 Robt S. Kerr              9300 N. Pennsylvania          BANKING CENTER                     5330 E. 31st
                                                            One Williams Center

DOWNTOWN EXPRESS BANK         WINDSOR HILLS                 DOWNTOWN AUTOBANK                  LEWIS CENTER
4th & Robinson                2601 N. Meridian              2nd & Denver                       2021 S. Lewis

ALBERTSON'S, BRITTON & MAY    DEL CITY                      320 BOSTON CENTER                  PINE & LEWIS
                              4324 S. E. 44th               320 S. Boston

ALBERTSON'S, MACARTHUR        EDMOND, BROADWAY              31ST & GARNETT                     RANCH ACRES
AND NW EXPRESSWAY             1515 S. Broadway                                                 3045 S. Harvard

CANDLEWOOD                    MIDWEST CITY                  61ST & YALE -                      SOUTHROADS
6517 N.W. Expressway          1500 S. Midwest Blvd.         Opening Spring 1996                4901 E. 41st

NICHOLS HILLS AUTOBANK        MIDWEST CITY, AIR DEPOT       71ST & SHERIDAN                    SOUTHWEST TULSA
7600 N. Western               1201 S. Air Depot Blvd.                                          4544 S. 33rd W. Ave.

NORTHWEST BANKING CENTER      ALBERTSON'S, I-35 &           101ST & SHERIDAN                   BIXBY
3535 N. W. 58th               ROBINSON, NORMAN                                                 11709 S. Memorial

PENN TOWER                    NORMAN-MIDTOWN                ALBERTSON'S, 51ST & HARVARD        BROKEN ARROW, ALBERTSON'S,
50 Penn Place                 707 W. Main                                                      101ST & ELM

QUAIL CREEK                   NORMAN-WEST                   ALBERTSON'S, 51ST & MEMORIAL       BROKEN ARROW, ASPEN CREEK
11300 N. May Ave.             3550 W. Main                                                     2100 W. Houston

SOUTH OKC                     YUKON                         ALBERTSON'S, 71ST & GARNETT        BROKEN ARROW,
7701 S. Western               1100 S. Garth Brooks Blvd.                                       ELM & KENOSHA
                                                                                               903 W. Kenosha

                                                            ALBERTSON'S, 81ST & YALE           SAND SPRINGS
                                                                                               401 E. Broadway

                                                            ALBERTSON'S, 101ST & MEMORIAL

                                                            BROOKSIDE
                                                            3237 S. Peoria

Community Locations
--------------------------------------------------------------------------------

BARTLESVILLE                       GROVE                              MCALESTER                NEWKIRK
------------                       -----                              ---------                -------
MAIN BANK                          201 S. Main                        One E. Choctaw           110 S. Main
3815 S. E. Frank Phillips Blvd.

                                   ENID                               MUSKOGEE                 PONCA CITY
                                   ----                               --------                 ----------
DOWNTOWN                           NORTHWEST                          DOWNTOWN                 2005 N. 14th St.
5th & Keeler                       2308 N. Van Buren                  325 W. Broadway

WASHINGTON PARK MALL               SOUTH                              EASTSIDE
132 Washington Park Mall           2021 W. Owen K. Garriott           2520 Chandler Rd.

BOK IN WAL-MART                    EUFAULA                            WESTSIDE
                                   -------
4000 Green Country Road            219 S. Main                        300 N. 32nd St.


CITIZENS BANK OF NORTHWEST ARKANSAS, N.A. LOCATIONS

FAYETTEVILLE - MAIN BANK           FAYETTEVILLE - EASTSIDE            FAYETTEVILLE - DOWNTOWN      ROGERS
------------                       ------------                       ------------
3500 N. College                    2025 N. Crossover Road             11 N. College                2000 W. Walnut

EXECUTIVE OFFICERS

GEORGE B. KAISER*                  MARK W. FUNKE                      Community Banking             BancOklahoma Mortgage Corp.
Chairman of the Board              Executive Vice President           -----------------             --------------------------
                                   Chief Operating Officer            JOHN W. ANDERSON              DAVID L. LAUGHLIN
                                   Oklahoma City                      President, Bartlesville       President


STANLEY A. LYBARGER*               EUGENE A. HARRIS                   DOUGLAS W. DIXON              BancOklahoma Trust Company
President,                         Executive Vice President           President, Grove              --------------------------
Chief Executive Officer            Commercial Banking                                               H. JAMES HOLLOMAN
                                                                                                    President

WAYNE D. STONE*                    JOHN J. MAINTZ                     DAVID P. JONES                Alliance Trust Company, N.A.
President, Bank of Oklahoma        Senior Vice President              President, Muskogee           ----------------------------
Oklahoma City Regional Office      Credit Administration                                            JAMES W. BARNES
                                                                                                    President


JAMES E. WHITE*                    H. JAMES HOLLOMAN                  J. BLAKE MOFFATT              PHILIP S. MCKINZIE

Executive Vice President           Executive Vice President           President, Sands Springs      Executive Vice President
Chief Financial Officer            Trust Division                                                   Sherman, Texas


FREDERIC DORWART*                  NORMAN W. SMITH                    J. MICHAEL STUART
Secretary                          Executive Vice President           President, Enid
                                   Consumer Banking

                                                                         -----------
LOWELL E. FAULKENBERRY*            GREGORY K. SYMONS                  JOHN J. ROWNAK, JR.
Senior Vice President              Executive Vice President           President and Chief
Auditor                            Services                           Executive Officer
                                                                      Citizens Bank of
                                                                      Northwest Arkansas, N.A.**

JOHN C. MORROW*                    CHARLES D. WILLIAMSON
Senior Vice President              Executive Vice President
Controller, Financial              Capital Markets
Accounting


Senior Vice Presidents

JAMES W. BARNES                    JAMES R. DICKSON                   JAMES L. HUNTZINGER           DAVID A. RALSTON

Trust Division                     Trust Division                     Trust Division                Commercial Real Estate


BARRY L. BELL                      JAMES A. DIETZ                     RONALD E. LEFFLER             JOHN M. ROBINSON

BancOklahoma Mortgage              Credit Administration              Consumer Banking              Commercial Banking Center


STEVEN G. BRADSHAW                 WADE EDMUNDSON                     VANE T. LUCAS                 JOE L. RODANSKI

Investment Center                  Special Industry Group             Marketing                     Trust Division


MICHAEL L. BRISTLE                 BARBARA L. EIKNER                  JAMES S. MARSHALL             JOANN G. SCHAUB

Bank Operations                    Bank Operations                    BancOklahoma Mortgage         Trust Division


ROBERT W. CARROLL                  ELLEN D. FLEMING                   MARC C. MAUN                  DAVID A. SHARPE

Legal                              Trust Division                     Acquisitions                  Electronic Banking


WILLIAM J. CLUNE                   DOUG FULLER                        PAUL D. MESMER                CARL L. SHORTT, JR.

Agriculture                        Commercial Banking Center          Special Assets                Trust Division


CHARLES E. COTTER                  GARELD F. GILL                     STEPHEN E. NELL               JAMES F. ULRICH

Special Assets                     Information Services               Controller                    Human Resources

                                                                      Management Accounting


JAMES T. CRAWFORD II               MARSHALL K. GRANT                  STEPHEN R. PATTISON           NANCY E. UTTER
Private Financial Services         BancOklahoma Mortgage              Corporate Banking             Consumer Credit Administration


TERRY L. CROLL                     LAWRENCE B. HALKA                  PATRICK E. PIPER              JERRY M. WILLIAMS

Treasury Services                  Trust Division                     Consumer Banking              Trust Division


BRETT A. DEAN                      RICHARD C. HAUGLAND                                              H. MATT WILSON
Capital Markets                    Muskogee                                                         Commercial Banking

*   BOK Financial and Bank of Oklahoma, N.A. officers
**  wholly-owned subsidiary of BOK Financial

                                    BANK OF
                                OKLAHOMA, N.A.

                            Bank of Oklahoma Tower
                                 P.O. Box 2300
                                Tulsa, OK 74192
                                (918) 588-6000



                                 CITIZENS BANK
                          of Northwest Arkansas, N.A.

                                 P.O. Box 1407
                            Fayetteville, AR 72703
                                (501) 521-8086