Form 10-K, Exhibit 13
period 1996-12-31
BOK FINANCIAL CORP ET AL
filed 1997-03-27
CIK 875357

BOK FINANCIAL CORPORATION

                                  EXHIBIT 13

                        ANNUAL REPORT TO SHAREHOLDERS




                              Table of Contents

             Consolidated Selected Financial Data                5

             Management's Assessment of Operations and
               Financial Condition                               6

             Selected Quarterly Financial Data                  11

             Report of Management on Financial Statements       19

             Report of Independent Auditors                     19

             Consolidated Financial Statements                  20

             Notes to Consolidated Financial Statements         25

             Annual Financial Summary                           44

             Quarterly Financial Summary                        46

             Appendix A                                         48

BOK FINANCIAL CORPORATION AT A GLANCE

     BOK Financial Corp. is a multi-bank holding company with $4.6 billion in assets, whose bank subsidiaries are Bank of Oklahoma, N.A. and Bank of Arkansas (Citizens Bank of Northwest Arkansas, N.A.). Acquisitions of two Dallas banks - First National Bank of Park Cities and First Texas Bank - were consumated in early 1997.

OTHER OPERATING UNITS

     Citizens Mortgage Corp. / BOk Mortgage / BancOklahoma Trust Co. / Alliance Trust Co., N.A. / TransFund Electronic Funds Transfer Network

PROFILE

     More than 65 bank locations in a three-state area, including 22 in Oklahoma City and 23 in Tulsa / 15 supermarket locations / Approximately 2,100 employees / Common Stock traded on NASDAQ under the symbol BOKF / Largest financial institution in Oklahoma / Founded in 1910 as Exchange National Bank of Tulsa


  1      Management Letter

  5      Management's Assessment of Operations and Financial Condition

 19      Report of Management on Financial Statements

 19      Report of Independent Auditors

 20      Consolidated Financial Statements

 48      Appendix A

 49      Shareholder and Corporate Information

FINANCIAL HIGHLIGHTS

(Dollars In Thousands Except Share Data)

                                         1996           1995           1994
                                    --------------------------------------------

  FOR THE YEARS ENDED DECEMBER 31

     Net income                     $     54,127  $      49,205  $      45,065

     Earnings per share:
       Primary                              2.48           2.25           2.05
       Fully diluted                        2.24           2.05           1.88
  ------------------------------------------------------------------------------

     Return on average assets               1.26%          1.22%          1.26%
     Return on average equity              16.80          18.07          19.92

  AS OF DECEMBER 31

     Loans, net of reserves         $  2,349,432   $  2,156,081      1,805,782
     Assets                            4,620,700      4,244,118      3,927,276
     Deposits                          3,256,755      2,937,709      2,629,574
     Shareholders' equity                359,966        301,565        236,902
     Nonperforming assets                 42,227         42,066         31,881
  ------------------------------------------------------------------------------

     Book value per common share     $     16.48   $      13.83          10.85
     Common shares outstanding
       (fully diluted)                24,252,033     23,208,982     22,467,186
  ------------------------------------------------------------------------------

     Tier 1 capital ratio                  10.49%          9.91%          9.14%
     Total capital ratio                   11.74          11.17          11.19
     Leverage ratio                         7.46           6.55           5.64
     Shareholders' equity to
        total assets                        7.79           7.11           6.03

     Reserve for loan losses to
        nonperforming loans               119.91          99.02         137.76
     Reserve for loan losses to
        loans(1)                            1.96           1.80           2.12
     Net charge offs (recoveries)
        to average loans                    (.12)           .01            .01
  --------------------------------- ------------------------------ -------------

(1) Excludes residential mortgage loans held for sale which are carried at the lower of aggregate cost or market value.

TO OUR SHAREHOLDERS, CUSTOMERS, EMPLOYEES AND FRIENDS

   Last year continued the pattern of change and consolidation in the financial services industry which has characterized the past several years. Our company recorded a very successful year in this environment, both financially and strategically, and we are pleased to report on this performance and discuss our goals for the future.

         Net income for the year was $54.1 million, or $2.24 per share, an increase of 10 percent over 1995 earnings, or 9 percent on a per share basis. Recurring core earnings grew at a materially faster pace. The increase was derived from an improved net interest margin and very strong growth in other operating revenue. Loans grew by 11.9 percent, with a total increase of $240 million, and deposits increased in excess of $440 million, the result of our emphasis on improving our funding sources following several years during which loan growth had outstripped core funding growth. Our net interest margin increased 15 basis points, to 3.54 percent, principally due to a reduction in low margin reinvested borrowings.

(Net Income graph appears here.  See Appendix A, graph I)

         Growth in other operating revenues was dramatic -- with an overall increase of 20 percent -- and with every line of business making a significant contribution to the increase. Mortgage banking, brokerage operations, and our TransFund electronic funds transfer network each contributed increases in excess of 25 percent. Operating expenses grew 6.5 percent, excluding non-recurring charges totaling $7.6 million resulting from Federal legislative action to recapitalize the Savings Association Insurance Fund and a related decision we made to eliminate core deposit intangible assets associated with acquired thrift deposits.

IS THERE A NEW COMPETITIVE LANDSCAPE?

         Oklahoma's banking industry saw dramatic shifts during 1996. Our last two multi-billion dollar competitors announced sales to large out-of-state banks, leaving BOk as the only locally owned and managed institution of its size in the state. BOK Financial now has an historic opportunity to differentiate itself as Oklahoma's leading bank, and as the only major statewide financial institution with a single minded commitment to building the Oklahoma economy and employment base. We are confident that BOk, with its roots and future tied to Oklahoma's, will thrive in an environment in which our national franchise competitors are hobbled by multi-level decisionmaking and lack of sensitivity to the needs of local customers.

ABOUT 1996

         Commercial banking activity continued at a strong pace. Average commercial loans increased over 13 percent for the year, ending at a new high of $1.66 billion. Growth in cash management income was particularly strong, increasing 14 percent. During the year, we were successful in winning the business of several major companies against national competition, again attesting to the quality of our entire package of corporate services.

(Loans graph appears here.  See appendix A, graph II).

         Our supermarket banking expansion continued, with five new locations opened in 1996, and with plans to add eight more supermarket branches in 1997. This expansion will bring us to 23 supermarket locations and a total network of 75 in Oklahoma, Arkansas and Texas -- the clear leader in convenience in our markets. During 1996, we also introduced personal computer banking and announced plans to introduce interactive video kiosks for consumer lending and other transactions. Customer convenience was further augmented by BOk's 24-hour ExpressBank, our telephone sales and service center which was introduced in 1995. By offering the ultimate in convenience, the ExpressBank grew dramatically last year, handling more than 1 million calls and generating more than 25 percent of our consumer loan applications.

(Real Estate Loans graph appears here.  See appendix A, graph III).

         BOk Mortgage, the state's leading mortgage originator, grew 32 percent in total production -- including a 46 percent growth in retail production -- and now has a servicing portfolio of $5.9 billion. Wholesale and retail residential originations have totaled $2.9 billion since 1992.

New production offices in Fayetteville, Bentonville, and Siloam Springs, Arkansas, were opened. BOk Mortgage also acquired the leading mortgage company serving Lawton, Oklahoma, and $628 million in servicing rights distributed across the nation.

         TransFund, the state's largest electronic funds transfer network and ranked among the 25 largest networks nationally, continued its excellent growth pattern, with operating revenue up 31 percent. Total transaction volume grew by 27 percent, led by the tremendous marketing success of its Visa Check Card service, which had an increase in transaction volume of 133 percent. TransFund serves more than 175 financial institutions in Oklahoma with a growing presence in surrounding states.

         BancOklahoma Trust, the state's leading fiduciary organization, in 1996 began marketing a specially designed 401(k) product directed at certain targeted types of firms with large individual accounts. This product has met with very encouraging success in its initial stages, including sales in national competition to major out- of-state law firms. The Trust Company is now responsible for $7.5 billion in assets, placing it among the top 75 corporate fiduciaries nationwide.

         For the past several years, one of our fastest growing and most successful businesses has been the sale of investment services. Last year, revenue from this area increased 31 percent. In addition, BOk ranked 38th nationally among all banks in long-term mutual fund sales. We have also filed for approval to open Alliance Securities Corp., which will concentrate on providing investment banking services to municipalities and/or tax-exempt entities.

(Operating Revenue graph appears here.  See appendix A, graph IV).

      Operationally, Alliance Securities will be an integral part of our newly announced merchant banking unit, which will be responsible for a broad range of financial services outside those traditionally associated with banking. This will include financial advisory and underwriting services in both the public and corporate sectors, leasing and mezzanine financing.

         In late 1996, BOK Financial announced the signing of definitive agreements to acquire the $226 million First National Bank of Park Cities and the $142 million First Texas Bank, both located in Dallas. Both agreements were consummated in the first quarter of 1997. Park Cities has distinguished itself as the premier bank in north Dallas, catering to high income business owners and professionals. First Texas' greatest strength is its expertise in small businesses lending. Both organizations are financially sound and extremely well-managed. Through this combination of skills plus Bank of Oklahoma's strength in middle-market commercial lending and our pre-existing Alliance Trust Company, we now are in position to build a strong, competitive banking franchise in the north Texas market.

(Funding Graph appears here.  See appendix A, graph V).

      Our board of directors, which includes the current or immediate past chief executive officers of four of the state's five Fortune 500 companies and prominent entrepreneurs and community leaders from across the state, was further strengthened during 1996 by the additions of Mr. David R. Lopez, President for the Oklahoma region of Southwestern Bell Telephone Co., and Mr. James W. Pielsticker, President and owner of Arrow Trucking. Both additions evidence our commitment to having the strongest board of directors of any publicly held company in our state, and are the essential element to the continuation of the leadership role we see for BOK Financial Corporation. We also accepted the resignations of two long-time directors, Thomas J. Hughes III and William B. Cleary, who retired from our board during 1996. We will sincerely miss their seasoned insight which has contributed so significantly to the progress of our company.

      As always, we appreciate your support and your business.



      Sincerely,



     /s/ George B. Kaiser       /s/Stanley A. Lybarger      /s/Wayne D. Stone
      Chairman of the Board     President and Chief         President,
                                Executive Officer           Oklahoma City


Table 1    Consolidated Selected Financial Data
           (Dollars In Thousands Except Share Data)                                   BOK FINANCIAL
                                                            -----------------------------------------------------------------

                                                                 1996         1995         1994         1993(1)      1992(1)
                                                            -----------------------------------------------------------------
SELECTED FINANCIAL DATA
   For the year:
     Interest revenue                                       $   290,532 $   275,441  $   223,058  $   181,354  $   155,745
     Interest expense                                           163,093     160,177      104,055       74,586       67,003
     Net interest revenue                                       127,439     115,264      119,003      106,768       88,742
     Provision for loan losses                                    4,267         231          195        3,376        5,555
     Income before cumulative effect of
       change in accounting principle                            54,127      49,205       45,065       37,902       29,786
     Net income                                                  54,127      49,205       45,065       39,472       29,786
   Period-end:
     Loans, net of reserve                                    2,349,432   2,156,081    1,805,782    1,641,294    1,445,144
     Assets                                                   4,620,700   4,244,118    3,927,276    3,147,041    2,980,331
     Deposits                                                 3,256,755   2,937,709    2,629,574    2,610,927    2,588,570
     Subordinated debenture                                           -           -       23,000       23,000       23,000
     Shareholders' equity                                       359,966     301,565      236,902      213,943      163,636
     Nonperforming assets                                        42,227      42,066       31,881       23,452       37,600

PROFITABILITY STATISTICS
   Per share (based on average equivalent shares):
     Primary earnings:
       Income before cumulative effect of
         change in accounting for income
         taxes                                               $     2.48  $     2.25   $     2.05 $       1.74  $      1.46
       Net income                                                  2.48        2.25         2.05         1.82         1.46
     Fully diluted earnings:
       Income before cumulative effect of
         change in accounting for income taxes                     2.24        2.05         1.88         1.58         1.28
       Net income                                                  2.24        2.05         1.88         1.65         1.28
   Percentages (based on daily averages):

     Return on average assets3                                     1.26%       1.22%        1.26%        1.26%        1.28%
     Return on average shareholders' equity3                      16.80       18.07        19.92        20.07        20.76
     Average shareholders' equity to average assets                7.49        6.73         6.32         6.27         6.17

COMMON STOCK PERFORMANCE AND EXISTING SHAREHOLDER STATISTICS
   Per Share:
     Book value:
     Common shareholders' equity                            $     16.48  $    13.83   $    10.85 $       9.47 $       7.16
     Market price: December 31 Bid                                27.00       19.50        20.00        24.75        21.50
     Market range - High bid                                      27.00       23.50        25.00        25.50        21.50
                  - Low bid                                       19.25       18.50        19.00        17.50         8.00
   Other statistics:
     Common shareholders at December 31                           1,674       1,676        1,748        1,924        2,077

SELECTED BALANCE SHEET STATISTICS
   Period-end:
     Tier 1 capital ratio                                         10.49%       9.91%        9.14%        9.07%        8.14%
     Total capital ratio                                          11.74       11.17        11.19        11.49        10.73
     Leverage ratio                                                7.46        6.55         5.64         5.76         5.84
     Reserve for loan losses to nonperforming loans              119.91       99.02       137.76       233.92       132.76
     Reserve for loan losses to loans2                             1.96        1.80         2.12         2.50         2.50

MISCELLANEOUS (AT DECEMBER 31)
   Number of employees (FTE)                                      2,102       1,842        1,801        1,741        1,557
   Number of banking locations                                       69          66           63           55           54
   Number of TransFund locations                                    635         549          520          614          495
   Mortgage loan servicing portfolio                         $5,948,187  $5,363,175   $5,080,859   $3,483,993   $2,125,071
-----------------------------------------------------------------------------------------------------------------------------

(1)  Restated for poolings-of-interests which occurred in 1994 and 1993.
(2) Excludes residential mortgage loans held for sale which are carried at the lower of aggregate cost or market value.
(3) Excludes the cumulative effect of change in accounting for income taxes in 1993.

Management's Assessment of Operations and Financial Condition

     BOK Financial Corporation ("BOK Financial") is a bank holding company which offers full service banking in Oklahoma and Northwest Arkansas and trust services in North Texas. BOK Financial's principal subsidiaries are Bank of Oklahoma, NA ("BOk"), Citizens Bank of Northwest Arkansas, NA ("CBNWA"), and Alliance Trust Company, NA ("Alliance"). CBNWA will change its name to Bank of Arkansas on May 1, 1997. During the fourth quarter of 1996, BOK Financial announced the signing of definitive agreements to acquire the $226 million First National Bank of Park Cities ("Park Cities") and the $142 million First Texas Bank ("First Texas"), both located in Dallas, Texas. These acquisitions will further the development of a niche strategy of serving small-business and middle-market customers in complement to the trust operation of Alliance and BOk's existing portfolio of energy loans in Dallas.


ASSESSMENT OF OPERATIONS

SUMMARY OF PERFORMANCE

     BOK Financial recorded net income of $54.1 million for 1996 compared to $49.2 million for 1995. Fully diluted earnings per common share were $2.24 for 1996 and $2.05 for 1995. Returns on average assets and average equity were 1.26% and 16.80%, respectively, for 1996 compared to 1.22% and 18.07%, respectively, for 1995.

     The increase in net income for 1996 was due to increases of $12.2 million or 10.6% in net interest revenue and $14.2 million or 15.5% in other operating revenue. These increases were partially offset by a $16.8 million increase in operating expense, which included $7.6 million of nonrecurring charges related to deposits insured by the Savings and Loan Insurance Fund ("SAIF"), and a $4.0 million increase in provision for loan losses.

     Net income for the fourth quarter of 1996 was $14.6 million or $.60 per fully diluted common share, an increase of 15.0% compared to $12.7 million or $.53 per fully diluted common share for the same period in 1995. The primary sources of increased quarterly earnings included net interest revenue and other operating revenue, which increased $2.8 million and $3.6 million, respectively, partially offset by a $1.5 million increase in operating expenses and a $2.8 million increase in income taxes.

     BOK Financial's net income for 1994 was $45.1 million or $1.88 per fully diluted common share. Returns on average assets and average equity were 1.26% and 19.92%, respectively.


NET INTEREST REVENUE

     Net interest revenue, on a tax-equivalent basis, totaled $135.8 million in 1996 compared to $122.3 million in 1995. This increase in net interest revenue was due to increases in both net interest margin and average earning assets. The yield on average earning assets decreased from 7.84% to 7.79% due primarily to an 18 basis point decrease in the yield on the loan portfolio. However, this decrease was partially offset by an improvement in the mix of earning assets. Approximately 57.6% of average earning assets for 1996 were in loans, which generally have a higher yield than other types of earning assets, compared to 54.8% in 1995. Additionally, average earning assets increased by $231 million while average interest bearing liabilities increased $163 million. The $68 million difference, which was funded by increases in both capital and demand deposits, also contributed to the increase in net interest revenue.

     Additionally, BOK Financial continued efforts to restructure its funding sources during 1996. Average interest-bearing deposits increased $398 million, including increased transaction deposits of $90 million and time deposits of $325 million. Concurrently, average borrowed funds decreased $235 million. This shift in the mix of interest-bearing liabilities, combined with slightly lower interest rates, resulted in a decrease in the cost of interest-bearing liabilities from 5.11% in 1995 to 4.94% in 1996. In addition, interest rate swaps, which hedge against interest rate risk on certain long-term certificates of deposit, reduced interest expense by $1.4 million in 1996 compared to $868 thousand in 1995. The effects of the changes in principal balances and interest rates on net interest revenue by asset and liability type are presented in Table 2.

Table 2    Volume/Rate Analysis
           (In Thousands)
                                  1996/1995                   1995/1994
                        ---------------------------   --------------------------
                                   Change Due To(1)            Change Due To(1)
                                  -----------------            -----------------
                         Change   Volume Yield/Rate   Change  Volume  Yield/Rate
                        -------- -------- --------    ------ --------- ---------
Tax-equivalent interest revenue:
 Securities           $ (1,800) $   (408) $(1,392) $ 13,663  $  9,907  $  3,756
 Trading securities         98        94        4        16       (10)       26
 Loans                  17,486    21,116   (3,630)   40,637    24,922    15,715
 Funds sold                634       734     (100)   (1,012)   (1,413)      401
------------------------------  --------  -------  --------  --------  --------
    Total               16,418    21,536   (5,118)   53,304    33,406    19,898
------------------------------  --------  -------  --------  --------  --------
Interest expense:
 Transaction deposits    3,060     2,995       65     3,214    (1,636)    4,850
 Savings deposits         (493)     (428)     (65)     (565)     (383)     (182)
 Time deposits          17,760    18,321     (561)   23,949     7,809    16,140
 Borrowed funds        (17,059)  (13,435)  (3,624)   30,552    16,842    13,710
 Subordinated debenture   (352)     (352)    --      (1,028)   (1,038)       10
------------------------------  --------  -------  --------  --------  --------
    Total                2,916     7,101   (4,185)   56,122    21,594    34,528
------------------------------  --------  -------  --------  --------  --------
Tax-equivalent net
  interest revenue      13,502  $ 14,435  $  (933)   (2,818) $ 11,812  $(14,630)
Change in tax-
  equivalent adjustment (1,327)                        (921)
-------------------------------                     --------
Net interest revenue  $ 12,175                     $ (3,739)
================================                    ========


                                                     4th Qtr 1996/4th Qtr 1995
                                                 -------------------------------
                                                               Change Due To(1)
                                                             -------------------
                                                   Change    Volume   Yield/Rate
                                                  -------- ---------  ----------
Tax-equivalent interest revenue:
 Securities                                       $ 2,010    $ 1,959    $    51
 Trading securities                                  --            1         (1)
 Loans                                              2,576      3,988     (1,412)
 Funds sold                                            68         84        (16)
-----------------------------------------------   -------    -------    -------
    Total                                           4,654      6,032     (1,378)
-----------------------------------------------   -------    -------    -------
Interest expense:
 Transaction deposits                               1,073      1,126        (53)
 Savings deposits                                     (59)       (63)         4
 Time deposits                                      2,166      2,766       (600)
 Borrowed funds                                    (1,750)    (1,279)      (471)
-----------------------------------------------   -------    -------    -------
    Total                                           1,430      2,550     (1,120)
-----------------------------------------------   -------    -------    -------
Tax-equivalent net interest revenue                 3,224    $ 3,482    $  (258)
Change in tax-equivalent adjustment                  (427)
-----------------------------------------------   -------
Net interest revenue                              $ 2,797
                                                  =======

 (1)  Changes  attributable to both volume and yield/rate are allocated to both volume and yield/rate on an equal basis.
--------------------------------------------------------------------------------
     Net interest margin, the ratio of net interest income to average earning assets, increased from 3.39% in 1995 to 3.54% in 1996. This increase was due primarily to the previously discussed improvement in the mix of average earning assets and interest-bearing liabilities along with the increased funding of average earning assets with non-interest-bearing funds. Since inception in 1990, BOK Financial has followed a strategy of fully utilizing its capital resources by borrowing funds in the capital markets to supplement deposit growth and invest in securities. Although this strategy frequently results in a net interest margin which falls below those normally seen in the commercial banking industry, it provides positive net interest revenue. As more fully discussed in the subsequent Interest Rate Sensitivity and Liquidity section, management employs various techniques to control, within established parameters, the interest rate and liquidity risk inherent in this strategy.

     During 1996, two super regional banks announced significant acquisitions in Oklahoma. The financial services environment in Oklahoma was already highly competitive due to a large number of commercial banks, thrifts, credit unions and brokerage firms in the market. Additionally, many customers already have access to national and regional financial institutions for many products and services. Management does not expect the replacement of existing financial institutions by these banks to significantly alter the competitive environment.

     Tax equivalent net interest revenue for the fourth quarter of 1996 was $34.5 million compared to $31.2 million for the fourth quarter of 1995. The increase is due primarily to an overall decrease in the cost of interest-bearing liabilities. Rates paid on interest-bearing deposits decreased by 9 basis points to 4.71% for the fourth quarter of 1996. Additionally, the average balance of borrowed funds decreased $86 million as funding needs were met by increases in both interest-bearing deposits and noninterest-bearing funds.

     Net interest  revenue on a tax  equivalent  basis for 1995  decreased  $2.8 million to $122.3 million compared to 1994's total of $125.1 million. This decrease was due to rising market interest rates which affected BOK Financial's interest-bearing liabilities more quickly than its earning assets. While the yield on average earning assets increased by 63 basis points to 7.84% compared to 7.21% in 1994, the cost of interest-bearing liabilities increased 131 basis points to 5.11%.

OTHER OPERATING REVENUE

     Other operating revenue, which consists primarily of fee income on products and services, increased $14.2 million or 15.5% compared to 1995. Excluding gains and losses on securities sales and branch facilities in both years, other operating income increased $19.4 million or 21.9%. Service fees on deposits totaled $24.1 million, an increase of $3.0 million or 14.0% compared to 1995 while revenue generated by the TransFund ATM network and bankcards increased $1.8 million and $1.1 million, respectively. These increases are generally due to a higher volume of activity in 1996.

     Other revenue increased $3.2 million or 20% compared to 1995, $4.7 million or 31.8% excluding gains and losses on branch sales in both 1996 and 1995. This increase is due primarily to increased revenue from equipment leasing which totaled $2.2 million in 1996. The financing of specialty oil field and other energy-related equipment through operating leasing was developed during 1996 as a complement to BOK Financial's expertise in energy lending.

     Many of BOK Financial's fee generating activities, such as brokerage and trading activities, trust fees and mortgage servicing revenue, are affected by changes in interest rates. Significant increases in interest rates may tend to decrease the volume of trading activities, and may lower the value of trust assets managed, which is the basis of certain fees, but would tend to decrease the incidence of mortgage loan prepayments. Similarly, a decrease in economic activity would decrease ATM, bankcard and other related revenue.

     While management expects continued growth in other operating revenue, the rate of increase achieved for 1996 may not be sustainable due to increased competition from national and regional financial institutions which have entered the Oklahoma market and from market saturation. Continued growth may require BOK Financial to introduce new products or to enter new markets which introduces additional demands on capital and managerial resources.

Table 3    Other Operating Revenue
           (In Thousands)                          BOK FINANCIAL
                                -----------------------------------------------

                                     1996     1995      1994      1993    1992
                                -----------------------------------------------

Brokerage and trading revenue    $    7,896  $  6,046 $  5,517 $  7,107 $ 3,827
TransFund network revenue             8,795     7,025    6,039    5,811   5,163
Securities gains (losses), net       (2,607)    1,174   (1,868)   1,896     136
Trust fees and commissions           21,638    19,363   17,117   16,824  15,007
Service charges and fees on
  deposit accounts                   24,104    21,152   20,698   20,825  17,704
Mortgage banking revenue             26,234    20,336   15,868   12,564  11,895
Other revenue                        19,252    16,050   10,993   11,583   9,511
                                     ------    ------   ------   ------   ------
  Total                            $105,312   $91,146  $74,364  $76,610 $63,243
                                    ========   =======  =======  ======= =======


    Other operating revenue for the fourth quarter of 1996 totaled $27.5 million compared to $24.0 million for the fourth quarter of 1995. All significant revenue producing activities contributed to this increase, including $1.3 million from mortgage banking, $809 thousand from deposit fees, and $735 thousand from equipment leasing.

     Other operating revenue increased $12.5 million or 16.4%, excluding securities gains and losses and a $1.2 million gain on the sale of one branch, in 1995 compared to 1994. This increase was primarily due to growth in mortgage banking revenue which increased $4.5 million, trust fees and commissions which increased $2.2 million, and TransFund revenue and bankcard fees which increased $986 thousand and $708 thousand, respectively.

     Other operating revenue includes fees, commissions and certain net marketing gains and losses from trust and mortgage banking activities. While trust and mortgage banking activities are integral parts of a commercial bank's operation, their revenue and expenses are attributable primarily to off-balance sheet assets. The effects of trust and mortgage banking activities on BOK Financial's operations are discussed in the following sections.



TRUST

     BOK Financial provides a wide range of trust services through BancOklahoma Trust Company in Oklahoma and Alliance Trust Company, NA in Texas. At December 31, 1996, trust assets with an aggregate market value of approximately $7.5 billion were subject to various fiduciary arrangements, compared to $7.6 billion at December 31, 1995.

     A summary of both direct and internally allocated revenue and expenses from trust operations are (in thousands):


                          1996        1995         1994
                       ----------- ----------- -------------
Total revenue            $25,682     $22,428     $18,609
Personnel expense          9,603       8,930       7,936
Other expense              8,420       8,563       7,099
                           -----       -----       -----
Total expense             18,023      17,493      15,035
                          ------      ------      ------
Operating profit        $  7,659    $  4,935    $  3,574
                         ========    ========    ========

MORTGAGE BANKING

     BOK Financial has engaged in mortgage banking activities through BancOklahoma Mortgage Corp. ("BOMC"). Effective January 1, 1997, these activities will be transferred to BOk. These activities include the origination, marketing and servicing of mortgage loans. Notes 1 and 7 to the Consolidated Financial Statements provide additional information regarding mortgage banking activities.

     Origination and marketing activities resulted in a net gain of $48 thousand in 1996 compared to a net loss of $1.5 million in 1995. The improvement is due primarily to a full year's effect of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("FAS 122") which was adopted April 1, 1995 and an increase in the volume of mortgage loans originated by BOMC. FAS 122 required that the fair value of servicing rights related to loans originated for sale in the secondary market be capitalized as a separate asset. Previously, only purchased mortgage servicing rights could be capitalized. Total mortgage loan production for 1996 increased $173 million to $706 million compared to $533 million in 1995. This included a $125 million increase in retail loan production.

     Commitments to originate mortgage loans subject BOK Financial to both credit risk and interest rate risk. Credit risk is managed through underwriting policies and procedures, and interest rate risk is partially hedged through forward sales contracts. BOMC generally sells all fixed rate mortgage loans in the secondary market pursuant to forward sales contracts and all adjustable rate loans to an affiliate. BOMC currently does not securitize pools of mortgage loans either for sale or retention.

     Consolidated mortgage loan servicing revenue for 1996 was $26.2 million, a $4.3 million or 19.7% increase over 1995. The increase reflects continued growth in the mortgage servicing portfolio which increased to $5.9 billion at the end of 1996 from $5.4 billion at the end of 1995. These amounts include loans serviced for BOk of $243 million and $253 million for 1996 and 1995, respectively.

     Capitalized mortgage servicing rights, which totaled $61.5 million at December 31, 1996 and $50.6 million at December 31, 1995, represent the value of mortgage loans serviced for others carried at the lower of amortized cost or fair value. Fair value is based on the present value of projected net servicing revenue over the estimated life of the mortgage loans serviced. This estimated life and the value of the servicing rights is very sensitive to changes in interest rates and loan prepayment assumptions. Rising interest rates tend to decrease loan prepayments and increase the value of mortgage loan servicing rights while falling interest rates have the opposite effect. Management has estimated that a 200 basis point decrease in interest rates would cause a $17.8 million decrease in the carrying value of the capitalized mortgage servicing rights that would be recognized through a charge to pre-tax income under current accounting principles.

     Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities ("FAS 125") was issued during 1996 and becomes effective on January 1, 1997. Among other things, FAS 125 extends the requirement that a valuation allowance be provided for the difference between the amortized historical cost and fair value of all capitalized servicing rights stratified by predominant risk characteristics to all capitalized servicing rights. Previously, such stratification was required only for servicing rights capitalized after the adoption of FAS 122. The result of this change will be to further increase the volatility of reported earnings as the fair value of servicing rights react to changes in interest rates and prepayment assumptions.

     A summary of both direct and internally allocated revenue and expenses from mortgage banking activities are (in thousands):

                                        1996      1995       1994
                                     --------- ---------- ---------
         Servicing revenue            $25,478   $21,452    $17,473
         Origination and secondary
             marketing revenue, net     2,725     1,251        863
         Other revenue                  3,387     2,813      2,369
                                        -----     -----      -----
         Total revenue                 31,590    25,516     20,705
                                       ------    ------     ------
         Personnel expense              4,416     4,148      3,498
         Amortization of mortgage
           servicing rights            10,348     8,667      7,468
         Other expense                 13,357    11,184      8,929(1)
                                       ------    ------      -----
         Total expense                 28,121    23,999     19,895
                                       ------    ------     ------
         Operating profit            $  3,469  $  1,517   $    810
                                      ========  ========   =======


     (1)Excludes charges of $5.2 million for losses on certain purchased mortgage loans. See Note 7 for further discussion.


OTHER OPERATING EXPENSE

     Other operating expense totaled $159.0 million for 1996 compared to $142.2 million in 1995. Excluding non-recurring charges of $7.6 million to record the write off of intangible assets related to deposits insured by the Savings and Loan Insurance Fund ("SAIF") and a special deposit insurance assessment to recapitalize SAIF, operating expenses for 1996 increased 6.5% compared to 1995.

     The transition toward performance based compensation and variable staffing continued during 1996. Personnel costs increased $4.6 million or 6.9% compared to 1995. This included an increase in incentive compensation expense of $1.7 million or 37.3% compared to 1995 due to growth in revenue over pre-determined targets. Additionally, part-time and temporary compensation expense increased $435 thousand or 11.3%. Employee benefits remained constant as increases in payroll taxes and cost of the pension and thrift plans were offset by decreases in the cost of health insurance.

     Net occupancy, equipment and data processing expense for 1996 increased $3.5 million or 12.8% compared to 1995. Data processing expense increased $2.2 million due to a higher volume of transactions processed. A significant portion of BOK Financial's data processing is performed by service bureaus under agreements which provide for charges per transaction. Therefore, these costs will vary in direct relation to the number of transactions.

     Additionally, equipment expense increased $750 thousand, primarily due to depreciation expense. During 1994 through 1996, BOK Financial invested approximately $12.0 million to upgrade its computer and telecommuni-cations networks, item processing equipment, lockbox equipment, and other improvements in technology. An additional $5 million is planned to be invested in 1997. These investments, which allow BOK Financial to compete effectively by providing products and services which are valued by our customers, will increase depreciation expense over the next three to five years.

     Mortgage banking costs increased $3.3 million or 26.4% due primarily to a $1.9 million increase in the amortization of capitalized mortgage servicing rights. This increase is consistent with the growth in the balance of capitalized servicing rights. Additionally, expenses related to the origination and servicing of government guaranteed loans increased $1.6 million due to a larger volume of transactions.

Table 4    Other Operating Expense
           (In Thousands)                           BOK FINANCIAL
                                  ----------------------------------------------

                                      1996     1995     1994      1993     1992
                                  ----------------------------------------------

Personnel expense                   $71,945 $ 67,298 $ 63,111 $ 60,891 $ 51,053
Business promotion                    6,372    6,039    6,213    5,535    3,584
Professional fees and services        5,406    5,898    4,664    5,385    3,657
Net occupancy, equipment and data
  processing expense                 30,831   27,324   23,619   25,161   19,248
FDIC and other insurance              1,740    4,406    6,386    6,171    5,313
Special deposit insurance assessment  3,820        -        -       -`        -
Printing, postage and supplies        6,792    6,340    5,415    4,876    4,678
Net gains and operating expenses on
  repossessed assets                 (4,552)  (3,098)  (4,575)  (2,792)    (125)
Amortization of intangible assets     5,411    5,992    5,597    4,133    2,840
Write-off of core deposit intangible
  assets related to SAIF-insured
  deposits                            3,821        -        -        -        -
Mortgage banking costs               15,834   12,529   10,764    7,590    6,142
Other expense                        11,608    9,478   12,281    8,911    8,892
                                     ------    -----   ------    -----    -----
     Total                         $159,028 $142,206 $133,475 $125,861 $105,282
                                    ======== ======== ======== ======== ========

     Since 1991, BOK Financial acquired deposits insured by the SAIF totaling approximately $843 million. In conjunction with these acquisitions, core deposit intangible assets which represent the future earnings potential of these funds, were recorded. In determining the value of these core deposit intangible assets, assumptions were made regarding the returns which were expected to be earned over the costs which would be incurred, including interest expense, processing costs and deposit insurance premiums. During 1995, the FDIC made a change in deposit insurance premiums which significantly decreased the value of deposits insured by SAIF. The premium assessed on deposits insured by the Bank Insurance Fund ("BIF") was reduced to 3 basis points (.03%) while the premium assessed on SAIF insured deposits remained at 23 basis points (.23%). Legislation to resolve this difference had been expected from Congress at December 31, 1995. However, at the end of the first quarter of 1996, the expected legislation had been removed from the agenda and the resolution of the differential between rates assessed on SAIF insured deposits compared to BIF insured deposits was uncertain. This uncertainty, in addition to heightened competitive pressures caused the spreads between the actual returns and costs to decrease. These conditions caused the value of these core deposit intangible assets to be impaired and a write down of $3.8 million was recognized.

     During the third quarter of 1996, legislation to resolve the differential between rates paid on SAIF insured deposits and BIF insured deposits was again placed on the Congressional agenda. On September 30, 1996, legislation was enacted which was designed to recapitalize SAIF and to equalize SAIF and BIF premium rates. This legislation included a one-time assessment against all SAIF insured deposits, including approximately $740 million held by BOK Financial. The amount of this special deposit insurance assessment was $3.8 million. Following this assessment, management expects future deposit insurance premiums to decrease by approximately $1.2 million each year.

     During the third quarter of 1996, BOK Financial sold two nonaccruing loans for cash, notes and other consideration. This sale resulted in a recovery of amounts previously charged off of approximately $2.7 million which was recorded as an addition to the allowance for loan losses, a gain of approximately $2.0 million which was included in net gains and losses on the sale of repossessed assets, and a reduction in nonaccruing commercial real estate loans of $3.7 million.

     Other operating expenses for the fourth quarter of 1996 totaled $38.3 million compared to $36.9 million for the fourth quarter of 1995. Increases in mortgage banking and data processing costs were partially offset by a decrease in deposit insurance premiums and an increase in net gains on the sale of repossessed assets. Additionally, amortization of intangible assets decreased as a result of the previously discussed write off of certain core deposit intangible assets.

     The efficiency ratio, the ratio of other operating expenses, excluding net gains on real estate sales and SAIF-related charges, to tax-equivalent net interest revenue and other operating revenue, excluding securities gains and losses, decreased to 64.0% during 1996 compared to 68.5% in 1995. This improvement is due to growth in both net interest revenue and operating revenue along with limitations on the growth of operating expenses.

     Operating expenses for 1995 increased $12.5 million or 9.4% compared to 1994, excluding gains on the sale of repossessed assets and a $5.2 million loss on certain purchased mortgage loans in 1994. The increases are primarily due to higher personnel costs caused by additional staffing in support of expanded products and services, higher data processing costs due to increased volume of transactions, and higher mortgage banking costs, also due to increased volume of loans originated and serviced.

INCOME TAXES

     Income tax expense was $15.3 million, $14.8 million, and $14.6 million for 1996, 1995, and 1994, respectively, representing 22%, 23%, and 25%, respectively of book taxable income. Tax expense currently payable totaled $19.0 million in 1996 compared to $17.0 million in 1995 and $13.7 million in 1994. The acquisition of BOk by BOK Financial in 1991 resulted in a change in ownership which, under tax regulations, significantly limited the utilization of certain tax benefits during a five year period from the acquisition date. Because of these limitations and uncertainties regarding the timing of when these tax benefits would be available and BOK Financial's ability to generate future taxable income, a valuation allowance had been recorded. This valuation allowance was periodically evaluated and adjusted based upon assessments of these limitations and uncertainties. In the second quarter of 1996, the five year limitation period expired. Accordingly, the remaining valuation allowance has been eliminated. Income tax expense for 1997 is expected to be approximately 31% of pre-tax book income, consistent with amounts recorded during 1996, excluding the valuation allowance reversal. See Note 10 to the Consolidated Financial Statements for a detailed discussion. BOk and BOK Financial are currently under audit by the Internal Revenue Service for 1992 and 1993, respectively. The ultimate outcome of this audit cannot be determined with any certainty at this time. However, management expects no material adverse impact on the financial statements.

Table 5    Selected Quarterly Financial Data
(In Thousands Except Per Share Data)
                                       FOURTH     THIRD     SECOND      FIRST
                                      --------- ---------- ---------- ----------
                                                        1996
                                      ------------------------------------------
  Interest revenue                    $74,806   $72,890    $72,220    $70,616
  Interest expense                     42,562    40,944     39,773     39,814
                                       ------    ------     ------     ------
  Net interest revenue                 32,244    31,946     32,447     30,802
  Provision for loan losses               357        62      2,937        911
                                        -----    ------      -----     ------
  Net interest revenue after
    provision for loan losses          31,887    31,884     29,510     29,891
  Other operating revenue              28,156    27,228     25,933     26,602
  Securities gains (losses), net         (622)        -     (1,967)       (18)
  Other operating expense              38,315    40,297     42,774     37,642
                                       ------    ------     ------     ------
  Income before taxes                  21,106    18,815     10,702     18,833
  Income tax expense (benefit)          6,540     5,840     (2,889)     5,838
                                       -----     -----     ------      -----
  Net income                          $14,566   $12,975    $13,591    $12,995
                                      =======   =======    =======    =======
  Earnings Per Share:
     Primary                          $   .66   $   .59    $   .62    $   .60
                                      =======   =======    =======    =======
     Fully Diluted                        .60       .54        .57        .54
                                          ===       ===        ===        ===
   Average Shares:
     Primary                           21,370    21,217     21,188     21,170
                                       ======    ======     ======     ======
     Fully Diluted                     24,219    24,087     24,023     24,001
                                       ======    ======     ======     ======

                                                         1995
                                     ----------------------------------------
  Interest revenue                    $70,579   $69,686    $69,228    $65,948
  Interest expense                     41,132    40,631     40,869     37,545
                                       ------    ------     ------     ------
  Net interest revenue                 29,447    29,055     28,359     28,403
  Provision for loan losses               176        15         40          -
                                       ------    ------     ------    -------
  Net interest revenue after
    provision for loan losses          29,271    29,040     28,319     28,403
  Other operating revenue              23,951    22,237     21,631     22,153
  Securities gains, net                     -       948        226          -
  Other operating expense              36,852    35,682     34,567     35,105
                                       ------    ------     ------     ------
  Income before taxes                  16,370    16,543     15,609     15,451
  Income taxes                          3,707     4,050      3,527      3,484
                                       ------    ------     ------     ------
  Net income                          $12,663   $12,493    $12,082    $11,967
                                      =======   =======    =======    =======
  Earnings Per Share:
     Primary                          $   .58  $    .57   $    .55   $    .55
                                      ========  ========   ========   ========
     Fully Diluted                        .53       .52        .50        .50
                                          ===       ===        ===        ===
  Average Shares:
    Primary                            21,192    21,210     21,175     21,157
                                       ======    ======     ======     ======
     Fully Diluted                     24,006    24,024     23,996     23,972
                                       ======    ======     ======     ======

ASSESSMENT OF FINANCIAL CONDITION

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

     During 1996, BOK Financial increased its holdings of marketable equity securities by $72.5 million based on historical cost. Approximately $41.5 million of this increase was from purchases of government agency preferred stock which offers attractive yields with little market value risk. Additionally, BOK Financial increased the cost basis of its holdings in the common stock of another bank by $12.8 million. The fair value of this stock has appreciated by $6.8 million due to a pending acquisition of the bank.

     Table 6 presents the book values and fair values of BOK Financial's securities portfolio at December 31, 1996, 1995 and 1994. Additional information regarding the securities portfolio is presented in Note 4 to the Consolidated Financial Statements.


Table 6   Securities
          (In Thousands)
                                                              DECEMBER 31,
                                           1996                   1995                1994
                                   ---------------------- ---------------------- ------------------
                                      BOOK      FAIR       Book         Fair      Book      Fair
                                      VALUE     VALUE      Value        Value     Value     Value
                                   ----------------------------------------------------------------

Investment:
U.S. Treasury                        $  1,000  $    992   $    716   $    721 $   1,224 $   1,211
Municipal and other tax-exempt        134,150   134,705     95,907     97,628   244,411   231,338
Mortgage-backed securities:
 U.S. agencies                         62,282    62,876     78,832     79,777   694,086   637,586
 Other                                      -         -          -          -     9,825     9,625
                                       ------    ------     ------     ------    ------    ------
Total mortgage-backed securities       62,282    62,876     78,832     79,777   703,911   647,211
                                       ------    ------     ------     ------   -------   -------
Other debt securities                     976       976      3,666      3,660     7,781     7,451
Equity securities and
  mutual funds                              -         -          -          -         -         -
                                     --------  --------   --------   --------  --------  --------
Total                                $198,408  $199,549   $179,121   $181,786  $957,327  $887,211
                                     ========  ========   ========   ========  ========  ========

                                    AMORTIZED   FAIR     Amortized    Fair    Amortized   Fair
                                      COST      VALUE      Cost       Value     Cost      Value
                                   --------------------------------------------------------------

Available for sale:
U.S. Treasury                      $200,505 $  201,091 $  221,201 $  222,478  $261,544  $255,347
Municipal and other tax-exempt      160,813    161,358    165,709    166,855         -         -
Mortgage-backed securities:
 U.S. agencies                      985,219    979,117    941,020    934,433   374,078   352,169
 Other                                3,288      3,961      8,154      8,011         -         -
                                    -------    -------    -------    -------  --------   -------
Total mortgage-backed securities    988,507    983,078    949,174    942,444   374,078   352,169
                                    -------    -------    -------    -------   -------   -------
Other debt securities                   178        178        250         98         -         -
Equity securities and
  mutual funds                      106,655    113,417     34,145     34,786    22,726    22,726
                                    -------    -------     ------     ------    ------    ------
Total                            $1,456,658 $1,459,122 $1,370,479 $1,366,661  $658,348  $630,242
                                 ========== ========== ========== ==========  ========  ========


LOANS

     During 1996, loans increased $200 million or 9.1%, continuing an upward trend in loan volumes which began in 1991. This increase was the result of continued strength in the Oklahoma economy and taking advantage of disruptions in banking relationships caused by high-profile bank mergers. Commercial loans increased $123 million or 14.3% and commercial real estate loans increased $77 million or 12.9%.

     The composition of the loan portfolio shifted toward commercial and commercial real estate loans during 1996. Commercial loans totaled $984 million or 41% of the portfolio, compared to 39% in 1995. This included energy loans of $217 million or 9.1% of the total loan portfolio. Commercial real estate loans totaled $676 million or 28% at December 31, 1996.

     Substantially all of the commercial and consumer loans, and approximately 77% of the residential mortgage loans (excluding loans held for sale) are to businesses and individuals in Oklahoma or Northwest Arkansas. This geographic concentration subjects the loan portfolio to the general economic conditions within this area. Notable segments within the commercial loan portfolio are presented in Table 7. Commercial real estate loans are secured primarily by properties located in the Tulsa or Oklahoma City, Oklahoma metropolitan areas. The major components of these properties are multifamily residences, $146.2 million; office buildings, $82.3 million; hotels, $70.6 million; retail facilities, $60.8 million; and medical/nursing facilities, $70.3 million.

Table 7    Loans
           (In Thousands)

                          ------------------------------------------------------
                                                DECEMBER 31,
                          ------------------------------------------------------
                             1996       1995        1994      1993        1992
                          ---------- ---------- ---------- ---------- ----------
Commercial:
 Energy                  $  217,056 $  159,887 $  162,767 $  161,273 $  137,619
 Manufacturing              137,529    136,701    106,104     99,464     89,015
 Wholesale/retail           166,075    143,941     95,021     81,207     88,537
 Agriculture                109,324     86,733     82,527     69,315     61,186
 Loans for purchasing or
   carrying securities       13,604      7,963      9,718     13,249     27,975
 Other commercial and
   industrial               340,602    325,839    289,929    268,028    276,672
Commercial real estate:
 Construction and land
   development              165,784    148,217    106,692     93,310     81,022
 Other real estate loans    509,874    450,385    363,600    293,122    292,768
Residential mortgage:
 Secured by 1-4 family
   residential properties   429,405    436,816    373,389    254,505    213,201
 Residential mortgages
   held for sale             95,332     72,412     40,909    189,786     78,970
Consumer                    209,995    225,474    213,397    155,296    133,279
                            -------    -------    -------    -------    -------
   Total                 $2,394,580 $2,194,368 $1,844,053 $1,678,555 $1,480,244
                         ========== ========== ========== ========== ==========

     BOK Financial monitors loan performance on a portfolio and individual loan basis. Nonperforming loans are reviewed at least quarterly and are discussed subsequently under the caption "Nonperforming Assets." The loan review process involves evaluating the credit worthiness of customers and their ability, based upon current and anticipated economic conditions, to meet future principal and interest payments. Loans may be identified which possess more than the normal amount of risk due to deterioration in the financial condition of the borrower or the value of the collateral. Because the borrowers are performing in accordance with the original terms of the loan agreements and no loss of principal or interest is anticipated, such loans are not included in the Nonperforming Assets totals. These loans are assigned to various risk categories in order to focus management's attention on the loans with higher risk of loss. At December 31, 1996, loans totaling $40 million were assigned to the substandard risk category and loans totaling $62 million were assigned to the special mention category, compared to $42 million and $40 million, respectively, at December 31, 1995.

Table 8    Loan Maturity and Interest Rate
           Sensitivity on December 31, 1996
           (In Thousands)

                                         ---------------------------------------
                                         Remaining Maturities of Selected Loans
                                         ---------------------------------------
                                         Total       Within     1-5       After
                                                     1 Year    Years    5 Years
                                       -----------------------------------------
  Loan maturity:
     Commercial                        $  984,190  $517,648  $405,180 $  61,362
     Commercial real estate               675,658   127,768   427,538   120,352
                                          -------   -------   -------   -------
       Total                           $1,659,848  $645,416  $832,718  $181,714
                                       ==========  ========  ========  ========
  Interest rate sensitivity for selected loans with:
       Predetermined interest rates    $  331,204 $  67,525  $191,137 $  72,542
       Floating or adjustable
         interest rates                 1,328,644   577,891   641,581   109,172
                                        ---------   -------   -------   -------
         Total                         $1,659,848  $645,416  $832,718  $181,714
                                       ==========  ========  ========  ========

 SUMMARY OF LOAN LOSS EXPERIENCE

     The reserve for loan losses, which is available to absorb losses inherent in the loan portfolio, totaled $45 million at December 31, 1996, compared to $38 million at December 31, 1995. This represents 1.96% and 1.80% of total loans, excluding loans held for sale, at December 31, 1996 and 1995, respectively. Losses on loans held for sale, principally residential mortgage loans accumulated for placement in securitized pools, are charged to earnings through adjustments in carrying value to the lower of cost or market value in accordance with accounting standards applicable to mortgage banking. Table 9 presents statistical information regarding the reserve for loan losses for the past five years.

Table 9   Summary of Loan Loss Experience
          (Dollars In Thousands)

                                                  BOK Financial
                               -------------------------------------------------
                                 1996      1995      1994      1993     1992
                               -------------------------------------------------
Beginning balance               $38,287   $38,271   $37,261   $35,100  $38,351
   Loans charged-off:
     Commercial                   2,318       753     1,112     4,089    6,174
     Commercial real estate         523       171       227     1,195    4,223
     Residential mortgage           237       190       553       548      495
     Consumer                     3,432     2,874     1,345       690      639
                                  -----     -----     -----       ---      ---
       Total                      6,510     3,988     3,237     6,522   11,531
                                  -----     -----     -----     -----   ------
   Recoveries of loans previously charged-off:
     Commercial                   3,747     1,579     1,366     2,204      616
     Commercial real estate       4,113       987       972       828      823
     Residential mortgage           262       373       157       151      175
     Consumer                       982       834       602       482      447
                                    ---       ---       ---       ---      ---
       Total                      9,104     3,773     3,097     3,665    2,061
                                  -----     -----     -----     -----    -----
   Net loans charged-off         (2,594)      215       140     2,857    9,470
   Provision for loan losses      4,267       231       195     3,376    5,555
   Additions due to acquisitions      -         -       955     1,642      664
                                 ------    ------    ------    ------   ------
Ending balance                  $45,148   $38,287   $38,271   $37,261  $35,100
                                =======   =======   =======   =======  =======
Reserve to loans outstanding
  at year-end(1)                   1.96%     1.80%     2.12%     2.50%    2.50%
Net loan losses to average loan    (.12)      .01       .01       .18      .71
Provision for loan losses to
  average loans                     .19       .01       .01       .22      .41
Recoveries to gross charge-offs  139.85%    94.61%    95.68%    56.19%   17.87%
Reserve as a multiple of net
  charge-offs                    (17.40)x  178.08x   273.36x    13.04x    3.71x
--------------------------------------------------------------------------------
PROBLEM LOANS
--------------------------------------------------------------------------------
Loans past due (90 days)        $18,816   $ 9,379   $ 7,667   $ 5,482  $ 1,379
Nonaccrual                       18,835    29,288    20,114     9,124   23,611
Renegotiated                          -         -         -     1,323    1,448
--------------------------------------------------------------------------------
       Total                    $37,651   $38,667   $27,781   $15,929  $26,438
--------------------------------------------------------------------------------
Foregone interest on
  nonaccrual loans              $ 2,975   $ 2,928   $ 1,392   $ 1,238  $ 2,163
--------------------------------------------------------------------------------
(1) Excludes residential mortgage loans held for sale which are carried at the lower of aggregate cost or market value.


     The adequacy of the reserve for loan losses is assessed by management based upon an evaluation of the current risk characteristics of the loan portfolio including current economic conditions, historical experience, collateral valuation, changes in the composition of the portfolio and other relevant factors. A provision for loan losses is charged against earnings in amounts necessary to maintain the adequacy of the reserve for loan losses. These provisions totaled $4.3 million for 1996 and $0.2 million for 1995 and 1994. The increased provision for 1996 reflected management's assessment of increased risk of loss due primarily to continued growth in the loan portfolio, moderation of economic activity in BOK Financial's primary market areas, and drought conditions which prevailed over much of Oklahoma during the first half of 1996. Additionally, the allowance increased by $2.6 million due to recoveries of amounts previously charged off in excess of current year loan charge offs. It is expected that continued growth in the loan portfolio will require 1997's provision for loan losses to be comparable to 1996.

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

Table 10   Loan Loss Reserve Allocation
           (Dollars in Thousands)
                                                                     December 31,
                                 1996                1995                1994                 1993                1992
                          ------------------- ------------------- -------------------- ------------------- -------------------
                                       % of                % of                % of                % of                % of
                           Reserve    Loans(1) Reserve    Loans(1) Reserve    Loans(1)  Reserve   Loans(1)  Reserve    Loans(1)

                          ---------- -------- ---------- -------- ---------- --------- ---------- -------- --------- ---------

 Loan Category:
   Commercial              $25,191     42.80   $25,646     40.58   $23,633     41.38    $20,344     46.52    $19,784   48.60
   Commercial real estate    3,907     29.39     3,774     28.21     2,524     26.08      2,755     25.96      5,876   26.68
   Residential mortgage      1,651     18.68       638     20.59       556     20.71        620     17.09        352   15.21
   Consumer                  5,174      9.13     2,556     10.62     3,436     11.83      1,795     10.43        892    9.51
   Nonspecific allocation    9,225        -      5,673        -      8,122        -      11,747        -       8,196      -
                            ------     -----     -----     -----    ------    ------     ------    ------     ------  ------
     Total                 $45,148    100.00   $38,287    100.00   $38,271    100.00    $37,261    100.00    $35,100  100.00
                           =======     =====   =======     =====   =======    ======    =======    ======    =======  ======

 (1)   Excludes residential mortgage loans held for sale which are carried at the lower of aggregate cost or market value.

NONPERFORMING ASSETS

     Nonperforming assets totaled $42 million at December 31, 1996 and 1995. Although total nonperforming assets remained unchanged, nonaccruing loans decreased $10.5 million while loans past due 90 days or more increased $9.4 million. The decrease in nonaccruing commercial real estate loans was due primarily to the previously discussed sale of two nonaccruing loans and the decrease in nonaccruing commercial loans was due primarily to payments received.

     Information regarding nonperforming assets is presented in Table 11. Nonperforming loans include nonaccrual loans, loans 90 days or more past due and renegotiated loans. Loans 90 days or more past due at December 31, 1996 included $13.9 million of residential mortgage loans guaranteed by agencies of the U.S. Government. These loans were purchased from various investors to minimize operating costs. The allowance for loan losses as a percent of nonperforming assets increased to 120% at December 31, 1996 compared to 99% at December 31, 1995 due to the increase in allowance for loan losses previously discussed. See
Note 5 to the Consolidated Financial Statements for additional information.


Table 11   Nonperforming Assets
           (Dollars in Thousands)
                                                      DECEMBER 31,
                                      ------------------------------------------
                                         1996    1995    1994     1993     1992
                                      ------------------------------------------
Nonperforming loans
   Nonaccrual loans:
     Commercial                       $ 9,589 $14,646  $11,238  $ 2,383 $10,677
     Commercial real estate             5,306  10,621    5,273    4,854  10,209
     Residential mortgage               2,580   2,794    2,916    1,788   2,391
     Consumer                           1,360   1,227      687       99     334
                                        -----   -----    -----    -----   ------
       Total nonaccrual loans          18,835  29,288   20,114    9,124  23,611
   Loans past due (90 days)(1)         18,816   9,379    7,667    5,482   1,379
   Renegotiated loans                       -       -        -    1,323   1,448
                                       ------  ------   ------    -----   -----
     Total nonperforming loans         37,651  38,667   27,781   15,929  26,438
                                       ------  ------   ------   ------  ------
Other nonperforming assets:
   Commercial real estate               2,586   3,023    3,245    5,915   8,086
   Other                                1,990     376      855    1,608   3,076
                                        -----   -----    -----    -----   -----
     Total other nonperforming assets   4,576   3,399    4,100    7,523  11,162
                                        -----   -----    -----    -----  ------
   Total nonperforming assets         $42,227 $42,066  $31,881  $23,452 $37,600
                                      ======= =======  =======  ======= =======

Ratios:
   Reserve for loan losses to
     nonperforming loans               119.91%  99.02%  137.76%  233.92% 132.76%
   Nonperforming loans to
     period-end loans(2)                 1.64    1.82     1.54     1.07    1.89
--------------------------------------------------------------------------------
(1)   Includes residential mortgages
        guaranteed by agencies of the
        U.S. Government.              $13,932 $ 6,754  $ 6,549  $ 3,546   $   -
(2)   Excludes residential mortgage
      loans held for sale.
--------------------------------------------------------------------------------

DEPOSITS

     Average deposits for 1996 increased $444 million or 16.6% compared to 1995. This includes increases of $46 million in average demand deposit accounts and $398 million in average interest-bearing deposit accounts. As shown in Table 12, average core deposits increased $182 million and were $2.3 billion or 73.2% of average deposits. Average estimated uninsured deposits increased $172 million and were $565 million or 18.1% of average deposits. Average estimated uninsured deposits included approximately $147 million of brokered deposits. Uninsured deposits as used in this presentation is based on a simple analysis of account balances and does not reflect combined ownership and other account stylings that would determine insurance based on FDIC regulations. These changes, along with the increase in public funds reflect steps taken by management to reduce BOK Financial's reliance on borrowed funds and to increase deposits as a source of funding.

Table 12   Deposit Analysis
           (In Thousands)
                                       Average Balances
                                   --------------------------
                                       1996         1995
                                   ------------- ------------
Core deposits                      $2,287,298    $2,105,266
Public funds                          273,312       184,000
Uninsured deposits                    565,170       392,627
                                    ---------     ----------
    Total                          $3,125,780    $2,681,893
                                   ==========    ==========

     BOK Financial competes for deposits by offering a broad range of products and services to its customers. While this includes offering interest rates and fees which are competitive with other financial institutions, the primary means of competing for deposits is convenience and service to the customers. BOk extended its ability to exceed its competition by offering 24-hour telephone banking through ExpressBank and by adding 5 branches with extended hours in local supermarkets. BOK Financial plans to open 8 new supermarket branches in 1997 to further enhance customer convenience.

Table 13 Maturity of Domestic  CDs
         and Public  Funds in Amounts
         of $100,000 or More
         (In Thousands)
                                           December 31,
                                     -------------------------
                                        1996         1995
                                     ------------ ------------
Months to maturity:
 3 or less                             $ 66,872     $171,763
 Over 3 through 6                       195,339      210,495
 Over 6 through 12                      140,777       56,397
 Over 12                                157,000       47,531
                                        -------       ------
    Total                              $559,988     $486,186
                                       ========     ========

BORROWINGS

     Average borrowings for 1996 decreased $229 million compared to 1995 and represented 18.5% of total funding sources, down from 25.3% for 1995. The decrease in borrowings was offset by growth in average deposits and capital. See
Note 9 to the Consolidated Financial Statements for additional information.

CAPITAL

    Equity capital of BOK Financial averaged $322 million and $272 million for 1996 and 1995, respectively. The $50 million increase resulted from 1996 earnings and a decrease in unrealized losses on available for sale securities.

     Management has identified capital and funding needs which total $84 million for current commitments, including the acquisitions of Park Cities and First
Texas, and an additional $40 million in capital and funding needs for anticipated growth through 1997. Resources available to meet the current commitments include existing lines of credit with commercial banks which total $50 million and an agreement with its principal shareholder to issue $20 million Tier 2 qualifying debt. The remainder of the commitment will be funded by dividends from BOK Financial's bank subsidiaries. Management is negotiating additional lines of credit up to a total of $80 million and a $30 million increase in Tier 2 qualifying debt. If all capital and funding resources are successfully obtained and fully drawn, BOK Financial will incur approximately $8 million to $10 million of additional interest expense per year. Dividends from BOK Financial's subsidiary banks will be the primary source of repayment. The timing and extent of future growth plans will be reevaluated based upon the availability of these resources. See Note 15 to the Consolidated Financial Statements for additional information.

INTEREST RATE SENSITIVITY AND LIQUIDITY

     BOK  Financial's   asset/liability   management  policy  addresses  several
complementary goals: assuring adequate liquidity, maintaining an appropriate balance between interest sensitive assets and liabilities, and maximizing net interest revenue. The responsibility for attaining these goals rests with the Asset/Liability Committee which operates under policy guidelines which have been established by the Board of Directors. These guidelines limit the negative acceptable variation in net interest revenue and economic value of equity due to a 200 basis point rate increase or decrease to + / - 10%, establish maximum levels for short-term borrowings, short-term assets, and public and brokered deposits, and establish minimum levels for unpledged assets, among other things. Compliance with these guidelines is reviewed monthly. At December 31, 1996, BOK Financial is within all guidelines established under these policies.

     Interest rate sensitivity, the risk associated with changes in interest rates, is of primary importance within the banking industry. Management has established strategies and procedures to protect net interest revenue against significant changes in interest rates. Generally, these strategies are designed to achieve an acceptable level of net interest revenue based upon management's projections of future changes in interest rates. Table 14 presents the interest rate sensitivity of earning assets and interest bearing liabilities at December 31, 1996. This table indicates that changes in interest rates would affect interest-bearing liabilities much more quickly than earning assets based upon their contractual repricing. However, assets and liabilities with similar contractual repricing characteristics may not reprice at the same time or to the same degree.

     Most notably, interest-bearing transaction and savings deposits, which are shown as repricing in 1 - 30 days, do not reprice according to their contractual terms. Historical trends indicate that the repricing of these deposits extend across all repricing periods through five years. As a result, the interest rate sensitivity gap analysis is not the best indicator of the impact of changes in interest rates on net interest revenue. Additionally, the maturity of certain securities and loans is based on prepayment assumptions which change based on changes in interest rates.



 Table 14   Interest Rate Sensitivity Analysis at
            December 31, 1996
            (In Thousands)

                                                  1-30         31-90        91-365         1-5         OVER
                                                  DAYS         DAYS          DAYS         YEARS       5 YEARS       TOTAL
                                              -----------------------------------------------------------------------------
 Earning assets:
    Securities                                $    80,170    $  13,835    $ 162,302    $1,120,151     $281,072   $1,657,530
    Trading securities                              6,454            -            -             -            -        6,454
    Loans, net                                  1,532,674       65,897      278,932       348,039      123,890    2,349,432
    Funds sold and resell agreements               44,760            -            -             -            -       44,760
                                                ---------       ------      -------     ---------      -------    ---------
 Total earning assets                           1,664,058       79,732      441,234     1,468,190      404,962    4,058,176
                                                ---------       ------      -------     ---------      -------    ---------
 Interest-bearing liabilities:
    Transaction deposits                          954,546            -            -             -            -      954,546
    Savings deposits                               97,019            -            -             -            -       97,019
    Time deposits                                 292,716      258,184      496,139       460,831          467    1,508,337
    Funds purchased and resale agreements         400,198      268,978            -             -            -      669,176
    Other borrowings                              171,780        2,670            -        53,808       48,870      277,128
                                                  -------        -----      -------       -------       ------      -------
 Total interest-bearing liabilities             1,916,259      529,832      496,139       514,639       49,337    3,506,206
                                                ---------      -------      -------       -------       ------    ---------
 Asset-liability gap                             (252,201)    (450,100)     (54,905)      953,551      355,625      551,970
 Interest rate swaps (receive fixed)                    -      (13,500)     (55,000)       85,000      (16,500)           -
                                                 --------      -------      -------        ------      -------      -------
 Interest rate sensitivity gap                   (252,201)    (463,600)    (109,905)    1,038,551      339,125      551,970
                                                 --------     --------     --------     ---------      -------      -------
 Cumulative interest rate sensitivity gap     $  (252,201)   $(715,801)   $(825,706)  $   212,845     $551,970    $       -
                                               ===========    =========    =========   ===========     ========    ========

     Management simulates the potential effect of changes in interest rates through computer modeling which incorporates both the current gap position and the expected magnitude of the repricing of specific types of assets and liabilities. This modeling is performed assuming expected interest rates over the next twelve months based on both a "most likely" rate scenario and on two "shock test" rate scenarios, the first assuming a 200 basis point increase and the second assuming a 200 basis point decrease over the next twelve months. An independent source is used to determine the most likely interest rates for the next year. At December 31, 1996, this modeling indicated interest rate sensitivity as follows:

                               200 bp      200 bp     Most
                              increase    decrease    Likely
                              ---------- ----------- ---------
Anticipated impact in next twelve months compared to 1996 actual results:

     Net interest revenue       1.0%        (1.2)%    0.6%
     Net income                 1.4        (11.9)     0.9
     Economic value of equity  (7.7)         2.5     (1.7)

     The estimated impact of changes in interest rates on net interest revenue is not projected to be significant within the + / - 200 basis point range of assumptions. However, this modeling indicates that under the 200 basis point decrease scenario the after-tax value of BOK Financial's capitalized mortgage servicing rights, net of mortgage loan refinancing income, would decrease by approximately $6.6 million. While this decrease in value would largely offset an increase in the value of the securities portfolio, current accounting principles require that the net decreased value of mortgage loan servicing rights be charged to earnings while the increased value of available for sale securities be credited to shareholders' equity. The result is an estimated decrease in net income of 11.9%. Additionally, a 200 basis point increase in interest rates would decrease the economic value of equity by 7.7% due primarily to the decrease in value of the securities portfolio. This decrease is compared against the applicable policy which limits the negative impact of a 200 basis point change in interest rates on the economic value of equity to 10%. These simulations are based on numerous assumptions regarding the timing and extent of repricing characteristics. Actual results may differ significantly.

     BOK Financial uses interest rate swaps, a form of off-balance sheet derivative product, in managing its interest rate sensitivity. These swaps are primarily used to more closely match the interest paid on certain long-term, fixed rate certificates of deposit with earning assets. Swaps allow BOK Financial to offer these deposits to its customers without altering the desired repricing characteristics. BOK Financial accrues and periodically receives a fixed amount from the counter parties to these swaps and accrues and periodically makes a variable payment to the counterparties. During 1996, income from these swaps exceeded costs of the swaps by $1.4 million. Credit risk from these swaps is closely monitored and counterparties to these contracts are selected on the basis of their credit worthiness among other factors. Derivative products are not used for speculative purposes. See Note 14 to the Consolidated Financial Statements for additional information.

     The best measure of liquidity is the ability to obtain funds to meet cash requirements. Liquidity is achieved through maturities of earning assets, securities available for sale and loans held for sale. On the liability side, liquidity depends on the availability of deposits and short-term borrowings in both the local and national markets for the subsidiary banks.

     Cash provided by operations in 1996 totaled $56 million, or $77 million excluding the effect of changes in mortgage loans held for sale. This compares to cash provided by operations of $23 million, or $56 million excluding the increase in mortgage loans held for sale, in 1995.

     Investing activities used $318 million, primarily for net loan funding of $201 million and a net increase in securities of $111 million. Financing activities provided $318 million due to growth in transactional deposit accounts of $211 million and certificates of deposit of $108 million.

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

     The Board of Directors of BOK Financial maintains an Audit Committee consisting of outside directors that meet periodically with management and BOK Financial's internal and independent auditors. The Committee considers the audit and nonaudit services to be performed by the independent auditors, makes arrangements for the internal and independent audits and recommends BOK Financial's selection of independent auditors. The Committee also reviews the results of the internal and independent audits, considers and approves certain of BOK Financial's accounting principles and practices, and reviews various shareholder reports and other reports and filings.

     Ernst & Young LLP, certified public accountants, have been engaged to audit the consolidated financial statements of BOK Financial and its subsidiaries. Their audit is conducted in accordance with generally accepted auditing standards and their report on BOK Financial's consolidated financial statements is set forth below.


REPORT OF INDEPENDENT AUDITORS

     We  have  audited  the  accompanying  consolidated  balance  sheets  of BOK
Financial Corporation and subsidiaries at December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements of BOK Financial Corporation and subsidiaries referred to above present fairly, in all material respects, the consolidated financial position of BOK Financial Corporation at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As described in Note 1 in 1995, BOK Financial Corporation changed its method of accounting for mortgage servicing rights.

                                /s/ Ernst & Young LLP
                                    Tulsa, Oklahoma
                                    January 27, 1997

                                                  BOK FINANCIAL CORPORATION

Consolidated Statements of Earnings
(In Thousands Except Share Data)

                                              1996           1995        1994
                                           ------------------------------------
INTEREST REVENUE

Loans                                         $196,309    $179,052    $138,415
Taxable securities                              77,588      83,076      73,157
Tax-exempt securities                           14,665      12,075       9,252
                                                ------      ------       -----
    Total securities                            92,253      95,151      82,409
                                                ------      ------      ------
Trading securities                                 340         242         226
Funds sold and resell agreements                 1,630         996       2,008
                                               -------     -------     -------
    Total interest revenue                     290,532     275,441     223,058
                                               -------     -------     -------
INTEREST EXPENSE

Deposits                                       118,066      97,739      71,141
Borrowed funds                                  45,027      62,086      31,534
Subordinated debenture                               -         352       1,380
                                               -------     -------     -------
    Total interest expense                     163,093     160,177     104,055
                                               -------     -------     -------
NET INTEREST REVENUE                           127,439     115,264     119,003
PROVISION FOR LOAN LOSSES                        4,267         231         195
                                               -------      ------     -------
NET INTEREST REVENUE AFTER PROVISION
   FOR LOAN LOSSES                             123,172     115,033     118,808
                                               -------     -------     -------
OTHER OPERATING REVENUE

Brokerage and trading revenue                    7,896       6,046       5,517
TransFund network revenue                        8,795       7,025       6,039
Securities gains (losses), net                  (2,607)      1,174      (1,868)
Trust fees and commissions                      21,638      19,363      17,117
Service charges and fees on deposit accounts    24,104      21,152      20,698
Mortgage banking revenue                        26,234      20,336      15,868
Other revenue                                   19,252      16,050      10,993
                                                ------      ------      ------
    Total other operating revenue              105,312      91,146      74,364
                                               -------      ------      ------
OTHER OPERATING EXPENSE

Personnel expense                               71,945      67,298      63,111
Business promotion                               6,372       6,039       6,213
Professional fees and services                   5,406       5,898       4,664
Net occupancy, equipment and data
   processing expense                           30,831      27,324      23,619
FDIC and other insurance                         1,740       4,406       6,386
Special deposit insurance assessment             3,820           -           -
Printing, postage and supplies                   6,792       6,340       5,415
Net gains and operating expenses on
   repossessed assets                           (4,552)     (3,098)     (4,575)
Amortization on intangible assets                5,411       5,992       5,597
Write-off of core deposit intangible assets
  related to SAIF-insured                        3,821           -           -
deposits
Mortgage banking costs                          15,834      12,529      10,764
Other expense                                   11,608       9,478      12,281
                                                ------       -----      ------
    Total other operating expense              159,028     142,206     133,475
                                               -------     -------     -------
INCOME BEFORE TAXES                             69,456      63,973      59,697
Federal and state income tax                    15,329      14,768      14,632
                                                ------      ------      ------
NET INCOME                                   $  54,127   $  49,205   $  45,065
                                              =========   =========   =========
EARNINGS PER SHARE:
    Primary:
       Net Income                            $    2.48   $    2.25   $    2.05
-------------------------------------------------------------------------------
    Fully Diluted:
       Net Income                            $    2.24   $    2.05   $    1.88
-------------------------------------------------------------------------------
AVERAGE SHARES USED IN COMPUTATION:
    Primary                                 21,234,363  21,181,341  21,203,496
    Fully Diluted                           24,205,757  24,001,807  24,017,527
-------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets
(In Thousands Except Share Data)

                                                               December 31,
                                                      --------------------------
                                                           1996         1995
                                                      ------------- ------------
 ASSETS

 Cash and due from banks                               $   322,791  $   303,499
 Funds sold and resell agreements                           44,760        8,440
 Trading securities                                          6,454        7,777
 Securities:
      Available for sale                                 1,459,122    1,366,661
      Investment (fair value: 1996-$199,549;
        1995-$181,786)                                     198,408      179,121
                                                          --------     --------
       Total securities                                  1,657,530    1,545,782
                                                         ---------    ---------
 Loans                                                   2,394,580    2,194,368
 Less reserve for loan losses                               45,148       38,287
                                                         ---------    ---------
       Net loans                                         2,349,432    2,156,081
                                                         ---------    ---------
 Premises and equipment, net                                47,479       47,673
 Accrued revenue receivable                                 46,020       41,121
 Excess cost over fair value of net assets acquired
    and core deposit premium (net of accumulated
    amortization: 1996-$30,758; 1995-$21,526)               28,276       37,134
 Mortgage servicing rights                                  61,544       50,634
 Real estate and other repossessed assets                    4,576        3,399
 Other assets                                               51,838       42,578
                                                         ---------    ---------
      Total assets                                      $4,620,700   $4,244,118
                                                        ==========   ==========
 LIABILITIES AND SHAREHOLDERS' EQUITY

 Noninterest-bearing demand deposits                    $  696,853   $  651,134
 Interest-bearing deposits:
      Transaction                                          954,546      781,205
      Savings                                               97,019      104,726
      Time                                               1,508,337    1,400,644
                                                         ---------    ---------
      Total deposits                                     3,256,755    2,937,709
                                                         ---------    ---------
 Funds purchased and repurchase agreements                 669,176      697,497
 Other borrowings                                          277,128      250,309
 Accrued interest, taxes and expense                        46,047       47,307
 Other liabilities                                          11,628        9,731
                                                         ---------    ---------
      Total liabilities                                  4,260,734    3,942,553
                                                         ---------    ---------
  Shareholders' equity:

      Preferred stock                                           23           23
      Common stock ($.00006 par value; 2,500,000,000
         shares authorized; issued:
         1996-21,148,729; 1995-20,415,504)                       1            1
      Capital surplus                                      176,093      157,395
      Retained earnings                                    182,892      146,727
      Treasury stock (shares at cost:
         December 31, 1996-16,834)                            (428)           -
      Unrealized net gain (loss) on securities
         available for sale                                  1,472       (2,427)
      Notes receivable from exercise of stock options          (87)        (154)
                                                            -------      -------
       Total shareholders' equity                          359,966      301,565
                                                           -------      -------
      Total liabilities and shareholders' equity        $4,620,700   $4,244,118
                                                        ==========   ==========

See accompanying notes to consolidated financial statements.

                                                  BOK FINANCIAL CORPORATION

Consolidated Statements of Changes in Shareholders' Equity
(In Thousands)

                                           ------------------------------------
                                           Preferred Stock  Common Stock
                                           ------------------------------------
                                            Shares  Amount  Shares  Amount
                                           ------------------------------------

December 31, 1993                           250,065  $1,305  19,471  $  1

Net income                                        -       -       -     -
Issuance of common stock                          -       -       7     -
Issuance of common stock to Thrift Plan           -       -      17     -
Exercise of stock options                         -       -      10     -
Payments on stock options notes receivable        -       -       -     -
Cash dividends paid on preferred stock            -       -       -     -
Dividends paid in shares of common stock:
     Preferred stock                              -       -      65     -
     Common stock                                 -       -     535     -
Payment to dissenting shareholders                -       -     (71)    -
Cancellation of treasury stock                    -       -    (299)    -
Repurchase of preferred stock                   (65) (1,292)      -     -
Sale of treasury stock                            -       -       -     -
Unrealized net loss on securities
  available for sale                              -       -       -     -
                                           -------------------------------
December 31, 1994                           250,000      13  19,735     1

Net income                                        -       -       -     -
Director retainer shares                          -       -       8     -
Issuance of common stock to Thrift Plan           -       -       3     -
Exercise of stock options                         -       -       6     -
Payments on stock options notes receivable        -       -       -     -
Issuance of preferred stock                     102      10       -     -
Dividends paid in shares of common stock:
     Preferred stock                              -       -      70     -
     Common stock                                 -       -     594     -
Unrealized net gain on securities
   available for sale                             -       -       -     -
                                           -------------------------------
December 31, 1995                           250,102      23  20,416     1

Net income                                        -       -       -     -
Director retainer shares                          -       -       8     -
Exercise of stock options                         -       -      41     -
Payments on stock options notes receivable        -       -       -     -
Cash dividends paid on preferred stock            -       -       -     -
Dividends paid in shares of common stock:
     Preferred stock                              -       -      69     -
     Common stock                                 -       -     615     -
Unrealized net gain on securities
   available for sale                             -       -       -     -
                                           -------------------------------
December 31, 1996                           250,102  $    23  21,149  $  1
                                           ===============================
(1)    Notes receivable from exercise of stock options.

See accompanying notes to consolidated financial statements.

(In Thousands)





--------------------------------------------------------------------------
                      Treasury Stock
Capital    Retained  ----------------   Unrealized     Notes
Surplus    Earnings  Shares    Amount   Gain (Loss) Receivable(1)   Total
---------- ---------------------------------------------------------------

 $131,528  $ 80,704   309     $(1,730)   $   2,471    $(336)     $213,943

        -    45,065     -           -            -        -        45,065
       95         -     -           -            -        -            95
      381         -     -           -            -      (42)          339
      167         -     -           -            -        -           167
        -         -     -           -            -       93            93
        -      (113)    -           -            -        -          (113)

    1,500    (1,500)    -           -            -        -             -
   12,264   (12,278)    -           -            -        -           (14)
   (1,707)        -     -           -            -        -        (1,707)
   (1,510)        -  (299)      1,510            -        -             -
        -         -     -           -            -        -        (1,292)
        -         -   (10)        220            -        -           220
        -         -     -           -      (19,894)       -       (19,894)
---------- ---------------------------------------------------------------
  142,718   111,878     -           -      (17,423)    (285)      236,902

        -    49,205     -           -            -        -        49,205
      157         -     -           -            -        -           157
       70         -     -           -            -        -            70
      104         -     -           -            -        -           104
        -         -     -           -            -      131           131
        -         -     -           -            -        -            10

    1,500    (1,500)    -           -            -        -             -
   12,846   (12,856)    -           -            -        -           (10)
        -         -     -           -       14,996        -        14,996
--------------------------------------------------------------------------
  157,395   146,727     -           -       (2,427)    (154)      301,565

        -    54,127     -           -            -        -        54,127
      173         -     -           -            -        -           173
      569         -    17        (419)           -        -           150
        -         -     -           -            -       67            67
        -        (3)    -           -            -        -            (3)

    1,500    (1,500)    -           -            -        -             -
   16,456   (16,459)    -          (9)           -        -           (12)
        -         -     -           -        3,899        -         3,899
--------------------------------------------------------------------------
 $176,093  $182,892    17     $  (428)   $   1,472   $  (87)     $359,966
==========================================================================

                                                  BOK FINANCIAL CORPORATION

Consolidated Statements of Cash Flows
(In Thousands)

                                                     1996       1995       1994
                                                    ----------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:

 Net income                                       $ 54,127  $ 49,205   $ 45,065
 Adjustments to reconcile net income to net
   cash provided by operating activities:
     Noncash Thrift Plan contribution                    -         -        257
     Provisions for loan and repossessed
       real estate losses                            4,281       231        195
     Depreciation and amortization                  23,693    19,612     16,931
     Write-off of core deposit intangible assets     3,821         -          -
     Net amortization of securities
       discounts and premiums                        2,935     1,929      6,848
     Net gain on sale of assets                     (2,803)   (4,742)      (626)
     Mortgage loans originated for resale         (714,447) (519,392)  (514,635)
     Proceeds from sale of mortgage loans
       held for resale                             693,012   486,347    661,146
     (Increase) decrease in trading securities       1,323    (5,242)       235
     (Increase) decrease in accrued revenue
       receivable                                   (4,899)      277     (8,895)
     (Increase) decrease in other assets            (2,499)      701    (13,875)
     Increase (decrease) in accrued interest,
       taxes and expense                            (3,644)   (8,176)    20,534
     Increase (decrease) in other liabilities        1,033     2,275     (7,249)
                                                    ------    ------    -------
Net cash provided by operating activities           55,933    23,025    205,931
                                                    ------    ------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:

 Proceeds from sales of available for
   sale securities                                 484,436   134,109     82,088
 Proceeds from maturities of investment
   securities                                       25,284    17,242    167,082
 Proceeds from maturities of available
   for sale securities                             226,162   193,855    155,351
 Purchases of investment securities                (44,890)  (29,566)  (606,682)
 Purchases of available for sale securities       (801,999) (250,320)  (436,644)
 Loans originated or acquired net of
   principal collected                            (201,139) (357,736)  (275,366)
 Proceeds from sales of assets                      30,547    43,426     49,052
 Purchases of assets                               (36,441)  (32,900)   (29,158)
 Cash and cash equivalents of subsidiaries
   & branches acquired and sold, net                  (200)  (19,371)   (12,014)
                                                   -------   -------    -------
Net cash used by investing activities             (318,240) (301,261)  (906,291)
                                                   --------  --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:

 Net increase (decrease) in demand deposits,
    transaction deposits, and savings accounts     211,353    12,042    (86,295)
 Net increase (decrease)in certificates of deposit 107,693   318,100    (22,540)
 Net increase (decrease) in other borrowings        (1,502)  (26,528)   733,450
 Repayment of subordinated debenture                     -   (23,000)         -
 Issuance of preferred, common and
   treasury stock, net                                 311       331        520
 Repurchase of preferred stock                           -         -     (1,292)
 Payments to dissenting shareholders                     -         -     (1,707)
 Dividends on preferred stock                           (3)        -       (113)
 Payments on notes receivable                           67       131         93
                                                   -------   -------    -------
Net cash provided by financing activities          317,919   281,076    622,116
                                                   -------   -------    -------
Net increase (decrease) in cash and
   cash equivalents                                 55,612     2,840    (78,244)
Cash and cash equivalents at beginning of period   311,939   309,099    387,343
                                                   -------   -------    -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD        $367,551  $311,939   $309,099
                                                  ========  ========   ========

CASH PAID FOR INTEREST                            $163,777  $157,398  $  98,677
                                                  =============================
CASH PAID FOR TAXES                                 21,375    10,954      9,609
                                                  =============================
 NET LOANS TRANSFERRED TO REPOSSESSED REAL ESTATE    2,043     2,159        942
                                                  =============================
PAYMENT OF DIVIDENDS IN COMMON STOCK                17,956    14,346     13,764
                                                  =============================

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

ACQUISITIONS

     Assets and liabilities acquired by purchase are recorded at fair values on the acquisition dates. Intangible assets are amortized using straight-line and accelerated methods over the estimated benefit periods. These periods range from 7 to 25 years for goodwill and 7 to 10 years for core deposit intangibles. The net book values of intangible assets are evaluated for impairment when economic conditions indicate an impairment may exist. The Consolidated Statements of Earnings include the results of purchases from the dates of acquisition. The financial statements of companies acquired in pooling-of-interests transactions are combined with the Consolidated Financial Statements of BOK Financial at historical cost as if the mergers occurred at the beginning of the earliest period presented.

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

     Interest is accrued at the applicable interest rate on the principal amount outstanding. Loans are placed on nonaccrual status when, in the opinion of management, full collection of principal or interest is uncertain, generally when the collection of principal or interest is 90 days or more past due. Interest previously accrued but not collected is charged against interest income when the loan is placed on nonaccrual status. BOK Financial adopted Financial Accounting Standards Board Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," in 1995. Payments on nonaccrual loans are applied to principal or reported as interest income, according to management's judgment as to the collectibility of principal.

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

RESERVE FOR LOAN LOSSES

     The reserve for loan losses is maintained at a level that, in the opinion of management, is adequate to absorb losses inherent in the loan portfolio. The adequacy of the reserve for loan losses is determined by management based upon evaluation of the individual credits in the loan portfolio, historical credit losses, anticipated economic conditions in BOK Financial's primary market areas and other relevant factors. Beginning in 1994, BOK Financial adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114"). The allowance for credit losses related to loans that are identified for evaluation in accordance with FAS 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Loans are considered to be impaired when it becomes probable that BOK Financial will be unable to collect all amounts due according to the contractual terms of the loan agreement. This is substantially the same criteria used to determine when a loan should be placed on nonaccrual status. The amount of impairment determined in accordance with FAS 114 did not differ materially from amounts previously provided. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

     In accordance with the provisions of FAS 114, management has excluded small balance, homogeneous loans from the impairment evaluation specified in FAS 114. Such loans include 1-4 family mortgage loans, consumer loans, and commercial loans with committed amounts less than $1 million. The adequacy of the allowance for loan losses applicable to these loans is evaluated in accordance with standards established by the banking regulatory authorities and adopted as policy by BOK Financial.

     A provision for loan losses is charged against earnings in amounts necessary to maintain an adequate reserve for loan losses. Loans are charged off when the loan balance or a portion of the loan balance is no longer covered by the paying capacity of the borrower based on an evaluation of available cash resources and collateral value. Loans are evaluated quarterly and charge offs are taken in the quarter in which the loss is identified. Additionally, all unsecured or under-secured loans which are past due by 180 days or more are charged off within 30 days. Recoveries of loans previously charged off are added to the reserve.

REAL ESTATE AND OTHER REPOSSESSED ASSETS

     Real estate and other repossessed assets are assets acquired in partial or total forgiveness of debt. These assets are carried at the lower of cost, fair value at date of foreclosure or current fair value less estimated selling costs. Income generated by these assets is recognized as received, and operating expenses are recognized as incurred.

PREMISES AND EQUIPMENT

     Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets or, for leasehold improvements, over the shorter of the estimated useful lives or remaining lease terms.

MORTGAGE SERVICING RIGHTS

     BOK Financial adopted Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("FAS 122"), during 1995. FAS 122 requires, among other things, that capitalized mortgage servicing rights be carried at the lower of cost less accumulated amortization or fair value. Amortization is determined in proportion to the projected cash flows over the estimated lives of the servicing portfolios. The actual cash flows are dependent upon the prepayment of the mortgage loans and may differ significantly from the estimates.

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

     Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," ("FAS 125") was issued during 1996 and becomes effective on January 1, 1997. Among other things, FAS 125 extends the requirement that a valuation allowance be provided for the difference between the amortized historical cost and fair value of all capitalized servicing rights stratified by predominant risk characteristics to all capitalized servicing rights. Previously, such stratification was required only for servicing rights capitalized after the adoption of FAS 122. The result of this change will be to further increase the volatility of earnings as the fair value of servicing rights react to changes in interest rates and prepayment assumptions.

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

FEDERAL AND STATE INCOME TAXES

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of assets and liabilities and their respective tax bases. Deferred tax assets are reduced by a valuation allowance based upon management's assessment of limitations on the use of certain deferred tax assets pursuant to income tax regulations, estimates of future taxable income, and the amount of previously paid taxes.

EMPLOYEE BENEFIT PLANS

     BOK Financial sponsors various plans, including a defined benefit pension plan ("Pension Plan"), a qualified profit sharing plan ("Thrift Plan"), employee health care plans and a post-retirement health care plan. Employer contributions to the Thrift Plan, which match employee contributions subject to percentage and years of service limits, are expensed when incurred. Pension Plan costs, which are based upon actuarial computations of current costs, are expensed annually. Unrecognized prior service cost and net gains or losses are amortized on a straight-line basis over the estimated remaining lives of the participants. BOK Financial recognizes the expense of health care benefits on the accrual method. Employer contributions to the Pension Plan and various health care plans are in accordance with Federal income tax regulations.

EXECUTIVE BENEFIT PLANS

     BOK Financial accounts for its stock option plans under the provisions of APB 25, "Accounting for Stock Issued to Employees," and is also subject to certain disclosures as required under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," in Note 12.

 FIDUCIARY SERVICES

     Fees and commissions on approximately $7.5 billion of assets managed by BOK Financial under various fiduciary arrangements are recognized on the accrual method.

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

     Fully diluted earnings per share includes the maximum dilutive effect of the conversion of preferred stock at a ratio of one common share per 89 preferred shares.

     The average number of shares outstanding has been restated for the effects of the poolings-of-interests and stock dividends.

(2) ACQUISITIONS

     Since 1991, BOK Financial acquired deposits insured by the Savings and Loan Insurance Fund ("SAIF") totaling approximately $843 million. In conjunction with these acquisitions, core deposit intangible assets which represent the future earnings potential of these funds, were recorded. In determining the value of these core deposit intangible assets, assumptions were made regarding the returns which were expected to be earned over the costs which would be incurred, including interest expense, processing costs and deposit insurance premiums. During 1995, the FDIC made a change in deposit insurance premiums which significantly decreased the value of deposits insured by SAIF. The premium assessed on deposits insured by the Bank Insurance Fund ("BIF") was reduced to three basis points (.03%) while the premium assessed on SAIF insured deposits remained at 23 basis points (.23%). Legislation to resolve this difference had been expected from Congress at December 31, 1995. However, at the end of the first quarter of 1996, the expected legislation had been removed from the agenda and the resolution of the differential between rates assessed on SAIF insured deposits compared to BIF insured deposits was uncertain. This uncertainty, in addition to heightened competitive pressures caused the spreads between the actual returns and costs to decrease. These conditions caused the value of these core deposit intangible assets to be impaired and a write down of $3.8 million was recognized.

     In March 1997, BOK Financial paid $39.3 million to acquire First TexCorp, Inc. and its subsidiary, First Texas Bank, in Dallas, Texas. Total consolidated assets and net assets of First TexCorp, Inc. were $141.9 million and $19.7 million, respectively, at December 31, 1996. The acquisition will be accounted for as a purchase.

     In February 1997, BOK Financial paid $39.0 million and issued notes totaling $11.0 million to acquire Park Cities Bancshares, Inc. and its subsidiary, First National Bank of Park Cities, in Dallas, Texas. Total consolidated assets and net assets of Park Cities Bancshares, Inc. were $225.9 million and $19.1 million, respectively, at December 31, 1996. The acquisition will be accounted for as a purchase.

     On November 14, 1994, BOK Financial issued 1,380,017 common shares to merge with Citizens Holding Company and its subsidiaries, Citizens Bank of Muskogee and Citizens Bank of Northwest Arkansas, in a pooling-of-interests.

     BOk paid $11.7 million, on May 2, 1994, to acquire Plaza National Bank, Bartlesville, Oklahoma; paid $6.1 million, on June 13, 1994, for Texas Commerce Trust Company-Sherman National Association, a national association limited to trust powers only; and paid $8.2 million, on October 7, 1994, to acquire Northwest Bank of Enid, Enid, Oklahoma.

     The  allocation  of  the  purchase   prices  to  the  assets  acquired  and
liabilities assumed in the preceding acquisitions are as follows (in thousands):

                                              Aggregate
                                             Acquisitions
                                            -------------
                                                1994
                                            -------------
Cash and cash equivalents                     $  14,019
Securities                                       40,508
Loans:
   Commercial                                    27,674
   Commercial real estate                        16,300
   Residential mortgage                          17,160
   Consumer                                      18,484
   Allowance for loan losses                       (955)
                                                 ------
Total loans                                      78,663
                                                 ------
Premises and equipment                            2,027
Core deposit premiums                               839
Other assets                                      2,780
                                                -------
Total assets acquired                           138,836
                                                -------
Deposits:
   Noninterest bearing                           18,098
   Interest bearing                             109,384
                                                -------
Total deposits                                  127,482
                                                -------
Borrowed funds                                      327
Other liabilities                                   545
                                                -------
Total liabilities assumed                       128,354
                                                -------
Net assets acquired                             (10,482)
Purchase price                                   26,033
                                                 ------
Goodwill                                      $  15,551
                                                 ======

(3) SALE OF ASSETS TO RELATED PARTY

     During April 1991, BOk sold to BOK Financial's principal shareholder, George B. Kaiser ("Kaiser"), and related business entities certain loans, repossessed real estate and the rights to future recoveries on certain charge-offs. Recoveries collected by BOk and paid to Kaiser were $3.3 million, $1.4 million and $2.4 million for 1996, 1995 and 1994, respectively.

(4) SECURITIES

INVESTMENT SECURITIES

     The book and fair values of investment securities are as follows (in thousands):

                                                                         December 31,

                                 ----------------------------------------------------------------------------------------------
                                                     1996                                            1995
                                 ---------------------------------------------- -----------------------------------------------
                                    Book        Fair       Gross Unrealized         Book       Fair       Gross Unrealized
                                                        -----------------------                        ------------------------
                                    Value      Value       Gain       Loss         Value       Value      Gain        Loss
                                 ----------------------------------------------------------------------------------------------
  U.S. Treasury                    $  1,000   $    992    $     2    $   (10)     $    716    $    721    $    5     $    -
  Municipal and other tax exempt    134,150    134,705      1,571     (1,016)       95,907      97,628     2,099       (378)
  Mortgage-backed U.S. Agency
     Securities                      62,282     62,876        832       (238)       78,832      79,777     1,089       (144)
  Other debt securities                 976        976          -          -         3,666       3,660         3         (9)
                                    -------    -------      -----     ------       -------     -------     -----        ----
       Total                       $198,408   $199,549     $2,405    $(1,264)     $179,121    $181,786    $3,196      $(531)
                                   ========   ========     ======    =======      ========    ========    ======       =====

    The book and fair values of investment securities at December 31, 1996, by contractual maturity, are as shown in the following table (dollars in thousands):

                                                                       Weighted
                    Less than   One to    Five to      Over            Average
                    One Year  Five Years Ten Years  Ten Years  Total   Maturity
                    ------------------------------------------------------------
U.S. Treasuries:
    Book value        $   250 $    750  $       -  $       - $   1,000    1.59
    Fair value            251      741          -          -       992
    Nominal yield        6.63%    5.12%                           5.49%
Municipal and other tax exempt:
    Book value          8,698   75,560     44,292      5,600   134,150    4.93
    Fair value          8,670   75,528     44,613      5,894   134,705
    Nominal yield(1)     7.38%    7.07%      7.63%      9.54%     7.38%
Other debt securities:
    Book value            376        -        600          -       976    4.17
    Fair value            376        -        600          -       976
    Nominal yield(1)     4.13%               6.31%                5.47%
                     -----------------------------------------------------------
Total fixed maturity securities:
    Book value         $9,324  $76,310    $44,892     $5,600  $136,126
    Fair value          9,297   76,269     45,213      5,894   136,673
    Nominal yield        7.23%    7.05%      7.61%      9.54%     7.35%
                     ---------------------------------------
Mortgage-backed securities:
    Book value                                                  62,282     -2
    Fair value                                                  62,876
    Nominal yield(3)                                              7.24%
                                                              ---------
Total investment securities:
    Book value                                                $198,408
    Fair value                                                 199,549
    Nominal yield                                                 7.31%
                                                              ---------

(1)  Calculated on a taxable equivalent basis using a 39% effective tax rate.
(2) The average expected lives of mortgage-backed securities were 3.3 years based upon current prepayment assumptions.
(3) The nominal yield on mortgage-backed securities is based upon prepayment assumptions at the purchase date. Actual yields earned may differ significantly based upon actual prepayments.

AVAILABLE FOR SALE SECURITIES

     The amortized cost and fair value of available for sale securities are as follows (in thousands):

                                                                          December 31,

                                 -----------------------------------------------------------------------------------------------
                                                     1996                                            1995
                                 ---------------------------------------------- ------------------------------------------------
                                  Amortized      Fair      Gross Unrealized       Amortized      Fair       Gross Unrealized

                                                         ----------------------                          -----------------------
                                     Cost       Value       Gain      Loss          Cost        Value       Gain       Loss
                                 ---------------------------------------------- ------------------------------------------------

U.S. Treasury                     $  200,505  $  201,091   $ 1,218   $   (632)    $ 221,201   $ 222,478    $ 1,552   $   (275)
Municipal and other tax exempt       160,813     161,358     2,047    (1,502)       165,709      166,855     2,532     (1,386)
Mortgage-backed securities:
     U. S. agencies                  985,219     979,117     3,552    (9,654)       941,020      934,433     3,842    (10,429)
     Other                             3,288       3,961       687       (14)         8,154        8,011         1       (144)
                                     -------     -------     -----     ------      --------      -------     -----     -------
Total mortgage-backed securities     988,507     983,078     4,239    (9,668)       949,174      942,444     3,843    (10,573)
                                     -------     -------     -----    ------        -------      -------     -----    --------
Other debt securities                    178         178         -         -            250           98         2       (154)
Equity securities and mutual funds   106,655     113,417     6,762         -         34,145       34,786       641          -
                                   ---------  ----------   -------  --------     ----------   ----------    ------   ---------
     Total                        $1,456,658  $1,459,122   $14,266  $(11,802)    $1,370,479   $1,366,661    $8,570   $(12,388)
                                  ==========  ==========   =======  ========     ==========   ==========    ======   =========


     The amortized cost and fair values of available for sale securities at December 31, 1996, by contractual maturity, are as shown in the following table (dollars in thousands):

                                                                        Weighted
                         Less than   One to    Five to    Over          Average
                         One Year  Five Years Ten Years Ten Years Total Maturity
                           -----------------------------------------------------
U.S. Treasuries:
     Amortized cost         $17,624  $182,881 $      -   $    - $  200,505  1.81
     Fair value              17,704   183,387        -        -    201,091
     Nominal yield             6.32%     5.91%       -        -       5.95%
Municipal and other tax exempt:
     Amortized cost           5,631    82,838   60,662   11,682    160,813  5.17
     Fair value               5,520    82,423   61,083   12,332    161,358
     Nominal yield(1)          5.69%     6.98%    7.80%    9.41%      7.45%
Other debt securities:
     Amortized cost             178       -          -        -        178   .92
     Fair value                 178       -          -        -        178
     Nominal yield                -       -          -        -          -
                            ----------------------------------------------------
Total fixed maturity securities:
     Amortized cost         $23,433  $265,719  $60,662  $11,682 $  361,496
     Fair value              23,402   265,810   61,083   12,332    362,627
     Nominal yield             6.12%     6.25%    7.80%    9.41%      6.61%
                            ------------------------------------
Mortgage-backed securities:
     Amortized cost                                                988,507    -2
     Fair value                                                    983,078
     Nominal yield4                                                   6.14%
                                                                -----------
Equity securities and mutual funds:
    Amortized cost                                                 106,655    -3
     Fair value                                                    113,417
     Nominal yield                                                    4.29%
                                                                -----------
Total available for sale securities:
     Amortized cost                                             $1,456,658
     Fair value                                                  1,459,122
     Nominal yield                                                    6.12%
                                                                -----------

(1) Calculated on a taxable equivalent basis using a 39% effective tax rate.
(2) The average expected lives of mortgage-backed securities were 3.2 years based upon current prepayment assumptions.
(3) Primarily common and preferred stock of U.S. Government agencies with no stated maturity.
(4) The nominal yield on mortgage-backed securities is based upon prepayment assumptions at the purchase date. Actual yields earned may differ significantly based upon actual prepayments.

     Sales of available for sale securities resulted in gains and losses as follows (in thousands):

                                       1996      1995      1994
                                     --------- --------- --------
        Proceeds                     $484,436  $134,109  $82,088
        Gross realized gains              328     1,246      159
        Gross realized losses           2,935        72    2,027
        Related federal and state
          income tax expense             (574)      270     (467)
          (benefit)


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

     Securities with amortized costs of $1.0 billion and $986.5 million at December 31, 1996 and 1995, respectively, were pledged to secure securities repurchase agreements, public and trust funds on deposit and for other purposes as required by law.

(5) LOANS

Significant components of the loan portfolio are as follows (in thousands):

                                                                          December 31,
                                 -----------------------------------------------------------------------------------------------
                                                       1996                                           1995
                                 ------------------------------------------------ ----------------------------------------------
                                    Fixed      Variable     Non-                     Fixed     Variable     Non-
                                     Rate        Rate      accrual     Total         Rate        Rate      accrual     Total
                                 ------------------------------------------------ ----------------------------------------------

Commercial                         $ 75,806   $  898,795   $ 9,589   $  984,190     $ 81,250   $  765,168  $14,646   $  861,064
Commercial real estate              250,270      420,082     5,306      675,658      215,750      372,231   10,621      598,602
Residential mortgage                153,058      273,767     2,580      429,405      149,783      284,239    2,794      436,816
Residential mortgage - held for      95,332            -         -       95,332       72,412            -        -       72,412
  sale
Consumer                            173,925       34,710     1,360      209,995      180,489       43,758    1,227      225,474
                                    -------       ------     -----      -------      -------       ------    -----      -------
Total                              $748,391   $1,627,354   $18,835  $ 2,394,580     $699,684   $1,465,396  $29,288  $ 2,194,368
                                   ========   ==========   =======   ==========     ========   ==========  =======  ===========
Foregone interest on nonaccrual loans                               $     2,975                                     $     2,928
                                                                    ===========                                     ===========

     Substantially all of the commercial and consumer loan portfolios and approximately 77% of the residential mortgage loan portfolio (excluding loans held for sale) are loans to businesses and individuals in Oklahoma or Northwest Arkansas. This geographic concentration subjects the loan portfolio to the general economic conditions within this area.

     Within the commercial loan classification, loans to energy-related businesses total $217.1 million, or 9% of total loans. Other notable segments include wholesale/retail, $166.1 million; manufacturing, $137.5 million; and agriculture, $109.3 million.

  Commercial real estate loans are primarily secured by properties located in the Tulsa or Oklahoma City, Oklahoma metropolitan areas. The major components of these properties are multifamily residences, $146.2 million; retail facilities, $60.8 million; office buildings, $82.3 million; hotels, $70.6 million; and medical/nursing facilities, $70.3 million.

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

                                      1996         1995
                                   ------------ ------------
Beginning balance                    $45,404      $28,385
   Advances                           10,968       21,185
   Payments                           (1,925)      (3,458)
   Adjustments                          (971)        (708)
                                     --------     --------
Ending balance                       $53,476      $45,404
                                      =======      =======

     Adjustments are primarily due to certain individuals being included for the first time or no longer being included as an executive officer or director of BOK Financial.

     The activity in the reserve for loan losses is summarized as follows (in thousands):

                                    1996      1995     1994
                                 --------- --------- --------
Beginning balance                 $38,287   $38,271   $37,261
   Provision for loan losses        4,267       231       195
   Loans charged off               (6,510)   (3,988)   (3,237)
   Recoveries                       9,104     3,773     3,097
   Addition due to acquisitions         -         -       955
                                  -------   -------   -------
Ending balance                    $45,148   $38,287   $38,271
                                  =======   =======   =======

     At December 31, 1996 and 1995, respectively, the recorded investment in loans that are considered to be impaired under FAS 114 was $17.4 million and $28.1 million (all of which were on a nonaccrual basis). Included in this amount at December 31, 1996, is $2.3 million of impaired loans for which the related allowance for credit losses is $1.2 million and $15.1 million that did not have a related allowance for credit losses. At December 31, 1995, this amount included $12.5 million of impaired loans for which the related allowance for credit loss was $4.8 million and $15.6 million that did not have a related allowance for credit losses. The average recorded investments in impaired loans during the years ended December 31, 1996 and 1995 were approximately $22.3 million and $22.2 million, respectively. Interest income recognized on impaired loans during 1996 and 1995 was not significant.


(6)  PREMISES AND EQUIPMENT

     Premises and equipment at December 31 are summarized as follows (in thousands):

                                            DECEMBER 31,
                                      -------------------------
                                         1996         1995
                                      ------------ ------------
Land                                   $  7,812     $  8,543
Buildings and improvements               30,792       28,083
Furniture and equipment                  32,080       27,352
                                         ------       ------
      Subtotal                           70,684       63,978
                                         ------       ------
Less accumulated depreciation and
 amortization                            23,205       16,305
                                         ------       ------
     Total                              $47,479      $47,673
                                        =======      =======

     Depreciation and amortization of premises and equipment were $6.9 million, $5.6 million and $4.2 million for the years ended December 31, 1996, 1995 and 1994, respectively.

(7)  MORTGAGE BANKING ACTIVITIES

     BOK Financial has engaged in mortgage-banking activities through its subsidiary, BancOklahoma Mortgage Corp. ("BOMC"). Effective January 1, 1997, these mortgage banking activities were transferred to BOk. Residential mortgage loans held for sale totaled $95.3 million and $72.4 million and outstanding mortgage loan commitments totaled $148.2 million and $125.4 million, respectively, at December 31, 1996 and 1995. Mortgage loan commitments are generally outstanding for 60 to 90 days and are subject to both credit and interest rate risk. Credit risk is managed through underwriting policies and procedures, including collateral requirements, which are generally accepted by the secondary loan markets. Exposure to interest rate fluctuations is partially hedged through the use of mortgage-backed securities forward sales contracts. These contracts set the price for loans which will be delivered in the next 60 to 90 days. At December 31, 1996, forward sales contracts totaled $168.1 million. Mortgage loans held for sale are carried at the lower of aggregate cost or market value, including estimated losses on unfunded commitments and gains or losses on forward sales contracts. At December 31, 1996, BOMC owned the rights to service 83,418 mortgage loans with outstanding principal balances of $5.9 billion, including $243 million serviced for BOk, and held related funds for investors and borrowers of $77.2 million. The weighted average interest rate and remaining term was 7.70% and 281 months, respectively. Mortgage loans sold with recourse totaled $9.4 million at December 31, 1996. At December 31, 1995, BOMC owned the rights to service mortgage loans with outstanding principal balances of $5.4 billion and held related funds for investors and borrowers of $76.6 million.

     Activity in capitalized mortgage servicing rights and related valuation allowance during 1996 and 1995 are as follows:

                      Capitalized Mortgage Servicing Rights
                      -------------------------------------  Valuation
                                Purchased Originated  Total  Allowance     Net
                                 -----------------------------------------------

Balance at January 1, 1995       $46,681   $     -  $46,681     $   -   $46,681
  Additions                       10,387     1,783   12,170         -    12,170
  Amortization expense            (7,536)     (142)  (7,678)        -    (7,678)
  Provision for impairment             -         -        -      (539)     (539)
                                  -------   ------   ------     -----    -------
Balance at December 31, 1995      49,532     1,641   51,173      (539)   50,634
  ADDITIONS                       16,874     3,984   20,858         -    20,858
  AMORTIZATION EXPENSE            (9,150)     (437)  (9,587)        -    (9,587)
  PROVISION FOR IMPAIRMENT             -         -        -      (361)     (361)
                                  ------    ------   ------      -----   -------
BALANCE AT DECEMBER 31, 1996     $57,256    $5,188  $62,444     $(900)  $61,544
                                  =======    ======  =======     =====   =======
ESTIMATED FAIR VALUE OF MORTGAGE
  SERVICING RIGHTS AT:
     DECEMBER 31, 1995(1)        $66,528    $1,954  $68,482   $     -   $68,482
     DECEMBER 31, 1996(1)        $75,660    $8,576  $84,236   $     -   $84,236
                                  =======    ======  =======   ======    =======
(1) Excludes  approximately  $18  million  and $18.9  million, respectively,  of loan servicing  rights on mortgage loans originated prior to the adoption of FAS 122.
--------------------------------------------------------------------------------

 Fair value is determined by discounting the projected net cash flows. Significant assumptions are:
     Discount rate - Risk adjusted  spread over U.S.  Treasury rates for similar remaining terms, ranging from 10.71% to 10.95%.
     Prepayment rate - Industry consensus prepayment estimates ranging from 6.8% to 16.4% from an independent reporting source based upon interest rate, original term and loan type.
     Loan servicing costs - $50 per conventional loan and $60 per government insured loan.

     During the first quarter of 1994, management discovered that Lenders Mortgage Services, Inc. ("Lenders"), an originator of loans from which BOMC purchased mortgage loans, had not paid off existing mortgages on certain refinancing loans purchased by BOMC, primarily in 1994. Involuntary proceedings were commenced against Lenders under Chapter 7 of the U.S. Bankruptcy Code and a Trustee was appointed. Lenders will not be able to perform under the repurchase provision of the loan purchase agreement. Management is pursuing recoveries from various parties; however, any such recoveries are uncertain at this time. Pretax charges of $5.2 million were recognized in 1994 based upon management's evaluation of information currently available.


(8) DEPOSITS

     Interest expense on deposits is summarized as follows (in thousands):

                                    1996       1995       1994
                                 ----------------------------------
       Transaction deposits        $ 28,336    $25,276   $22,062
       Savings                        2,464      2,957     3,522
       Time:
          Certificates of
            deposits under           44,531     38,552    27,603
            $100,000
          Certificates of
            deposits $100,000        31,728     20,265    10,471
            and over
          Other time deposits        11,007     10,689     7,483
                                     ------     ------     -----
            Total time               87,266     69,506    45,557
                                     ------     ------    ------
            Total                  $118,066    $97,739   $71,141
                                   ========    =======   =======

     The aggregate amounts of time deposits in denominations of $100,000 or more at December 31, 1996 and 1995 were $560.0 million and $486.2 million, respectively.

     Time deposits expected to mature in less than one year are $1,047.0 million, in one to five years are $460.8 million, and in over five years are $.5 million.

     Interest expense on time deposits during 1996 and 1995 was reduced by net income from interest rate swaps of $1.4 million and $.9 million, respectively.

(9)  OTHER BORROWINGS

     Information relating to other borrowings is summarized as follows (dollars in thousands):

                                          Daily average   Rate at  Maximum out-
                             Period-End   ---------------- end of    standing at
                               Balance    Balance    Rate   year   any month-end
                                ------------------------------------------------
1996:
  FUNDS PURCHASED AND
     REPURCHASE AGREEMENTS     $669,176  $  558,940   5.49%  5.91%    $  669,176
  OTHER                         277,128     235,775   6.08   6.00        354,712
----------------------------------------------------
     TOTAL                     $946,304  $  794,715   5.67   5.94        946,304
-------------------------------------------------------------------------------
1995:
  Funds purchased and
     repurchase agreements     $697,497  $  894,322   6.03%  5.75%    $1,052,369
  Other                         250,309     129,458   6.27   6.03        250,309
----------------------------------------------------
     Total                     $947,806  $1,023,780   6.06   5.82      1,135,168
-------------------------------------------------------------------------------
1994:
  Funds purchased and
     repurchase agreements     $743,248  $  605,640   4.46%  5.87%    $  779,789
  Other                         231,086      98,555   4.61   6.39        237,665
----------------------------------------------------
     Total                     $974,334  $  704,195   4.48   5.99        974,334
================================================================================

     Other borrowings at December 31, 1996 included $252.7 million in uncollateralized advances from the Federal Home Loan Bank. These advances are used for funding and consist of term funds bearing interest from 5.42% - 7.80%. Of these term funds, $150 million mature within 90 days, $23.2 million mature in 1998, $8.2 million mature in 2000, $22.5 million mature in 2001 and $14.6 million mature in 2002, $1.8 million mature in 2005, $32.1 million mature in 2006 and $.4 million mature in 2011.

     BOK Financial had lines of credit available from commercial banks at December 31, 1996 of $50 million, with zero outstanding, which bear interest based on LIBOR and are unsecured. Interest is paid monthly with principal due no later than May 1997.

     Funds purchased generally mature within one to 90 days from the transaction date. At December 31, 1996, securities sold under agreement to repurchase totaled $446.7 million with related accrued interest payable of $1.4 million. Additional information relating to repurchase agreements at December 31, 1996 is as follows (dollars in thousands):

                               Carrying      Market     Repurchase       Average
Security Sold/Maturity           Value        Value     Liability(1)      Rate
--------------------------------------------------------------------------------

U.S. Treasury Securities:
  Overnight                     $ 15,816     $ 16,041    $   8,073         5.24%
U.S. Agency Securities:
  Overnight                      116,288      115,221      108,385         5.14
  Term of up to 30 days            1,226        1,211        1,177         4.75
  Term of 30 to 90 days          352,798      349,507      330,456         5.44
                                 -------      -------      -------
     Total Agency Securities     470,312      465,939      440,018         5.36
                                 -------      -------      -------
  Total                         $486,128     $481,980     $448,091         5.36
                                ========     ========     ========

(1) BOK Financial maintains control over the securities underlying overnight repurchase agreements and generally transfers control over securities underlying longer term dealer repurchase agreements to the respective counterparty.


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

(10)   FEDERAL AND STATE INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows (in thousands):

                                                 DECEMBER 31,
                                               1996         1995
                                          ----------------------------
       Deferred tax liabilities:
          Pension contributions in excess
            of book expense                  $ 3,000       $ 2,400
          Securities valuation adjustments     3,700             -
          Mortgage servicing                   4,900         2,400
          Tax installment sale                 1,100             -
          Other                                1,800         1,500
                                               -----         -----
            Total deferred tax liabilities    14,500         6,300
                                              ------         -----
       Deferred tax assets:
          Loan loss reserve                   17,500        15,000
          Valuation adjustments               13,900        13,800
          Book expense in excess of tax        4,000         3,900
          Other                                4,400         3,500
                                               -----         -----
            Total deferred tax assets         39,800        36,200
       Valuation allowance for deferred
          tax assets                               -         7,700
                                              ------        ------
            Net deferred tax assets           39,800        28,500
                                              ------        ------
       Deferred tax assets in excess of
          deferred tax liabilities           $25,300       $22,200
                                             =======       =======

     The acquisition of BOk by BOK Financial on June 7, 1991 resulted in a change of ownership, which significantly limited the utilization of built-in and net operating loss carryforwards. Consequently, and due to the expiration periods and the timing of the anticipated reversal of built-in losses, a valuation allowance had been recorded. The factors used by management to determine the amount of valuation allowance included limitations on the use of certain deferred tax assets pursuant to income tax regulations, estimates of future taxable income, the amount of previously paid income taxes, and to a lesser extent, tax strategies. Due to the expiration in 1996 of the five-year period during which the utilization of currently recognized built-in losses was limited and the full utilization of all recognized built-in loss carryforwards for income tax purposes as of December 31, 1996, the valuation allowance has been eliminated. BOk and BOK Financial are currently under an audit by the Internal Revenue Service for 1992 and 1993, respectively. The ultimate outcome of this audit cannot be determined with any certainty at this time. However, management expects no material adverse impact on the financial statements.

    The significant components of the provision for income taxes attributable to continuing operations for BOK Financial are shown below (in thousands):

                                       1996       1995     1994
                                    -------------------------------
       Current:
          Federal                     $16,623    $14,707  $11,367
          State                         2,399      2,273    2,332
                                        -----      -----    -----
          Total current                19,022     16,980   13,699
                                       ------     ------   ------
       Deferred:
          Federal                      (3,380)    (1,871)     789
          State                          (313)      (341)     144
                                         ----       ----      ---
          Total deferred               (3,693)    (2,212)     933
                                       ------     ------      ---
             Total income tax         $15,329    $14,768  $14,632
                                       =======    =======  =======

     The significant components of the deferred provision for income taxes attributable to continuing operations for BOK Financial are shown below (in thousands):

                                          1996     1995     1994
                                        ---------------------------
       Deferred tax expense (benefit)
          excluding components listed
          below                          $ 2,507  $ 2,753  $ 4,640
       Change in valuation allowance      (6,200)  (6,065)  (5,345)
       Built in loss carryforward utilized     -    1,100    1,638
                                           -----    -----    -----
            Total deferred provision     $(3,693) $(2,212) $   933
                                         =======  =======  =======

     The  reconciliations  of  income  attributable  to  continuing   operations
computed at the U.S. federal statutory tax rates to income tax expense are as follows (dollars in thousands):

                                    1996       1995       1994
                                 ----------------------------------
       Amount:
          Federal statutory tax    $24,310    $22,391    $20,894
          Tax exempt revenue        (3,958)    (3,747)    (2,948)
          Effect of state income
            taxes, net of federal    2,086      1,932      2,145
            benefit
          Loss carryforward,
            benefit recognized           -     (1,100)    (1,638)
          Utilization of tax        (1,488)    (1,000)    (1,422)
            credits
          Portion of reduction
            in valuation
            allowance impacting     (6,200)    (4,965)    (3,707)
            tax expense
          Other, net                   579      1,257      1,308
                                       ---      -----      -----
            Total                  $15,329    $14,768    $14,632
                                   =======    =======    =======

       Percent of pretax income:
          Federal statutory rate        35%        35%        35%
          Tax-exempt revenue            (6)        (6)        (5)
          Effect of state income
            taxes, net of federal        3          3          4
            benefit
          Loss carryforward,
            benefit recognized           -         (2)        (3)
          Utilization of tax            (2)        (2)        (2)
            credits
          Portion of reduction
            in valuation
            allowance impacting         (9)        (8)        (6)
            tax expense
          Other, net                     1          3          2
                                       ---        ---        ---
            Total                       22%        23%        25%
                                       ===        ===        ===

(11) EMPLOYEE BENEFITS

     BOK Financial sponsors a defined benefit Pension Plan for all employees who satisfy certain age and service requirements. The following tables present the Pension Plan's funded status and amounts recognized for the period indicated (dollars in thousands):

                                                             DECEMBER 31,
                                                          1996         1995
                                                    --------------------------
Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including
      vested benefits of 1996-$8,653; 1995-$7,970      $ (11,331)    $(10,142)
                                                        --------     --------
   Projected benefit obligation for service
      rendered to date                                   (11,331)     (10,142)
   Plan assets at fair value                              13,261       11,554
                                                          ------       ------
   Plan assets in excess of projected
     benefit obligation                                    1,930        1,412
   Unrecognized prior service cost                           920          979
   Unrecognized net loss                                   2,698        3,669
                                                           -----        -----
     Accrued pension asset                             $   5,548    $   6,060
                                                       =========    =========
   Discount rate                                            7.50%        7.00%
                                                            ====         ====
   Compensation increase rate                               5.25%        5.25%
                                                            ====         ====

                                               1996         1995        1994
                                        ----------------------------------------
Net pension cost included the following expense (income):
   Service cost                             $ 1,803       $1,333       $1,144
   Interest cost                                678          582          402
   Deferred gain (loss) on assets               585          584         (678)
   Actual (return) loss on plan assets       (1,757)      (1,506)          86
   Other, net                                   203          135           10
                                             -------       ------       ------
     Net periodic pension cost              $ 1,512       $1,128       $  964
                                            =======       ======       ======
   Expected return on assets                  10.00%        9.50%        9.00%
                                              =====         ====         ====

     Assets of the Pension Plan consist primarily of shares in cash management funds, common stock and bond funds, and guaranteed investment contract funds. Benefits are based on the employee's age and length of service.

     Employee contributions to the Thrift Plan, a defined contribution plan, are matched by BOK Financial up to four percent of base compensation, based upon years of service. Participants may direct the investment of their accounts in a variety of options, including BOK Financial Common Stock. Employer contributions vest over five years. Expenses incurred by BOK Financial for the Thrift Plan totaled $1.2 million, $1.5 million and $1.2 million for 1996, 1995 and 1994, respectively.

     BOK Financial sponsors a defined benefit post-retirement employee medical plan which pays 50 percent of annual medical insurance premiums for retirees who meet certain age and service requirements. Assets consist primarily of shares in a cash management fund. Liability for the post-retirement plan is limited to current retirees and certain employees currently age 60 or older.

     The  following   tables  present  the  plan's  funded  status  and  amounts recognized for the periods indicated (dollars in thousands):

                                 1996            1995
                            --------------------------------
Accumulated post-retirement
   benefit obligation           $(2,840)          $(2,696)
Fair value of plan assets           665               693
                                 ------            -------
Fund status                      (2,175)           (2,003)
Unrecognized transition            (232)             (264)
   asset
Unrecognized net loss               418               173
                                  -----            ------
Accrued post-retirement benefit $(1,989)          $(2,094)
                                 =======           =======
Discount rate                      7.50%             7.00%
                                 =========================
Medical inflation rate             9.00%            10.00%
                                to 5.00%          to 5.00%
                                 =========================

                                          1996      1995
                                       -----------------
Net post-retirement benefits cost includes:
   Service cost                          $  13      $ 14
   Interest cost                           177       166
   Actual return on plan assets            (15)      (26)
   Deferred gain (loss) on assets          (48)        6
   Amortization of unrecognized
     transition obligation                 (32)      (32)
                                           ---       ---
     Net post-retirement benefits cost   $  95      $128
                                         =====      ====
   Expected return on assets             10.00%     9.50%


     A 1% increase in the assumed medical inflation rate would increase the accumulated post-retirement benefit obligation by approximately $182 thousand and would increase post-retirement benefit cost by $15 thousand.

     Under various performance incentive plans, participating employees may be granted awards based on defined formulas or other criteria. Earnings were charged $7.5 million in 1996, $5.3 million in 1995, and $5.0 million in 1994, for such awards.

(12) EXECUTIVE BENEFIT PLANS

     The Board of Directors of BOK Financial has approved various stock option plans. The number of options awarded and the employees to receive the options are determined by the Chairman of the Board and the President, subject to approval of the Board of Directors or a committee thereof.

     Options awarded under these plans are subject to vesting requirements. Generally, one-seventh of the options awarded vest annually and expire three years after vesting. Under the 1994 Plan, 277,000 options were awarded in 1994, 241,202 options were awarded in 1995 and 247,317 options were awarded in 1996. Cancelled options under the 1994 Plan may be reawarded.

     The following table presents options outstanding at December 31, 1996 under these plans:

                             1994 Plan          1993 Plan         1992 Plan
                         -------------------------------------------------------
                                 Weighted-          Weighted-          Weighted-
                                  Average            Average            Average
                                 Exercise           Exercise            Exercise
                         Number  Price(1)   Number    Price    Number    Price
                         -------------------------------------------------------
Options outstanding at
    December 31, 1995    502,109   $19.96  226,634    $21.37  206,752    $13.33
Options awarded          247,317    23.83        -      -           -      -
Options exercised           (626)   19.80   (1,735)    21.37  (39,031)    13.33
Options forfeited        (30,537)   20.05  (12,979)    21.37   (7,463)    13.33
Options expired                -     -           -      -        (193)    13.33
                         -------    -----  -------     -----  -------     -----
Options outstanding at
   December 31, 1996     718,263   $21.29  211,920    $21.37  160,065    $13.33
                         =======   ======  =======    ======  =======    ======
Options vested at
    December 31, 1996    101,760   19.91    89,460     21.37   71,885     13.33
                         =======   =====    ======     =====   ======     =====

(1) Exercise price for options outstanding under the 1994 plan as of December 31, 1996 was $19.80 - $23.83. The weighted-average remaining contractual life of those options is 5.9 years.
--------------------------------------------------------------------------------

     Under APB 25 no compensation expense is recognized at the date of grant since the exercise price of BOK Financial's employee stock option equals the market price of the underlying stock on the date of grant.

     FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires disclosure of pro forma information regarding net income and earnings per share as if BOK Financial accounted for employee stock options granted subsequent to December 31, 1994 under the fair value method of the Statement.

     The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995 and 1996, respectively: average risk-free interest rates of 6.04% and 6.10%; a dividend yield of zero; volatility factors of the expected market price of BOK Financial's common stock of .190; and a weighted-average expected life of the options of eight years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because BOK Financial's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The following table represents the required pro forma disclosures for options granted subsequent to December 31, 1994:

                                              1996(1)      1995(1)
                                            ----------- -----------
        Pro forma net income                  $53,748     $49,196
        Pro forma earnings per share:
            Primary                             $2.46       $2.25
            Fully diluted                        2.22        2.05

(1) Because Statement 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 2003.

(13) COMMITMENTS AND CONTINGENT LIABILITIES

     In the ordinary course of business, BOK Financial and its subsidiaries are subject to legal actions and complaints. Management believes, based upon the opinion of counsel, that the actions and liability or loss, if any, resulting from the final outcomes of the proceedings, will not be material in the aggregate.

     BOk is obligated under a long-term lease for its bank premises located in downtown Tulsa. The lease term, which began November 1, 1976, is for fifty-seven years with options to terminate at the end of the thirty-seventh and forty-seventh years. Annual base rent is $3.1 million. BOk subleases portions of its space for annual rents of $392 thousand each year through 2000. Net rent expense on this lease was $2.7 million in 1996, $2.6 million in 1995 and $2.1 million in 1994. Total rent expense for BOK Financial was $6.9 million in 1996, $6.7 million in 1995 and $6.0 million in 1994.

     At December 31, 1996, the future minimum lease payments for equipment and premises under operating leases were as follows: $6.8 million in 1997, $6.7 million in 1998, $6.6 million in 1999, $6.5 million in 2000, $6.2 million in 2001 and a total of $106.9 million thereafter.

     BOk and The Williams Companies, Inc. guaranteed 30 percent and 70 percent, respectively, of the $18.7 million debt, which matures May 15, 2007, and operating deficit of two parking facilities operated by the Tulsa Parking
Authority. Total expense related to this guarantee was zero in 1996, $100 thousand in 1995 and zero in 1994.

     The Federal Reserve Bank requires member banks to maintain certain minimum average cash balances. These balances were approximately $70.8 million for 1996 and $86.0 million for 1995.


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

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At December 31, 1996, outstanding commitments totaled $899.8 million. Since some of the commitments are expected to expire before being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. BOK Financial uses the same credit policies in making commitments as it does loans. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the borrower.

     Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Since the credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan commitments, BOK Financial uses the same credit policies in evaluating the creditworthiness of the customer. Additionally, BOK Financial uses the same evaluation process in obtaining collateral on standby letters of credit as it does for loan commitments. At December 31, 1996, outstanding standby letters of credit totaled $91.7 million.

     Commercial letters of credit are used to facilitate customer trade transactions with the drafts being drawn when the underlying transaction is consummated. At December 31, 1996, outstanding commercial letters of credit totaled $4.5 million.

     BOK Financial uses interest rate swaps, a form of off-balance-sheet derivative product, in managing its interest rate risk. These swaps are used primarily to more closely match the interest paid on certain long-term, fixed rate certificates of deposit with earning assets. BOK Financial agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed-upon notional amount. At December 31, 1996, the notional amount of BOK
Financial's interest rate swaps totaled $101.5 million with related credit exposure, represented by the fair value of the contracts, of $1.6 million. During 1996 and 1995, income from the swaps exceeded costs by $1.4 million and $.9 million, respectively, which reduced interest expense on deposits. Scheduled repricing periods for the swaps are as follows (in thousands):

                   31-90     91-365      Over
                   days       days      1 year     Total
                --------------------------------------------
Pay floating     $(30,000)  $(55,000)   $      -  $(85,000)
Receive fixed           -          -      85,000    85,000
Pay fixed               -          -     (16,500)  (16,500)
Receive floating   16,500          -           -    16,500
                   ------    -------     -------   --------
Total            $(13,500)  $(55,000)   $ 68,500   $     -
                  ========   ========     =======  ========

     Swap contracts with notional amounts of $63 million, $22 million and $16.5 million expire in 1998, 1999 and 2006, respectively. The expiration dates of the swap contracts are designed to match the estimated maturity dates of the hedged certificates of deposit.

     BOK Financial utilized securities forward sales contracts associated with its mortgage banking activities as described in Note 7.

(15) SHAREHOLDERS' EQUITY

PREFERRED STOCK
     One billion shares of preferred stock with a par value of $0.00005 per share are authorized. A single series of 250,000,000 shares designated as Series A Preferred Stock ("Series A Preferred Stock") is currently issued and outstanding. The Series A Preferred Stock has no voting rights except as otherwise provided by Oklahoma corporate law and may be converted into one share of Common Stock for each 89 shares of Series A Preferred Stock at the option of the holder. Dividends are cumulative at an annual rate of ten percent of the $0.06 per share liquidation preference value when declared and are payable in cash. Aggregate liquidation preference is $15.0 million. During 1996, 1995 and 1994, 69,672 shares, 69,959 shares and 65,279 shares, respectively, of BOK Financial common stock were issued in payment of dividends on the Series A Preferred Stock in lieu of cash by mutual agreement of BOK Financial and the holders of the Series A Preferred Stock. Kaiser owns substantially all Series A Preferred Stock. These shares were valued at $1.5 million in 1996, 1995 and 1994, based on average market price, as defined, for a 65 business day period preceding declaration.

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

     During 1996, 1995 and 1994, 3% dividends payable in shares of BOK Financial common stock were declared and paid. The shares issued were valued at $16.5 million, $12.8 million and $12.3 million, respectively, based on the average closing bid/ask prices on the day preceding declaration.

SUBSIDIARY BANKS
     The amounts of dividends which BOK Financial's subsidiary banks can declare and the amounts of loans the subsidiary banks can extend to affiliates are limited by various federal and state banking regulations. Generally, dividends declared during a calendar year are limited to net profits, as defined, for the year plus retained profits for the preceding two years. The amounts of dividends are further restricted by minimum capital requirements. Pursuant to the most restrictive of the regulations at December 31, 1996, BOK Financial's subsidiary banks could declare dividends up to $21 million without prior regulatory approval. The subsidiary banks declared and paid dividends of $31 million in 1996, and none in 1995 or 1994.

     Loans to a single affiliate may not exceed 10.0 percent and loans to all affiliates may not exceed 20.0 percent of unimpaired capital and surplus, as defined. Additionally, loans to affiliates must be fully secured. As of December 31, 1996 and 1995, these loans totaled $12.4 million and $4.6 million, respectively. Total loan commitments to affiliates at December 31, 1996 were $22.7 million.

REGULATORY CAPITAL
     Financial institutions are considered to be "well capitalized" pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 if their Leverage, Tier 1 and Total Capital ratios are at least 5%, 6% and 10%, respectively. As shown in Table 13, BOK Financial's capital ratios exceed the regulatory definition of well capitalized. The capital ratios for BOk and CBNWA are substantially the same as BOK Financial's ratios.

     As defined by regulations, Tier 1 capital consists primarily of common stockholders' equity less certain intangible assets. Total capital consists primarily of Tier 1 capital plus preferred stock, subordinated debt and reserves for loan losses, subject to certain limitations.

                                           December 31,
                               -------------------------------------
                                1996   1995    1994    1993   1992
                               ------- ------ ------- ------- ------
         Average shareholders'
          equity to average     7.49%   6.73%  6.32%   6.27%   6.17%
          assets
         Risk-based capital:
          Tier 1 capital       10.49    9.91   9.14    9.07    8.14
          Total capital        11.74   11.17  11.19   11.49   10.73
         Leverage               7.46    6.55   5.64    5.76    5.84
         -----------------------------------------------------------

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying values and estimated fair values of financial instruments as of December 31, 1996 and 1995 (dollars in thousands):

                                         Range of   Average            Estimated
                             Carrying  Contractual Repricing  Discount    Fair
                               Value     Yields   (in years)   Rate      Value
                             ---------------------------------------------------
1996:
Cash and cash equivalents   $  367,551          -      -          -   $  367,551
Securities                   1,663,984          -      -          -    1,665,125
Loans:
   Commercial                  984,190  4.28-15.21%  0.5    7.28-9.15%   975,940
   Commercial real estate      675,658  6.34-13.43   1.0    8.90-9.75    669,268
   Residential mortgage        429,405  3.81-14.87   1.8    7.78-7.86    428,372
   Residential mortgage -
     held for sale              95,332          -      -          -       95,332
   Consumer                    209,995  5.00-18.15   1.7   7.64-13.25    211,121
--------------------------------------------------------------------------------
Total loans                  2,394,580                                 2,380,033
Reserve for loan losses        (45,148)                                        -
--------------------------------------------------------------------------------
Net loans                    2,349,432                                 2,380,033
Deposits with no stated
  maturity                   1,748,418         -       -        -      1,748,418
Time deposits                1,508,337  2.03-9.85    0.7    5.25-6.14  1,509,380
Other borrowings               946,304  3.77 9.28    0.5    5.00-8.25    946,279
--------------------------------------------------------------------------------
1995:
  Cash and cash equivalents $  311,939          -      -          -   $  311,939
  Securities                 1,553,559          -      -          -    1,556,224
  Loans:
     Commercial                861,064  4.50-16.22%  0.5    7.29-9.40%   849,460
     Commercial real estate    598,602  6.08-14.70   1.3   9.35-10.07    588,175
     Residential mortgage      436,816  3.75-14.87   1.6    7.24-7.40    439,304
     Residential mortgage -
       held for sale            72,412          -      -          -       72,412
     Consumer                  225,474  5.00-18.90   1.7    7.8-13.50    224,861
--------------------------------------------------------------------------------
Total loans                  2,194,368                                 2,174,212
Reserve for loan losses        (38,287)                                        -
--------------------------------------------------------------------------------
Net loans                    2,156,081                                 2,174,212
Deposits with no stated
  maturity                   1,537,065          -      -          -    1,537,065
Time deposits                1,400,644  2.62-10.00   0.7    4.93-5.73  1,405,765
Other borrowings               947,806  2.41-10.65   0.2    5.25-8.50    949,184
--------------------------------------------------------------------------------

     The following methods and assumptions were used in estimating the fair value of these financial instruments:

CASH AND CASH EQUIVALENTS

     The book value reported in the consolidated balance sheet for cash and short-term instruments approximates those assets' fair values.

SECURITIES

     The fair values of securities are based on quoted market prices or dealer quotes, when available. If quotes are not available, fair values are based on quoted prices of comparable instruments

LOANS

     The fair value of loans, excluding loans held for sale, are based on discounted cash flow analyses using interest rates currently being offered for loans with similar remaining terms to maturity and credit risk, adjusted for the impact of interest rate floors and ceilings. The fair values of classified loans were estimated to approximate their carrying values less loan loss reserves allocated to these loans of $9.9 million and $12.7 million at December 31, 1996 and 1995, respectively.

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

OFF-BALANCE-SHEET INSTRUMENTS

     The fair values of commercial loan commitments and letters of credit are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements. The fair values of interest rate swaps are based on pricing models using current assumptions to arrive at replacement cost. The fair values of these off-balance-sheet instruments were not significant at December 31, 1996 and 1995. Residential mortgage loan commitments are included in determining the fair value of the mortgage loans held for sale.

(17) PARENT COMPANY ONLY FINANCIAL STATEMENTS

     Summarized financial information for BOK Financial-Parent Company Only follows:

BALANCE SHEETS
(IN THOUSANDS)                                               DECEMBER 31,
                                                -------------------------------
                                                          1996           1995
                                                -------------------------------
ASSETS
Cash and cash equivalents                           $      461     $      212
Securities - available for sale                         33,155          4,208
Investment in subsidiaries                             328,511        302,199
Other assets                                             1,591          1,761
                                                      --------        -------
   Total assets                                     $  363,718     $  308,380
                                                      ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings                               $        -     $    2,500
Other liabilities                                        3,752          4,315
                                                         -----          -----
   Total liabilities                                     3,752          6,815
                                                         -----          -----
Preferred stock                                             23             23
Common stock                                                 1              1
Capital surplus                                        176,093        157,395
Retained earnings                                      182,892        146,727
Treasury stock                                            (428)             -
Unrealized net gain (loss) on securities
  available for sale                                     1,472         (2,427)
Notes receivable                                           (87)          (154)
                                                       -------        -------
   Total shareholders' equity                          359,966        301,565
                                                       -------        -------
   Total liabilities and shareholders' equity       $  363,718     $  308,380
                                                    ==========     ==========

STATEMENTS OF EARNINGS
(IN THOUSANDS)

                                                   1996       1995         1994
                                                --------------------------------
Dividends, interest and fees received
  from subsidiaries                              $31,202    $ 1,460    $   458
Other operating revenue                              532      1,241         73
                                                 -------      -----        ---
   Total revenue                                  31,734      2,701        531
                                                  ------      -----        ---
Interest expense                                     819        273          4
Personal expense                                       7        407        350
Professional fees and services                       177        212        373
Other operating expense                              236        250        477
                                                     ---        ---        ---
   Total expense                                   1,239      1,142      1,204
                                                   -----      -----      -----
Income (loss) before taxes and equity in
   undistributed income of subsidiaries           30,495      1,559       (673)
Federal and state income tax expense (credit)     (4,116)     1,043       (103)
                                                  ------      -----       ----
Income (loss) before equity in undistributed
  income of subsidiaries                          34,611        516       (570)
Equity in undistributed income of subsidiaries    19,516     48,689     45,635
                                                  ------     ------     ------
Net income                                       $54,127    $49,205    $45,065
                                                 =======    =======    =======

STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

                                                       1996     1995      1994
                                                     ---------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

   Net income                                         $54,127  $49,205  $45,065
   Adjustments to reconcile net income to net cash provided by operating activities:

      Equity in undistributed income of subsidiaries  (19,516) (48,689) (45,635)
      Noncash compensation expense                          -        -      257
      Gain on sale of available for sale securities         -   (1,213)       -
      Change in other assets                              170     (144)   1,537
      Change in other liabilities                      (3,552)   1,403    2,460
                                                       ------    -----    -----
Net cash provided by operating activities              31,229      562    3,684
                                                       ------      ---    -----

CASH FLOWS FROM INVESTING ACTIVITIES:

   Proceeds from sales of available for sale                -   13,287        -
     securities

   Purchases of available for sale securities         (22,826) (15,641)       -
   Investment in subsidiaries                          (6,029)  (3,155)  (3,000)
                                                       ------   ------   ------
Net cash used in investing activities                 (28,855)  (5,509)  (3,000)
                                                      -------   ------   ------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Increase (decrease) in short-term borrowings        (2,500)   2,000      500
   Issuance of preferred, common and treasury
     stock, net                                           311      331      520
   Payments to dissenting shareholders                      -        -   (1,707)
   Repurchase of preferred stock                            -        -   (1,292)
   Dividends on preferred stock                            (3)       -     (113)
   Payments on notes receivable                            67      131       93
                                                           --      ---       --
Net cash provided (used) by financing activities       (2,125)   2,462   (1,999)
                                                       ------    -----   ------
Net increase (decrease) in cash and cash equivalents      249   (2,485)  (1,315)
Cash and cash equivalents at beginning of period          212    2,697    4,012
                                                          ---    -----    -----
CASH AND CASH EQUIVALENTS AT END OF PERIOD            $   461  $   212  $ 2,697
                                                       =======  =======  =======
PAYMENT OF DIVIDENDS IN COMMON STOCK                  $17,956  $14,346  $13,764
                                                       =======  =======  =======
--------------------------------------------------------------------------------

                                                  BOK FINANCIAL CORPORATION

ANNUAL FINANCIAL SUMMARY - UNAUDITED

Consolidated Daily Average Balances,
Average Yields and Rates

(Dollars in Thousands Except Per Share Data)                   1996
                                             -----------------------------------
                                               AVERAGE       REVENUE/     YIELD/
                                               BALANCE       EXPENSE(1)    RATE
                                             -----------------------------------
ASSETS

   Taxable securities                        $1,285,333    $  77,588       6.04%
   Tax-exempt securities                        305,000       22,801       7.48
--------------------------------------------------------------------------------
     Total securities                         1,590,333      100,389       6.31
--------------------------------------------------------------------------------
   Trading securities                             5,096          340       6.67
   Funds sold and resell agreements              29,134        1,630       5.59
   Loans(2)                                   2,252,216      196,538       8.73
     Less reserve for loan losses                42,074            -          -
--------------------------------------------------------------------------------
   Loans, net of reserve                      2,210,142      196,538       8.89
--------------------------------------------------------------------------------
     Total earning assets                     3,834,705      298,897       7.79
--------------------------------------------------------------------------------
   Cash and other assets                        467,722
--------------------------------------------------------------------------------
     Total assets                            $4,302,427
--------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
   Transaction deposits                      $  848,365       28,336       3.34
   Savings deposits                             101,273        2,464       2.43
   Time deposits                              1,555,073       87,266       5.61
--------------------------------------------------------------------------------
     Total interest-bearing deposits          2,504,711      118,066       4.71
--------------------------------------------------------------------------------
   Other borrowings                             794,715       45,027       5.67
   Subordinated debenture                             -            -          -
--------------------------------------------------------------------------------
     Total interest-bearing liabilities       3,299,426      163,093       4.94
--------------------------------------------------------------------------------
   Demand deposits                              621,069
   Other liabilities                             59,678
   Shareholders' equity                         322,254
--------------------------------------------------------------------------------
Total liabilities and shareholders' equity   $4,302,427
--------------------------------------------------------------------------------
TAX-EQUIVALENT NET INTEREST REVENUE                          135,804       2.85
TAX-EQUIVALENT NET INTEREST REVENUE
   TO EARNING ASSETS                                                       3.54
Tax-equivalent adjustment(1)                                   8,365
--------------------------------------------------------------------------------
NET INTEREST REVENUE                                         127,439
Provision for loan losses                                      4,267
Other operating revenue                                      105,312
Other operating expense                                      159,028
--------------------------------------------------------------------------------
INCOME BEFORE TAXES                                           69,456
Federal and state income tax                                  15,329
--------------------------------------------------------------------------------
NET INCOME                                                 $  54,127
--------------------------------------------------------------------------------
EARNINGS PER AVERAGE COMMON SHARE EQUIVALENT:
   Net Income
     Primary                                               $    2.48
--------------------------------------------------------------------------------
     Fully diluted                                              2.24
--------------------------------------------------------------------------------

(1) Tax equivalent at the statutory federal and state rates for the periods presented. The taxable equivalent adjustments shown are for comparative purposes.

(2) The loan averages included loans on which the accrual of interest has been discontinued and are stated net of unearned income.

                 1995                                        1994
--------------------------------------------------------------------------------
  Average      Revenue/       Yield/         Average      Revenue/        Yield/
  Balance      Expense1        Rate          Balance      Expense1         Rate
----------------------------------------  --------------------------------------

  $1,354,949   $  83,076       6.13%          $1,249,791 $  73,157         5.85%
     253,969      19,113       7.53              200,099    15,369         7.68
--------------------------------------------------------------------------------
   1,608,918     102,189       6.35            1,449,890    88,526         6.11
--------------------------------------------------------------------------------
       3,672         242       6.59                3,836       226         5.89
      16,509         996       6.03               42,897     2,008         4.68
   2,012,574     179,052       8.90            1,718,508   138,415         8.05
      38,318                                      37,997
--------------------------------------------------------------------------------
   1,974,256     179,052       9.07            1,680,511   138,415         8.24
--------------------------------------------------------------------------------
   3,603,355     282,479       7.84            3,177,134   229,175         7.21
--------------------------------------------------------------------------------
     442,834                                     403,239
--------------------------------------------------------------------------------
  $4,046,189                                  $3,580,373
--------------------------------------------------------------------------------

  $  758,594      25,276       3.33           $  807,421    22,062         2.73
     118,664       2,957       2.49              133,609     3,522         2.64
   1,229,769      69,506       5.65            1,072,011    45,557         4.25
--------------------------------------------------------------------------------
   2,107,027      97,739       4.64            2,013,041    71,141         3.53
--------------------------------------------------------------------------------
   1,023,780      62,086       6.06              704,195    31,534         4.48
       5,797         352       6.07               23,000     1,380         6.00
--------------------------------------------------------------------------------
   3,136,604     160,177       5.11            2,740,236   104,055         3.80
--------------------------------------------------------------------------------
     574,865                                     541,144
      62,361                                      72,792
     272,359                                     226,201
--------------------------------------------------------------------------------
  $4,046,189                                  $3,580,373
--------------------------------------------------------------------------------
                 122,302       2.73                        125,120         3.41
                               3.39                                        3.94
                   7,038                                     6,117
--------------------------------------------------------------------------------
                 115,264                                   119,003
                     231                                       195
                  91,146                                    74,364
                 142,206                                   133,475
--------------------------------------------------------------------------------
                  63,973                                    59,697
                  14,768                                    14,632
--------------------------------------------------------------------------------
               $  49,205                                 $  45,065
--------------------------------------------------------------------------------

               $    2.25                                 $    2.05
--------------------------------------------------------------------------------
                    2.05                                      1.88
--------------------------------------------------------------------------------

                                                  BOK FINANCIAL CORPORATION

QUARTERLY FINANCIAL SUMMARY - UNAUDITED

Consolidated Daily Average Balances,
Average Yields and Rates

(Dollars in Thousands Except Per Share Data)

                                                 Three Months Ended
                          ------------------------------------------------------
                               December 31, 1996          September 30, 1996
                          ------------------------------------------------------
                          Average    Revenue/  Yield/   Average  Revenue/ Yield/
                          Balance    Expense1   Rate    Balance  Expense(1) Rate
ASSETS
 Taxable securities      $1,326,104  $20,042   6.01%  $1,281,588  $19,610   6.09
 Tax-exempt securities      330,195    6,129   7.38      315,844    5,920   7.46
--------------------------------------------------------------------------------
   Total securities       1,656,299   26,171   6.29    1,597,432   25,530   6.36
--------------------------------------------------------------------------------
 Trading securities           3,870       72   7.40        4,116       73   7.06
 Funds sold and resell
    agreements               24,949      356   5.68       21,040      298   5.63
 Loans2                   2,329,981   50,414   8.61    2,254,863   49,173   8.68
   Less reserve for
     loan losses             45,455        -     -        43,510        -     -
--------------------------------------------------------------------------------
 Loans, net of reserve    2,284,526   50,414   8.78    2,211,353   49,173   8.85
--------------------------------------------------------------------------------
   Total earning assets   3,969,644   77,013   7.72    3,833,941   75,074   7.79
--------------------------------------------------------------------------------
 Cash and other assets      475,824                      469,575
--------------------------------------------------------------------------------
   Total assets          $4,445,468                   $4,303,516
--------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
 Transaction deposits    $  891,053    7,678   3.43  $   864,904    7,411   3.41
 Savings deposits            96,609      595   2.45      101,328      616   2.42
 Time deposits            1,533,447   21,582   5.60    1,548,832   21,757   5.59
--------------------------------------------------------------------------------
 Total interest-bearing
    deposits              2,521,109   29,855   4.71    2,515,064   29,784   4.71
--------------------------------------------------------------------------------
 Other borrowings           887,502   12,707   5.70      780,037   11,160   5.69
 Subordinated debenture           -        -     -             -        -     -
--------------------------------------------------------------------------------
 Total interest-bearing
   liabilities            3,408,611   42,562   4.97    3,295,101   40,944   4.94
--------------------------------------------------------------------------------
 Demand deposits            633,441                      631,981
 Other liabilities           60,023                       53,609
 Shareholders' equity       343,393                      322,825
--------------------------------------------------------------------------------
Total liabilities and
   shareholders' equity  $4,445,468                   $4,303,516
--------------------------------------------------------------------------------
TAX-EQUIVALENT NET INTEREST REVENUE   34,451   2.75                34,130   2.85
TAX-EQUIVALENT NET INTEREST REVENUE
  TO EARNING ASSETS                            3.45                         3.54
Tax-equivalent adjustment(1)           2,207                        2,184
--------------------------------------------------------------------------------
NET INTEREST REVENUE                  32,244                       31,946
Provision for loan losses                357                           62
Other operating revenue               27,534                       27,228
Other operating expense               38,315                       40,297
--------------------------------------------------------------------------------
INCOME BEFORE TAXES                    21,106                       18,815
Federal and state
  income tax (benefit)                  6,540                        5,840
--------------------------------------------------------------------------------
NET INCOME                            $14,566                      $12,975
--------------------------------------------------------------------------------
EARNINGS PER AVERAGE COMMON SHARE EQUIVALENT:
   NET INCOME
   Primary                          $     .66                   $      .59
--------------------------------------------------------------------------------
    Fully diluted                         .60                          .54
--------------------------------------------------------------------------------

(1) Tax equivalent at the statutory federal and state rates for the periods presented. The taxable equivalent adjustments shown are for comparative purposes.

(2) The loan averages included loans on which the accrual of interest has been discontinued and are stated net of unearned income.

                                      Three Months Ended
--------------------------------------------------------------------------------
      June 30, 1996                 March 31, 1996           December 31, 1995
--------------------------------------------------------------------------------

Average   Revenue/  Yield/   Average  Revenue/  Yield/  Average  Revenue/ Yield/
Balance  Expense(1)  Rate    Balance  Expense(1) Rate   Balance  Expense1  Rate
--------------------------------------------------------------------------------
 $1,258,382 $18,841  6.02%  $1,274,853 $19,095  6.02% $1,285,158  $19,337  5.97%
    304,450   5,720  7.56      269,115   5,032  7.52     256,599    4,824  7.46
--------------------------------------------------------------------------------
  1,562,832  24,561  6.32    1,543,968  24,127  6.28   1,541,757   24,161  6.22
--------------------------------------------------------------------------------
      6,416     100  6.27        6,005      95  6.36       3,787       72  7.54
     43,274     574  5.33       27,409     402  5.90      19,197      288  5.95
  2,233,711  49,085  8.84    2,189,423  47,866  8.79   2,145,558   47,838  8.85
     40,311       -    -        38,966       -     -      38,378        -    -
--------------------------------------------------------------------------------
  2,193,400  49,085  9.00    2,150,457  47,866  8.95   2,107,180   47,838  9.01
--------------------------------------------------------------------------------
  3,805,922  74,320  7.85    3,727,839  72,490  7.82   3,671,921   72,359  7.82
--------------------------------------------------------------------------------
    468,001                    457,381                   454,182
--------------------------------------------------------------------------------
 $4,273,923                 $4,185,220                $4,126,103
--------------------------------------------------------------------------------
 $  832,127   6,860  3.32   $  804,723   6,387  3.19  $  759,920    6,605  3.45
    103,274     624  2.43      103,931     629  2.43     106,633      654  2.43
  1,605,179  22,122  5.54    1,533,143  21,805  5.72   1,338,106   19,416  5.76
--------------------------------------------------------------------------------
  2,540,580  29,606  4.69    2,441,797  28,821  4.75   2,204,659   26,675  4.80
--------------------------------------------------------------------------------
    732,122  10,167  5.59      778,343  10,993  5.68     973,914   14,457  5.89
          -       -    -             -       -     -           -        -    -
--------------------------------------------------------------------------------
  3,272,702  39,773  4.89    3,220,140  39,814  4.97   3,178,573   41,132  5.13
--------------------------------------------------------------------------------
    629,973                    588,624                   584,748
     58,979                     66,165                    65,665
    312,269                    310,291                   297,117
--------------------------------------------------------------------------------
 $4,273,923                 $4,185,220                $4,126,103
--------------------------------------------------------------------------------
             34,547  2.96               32,676  2.85               31,227  2.69
                     3.65                       3.53                       3.37
              2,100                      1,874                      1,780
--------------------------------------------------------------------------------
             32,447                     30,802                     29,447
              2,937                        911                        176
             23,966                     26,584                     23,951
             42,774                     37,642                     36,852
--------------------------------------------------------------------------------
             10,702                     18,833                     16,370
             (2,889)                     5,838                      3,707
--------------------------------------------------------------------------------
            $13,591                    $12,995                    $12,663
--------------------------------------------------------------------------------

            $   .62                    $   .60                    $   .58
--------------------------------------------------------------------------------
                .57                        .54                        .53
--------------------------------------------------------------------------------

                            BOK FINANCIAL CORPORATION

                               1996 ANNUAL REPORT

                                  APPENDIX A

================================================================================
Net Income
Graph I
For Year Ended December 31, 1996
(Dollars in Thousands)

                   1996           1995        1994          1993         1992
                   ----           ----        ----          ----         ----
Net Income       $54,127        $49,205     $45,065       $39,472      $29,786

================================================================================
Loans
Graph II
December 31, 1996
(Dollars in Thousands)

                    1996        1995          1994          1993        1992
                    ----        ----          ----          ----        ----
Commercial     $   984,190  $             $  746,066    $  692,536    $681,004
                               861,064
Real Estate      1,200,395   1,107,830       884,590       830,723     665,961
Consumer           209,995     225,474       213,397       155,296     133,279

================================================================================
Real Estate Loans
Graph III
December 31, 1996
(Dollars in Thousands)

                             1996        1995       1994       1993      1992
                             ----        ----       ----       ----      ----
Commercial Real Estate    $ 509,874   $ 450,385  $ 363,600  $ 293,122 $ 292,768
Single Family Residential
                            429,405     436,816    373,389    254,505   213,201
Construction & Land
Development                 165,784     148,217    106,692     93,310    81,022
Loans Held for Sale          95,332      72,412     40,909    189,786    78,970


================================================================================
Operating Revenue
Graph IV
For Year Ended December 31, 1996
(Dollars in Thousands)

                            1996      1995      1994       1993      1992
                            ----      ----      ----       ----      ----
Deposit Fees and
Service Charges          $  24,104   $21,152   $20,698     $20,825  $17,704
Trust Fees and Service
Charges                     21,638    19,363    17,117      16,824   15,007
Mortgage Banking Revenue
                            26,236    20,336    15,868      12,564   11,895
Other                       33,334    30,295    20,681      26,397   18,637

================================================================================
Funding
Graph V
December 31, 1996
(Dollars in Thousands)

                         1996       1995        1994       1993        1992
                         ----       ----        ----       ----        ----
Deposits             $3,256,755 $2,937,709  $2,629,574 $2,610,627  $2,054,172
Borrowed Funds          946,304    947,806     974,334    240,557     157,992
Capital &
  Subordinated Debt     359,966    301,565     259,902    236,943     185,331

================================================================================

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


   Corporate Headquarters                Transfer Agent and Registrar
   Bank of Oklahoma Tower                The Bank of New York
   P.O. Box 2300                         (800) 524-4458
   Tulsa, Oklahoma 74192
   (918)588-6000                         Address Shareholders Inquiries to:
                                         Shareholder Relations Department-11E
   Independent Auditors                  P.O. Box 11258
   Ernst & Young LLP                     Church Street Station
   Bank of Oklahoma Tower                New York, NY 10286
   Tulsa, Oklahoma 74172
   (918) 560-3600                        E-Mail Address:
                                         Shareowner-svcs@Email.bony.com
   Legal Counsel
   Frederick Dorwart Lawyers
   Old City Hall                         Send Certificates for Transfer and
   124 E. Fourth St.                     Address Changes to:
   Tulsa, Oklahoma 74103-5010            Receive and Deliver Department - 11W
   (918) 583-9922                        P.O. Box 11002
                                         Church Street Station
   Common Shares:                        New York, NY 10286
   Traded Over the Counter,
   NASDAQ Symbol:  BOKF

   Market Makers:
   Herzog, Heine, Geduld, Inc.
   Smith Barney
   Southwest Securities, Inc.


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

DIRECTORS


BOK Financial Corporation
-----------------------------------------------------------------------------------------------------------------------
   W. Wayne Allen                           Dr. Robert H. Donaldson                David R. Lopez
   Chairman and CEO                         Trustees Professor of Political        President - Oklahoma
   Phillips Petroleum Co.                   University of Tulsa                    Southwestern Bell Telephone Co.

   Keith E. Bailey                          William E. Durrett                     Stanley A. Lybarger
   Chairman, President and CEO              Chairman, President and CEO            President and CEO
   The Williams Companies                   American Fidelity Corp.                Bank of Oklahoma, N.A.

   James E. Barnes                          James O. Goodwin                       Frank A. McPherson
   Chairman and CEO, MAPCO Inc.             CEO                                    Retired Chairman and CEO
                                            The Oklahoma Eagle Publishing Co.      Kerr-McGee Oil Corporation

   Sharon J. Bell                           V. Burns Hargis                        Robert L. Parker, Sr.
   Managing Partner, Rogers and Bell        Attorney, McAfee & Taft                Chairman, Parker Drilling Company

   Larry W. Brummett                        E. Carey Joullian, IV                  James W. Pielsticker
   Chairman, President and CEO,             President, Mustang Fuel                President
   ONEOK Inc.                                   Corporation                        Arrow Trucking Co.

   Glenn A. Cox                             George B. Kaiser                       James A. Robinson
   Retired President and COO                Chairman of the Board                  Personal Investments
   Phillips Petroleum Company               Bank of Oklahoma, N.A.

   Ralph S. Cunningham                      Robert J. LaFortune                    L. Francis Rooney, III
   President and CEO, Citgo Petroleum       Personal Investments                   Chairman
                                                                                   Manhattan Construction Company

   Nancy J. Davies                          Philip C. Lauinger, Jr.                Robert L. Zemanek
   Community Leader                         Chairman                               President, CSW Transmission and
                                            Lauinger Publishing Company            Distribution Support
                                                                                   Central and South West Co.


--------------------------------------------------------------------------------------------------------------
Bank of Oklahoma, N.A.
--------------------------------------------------------------------------------------------------------------
  W. Wayne Allen                            James O. Goodwin                       Stanley A. Lybarger
  Chairman and CEO                          CEO                                    President and CEO
  Phillips Petroleum Co.                    The Oklahoma Eagle Publishing Co.      Bank of Oklahoma, N.A.

  Keith E. Bailey                           D. Joseph Graham                       Frank A. McPherson
  Chairman, President and CEO               Vice President and CFO                 Retired Chairman and CEO
  The Williams Companies                    Kaiser-Francis Oil Co.                 Kerr-McGee Oil Corporation

  Larry W. Brummett                         V. Burns Hargis                        James W. Pielsticker
  Chairman, President and CEO               Attorney, McAfee & Taft                President
  ONEOK Inc.                                                                       Arrow Trucking Co.

  Glenn A. Cox                              Eugene A. Harris                       L. Francis Rooney, III
  Retired President and COO                 Executive Vice President               Chairman and CEO
  Phillips Petroleum Company                Bank of Oklahoma, N.A.                 Manhattan Construction Company

  Ralph S. Cunningham                       E. Carey Joullian, IV                  James A. White
  President and CEO, Citgo Petroleum        President, Mustang Fuel Corporation    Executive Vice President and CFO
                                                                                   Bank of Oklahoma, N.A.

  Nancy J. Davies                           George B. Kaiser                       Robert L. Zemanek
  Community Leader                          Chairman of the Board                  President, CSW Transmission and
                                            Bank of Oklahoma, N.A.                 Distribution Support
                                                                                   Central and South West Co.
  Dr. Robert H. Donaldson                   David R. Lopez
  Trustees Professor of                     President - Oklahoma
  Political Science                         Southwestern Bell Telephone Co.
  University of Tulsa


OPERATING SUBSIDIARIES

Bank of Oklahoma, N.A.                                      Bank of Arkansas
------------------------------------------------            --------------------
Tulsa                      Oklahoma City                    Main Bank
----------------------     ----------------------           -----------------
Bank of Oklahoma Tower     Bank of Oklahoma Plaza           3500 N. College,
One Williams Center        Robinson at Robert. S. Kerr      Fayetteville
(918) 588-6000             (405) 272-2000                   (501) 521-8000




Subsidiaries of Bank of Oklahoma, N.A.
----------------------------------------------------------------------------------------------------------------------
BANK OF OKLAHOMA ,TRUST DIVISION                                  BOK MORTGAGE
--------------------------------                                  ------------
Tulsa                               Oklahoma City                 Tulsa                     Oklahoma City
-----                               -------------                 -----                     -------------
Bank of Oklahoma Tower              6307 Waterford Blvd.          Copper Oaks               5015 N.
One Williams Center, 10th Floor     (405) 879-8100                7060 S. Yale, Suite 100   Pennsylvania
(918) 588-6437                                                    (918) 488-7140            (405) 879-8700

ALLIANCE TRUST COMPANY              Bank of Oklahoma Plaza        Pine and Lewis            Lawton
2009 Independence Dr.               201 Robert S. Kerr, 4th       1604 N. Lewis             2602 W. Gore Blvd.
Sherman, Texas                      Floor                         (918) 588-8608            (405)250-0070
(903) 813-5100                      (405) 272-2459

5956 Sherry Lane, Suite 1800        SOUTHWEST TRUST COMPANY       Owasso
Dallas, Texas                       6307 Waterford Blvd.          ------
(214) 987-8800                      Oklahoma City                 413 E. 2nd Ave.
                                    (405) 879-8100                (918) 588-8650

BOSC, INC
3045 S. Harvard
Tulsa
(918) 746-5720



Major Customer Service Offices
--------------------------------------------------------------------------------

BUSINESS BANKING CENTERS
-----------------------------------------------------------

Tulsa                             Oklahoma City
------                            -------------
Brookside Banking Center          Northwest Banking Center
3237 S. Peoria                    3535 N. W. 58th, 2nd Floor
(918) 746-7400                    (405) 951-5400



COMMERCIAL
Metropolitan, National, Energy & Real Estate offices
--------------------------------------------------------------

Tulsa                             Oklahoma City
-----                             -------------
Bank of Oklahoma Tower            Bank of Oklahoma Plaza
One Williams Center               Robinson at Robert. S. Kerr
(918) 588-6000                    (405) 272-2000

CONSUMER BANKING
--------------------------------------------------------------
Tulsa                             Oklahoma City
-----                             -------------
Bank of Oklahoma Tower            Bank of Oklahoma Plaza
One Williams Center               Robinson at Robert. S. Kerr
(918) 588-6010                    (405) 272-2548

BANCOKLAHOMA INVESTMENT CENTER
---------------------------------------------------------------
Tulsa
-----                             Investment Center Financial
Ranch Acres                       Consultants are located in all
3045 S. Harvard, Suite 101        Consumer, Community and
(918) 746-5770                    Private Financial Services
                                  locations statewide.


PRIVATE FINANCIAL SERVICES
--------------------------------------------------------------

Tulsa                           Oklahoma City
-----                           -------------
Midtown at Lewis Center         Northwest Banking Center
2021 S. Lewis, Suite 200        3535 N. W. 58th
(918) 748-7283                  (405) 951-5434


Downtown at                     Waterford
320 Boston Center               6307 Waterford Blvd., St. 100
320 S. Boston                   (405) 879-8100
(918) 588-6214
                                Enid
                                ----
Brookside Business Center       2308 N. Van Buren
3237 S. Peoria                  (405) 548-8523
(918) 746-7400

61st & Yale
(918) 493-5203

Bartlesville
------------
3815 S.E. Frank Phillips Blvd.
(918) 335-5349


BANK OF OKLAHOMA, N.A. LOCATIONS

Oklahoma City Area Locations                                      Tulsa Area Locations
---------------------------------------------------------------   -----------------------------------------------------------------
   Oklahoma City Plaza                   Village                          Tulsa Downtown               Brookside
   201 Robert S. Kerr                    9300 N. Pennsylvania             Banking Center               3237 S. Peoria
                                                                          One Williams Center

   Downtown Express Bank                 Windsor Hills                    Downtown Autobank            City Plaza
   4th & Robinson                        2601 N. Meridian                 2nd & Denver                 5330 E. 31st

   BOk in Albertson's,                   Del City                         320 Boston Center            Lewis Center
   104th & Western                       4324 S. E. 44th                  320 S. Boston                2021 S. Lewis

   BOk in Albertson's,                   Edmond, Broadway                 31st & Garnett               Pine & Lewis
   122nd & Rockwell                      1515 S. Broadway

   BOk in Albertson's,                   BOk in Albertson's,              61st & Yale                  Ranch Acres
   Britton & May                         15th & Post, Midwest City                                     3045 S. Harvard
                                                                          71st & Sheridan

   BOk in Albertson's,                   Midwest City                     101st & Sheridan             Southroads
   MacArthur and NW Expressway           1500 S. Midwest Blvd.                                         4901 E. 41st

   Candlewood                            Midwest City, Air Depot          BOk in Albertson's,          Southwest Tulsa
   6517 N.W. Expressway                  1201 S. Air Depot Blvd.          51st & Harvard               4544 S. 33rd W. Ave.

   Northwest Banking Center              BOk in Albertson's, I-35 &       BOk in Albertson's,          Bixby
   3535 N. W. 58th                       Robinson, Norman                 51st & Memorial              11709 S. Memorial

   Penn Tower                            Norman-Midtown                   BOk in Albertson's,          Broken Arrow, Albertson's,
   50 Penn Place                         707 W. Main                      71st & Garnett               101st & Elm

   Quail Creek                           Norman-West                      BOk in Albertson's,          Broken Arrow,
   11300 N. May Ave                      3550 W. Main                     81st & Yale                  81st & Aspen

   South OKC                             Yukon                            BOk in Albertson's,          Sand Springs
   7701 S. Western                       1100 S. Garth Brooks Blvd.       101st & Memorial             401 E. Broadway


Community Locations
------------------------------------------------------------------------------------------------------------------------------------
   Bartlesville                          Enid                            Grove
   ------------                          ----                            -----                             Muskogee, Eastside
   Main Bank                             Northwest                       201 S. Main                       2520 Chandler Rd.
   3815 S. E. Frank Phillips Blvd.       2308 N. Van Buren

   Downtown                              BOk in Homeland                 BOk in Wal-Mart                   Muskogee, Westside
   5th & Keeler                          3828 W. Owen K. Garriott        2115 S. Main                      300 N. 32nd St.

   Washington Park Mall                  Eufaula                         McAlester                         Newkirk
   132 Washington Park Mall              -------                         ---------                         -------
                                         219 S. Main                     One E. Choctaw                    110 S. Main
   BOk in Wal-Mart
   4000 Green Country Road                                               Muskogee                          Ponca City
                                                                         --------                          ----------
                                                                         Downtown                          2005 N. 14th St.
                                                                         325 W. Broadway

BANK OF ARKANSAS LOCATIONS
--------------------------------------------------------------------------------
Fayetteville - Main Bank      Fayetteville - Downtown
------------------------      -----------------------
3500 N. College               11 N. College

Rogers                         Springdale
------                         ----------
2000 W. Walnut                 Opening May 1997


EXECUTIVE OFFICERS
------------------------------------------------------------------------------------------------------------------------------------
   George B. Kaiser*                     Mark W. Funke                     Community Banking           BOk Mortgage
   Chairman of the Board                 Executive Vice President          -----------------           -----------------
                                         Chief Operating Officer           John W. Anderson            David L. Laughlin
   Stanley A. Lybarger*                  Oklahoma City                     President, Bartlesville     President
   President,
   Chief Executive Officer               Eugene A. Harris                  Mary H. Williams            BancOklahoma Trust Company
                                         Executive Vice President          President, Grove            --------------------------
                                         Commercial Banking                                            H. James Holloman
   Wayne D. Stone*                                                         David P. Jones              President
   President, Bank of Oklahoma                                             President, Muskogee
   Oklahoma City Regional Office         John J. Maintz*
                                         Senior Vice President
   James E. White*                       Credit Administration             J. Blake Moffatt
   Executive Vice President                                                President, Sand Springs
   Chief Financial Officer               H. James Holloman                                             Alliance Trust Company, N.A.
                                         Executive Vice President                                      ----------------------------
   Frederic Dorwart*                     Trust Division                    J. Michael Stuart           James R. Dickson
   Secretary                                                               President, Enid             President
                                         Norman W. Smith                                               Dallas, Texas
                                         Executive Vice President          -------------------
   Lowell E. Faulkenberry*               Consumer Banking                  John J. Rownak, Jr.         Philip S. McKinzie
   Senior Vice President                                                   President and Chief         Executive Vice President
   Risk Management                       Gregory K. Symons                   Executive Officer         Sherman, Texas
                                         Executive Vice President          Bank of Arkansas **
   John C. Morrow*                       Services
   Senior Vice President
   Controller, Financial                 Charles D. Williamson
   Accounting                            Executive Vice President
                                         Capital Markets



Senior Vice Presidents
------------------------------------------------------------------------------------------------------------------------------------
Lee C. Allen, Jr.                     James A. Dietz                   Ronald E. Leffler            Joe L. Rodanski
Asset/Liability                       Credit Administration            Consumer Banking             Trust Division

Barry L. Bell                         Jeffery R. Dunn                  Vane T. Lucas                John J. Rownak, Jr.
BOk Mortgage                          Bank of Arkansas                 Consumer Support             Bank of Arkansas

Steven G. Bradshaw                    Wade Edmundson                   James S. Marshall            Joann G. Schaub
Private Financial Services            Commercial Marketing             BOk Mortgage                 Trust Division

Michael L. Bristle                    Barbara L. Eikner                Marc C. Maun*                David A. Sharpe
Bank Operations                       Bank Operations                  Acquisitions                 Electronic Banking

Ben R. Byers                          Ellen D. Fleming                 Charles E. Murray II         Carl L. Shortt, Jr.
Private Financial Services            Trust Division                   Private Financial Services   Trust Division

Robert W. Carroll                     Douglas S. Fuller                Paul D. Mesmer               James F. Ulrich
Legal                                 Commercial Banking Center        Special Assets               Human Resources

William J. Clune                      Marshall K. Grant                Steven E. Nell               Nancy E. Utter
Agriculture                           BOk Mortgage                     Management Accounting        Credit Administration

Charles E. Cotter                     Scott B. Grauer                  Stephen R. Pattison          William J. Weigel, Jr.
Merchant Banking                      Investment Center                Corporate Banking            Trust Division

Terry L. Croll                        Lawrence B. Halka                Patrick E. Piper             H. Matt Wilson
Treasury Services                     Trust Division                   Consumer Banking             Commercial Banking

Brett A. Dean                         Richard C. Haugland              David A. Ralston
Institutional INvestments             Muskogee                         Commercial Real Estate

James R. Dickson                      James L. Huntzinger              John M. Robinson
Trust Division                        Trust Division                   Commercial Banking Center


*BOK Financial and Bank of Oklahoma, N.A. officers             **wholly-owned subsidiary of BOK Financial


                     BANK OF OKLAHOMA N.A.
                     ---------------------
                    Bank of Oklahoma Tower
                P.O. Box 2300, Tulsa, OK 74192
                        (918) 588-6000

                    Bank of Oklahoma Plaza
            P.O. Box 24128, Oklahoma City, OK 73124
                        (405) 272-2000



                       BANK OF ARKANSAS
                       ----------------
          (Citizens Bank of Northwest Arkansas, N.A.,
              name change effective May 1, 1997)
             P.O. Box 1407, Fayetteville, AR 72703
                        (501) 973-2660


              FIRST NATIONAL BANK OF PARK CITIES
              ----------------------------------
            6215 Hillcrest Avenue, Dallas, TX 75205
                        (214)522-5858

              6701 Preston Road, Dallas, TX 75205
                        (214) 522-3700


                       FIRST TEXAS BANK
                       ----------------
      Dallas, 2650 Royal Lane at Denton, Dallas, TX 75229
                        (972) 243-2400

      Valley Bank, 9400 MacArthur Blvd., Irving, TX 75063
                        (972) 556-0666




                                            (C)1997 BOK Financial Corporation