Form 10-K, Exhibit 13
period 1997-12-31
BOK FINANCIAL CORP ET AL
filed 1998-03-23
CIK 875357

BOK FINANCIAL CORPORATION

                                   EXHIBIT 13

                          ANNUAL REPORT TO SHAREHOLDERS



                                Table of Contents

               Consolidated Selected Financial Data                5

               Management's Assessment of Operations and
                 Financial Condition                               6

               Selected Quarterly Financial Data                  12

               Report of Management on Financial Statements       19

               Report of Independent Auditors                     19

               Consolidated Financial Statements                  20

               Notes to Consolidated Financial Statements         25

               Annual Financial Summary                           44

               Quarterly Financial Summary                        46

               Appendix A                                         48

Financial Highlights
(Dollars In Thousands Except Share Data)

                                                        1997            1996            1995
                                                   --------------- --------------- -----------
  For the Years Ended December 31
     Net income                                    $    64,625  $      54,127  $      49,205

     Earnings per share:
       Basic                                              2.89           2.41           2.19
       Diluted                                            2.58           2.18           1.99

     Return on average assets                             1.27%          1.26%          1.22%
     Return on average equity                            16.41          16.80          18.07
  --------------------------------------------------------------- -------------- -------------
  Tangible operating results:
     Tangible net income                           $    72,536    $    61,336    $    54,050
     Tangible net income per diluted share                2.90           2.47           2.18
     Return on tangible assets                            1.44%          1.44%          1.35%
     Return on tangible shareholders' equity             22.13          21.18          23.28
  --------------------------------------------------------------- -------------- -------------
  As of December 31
     Loans, net of reserves                        $ 2,711,992    $ 2,349,432    $ 2,156,081
     Assets                                          5,399,642      4,620,700      4,244,118
     Deposits                                        3,728,079      3,256,755      2,937,709
     Shareholders' equity                              435,477        359,966        301,565
     Nonperforming assets                               42,203         42,227         42,066
  --------------------------------------------------------------- -------------- -------------
     Book value per common share                   $     19.45    $     15.98     $    13.36
     Common shares outstanding (diluted)            25,285,089     25,025,437     23,951,095
  --------------------------------------------------------------- -------------- -------------
     Tier 1 capital ratio                                 9.39%         10.49%          9.91%
     Total capital ratio                                 14.54          11.74          11.17
     Leverage ratio                                       6.81           7.46           6.55
     Shareholders' equity to total assets                 8.06           7.79           7.11

     Reserve for loan losses to nonperforming loans     143.73         119.91          99.02
     Reserve for loan losses to loans1                    1.98           1.96           1.80
     Net charge offs (recoveries) to average loans         .14           (.12)           .01
  --------------------------------------------------------------- -------------- -------------

1 Excludes residential mortgage loans held for sale which are carried at the lower of aggregate cost or market value.

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

                  19       Report of Independent Auditors

                  20       Consolidated Financial Statements

                  48       Appendix A

                  49       Shareholder and Corporate Information

To Our Shareholders,
Customers, Employees and Friends:


Your company had a very good year in 1997 in virtually every area of its operations. o Net income increased 19.4 percent to $64.6 million, or $2.58 per share. o Non interest revenue grew at an outstanding pace, increasing by 23.2 percent.
     * These fee-based services comprised more than 45 percent of total revenue for 1997, one of the very highest such levels among our peers in the banking industry, and a clearly distinguishing feature of our company.
          - Our TransFund ATM network led all of our lines of business with a revenue increase of 36 percent to a new high level of $12 million. The TransFund Check Card was used to make 14 million purchases - more than double the 1996 volume.
          - Mortgage banking revenue grew by 23 percent to $32 million. BOk Mortgage's servicing portfolio in 1997 approached $7 billion - 92,000 loans. Its market position within Oklahoma is dominant, and its expansion into surrounding states is making encouraging initial progress.
          - Our combined retail and institutional brokerage areas increased 21 percent, with revenue of almost $10 million.
          - Fee income on deposit and related services was up 19 percent to a new high of almost $29 million.
          - Our trust division assets grew from $7.5 billion in assets to $11.1 billion. Revenue grew 11 percent to more than $24 million.

We are very pleased with our success competing against the larger out-of-state organizations that have entered Oklahoma. Largely because of the disruption caused by these ownership changes, we gained a substantial number of new commercial relationships during 1997. Our loans increased 15 percent over the prior year.

Our entry into the Dallas Metroplex, including the acquisition of First National Bank of Park Cities and First Texas Bank, has been very positive, setting the stage for substantial future growth. We have attracted to our company some very talented and experienced people to make a major push in commercial and trust services in the Metroplex during 1998.

(Net Income graph appears on this page.  See Appendix A graph I.)

In our Operations & Technology Division, we established a formal systems direction for our future technology.

We placed $150 million in subordinated debt of Bank of Oklahoma. This issue, rated investment grade by both major rating agencies, represents our first public debt financing.

BOK Financial Corp. became the smallest holding company in the nation approved to underwrite municipal revenue bonds with the approval to form Alliance Securities Corp.


BOKF'S EXCITING OPPORTUNITIES IN A TIME OF BANKING CONSOLIDATION

Over the past several years, we have succeeded in building Bank of Oklahoma into a position of dominance in our home state. The challenge we face is strengthening that position while expanding into surrounding states in a manner that capitalizes on our strengths which can be brought to those new markets. National banking consolidation is creating new "carbon copy" banks that allow the customer to choose from a pre-selected menu like that of a fast food franchise. We believe that many customers prefer a true community bank with an officer who has the authority and the ability to fashion a solution that truly meets the customer's specific and individual needs. There are now only a handful of banks left which are committed to providing NATIONAL BANK SERVICES WITH COMMUNITY BANK CUSTOMER SENSITIVITY AND LOCAL KNOWLEDGE. BOKF will continue to fill that need and will be rewarded with profitable growth in 1998 by concentrating on these strategies.

     Continue to take advantage of the acquisition of our principal large competitors to generate an increasingly dominant Oklahoma franchise. Areas of strong potential growth are in small business lending, private financial services, and the public and not-for-profit sector.

     Build major positions in new markets in Texas and Arkansas. Our expansion into these markets will continue to be a targeted one, with emphasis on commercial lending, corporate services, trust, and mortgage banking, where we have demonstrated that we have superior expertise that can be effectively delivered in large, fast growing markets.

     Acquire top performing financial institutions in surrounding states with a strong emphasis on identifying companies with the right fit with BOK Financial. Our ideal partners would be those with a strong market position, good management which wants to remain with the company and an interest in expanding their customer service into the business lines in which we excel.

(Earnings Per Share graph appears on this page.  See Appendix A, graph II.)

(Non Interest Revenue graph appears on this page.  See Appendix A, graph III.)

     Develop our existing and new niche lines of business, including merchant banking, insurance, self-directed 401(k) plans, security underwriting, etc.

     Improve our efficiency ratio. During the past two years, we have placed only secondary emphasis on internal efficiency, choosing to add personnel and systems to take advantage of the opportunities that banking consolidation provided for us. As we accomplish our market objectives, we will gradually shift more emphasis to operating efficiency.

BOARD ADDITIONS

Our board of directors has long been comprised of the leaders in our region's business and civic community - it has included the CEO's of 10 of the 13 largest publicly held companies in Oklahoma and successful, respected entrepreneurs and community leaders from throughout our region. We were fortunate to add several prominent new members to the board last year.

     John Massey, outstanding banker and Oklahoma business leader.

     Steven E. Moore, Chairman of the Board, President and CEO, OGE Energy Corp., Oklahoma's largest electric utility.

     J. Larry Nichols, President and CEO, Devon Energy Corp., one of the country's leading independent oil and gas companies.

     E. C. Richards, Senior Vice President, Operations, Sooner Pipe and Supply Corp., one of the largest oil and gas supply companies in the United States.

     David J. Tippeconnic, President and CEO, Citgo Petroleum Corp., one of the largest petroleum refiners and marketers in the U.S.

     Wayne D. Stone, Chairman and CEO, Bank of Arkansas.

     Tom E. Turner, Chairman and CEO, Bank of Texas.


ORGANIZATIONAL CHANGES

         From a strategic standpoint, a key challenge to BOKF is to continue our growth as a geographically diverse company while maintaining a strong credit culture. We have been pleased to experience no net charge-offs in our commercial loan portfolio over the past five year period, but we realize that we need to prepare for the times when we encounter more normal loss potential. We therefore reassigned one of our most senior, seasoned credit officers, Executive Vice President Gene Harris from head of Tulsa commercial lending

(Loan graph appears on this page.  See Appendix A, graph IV.)

(Real Estate Loans graph appears on this page.  See Appendix A, gragh.)

to a new position as Senior Credit Executive, with system-wide responsibilities. Gene's lending experience and strong credit mind will enable him to oversee credit underwriting in each of our banks, while fostering the local autonomy in each of our markets that is crucial to our success.
    On January 1, 1998, we combined First National Bank of Park Cities, First Texas Bank, and Alliance Trust Company to form the Bank of Texas. Park Cities is the preeminent private bank in north Dallas, and First Texas is the leading small business bank. We were successful in attracting an extremely skilled commercial lending staff under the management of C. Fred Ball, who has devoted most of his career to the Dallas commercial banking market. Fred was named President of Bank of Texas during 1997, and reports to Tom Turner, CEO.
    Late in 1997, Wayne Stone, formerly our President of BOk-Oklahoma City, transferred to head Bank of Arkansas. Our plans for Bank of Arkansas call for expansion into several other areas of the state, and Wayne has the challenge of managing that expansion. Mark Funke succeeded Wayne as President, BOk-Oklahoma City and V. Burns Hargis joined us as Vice Chairman. Burns has served on the board of directors of BOK Financial for many years and will add to our leadership position in Oklahoma City and throughout the state.

    Our progress in 1997 is the result of our organization's fundamental strengths, including especially our talented and dedicated people, and we have established a firm foundation for continued future growth. Our diversification in fee-based services provides a source of earnings less susceptible to the credit cycle. Our expansion into Texas holds a promise of improved geographic diversification and a market which provides substantial opportunities for growth. Our base in Oklahoma is strong, and we are doing our best to grow in our home state with aggressive marketing - while maintaining the level of superior service that is our hallmark.
    As always, we invite your comments, questions and suggestions.


Sincerely,

George B. Kaiser                                             Stanley A. Lybarger
Chairman of the Board                                        President and Chief
                                                             Executive Officer

(Funding graph appears on this page.  See Appendix A, graph VI.)

Table 1    Consolidated Selected Financial Data
           (Dollars In Thousands Except Share Data)                                   BOK Financial
                                                            -------------------------------------------------------------------

                                                                 1997         1996         1995         1994         1993(1)
                                                            -------------------------------------------------------------------
Selected Financial Data
   For the year:
     Interest revenue                                       $   344,548   $   290,532  $   275,441  $   223,058  $   181,354
     Interest expense                                           188,948       163,093      160,177      104,055       74,586
     Net interest revenue                                       155,600       127,439      115,264      119,003      106,768
     Provision for loan losses                                    9,026         4,267          231          195        3,376
     Income before cumulative effect of
       change in accounting principle                            64,625        54,127       49,205       45,065       37,902
     Net income                                                  64,625        54,127       49,205       45,065       39,472
   Period-end:
     Loans, net of reserve                                    2,711,992     2,349,432    2,156,081    1,805,782    1,641,294
     Assets                                                   5,399,642     4,620,700    4,244,118    3,927,276    3,147,041
     Deposits                                                 3,728,079     3,256,755    2,937,709    2,629,574    2,610,927
     Subordinated debenture                                     148,356             -            -       23,000       23,000
     Shareholders' equity                                       435,477       359,966      301,565      236,902      213,943
     Nonperforming assets                                        42,203        42,227       42,066       31,881       23,452

Profitability Statistics
   Per share (based on average equivalent shares):
     Basic earnings:
       Income before cumulative effect of
         change in accounting for income
         taxes                                              $      2.89   $      2.41  $      2.19  $      1.99  $      1.69
       Net income                                                  2.89          2.41         2.19         1.99         1.77
     Diluted earnings:
       Income before cumulative effect of
         change in accounting for income taxes                     2.58          2.18         1.99         1.81         1.54
       Net income                                                  2.58          2.18         1.99         1.81         1.60
   Percentages (based on daily averages):
     Return on average assets(3)                                   1.27%         1.26%        1.22%        1.26%        1.26%
     Return on average shareholders' equity(3)                    16.41         16.80        18.07        19.92        20.07
     Average shareholders' equity to average assets                7.73          7.49         6.73         6.32         6.27

Common Stock Performance and Existing Shareholder Statistics
   Per Share:
   Book Value of common shareholders' equity                $     19.45   $     15.98   $    13.36  $     10.44  $      9.08

   Market price: December 31 bid                                  38.81         27.00        19.50        20.00        24.75
   Market range - High bid                                        42.50         27.00        23.50        25.00        25.50
                - Low bid                                         26.88         19.25        18.50        19.00        17.50
   Other statistics:
     Common shareholders at December 31                           1,227         1,674        1,676        1,748        1,924

Selected Balance Sheet Statistics
   Period-end:
     Tier 1 capital ratio                                          9.39%        10.49%        9.91%        9.14%        9.07%
     Total capital ratio                                          14.54         11.74        11.17        11.19        11.49
     Leverage ratio                                                6.81          7.46         6.55         5.64         5.76
     Reserve for loan losses to nonperforming loans              143.73        119.91        99.02       137.76       233.92
     Reserve for loan losses to loans(2)                           1.98          1.96         1.80         2.12         2.50

Miscellaneous (at December 31)
   Number of employees (FTE)                                      2,318         2,102        1,842        1,801        1,741
   Number of banking locations                                       73            69           66           63           55
   Number of TransFund locations                                    782           635          549          520          614
   Mortgage loan servicing portfolio                         $6,981,744    $5,948,187   $5,363,175   $5,080,859   $3,483,993
-------------------------------------------------------------------------------------------------------------------------------

(1) Restated for poolings-of-interests which occurred in 1994.
(2) Excludes residential mortgage loans held for sale which are carried at the lower of aggregate cost or market value.
(3) Excludes the  cumulative
    effect of change in accounting for income taxes in 1993.

MANAGEMENT'S ASSESSMENT OF OPERATIONS AND FINANCIAL CONDITION


     BOK Financial Corporation ("BOK Financial") is a bank holding company which offers full service banking in Oklahoma, Northwest Arkansas and North Texas. BOK Financial's principal subsidiaries are Bank of Oklahoma, NA ("BOk"), Bank of Arkansas, NA ("BOA"), and Bank of Texas, NA ("BOT"). BOT includes First National Bank of Park Cities and First Texas Bank, both of which were acquired during 1997 and merged on January 1, 1998 to form BOT, and Bank of Texas Trust Company, N.A. (formerly Alliance Trust Company, N.A.). Other significant operating subsidiaries include BOK Capital Services Corporation which provides leasing and mezzanine financing and Alliance Securities Corp. which is authorized to underwrite municipal revenue bonds, asset-backed securities and commercial paper.


ASSESSMENT OF OPERATIONS

SUMMARY OF PERFORMANCE

     BOK Financial recorded net income of $64.6 million for 1997 compared to $54.1 million for 1996. Diluted earnings per common share were $2.58 for 1997 compared to $2.18 for 1996. Prior period per share data have been restated to reflect the calculation methods required by Statement of Financial Accounting Standards No. 128, "Earnings per Share," which was effective in December, 1997. Returns on average assets and average equity were 1.27% and 16.41%, respectively, for 1997 compared to 1.26% and 16.80%, respectively, for 1996.
     The increase in net income for 1997 was due to increases of $28.2 million or 22.1% in net interest revenue and $24.4 million or 23.2% in other operating revenue. These increases were partially offset by a $36.1 million increase in operating expenses and a $4.8 million increase in provision for loan losses.
     Net income for the fourth quarter of 1997 was $16.8 million or $0.67 per diluted common share, an increase of 15.5% over the same period of 1996. The primary sources of increased quarterly earnings included net interest revenue, which increased $9.5 million or 29.4% and other operating revenue, which increased $6.0 million or 21.7%. These increases were offset by a $23.0 million increase in operating expenses, which included a $4.1 million provision for the potential impairment of mortgage loan servicing rights and a $3.6 million charge for the cost of stock contributed to the BOK Charitable Foundation.
     Additionally, BOK Financial recorded an income tax credit of $6.4 million due to the reversal of $9.0 million of reserves for disputed items which were no longer required.
     BOK Financial's net income for 1995 was $49.2 million or $1.99 per diluted common share. Returns on average assets and average equity were 1.22% and 18.07%, respectively.


TANGIBLE OPERATING RESULTS

     Since inception, BOK Financial has completed acquisitions which were accounted for under the purchase method of accounting. The purchase method results in the recording of goodwill and other identified intangible assets that are amortized as noncash charges in future years into operating expense. This is in contrast to the "pooling of interests" method, which is only applicable in certain limited circumstances. The pooling of interests method does not result in the recording of goodwill or other intangible assets. Since the amortization of goodwill and other intangible assets does not result in a current period cash expense, the economic value to shareholders under either accounting method is essentially the same. Operating results excluding the impact of these intangible assets are summarized below:


Table 2    Tangible Operating Results
           (Dollars in Thousands Except Share Data)
                                                          BOK Financial
                                        ----------------------------------------
                                            1997          1996          1995
                                        ------------- ------------- ------------
Net income                              $    64,625  $     54,127  $     49,205
After-tax impact of amortization of           7,911         7,209         4,845
 intangible assets
--------------------------------------- ------------- ------------- ------------
Tangible net income                     $    72,536  $     61,336  $     54,050
--------------------------------------- ------------- ------------- ------------

Tangible net income per diluted share   $      2.90  $       2.47 $        2.18
--------------------------------------- ------------- ------------- ------------

Average tangible shareholders' equity   $   327,719   $   289,603   $   232,203
Return on tangible shareholders' equity       22.13%        21.18%        23.28%
--------------------------------------- ------------- ------------- ------------

Average tangible assets                 $ 5,024,557   $ 4,269,774   $ 4,006,031
Return on tangible assets                      1.44%         1.44%         1.35%
--------------------------------------- ------------- ------------- ------------

NET INTEREST REVENUE

     Net interest revenue, on a tax-equivalent basis, totaled $165.2 million for 1997 compared to $135.8 million in 1996. This increase in net interest revenue was due to increases in both net interest margin and average earning assets. The yield on average earning assets increased from 7.79% in 1996 to 7.85% in 1997 as both securities and loans showed yield increases. At the same time, the cost of interest-bearing liabilities decreased from 4.94% to 4.88% due primarily to a 22 basis point decrease in rates paid on deposits. Interest rate swaps, which primarily hedge against interest rate risk on certain long-term certificates of deposit and long-term subordinated debt, reduced interest expense by $1.2 million in 1997 compared to $1.4 million in 1996. Average earning assets increased $676 million, including $265 million from acquisitions, $216 million from net loan fundings and $172 million from securities purchases. Over the same period, average interest-bearing liabilities increased $573 million, including $190 million from acquisitions, $294 million from borrowed funds, $64 million from a subordinated debenture offering and $26 million from deposits. The growth in average earning assets in excess of the growth in average interest-bearing liabilities contributed $23.3 million to 1997's increase in net interest income.


Table 3    Volume/Rate Analysis
             (In Thousands)                                    1997/1996                                1996/1995
                                                  -------------------------------------    ------------------------------------
                                                                   Change Due To(1)                          Change Due To(1)
                                                               ------------------------                ------------------------
                                                    Change       Volume    Yield/Rate        Change      Volume     Yield/Rate
                                                  ------------ ----------- ------------    ----------- ------------ -----------
  Tax-equivalent interest revenue:
   Securities                                      $23,164       $19,843    $  3,321       $ (1,800)   $    (408)     $(1,392)
   Trading securities                                  (53)          (20)        (33)            98           94            4
   Loans                                            30,745        30,271         474         17,486       21,116       (3,630)
   Funds sold and resell agreements                  1,362         1,337          25            634          734         (100)
  ----------------------------------------------- ------------ ----------- ------------ -- ----------- ------------ -----------
      Total                                         55,218        51,431       3,787         16,418       21,536       (5,118)
  ----------------------------------------------- ------------ ----------- ------------ -- ----------- ------------ -----------
  Interest expense:
   Transaction deposits                              4,755         6,488      (1,733)         3,060        2,995           65
   Savings deposits                                    (97)          129        (226)          (493)        (428)         (65)
   Time deposits                                      (682)          511      (1,193)        17,760       18,321         (561)
   Borrowed funds                                   17,713        16,788         925        (17,059)     (13,435)      (3,624)
   Subordinated debenture                            4,166         4,166           -           (352)        (352)           -
  ----------------------------------------------- ------------ ----------- ------------ -- ----------- ------------ -----------
      Total                                         25,855        28,082      (2,227)         2,916        7,101       (4,185)
  ----------------------------------------------- ------------ ----------- ------------ -- ----------- ------------ -----------
  Tax-equivalent net interest revenue               29,363       $23,349    $  6,014         13,502      $14,435     $   (933)
  Change in tax-equivalent adjustment               (1,202)                                  (1,327)
  ----------------------------------------------- ------------ ----------- ------------ -- ----------- ------------ -----------
  Net interest revenue                             $28,161                                  $12,175
  =============================================================================================================================

                                             4th Qtr 1997/4th Qtr 1996
                                        -------------------------------------
                                                         Change Due To(1)
                                                     ------------------------
                                          Change       Volume    Yield/Rate
                                        ------------ ----------- ------------
  Tax-equivalent interest revenue:
   Securities                           $  4,903     $  3,704    $  1,199
   Trading securities                         21           39         (18)
   Loans                                  10,510        9,569         941
   Funds sold and resell agreements          368          403         (35)
  ------------------------------------- ------------ ----------- ------------
      Total                               15,802       13,715       2,087
  ------------------------------------- ------------ ----------- ------------
  Interest expense:
   Transaction deposits                      788        1,733        (945)
   Savings deposits                            1           57         (56)
   Time deposits                             455          718        (263)
   Borrowed funds                          2,462        2,365          97
   Subordinated debenture                  2,439        2,439           -
  ------------------------------------- ------------ ----------- ------------
      Total                                6,145        7,312      (1,167)
  ------------------------------------- ------------ ----------- ------------
  Tax-equivalent net interest revenue      9,657     $  6,403    $  3,254
  Change in tax-equivalent adjustment       (189)
  ------------------------------------- ------------ ----------- ------------
  Net interest revenue                  $  9,468
  ===========================================================================
(1) Changes attributable to both volume and yield/rate are allocated to both volume and yield/rate on an equal basis.

     Net interest margin, the ratio of net interest revenue to average earning assets, increased from 3.54% in 1996 to 3.66% in 1997. This increase was due primarily to yield improvements on securities and loans combined with lower rates paid on deposits. The yield improvement on securities and loans reflects repricing opportunities in response to a 25 basis point increase in the national prime rate late in the first quarter of 1997. BOK Financial has been working to reduce its overall cost of funds primarily by lowering rates paid on deposits. These efforts have been successful as shown by the reduction in both the rates paid on deposits and in the overall cost of interest-bearing liabilities. However, this strategy has limited the growth in deposits and has required an increase in borrowings to fund asset growth.
     Since inception in 1990, BOK Financial has followed a strategy of fully utilizing its capital resources by borrowing funds in the capital markets to supplement deposit growth and to invest in securities. Although this strategy frequently results in a net interest margin which falls below those normally seen in the commercial banking industry, it provides positive net interest revenue. Management estimates that for 1997, this strategy resulted in a 66 basis point decrease in net interest margin. However, this strategy contributed $16.5 million to net interest revenue for the year. As more fully discussed in the subsequent Market Risk Section, management employs various techniques to control, within established parameters, the interest rate and liquidity risk inherent in this strategy.
     During 1997, two super regional banks completed significant acquisitions in Oklahoma. The financial services environment in Oklahoma was already highly competitive due to a large number of commercial banks, thrifts, credit unions and brokerage firms in the state. Additionally, many customers already had access to national and regional financial institutions for many products and services. Management expects that BOK Financial will continue to be able to successfully compete with these financial institutions.
     Tax-equivalent net interest revenue for the fourth quarter of 1997 was $44.1 million compared to $34.5 million for the fourth quarter of 1996. Yields on average earning assets increased 17 basis points to 7.89% due primarily to the repricing of variable rate loans in response to a 25 basis point increase in the national prime rate late in the first quarter of 1997. At the same time, the cost of interest-bearing liabilities decreased 13 basis points to 4.84% due primarily to lower rates paid on deposits. Additionally, average earning assets increased by $696 million while interest-bearing liabilities increased by $581 million. This contributed $6.4 million to the increase in net interest revenue.
     Net interest revenue on a tax-equivalent basis for 1996 increased $13.5 million to $135.8 million compared to 1995 totals. This was due to increases in both net interest margin and average earning assets. BOK Financial continued efforts to restructure its funding sources in 1996 which increased deposits and decreased borrowed funds. This resulted in a 17 basis point decrease in the cost of interest-bearing liabilities. Over this same period, the yield on average earning assets decreased 5 basis points. However, the growth in average earning assets exceeded the growth in average interest-bearing liabilities by $69 million.


OTHER OPERATING REVENUE

     Other operating revenue, which consists primarily of fee income on products and services, increased $24.4 million or 23.2% compared to 1996. This increase kept other operating revenue at 45% of total revenue, which is consistent with 1996. Service fees on deposits totaled $28.7 million, an increase of 18.9% over 1996, while revenue generated by card-based transactions such as the TransFund ATM network, bankcards and related merchant deposits increased by 35.3% to $19.3 million. These increases are generally due to a higher volume of transactions processed in 1997. Leasing revenue increased to $5.9 million in 1997 compared to $2.2 million in 1996. The financing of specialty oil field and other energy-related equipment, primarily through operating leases, was developed in 1996 and continued to grow in 1997.
     Many of BOK Financial's fee generating activities, such as brokerage and trading activities, trust fees, and mortgage servicing revenue, are affected by changes in interest rates. Significant increases in interest rates may tend to decrease the volume of trading activities, and may lower the value of trust assets managed, which is the basis of certain fees, but would tend to decrease the incidence of mortgage loan prepayments. Similarly, a decrease in economic activity would decrease ATM, bankcard and related revenue.

Table 4    Other Operating Revenue
           (In Thousands)                                             BOK Financial
                                             ------------------------------------------------------------
                                                 1997         1996       1995        1994        1993
                                             ------------- ----------- ---------- ----------- -----------
Brokerage and trading revenue                $    9,556    $    7,896   $  6,046  $  5,517    $  7,107
Transaction card revenue                         19,339        14,298     11,045     8,474       7,872
Trust fees and commissions                       24,062        21,638     19,363    17,117      16,824
Service charges and fees on deposit accounts     28,651        24,104     21,152    20,698      20,825
Mortgage banking revenue                         32,235        26,234     20,336    15,868      12,564
Leasing revenue                                   5,861         2,236        586         -           -
Other revenue                                    10,013        10,769      9,512     8,299       8,848
-------------------------------------------- ------------- ----------- ---------- ----------- -----------
  Total fees and commissions                    129,717       107,175     88,040    75,973      74,040
-------------------------------------------- ------------- ----------- ---------- ----------- -----------
Gain on student loan sale                         1,311         1,069        762       259         674
Gain (loss) on branch sales                           -          (325)     1,170         -           -
Gain (loss) on securities                        (1,329)       (2,607)     1,174    (1,868)      1,896
-------------------------------------------- ------------- ----------- ---------- ----------- -----------
  Total other operating revenue                $129,699      $105,312    $91,146   $74,364     $76,610
=========================================================================================================

     While management expects continued growth in other operating revenue, the rate of increase achieved in 1997 may not be sustainable due to increased competition from national and regional financial institutions and from market saturation. Continued growth may require BOK Financial to introduce new products or to enter new markets which introduces additional demands on capital and managerial resources. During 1997, BOK Financial received approval from the federal banking regulators to begin securities underwriting through its subsidiary, Alliance Securities Corp. ("ASC"). The primary focus of ASC is underwriting municipal revenue bonds and performing financial advisory services for communities in Oklahoma and surrounding states. Although these activities had minimal effect on BOK Financial's operating results in 1997, they present additional risks to the company. These risks include the failure to comply with various laws and regulations which govern these activities, the failure to perform as represented to clients and the inability to successfully compete in this area. Management has provided additional human and other resources to ASC to address these risks.
     Other  operating  revenue  for the  fourth  quarter of 1997  totaled  $33.5 million compared to $27.5 million for the fourth quarter of 1996. All significant revenue producing activities contributed to this increase, including $2.2 million from mortgage banking, $1.8 million from card-based fees, and $1.2 million from trust fees and commissions.
     Other operating revenue for 1996 increased $14.2 million or 15.5% when compared to 1995. Excluding gains and losses from securities sales, student loan sales and branch facilities sales from both years, other operating revenue increased $19.1 million or 21.7%. This increase was primarily due to growth in all areas, including mortgage banking revenue which increased $5.9 million and card-based fees which increased $3.3 million.
     Other operating revenue includes fees, commissions and certain net marketing gains and losses from trust and mortgage banking activities. While trust and mortgage banking activities are integral parts of a commercial bank's operations, their revenue and expenses are attributable primarily to off-balance sheet assets. The effects of trust and mortgage banking activities on BOK Financial's operations are discussed in the following sections.

TRUST

     BOK Financial provides a wide range of trust services through the Bank of Oklahoma Trust Division (formerly BancOklahoma Trust Company) in Oklahoma and Bank of Texas Trust Company, N.A. (formerly Alliance Trust Company, NA) in Texas. At December 31, 1997, trust assets with an aggregate market value of $11.1 billion were subject to various fiduciary arrangements, compared to $7.5 billion at December 31, 1996. This increase in assets was due primarily to $3.1 billion from new accounts, including $2.0 billion in new employee benefit plan assets. A summary of both direct and internally allocated revenues and expenses from trust operations are (in thousands):


                                1997         1996        1995
                             ------------ ----------- -----------

         Total revenue         $28,901      $25,682     $22,428
         Personnel expense      11,213        9,603       8,930
         Other expense           9,341        8,420       8,563
         ------------------- ------------ ----------- -----------
         Total expense          20,554       18,023      17,493
         ------------------- ------------ ----------- -----------
         Operating profit     $  8,347     $  7,659    $  4,935
         ========================================================


MORTGAGE BANKING

     BOK Financial is engaged in mortgage banking activities through the Bank of Oklahoma Mortgage Division (formerly BancOklahoma Mortgage Corp.). These activities include the origination, marketing and servicing of mortgage loans. Notes 1 and 7 to the Consolidated Financial Statements provide additional information regarding mortgage banking activities.
     Origination and marketing activities resulted in a net gain of $1.5 million in 1997 compared to a net gain of $48 thousand in 1996. The improvement is due to an increase in the volume of loans originated and to improved secondary market conditions during 1997. Total mortgage loan production for 1997 increased $116 million to $830 million compared to $714 million in 1996.
     Commitments to originate mortgage loans subject BOK Financial to both credit and interest rate risk. Credit risk is managed through underwriting policies and procedures, and interest rate risk is partially hedged through forward sales contracts. BOK Financial generally sells all fixed rate mortgage loans in the secondary market pursuant to forward sales contracts and all adjustable rate mortgage loans to an affiliate. BOK Financial currently does not securitize pools of mortgage loans either for sale or retention. Consolidated mortgage loan servicing revenue for 1997 was $30.7 million, a $4.5 million increase over 1996. This increase reflects bulk purchases and loan origination which increased the mortgage servicing portfolio to $7.0 billion at the end of 1997 from $5.9 billion at the end of 1996. These amounts include loans serviced for BOk of $216 million and $243 million for 1997 and 1996, respectively. Capitalized mortgage servicing rights, which totaled $83.9 million at December 31, 1997 and $61.5 million at December 31, 1996, represent the value of mortgage loans serviced for others and are carried at the lower of amortized cost or fair value. Fair value is based on the present value of projected net servicing revenue over the estimated life of the mortgage loans serviced. This estimated life and the value of the servicing rights is very sensitive to changes in interest rates and loan prepayment assumptions. Rising interest rates tend to decrease loan prepayments and increase the value of mortgage servicing rights, while falling interest rates have the opposite effect. During the fourth quarter of 1997, mortgage interest rates fell by approximately 65 basis points. The resulting increase in prepayment assumptions required a $4.1 million charge against earnings to increase the valuation allowance for mortgage servicing rights.

     The extent to which this charge represents actual losses to BOK Financial will be determined by the actual amount of mortgage loan prepayments compared to the prepayment assumptions. Additionally, management has estimated that a further decrease in mortgage rates of 100 and 200 basis points would result in charges to after-tax income of $13.9 million and $22.5 million, respectively. The foregoing estimates are prepared as part of a sensitivity analysis of the impact of various interest rate senarios on BOK Financial's financial statements, and do not reflect the impact of such declines on the balance of BOK Financial's assets and liabilities. The above estimate is further based upon the assumption that rates would remain at the 100 or 200 basis point lower level for the remaining life of the servicing asset.

     A summary of both direct and internally allocated revenue and expenses from mortgage banking activities are (in thousands):

                                1997      1996     1995
                             --------- --------- --------

Servicing revenue             $31,675   $27,139   $22,754
Origination and secondary
    marketing revenue, net      3,583     1,773       767
Other revenue                   1,956     1,726     1,511
---------------------------- --------- --------- --------
Total revenue                  37,214    30,638    25,032
---------------------------- --------- --------- --------
Personnel expense               4,867     4,416     4,148
Amortization of mortgage
  servicing rights             12,805     9,987     8,128
Provision for impairment
  of mortgage servicing         4,100       361       539
  rights
Other expense                  15,491    13,357    11,184
---------------------------- --------- --------- --------
Total expense                  37,263    28,121    23,999
---------------------------- --------- --------- --------
Operating profit (loss)      $    (49) $  2,517  $  1,033
=========================================================

YEAR 2000 CONSIDERATIONS

     The Year 2000 issue, in general, is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer programs that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or to engage in similar normal business activities.
     BOK Financial has determined that both it and its outsourced providers of data processing services will be required to modify or replace significant portions of their respective software so that their computer systems will function properly with respect to dates in the year 2000 and thereafter. BOK Financial presently believes that with modifications to existing software and conversions to new software, the Year 2000 issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 issue could have a material impact on the operations of BOK Financial.
     BOK Financial has developed a Year 2000 Project Plan ("Plan") to address this issue. Inventories of internally developed and outsourced computer applications, hardware, vendors and environmental systems have been completed and 54 mission-critical applications were identified based upon their importance to BOK Financial's operations. A project team has been established with representatives from all significant business units, subject to senior management oversight. This team is responsible for coordinating the status of
Year 2000 compliance internally and with outside vendors, developing and executing test plans, and establishing contingency plans in the event that unidentified problems occur. This Plan has set a goal of December 31, 1998 for BOK Financial to be Year 2000 compliant. BOK Financial, with the assistance of outside consultants, continues to review the Plan, including its staffing, methodology, documentation standards, timelines and other resources.
     During 1997, BOK Financial invested approximately $5.2 million to upgrade its computer systems. While many of these upgrades, such as a new commercial loan servicing system and a new wire transfer system, would have been completed in the normal course of business for competitive reasons, compliance with Year 2000 issues was a key element in each project. An additional $10.4 million in computer systems upgrades are planned for 1998, a significant portion of which is Year 2000 related. These projects are in addition to upgrades for Year 2000 compliance planned by outside processors which provide services to BOK Financial.
     BOK Financial has established a system to rate the effect Year 2000 issues may have on credit risk of its borrowers. This system is based on the level of technology dependence common in the borrower's industry, the borrower's individual Year 2000 plan status and the committed loan amounts. This information will be included in loan renewal analysis and in the evaluation of the adequacy of the allowance for loan losses. Numerous assumptions by management will be required to include the effect of the Year 2000 issue in the evaluation of the adequacy of the loan loss reserve. There can be no guarantee that all possible outcomes will be considered or that a significant unanticipated loss will not occur.
     The costs of the project and the date on which BOK Financial believes it will be Year 2000 compliant are based upon management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans, and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Additionally, BOK Financial's operations are affected by the performance of third parties over which it has no control such as the Federal Reserve System, automated clearinghouse and national securities settlement systems. Failure of these systems to appropriately address the Year 2000 issue could have a material effect on BOK Financial's operations.

OTHER OPERATING EXPENSE

     Other operating expense totaled $195.2 million for 1997 compared to $159.0 million in 1996, an increase of 22.7%. Notable large or non-recurring expenses affected 1997, including acquisitions which added $12.7 million in operating expenses (primarily personnel costs of $5.3 million and amortization expense of $3.9 million), a provision of $4.1 million for impairment of mortgage servicing rights due to falling interest rates, business promotion expenses for the contribution of stock with a cost of $3.6 million (market value at the time of donation was $7.0 million) to the BOk Charitable Foundation, equipment expenses of $1.0 million in conjunction with the development of a new retail banking computer system, and professional fees of $660 thousand for consulting assistance on recommendations for revenue enhancement and expense control opportunities. Excluding these items from 1997 and excluding non-recurring charges related to the Savings and Loan Insurance Fund ("SAIF") of $7.6 million from 1996, "core" operating expenses, excluding OREO gains, increased $21.0 million or 13.5%.
     Personnel costs, excluding acquisitions, increased $10.5 million or 14.6% compared to 1996. Regular compensation, including overtime, increased $6.7 million or 13.3%. Staffing on a full time equivalent ("FTE") basis increased by 101 employees or 4.8% while average compensation expense per FTE increased by 9.3%. These changes reflect the addition of several senior-level positions in both the lending and operations areas as well as additional support staff. The transition toward performance based compensation continued during 1997. Incentive compensation increased by $2.2 million or 35.7% compared to 1996 due to growth in revenue over pre-determined targets.
     Net occupancy, equipment and data processing expense for 1997, excluding acquisitions and the retail banking computer systems costs, increased $2.8 million or 9.2% compared to 1996. This included a $1.1 million decrease in equipment costs due to lower maintenance costs. Additionally, net occupancy expense decreased $856 thousand due primarily to a $2.0 million increase in rental income at BOK Financial's main offices in Oklahoma City. Data processing expenses increased $3.8 million or 31.4% due to a higher volume of transactions processed. A significant portion of BOK Financial's data processing is performed by service bureaus under agreements which provide for charges per transaction. Therefore, these costs will vary in direct relation to the number of transactions.
     Mortgage banking costs increased $8.2 million or 52.0% compared to 1996. Excluding provisions for the impairment of capitalized mortgage servicing rights, mortgage banking costs increased $4.5 million or 29.1% due primarily to a $3.2 million increase in the amortization of capitalized mortgage servicing rights. This increase is consistent with the growth in the balance of capitalized servicing rights. Additionally, expenses related to the origination and servicing of government guaranteed loans increased $1.3 million due to a larger volume of transactions.

Table 5    Other Operating Expense
            (In Thousands)                                                          BOK Financial
                                                           -----------------------------------------------------------------
                                                              1997         1996          1995         1994         1993
                                                           ------------ ------------ ------------- ------------ ------------
  Personnel expense                                         $  87,728    $  71,945    $  67,298     $  63,111    $  60,891
  Business promotion                                            8,657        6,372        6,039         6,213        5,535
  Contribution of stock to BOk Charitable Foundation            3,638            -            -             -            -
  Professional fees and services                                6,769        5,406        5,898         4,664        5,385
  Net occupancy, equipment and data processing expense         35,614       30,831       27,324        23,619       25,161
  FDIC and other insurance                                      1,293        1,740        4,406         6,386        6,171
  Special deposit insurance assessment                              -        3,820            -             -            -
  Printing, postage and supplies                                7,783        6,792        6,340         5,415        4,876
  Net gains and operating expenses on repossessed assets       (3,849)      (4,552)      (3,098)       (4,575)      (2,792)
  Amortization of intangible assets                             8,824        5,411        5,992         5,597        4,133
  Write-off of core deposit intangible assets related to
   SAIF-insured deposits                                            -        3,821            -             -            -
  Mortgage banking costs                                       19,968       15,473       11,990        10,764        7,590
  Provision for impairment of mortgage servicing rights         4,100          361          539             -            -
  Other expense                                                14,641       11,608        9,478        12,281        8,911
  -------------------------------------------------------- ------------ ------------ ------------- ------------ ------------
       Total                                                 $195,166     $159,028     $142,206      $133,475     $125,861
  ==========================================================================================================================

     Other operating expenses for the fourth quarter of 1997 totaled $61.3 million compared to $38.3 million for the fourth quarter of 1996. Excluding acquisitions and the previously discussed large or non-recurring transactions, core operating expenses for the fourth quarter of 1997 were $49.6 million compared to $39.0 million for the fourth quarter of 1996. In addition to increases in personnel expense, net occupancy, equipment and data processing expenses, and mortgage banking costs, the fourth quarter of 1997 included a $539 thousand increase in depreciation expense on equipment used in BOK Financial's leasing programs and a $413 thousand increase in expenses to relocate personnel. Both of these are included in other expenses.
     The efficiency ratio, the ratio of other operating expenses, excluding net gains on real estate sales and the previously discussed large or non-recurring transactions, to tax-equivalent net interest revenue and other operating revenue, excluding securities gains and losses, remained unchanged from 1996 at 64.0%.

     Operating expenses for 1996 totaled $159.0 million compared to $142.2 million for 1995. Excluding non-recurring charges of $7.6 million to record the write-off of intangible assets related to deposits insured by the SAIF and a special deposit insurance assessment to recapitalize the SAIF, operating expenses for 1996 increased 6.5% compared to 1995. This included increases in personnel expenses of $4.6 million or 6.9%; net occupancy, equipment and data process expenses of $3.5 million or 12.8%; and mortgage banking costs of $3.3 million or 26.4%. These increases reflected growth in staffing and other costs incurred in support of increased volume of transactions processed and services offered.

INCOME TAXES

     Income tax expense was $16.5 million, $15.3 million and $14.8 million for 1997, 1996 and 1995, respectively, representing 20%, 22% and 23%, respectively, of book taxable income. Tax expense currently payable totaled $20.0 million in 1997 compared to $19.0 million in 1996 and $17.0 million in 1995. During the fourth quarter of 1997, the Internal Revenue Service closed its examination of BOk and BOK Financial for 1992 and 1993, respectively. As a result of the outcome of these examinations, BOK Financial reversed a $9.0 million tax reserve that was no longer needed. Income tax expense for 1998 is expected to be 34% of pre-tax book income compared to income tax expense for 1997, excluding the tax reserve realized, of 31% of pre-tax book income.
     BOK Financial is currently under an audit by the Internal Revenue Service for 1994. The ultimate outcome of this audit cannot be determined with any certainty at this time. However, management expects no material adverse impact on the financial statements.
     During 1996, the limitation on the use of certain built-in losses and net operating loss carryforwards which resulted from the acquisition of BOk by BOK Financial in 1991 expired. As a result, valuation allowances totaling $6.2 million related to these items were eliminated. Income tax expense for 1996 was 31% of pre-tax book income excluding the elimination of these allowances.

Table 6    Selected Quarterly Financial Data
            (In Thousands Except Per Share Data)          Fourth      Third     Second      First
                                                         ---------- ---------- ---------- ----------
                                                                            1997
                                                         -------------------------------------------

  Interest revenue                                        $90,419    $88,548    $86,771    $78,810
  Interest expense                                         48,707     48,890     47,603     43,748
  ------------------------------------------------------ ---------- ---------- ---------- ----------
  Net interest revenue                                     41,712     39,658     39,168     35,062
  Provision for loan losses                                 3,500      3,000      1,500      1,026
  ------------------------------------------------------ ---------- ---------- ---------- ----------
  Net interest revenue after provision for loan losses     38,212     36,658     37,668     34,036
  Other operating revenue                                  35,721     33,506     31,611     30,190
  Securities gains (losses), net                           (2,200)       809       (200)       262
  Other operating expense                                  61,277     46,720     45,443     41,726
  ------------------------------------------------------ ---------- ---------- ---------- ----------
  Income before taxes                                      10,456     24,253     23,636     22,762
  Income tax expense (benefit)                             (6,362)     7,857      7,572      7,415
  ------------------------------------------------------ ---------- ---------- ---------- ----------
  Net income                                              $16,818    $16,396    $16,064    $15,347
  ==================================================================================================
  Earnings per share:
     Basic                                                $   .75    $   .73    $   .72    $   .69
  ------------------------------------------------------ ---------- ---------- ---------- ----------
     Diluted                                                  .67        .65        .64        .62
  ------------------------------------------------------ ---------- ---------- ---------- ----------
  Average shares:
     Basic                                                 21,901     21,880     21,849     21,840
  ------------------------------------------------------ ---------- ---------- ---------- ----------
     Diluted                                               25,120     25,073     24,998     24,949
  ------------------------------------------------------ ---------- ---------- ---------- ----------


                                                                            1996
                                                         -------------------------------------------

  Interest revenue                                        $74,806    $72,890    $72,220    $70,616
  Interest expense                                         42,562     40,944     39,773     39,814
  ------------------------------------------------------ ---------- ---------- ---------- ----------
  Net interest revenue                                     32,244     31,946     32,447     30,802
  Provision for loan losses                                   357         62      2,937        911
  ------------------------------------------------------ ---------- ---------- ---------- ----------
  Net interest revenue after provision for loan losses     31,887     31,884     29,510     29,891
  Other operating revenue                                  28,156     27,228     25,933     26,602
  Securities gains (losses), net                             (622)         -     (1,967)       (18)
  Other operating expense                                  38,315     40,297     42,774     37,642
  ------------------------------------------------------ ---------- ---------- ---------- ----------
  Income before taxes                                      21,106     18,815     10,702     18,833
  Income tax expense (benefit)                              6,540      5,840     (2,889)     5,838
  ------------------------------------------------------ ---------- ---------- ---------- ----------
  Net income                                              $14,566    $12,975    $13,591    $12,995
  ==================================================================================================
  Earnings per share:
     Basic                                               $    .65   $    .58   $    .61   $    .58
  ------------------------------------------------------ ---------- ---------- ---------- ----------
     Diluted                                                  .59        .52        .55        .53
  ------------------------------------------------------ ---------- ---------- ---------- ----------
  Average shares:
     Basic                                                 21,823     21,810     21,805     21,799
  ------------------------------------------------------ ---------- ---------- ---------- ----------
     Diluted                                               24,875     24,774     24,753     24,740
  ------------------------------------------------------ ---------- ---------- ---------- ----------

ASSESSMENT OF FINANCIAL CONDITION

SECURITIES PORTFOLIO

     Securities are identified as either investment or available for sale based upon various factors, including asset/liability management strategies, liquidity and profitability objectives, and regulatory requirements. Investment securities are carried at cost, adjusted for amortization of premiums or accretion of discounts. Amortization or accretion of mortgage-backed securities is periodically adjusted for estimated prepayments. Available for sale securities are those which may be sold prior to maturity based upon asset/liability management decisions. Securities identified as available for sale are carried at fair value. Unrealized gains or losses less applicable deferred taxes, are recorded in Shareholders' Equity.
     During 1997, BOK Financial increased its securities portfolio by $290 million based on amortized cost, including $153 million from acquisitions. U.S. Treasury securities and mortgage-backed securities increased by $77 million and $209 million, respectively, while municipal securities decreased by $23 million.
     Table 7 presents the amortized cost and fair values of BOK Financial's securities portfolio at December 31, 1997, 1996 and 1995. Additional information regarding the securities portfolio is presented in Note 4 to the Consolidated Financial Statements.


Table 7    Securities
           (In Thousands)                                                     December 31,
                                                         1997                      1996                      1995
                                               ------------------------- ------------------------- -------------------------
                                                Amortized      Fair       Amortized      Fair       Amortized      Fair
                                                  Cost         Value        Cost         Value        Cost         Value
                                               ------------ ------------ ------------ ------------ ------------ ------------
  Investment:
   U.S. Treasury                               $       850  $       845  $    1,000   $      992   $      716   $      721
   Municipal and other tax-exempt                  164,379      164,873     134,150      134,705       95,907       97,628
   Mortgage-backed U.S. agency securities           46,849       47,374      62,282       62,876       78,832       79,777
   Other debt securities                             1,033        1,033         976          976        3,666        3,660
  -------------------------------------------- ------------ ------------ ------------ ------------ ------------ ------------
      Total                                    $   213,111  $   214,125  $  198,408   $  199,549   $  179,121   $  181,786
  ==========================================================================================================================
  Available-for-sale:
     U.S. Treasury                             $   277,618  $   278,402  $  200,505   $  201,091   $  221,201   $  222,478
     Municipal and other tax-exempt                107,196      108,720     160,813      161,358      165,709      166,855
     Mortgage-backed securities:
       U.S. agencies                             1,210,322    1,215,867     985,219      979,117      941,020      934,433
       Other                                         2,183        2,185       3,288        3,961        8,154        8,011
  -------------------------------------------- ------------ ------------ ------------ ------------ ------------ ------------
         Total mortgage-backed securities        1,212,505    1,218,052     988,507      983,078      949,174      942,444
  -------------------------------------------- ------------ ------------ ------------ ------------ ------------ ------------
     Other debt securities                           4,480        4,498         178          178          250           98
     Equity securities and mutual funds            130,196      139,739     106,655      113,417       34,145       34,786
  -------------------------------------------- ------------ ------------ ------------ ------------ ------------ ------------
       Total                                    $1,731,995   $1,749,411  $1,456,658   $1,459,122   $1,370,479   $1,366,661
  ==========================================================================================================================

LOANS

     Loans increased $371 million or 15.5% during 1997, including $138 million from the acquisitions of First National Bank of Park Cities and First Texas Bank. Excluding period end loans of $152 million at BOT, loans increased $219 million or 9.1%. This increase was the result of continued strength in the Oklahoma economy and of BOK Financial's efforts to capitalize on the disruptions in banking relationships caused by high-profile bank mergers. Commercial loans increased by $207 million or 16.7%, excluding acquisitions, over 1996 year end. This continues a trend of strong growth in commercial loans, which increased by $155 million in 1996. Commercial loans comprise 54% of total loans compared to 52% in 1996. This included energy loans of $333 million or 12.0% of the loan portfolio.
     The majority of commercial and consumer loans, and approximately 74% of the residential mortgage loans (excluding loans held for sale) are to businesses and individuals in Oklahoma. BOK Financial has achieved some geographic diversification through acquisitions which added loans totaling $62 million in Northwest Arkansas and $152 million in Dallas, Texas. Expansion into New Mexico also has added loans totaling $10 million. However, geographic concentration subjects the portfolio to the general economic conditions in Oklahoma. Notable loan concentrations by the primary industry of the borrowers are presented in Table 8. Agriculture includes loans totaling $137 million to the cattle industry and services includes loans totaling $111 million to the hotel industry. Commercial real estate loans are secured primarily by properties in the Tulsa or Oklahoma City metropolitan areas. The major components of other real estate loans are office buildings, $95 million, and retail facilities, $91 million.

 Table 8 Loans
         (In Thousands)
                                                                          December 31,
                                                ------------------------------------------------------------------
                                                    1997         1996         1995         1994          1993
                                                ------------- ------------ ------------ ------------ -------------
Commercial:
   Energy                                       $  332,770   $   289,011  $   219,909  $   213,301  $   214,670
   Manufacturing                                   201,918       144,228      142,650      113,140      107,323
   Wholesale/retail                                242,156       231,215      201,212      146,152      123,814
   Agriculture                                     151,525       125,097      103,165       89,791       73,729
   Services                                        465,317       324,737      276,500      211,713      185,788
   Other commercial and industrial                 105,714       127,089      143,143      129,196      117,245
Commercial real estate:
   Construction and land development               102,800        67,826       50,389       39,398       42,347
   Multifamily                                     100,422       147,814      141,494      106,197       51,265
   Other real estate loans                         274,579       212,386      190,530      179,084      179,217
Residential mortgage:
   Secured by 1-4 family residential properties    419,139       388,820      395,941      343,969      227,799
   Residential mortgages held for sale              78,669        95,332       72,412       40,909      189,786
Consumer                                           290,084       241,025      257,023      231,203      165,572
----------------------------------------------- ------------- ------------ ------------ ------------ -------------
     Total                                      $2,765,093    $2,394,580   $2,194,368   $1,844,053   $1,678,555
==================================================================================================================

     BOK Financial monitors loan performance on a portfolio and individual loan basis. Nonperforming loans are reviewed at least quarterly and are discussed subsequently under the caption "Nonperforming Assets". The loan review process involves evaluating the credit worthiness of customers and their ability, based upon current and anticipated economic conditions, to meet future principal and interest payments. Loans may be identified which possess more than the normal amount of risk due to deterioration in the financial condition of the borrower or the value of the collateral. Because the borrowers are performing in accordance with the original terms of the loan agreements and no loss of principal or interest is anticipated, such loans are not included in the Nonperforming Assets totals. These loans are assigned to various risk categories in order to focus management's attention on the loans with higher risk of loss. At December 31, 1997, loans totaling $57 million were assigned to the substandard risk category and loans totaling $68 million were assigned to the special mention risk category, compared to $40 million and $62 million, respectively, at December 31, 1996.
     During 1997, BOK Financial made, on a limited and strategically selective basis, certain new loans which were classified as special mention at inception. These loans were to borrowers whose banking relationships were being displaced by merger activity in BOK Financial's primary markets. Generally, the criteria for such loans included a long-term, stable operating history with credit deficiencies which are expected to be temporary. Management expects to build a long-term banking relationship with these customers by meeting their credit needs at this time. A total of $32.4 million was committed under this program. Subsequently, $20.6 million was upgraded to pass due to improved performance by the borrowers, $11.1 million remain assigned to the special mention category and $700 thousand was paid.

 Table 9 Loan Maturity and Interest Rate
         Sensitivity on December 31, 1997
         (In Thousands)
                                                   Remaining Maturities of Selected Loans
                                                    --------------------------------------
                                          Total     Within 1 Year  1-5 Years   After 5 Years
                                        ----------- -------------- ----------- --------------
Loan maturity:
   Commercial                           $1,499,400    $663,864      $652,241     $183,295
   Commercial real estate                  477,801     156,114       249,337       72,350
--------------------------------------- ----------- ------------- ------------ -----------
     Total                              $1,977,201    $819,978      $901,578     $255,645
==========================================================================================
Interest rate sensitivity for selected loans with:
  Predetermined interest rates          $  362,163   $  85,800      $212,443    $  63,920
  Floating or adjustable interest rates  1,615,038     734,178       689,135      191,725
--------------------------------------- ----------- ------------- ------------ -----------
       Total                            $1,977,201    $819,978      $901,578     $255,645
==========================================================================================

SUMMARY OF LOAN LOSS EXPERIENCE

     The reserve for loans losses, which is available to absorb losses inherent in the loan portfolio, totaled $53 million at December 31, 1997, compared to $45 million at December 31, 1996. This represents 1.98% and 1.96% of total loans, excluding loans held for sale, at December 31, 1997 and 1996, respectively. Losses on loans held for sale, principally mortgage loans accumulated for placement in securitized pools, are charged to earnings through adjustments in carrying value to the lower of cost or market value in accordance with accounting standards applicable to mortgage banking. Table 10 presents statistical information regarding the reserve for loan losses for the past five years.

Table 10   Summary of Loan Loss Experience
           (Dollars In Thousands)
                                                                                   BOK Financial
                                                         -------------------------------------------------------------------
                                                             1997         1996          1995         1994         1993
                                                         -------------------------------------------------------------------
Beginning balance                                           $45,148      $38,287      $38,271       $37,261      $35,100
   Loans charged-off:
     Commercial                                               3,343        2,318          753         1,112        4,089
     Commercial real estate                                     698          523          171           227        1,195
     Residential mortgage                                       409          237          190           553          548
     Consumer                                                 4,753        3,432        2,874         1,345          690
----------------------------------------------------------------------------------------------------------------------------
       Total                                                  9,203        6,510        3,988         3,237        6,522
----------------------------------------------------------------------------------------------------------------------------
   Recoveries of loans previously charged-off:
     Commercial                                               2,530        3,747        1,579         1,366        2,204
     Commercial real estate                                     957        4,113          987           972          828
     Residential mortgage                                       555          262          373           157          151
     Consumer                                                 1,563          982          834           602          482
----------------------------------------------------------------------------------------------------------------------------
       Total                                                  5,605        9,104        3,773         3,097        3,665
----------------------------------------------------------------------------------------------------------------------------
   Net loans charged-off                                      3,598       (2,594)         215           140        2,857
   Provision for loan losses                                  9,026        4,267          231           195        3,376
   Additions due to acquisitions                              2,525            -            -           955        1,642
----------------------------------------------------------------------------------------------------------------------------
Ending balance                                              $53,101      $45,148      $38,287       $38,271      $37,261
============================================================================================================================
Reserve to loans outstanding at year-end(1)                    1.98%        1.96%        1.80%         2.12%        2.50%
Net loan losses to average loans                                .14         (.12)         .01           .01          .18
Provision for loan losses to average loans                      .35          .19          .01           .01          .22
Recoveries to gross charge-offs                               60.90%      139.85%       94.61%        95.68%       56.19%
Reserve as a multiple of net charge-offs                      14.76x      (17.40)x     178.08x       273.36x       13.04x
----------------------------------------------------------------------------------------------------------------------------
Problem Loans
----------------------------------------------------------------------------------------------------------------------------
Loans past due (90 days)                                    $17,971      $18,816     $  9,379      $  7,667     $  5,482
Nonaccrual                                                   18,767       18,835       29,288        20,114        9,124
Renegotiated                                                    207            -            -             -        1,323
----------------------------------------------------------------------------------------------------------------------------
       Total                                                $36,945      $37,651      $38,667       $27,781      $15,929
----------------------------------------------------------------------------------------------------------------------------
Foregone interest on nonaccrual loans                       $ 2,882      $ 2,975      $ 2,928       $ 1,392      $ 1,238
----------------------------------------------------------------------------------------------------------------------------

(1) Excludes residential mortgage loans held for sale which are carried at the lower of aggregate cost or market value.

     The adequacy of the reserve for loan losses is assessed by management based upon an evaluation of the current risk characteristics of the loan portfolio including current economic conditions, historical experience, collateral valuation, changes in the composition of the portfolio and other relevant factors. A provision for loan losses is charged against earnings in amounts necessary to maintain the adequacy of the reserve for loan losses. These provisions totaled $9.0 million for 1997, $4.3 million for 1996 and $0.2 million for 1995. The increased provision for 1997 reflected management's assessment of increased risk of loan losses, due primarily to continued growth in the loan portfolio and in criticized assets, geographic expansion of BOK Financial's market area to include North Texas and New Mexico, and an expectation that economic activities will moderate in BOK Financial's primary market areas. Additionally, net loan charge-offs were $3.6 million 1997 compared to net loan recoveries of $2.6 million in 1996 and net loan charge-offs of $215 thousand and $140 thousand in 1995 and 1994, respectively.
     Table 11 presents management's allocation of the year-end reserve for loan losses for the past five years. The changes in the various allocations reflect the changing composition of the loan portfolio and the changing economic environment in BOK Financial's market area. In addition to reserves allocated to specific loans or categories of loans, reserves are maintained for other relevant factors such as national and local economic conditions and the nature and volume of the loan portfolio.


Table 11    Loan Loss Reserve Allocation
            (Dollars in Thousands)
                                                                     December 31,
                                 1997                1996                1995                 1994                1993
                          ------------------- ------------------- -------------------- ------------------- -------------------
                                       % of                % of                % of                % of                % of
                           Reserve   Loans(1)   Reserve  Loans(1)   Reserve  Loans(1)   Reserve  Loans(1)   Reserve   Loans(1)
                          ---------- -------- ---------- -------- ---------- --------- ---------- -------- --------- ---------
  Loan category:
     Commercial            $28,281     55.81   $25,191     53.99   $25,646     51.21    $23,633     50.09   $20,344    55.25
     Commercial real estate  3,233     17.79     3,907     18.62     3,774     18.02      2,524     18.01     2,755    18.33
     Residential mortgage    1,778     15.60     1,651     16.91       638     18.66        556     19.08       620    15.30
     Consumer                5,728     10.80     5,174     10.48     2,556     12.11      3,436     12.82     1,795    11.12
     Nonspecific allocation 14,081        -      9,225        -      5,673        -       8,122        -     11,747       -
  ----------------------- ---------- -------- ---------- -------- ---------- --------- ---------- -------- --------- ---------
     Total                 $53,101   100.00    $45,148    100.00   $38,287   100.00     $38,271    100.00   $37,261   100.00
  ============================================================================================================================

(1)  Excludes residential mortgage loans held for sale which are carried at the lower of aggregate cost or market value.

NONPERFORMING ASSETS

     Information regarding nonperforming assets, which were $42 million at December 31, 1997 and 1996, is presented in Table 12. Nonperforming loans include nonaccrual loans, loans 90 days or more past due and renegotiated loans. Loans 90 days or more past due included $14.5 million of residential mortgage loans guaranteed by agencies of the U.S. Government. These loans were purchased from various investors to minimize operating costs. See Note 5 to the Consolidated Financial Statements for additional information.

 Table 12  Nonperforming Assets
           (Dollars in Thousands)                                           December 31,
                                                  ------------------------------------------------------------------
                                                      1997         1996         1995         1994          1993
                                                  ------------- ------------ ------------ ------------ -------------
 Nonperforming loans
   Nonaccrual loans:
    Commercial                                      $12,717       $13,494      $14,646      $11,238     $  2,383
     Commercial real estate                            2,960         2,313       10,621        5,273        4,854
     Residential mortgage                              2,441         2,495        2,794        2,916        1,788
     Consumer                                            649           533        1,227          687           99
------------------------------------------------- ------------- ------------ ------------ ------------ -------------
       Total nonaccrual loans                         18,767        18,835       29,288       20,114        9,124
   Loans past due (90 days) (1)                       17,971        18,816        9,379        7,667        5,482
   Renegotiated loans                                    207             -            -            -        1,323
------------------------------------------------- ------------- ------------ ------------ ------------ -------------
     Total nonperforming loans                        36,945        37,651       38,667       27,781       15,929
------------------------------------------------- ------------- ------------ ------------ ------------ -------------
Other nonperforming assets:
   Commercial real estate                              2,395         2,586        3,023        3,245        5,915
   Other                                               2,863         1,990          376          855        1,608
------------------------------------------------- ------------- ------------ ------------ ------------ -------------
     Total other nonperforming assets                  5,258         4,576        3,399        4,100        7,523
------------------------------------------------- ------------- ------------ ------------ ------------ -------------
   Total nonperforming assets                        $42,203       $42,227      $42,066      $31,881      $23,452
====================================================================================================================
Ratios:
   Reserve for loan losses to nonperforming loans     143.73%       119.91%       99.02%      137.76%      233.92%
   Nonperforming loans to period-end loans (2)          1.38          1.64         1.82         1.54         1.07
------------------------------------------------- ------------- ------------ ------------ ------------ -------------

 1    Includes residential mortgages guaranteed by
      agencies of the U.S. Government.               $14,468       $13,932     $  6,754     $  6,549     $  3,546
 2    Excludes residential mortgage loans held for sale.

LEASING AND MEZZANINE FINANCING

     During 1997, BOK Financial expanded its interests in leasing and mezzanine financing through its subsidiary, BOK Capital Services Corporation. ("BCS"). BCS engages in financing activities which generally have a higher return potential but which have a higher risk of loss than those normally permissible for banks. Most notably, at December 31, 1997, other assets included $23.4 million of natural gas compression and other equipment which is being leased to various customers by entities in which BCS is a general partner. The terms of these leases are generally much shorter than the estimated useful lives of the equipment. Therefore, as each lease expires, there is a risk that the remaining net book value of the equipment may not be recovered based upon market conditions and re-leasing opportunities at that time.

DEPOSITS

     Average deposits for 1997 increased $345 million compared to 1996. Excluding acquisitions, average deposits increased $55 million or 1.8%. Demand deposits and interest-bearing transaction accounts increased by $29 million and $112 million, respectively, while certificates of deposit decreased by $82 million. These changes reflect BOK Financial's deposit pricing decisions to lower its overall cost of funds.

Table 13     Deposit Analysis
             (In Thousands)
                                       Average Balances
                                   --------------------------
                                       1997         1996
                                   ------------- ------------
Core deposits                      $2,422,803    $2,287,298
Public funds                          330,757       273,312
Uninsured deposits                    718,315       565,170
---------------------------------- ------------- ------------
    Total                          $3,471,875    $3,125,780
=============================================================

     As shown in Table 13, average core deposits increased $135 million to $2.4 billion. This represented 69.8% of total deposits in 1997 compared to 73.2% for 1996. Concurrently, uninsured deposits increased to 20.7% of total deposits for 1997 compared to 18.1% in 1996. Average uninsured deposits included approximately $141 million of brokered deposits. Uninsured deposits as used in this presentation is based on a simple analysis of account balances and does not reflect combined ownership and other account styling that would determine insurance based on FDIC regulations.

     BOK Financial competes for deposits by offering a broad range of products and services to its customers. While this includes offering interest rates and fees which are competitive with other financial institutions, the primary means of competing for deposits is convenience and service to the customers. During 1997, BOk opened 7 branches with extended hours in local supermarkets. BOK Financial plans to open 3 new supermarket branches in 1998 to further enhance customer convenience.

Table 14   Maturity of Domestic CDs and Public Funds in
           Amounts of $100,000 or More
           (In Thousands)
                                           December 31,
                                    --------------------------
                                       1997          1996
                                    ------------ -------------
  Months to maturity:
   3 or less                          $119,011    $  66,872
   Over 3 through 6                    139,958      195,339
   Over 6 through 12                   272,554      140,777
   Over 12                             178,095      157,000
  --------------------------------- ------------ -------------
      Total                           $709,618     $559,988
  ============================================================

BORROWINGS

     BOk issued $150 million of 10-year subordinated notes, discounted to a cost of 7.2% during the third quarter of 1997. These notes are unsecured obligations of BOk and are not insured by the FDIC or any other government agency and are not guaranteed by BOK Financial. Standard & Poors Rating Service rated the notes as BBB; Moody's Investor Service, Baa3; and Thomson Bank Watch, A-. Concurrent with the issuance of these notes, $50 million was paid as dividends to BOK Financial to repay existing debt, including a $20 million subordinated debenture due to an affiliate of George B. Kaiser, BOK Financial's principal shareholder. The remaining proceeds were retained by BOk to fund future growth. BOk entered into 10-year interest rate swaps with a notional amount of $100 million to change the cost of these notes from fixed rate to variable rate. BOk receives a fixed weighted average rate of 6.77% on these swaps and pays the one month LIBOR.

     Average borrowings, excluding the subordinated notes, increased $294 million over 1996 and represented 21.4% of all funding sources, up from 18.5% in 1996. See Note 9 to the Consolidated Financial Statements for additional information.

CAPITAL

     Equity capital for BOK Financial averaged $394 million and $322 million for 1997 and 1996, respectively. The $72 million increase resulted from 1997 earnings and a $9 million increase in unrealized gains on available for sale securities. This increase in equity capital, the previously discussed subordinated notes, and available lines of credit which total $28 million are adequate to fund anticipated growth for 1998. See Note 15 to the Consolidated Financial Statements for additional information.

     On February 25, 1998, BOK Financial announced that its board of directors approved a common stock repurchase program to purchase up to 200,000 shares. The purchases will be made from time-to-time in accordance with SEC Rule 10(b)18 transactions.

MARKET RISK

     Market risk is a broad term related to the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices, or equity prices. Financial instruments which are subject to market risk can be classified either as held for trading or held for purposes other than trading.

     BOK Financial is subject to market risk primarily through the effect of changes in interest rates on its portfolio of assets held for purposes other than trading. Neither the effect of other changes, such as foreign exchange rates, commodity prices or equity prices, nor the effect of market risk on financial instruments held for trading purposes, is material to BOK Financial. The responsibility for managing market risk rests with the Asset/Liability Committee which operates under policy guidelines which have been established by the Board of Directors. These guidelines limit the negative acceptable variation in net interest revenue and economic value of equity due to a 200 basis point increase or decrease in interest rates to +/- 10%, establish maximum levels for short-term borrowings, short-term assets, and public and brokered deposits, and establish minimum levels for unpledged assets, among other things. Compliance with these guidelines is reviewed monthly. At December 31, 1997, BOK Financial is within all guidelines established under these policies.

     BOK  Financial  performs a  sensitivity  analysis to identify  more dynamic interest rate risk exposures, including embedded option positions, on net interest revenue, net income and economic value of equity. A simulation model is used assuming expected interest rates over the next twelve months based upon both a "most likely" rate scenario and on two "shock test" scenarios, the first assuming a sustained parallel 200 basis point increase and the second a sustained parallel 200 basis point decrease in interest rates. An independent source is used to determine the most likely interest rates for the next year. BOK Financial's primary interest rate exposures include the Federal Reserve Bank's discount rate which affects short-term borrowings, the prime lending rate and the London InterBank Offering Rate ("LIBOR") which are the basis for much of the variable-rate loan pricing and the 30-year mortgage rate which directly affects the prepayment speeds for mortgage-backed securities and mortgage servicing rights. Derivative financial instruments and other financial instruments used for purposes other than trading are included in this simulation. In addition, sensitivity of fee income to market interest rate levels, such as those related to cash management services and mortgage servicing, are included. The model incorporates management's assumptions regarding the level of interest rate or balance changes on indeterminable maturity deposits (demand deposits, interest-bearing transaction accounts and savings accounts) for a given level of market rate changes. The assumptions have been developed through a combination of historical analysis and future expected pricing behavior. Interest rate swaps on all products are included to the extent that they are effective in the 12-month simulation period. Additionally, changes in prepayment behavior of mortgage-backed securities, residential mortgage loans and mortgage servicing in each rate environment are captured using industry estimates of prepayment speeds for various coupon segments of the portfolio. Finally, the impact of planned growth and new business activities is factored into the simulation model. At December 31, 1997, this modeling indicated interest rate sensitivity compared to a constant interest rate scenario as follows:

                                 200 bp   200 bp      Most
                                Increase Decrease    Likely
                               --------- ---------- ----------
Anticipated impact over the next twelve months:
     Net interest revenue      $  2,801  $  (1,880) $    814

                                   1.5%      (1.0%)     0.4%
------------------------------ --------- ---------- ----------
     Net income                $  4,844  $(23,706)  $    492
                                    6.7%    (32.7%)      0.7%
------------------------------ --------- ---------- ----------
     Economic value of equity  $ 20,264  $  7,780   $ (2,719)
                                    3.0%      1.1%      (0.4%)
------------------------------ --------- ---------- ----------

     The estimated changes in interest rates on net interest revenue or economic value of equity is not projected to be significant within the +/- 200 basis point range of assumptions. However, this modeling indicated that under the 200 basis point decrease scenario, the after-tax value of BOK Financial's capitalized mortgage loan servicing rights would decrease by $22.5 million. While this decrease in value would largely be offset by an increase in the value of the securities portfolio, current accounting principles require that the decreased value of mortgage loan servicing rights be charged to earnings while the increased value of available for sale securities be credited to shareholders' equity. The result is a projected decrease in net income of $23.7 million or 32.7% compared to projected net income assuming no changes in interest rates.
     The simulation is based on numerous assumptions regarding the effect of changes in interest rates on the timing and extent of repricing characteristics, future cash flows and customer behavior. These assumptions are inherently uncertain and, as a result, the model cannot precisely estimate net interest revenue, net income or economic value of equity or precisely predict the impact of higher or lower interest rates on net interest revenue, net income or economic value of equity. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.
     BOK Financial uses interest rate swaps, a form of off-balance sheet derivative product, in managing its interest rate sensitivity. These products are generally used to more closely match interest paid on certain long-term certificates of deposit and subordinated debt with earning assets. BOK Financial accrues and periodically receives a fixed amount from the counterparties to these swaps and accrues and periodically makes a variable payment to the counterparties. During 1997, income from these swaps exceeded the cost of the swaps by $1.2 million. Credit risk from these swaps is closely monitored and counterparties to these contracts are selected on the basis of their credit worthiness, among other factors. Derivative products are not used for speculative purposes. See Note 14 to the Consolidated Financial Statements for additional information.

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

     The Board of Directors of BOK Financial maintains a Risk Oversight and Audit Committee consisting of outside directors that meet periodically with management and BOK Financial's internal and independent auditors. The Committee considers the audit and nonaudit services to be performed by the independent auditors, makes arrangements for the internal and independent audits and recommends BOK Financial's selection of independent auditors. The Committee also reviews the results of the internal and independent audits, considers and approves certain of BOK Financial's accounting principles and practices, and reviews various shareholder reports and other reports and filings.

     Ernst & Young LLP, certified public accountants, have been engaged to audit the consolidated financial statements of BOK Financial and its subsidiaries. Their audit is conducted in accordance with generally accepted auditing standards and their report on BOK Financial's consolidated financial statements is set forth below.


REPORT OF INDEPENDENT AUDITORS

     We  have  audited  the  accompanying  consolidated  balance  sheets  of BOK
Financial Corporation as of December 31, 1997 and 1996, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BOK Financial Corporation at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                    /s/Ernst & Young LLP
                                    Tulsa, Oklahoma
                                    January 27, 1998

                                                  BOK FINANCIAL CORPORATION

Consolidated Statements of Earnings
(In Thousands Except Share Data)
                                                                                1997              1996              1995
                                                                          ----------------- ----------------- -----------------
Interest Revenue
Loans                                                                          $227,044          $196,309          $179,052
Taxable securities                                                               97,416            77,588            83,076
Tax-exempt securities                                                            16,809            14,665            12,075
------------------------------------------------------------------------- ----------------- ----------------- -----------------
    Total securities                                                            114,225            92,253            95,151
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Trading securities                                                                  287               340               242
Funds sold and resell agreements                                                  2,992             1,630               996
------------------------------------------------------------------------- ----------------- ----------------- -----------------
    Total interest revenue                                                      344,548           290,532           275,441
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Interest Expense
Deposits                                                                        122,042           118,066            97,739
Borrowed funds                                                                   62,740            45,027            62,086
Subordinated debenture                                                            4,166                 -               352
------------------------------------------------------------------------- ----------------- ----------------- -----------------
    Total interest expense                                                      188,948           163,093           160,177
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Net Interest Revenue                                                            155,600           127,439           115,264
Provision for Loan Losses                                                         9,026             4,267               231
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Net Interest Revenue After Provision for Loan Losses                            146,574           123,172           115,033
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Other Operating Revenue
Brokerage and trading revenue                                                     9,556             7,896             6,046
Transaction card revenue                                                         19,339            14,298            11,045
Trust fees and commissions                                                       24,062            21,638            19,363
Service charges and fees on deposit accounts                                     28,651            24,104            21,152
Mortgage banking revenue                                                         32,235            26,234            20,336
Leasing revenue                                                                   5,861             2,236               586
Other revenue                                                                    10,013            10,769             9,512
------------------------------------------------------------------------- ----------------- ----------------- -----------------
    Total fees and commissions                                                  129,717           107,175            88,040
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Gain on student loan sales                                                        1,311             1,069               762
Gain (loss) on branch sales                                                           -              (325)            1,170
Gain (loss) on securities                                                        (1,329)           (2,607)            1,174
------------------------------------------------------------------------- ----------------- ----------------- -----------------
    Total other operating revenue                                               129,699           105,312            91,146
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Other Operating Expense
Personnel expense                                                                87,728            71,945            67,298
Business promotion                                                                8,657             6,372             6,039
Contribution of stock to BOk Charitable Foundation                                3,638                 -                 -
Professional fees and services                                                    6,769             5,406             5,898
Net occupancy, equipment and data processing expense                             35,614            30,831            27,324
FDIC and other insurance                                                          1,293             1,740             4,406
Special deposit insurance assessment                                                  -             3,820                 -
Printing, postage and supplies                                                    7,783             6,792             6,340
Net gains and operating expenses on repossessed assets                           (3,849)           (4,552)           (3,098)
Amortization on intangible assets                                                 8,824             5,411             5,992
Write-off of core deposit intangible assets related to SAIF-insured                   -             3,821                 -
deposits
Mortgage banking costs                                                           19,968            15,473            11,990
Provision for impairment of mortgage servicing rights                             4,100               361               539
Other expense                                                                    14,641            11,608             9,478
------------------------------------------------------------------------- ----------------- ----------------- -----------------
    Total other operating expense                                               195,166           159,028           142,206
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Income Before Taxes                                                              81,107            69,456            63,973
Federal and state income tax                                                     16,482            15,329            14,768
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Net Income                                                                    $  64,625         $  54,127         $  49,205
===============================================================================================================================
Earnings Per Share:
    Basic:
       Net income                                                           $      2.89       $      2.41       $      2.19
------------------------------------------------------------------------- ----------------- ----------------- -----------------
    Diluted:
       Net income                                                           $      2.58       $      2.18       $      1.99
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Average Shares Used in Computation:
    Basic                                                                    21,860,260        21,808,828        21,787,884
    Diluted                                                                  25,022,018        24,792,653        24,742,885
------------------------------------------------------------------------- ----------------- ----------------- -----------------
See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets
(In Thousands Except Share Data)

                                                                                           December 31,
                                                                                  -------------------------------
                                                                                       1997            1996
                                                                                  ---------------- --------------
Assets
 Cash and due from banks                                                           $   371,321      $   322,791
 Funds sold and resell agreements                                                       18,005           44,760
 Trading securities                                                                      4,999            6,454
 Securities:
     Available for sale                                                              1,749,411        1,459,122
     Investment (fair value: 1997 - $214,125; 1996 - $199,549)                         213,111          198,408
 -------------------------------------------------------------------------------- ---------------- --------------
     Total securities                                                                1,962,522        1,657,530
 -------------------------------------------------------------------------------- ---------------- --------------
 Loans                                                                               2,765,093        2,394,580
 Less reserve for loan losses                                                           53,101           45,148
 -------------------------------------------------------------------------------- ---------------- --------------
      Net loans                                                                      2,711,992        2,349,432
 -------------------------------------------------------------------------------- ---------------- --------------
 Premises and equipment, net                                                            65,478           47,479
 Accrued revenue receivable                                                             50,754           46,020
 Excess cost over fair value of net assets acquired and core deposit premiums
      (net of accumulated amortization: 1997 - $39,582;1996 - $30,758)                  67,796           28,276
 Mortgage servicing rights, net                                                         83,890           61,544
 Real estate and other repossessed assets                                                5,258            4,576
 Other assets                                                                           57,627           51,838
 -------------------------------------------------------------------------------- ---------------- --------------
      Total assets                                                                  $5,399,642       $4,620,700
 ================================================================================================================
 Liabilities and Shareholders' Equity
 Noninterest-bearing demand deposits                                                $  881,029       $  696,853
 Interest-bearing deposits:
      Transaction                                                                    1,124,288          954,546
      Savings                                                                          106,900           97,019
      Time                                                                           1,615,862        1,508,337
 -------------------------------------------------------------------------------- ---------------- --------------
      Total deposits                                                                 3,728,079        3,256,755
 -------------------------------------------------------------------------------- ---------------- --------------
 Funds purchased and repurchase agreements                                             631,815          669,176
 Other borrowings                                                                      394,087          277,128
 Subordinated debenture                                                                148,356                -
 Accrued interest, taxes and expense                                                    39,998           46,047
 Other liabilities                                                                      21,830           11,628
 -------------------------------------------------------------------------------- ---------------- --------------
      Total liabilities                                                              4,964,165        4,260,734
 -------------------------------------------------------------------------------- ---------------- --------------
 Shareholders' equity:
      Preferred stock                                                                       23               23
      Common stock ($.00006 par value; 2,500,000,000 shares authorized; issued:
         1997 - 21,975,747; 1996 - 21,148,729)                                               1                1
      Capital surplus                                                                  208,327          176,093
      Retained earnings                                                                218,629          182,892
      Treasury stock (shares at cost:
         1997 - 66,377; 1996 - 16,834)                                                  (2,190)            (428)
      Unrealized net gain on securities available for sale                              10,691            1,472
      Notes receivable from exercise of stock options                                       (4)             (87)
 -------------------------------------------------------------------------------- ---------------- --------------
      Total shareholders' equity                                                       435,477          359,966
 -------------------------------------------------------------------------------- ---------------- --------------
               Total liabilities and shareholders' equity                           $5,399,642       $4,620,700
 ================================================================================================================

See accompanying notes to consolidated financial statements.

                                                  BOK FINANCIAL CORPORATION

Consolidated Statements of Changes in Shareholders' Equity
(In Thousands)

                                                    Preferred Stock Common Stock
                                                   ---------------- ------------
                                                   Shares   Amount Shares Amount
                                                   -----------------------------

December 31, 1994                                   250,000  $ 13   19,735  $  1

Net income                                                -     -        -     -
Director retainer shares                                  -     -        8     -
Issuance of common stock to Thrift Plan                   -     -        3     -
Exercise of stock options                                 -     -        6     -
Payments on stock options notes receivable                -     -        -     -
Issuance of preferred stock                             102    10        -     -
Dividends paid in shares of common stock:
     Preferred stock                                      -     -       70     -
     Common stock                                         -     -      594     -
Unrealized net gain on securities available for sale      -     -        -     -
                                                    ----------------------------

December 31, 1995                                   250,102    23   20,416     1

Net income                                                -     -        -     -
Director retainer shares                                  -     -        8     -
Exercise of stock options                                 -     -       41     -
Payments on stock options notes receivable                -     -        -     -
Cash dividends paid on preferred stock                    -     -        -     -
Dividends paid in shares of common stock:
     Preferred stock                                      -     -       69     -
     Common stock                                         -     -      615     -
Unrealized net gain on securities available for sale      -     -        -     -
                                                    ----------------------------

December 31, 1996                                   250,102    23   21,149     1

Net income                                                -     -        -     -
Director retainer shares                                  -     -        8     -
Issuance of common stock to Thrift Plan                   -     -       18     -
Exercise of stock options                                 -     -      108     -
Payments on stock options notes receivable                -     -        -     -
Dividends paid in shares of common stock:
     Preferred stock                                      -     -       54     -
     Common stock                                         -     -      639     -
Unrealized net gain on securities available for sale      -     -        -     -
                                                    ----------------------------
December 31, 1997                                   250,102   $23   21,976  $  1
================================================================================

(1) Notes receivable from exercise of stock options.

See accompanying notes to consolidated financial statements.

(In Thousands)

Capital     Retained      Treasury Stock      Unrealized     Notes
                       --------------------
Surplus     Earnings   Shares      Amount    Gain (Loss)  Receivable(1)  Total
--------------------------------------------------------------------------------

 $142,718    $111,878      -    $       -     $(17,423)     $(285)     $236,902

        -      49,205      -            -            -          -        49,205
      157           -      -            -            -          -           157
       70           -      -            -            -          -            70
      104           -      -            -            -          -           104
        -           -      -            -            -        131           131
        -           -      -            -            -          -            10

    1,500      (1,500)     -            -            -          -             -
   12,846     (12,856)     -            -            -          -           (10)
        -           -      -            -       14,996          -        14,996
--------------------------------------------------------------------------------

  157,395     146,727      -            -       (2,427)      (154)      301,565

        -      54,127      -            -            -          -        54,127
      173           -      -            -            -          -           173
      569           -     17         (419)           -          -           150
        -           -      -            -            -         67            67
        -          (3)     -            -            -          -            (3)

    1,500      (1,500)     -            -            -          -             -
   16,456     (16,459)     -           (9)           -          -           (12)
        -           -      -            -        3,899          -         3,899
--------------------------------------------------------------------------------

  176,093     182,892     17         (428)       1,472        (87)      359,966

        -      64,625      -            -            -          -        64,625
      256           -      -            -            -          -           256
      715           -      -            -            -          -           715
    2,315           -     47       (1,681)           -          -           634
        -           -      -            -            -         83            83

    1,500      (1,500)     -            -            -          -             -
   27,448     (27,388)     2          (81)           -          -           (21)
        -           -      -            -        9,219          -         9,219
--------------------------------------------------------------------------------
 $208,327    $218,629     66      $(2,190)    $ 10,691    $    (4)     $435,477
================================================================================

                                                  BOK FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

                                                                                         1997          1996         1995
                                                                                      ------------ ------------- ------------
Cash Flows From Operating Activities:
    Net income                                                                        $   64,625   $  54,127     $  49,205
       Adjustments  to  reconcile  net  income to net cash  provided  by  operating activities:
        Provisions for loan and repossessed real estate losses                             9,026       4,281           231
        Provisions for mortgage servicing rights                                           4,100         361           539
        Depreciation and amortization                                                     32,389      23,693        19,612
        Write-off of core deposit intangible assets                                            -       3,821             -
        Net amortization of securities
           discounts and premiums                                                          2,926       2,935         1,929
        Net gain on sale of assets                                                        (7,632)     (2,803)       (4,742)
        Contribution of stock to BOk Charitable Foundation                                 3,638           -             -
        Mortgage loans originated for resale                                            (830,132)   (714,447)     (519,392)
        Proceeds from sale of mortgage loans held for resale                             850,366     693,012       486,347
        (Increase) decrease in trading securities                                          1,455       1,323        (5,242)
        (Increase) decrease in accrued revenue receivable                                    883      (4,899)          277
        (Increase) decrease in other assets                                                6,607      (2,499)          701
        Decrease in accrued interest, taxes and expense                                  (12,909)     (3,644)       (8,176)
        Increase in other liabilities                                                      3,847       1,033         2,275
------------------------------------------------------------------------------------- ------------ ------------- ------------
Net cash provided by operating activities                                                129,189      56,294        23,564
------------------------------------------------------------------------------------- ------------ ------------- ------------
Cash Flows From Investing Activities:
    Proceeds from sales of available-for-sale securities                               1,026,464     484,436       134,109
    Proceeds from maturities of investment securities                                     25,904      25,284        17,242
    Proceeds from maturities of available-for-sale securities                            231,267     226,162       193,855
    Purchases of investment securities                                                   (40,701)    (44,890)      (29,566)
    Purchases of available for sale securities                                        (1,390,255)   (801,999)     (250,320)
    Loans originated or acquired net of principal collected                             (256,328)   (201,139)     (357,736)
    Proceeds from sales of assets                                                         14,048      30,547        43,426
    Purchases of assets                                                                  (74,341)    (36,802)      (33,439)
    Cash and cash equivalents of subsidiaries and branches acquired and sold, net         12,365        (200)      (19,371)
------------------------------------------------------------------------------------- ------------ ------------- ------------
Net cash used by investing activities                                                   (451,577)   (318,601)     (301,800)
------------------------------------------------------------------------------------- ------------ ------------- ------------
Cash Flows From Financing Activities:
    Net increase in demand deposits, transaction
      deposits, and savings accounts                                                     126,326     211,353        12,042
    Net increase (decrease) in certificates of deposit                                      (592)    107,693       318,100
    Net increase (decrease) in other borrowings                                           68,406      (1,502)      (26,528)
    Repayment of subordinated debenture                                                  (20,000)          -       (23,000)
    Issuance of subordinated debt                                                        168,356           -             -
    Issuance of preferred, common and treasury stock, net                                  1,584         311           331
    Dividends on preferred stock                                                               -          (3)            -
    Payments on notes receivable                                                              83          67           131
------------------------------------------------------------------------------------- ------------ ------------- ------------
Net cash provided by financing activities                                                344,163     317,919       281,076
------------------------------------------------------------------------------------- ------------ ------------- ------------
Net increase in cash and cash equivalents                                                 21,775      55,612         2,840
Cash and cash equivalents at beginning of period                                         367,551     311,939       309,099
------------------------------------------------------------------------------------- ------------ ------------- ------------
Cash and cash equivalents at end of period                                            $  389,326    $367,551      $311,939
=============================================================================================================================

Cash paid for interest                                                                $  186,339    $163,777      $157,398
=============================================================================================================================
Cash paid for taxes                                                                       20,167      21,375        10,954
=============================================================================================================================
Net loans transferred to repossessed real estate                                           2,584       2,043         2,159
=============================================================================================================================
Payment of dividends in common stock                                                      28,948      17,956        14,346
=============================================================================================================================

 See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

(1) Significant Accounting Policies

BASIS OF PRESENTATION
     The Consolidated Financial Statements of BOK Financial Corporation ("BOK Financial") have been prepared in conformity with generally accepted accounting principles, including general practices of the banking industry. The consolidated financial statements include the accounts of BOK Financial and its subsidiaries, principally Bank of Oklahoma, N.A. and its subsidiaries ("BOk"), Bank of Texas, N.A. (formerly First National Bank of Park Cities and First Texas
Bank), and Bank of Arkansas, N.A. ("BOA"). Certain prior year amounts have been reclassified to conform to current year classifications.

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

USE OF ESTIMATES
     Preparation of BOK Financial's consolidated financial statements requires management to make estimates of future economic activities, including interest rates, loan collectibility and prepayments and cash flows from customer accounts. These estimates are based upon current conditions and information available to management. Actual results may differ significantly from these estimates.

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

LOANS
     Loans are either secured or unsecured based on the type of loan and the financial condition of the borrower. Repayment is generally expected from cash flow or proceeds from the sale of selected assets of the borrower; however, BOK Financial is exposed to risk of loss on loans due to the borrower's difficulties, which may arise from any number of factors including problems within the respective industry or local economic conditions. Access to collateral, in the event of borrower default, is reasonably assured through adherence to applicable lending laws and through sound lending standards and credit review procedures.
     Interest is accrued at the applicable interest rate on the principal amount outstanding. Loans are placed on nonaccrual status when, in the opinion of management, full collection of principal or interest is uncertain, generally when the collection of principal or interest is 90 days or more past due. Interest previously accrued but not collected is charged against interest income when the loan is placed on nonaccrual status. Payments on nonaccrual loans are applied to principal or reported as interest income, according to management's judgment as to the collectibility of principal.
     Loan origination and commitment fees, and direct loan origination costs when significant, are deferred and amortized as an adjustment to yield over the life of the loan or over the commitment period, as applicable.
     During 1997, BOK Financial adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("FAS 125"). FAS 125 established new rules for determining whether a transfer of financial assets, such as loans, constitutes a sale and, if so, the determination of any resulting gains or losses. BOK Financial has modified its loan participation agreements to be in accordance with the sales criteria of FAS 125.
     Mortgage loans held for sale are carried at the lower of aggregate cost or market value, including estimated losses on unfunded commitments and gains or losses on related forward sales contracts.

RESERVE FOR LOAN LOSSES
     The reserve for loan losses is maintained at a level that, in the opinion of management, is adequate to absorb losses inherent in the loan portfolio. The adequacy of the reserve for loan losses is determined by management based upon evaluation of the individual credits in the loan portfolio, historical credit losses, anticipated economic conditions in BOK Financial's primary market areas and other relevant factors. The allowance for credit losses related to loans that are identified for evaluation in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114"), is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Loans are considered to be impaired when it becomes probable that BOK Financial will be unable to collect all amounts due according to the contractual terms of the loan agreement. This is substantially the same criteria used to determine when a loan should be placed on nonaccrual status. The amount of impairment determined in accordance with FAS 114 did not differ materially from amounts previously provided. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.
     In accordance with the provisions of FAS 114, management has excluded small balance, homogeneous loans from the impairment evaluation specified in FAS 114. Such loans include 1-4 family mortgage loans, consumer loans, and commercial loans with committed amounts less than $1 million. The adequacy of the allowance for loan losses applicable to these loans is evaluated in accordance with standards established by the banking regulatory authorities and adopted as policy by BOK Financial.
     A provision for loan losses is charged against earnings in amounts necessary to maintain an adequate reserve for loan losses. Loans are charged off when the loan balance or a portion of the loan balance is no longer covered by the paying capacity of the borrower based on an evaluation of available cash resources and collateral value. Loans are evaluated quarterly and charge offs are taken in the quarter in which the loss is identified. Additionally, all unsecured or under-secured loans which are past due by 180 days or more are charged off within 30 days. Recoveries of loans previously charged off are added to the reserve.

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

MORTGAGE SERVICING RIGHTS
     Capitalized mortgage servicing rights are carried at the lower of cost less accumulated amortization or fair value. Amortization is determined in proportion to the projected cash flows over the estimated lives of the servicing portfolios. The actual cash flows are dependent upon the prepayment of the mortgage loans and may differ significantly from the estimates.
     Fair value is determined by discounting the estimated cash flows of servicing revenue, less projected servicing costs, using a risk-adjusted spread over U.S. Treasury rates, which is the assumed market rate for these instruments. Prepayment assumptions are based on industry consensus provided by independent reporting sources. Changes in current interest rates may significantly affect these assumptions by changing loan refinancing activity. Fair value for each servicing portfolio acquired and for servicing rights originated is based upon an interest rate stratification for each portfolio. Separate prepayment assumptions are then used to project net cash flows by interest rate strata within each portfolio. A valuation allowance is provided when the amortized cost of each portfolio or each interest rate strata exceeds the calculated fair value. FAS 125 extends the requirement to stratify capitalized servicing rights by predominant risk characteristic for the purpose of providing a valuation allowance for the difference between the amortized historical cost and fair value to all capitalized servicing rights. Previously, such stratification was required only for servicing rights capitalized after the adoption of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights," ("FAS 122") in 1995. The result of this change is to further increase the volatility of earnings as the fair value of servicing rights react to changes in interest rates and prepayment assumptions.
     Originated mortgage servicing rights are recognized when either mortgage loans are originated pursuant to an existing plan for sale or, if no such plan exists, when the mortgage loans are sold. Substantially all fixed rate mortgage loans originated by BOK Financial are sold under existing commitments. The fair value of the originated servicing rights is determined at closing based upon current market rates.

INTEREST RATE SWAPS AND FORWARD COMMITMENTS
     BOk uses interest rate swaps and forward sales contracts as part of its interest rate risk management strategy. Interest rate swaps are used primarily to modify the interest expense of certain long-term, fixed rate certificates of deposit and long-term subordinated debenture. Amounts payable to or receivable from the counterparties are reported in interest expense using the accrual method. In the event of the early redemption of hedged obligations, any realized or unrealized gain or loss from the swaps would be recognized in income coincident with the redemption. The fair value of the swap agreements and changes in the fair value due to changes in market interest rates are not recognized in the financial statements.

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

EXECUTIVE BENEFIT PLANS
     BOK Financial accounts for its stock option plans under the provisions of APB 25, "Accounting for Stock Issued to Employees," and is also subject to certain disclosures as required under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," included in Note 12.

FIDUCIARY SERVICES
     Fees and commissions on approximately $11.1 billion of assets managed by BOK Financial under various fiduciary arrangements are recognized on the accrual method.

EARNINGS PER SHARE
     In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share," ("FAS 128"). FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the FAS 128 requirements.
     The average number of shares outstanding has been restated for the effects of stock dividends.

EFFECT OF PENDING STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS
     Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," ("FAS 127") delayed certain provisions of FAS 125 which are applicable to securities lending, repurchase and dollar repurchase agreements and the recognition of collateral until 1988. These provisions require entities engaged in these activities to report both the securities borrowed or collateral received and the obligation for their return on the consolidated balance sheet when certain conditions are met. This would tend to inflate reported assets and liabilities and could affect the amount of capital required under banking regulations. Management does not believe that BOK Financial's activities meet these certain conditions and does not expect these provisions of FAS 125 to have a significant effect on its consolidated balance sheet.
     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," ("FAS 130") was issued in 1997 and is effective for fiscal years beginning after December 15, 1997. FAS 130 requires that items of other comprehensive income be displayed in addition to net income and that the accumulated balance of other comprehensive income be disclosed separately from retained earnings and surplus. These disclosures will be required in financial statements beginning in the first quarter of 1998. FAS 130 will not impact amounts reported as net income or affect the comparability of previously issued financial statements.
     Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information," ("FAS 131") was issued in 1997 and is effective for fiscal years beginning after December 15, 1997. FAS 131 requires companies to report selected information about their operating segments using a management approach, which is defined as revenue producing components for which separate financial information is produced internally and is subject to review by the chief operating decision maker in deciding how to allocate resources. This approach will require BOK Financial to provide disaggregated information about its activities that are currently considered interrelated in the operations of a commercial bank. This information will initially be disclosed for the year ended December 31, 1998 with comparative interim disclosures beginning with the first quarter of 1999.

(2) Acquisitions

     During the first quarter of 1997, BOK Financial completed the acquisitions of Park Cities Bancshares, Inc. and its subsidiary, First National Bank of Park Cities, Dallas, Texas (collectively "Park Cities") and First Texcorp, Inc. and its subsidiary First Texas Bank, Dallas, Texas (collectively "First Texas").
     On February 12, 1997, BOK Financial issued notes totaling $10.9 million and $40 million in cash to acquire all outstanding common shares of Park Cities and on March 4, 1997, BOK Financial paid $39.3 million to acquire all outstanding common shares of First Texas. Both of these acuisitions were accounted for by the purchase method of accounting. Allocation of the purchase price to the net assets acquired were as follows (in thousands):

                                   Park Cities   First Texas
                                   ------------- ------------

Cash and cash equivalents:          $  59,417     $  32,164

Securities                            102,505        45,967

Loans                                  79,124        58,714
Less allowance for loan losses         (1,081)       (1,444)
                                   ------------- ------------
Loans, net                             78,043        57,270
Premises and equipment                  3,357         1,784
Core deposit premium                    6,544         4,565
Other assets                            4,864         4,518
                                   ------------- ------------
Total assets acquired                 254,730       146,268

Deposits:
   Noninterest bearing                 67,275        56,441
   Interest bearing                   158,352        62,664
                                   ------------- ------------
Total deposits                        225,627       119,105
Borrowed funds                            290           333
Other liabilities                         955         1,838
                                   ------------- ------------
Net assets acquired                    27,858        24,992
Less: Purchase price                   50,855        39,263
                                   ------------- ------------
Goodwill                            $  22,997     $  14,271
                                   ==========================

     Since these acquisitions occurred early in 1997, the pro forma statement of earnings for 1997 would not have been materially different from the 1997 Consolidated Statement of Earnings. The following unaudited Condensed Consolidated Pro Forma Statement of Earnings for BOK Financial presents the effects on income had both of the above acquisitions described above occurred at the beginning of 1996.


Condensed Consolidated Pro Forma Statements of Earnings for the Year ended December 31, 1996
(In Thousands, Except Per share Date)
(Unaudited)

Net interest revenue                               $139,819
Provision for loan losses                             4,352
------------------------------------------------ ------------
Net interest revenue after provision for loan       135,467
losses
Other operating revenue                             108,050
Other operating expense                             173,025
------------------------------------------------ ------------
Income before taxes                                  70,492
Federal and state income tax                         15,909
------------------------------------------------ ------------
Net income                                        $  54,583
=============================================================
Earnings per share:
 Basic net income                                 $    2.43
 Diluted net income                                    2.20
------------------------------------------------ ------------
Average shares used in computation:
 Basic                                           21,808,828
 Diluted                                         24,792,653
--------------------------------------------------------------

     Since 1991, BOK Financial acquired deposits insured by the Savings and Loan Insurance Fund ("SAIF") totaling approximately $843 million. In conjunction with these acquisitions, core deposit intangible assets which represent the future earnings potential of these funds, were recorded. In determining the value of these core deposit intangible assets, assumptions were made regarding the returns which were expected to be earned over the costs which would be incurred, including interest expense, processing costs and deposit insurance premiums. During 1995, the FDIC made a change in deposit insurance premiums which significantly decreased the value of deposits insured by SAIF. The premium assessed on deposits insured by the Bank Insurance Fund ("BIF") was reduced to three basis points (.03%) while the premium assessed on SAIF insured deposits remained at 23 basis points (.23%). Legislation to resolve this difference had been expected from Congress at December 31, 1995. However, at the end of the first quarter of 1996, the expected legislation had been removed from the agenda and the resolution of the differential between rates assessed on SAIF insured deposits compared to BIF insured deposits was uncertain. This uncertainty, in addition to heightened competitive pressures caused the spreads between the actual returns and costs to decrease. These conditions caused the value of these core deposit intangible assets to be impaired and a write down of $3.8 million was recognized in the second quarter of 1996.

(3) SALE OF ASSETS TO RELATED PARTY

     During April 1991, BOk sold to BOK Financial's principal shareholder, George B. Kaiser ("Kaiser"), and related business entities certain loans, repossessed real estate and the rights to future recoveries on certain charge-offs.
     Recoveries collected by BOk and paid to Kaiser were $829 thousand, $3.3 million and $1.4 million for 1997, 1996 and 1995, respectively.


(4) SECURITIES

INVESTMENT SECURITIES
     The amortized cost and fair values of investment securities are as follows (in thousands):

                                                                       December 31,
                               ----------------------------------------------------------------------------------------------
                                                   1997                                            1996
                               ---------------------------------------------- -----------------------------------------------
                                Amortized     Fair       Gross Unrealized      Amortized     Fair       Gross Unrealized
                                                      -----------------------                        ------------------------
                                  Cost       Value       Gain       Loss          Cost       Value      Gain        Loss
                               ----------------------------------------------------------------------------------------------

U.S. Treasury                   $     850   $    845    $    -      $  (5)   $    1,000    $    992    $    2    $   (10)
Municipal and other tax exempt    164,379    164,873      1,453      (959)      134,150     134,705     1,571     (1,016)
Mortgage-backed U.S. agency
   securities                      46,849     47,374        555       (30)       62,282      62,876       832       (238)
Other debt securities               1,033      1,033          -         -           976         976         -          -
                               ----------------------------------------------------------------------------------------------
     Total                       $213,111   $214,125     $2,008     $(994)     $198,408    $199,549    $2,405    $(1,264)
=============================================================================================================================

     The amortized cost and fair values of investment securities at December 31, 1997, by contractual maturity, are as shown in the following table (dollars in thousands):

                                                                                                          Weighted
                                    Less than      One to        Five to         Over                      Average
                                    One Year     Five Years     Ten Years     Ten Years       Total       Maturity
                                   ------------ ------------- -------------- ------------- ------------- ------------
 U.S. Treasuries:
    Amortized cost                 $     250    $     600     $       -      $       -     $       850       1.16
    Fair value                           249          596             -              -             845
    Nominal yield                       5.28%        5.19%                                        5.22%
  Municipal and other tax exempt:
    Amortized cost                    15,558       99,282        45,046          4,493         164,379       4.04
    Fair value                        15,480       99,264        45,329          4,800         164,873
    Nominal yield(1)                    6.64%        7.11%         7.60%          9.74%           7.27%
  Other debt securities:
    Amortized cost                       433            -           600              -           1,033       3.28
    Fair value                           433            -           600              -           1,033
    Nominal yield(1)                    4.78%                      6.31%                          5.67%
                                   ------------ ------------- -------------- ------------- ------------- ------------
  Total fixed maturity securities:
    Amortized cost                   $16,241      $99,882       $45,646         $4,493        $166,262       4.02
    Fair value                        16,162       99,860        45,929          4,800         166,751
    Nominal yield                       6.57%        7.10%         7.58%          9.74%           7.25%
                                   ====================================================
  Mortgage-backed securities:
    Amortized cost                                                                              46,849         -(2)
    Fair value                                                                                  47,374
    Nominal yield(3)                                                                              7.20%
                                                                                           --------------
  Total investment securities:
    Amortized cost                                                                             213,111
    Fair value                                                                                 214,125
   Nominal yield                                                                                  7.24%
                                                                                           =============

(1)  Calculated on a taxable equivalent basis using a 39% effective tax rate.
(2) The average expected lives of mortgage-backed securities were 2.8 years based upon current prepayment assumptions.
(3) The nominal yield on mortgage-backed securities is based upon prepayment assumptions at the purchasedate. Actual yields earned may differ significantly based upon actual prepayments.

AVAILABLE FOR SALE SECURITIES

     The amortized cost and fair value of available-for-sale securities are as follows (in thousands):

                                                                          December 31,
                                 -----------------------------------------------------------------------------------------------
                                                     1997                                            1996
                                 ---------------------------------------------- ------------------------------------------------
                                  Amortized      Fair      Gross Unrealized       Amortized      Fair       Gross Unrealized
                                                         ----------------------                          -----------------------
                                     Cost       Value       Gain      Loss          Cost        Value       Gain       Loss
                                 ---------------------------------------------- ------------------------------------------------

U.S. Treasury                    $   277,618 $   278,402 $     989  $   (205)   $   200,505  $   201,091  $  1,218  $    (632)
Municipal and other tax exempt       107,196     108,720     1,949      (425)       160,813      161,358     2,047     (1,502)
Mortgage-backed securities:
    U. S. agencies                 1,210,322   1,215,867     7,315    (1,770)       985,219      979,117     3,552     (9,654)
    Other                              2,183       2,185         2         -          3,288        3,961       687        (14)
------------------------------------------------------------------------------- ------------------------------------------------
Total mortgage-backed securities   1,212,505   1,218,052     7,317    (1,770)       988,507      983,078     4,239     (9,668)
------------------------------------------------------------------------------- ------------------------------------------------
Other debt securities                  4,480       4,498        18         -            178          178         -          -
Equity securities and mutual         130,196     139,739    10,164      (621)       106,655      113,417     6,762          -
funds
------------------------------------------------------------------------------- ------------------------------------------------
     Total                        $1,731,995  $1,749,411   $20,437   $(3,021)    $1,456,658   $1,459,122   $14,266   $(11,802)
================================================================================================================================

     The amortized cost and fair values of available-for-sale securities at December 31, 1997, by contractual maturity, are as shown in the following table (dollars in thousands):

                                                                                                             Weighted
                                      Less than       One to       Five to         Over                       Average
                                       One Year     Five Years    Ten Years     Ten Years        Total       Maturity
                                     ------------- ------------- ------------- ------------- -------------- ------------
U.S. Treasuries:
    Amortized cost                    $163,160        $114,458   $       -   $         -     $   277,618         .99
    Fair value                         163,370         115,032           -             -         278,402
    Nominal yield                         5.85%           6.04%                                     5.93%
Municipal and other tax exempt:
    Amortized cost                       8,078          61,377      28,195         9,546         107,196        4.71
    Fair value                           7,939          61,838      28,860        10,083         108,720
    Nominal yield(1)                      6.14%           7.35%       8.14%         9.54%           7.66%
Other debt securities:
    Amortized cost                       3,245             677         155           403           4,480        2.01
    Fair value                           3,245             677         160           416           4,498
    Nominal yield                         5.77%           6.00%       7.77%         7.97%           6.04%
                                     ------------- ------------- ------------- ------------- -------------- ------------
Total fixed maturity securities:
    Amortized cost                    $174,483        $176,512     $28,350      $  9,949     $   389,294        2.03
    Fair value                         174,554         177,547      29,020        10,499         391,620
    Nominal yield                         5.86%           6.50%       8.14%         9.48%           6.41%
                                     ====================================================
Mortgage-backed securities:
    Amortized cost                                                                             1,212,505          -(2)
    Fair value                                                                                 1,218,052
    Nominal yield(4)                                                                                6.51%
                                                                                             --------------
Equity securities and mutual funds:
    Amortized cost                                                                               130,196          -(3)
    Fair value                                                                                   139,739
    Nominal yield                                                                                   6.82%
                                                                                             --------------
Total available-for-sale securities:
    Amortized cost                                                                            $1,731,995
    Fair value                                                                                 1,749,411
    Nominal yield                                                                                   6.51%
                                                                                             ===============

(1)  Calculated on a taxable equivalent basis using a 39% effective tax rate.
(2) The average expected lives of mortgage-backed securities were 2.8 years based upon current prepayment assumptions.
(3) Primarily common stock and preferred stock of U.S. Government agencies with no stated maturity.
(4) The nominal yield on mortgage-backed securities is based upon prepayment assumptions at the purchase date. Actual yields earned may differ significantly based upon actual prepayments.

       Sales of available-for-sale securities resulted in gains and losses as follows (in thousands):

                                       1997      1996      1995
                                     --------- --------- ---------

        Proceeds                    $1,026,464 $484,436  $134,109
        Gross realized gains             3,159      328     1,246
        Gross realized losses            4,488    2,935        72
        Related federal and state
          income tax expense              (270)    (574)      270
          (benefit)
        ---------------------------- --------- --------- ---------

     Effective December 20, 1995, BOK Financial adopted the provisions of a Financial Accounting Standards Board special report on Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities," which affects the securities portfolio.
     This report permitted a one-time opportunity to sell or transfer securities from the investment category to the available-for-sale or trading categories without tainting the remaining portfolio. BOK Financial transferred-mortgage-backed and municipal securities with a total amortized cost of $788.5 million and a net unrealized loss of $4.0 million from the investment category to available for sale in response to the more restrictive interpretation of FAS 115 included in this special report.
     Securities with amortized costs of $1.2 billion and $1.0 billion at December 31, 1997 and 1996, respectively, were pledged to secure securities repurchase agreements, public and trust funds on deposit and for other purposes as required by law.

(5) LOANS

Significant components of the loan portfolio are as follows (in thousands):

                                                                        December 31,
                               -----------------------------------------------------------------------------------------------
                                                     1997                                           1996
                               -----------------------------------------------------------------------------------------------
                                  Fixed     Variable      Non-                    Fixed     Variable      Non-
                                  Rate        Rate       accrual     Total        Rate        Rate      accrual     Total
                               -----------------------------------------------------------------------------------------------

Commercial                       $204,641  $1,282,042    $12,717   $1,499,400    $184,950  $1,042,933    $13,494  $1,241,377
Commercial real estate            153,611     321,230      2,960      477,801     147,909     277,804      2,313     428,026
Residential mortgage              192,208     224,490      2,441      419,139     138,228     248,097      2,495     388,820
Residential mortgage - held        78,669           -          -       78,669      95,332           -          -      95,332
for sale
Consumer                          168,896     120,539        649      290,084     181,972      58,520        533     241,025
------------------------------------------------------------------------------------------------------------------------------
Total                            $798,025  $1,948,301    $18,767   $2,765,093    $748,391  $1,627,354    $18,835  $2,394,580
==============================================================================================================================
Foregone interest on nonaccrual loans                              $   2,882                                      $    2,975
------------------------------------------------------------------------------------------------------------------------------

     The majority of the commercial and consumer loan portfolios and approximately 74% of the residential mortgage loan portfolio (excluding loans held for sale) are loans to businesses and individuals in Oklahoma. This geographic concentration subjects the loan portfolio to the general economic conditions within this area.
     Within the commercial loan classification, loans to energy-related businesses total $332.8 million, or 12% of total loans. Other notable segments include wholesale/ retail, $242.2 million; manufacturing, $201.9 million; agriculture, $151.5 million; and services, $465.3 million, which include nursing homes of $36.4 million, hotels of $110.5 million and healthcare of $37.4.
     Commercial real estate loans are primarily secured by properties located in the Tulsa or Oklahoma City, Oklahoma metropolitan areas. The major components of these properties are multifamily residences, $100.4 million; construction and land development, $102.8 million; retail facilities, $91.3 million; and office buildings, $95.1 million.

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

                                      1997         1996
                                   ------------ ------------

Beginning balance                    $53,476      $45,404
   Advances                           30,934       10,968
   Payments                          (17,749)      (1,925)
   Adjustments                          (995)        (971)
---------------------------------- ------------ ------------
Ending balance                       $65,666      $53,476
============================================================

     Adjustments are primarily due to certain individuals being included for the first time or no longer being included as an executive officer or director of BOK Financial.

     The activity in the reserve for loan losses is summarized as follows (in thousands):

                                   1997      1996     1995
                                 -------- --------- --------
Beginning balance                 $45,148  $38,287   $38,271
   Provision for loan losses        9,026    4,267       231
   Loans charged off               (9,203)  (6,510)   (3,988)
   Recoveries                       5,605    9,104     3,773
   Addition due to acquisitions     2,525        -         -
-------------------------------- -------- --------- --------
Ending balance                    $53,101  $45,148   $38,287
============================================================

     At December 31, 1997 and 1996, respectively, the recorded investment in loans that are considered to be impaired under FAS 114 was $15.8 million and $17.4 million (all of which were on a nonaccrual basis). Included in this amount at December 31, 1997, is $2.5 million of impaired loans for which the related allowance for credit losses is $851 thousand and $13.3 million that did not have a related allowance for credit losses. At December 31, 1996, this amount included $2.3 million of impaired loans for which the related allowance for credit loss was $1.2 million and $15.1 million that did not have a related allowance for credit losses. The average recorded investments in impaired loans during the years ended December 31, 1997 and 1996 were approximately $18.5 million and $22.3 million, respectively. Interest income recognized on impaired loans during 1997 and 1996 was not significant.

(6)  PREMISES AND EQUIPMENT

     Premises and equipment at December 31 are summarized as follows (in thousands):
                                         December 31,
                                   --------------------------
                                       1997         1996
                                   ------------- ------------
Land                               $  11,820      $  7,812
Buildings and improvements            42,443        30,792
Furniture and equipment               45,904        32,080
---------------------------------- ------------- ------------
      Subtotal                       100,167        70,684
---------------------------------- ------------- ------------
Less accumulated depreciation
 and amortization                     34,689        23,205
---------------------------------- ------------- ------------
     Total                           $65,478       $47,479
=============================================================
     Depreciation and amortization of premises and equipment were $7.8 million, $6.9 million and $5.6 million for the years ended December 31, 1997, 1996 and 1995, respectively.

(7)  MORTGAGE BANKING ACTIVITIES

     BOK Financial engages in mortgage-banking activities through the BOK Mortgage Division of BOk. Residential mortgage loans held for sale totaled $78.7 million and $95.3 million and outstanding mortgage loan commitments totaled $164.2 million and $148.2 million, respectively, at December 31, 1997 and 1996. Mortgage loan commitments are generally outstanding for 60 to 90 days and are subject to both credit and interest rate risk. Credit risk is managed through underwriting policies and procedures, including collateral requirements, which are generally accepted by the secondary loan markets. Exposure to interest rate fluctuations is partially hedged through the use of mortgage-backed securities forward sales contracts. These contracts set the price for loans which will be delivered in the next 60 to 90 days. At December 31, 1997, forward sales contracts totaled $121.6 million. Mortgage loans held for sale are carried at the lower of aggregate cost or market value, including estimated losses on unfunded commitments and gains or losses on forward sales contracts. At December 31, 1997, BOk owned the rights to service 92,002 mortgage loans with outstanding principal balances of $7.0 billion, including $216 million serviced for BOk, and held related funds for investors and borrowers of $99.5 million. The weighted average interest rate and remaining term was 7.71% and 285 months, respectively. Mortgage loans sold with recourse totaled $7.4 million at December 31, 1997. At December 31, 1996, BOk owned the rights to service mortgage loans with outstanding principal balances of $5.9 billion and held related funds for investors and borrowers of $77.2 million.

     Activity in capitalized mortgage servicing rights and related valuation allowance during 1997, 1996 and 1995 are as follows (in thousands):

                                   Capitalized Mortgage Servicing Rights   Valuation
                                  ----------------------------------------
                                    Purchased   Originated      Total      Allowance        Net
                                  -------------------------------------------------------------------

 Balance at January 1, 1995           $46,681  $         -    $  46,681  $        -      $  46,681
   Additions                           10,387        1,783       12,170           -         12,170
   Amortization expense                (7,536)        (142)      (7,678)          -         (7,678)
   Provision for impairment                 -            -            -        (539)          (539)
 ----------------------------------------------------------------------------------------------------
 Balance at December 31, 1995          49,532        1,641       51,173        (539)        50,634
   Additions                           16,874        3,984       20,858           -         20,858
   Amortization expense                (9,150)        (437)      (9,587)          -         (9,587)
   Provision for impairment                 -            -            -        (361)          (361)
 ----------------------------------------------------------------------------------------------------
 Balance at December 31, 1996          57,256        5,188       62,444        (900)        61,544
   Additions                           33,238        6,013       39,251           -         39,251
   Amortization expense               (11,533)      (1,272)     (12,805)          -        (12,805)
   Provision for impairment                 -            -            -      (4,100)        (4,100)
 ----------------------------------------------------------------------------------------------------
 Balance at December 31, 1997         $78,961     $  9,929    $  88,890     $(5,000)     $  83,890
 ====================================================================================================
 Estimated fair value of mortgage servicing rights at:
      December 31, 1995(1)            $66,528     $  1,954    $  68,482                  $  68,482
      December 31, 1996(1)            $75,660     $  8,576    $  84,236                  $  84,236
      December 31, 1997(1)            $86,335      $14,022     $100,357                   $100,357
 ----------------------------------------------------------------------------------------------------

1    Excludes  approximately,   $16  million,  $18  million,  and  $19  million,
     respectively, of loan servicing rights on mortgage loans originated prior to the adoption of FAS 122.

     Fair value is determined by discounting the projected net cash flows. Significant assumptions are:

     DISCOUNT RATE - Risk adjusted spread over U.S. Treasury rates for similar remaining terms, ranging from 10.18% to 10.36%.

     PREPAYMENT RATE - Industry consensus prepayment estimates ranging from 8.88% to 20.04% from anindependent reporting source based upon interest rate, original term and loan type.

     LOAN SERVICING COSTS - $50 per conventional loan and $60 per government insured loan.

(8) DEPOSITS

     Interest expense on deposits is summarized as follows (in thousands):

                                     1997       1996       1995
                                 ----------------------------------

       Transaction deposits       $  33,091  $  28,336    $25,276
       Savings                        2,367      2,464      2,957
       Time:
          Certificates of
            deposits under           41,699     44,531     38,552
            $100,000
          Certificates of
            deposits $100,000        33,607     31,728     20,265
            and over
          Other time deposits        11,278     11,007     10,689
       ------------------------------------------------------------
            Total time               86,584     87,266     69,506
       ------------------------------------------------------------
            Total                  $122,042   $118,066    $97,739
       ============================================================

     The aggregate amounts of time deposits in denominations of $100,000 or more at December 31, 1997 and 1996 were $709.6 million and $560.0 million, respectively.
     Time deposits expected to mature in less than one year are $859.6 million, in one to five years are $749.7 million, and in over five years are $6.6 million.
     Interest expense on time deposits during 1997 and 1996 was reduced by net income from interest rate swaps of $.9 million and $1.4 million, respectively.

(9)  Other Borrowings

     Information relating to other borrowings is summarized as follows (dollars in thousands):


                                                    Daily average          Rate at      Maximum
                                 Period-End  ---------------------------    end of   outstanding at
                                   Balance       Balance       Rate         year     any month-end
                                -------------------------------------------------------------------

1997:
  Funds purchased and
     repurchase agreements      $   631,815   $   703,496        5.53%        5.83%    $   822,109
  Other                             542,443       449,348        6.23         4.50         548,355
------------------------------------------------------------
     Total                      $ 1,174,258   $ 1,152,844        5.80         5.22       1,287,295
---------------------------------------------------------------------------------------------------
1996:
  Funds purchased and
     repurchase agreements      $   669,176   $   558,940        5.49%        5.91%    $   669,176
  Other                             277,128       235,775        6.08         6.00         354,712
------------------------------------------------------------
     Total                      $   946,304   $   794,715        5.67         5.94         946,304
===================================================================================================
1995:
  Funds purchased and
     repurchase agreements      $   697,497   $   894,322        6.03%        5.75%    $ 1,052,369
  Other                             250,309       129,458        6.27         6.03         250,309
------------------------------------------------------------
     Total                      $   947,806   $ 1,023,780        6.06         5.82       1,135,168
===================================================================================================

     Other borrowings at December 31, 1997 included $342.3 million in advances from the Federal Home Loan Bank. These advances, which are used for funding purposes, consist of term funds bearing interest from 5.66% - 7.80%. Of these term funds, $222.9 million mature in 1998, $24.0 million mature in 1999, $17.6 million mature in 2000, $20.9 million mature in 2001, $18.8 million mature in 2002, and $38.1 million mature thereafter. In accordance with policies of the Federal Home Loan Bank, BOk has granted a blanket pledge of eligible assets (generally unencumbered U.S. Treasury and mortgage-backed securities, 1-4 family loans and multifamily loans) as collateral for these advances. The credit available to BOk at December 31, 1997 pursuant to the Federal Home Loan Bank's collateral policies is $683 million.
     BOK Financial had lines of credit available from commercial banks at December 31, 1997 of $50 million, with $22 million outstanding, which bear interest based on LIBOR and are unsecured. Interest is paid monthly with principal due no later than October 1998.
     BOKF issued a $150 million subordinated debenture in 1997 at a discounted cost of 7.2%, which had a balance at December 31, 1997 of $148.4 million and will mature in 2007. Interest expense on the subordinated debenture was reduced by net income from interest rate swaps of $338 thousand during 1997.
     Funds purchased generally mature within one to 90 days from the transaction date. At December 31, 1997, securities sold under agreements to repurchase totaled $440.9 million with related accrued interest payable of $549 thousand. Additional information relating to repurchase agreements at December 31, 1997 is as follows (dollars in thousands):

                             Carrying        Market        Repurchase   Average
Security Sold/Maturity         Value          Value        Liability(1)   Rate
--------------------------------------------------------------------------------

U.S. Treasury Securities:
  Overnight                   $  20,130    $  20,286        $  12,832     5.24%

U.S. Agency Securities:
  Overnight                     186,025      187,012          164,438     5.12
  Term of up to 30 days          42,020       42,261           29,068     6.13
  Term of 30 to 90 days         269,239      271,574          235,111     6.08
------------------------------------------------------------------------
     Total Agency Securities    497,284      500,847          428,617     5.71
------------------------------------------------------------------------
  Total                       $ 517,414    $ 521,133        $ 441,449     5.70
========================================================================
(1) BOK Financial maintains control over the securities underlying
    overnight   repurchase   agreements  and  generally  transfers
    control  over   securities   underlying   longer  term  dealer
    repurchase agreements to the respective counterparty.


     On March 4, 1997, BOK Financial issued a $20.0 million subordinated debenture to Kaiser and repaid it on August 13, 1997. The interest rate was fixed at LIBOR.

(10)   FEDERAL AND STATE INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows (in thousands):

                                                 December 31,
                                               1997         1996
                                          ----------------------------

       Deferred tax liabilities:
          Pension contributions in excess
            of book expense                 $  2,500      $  3,000
          Securities valuation adjustments    10,100         3,700
          Mortgage servicing                   7,000         4,900
          Tax installment sale                   900         1,100
          Other                                2,100         1,800
       ---------------------------------------------------------------
            Total deferred tax liabilities    22,600        14,500
       ---------------------------------------------------------------
       Deferred tax assets:
          Loan loss reserve                   20,000        17,500
          Valuation adjustments                9,000        13,900
          Book expense in excess of tax        4,900         4,000
          Other                                3,300         4,400
       ---------------------------------------------------------------
            Total deferred tax assets         37,200        39,800
       Valuation allowance for deferred
          tax assets                               -             -
       ---------------------------------------------------------------
            Net deferred tax assets           37,200        39,800
       ---------------------------------------------------------------
       Deferred tax assets in excess of
          deferred tax liabilities           $14,600       $25,300
       ===============================================================

     The significant components of the provision for income taxes attributable to continuing operations for BOK Financial are shown below (in thousands):

                                    1997        1996       1995
                                -----------------------------------

       Current:
          Federal                 $  9,631     $16,623     $14,707
          State                      1,333       2,399       2,273
       ------------------------------------------------------------
          Total current             10,964      19,022      16,980
       ------------------------------------------------------------
       Deferred:
          Federal                    4,667      (3,380)     (1,871)
          State                        851        (313)       (341)
       ------------------------------------------------------------
          Total deferred             5,518      (3,693)     (2,212)
       ------------------------------------------------------------
            Total income tax       $16,482     $15,329     $14,768
       ============================================================

     The significant components of the deferred provision for income taxes attributable to continuing operations for BOK Financial are shown below (in thousands):

                                         1997     1996     1995
                                       ----------------------------

       Deferred tax expense (benefit)
          excluding components listed
          below                          $5,518  $ 2,507  $ 2,753
       Change in valuation allowance          -   (6,200)  (6,065)
       Built in loss carryforward utilized    -        -    1,100
       ------------------------------------------------------------
            Total deferred provision     $5,518  $(3,693) $(2,212)
       ============================================================

     The  reconciliations  of  income  attributable  to  continuing   operations
computed at the U.S. federal statutory tax rates to income tax expense are as follows (dollars in thousands):

                                    1997       1996       1995
                                 ----------------------------------
       Amount:
          Federal statutory tax    $28,387    $24,310    $22,391
          Tax exempt revenue        (4,219)    (3,958)    (3,747)
          Effect of state income
            taxes,
            net of federal benefit   2,184      2,086      1,932
          Goodwill amortization      2,267      1,411      1,065
          Loss carryforward,
            benefit recognized           -          -     (1,100)
          Utilization of tax          (774)    (1,488)    (1,000)
            credits
          Reduction of tax          (9,000)         -          -
            reserve
          Portion of reduction in
            valuation allowance
            impacting tax expense        -     (6,200)    (4,965)
          Other, net                (2,363)      (832)       192
       ------------------------------------------------------------
            Total                  $16,482    $15,329    $14,768
       ============================================================

                                    1997       1996       1995
                                 ----------------------------------
       Percent of pretax income:
          Federal statutory rate        35%        35%        35%
          Tax-exempt revenue            (5)        (6)        (6)
          Effect of state income
            taxes,
            net of federal benefit       3          3          3
          Goodwill amortization          3          2          2
          Loss carryforward,
            benefit recognized           -          -         (2)
          Utilization of tax            (1)        (2)        (2)
            credits
          Reduction of tax             (11)         -          -
            reserve
          Portion of reduction in
            valuation allowance
            impacting tax expense        -         (9)        (8)
          Other, net                    (4)        (1)         1
       ------------------------------------------------------------
            Total                       20%        22%        23%
       ============================================================

     BOK Financial is currently under an audit by the Internal Revenue Service for 1994. The ultimate outcome of this audit cannot be determined with any certainty at this time. However, management expects no material adverse impact on the financial statements. As of December 31, 1997, the Internal Revenue Service closed its examination of BOk and BOK Financial for 1992 and 1993, respectively. As a result of the outcome of these examinations, BOK Financial realized a $9 million tax reserve that was no longer needed, which was credited against current federal income tax expense in 1997.

(11) Employee Benefits

     BOK Financial sponsors a defined benefit Pension Plan for all employees who satisfy certain age and service requirements. The following tables present the Pension Plan's funded status and amounts recognized for the period indicated (dollars in thousands):

                                                                         December 31,
                                                                      1997         1996
                                                                  ---------------------------
Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including vested benefits of
     1997 - $11,580; 1996 - $8,653                                  $(13,313)    $(11,331)
---------------------------------------------------------------------------------------------
   Projected benefit obligation for service rendered to date         (13,313)     (11,331)
   Plan assets at fair value                                          17,102       13,261
---------------------------------------------------------------------------------------------
   Plan assets in excess of projected benefit obligation               3,789        1,930
   Unrecognized prior service cost                                       860          920
   Unrecognized net loss                                               1,567        2,698
---------------------------------------------------------------------------------------------
     Prepaid pension asset                                          $  6,216     $  5,548
=============================================================================================
   Discount rate                                                        7.00%        7.50%
---------------------------------------------------------------------------------------------
   Compensation increase rate                                           5.25%        5.25%
---------------------------------------------------------------------------------------------

                                     1997         1996         1995
                                ----------------------------------------
Net pension cost included the following expense (income):
   Service cost                     $1,772      $ 1,803       $1,333
   Interest cost                       812          678          582
   Deferred gain on assets           1,386          585          584
   Actual return on plan assets     (2,776)      (1,757)      (1,506)
   Other, net                          231          203          135
------------------------------------------------------------------------
     Net periodic pension cost      $1,425      $ 1,512       $1,128
========================================================================
   Expected return on assets         10.00%       10.00%        9.50%
------------------------------------------------------------------------

     Assets of the Pension Plan consist primarily of shares in cash management funds, common stock and bond funds, and guaranteed investment contract funds. Benefits are based on the employee's age and length of service.
     Employee contributions to the Thrift Plan, a defined contribution plan, are matched by BOK Financial up to 4% of base compensation, based upon years of service. Participants may direct the investment of their accounts in a variety of options, including BOK Financial Common Stock. Employer contributions vest over five years. Expenses incurred by BOK Financial for the Thrift Plan totaled $1.4 million, $1.2 million and $1.5 million for 1997, 1996 and 1995, respectively.
     BOK Financial sponsors a defined benefit post-retirement employee medical plan which pays 50 percent of annual medical insurance premiums for retirees who meet certain age and service requirements. Assets consist primarily of shares in a cash management fund. Liability for the post-retirement plan is limited to current retirees and certain employees currently age 60 or older.

     The  following   tables  present  the  plan's  funded  status  and  amounts recognized for the periods indicated (dollars in thousands):

                                          1997      1996
                                       ---------------------
Accumulated post-retirement benefit
   obligation                           $(3,532)   $(2,840)
Fair value of plan assets                   675        665
------------------------------------------------------------
Fund status                              (2,857)    (2,175)
Unrecognized transition asset              (200)      (232)
Unrecognized net loss                     1,179        418
------------------------------------------------------------
   Accrued post-retirement benefit      $(1,878)   $(1,989)
============================================================
Discount rate                              7.00       7.50%
------------------------------------------------------------
Medical inflation rate                     8.00%      9.00%
                                        to 5.00%   to 5.00%
------------------------------------------------------------

                                          1997      1996
                                       ---------------------
Net post-retirement benefits cost includes:
   Service cost                          $    4      $  13
   Interest cost                            202        177
   Actual return on plan assets             (13)       (15)
   Deferred loss on assets                  (49)       (48)
   Amortization of unrecognized
     transition obligation                  (32)       (32)
   Other, net                                10          -
------------------------------------------------------------
     Net post-retirement benefits cost     $122      $  95
============================================================
   Expected return on assets               10.00%    10.00%
------------------------------------------------------------

     A 1% increase in the assumed medical inflation rate would increase the accumulated post-retirement benefit obligation by approximately $250 thousand and would increase post-retirement benefit cost by $14 thousand.

     Under various performance incentive plans, participating employees may be granted awards based on defined formulas or other criteria. Earnings were charged $10.3 million in 1997, $7.5 million in 1996 and $5.3 million in 1995, for such awards.

(12)   EXECUTIVE BENEFIT PLANS

     The Board of Directors of BOK Financial has approved various stock option plans. The number of options awarded and the employees to receive the options are determined by the Chairman of the Board and the President, subject to approval of the Board of Directors or a committee thereof.
     Options awarded under these plans are subject to vesting requirements. Generally, one-seventh of the options awarded vest annually and expire three years after vesting.
     The following table presents options outstanding during 1996 and 1997 under these plans:

                                                      Weighted-
                                                       Average
                                                       Exercise
                                           Number       Price
                                         --------------------------
       Options outstanding at
          December 31, 1995                 963,560      $18.29
       Options awarded                      254,737       23.14
       Options exercised                    (42,634)      13.36
       Options forfeited                    (52,508)      18.83
       Options expired                         (199)      12.94
       ------------------------------------------------------------
       Options outstanding at
          December 31, 1996               1,122,956      $19.55
       Options awarded                      310,904       38.59
       Options exercised                   (112,063)      17.98
       Options forfeited                    (45,998)      20.97
       Options expired                         (136)      18.91
       ------------------------------------------------------------
       Options outstanding at
          December 31, 1997               1,275,663      $24.28
       ============================================================
       Options vested at
          December 31, 1997                 317,400      $18.72
       ------------------------------------------------------------

           The following table summarizes information concerning currently outstanding and vested options:

           Options Outstanding                      Options Vested
------------------------------------------------- -------------------
                            Weighted
                             Average    Weighted             Weighted
   Range of                 Remaining    Average              Average
   Exercise      Number     Contractual Exercise   Number    Exercise
    Prices     Outstanding  Life(years)  Price     Vested      Price
------------------------------------------------- --------------------

$         12.94    124,097      2.92     $12.94    66,975      $12.94
  19.22 - 23.14    843,495      4.61      20.72   250,425       20.26
          38.59    308,071      6.92      38.59         -           -

     Under APB 25 no compensation expense is recognized at the date of grant since the exercise price of BOK Financial's employee stock option equals the market price of the underlying stock on the date of grant.
     FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires disclosure of pro forma information regarding net income and earnings per share as if BOK Financial accounted for employee stock options granted subsequent to December 31, 1994 under the fair value method of the Statement.
     The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                       1997      1996      1995
                                      -------- --------- ---------
        Average risk-free interest     5.72%     6.10%    6.04%
        rate
        Dividend yield                  None     None      None
        Volatility factors              .200     .190      .190
        Weighted-average
        expected life                 7 years   8 years   8 years

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

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The following table represents the required pro forma disclosures for options granted subsequent to December 31, 1994:

                                       1997(1)   1996(1)   1995(1)
                                      -------- --------- ---------

        Pro forma net income          $63,986  $53,748   $49,196
        Pro forma earnings per
        share:
            Basic                       $2.86    $2.40     $2.19
            Diluted                      2.56     2.17      1.99

(1) Because Statement 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 2003.

(13) COMMITMENTS AND CONTINGENT LIABILITIES

     In the ordinary course of business, BOK Financial and its subsidiaries are subject to legal actions and complaints. Management believes, based upon the opinion of counsel, that the actions and liability or loss, if any, resulting from the final outcomes of the proceedings, will not be material in the aggregate.
     BOk has been sued in the United States District Court for the Northern District of Oklahoma by the holder of a mortgage serviced by BOk Mortgage. The plaintiff alleges that BOk required the mortgagor to maintain an escrow balance in excess of the amount permitted by the mortgage. The plaintiff seeks to have the action certified as a class action. The plaintiff alleges breach of contract, breach of fiduciary duty, and violation of the Racketeer Influenced and Corrupt Organizations Act and seeks treble damages. Management has been advised that, in the opinion of its counsel, BOk has valid defenses to the plaintiff's claims and any damages the plaintiff class may have suffered would be immaterial in amount.
     BOk is obligated under a long-term lease for its bank premises located in downtown Tulsa. The lease term, which began November 1, 1976, is for fifty-seven years with options to terminate at the end of the thirty-seventh and forty-seventh years. Annual base rent is $3.1 million. BOk subleases portions of its space for annual rents of $406 thousand each year through 2000. Net rent expense on this lease was $2.7 million in 1997, $2.7 million in 1996 and $2.6 million in 1995. Total rent expense for BOK Financial was $7.7 million in 1997, $6.9 million in 1996 and $6.7 million in 1995.
     At December 31, 1997, the future minimum lease payments for equipment and premises under operating leases were as follows: $8.0 million in 1998, $7.8 million in 1999, $7.7 million in 2000, $7.3 million in 2001, $6.7 million in 2002 and a total of $105.3 million thereafter.
     BOk and The Williams Companies, Inc. guaranteed 30 percent and 70 percent, respectively, of the $18.7 million debt, which matures May 15, 2007, and operating deficit of two parking facilities operated by the Tulsa Parking Authority. Total expense related to this guarantee was $226 thousand in 1997, zero in 1996 and $100 thousand in 1995.
     The Federal Reserve Bank requires member banks to maintain certain minimum average cash balances. These balances were approximately $78.8 million for 1997 and $70.8 million for 1996.


(14) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     BOK Financial is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to manage interest rate risk. Those financial instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in BOK Financial's Consolidated Balance Sheets. Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the notional amount of those instruments.
     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At December 31, 1997, outstanding commitments totaled $1.4 billion. Since some of the commitments are expected to expire before being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. BOK Financial uses the same credit policies in making commitments as it does loans. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the borrower.
     Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Since the credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan commitments, BOK Financial uses the same credit policies in evaluating the creditworthiness of the customer. Additionally, BOK Financial uses the same evaluation process in obtaining collateral on standby letters of credit as it does for loan commitments. At December 31, 1997, outstanding standby letters of credit totaled $99.6 million.
     Commercial  letters  of  credit  are  used  to  facilitate  customer  trade transactions  with the drafts  being drawn when the  underlying  transaction  is consummated. At December 31, 1997, outstanding commercial letters of credit totaled $6.0 million.
     BOK Financial uses interest rate swaps, a form of off-balance-sheet derivative product, in managing its interest rate risk. These swaps are used primarily to more closely match the interest paid on certain long-term, fixed rate certificates of deposit and subordinated debenture with earning assets. BOK Financial agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed-upon notional amount. At December 31, 1997, the notional amount of BOK Financial's interest rate swaps totaled $219.2 million with related credit exposure, represented by the fair value of the contracts, of $6.6 million. During 1997 and 1996, income from the swaps exceeded costs by $1.2 million and $1.4 million, respectively, which reduced interest expense. Scheduled repricing periods for the swaps are as follows (in thousands):

                   31-90     91-365      Over
                   days       days      1 year     Total
                --------------------------------------------
Pay floating     $(130,000)  $(55,000) $     -   $(185,000)
Receive fixed            -     63,000  122,000     185,000
Pay fixed                -          -  (34,160)    (34,160)
Receive floating    34,160          -        -      34,160
------------------------------------------------------------
Total            $ (95,840)  $  8,000  $87,840   $       -
============================================================

     The expiration dates of the swap contracts are designed to match the estimated maturity dates of the underlying liability and matures as follows:
$63,000 in 1998,  $22,000 in 1999, $7,660 in 2002,  $16,500 in 2006 and $110,000
in 2007.
     BOK Financial utilized securities forward sales contracts associated with its mortgage banking activities as described in Note 7.

(15)   SHAREHOLDERS' EQUITY

PREFERRED STOCK
     One billion shares of preferred stock with a par value of $0.00005 per share are authorized. A single series of 250,000,000 shares designated as Series A Preferred Stock ("Series A Preferred Stock") is currently issued and outstanding. The Series A Preferred Stock has no voting rights except as otherwise provided by Oklahoma corporate law and may be converted into one share of Common Stock for each 86 shares of Series A Preferred Stock at the option of the holder. Dividends are cumulative at an annual rate of ten percent of the $0.06 per share liquidation preference value when declared and are payable in cash. Aggregate liquidation preference is $15.0 million. During 1997, 1996 and 1995, 53,615 shares, 69,672 shares and 69,959 shares respectively, of BOK Financial common stock were issued in payment of dividends on the Series A Preferred Stock in lieu of cash by mutual agreement of BOK Financial and the holders of the Series A Preferred Stock. Kaiser owns substantially all Series A Preferred Stock. These shares were valued at $1.5 million in 1997, 1996 and 1995, based on average market price, as defined, for a 65 business day period preceding declaration.
     During 1995, 102 nonvoting units in an entity owned by BOk were issued to various officers of BOk. These units are eligible for an annual, cumulative distribution of $8 per unit and have a preferred value upon liquidation of $100 per unit.

Common Stock
     Common stock consists of 2.5 billion authorized shares, $0.00006 par value. Holders of common shares are entitled to one vote per share at the election of the Board of Directors and on any question arising at any shareholders' meeting and to receive dividends when and as declared. No common stock dividends can be paid unless all accrued dividends on the Series A Preferred Stock have been paid. The present policy of BOK Financial is to retain earnings for capital and future growth, and management has no current plans to recommend payment of cash dividends on common stock. Additionally, regulations restrict the ability of national banks and bank holding companies to pay dividends.
     During 1997, 1996 and 1995, 3% dividends payable in shares of BOK Financial common stock were declared and paid. The shares issued were valued at $27.4 million, $16.5 million and $12.8 million, respectively, based on the average closing bid/ask prices on the day preceding declaration.

SUBSIDIARY BANKS
     The amounts of dividends which BOK Financial's subsidiary banks can declare and the amounts of loans the subsidiary banks can extend to affiliates are limited by various federal and state banking regulations. Generally, dividends declared during a calendar year are limited to net profits, as defined, for the year plus retained profits for the preceding two years. The amounts of dividends are further restricted by minimum capital requirements. Pursuant to the most restrictive of the regulations at December 31, 1997, BOK Financial's subsidiary banks could declare dividends up to $46.8 million without prior regulatory approval. The subsidiary banks declared and paid dividends of $69.8 million in 1997, $31 million in 1997, and none in 1995.
     Loans to a single affiliate may not exceed 10.0% and loans to all affiliates may not exceed 20.0% of unimpaired capital and surplus, as defined. Additionally, loans to affiliates must be fully secured. As of December 31, 1997 and 1996, these loans totaled $28.8 million and $12.4 million, respectively. Total loan commitments to affiliates at December 31, 1997 were $50.0 million.

REGULATORY CAPITAL
     Financial institutions are considered to be "well capitalized" pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 if their Leverage, Tier 1 and Total Capital ratios are at least 5%, 6% and 10%, respectively. As shown below, BOK Financial's and all banking subsidiaries capital ratios exceed the regulatory definition of well capitalized.
     As defined by regulations, Tier 1 capital consists primarily of common stockholders' equity less certain intangible assets. Total capital consists primarily of Tier 1 capital plus preferred stock, subordinated debt and reserves for loan losses, subject to certain limitations.

                                          December 31,
                              --------------------------------------
                                     1997               1996
                              --------------------------------------
                                Amount   Ratio     Amount   Ratio
                              --------------------------------------
       (Dollars in thousands)

       Total Capital (to Risk Weighted Assets):
          Consolidated         $552,872   14.54%  $369,007   11.74%
          BOk                   464,996   13.35    322,658   10.46
          BOA                    10,632   16.43     10,004   13.97
          First Texas Bank(1)    24,759   32.47
          First National Bank of
            Park Cities(1)       25,016   23.04

       Tier I Capital (to Risk Weighted Assets):
          Consolidated         $356,928    9.39%  $330,220   10.49%
          BOk                   280,920    8.06    284,025    9.21
          BOA                     9,820   15.18      9,108   12.72
          First Texas Bank(1)    23,797   31.21
          First National Bank of
            Park Cities(1)       23,661   21.79

       Tier I Capital (to Average Assets):
          Consolidated         $356,928    6.81%  $330,220    7.46%
          BOk                   280,920    5.90    284,025    6.52
          BOA                     9,820   11.51      9,108    9.75
          First Texas Bank(1)    23,797   16.12
          First National Bank of
            Park Cities(1)       23,661    9.76

(1) First Texas Bank and first National Bank of Park Cities were acquired in 1997, see Note 2.

(16) EARNINGS PER SHARE

The following table presents the computation of basic and diluted earnings per share (dollars in thousands except share data):

                                                                     1997          1996           1995
                                                                --------------------------------------------
Numerator
   Net income                                                   $      64,625 $      54,127 $       49,205
   Preferred stock dividends                                           (1,500)       (1,500)        (1,500)
------------------------------------------------------------------------------------------------------------
Numerator for basic earnings per share - income
   available to common stockholders                                    63,125        52,627         47,705
------------------------------------------------------------------------------------------------------------
Effect of dilutive securities:
   Preferred stock dividends                                            1,500         1,500          1,500
------------------------------------------------------------------------------------------------------------
Numerator for diluted earnings per share - income available
   to common stockholders after assumed conversion              $      64,625 $      54,127 $       49,205
------------------------------------------------------------------------------------------------------------
 Denominator:
   Denominator for basic earnings per share -weighted average      21,860,260    21,808,828     21,787,884
shares
   Effect of dilutive securities:
     Employee stock options                                           263,572        85,639         56,815
     Convertible preferred stock                                    2,898,186     2,898,186      2,898,186
------------------------------------------------------------------------------------------------------------
Dilutive potential common shares                                    3,161,758     2,983,825      2,955,001
============================================================================================================
Denominator for diluted earnings per share - adjusted
   weighted average shares and assumed conversions                 25,022,018    24,792,653     24,742,885
============================================================================================================
Basic earnings per share                                                $2.89         $2.41          $2.19
============================================================================================================
Diluted earnings per share                                              $2.58         $2.18          $1.99
============================================================================================================

(17) FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying values and estimated fair values of financial instruments as of December 31, 1997 and 1996 (dollars in thousands):

                                                         Range of     Average                    Estimated
                                           Carrying    Contractual   Repricing     Discount        Fair
                                             Value        Yields     (in years)      Rate          Value
                                         -------------------------------------------------------------------
1997:
  Cash and cash equivalents              $   389,326              -       -                 -  $   389,326
  Securities                               1,967,521              -       -                 -    1,968,535
  Loans:
     Commercial                            1,499,400    4.28 - 15.97%    0.4      7.52 - 10.28%  1,489,902
     Commercial real estate                  477,801    5.78 - 12.93     1.1      9.15 - 10.00     472,610
     Residential mortgage                    419,139    3.81 - 14.87     1.6     7.15 -   7.73    425,185
     Residential mortgage - held for sale     78,669        -             -            -            78,669
     Consumer                                290,084    5.00 - 17.90     1.2      7.75 - 13.50     289,681
------------------------------------------------------------------------------------------------------------
Total loans                                2,765,093                                             2,756,047

Reserve for loan losses                      (53,101)                                                    -
------------------------------------------------------------------------------------------------------------
Net loans                                  2,711,992              -       -                 -    2,756,047
Deposits with no stated maturity           2,112,217              -       -                 -    2,112,217
Time deposits                              1,615,862    2.71 - 9.81      0.4      4.65 - 5.98    1,606,668
Other borrowings                           1,025,902    4.66 - 6.87      0.5      5.25 - 8.50    1,029,773
Subordinated debt                            148,356           7.13      6.1             6.49      154,101
------------------------------------------------------------------------------------------------------------
1996:
  Cash and cash equivalents              $   367,551            -          -              -    $   367,551
  Securities                               1,663,984            -          -              -      1,665,125
  Loans:
     Commercial                            1,241,377    4.28 -15.21%     0.5      7.28 - 9.15%   1,231,924
     Commercial real estate                  428,026    6.34 -13.43      1.0      8.90 - 9.75      423,395
     Residential mortgage                    388,820    3.81 -14.87      1.8      7.78 - 7.86      241,813
     Residential mortgage - held for sale     95,332            -         -              -          95,332
     Consumer                                241,025    5.00 -18.15      1.7      7.64 -13.25      387,569
------------------------------------------------------------------------------------------------------------
Total loans                                2,394,580                                             2,380,033
Reserve for loan losses                      (45,148)                                                    -
------------------------------------------------------------------------------------------------------------
Net loans                                  2,349,432                                              2,380,033
Deposits with no stated maturity           1,748,418         -             -              -       1,748,418
Time deposits                              1,508,337    2.03-  9.85      0.7      5.25-  6.14     1,509,380
Other borrowings                             946,304    3.77-  9.28      0.5      5.00-  8.25       946,279
------------------------------------------------------------------------------------------------------------

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

LOANS
     The fair value of loans, excluding loans held for sale, are based on discounted cash flow analyses using interest rates currently being offered for loans with similar remaining terms to maturity and credit risk, adjusted for the impact of interest rate floors and ceilings. The fair values of classified loans were estimated to approximate their carrying values less loan loss reserves allocated to these loans of $10.6 million and $9.9 million at December 31, 1997 and 1996, respectively.
     The fair values of residential mortgage loans held for sale are based upon quoted market prices of such loans sold in securitization transactions, including related unfunded loan commitments and hedging transactions.

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

OFF-BALANCE-SHEET INSTRUMENTS

     The fair values of commercial loan commitments and letters of credit are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements. The fair values of these off-balance-sheet instruments were not significant at December 31, 1997 and 1996. Residential mortgage loan commitments are included in determining the fair value of the mortgage loans held for sale. The fair values of interest rate swaps are based on pricing models using current assumptions to arrive at replacement cost. The estimated fair value of interest rate swaps were $6.6 million and $1.6 million at December 31, 1997 and 1996, respectively.

(18)   PARENT COMPANY ONLY FINANCIAL STATEMENTS

     Summarized financial information for BOK Financial - Parent Company Only follows:

Balance Sheets
(In Thousands)                                             December 31,
                                                    ----------------------------
                                                       1997           1996
                                                    ----------------------------
Assets
Cash and cash equivalents                            $       627    $      461
Securities - available for sale                           30,682        33,155
Investment in subsidiaries                               437,553       328,511
Other assets                                               1,747         1,591
--------------------------------------------------------------------------------
   Total assets                                         $470,609      $363,718
================================================================================
Liabilities and Shareholders' Equity
Short-term borrowings                                  $  32,887  $          -
Other liabilities                                          2,245         3,752
--------------------------------------------------------------------------------
   Total liabilities                                      35,132         3,752
--------------------------------------------------------------------------------
Preferred stock                                               23            23
Common stock                                                   1             1
Capital surplus                                          208,327       176,093
Retained earnings                                        218,629       182,892
Treasury stock                                            (2,190)         (428)
Unrealized net gain on securities available for sale      10,691         1,472
Notes receivable                                              (4)          (87)
--------------------------------------------------------------------------------
   Total shareholders' equity                            435,477       359,966
--------------------------------------------------------------------------------
   Total liabilities and shareholders' equity           $470,609    $  363,718
================================================================================

Statements of Earnings
(In Thousands)
                                                          1997       1996         1995
                                                     ---------------------------------------
Dividends, interest and fees received from               $70,803    $31,202    $  1,460
   subsidiaries
Other operating revenue                                    2,612        532       1,241
--------------------------------------------------------------------------------------------
   Total revenue                                          73,415     31,734       2,701
--------------------------------------------------------------------------------------------
Interest expense                                           3,566        819         273
Personnel expense                                            293          7         407
Professional fees and services                               172        177         212
Contribution of stock to BOk Charitable Foundation         3,638          -           -
Other operating expense                                      106        236         250
--------------------------------------------------------------------------------------------
   Total expense                                           7,775      1,239       1,142
--------------------------------------------------------------------------------------------
Income before taxes and equity in undistributed
   income of subsidiaries                                 65,640     30,495       1,559
Federal and state income tax expense (credit)             (3,657)    (4,116)      1,043
--------------------------------------------------------------------------------------------
Income before equity in undistributed income of           69,297     34,611         516
   subsidiaries
Equity in undistributed income (loss) of subsidiaries     (4,672)    19,516      48,689
--------------------------------------------------------------------------------------------
Net income                                               $64,625    $54,127     $49,205
============================================================================================

Statements of Cash Flows
(In Thousands)

                                                          1997          1996           1995
                                                     --------------------------------------------
 Cash flows from operating activities:
   Net income                                          $  64,625       $54,127        $49,205
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Equity in undistributed income (loss) of            4,672       (19,516)       (48,689)
         subsidiaries
       Gain on sale of available-for-sale securities      (1,226)            -         (1,213)
       Contribution of stock to BOk Charitable
         Foundation                                        3,638             -              -
       Change in other assets                               (156)          170           (144)
       Change in other liabilities                        (3,610)       (3,552)         1,403
-------------------------------------------------------------------------------------------------
Net cash provided by operating activities                 67,943        31,229            562
-------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Proceeds from sales of available-for-sale              12,157             -         13,287
     securities
   Purchases of available-for-sale securities            (10,000)      (22,826)       (15,641)
   Investment in subsidiaries                           (104,488)       (6,029)        (3,155)
-------------------------------------------------------------------------------------------------
Net cash used in investing activities                   (102,331)      (28,855)        (5,509)
-------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Increase (decrease) in short-term borrowings           32,887        (2,500)         2,000
   Issuance of preferred, common and treasury stock, net   1,584           311            331
   Dividends on preferred stock                                -            (3)             -
   Payments on notes receivable                               83            67            131
-------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities          34,554        (2,125)         2,462
-------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents         166           249         (2,485)
Cash and cash equivalents at beginning of period             461           212          2,697
-------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                  $627     $     461      $     212
=================================================================================================
Payment of dividends in common stock                   $  28,948       $17,956        $14,346
-------------------------------------------------------------------------------------------------
Cash paid for interest                                $    3,395     $     827      $     265
-------------------------------------------------------------------------------------------------

                                                  BOK FINANCIAL CORPORATION



ANNUAL FINANCIAL SUMMARY - UNAUDITED

Consolidated Daily Average Balances,
Average Yields and Rates


(Dollars in Thousands Except Per Share Data)                             1997
                                                     --------------------------------------------
                                                         Average       Revenue/        Yield/
                                                         Balance       Expense1         Rate
                                                     --------------------------------------------

Assets
   Taxable securities                                    $1,560,535      $  97,416       6.24%
   Tax-exempt securities                                    344,112         26,137       7.60
-------------------------------------------------------------------------------------------------
     Total securities                                     1,904,647        123,553       6.49
-------------------------------------------------------------------------------------------------
   Trading securities                                         4,785            287       6.00
   Funds sold and resell agreements                          52,911          2,992       5.65
   Loans(2)                                               2,598,718        227,283       8.75
     Less reserve for loan losses                            50,091              -          -
-------------------------------------------------------------------------------------------------
   Loans, net of reserve                                  2,548,627        227,283       8.92
-------------------------------------------------------------------------------------------------
     Total earning assets                                 4,510,970        354,115       7.85
-------------------------------------------------------------------------------------------------
   Cash and other assets                                    579,575
-------------------------------------------------------------------------------------------------
     Total assets                                        $5,090,545
=================================================================================================
Liabilities and Shareholders' Equity
   Transaction deposits                                  $1,048,060      $  33,091       3.16%
   Savings deposits                                         106,811          2,367       2.22
   Time deposits                                          1,564,236         86,584       5.54
-------------------------------------------------------------------------------------------------
     Total interest-bearing deposits                      2,719,107        122,042       4.49
-------------------------------------------------------------------------------------------------
   Other borrowings                                       1,088,470         62,740       5.76
   Subordinated debenture                                    64,374          4,166       6.47
-------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities                   3,871,951        188,948       4.88
-------------------------------------------------------------------------------------------------
   Demand deposits                                          752,768
   Other liabilities                                         72,122
   Shareholders' equity                                     393,704
-------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity          $5,090,545
====================================================================

Tax-equivalent Net Interest Revenue                                       $165,167       2.97%
Tax-equivalent Net Interest Revenue to Earning Assets                                    3.66
Tax-equivalent adjustment(1)                                                 9,567
-------------------------------------------------------------------------------------------------
Net Interest Revenue                                                       155,600
Provision for loan losses                                                    9,026
Other operating revenue                                                    129,699
Other operating expense                                                    195,166
-------------------------------------------------------------------------------------------------
Income before taxes                                                         81,107
Federal and state income tax                                                16,482
-------------------------------------------------------------------------------------------------
Net Income                                                               $  64,625
=================================================================================================

Earnings Per Average Common Share Equivalent:
   Net Income
     Basic                                                                   $2.89
-------------------------------------------------------------------------------------------------
     Diluted                                                                  2.58
-------------------------------------------------------------------------------------------------

(1) Tax equivalent at the statutory federal and state rates for the periods presented. The taxable equivalent adjustments shown are for comparative purposes.
(2) The loan averages included loans on which the accrual of interest has been discontinued and are stated net of unearned income.


                   1996                                               1995
----------------------------------------------------------------------------------------------
   Average       Revenue/       Yield/               Average       Revenue/        Yield/
   Balance       Expense(1)      Rate                Balance       Expense(1)       Rate
------------------------------------------        --------------------------------------------


    $1,285,333     $  77,588      6.04%              $1,354,949   $  83,076        6.13%
       305,000        22,801      7.48                  253,969      19,113        7.53
----------------------------------------------------------------------------------------------
     1,590,333       100,389      6.31                1,608,918     102,189        6.35
----------------------------------------------------------------------------------------------
         5,096           340      6.67                    3,672         242        6.59
        29,134         1,630      5.59                   16,509         996        6.03
     2,252,216       196,538      8.73                2,012,574     179,052        8.90
        42,074             -         -                   38,318
----------------------------------------------------------------------------------------------
     2,210,142       196,538      8.89                1,974,256     179,052        9.07
----------------------------------------------------------------------------------------------
     3,834,705       298,897      7.79                3,603,355     282,479        7.84
----------------------------------------------------------------------------------------------
       467,722                                          442,834
----------------------------------------------------------------------------------------------
    $4,302,427                                       $4,046,189
==============================================================================================


   $   848,365     $  28,336      3.34%             $   758,594   $  25,276        3.33%
       101,273         2,464      2.43                  118,664       2,957        2.49
     1,555,073        87,266      5.61                1,229,769      69,506        5.65
----------------------------------------------------------------------------------------------
     2,504,711       118,066      4.71                2,107,027      97,739        4.64
----------------------------------------------------------------------------------------------
       794,715        45,027      5.67                1,023,780      62,086        6.06
             -             -        -                     5,797         352        6.07
----------------------------------------------------------------------------------------------
     3,299,426       163,093      4.94                3,136,604     160,177        5.11
----------------------------------------------------------------------------------------------
       621,069                                          574,865
        59,678                                           62,361
       322,254                                          272,359
----------------------------------------------------------------------------------------------
    $4,302,427                                       $4,046,189
==============================================================================================
                    $135,804      2.85%                            $122,302        2.73%
                                  3.54                                             3.39
                       8,365                                          7,038
----------------------------------------------------------------------------------------------
                     127,439                                        115,264
                       4,267                                            231
                     105,312                                         91,146
                     159,028                                        142,206
----------------------------------------------------------------------------------------------
                      69,456                                         63,973
                      15,329                                         14,768
----------------------------------------------------------------------------------------------
                   $  54,127                                      $  49,205
==============================================================================================



                 $      2.41                                     $     2.19
----------------------------------------------------------------------------------------------
                        2.18                                           1.99
----------------------------------------------------------------------------------------------

                                                  BOK FINANCIAL CORPORATION

Quarterly Financial Summary - Unaudited

Consolidated Daily Average Balances,
Average Yields and Rates


  (Dollars in Thousands Except Per Share Data)

                                                                                     Three Months Ended
                                                             ------------------------------------------------------------------
                                                                    December 31, 1997                  September 30, 1997
                                                             --------------------------------    ------------------------------

                                                               Average    Revenue/  Yield/         Average   Revenue/  Yield/
                                                               Balance    Expense(1) Rate          Balance   Expense(1) Rate
                                                             ------------------------------------------------------------------

   Assets
     Taxable securities                                       $1,562,445   $24,408    6.20%        $1,560,418  $24,354   6.19%
     Tax-exempt securities                                       331,793     6,666    7.97            360,461    6,764   7.44
  -----------------------------------------------------------------------------------------------------------------------------
       Total securities                                        1,894,238    31,074    6.51          1,920,879   31,118   6.43
  -----------------------------------------------------------------------------------------------------------------------------
     Trading securities                                            6,203        93    5.95              3,583       53   5.87
     Funds sold and resell agreements                             53,964       724    5.32             49,645      740   5.91
     Loans(2)                                                  2,764,436    60,924    8.74          2,676,237   59,063   8.76
       Less reserve for loan losses                               53,180                               51,165
  -----------------------------------------------------------------------------------------------------------------------------
     Loans, net of reserve                                     2,711,256    60,924    8.92          2,625,072   59,063   8.93
  -----------------------------------------------------------------------------------------------------------------------------
       Total earning assets                                    4,665,661    92,815    7.89          4,599,179   90,974   7.85
  -----------------------------------------------------------------------------------------------------------------------------
     Cash and other assets                                       618,039                              590,260
  -----------------------------------------------------------------------------------------------------------------------------
       Total assets                                           $5,283,700                           $5,189,439
  =============================================================================================================================

  Liabilities and Shareholders' Equity
     Transaction deposits                                     $1,102,144  $  8,466    3.05%        $1,067,895 $  8,290   3.08%
     Savings deposits                                            106,207       596    2.23            108,104      603   2.21
     Time deposits                                             1,582,538    22,037    5.52          1,533,191   21,489   5.56
  -----------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing deposits                         2,790,889    31,099    4.42          2,709,190   30,382   4.45
  -----------------------------------------------------------------------------------------------------------------------------
     Other borrowings                                          1,050,545    15,169    5.73          1,159,005   17,203   5.89
     Subordinated debenture                                      148,334     2,439    6.52             81,395    1,305   6.36
  -----------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities                      3,989,768    48,707    4.84          3,949,590   48,890   4.91
  -----------------------------------------------------------------------------------------------------------------------------
     Demand deposits                                             783,508                              761,578
     Other liabilities                                            80,763                               75,732
     Shareholders' equity                                        429,661                              402,539
  -----------------------------------------------------------------------------------------------------------------------------
       Total liabilities and shareholders' equity             $5,283,700                           $5,189,439
  =============================================================================================================================

  Tax-equivalent Net Interest Revenue1                                     $44,108    3.05%                    $42,084   2.94%
  Tax-equivalent Net Interest Revenue1 to Earning Assets                              3.75                               3.63
  Tax-equivalent adjustment1                                                 2,396                               2,426
  -----------------------------------------------------------------------------------------------------------------------------
  Net Interest Revenue                                                      41,712                              39,658
  Provision for loan losses                                                  3,500                               3,000
  Other operating revenue                                                   33,521                              34,315
  Other operating expense                                                   61,277                              46,720
  -----------------------------------------------------------------------------------------------------------------------------
  Income before taxes                                                       10,456                              24,253
  Federal and state income tax (benefit)                                    (6,362)                              7,857
  -----------------------------------------------------------------------------------------------------------------------------
  Net Income                                                               $16,818                             $16,396
  =============================================================================================================================

  Earnings Per Average Common Share Equivalent:
     Net Income
       Basic                                                             $     .75                           $     .73
  -----------------------------------------------------------------------------------------------------------------------------
       Diluted                                                                 .67                                 .65
  -----------------------------------------------------------------------------------------------------------------------------

(1) Tax equivalent at the statutory federal and state rates for the periods presented. The taxable equivalent adjustments shown are for comparative purposes.

(2) The loan averages included loans on which the accrual of interest has been discontinued and are stated net of unearned income.


                                          Three Months Ended
-------------------------------------------------------------------------------------------------------
        June 30, 1997                       March 31, 1997                    December 31, 1996
-------------------------------    --------------------------------    --------------------------------

  Average    Revenue/  Yield/        Average    Revenue/   Yield/        Average    Revenue/   Yield/
  Balance    Expense(1) Rate         Balance    Expense(1)  Rate         Balance    Expense(1)  Rate
-------------------------------------------------------------------------------------------------------


 $1,634,264   $25,793    6.33%      $1,484,137   $22,861     6.25%      $1,326,104   $20,042    6.01%
    344,558     6,572    7.65          339,542     6,135     7.33          330,195     6,129    7.38
-------------------------------------------------------------------------------------------------------
  1,978,822    32,365    6.56        1,823,679    28,996     6.45        1,656,299    26,171    6.29
-------------------------------------------------------------------------------------------------------
      5,552        83    6.00            3,790        58     6.21            3,870        72    7.40
     57,072       817    5.74           50,967       711     5.66           24,949       356    5.68
  2,535,264    55,850    8.84        2,414,234    51,446     8.64        2,329,981    50,414    8.61
     49,164         -      -            46,771         -        -           45,455         -      -
-------------------------------------------------------------------------------------------------------
  2,486,100    55,850    9.01        2,367,463    51,446     8.81        2,284,526    50,414    8.78
-------------------------------------------------------------------------------------------------------
  4,527,546    89,115    7.89        4,245,899    81,211     7.76        3,969,644    77,013    7.72
-------------------------------------------------------------------------------------------------------
    576,578                            532,386                             475,824
-------------------------------------------------------------------------------------------------------
 $5,104,124                         $4,778,285                          $4,445,468
=======================================================================================================


 $1,032,622  $  8,348    3.24%     $   988,110  $  7,987     3.28%     $   891,053  $  7,678    3.43%
    109,349       604    2.22          103,542       564     2.21           96,609       595    2.45
  1,576,211    21,625    5.50        1,565,153    21,433     5.55        1,533,447    21,582    5.60
-------------------------------------------------------------------------------------------------------
  2,718,182    30,577    4.51        2,656,805    29,984     4.58        2,521,109    29,855    4.71
-------------------------------------------------------------------------------------------------------
  1,151,971    16,700    5.81          990,944    13,668     5.59          887,502    12,707    5.70
     20,000       326    6.54            6,000        96     6.40                -         -      -
-------------------------------------------------------------------------------------------------------
  3,890,153    47,603    4.91        3,653,749    43,748     4.86        3,408,611    42,562    4.97
-------------------------------------------------------------------------------------------------------
    776,405                            688,440                             633,441
     63,664                             68,159                              60,023
    373,902                            367,937                             343,393
-------------------------------------------------------------------------------------------------------
 $5,104,124                         $4,778,285                          $4,445,468
=======================================================================================================

              $41,512    2.98                    $37,463     2.90%                   $34,451    2.75%
                         3.68                                3.58                               3.45
                2,344                              2,401                               2,207
-------------------------------------------------------------------------------------------------------
               39,168                             35,062                              32,244
                1,500                              1,026                                 357
               31,411                             30,452                              27,534
               45,443                             41,726                              38,315
-------------------------------------------------------------------------------------------------------
               23,636                             22,762                              21,106
                7,572                              7,415                               6,540
-------------------------------------------------------------------------------------------------------
              $16,064                            $15,347                             $14,566
=======================================================================================================



            $      .72                         $      .69                          $      .65
-------------------------------------------------------------------------------------------------------
                   .64                                .62                                 .59
-------------------------------------------------------------------------------------------------------

                            BOK Financial Corporation
                               1996 Annual Report
                                   Appendix A
================================================================================
Net Income
Graph  I
For Year Ended December 31, 1997
(Dollars in Thousands)

                            1997        1996         1995       1994        1993
                            ----        ----         ----       ----        ----
 Net Income              $64,625     $54,127      $49,205    $45,065     $37,472
================================================================================
Earnings Per Share
Graph II
For Year Ended December 31, 1997

                            1997        1996         1995       1994        1993
                            ----        ----         ----       ----        ----
 Earnings per share        $2.58       $2.18        $1.99      $1.81       $1.60
================================================================================
Non Interest Revenue
Graph III
For Year Ended December 31, 1997
(Dollars in Thousands)

                            1997         1996        1995       1994        1993
                            ----         ----        ----       ----        ----
 Mortgage banking
  revenue                $32,235      $26,236     $20,336    $15,868     $12,564
 Deposit fees and
  service charge          28,651       24,104      21,152     20,698      20,825
 Trust fees and
   service charges        24,062       21,638      19,363     17,117      16,824
 Other                    44,751       33,334      30,295     20,681      26,397
================================================================================
Loans
Graph IV
December 31, 1997
(Dollars in Thousands)

                            1997         1996        1995       1994        1993
                            ----         ----        ----       ----        ----
 Commercial           $1,499,400   $1,241,377  $1,086,579   $903,293    $822,569
 Real estate             975,609      912,178     850,766    709,557     690,414
 Consumer                290,084      241,025     257,023    231,203     165,572
================================================================================
Real Estate Loans
Graph V
December 31, 1997
(Dollars in Thousands)
                             1997         1996       1995       1994        1993
                             ----         ----       ----       ----        ----
 Commercial real estate  $375,001     $360,200   $332,024   $285,281    $230,482
 Single family
   residential            419,139      388,820    395,941    343,969     227,799
 Construction & land
   development            102,800       67,826     50,389     39,398      42,347
 Loans held for sale       78,669       95,332     72,412     40,909     189,786
================================================================================
Funding
Graph VI
December 31, 1997
(Dollars in Thousands)
                          1997         1996        1995       1994        1993
                          ----         ----        ----       ----        ----
 Deposits             $3,728,079   $3,256,755  $2,937,709 $2,629,574  $2,610,927
 Borrowed funds        1,025,902      946,304     947,806    974,334     263,557
 Capital & subord-
   inated debt           583,833      359,966     301,565    236,902     213,943
================================================================================

DIRECTORS

BOK FINANCIAL CORPORATION

W. Wayne Allen(1)
Chairman and CEO
Phillips Petroleum Co.

Keith E. Bailey(1)
Chairman, President and CEO
Williams

James E. Barnes
Chairman and CEO
MAPCO Inc.

Sharon J. Bell
Managing Partner
Rogers and Bell

Glenn A. Cox1
Retired President and COO
Phillips Petroleum Company

Nancy J. Davies(1)
Community Leader

Dr. Robert H. Donaldson(1)
Trustees Professor of Political Science
University of Tulsa

William E. Durrett
Chairman, President and CEO
American Fidelity Corp.

James O. Goodwin(1)
CEO
The Oklahoma Eagle Publishing Co.

D. Joseph Graham(2)
Vice President and CFO
Kaiser-Francis Oil Co.

V. Burns Hargis(1)
Vice Chairman
BOk Financial Corp. and
Bank of Oklahoma, N.A.

Eugene A. Harris(2)
Executive Vice President
BOk Financial Corp. and
Bank of Oklahoma, N.A.

E. Carey Joullian, IV(1)
President
Mustang Fuel Corporation

George B. Kaiser
Chairman of the Board
BOk Financial Corp. and
Bank of Oklahoma, N.A.

Robert J. LaFortune
Personal Investments

Philip C. Lauinger, Jr.
Chairman
Lauinger Publishing Company

David R. Lopez(1)
President - Oklahoma
Southwestern Bell Telephone Co.

Stanley A. Lybarger(1)
President and CEO
BOk Financial Corp. and
Bank of Oklahoma, N.A.

John L. Massey(4)
Chairman of the Board
Durant Bank and Trust Co.

Frank A. McPherson(1)
Retired Chairman and CEO
Kerr-McGee Oil Corporation

Steven E. Moore(4)
Chairman, President and CEO
OGE Energy Corp.

J. Larry Nichols(1)
CEO and President
Devon Energy Corporation

Robert L. Parker, Sr.
Chairman
Parker Drilling Company

James W. Pielsticker(1)
President
Arrow Trucking Co.

E.C. Richards(1)
SVP of Operations
Sooner Pipe and Supply Corp.

James A. Robinson
Personal Investments

L. Francis Rooney, III(1)
Chairman and CEO
Manhattan Construction Company

Wayne D. Stone(4)
Chairman, President and CEO
Bank of Arkansas, N.A.

David J. Tippeconnic(4)
President and CEO
Citgo Petroleum Corporation

Tom E. Turner(4)
Chairman and CEO Bank of Texas, N.A.

James A. White(2)
Executive Vice President and CFO
BOk Financial Corp. and
Bank of Oklahoma, N.A.

Robert L. Zemanek(3)
President, Energy Delivery
Central and South West Services, Inc.



1 Director of BOk Financial Corp. and Bank of Oklahoma, N.A.
2 Director of Bank of Oklahoma, N.A.
3 Director of BOk Financial Corp. and Bank of Texas, N.A.
4 Advisory pending election at shareholders meeting April 28

BANK OF TEXAS, N.A.

C. Thomas Abbott(2)
Vice Chairman
Bank of Texas, N.A.

Charles A. Angel(2)
Vice Chairman
Bank of Texas, N.A.

C. Fred Ball(3)
President
Bank of Texas, N.A.

C. Huston Bell(2)
President
The Vantage Companies

Edward O. Boshell, Jr. (3)
Partner
Columbia General Investments, LP

Ben R. Briggs(3)
Owner, Ben R. Briggs

R. Neal Bright(3)
Managing Partner
Bright and Bright CPA's

Dudley Chambers(3)
Partner, Jackson & Walker, L.L.P.

Edward F. Doran, Sr.(3)
President
Doran Chevrolet, Inc.

James J. Ellis(3)
Partner
Ellis/Rosier Associates

R. William Gribble, Jr. (2)
President
Gribble Oil Corporation

J. T. Hairston, Jr. (3)
Retired President
Cullum Companies

Jerry Lastelick(3)
Attorney
Lastelick, Anderson and Arneson

Stanley A. Lybarger(3)
President and CEO BOK Financial Corp.

Donald J. Malouf (2)
Partner
Malouf Lynch Jackson
Kessler and Collins Attorneys

Jon L. Mosle, Jr. (3)
Director, SW Securities,
Westwood Trust, Aquilla
Gas Pipe Line and Wiser Oil

Michael A. McBee(3)
Owner
McBee Operating Co.

Mrs. Rozene Pride1
Investor
Cecca Productions, Inc.

William E. Stahnke(3)
Vice Chairman
Bank of Texas, N.A.

James G. Storey(2)
Retired EVP and Auditor
FNB Park Cities

Mrs. Jere W. Thompson(3)
Civic Leader

Tom E. Turner(3)
Chairman and CEO Bank of Texas, N.A.

John C. Vogt(2)
District Manager
International Supply Co.

James A. White(1)
Executive Vice President and CFO
BOK Financial Corp.

Robert L. Zemanek(3)
President, Energy Delivery
Central and South West Services, Inc.


1 Park Cities Bancshares, Inc.
2 Bank of Texas, N.A.
3 Park Cities Bancshares, Inc/Bank of Texas, N.A.



BANK OF ARKANSAS, N.A.


George C. Faucette, Jr.
Coldwell Banker Faucette Real Estate

Gerald Jones
President
Jones Olds-GMC-Buick, Inc.


Norman W. Smith
Executive Vice President
Bank of Oklahoma, N.A.

Wayne D. Stone
Chairman, President and CEO
Bank of Arkansas, N.A.

Jerry D. Sweetser
Sweetser Properties, Inc.

--------------------------------------------------------------------------------
OPERATING SUBSIDIARIES
--------------------------------------------------------------------------------

BANK OF ARKANSAS, N.A.
Fayetteville
3500 N. College
(501)973-2660

BANK OF OKLAHOMA, N.A.
Oklahoma City
Bank of Oklahoma Plaza
Robinson at Robert. S. Kerr
(405)272-2000

Tulsa
Bank of Oklahoma Tower
(918)588-6000


BANK OF TEXAS, N.A.
Dallas
5956 Sherry Lane, Ste. 1800
(214)987-8880

6215 Hillcrest Avenue
(214)525-5000


--------------------------------------------------------------------------------
Other Operating Subsidiaries
--------------------------------------------------------------------------------

BANK OF OKLAHOMA, TRUST DIVISION
Oklahoma City
Commerce Center
9520 N. May
(405) 936-3700

Tulsa
Bank of Oklahoma Tower
One Williams Center, 10th Floor
(918) 588-6437


BOSC, INC
3045 S. Harvard, Tulsa
(918)     746-5720

SOUTHWEST
TRUST COMPANY
Commerce Center
9520 N. May, 2nd Floor
(405) 936-3970


BANK OF TEXAS,
TRUST DIVISION
Dallas
5956 Sherry Lane, Ste. 1800
(214) 987-8800

Sherman
2009 Independence Dr.
(903) 813-5100


BOK MORTGAGE
Lawton
2602 W. Gore Blvd.
(580) 250-0070

Oklahoma City
5015 N. Pennsylvania
(405) 879-8700

Tulsa
Copper Oaks
7060 S. Yale, Suite 100
(918)     488-7140

Pine and Lewis
1604 N. Lewis
(918) 588-8608


Owasso
413 E. 2nd Ave.
(918)     588-8650


BANK OF ARKANSAS
MORTGAGE GROUP
Bentonville
1706 S.E. Walton Blvd., Ste. B
(501) 271-6800

Fayetteville
1130 Millsap Road
(501) 973-2600

Siloam Springs
1270 Hwy 412 West, Unit J
(501) 549-3675


--------------------------------------------------------------------------------
Major Customer Service Offices
--------------------------------------------------------------------------------

BUSINESS BANKING
CENTERS
Dallas
2650 Royal Lane
(972) 443-2800

Oklahoma City
Commerce Center
9520 N. May
(405)     936-3700

Tulsa
Brookside Banking Center
3237 S. Peoria
(918)     746-7400


CONSUMER BANKING
Oklahoma City
Bank of Oklahoma Plaza
Robinson at Robert. S. Kerr
(405)     272-2000

Tulsa
Bank of Oklahoma Tower
(918) 588-6000
CORPORATE BANKING
Albuquerque
4263 Montgomery NE,
Ste 210
(505) 884-2000

Dallas
5956 Sherry Lane, Ste. 1800
(214) 987-8880

Fayetteville
3500 N. College
(501)     973-2660

Oklahoma City
Bank of Oklahoma Plaza
Robinson at Robert S. Kerr
(405)     272-2000

Tulsa
Bank of Oklahoma Tower
(918)     588-6000


BANCOKLAHOMA
INVESTMENT CENTER
Tulsa
Ranch Acres
3045 S. Harvard, Suite 101
(918) 746-5770 Investment Center Financial Consultants are located in all Consumer, Community and Private Financial Services locations statewide.


PRIVATE FINANCIAL
SERVICES
Bartlesville
3815 S.E. Frank Phillips Blvd.
(918)     335-5349

Dallas
6701 Preston Road
(214) 525-7600

6215 Hillcrest Avenue
(214)     525-5000

Enid
2308 N. Van Buren
(580)     548-8523


Oklahoma City
Commerce Center
9520 N. May, 2nd Floor
(405) 936-3900

Tulsa
Midtown
2021 S. Lewis, Suite 200
(918) 748-7244

Downtown
320 S. Boston
(918) 588-6214

Brookside
3237 S. Peoria
(918) 746-7487

61st & Yale
6036 S. Yale
(918) 493-5210

EXECUTIVE OFFICERS


George B. Kaiser
Chairman of the Board

Stanley A. Lybarger
President, Chief Executive Officer

V. Burns Hargis
Vice Chairman

Eugene A. Harris
Executive Vice President
Commercial Banking

James A. White
Executive Vice President
Chief Financial Officer

Frederic Dorwart
Secretary

Lowell E. Faulkenberry
Senior Vice President
Director, Risk Management

John C. Morrow
Senior Vice President
Controller, Financial Accounting

BANK OF OKLAHOMA, N.A.

Mark W. Funke
President, Oklahoma City

H. James Holloman
Executive Vice President
Trust Division

David L. Laughlin
President
BOk Mortgage

Norman W. Smith
Executive Vice President
Consumer Banking

Charles D. Williamson
Executive Vice President
Capital Markets


BANK OF TEXAS, N.A.

Tom E. Turner
Chairman and CEO

Charles T. Abbott
President, Vice Chairman

Charles A. Angel, Jr.
Vice Chairman

William E. Stahnke
Vice Chairman

C. Fred  Ball, Jr.
President

Steven D. Poole
President, Trust


BANK OF ARKANSAS, N.A.

Wayne D. Stone
Chairman, President and CEO

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


   CORPORATE HEADQUARTERS
   Bank of Oklahoma Tower
   P.O. Box 2300
   Tulsa, Oklahoma 74192
   (918) 588-6000

   INDEPENDENT AUDITORS
   Ernst & Young LLP
   Bank of Oklahoma Tower
   Tulsa, Oklahoma 74172
   (918) 560-3600

   LEGAL COUNSEL
   Frederic Dorwart Lawyers
   Old City Hall
   124 E. Fourth St.
   Tulsa, Oklahoma 74103-5010
   (918) 583-9922

   COMMON SHARES:
   Traded Over the Counter,
   NASDAQ Symbol:  BOKF

   MARKET MAKERS:
   Herzog, Heine, Geduld, Inc.
   Smith Barney
   Southwest Securities, Inc.


   TRANSFER AGENT AND REGISTRAR
   The Bank of New York
   (800) 524-4458

   Address Shareholders Inquiries to:
   Shareholder Relations Department-11E
   P.O. Box 11258
   Church Street Station
   New York, NY 10286

   E-Mail Address:
   Shareowner-svcs@Email.bony.com

   Send Certificates for Transfer
   and Address Changes to:
   Receive and Deliver Department - 11W
   P.O. Box 11002
   Church Street Station
   New York, NY 10286



         Copies of BOK Financial Corporation's Annual Report to Shareholders, Form 10-K to the Securities and Exchange Commission and other public financial information are available without charge upon written request. Analysts, shareholders and other investors seeking financial information about BOK Financial Corporation are invited to contact James A. White, Executive Vice
President & Chief Financial Officer, (918) 588-6752. News media and others seeking general information should contact Becky J. Frank, Vice President, Public Relations manager, (918) 588-6831.

                             BANK OF ARKANSAS, N.A.
                      P.O. Box 1407, Fayetteville, AR 72703
                                 (501) 973-2660


                             BANK OF OKLAHOMA, N.A.
                             Bank of Oklahoma Tower
                         P.O. Box 2300, Tulsa, OK 74192
                                 (918) 588-6000

                             Bank of Oklahoma Plaza
                     P.O. Box 24128, Oklahoma City, OK 73124
                                 (405) 272-2000



                               BANK OF TEXAS, N.A.
                  formerly First National Bank of Park Cities,
                   First Texas Bank and Alliance Trust Company

                     6215 Hillcrest Avenue, Dallas, TX 75205
                                 (214) 525-5000













                                              (C)1998 BOK Financial Corporation