Form 10-K, Exhibit 13
period 1998-12-31
BOK FINANCIAL CORP ET AL
filed 1999-03-22
CIK 875357

                            BOK FINANCIAL CORPORATION

                                   EXHIBIT 13

                          ANNUAL REPORT TO SHAREHOLDERS



                                TABLE OF CONTENTS

        Consolidated Selected Financial Data                9

        Management's Assessment of Operations and
           Financial Condition                             10

        Selected Quarterly Financial Data                  17

        Report of Management on Financial Statements       25

        Report of Independent Auditors                     25

        Consolidated Financial Statements                  26

        Notes to Consolidated Financial Statements         31

        Annual Financial Summary                           54

        Quarterly Financial Summary                        56

        Appendix A                                         63

                               1998 Annual Report



                                  BOK FINANCIAL
                                   CORPORATION

FINANCIAL HIGHLIGHTS
(Dollars In Thousands Except Share Data)


                                                        1998(2)      1997(2),(3)    1996(2),(3)
                                                      -----------   -----------   -----------
FOR THE YEARS ENDED DECEMBER 31
   Net income                                         $    74,716   $    64,625   $    54,127

   Earnings per share:
     Basic                                                   1.62          1.40          1.17
     Diluted                                                 1.44          1.25          1.06

   Return on average assets                                  1.31%         1.27%         1.26%
   Return on average equity                                 15.99         16.41         16.80
                                                      -----------   -----------   -----------

Tangible operating results (see Table 2):
   Tangible net income                                $    83,122   $    72,536   $    61,336
   Tangible net income per diluted share                     1.61          1.41          1.20
   Return on tangible assets                                 1.47%         1.44%         1.44%
   Return on tangible shareholders' equity                  20.81         22.13         21.18
                                                      -----------   -----------   -----------

AS OF DECEMBER 31
   Loans, net of reserves                             $ 3,487,010   $ 2,711,992   $ 2,349,432
   Assets                                               6,809,348     5,399,642     4,620,700
   Deposits                                             4,379,230     3,728,079     3,256,755
   Shareholders' equity                                   505,114       435,477       359,966
   Nonperforming assets                                    17,716        24,232        23,411
                                                      -----------   -----------   -----------

   Book value per common share                        $     11.09   $      9.68   $      7.98

   Common shares and options outstanding at year-end   47,937,174    47,812,331    47,332,208
                                                      -----------   -----------   -----------

   Tier 1 capital ratio (see Note 15)                        7.80%         9.39%        10.49%
   Total capital ratio (see Note 15)                        11.96         14.54         11.74
   Leverage ratio (see Note 15)                              6.57          6.81          7.46
   Shareholders' equity to total assets                      7.42          8.06          7.79

   Reserve for loan losses to nonperforming loans          495.05        279.86        239.70
   Reserve for loan losses to loans(1)                       1.88          1.98          1.96
   Net charge offs (recoveries) to average loans              .09           .14          (.12)
                                                      ===========   ===========   ===========


(1) Excludes residential mortgage loans held for sale which are carried at the lower of aggregate cost or market value.

(2) Shares and per share data have been restated to reflect the 2-for-1 stock split in the form of a 100% stock dividend on February 22, 1999.

(3) Shares and per share data have been restated to reflect the 3% stock dividend paid in November 1998.

                                                          [PICTURE]
                                             Stan Lybarger         George Kaiser
                                             President and CEO     Chairman

TO OUR SHAREHOLDERS,
CUSTOMERS, EMPLOYEES AND FRIENDS:

     Nineteen ninety-eight was another excellent year for BOK Financial Corp. We had record earnings, entered a major new market and achieved remarkable progress at Bank of Texas in its rise to prominence in the Dallas-Ft. Worth Metroplex. Our fee-based lines of business continued growing much faster than most other banks, to reach an industry-leading share of our income. In this letter and the accompanying articles, we want to share our progress and our goals with you.

GOALS:

    Our objective is to grow BOK Financial into a regionally prominent firm which:

    o remains preeminent in its home markets

    o focuses on selected expansion markets throughout the rest of the region which best match our skill set

    o serves all its markets with a visible commitment to quality and total dedication to meeting customers' expectations

    o delivers superior financial performance, emphasizing return on shareholder equity and growth in earnings per share

    o further develops the potential of its nationally competitive fee-based services

    o reemphasizes cost efficiency in a period of unprecedented franchise shifting after years of focus on building market share

    o thinks and acts entrepreneurially within the boundaries of sound banking practice

DISCIPLINED ACQUISITION STRATEGY:

     With the extraordinary market vacuum created by the sale of all but four mid-size banks in the seven-state Oklahoma region, we continue to see great opportunity to expand our horizons in the major markets bordering Oklahoma. In seeking and developing new markets, we do not pursue volume or dots on a map, but look instead for the following characteristics:

     o attractive market growth rates

     o a well managed platform for entry or consolidation economies

     o a well developed middle market customer base

     o a large gap between mega-bank and community bank competitors to serve the middle market

     o a good match between market opportunities and our skill set, with a concentration on commercial services

     o accretive earnings potential in the first two years

                                   [GRAPH I]


                               See Appendix A for
                                  Graph I data

Expansion into faster growing markets, while extending our commitment to our home market

     And in developing each potential market, we seek to attract officers with talent and experience well above the levels normally assigned to the middle market customer base by our competitors. We emphasize to them our strategy of winning over relationships in the community, not marginal or exclusively price-competitive credit transactions.

COMMENTS ON OUR PROGRESS IN 1998:

     To meet our growth targets, our expansion must be directed into faster growing and larger markets, while still extending our position and commitment to our home market. The success achieved in 1998 by Bank of Texas, formed by the combination of our 1997 acquisitions of First National Bank of Park Cities and First Texas Bank, validates our strategy and approach. We plan to continue to grow that franchise internally and by acquisition. Our business model calls for the delivery of the products and services of a big bank, with the customer attention and responsiveness of a small, community bank -- under a management team with decision making authority and deeply rooted in the local community. As detailed in a later section of this report, it worked extremely well in Texas in 1998.

     Our growth in Texas, of course, is just part of the story of 1998. In December, we consummated the acquisition of 17 branches in New Mexico. Our new Bank of Albuquerque, with $465 million in deposits, is now the fourth largest bank in that city, and the fifth largest in New Mexico. As discussed below, we view the New Mexico acquisition as a significant step in our regional expansion.

     As the year closed, we announced an agreement to acquire the parent company of First National Bank of Muskogee, Oklahoma, in a pooling of interests transaction. This merger, which is awaiting regulatory approval, will enable us to combine our offices in that market with those of First Muskogee into the leading bank in the Muskogee area, one of Oklahoma's largest cities outside the two major metropolitan areas. First Muskogee's deposits were $230 million and its loans $95 million at December 31, 1998.

     Fee-based revenue increased 25% -- and accounted for 47% of our total revenue -- in 1998, a level we believe to be the highest of any full line banking company in our size range in the country. This revenue stream is less dependent on credit or investment activities or on the level of interest rates, making our earnings less susceptible to the credit cycle. And this fee income is unusually well balanced among trust, ATM, mortgage, brokerage and related securities activities, and traditional consumer and commercial services.


                                   [GRAPH II]

                               See Appendix A for
                                 Graph II data

EARNINGS AND ASSET QUALITY

     For the year, we earned $74.7 million, an increase of 15.6% over the preceding year. Diluted earnings per share increased 15.2%, and have grown steadily at a rate in excess of 13% since 1993. Our return on equity was 16%, and has averaged almost 18% for the past five years. Asset quality remains very good, with the level of non-performing assets actually declining to the lowest percentage level in over a decade at $18 million, equivalent to 0.5% of loans and leases. Our reserve for loan losses stands at $65 million, or 1.9% of loans and leases. While this level is higher than that of some peer organizations, we feel it is appropriate, given the current stage of the business cycle and the loan growth we have experienced. Our long experience in two industries which are currently suffering from low commodity prices -- energy and agriculture -- plus our maintenance of strong underwriting standards have enabled us to fare exceptionally well.

                                  [GRAPH III]

                               See Appendix A for
                                 Graph III data

OTHER MILESTONES

     In 1998, we also acquired Leo Oppenheim & Co., Inc. - Oklahoma's leading public finance firm -- and merged it with our other securities units to create BOSC, Inc., a regional securities firm for commercial and public enterprises. We also secured Tier II powers for this "Section 20" subsidiary from the Federal Reserve Board, enabling us to build this company into a niche investment banking firm with a strong foundation in public finance, but expertise in the full range of securities activities throughout the region. As the only remaining full-line provider of such services in Oklahoma, we believe we can offer an advantage in responsiveness to our customers in competition with out-of-state firms.

Fee-based revenue the highest of any full time banking company in our size range in the country.

     BOk Mortgage acquired firms in Little Rock and suburban Kansas City, opened an office in Albuquerque, and announced an agreement to acquire a second mortgage originator and servicer in the Kansas City area. During the past year, BOk Mortgage originated $850 million in loans in Oklahoma, Arkansas, and Kansas, and serviced loans nationally totaling $6.4 billion. With its expansion into Arkansas, New Mexico, Kansas and Missouri, BOk Mortgage has grown into one of the region's strongest mortgage banking companies.

     Our consumer banking area adopted its Strategic Selling
Initiative (SSI) program, aimed at managing each of its customer relationships most effectively. SSI was introduced in our branches during 1998 and now allows consumer bankers to identify their best customers on a quantitative basis -- thus keeping the focus on the right combination of service and profitability, rather than on volume.

     In keeping with our interest in increasing the marketability of the common stock of BOK Financial, our board of directors approved a two-for-one split of our stock, in the form of a 100% dividend. This split became effective in February, 1999.

     Thinks and acts entrepreneurially within the boundaries of sound banking practice

YEAR 2000 ISSUES

     During the past year, we continued our plan to prepare our computer systems and facilities for the Year 2000 date change. Our company-wide Year 2000 effort encompassed some 281 individual systems. We have successfully completed remediation of all hardware and mission-critical software, and we are currently in the final stages of testing six remaining mission-critical software programs. All six systems should have testing satisfactorily completed by March 31, 1999. We have also initiated a Change Control Process to avoid introduction of problems by normal system maintenance and installation of some new systems in 1999. In addition, we have reviewed both our loan portfolio and our funding sources for early identification of potential Year 2000 problems, and are pleased with the results of both reviews.

     The last two years of banking consolidation in our region have left us as the only locally managed full-service bank in Oklahoma with the ability to combine community bank responsiveness with national bank services. The disruption in our marketplace caused by the sale of our major competitors has generated a large amount of migration of customer relationships back to locally controlled financial institutions. We have focused our attention on this franchise shift by assuring that we had adequate -- and well trained -- customer service representatives and the back office capability to support the transition, including the hiring of more than 100 new talented people from our direct competitors. While we will continue to be interested in adding new talent, during 1999 our focus will begin to gradually shift somewhat more attention to efficiency in the delivery of services.

We view 1999 with great promise for your company and your bank, and as always, welcome your questions, comments and suggestions.

Sincerely,

/s/ GEORGE B. KAISER                             /s/ STANLEY A. LYBARGER
   George B. Kaiser                                  Stanley A. Lybarger
Chairman of the Board                      President and Chief Executive Officer

COMMERCIAL BANKING & TREASURY SERVICES

o This unit has been the historical strength of our company, with a focus on middle market customers.

o Banking consolidation has generated opportunities to serve customers abandoned by their traditional bank.

o Our regional expansion strategy allows us to achieve greater growth rates than through exclusive reliance on our base where our market share is more mature. While our commercial loan growth was 17% in the Tulsa and Oklahoma City middle-market sector ($226 million), our growth in the community and small-business lending was 29% ($76 million), and in Dallas was 113% ($108 million). Expansion from a small base in faster growing markets will continue to propel the company's overall growth rates.

o Our strong credit culture is evidenced by our solid history of negligible net commercial losses in recent years. Our mature lending staff is well tempered through experience in prior business downturns.

o Our corporate treasury service products are nationally competitive and easily superimposed onto the array of services delivered to customers of acquired banks.

o We have significantly built our market share in our home markets against national competition.

--------------------------------------------------------------------------------

CONSUMER BANKING

o BOk offers the most convenient consumer banking services in Oklahoma - 64 branches, including 26 supermarket locations - 24-hour ExpressBank call center - Internet banking with online banking and loan applications.

o Our Strategic Selling Initiative program allows the use of detailed customer profitability information to target sales and service efforts, and to optimize product pricing.

o     Non-interest deposits grew by 15%.

o BOk was one of the first banks in the country to introduce the Small Business Visa Check Card.

o The Bank of Albuquerque acquisition will provide a platform to export the consumer banking model to New Mexico.




                                   [GRAPH IV]

                                   [GRAPH V]

                               See Appendix A for
                           Graph IV and Graph V data.

INVESTMENTS

o Leo Oppenheim & Co., Inc., an 80-year-old, conservatively managed Oklahoma firm, was acquired in August and merged into BOSC, Inc., our existing "Section 20" securities firm -- thus greatly enhancing public finance coverage in Oklahoma.

o BOSC/Oppenheim's primary competition now serves Oklahoma from out of state without the responsiveness of a local provider.

o Through the merger and receipt of "Tier II" powers, BOSC, Inc. can become a competitive force throughout our market area.

o The consumer investment center experienced record revenue last year, and ranks third among U.S. banks in the Southwest in the ratio of investment sales revenue to deposits.

o Consolidated institutional and consumer revenue grew in 1998 by 48% to $14 million.


                                   [GRAPH VI]

                               See Appendix A for
                                  Graph VI data.

--------------------------------------------------------------------------------

TRUST COMPANY

o     The largest fiduciary organization based in Oklahoma.

o     Administers more than $14 billion in assets.

o The American Performance mutual fund family grew nearly 18% in 1998 after adjusting for market growth:

         - More than $1.5 billion in assets

         - Nationally competitive performance for all funds

           * AP Short-Term Income Fund ranked #1 in the U.S. for 1998

           * Growth Equity Fund ranked in 7th, 6th, and 4th percentiles nationally for the last 1, 2, and 3 year periods, respectively.

           * Other funds, both equity and fixed income, with consistently high rankings.

o Highly successful Private Financial Services offering, combining personal trust, investments, insurance and banking services into a single unit

o     Trust operating revenue grew by 26% in 1998 to $37.9 million.







                                  [GRAPH VII]

                               See Appendix A for
                                 Graph VII data.

MORTGAGE BANKING

o BOK Mortgage is far and away the market leader in Oklahoma with market share of mortgage originations several times the level of our next competitor in most of Oklahoma's larger cities.

o With acquisitions and expansion in 1998, BOk Mortgage has become one of the strongest overall mortgage banking firms in the region.

      - Acquired mortgage companies in Little Rock and suburban Kansas City

      - Opened office in Albuquerque

      - Announced second acquisition pending in the Kansas City area in early 1999, giving excellent coverage of the greater metropolitan Kansas City market

      - 13 offices in Arkansas, Kansas, Missouri, New Mexico, and Oklahoma.

o The firm services more than $6 billion in loans in 49 states, with an additional $1 billion currently under contract to purchase.

o In 1998, operating revenues for BOk Mortgage grew by almost 30% to $44.4 million.

                                   [GRAPH VIII]

                               See Appendix A for
                                Graph VIII data.

--------------------------------------------------------------------------------

TRANSFUND/CREDIT CARD SERVICES

o TransFund is the 20th largest electronic funds transfer network in the U.S., and by far the largest in Oklahoma and bordering areas.

      - 995 ATMs in the TransFund branded network

      - the preferred outsource option for 237 other financial institutions

      - leader of a 107 financial institution network which has more than 400 "no surcharge" ATMs for their cardholders

o     1.2 million cardholders -- 23% increase from the prior year

o     23 million Check Card purchases -- 63% more than in 1997

o     35 million total ATM transactions -- an 11% increase

o TransFund now operates in eight states, including all states contiguous to Oklahoma.

o     Fee revenues grew by 26% in 1998 to $24.4 million.

      - The compound growth rate since 1995 is 30%.


                                   [GRAPH IX]

                               See Appendix A for
                                 Graph IX data.

DALLAS-FT. WORTH METROPLEX

o     Acquired First National Bank of Park Cities and First Texas Bank in early
      1997.

      - Park Cities was the preeminent bank serving the affluent markets in University Park and Highland Park.

      - First Texas was a clear leader among small business banks in the Metroplex.

o     Merged to form Bank of Texas, N.A., in 1998.

      - 1998 total loan growth was $130 million, primarily in middle-market commercial lending, which increased $108 million, or 113%.

      - Staff and product lines were augmented by the addition of middle-market commercial lending, cash management services, personal trust, corporate trust and employee benefits, and personal investments.

      - Highly successful new branch opened in Sherman, Texas, complementing an existing trust office.

o 1999 plan contemplates additional acquisitions in the Metroplex to make the Bank of Texas larger than any independent Dallas/Ft. Worth bank.

--------------------------------------------------------------------------------

ALBUQUERQUE

o Formed in December 1998 to acquire $465 million in deposits from Bank of America/NationsBank in a divestiture required to gain approval of their merger.

o Strategic plan calls for a combination of this retail franchise with our pre-existing loan production office and expansion into a full-service bank, emphasizing:

         - Middle-market commercial lending.

         - Our nationally competitive cash management services.

         - Personal trust, personal investments, insurance and lending services integrated in our Private Financial
           Services concept.

         - Our full range of corporate trust and employee benefits offerings.


                                   [GRAPH X]

                                   [GRAPH XI]

                           See Appendix A for Graph X
                               and Graph XI data.


       Table 1    Consolidated Selected Financial Data
                  (Dollars In Thousands Except Share Data)                      DECEMBER 31,
                                                        -----------------------------------------------------------------
                                                        1998(2)      1997(2),(3)   1996(2),(3)   1995(2),(3)  1994(2),(3)
                                                        -----------------------------------------------------------------
SELECTED FINANCIAL DATA
   For the year:
     Interest revenue                                 $  386,587    $  344,548    $  290,532    $  275,441    $  223,058
     Interest expense                                    204,335       188,948       163,093       160,177       104,055
     Net interest revenue                                182,252       155,600       127,439       115,264       119,003
     Provision for loan losses                            14,451         9,026         4,267           231           195
     Net income                                           74,716        64,625        54,127        49,205        45,065
   Period-end:
     Loans, net of reserve                             3,487,010     2,711,992     2,349,432     2,156,081     1,805,782
     Assets                                            6,809,348     5,399,642     4,620,700     4,244,118     3,927,276
     Deposits                                          4,379,230     3,728,079     3,256,755     2,937,709     2,629,574
     Subordinated debenture                              146,921       148,356          --            --          23,000
     Shareholders' equity                                505,114       435,477       359,966       301,565       236,902
     Nonperforming assets                                 17,716        24,232        23,411        32,687        24,214


PROFITABILITY STATISTICS
   Per share (based on average equivalent shares):
     Basic earnings:
       Net income                                     $     1.62    $     1.40    $     1.17    $  2751.06    $      .97
     Diluted earnings:
       Net income                                           1.44          1.25          1.06           .96           .88
   Percentages (based on daily averages):
     Return on average assets                               1.31%         1.27%         1.26%         1.22%         1.26%
     Return on average shareholders' equity                15.99         16.41         16.80         18.07         19.92
     Average shareholders' equity to average assets         8.18          7.73          7.49          6.73          6.32


COMMON STOCK PERFORMANCE AND EXISTING
SHAREHOLDER STATISTICS
   Per Share:
   Book Value of common shareholders' equity          $    11.09    $     9.68    $     7.98    $     6.67    $     5.22
   Market price: December 31 bid                           23.38         19.40         13.50          9.75         10.00
   Market range - High bid                                 25.56         21.25         13.50         11.75         12.50
                - Low bid                                  18.62         13.44          9.62          9.25          9.50


SELECTED BALANCE SHEET STATISTICS
   Period-end:
     Tier 1 capital ratio (see Note 15)                     7.80%         9.39%        10.49%         9.91%         9.14%
     Total capital ratio (see Note 15)                     11.96         14.54         11.74         11.17         11.19
     Leverage ratio (see Note 15)                           6.57          6.81          7.46          6.55          5.64
     Reserve for loan losses to
      nonperforming loans                                 495.05        279.86        239.70        130.73        190.27
     Reserve for loan losses to loans(1)                    1.88          1.98          1.96          1.80          2.12


MISCELLANEOUS (AT DECEMBER 31)
   Number of employees (FTE)                               2,758         2,318         2,102         1,842         1,801
   Number of banking locations                                88            73            69            66            63
   Number of TransFund locations                             995           782           635           549           520
   Mortgage loan servicing portfolio                  $6,375,239    $6,981,744    $5,948,187    $5,363,175    $5,080,859

-------------------
(1) Excludes residential mortgage loans held for sale which are carried at the lower of aggregate cost or market value.

(2) Shares and per share data have been restated to reflect the 2-for-1 stock split in the form of a 100% stock dividend on February 22, 1999.

(3) Shares and per share data have been restated to reflect the 3% stock dividend paid in November 1998.

Management's Assessment of Operations and Financial Condition

     BOK Financial Corporation ("BOK Financial") is a bank holding company which offers full service banking in Oklahoma, Northwest Arkansas, North Texas and New Mexico. BOK Financial's principal subsidiaries are Bank of Oklahoma, N.A. ("BOk"), Bank of Texas, N.A., Bank of Albuquerque, N.A., and Bank of Arkansas, N.A. Other significant operating subsidiaries include BOK Capital Services Corporation which provides leasing and mezzanine financing and BOSC, Inc., a "Section 20" company which engages in retail and institutional securities sales and municipal underwriting. During the fourth quarter, BOK Financial formed Bank of Albuquerque through the acquisition of 17 branches with total deposits of $465 million. BOK Financial has also announced acquisitions of banks in Muskogee, Oklahoma and Dallas, Texas which will increase total assets by $656 million. These acquisitions are expected to be completed by June 30, 1999, pending regulatory approval.

ASSESSMENT OF OPERATIONS

SUMMARY OF PERFORMANCE

     BOK Financial recorded net income of $74.7 million for 1998 compared to $64.6 million for 1997. Diluted earnings per common share were $1.44 for 1998 compared to $1.25 for 1997. Prior period per share data have been restated to reflect a 3% stock dividend paid in November, 1998 and a two-for-one stock split in the form of a 100% stock dividend announced on January 26, 1999 and paid on February 22, 1999. Returns on average assets and average equity were 1.31% and 15.99%, respectively, for 1998 compared to 1.27% and 16.41%, respectively, for 1997.

     The increase in net income for 1998 was due to increases of $26.7 million or 17% in net interest revenue, $32.2 million or 25% in fees and commissions and $10.7 million in gains on securities sales. These increases were partially offset by increases of $33.5 million or 17% in operating expenses, $5.4 million in provision for loan losses, and $20.8 million in income taxes.

     Net income for the fourth quarter of 1998 was $19.2 million or $0.37 per diluted common share, an increase of 14% over the same period of 1997. The primary sources of increased quarterly earnings included net interest revenue, which increased $7.3 million or 17%, fees and commissions, which increased $6.2 million or 17%, and securities gains which increased $5.2 million. These increases were partially offset by a $16.1 million increase in tax expense. Income tax expense for the fourth quarter of 1997 was reduced by $9.0 million due to the reversal of a reserve for disputed items that was no longer necessary. Total operating expenses were unchanged between the fourth quarters of 1998 and 1997. However, operating expenses for the fourth quarter of 1998 included $1.1 million of start-up costs for Bank of Albuquerque and were reduced by a $4.3 million reversal of a valuation allowance for the impairment of mortgage servicing rights. Operating expenses for the fourth quarter of 1997 included a $4.1 million provision for the potential impairment of mortgage servicing rights and a $3.6 million charge for the cost of stock contributed to the BOk Charitable Foundation. Operating expense for the fourth quarter 1998 increased $10.5 million or 20%, excluding these items.

     Net income for 1996 was $54.1 million or $1.06 per diluted common share. Returns on average assets and equity were 1.26% and 16.80%, respectively.


TANGIBLE OPERATING RESULTS

     Since inception, BOK Financial has completed several acquisitions that were accounted for under the purchase method of accounting. The purchase method results in the recording of goodwill and other identifiable intangible assets that are amortized as noncash charges in future years into operating expense. The intangible assets that result from the purchase method of accounting are deducted from shareholders' equity in the determination of regulatory capital. Thus, the related tangible net income represents the regulatory capital generated during the year and can be viewed as net income excluding intangible amortization net of tax. While the definitions of "tangible" earnings may vary by company, we believe this definition is appropriate as it measures the per share growth of regulatory capital, which impacts the amounts available for dividends and acquisitions. Operating results excluding the impact of these intangible assets are summarized below:


Table 2   Tangible Operating Results
          (Dollars in Thousands Except Share Data)         YEARS ENDED DECEMBER 31,
                                                    --------------------------------------
                                                      1998(1)     1997(1),(2)   1996(1),(2)
                                                    ----------    ----------    ----------
Net income                                          $   74,716    $   64,625    $   54,127
After-tax  impact of  amortization  of intangible
 assets                                                  8,406         7,911         7,209
                                                    ----------    ----------    ----------
Tangible net income                                 $   83,122    $   72,536    $   61,336
                                                    ==========    ==========    ==========
Tangible net income per diluted share               $     1.61    $     1.41    $     1.20
                                                    ==========    ==========    ==========
Average tangible shareholders' equity               $  399,433    $  327,719    $  289,603
Return on tangible shareholders' equity                  20.81%        22.13%        21.18%
                                                    ==========    ==========    ==========
Average tangible assets                             $5,644,924    $5,024,557    $4,269,774
Return on tangible assets                                 1.47%         1.44%         1.44%
                                                    ==========    ==========    ==========

(1) Shares and per share data have been restated to reflect the 2-for-1 stock split in the form of a 100% stock dividend on February 22, 1999.

(2) Shares and per share data have been restated to reflect the 3% stock dividend paid in November 1998.

NET INTEREST REVENUE

     Net interest revenue, on a tax-equivalent basis, totaled $191.5 million for 1998 compared to $165.2 million in 1997. This increase in net interest revenue was due to increases in both net interest margin and average earning assets. Additionally, BOK Financial recognized nonrecurring interest income in 1998 of $3.3 million from the collection of foregone interest. The yield on average earning assets decreased to 7.75% in 1998 compared to 7.85% in 1997 due to a general trend toward lower interest rates and increasingly competitive loan pricing. This decline in yield was partially offset by an improvement in the mix of earning assets. Loans, which generally have higher yields than other types of earning assets, increased to 58% of earning assets in 1998 compared to 56% in 1997. The cost of interest-bearing liabilities decreased to 4.78% in 1998 compared to 4.88% in 1997 due to lower market interest rates. Interest rate swaps, which are used to hedge against interest rate risk on certain long-term certificates of deposit and long-term subordinated debt, reduced interest expense by $1.7 million in 1998 compared to $1.2 million in 1997.

     Average earning assets increased $553 million, including a $380 million increase in average loans. Over the same period, average interest-bearing liabilities increased $399 million. The growth of average earning assets in excess of average interest-bearing liabilities contributed $24.6 million to 1998's increase in net interest revenue.


Table 3    Volume/Rate Analysis
           (In Thousands)                            1998/1997                              1997/1996
                                      --------------------------------------    --------------------------------------
                                                        Change Due To(1)                          Change Due To(1)
                                                    ------------------------                  ------------------------
                                        Change        Volume      Yield/Rate     Change         Volume      Yield/Rate
                                      ----------    ----------    ----------    ----------    ----------    ----------
Tax-equivalent interest revenue:
 Securities                           $    9,975    $   11,368    $   (1,393)   $   23,164    $   19,843    $    3,321
 Trading securities                          759           856           (97)          (53)          (20)          (33)
 Loans                                    28,924        32,937        (4,013)       30,745        30,271           474
 Funds sold and resell agreements         (1,155)       (1,226)           71         1,362         1,337            25
                                      ----------    ----------    ----------    ----------    ----------    ----------
    Total                                 38,503        43,935        (5,432)       55,218        51,431         3,787
                                      ----------    ----------    ----------    ----------    ----------    ----------
Interest expense:
 Transaction deposits                      3,334         4,377        (1,043)        4,755         6,488        (1,733)
 Savings deposits                              6           122          (116)          (97)          129          (226)
 Time deposits                             4,639         6,093        (1,454)         (682)          511        (1,193)
 Borrowed funds                            1,881         3,288        (1,407)       17,713        16,788           925
 Subordinated debenture                    5,527         5,463            64         4,166         4,166          --
                                      ----------    ----------    ----------    ----------    ----------    ----------
    Total                                 15,387        19,343        (3,956)       25,855        28,082        (2,227)
                                      ----------    ----------    ----------    ----------    ----------    ----------
Tax-equivalent net interest revenue       23,116    $   24,592    $   (1,476)       29,363    $   23,349    $    6,014
Nonrecurring foregone interest             3,262                                        --
Change in tax-equivalent adjustment         (274)                                    1,202
                                      ----------    ----------    ----------    ----------    ----------    ----------
Net interest revenue                  $   26,652                                $   28,161
                                      ==========    ==========    ==========    ==========    ==========    ==========



                                           4th Qtr 1998/4th Qtr 1997
                                      --------------------------------------
                                                        Change Due To(1)
                                                    ------------------------
                                        Change        Volume      Yield/Rate
                                      ----------    ----------    ----------
Tax-equivalent interest revenue:
 Securities                           $    4,166    $    5,088    $     (922)
 Trading securities                          139           178           (39)
 Loans                                     8,234        10,928        (2,694)
 Funds sold and resell agreements           (482)         (525)           43
                                      ----------    ----------    ----------
    Total                                 12,057        15,669        (3,612)
                                      ----------    ----------    ----------
Interest expense:
 Transaction deposits                        501         1,002          (501)
 Savings deposits                             11            73           (62)
 Time deposits                              (773)          256        (1,029)
 Borrowed funds                            5,258         6,339        (1,081)
 Subordinated debenture                     (106)          (15)          (91)
                                      ----------    ----------    ----------
    Total                                  4,891         7,655        (2,764)
                                      ----------    ----------    ----------
Tax-equivalent net interest revenue        7,166    $    8,014    $     (848)
Change in tax-equivalent adjustment          (97)
                                      ----------    ----------    ----------
Net interest revenue                  $    7,263
                                      ==========    ==========    ==========

(1) Changes attributable to both volume and yield/rate are allocated to both volume and yield/rate on an equal basis.

     Net interest margin, the ratio of net interest revenue to average earning assets, increased from 3.66% in 1997 to 3.72% in 1998. This increase was due primarily to lower rates paid on deposits and borrowed funds. Since inception in 1990, BOK Financial has followed a strategy of fully utilizing its capital resources by borrowing funds in the capital markets to supplement deposit growth and to invest in securities. Although this strategy frequently results in a net interest margin that falls below those normally seen in the commercial banking industry, it provides positive net interest revenue. Management estimates that for 1998, this strategy resulted in a 59 basis point decrease in net interest margin. However, this strategy contributed $8.4 million to net interest revenue for the year. As more fully discussed in the subsequent Market Risk section, management employs various techniques to control, within established parameters, the interest rate and liquidity risk inherent in this strategy.

     The financial services environment in BOK Financial's primary markets is highly competitive due to a large number of commercial banks, thrifts, credit unions and brokerage firms. Additionally, many customers have access to national and regional financial institutions for many products and services. Management expects that BOK Financial will continue to be able to successfully compete with these financial institutions by delivering the products and services traditionally associated with a large bank with the responsiveness of a smaller, community bank.

     Tax-equivalent net interest revenue for the fourth quarter of 1998 was $51.3 million compared to $44.1 million for the fourth quarter of 1997. This increase was due to the growth in average earning assets, which increased $803 million or 17%. Net interest margin decreased 3 basis points to 3.72% as falling interest rates had a similar effect on both asset yields and the cost of interest-bearing liabilities.

     Net interest revenue on a tax-equivalent basis, totaled $165.2 million for 1997 compared to $135.8 million in 1996. This increase in net interest revenue was due to increases in both net interest margin and average earning assets. The yield on average earning assets increased from 7.79% in 1996 to 7.85% in 1997 as both securities and loans showed yield increases. At the same time, the cost of interest-bearing liabilities decreased from 4.94% to 4.88% due primarily to a 22 basis point decrease in rates paid on deposits. Average earning assets increased $676 million, including $265 million from acquisitions, $216 million from net loan fundings, and $172 million from securities purchases. Over the same period, average interest-bearing liabilities increased $573 million, including $190 million from acquisitions and $293 million from borrowed funds.


OTHER OPERATING REVENUE

     Other operating revenue, which consists primarily of fee income on products and services, increased $43.1 million or 33% compared to 1997. Excluding gains and losses on securities sales, other operating revenue increased $32.5 million or 25%. Other operating revenue excluding securities gains contributed 47% of BOK Financial's total revenue for 1998. Service fees on deposits totaled $32.2 million, an increase of 12% over 1997, while revenue generated by card-based transactions such as the TransFund ATM network, bankcards, and related merchant deposits increased by 26% to $24.4 million. These increases are generally due to a higher volume of transactions processed in 1998. Brokerage and trading revenue increased $5.7 million or 60% during 1998 due to improved market conditions and additional resources focused in this area.

     Many of BOK Financial's fee generating activities, such as brokerage and trading activities, trust fees, and mortgage servicing revenue, are indirectly affected by changes in interest rates. Significant increases in interest rates may tend to decrease the volume of trading activities, and may lower the value of trust assets managed, which is the basis of certain fees, but would tend to decrease the incidence of mortgage loan prepayments. Similarly, a decrease in economic activity would decrease ATM, bankcard and related revenue.


Table 4  Other Operating Revenue
         (In Thousands)                                        YEARS ENDED DECEMBER 31,
                                               -----------------------------------------------------------
                                                  1998        1997         1996         1995        1994
                                               ---------   ---------    ---------    ---------   ---------
Brokerage and trading revenue                  $  15,301   $   9,556    $   7,896    $   6,046   $   5,517
Transaction card revenue                          24,426      19,339       14,298       11,045       8,474
Trust fees and commissions                        29,939      24,062       21,638       19,363      17,117
Service charges and fees on deposit accounts      32,187      28,651       24,104       21,152      20,698
Mortgage banking revenue                          41,733      32,235       26,234       20,336      15,868
Leasing revenue                                    7,111       5,861        2,236          586        --
Other revenue                                     11,237      10,013       10,769        9,512       8,299
                                               ---------   ---------    ---------    ---------   ---------
  Total fees and commissions                     161,934     129,717      107,175       88,040      75,973
                                               ---------   ---------    ---------    ---------   ---------
Gain on student loan sale                          1,548       1,311        1,069          762         259
Gain (loss) on branch sales                         --          --           (325)       1,170        --
Gain (loss) on securities                          9,337      (1,329)      (2,607)       1,174      (1,868)
                                               ---------   ---------    ---------    ---------   ---------
  Total other operating revenue                $ 172,819   $ 129,699    $ 105,312    $  91,146   $  74,364
                                               =========   =========    =========    =========   =========

     While management expects continued growth in other operating revenue, the future rate of increase could be affected by increased competition from national and regional financial institutions and from market saturation. Continued growth may require BOK Financial to introduce new products or to enter new markets which introduces additional demands on capital and managerial resources.

     Other operating revenue for the fourth quarter of 1998 totaled $44.8 million compared to $33.5 million for the fourth quarter of 1997. All significant revenue producing activities contributed to this increase, including gains on securities sales that increased $5.2 million. Transaction card revenue and deposit fees each increased $1.5 million due to more transactions.

     Other operating revenue for 1997 increased $24.4 million or 23% compared to 1996. Service fees on deposits totaled $28.7 million an increase of 19% over 1996 while revenue generated by card-based transactions such as the TransFund ATM network, bankcards, and related merchant deposits increased by 35% to $19.3 million. These increases are generally due to a higher volume of transactions processed in 1997. Leasing revenue increased to $5.9 million in 1997 compared to $2.2 million in 1996. The financing of specialty oil field and other energy-related equipment, primarily through operating leases, was developed in 1996 and continued to grow in 1997.


LINES OF BUSINESS

     BOK Financial operates four principal lines of business, corporate banking, consumer banking, mortgage banking and trust services which in the aggregate account for more than 75% of total revenue. Other lines of business include the TransFund ATM system, BOSC, Inc., Bank of Arkansas, Bank of Texas and Bank of Albuquerque.


Corporate Banking

     The Corporate Banking Division provides loan and lease financing and treasury and cash management services to businesses throughout Oklahoma and seven surrounding states. In addition to serving the banking needs of middle market and larger customers, the Corporate Banking Division has specialized groups which serve customers in the energy, agriculture, healthcare and banking/finance industries. The Corporate Banking Division contributed 49% of consolidated net income for 1998 and 54% of consolidated net income for 1997. Total revenue for this division increased by 18% primarily due to increased loan volumes. However, operating expenses for this division grew by 39% during 1998 due to higher servicing and personnel costs. This caused a lower return on average assets and equity for the division for 1998. Average assets allocated to this division increased $351 million or 19% due to higher loan volumes.


Table 5 Corporate Banking
        (In Thousands)
                                  YEARS ENDED DECEMBER 31,
                            --------------------------------------
                                1998         1997        1996
                            -----------  -----------  ------------
       Total revenue        $   102,355  $    86,645  $     70,727
                            -----------  -----------  ------------
       Operating expense         42,077       30,328        23,126
                            -----------  -----------  ------------
       Net income                36,884       34,636        29,276
                            -----------  -----------  ------------

       Average assets         2,171,023    1,819,834     1,449,637
                            -----------  -----------  ------------
       Average equity           255,108      210,407       164,214
                            -----------  -----------  ------------

       Return on assets            1.70%        1.90%         2.02%
                            -----------  -----------  ------------
       Return on equity           14.46%       16.46%        17.83%
                            -----------  -----------  ------------
       Efficiency ratio           41.11%       35.00%        32.70%
                            -----------  -----------  ------------



Consumer Banking

     The Consumer Banking Division provides its customers with a full line of deposit, loan and fee-based services through four major distribution channels; traditional branches, supermarket branches, the 24-hour ExpressBank call center, and the Internet. Additionally, the division is a significant referral source for the Bank of Oklahoma Mortgage Division ("BOk Mortgage") and BOSC's Retail Brokerage Division. The Consumer Banking Division contributed 11% of consolidated net income for 1998 and 10% of consolidated net income for 1997. Total revenue, which consists primarily of intercompany credit for funds provided to other divisions within BOK Financial and fees generated by various services, increased 7% during 1998. The increase in operating expenses for this same period was limited to 3%. The result is an improvement in returns on average assets and equity for the division and an improved efficiency ratio.


Table 6 Consumer Banking
        (In Thousands)
                                 YEARS ENDED DECEMBER 31,
                             -----------------------------------
                               1998         1997         1996
                             ---------    ---------    ---------
      Total revenue          $  69,446    $  65,083    $  64,500
                             ---------    ---------    ---------
      Operating expense         52,395       50,879       49,911
                             ---------    ---------    ---------
      Net income                 8,340        6,191        7,118
                             ---------    ---------    ---------

      Average assets         1,904,409    1,894,535    1,963,068
                             ---------    ---------    ---------
      Average equity            46,767       44,600       55,332
                             ---------    ---------    ---------

      Return on assets            0.44%        0.33%        0.36%
                             ---------    ---------    ---------
      Return on equity           17.83%       13.88%       12.86%
                             ---------    ---------    ---------
      Efficiency ratio           75.45%       78.18%       77.38%
                             ---------    ---------    ---------

Mortgage Banking

     BOK Financial engages in mortgage banking activities through BOk Mortgage. These activities include the origination, marketing and servicing of mortgage loans. BOk Mortgage contributed 9% to consolidated net income in 1998 compared to 2% in 1997. Operating results for 1997 were constrained by a provision of $4.1 million for possible impairment of mortgage servicing rights. Operating results for 1998 benefited from a $2.3 million reversal of the allowance for impaired mortgage servicing rights.

     Total revenue from BOk Mortgage increased $11.3 million or 29% during 1998. Origination and marketing activities resulted in net gains of $8.3 million in 1998 compared to net gains of $1.5 million in 1997. The improvement was the result of an increase in loan production due to lower interest rates including a high level of refinancing activity. Total mortgage loan production for 1998 increased $20 million to $850 million compared to $830 million in 1997. Originations for 1997 included approximately $353 million in correspondent originations. This activity was significantly lower in 1998, with $24 million in correspondent originations. As of the end of 1998, BOk Mortgage had effectively eliminated correspondent originations.

     Commitments to originate mortgage loans creates both credit and interest rate risk. Credit risk is managed through underwriting policies and procedures, and interest rate risk is partially hedged through forward sales contracts. All fixed rate mortgage loans are generally sold in the secondary market pursuant to forward sales contracts. All adjustable rate mortgage loans are sold to an affiliate. BOk Mortgage currently does not securitize pools of mortgage loans either for sale or retention.

     Mortgage loan servicing revenue for 1998 was $33.5 million, a $2.7 million increase over 1997. Mortgage loans serviced by BOk Mortgage totaled $6.4 billion at December 31, 1998 compared to $7.0 billion at the end of 1997. These amounts include loans serviced for BOk of $130 million for 1998 and $216 million for 1997.

     Capitalized mortgage servicing rights, which totaled $69.2 million at December 31,1998 and $83.9 million at December 31, 1997, represent mortgage loans serviced for others carried at the lower of amortized cost, plus or minus deferred hedging losses or gains, or fair value. Fair value is based on the present value of projected net servicing revenue over the estimated life of the mortgage loans serviced. This estimated life and the value of the servicing rights is very sensitive to changes in interest rates and loan prepayment assumptions. Rising interest rates tend to decrease loan prepayments and increase the value of mortgage servicing rights while falling interest rates have the opposite effect. A valuation allowance is provided for the excess of the net carrying value of servicing rights over their fair values. In 1998, BOk Mortgage implemented a program that uses futures contracts and call and put options to hedge against this risk. This program generated realized gains of $22.7 million and unrealized gains of $518 thousand that reduced the carrying value of the mortgage servicing rights. The allowance for impairment of mortgage servicing rights that had previously been provided was reversed in the fourth quarter of 1998 due to the overall effect of the hedge program. Additional discussion about the sensitivity of the mortgage servicing portfolio to changes in interest rates is in the Market Risk section.


Table 7 Mortgage Banking
        (In Thousands)
                                 YEARS ENDED DECEMBER 31,
                            ----------------------------------
                              1998        1997         1996
                            ---------   ---------    ---------
Total revenue               $  50,643   $  39,307    $  32,436
                            ---------   ---------    ---------
Operating expense              41,863      33,204       27,750
                            ---------   ---------    ---------
  Provision for
  impairment of
  mortgage servicing
  rights                       (2,290)      4,100          361
                            ---------   ---------    ---------
Net income                      6,634       1,059        2,522
                            ---------   ---------    ---------

Average assets                350,362     386,985      520,559
                            ---------   ---------    ---------
Average equity                 30,556      28,723       26,396
                            ---------   ---------    ---------

Return on assets                 1.89%       0.27%        0.48%
                            ---------   ---------    ---------
Return on equity                21.71%       3.69%        9.55%
                            ---------   ---------    ---------
Efficiency ratio                82.66%      84.47%       85.55%
                            ---------   ---------    ---------

Trust Services

     BOK Financial provides a wide range of trust services, including institutional, investment and retirement products and services to affluent individuals and businesses, to not-for-profit organizations and to governmental agencies through the Bank of Oklahoma Trust Division and Bank of Texas Trust Company. Trust services are primarily provided to clients in Oklahoma, Texas, Arkansas and New Mexico. Additionally, trust services include a nationally competitive self-directed 401k program with client firms in Chicago, New York and Los Angeles. At December 31, 1998, trust assets with an aggregate market value of $14.4 billion were subject to various fiduciary arrangements, compared to $11.1 billion at December 31, 1997. Trust services contributed 10% to consolidated net income in 1998 compared to 9% in 1997. Revenue from trust services increased $9.6 million or 25% during 1998. However, operating expenses increased $6.9 million or 24% due primarily to a $4.7 million increase in personnel costs.


Table 8  Trust Services
         (In Thousands)
                              YEARS ENDED DECEMBER 31,
                         -----------------------------------
                            1998          1997        1996
                         ---------     ---------   ---------
Total revenue            $  48,007     $  38,408   $  33,520
                         ---------     ---------   ---------
Operating expense           35,419        28,532      25,779
                         ---------     ---------   ---------
Net income                   7,566         5,854       4,600
                         ---------     ---------   ---------

Average assets             295,660       242,886     219,851
                         ---------     ---------   ---------
Average equity              30,188        24,233      20,898
                         ---------     ---------   ---------

Return on assets              2.56%         2.41%       2.09%
                         ---------     ---------   ---------
Return on equity             25.06%        24.16%      22.01%
                         ---------     ---------   ---------
Efficiency ratio             73.78%        74.29%      76.91%
                         ---------     ---------   ---------

YEAR 2000 CONSIDERATIONS

     The Year 2000 issue, in general, is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer programs, including information technology ("IT") and noninformation technology ("non-IT") systems, that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions or to engage in similar normal business activities.

     The Federal Financial Institution Examination Council ("FFIEC") provides regulatory guidance on BOK Financial's and other financial institutions' Year 2000 compliance and has outlined five phases to effectively manage the Year 2000 issues. The phases are: Awareness; Assessment; Renovation; Validation; and Implementation. The FFIEC encouraged institutions to have all mission-critical applications identified and priorities set by September 30, 1997 and to have renovation work largely completed and testing well underway by December 31, 1998. Furthermore, the FFIEC required that testing of mission-critical systems be substantially complete by June 30, 1999.

     Assisting in BOK Financial's Year 2000 efforts are the Year 2000 Oversight Committee, comprised of various members of executive management, as well as a Year 2000 Project Team, which includes representatives from BOK Financial's major business units. Both groups meet on a regular basis to monitor and discuss continuing Year 2000 developments for both IT and non-IT systems. The Board of Directors recognizes the importance of and supports these Year 2000 initiatives.

     Outsourced providers of data processing services run most critical applications. These processors have been contacted and have provided compliance status reports for their respective hardware and software systems. BOK Financial's core processing systems are outsourced to FiServ Solutions, Inc. ("FiServ"), based in Pittsburgh, Pennsylvania. FiServ is an international data processing company that specializes in financial institution data processing and is subject to regulatory requirements imposed upon bank data processors. BOK Financial personnel are members of FiServ's customer advisory committee and directly participated in the coordination of the testing process for these applications. BOK Financial receives monthly updates from FiServ to monitor progress towards completion of the Year 2000 compliance process.

     BOK Financial's trust accounting systems are outsourced to M&I Data Services ("M&I"), based in Milwaukee, Wisconsin. Proxy testing of the M&I trust accounting system was conducted in June, 1998 by members of M&I's staff. The test procedures and results were subject to review by the M&I Advisory Board, which included a BOK Financial representative. The results of this testing have been analyzed and accepted as satisfactory by BOK Financial's management. BOK Financial also receives processing services from Mellon Network Services based in Pittsburgh, Pennsylvania and SunGard Securities Systems in Hopkins, Minnesota. Both Mellon's and SunGard's systems have also been successfully renovated, tested and implemented.

     Overall, BOK Financial is well ahead of the FFIEC guidelines. There were 281 core IT applications identified which required testing, 53 of these applications were deemed mission critical. Over 90% of the total applications have been successfully tested. Only six of the critical IT applications remain to be fully tested. Testing of these critical applications is expected to be completed by March 31, 1999. All mission critical, non-IT systems within our control have been successfully tested. Written representations as to Year 2000 readiness have been received for all other mission critical, non-IT systems.

     BOK Financial has also initiated communication with large customers to determine what steps they have undertaken to ensure they are prepared for Year 2000. This effort has enabled BOK Financial to develop contingency plans related to the possible effects of the Year 2000 issue on the credit risk of its borrowers, cash flow disruptions of its funds providers, and its overall liquidity needs. BOK Financial has included the potential effect of Year 2000 on the credit risk of its borrowers in determining the adequacy of its loan loss reserve.

     FFIEC guidelines require financial institutions to substantially complete the four phases of the Year 2000 business resumption contingency planning process no later than June 30, 1999. BOK Financial's Year 2000 Project Team is focused on preparation for the Year 2000 event. Plans are being finalized to address situations that may arise as a result of internal or external disruptions. These plans will be completed by June 30, 1999, and will include a definition of and a plan to address the most reasonably likely worst case scenario. Our system change control policy requires that new enhancements or initiatives within the company or at our outsourced providers be tested for Year 2000 compliance prior to introduction to our processing environment. This policy includes severe limitations on all changes from October 1, 1999 through February 29, 2000. Finally, plans are being developed to have key resources available throughout all high risk processing periods during December, January, and February.

     BOK Financial invested approximately $9.9 million in computer systems upgrades during 1998, including $405 thousand directly related to the Year 2000 issue. The majority of computer systems upgrades have been planned in the normal course of business for competitive reasons, although compliance with Year 2000 issues is a factor in determining the timing of such upgrades. These investments are in addition to upgrades for Year 2000 compliance by outside processors that provide services to BOK Financial. During 1997, BOK Financial invested $5.2 million in computer systems upgrades with minimal expenditures directly related to the Year 2000 issue. Based upon 1998 expenditures and the anticipated 1999 expenditures, management believes that the costs of the Year 2000 compliance efforts will not materially affect BOK Financial's results of operations, liquidity or capital resources.

     The foregoing forward-looking statements, including the costs of addressing the Year 2000 issue and the dates upon which compliance will be attained, reflect management's current assessment and estimates with respect to BOK Financial's Year 2000 compliance effort. Various factors could cause actual plans and results to differ materially from those contemplated by such assessments, estimates and forward-looking statements, many of which are beyond the control of BOK Financial. Some of these factors include, but are not limited to, third party modification plans, availability of technological and monetary resources, representations by vendors and counter parties, technological advances, economic considerations and consumer perceptions. BOK Financial's Year 2000 compliance program is an ongoing process involving continual evaluation and may be subject to change in response to new developments.


OTHER OPERATING EXPENSE

     Other operating expense totaled $228.7 million for 1998 compared to $195.2 million in 1997, an increase of 17%.

    Personnel expense increased $18.3 million or 21%. Regular compensation and benefits (including overtime and temporary assistance) increased $15.3 million or 19%. Staffing on a full time equivalent ("FTE") basis increased by 238 employees or 11%. Average compensation per FTE increased 7%, including a 6% increase in salaries and wages and an 11% increase in benefits. The transition toward performance based compensation continued during 1998. Incentive compensation increased by $3.0 million or 34% compared to 1997 due to growth in revenue over pre-determined targets and growth in the number of business units covered by incentive plans.

     Net occupancy, equipment and data processing expense for 1998 increased $7.2 million or 20%. Net occupancy expense increased by $2.5 million due to a $1.2 million decrease in rental income and a $1.3 million increase in expenses. The decrease in rental income was primarily due to the conversion of BOK Financial's ownership in its Oklahoma City headquarters building from a general interest to a limited interest. The increase in occupancy expense was due primarily to a $1.1 million increase in rent for BOk.

    Data processing expenses increased $4.1 million or 24%. Bankcard processing charges increased $2.2 million due to a greater volume of transactions. Bank of Albuquerque data processing charges were $545 thousand, including an estimated $350 thousand for systems conversions and other start up costs.

     Mortgage banking costs increased $6.0 million or 30% compared to 1997. Costs related to the origination and marketing of loans totaled $8.4 million, an increase of $1.3 million from 1997. Loans originated in 1998, excluding correspondent originations, totaled $850 million, an increase of 78% over 1997. This reflects the refinancing of loans due to lower interest rates throughout the year. Amortization of capitalized mortgage servicing increased to $17.5 million for 1998 compared to $12.8 million for 1997 due to accelerated loan prepayments.


Table 9  Other Operating Expense
         (In Thousands)                                                   YEARS ENDED DECEMBER 31,
                                                         -------------------------------------------------------------
                                                            1998         1997         1996         1995         1994
                                                         ---------    ---------    ---------    ---------    ---------
Personnel expense                                        $ 105,995    $  87,728    $  71,945    $  67,298    $  63,111
Business promotion                                           8,040        8,657        6,372        6,039        6,213
Contribution of stock to BOk Charitable Foundation           2,257        3,638         --           --           --
Professional fees and services                               9,657        6,769        5,406        5,898        4,664
Net occupancy, equipment and data processing expense        42,819       35,614       30,831       27,324       23,619
FDIC and other insurance                                     1,260        1,293        1,740        4,406        6,386
Special deposit insurance assessment                          --           --          3,820         --           --
Printing, postage and supplies                               9,196        7,783        6,792        6,340        5,415
Net gains and operating expenses on repossessed assets        (480)      (3,849)      (4,552)      (3,098)      (4,575)
Amortization of intangible assets                            9,371        8,824        5,411        5,992        5,597
Write-off of core deposit intangible assets related to
 SAIF-insured deposits                                        --           --          3,821         --           --
Mortgage banking costs                                      25,949       19,968       15,473       11,990       10,764
Provision for impairment of mortgage servicing rights       (2,290)       4,100          361          539         --
Other expense                                               16,881       14,641       11,608        9,478       12,281
                                                         ---------    ---------    ---------    ---------    ---------
     Total                                               $ 228,655    $ 195,166    $ 159,028    $ 142,206    $ 133,475
                                                         =========    =========    =========    =========    =========

     Other operating expenses for the fourth quarter of 1998 totaled $60.8 million compared to $61.3 million for the fourth quarter of 1997. The fourth quarter of 1998 included approximately $1.1 million of Bank of Albuquerque start-up costs and the reversal of the valuation allowance for mortgage servicing rights of $4.3 million. The fourth quarter of 1997 included a $4.1 million provision for impairment of mortgage servicing rights and a $3.6 million charge for the cost of stock contributed to the BOk Charitable Foundation. Additionally, gains from the sale of repossessed assets totaled $91 thousand for the fourth quarter of 1998 compared to $1.6 million for 1997. Excluding these items, other operating expenses increased $9.0 million or 16%.

     Other operating expense totaled $195.2 million for 1997 compared to $159.0 million in 1996, an increase of 23%. Notable large or non-recurring expenses affected 1997. These items included $12.7 million from the Bank of Texas acquisitions (primarily personnel costs of $5.3 million and amortization expense of $3.9 million), a provision of $4.1 million for impairment of mortgage servicing rights, a contribution of stock with a cost of $3.6 million (market value at the time of donation was $7.0 million) to the BOk Charitable Foundation, equipment expenses of $1.0 million in conjunction with the development of a new retail banking computer system, and professional fees of $660 thousand for consulting assistance on recommendations for revenue enhancement and expense control opportunities.

INCOME TAXES

     Income tax expense was $37.2 million, $16.5 million, and $15.3 million for 1998, 1997, and 1996, respectively, representing 33%, 20%, and 22%, respectively, of book taxable income. Tax expense currently payable totaled $46.4 million in 1998 compared to $20.0 million in 1997 and $19.0 million in 1996. During 1998, Internal Revenue Service examinations for 1994 and 1995 were closed with no significant adjustments. During 1997, the Internal Revenue Service closed its examination of BOk and BOK Financial for 1992 and 1993, respectively. As a result of the outcome of these examinations, BOK Financial realized a $9.0 million tax allowance that was no longer needed. Income tax expense for 1997 was 31% of pre-tax book income excluding the elimination of this allowance.

     During 1996, the limitation on the use of certain built-in losses and net operating loss carryforwards from the acquisition of BOk by BOK Financial in 1991 expired. As a result, valuation allowances totaling $6.2 million related to these items were eliminated. Income tax expense for 1996 was 31% of pre-tax book income excluding the elimination of these allowances.


Table 10  Selected Quarterly Financial Data
          (In Thousands Except Per Share Data)
                                                FOURTH(1) THIRD(1),(2) SECOND(1),(2) FIRST(1),(2)
                                                ------------------------------------------------
                                                                   1998
                                                ------------------------------------------------
Interest revenue                                $ 102,573    $  98,411   $  92,859    $  92,744
Interest expense                                   53,598       51,634      48,395       50,708
                                                ---------    ---------   ---------    ---------
Net interest revenue                               48,975       46,777      44,464       42,036
Provision for loan losses                           4,027        4,001       3,953        2,470
                                                ---------    ---------   ---------    ---------
Net interest revenue after provision for
 loan losses                                       44,948       42,776      40,511       39,566
Other operating revenue                            41,850       42,322      41,035       38,275
Securities gains, net                               2,967          538       3,320        2,512
Other operating expense                            60,821       56,837      53,804       57,193
                                                ---------    ---------   ---------    ---------
Income before taxes                                28,944       28,799      31,062       23,160
Income tax expense                                  9,729       10,049      10,624        6,847
                                                ---------    ---------   ---------    ---------
Net income                                      $  19,215    $  18,750   $  20,438    $  16,313
                                                =========    =========   =========    =========
Earnings per share:
   Basic                                        $     .42    $     .41   $     .44    $     .35
                                                ---------    ---------   ---------    ---------
   Diluted                                            .37          .36         .39          .31
                                                ---------    ---------   ---------    ---------
Average shares:
   Basic                                           45,034       45,052      45,114       45,211
                                                ---------    ---------   ---------    ---------
   Diluted                                         51,680       51,703      51,862       51,917
                                                ---------    ---------   ---------    ---------

                                                                  1997(1),(2)
                                                -----------------------------------------------

Interest revenue                                $  90,419    $  88,548   $  86,771    $  78,810
Interest expense                                   48,707       48,890      47,603       43,748
                                                ---------    ---------   ---------    ---------
Net interest revenue                               41,712       39,658      39,168       35,062
Provision for loan losses                           3,500        3,000       1,500        1,026
                                                ---------    ---------   ---------    ---------
Net interest revenue after provision for loan
 loan losses                                       38,212       36,658      37,668       34,036
Other operating revenue                            35,721       33,506      31,611       30,190
Securities gains (losses), net                     (2,200)         809        (200)         262
Other operating expense                            61,277       46,720      45,443       41,726
                                                ---------    ---------   ---------    ---------
Income before taxes                                10,456       24,253      23,636       22,762
Income tax expense (benefit)                       (6,362)       7,857       7,572        7,415
                                                ---------    ---------   ---------    ---------
Net income                                      $  16,818    $  16,396   $  16,064    $  15,347
                                                =========    =========   =========    =========
Earnings per share:
   Basic                                        $     .36    $     .35   $     .35    $     .33
                                                ---------    ---------   ---------    ---------
   Diluted                                            .32          .32         .31          .30
                                                ---------    ---------   ---------    ---------
Average shares:
   Basic                                           45,187       45,143      45,080       45,062
                                                ---------    ---------   ---------    ---------
   Diluted                                         51,817       51,721      51,566       51,465
                                                ---------    ---------   ---------    ---------

(1) Shares and per share data have been restated to reflect the 2-for-1 stock split in the form of a 100% stock dividend on February 22, 1999.

(2) Shares and per share data have been restated to reflect the 3% stock dividend paid in November 1998.

ASSESSMENT OF FINANCIAL CONDITION

SECURITIES PORTFOLIO

    Securities are identified as either investment or available for sale based upon various factors, including asset/liability management strategies, liquidity and profitability objectives, and regulatory requirements. Investment securities are carried at cost, adjusted for amortization of premiums or accretion of discounts. Amortization or accretion of mortgage- backed securities is periodically adjusted for estimated prepayments. Available for sale securities are those that may be sold prior to maturity based upon asset/liability management decisions. Securities identified as available for sale are carried at fair value. Unrealized gains or losses on available for sale securities, less applicable deferred taxes, are recorded as accumulated other comprehensive income in Shareholders' Equity.

    During 1998, BOK Financial increased its securities portfolio by $485 million based on amortized cost, including $220 million from investment of the proceeds of the Bank of Albuquerque acquisition. Most notably, amortized cost of mortgage-backed securities classified as available for sale increased $602 million and U.S. Treasury securities decreased $119 million. These changes in the securities portfolio were made in expectation of the lower interest rates in 1998.

    Table 11 presents the amortized costs and fair values of BOK Financial's securities portfolio at December 31, 1998, 1997 and 1996. Additional information regarding the securities portfolio is presented in Note 4 to the Consolidated Financial Statements.


Table 11      Securities
            (In Thousands)                                              DECEMBER 31,
                                          ---------------------------------------------------------------------------
                                                   1998                      1997                      1996
                                          -----------------------   -----------------------   -----------------------
                                          AMORTIZED       FAIR       AMORTIZED      FAIR       AMORTIZED      FAIR
                                            COST         VALUE         COST         VALUE        COST         VALUE
                                          ----------   ----------   ----------   ----------   ----------   ----------
Investment:
 U.S. Treasury                            $      600   $      600   $      850   $      845   $    1,000   $      992
 Municipal and other tax-exempt              184,988      184,521      164,379      164,873      134,150      134,705
 Mortgage-backed U.S. agency securities       30,385       30,829       46,849       47,374       62,282       62,876
 Other debt securities                        11,804       11,804        1,033        1,033          976          976
                                          ----------   ----------   ----------   ----------   ----------   ----------
    Total                                 $  227,777   $  227,754   $  213,111   $  214,125   $  198,408   $  199,549
                                          ==========   ==========   ==========   ==========   ==========   ==========
Available-for-sale:
   U.S. Treasury                          $  158,314   $  158,945   $  277,618   $  278,402   $  200,505   $  201,091
   Municipal and other tax-exempt             86,647       87,526      107,196      108,720      160,813      161,358
   Mortgage-backed securities:
     U.S. agencies                         1,813,036    1,823,230    1,210,322    1,215,867      985,219      979,117
     Other                                     1,772        1,762        2,183        2,185        3,288        3,961
                                          ----------   ----------   ----------   ----------   ----------   ----------
       Total mortgage-backed securities    1,814,808    1,824,992    1,212,505    1,218,052      988,507      983,078
                                          ----------   ----------   ----------   ----------   ----------   ----------
   Other debt securities                         456          462        4,480        4,498          178          178
   Equity securities and mutual funds        141,727      147,711      130,196      139,739      106,655      113,417
                                          ----------   ----------   ----------   ----------   ----------   ----------
     Total                                $2,201,952   $2,219,636   $1,731,995   $1,749,411   $1,456,658   $1,459,122
                                          ==========   ==========   ==========   ==========   ==========   ==========

LOANS

     Loans increased $787 million or 28% during 1998, including $144 million from the acquisitions of Bank of Albuquerque. Excluding this acquisition, loans increased $643 million or 23%. Commercial loans increased by $442 million or 29% over 1997 year- end. This continues a trend of strong growth in commercial loans. Commercial loans comprised 55% of total loans at December 31, 1998 compared to 54% at December 31, 1997. Energy loans increased by $134 million or 40% during 1998 and totaled $467 million or 13% of the loan portfolio at year-end. Commercial loans to service entities increased by $150 million or 32% during 1998. Total commercial real estate loans grew by $266 million or 56% during 1998. Multifamily loans and construction and land development loans, which consists primarily of single family construction loans, increased by 77% and 68%, respectively, during 1998.


Table 12  Loans
          (In Thousands)                                                    DECEMBER 31,
                                                  --------------------------------------------------------------
                                                     1998         1997         1996         1995         1994
                                                  ----------   ----------   ----------   ----------   ----------
Commercial:
   Energy                                         $  467,259   $  332,770   $  289,011   $  219,909   $  213,301
   Manufacturing                                     240,633      201,918      144,228      142,650      113,140
   Wholesale/retail                                  264,691      242,156      231,215      201,212      146,152
   Agriculture                                       155,103      151,525      125,097      103,165       89,791
   Services                                          615,285      465,317      324,737      276,500      211,713
   Other commercial and industrial                   198,385      105,714      127,089      143,143      129,196
Commercial real estate:
   Construction and land development                 172,258      102,800       67,826       50,389       39,398
   Multifamily                                       178,217      100,422      147,814      141,494      106,197
   Other real estate loans                           393,578      274,579      212,386      190,530      179,084
Residential mortgage:
   Secured by 1-4 family residential properties      482,097      419,139      388,820      395,941      343,969
   Residential mortgages held for sale                98,616       78,669       95,332       72,412       40,909
Consumer                                             285,819      290,084      241,025      257,023      231,203
                                                  ----------   ----------   ----------   ----------   ----------
     Total                                        $3,551,941   $2,765,093   $2,394,580   $2,194,368   $1,844,053
                                                  ==========   ==========   ==========   ==========   ==========

     While BOK Financial continues to increase geographic diversification through expansion in the Dallas, Texas and Albuquerque, New Mexico areas, geographic concentration subjects the loan portfolio to the general economic conditions in Oklahoma. Notable loan concentrations by the primary industry of the borrowers are presented in Table 12. Agriculture includes loans totaling $137 million to the cattle industry and services includes loans totaling $120 million to the hotel industry. Commercial real estate loans are secured primarily by properties in the Tulsa or Oklahoma City metropolitan areas. The major components of other real estate loans are office buildings, $154 million and retail facilities, $133 million.


Table 13  Loan Maturity and Interest Rate
          Sensitivity on December 31, 1998
          (In Thousands)
                                                     Remaining Maturities of Selected Loans
                                                     ---------------------------------------
                                           Total     Within 1 Year  1-5 Years  After 5 Years
                                         ----------  -------------  ---------  -------------
Loan maturity:
   Commercial                            $1,941,356   $  867,026   $  793,158   $  281,172

   Commercial real estate                   744,053      274,782      337,960      131,311
                                         ----------   ----------   ----------   ----------
     Total                               $2,685,409   $1,141,808   $1,131,118   $  412,483
                                         ----------   ----------   ----------   ----------
Interest rate sensitivity for selected
   loans with:
     Predetermined interest rates        $ 533,287 $      90,704   $  302,749   $  139,834

     Floating or adjustable interest
   rates                                  2,152,122    1,051,104      828,369      272,649
                                         ----------   ----------   ----------   ----------
       Total                             $2,685,409   $1,141,808   $1,131,118   $  412,483
                                         ==========   ==========   ==========   ==========

SUMMARY OF LOAN LOSS EXPERIENCE

     The reserve for loans losses, which is available to absorb losses inherent in the loan portfolio, totaled $65 million at December 31, 1998, compared to $53 million at December 31, 1997. This represents 1.88% and 1.98% of total loans, excluding loans held for sale, at December 31, 1998 and 1997, respectively. Losses on loans held for sale, principally mortgage loans accumulated for placement in securitized pools, are charged to earnings through adjustments in carrying value to the lower of cost or market value in accordance with accounting standards applicable to mortgage banking. Table 14 presents statistical information regarding the reserve for loan losses for the past five years.


Table 14 Summary of Loan Loss Experience
         (Dollars In Thousands)
                                                                           YEARS ENDED DECEMBER 31,
                                                            ---------------------------------------------------------
                                                              1998        1997        1996         1995        1994
                                                            --------    --------    --------     --------    --------
Beginning balance                                           $ 53,101    $ 45,148    $ 38,287     $ 38,271    $ 37,261
   Loans charged-off:
     Commercial                                                3,175       3,343       2,318          753       1,112
     Commercial real estate                                      175         698         523          171         227
     Residential mortgage                                        151         409         237          190         553
     Consumer                                                  3,977       4,753       3,432        2,874       1,345
                                                            --------    --------    --------     --------    --------
       Total                                                   7,478       9,203       6,510        3,988       3,237
                                                            --------    --------    --------     --------    --------
   Recoveries of loans previously charged-off:
     Commercial                                                1,483       2,530       3,747        1,579       1,366
     Commercial real estate                                    1,398         957       4,113          987         972
     Residential mortgage                                        162         555         262          373         157
     Consumer                                                  1,814       1,563         982          834         602
                                                            --------    --------    --------     --------    --------
       Total                                                   4,857       5,605       9,104        3,773       3,097
                                                            --------    --------    --------     --------    --------
   Net loans charged-off (recoveries)                          2,621       3,598      (2,594)         215         140
   Provision for loan losses                                  14,451       9,026       4,267          231         195
   Additions due to acquisitions                                --         2,525        --           --           955
                                                            --------    --------    --------     --------    --------
Ending balance                                              $ 64,931    $ 53,101    $ 45,148     $ 38,287    $ 38,271
                                                            --------    --------    --------     --------    --------
Reserve for loan losses to loans outstanding at year-end(1)     1.88%       1.98%       1.96%        1.80%       2.12%
Net charge-offs (recoveries) to average loans                    .09         .14        (.12)         .01         .01
Provision for loan losses to average loans                       .50         .35         .19          .01         .01
Recoveries to gross charge-offs                                64.95%      60.90%     139.85%       94.61%      95.68%
Reserve as a multiple of net charge-offs (recoveries)          24.77X      14.76x     (17.40)x     178.08x     273.36x
                                                            --------    --------    --------     --------    --------
PROBLEM LOANS

Loans past due (90 days)                                    $  9,414    $ 10,575    $  9,639     $  2,625    $  1,118
Nonaccrual(2)                                                 13,116      18,767      18,835       29,288      20,114
Renegotiated                                                    --           207        --           --          --
                                                            --------    --------    --------     --------    --------
       Total                                                $ 22,530    $ 29,549    $ 28,474     $ 31,913    $ 21,232
                                                            --------    --------    --------     --------    --------
Foregone interest on nonaccrual loans(2)                    $  2,173    $  2,882    $  2,975     $  2,928    $  1,392
                                                            ========    ========    ========     ========    ========

(1) Excludes residential mortgage loans held for sale which are carried at the lower of aggregate cost or market value.

(2) Interest collected and recognized on nonaccrual loans was $3.3 million in 1998 and was immaterial in previous years disclosed.

     The adequacy of the reserve for loan losses is assessed by management based upon an ongoing quarterly evaluation of the probable estimated losses inherent in the portfolio, and includes probable losses on both outstanding loans and unused commitments to provide financing. A consistent methodology has been developed that includes reserves assigned to specific criticized loans, general reserves that are based upon a statistical migration analysis for each category of loans, and unallocated reserves that are based upon an analysis of current economic conditions, loan concentrations, portfolio growth, and other relevant factors. An independent Credit Administration department is responsible for performing this evaluation for all of BOK Financial's subsidiaries to ensure that the methodology is applied consistently.

     All significant criticized loans are reviewed quarterly. Written documentation of these reviews are prepared. Specific reserves for impairment are determined in accordance with generally accepted accounting principles and appropriate regulatory standards. At December 31, 1998 specific impairment reserves totaled $1.4 million.

     The adequacy of general loan loss reserves is determined primarily through an internally developed migration analysis model. Management uses an eight-quarter aggregate accumulation of net loan losses as the basis for this model. Greater emphasis is placed on net loan losses in the more recent periods. This model is used to assign general loan loss reserves to commercial loans and leases, residential mortgage loans and consumer loans. All loans, leases and letters of credit are allocated a migration factor by this model. Management can override the general allocation only by utilizing a specific allocation that is greater than the general allocation. General loan loss reserves assigned to various categories of loans are presented in Table 15.

     BOK Financial has assessed the risk of loan losses due to the impact of Year 2000 risks on its customers. A standard questionnaire was completed for a majority of its commercial loan customers to assess the potential risk of Year 2000 on the customer's operations and the status of customer actions to address these risks. Customers were assigned to risk categories based upon the results of this assessment and a range of potential losses was determined for each category. Management continues to monitor the status of customer preparation for Year 2000 and to update the risk assessment.

     A nonspecific allowance for loan losses is maintained for risks beyond those factors specific to a particular loan or those identified by the migration analysis. These factors include trends in general economic conditions in BOK Financial's primary lending areas, duration of the business cycle, specific conditions in industries where BOK Financial has a concentration of loans, overall growth in the loan portfolio, error potential in either the migration analysis model or in the underlying data, and other relevant factors. A range of potential losses is then determined for each factor identified. At December 31, 1998, the loss potential ranges for the more significant factors are:

    Concentration of large loans - $2.1 million to $4.1 million
    General economic conditions - $1.2 million to $2.4 million
    Loan portfolio growth and expansion into new markets - $1.5 million to $2.9 million

     A provision for loan losses is charged against earnings in amounts necessary to maintain an adequate reserve for loan losses. These provisions totaled $14.5 million for 1998, $9.0 million for 1997 and $4.3 million for 1996. The increased provision for 1998 reflected management's assessment of increased risk of loan losses due primarily to continued growth in the loan portfolio, geographic expansion of BOK Financial's market area to include Dallas and North Texas and New Mexico, and current weaknesses in the energy and agriculture sectors.


Table 15   Loan Loss Reserve Allocation
           (Dollars in Thousands)
                                                                       DECEMBER 31,
                         -----------------------------------------------------------------------------------------------------------
                                1998                   1997                1996                  1995                  1994
                         -------------------   -------------------   -------------------   -------------------   -------------------
                                       % of                 % of                 % of                  % of                   % of
                         Reserve(3)  Loans(1)  Reserve(3) Loans(1)   Reserve(3) Loans(1)   Reserve(3) Loans(1)   Reserve(3) Loans(1)
                         --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
Loan category:
   Commercial(2)         $ 37,545      56.22   $ 34,981      55.81   $ 26,741      53.99   $ 26,446      51.21   $ 24,533      50.09
   Commercial real estate   7,945      21.55      3,233      17.79      3,907      18.62      3,774      18.02      2,524      18.01
   Residential mortgage     1,794      13.96      1,778      15.60      1,651      16.91        638      18.66        556      19.08
   Consumer                 6,678       8.27      5,728      10.80      5,174      10.48      2,556      12.11      3,436      12.82
   Nonspecific allowance   10,969       --        7,381       --        7,675       --        4,873       --        7,222       --
                         --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
   Total                 $ 64,931     100.00   $ 53,101     100.00   $ 45,148     100.00   $ 38,287     100.00   $ 38,271     100.00
                         ========   ========   ========   ========   ========   ========   ========   ========   ========   ========

(1) Excludes residential mortgage loans held for sale which are carried at the lower of aggregate cost or market value.

(2) Specific allocation for Year 2000 risks as discussed previously were $3.6 million in 1998 and $4.8 million in 1997.

(3) Specific allocation for the loan concentration risks are included in the appropriate category: Energy, Agriculture and Hotel/Motel.


NONPERFORMING ASSETS

Information regarding nonperforming assets, which were $18 million at December 31, 1998 and $24 million at December 31, 1997 is presented in Table 16. Nonperforming loans include nonaccrual loans and renegotiated loans. Nonaccrual commercial loans decreased during 1998 due to significant improvement in one customer relationship. The total nonaccrual principal balance on this relationship of $5.1 million at December 31, 1997 was reduced by $4.0 million through cash collections during 1998. The remaining unpaid principal was returned to accruing status. Additionally, interest income of $1.3 million was collected and recognized in 1998.

    The loan review process also identifies loans which possess more than the normal amount of risk due to deterioration in the financial condition of the borrower or the value of the collateral. Because the borrowers are performing in accordance with the original terms of the loan agreements and no loss of principal or interest is anticipated, such loans are not included in the nonperforming assets totals. These loans are assigned to various risk categories in order to focus management's attention on the loans with higher risk of loss. At December 31, 1998, loans totaling $60 million were assigned to the substandard risk category and loans totaling

$31 million were assigned to the special mention risk category, compared to $57 million and $68 million, respectively, at December 31, 1997. The decrease in special mention loans was primarily due to the pay-off of two loans that totaled $18.9 million and the upgrading of two loans that totaled $13.1 million due to improved performance and collateral value.


Table 16  Nonperforming Assets
          (Dollars in Thousands)                                         DECEMBER 31,
                                                    ---------------------------------------------------
                                                     1998      1997(3)    1996(3)    1995(3)    1994(3)
                                                    -------    -------    -------    -------    -------
Nonperforming loans
   Nonaccrual loans:
     Commercial                                     $ 8,386    $12,717    $13,494    $14,646    $11,238
     Commercial real estate                           1,684      2,960      2,313     10,621      5,273
     Residential mortgage                             1,928      2,441      2,495      2,794      2,916
     Consumer                                         1,118        649        533      1,227        687
                                                    -------    -------    -------    -------    -------
       Total nonaccrual loans                        13,116     18,767     18,835     29,288     20,114
   Renegotiated loans                                  --          207       --         --         --
                                                    -------    -------    -------    -------    -------
     Total nonperforming loans                       13,116     18,974     18,835     29,288     20,114
   Other nonperforming assets                         4,600      5,258      4,576      3,399      4,100
                                                    -------    -------    -------    -------    -------
     Total nonperforming assets                     $17,716    $24,232    $23,411    $32,687    $24,214
                                                    =======    =======    =======    =======    =======
Ratios:
   Reserve for loan losses to nonperforming loans    495.05%    279.86%    239.70%    130.73%    190.27%
   Nonperforming loans to period-end loans(2)           .38        .71        .82       1.38       1.12
                                                    =======    =======    =======    =======    =======

Loans past due (90 days)(1)                         $ 9,414    $10,575    $ 9,639    $ 2,625    $ 1,118
                                                    =======    =======    =======    =======    =======

                                                      8,122    $ 7,072    $ 4,755    $  --      $  --

                                                      6,953      7,396      9,177      6,754      6,549

(1) Includes residential mortgages guaranteed by agencies of the U.S. Government. Excludes residential mortgages guaranteed by agencies of the U.S. Government in foreclosure.

(2)  Excludes residential mortgage loans held for sale.

(3) Nonperforming assets for prior years have been restated to exclude loans past due 90 days to conform with current year presentations.


LEASING AND MEZZANINE FINANCING

     BOK Financial engages in lease and mezzanine financing through its subsidiary, BOK Capital Services Corporation. ("BCS"). These activities generally have a higher return potential but have a higher risk of loss than those normally permissible for banks. Most notably, at December 31, 1998, other assets included $28.8 million of natural gas compression and other equipment that is leased to various customers by entities in which BCS is a general partner. The terms of these leases are generally much shorter than the estimated useful lives of the equipment. Therefore, as each lease expires, there is a risk that the remaining net book value of the equipment may not be recovered based upon market conditions and re-leasing opportunities at that time.


DEPOSITS

     Average deposits for 1998 increased $407 million compared to 1997, including $33 million from acquisitions. Demand deposits, interest-bearing transaction accounts and time deposits increased by $144 million, $128 million and $99 million, respectively. The average cost of each category of interest bearing deposits has decreased during 1998 due to lower market interest rates.


Table 17  Deposit Analysis
          (In Thousands)      Average Balances
                          -----------------------
                            1998         1997
                          ----------   ----------
Core deposits             $2,562,111   $2,422,803
Public funds                 383,902      330,757
Uninsured deposits           932,788      718,315
                          ----------   ----------
    Total                 $3,878,801   $3,471,875
                          ==========   ==========

     As shown in Table 17, average core deposits increased $139 million to $2.6 billion. This represented 66% of total deposits in 1998 compared to 70% for 1997. Concurrently, uninsured deposits increased to 24% of total deposits for 1998 compared to 21% in 1997. Average uninsured deposits included approximately $156 million of brokered deposits. Uninsured deposits as used in this presentation is based on a simple analysis of account balances and does not reflect combined ownership and other account styling that would determine insurance based on FDIC regulations.

     BOK Financial competes for deposits by offering a broad range of products and services to its customers. While this includes offering competitive interest rates and fees, the primary means of competing for deposits is convenience and service to the customers. BOk offers banking convenience to its customers though 64 branches, including 26 branches with extended hours in local supermarkets and a 24-hour ExpressBank call center. During 1998, BOk opened 3 supermarket branches and introduced an Internet home banking service. BOk plans to open 4 new supermarket branches in 1999 to further enhance customer convenience. The acquisition of 17 branches, including 15 in Albuquerque, New Mexico, provided a significant new source of deposits and entrance into this market.


Table 18 Maturity of Domestic CDs and Public Funds
         in Amounts of $100,000 or More
         (In Thousands)               DECEMBER 31,
                                  -------------------
                                    1998       1997
                                  --------   --------
       Months to maturity:
         3 or less                $464,996   $336,003
         Over 3 through 6           97,256    203,268
         Over 6 through 12          94,322     96,273
         Over 12                    68,056     74,074
                                  --------   --------
            Total                 $724,630   $709,618
                                  ========   ========

BORROWINGS AND CAPITAL

     BOK Financial and its subsidiary banks use several borrowing sources to supplement deposits as a source of funds to support asset growth. Primarily these sources include federal funds purchased and securities repurchase agreements, advances from the Federal Home Loan Bank, and borrowings from lines of credit through commercial banks. Average borrowed funds increased $58 million or 5% over 1997 and represented 20% of all funds for 1998 compared to 21% for 1997. By year-end 1998, borrowed funds increased to 25% of all funds due to additional borrowings to support the formation and initial capitalization of Bank of Albuquerque. Interest rates and maturity dates for the various sources of funds are matched with specific types of assets in the asset / liability management process.

     During the fourth quarter of 1998, BOK Financial filed a shelf registration statement with the Securities and Exchange Commission for the issuance of up to $250 million of senior debt securities. These securities will be direct, unsecured obligations of BOK Financial and are not insured by the Federal Deposit Insurance Corporation or guaranteed by any governmental agency. Payment of principal and interest is dependent upon dividends paid to BOK Financial by its subsidiary banks. Such dividends are limited by regulations of the Comptroller of the Currency. BOK Financial expects to issue debt securities pursuant to this shelf registration during 1999.

     BOK Financial increased its lines of credit with two commercial banks to a total of $100 million in conjunction with the formation and initial capitalization of Bank of Albuquerque. The total outstanding balance on these lines was $92 million at December 31, 1998. BOK Financial has committed to reduce the combined amount of these lines to no more than $50 million in the second half of 1999.

     BOk issued $150 million of 10-year subordinated notes, discounted to a cost of 7.2% during 1997. These notes are unsecured obligations of BOk and are not insured by the FDIC or any other government agency and are not guaranteed by BOK Financial. Standard & Poors Rating Service rated the notes as BBB; Moody's Investor Service, Baa3; and Thomson Bank Watch, A-. Concurrent with the issuance of these notes, $50 million was paid as dividends to BOK Financial to repay existing debt, including a $20 million subordinated debenture due to an affiliate of George B. Kaiser, BOK Financial's principal shareholder. BOk retained the remaining proceeds to fund asset growth. Interest rate swaps with a notional amount of $100 million are used to change the cost of these notes from fixed rate to variable rate. BOk receives a fixed weighted-average rate of 6.77% on these swaps and pays the one-month LIBOR. See Note 9 to the Consolidated Financial Statements for additional information.

     Equity capital for BOK Financial averaged $467 million and $394 million for 1998 and 1997, respectively. The $73 million increase resulted from 1998 earnings and a $9 million increase in unrealized gains on available for sale securities. During 1998, BOK Financial repurchased 386 thousand shares of its common stock for $9.1 million under a previously announced stock repurchase program. This program terminated on December 31, 1998. Management has identified capital and funding needs of approximately $105 million for anticipated growth in 1999. These include potential acquisitions and the previously noted repayment of bank debt. Resources available to meet these needs include dividends from BOK Financial's subsidiary banks and the possible issuance of senior subordinated debt. Timing and extent of future growth plans will be evaluated based upon available resources.

     BOK Financial is contemplating offering approximately 6 million shares of common stock in 1999. Approximately 4 million shares will be a secondary offering by current shareholders and 2 million shares will be newly issued.

     A registration statement relating to these securities is being prepared but has not yet been filed with the Securities and Exchange Commission. These securities will be offered only by means of a prospectus and may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Annual Report shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of those securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities are being offered in connection with a distribution by BOK Financial Corporation and certain selling shareholders and represents a new financing. To receive a copy of a written prospectus related to the offering of the securities, when filed, please contact James A. White, EVP and CFO, at Bank of Oklahoma Tower, Tulsa, Oklahoma 74172.


MARKET RISK

     Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices, or equity prices. Additionally, the financial instruments subject to market risk can be classified either as held for trading or held for purposes other than trading.

     BOK Financial is subject to market risk primarily through the effect of changes in interest rates on both its portfolio of assets held for purposes other than trading and trading assets. The effect of other changes, such as foreign exchange rates, commodity prices or equity prices, do not pose material market risk to BOK Financial. The responsibility for managing market risk rests with the Asset/Liability Committee which operates under policy guidelines established by the Board of Directors. The negative acceptable variation in net earnings and economic value of equity due to a 200 basis point increase or decrease in interest rates is generally limited by these guidelines to +/- 10%. These guidelines also establish maximum levels for short-term borrowings, short-term assets, and public and brokered deposits, and establish minimum levels for unpledged assets, among other things. Compliance with these guidelines is reviewed monthly.

Interest Rate Risk Management (Other than Trading)

     BOK Financial performs a sensitivity analysis to identify more dynamic interest rate risk exposures, including embedded option positions, on net interest revenue, net income and economic value of equity. A simulation model is used to estimate the effect of changes in interest rates over the next twelve months based on three interest rate scenarios. These are a "most likely" rate scenario and two "shock test" scenarios, the first assuming a sustained parallel 200 basis point increase and the second a sustained parallel 200 basis point decrease in interest rates. An independent source is used to determine the most likely interest rates for the next year. BOK Financial's primary interest rate exposures include the Federal Reserve Bank's discount rate which affects short-term borrowings, the prime lending rate and the London InterBank Offering Rate ("LIBOR") which are the basis for much of the variable-rate loan pricing, the 30-year mortgage rate which directly affects the prepayment speeds for mortgage-backed securities and mortgage servicing rights and the 10-year U.S. Treasury rate which affects the value of the mortgage servicing hedges. Derivative financial instruments and other financial instruments used for purposes other than trading are included in this simulation. In addition, sensitivity of fee income to market interest rate levels, such as those related to cash management services and mortgage servicing, are included. The model incorporates management's assumptions regarding the level of interest rate or balance changes on indeterminable maturity deposits (demand deposits, interest-bearing transaction accounts and savings accounts) for a given level of market rate changes. The assumptions have been developed through a combination of historical analysis and future expected pricing behavior. Interest rate swaps on all products are included to the extent that they are effective in the 12-month simulation period. Additionally, changes in prepayment behavior of mortgage-backed securities, residential mortgage loans and mortgage servicing in each rate environment are captured using industry estimates of prepayment speeds for various coupon segments of the portfolio. Finally, the impact of planned growth and new business activities is factored into the simulation model. At December 31, 1998 and 1997, this modeling indicated interest rate sensitivity as follows:


Table 19  Interest Rate Sensitivity
          (Dollars in Thousands)                      200 bp Increase             200 bp Decrease               Most Likely
                                                  -----------------------     -----------------------     -----------------------
                                                    1998          1997          1998          1997          1998          1997
                                                  ---------     ---------     ---------     ---------     ---------     ---------
Anticipated impact over the next twelve months:
   Net interest revenue                           $   2,314     $   2,801     $  (3,932)    $  (1,880)    $  (1,013)    $     814
                                                        1.1%          1.5%         (1.9)%        (1.0)%        (0.5)%         0.4%
                                                  ---------     ---------     ---------     ---------     ---------     ---------
   Net income                                     $   1,847     $   4,844     $  (4,114)    $ (23,706)    $     (41)    $     492
                                                        2.0%          6.7%         (4.5)%       (32.7)%         0.0%          0.7%
                                                  ---------     ---------     ---------     ---------     ---------     ---------
   Economic value of equity                       $ (79,092)    $  20,264     $   3,763     $   7,780     $  10,096     $  (2,719)
                                                      (10.1)%         3.0%          0.5%          1.1%          1.3%         (0.4)%
                                                  ---------     ---------     ---------     ---------     ---------     ---------

The estimated effect of changes in interest rates on net interest revenue or net income is not projected to be significant within the +/-200 basis point range of assumptions. However, this modeling indicated that under the 200 basis point increase scenario, BOK Financial's economic value of equity would decrease by $79.1 million due primarily to the effect of rising interest rates on the value of the securities portfolio.

     Throughout 1997 and into the first quarter of 1998, management recognized that BOK Financial had a significant risk of loss on its capitalized mortgage servicing rights in a declining interest rate environment. During the second quarter of 1998, a program to hedge this exposure through the use of futures contracts, call options and put options was developed. These derivatives are based upon 10-year U.S. Treasury securities. The changes in value of these derivatives have a highly correlated, inverse relation to changes in value of the mortgage servicing rights. The interest rate sensitivity of the mortgage servicing portfolio and the related hedge is modeled over a range of + or - 50 basis points. At December 31, 1998, the pre-tax results of this modeling are as follows:


Table 20  Mortgage Servicing Interest Rate Sensitivity
          (In Thousands)
                        50 bp Increase  50 bp Decrease
                        --------------  --------------
Anticipated change in:
   Mortgage servicing
     rights              $     11,886    $    (15,680)
   Hedging instruments        (11,567)         11,960
                         ------------    ------------
   Net                   $        319    $     (3,720)
                         ============    ============


     The simulations used to manage market risk are based on numerous assumptions regarding the effect of changes in interest rates on the timing and extent of repricing characteristics, future cash flows and customer behavior. These assumptions are inherently uncertain and, as a result, the model cannot precisely estimate net interest revenue, net income or economic value of equity or precisely predict the impact of higher or lower interest rates on net interest revenue, net income or economic value of equity. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

     BOK Financial uses interest rate swaps, a form of off-balance sheet derivative product, in managing its interest rate sensitivity. These products are generally used to more closely match interest paid on certain long-term certificates of deposit and subordinated debt with earning assets. During 1998, income from these swaps exceeded the cost of the swaps by $1.7 million. Credit risk from these swaps is closely monitored and counterparties to these contracts are selected on the basis of their credit worthiness, among other factors. Derivative products are not used for speculative purposes. See Note 14 to the Consolidated Financial Statements for additional information.

Trading Activities

     BOK Financial enters into trading account activities both as an intermediary for customers and for its own account. As an intermediary, BOK Financial will take positions in securities, generally mortgage-backed securities, government agency securities, and municipal bonds. These securities are purchased for resale to customers, which include individuals, corporations, foundations, and financial institutions. BOK Financial will also take trading positions in U.S. Treasury securities, mortgage-backed securities, municipal bonds, and financial futures for its own account through either BOk or BOSC, Inc. These positions are taken with the objective of generating trading profits. Both of these activities involve interest rate risk.

     A variety of methods are used to manage the interest rate risk of trading activities. These methods include a daily marking of all positions to market value, independent verification of inventory pricing, and positions limits for each type of trading activity. Hedges in either the futures or cash markets may be used to reduce the risk associated with some trading positions. The Risk Management Department monitors trading activity daily and reports to senior management and the Risk Oversight and Audit Committee of the BOK Financial Board of Directors on any exceptions to trading position limits and risk management policy exceptions.

     During 1998, BOK Financial adopted a Value at Risk ("VAR") methodology to measure the market risk inherent in its trading. VAR is calculated based upon historical simulations over the past five years. It represents an amount of market loss that is likely to be exceeded only one out of every 100 two-week periods. Trading positions are managed within guidelines approved by the Board of Directors. These guidelines limit the nominal aggregate trading positions to $360 million and the VAR to $5.6 million. At December 31, 1998, the nominal aggregate trading position was $109 million and the VAR was $3.1 million. The year-end position was near the high VAR for the year.


NEW ACCOUNTING STANDARDS

     During 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") which is required to be adopted in years beginning after June 15, 1999. FAS 133 permits early adoption as of the beginning of any fiscal quarter that begins after June 1998. BOK Financial expects to adopt FAS 133 effective January 1, 2000. FAS 133 will require the recognition of all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivatives will either be offset against changes in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

     BOK Financial has not yet determined what the effect of FAS 133 will be on its earnings and financial position.

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

REPORT OF INDEPENDENT AUDITORS

    We have audited the accompanying consolidated balance sheets of BOK Financial Corporation as of December 31, 1998 and 1997, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BOK Financial Corporation at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                Ernst & Young LLP
                                                Tulsa, Oklahoma
                                                January 26, 1999

                            BOK FINANCIAL CORPORATION

Consolidated Statements of Earnings
(In Thousands Except Share Data)
                                                                                   1998           1997            1996
                                                                              ------------    ------------    ------------
 INTEREST REVENUE
 Loans                                                                        $    258,974    $    227,044    $    196,309
 Taxable securities                                                                108,727          97,416          77,588
 Tax-exempt securities                                                              16,003          16,809          14,665
                                                                              ------------    ------------    ------------
     Total securities                                                              124,730         114,225          92,253
                                                                              ------------    ------------    ------------
 Trading securities                                                                  1,046             287             340
 Funds sold and resell agreements                                                    1,837           2,992           1,630
                                                                              ------------    ------------    ------------
     Total interest revenue                                                        386,587         344,548         290,532
                                                                              ------------    ------------    ------------
 INTEREST EXPENSE
 Deposits                                                                          130,021         122,042         118,066
 Borrowed funds                                                                     64,621          62,740          45,027
 Subordinated debenture                                                              9,693           4,166              --
                                                                              ------------    ------------    ------------
     Total interest expense                                                        204,335         188,948         163,093
                                                                              ------------    ------------    ------------
 NET INTEREST REVENUE                                                              182,252         155,600         127,439
 PROVISION FOR LOAN LOSSES                                                          14,451           9,026           4,267
                                                                              ------------    ------------    ------------
 NET INTEREST REVENUE AFTER PROVISION FOR LOAN LOSSES                              167,801         146,574         123,172
                                                                              ------------    ------------    ------------
 OTHER OPERATING REVENUE
 Brokerage and trading revenue                                                      15,301           9,556           7,896
 Transaction card revenue                                                           24,426          19,339          14,298
 Trust fees and commissions                                                         29,939          24,062          21,638
 Service charges and fees on deposit accounts                                       32,187          28,651          24,104
 Mortgage banking revenue                                                           41,733          32,235          26,234
 Leasing revenue                                                                     7,111           5,861           2,236
 Other revenue                                                                      11,237          10,013          10,769
                                                                              ------------    ------------    ------------
     Total fees and commissions                                                    161,934         129,717         107,175
                                                                              ------------    ------------    ------------
 Gain on student loan sales                                                          1,548           1,311           1,069
 Loss on branch sales                                                                   --              --            (325)
 Gain (loss) on securities                                                           9,337          (1,329)         (2,607)
                                                                              ------------    ------------    ------------
     Total other operating revenue                                                 172,819         129,699         105,312
                                                                              ------------    ------------    ------------
 OTHER OPERATING EXPENSE
 Personnel expense                                                                 105,995          87,728          71,945
 Business promotion                                                                  8,040           8,657           6,372
 Contribution of stock to BOk Charitable Foundation                                  2,257           3,638              --
 Professional fees and services                                                      9,657           6,769           5,406
 Net occupancy, equipment and data processing expense                               42,819          35,614          30,831
 FDIC and other insurance                                                            1,260           1,293           1,740
 Special deposit insurance assessment                                                   --              --           3,820
 Printing, postage and supplies                                                      9,196           7,783           6,792
 Net gains and operating expenses on repossessed assets                               (480)         (3,849)         (4,552)
 Amortization on intangible assets                                                   9,371           8,824           5,411
 Write-off of core deposit intangible assets related to SAIF-insured deposits           --              --           3,821
 Mortgage banking costs                                                             25,949          19,968          15,473
 Provision for impairment of mortgage servicing rights                              (2,290)          4,100             361
 Other expense                                                                      16,881          14,641          11,608
                                                                              ------------    ------------    ------------
     Total other operating expense                                                 228,655         195,166         159,028
                                                                              ------------    ------------    ------------
 INCOME BEFORE TAXES                                                               111,965          81,107          69,456
 Federal and state income tax                                                       37,249          16,482          15,329
                                                                              ------------    ------------    ------------
 NET INCOME                                                                   $     74,716    $     64,625    $     54,127
                                                                              ============    ============    ============
 EARNINGS PER SHARE(1,2):
     Basic:
        Net income                                                            $       1.62    $       1.40    $       1.17
                                                                              ============    ============    ============
     Diluted:
        Net income                                                            $       1.44    $       1.25    $       1.06
                                                                              ============    ============    ============
 AVERAGE SHARES USED IN COMPUTATION(1, 2):
     Basic                                                                      45,101,378      45,102,967      44,997,016
     Diluted                                                                    51,773,048      51,616,188      51,143,696
                                                                              ------------    ------------    ------------

(1) Shares and per share data have been restated to reflect the 2-for-1 stock split in the form of a 100% stock dividend on February 22, 1999.
(2) Shares and per share data have been restated to reflect the 3% stock dividend paid in November 1998.

See accompanying notes to consolidated financial statements.

       Consolidated Balance Sheets
       (In Thousands Except Share Data)
                                                                                                            DECEMBER 31,
                                                                                                   --------------------------
                                                                                                     1998(1)       1997(1,2)
                                                                                                   -----------    -----------
 ASSETS
 Cash and due from banks                                                                           $   426,265    $   371,321
 Funds sold and resell agreements                                                                        9,151         18,005
 Trading securities                                                                                     41,138          4,999
 Securities:
     Available for sale                                                                              2,219,636      1,749,411
     Investment (fair value: 1998 - $227,754; 1997 - $214,125)                                         227,777        213,111
                                                                                                   -----------    -----------
     Total securities                                                                                2,447,413      1,962,522
                                                                                                   -----------    -----------
 Loans                                                                                               3,551,941      2,765,093
 Less reserve for loan losses                                                                           64,931         53,101
                                                                                                   -----------    -----------
      Net loans                                                                                      3,487,010      2,711,992
                                                                                                   -----------    -----------
 Premises and equipment, net                                                                            81,965         65,478
 Accrued revenue receivable                                                                             62,630         50,754
 Excess cost over fair value of net assets acquired and core deposit premiums (net of
     accumulated amortization: 1998 - $48,953; 1997 - $39,582)                                          95,935         67,796
 Mortgage servicing rights, net                                                                         69,224         83,890
 Real estate and other repossessed assets                                                                4,600          5,258
 Other assets                                                                                           84,017         57,627
                                                                                                   -----------    -----------
      Total assets                                                                                 $ 6,809,348    $ 5,399,642
                                                                                                   ===========    ===========

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Noninterest-bearing demand deposits                                                               $ 1,126,860    $   881,029
 Interest-bearing deposits:
      Transaction                                                                                    1,420,573      1,124,288
      Savings                                                                                          146,751        106,900
      Time                                                                                           1,685,046      1,615,862
                                                                                                   -----------    -----------
      Total deposits                                                                                 4,379,230      3,728,079
                                                                                                   -----------    -----------
 Funds purchased and repurchase agreements                                                           1,039,533        631,815
 Other borrowings                                                                                      660,347        394,087
 Subordinated debenture                                                                                146,921        148,356
 Accrued interest, taxes and expense                                                                    57,357         39,998
 Other liabilities                                                                                      20,846         21,830
                                                                                                   -----------    -----------
      Total liabilities                                                                              6,304,234      4,964,165
                                                                                                   -----------    -----------
 Shareholders' equity:
      Preferred stock                                                                                       25             23
      Common stock ($.00006 par value; 2,500,000,000 shares authorized; issued:
         1998 - 45,061,350; 1997 - 43,951,494)                                                               1              1
      Capital surplus                                                                                  233,024        208,327
      Retained earnings                                                                                261,822        218,629
      Treasury stock (shares at cost: 1998 - 23,792; 1997 - 132,754)                                      (565)        (2,190)
      Accumulated other comprehensive income                                                            10,807         10,691
      Notes receivable from exercise of stock options                                                       --             (4)
                                                                                                   -----------    -----------
      Total shareholders' equity                                                                       505,114        435,477
                                                                                                   -----------    -----------
               Total liabilities and shareholders' equity                                          $ 6,809,348    $ 5,399,642
                                                                                                   ===========    ===========

(1) Shares have been restated to reflect the 2-for-1 stock split in the form of a 100% stock dividend on February 22, 1999.
(2) Shares have been restated to reflect the 3% stock dividend paid in November 1998.

See accompanying notes to consolidated financial statements.

                            BOK FINANCIAL CORPORATION



Consolidated Statements of Changes in Shareholders' Equity
(In Thousands)

                                                            Preferred Stock         Common Stock
                                                           -------------------   ---------------------
                                                           Shares       Amount   Shares(3,4)    Amount
                                                           -------     -------   -----------   -------
 December 31, 1995                                         250,000     $    23      40,831     $     1
 Comprehensive income:
    Net income                                                  --          --          --          --
    Other comprehensive income, net of tax:
      Unrealized gain on securities available for sale          --          --          --          --
 Total comprehensive income
 Director retainer shares                                       --          --          15          --
 Exercise of stock options                                      --          --          82          --
 Payments on stock options notes receivable                     --          --          --          --
 Cash dividends paid on preferred stock                         --          --          --          --
 Dividends paid in shares of common stock:
    Preferred stock                                             --          --         139          --
    Common stock                                                --          --       1,230          --
                                                           -------     -------     -------     -------
 December 31, 1996                                         250,000          23      42,297           1

 Comprehensive income:
    Net income                                                  --          --          --          --
    Other comprehensive income, net of tax:
      Unrealized gain on securities available for sale          --          --          --          --
 Total comprehensive income
 Director retainer shares                                       --          --          17          --
 Issuance of common stock to Thrift Plan                        --          --          36          --
 Exercise of stock options                                      --          --         216          --
 Payments on stock options notes receivable                     --          --          --          --
 Dividends paid in shares of common stock:
    Preferred stock                                             --          --         107          --
    Common stock                                                --          --       1,278          --
                                                           -------     -------     -------     -------
 December 31, 1997                                         250,000          23      43,951           1

 Comprehensive income:
    Net income                                                  --          --          --          --
    Other comprehensive income, net of tax:
      Unrealized gain on securities available for sale          --          --          --          --
 Total comprehensive income
 Director retainer shares                                       --          --          12          --
 Issue preferred stock                                          --           2          --          --
 Treasury stock purchase                                        --          --          --          --
 Issuance of common stock to Thrift Plan                        --          --          --          --
 Exercise of stock options                                      --          --         234          --
 Payments on stock options notes receivable                     --          --          --          --
 Preferred stock dividend                                       --          --          --          --
 Dividends paid in shares of common stock:
    Preferred stock                                             --          --          69          --
    Common stock                                                --          --         795          --
                                                           -------     -------     -------     -------
 December 31, 1998                                         250,000     $    25      45,061     $     1
                                                           =======     =======     =======     =======

(1)                                                                   DECEMBER 31,
                                                              --------------------------
                                                                1998     1997     1996
                                                              --------------------------
     Reclassification adjustment:
       Unrealized gains on available for sale securities      $6,347    $8,160    $1,866
       Less reclassification adjustment for gains (losses)
         realized and included in net income, net of tax       6,231    (1,059)   (2,033)
                                                              ------    ------    ------
       Net unrealized gains on securities                     $  116    $9,219    $3,899
                                                              ======    ======    ======

(2)  Notes receivable from exercise of stock options.
(3) Shares and per share data have been restated to reflect the 2-for-1 stock split in the form of a 100% stock dividend on February 22, 1999.
(4) Shares and per share data have been restated to reflect the 3% stock dividend paid in November 1998.

See accompanying notes to consolidated financial statements.

 Accumulated
    Other                                  Treasury Stock
Comprehensive  Capital      Retained   ----------------------    Notes
    Income     Surplus      Earnings   Shares(3,4)     Amount  Receivable(2)   Total
-------------  --------     ---------  -----------   --------  -------------  ---------
$  (2,427)     $157,395     $ 146,727        --      $     --      $(154)     $ 301,565

       --            --        54,127        --            --         --         54,127

    3,899            --            --        --            --         --          3,899
                                                                              ---------
                                                                                 58,026
                                                                              ---------
       --           173            --        --            --         --            173
       --           569            --        34          (419)        --            150
       --            --            --        --            --         67             67
       --            --            (3)       --            --         --             (3)

       --         1,500        (1,500)       --            --         --             --
       --        16,456       (16,459)       --            (9)        --            (12)
 --------      --------     ---------      ----      --------      -----      ---------
    1,472       176,093       182,892        34          (428)       (87)       359,966

       --            --        64,625        --            --         --         64,625

    9,219            --            --        --            --         --          9,219
                                                                              ---------
                                                                                 73,844
                                                                              ---------
       --           256            --        --            --         --            256
       --           715            --        --            --         --            715
       --         2,315            --        95        (1,681)        --            634
       --            --            --        --            --         83             83

       --         1,500        (1,500)       --            --         --             --
       --        27,448       (27,388)        4           (81)        --            (21)
 --------      --------     ---------      ----      --------      -----      ---------
   10,691       208,327       218,629       133        (2,190)        (4)       435,477

       --            --        74,716        --            --         --         74,716

      116            --            --        --            --         --            116
                                                                              ---------
                                                                                 74,832
                                                                              ---------
       --           292            --        --            --         --            292
       --            --            --        --            --         --              2
       --            --            --       386        (9,138)        --         (9,138)
       --            94            --       (56)        1,204         --          1,298
       --         3,791            --        78        (1,421)        --          2,370
       --            --            --        --            --          4              4
       --            --            (1)       --            --         --             (1)

       --         1,500        (1,500)       --            --         --             --
       --        19,020       (30,022)     (517)       10,980         --            (22)
 --------      --------     ---------      ----      --------      -----      ---------
 $ 10,807      $233,024     $ 261,822        24      $   (565)     $  --      $ 505,114
 ========      ========     =========      ====      ========      =====      =========

                            BOK FINANCIAL CORPORATION


Consolidated Statements of Cash Flows
(In Thousands)

                                                                                            1998           1997          1996
                                                                                        -----------    -----------    ---------
 CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                                         $    74,716    $    64,625    $  54,127
     Adjustments to reconcile net income to net cash provided by operating activities:
         Provisions for loan losses                                                          14,451          9,026        4,281
         Provisions for mortgage servicing rights                                            (2,290)         4,100          361
         Depreciation and amortization                                                       39,439         32,389       23,693
         Write-off of core deposit intangible assets                                             --             --        3,821
         Net amortization of securities
            discounts and premiums                                                              609          2,926        2,935
         Net gain on sale of assets                                                         (22,918)        (7,632)      (2,803)
         Contribution of stock to BOk Charitable Foundation                                   2,257          3,638           --
         Mortgage loans originated for resale                                              (894,822)      (830,132)    (714,447)
         Proceeds from sale of mortgage loans held for resale                               886,185        850,366      693,012
         (Increase) decrease in trading securities                                          (36,139)         1,455        1,323
         (Increase) decrease in accrued revenue receivable                                  (11,867)           883       (4,899)
         (Increase) decrease in other assets                                                (14,866)         6,607       (2,499)
         Increase (decrease) in accrued interest, taxes and expense                          14,598        (12,909)      (3,644)
         Increase in other liabilities                                                        3,102          3,847        1,033
                                                                                        -----------    -----------    ---------
 Net cash provided by operating activities                                                   52,455        129,189       56,294
                                                                                        -----------    -----------    ---------
 CASH FLOWS FROM INVESTING ACTIVITIES:
     Proceeds from sales of available-for-sale securities                                 1,816,796      1,026,464      484,436
     Proceeds from maturities of investment securities                                       33,163         25,904       25,284
     Proceeds from maturities of available-for-sale securities                              489,765        231,267      226,162
     Purchases of investment securities                                                     (48,791)       (40,701)     (44,890)
     Purchases of available for sale securities                                          (2,767,039)    (1,390,255)    (801,999)
     Loans originated or acquired net of principal collected                               (680,437)      (256,328)    (201,139)
     Proceeds from sales of assets                                                           60,361         14,048       30,547
     Purchases of assets                                                                    (44,376)       (74,341)     (36,802)
     Cash and cash equivalents of subsidiaries and branches acquired and sold, net          311,977         12,365         (200)
                                                                                        -----------    -----------    ---------
 Net cash used by investing activities                                                     (828,581)      (451,577)    (318,601)
                                                                                        -----------    -----------    ---------
 CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase in demand deposits, transaction
       deposits, and savings accounts                                                       106,649        126,326      211,353
     Net increase (decrease) in certificates of deposit                                      48,322           (592)     107,693
     Net increase (decrease) in other borrowings                                            673,978         68,406       (1,502)
     Repayment of subordinated debenture                                                         --        (20,000)          --
     Issuance of subordinated debt                                                               --        168,356           --
     Repurchase of subordinated debt                                                         (1,538)            --           --
     Issuance of preferred, common and treasury stock, net                                    3,940          1,584          311
     Purchase of treasury stock                                                              (9,138)            --           --
     Dividends on preferred stock                                                                (1)            --           (3)
     Payments on notes receivable                                                                 4             83           67
                                                                                        -----------    -----------    ---------
 Net cash provided by financing activities                                                  822,216        344,163      317,919
                                                                                        -----------    -----------    ---------
 Net increase in cash and cash equivalents                                                   46,090         21,775       55,612
 Cash and cash equivalents at beginning of period                                           389,326        367,551      311,939
                                                                                        -----------    -----------    ---------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                             $   435,416    $   389,326    $ 367,551
                                                                                        ===========    ===========    =========
 CASH PAID FOR INTEREST                                                                 $   174,060    $   186,339    $ 163,777
                                                                                        ===========    ===========    =========
 CASH PAID FOR TAXES                                                                         29,569         20,167       21,375
                                                                                        ===========    ===========    =========
 NET LOANS TRANSFERRED TO REPOSSESSED REAL ESTATE                                             2,772          2,584        2,043
                                                                                        ===========    ===========    =========
 PAYMENT OF DIVIDENDS IN COMMON STOCK                                                        31,500         28,948       17,956
                                                                                        ===========    ===========    =========


See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SIGNIFICANT ACCOUNTING POLICIES


BASIS OF PRESENTATION

    The Consolidated Financial Statements of BOK Financial Corporation ("BOK Financial") have been prepared in conformity with generally accepted accounting principles, including general practices of the banking industry. The consolidated financial statements include the accounts of BOK Financial and its subsidiaries, principally Bank of Oklahoma, N.A. and its subsidiaries ("BOk"), Bank of Texas, N.A., Bank of Arkansas, N.A., and Bank of Albuquerque, N.A. Certain prior year amounts have been reclassified to conform to current year classifications.

NATURE OF OPERATIONS

    BOK Financial, through its subsidiaries, provides a wide range of financial services to commercial and industrial customers, other financial institutions and consumers throughout Oklahoma, Northwest Arkansas, North Texas and Northern New Mexico. These services include depository and cash management; lending and lease financing; mortgage banking; securities brokerage, trading and underwriting; and personal and corporate trust.

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

SECURITIES

    Securities are identified as trading, investment (held to maturity) or available for sale at the time of purchase based upon the intent of management, liquidity and capital requirements, regulatory limitations and other relevant factors. Trading securities, which are acquired for profit through resale, are carried at market value with unrealized gains and losses included in current period earnings. Investment securities are carried at amortized cost. Amortization is computed by methods which approximate level yield and is adjusted for changes in prepayment estimates. Securities identified as available for sale are carried at fair value. Unrealized gains and losses are recorded, net of deferred income taxes, as accumulated other comprehensive income in shareholders' equity. Realized gains and losses on sales of securities are based upon the amortized cost of the specific security sold.

LOANS

    Loans are either secured or unsecured based on the type of loan and the financial condition of the borrower. Repayment is generally expected from cash flow or proceeds from the sale of selected assets of the borrower. BOK Financial is exposed to risk of loss on loans due to the borrower's difficulties, which may arise from any number of factors including problems within the respective industry or local economic conditions. Access to collateral, in the event of borrower default, is reasonably assured through adherence to applicable lending laws and through sound lending standards and credit review procedures.

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

RESERVE FOR LOAN LOSSES

    The adequacy of the reserve for loan losses is assessed by management based upon an ongoing quarterly evaluation of the probable estimated losses inherent in the portfolio, and includes probable losses on both outstanding loans and unused commitments to provide financing. A consistent methodology has been developed that includes reserves assigned to specific criticized loans, general reserves that are based upon a statistical migration analysis for each category of loans, and other allocated reserves that are based upon an analysis of current economic conditions, loan concentrations, portfolio growth, and other relevant factors. The reserve for loan losses related to loans that are identified for evaluation in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114"), is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Loans are considered to be impaired when it becomes probable that BOK Financial will be unable to collect all amounts due according to the contractual terms of the loan agreement. This is substantially the same criteria used to determine when a loan should be placed on nonaccrual status. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

    In accordance with the provisions of FAS 114, management has excluded small balance, homogeneous loans from the impairment evaluation specified in FAS 114. Such loans include 1-4 family mortgage loans, consumer loans, and commercial loans with committed amounts less than $1 million. The adequacy of the reserve for loan losses applicable to these loans is evaluated in accordance with standards established by the banking regulatory authorities and adopted as policy by BOK Financial.

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

REAL ESTATE AND OTHER REPOSSESSED ASSETS

    Real estate and other repossessed assets are assets acquired in partial or total forgiveness of debt. These assets are carried at the lower of cost, which is determined by fair value at date of foreclosure or current fair value less estimated selling costs. Income generated by these assets is recognized as received, and operating expenses are recognized as incurred.

PREMISES AND EQUIPMENT

    Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets or, for leasehold improvements, over the shorter of the estimated useful lives or remaining lease terms. During 1998, BOK Financial adopted Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." The statement requires the capitalization of certain costs incurred to acquire, develop and install computer software subject to certain conditions. Previously, only costs to acquire software were capitalized. All other costs, including installation costs, were charged to expense. Upgrades and enhancements to existing software will generally continue to be charged to expense. The current year effect of this statement was not material.

MORTGAGE SERVICING RIGHTS

    Capitalized mortgage servicing rights are carried at the lower of cost or fair value. Cost is determined by acquisition amount minus accumulated amortization plus/minus deferred loss/gain on hedges. Amortization is determined in proportion to the projected cash flows over the estimated lives of the servicing portfolios. The actual cash flows are dependent upon the prepayment of the mortgage loans and may differ significantly from the estimates.

    Fair value is determined by discounting the estimated cash flows of servicing revenue, less projected servicing costs, using risk-adjusted rates, which is the assumed market rate for these instruments. Prepayment assumptions are based on industry consensus provided by independent reporting sources. Changes in current interest rates may significantly affect these assumptions by changing loan refinancing activity. Fair value for capitalized servicing rights is based upon an interest rate stratification. Separate prepayment assumptions are then used to project net cash flows by interest rate strata within each portfolio. A valuation allowance is provided when the net amortized cost of each interest rate strata exceeds the calculated fair value.

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

HEDGING OF MORTGAGE SERVICING RIGHTS

    BOK Financial enters into futures contracts and call and put options on futures contracts to hedge against the risk of loss on mortgage servicing rights due to accelerated loan prepayments during periods of falling interest rates. Contracts on underlying securities which are expected to have a similar duration to the mortgage servicing portfolio, such as 10-year U.S. Treasury notes, are used for these hedges. The combination of contracts selected is based upon an analysis of the expected range of market value changes over a probable range of interest rates to achieve a high degree of correlation between changes in the fair value of the mortgage servicing rights and changes in the market value of the contracts. These contracts are designated as hedges on the trade date. Transaction fees are charged to expense when incurred. Premiums paid or received on option contracts are deferred and amortized against mortgage banking costs over the life of the options. Both unrealized and realized gains and losses on futures contracts and option contracts are deferred as part of the capitalized mortgage servicing rights. These deferred gains and losses are amortized over the estimated life of the loan servicing portfolio. Changes in the fair value of the contracts and changes in the market value of the mortgage servicing rights are reviewed at least monthly to determine whether a high degree of correlation exists on a statistically valid basis. If correlation criteria are not met, the contracts are no longer accounted for as a hedge. In such circumstances, any remaining unamortized deferred gains or losses are recognized in current income.

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

FEDERAL AND STATE INCOME TAXES

    BOK Financial utilizes the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based upon the difference between the values of the assets and liabilities as reflected in the financial statement and their related tax basis using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled. As changes in tax law or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

    BOK Financial and its subsidiaries file consolidated tax returns. The subsidiaries provide for income taxes on a separate return basis, and remit to BOK Financial amounts determined to be currently payable.

EMPLOYEE BENEFIT PLANS

    BOK Financial sponsors various plans, including a defined benefit pension plan ("Pension Plan"), a qualified profit sharing plan ("Thrift Plan"), and employee health care plans. Employer contributions to the Thrift Plan, which match employee contributions subject to percentage and years of service limits, are expensed when incurred. Pension Plan costs, which are based upon actuarial computations of current costs, are expensed annually. Unrecognized prior service cost and net gains or losses are amortized on a straight-line basis over the estimated remaining lives of the participants. BOK Financial recognizes the expense of health care benefits on the accrual method. Employer contributions to the Pension Plan and various health care plans are in accordance with Federal income tax regulations.

EXECUTIVE BENEFIT PLANS

    BOK Financial has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of employee stock options equals the market price of the underlying stock options on the date of grant, no compensation expense is recorded. BOK Financial has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("FAS 123"), included in Note 12.


FIDUCIARY SERVICES

    Fees and commissions on approximately $14.4 billion of assets managed by BOK Financial under various fiduciary arrangements are recognized on the accrual method.

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

COMPREHENSIVE INCOME

    As of January 1, 1998, BOK Financial adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes new rules for reporting and display of comprehensive income and its components; however, the adoption of FAS 130 had no impact on BOK Financial's net income or shareholders' equity. FAS 130 requires unrealized gains or losses on available-for-sale securities to be included in other comprehensive income. The components of comprehensive income are disclosed in the Consolidated Statements of Changes in Shareholders' Equity.

SEGMENT DISCLOSURES

    On December 31, 1998, BOK Financial adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 established standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers. BOK Financial operates four principal lines of business - corporate banking, consumer banking, mortgage banking and trust services which account for more than 75% of total revenue. The disclosures required by FAS 131 have been included in Note 17.

EFFECT OF PENDING STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133, which requires BOK Financial to recognize all derivatives on the balance sheet at fair value, is effective for years beginning after June 15, 1999. FAS 133 permits early adoption as of the beginning of any fiscal quarter that begins after June 1998. BOK Financial expects to adopt FAS 133 effective January 1, 2000. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of the assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portions of a derivative's change in fair value will be immediately recognized in earnings. BOK Financial has not yet determined what effect the adoption of this statement will have on its results of operations or financial positions.

(2) ACQUISITIONS

    On December 4, 1998, BOK Financial, through Bank of Albuquerque, paid a premium of $34 million to Bank of America to assume the deposits and to acquire the premises and equipment and certain loans at 17 branches, primarily in Albuquerque, New Mexico. Bank of Albuquerque accounted for the transaction as a purchase with the premium being first allocated to core deposit premium and the remainder to goodwill. The core deposit intangible will be amortized over the estimated life of the deposit relationships by an accelerated method. Goodwill will be amortized over fifteen years on the straight-line method.

    During the first quarter of 1997, BOK Financial completed the acquisitions of Park Cities Bancshares, Inc. and its subsidiary, First National Bank of Park Cities, Dallas, Texas (collectively "Park Cities") and First Texcorp, Inc. and its subsidiary First Texas Bank, Dallas, Texas (collectively "First Texas").

    On February 12, 1997, BOK Financial issued notes totaling $10.9 million and $40 million in cash to acquire all outstanding common shares of Park Cities and on March 4, 1997, BOK Financial paid $39.3 million to acquire all outstanding common shares of First Texas. Both of these acquisitions were accounted for by the purchase method of accounting. Allocation of the purchase price to the net assets acquired were as follows (in thousands):

                                             Aggregate
                                 Bank of    Acquisitions
                               Albuquerque      1997
                               -----------  ------------
 Cash and cash equivalents:     $   9,029    $  91,581
 Securities                            --      148,472
 Loans                            144,209      137,838
 Less reserve for loan losses          --       (2,525)
                                ---------    ---------
 Loans, net                       144,209      135,313
 Premises and equipment            11,205        5,141
 Core deposit premium              13,495       11,109
 Other assets                         233        9,382
                                ---------    ---------
 Total assets acquired            178,171      400,998
 Deposits:
    Noninterest bearing            47,361      123,716
    Interest bearing              418,490      221,016
                                ---------    ---------
 Total deposits                   465,851      344,732
 Borrowed funds                        --          623
 Other liabilities                      9        2,793
                                ---------    ---------
 Net assets purchased/
     (liabilities assumed)       (287,689)      52,850
 Less: Purchase price            (267,189)      90,118
                                ---------    ---------
 Goodwill                       $  20,500    $  37,268
                                =========    =========

    On December 30, 1998, BOK Financial agreed to issue approximately 2.4 million shares of common stock to acquire First Bancshares of Muskogee, Inc. and its subsidiary, First National Bank and Trust Company of Muskogee (collectively "First Muskogee"). At December 31, 1998, First Muskogee had total assets of $250 million and total deposits of $228 million. For the years ended December 31, 1998 and 1997, respectively, First Muskogee recorded net income of $4.9 million and $3.5 million. Completion of the merger is expected in the first quarter of 1999 subject to regulatory approval and to qualification for accounting as a pooling of interests. The following unaudited Condensed Consolidated Pro Forma Statement of Earnings for BOK Financial presents the effects on income had these acquisitions described above occurred at the beginning of 1998 and 1997.

             Condensed Consolidated Pro Forma Statements of Earnings
                 For the Years ended December 31, 1998 and 1997
                      (In Thousands, Except Per share Date)
                                   (Unaudited)

                                        1998         1997
                                     ------------ ------------
Net interest revenue                   $203,157     $176,120
Provision for loan losses                15,600       10,640
                                      ---------    ---------
Net interest revenue after provision
  for loan losses                       187,557      165,480
Other operating revenue                 180,437      137,466
Other operating expense                 248,326      215,488
                                      ---------    ---------
Income before taxes                     119,668       87,458
Federal and state income tax             38,341       17,604
                                      ---------    ---------
Net income                            $  81,327    $  69,854
                                      =========    =========
Earnings per share:
 Basic net income                     $    1.68    $    1.44
 Diluted net income                        1.50         1.29
                                      ---------    ---------
Average shares used in computation:
 Basic                                   47,426       47,405
 Diluted                                 54,169       53,984

    BOK Financial also completed the acquisition of Leo Oppenheim & Co., a public finance firm, and a branch office in Bartlesville, Oklahoma during 1998. These acquisitions, which were not material to BOK Financial's financial position or results of operations, provided net cash of $35.8 million and deposits of $30.3 million.

    During the first quarter of 1999, BOK Financial announced that it had reached definitive agreements to pay approximately $76 million to acquire three banks in Dallas, Texas, in separate transactions. The three banks have total assets of approximately $393 million and 1998 net income of $1.95 million. These acquisitions, which will be accounted for as purchases, are expected to be completed by June 30, 1999, pending regulatory approval.

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

    Recoveries collected by BOk and paid to Kaiser were $3.2 million, $829 thousand and $3.3 million for 1998, 1997 and 1996, respectively.

(4) SECURITIES

INVESTMENT SECURITIES

    The amortized cost and fair values of investment securities are as follows (in thousands):

                                                                              DECEMBER 31,
                                    ---------------------------------------------------------------------------------------------
                                                          1998                                            1997
                                    --------------------------------------------     --------------------------------------------
                                                              Gross Unrealized                                  Gross Unrealized
                                    Amortized     Fair       -------------------     Amortized       Fair      ------------------
                                       Cost       Value       Gain       Loss          Cost          Value      Gain        Loss
                                    ---------    --------    -------     -------     ---------     --------    -------     ------

 U.S. Treasury                      $    600     $    600    $    --     $    --      $    850     $    845     $   --     $  (5)
 Municipal and other tax exempt      184,988      184,521      1,159      (1,626)      164,379      164,873      1,453      (959)
 Mortgage-backed U.S. agency
    securities                        30,385       30,829        452          (8)       46,849       47,374        555       (30)
 Other debt securities                11,804       11,804         --          --         1,033        1,033         --        --
                                    --------     --------    -------     -------      --------     --------     ------     -----
      Total                         $227,777     $227,754    $ 1,611     $(1,634)     $213,111     $214,125     $2,008     $(994)
                                    ========     ========    =======     =======      ========     ========     ======     =====


    The amortized cost and fair values of investment securities at December 31, 1998, by contractual maturity, are as shown in the following table (dollars in thousands):

                                                                                                      Weighted
                                      Less than      One to      Five to      Over                    Average
                                      One Year     Five Years   Ten Years   Ten Years      Total      Maturity
                                      ---------   ----------    ---------   ---------     --------   ------------
 U.S. Treasuries:
   Amortized cost                     $   600      $     --      $    --      $   --      $    600          .097
   Fair value                             600            --           --          --           600
   Nominal yield                         5.19%           --           --          --          5.19%
 Municipal and other tax exempt:
   Amortized cost                      24,854       110,389       46,628       3,117       184,988          3.61
   Fair value                          24,708       110,314       46,221       3,278       184,521
   Nominal yield(1)                                    6.95%        7.06%       7.38%         9.63%         7.17%
 Other debt securities:
   Amortized cost                       1,178           776        9,850          --        11,804          5.50
   Fair value                           1,178           776        9,850          --        11,804
   Nominal yield(1)                      5.81%         6.43%        6.75%         --          6.64%
                                      -------      --------      -------      ------      --------         -----
 Total fixed maturity securities:
   Amortized cost                     $26,632      $111,165      $56,478      $3,117       197,392          3.71
   Fair value                          26,486       111,090       56,071       3,278       196,925
   Nominal yield                         6.86%         7.05%        7.27%       9.63%         7.13%
                                      =======      ========      =======      ======
 Mortgage-backed securities:
   Amortized cost                                                                           30,385            --(2)
   Fair value                                                                               30,829
   Nominal yield(3)                                                                           7.07%
                                                                                          --------
 Total investment securities:
   Amortized cost                                                                         $227,777
   Fair value                                                                              227,754
   Nominal yield                                                                              7.12%
                                                                                          ========

(1)  Calculated on a taxable equivalent basis using a 39% effective tax rate.
(2) The average expected lives of mortgage-backed securities were 4.3 years based upon current prepayment assumptions.
(3) The nominal yield on mortgage-backed securities is based upon prepayment assumptions at the purchase date. Actual yields earned may differ significantly based upon actual prepayments.

AVAILABLE FOR SALE SECURITIES

    The amortized cost and fair value of available-for-sale securities are as follows (in thousands):

                                                                              DECEMBER 31,
                                    ---------------------------------------------------------------------------------------------
                                                          1998                                            1997
                                    --------------------------------------------     --------------------------------------------
                                                              Gross Unrealized                                  Gross Unrealized
                                    Amortized     Fair       -------------------     Amortized      Fair       ------------------
                                       Cost       Value       Gain        Loss         Cost         Value       Gain        Loss
                                   ----------    --------    -------    --------     ----------   ----------   -------    -------
U.S. Treasury                      $  158,314   $  158,945   $ 1,009    $   (378)    $  277,618   $  278,402   $   989    $  (205)
Municipal and other tax exempt         86,647       87,526     1,153        (274)       107,196      108,720     1,949       (425)
Mortgage-backed securities:
    U. S. agencies                  1,813,036    1,823,230    12,278      (2,084)     1,210,322    1,215,867     7,315     (1,770)
    Other                               1,772        1,762        --         (10)         2,183        2,185         2         --
                                   ----------   ----------   -------    --------     ----------     --------   -------    -------
Total mortgage-backed securities    1,814,808    1,824,992    12,278      (2,094)     1,212,505    1,218,052     7,317     (1,770)
                                   ----------   ----------   -------    --------     ----------     --------   -------    -------
Other debt securities                     456          462         6          --          4,480        4,498        18         --
Equity securities and mutual funds    141,727      147,711     8,041      (2,057)       130,196      139,739    10,164       (621)
                                   ----------   ----------   -------    --------     ----------     --------   -------     ------
     Total                         $2,201,952   $2,219,636   $22,487    $ (4,803)    $1,731,995   $1,749,411   $20,437    $(3,021)
                                   ==========   ==========   =======    ========     ==========   ==========   =======    =======

     The amortized cost and fair values of available-for-sale securities at December 31, 1998, by contractual maturity, are as shown in the following table (dollars in thousands):

                                                                                                      Weighted
                                      Less than      One to      Five to      Over                    Average
                                      One Year     Five Years   Ten Years   Ten Years      Total      Maturity
                                      ---------   ----------    ---------   ---------     --------   ------------
 U.S. Treasuries:
     Amortized cost                   $109,813      $ 48,501      $    --      $    --     $ 158,314       1.70
     Fair value                        110,289        48,656           --           --       158,945
     Nominal yield                                      5.73%        4.76%          --            --       5.43%
 Municipal and other tax exempt:
     Amortized cost                      7,390        60,013        9,908        9,336        86,647       4.29
     Fair value                          7,352        60,255       10,168        9,751        87,526
     Nominal yield(1)                                   6.83%        7.49%        8.48%         9.56%      7.77%
 Other debt securities:
     Amortized cost                         --            --          125          331           456      10.79
     Fair value                             --            --          126          336           462
     Nominal yield                          --            --                      7.51%         7.73%      7.67%
                                      --------      --------      -------      -------     ---------      -----
 Total fixed maturity securities:
     Amortized cost                   $117,203      $108,514      $10,033      $ 9,667       245,417       2.63
     Fair value                        117,641       108,911       10,294       10,087       246,933
     Nominal yield                                      5.80%        6.27%        8.47%         9.49%      6.26%
                                      ========      ========      =======      =======     =========
 Mortgage-backed securities:
    Amortized cost                                                                         1,814,808         --(2)
    Fair value                                                                             1,824,992
    Nominal yield(4)                                                                            6.09%
                                                                                           ---------
Equity securities and mutual funds:
    Amortized cost                                                                           141,727         --(3)
    Fair value                                                                               147,711
    Nominal yield                                                                               2.87%
                                                                                           ---------
Total available-for-sale securities:
    Amortized cost                                                                         $2,201,952
    Fair value                                                                              2,219,636
    Nominal yield                                                                                5.90%
                                                                                           ==========

(1)  Calculated on a taxable equivalent basis using a 39% effective tax rate.
(2) The average expected lives of mortgage-backed securities were 4.0 years based upon current prepayment assumptions.
(3) Primarily common stock and preferred stock of U.S. Government agencies with no stated maturity.
(4) The nominal yield on mortgage-backed securities is based upon prepayment assumptions at the purchase date. Actual yields earned may differ significantly based upon actual prepayments.

    Sales of available-for-sale securities resulted in gains and losses as follows (in thousands):

                                    1998        1997           1996
                                ----------   -----------    ---------
 Proceeds                       $1,816,796   $ 1,026,464    $ 484,436
 Gross realized gains               15,508         3,159          328
 Gross realized losses               6,171         4,488        2,935
 Related federal and state
  income tax expense (benefit)       3,106          (270)        (574)
                                ----------   -----------    ---------

    Securities with amortized costs of $1.6 billion and $1.2 billion at December 31, 1998 and 1997, respectively, were pledged to secure securities repurchase agreements, public and trust funds on deposit and for other purposes as required by law.

(5) LOANS

    Significant components of the loan portfolio are as follows (in thousands):

                                                                               DECEMBER 31,
                                        --------------------------------------------------------------------------------------------
                                                            1998                                           1997
                                        ----------------------------------------------   -------------------------------------------
                                           Fixed      Variable     Non-                   Fixed      Variable      Non-
                                           Rate         Rate      accrual     Total        Rate        Rate      accrual     Total
                                        ----------   ----------   -------   ----------   --------   ----------   -------  ----------
 Commercial                             $  287,841   $1,645,129   $ 8,386   $1,941,356   $204,641   $1,282,042   $12,717  $1,499,400
 Commercial real estate                    242,334      500,035     1,684      744,053    153,611      321,230     2,960     477,801
 Residential mortgage                      298,966      181,203     1,928      482,097    192,208      224,490     2,441     419,139
 Residential mortgage - held for sale       98,616           --        --       98,616     78,669           --        --      78,669
 Consumer                                  204,262       80,439     1,118      285,819    168,896      120,539       649     290,084
                                        ----------   ----------   -------   ----------   --------   ----------   -------  ----------
 Total                                  $1,132,019   $2,406,806   $13,116   $3,551,941   $798,025   $1,948,301   $18,767  $2,765,093
                                        ==========   ==========   =======   ==========   ========   ==========   =======  ==========
 Foregone interest on nonaccrual loans                                      $    2,173                                    $    2,882
                                                                            ==========                                    ==========

    The majority of the commercial and consumer loan portfolios and approximately 64% of the residential mortgage loan portfolio (excluding loans held for sale) are loans to businesses and individuals in Oklahoma. This geographic concentration subjects the loan portfolio to the general economic conditions within this area.

    Within the commercial loan classification, loans to energy-related businesses total $467.3 million, or 13% of total loans. Other notable segments include wholesale/ retail, $264.7 million; manufacturing, $240.6 million; agriculture, $155.1 million, which includes $137.5 million loans to the cattle industry; and services, $615.3 million, which include nursing homes of $56.9 million, hotels of $119.5 million and healthcare of $71.6 million. Commercial real estate loans are primarily secured by properties located in the Tulsa or Oklahoma City, Oklahoma metropolitan areas. The major components of these properties are multifamily residences, $178.2 million; construction and land development, $172.3 million; retail facilities, $133.2 million; and office buildings, $154.0 million.

    Included in loans at December 31 are loans to executive officers, directors or principal shareholders of BOK Financial, as defined in Regulation S-X of the Securities and Exchange Commission. Such loans have been made on substantially the same terms as those prevailing at the time for loans to other customers in comparable transactions.

    Information relating to loans to executive officers, directors or principal shareholders is summarized as follows (in thousands):

                                  1998        1997
                                --------    --------
 Beginning balance              $ 65,666    $ 53,476
    Advances                       7,883      30,934
    Payments                     (12,927)    (17,749)
    Adjustments                   (1,385)       (995)
                                --------    --------
 Ending balance                 $ 59,237    $ 65,666
                                ========    ========

    Adjustments are primarily due to certain individuals being included for the first time or no longer being included as an executive officer or director of BOK Financial.

    The activity in the reserve for loan losses is summarized as follows (in thousands):

                                  1998        1997        1996
                                --------    --------    --------
 Beginning balance              $ 53,101    $ 45,148    $ 38,287
 Provision for loan losses        14,451       9,026       4,267
 Loans charged off                (7,478)     (9,203)     (6,510)
 Recoveries                        4,857       5,605       9,104
 Addition due to acquisitions         --       2,525          --
                                --------    --------    --------
 Ending balance                 $ 64,931    $ 53,101    $ 45,148
                                ========    ========    ========

    At December 31, 1998 and 1997, respectively, the recorded investment in loans that are considered to be impaired under FAS 114 was $10.4 million and $15.8 million (all of which were on a nonaccrual basis). Included in this amount at December 31, 1998, is $2.6 million of impaired loans for which the related specific reserve for loan losses is $1.4 million and $7.8 million that did not have a specific related reserve for loan losses. At December 31, 1997, this amount included $2.5 million of impaired loans for which the related allowance for credit loss was $851 thousand and $13.3 million that did not have a related allowance for credit losses. The average recorded investments in impaired loans during the years ended December 31, 1998 and 1997 were approximately $12.8 million and $18.5 million, respectively. Interest income recognized on impaired loans during 1998 and 1997 was not significant.


(6)  PREMISES AND EQUIPMENT


    Premises and equipment at December 31 are summarized as follows (in thousands):

                                        DECEMBER 31,
                                    -------------------
                                      1998       1997
                                    --------   --------
 Land                               $ 14,374   $ 11,820
 Buildings and improvements           43,174     42,443
 Furniture and equipment              66,036     45,904
                                    --------   --------
       Subtotal                      123,584    100,167
                                    --------   --------
 Less accumulated depreciation
  and amortization                    41,619     34,689
                                    --------   --------
      Total                         $ 81,965   $ 65,478
                                    ========   ========

    Depreciation and amortization of premises and equipment were $8.2 million, $7.8 million and $6.9 million for the years ended December 31, 1998, 1997 and 1996, respectively.


(7)  MORTGAGE BANKING ACTIVITIES

    BOK Financial engages in mortgage-banking activities through the BOK Mortgage Division of BOk. Residential mortgage loans held for sale totaled $98.6 million and $78.7 million and outstanding mortgage loan commitments totaled $239.0 million and $164.2 million, respectively, at December 31, 1998 and 1997. Mortgage loan commitments are generally outstanding for 60 to 90 days and are subject to both credit and interest rate risk. Credit risk is managed through underwriting policies and procedures, including collateral requirements, which are generally accepted by the secondary loan markets. Exposure to interest rate fluctuations is partially hedged through the use of mortgage-backed securities forward sales contracts. These contracts set the price for loans which will be delivered in the next 60 to 90 days. At December 31, 1998, forward sales contracts totaled $172.7 million. Mortgage loans held for sale are carried at the lower of aggregate cost or market value, including estimated losses on unfunded commitments and gains or losses on forward sales contracts.

    At December 31, 1998, BOk owned the rights to service 84,958 mortgage loans with outstanding principal balances of $6.4 billion, including $130 million serviced for BOk, and held related funds for investors and borrowers of $153.8 million. The weighted average interest rate and remaining term was 7.56% and 279 months, respectively. Mortgage loans sold with recourse totaled $5.4 million at December 31, 1998. At December 31, 1997, BOk owned the rights to service mortgage loans with outstanding principal balances of $7.0 billion and held related funds for investors and borrowers of $99.5 million.

    The portfolio of mortgage servicing rights exposes BOk to interest rate risk. During periods of falling interest rates, mortgage loan prepayments increase. This reduces the value of the mortgage servicing rights. BOk uses a combination of futures contracts and options related to 10-year U.S. Treasury securities to hedge this risk. The value of these derivative instruments moves inversely to the value of the mortgage servicing rights. See Note 1 for specific accounting policies for mortgage servicing rights and the related hedges.

    Activity in capitalized mortgage servicing rights and related valuation allowance during 1998, 1997 and 1996 are as follows (in thousands):

                                                       Capitalized Mortgage Servicing Rights
                                                       -------------------------------------  Valuation     Hedging
                                                        Purchased   Originated     Total      Allowance    Gain/Loss      Net
                                                        ---------   ----------   ---------    ---------    ---------   --------
 Balance at December 31, 1995                            $ 49,532    $  1,641    $  51,173    $    (539)   $     --    $ 50,634
   Additions                                               16,874       3,984       20,858           --          --      20,858
   Amortization expense                                    (9,150)       (437)      (9,587)          --          --      (9,587)
   Provision for impairment                                    --          --           --         (361)         --        (361)
                                                         --------    --------    ---------    ---------    --------    --------

 Balance at December 31, 1996                              57,256       5,188       62,444         (900)         --      61,544
   Additions                                               33,238       6,013       39,251           --          --      39,251
   Amortization expense                                   (11,533)     (1,272)     (12,805)          --          --     (12,805)
   Provision for impairment                                    --          --           --       (4,100)         --      (4,100)
                                                         --------    --------    ---------    ---------    --------    --------
 Balance at December 31, 1997                              78,961       9,929       88,890       (5,000)         --      83,890
   Additions                                                9,443      14,355       23,798           --          --      23,798
   Amortization expense                                   (15,185)     (3,085)     (18,270)          --         739     (17,531)
   Provision for impairment                                    --          --           --        2,290          --       2,290
   Impairment charge-off                                   (2,710)         --       (2,710)       2,710          --          --
   Realized hedge gains                                        --          --           --           --     (22,705)    (22,705)
   Unrealized hedge gains                                      --          --           --           --        (518)       (518)
                                                         --------    --------    ---------    ---------    --------    --------
 Balance at December 31, 1998                            $ 70,509    $ 21,199    $  91,708    $      --    $(22,484)   $ 69,224
                                                         ========    ========    =========    =========    ========    ========
 Estimated fair value of mortgage servicing rights at:
    December 31, 19961                                   $ 75,660    $  8,576    $  84,236                             $ 84,236
    December 31, 19971                                   $ 86,335    $ 14,022    $ 100,357                             $100,357
    December 31, 19981                                   $ 66,663    $ 23,527    $  90,190                             $ 90,190
                                                         --------    --------    ---------    ---------    --------    --------

(1) Excludes approximately, $18 million, $19 million and $9 million at December 31, 1996, 1997 and 1998, respectively, of loan servicing rights on mortgage loans originated prior to the adoption of FAS 122.

    Fair value is determined by discounting the projected net cash flows. Significant assumptions are:

    Discount rate - Risk adjusted rates by loan product, ranging from 9.00% to 14.5%.

    Prepayment rate - Industry consensus annual prepayment estimates ranging from 10.89% to 67.41% from an independent reporting source based upon loan interest rate, original term and loan type.

    Loan servicing costs - $50 per conventional loan and $60 per government insured loan.

    Stratification of the mortgage loan servicing portfolio, outstanding principal of loans serviced, and related hedging information by interest rate at December 31, 1998 follows (in thousands):

                                            < 6.50%  6.50% - 7.49%  7.50% - 8.49%   => 8.50%     Total
                                           --------  -------------  -------------   --------   ----------
 Cost less accumulated amortization        $  3,003   $    41,639    $    41,850    $  5,216   $   91,708
 Deferred hedge gains                            --        (9,999)       (12,485)         --      (22,484)
                                           --------   -----------    -----------    --------   ----------
 Adjusted cost                                3,003        31,640         29,365       5,216       69,224
 Fair value                                   3,502        42,936         36,806       6,946       90,190
                                           --------   -----------    -----------    --------   ----------
 Impairment                                $     --   $        --    $        --    $     --   $       --
                                           ========   ===========    ===========    ========   ==========
 Outstanding principal of loans serviced   $233,284   $ 2,297,250    $ 2,655,297    $542,238   $5,728,069(1)
                                           ========   ===========    ===========    ========   ==========


(1) Excludes outstanding principal of $647,170 for loans serviced by BOk for which there is no capitalized mortgage servicing rights.

(8)  DEPOSITS

    Interest expense on deposits is summarized as follows (in thousands):

                                    1998       1997       1996
                                  --------   --------   --------
 Transaction deposits             $ 36,425   $ 33,091   $ 28,336
 Savings                             2,373      2,367      2,464
 Time:
    Certificates of
      deposits under $100,000       41,219     41,699     44,531
    Certificates of deposits
      $100,000 and over             39,136     33,607     31,728
    Other time deposits             10,868     11,278     11,007
                                  --------   --------   --------
      Total time                    91,223     86,584     87,266
                                  ========   ========   ========
      Total                       $130,021   $122,042   $118,066
                                  ========   ========   ========

    The aggregate amounts of time deposits in denominations of $100,000 or more at December 31, 1998 and 1997 were $724.6 million and $709.6 million, respectively.

    Time deposits expected to mature in less than one year are $1.3 billion, in one to five years are $358.3 million, and in over five years are $.6 million.

    Interest expense on time deposits during 1998 and 1997 was reduced by net income from interest rate swaps of $.5 million and $.9 million, respectively.

(9)  OTHER BORROWINGS

    Information relating to other borrowings is summarized as follows (dollars in thousands):


                                              Daily average       Rate at     Maximum
                              Period-End   --------------------   end of    outstanding at
                                Balance     Balance       Rate     year     any month-end
                              ----------   ----------      ----    ----     -------------
 1998:
   FUNDS PURCHASED AND
      REPURCHASE AGREEMENTS   $1,039,533   $  731,381      5.38%   4.98%    $   1,039,533
   OTHER                         807,268      563,188      6.20    5.98           807,268
                              ----------   ----------
      TOTAL                   $1,846,801   $1,294,569      5.74    5.41         1,846,801
                              ==========   ==========      ====    ====     =============
 1997:
   Funds purchased and
      repurchase agreements   $  631,815   $  703,496      5.53%   5.83%$         822,109
   Other                         542,443      449,348      6.23    4.50           548,355
                              ----------   ----------
      Total                   $1,174,258   $1,152,844      5.80    5.22         1,287,295
                              ==========   ==========      ====    ====     =============
 1996:
   Funds purchased and
      repurchase agreements   $  669,176   $  558,940      5.49%   5.91%$         669,176
   Other                         277,128      235,775      6.08    6.00           354,712
                              ----------   ----------
      Total                   $  946,304   $  794,715      5.67    5.94           946,304
                              ==========   ==========      ====    ====     =============


    Other borrowings at December 31, 1998 included $563.7 million in advances from the Federal Home Loan Bank. These advances, which are used for funding purposes, include term funds of $320.7 million bearing interest from 5.07% - 7.80%. Of these term funds, $228.0 million mature in 1999, $16.8 million mature in 2000, $19.4 million mature in 2001, $17.8 million mature in 2002, and $38.7 million mature thereafter. In accordance with policies of the Federal Home Loan Bank, BOk has granted a blanket pledge of eligible assets (generally unencumbered U.S. Treasury and mortgage-backed securities, 1-4 family loans and multifamily loans) as collateral for these advances. The unused credit available to BOk at December 31, 1998 pursuant to the Federal Home Loan Bank's collateral policies is $53 million.

    BOK Financial had unsecured lines of credit available from commercial banks at December 31, 1998 of $100 million, with $92 million outstanding. Interest which is based on LIBOR is paid monthly. Principal is due no later than September 1999.

    BOK Financial filed a shelf registration statement with the Securities and Exchange Commission for the issuance of up to $250 million of senior debt securities during the fourth quarter of 1998. These securities will be direct, unsecured obligations, and are not insured by the Federal Deposit Insurance Corporation or guaranteed by any governmental agency. None of this debt has been issued at December 31, 1998.

    BOk issued $150 million of subordinated debentures in 1997 at a discounted cost of 7.2%, which had a balance at December 31, 1998 of $146.9 million and will mature in 2007. Interest expense on the subordinated debenture was reduced by net income from interest rate swaps of $1.2 million during 1998.

    Funds purchased generally mature within one to 90 days from the transaction date. At December 31, 1998, securities sold under agreements to repurchase totaled $728.4 million with related accrued interest payable of $2.6 million. Additional information relating to repurchase agreements at December 31, 1998 is as follows (dollars in thousands):

                                Carrying    Market   Repurchase   Average
 Security Sold/Maturity          Value       Value   Liability(1)  Rate
 ----------------------         --------   --------  ------------ -------
 U.S. Treasury Securities:
   Overnight                    $ 22,128   $ 22,253   $  9,037      4.74%
 U.S. Agency Securities:
   Overnight                     250,491    252,009    248,354      4.69
   Term of up to 30 days           1,036      1,040      1,882      4.70
   Term of 30 to 90 days         507,966    509,092    471,739      5.33
                                --------   --------   --------
      Total Agency Securities    759,493    762,141    721,975      4.89
                                --------   --------   --------
   Total                        $781,621   $784,394   $731,012      5.05
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

(10) FEDERAL AND STATE INCOME TAXES


    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows (in thousands):

                                                   DECEMBER 31,
                                                -----------------
                                                  1998      1997
                                                -------   -------
 Deferred tax liabilities:
    Pension contributions in excess of book
      expense                                   $ 3,000   $ 2,500
    Securities valuation adjustments             11,300    10,100
    Mortgage servicing                           12,600     7,000
    Other                                         2,900     3,000
                                                -------   -------
      Total deferred tax liabilities             29,800    22,600
                                                -------   -------
 Deferred tax assets:
    Loan loss reserve                            24,500    20,000
    Valuation adjustments                        19,100     9,000
    Book expense in excess of tax                 4,900     4,900
    Other                                         4,500     3,300
                                                -------   -------
      Total deferred tax assets                  53,000    37,200
                                                -------   -------
 Deferred tax assets in excess of
    deferred tax liabilities                    $23,200   $14,600
                                                =======   =======

    The significant components of the provision for income taxes attributable to continuing operations for BOK Financial are shown below (in thousands):

                            YEARS ENDED DECEMBER 31,
                         ------------------------------
                           1998        1997       1996
                         --------    -------   --------
 Current:
    Federal              $ 41,415    $ 9,631   $ 16,623
    State                   4,937      1,333      2,399
                         --------    -------   --------
    Total current          46,352     10,964     19,022
                         --------    -------   --------
 Deferred:
    Federal                (7,699)     4,667     (3,380)
    State                  (1,404)       851       (313)
                         --------    -------   --------
    Total deferred         (9,103)     5,518     (3,693)
                         --------    -------   --------
      Total income tax   $ 37,249    $16,482   $ 15,329
                         ========    =======   ========

    The reconciliations of income attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax expense are as follows (dollars in thousands):

                                        YEARS ENDED DECEMBER 31,
                                    --------------------------------
                                      1998        1997        1996
                                    --------    --------    --------
 Amount:
    Federal statutory tax           $ 39,188    $ 28,387    $ 24,310
    Tax exempt revenue                (4,110)     (4,219)     (3,958)
    Effect of state income taxes,
      net of federal benefit           3,533       2,184       2,086
    Goodwill amortization              2,296       2,267       1,411
    Utilization of tax credits          (750)       (774)     (1,488)
    Reduction of tax reserve              --      (9,000)         --
    Portion of reduction in
      valuation allowance
      impacting tax expense               --          --      (6,200)
    Other, net                        (2,908)     (2,363)       (832)
                                    --------    --------    --------
      Total                         $ 37,249    $ 16,482    $ 15,329
                                    ========    ========    ========


                                        YEARS ENDED DECEMBER 31,
                                     ------------------------------
                                      1998        1997         1996
                                      ----        ----         ----
 Percent of pretax income:
    Federal statutory rate             35%          35%          35%
    Tax-exempt revenue                 (4)          (5)          (6)
    Effect of state income
      taxes,
      net of federal benefit            3            3            3
    Goodwill amortization               3            3            2
    Utilization of tax credits         (1)          (1)          (2)
    Reduction of tax reserve           --          (11)          --
    Portion of reduction in
      valuation allowance
      impacting tax expense            --           --           (9)
    Other, net                         (3)          (4)          (1)
                                     ----         ----         ----
      Total                            33%          20%          22%
                                     ====         ====         ====

As of December 31, 1997, the Internal Revenue Service closed its examination of BOk and BOK Financial for 1992 and 1993, respectively. As a result of the outcome of these examinations, BOK Financial realized a $9 million tax reserve that was no longer needed, which was credited against current federal income tax expense in 1997. In addition, the Internal Revenue Service has closed its examination for 1994 and 1995 with no material impact on the financial statements.

(11) EMPLOYEE BENEFITS

    BOK Financial sponsors a defined benefit Pension Plan for all employees who satisfy certain age and service requirements. The following table presents information regarding this plan (dollars in thousands):

                                                                   DECEMBER 31,
                                                              ---------------------
                                                                1998         1997
                                                              --------     --------
 Change in projected benefit obligation:
    Projected benefit obligation, at beginning of year        $ 13,313     $ 11,331
    Service cost                                                 2,145        1,772
    Interest cost                                                  897          812
    Actuarial loss                                                 592          425
    Benefits paid                                               (1,325)      (1,027)
                                                              --------     --------
 Projected benefit obligation at end of year                  $ 15,622     $ 13,313
                                                              ========     ========

 Change in plan assets:
    Plan assets at fair value, at beginning of year           $ 17,102     $ 13,261
    Actual return on plan assets                                 2,681        2,776
    Company contributions                                        1,961        2,092
    Benefits paid                                               (1,325)      (1,027)
                                                              --------     --------
 Plan assets at fair value at end of year                     $ 20,419     $ 17,102
                                                              ========     ========

 Reconciliation of prepaid (accrued) and total
    amount recognized:
      Benefit obligation                                      $(15,622)    $(13,313)
      Fair value of assets                                      20,419       17,102
                                                              --------     --------
      Funded status of the plan                                  4,797        3,789
      Unrecognized net loss                                      1,154        1,567
      Unrecognized prior service cost                              801          860
                                                              --------     --------
 Prepaid pension costs                                        $  6,752     $  6,216
                                                              ========     ========

 Components of net periodic benefit costs:
    Service cost                                              $  2,145     $  1,772
    Interest cost                                                  897          812
    Expected return on plan assets                              (1,638)      (1,390)
    Amortization of unrecognized amounts:
      Net loss                                                      90          171
      Prior service cost                                            60           60
                                                              --------     --------
 Net periodic pension cost                                    $  1,554     $  1,425
                                                              ========     ========

 Weighted-average assumptions as of December 31:
    Discount rate                                                 7.00%        7.00%
    Expected return on plan assets                               10.00%       10.00%
    Rate of compensation increase                                 5.25%        5.25%


    Assets of the Pension Plan consist primarily of shares in cash management funds, common stock and bond funds, and guaranteed investment contract funds. Benefits are based on the employee's age and length of service.

    Employee contributions to the Thrift Plan, a defined contribution plan, are matched by BOK Financial up to 4% of base compensation, based upon years of service. Participants may direct the investment of their accounts in a variety of options, including BOK Financial Common Stock. Employer contributions vest over five years. Expenses incurred by BOK Financial for the Thrift Plan totaled $1.8 million, $1.4 million and $1.2 million for 1998, 1997 and 1996, respectively.

    BOK Financial also sponsors a defined benefit post-retirement employee medical plan which pays 50 percent of annual medical insurance premiums for retirees who meet certain age and service requirements. Assets of the retiree medical plan consist primarily of shares in a cash management fund. Eligibility for the post-retirement plan is limited to current retirees and certain employees currently age 60 or older.

    Under various performance incentive plans, participating employees may be granted awards based on defined formulas or other criteria. Earnings were charged $11.7 million in 1998, $10.3 million in 1997 and $7.5 million in 1996, for such awards.

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

    The following table presents options outstanding during 1997 and 1998 under these plans:

                                         Weighted-
                                         Average
                                         Exercise
                            Number       Price
                           ---------    ---------
 Options outstanding at
    December 31, 1996      2,313,289    $    9.49
 Options awarded             640,462        18.74
 Options exercised          (230,850)        8.73
 Options forfeited           (94,756)       10.18
 Options expired                (280)        9.18
                           ---------    ---------
 Options outstanding at
    December 31, 1997      2,627,865        11.79
 OPTIONS AWARDED             661,990        22.05
 OPTIONS EXERCISED          (238,560)        9.20
 OPTIONS FORFEITED          (165,680)       12.38
 OPTIONS EXPIRED                (951)        9.24
                           ---------    ---------
 OPTIONS OUTSTANDING AT
    DECEMBER 31, 1998      2,884,664        14.28
                           =========    =========
 OPTIONS VESTED AT
    DECEMBER 31, 1998        800,270        10.20
                           =========    =========

    The following table summarizes information concerning currently outstanding and vested options:

     Options Outstanding                         Options Vested
------------------------------------------ ----------------------------
                               Weighted
                               Average     Weighted            Weighted
    Range of                  Remaining    Average             Average
    Exercise       Number    Contractual   Exercise   Number   Exercise
     Prices     Outstanding  Life (years)   Price     Vested    Price
 -------------- -----------  ------------  --------   ------   --------
 $         6.28     193,302      2.42      $   6.28   138,226  $   6.28
   9.33 - 11.24   1,447,006      3.89         10.08   580,568      9.94
          18.74     621,506      5.83         18.74    81,476     18.74
          22.05     622,850      6.92         22.05        --        --

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

    The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                    1998      1997        1996
                                  -------    -------    -------
 Average risk-free interest rate     4.71%      5.72%      6.10%
 Dividend yield                      None       None       None
 Volatility factors                  .198       .200       .190
 Weighted-average
 expected life                    7 years    7 years    8 years

    The weighted-average fair value of options granted during 1998, 1997 and 1996 was $6.04, $5.56 and $3.70, respectively.

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

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The following table represents the required pro forma disclosures for options granted subsequent to December 31, 1994:

                                       1998(1)    1997(1)     1996(1)
                                      --------   --------   --------
 Pro forma net income                 $ 73,698   $ 63,986   $ 53,748
 Pro forma earnings per share:
     Basic                            $   1.60   $   1.39   $   1.16
     Diluted                              1.42       1.24       1.05

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

    BOk previously reported that it had been sued in an action in the United States District Court by the mortgagor of a mortgage serviced by BOk Mortgage in which the plaintiff sought class action certification and alleged BOk improperly required the mortgagor to maintain an escrow balance in excess of the amount permitted under the mortgage. That action was dismissed on its merits by the Court prior to any ruling on the request for class certification. The law firm representing the plaintiff subsequently filed essentially the same complaint seeking class action certification in the United States District Court for the Eastern District of New York on behalf of another mortgagor of a mortgage serviced by BOk Mortgage. BOk has valid defenses to the plaintiff's claims and any damages the plaintiff class may have suffered would be immaterial in amount.

    BOk is obligated under a long-term lease for its bank premises located in downtown Tulsa. The lease term, which began November 1, 1976, is for fifty-seven years with options to terminate at the end of the thirty-seventh and forty-seventh years. Annual base rent is $3.1 million. BOk subleases portions of its space for annual rents of $406 thousand each year through 2000. Net rent expense on this lease was $2.7 million in 1998, $2.7 million in 1997 and $2.7 million in 1996. Total rent expense for BOK Financial was $9.0 million in 1998, $7.7 million in 1997 and $6.9 million in 1996.

    At December 31, 1998, the future minimum lease payments for equipment and premises under operating leases were as follows: $9.3 million in 1999, $9.1 million in 2000, $8.5 million in 2001, $7.7 million in 2002, $5.3 million in 2003 and a total of $102.3 million thereafter.

    BOk and Williams, Inc. guaranteed 30 percent and 70 percent, respectively, of the $18.7 million debt, which matures May 15, 2007, and operating deficit of two parking facilities operated by the Tulsa Parking Authority. Total expense related to this guarantee was $178 thousand in 1998, $226 thousand in 1997 and zero in 1996.

    The Federal Reserve Bank requires member banks to maintain certain minimum average cash balances. These balances were approximately $83.7 million for 1998 and $78.8 million for 1997.

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

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At December 31, 1998, outstanding commitments totaled $1.7 billion. Since some of the commitments are expected to expire before being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. BOK Financial uses the same credit policies in making commitments as it does loans. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the borrower.

    Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Since the credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan commitments, BOK Financial uses the same credit policies in evaluating the creditworthiness of the customer. Additionally, BOK Financial uses the same evaluation process in obtaining collateral on standby letters of credit as it does for loan commitments. At December 31, 1998, outstanding standby letters of credit totaled $113.0 million.

    Commercial letters of credit are used to facilitate customer trade transactions with the drafts being drawn when the underlying transaction is consummated. At December 31, 1998, outstanding commercial letters of credit totaled $5.7 million.

    BOK Financial uses interest rate swaps, a form of off-balance-sheet derivative product, in managing its interest rate risk. These swaps are used primarily to more closely match the interest paid on certain long-term, fixed rate certificates of deposit and subordinated debenture with earning assets. BOK Financial agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed-upon notional amount. At December 31, 1998, the notional amount of BOK Financial's interest rate swaps totaled $241.3 million with related credit exposure, represented by the fair value of the contracts, of $10.2 million. During 1998 and 1997, income from the swaps exceeded costs by $1.7 million and $1.2 million, respectively, which reduced interest expense. Scheduled repricing periods for the swaps are as follows (notional value in thousands):

                      31-90     91-365      Over
                      days       days      1 year      Total
                   ---------   -------   ---------   ---------
Pay floating       $(115,000)  $(7,000)  $      --   $(122,000)
Receive fixed         15,000     7,000     100,000     122,000
Pay fixed                 --        --    (119,278)   (119,278)
Receive floating     119,278        --          --     119,278
                   ---------   -------   ---------   ---------
Total              $  19,278   $    --   $ (19,278)  $      --
                   =========   =======   =========   =========

    The expiration dates of the swap contracts are designed to match the estimated maturity dates of the underlying liability and matures as follows:
$22,000 in 1999, $4,316 in 2001, $7,660 in 2002, $41,475 in 2003, $9,004 in
2004, $8,375 in 2005, $16,500 in 2006, $114,384 in 2007 and $17,564 in 2008.

    BOK Financial utilized securities forward sales contracts associated with its mortgage banking activities as described in Note 7.

(15) SHAREHOLDERS' EQUITY

PREFERRED STOCK

    One billion shares of preferred stock with a par value of $0.00005 per share are authorized. A single series of 250,000,000 shares designated as Series A Preferred Stock ("Series A Preferred Stock") is currently issued and outstanding. The Series A Preferred Stock has no voting rights except as otherwise provided by Oklahoma corporate law and may be converted into one share of Common Stock for each 42 shares of Series A Preferred Stock at the option of the holder. Dividends are cumulative at an annual rate of ten percent of the $0.06 per share liquidation preference value when declared and are payable in cash. Aggregate liquidation preference is $15.0 million. During 1998, 1997 and 1996, 68,765 shares, 107,230 shares and 139,344 shares respectively, of BOK Financial common stock were issued in payment of dividends on the Series A Preferred Stock in lieu of cash by mutual agreement of BOK Financial and the holders of the Series A Preferred Stock. Kaiser owns substantially all Series A Preferred Stock. These shares were valued at $1.5 million in 1998, 1997 and 1996, based on average market price, as defined, for a 65 business day period preceding declaration.

    During 1998, the number of nonvoting units in an entity owned by BOk and issued to various officers of BOk was increased to 125 from 102. These units are eligible for an annual, cumulative distribution of $8 per unit and have a preferred value upon liquidation of $100 per unit.

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

    During 1998, 1997 and 1996, 3% dividends payable in shares of BOK Financial common stock were declared and paid. The shares issued were valued at $30.3 million, $27.4 million and $16.5 million, respectively, based on the average closing bid/ask prices on the day preceding declaration.

    All share and per share amounts for all years presented have been retroactively adjusted for a two-for-one stock split effected in the form of a stock dividend declared January 26, 1999 for stockholders on record on February 8, 1999.

SUBSIDIARY BANKS

    The amounts of dividends which BOK Financial's subsidiary banks can declare and the amounts of loans the subsidiary banks can extend to affiliates are limited by various federal and state banking regulations. Generally, dividends declared during a calendar year are limited to net profits, as defined, for the year plus retained profits for the preceding two years. The amounts of dividends are further restricted by minimum capital requirements. Pursuant to the most restrictive of the regulations at December 31, 1998, BOK Financial's subsidiary banks could declare dividends up to $63.6 million without prior regulatory approval. The subsidiary banks declared and paid dividends of $26.3 million in 1998, $69.8 million in 1997, and $31.0 million in 1996.

    Loans to a single affiliate may not exceed 10.0% and loans to all affiliates may not exceed 20.0% of unimpaired capital and surplus, as defined. Additionally, loans to affiliates must be fully secured. As of December 31, 1998 and 1997, these loans totaled $40.4 million and $28.8 million, respectively. Total loan commitments to affiliates at December 31, 1998 were $57.0 million.

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

                                                           DECEMBER 31,
                                             --------------------------------------
                                                     1998               1997
                                             --------------------------------------
                                              AMOUNT     RATIO    Amount     Ratio
                                             --------    -----   --------    ------
(Dollars in thousands)
 Total Capital (to Risk Weighted Assets):
    Consolidated                             $610,618    11.96%  $552,872    14.54%
    BOk                                       535,070    12.13    464,996    13.35
    Bank of Arkansas                           11,323    11.33     10,632    16.43
    Bank of Texas                              55,848    15.81     49,775    26.93
    Bank of Albuquerque                        40,716    18.87         --       --

 Tier I Capital (to Risk Weighted Assets):
    Consolidated                             $398,325     7.80%  $356,928     9.39%
    BOk                                       331,426     7.51    280,920     8.06
    Bank of Arkansas                           10,073    10.08      9,820    15.18
    Bank of Texas                              51,430    14.56     47,458    25.68
    Bank of Albuquerque                        40,341    18.70         --       --

 Tier I Capital (to Average Assets):
    Consolidated                             $398,325     6.57%  $356,928     6.81%
    BOk                                       331,426     6.02    280,920     5.90
    Bank of Arkansas                           10,073     9.47      9,820    11.51
    Bank of Texas                              51,430    11.52     47,458    12.16
    Bank of Albuquerque                        40,341     8.91         --       --

(1)  Bank of Albuquerque was formed in 1998, see Note 2.

(16) EARNINGS PER SHARE

The following table presents the computation of basic and diluted earnings per share (dollars in thousands except share data):

                                                                                   YEARS ENDED DECEMBER 31,
                                                                         --------------------------------------------
                                                                              1998          1997
                                                                         ------------    ------------    ------------
 Numerator:
    Net income                                                           $     74,716    $     64,625    $     54,127
    Preferred stock dividends                                                  (1,500)         (1,500)         (1,500)
                                                                         ------------    ------------    ------------
 Numerator for basic earnings per share - income
    available to common stockholders                                           73,216          63,125          52,627
                                                                         ------------    ------------    ------------
 Effect of dilutive securities:
    Preferred stock dividends                                                   1,500           1,500           1,500
                                                                         ------------    ------------    ------------
 Numerator for diluted earnings per share - income available
    to common stockholders after assumed conversion                      $     74,716    $     64,625    $     54,127
                                                                         ============    ============    ============
 Denominator:
    Denominator for basic earnings per share - weighted average shares     45,101,378      45,102,967      44,997,016
     Effect of dilutive securities:
      Employee stock options                                                  701,406         542,957         176,416
      Convertible preferred stock                                           5,970,264       5,970,264       5,970,264
                                                                         ------------    ------------    ------------
 Dilutive potential common shares                                           6,671,670       6,513,221       6,146,680
                                                                         ------------    ------------    ------------
 Denominator for diluted earnings per share - adjusted
    weighted average shares and assumed conversions                        51,773,048      51,616,188      51,143,696
                                                                         ============    ============    ============
 Basic earnings per share                                                $       1.62    $       1.40    $       1.17
                                                                         ============    ============    ============
 Diluted earnings per share                                              $       1.44    $       1.25    $       1.06
                                                                         ============    ============    ============

(17) REPORTABLE SEGMENTS

    BOK Financial has four reportable segments: Corporate Banking, Consumer Banking, Mortgage Banking, and Trust Services. The Corporate Banking segment consists of eight operating units that provide credit and lease financing, deposit and cash management, and international collection services to commercial and industrial customers and to other financial institutions in Oklahoma and surrounding states. The Consumer Banking segment consists of two operating units which provide direct and indirect consumer loans and deposit services to individuals primarily within Oklahoma. The Mortgage Banking segment consists of two operating units that originate a full range of mortgage products from federally sponsored programs to "jumbo loans" on higher priced homes in BOK Financial's primary market areas. The Mortgage Banking segment also services mortgage loans acquired from throughout the United Sates. The Trust Services segment consists of one operating unit that provides financial services to both individual and corporate clients. Individual financial services include personal trust management, administration of estates and management of investment and custodial accounts. Individual financial services also includes lending and investment services to select individuals. Corporate financial services include administration of employee benefit plans, transfer and paying agent services and investment advisory services.

    BOK Financial identifies reportable segments by type of service provided for the Mortgage Banking and the Trust Services segments and by type of customer for the Corporate Banking and Consumer Banking segments.

    BOK Financial evaluates performance and allocates resources based upon a measurement of performance after the allocation of certain indirect expenses, taxes and capital cost. The accounting policies of the reportable segments generally follow those described in the summary of significant account policies except interest income is reported on a fully tax-equivalent basis, loan losses are based on actual net amounts charged off and the amortization of intangible assets is generally excluded. The cost of funds provided from one segment to another is transfer-priced at rates that approximate market for funds with similar duration. Assessment of performance is based on net interest revenue after internal funds transfer pricing.

    Nonreportable business segments include TransFund, BOSC, Inc., Bank of Arkansas, Bank of Albuquerque, and Bank of Texas. The sources of revenue in these segments include interest on loans and securities, commissions earned on securities transactions, securities trading gains or losses, and fees earned on various banking activities, including merchant discounts, interchange fees, and deposit account fees.

    BOK Financial has not made any significant investments in long-term assets other than financial instruments, including core deposit intangible assets and purchased mortgage servicing rights. Substantially all revenue is from domestic customers. No single external customer accounts for more than 10% of total revenue.

                                    Corporate        Consumer       Mortgage      Trust        All
                                     Banking         Banking        Banking      Services      Other        Total
                                   -----------     -----------     ---------     --------    ---------    -----------
 Year ended December 31, 1998

 Net interest revenue/(expense)
    from external sources          $   151,766     $   (40,527)    $  16,133     $  1,881    $  52,999    $   182,252
                                   -----------     -----------     ---------     --------    ---------    -----------
 Net interest revenue/(expense)
    from internal sources              (74,273)         86,817        (9,869)       8,198      (10,873)            --
                                   -----------     -----------     ---------     --------    ---------    -----------
 Total net interest revenue             77,493          46,290         6,264       10,079       42,126        182,252

 Provision for loan losses                  63           2,116           130          125       12,017         14,451
 Other operating revenue                24,862          23,156        44,379       37,928       33,157        163,482
 Securities gains/(losses)                  --              --            --           --        9,337          9,337
 Other operating expense                42,077          52,395        41,863       35,419       59,191        230,945
 Provision for impairment of
    mortgage servicing rights               --              --        (2,290)          --           --         (2,290)
 Income taxes                           23,331           6,595         4,306        4,897       (1,880)        37,249
                                   -----------     -----------     ---------     --------    ---------    -----------
 Net income                        $    36,884     $     8,340     $   6,634     $  7,566    $  15,292    $    74,716
                                   ===========     ===========     =========     ========    =========    ===========

 Average assets                    $ 2,171,023     $ 1,904,409     $ 350,362     $295,660    $ 991,337    $ 5,712,791

 Average equity                        255,108          46,767        30,556       30,188      104,681        467,300

 Performance measurements:
     Return on assets                     1.70%           0.44%         1.89%        2.56%          --           1.31%
     Return on equity                    14.46%          17.83%        21.71%       25.06%          --          15.99%
     Efficiency ratio                    41.11%          75.45%        82.66%       73.78%          --          66.14%

  Reconciliation to Consolidated Financial Statements


                                                     Other       Other
                                     Net Interest  Operating   Operating     Average
                                       Revenue      Revenue     Expense      Assets
                                     ------------  ---------   ---------   ----------
  Total reportable segments           $ 140,126    $ 130,325    $169,464   $4,721,454
  Total nonreportable segments           28,198       31,419      41,349      646,701
  Unallocated items:
     Tax-equivalent adjustment           (9,293)          --          --           --
     Funds management                    24,365        3,371      11,561       89,272
     Contribution to BOk Foundation          --           --       2,257           --
     All others, net                     (1,144)      (1,633)      4,024      255,364
                                      ---------    ---------    --------   ----------
     BOK Financial consolidated       $ 182,252    $ 163,482    $228,655   $5,712,791
                                      =========    =========    ========   ==========

                                    Corporate       Consumer       Mortgage      Trust        All
                                     Banking        Banking        Banking      Services      Other        Total
                                   -----------    -----------     ---------     --------    ---------    -----------
 Year ended December 31, 1997

 Net interest revenue/(expense)
    from external sources         $   133,264     $   (43,903)    $  21,897     $  2,460    $  41,882    $   155,600
 Net interest revenue/(expense)
    from internal sources             (67,376)         87,186       (16,798)       5,864       (8,876)            --
                                  -----------     -----------     ---------     --------    ---------    -----------
 Total net interest revenue            65,888          43,283         5,099        8,324       33,006        155,600

 Provision for loan losses               (133)          2,520          165`          180        6,294          9,026
 Other operating revenue               20,757          21,800        34,208       30,084       24,179        131,028
 Securities gains/(losses)                 --              --            --           --       (1,329)        (1,329)
 Other operating expense               30,328          50,879        33,204       28,532       48,123        191,066
 Provision for impairment of
    mortgage servicing rights              --              --         4,100           --           --          4,100
 Income taxes                          21,814           5,493           779        3,842      (15,446)        16,482
                                  -----------     -----------     ---------     --------    ---------    -----------
 Net income                       $    34,636     $     6,191     $   1,059     $  5,854    $  16,885    $    64,625
                                  ===========     ===========     =========     ========    =========    ===========

 Average assets                   $ 1,819,834     $ 1,894,535     $ 386,985     $242,886    $ 746,305    $ 5,090,545

 Average equity                       210,407          44,600        28,723       24,233       82,015        393,704

 Performance measurements:
     Return on assets                    1.90%           0.33%         0.27%        2.41%          --           1.27%
     Return on equity                   16.46%          13.88%         3.69%       24.16%          --          16.41%
     Efficiency ratio                   35.00%          78.18%        84.47%       74.29%          --          68.09%

  Reconciliation to Consolidated Financial Statements

                                                     Other       Other
                                     Net Interest  Operating   Operating     Average
                                       Revenue      Revenue     Expense      Assets
                                     ------------  ---------  ---------   -----------

 Total reportable segments            $ 122,594    $106,849    $147,043   $ 4,344,240
 Total nonreportable segments            20,686      22,408      31,004       485,716
 Unallocated items:
     Tax-equivalent adjustment           (9,567)         --          --            --
     Funds management                    23,072       1,001       8,227        (5,385)
     Contribution to BOk Foundation          --          --       3,638            --
     All others, net                     (1,185)        770       5,254       265,974
                                      ---------    --------    --------   -----------
 BOK Financial consolidated           $ 155,600    $131,028    $195,166   $ 5,090,545
                                      =========    ========    ========   ===========

                                    Corporate       Consumer       Mortgage      Trust        All
                                    Banking         Banking        Banking      Services      Other        Total
                                  -----------     -----------     ---------     --------    ---------    -----------

 Year ended December 31, 1996

 Net interest revenue/(expense)
    from external sources         $   108,054     $   (39,914)    $  13,656     $  2,133    $  43,510    $   127,439
 Net interest revenue/(expense)
    from internal sources             (51,605)         84,561        (9,409)       4,485      (28,032)            --
                                  -----------     -----------     ---------     --------    ---------    -----------
 Total net interest revenue            56,449          44,647         4,247        6,618       15,478        127,439

 Provision for loan losses                (96)          1,817           119          130        2,297          4,267
 Other operating revenue               14,278          19,853        28,189       26,902       18,697        107,919
 Securities gains/(losses)                 --              --            --           --       (2,607)        (2,607)
 Other operating expense               23,126          49,911        27,750       25,779       32,101        158,667
 Provision for impairment of
    mortgage servicing rights              --              --           361           --           --            361
 Income taxes                          18,421           5,654         1,684        3,011      (13,441)        15,329
                                  -----------     -----------     ---------     --------    ---------    -----------
 Net income                       $    29,276     $     7,118     $   2,522     $  4,600    $  10,611    $    54,127
                                  ===========     ===========     =========     ========    =========    ===========

 Average assets                   $ 1,449,637     $ 1,963,068     $ 520,559     $219,851    $ 149,312    $ 4,302,427

 Average equity                       164,214          55,332        26,396       20,898       55,414        322,254

 Performance measurements:
     Return on assets                    2.02%           0.36%         0.48%        2.09%          --           1.26%
     Return on equity                   17.83%          12.86%         9.55%       22.01%          --          16.80%
     Efficiency ratio                   32.70%          77.38%        85.55%       76.91%          --          67.57%

 Reconciliation to Consolidated Financial Statements


                                                     Other      Other
                                     Net Interest  Operating   Operating     Average
                                       Revenue      Revenue     Expense      Assets
                                     ------------  ---------   ---------   ----------
 Total reportable segments            $ 111,961    $ 89,222    $ 126,927   $4,153,115
 Total nonreportable segments             3,929      16,205       15,769      107,305
 Unallocated items:
     Tax-equivalent adjustment           (8,365)         --           --           --
     Funds management                    22,533       1,312        8,988     (172,008)
     All others, net                     (2,619)      1,180        7,344      214,015
                                      ---------    --------     --------   ----------
 BOK Financial consolidated           $ 127,439    $107,919     $159,028   $4,302,427
                                      =========    ========     ========   ==========

(18) FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying values and estimated fair values of financial instruments as of December 31, 1998 and 1997 (dollars in thousands):


                                                             Range of     Average                    Estimated
                                               Carrying     Contractual   Repricing    Discount       Fair
                                                 Value         Yields    (in years)      Rate         Value
                                             -----------   ------------- ----------  -------------  ----------
 1998:
   Cash and cash equivalents                 $   435,416              --         --             --   $  435,416
   Securities                                  2,488,551              --         --             --    2,488,528
   Loans:
      Commercial                               1,941,356    4.50 - 13.69%       .60   6.89 - 10.03%   1,944,298
      Commercial real estate                     744,053    6.08 - 12.93       1.37   8.05 -  9.75      740,034
      Residential mortgage                       482,097    3.81 - 14.25       3.24   6.62 -  6.95      492,644
      Residential mortgage - held for sale        98,616              --         --             --       98,616
      Consumer                                   285,819    6.40 - 17.90       1.48   7.02 - 12.75      288,423
                                             -----------    ------------  ---------   ------------   ----------
 Total loans                                   3,551,941              --         --             --    3,564,015

 Reserve for loan losses                         (64,931)             --         --             --           --
                                             -----------    ------------  ---------   ------------   ----------
 Net loans                                     3,487,010              --         --             --    3,564,015
 Deposits with no stated maturity              2,694,184              --         --             --    2,694,184
 Time deposits                                 1,685,046    2.03 - 10.00        .62   3.62 -  5.12    1,686,286
 Other borrowings                              1,699,880    4.76 -  6.95        .24   4.50 -  7.75    1,703,895
 Subordinated debt                               146,921            7.13       6.27   5.42 -  5.48      158,869
                                             ===========    ============  =========   ============   ==========

 1997:
   Cash and cash equivalents                 $   389,326              --         --             --   $  389,326
   Securities                                  1,967,521              --         --             --    1,968,535
   Loans:
      Commercial                               1,499,400    4.28 - 15.97%       0.4   7.52 - 10.28%   1,489,902
      Commercial real estate                     477,801    5.78 - 12.93        1.1   9.15 - 10.00      472,610
      Residential mortgage                       419,139    3.81 - 14.87        1.6   7.15 -  7.73      425,185
      Residential mortgage - held for sale        78,669              --         --             --       78,669
      Consumer                                   290,084    5.00 - 17.90        1.2   7.75 - 13.50      289,681
                                             -----------    ------------  ---------   ------------   ----------
 Total loans                                   2,765,093                                              2,756,047

 Reserve for loan losses                         (53,101)                                                    --
                                             -----------    ------------  ---------   ------------   ----------
 Net loans                                     2,711,992              --         --             --    2,756,047
 Deposits with no stated maturity              2,112,217              --         --             --    2,112,217
 Time deposits                                 1,615,862    2.71 -  9.81        0.4   4.65 -  5.98    1,606,668
 Other borrowings                              1,025,902    4.66 -  6.87        0.5   5.25 -  8.50    1,029,773
 Subordinated debt                               148,356            7.13        6.1           6.49      154,101
                                             ===========    ============  =========   ============   ==========

    The preceding table presents the estimated fair values of financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involved significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, BOK Financial does not know whether the fair values shown above represent values at which the respective financial instruments could be sold individually or in the aggregate.

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

LOANS

    The fair value of loans, excluding loans held for sale, are based on discounted cash flow analyses using interest rates currently being offered for loans with similar remaining terms to maturity and credit risk, adjusted for the impact of interest rate floors and ceilings. The fair values of classified loans were estimated to approximate their carrying values less loan loss reserves allocated to these loans of $9.6 million and $10.6 million at December 31, 1998 and 1997, respectively. The fair values of residential mortgage loans held for sale are based upon quoted market prices of such loans sold in securitization transactions, including related unfunded loan commitments and hedging transactions.

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

OFF-BALANCE-SHEET INSTRUMENTS

    The fair values of commercial loan commitments and letters of credit are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements. The fair values of these off-balance-sheet instruments were not significant at December 31, 1998 and 1997. Residential mortgage loan commitments are included in determining the fair value of the mortgage loans held for sale. The fair values of interest rate swaps are based on pricing models using current assumptions to arrive at replacement cost. The estimated fair value of interest rate swaps were $10.2 million and $6.6 million at December 31, 1998 and 1997, respectively.

(19) PARENT COMPANY ONLY FINANCIAL STATEMENTS

    Summarized financial information for BOK Financial - Parent Company Only follows:

BALANCE SHEETS
(IN THOUSANDS)                                        DECEMBER 31,
                                                 ----------------------
                                                   1998        1997
                                                 ---------    ---------
 ASSETS
 Cash and cash equivalents                       $     762    $     627
 Securities - available for sale                    24,904       30,682
 Investment in subsidiaries                        572,337      437,553
 Other assets                                        1,907        1,747
                                                 ---------    ---------
    Total assets                                 $ 599,910    $ 470,609
                                                 =========    =========

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Other borrowings                                $  92,132    $  32,887
 Other liabilities                                   2,664        2,245
                                                 ---------    ---------
    Total liabilities                               94,796       35,132
                                                 ---------    ---------
 Preferred stock                                        25           23
 Common stock                                            1            1
 Capital surplus                                   233,024      208,327
 Retained earnings                                 261,822      218,629
 Treasury stock                                       (565)      (2,190)
 Accumulated other comprehensive income             10,807       10,691
 Notes receivable                                       --           (4)
                                                 ---------    ---------
    Total shareholders' equity                     505,114      435,477
                                                 ---------    ---------
    Total liabilities and shareholders' equity   $ 599,910    $ 470,609
                                                 =========    =========


STATEMENTS OF EARNINGS
(IN THOUSANDS)
                                                             1998        1997       1996
                                                           --------    --------    --------
 Dividends, interest and fees received from subsidiaries   $ 28,518    $ 70,803    $ 31,202
 Other operating revenue                                      1,717       2,612         532
                                                           --------    --------    --------
    Total revenue                                            30,235      73,415      31,734
                                                           --------    --------    --------

 Interest expense                                             2,469       3,566         819
 Personnel expense                                              579         293           7
 Professional fees and services                                 670         172         177
 Contribution of stock to BOk Charitable Foundation           2,257       3,638          --
 Other operating expense                                        116         106         236
                                                           --------    --------    --------
    Total expense                                             6,091       7,775       1,239
                                                           --------    --------    --------

 Income before taxes and equity in undistributed
    income of subsidiaries                                   24,144      65,640      30,495
 Federal and state income tax expense (credit)               (3,093)     (3,657)     (4,116)
                                                           --------    --------    --------

 Income before equity in undistributed income of             27,237      69,297      34,611
    subsidiaries
 Equity in undistributed income (loss) of subsidiaries       47,479      (4,672)     19,516
                                                           --------    --------    --------
 Net income                                                $ 74,716    $ 64,625    $ 54,127
                                                           ========    ========    ========

STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
                                                              1998        1997        1996
                                                            --------    ---------    --------
 CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                              $ 74,716    $  64,625    $ 54,127
                                                            --------    ---------    --------
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Equity in undistributed income (loss) of             (47,479)       4,672     (19,516)
          subsidiaries
        Gain on sale of available-for-sale securities             --       (1,226)         --
        Contribution of stock to BOk Charitable
          Foundation                                           2,257        3,638          --
        Change in other assets                                  (160)        (156)        170
        Change in other liabilities                            2,593       (3,610)     (3,552)
                                                            --------    ---------    --------
 Net cash provided by operating activities                    31,927       67,943      31,229
                                                            --------    ---------    --------

 CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sales of available-for-sale                     --       12,157          --
      securities
    Purchases of available-for-sale securities                    --      (10,000)    (22,826)
    Investment in subsidiaries                               (85,842)    (104,488)     (6,029)
                                                            --------    ---------    --------
 Net cash used in investing activities                       (85,842)    (102,331)    (28,855)
                                                            --------    ---------    --------

 CASH FLOWS FROM FINANCING ACTIVITIES:
    Increase (decrease) in short-term borrowings              59,245       32,887      (2,500)
    Issuance of preferred, common and treasury stock, net      3,940        1,584         311
    Purchase treasury stock                                   (9,138)          --          --
    Stock dividends on preferred stock                            (1)          --          (3)
    Payments on notes receivable                                   4           83          67
                                                            --------    ---------    --------
 Net cash provided (used) by financing activities             54,050       34,554      (2,125)
                                                            --------    ---------    --------
 Net increase (decrease) in cash and cash equivalents            135          166         249
 Cash and cash equivalents at beginning of period                627          461         212
                                                            --------    ---------    --------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                 $    762    $     627    $    461
                                                            ========    =========    ========
 PAYMENT OF DIVIDENDS IN COMMON STOCK                       $ 31,500    $  28,948    $ 17,956
                                                            ========    =========    ========
 CASH PAID FOR INTEREST                                     $  2,364    $   3,395    $    827
                                                            ========    =========    ========

                            BOK FINANCIAL CORPORATION


ANNUAL FINANCIAL SUMMARY - UNAUDITED

Consolidated Daily Average Balances,
Average Yields and Rates


(Dollars in Thousands Except Per Share Data)                              1998
                                                         ------------------------------------
                                                           AVERAGE      REVENUE/      YIELD/
                                                           BALANCE      EXPENSE(1)     RATE
                                                         ------------------------------------
 ASSETS
    Taxable securities                                   $1,767,795     $108,727        6.15%
    Tax-exempt securities                                   324,743       24,801        7.64
                                                          ---------     --------       -----
      Total securities                                    2,092,538      133,528        6.38
                                                         ----------     --------       -----
    Trading securities                                       20,038        1,046        5.22
    Funds sold and resell agreements                         31,550        1,837        5.82
    Loans(2,3)                                            2,978,438      259,469        8.60
      Less reserve for loan losses                           58,563           --          --
                                                         ----------     --------       -----
    Loans, net of reserve                                 2,919,875      259,469        8.77(3)
                                                         ----------     --------       -----
      Total earning assets                                5,064,001      395,880        7.75(3)
                                                         ----------     --------       -----
    Cash and other assets                                   648,790
                                                         ----------     --------       -----
      Total assets                                       $5,712,791
                                                         ==========     ========       =====

 LIABILITIES AND SHAREHOLDERS' EQUITY
    Transaction deposits                                 $1,188,779     $ 36,425        3.06%
    Savings deposits                                        112,431        2,373        2.11
    Time deposits                                         1,675,222       91,223        5.45
                                                         ----------     --------       -----
      Total interest-bearing deposits                     2,976,432      130,021        4.37
                                                         ----------     --------       -----
    Other borrowings                                      1,146,165       64,621        5.64
    Subordinated debenture                                  148,404        9,693        6.53
                                                         ----------     --------       -----
      Total interest-bearing liabilities                  4,271,001      204,335        4.78
                                                         ----------     --------       -----
    Demand deposits                                         902,369
    Other liabilities                                        72,121
    Shareholders' equity                                    467,300
                                                         ----------     --------       -----
      Total liabilities and shareholders' equity         $5,712,791
                                                         ==========     ========       =====

 TAX-EQUIVALENT NET INTEREST REVENUE                                    $191,545        2.97%(3)
 TAX-EQUIVALENT NET INTEREST REVENUE TO EARNING ASSETS                                  3.72(3)
 Less tax-equivalent adjustment(1)                                         9,293
                                                         ----------     --------       -----
 NET INTEREST REVENUE                                                    182,252
 Provision for loan losses                                                14,451
 Other operating revenue                                                 172,819
 Other operating expense                                                 228,655
                                                         ----------     --------       -----
 INCOME BEFORE TAXES                                                     111,965
 Federal and state income tax                                             37,249
                                                         ----------     --------       -----
 NET INCOME                                                             $ 74,716
                                                         ==========     ========       =====
 EARNINGS PER AVERAGE COMMON SHARE EQUIVALENT:
    Net Income
      Basic                                                             $   1.62
                                                                        --------
      Diluted                                                               1.44
                                                                        --------

(1) Tax equivalent at the statutory federal and state rates of 38.9% for the periods presented. The taxable equivalent adjustments shown are for comparative purposes.
(2) The loan averages included loans on which the accrual of interest has been discontinued and are stated net of unearned income. See Note 1 of Notes to the Consolidated Financial Statements for a description of income recognition policy.
(3) Excludes $3,262 of nonrecurring foregone interest in the 2nd and 3rd quarters of 1998.

                1997                                      1996
--------------------------------------------------------------------------------
  Average      Revenue/        Yield/         Average     Revenue/       Yield/
  Balance      Expense(1)       Rate          Balance     Expense(1)      Rate
-------------------------------------       ------------------------------------
 $1,560,535   $   97,416        6.24%       $1,285,333   $   77,588        6.04%
    344,112       26,137        7.60           305,000       22,801        7.48
 ----------   ----------        ----        ----------   ----------        ----
  1,904,647      123,553        6.49         1,590,333      100,389        6.31
 ----------   ----------        ----        ----------   ----------        ----
      4,785          287        6.00             5,096          340        6.67
     52,911        2,992        5.65            29,134        1,630        5.59
  2,598,718      227,283        8.75         2,252,216      196,538        8.73
     50,091           --          --            42,074           --          --
 ----------   ----------        ----        ----------   ----------        ----
  2,548,627      227,283        8.92         2,210,142      196,538        8.89
 ----------   ----------        ----        ----------   ----------        ----
  4,510,970      354,115        7.85         3,834,705      298,897        7.79
 ----------   ----------        ----        ----------   ----------        ----
    579,575                                    467,722
 ----------   ----------        ----        ----------   ----------        ----
 $5,090,545                                 $4,302,427
 ==========   ==========        ====        ==========   ==========        ====

 $1,048,060   $   33,091        3.16%       $  848,365    $  28,336        3.34%
    106,811        2,367        2.22           101,273        2,464        2.43
  1,564,236       86,584        5.54         1,555,073       87,266        5.61
 ----------   ----------        ----        ----------   ----------        ----
  2,719,107      122,042        4.49         2,504,711      118,066        4.71
 ----------   ----------        ----        ----------   ----------        ----
  1,088,470       62,740        5.76           794,715       45,027        5.67
     64,374        4,166        6.47                --           --          --
 ----------   ----------        ----        ----------   ----------        ----
  3,871,951      188,948        4.88         3,299,426      163,093        4.94
 ----------   ----------        ----        ----------   ----------        ----
    752,768                                    621,069
     72,122                                     59,678
    393,704                                    322,254
 ----------   ----------        ----        ----------   ----------        ----
 $5,090,545                                 $4,302,427
 ==========   ==========        ====        ==========   ==========        ====

              $  165,167        2.97%                    $  135,804        2.85%
                                3.66                                       3.54
                   9,567                                      8,365
 ----------   ----------        ----        ----------   ----------        ----
                 155,600                                    127,439
                   9,026                                      4,267
                 129,699                                    105,312
                 195,166                                    159,028
 ----------   ----------        ----        ----------   ----------        ----
                  81,107                                     69,456
                  16,482                                     15,329
 ----------   ----------        ----        ----------   ----------        ----
              $   64,625                                 $   54,127
 ==========   ==========        ====        ==========   ==========        ====
              $     1.40                                 $     1.17
 ----------   ----------        ----        ----------   ----------        ----
                    1.25                                       1.06
 ----------   ----------        ----        ----------   ----------        ----

                            BOK FINANCIAL CORPORATION


QUARTERLY FINANCIAL SUMMARY - UNAUDITED

Consolidated Daily Average Balances,
Average Yields and Rates


(Dollars in Thousands Except Per Share Data)

                                                                                    Three Months Ended
                                                             -------------------------------------------------------------------
                                                                    December 31, 1998                   September 30, 1998
                                                             -------------------------------     -------------------------------
                                                              Average    Revenue/    Yield/        Average    Revenue/    Yield/
                                                              Balance    Expense(1)   Rate         Balance    Expense(1)   Rate
                                                             ----------  ----------  -------     ----------   ----------  -------
  ASSETS
     Taxable securities                                      $1,902,736   $  29,073    6.06%       $ 1,751,428   $27,300    6.18%
     Tax-exempt securities(1)                                   323,147       6,167    7.57            325,413     6,212    7.57
                                                             ----------   ---------    ----        -----------   -------    ----
       Total securities                                       2,225,883      35,240    6.28          2,076,841    33,512    6.40
                                                             ----------   ---------    ----        -----------   -------    ----
     Trading securities                                          19,415         232    4.74             27,389       389    5.63
     Funds sold                                                  16,539         242    5.81             25,287       333    5.22
     Loans(2), (3)                                            3,270,560      69,158    8.39          2,978,087    66,503    8.62
       Less reserve for loan losses                              63,727                                 59,821
                                                             ----------   ---------    ----        -----------   -------    ----
     Loans, net of reserve                                    3,206,833      69,158    8.56          2,918,266    66,503    8.80(3)
                                                             ----------   ---------    ----        -----------   -------    ----
       Total earning assets                                   5,468,670     104,872    7.61          5,047,783   100,737    7.78(3)
                                                             ----------   ---------    ----        -----------   -------    ----
     Cash and other assets                                      672,352                                647,741
                                                             ----------   ---------    ----        -----------   -------    ----
       Total assets                                          $6,141,022                            $5,695,524
                                                             ==========   =========    ====        ===========   =======    ====

  LIABILITIES AND SHAREHOLDERS' EQUITY
     Transaction deposits                                    $1,236,386   $   8,967    2.88%        $1,187,685    $9,273    3.10%
     Savings deposits                                           119,970         607    2.01            108,911       547    1.99
     Other time deposits                                      1,601,350      21,264    5.27          1,643,596    22,455    5.42
                                                             ----------   ---------    ----        -----------   -------    ----
       Total interest-bearing deposits                        2,957,706      30,838    4.14          2,940,192    32,275    4.36
                                                             ----------   ---------    ----        -----------   -------    ----
     Other borrowings                                         1,502,825      20,427    5.39          1,152,503    16,830    5.79
     Subordinated debenture                                     147,418       2,333    6.28            148,392     2,529    6.76
                                                             ----------   ---------    ----        -----------   -------    ----
       Total interest-bearing liabilities                     4,607,949      53,598    4.61          4,241,087    51,634    4.83
                                                             ----------   ---------    ----        -----------   -------    ----
     Demand deposits                                            950,560                                904,128
     Other liabilities                                           85,721                                 78,383
     Shareholders' equity                                       496,792                                471,926
                                                             ----------   ---------    ----        -----------   -------    ----
       Total liabilities and shareholders' equity            $6,141,022                            $ 5,695,524
                                                             ==========   =========    ====        ===========   =======    ====

  TAX-EQUIVALENT NET INTEREST REVENUE(1)                                  $  51,274    2.99%                     $49,103    2.95%(3)
  TAX-EQUIVALENT NET INTEREST REVENUE(1) TO EARNING ASSETS                             3.72                                 3.72(3)
  Less tax-equivalent adjustment(1)                                           2,299                                2,326
                                                             ----------   ---------    ----        -----------   -------    ----
  NET INTEREST REVENUE                                                       48,975                               46,777
  Provision for loan losses                                                   4,027                                4,001
  Other operating revenue                                                    44,817                               42,860
  Other operating expense                                                    60,821                               56,837
                                                             ----------   ---------    ----        -----------   -------    ----
  INCOME BEFORE TAXES                                                        28,944                               28,799
  Federal and state income tax (benefit)                                      9,729                               10,049
                                                             ----------   ---------    ----        -----------   -------    ----
  NET INCOME                                                              $  19,215                              $18,750
                                                             ==========   =========    ====        ===========   =======    ====

  EARNINGS PER AVERAGE COMMON SHARE EQUIVALENT:
     NET INCOME
       Basic                                                                 $  .42                                $ .41
                                                             ----------   ---------    ----        -----------   -------    ----
       Diluted                                                                  .37                                  .36
                                                             ==========   =========    ====        ===========   =======    ====

(1) Tax equivalent at the statutory federal and state rates of 38.9% for the periods presented. The taxable equivalent adjustments shown are for comparative purposes.
(2) The loan averages included loans on which the accrual of interest has been discounted and are stated net of unearned income. See Note 1 of Notes to the Consolidated Financial Statements for a description of income recognition policy.
(3) Excludes $1,794 of nonrecurring foregone interest in the third quarter 1998 and $1,468 in the second quarter 1998.

                                                 Three Months Ended
       -------------------------------------------------------------------------------------------------------
                June 30, 1998                      March 31, 1998                    December 31, 1997
       ------------------------------      ------------------------------      ------------------------------
         Average   Revenue/    Yield/        Average    Revenue/   Yield/        Average    Revenue/   Yield/
         Balance   Expense(1)   Rate         Balance    Expense(1)  Rate         Balance    Expense(1)  Rate
       ----------- ----------  ------      ----------- ----------  ------      ----------- ----------  ------
        $1,642,799   $25,119    6.13%      $1,772,971   $27,235     6.23%      $1,562,445   $24,408    6.20%
           321,703     6,173    7.70          328,735     6,248     7.71          331,793     6,666    7.97
       -----------   -------    ----       ----------   -------     ----       ----------   -------    ----
         1,964,502    31,292    6.39        2,101,706    33,483     6.46        1,894,238    31,074    6.51
       -----------   -------    ----       ----------   -------     ----       ----------   -------    ----
            21,408       262    4.91           11,774       163     5.61            6,203        93    5.95
            37,728       571    6.07           47,050       691     5.96           53,964       724    5.32
         2,838,037    63,072    8.71        2,822,147    60,737     8.73        2,764,436    60,924    8.74
            56,423                             54,164                              53,180
       -----------   -------    ----       ----------   -------     ----       ----------   -------    ----
         2,781,614    63,072    8.88(3)     2,767,983    60,737     8.90        2,711,256    60,924    8.92
       -----------   -------    ----       ----------   -------     ----       ----------   -------    ----
         4,805,252    95,197    7.82(3)     4,928,513    95,074     7.82        4,665,661    92,815    7.89
       -----------   -------    ----       ----------   -------     ----       ----------   -------    ----
           643,626                            625,863                             618,039
       -----------   -------    ----       ----------   -------     ----       ----------   -------    ----
        $5,448,878                         $5,554,376                          $5,283,700
       -----------   -------    ----       ----------   -------     ----       ----------   -------    ----


        $1,184,835  $  9,268    3.14%      $1,145,221  $  8,917     3.16%      $1,102,144  $  8,466    3.05%
           111,207       617    2.23          109,560       602     2.23          106,207       596    2.23
         1,717,993    23,640    5.52        1,739,816    23,864     5.56        1,582,538    22,037    5.52
       -----------   -------    ----       ----------   -------     ----       ----------   -------    ----
         3,014,035    33,525    4.46        2,994,597    33,383     4.52        2,790,889    31,099    4.42
       -----------   -------    ----       ----------   -------     ----       ----------   -------    ----
           873,616    12,406    5.70        1,051,724    14,958     5.77        1,050,545    15,169    5.73
           148,410     2,464    6.66          148,374     2,367     6.47          148,334     2,439    6.52
       -----------   -------    ----       ----------   -------     ----       ----------   -------    ----
         4,036,061    48,395    4.81        4,194,695    50,708     4.90        3,989,768    48,707    4.84
       -----------   -------    ----       ----------   -------     ----       ----------   -------    ----
           895,415                            858,340                             783,508
            61,814                             57,095                              80,763
           455,588                            444,246                             429,661
       -----------   -------    ----       ----------   -------     ----       ----------   -------    ----
        $5,448,878                         $5,554,376                          $5,283,700
       ===========   =======    ====       ==========   =======     ====       ==========   =======    ====

                     $46,802    3.01%(3)                $44,366     2.92%                   $44,108    3.05%
                                3.78(3)                             3.65                               3.75
                       2,338                              2,330                               2,396
       -----------   -------    ----       ----------   -------     ----       ----------   -------    ----
                      44,464                             42,036                              41,712
                       3,953                              2,470                               3,500
                      44,355                             40,787                              33,521
                      53,804                             57,193                              61,277
       -----------   -------    ----       ----------   -------     ----       ----------   -------    ----
                      31,062                             23,160                              10,456
                      10,624                              6,847                              (6,362)
       -----------   -------    ----       ----------   -------     ----       ----------   -------    ----
                     $20,438                            $16,313                             $16,818
       ===========   =======    ====       ==========   =======     ====       ==========   =======    ====



                     $   .44                            $   .35                             $   .36
       -----------   -------    ----       ----------   -------     ----       ----------   -------    ----
                         .39                                .31                                 .32
       ===========   =======    ====       ==========   =======     ====       ==========   =======    ====

BOK FINANCIAL CORPORATION BOARD OF DIRECTORS


W. WAYNE ALLEN(1)                       EUGENE A. HARRIS(2)                     J. LARRY NICHOLS(1)
Chairman and CEO                        Executive Vice President                President and CEO
Phillips Petroleum Co.                  BOK Financial Corp. and                 Devon Energy Corporation
                                        Bank of Oklahoma, N.A.
C. FRED BALL, JR. (3),(4)                                                       RONALD J. NORICK(1),(4)
President and CEO                       HOWARD E. JANZEN(1)                     Manager
Bank of Texas, N.A.                     President & CEO                         Norick Investment Company LLC
                                        Williams Communications
JAMES E. BARNES                                                                 ROBERT L. PARKER, SR.
Retired Chairman and CEO                E. CAREY JOULLIAN, IV(1)                Chairman of the Board
MAPCO Inc.                              President                               Parker Drilling Company
                                        Mustang Fuel Corporation
SHARON J. BELL(1)                                                               JAMES W. PIELSTICKER(1)
Managing Partner                        GEORGE B. KAISER(1)                     President
Rogers and Bell                         Chairman of the Board                   Arrow Trucking Co.
                                        BOK Financial Corp. and
LUKE R. CORBETT(4)                      BANK OF OKLAHOMA, N.A.                  E.C. RICHARDS(1)
Chairman & CEO                                                                  EVP, Chief Operating Officer
Kerr-McGee Corporation                  ROBERT J. LAFORTUNE                     Sooner Pipe and Supply Corp.
                                        Personal Investments
GLENN A. COX(1)                                                                 JAMES A. ROBINSON
Retired President and COO               PHILIP C. LAUINGER, JR.                 Personal Investments
Phillips Petroleum Company              Chairman
                                        Lauinger Publishing Company             L. FRANCIS ROONEY, III(1)
DR. ROBERT H. DONALDSON(1)                                                      Chairman and CEO
Trustees Professor of                   STANLEY A. LYBARGER(1)                  Manhattan Construction Company
Political Science                       President and CEO
University of Tulsa                     BOK Financial Corp. and                 David J. Tippeconnic
                                        Bank of Oklahoma, N.A.                  President and CEO
WILLIAM E. DURRETT                                                              Citgo Petroleum Corporation
Senior Chairman                         JOHN L. MASSEY(1)
American Fidelity Corp.                 Chairman of the Board                   TOM E. TURNER(3)
                                        Durant Bank and Trust Co.               Chairman
JAMES O. GOODWIN(1)                                                             Bank of Texas, N.A.
CEO                                     FRANK A. MCPHERSON(1)
The Oklahoma Eagle Publishing Co.       Retired Chairman and CEO                JAMES A. WHITE(2)
                                        Kerr-McGee Corporation                  Executive Vice President and CFO
D. JOSEPH GRAHAM(2)                                                             BOK Financial Corp. and
Vice President and CFO                  STEVEN E. MOORE                         Bank of Oklahoma, N.A.
Kaiser-Francis Oil Co.                  Chairman, President and CEO
                                        OGE Energy Corp.                        ROBERT L. ZEMANEK(3)
V. BURNS HARGIS(1)                                                              President, Energy Delivery
Vice Chairman                                                                   Central and South West Services, Inc.
BOK Financial Corp. and
Bank of Oklahoma, N.A.

(1) Director of BOK Financial Corp. and Bank of Oklahoma, N.A.

(2) Director of Bank of Oklahoma, N.A.

(3) Director of BOK Financial Corp. and Bank of Texas, N.A.

(4) Advisory pending election at shareholders meeting April 27.

BANK OF TEXAS, N.A. BOARD OF DIRECTORS


C. THOMAS ABBOTT(2)                     JAMES J. ELLIS(3)                       MRS. ROZENE PRIDE(1)
Vice Chairman                           Partner                                 Private Investor
Bank of Texas, N.A.                     Ellis/Rosier Associates
                                                                                WILLIAM E. STAHNKE(3)
CHARLES A. ANGEL, JR.(2)                R. WILLIAM GRIBBLE, JR.(2)              Vice Chairman
Vice Chairman                           President                               Bank of Texas, N.A.
Bank of Texas, N.A.                     Gribble Oil Company
                                                                                MRS. JERE W. THOMPSON(3)
C. FRED BALL, JR.(3)                    J. T. HAIRSTON, JR.(3)                  Community Leader
President and CEO                       Retired President
Bank of Texas, N.A.                     Cullum Companies                        TOM E. TURNER(3)
                                                                                Chairman
C. HUSTON BELL(3)                       JERRY LASTELICK(3)                      Bank of Texas, N.A.
President                               Attorney
The Vantage Companies                   Lastelick, Anderson and Arneson         JOHN C. VOGT(2)
                                                                                District Manager
EDWARD O. BOSHELL, JR. *(3)             STANLEY A. LYBARGER(3)                  International Supply Co.
Partner                                 President and CEO BOK Financial Corp.
Columbia General Investments, LP                                                JAMES A. WHITE(1)
                                        DONALD J. MALOUF*(2)                    Executive Vice President and CFO
BEN R. BRIGGS(3)                        Partner                                 BOK Financial Corp.
Owner, Ben R. Briggs Investments        Malouf Lynch Jackson
                                        Kessler and Collins Attorneys           ROBERT L. ZEMANEK(3)
R. NEAL BRIGHT(3)                                                               President, Energy Delivery
Managing Partner                        JON L. MOSLE, JR.*(3)                   Central and South West Services, Inc.
Bright and Bright CPA's                 Director, SW Securities,
                                        Westwood Trust, Aquilla
DUDLEY CHAMBERS(3)                      Gas Pipe Line and Wiser Oil
Partner, Jackson & Walker, LLP
                                        MICHAEL A. MCBEE(3)
EDWARD F. DORAN, SR.(3)                 Owner
President                               McBee Operating Co.
Doran Chevrolet, Inc.


*  Advisory Director for the Bank

(1)  Park Cities Bancshares, Inc.

(2)  Bank of Texas, N.A

(3)  Park Cities Bancshares, Inc/ Bank of Texas, N.A.



BANK OF ARKANSAS BOARD OF DIRECTORS


JEFFREY R. DUNN                         GERALD JONES                            JERRY D. SWEETSER
Chairman, President and CEO             President                               Sweetser Properties, Inc.
Bank of Arkansas, N.A.                  Jones Olds-GMC-Buick, Inc.
                                                                                JAMES A. WHITE
GEORGE C. FAUCETTE, JR.                 NORMAN W. SMITH                         Executive Vice President and CFO
Coldwell Banker Faucette Real Estate    Executive Vice President                BOK Financial Corporation
                                        Bank of Oklahoma, N.A.

MAJOR CUSTOMER SERVICE OFFICES


BUSINESS BANKING           CORPORATE BANKING                  BOSC, INC.                                   ENID
CENTERS                    ALBUQUERQUE                        (800) 364-1818                               2308 N. Van Buren
DALLAS                     201 Third Street, N.W.,                                                         (580) 548-8523
2650 Royal Lane            14th Floor                         BANCALBUQUERQUE
(972) 443-2800             (505) 222-8444                     Investment Center                            OKLAHOMA CITY
                                                              2500 Louisiana Blvd., N.E., Albuquerque      COMMERCE CENTER
OKLAHOMA CITY              DALLAS                                                                          9520 N. May, 2nd Floor
COMMERCE CENTER            5956 Sherry Lane, Ste. 1800        BANCARKANSAS                                 (405) 936-3900
9520 N. May                (214) 987-8880                     INVESTMENT CENTER
(405) 936-3700                                                3500 N. College, Fayetteville                TULSA
                           FAYETTEVILLE                                                                    MIDTOWN
SOUTH OKC                  3500 N. College                    BANCOKLAHOMA                                 2021 S. Lewis, Suite 200
7701 S. Western            (501) 973-2660                     Investment Center                            (918) 748-7244
(405) 616-7500                                                3045 S. Harvard, Tulsa
                           OKLAHOMA CITY                                                                   DOWNTOWN
TULSA                      BANK OF OKLAHOMA PLAZA             BANCTEXAS                                    320 S. Boston
Brookside Banking Center   Robinson at Robert S. Kerr         Investment Center                            (918) 588-6214
3237 S. Peoria             (405) 272-2000                     6701 Preston Road, Dallas
(918) 746-7400                                                                                             BROOKSIDE
                           TULSA                              INSTITUTIONAL INVESTMENTS                    3237 S. Peoria
                           BANK OF OKLAHOMA TOWER             BANK OF OKLAHOMA TOWER                       (918) 746-7487
CONSUMER BANKING           One Williams Center, 8th Floor     One Williams Center, 9th Floor
ALBUQUERQUE                (918) 588-6000                                                                  61ST & YALE
3900 Vassar, N.E.                                             LEO OPPENHEIM DIVISION                       6036 S. Yale
(505) 855-0834                                                BANK OF OKLAHOMA PLAZA                       (918) 493-5210
                                                              Robinson at Robert S. Kerr
OKLAHOMA CITY
WINDSOR HILLS
2601 N. Meridian                                              PRIVATE FINANCIAL
(405) 272-2000                                                SERVICES
                                                              DALLAS
TULSA                                                         6701 Preston Road
BANK OF OKLAHOMA TOWER                                        (214) 525-7600
One Williams Center, 16th Floor
(918) 588-6000                                                7600 West Northwest Highway
                                                              (214) 706-0300

                                                              6215 Hillcrest Avenue
                                                              (214) 525-5000






OPERATING SUBSIDIARIES


BANK OF ALBUQUERQUE, N.A.          BANK OF ARKANSAS, N.A.           BANK OF OKLAHOMA, N.A.             BANK OF TEXAS, N.A.
ALBUQUERQUE                        FAYETTEVILLE                     OKLAHOMA CITY                      DALLAS
201 Third Street, N.W.             3500 N. College                  BANK OF OKLAHOMA PLAZA             5956 Sherry Lane, Ste. 1800
14th Floor                         (501) 973-2660                   Robinson at Robert. S. Kerr        (214) 987-8880
(505) 222-8444                                                      (405) 272-2000

                                                                    TULSA
                                                                    BANK OF OKLAHOMA TOWER
                                                                    One Williams Center
                                                                    (918) 588-6000


OTHER OPERATING SUBSIDIARIES


BANK OF OKLAHOMA,                  BANK OF TEXAS,                   PINE AND LEWIS                     LITTLE ROCK,
TRUST DIVISION                     TRUST DIVISION                   1604 N. Lewis                      11121 N. Rodney Parham Road,
OKLAHOMA CITY                      DALLAS                           (918) 588-8608                     Suite 10A
COMMERCE CENTER                    7600 West Northwest Highway                                         (501) 223-9000
9520 N. May                        (214) 525-7600                   OWASSO
(405) 936-3700                                                      413 E. 2nd Ave.                    FIRST MORTGAGE
                                   SHERMAN                          (918)    588-8650                  INVESTMENT COMPANY
TULSA                              2009 Independence Dr.                                               Lee's Summit, MO
BANK OF OKLAHOMA TOWER             (903) 813-5100                   BANK OF ALBUQUERQUE                907 S.W. Oldham Parkway
One Williams Center, 10th Floor                                     MORTGAGE GROUP                     (816) 246-7000
(918) 588-6437                     BOK MORTGAGE                     2500 Louisiana, N.E.
                                   LAWTON                           (505) 837-4111                     OVERLAND PARK, KS
SOUTHWEST                          2602 W. Gore Blvd.                                                  8101 College Blvd., Ste. 285
TRUST COMPANY                      (580) 250-0070                   BANK OF ARKANSAS                   (913) 338-3321
COMMERCE CENTER                                                     MORTGAGE GROUP
9520 N. May, 2nd Floor             OKLAHOMA CITY                    Bentonville                        Shawnee, KS
(405) 936-3970                     5015 N. Pennsylvania             1706 S.E. Walton Blvd., Ste. B     5425 Martindale
                                   (405) 879-8700                   (501) 271-6800                     (913) 441-5600

                                   TULSA                            FAYETTEVILLE                       TOPEKA, KS
                                   COPPER OAKS                      1130 Millsap Road                  2655 S.W. Wannamaker Road,
                                   7060 S. Yale, Suite 100          (501) 973-2600                     Ste. C
                                   (918)    488-7140                                                   (785) 272-0375




EXECUTIVE OFFICERS


GEORGE B. KAISER                        BANK OF ALBUQUERQUE, N.A.          NORMAN W. SMITH
Chairman of the Board                                                      Executive Vice President
                                        GREGORY K. SYMONS                  Consumer Banking
STANLEY A. LYBARGER                     President
President, Chief Executive Officer                                         CHARLES D. WILLIAMSON
                                                                           Executive Vice President
V. BURNS HARGIS                         BANK OF ARKANSAS, N.A.             Capital Markets
Vice Chairman
                                        JEFFREY R. DUNN
EUGENE A. HARRIS                        Chairman, President and CEO        BANK OF TEXAS, N.A.
Executive Vice President
Chief Credit Officer                                                       TOM E. TURNER
                                        BANK OF OKLAHOMA, N.A.             Chairman
JAMES A. WHITE
Executive Vice President                PAUL M. ELVIR                      C. FRED  BALL, JR.
Chief Financial Officer                 Executive Vice President           President & CEO
                                        Operations & Technology
FREDERIC DORWART                                                           CHARLES T. ABBOTT
Secretary                               MARK W. FUNKE                      Vice Chairman
                                        President, Oklahoma City
LOWELL E. FAULKENBERRY                                                     CHARLES A. ANGEL, JR.
Senior Vice President                   H. JAMES HOLLOMAN                  Vice Chairman
Director, Risk Management               Executive Vice President
                                        Trust Division                     WILLIAM E. STAHNKE
JOHN C. MORROW                                                             Vice Chairman
Senior Vice President                   DAVID L. LAUGHLIN
Director of Financial Accounting        President                          STEVEN D. POOLE
     & Reporting                        BOK Mortgage                       Executive Vice President
                                                                           Trust Division Manager
STEVEN E. NELL                          W. JEFFREY PICKRYL
Senior Vice President                   Executive Vice President
Corporate Controller                    Commercial Banking

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


   CORPORATE HEADQUARTERS               TRANSFER AGENT AND REGISTRAR
   Bank of Oklahoma Tower               The Bank of New York
   P.O. Box 2300                        (800)    524-4458
   Tulsa, Oklahoma 74192
   (918) 588-6000                       Address Shareholders Inquiries to:
                                        Shareholder Relations Department-11E
   INDEPENDENT AUDITORS                 P.O. Box 11258
   Ernst & Young LLP                    Church Street Station
   Bank of Oklahoma Tower               New York, NY 10286
   Tulsa, Oklahoma 74172                E-Mail Address:
   (918) 560-3600                       Shareowner-svcs@Email.bony.com

   LEGAL COUNSEL                        Send Certificates for Transfer
   Frederic Dorwart Lawyers             and Address Changes to:
   Old City Hall                        Receive and Deliver Department - 11W
   124 E. Fourth St.                    P.O. Box 11002
   Tulsa, Oklahoma 74103-5010           Church Street Station
   (918) 583-9922                       New York, NY 10286

   COMMON SHARES:
   National Market Listing,             Copies of BOK Financial Corporation's Annual
   NASDAQ Symbol:  BOKF                 Report to Shareholders, Form 10-K to the
   Number of common shareholders at     Securities and Exchange Commission and other
      December 31, 1998: 1,198          public financial information are available without
                                        charge upon written request. Analysts,
   MARKET MAKERS:                       shareholders and other investors seeking financial
   Bear Stearns & Co.                   information about BOK Financial Corporation are
   Herzog, Heine, Geduld, Inc.          invited to contact James A. White, Executive Vice
   Howe Barnes Investments              President & Chief Financial Officer, (918)
   Instinet Corporation                 588-6717. News media and others seeking general
   Investment Technology Group          information should contact Becky J. Frank, Vice
   Keefe Bruyette & Woods               President, Public Relations manager, (918)
   Knight Securities LP                 588-6831.
   Mayer & Schweitzer, Inc.
   Morgan, Keegan & Company
   Oppenheimer & Co., Inc.
   Salomon Smith Barney
   Sherwood Securities
   Southwest Securities, Inc.
   Troster Singer

                       BOK FINANCIAL CORPORATION
                          1998 ANNUAL REPORT
                              APPENDIX A




Net Income
Graph I
($ Million)

-------------------------------------------------------------------------------------------------

                                       1998          1997         1996        1995        1994
                                       ----          ----         ----        ----        ----

Net income                         $   74,716   $   64,625   $   54,127   $   49,205   $   45,065

-------------------------------------------------------------------------------------------------



Total Fee Revenue
Graph II
($ Million)


                                       1998          1997         1996        1995        1994
                                       ----          ----         ----        ----        ----

Total fee revenue                  $  161,934   $  129,717   $  107,175   $   88,040   $   75,973

-------------------------------------------------------------------------------------------------



Earnings Per Share
Graph III


                                       1998          1997         1996        1995        1994
                                       ----          ----         ----        ----        ----


Earnings per share                 $     1.44   $     1.25   $     1.06   $     0.96   $     0.88

-------------------------------------------------------------------------------------------------



Loan Portfolio Composition
Graph IV
($ Millions)


                                       1998          1997         1996
                                       ----          ----         ----

Consumer                           $  285,819   $  290,084   $  241,025
Residential mortgage                  580,713      497,808      484,152
Commercial RE                         744,053      477,801      428,026
Commercial                          1,941,356    1,499,400    1,241,377

-------------------------------------------------------------------------------------------------



Total Loan Portfolio
Graph V
($ Millions)


                                       1998          1997         1996        1995        1994
                                       ----          ----         ----        ----        ----


Total loan portfolio               $3,551,941   $2,765,093   $2,394,580   $2,194,368   $1,844,053

-------------------------------------------------------------------------------------------------



Investments/BOSC fees
Graph VI
($ Millions)



                                       1998          1997         1996
                                       ----          ----         ----


Investments/BOSC fees              $   14,049   $    9,470   $    7,672


-------------------------------------------------------------------------------------------------





                               Appendix A, Page 1



-------------------------------------------------------------------------------------------------

Trust Fees
Graph VII
($ Millions)


                                       1998          1997         1996
                                       ----          ----         ----

Trust fees                         $   37,928   $   30,084   $   26,902

-------------------------------------------------------------------------------------------------



Mortgage Banking
Graph VIII
($ Millions)

                                       1998          1997         1996
                                       ----          ----         ----


Mortgage Banking                   $   44,379   $   34,208   $   28,189


-------------------------------------------------------------------------------------------------



Transaction Card Fees
Graph IX
($ Millions)

                                       1998          1997         1996        1995        1994
                                       ----          ----         ----        ----        ----


Transaction card fees              $   24,426   $   19,339   $   14,298   $   11,045   $    8,474

-------------------------------------------------------------------------------------------------



Net Interest Revenue, FTE
Graph X
($ Millions)

                                       1998          1997         1996        1995        1994
                                       ----          ----         ----        ----        ----



Net interest Revenue, FTE          $  191,545   $  165,167   $  135,804   $  122,302   $  125,120

-------------------------------------------------------------------------------------------------


Net Operating Income
Graph XI
($ Millions)


                                       1998          1997         1996        1995        1994
                                       ----          ----         ----        ----        ----


Net Operating Income               $  125,859   $  104,918   $   88,145   $   71,929   $   63,302

-------------------------------------------------------------------------------------------------





                               Appendix A, Page 2