Form 10-K, Exhibit 13
period 1999-12-31
BOK FINANCIAL CORP ET AL
filed 2000-03-29
CIK 875357

BOK FINANCIAL CORPORATION

                                   EXHIBIT 13

                          ANNUAL REPORT TO SHAREHOLDERS

                                Table of Contents

             Consolidated Selected Financial Data                9
             Management's Assessment of Operations and
               Financial Condition                              10

             Selected Quarterly Financial Data                  17

             Report of Management on Financial Statements       25

             Report of Independent Auditors                     25

             Consolidated Financial Statements                  26

             Notes to Consolidated Financial Statements         31

             Annual Financial Summary - Unaudited               56

             Quarterly Financial Summary - Unaudited            58

             Appendix A                                         66

 Financial Highlights
 (Dollars In Thousands Except Share Data)

                                                     1999  1998(2)(3) 1997(2)(3)
                                                 -------------------------------

 For the Years Ended December 31
   Net income                                   $   89,226 $   79,611 $  68,155

   Earnings per share:
     Basic                                            1.79       1.60      1.36
     Diluted                                          1.60       1.43      1.23

   Book value per share                         $    11.36 $    10.76 $    9.80
   Return on average assets                           1.17%      1.34%     1.29%
   Return on average equity                          16.45      16.38     16.78
 -------------------------------------------------------------------------------

 Tangible operating results (see Table 2):
   Tangible net income                          $  102,262 $   88,104 $  76,154
   Tangible net income per diluted share              1.83       1.58      1.37
   Tangible return on assets                          1.34%      1.48%     1.45%
   Tangible return on shareholders' equity           18.85      18.13     18.75
 -------------------------------------------------------------------------------

 As of December 31
   Loans, net of reserves                       $4,567,255 $3,581,177 $2,801,977
   Assets                                        8,373,997  7,059,507  5,613,233
   Deposits                                      5,263,184  4,607,727  3,924,405
   Shareholders' equity                            557,164    524,793    451,880
   Nonperforming assets(4)                          22,943     18,762     25,249
 -------------------------------------------------------------------------------

   Tier 1 capital ratio                               7.27%      7.93%     9.87%
   Total capital ratio                               10.72      12.02     14.95
   Leverage ratio                                     5.92       6.60      7.06
   Average shareholders' equity to average assets     7.12       8.17      7.71

   Reserve for loan losses to nonperforming loans   391.65     467.70    270.65
   Reserve for loan losses to loans(1)                1.66       1.86      1.95
   Net charge offs to average loans                    .04        .09       .14
 ===============================================================================

(1) Excludes residential mortgage loans held for sale which are carried at the lower of aggregate cost or market value.
(2) Restated for pooling of interest in 1999.
(3) Shares and per share data have been restated to reflect the 3% stock dividend paid in October 1999.
(4) Includes nonaccrual loans, renegotiated loans and assets acquired in satisfaction of loans. Excludes loans past due 90 days or more and still accruing.

To Our Shareholders,
Customers, Employees and Friends:

     BOK Financial Corporation had another landmark year in 1999 - a year of continued financial progress, broader expansion into new markets, further penetration into current markets, and continued commitment to the communities and customers we serve.

     We reported growth in earnings for the eighth consecutive year, while growing our assets by 23 percent from year-end 1998 to year-end 1999.(5) Annual earnings were $89.2 million, representing a 12 percent increase over the previous year. Earnings per share were $1.60, compared to $1.43 last year. Tangible net income per diluted share grew 16 percent to $1.83 per share.(6) Assets of the company now stand at $8.4 billion, reflecting our position as one of the region's leading bank holding companies.

     Net interest revenue after provision for loan losses was up 28 percent over 1998. Fees and commissions increased 12 percent. The company achieved a return on average equity of 16.45 percent, while posting a 12 percent gain in earnings per share.

     Our growth across the region in 1999 was bolstered by acquisitions in high-growth markets. Mid-Cities National Bank in Hurst, Texas, gave us our first location in Tarrant County, near Fort Worth. Swiss Avenue State Bank gave us three more key locations in Dallas, each adjacent to a major medical center. Canyon Creek National Bank positioned us in rapidly growing Richardson and McKinney. We now have a network of 13 locations from Dallas-Fort Worth, northward to Sherman. The three new banks have combined assets of $380 million, bringing our total assets in Texas to $1.2 billion.

     Meanwhile, we continued to expand in our home state of Oklahoma. We merged with First Muskogee Bancshares, making us the clear market leader in eastern Oklahoma. And we acquired another Kansas City area mortgage firm, First Mortgage Investment Company. We now have mortgage offices in Lee's Summit, Missouri; Topeka, Kansas; and Lenexa, Kansas.

     In addition to our internal growth, these acquisitions mean our company continues to evolve from primarily an Oklahoma bank to a regional holding company with successful banking operations in multiple states. Our Bank of Texas franchise now represents 14 percent of the company's assets, while Bank of Albuquerque comprises 11 percent. Bank of Arkansas, while smaller than the other banks, achieved substantial growth in 1999 as well.

     In addition to this geographic diversity, our sources of fee income also remain diverse. We have historically ranked among the highest in our peer group in the proportion of non-interest revenue to total revenue, and 1999 was no exception. Fee-based lines of business comprised 43 percent of total revenue. We saw growth of 34 percent in transaction card revenue, 21 percent in service charges and fees on deposits, and 17 percent in trust fees. Overall, fee-based revenue grew by 12 percent. We expect revenue from fee-based businesses to grow as we introduce our proven fee-based products to our new customers.

     Our strategy for continued growth remains unchanged. We have demonstrated our ability to compete against nationally prominent banks by offering sophisticated products and services delivered in a style reflecting our community bank roots. We know our customers, and seek to provide them with banking resources tailored to their specific needs.

     The Internet is becoming an increasingly vital delivery channel for us. Our web sites are constantly adding more valuable services for our customers. Last year alone we added online investing and an improved small-business cash management system. We also established an online system enabling 401(k) participants to access their accounts, and started accepting mortgage applications online. We encourage you as shareholders to visit our web site at www.bokf.com for current stock quotes, news releases and more.

     We will continue to boost our presence in Oklahoma, Texas, New Mexico and Arkansas by reaching new customers and pinpointing strategic acquisitions. As we grow, we will maintain our competitive advantage by delivering superior service to our customers. To help achieve this, we will be moving 700 employees this year to our new state-of-the-art operations and technology center in Tulsa, which will improve work flow and accelerate processes while giving us a platform for continued growth and greater cost efficiencies.

     We look forward to future success, as we build on our track record of excellent financial performance, market leadership, and superior customer and community service.

     As always, we appreciate your support and your business.

George B. Kaiser                                  Stanley A. Lybarger
Chairman of the Board                             President and
                                                  Chief Executive Officer

(5) Based on financial statements issued prior to restatement for pooling of interests merger with First Muskogee Bancshares, Inc.
(6) All per share data are diluted, and have been restated for the effects of a 3 percent stock dividend paid in October 1999, and the merger with First Muskogee Bancshares Inc., which was accounted for as a pooling of interests transaction.

Our proven strategy for growth.

     BOK Financial Corporation continued its historical pattern of growth and progress during 1999. We have been able to achieve this progress by following a proven strategy that emphasizes four key points.
     First, reflecting our community bank roots, we place a great deal of emphasis on knowing our customers and delivering superior service. Combining that service commitment with the resources and products of a national bank makes a winning combination, and that's where we have found our niche - as a bank with nationally competitive products and community bank service.
     Second, we continue to extend our leadership position in our home state of Oklahoma, ranking No. 1 in commercial banking, consumer banking, trust services, mortgage lending, and electronic funds transfer. With 69 locations statewide and counting, we are easily the most visible, most accessible bank in Oklahoma. And across the board, our staff includes the most experienced bank personnel in the state - people who know their communities and customers, and understand their markets.
     With such a successful track record in our home state, it makes sense to duplicate it in our other markets, which is our third objective: to expand our presence in high-growth markets in contiguous states. Our primary emphasis is to grow our current markets, leveraging from our platforms in Arkansas, New Mexico and Texas. Simultaneously, we plan to continue implementing our successful model for building fee-based growth in acquired banks that have historically relied on interest revenue as their primary source of income.
     Our final objective is to focus on expense control, productivity and efficiency. In 2000, we're moving our operations functions into the new Technology Center in Tulsa, enabling us to make vast improvements in processes and efficiencies. As always, our goal is to maintain service quality and reliability at a level that provides a clear advantage over our competitors.
     If 1999 is any measure, we are successfully executing this four-pronged strategy. BOK Financial Corporation's assets grew by 23 percent in 1999, from $6.8 billion(5) to $8.4 billion. Our assets have doubled in the last five years. Annual earnings were up 12 percent in 1999, marking our eighth consecutive year of earnings growth.

Our continued expansion throughout the region.

     A key ingredient to our recent and future success is our market growth outside of Oklahoma. Just seven years ago, we were exclusively an Oklahoma bank. Our expansion has been steady and diverse, while we have also upheld our standards of quality.
     Last year was no exception. Loans outside of Oklahoma nearly doubled, from $655 million to $1.2 billion. Our growth is coming from non-lending sources as well, as we introduce our successful fee-based business lines into acquired banks that have traditionally relied almost exclusively on interest income.

Texas

     Our move into the Texas market began with a series of small steps starting in 1994, when we acquired a trust company in Sherman, Texas. We acquired two Dallas banks in 1997, and since then, our progress has remained steady.
         Last year, we completed three acquisitions in the Dallas-Fort Worth Metroplex, bringing our total locations in Texas to 13. Texas now represents 14 percent of the company's total assets at $1.2 billion. Bank of Texas in 1999 produced an impressive $260 million increase in loans. Trust assets in Texas grew by 57 percent, and trust fees increased by 26 percent. Our expansion is spreading throughout north Texas, and in 1999 we opened our first Texas supermarket bank, in Sherman. We also opened a mortgage origination office in Dallas, and will continue developing our services in private banking, consumer banking, retail investments and trust. We have made tremendous strides in Texas in the last few years, and have every intention for this pattern of growth to continue.

New Mexico

     Our New Mexico franchise was another story of progress in 1999. At the close of 1998, Bank of Albuquerque was a newly acquired bank with $500 million in assets. Since then we have significantly broadened the bank's appeal, growing from a consumer-oriented bank to one that includes trust, private banking, mortgage lending, brokerage services and commercial banking.
     Bank of Albuquerque has also been attracting the attention of the most experienced bankers in the market. We recruited talented people with lengthy records of success in the area, further positioning ourselves to gain momentum and continue growing. Our strategy of adding top people and products - proven successful in our other markets - is working at Bank of Albuquerque.

Arkansas

     Our Arkansas operation, now in its sixth year, showed its best performance yet, and its services continue to expand. Our Little Rock-based brokerage unit continues to thrive, with 27 representatives handling a full range of institutional investments, and corporate and public finance underwriting. Our mortgage operation now includes offices in Little Rock, Fayetteville and Bentonville. We opened a loan production office in Little Rock during 1999, and also developed several significant relationships in Fort Smith, a sizeable Arkansas expansion market.
     The year also proved to be financially successful for Bank of Arkansas, with growth in loans and net interest income of 24 and 21 percent, respectively. Fee-income picked up as well, growing by 20 percent, led by increases in trust and retail investments.

Oklahoma

     While our growth continues in contiguous states, we remain steadfast in our commitment to our home state. In fact, our Oklahoma business is thriving. In 1999 our Oklahoma lenders produced $534 million of new loans, ending the year at $3.4 billion. We acquired First National Bank of Muskogee, more than doubling our size in the Muskogee market and making us the clear market leader in eastern Oklahoma. We opened four new supermarket locations in Oklahoma, bringing our total supermarket branches to 28 - including a branch in every Albertsons in the Tulsa area.
     Our recent success - throughout the region - has added to the economic vitality of our home state. Our Oklahoma employment has more than doubled during the '90s, as our growth into a regional banking firm has made us one of the leading employers in the state.

Elsewhere

     We remain interested in gaining a foothold in new, high-growth markets, and continue looking for opportunities that meet the criteria of our strategic plan. In 1999, we acquired a successful mortgage company which expanded our operations in the Kansas City area and gave us an entry into the Topeka market.

Our diversity of income sources.

     A major component of our recent success can be attributed to the diversity of our sources of income. While we maintain a solid, balanced loan portfolio, we have also historically ranked among the highest in our peer group in the proportion of non-interest revenue to total revenue.

Fee-based Lines of Business

     In 1999, 43 percent of our revenue came from fee-based businesses despite our acquisition of new banks with lower fee-income proportion. In all, fee-based revenues grew by 12 percent last year, and were balanced among several lines of business.
     Eighteen percent of all fee-based income came from our transaction card and electronic funds transfer network. Transaction card revenue grew by 34 percent in 1999, and our TransFund unit's Visa Check Card was used to make 30.7 million purchases, an increase of 35 percent. TransFund is now the 20th largest electronic funds transfer network in the U.S., with more than 1,000 machines installed in an eight-state area, providing services to more than 270 financial institutions and 1.2 million cardholders
     Trust revenues made up 19 percent of our fee-based income in 1999. Trust revenues grew by 17 percent, including a 26 percent increase in Texas alone, with personal trust in Oklahoma City doubling in the last two years. Overall trust assets are now $17.2 billion, up from $14.4 billion last year.
     Our trust line-up includes our highly successful employee benefits products, which serve more than 100,000 defined contribution plan participants. Our self-directed 401(k) option attracted clients from New York to California. The American Performance Fund, a mutual fund family managed by our trust investments group, continues to be one of the most successful mutual fund families in the United States. At year-end 1999, assets for the fund stood at $1.8 billion - an increase of $264 million from a year before, for a gain of 17 percent. In addition, eight of the nine American Performance funds ranked by Lipper outperformed their respective peer group for the three-year period ending December 31, 1999.
     Twenty percent of our fee-based revenue in 1999 was generated by our mortgage division. At year-end, the servicing portfolio stood at $7 billion, servicing more than 94,000 loans in all 50 states and the District of Columbia. According to the latest available figures, our mortgage servicing portfolio is the 39th largest in the United States.
     We are the No. 1 mortgage originator in Oklahoma, including the top ranking in Oklahoma City and Tulsa. Within our own system, Oklahoma comprises 73 percent of our total mortgage originations, but other states are gaining ground. Kansas and Arkansas each hold about 10 percent of our total business. And with new offices in New Mexico and Texas, we're sure to see an even more balanced distribution in 2000 and beyond.
     BOSC Inc., our securities unit, initiated several structural changes in 1999 and is now a full-service, regional brokerage and public finance firm. By consolidating inter-firm trading functions, expanding securities trading, and unifying management accounting and reporting systems, BOSC has created a more efficient, effective way of meeting the needs of public entities, not-for-profit enterprises, corporations, and individual investors.

     Nine percent of all our fee-based revenues in 1999 came from our brokerage units. Our retail investments group opened over 9,000 new accounts, and conducted nearly 70,000 transactions totaling $718 million.
     On the public finance side, the Oppenheim division is Oklahoma's clear leader in underwriting and financial advisory services, and its revenues for 1999 were $5.2 million.
     Service charges and fees for our nationally competitive cash management products comprised the fifth source of our diverse fee-based revenue. We will be introducing a number of new cash management products during 2000, but 1999 was a successful year in itself. Growth from these services was 21 percent, and these services made up 22 percent of total fee-based revenues.

Lending

     Our loan portfolio is still strong, diverse and growing, with total loans - excluding acquisitions - up 23 percent. Including acquisitions, loans increased nearly $1 billion during the year, rising 27 percent.
     Our traditional strength has been in lending to small and middle-market businesses, and we have found this expertise welcomed in our new markets. All segments of commercial loans grew, showing an overall increase of 34 percent over year-end 1998.
     Our credit quality remains strong. In fact, we had net recoveries from the commercial loan portfolio in 1999. At year-end our reserve for loan losses stood at 1.66 percent of total loans.

Our advances in technology and service delivery.


     One of the key components to maintaining our competitive advantage has been to make our products convenient and easy to use, while also improving our service quality.
     Several initiatives have taken place - and more are underway - to achieve this goal. In 1999, the further expansion of our web sites and other Internet-based applications allowed us to improve upon our delivery of services and products. All four of our banks now have their own web sites, which can be accessed on the Internet by typing the name of the individual bank (for example, www.bankoftexas.com), or through our corporate site at www.bokf.com.
     This delivery channel has been widely accepted by our customers. Online banking IDs and online consumer loan applications each grew by 400 percent last year. We started opening online consumer deposit accounts in Oklahoma, and also began taking mortgage applications online.
     Our 24-hour call center, ExpressBank, also continues to be very popular among customers. Twenty-five percent of all consumer loan applications were initiated through ExpressBank, which services customers in all four states. In 1999, ExpressBank handled 6 million calls.

     We also launched online brokerage for retail clients, offering Internet delivery of quotes, research, account data and more. The use of such technology positions our brokerage units to improve efficiency as our sales force and volumes expand.
     On the commercial banking side, several new Internet-based products are making it easier than ever for our commercial clients to transfer funds, plot cash flow, and gain access to vital information. Small businesses now have the Business Express Web, allowing customers to obtain balance information and initiate transactions over the Internet. A similar product for larger businesses will be enhanced with Internet capability in 2000, and we will introduce electronic bill presentment, which allows businesses to present bills to consumers for review and payment over the Internet. We are also making advances in image technology. For example, we are implementing an image lockbox service that will enable our customers to retrieve images of documents from a compact disc rather than from paper-based records. In turn, they will be able to better serve their customers' needs.
     Likewise, customers of our trust division are reaping great benefits from advances in technology. Over one-third of our clients' 401(k) participants now use Internet-based technology to access their accounts. That number is expected to more than double by mid-2000.

Our improving efficiencies.

         One of our biggest steps in improving efficiency will occur in 2000, as we begin moving our service operations into a new Technology Center. The first units will move in June 2000. The center should be fully occupied and operational by December 2000. This will enable us to make numerous efficiency improvements to service quality. It will improve our communications capability by incorporating the latest technologies in the industry, such as bringing fiber optics to every workstation and improving performance of the network. We'll also increase capacity and improve back-up capabilities for business resumption.
         But above all, the new Technology Center allows us to streamline workflow, improve control and reduce processing time, while lowering costs. By configuring the layout to optimize processes, the center allows us the capacity to expand and grow, as our operations continue growing - a luxury we have not enjoyed in our present facilities.
         Finally, the much-anticipated Y2K came and went without fanfare, thanks to the efforts of many people in our organization. It was a non-event, but it didn't happen by accident. Our preparations proved to be successful - every bit of work, time and money spent was well worth it, and full credit goes to our staff. Their diligence, persistence and extra work all paid off.

 Table 1    Consolidated Selected Financial Data
 (Dollars In Thousands Except Share Data)
                                                                           December 31,
                                              ------------------------------------------------------------------

                                                      1999     1998(2)(3)   1997(2)(3)   1996(2)(3)   1995(2)(3)
                                              ------------------------------------------------------------------

 Selected Financial Data
  For the year:
   Interest revenue                               $  500,274   $  402,832   $  357,074   $  300,930   $  284,230
   Interest expense                                  264,150      212,406      194,842      167,610      164,086
   Net interest revenue                              236,124      190,426      162,232      133,320      120,144
   Provision for loan losses                          10,365       14,591        9,256        4,419          261
   Net income                                         89,226       79,611       68,155       56,263       50,957
  Period-end:
   Loans, net of reserve                           4,567,255    3,581,177    2,801,977    2,424,337    2,221,489
   Assets                                          8,373,997    7,059,507    5,613,233    4,764,191    4,377,061
   Deposits                                        5,263,184    4,607,727    3,924,405    3,384,874    3,057,506
   Subordinated debenture                            148,642      146,921      148,356          -            -
   Shareholders' equity                              557,164      524,793      451,880      373,272      312,882
   Nonperforming assets(4)                            22,943       18,762       25,249       24,584       33,871


 Profitability Statistics
  Earnings per share (based on average equivalent shares):
   Basic                                          $     1.79   $     1.60   $     1.36   $     1.12   $     1.01
   Diluted                                              1.60         1.43         1.23         1.02          .92
  Percentages (based on daily averages):
   Return on average assets                             1.17%        1.34%        1.29%        1.27%        1.22%
   Return on average shareholders' equity              16.45        16.38        16.78        16.89        17.98
   Average shareholders' equity to average assets       7.12         8.17         7.71         7.49         6.79


 Common Stock Performance and Existing Shareholder Statistics
  Per Share:
   Book Value                                     $    11.36   $    10.76   $     9.80   $     8.38   $     7.26
   Market price: December 31 bid                       20.19        23.38        19.40        13.50         9.75
   Market range - High bid                             25.81        25.56        21.25        13.50        11.75
                - Low bid                              18.94        18.62        13.44         9.62         9.25


 Selected Balance Sheet Statistics
  Period-end:
   Tier 1 capital ratio (see Note 15)                   7.27%        7.93%        9.87%       10.57%        9.99%
   Total capital ratio (see Note 15)                   10.72        12.02        14.95        11.82        11.24
   Leverage ratio (see Note 15)                         5.92         6.60         7.06         7.48         6.58
   Reserve for loan losses to nonperforming loans     391.65       467.70       270.65       229.95       129.70
   Reserve for loan losses to loans(1)                  1.66         1.86         1.95         1.93         1.79


 Miscellaneous (at December 31)
  Number of employees (FTE)                            3,101        2,850        2,404        2,179        1,917
  Number of banking locations                            100           91           76           72           69
  Number of TransFund locations                        1,020          998          785          638          552
  Mortgage loan servicing portfolio               $7,028,247   $6,375,239   $6,981,744   $5,948,187   $5,363,175
 ----------------------------------------------------------------------------------------------------------------

(1) Excludes residential mortgage loans held for sale which are carried at the lower of aggregate cost or market value.
(2)  Restated for pooling of interest in 1999.
(3) Shares and per share data have been restated to reflect the 3% stock dividend paid in October 1999.
(4) Includes nonaccrual loans, renegotiated loans and assets acquired in satisfaction of loans. Excludes loans past due 90 days or more and still accruing.

MANAGEMENT'S ASSESSMENT OF OPERATIONS AND FINANCIAL CONDITION

     BOK Financial Corporation ("BOK Financial") is a bank holding company that offers full service banking in Oklahoma, Northwest Arkansas, North Texas and New Mexico. BOK Financial's principal subsidiaries are Bank of Oklahoma, N.A., ("BOk"), Bank of Texas, N.A., Bank of Albuquerque, N.A., and Bank of Arkansas, N.A. Other significant operating subsidiaries include BOK Capital Services Corporation which provides leasing and mezzanine financing and BOSC, Inc., a broker/dealer and "Section 20" company that engages in retail and institutional securities sales and municipal underwriting. Our discussion of Bank of Texas includes Canyon Creek National Bank, Swiss Avenue State Bank and Mid-Cities National Bank. These banks were acquired during 1999 and were accounted for by the purchase method of accounting. These banks will be merged into Bank of Texas during 2000.


Assessment of Operations

SUMMARY OF PERFORMANCE

     BOK Financial recorded net income of $89.2 million for 1999 compared to $79.6 million for 1998. Diluted earnings per common share were $1.60 for 1999 compared to $1.43 for 1998. Prior year's results have been restated to reflect the merger with First Muskogee Bancshares, Inc. during 1999. This merger was accounted for as a pooling of interests. Prior period per share data have been restated to reflect a 3% stock dividend paid in the fourth quarter of 1999. Returns on average assets and average equity were 1.17% and 16.45%, respectively, for 1999 compared to 1.34% and 16.38%, respectively, for 1998.
     The increase in net income for 1999 was due to increases of $45.7 million or 24% in net interest revenue, $19.2 million or 12% in fees and commissions and a $4.2 million reduction in the provision for loan losses. These increases were partially offset by increases of $46.5 million or 20% in operating expenses and $7.2 million in income taxes and a $5.8 million decrease in gains on asset sales.
     Net income for the fourth quarter of 1999 was $23.2 million or $0.42 per diluted common share, an increase of 14% over the same period on 1998. The primary sources of increased quarterly earnings included net interest revenue, which increased $14.0 million or 27%, and fees and commissions, which increased $4.1 million or 10%. These increases were partially offset by a $12.0 million increase in operating expenses.
     Net income for 1997 was $68.2 million or $1.23 per diluted common share. Returns on average assets and equity were 1.29% and 16.78%, respectively.


TANGIBLE OPERATING RESULTS

     Since inception, BOK Financial has completed several acquisitions that were accounted for under the purchase method of accounting. The purchase method results in the recording of goodwill and other identifiable intangible assets that are amortized as noncash charges in future years into operating expense. The intangible assets that result from the purchase method of accounting are deducted from shareholders' equity in the determination of regulatory capital. Thus, tangible net income, net income excluding the after-tax effect of intangible amortization, represents regulatory capital generated during the year. While the definition of tangible net income may vary by company, we believe this definition is appropriate as it measures the per share growth of regulatory capital, which affects the amounts available for dividends and acquisitions. Operating results excluding the impact of these intangible assets are summarized below:


Table 2      Tangible Operating Results
             (Dollars in Thousands Except Share Data)
                                         Years ended December 31,

                                      ------------------------------------------
                                           1999        1998(1)       1997(1)
                                      ------------- ------------- --------------

Net income                             $  89,226       $ 79,611       $ 68,155
After-tax  impact of  amortization
 of intangible assets                     13,036          8,493          7,999
------------------------------------- ------------- ------------- --------------
Tangible net income                    $ 102,262       $ 88,104       $ 76,154
===================================== ============= ============= ==============
Tangible net income per diluted share  $    1.83       $   1.58       $   1.37
===================================== ============= ============= ==============
Tangible return on average shareholders'
 equity                                    18.85%         18.13%         18.75%
===================================== ============= ============= ==============
Tangible return on average assets           1.34%          1.48%          1.45%
===================================== ============= ============= ==============

(1) Shares and per share data have been restated to reflect the 3% stock dividend paid in October 1999.

NET INTEREST REVENUE

     Net interest revenue, on a tax-equivalent basis, totaled $244.5 million for 1999 compared to $199.9 million for 1998. The increase in net interest revenue was primarily due to an increase in average earning assets. Average earning assets increased by $1.4 billion during 1999, including $626 million due to acquisitions and $821 million due to growth in existing businesses. Additionally, the mix of earning assets improved during 1999. Average loans, which generally have higher yields than other types of earning assets, increased to 60% of earning assets in 1999 compared to 56% in 1998. These volume factors contributed $111.7 million to the increase in net interest revenue.
     Average interest bearing liabilities also increased by $1.5 billion during 1999, including $811 million from borrowed funds and $490 million from deposits at acquired banks. The increase in average interest bearing liabilities decreased net interest revenue by $69.4 million.

Table 3    Volume/Rate Analysis
           (In Thousands)
                                                         1999/1998                                1998/1997
                                           -------------------------------------    ------------------------------------
                                                           Change Due To(1)                          Change Due To(1)
                                                        ------------------------                ------------------------
                                               Change       Volume    Yield/Rate       Change      Volume     Yield/Rate
                                           ------------ ----------- ------------    ----------- ------------ -----------

Tax-equivalent interest revenue:
 Securities                                  $ 25,746     $  27,741   $  (1,995)      $ 12,510     $ 13,881     $ (1,371)
 Trading securities                             1,245           990         255            759          856          (97)
 Loans                                         72,768        82,821     (10,053)        29,884       35,528       (5,644)
 Funds sold and resell agreements                (102)          122        (224)          (946)        (954)           8
------------------------------------------ ------------ ----------- ------------    ----------- ------------ -----------
   Total                                       99,657       111,674     (12,017)        42,207       49,311       (7,104)
------------------------------------------ ------------ ----------- ------------    ----------- ------------ -----------
Interest expense:
 Transaction deposits                           9,362        14,438      (5,076)         3,420        4,528       (1,108)
 Savings deposits                                (866)          188      (1,054)           365          372           (7)
 Time deposits                                  4,121        10,323      (6,202)         6,417        8,005       (1,588)
 Borrowed funds                                39,486        44,438      (4,952)         1,835        3,247       (1,412)
 Subordinated debenture                          (359)            7        (366)         5,527        5,463           64
------------------------------------------ ------------ ----------- ------------    ----------- ------------ -----------
   Total                                       51,744        69,394     (17,650)        17,564       21,615       (4,051)
------------------------------------------ ------------ ----------- ------------    ----------- ------------ -----------
Tax-equivalent net interest revenue            47,913     $  42,280    $  5,633       $ 24,643     $ 27,696     $ (3,053)
                                                        =========== ============                ============ ===========
Add change in nonrecurring foregone interest   (3,262)                                   3,262
Less change in tax-equivalent adjustment       (1,047)                                    (289)
------------------------------------------ ------------                             -----------
Net interest revenue                          $45,698                                 $ 28,194
========================================== ============                             ===========

                                           4th Qtr 1999/4th Qtr 1998
                                        ------------------------------------
                                                         Change Due To(1)
                                                    ------------------------
                                            Change      Volume    Yield/Rate
                                         ----------- ----------- ------------

Tax-equivalent interest revenue:
 Securities                                $  5,960    $  5,563     $   397
 Trading securities                             158         (27)        185
 Loans                                       26,232      23,940       2,292
 Funds sold and resell agreements               132          82          50
----------------------------------------- ----------- ----------- ------------
   Total                                     32,482      29,558       2,924
----------------------------------------- ----------- ----------- ------------
Interest expense:
 Transaction deposits                         3,513       4,327        (814)
 Savings deposits                              (229)         (2)       (227)
 Time deposits                                6,334       6,435        (101)
 Borrowed funds                               9,271       7,927       1,344
 Subordinated debenture                          54          19          35
----------------------------------------- ----------- ----------- ------------
   Total                                     18,943      18,706         237
----------------------------------------- ----------- ----------- ------------
Tax-equivalent net interest revenue        $ 13,539    $ 10,852    $  2,687
                                                      =========== ============
Less change in tax-equivalent adjustment       (506)
----------------------------------------- -----------
Net interest revenue                       $ 14,045
========================================= ===========
(1) Changes attributable to both volume and yield/rate are allocated to both volume and yield/rate on an equal basis.

     Net interest margin, the ratio of net interest revenue to average earning assets, decreased from 3.72% in 1998 to 3.63% in 1999. This decrease was due primarily to the effect of competitive pricing on loans in BOK Financial's primary markets. Since inception in 1990, BOK Financial has followed a strategy of fully utilizing its capital resources by borrowing funds in the capital markets to supplement deposit growth and to invest in securities. Although this strategy frequently results in a net interest margin that falls below those normally seen in the commercial banking industry, it provides positive net interest revenue. Management estimates that for 1999, this strategy resulted in a 59 basis point decrease in net interest margin. However, this strategy contributed $13.2 million to net interest revenue for the year. As more fully discussed in the subsequent Market Risk Section, management employs various techniques to control, within established parameters, the interest rate and liquidity risk inherent in this strategy.
     The financial service environment in BOK Financial's primary markets is highly competitive due to a large number of commercial banks, thrifts, credit unions and brokerage firms. Additionally, many customers already had access to national and regional financial institutions for many products and services. Management expects that BOK Financial will continue to be able to successfully compete with these financial institutions by delivering the products and services traditionally associated with a large bank with the responsiveness of a smaller, community bank.
     Tax-equivalent net interest revenue for the fourth quarter of 1999 was $67.0 million compared to $53.4 million for the fourth quarter of 1998. This increase was due to the growth in average earning assets, which increased $1.5 billion or 26%. Net interest margin decreased 2 basis points to 3.70%.
     Net interest revenue, on a tax-equivalent basis, totaled $199.9 million for 1998 compared to $171.9 million in 1997. This increase in net interest revenue was due to increases in both net interest margin and average earning assets. The yield on average earning assets decreased from 7.85% in 1997 to 7.75% in 1998 as both securities and loans showed yield decreases. At the same time, the cost of interest-bearing liabilities decreased from 4.87% to 4.77%. Average earning assets increased $610 million, including $392 million increase from net loan fundings, and $228 million from net securities purchases. Over the same period, average interest-bearing liabilities increased $448 million, including a $307 million increase in deposit accounts that generally have a lower cost of funds rate.


Other Operating Revenue

Table 4    Other Operating Revenue
           (In Thousands)
                                                                Years ended December 31,
                                             ------------------------------------------------------------
                                                 1999         1998        1997        1996        1995
                                             ------------ ----------- ----------- ----------- -----------
Brokerage and trading revenue                 $  16,233    $  15,301   $   9,556  $    7,896   $   6,046
Transaction card revenue                         32,648       24,426      19,339      14,298      11,045
Trust fees and commissions                       35,127       29,956      24,072      21,652      19,377
Service charges and fees on deposit accounts     41,067       33,920      30,181      25,363      22,181
Mortgage banking revenue                         36,986       41,733      32,235      26,234      20,336
Leasing revenue                                   3,725        7,111       5,861       2,236         586
Other revenue                                    17,589       11,688      10,330      11,201       9,750
-------------------------------------------- ------------ ----------- ----------- ----------- -----------
    Total fees and commissions                  183,375      164,135     131,574     108,880      89,321
-------------------------------------------- ------------ ----------- ----------- ----------- -----------

Gain on student loan sale                           600        1,548       1,311       1,069         762
Gain (loss) on branch sales                           -            -           -        (325)      1,170
Gain on loan securitization                         270            -           -           -           -
Gain on sale of other assets                      4,626            -           -           -           -
Gain (loss) on securities                          (419)       9,337      (1,329)     (2,604)      1,173
-------------------------------------------- ------------ ----------- ----------- ----------- -----------
    Total other operating revenue              $ 188,452    $ 175,020   $ 131,556   $ 107,020  $  92,426
============================================ ============ =========== =========== =========== ===========

    Other operating revenue increased $13.4 million or 8% compared to 1998. Fees and commissions, which are included in other operating revenue, increased $19.2 million or 12% while net gains on sales of securities and other assets decreased $5.8 million. The increase in fees and commissions included deposit fees of $4.9 million, transaction card fees of $1.5 million and other fees of $599 thousand from acquired banks. Fees and commissions excluding the acquired fees increased 7%. Fees and commissions contributed 43% of BOK Financial's total revenue for 1999 compared to 45% in 1998. The decrease in the contribution of fees and commissions to total revenue was due to the large increase in net interest revenue relative to the growth in fees and commissions and decreases in mortgage banking revenue and leasing revenue. Service fees on deposits totaled $41.1 million, an increase of 21% over 1998. Revenue generated by card-based transactions such as the TransFund ATM network, bankcards, and related merchant deposits increased by 34% to $32.6 million. These increases are generally due to a higher volume of transactions processed in 1999. Other revenue included $5.2 million of private placement and underwriting fees related to BOSC's activities in 1999 compared to $819 thousand in 1998. During 1999, BOK Financial sold its interest in four leasing partnerships for a gain of $3.6 million which caused a decrease in leasing revenue for the year. The decrease in leasing revenue was substantially offset by a reduction in depreciation expense on the leased equipment and the opportunity to reinvest the $29 million sales proceeds.

     Many of BOK Financial's fee generating activities, such as brokerage and trading activities, trust fees, and mortgage servicing revenue, are indirectly affected by changes in interest rates. Significant increases in interest rates may tend to decrease the volume of trading activities, and may lower the value of trust assets managed, which is the basis of certain fees, but would tend to decrease the incidence of mortgage loan prepayments. Similarly, a decrease in economic activity would decrease ATM, bankcard and related revenue.
     While management expects continued growth in other operating revenue, the future rate of increase could be affected by increased competition from national and regional financial institutions and from market saturation. Continued growth may require BOK Financial to introduce new products or to enter new markets. This growth introduces additional demands on capital and managerial resources.
     Other operating revenue for the fourth quarter of 1999 totaled $46.7 million compared to $45.4 million for the fourth quarter of 1998. The fourth quarter of 1998 included securities gains of $3.0 million compared to $80 thousand in the fourth quarter of 1999. Changes in the components of other revenue during the fourth quarter were consistent with the year to date changes. Transaction card revenue and deposit service fees increased by $2.4 million and $1.1 million, respectively, while mortgage banking revenue decreased by $1.9 million. Leasing revenue decrease by $1.4 million due to the sale of BOK Financial's interests in several leasing partnerships during the second quarter of 1999.
     Other operating revenue for 1998 increased $43.5 million or 33% compared to 1997. Approximately $10.7 million of this increase was due to the net change in gains on securities sold. All areas contributed to this increase in other revenue, including mortgage banking revenue which increased $9.5 million, trust fees which increased $5.9 million and brokerage and trading revenue which increased $5.7 million.


LINES OF BUSINESS

     BOK Financial operates four principal lines of business under its Bank of Oklahoma franchise: corporate banking, consumer banking, mortgage banking and trust services. It also operates a fifth principal line of business, regional banks, which includes banking functions for Bank of Albuquerque, Bank of Arkansas and Bank of Texas. These five principal lines of business combined account for approximately 86% of total revenue. Other lines of business include the TransFund ATM system and BOSC, Inc.

Corporate Banking

     The Corporate Banking Division provides loan and lease financing and treasury and cash management services to businesses throughout Oklahoma and seven surrounding states. In addition to serving the banking needs of middle market and larger customers, the Corporate Banking Division has specialized groups which serve customers in the energy, agriculture, healthcare and banking/finance industries. The Corporate Banking Division contributed 53% of consolidated net income for 1999 compared to 48% of consolidated net income for 1998. Total revenue for this division increased 16% primarily due to a 26% increase in outstanding loans. Operating expense for this division increased 7%.

Table 5   Corporate Banking
          (In Thousands)
                           Years ended December 31,
                    ----------------------------------------
                          1999         1998         1997
                    ----------------------------------------
  Total revenue     $   127,539  $   110,271 $     95,197
============================================================
  Operating expense      51,731       48,214       33,647
============================================================
  Net income             46,998       37,878       37,690
============================================================
  Average assets      3,222,779    2,562,320    2,136,278
============================================================
  Average equity        337,742      268,677      221,205
============================================================
  Return on assets         1.46%        1.48%        1.76%
============================================================
  Return on equity        13.92%       14.10%       17.04%
============================================================
  Efficiency ratio        40.56%       43.72%       35.34%
============================================================


Consumer Banking

     The Consumer Banking Division provides its customers throughout Oklahoma with a full line of deposit, loan and fee-based services through four major distribution channels: traditional branches, supermarket branches, the 24-hour ExpressBank call center, and the Internet. Additionally, the division is a significant referral source for the Bank of Oklahoma Mortgage Division ("BOk Mortgage") and BOSC's Retail Brokerage division. The Consumer Banking Division contributed 12% of consolidated net income for 1999 and 11% of consolidated net income for 1998. Total revenue, which consists primarily of intercompany credit for funds provided to other divisions within BOK Financial and fees generated by various services, increased 4% during 1999. Operating expenses for this same period decreased slightly during 1999. The result is an improvement in returns on average assets and equity for the division and a lower efficiency ratio.

Table 6   Consumer Banking
          (In Thousands)
                           Years ended December 31,
                    ----------------------------------------
                           1999         1998         1997
                      ------------ ------------ ------------
Total revenue          $  69,126    $  66,246    $  65,002
============================================================
Operating expense         49,692       50,348       50,029
============================================================
Net income                10,369        8,429        7,609
============================================================
Average assets         1,886,620    1,941,184    1,927,948
============================================================
Average equity            43,412       46,008       47,220
============================================================
Return on assets            0.55%        0.43%        0.39%
============================================================
Return on equity           23.89%       18.32%       16.11%
============================================================
Efficiency ratio           71.89%       76.00%       76.97%
============================================================

Mortgage Banking

     BOK Financial engages in mortgage banking activities through BOk Mortgage. These activities include the origination, marketing and servicing of mortgage loans. BOk Mortgage contributed 2% to consolidated net income in 1999 compared to 8% in 1998.
     Total revenue from BOk Mortgage decreased $7.2 million or 14% during 1999. Revenue provided by origination and marketing activities in 1999 decreased $4.7 million or 57% compared to 1998. Total mortgage loan production was $688 million for 1999 compared to $923 million in 1998. The decrease in loan production was due to rising interest rates in 1999.
     Commitments to originate mortgage loans create both credit and interest rate risk. Credit risk is managed through underwriting policies and procedures, and interest rate risk is partially hedged through forward sales contracts. All fixed rate mortgage loans are generally sold in the secondary market pursuant to forward sales contracts. All adjustable rate mortgage loans are sold to an affiliate. BOk Mortgage currently does not securitize pools of mortgage loans either for sale or retention.
     Mortgage loan servicing revenue totaled $33.4 million for 1999 compared to $33.5 million for 1998. Mortgage loans serviced by BOk Mortgage totaled $7.0 billion at December 31, 1999 compared to $6.4 billion at the end of 1998. These amounts include loans serviced for BOk of $107 million for 1999 and $130 million for 1998.
     Capitalized mortgage servicing rights, which totaled $114.1 million at December 31, 1999 and $69.2 million at December 31, 1998 represent mortgage loans serviced for others carried at the lower of amortized cost or fair value. Fair value is based on the present value of projected net servicing revenue over the estimated life of the mortgage loans serviced. This estimated life and the value of the servicing rights are very sensitive to changes in interest rates and loan prepayment assumptions. Rising interest rates tend to decrease loan prepayments and increase the value of mortgage servicing rights while falling interest rates have the opposite effect. A valuation allowance is provided for the excess of the carrying value of servicing rights over their fair values. In 1998, BOk Mortgage implemented a program that uses futures contracts and call and put options to hedge against this risk. Gains generated by this program reduce the cost basis of the mortgage servicing rights while losses incurred by this program increase the cost basis of the servicing rights. At December 31, 1999, cumulative hedging losses increased the cost of mortgage servicing rights by $10.4 million. At December 31, 1998, cumulative gains generated by this program increased the cost basis of the mortgage servicing rights by $22.5 million. Additional discussion about the sensitivity of the mortgage servicing portfolio to changes in interest rates is in the Market Risk section.

Table 7  Mortgage Banking
           (In Thousands)
                            Years ended December 31,
                    ------------------------------------
                         1999        1998       1997
                    ------------------------------------

Total revenue        $  42,864   $  50,056  $  39,307
========================================================
Operating expense       39,724      41,926     33,208
========================================================
Provision for
  impairment of
  mortgage servicing
  rights                     -      (2,290)     4,100
========================================================
Net income               1,868       6,288      1,121
========================================================
Average assets         355,888     367,934    391,011
========================================================
Average equity          25,273      30,213     28,050
========================================================
Return on assets          0.52%       1.71%     0.29%
========================================================
Return on equity          7.39%      20.81%     4.00%
========================================================
Efficiency ratio         92.67%      83.76%    84.48%
========================================================

Trust Services

     BOK Financial provides a wide range of trust services, including institutional, investment and retirement products and services to affluent individuals and businesses, to not-for-profit organizations and governmental agencies through the Bank of Oklahoma Trust Division and Bank of Texas Trust
Company. Trust services are primarily provided to clients in Oklahoma, Texas, Arkansas and New Mexico. Additionally, trust services include a nationally competitive self-directed 401-K program with clients in Dallas, Chicago, New York and Los Angeles. At December 31, 1999, trust assets with an aggregate market value of $17.2 billion were subject to various fiduciary arrangements, compared to $14.4 billion at December 31, 1998. Trust services contributed 10% to consolidated net income for 1999 compared to 8% for 1998. Total revenue from trust services increased $8.6 million or 19% during 1999 while operating expenses increased $3.8 million.

Table 8  Trust Services
           (In Thousands)
                             Years ended December 31,
                       --------------------------------------
                            1999        1998         1997
                       ------------- ----------- ------------
Total revenue           $  54,863     $  46,224  $  38,408
=============================================================
Operating expense          39,602        35,788     28,496
=============================================================
Net income                  9,282         6,300      5,946
=============================================================
Average assets            333,423       293,562    254,430
=============================================================
Average equity             35,476        29,827     24,112
=============================================================
Return on assets             2.78%         2.15%      2.34%
=============================================================
Return on equity            26.16%        21.12%     24.66%
=============================================================
Efficiency ratio            72.18%        77.42%     74.19%
=============================================================

Regional Banks

     Regional banks include Bank of Texas, Bank of Arkansas, and Bank of Albuquerque. Each of these banks provides a full range of corporate and consumer banking, trust services, treasury services and retail investments in their respective markets. Small businesses and middle-market corporations are the regional banks' primary customer focus. During 1999, BOK Financial acquired Canyon Creek National Bank, Mid Cities National Bank and Swiss Avenue State Bank. These acquisitions added assets of $430 million and deposits of $354 million to Bank of Texas.
     Regional banks contributed $7.7 million or 9% to consolidated net income in 1999 compared to $5.7 million or 7% in 1998. Total revenue for 1999 increased $38.9 million compared to 1998 while operating expenses increased $35.3 million. The increase in operating expenses included a $6.1 million increase in intangible amortization expense. Average equity assigned to the regional banks included both an amount based on management's assessment of risk and an additional amount based upon BOK Financial's investment in these entities.

Table 9    Regional Banks
           (In Thousands)
                          Years ended December 31,
                     ------------------------------------
                         1999         1998       1997
                   --------------------------------------
Total revenue         $  70,908    $  31,999  $  23,542
=========================================================
Operating expense        56,892       21,563     15,881
=========================================================
Net income                7,717        5,744      2,973
=========================================================
Average assets        1,808,218      644,236    465,780
=========================================================
Average equity          191,477       85,197     63,648
=========================================================
Return on assets           0.43%        0.89%      0.64%
=========================================================
Return on equity           4.03%        6.74%      4.67%
=========================================================
Efficiency ratio          80.23%       67.39%     67.46%
=========================================================


YEAR 2000 CONSIDERATIONS


     The Year 2000 issue, in general, is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer programs that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions or to engage in similar normal business activities.
     BOK Financial personnel continue to monitor its information technology and non-information technology systems and to communicate with large customers to determine whether any disruptions have occurred. To date, no significant disruptions in operations have been identified. Total accumulated expenditures directly related to the Year 2000 issue were less than $1 million and no more are expected.


OTHER OPERATING EXPENSE

     Other operating expense totaled $280.5 million for 1999 compared to $234.0 million in 1998, an increase of 20%. Approximately $30.2 million of this increase was related to acquisitions. Operating expenses for acquisitions increased personnel costs by $11.5 million, occupancy, equipment and data processing expenses by $5.5 million, and amortization of intangible assets by $6.8 million. Excluding the effects of acquisitions, other operating expense increased $16.3 million or 7%.
     Personnel costs increased $26.6 million or 24%. Regular compensation and benefits (including overtime and temporary assistance) increased $18.0 million or 22%. Staffing on a full time equivalent ("FTE") basis increased by 333 employees or 13% while average compensation expense per FTE increased by 9%. The transition toward performance based compensation continued during 1999. Incentive compensation increased by $5.4 million or 46% compared to 1998 due to growth in revenue over pre-determined targets and growth in the number of business units covered by incentive plans.
     Net occupancy, equipment and data processing expense for 1999 increased $14.5 million or 33%. Net occupancy expense increased by $4.4 million, including $2.5 million due to acquisitions. The remaining increase was due to additional locations in Oklahoma and Texas. Data processing expenses increased $5.9 million or 28%, including $1.2 million from acquisitions. Amortization and maintenance costs increased $1.3 million during 1999 to $3.3 million due primarily to various systems implemented over the past two years. The remaining increase was due to a higher volume of transactions processed.
     Other operating expenses for the fourth quarter of 1999 totaled $74.3 million compared to $62.3 million for the fourth quarter of 1998. The fourth quarter of 1999 included expenses of $9.4 million related to recent acquisitions and the fourth quarter of 1998 included the reversal of the valuation allowance for mortgage servicing rights of $4.3 million. Excluding the effects of these items, operating expenses for the quarters were essentially unchanged.
     Other operating expense totaled $234.0 million for 1998 compared to $199.9 million in 1997, an increase of 17%. Personnel costs increased $18.8 million due primarily to an 11% increase in the number of full time equivalent staffing and a 6% increase in average compensation per employee. Net occupancy, equipment and data processing expenses increased $7.3 million. Occupancy costs increased by $2.5 million due to lower rental income of $1.2 million and a $1.3 million increase in expenses. The lower rental income was related to a change in BOk's ownership interest in its Oklahoma City headquarters building while the increase in occupancy expenses was due to an increase in rent for BOk. Data processing expenses increased $4.1 million or 24% due to a greater volume of transactions processed. Additionally, data processing expenses for 1998 included $350 thousand for Bank of Albuquerque system conversions and related start up costs.

Table 10     Other Operating Expense
             (In Thousands)
                                                                        Years ended December 31,
                                                       ------------------------------------------------------
                                                          1999       1998       1997       1996       1995
                                                       ---------- ---------- ---------- ---------- ----------
Personnel expense                                        $136,010   $109,437  $  90,625  $  74,460  $  69,562
Business promotion                                          9,077      8,220      8,886      6,552      6,243
Contribution of stock to BOk Charitable Foundation              -      2,257      3,638          -          -
Professional fees and services                              9,584      9,781      6,906      5,508      5,978
Net occupancy, equipment and data processing expense       58,024     43,519     36,265     31,460     27,943
FDIC and other insurance                                    1,356      1,368      1,380      1,812      4,596
Special deposit insurance assessment                            -          -          -      3,820          -
Printing, postage and supplies                             11,599      9,524      8,067      7,042      6,565
Net gains and operating expenses on repossessed assets     (3,473)      (474)    (3,831)    (4,496)    (2,903)
Amortization of intangible assets                          15,823      9,515      8,968      5,555      6,109
Write-off of core deposit intangible assets related to
   SAIF-insured deposits                                        -          -          -      3,821          -
Mortgage banking costs                                     23,932     25,949     19,968     15,473     11,990
Provision for impairment of mortgage servicing rights           -     (2,290)     4,100        361        539
Other expense                                              18,584     17,189     14,882     11,837      9,675
-------------------------------------------------------- ---------- ---------- ---------- ---------- ----------
     Total                                               $280,516   $233,995   $199,854   $163,205   $146,297
======================================================== ========== ========== ========== ========== ==========


Income Taxes

     Income tax expense was $44.5 million, $37.2 million, and $16.5 million for 1999, 1998, and 1997, respectively, representing 33%, 32%, and 20%, respectively, of book taxable income. Tax expense currently payable totaled $43.8 million in 1999 compared to $46.4 million in 1998 and $11.0 million in 1997. The Internal Revenue Service closed its examination of 1996 during the first quarter of 2000. This examination had no adverse impact on the financial statements and BOK Financial is evaluating the impact, if any, on its tax reserve. During 1998, Internal Revenue Service examinations for 1994 and 1995 were closed with no significant adjustments. During 1997, the Internal Revenue Service closed its examination of BOk and BOK Financial for 1992 and 1993, respectively. As a result of the outcome of these examinations, BOK Financial reduced its tax reserve by $9.0 million. Income tax expense for 1997 was 30% of pre-tax book income excluding the elimination of this allowance.

Table 11 Selected Quarterly Financial Data
         (In Thousands Except Per Share Data)
                                                       Fourth       Third(1)     Second(1)    First(1)
                                                     ------------ ------------ ------------ ------------
                                                                                  1999
                                                     ---------------------------------------------------
 Interest revenue                                      $139,714     $131,734     $118,256     $110,570
 Interest expense                                        74,571       69,347       61,673       58,559
 ---------------------------------------------------- ------------ ------------ ------------ ------------
 Net interest revenue                                    65,143       62,387       56,583       52,011
 Provision for loan losses                                2,255        2,142        2,538        3,430
 ---------------------------------------------------- ------------ ------------ ------------ ------------
 Net interest revenue after provision for loan losses    62,888       60,245       54,045       48,581
 Other operating revenue                                 46,641       45,320       49,719       47,191
 Securities gains (losses), net                              80         (485)        (288)         274
 Other operating expense                                 74,257       70,755       70,678       64,826
 ---------------------------------------------------- ------------ ------------ ------------ ------------
 Income before taxes                                     35,352       34,325       32,798       31,220
 Income tax expense                                      12,155       11,589       10,742        9,983
 ---------------------------------------------------- ------------ ------------ ------------ ------------
 Net income                                            $ 23,197     $ 22,736     $ 22,056     $ 21,237
 ==================================================== ============ ============ ============ ============
 Earnings per share:
   Basic                                                    .47          .46          .44          .43
 ==================================================== ============ ============ ============ ============
   Diluted                                                  .42          .41          .40          .38
 ==================================================== ============ ============ ============ ============
 Average shares:
   Basic                                                 49,063       49,011       48,938       48,894
 ==================================================== ============ ============ ============ ============
   Diluted                                               55,729       55,787       55,834       55,786
 ==================================================== ============ ============ ============ ============


                                                                                  1998
                                                      ---------------------------------------------------

 Interest revenue                                      $106,726     $102,589      $96,974      $96,543
 Interest expense                                        55,628       53,728       50,461       52,589
 ---------------------------------------------------- ------------ ------------ ------------ ------------
 Net interest revenue                                    51,098       48,861       46,513       43,954
 Provision for loan losses                                4,087        4,061        3,973        2,470
 ---------------------------------------------------- ------------ ------------ ------------ ------------
 Net interest revenue after provision for loan losses    47,011       44,800       42,540       41,484
 Other operating revenue                                 42,417       42,877       41,599       38,790
 Securities gains, net                                    2,967          538        3,320        2,512
 Other operating expense                                 62,299       58,171       55,186       58,339
 ---------------------------------------------------- ------------ ------------ ------------ ------------
 Income before taxes                                     30,096       30,044       32,273       24,447
 Income tax expense                                       9,729       10,049       10,624        6,847
 ---------------------------------------------------- ------------ ------------ ------------ ------------
 Net income                                            $ 20,367     $ 19,995      $21,649      $17,600
 ==================================================== ============ ============ ============ ============
 Earnings per share:
   Basic                                                    .41          .40          .43          .35
 ==================================================== ============ ============ ============ ============
   Diluted                                                  .37          .36          .39          .31
 ==================================================== ============ ============ ============ ============
  Average shares:
   Basic                                                 48,839       48,842       48,906       49,006
 ==================================================== ============ ============ ============ ============
   Diluted                                               55,720       55,727       55,891       55,945
 ==================================================== ============ ============ ============ ============

(1) Shares and per share data have been restated to reflect the 3% stock dividend paid in October 1999.

ASSESSMENT OF FINANCIAL CONDITION

Securities Portfolio

     Securities are identified as either investment or available for sale based upon various factors, including asset/liability management strategies, liquidity and profitability objectives, and regulatory requirements. Investment securities are carried at cost, adjusted for amortization of premiums or accretion of discounts. Amortization or accretion of mortgage-backed securities is periodically adjusted for estimated prepayments. Available for sale securities are those that may be sold prior to maturity based upon asset/liability management decisions. Securities identified as available for sale are carried at fair value. Unrealized gains or losses on available for sale securities, less applicable deferred taxes, are recorded as accumulated other comprehensive income in Shareholders' Equity.
     During 1999, BOK Financial increased its securities portfolio by $335 million. Most notably, mortgage-backed securities increased by $460 million while municipal securities decreased by $78 million.
     BOK Financial's total securities portfolio value changed from an unrealized gain of $19 million at December 31, 1998 to an unrealized loss of $73 million at December 31, 1999 due to an increase in market interest rates during the year. Rising interest rates tend to both decrease the value of fixed rate securities and extend the average expected life of mortgage-backed securities.
     The average expected life of the mortgage-backed securities was 4.4 years at December 31, 1999 compared to 4.0 years at December 31, 1998. The effect of changes in interest rates on BOK Financial's earnings and equity is discussed in the Market Risk section of this report.
     Table 12 presents the book values and fair values of BOK Financial's securities portfolio at December 31, 1999, 1998 and 1997. Additional information regarding the securities portfolio is presented in Note 4 to the Consolidated Financial Statements.

Table 12      Securities
              (In Thousands)
                                                                            December 31,
                                            -----------------------------------------------------------------------------
                                                      1999                      1998                      1997
                                            ------------------------- ------------------------- -------------------------
                                             Amortized      Fair       Amortized      Fair       Amortized      Fair
                                               Cost         Value        Cost         Value        Cost         Value
                                            ------------ ------------ ------------ ------------ ------------ ------------

Investment:
  U.S. Treasury                             $       196  $       198  $       600  $       600  $       850  $       845
  Municipal and other tax-exempt                186,177      184,748      184,988      184,521      164,379      164,873
  Mortgage-backed U.S. agency securities         18,051       17,926       30,385       30,829       46,849       47,374
  Other debt securities                           8,756        8,752       11,804       11,804        1,033        1,033
------------------------------------------- ------------ ------------ ------------ ------------ ------------ ------------
     Total                                  $   213,180  $   211,624  $   227,777  $   227,754  $   213,111  $   214,125
=========================================== ============ ============ ============ ============ ============ ============

Available for sale:
    U.S. Treasury                           $   112,902  $   111,860  $   170,862  $   171,707  $   292,732  $   293,692
    Municipal and other tax-exempt               13,086       13,094       92,082       93,131      113,278      114,907
    Mortgage-backed securities:
      U.S. agencies                           2,174,916    2,106,094    1,902,568    1,913,869    1,289,167    1,295,409
      Other                                     202,229      200,558        1,772        1,762        2,183        2,185
------------------------------------------- ------------ ------------ ------------ ------------ ------------ ------------
        Total mortgage-backed securities      2,377,145    2,306,652    1,904,340    1,915,631    1,291,350    1,297,594
------------------------------------------- ------------ ------------ ------------ ------------ ------------ ------------
    Other debt securities                           353          353          456          462        4,480        4,498
    Equity securities and mutual funds          156,476      156,745      142,460      148,444      132,150      141,694
------------------------------------------- ------------ ------------ ------------ ------------ ------------ ------------
      Total                                 $ 2,659,962  $ 2,588,704  $ 2,310,200  $ 2,329,375  $ 1,833,990  $ 1,852,385
=========================================== ============ ============ ============ ============ ============ ============

LOANS

     Loans increased $996 million or 27% during 1999, including $148 million from acquisitions. Excluding acquisitions, loans increased $848 million or 23%. Commercial loans increased by $675 million or 34% over 1998. This continues a trend of strong growth in commercial loans. All segments of commercial loans grew by more than 10% except agriculture. Commercial loans now comprise 57% of total loans compared to 55% at December 31, 1998. Energy loans increased by $138 million or 29% during 1999 and totaled $607 million or 13% of the loan portfolio at year-end. Commercial loans to service entities increased by $172 million or 27% during 1999. Total commercial real estate loans grew by $334 million or 44% during 1999. Multifamily loans and construction and land development loans, which consists primarily of single family construction loans, increased by 42% and 43%, respectively, during 1999. Management plans to decrease the rate of loan growth in 2000 through a selective tightening of credit standards. The primary focus will be on commercial lending activities that have an opportunity to provide other banking services to the customer.
     During 1999, BOK Financial securitized and sold approximately $100 million of automobile loans for net cash proceeds of $94.5 million. BOK Financial retained the servicing rights associated with the loans and a residual interest in cash flows in excess of set targets. At December 31, 1999, the carrying value of the servicing rights was $343 thousand and the carrying value of the residual interest was $9.8 million. These carrying values are based on the present value of future net cash that BOK Financial expects to receive. Additional information regarding the automobile loan securitization is presented in Note 5 to the Consolidated Financial Statements.

Table 13     Loans
             (In Thousands)
                                                                              December 31,
                                                 -----------------------------------------------------------------
                                                       1999         1998         1997          1996         1995
                                                 ------------ ------------ ------------- ------------ ------------
Commercial:
   Energy                                         $  606,561   $  468,700   $  333,988    $  290,162   $  220,845
   Manufacturing                                     344,175      245,268      205,836       147,931      145,660
   Wholesale/retail                                  407,785      279,265      264,029       242,859      210,678
   Agriculture                                       173,653      160,241      155,868       129,202      106,502
   Services                                          807,184      635,585      482,476       340,956      289,685
   Other commercial and industrial                   325,343      200,214      107,260       128,158      143,336
Commercial real estate:
   Construction and land development                 249,160      174,059      104,322        69,265       51,559
   Multifamily                                       257,187      181,525      103,218       150,457      143,643
   Other real estate loans                           588,195      404,985      284,220       221,499      197,937
Residential mortgage:
   Secured by 1-4 family residential properties      531,058      500,690      435,753       403,958      410,914
   Residential mortgages held for sale                57,057      100,269       79,779        96,789       75,369
Consumer                                             296,131      296,298      299,272       249,008      264,477
------------------------------------------------- ------------ ------------ ------------- ------------ ------------
     Total                                        $4,643,489   $3,647,099   $2,856,021    $2,470,244   $2,260,605
================================================= ============ ============ ============= ============ ============

     While BOK Financial continues to increase geographic diversification through expansion in the Dallas, Texas and Albuquerque, New Mexico areas, geographic concentration subjects the loan portfolio to the general economic conditions in Oklahoma. Notable loan concentrations by the primary industry of the borrowers are presented in Table 13. Agriculture includes loans totaling $144 million to the cattle industry. Services include loans totaling $195 million to the health care industry and $108 million to the hotel industry.
Approximately 53% of commercial real estate loans are secured by property located in Oklahoma, primarily in the Tulsa or Oklahoma City metropolitan areas. An additional 12% of commercial real estate loans are secured by property located in Texas. The major components of other real estate loans are office buildings, $207 million and retail facilities, $169 million.

Table 14     Loan Maturity and Interest Rate Sensitivity on December 31, 1999
             (In Thousands)
                                                            Remaining Maturities of Selected Loans
                                                            ---------------------------------------
                                                 Total      Within 1 Year 1-5 Years    After 5 Years
                                              ------------- ------------ ------------- ------------
Loan maturity:
   Commercial                                  $2,664,701    $1,137,809   $1,198,550     $328,342
   Commercial real estate                       1,094,542       362,349      492,885      239,308
--------------------------------------------- ------------- ------------ ------------- ------------
      Total                                    $3,759,243    $1,500,158   $1,691,435     $567,650
--------------------------------------------- ------------- ------------ ------------- ------------

Interest rate sensitivity for selected loans with:
   Predetermined interest rates                $  797,075    $  102,160   $  474,528     $220,387
   Floating or adjustable interest rates        2,962,168     1,397,998    1,216,907      347,263
--------------------------------------------- ------------- ------------ ------------- ------------
      Total                                    $3,759,243    $1,500,158   $1,691,435     $567,650
============================================= ============= ============ ============= ============

SUMMARY OF LOAN LOSS EXPERIENCE

         The reserve for loans losses, which is available to absorb losses inherent in the loan portfolio, totaled $76 million at December 31, 1999, compared to $66 million at December 31, 1998. This represents 1.66% and 1.86% of total loans, excluding loans held for sale, at December 31, 1999 and 1998, respectively. Losses on loans held for sale, principally mortgage loans accumulated for placement in securitized pools, are charged to earnings through adjustments in carrying value to the lower of cost or market value in accordance with accounting standards applicable to mortgage banking. Table 15 presents statistical information regarding the reserve for loan losses for the past five years.

Table 15      Summary of Loan Loss Experience
              (Dollars In Thousands)
                                                                                  Years ended December 31,
                                                             -----------------------------------------------------------------
                                                                1999         1998         1997         1996          1995
                                                             -----------------------------------------------------------------
Beginning  balance                                            $65,922      $54,044      $45,907      $39,116       $39,236
  Loans  charged-off:
    Commercial                                                  2,136        3,219        3,350        2,469           864
    Commercial real estate                                         35          175          698          529           182
    Residential  mortgage                                         617          202          440          240           204
    Consumer                                                    4,560        4,000        4,791        3,515         2,924
------------------------------------------------------------------------------------------------------------------------------
      Total                                                     7,348        7,596        9,279        6,753         4,174
------------------------------------------------------------------------------------------------------------------------------
  Recoveries of loans previously  charged-off:
    Commercial                                                  3,110        1,487        2,543        3,748         1,632
    Commercial real estate                                        487        1,398          957        4,113           993
    Residential mortgage                                           17          162          557          262           378
    Consumer                                                    2,156        1,836        1,578        1,002           850
------------------------------------------------------------------------------------------------------------------------------
      Total                                                     5,770        4,883        5,635        9,125         3,853
------------------------------------------------------------------------------------------------------------------------------
Net loans charged-off (recoveries)                              1,578        2,713        3,644       (2,372)          321
Provision for loan losses                                      10,365       14,591        9,256        4,419           201
Additions due to acquisitions                                   1,525            -        2,525            -             -
------------------------------------------------------------------------------------------------------------------------------
Ending balance                                                $76,234      $65,922      $54,044      $45,907       $39,116
------------------------------------------------------------------------------------------------------------------------------
Reserve for loan losses to loans  outstanding at  year-end(1)    1.66%        1.86%        1.95%        1.93%         1.79%
Net charge-offs (recoveries) to average loans                     .04          .09          .14         (.10)          .02
Provision  for loan losses to average  loans                      .26          .48          .35          .19           .01
Recoveries  to gross  charge-offs                               78.52        64.28        60.73       135.13         92.31
Reserve as a multiple of net charge-offs (recoveries)           48.31x       24.30x       14.83x      (19.35)x      121.86x
------------------------------------------------------------------------------------------------------------------------------
Problem Loans
------------------------------------------------------------------------------------------------------------------------------
Loans past due (90 days)                                      $11,336      $ 9,553      $10,710      $ 9,729       $ 2,755
Nonaccrual(2)                                                  19,465       14,095       19,761       19,964        30,159
Renegotiated                                                        -            -          207            -             -
------------------------------------------------------------------------------------------------------------------------------
      Total                                                   $30,801      $23,648      $30,678      $29,693       $32,914
------------------------------------------------------------------------------------------------------------------------------
Foregone interest on nonaccrual loans(2)                      $ 2,321      $ 2,271      $ 2,981      $ 3,088       $ 3,015
==============================================================================================================================

(1) Excludes residential mortgage loans held for sale which are carried at the lower of aggregate cost or market value.
(2) Interest collected and recognized on nonaccrual loans was $3.3 million in 1998 and was not significant in 1999 and previous years disclosed.

     The adequacy of the reserve for loan losses is assessed by management based upon an ongoing quarterly evaluation of the probable estimated losses inherent in the portfolio, and includes probable losses on both outstanding loans and unused commitments to provide financing. A consistent methodology has been developed that includes reserves assigned to specific criticized loans, general reserves that are based upon a statistical migration analysis for each category of loans, and unallocated reserves that are based upon an analysis of current economic conditions, loan concentrations, portfolio growth, and other relevant factors. An independent Credit Administration department is responsible for performing this evaluation for all of BOK Financial's subsidiaries to ensure that the methodology is applied consistently.
     All significant criticized loans are reviewed quarterly with written documentation. Specific reserves for impairment are determined in accordance with generally accepted accounting principles and appropriate regulatory standards. At December 31, 1999 specific impairment reserves totaled $2.5 million.
     The adequacy of general loan loss reserves is determined primarily through an internally developed migration analysis model. Management uses an eight-quarter aggregate accumulation of net loan losses as the basis for this model. Greater emphasis is placed on net loan losses in the more recent periods. This model is used to assign general loan loss reserves to commercial loans and leases, residential mortgage loans and consumer loans. All loans, leases and letters of credit are allocated a migration factor by this model. Management can override the general allocation only by utilizing a specific allocation that is greater than the general allocation. General loan loss reserves assigned to various categories of loans are presented in Table 16.
     A nonspecific allowance for loan losses is maintained for risks beyond those factors specific to a particular loan or those identified by the migration analysis. These factors include trends in general economic conditions in BOK Financial's primary lending areas, duration of the business cycle, specific conditions in industries where BOK Financial has a concentration of loans, overall growth in the loan portfolio, bank regulatory examination results, error potential in either the migration analysis model or in the underlying data, and other relevant factors. A range of potential losses is then determined for each factor identified.

       At December 31, 1999, the loss potential ranges for the more significant factors are:

    Concentration of large loans - $1.1 million to $2.1 million
    Loan portfolio growth and expansion into new markets - $1.3 million to $2.6 million


     A provision for loan losses is charged against earnings in amounts necessary to maintain an adequate allowance for loan losses. These provisions totaled $10.4 million for 1999, $14.6 million for 1998 and $9.3 million for 1997. The provision for 1999 reflected management's assessment of changes in the risk of loan losses due primarily to continued growth in the loan portfolio and geographic expansion of BOK Financial's market area to include North Texas and New Mexico.

Table 16   Loan Loss Reserve Allocation
           (Dollars in Thousands)
                                                                    December 31,
                          --------------------------------------------------------------------------------------------------
                                  1999                1998               1997                1996                1995
                          ------------------- ------------------- ------------------ ------------------- -------------------
                                       % of                % of               % of                % of                % of
                         Reserve(3) Loans(1) Reserve(3) Loans(1) Reserve(3) Loans(1) Reserve(3) Loans(1) Reserve(3) Loans(1)
                          --------- --------- --------- --------- --------- -------- --------- --------- --------- ---------
Loan category:
   Commercial(2)           $47,261    58.10%   $37,570    56.09%   $35,009    55.81%  $26,741    53.91%   $26,532    51.12%
   Commercial real estate   11,216    23.86      7,949    21.44      3,236    17.71     3,907    18.59      3,774    17.98
   Residential mortgage      2,137    11.58      1,807    14.12      1,783    15.70     1,659    17.01        646    18.80
   Consumer                  6,721     6.46      6,689     8.35      5,763    10.78     5,174    10.49      2,567    12.10
   Nonspecific allowance     8,899       -      11,907       -       8,253       -      8,426       -       5,597       -
------------------------- --------- --------- --------- --------- --------- -------- --------- --------- --------- ---------
   Total                   $76,234   100.00    $65,922   100.00    $54,044  100.00    $45,907   100.00    $39,116   100.00
========================= ========= ========= ========= ========= ========= ======== ========= ========= ========= =========

(1) Excludes residential mortgage loans held for sale which are carried at the lower of aggregate cost or market value.
(2) Specific allocation for Year 2000 risks were $2.0 million in 1999, $3.6 million in 1998 and $4.8 million in 1997.
(3) Specific allocation for the loan concentration risks are included in the appropriate category: Energy, Agriculture and Hotel/Motel.

NONPERFORMING ASSETS

     Information regarding nonperforming assets, which were $23 million at December 31, 1999 and $19 million at December 31, 1998 is presented in Table 17. Nonperforming loans include nonaccrual loans and renegotiated loans and excludes loans 90 days or more past due. Nonaccrual commercial loans increased during 1999 due primarily to an identified weakness in one agriculture loan.
     The loan review process also identifies loans which possess more than the normal amount of risk due to deterioration in the financial condition of the borrower or the value of the collateral. Because the borrowers are performing in accordance with the original terms of the loan agreements and no loss of principal or interest is anticipated, such loans are not included in the Nonperforming Assets totals. These loans are assigned to various risk categories in order to focus management's attention on the loans with higher risk of loss. At December 31, 1999, loans totaling $67 million were assigned to the substandard risk category and loans totaling $29 million were assigned to the special mention risk category, compared to $60 million and $31 million, respectively, at December 31, 1998.

Table 17   Nonperforming Assets
           (Dollars in Thousands)
                                                                           December 31,
                                                 ----------------------------------------------------------------
                                                      1999         1998         1997         1996         1995
                                                 ------------- ------------ ------------ ------------ -----------
Nonperforming loans
   Nonaccrual loans:
     Commercial                                    $12,686       $ 8,394      $12,745      $13,495      $15,107
     Commercial real estate                          2,046         1,950        3,276        2,813       10,808
     Residential mortgage                            3,383         2,583        2,985        3,070        2,946
     Consumer                                        1,350         1,168          755          586        1,298
------------------------------------------------ ------------- ------------ ------------ ------------ -----------
       Total nonaccrual loans                       19,465        14,095       19,761       19,964       30,159
   Renegotiated loans                                    -             -          207            -            -
------------------------------------------------ ------------- ------------ ------------ ------------ -----------
     Total nonperforming loans                      19,465        14,095       19,968       19,964       30,159
   Other nonperforming assets                        3,478         4,667        5,281        4,620        3,712
------------------------------------------------ ------------- ------------ ------------ ------------ -----------
     Total nonperforming assets                    $22,943       $18,762      $25,249      $24,584      $33,871
================================================ ============= ============ ============ ============ ===========
Ratios:
   Reserve for loan losses to nonperforming loans   391.65%       467.70%      270.65%      229.95%      129.70%
   Nonperforming loans to period-end loans(2)          .42           .40          .72          .84         1.38
================================================ ============= ============ ============ ============ ===========
Loans past due (90 days)(1)                        $11,336       $ 9,553      $10,710      $ 9,729      $ 2,755
================================================ ============= ============ ============ ============ ===========

 (1) Includes  residential  mortgages guaranteed by agencies
      of the U.S. Government.                      $ 8,538       $ 8,122      $ 7,072      $ 4,755      $     -
     Excludes  residential  mortgages guaranteed by agencies
      of the U.S. Government in foreclosure.         8,310         6,953        7,396        9,177        6,754
 (2) Excludes residential mortgage loans held for sale.

DEPOSITS

     Average deposits for 1999 increased $771 million compared to 1998, including $596 million from acquisitions. Demand deposits, interest-bearing transaction accounts and time deposits increased by $65 million, $501 million and $196 million, respectively. The average cost of each category of interest bearing deposits has decreased during 1999 due to lower market interest rates.
     As shown in Table 18, average core deposits increased $487 million to $3.2 billion. This represented 65% of average deposits in both 1999 and 1998. Concurrently, uninsured deposits increased to 27% of total deposits for 1999 compared to 24% in 1998. Average uninsured deposits included approximately $257 million of brokered deposits. Uninsured deposits as used in this presentation is based on a simple analysis of account balances and does not reflect combined ownership and other account styling that would determine insurance based on FDIC regulations.

Table 18 Deposit Analysis
         (In Thousands)               Average Balances
                                ----------------------------
                                      1999         1998
                                ----------------------------
  Core deposits                    $3,155,930   $2,668,954
  Public funds                        383,329      423,702
  Uninsured deposits                1,322,679      997,999
------------------------------------------------------------
  Total                            $4,861,938   $4,090,655
============================================================

     BOK Financial competes for deposits by offering a broad range of products and services to its customers. While this includes offering competitive interest rates and fees, the primary means of competing for deposits is convenience and service to the customers. BOk offers banking convenience to its customers though 69 branches, including 26 branches with extended hours in local supermarkets and a 24-hour ExpressBank call center. During 1999, BOk opened four supermarket branches to further enhance customer convenience. Acquisitions during 1999 added 6 locations to Bank of Texas which brought its total locations to 13. Bank of Albuquerque has 15 banking locations in Albuquerque, New Mexico and Bank of Arkansas has 3 locations in Fayetteville, Arkansas.

Table 19 Maturity of Domestic CDs and Public Funds in
         Amounts of $100,000 or More
         (In Thousands)                 December 31,
                                 ---------------------------
                                        1999         1998
                                 ---------------------------
  Months to maturity:
  3 or less                        $  461,647     $491,560
  Over 3 through 6                    274,456      107,855
  Over 6 through 12                   285,010      116,270
  Over 12                             167,670       68,699
------------------------------------------------------------
  Total                            $1,188,783     $784,384
============================================================

BORROWINGS AND CAPITAL

     BOK Financial and its subsidiary banks use several borrowing sources to supplement deposits as a source of funds to support loan and securities growth. Primarily these sources include federal funds purchased and securities repurchase agreements, advances from the Federal Home Loan Bank, and borrowings from lines of credit through commercial banks. Average borrowed funds increased $811 million or 71% over 1998 and represented 28% of all funds for 1999 compared to 22% for 1998. Interest rates and maturity dates for the various sources of funds are matched with specific types of assets in the asset/liability management process.
     In February 1999, the Board of Directors increased the number of shares which management is authorized to repurchase an additional 400,000 shares, increasing total authorization to 800,000 shares. Since the original authorization announced in 1998, the Company has repurchased 466,540 shares.
     During the fourth quarter of 1999, BOK Financial negotiated a $125 million variable rate, unsecured line of credit. The proceeds of this line were primarily used to pay off bank debt that had been incurred to fund acquisitions. Interest on amounts outstanding under this line is based on either the LIBOR rate or a base rate, plus a defined margin which is determined by the amount of principal outstanding and BOK Financial's debt rating. The base rate is defined as the greater of either the daily federal funds rate or the prime rate.
     Equity capital for BOK Financial averaged $542 million and $486 million for 1999 and 1998, respectively. The $56 million increase resulted from 1999 earnings and a $24 million decrease in unrealized gains on available for sale securities. See Note 15 to the Consolidated Financial Statements for additional information regarding the capital adequacy of BOK Financial and its subsidiary banks.
     Management has identified capital and funding needs totaling approximately $50 million for anticipated growth in 2000. Resources available to meet these needs include dividends from BOK Financial's subsidiary banks and the possible issuance of debt. Management currently believes that its funding needs can be met by dividends from its subsidiary banks. However, the timing and extent of future growth plans will be evaluated based upon available resources.

MARKET RISK

     Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices, or equity prices. Additionally, the financial instruments subject to market risk can be classified either as held for trading or held for purposes other than trading.
     BOK Financial is subject to market risk primarily through the effect of changes in interest rates on both its portfolio of assets held for purposes other than trading and trading assets. The effect of other changes, such as foreign exchange rates, commodity prices or equity prices do not pose significant market risk to BOK Financial. The responsibility for managing market risk rests with the Asset/Liability Committee which operates under policy guidelines established by the Board of Directors. The negative acceptable variation in net interest revenue and economic value of equity due to a 200 basis point increase or decrease in interest rates is generally limited by these guidelines to +/- 10%. These guidelines also establish maximum levels for short-term borrowings, short-term assets, and public and brokered deposits, and establish minimum levels for unpledged assets, among other things. Compliance with these guidelines is reviewed monthly.

Interest Rate Risk Management (Other than Trading)

           BOK Financial performs a sensitivity analysis to identify more dynamic interest rate risk exposures, including embedded option positions on net interest revenue, net income and economic value of equity. A simulation model is used to estimate the effect of changes in interest rates over the next twelve months based on three interest rate scenarios. These are a "most likely" rate scenario and two "shock test" scenarios, the first assuming a sustained parallel 200 basis point increase and the second a sustained parallel 200 basis point decrease in interest rates. An independent source is used to determine the most likely interest rates for the next year. The Federal Reserve Bank's discount rate affects short-term borrowings, the prime lending rate and the London InterBank Offering Rate ("LIBOR"). These rates in turn are the basis for much of the variable-rate loan pricing, the 30-year mortgage rate (which directly affects the prepayment speeds for mortgage-backed securities and mortgage servicing rights), and the 10-year U.S. Treasury rate (which affects the value of the mortgage servicing hedges) and, therefore, are BOK Financial's primary interest rate exposures. Derivative financial instruments and other financial instruments used for purposes other than trading are included in this simulation. In addition, sensitivity of fee income to market interest rate levels, such as those related to cash management services and mortgage servicing, are included. The model incorporates assumptions regarding the level of interest rate or balance changes on indeterminable maturity deposits (demand deposits, interest-bearing transaction accounts and savings accounts) for a given level of market rate changes. The assumptions have been developed through a combination of historical analysis and future expected pricing behavior. Interest rate swaps on all products are included to the extent that they are effective in the 12-month simulation period. Changes in prepayment behavior of mortgage-backed securities, residential mortgage loans and mortgage servicing in each rate environment are captured using industry estimates of prepayment speeds for various coupon segments of the portfolio. The impact of planned growth and new business activities is factored into the simulation model. At December 31, 1999 and 1998, this modeling indicated interest rate sensitivity as follows:

Table 20   Interest Rate Sensitivity
           (Dollars in Thousands)                 200 bp Increase           200 bp Decrease           Most Likely
                                             ------------------------ ------------------------- --------------------------
                                               1999         1998        1999         1998         1999        1998
                                             ------------------------ ------------------------- --------------------------
Anticipated impact over the next twelve months:
 Net interest revenue                       $  (3,936)   $   2,314      $3,406      $(3,932)    $  (413)     $(1,013)
                                                 (1.4)%        1.1%        1.2%        (1.9)%      (0.1)%       (0.5)%
===================================================================== ========================= ==========================
 Net income                                 $  (2,440)   $   1,847      $2,112      $(4,114)    $   (256)    $   (41)
                                                 (2.4)%        2.0%        2.1%        (4.5)%       (0.3)%        0.0%
===================================================================== ========================= ==========================
 Economic value of equity                   $ (36,214)   $ (79,092)     $1,669      $ 3,763     $ (4,943)    $ 10,096
                                                 (3.2)%      (10.1)%       0.1%         0.5%        (0.4)%        1.3%
===================================================================== ========================= ==========================

     The estimated changes in interest rates on net interest revenue, net income, and economic value of equity is within guidelines established by the Board of Directors for all interest rate scenarios.
     BOK Financial has a significant risk of loss on its capitalized mortgage servicing rights in a declining interest rate environment. During 1998, a program to hedge this exposure through the use of futures contracts, call options and put options was developed. These derivatives are based upon 10-year U.S. Treasury securities. The changes in value of these derivatives have a highly correlated, inverse relation to changes in value of the mortgage servicing rights within a +/- 50 basis point range. During 1999, the interest rates that affect the value of the servicing rights and the hedging derivatives increased by 179 basis points. This large change in rates caused the derivatives to generate losses of $32.2 million while the value of the hedged portion of the servicing portfolio increased by $25.9 million. Cumulative losses on the hedging portfolio at December 31, 1999 were $8.9 million before amortization. The interest rate sensitivity of the mortgage servicing portfolio and the related hedge is modeled over a range of + or - 50 basis points. At December 31, 1999 and 1998, the pre-tax results of this modeling are as follows:

Table 21   Mortgage Servicing Interest Rate Sensitivity
           (In Thousands)
                            1999                1998
                     ---------------------------------------
                     50 bp    50 bp      50 bp   50 bp
                     Increase  Decrease  Increase Decrease
                     ---------------------------------------
Anticipated change in:
   Mortgage servicing
     rights           $ 3,721   $(5,231)  $12,962 $(17,303)
   Hedging instruments (4,577)    4,678   (11,567)  11,960
------------------------------------------------------------
   Net                $  (856)  $  (553)  $ 1,395 $ (5,343)
============================================================

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

    BOK Financial uses interest rate swaps, a form of off-balance sheet derivative product, in managing its interest rate sensitivity. These products are generally used to more closely match interest paid on certain long-term certificates of deposit and subordinated debt with earning assets. During 1999, income from these swaps exceeded the cost of the swaps by $1.4 million. Credit risk from these swaps is closely monitored and counterparties to these contracts are selected on the basis of their credit worthiness, among other factors. Derivative products are not used for speculative purposes. See Note 14 to the Consolidated Financial Statements for additional information.

Trading Activities

     BOK Financial enters into trading account activities both as an intermediary for customers and for its own account. As an intermediary, BOK Financial will take positions in securities, generally mortgage-backed securities, government agency securities, and municipal bonds. These securities are purchased for resale to customers, which include individuals, corporations, foundations, and financial institutions. BOK Financial will also take trading positions in U.S. Treasury securities, mortgage-backed securities, municipal securities, and financial futures for its own account either through BOk or BOSC, Inc. These positions are taken with the objective of generating trading profits. Both of these activities involve interest rate risk.
         A variety of methods are used to manage the interest rate risk of trading activities. These methods include daily marking of all positions to market value, independent verification of inventory pricing, and position limits for each trading activity. Hedges in either the futures or cash markets may be used to reduce the risk associated with some trading programs. The Risk Management Department monitors trading activity daily and reports to senior management and the Risk Oversight and Audit Committee of the BOK Financial Board of Directors any exceptions to trading position limits and risk management policy exceptions.
     BOK Financial uses a Value at Risk ("VAR") methodology to measure the market risk inherent in its trading activities. VAR is calculated based upon historical simulations over the past five years. It represents an amount of market loss that is likely to be exceeded only one out of every 100 two-week periods. Trading positions are managed within guidelines approved by the Board of Directors. These guidelines limit the nominal aggregate trading positions to $360 million, the VAR to $6.5 million. At December 31, 1999, the nominal aggregate trading positions was $4.9 million, the VAR was $149 thousand. The greatest value at risk during 1999 was $2.1 million.


NEW ACCOUNTING STANDARDS

     During 1998, the Financial Accounting Standards Board adopted Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). The effective date for FAS 133 has been deferred until fiscal years beginning after June 15, 2000. BOK Financial expects to adopt FAS 133 effective January 1, 2001. FAS 133 will require the recognition of all derivatives on the balance sheet at fair value. Derivatives that do not qualify for special hedge accounting treatment must be adjusted to fair value through income. If the derivative qualifies for hedge accounting, depending on the nature of the hedge, changes in the fair value of the derivatives will either be offset against changes in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.
     BOK Financial is currently analyzing the effect of FAS 133 on the derivatives used as part of its asset/liability management program. The effect of FAS 133 on earnings and financial position has not yet been determined.

FORWARD-LOOKING STATEMENTS

     This Annual Report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates, and projections about BOK Financial, the financial services industry, and the economy in general. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words, and similar expressions are intended to identify such forward-looking statements. Management judgments relating to, and discussion of the provision and reserve for loan losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events, based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expressed, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to, (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies, and assessments, (7) the impact of technological advances, and (8) trends in customer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

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

     BOK Financial and its subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that transactions are executed in accordance with management's general or specific authorization, and are recorded as necessary to maintain accountability for assets and to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States. This system includes written policies and procedures, a corporate code of conduct, an internal audit program and standards for the hiring and training of qualified personnel.

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

     Ernst & Young LLP, certified public accountants, have been engaged to audit the consolidated financial statements of BOK Financial and its subsidiaries. Their audit is conducted in accordance with accounting principles generally accepted in the United States and their report on BOK Financial's consolidated financial statements is set forth below.


REPORT OF INDEPENDENT AUDITORS

     We  have  audited  the  accompanying  consolidated  balance  sheets  of BOK
Financial Corporation as of December 31, 1999 and 1998, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BOK Financial Corporation at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                /s/ Ernst & Young LLP
                                    Tulsa, Oklahoma
                                    January 18, 2000

                                                    BOK FINANCIAL CORPORATION

Consolidated Statements of Earnings
(In Thousands Except Share Data)
                                                                          1999             1998(1)             1997(1)
                                                                  ----------------- ----------------- -----------------
Interest Revenue
Loans                                                                   $336,630          $267,458          $234,568
Taxable securities                                                       144,901           115,733           101,853
Tax-exempt securities                                                     14,233            16,274            17,099
------------------------------------------------------------------ ----------------- ----------------- -----------------
    Total securities                                                     159,134           132,007           118,952
------------------------------------------------------------------ ----------------- ----------------- -----------------
Trading securities                                                         2,291             1,046               287
Funds sold and resell agreements                                           2,219             2,321             3,267
------------------------------------------------------------------ ----------------- ----------------- -----------------
    Total interest revenue                                               500,274           402,832           357,074
------------------------------------------------------------------ ----------------- ----------------- -----------------
Interest Expense
Deposits                                                                 150,621           138,004           127,802
Borrowed funds                                                           104,195            64,709            62,874
Subordinated debenture                                                     9,334             9,693             4,166
------------------------------------------------------------------ ----------------- ----------------- -----------------
    Total interest expense                                               264,150           212,406           194,842
------------------------------------------------------------------ ----------------- ----------------- -----------------
Net Interest Revenue                                                     236,124           190,426           162,232
Provision for Loan Losses                                                 10,365            14,591             9,256
------------------------------------------------------------------ ----------------- ----------------- -----------------
Net Interest Revenue After Provision for Loan Losses                     225,759           175,835           152,976
------------------------------------------------------------------ ----------------- ----------------- -----------------
Other Operating Revenue
Brokerage and trading revenue                                             16,233            15,301             9,556
Transaction card revenue                                                  32,648            24,426            19,339
Trust fees and commissions                                                35,127            29,956            24,072
Service charges and fees on deposit accounts                              41,067            33,920            30,181
Mortgage banking revenue                                                  36,986            41,733            32,235
Leasing revenue                                                            3,725             7,111             5,861
Other revenue                                                             17,589            11,688            10,330
------------------------------------------------------------------ ----------------- ----------------- -----------------
    Total fees and commissions                                           183,375           164,135           131,574
------------------------------------------------------------------ ----------------- ----------------- -----------------
Gain on student loan sales                                                   600             1,548             1,311
Gain on loan securitization                                                  270                 -                 -
Gain on sale of other assets                                               4,626                 -                 -
Gain (loss) on securities                                                   (419)            9,337            (1,329)
------------------------------------------------------------------ ----------------- ----------------- -----------------
    Total other operating revenue                                        188,452           175,020           131,556
------------------------------------------------------------------ ----------------- ----------------- -----------------
Other Operating Expense
Personnel expense                                                        136,010           109,437            90,625
Business promotion                                                         9,077             8,220             8,886
Contribution of stock to BOk Charitable Foundation                             -             2,257             3,638
Professional fees and services                                             9,584             9,781             6,906
Net occupancy, equipment and data processing expense                      58,024            43,519            36,265
FDIC and other insurance                                                   1,356             1,368             1,380
Printing, postage and supplies                                            11,599             9,524             8,067
Net gains and operating expenses on repossessed assets                    (3,473)             (474)           (3,831)
Amortization on intangible assets                                         15,823             9,515             8,968
Mortgage banking costs                                                    23,932            25,949            19,968
Provision for impairment of mortgage servicing rights                          -            (2,290)            4,100
Other expense                                                             18,584            17,189            14,882
------------------------------------------------------------------ ----------------- ----------------- -----------------
    Total other operating expense                                        280,516           233,995           199,854
------------------------------------------------------------------ ----------------- ----------------- -----------------
Income Before Taxes                                                      133,695           116,860            84,678
Federal and state income tax                                              44,469            37,249            16,523
------------------------------------------------------------------ ----------------- ----------------- -----------------
Net Income                                                              $ 89,226          $ 79,611          $ 68,155
================================================================== ================= ================= =================
Earnings Per Share(2):
    Basic:
       Net income                                                           1.79              1.60              1.36
================================================================== ================= ================= =================
    Diluted:
       Net income                                                           1.60              1.43              1.23
================================================================== ================= ================= =================
Average Shares Used in Computation(2):
    Basic                                                                 48,974            48,897            48,895
    Diluted                                                               55,771            55,803            55,636
------------------------------------------------------------------ ----------------- ----------------- -----------------

(1)  Restated for pooling of interest in 1999.
(2) Shares and per share data have been restated to reflect the 3% stock dividend paid in October 1999.

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets
(In Thousands Except Share Data)

                                                                                              December 31,
                                                                                 --------------------------------
                                                                                         1999        1998(1)(2)
                                                                                 ----------------  --------------

Assets
Cash and due from banks                                                               $  397,895       $  431,874
Funds sold and resell agreements                                                          28,960           39,551
Trading securities                                                                        14,452           41,138
Securities:
  Available for sale                                                                   2,588,704        2,329,375
  Investment (fair value: 1999 - $211,624; 1998 - $227,754)                              213,180          227,777
--------------------------------------------------------------------------------- ---------------- --------------
  Total securities                                                                     2,801,884        2,557,152
--------------------------------------------------------------------------------- ---------------- --------------
Loans                                                                                  4,643,489        3,647,099
Less reserve for loan losses                                                              76,234           65,922
--------------------------------------------------------------------------------- ---------------- --------------
  Net loans                                                                            4,567,255        3,581,177
--------------------------------------------------------------------------------- ---------------- --------------
Premises and equipment, net                                                              119,239           87,721
Accrued revenue receivable                                                                67,640           64,409
Excess cost over fair value of net assets acquired and core deposit premiums
  (net of accumulated amortization: 1999 - $65,292; 1998 - $49,469)                      125,011           97,578
Mortgage servicing rights, net                                                           114,134           69,224
Real estate and other repossessed assets                                                   3,478            4,667
Bankers' acceptances                                                                      30,161            5,343
Other assets                                                                             103,888           79,673
--------------------------------------------------------------------------------- ---------------- --------------
  Total assets                                                                        $8,373,997       $7,059,507
================================================================================= ================ ==============

Liabilities and Shareholders' Equity
Noninterest-bearing demand deposits                                                   $1,020,996       $1,165,283
Interest-bearing deposits:
  Transaction                                                                          1,866,499        1,453,236
  Savings                                                                                155,839          185,971
  Time                                                                                 2,219,850        1,803,237
--------------------------------------------------------------------------------- ---------------- --------------
  Total deposits                                                                       5,263,184        4,607,727
--------------------------------------------------------------------------------- ---------------- --------------
Funds purchased and repurchase agreements                                              1,345,683        1,040,683
Other borrowings                                                                         938,020          660,347
Subordinated debenture                                                                   148,642          146,921
Accrued interest, taxes and expense                                                       62,431           58,034
Bankers' acceptances                                                                      30,161            5,343
Other liabilities                                                                         28,712           15,659
--------------------------------------------------------------------------------- ---------------- --------------
  Total liabilities                                                                    7,816,833        6,534,714
--------------------------------------------------------------------------------- ---------------- --------------
Shareholders' equity:
  Preferred stock                                                                             25               25
  Common stock ($.00006 par value; 2,500,000,000 shares authorized; issued:
     1999 - 49,382,262; 1998 - 48,111,647)                                                     3                3
  Capital surplus                                                                        274,980          236,726
  Retained earnings                                                                      332,751          278,365
  Treasury stock (shares at cost: 1999 - 316,325; 1998 - 748,576)                         (7,018)          (2,623)
  Accumulated other comprehensive income (loss)                                          (43,577)          12,297
--------------------------------------------------------------------------------- ---------------- --------------
  Total shareholders' equity                                                             557,164          524,793
--------------------------------------------------------------------------------- ---------------- --------------
     Total liabilities and shareholders' equity                                       $8,373,997       $7,059,507
================================================================================= ================ ==============

(1)  Restated for pooling of interest in 1999.
(2) Shares and per share data have been restated to reflect the 3% stock dividend paid in October 1999.

See accompanying notes to consolidated financial statements.

                            BOK FINANCIAL CORPORATION


Consolidated Statements of Changes in Shareholders' Equity
(In Thousands)
                                              Preferred Stock(4) Common Stock(4)
                                              ----------------- ---------------
                                                  Shares Amount Shares(3) Amount
                                              ----------------- ----------------
December 31, 1996                                  250,000  $23   45,348  $ 3
Comprehensive income:
   Net income                                            -    -        -    -
   Other comprehensive income, net of tax:
     Unrealized gain on securities available for sale    -    -        -    -

Total comprehensive income

Director retainer shares                                 -    -       17    -
Issuance of common stock to Thrift Plan                  -    -       36    -
Exercise of stock options                                -    -      216    -
Payments on stock options notes receivable               -    -        -    -
Purchase of common stock                                 -    -        -    -
Dividends paid in shares of common stock:
   Preferred stock                                       -    -      107    -
   Common stock                                          -    -    1,278    -
                                              ----------------------------------
December 31, 1997                                  250,000   23   47,002    3
Comprehensive income:
   Net income                                            -    -        -    -
   Other comprehensive income, net of tax:
     Unrealized gain on securities available for sale    -    -        -    -

Total comprehensive income

Director retainer shares                                 -    -       12    -
Issue preferred stock                                    -    2        -    -
Treasury stock purchase                                  -    -        -    -
Issuance of common stock to Thrift Plan                  -    -        -    -
Exercise of stock options                                -    -      234    -
Payments on stock options notes receivable               -    -        -    -
Common stock dividend                                    -    -        -    -
Dividends paid in shares of common stock:
   Preferred stock                                       -    -       69    -
   Common stock                                          -    -      795    -
                                              ----------------------------------
December 31, 1998                                  250,000   25   48,112    3
Comprehensive income:                                    -    -        -    -
   Net income
   Other comprehensive loss, net of tax:
     Unrealized loss on securities available for sale    -    -        -    -

Total comprehensive income

Director retainer shares                                 -    -        9    -
Treasury stock purchase                                  -    -        -    -
Cancel treasury stock                                    -    -     (725)   -
Issuance of common stock to Thrift Plan                  -    -       17    -
Exercise of stock options                                -    -      480    -
Common stock dividend                                    -    -        -    -
Dividends paid in shares of common stock:
   Preferred stock                                       -    -       57    -
   Common stock                                          -    -    1,432    -
                                              ----------------------------------
December 31, 1999                                  250,000  $25   49,382  $ 3
================================================================================

(1)                                                         December 31,
                                               ---------------------------------
                                                     1999       1998      1997
                                               ---------------------------------
   Reclassification adjustment:
      Unrealized gains (losses)on available for
          sale securities                         $(56,155)   $ 6,785   $ 9,170
      Less reclassification adjustment for gains
          (losses) realized and included in net
           income, net of tax                         (281)     6,157    (1,059)
                                               ---------------------------------
      Net unrealized gains on securities          $(55,874)   $   628   $10,229
                                               =================================

(2) Notes receivable from exercise of stock options.
(3) Shares and per share data have been restated to reflect the 3% stock dividend paid in October 1999.
(4) Restated for pooling of interest in 1999.

See accompanying notes to consolidated financial statements.

 Accumulated
   Other
Comprehensive  Capital  Retained     Treasury Stock(4)      Notes
                                  ----------------------
Income(Loss)(4)Surplus(4)Earnings(4)Shares(3)  Amount  Receivable(2)(4) Total(4)
----------- ----------- --------- --------- ------------ ------------- ---------
$   1,440    $179,527   $194,988    808      $(2,623)      $(87)       $373,271

        -           -     68,155      -            -          -          68,155

   10,229           -          -      -            -          -          10,229
                                                                       ---------
                                                                         78,384
                                                                       ---------
        -         258          -     (1)           2          -             260
        -         715          -      -            -          -             715
        -       2,390          -     80       (1,639)         -             751
        -           -          -      -            -         83              83
        -          45          -    (10)          27          -              72

        -       1,500     (1,500)     -            -          -               -
        -      27,448    (29,023)     4          (81)         -          (1,656)
----------- ----------- --------- --------- ------------ ------------- ---------
   11,669     211,883    232,620    881       (4,314)        (4)        451,880

        -           -     79,611      -            -          -          79,611

      628           -          -      -            -          -             628
                                                                       ---------
                                                                         80,239
                                                                       ---------
        -         292          -      -            -          -             292
        -           -          -      -            -          -               2
        -           -          -    386       (9,138)         -          (9,138)
        -          94          -    (56)       1,204          -           1,298
        -       3,937          -     55       (1,355)         -           2,582
        -           -          -      -            -          4               4
        -           -     (2,344)     -            -          -          (2,344)

        -       1,500     (1,500)     -            -          -               -
        -      19,020    (30,022)  (517)      10,980          -             (22)
----------- ----------- --------- --------- ------------ ------------- ---------
   12,297     236,726    278,365    749       (2,623)         -         524,793
        -           -     89,226      -            -          -          89,226


  (55,874)          -          -      -            -          -         (55,874)
                                                                       ---------
                                                                         33,352
                                                                       ---------
        -         294          -      -            -          -             294
        -           -          -     74       (1,574)         -          (1,574)
        -      (2,062)         -    725)       2,062          -               -
        -         406          -     (1)          36          -             442
        -       7,424          -    215       (4,823)         -           2,601
        -           -     (2,734)                  -                     (2,734)

        -       1,500     (1,500)                  -                          -
        -      30,692    (30,606)     4          (96)         -             (10)
----------- ----------- --------- --------- ------------ ------------- ---------
$ (43,577)   $274,980   $332,751    316     $ (7,018)      $  -        $557,164
=========== =========== ========= ========= ============ ============= =========

                                                    BOK FINANCIAL CORPORATION



Consolidated Statements of Cash Flows
(In Thousands)

                                                                                           1999        1998(1)      1997(1)
                                                                                       ------------ ------------- ------------

Cash Flows From Operating Activities:
    Net income                                                                         $   89,226   $   79,611    $   68,155
    Adjustments  to  reconcile  net  income to net cash  provided  by  operating activities:
        Provisions for loan losses                                                         10,365       14,591         9,256
        Provisions for mortgage servicing rights                                                -       (2,290)        4,100
        Depreciation and amortization                                                      41,088       39,962        32,865
        Net amortization of securities
           discounts and premiums                                                           1,413          701         3,012
        Net gain on sale of assets                                                        (15,039)     (23,209)       (7,802)
        Contribution of stock to BOk Charitable Foundation                                      -        2,257         3,638
        Mortgage loans originated for resale                                             (687,857)    (922,585)     (849,457)
        Proceeds from sale of mortgage loans held for resale                              738,109      913,700       870,198
        (Increase) decrease in trading securities                                          34,734      (36,139)        1,455
        (Increase) decrease in accrued revenue receivable                                      21      (11,999)          399
        (Increase) decrease in other assets                                               (65,824)     (14,971)        6,563
        Increase (decrease) in accrued interest, taxes and expense                         24,151       14,533       (12,713)
        Increase in other liabilities                                                      29,806        3,139         3,867
-------------------------------------------------------------------------------------- ------------ ------------- ------------
Net cash provided by operating activities                                                 200,193       57,301       133,536
-------------------------------------------------------------------------------------- ------------ ------------- ------------
Cash Flows From Investing Activities:
    Proceeds from sales of available for sale securities                                1,397,956    1,816,796     1,026,464
    Proceeds from maturities of investment securities                                      59,684       33,163        25,904
    Proceeds from maturities of available for sale securities                             634,527      511,690       237,302
    Purchases of investment securities                                                    (45,330)     (48,791)      (40,701)
    Purchases of available for sale securities                                         (2,223,829)  (2,795,309)   (1,446,877)
    Loans originated or acquired net of principal collected                            (1,045,516)    (684,389)     (272,585)
    Proceeds from sales of assets                                                         190,673       60,505        14,674
    Purchases of assets                                                                   (93,755)     (45,028)      (74,543)
    Cash and cash equivalents of subsidiaries and branches acquired and sold, net          25,584      311,977        12,365
-------------------------------------------------------------------------------------- ------------ ------------- ------------
Net cash used by investing activities                                                  (1,100,006)    (839,386)     (517,997)
-------------------------------------------------------------------------------------- ------------ ------------- ------------
Cash Flows From Financing Activities:
    Net increase (decrease) in demand deposits, transaction
      deposits, and savings accounts                                                      (20,535)     118,411       154,202
    Net increase in certificates of deposit                                               321,702       68,730        39,738
    Net increase in other borrowings                                                      554,433      675,128        66,986
    Repayment of subordinated debenture                                                         -            -       (20,000)
    Issuance of subordinated debt                                                               -            -       168,356
    Repurchase of subordinated debt                                                             -       (1,538)            -
    Issuance of preferred, common and treasury stock, net                                   3,961        4,152         1,777
    Purchase of treasury stock                                                             (1,574)      (9,138)            -
    Dividends paid                                                                         (2,744)      (2,344)       (1,636)
    Payments on notes receivable                                                                -            4            83
-------------------------------------------------------------------------------------- ------------ ------------- ------------
Net cash provided by financing activities                                                 855,243      853,405       409,506
-------------------------------------------------------------------------------------- ------------ ------------- ------------
Net increase (decrease) in cash and cash equivalents                                      (44,570)      71,320        25,045
Cash and cash equivalents at beginning of period                                          471,425      400,105       375,060
-------------------------------------------------------------------------------------- ------------ ------------- ------------
Cash and cash equivalents at end of period                                             $  426,855   $  471,425    $  400,105
====================================================================================== ============ ============= ============
Cash paid for interest                                                                 $  265,548   $  182,143    $  192,146
====================================================================================== ============ ============= ============
Cash paid for taxes                                                                        43,664       29,569        20,167
====================================================================================== ============ ============= ============
Net loans transferred to repossessed real estate                                            1,857        2,945         3,165
====================================================================================== ============ ============= ============
Payment of dividends in common stock                                                       32,192       31,500        28,948
====================================================================================== ============ ============= ============

(1)  Restated for pooling of interest in 1999.

See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SIGNIFICANT ACCOUNTING POLICIES


Basis of Presentation

     The Consolidated Financial Statements of BOK Financial Corporation ("BOK Financial") have been prepared in conformity with accounting principles generally accepted in the United States, including general practices of the banking industry. The consolidated financial statements include the accounts of BOK Financial and its subsidiaries, principally Bank of Oklahoma, N.A. and its subsidiaries ("BOk"), Bank of Texas, N.A., Bank of Arkansas, N.A., and Bank of Albuquerque, N.A. Certain prior year amounts have been reclassified to conform to current year classifications.

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

Acquisitions

     Assets and liabilities acquired by purchase are recorded at fair values on the acquisition dates. Intangible assets are amortized using straight-line and accelerated methods over the estimated benefit periods. These periods range from 7 to 25 years for goodwill and 7 to 10 years for core deposit intangibles. The net book values of intangible assets are evaluated for impairment when economic conditions indicate an impairment may exist. These conditions would include an ongoing performance history and a forecast of anticipated performance that is significantly below management's expectations for acquired entities. Impairment would be determined by a comparison of the fair value of assets and liabilities of the acquired entity plus an estimate of current market premiums paid for similar entities. The Consolidated Statements of Earnings include the results of purchases from the dates of acquisition. The financial statements of companies acquired in pooling-of-interests transactions are combined with the Consolidated Financial Statements of BOK Financial at historical cost as if the mergers occurred at the beginning of the earliest period presented.


Cash Equivalents

     Due from banks, funds sold (generally federal funds sold for one-day periods) and resell agreements (which generally mature within one to 30 days) are considered cash equivalents.

Securities

     Securities are identified as trading, investment (held to maturity) or available for sale at the time of purchase based upon the intent of management, liquidity and capital requirements, regulatory limitations and other relevant factors. Trading securities, which are acquired for profit through resale, are carried at market value with unrealized gains and losses included in current period earnings. Investment securities are carried at amortized cost. Amortization is computed by methods which approximate level yield and is adjusted for changes in prepayment estimates. Securities identified as available for sale are carried at fair value. Unrealized gains and losses are recorded, net of deferred income taxes, as accumulated other comprehensive income (loss) in shareholders' equity. Realized gains and losses on sales of securities are based upon the amortized cost of the specific security sold.

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

Asset Securitization

     BOK Financial securitizes and sells pools of assets. These transactions are designed to comply with the requirements of Statement of Financial Accounting Standard No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," ("FAS 125") for treatment as a sale. As part of these sales, BOK Financial may retain the right to service the assets and a residual interest in excess cash flows generated by the assets. The fair value of these retained assets is determined by a discounting of expected future net cash to be received using assumed market interest rates for these instruments. Servicing rights are carried at the lower of amortized cost or fair value. A valuation allowance is provided when amortized cost of servicing rights exceeds fair value. Residual interests are carried at fair value. Changes in fair values are recorded in income.

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

Mortgage Servicing Rights

     Capitalized mortgage servicing rights are carried at the lower of cost or fair value. Cost is determined by acquisition amount minus accumulated amortization plus/minus deferred loss/gain on hedges and changes in valuation allowances, if any. Amortization is determined in proportion to the projected cash flows over the estimated lives of the servicing portfolios. The actual cash flows are dependent upon the prepayment of the mortgage loans and may differ significantly from the estimates.
     Fair value is determined by discounting the estimated cash flows of servicing revenue, less projected servicing costs, using risk-adjusted rates, which is the assumed market rate for these instruments. Prepayment assumptions are based on industry consensus provided by independent reporting sources. Changes in current interest rates may significantly affect these assumptions by changing loan refinancing activity. Fair value for capitalized servicing rights is based upon an interest rate stratification. Separate prepayment assumptions are then used to project net cash flows by interest rate strata within each portfolio. A valuation allowance is provided when the net amortized cost of each interest rate strata exceeds the calculated fair value.
     Originated mortgage servicing rights are recognized when either mortgage loans are originated pursuant to an existing plan for sale or, if no such plan exists, when the mortgage loans are sold. Substantially all fixed rate mortgage loans originated by BOK Financial are sold under existing commitments. The fair value of the originated servicing rights is determined at closing based upon current market rates.

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

Interest Rate Swaps and Forward Commitments

     Interest rate swaps and forward sales contracts are used as part of an interest rate risk management strategy. Interest rate swaps are used primarily to modify the interest expense of certain long-term, fixed rate assets and liabilities. Amounts payable to or receivable from the counterparties are reported in interest expense using the accrual method. In the event of the early redemption of hedged obligations, any realized or unrealized gain or loss from the swaps would be recognized in income coincident with the redemption. The fair value of the swap agreements and changes in the fair value due to changes in market interest rates are not recognized in the financial statements.
     Forward sales contracts are used to hedge existing and anticipated loans in conjunction with mortgage banking activities. The fair value of these instruments is included in determining the adjustment of the loan held for sale portfolio to the lower of cost or market. Gains or losses on closed contracts are recognized when the underlying assets are disposed. The cost of terminating these contracts prior to their expiration dates is expensed when incurred.

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

Employee Benefit Plans

     BOK Financial sponsors various plans, including a defined benefit pension plan ("Pension Plan"), qualified profit sharing plans ("Thrift Plans"), and employee health care plans. Employer contributions to the Thrift Plans, which match employee contributions subject to percentage and years of service limits, are expensed when incurred. Pension Plan costs, which are based upon actuarial computations of current costs, are expensed annually. Unrecognized prior service cost and net gains or losses are amortized on a straight-line basis over the estimated remaining lives of the participants. BOK Financial recognizes the expense of health care benefits on the accrual method. Employer contributions to the Pension Plan and various health care plans are in accordance with Federal income tax regulations.

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

Fiduciary Services

     Fees and commissions on approximately $17 billion of assets managed by BOK Financial under various fiduciary arrangements are recognized on the accrual method.

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

Segment Disclosures

     On December 31, 1998, BOK Financial adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 established standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers. BOK Financial operates five principal lines of business - corporate banking, consumer banking, mortgage banking, trust services and regional banks which account for more than 75% of total revenue. The disclosures required by FAS 131 have been included in Note 17.

Effect of Pending Statements of Financial Accounting Standards

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133, which requires BOK Financial to recognize all derivatives on the balance sheet at fair value, is effective for years beginning after June 15, 2000. FAS 133 permits early adoption as of the beginning of any fiscal quarter that begins after June 1998. BOK Financial expects to adopt FAS 133 effective January 1, 2001. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of the assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portions of a derivative's change in fair value will be immediately recognized in earnings. BOK Financial has not yet determined what effect the adoption of this statement will have on its results of operations or financial positions.


(2) ACQUISITIONS

     On May 14, 1999, BOK Financial paid $26.8 million to acquire all outstanding common shares of Chaparral Bancshares, Inc. and its subsidiaries, including Canyon Creek National Bank, (collectively "Canyon Creek"). On June 2, 1999, BOK Financial paid $17.0 million to acquire all outstanding stock of Mid-Cities Bancshares, Inc. and its subsidiaries (collectively "Mid-Cities"). On June 15, 1999, BOK Financial paid $32.0 million to acquire all outstanding stock of Swiss Avenue State Bank ("Swiss").
     On December 4, 1998, BOK Financial, through Bank of Albuquerque, paid a premium of $34 million to Bank of America to assume the deposits and to acquire the premises and equipment and certain loans at 17 branches, primarily in Albuquerque, New Mexico.
     During the first quarter of 1997, BOK Financial completed the acquisitions of Park Cities Bancshares, Inc. and its subsidiary, First National Bank of Park Cities, Dallas, Texas (collectively "Park Cities") and First Texcorp, Inc. and its subsidiary First Texas Bank, Dallas, Texas (collectively "First Texas"). On February 12, 1997, BOK Financial issued notes totaling $10.9 million and $40 million in cash to acquire all outstanding common shares of Park Cities and on March 4, 1997, BOK Financial paid $39.3 million to acquire all outstanding common shares of First Texas.
     All of the above transactions were accounted for by the purchase method of accounting. Allocation of the purchase price to the net assets acquired in 1999 and the aggregate acquisitions in 1998 and 1997 were as follows (in thousands):

                                          1999
                             ------------------------------
                                                          Aggregate Acquisitions
                                Canyon                      --------------------
                                Creek   Mid-Cities   Swiss     1998       1997
                             ---------- ---------- -------- ---------- ---------
Cash and cash equivalents     $  34,858  $ 17,405  $ 50,952   $  9,029  $ 91,581
Securities                       13,347    19,018   114,037          -   148,472
Loans                            54,074    43,183    50,440    144,209   137,838
Less reserve for loan losses        356       583       586          -     2,525
                              --------- --------- --------- ---------- ---------
Loans, net                       53,718    42,600    49,854    144,209   135,313
Premises and equipment            6,672       452     8,942     11,205     5,141
Core deposit premium              3,943     2,240     6,338     13,495    11,109
Other assets                      2,665       849     2,060        233     9,382
                              --------- --------- --------- ---------- ---------
Total assets acquired           115,203    82,564   232,183    178,171   400,998
Deposits:
   Noninterest bearing           31,164    12,993     7,678     47,361   123,716
   Interest bearing              67,946    59,557   174,954    418,490   221,016
                             ---------- --------- --------- ---------- ---------
Total deposits                   99,110    72,550   182,632    465,851   344,732
Borrowed funds                       21       165    28,240          -       623
Other liabilities                   866       136     1,232          9     2,793
                             ---------- --------- --------- ---------- ---------
Net assets acquired              15,206     9,713    20,079   (287,689)   52,850
Less purchase price              26,751    17,000    32,005   (267,189)   90,118
                             ---------- --------- --------- ---------- ---------
Goodwill                      $  11,545  $  7,287  $ 11,926  $  20,500  $ 37,268
                             ========== ========= ========= ========== =========

     On June 30, 1999, BOK Financial issued 2,371,809 common shares to acquire First Muskogee Bancshares, Inc. and its subsidiary, First National Bank and
Trust Company of Muskogee (collectively "First Muskogee") in a pooling of interests. Financial statements of BOK Financial for 1997 and 1998 have been restated to reflect this merger. Information regarding this acquisition follows (in thousands):

                          Six
                      Months ended
                     June 30, 1999      December 31
                                  -------------------------
                      (Unaudited)      1998        1997
-----------------------------------------------------------
Net interest revenue:
   BOK Financial         $104,233     $182,252    $155,600
   First Muskogee           4,361        8,174       6,632
--------------------- ------------- ----------- -----------
   Combined              $108,594     $190,426    $162,232
===================== ============= =========== ===========
Net income:
   BOK Financial         $ 40,845     $ 74,716    $ 64,625
   First Muskogee           2,448        4,895       3,530
--------------------- ------------- ----------- -----------
   Combined              $ 43,293     $ 79,611    $ 68,155
===================== ============= =========== ===========
Earnings per share:
   Basic:
     BOK Financial       $     .82    $   1.50    $   1.29
     First Muskogee            .05         .10         .07
--------------------- ------------- ----------- -----------
     Combined            $     .87    $   1.60    $   1.36
===================== ============= =========== ===========
   Diluted:
     BOK Financial       $     .73    $   1.34    $   1.16
     First Muskogee            .05         .09         .07
--------------------- ------------- ----------- -----------
     Combined            $     .78    $   1.43    $   1.23
===================== ============= =========== ===========
Average shares:
   Basic                    48,911      48,897      48,895
   Diluted                  55,784      55,803      55,636
--------------------- ------------- ----------- -----------

     The following unaudited condensed consolidated pro forma statements of earnings for BOK Financial presents the effects on income had all of these acquisitions described above occurred at the beginning of 1998:

Condensed Consolidated Pro Forma Statements of Earnings For the Years ended December 31, 1999 and 1998
(In Thousands)
                                          (Unaudited)
                                       1999         1998
                                    ------------ -----------
Net interest revenue                 $240,796     $217,278
Provision for loan losses              10,397       17,551
----------------------------------- ------------ -----------
Net interest revenue after
 provision for loan losses            230,399      199,727
Other operating revenue               189,111      182,901
Other operating expense               284,332      260,058
----------------------------------- ------------ -----------
Income before taxes                   135,178      122,570
Federal and state income tax           44,969       39,102
----------------------------------- ------------ -----------
Net income                           $ 90,209     $ 83,468
=================================== ============ ===========
Earnings per share:
 Basic net income                    $   1.81     $   1.68
 Diluted net income                      1.62         1.50
----------------------------------- ------------ -----------
Average shares:
 Basic                                 48,974       48,897
 Diluted                               55,771       55,803
----------------------------------- ------------ -----------

     In 1999, BOK Financial acquired a mortgage bank office in the Kansas City area for $1.3 million. In 1998, BOK Financial completed the acquisitions of Leo Oppenheim & Co., a public finance firm, and a branch office in Bartlesville, Oklahoma which provided net cash of $35.8 million and deposits of $30.3 million. These acquisitions were not material to BOK Financial's financial position or results of operations.

(3) SALE OF ASSETS TO RELATED PARTY

     During April 1991, BOk sold to BOK Financial's principal shareholder, George B. Kaiser ("Kaiser"), and related business entities certain loans, repossessed real estate and the rights to future recoveries on certain charge-offs.
     Recoveries collected by BOk and paid to Kaiser were $688 thousand, $3.2 million and $829 thousand for 1999, 1998 and 1997, respectively.


(4) SECURITIES

Investment Securities

     The amortized cost and fair values of investment securities are as follows (in thousands):

                                                                       December 31,
                               -------------------------------------------------------------------------------------
                                                 1999                                      1998
                               ---------------------------------------- --------------------------------------------
                                Amortized    Fair     Gross Unrealized   Amortized  Fair     Gross Unrealized
                                                     ------------------                      -----------------------
                                   Cost      Value     Gain     Loss        Cost    Value     Gain      Loss
                               -------------------------------------------------------------------------------------

U.S. Treasury                    $    196   $    198   $  2   $     -   $    600  $    600   $    -   $     -
Municipal and other tax exempt    186,177    184,748    696    (2,125)   184,988   184,521    1,159    (1,626)
Mortgage-backed U.S. agency
   securities                      18,051     17,926     70      (195)    30,385    30,829      452        (8)
Other debt securities               8,756      8,752      1        (5)    11,804    11,804        -         -
--------------------------------------------------------------------------------------------------------------------
     Total                       $213,180   $211,624   $769   $(2,325)  $227,777  $227,754   $1,611   $(1,634)
====================================================================================================================

     The amortized cost and fair values of investment securities at December 31, 1999, by contractual maturity, are as shown in the following table (dollars in thousands):

                                                                                                          Weighted
                                    Less than      One to        Five to         Over                      Average
                                    One Year     Five Years     Ten Years     Ten Years       Total       Maturity(4)
                                  ------------ -------------- ------------- ------------- ------------- -------------
U.S. Treasuries:
  Amortized cost                   $   196      $      -     $       -        $    -        $    196        .17
  Fair value                           198             -             -             -             198
  Nominal yield                       5.21%            -             -             -            5.21%
Municipal and other tax exempt:
  Amortized cost                    30,691       114,639        37,554         3,293         186,177       3.27
  Fair value                        30,538       114,112        36,908         3,190         184,748
  Nominal yield(1)                    7.20%         6.98%         7.55%         9.14%           7.17%
Other debt securities:
  Amortized cost                     1,015           956         6,685           100           8,756       4.53
  Fair value                         1,016           956         6,684            96           8,752
  Nominal yield                       4.70%         5.73%         6.76%         7.00%           6.41%
                                  ------------ -------------- ------------- ------------- ------------- -------------
Total fixed maturity securities:
  Amortized cost                   $31,902      $115,595       $44,239        $3,393         195,129       3.32
  Fair value                        31,752       115,068        43,592         3,286         193,698
  Nominal yield                       7.10%         6.97%         7.43%         9.08%           7.13%
                                  ============ ============== ============= =============
Mortgage-backed securities:
  Amortized cost                                                                              18,051          -(2)
  Fair value                                                                                  17,926
  Nominal yield(3)                                                                              6.91%
                                                                                          -------------
Total investment securities:
  Amortized cost                                                                            $213,180
  Fair value                                                                                 211,624
  Nominal yield                                                                                 7.11%
                                                                                          =============

(1)    Calculated on a taxable equivalent basis using a 39% effective tax rate.
(2)    The average expected lives of mortgage-backed securities were 3.4 years based upon current prepayment assumptions.
(3)    The nominal yield on mortgage-backed  securities is based upon prepayment  assumptions at the purchase date. Actual yields earned may differ significantly based upon actual prepayments.
(4)    Expected   maturities  may  differ  from  contractual   maturities  because
     borrowers may have the right to call or prepay  obligations with or without penalty.

Available for Sale Securities

           The amortized cost and fair value of available for sale securities are as follows (in thousands):

                                                                                December 31,
                                -----------------------------------------------------------------------------------------------
                                                     1999                                            1998
                                ----------------------------------------------- -----------------------------------------------
                                 Amortized      Fair       Gross Unrealized      Amortized      Fair       Gross Unrealized
                                                        -----------------------                          ----------------------
                                    Cost       Value       Gain       Loss          Cost        Value       Gain      Loss
                                -----------------------------------------------------------------------------------------------

U.S. Treasury                    $  112,902  $  111,860    $   10   $ (1,052)    $  170,862  $  171,707    $ 1,223   $  (378)
Municipal and other tax exempt       13,086      13,094        75        (67)        92,082      93,131      1,324      (275)
Mortgage-backed securities:
    U. S. agencies                2,174,916   2,106,094       290    (69,112)     1,902,568   1,913,869     13,391    (2,090)
    Other                           202,229     200,558         1     (1,672)         1,772       1,762          -       (10)
-------------------------------------------------------------------------------------------------------------------------------
Total mortgage-backed securities  2,377,145   2,306,652       291    (70,784)     1,904,340   1,915,631     13,391    (2,100)
------------------------------------------------------------------------------- -----------------------------------------------
Other debt securities                   353         353         2         (2)           456         462          6         -
Equity   securities  and  mutual    156,476     156,745     1,104       (835)       142,460     148,444      8,041    (2,057)
funds
------------------------------------------------------------------------------- -----------------------------------------------
     Total                       $2,659,962  $2,588,704    $1,482   $(72,740)    $2,310,200  $2,329,375    $23,985   $(4,810)
===============================================================================================================================

     The amortized cost and fair values of available for sale securities at December 31, 1999, by contractual maturity, are as shown in the following table (dollars in thousands):

                                                                                                        Weighted
                                  Less than      One to        Five to         Over                      Average
                                  One Year     Five Years     Ten Years     Ten Years        Total      Maturity(5)
                                ------------ -------------- ------------- ------------- -------------- -----------
U.S. Treasuries:
    Amortized cost                 $67,936        $44,966       $     -         $  -     $   112,902        1.10
    Fair value                      67,734         44,126             -            -         111,860
    Nominal yield                     5.57%          5.01%            -            -            5.35%
Municipal and other tax exempt:
    Amortized cost                   1,947          8,737         2,402            -          13,086        3.30
    Fair value                       1,939          8,734         2,421            -          13,094
    Nominal yield(1)                  6.91%          7.06%         8.33%           -            7.27%
Other debt securities:
    Amortized cost                       -              -           153          200             353       10.40
    Fair value                           -              -           152          201             353
    Nominal yield(1)                     -              -          7.38%        7.22%           7.29%
                                ------------ -------------- ------------- ------------- -------------- -----------
Total fixed maturity securities:
    Amortized cost                 $69,883        $53,703        $2,555         $200         126,341        1.35
    Fair value                      69,673         52,860         2,573          201         125,307
    Nominal yield                     5.61%          5.35%         8.27%        7.22%           5.55%
                                ============ ============== ============= =============
Mortgage-backed securities:
    Amortized cost                                                                         2,377,145           -(2)
    Fair value                                                                             2,306,652
    Nominal yield(4)                                                                            6.17%
                                                                                         --------------
Equity securities and mutual funds:
    Amortized cost                                                                           156,476           -(3)
    Fair value                                                                               156,745
    Nominal yield                                                                               6.88%
                                                                                         --------------
Total available-for-sale securities:
    Amortized cost                                                                        $2,659,962
    Fair value                                                                             2,588,704
    Nominal yield                                                                               6.18%
                                                                                         ==============

(1)   Calculated on a taxable equivalent basis using a 39% effective tax rate.
(2)   The average expected lives of mortgage-backed securities were 4.4 years based upon current prepayment assumptions.
(3)   Primarily common stock and preferred stock of U.S. Government agencies with no stated maturity.
(4)   The nominal yield on mortgage-backed securities is based upon prepayment assumptions at the purchase date. Actual yields earned may differ significantly based upon actual prepayments.
(5)   Expected  maturities may differ from contractual  maturities  because borrowers  may have the right to call or prepay obligations  with or without penalty.

Sales of available for sale securities resulted in gains and losses as follows (in thousands):

                               1999        1998       1997
                            ----------- ----------- ----------

Proceeds                   $1,397,956  $1,816,796  $1,026,464
Gross realized gains            4,069      15,508       3,159
Gross realized losses           4,488       6,171       4,488
Related federal and state
 income tax expense              (138)      3,180        (270)
 (benefit)
=========================== =========== =========== ==========

         Securities with amortized costs of $2.1 billion and $1.7 billion at December 31, 1999 and 1998, respectively, were pledged to secure securities repurchase agreements, public and trust funds on deposit and for other purposes as required by law.


(5) LOANS

     Significant components of the loan portfolio are as follows (in thousands):

                                                                        December 31,
                               -----------------------------------------------------------------------------------------------
                                                     1999                                           1998
                               ------------------------------------------------ ----------------------------------------------
                                  Fixed      Variable     Non-                     Fixed     Variable      Non-
                                   Rate        Rate      accrual     Total         Rate        Rate      accrual     Total
                               ------------------------------------------------ ----------------------------------------------
Commercial                     $  489,545   $2,162,470   $12,686   $2,664,701   $  308,624  $1,672,255    $ 8,394 $1,989,273
Commercial real estate            305,208      787,288     2,046    1,094,542      251,875     506,744      1,950    760,569
Residential mortgage              369,860      157,815     3,383      531,058      315,946     182,161      2,583    500,690
Residential   mortgage  -  held    57,057            -         -       57,057      100,269           -          -    100,269
for sale
Consumer                          221,399       73,382     1,350      296,131      214,691      80,439      1,168    296,298
------------------------------------------------------------------------------------------------------------------------------
Total                          $1,443,069   $3,180,955   $19,465   $4,643,489   $1,191,405  $2,441,599    $14,095 $3,647,099
==============================================================================================================================
Foregone interest on nonaccrual loans                              $    2,321                                     $    2,271
==============================================================================================================================

    The majority of the commercial and consumer loan portfolios and approximately 63% of the residential mortgage loan portfolio (excluding loans held for sale) are loans to businesses and individuals in Oklahoma. This geographic concentration subjects the loan portfolio to the general economic conditions within this area.
    Within the commercial loan classification, loans to energy-related businesses total $606.6 million, or 13% of total loans. Other notable segments include wholesale/ retail, $407.8 million; manufacturing, $344.2 million; agriculture, $173.7 million, which includes $143.9 million loans to the cattle industry; and services, $807.2 million, which include nursing homes of $84.6 million, hotels of $108.0 million and healthcare of $110.3 million.
    Approximately 53% of commercial real estate loans are secured by properties located in Oklahoma, primarily in the Tulsa or Oklahoma City metropolitan areas. An additional 12% of commercial real estate loans are secured by property located in Texas. The major components of these properties are multifamily residences, $257.2 million; construction and land development, $249.2 million; retail facilities, $169.4 million; and office buildings, $207.5 million.
     Included in loans at December 31 are loans to executive officers, directors or principal shareholders of BOK Financial, as defined in Regulation S-X of the Securities and Exchange Commission. Such loans have been made on substantially the same terms as those prevailing at the time for loans to other customers in comparable transactions. Information relating to loans to executive officers, directors or principal shareholders is summarized as follows (in thousands):

                                         1999        1998
                                     ----------- ------------
  Beginning balance                    $63,098     $69,668
     Advances                           46,820       9,950
     Payments                          (11,205)    (15,135)
     Adjustments                        (3,852)     (1,385)
  -----------------------------------------------------------
  Ending balance                       $94,861     $63,098
  ===========================================================

     Adjustments are primarily due to certain individuals being included for the first time or no longer being included as an executive officer or director of BOK Financial.
     The activity in the reserve for loan losses is summarized as follows (in thousands):
                                 1999       1998      1997
                             --------------------------------
  Beginning balance            $65,922    $54,044  $45,907
  Provision for loan losses     10,365     14,591    9,256
  Loans charged off             (7,348)    (7,596)  (9,279)
  Recoveries                     5,770      4,883    5,635
  Addition due to acquisitions   1,525          -    2,525
  -----------------------------------------------------------
  Ending balance               $76,234    $65,922  $54,044
  ===========================================================
     At December 31, 1999, 1998 and 1997, respectively, the recorded investment in loans that are considered to be impaired under FAS 114 was $15.6 million, $11.3 million and $16.8 million (all of which were on a nonaccrual basis). Included in this amount at December 31, 1999, is $9.1 million of impaired loans for which the related specific reserve for loan losses is $2.5 million and $6.6 million that did not have a specific related reserve for loan losses. At December 31, 1998 and 1997, respectively, this amount included $2.7 million and $2.6 million, of impaired loans for which the related allowance for credit loss was $1.4 million and $919 thousand and $8.6 million and $14.2 million, respectively, that did not have a related allowance for credit losses. The average recorded investments in impaired loans during the years ended December 31, 1999, 1998 and 1997 were approximately $15.3 million, $13.8 million and $19.5 million, respectively. Interest income recognized on impaired loans during 1999, 1998 and 1997 was not significant.

     During 1999, BOK Financial sold approximately $100 million of automobile loans and retained the right to service the loans and a residual interest in certain excess cash flows generated by the loans. The proceeds of the sale were provided by the issuance of debt certificates that totaled $95.9 million by an independent special purpose entity. These retained interests are being carried on the books in accordance with FAS 125. A spread account is maintained by a trustee to hold excess cash received. Funds will be released from the spread account to BOK Financial once certain criteria are met. At December 31, 1999, the carrying values of the servicing rights asset and residual interest were $343 thousand and $9.8 million, respectively. Significant information and assumptions used to determine the value of these assets at December 31, 1999 were:

Current outstanding loan principal            $56.7 million
Average interest rate on loans sold            11.44%
Current  outstanding  debt  certificates      $52.6 million
Interest rate on debt certificates              6.07%
Current spread account balance                $ 4.6 million
Estimated remaining life including Prepayments   30 months
Discount rates:
  Servicing rights                             10.00%
  Residual interest                            12.00%


(6) PREMISES AND EQUIPMENT

Premises and equipment at December 31 are summarized as follows (in thousands):

                                         December 31,
                                   -------------------------
                                      1999         1998
                                   ------------ ------------

Land                                $ 22,474      $15,559
Buildings and improvements            65,646       47,695
Furniture and equipment               93,388       68,335
---------------------------------- ------------ ------------
      Subtotal                       181,508      131,589
---------------------------------- ------------ ------------
Less accumulated depreciation         62,269       43,868
---------------------------------- ------------ ------------
     Total                          $119,239      $87,721
================================== ============ ============
    Depreciation expense of premises was $13.3 million, $8.6 million and $8.1 million for the years ended December 31, 1999, 1998 and 1997, respectively.

(7) MORTGAGE BANKING ACTIVITIES

     BOK Financial engages in mortgage-banking activities through the BOk Mortgage Division of BOk. Residential mortgage loans held for sale totaled $57.1 million and $100.3 million and outstanding mortgage loan commitments totaled $123.2 million and $239.0 million, respectively, at December 31, 1999 and 1998. Mortgage loan commitments are generally outstanding for 60 to 90 days and are subject to both credit and interest rate risk. Credit risk is managed through underwriting policies and procedures, including collateral requirements, which are generally accepted by the secondary loan markets. Exposure to interest rate fluctuations is partially hedged through the use of mortgage-backed securities forward sales contracts. These contracts set the price for loans which will be delivered in the next 60 to 90 days. At December 31, 1999, forward sales contracts totaled $72.3 million. Mortgage loans held for sale are carried at the lower of aggregate cost or market value, including estimated losses on unfunded commitments and gains or losses on forward sales contracts.
     At December 31, 1999, BOk owned the rights to service 94,352 mortgage loans with outstanding principal balances of $7.0 billion, including $107.4 million serviced for BOk, and held related funds for investors and borrowers of $93.6 million. The weighted average interest rate and remaining term was 7.46% and 272 months, respectively. Mortgage loans sold with recourse totaled $4.2 million at December 31, 1999. At December 31, 1998, BOk owned the rights to service mortgage loans with outstanding principal balances of $6.4 billion and held related funds for investors and borrowers of $153.8 million.
     The portfolio of mortgage servicing rights exposes BOk to interest rate risk. During periods of falling interest rates, mortgage loan prepayments increase. This reduces the value of the mortgage servicing rights. BOk uses a combination of futures contracts and options related to 10-year U.S. Treasury securities to hedge this risk. The value of these derivative instruments moves inversely to the value of the mortgage servicing rights. See Note 1 for specific accounting policies for mortgage servicing rights and the related hedges.

Activity  in  capitalized   mortgage  servicing  rights  and  related  valuation
allowance during 1999, 1998 and 1997 are as follows (in thousands):

                                              Capitalized Mortgage Servicing Rights   Valuation     Hedging
                                                 -------------------------------------
                                                  Purchased   Originated    Total     Allowance   (Gain)/Loss     Net
                                                 -------------------------------------------------------------------------
Balance at December 31, 1996                        $57,256     $ 5,188    $ 62,444    $   (900)    $     -    $ 61,544
  Additions                                          33,238       6,013      39,251           -           -      39,251
  Amortization expense                              (11,533)     (1,272)    (12,805)          -           -     (12,805)
  Provision for impairment                                -           -           -      (4,100)          -      (4,100)
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                         78,961       9,929      88,890      (5,000)          -      83,890
  Additions                                           9,443      14,355      23,798           -           -      23,798
  Amortization expense                              (15,185)     (3,085)    (18,270)          -         739     (17,531)
  Provision for impairment                                -           -           -       2,290           -       2,290
  Impairment charge-off                              (2,710)          -      (2,710)      2,710           -           -
  Realized hedge gains                                    -           -           -           -     (22,705)    (22,705)
  Unrealized hedge gains                                  -           -           -           -        (518)       (518)
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                         70,509      21,199      91,708           -     (22,484)     69,224
  Additions                                          16,509      11,073      27,582           -           -      27,582
  Amortization expense                              (12,106)     (3,457)    (15,563)          -         734     (14,829)
  Realized hedge losses                                   -           -           -                  28,293      28,293
  Unrealized hedge losses                                 -           -           -                   3,864       3,864
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                        $74,912     $28,815    $103,727    $      -     $10,407    $114,134
==========================================================================================================================
Estimated fair value of mortgage servicing rights at:
   December 31, 1997(1)                             $86,335     $14,022    $100,357                            $100,357
   December 31, 1998(1)                             $66,663     $23,527    $ 90,190                            $ 90,190
   December 31, 1999(1)                             $83,279     $37,547    $120,826                            $120,826
--------------------------------------------------------------------------------------------------------------------------

(1) Excludes approximately, $19 million, $9 million and $8 million at December 31, 1997, 1998 and 1999, respectively, of loan servicing rights on mortgage loans originated prior to the adoption of FAS 122.

Fair value is determined by discounting the projected net cash flows. Significant assumptions are:

  Discount rate - Risk adjusted rates by loan product, ranging from 9.50% to 21.25%.

  Prepayment rate - Industry consensus annual prepayment estimates ranging from 7.32% to 43.58% from an independent reporting source based upon loan interest rate, original term and loan type.

  Loan servicing costs - $40 to $50 per loan based upon loan type.


Stratification of the mortgage loan servicing portfolio, outstanding principal of loans serviced, and related hedging information by interest rate at December 31, 1999 follows (in thousands):

                                                    < 6.50%    6.50% - 7.49%   7.50% - 8.49%     => 8.50%         Total
                                               ----------------------------------------------------------------------------
Cost less accumulated amortization                $    9,203   $     62,417    $     29,357   $     2,750      $   103,727
Deferred hedge losses                                      -          8,177           2,230             -           10,407
---------------------------------------------------------------------------------------------------------------------------
Adjusted cost                                          9,203         70,594          31,587         2,750          114,134
Fair value                                            10,420         71,929          33,468         5,009          120,826
---------------------------------------------------------------------------------------------------------------------------
Impairment                                        $        -   $          -    $          -   $         -      $         -
===========================================================================================================================
Outstanding principal of loans serviced           $  614,812   $  3,810,409    $  1,814,772   $   296,754      $ 6,536,747(1)
===========================================================================================================================

(1)  Excludes outstanding principal of $491.5 million for loans serviced by BOk for which there are no capitalized mortgage servicing rights.

(8)  DEPOSITS


Interest expense on deposits is summarized as follows (in thousands):
                                      1999       1998       1997
                                -----------------------------------
Transaction deposits                $ 46,510   $ 37,148   $ 33,730
Savings                                2,971      3,837      3,472
Time:
  Certificates of
    deposits under $100,000           41,418     43,789     43,772
  Certificates of
    deposits $100,000 and over        49,166     42,110     35,358
  Other time deposits                 10,556     11,120     11,470
-------------------------------------------------------------------
     Total time                      101,140     97,019     90,600
===================================================================
     Total                          $150,621   $138,004   $127,802
===================================================================
     The aggregate amounts of time deposits in denominations of $100,000 or more
at  December  31,  1999  and  1998  were  $1.2   billion  and  $784.4   million,
respectively.
     Time deposit maturities are as follows: 2000 - $1.7 billion, 2001 - $230.0 million, 2002 - $25.9 million, 2003 - $18.9 million, 2004 - $2.3 million and
$1.0 million thereafter.
     Interest expense on time deposits during 1999 and 1998 was reduced by net income from interest rate swaps of $79.0 thousand and $542.3 thousand, respectively.

(9) OTHER BORROWINGS

Information relating to other borrowings is summarized as follows (dollars in thousands):

                                                                           Rate at       Maximum
                                  Period-End        Daily average          end of    outstanding at
                                              ---------------------------
                                    Balance      Balance       Rate         year      any month-end
                                 -------------------------------------------------------------------
1999:
  Funds purchased and
     repurchase agreements        $1,345,683   $1,146,918        5.12%        6.58%     $1,384,596
  Other                            1,086,662      960,606        5.71         5.91       1,086,662
------------------------------------------------------------
     Total                        $2,432,345   $2,107,524        5.39         6.28       2,432,345
====================================================================================================
1998:
  Funds purchased and
     repurchase agreements        $1,040,683  $   733,031        5.38%        4.98%     $1,040,683
  Other                              807,268      563,188        6.20         5.98         807,268
------------------------------------------------------------
     Total                        $1,847,951   $1,296,219        5.74         5.41       1,847,951
====================================================================================================
1997:
  Funds purchased and repurchase
     agreements                   $  631,815   $  705,870        5.53%        5.83%     $  822,109
  Other                              542,443      449,348        6.23         4.50         548,355
------------------------------------------------------------
     Total                        $1,174,258   $1,155,218        5.80         5.22      $1,287,295
====================================================================================================

     Other borrowings at December 31, 1999 included $816.3 million in advances from the Federal Home Loan Bank. These advances, which are used for funding purposes, include term funds of $426.3 million bearing interest from 5.37% - 7.80%. Of these term funds, $352.1 million mature in 2000, $18.1 million mature in 2001, $17.5 million mature in 2002, $54 thousand mature in 2003, and $38.5 million mature thereafter. In accordance with policies of the Federal Home Loan Bank, BOK Financial has granted a blanket pledge of eligible assets (generally unencumbered U.S. Treasury and mortgage-backed securities, 1-4 family loans and multifamily loans) as collateral for these advances. The unused credit available to BOK Financial at December 31, 1999 pursuant to the Federal Home Loan Bank's collateral policies is $78.0 million.

     BOK Financial has a revolving, unsecured credit agreement from certain banks at December 31, 1999 with available credit of $125 million that expires in November 2002; $105 million was outstanding at year-end. Interest is based on either LIBOR or a base rate, plus a defined margin which is determined by the amount of principal outstanding and BOK Financial's debt rating. The base rate is defined as the greater of either the daily federal funds rate or the prime rate. Interest is paid quarterly. Facility fees are paid quarterly on the average daily undrawn commitment at a rate of 0.20% - 0.30 % as determined by BOK Financial's current debt rating. This credit agreement also includes, among other things, certain restrictive covenants relative to additional borrowings, capital levels, maintenance of certain net worth ratios and dividends on capital stock.
     BOK Financial filed a shelf registration statement with the Securities and Exchange Commission for the issuance of up to $250 million of senior debt securities during the fourth quarter of 1998. These securities will be direct, unsecured obligations, and are not insured by the Federal Deposit Insurance Corporation or guaranteed by any governmental agency. None of this debt has been issued at December 31, 1999. BOk issued $150 million of subordinated debentures in 1997 at a discounted cost of 7.2%, which had a balance at December 31, 1999 of $148.6 million and will mature in 2007. Interest expense on the subordinated debenture was reduced by net income from interest rate swaps of $1.5 million during 1999.
     Funds purchased generally mature within one to 90 days from the transaction date. At December 31, 1999, securities sold under agreements to repurchase totaled $906.9 million with related accrued interest payable of $1.6 million. Additional information relating to repurchase agreements at December 31, 1999 is as follows (dollars in thousands):

                                                    Carrying        Market        Repurchase       Average
Security Sold/Maturity                              Value           Value        Liability(1)       Rate
--------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities:
   Overnight                                       $   28,474    $   28,099         $ 15,636        4.04%
U.S. Agency Securities:
   Overnight                                          407,163       391,506          288,334        5.03
   Term of up to 30 days                              317,122       307,811          268,733        6.14
   Term of 30 to 90 days                              381,621       369,216          335,818        5.95
----------------------------------------------------------------------------------------------
      Total Agency Securities                       1,105,906     1,068,533          892,885        5.71
----------------------------------------------------------------------------------------------
   Total                                           $1,134,380    $1,096,632         $908,521        5.61
==============================================================================================

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

(10)    FEDERAL AND STATE INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows (in thousands):

                                           December 31,
                                       ----------------------
                                           1999       1998
                                       ----------------------
Deferred tax liabilities:
   Available for sale securities
     Mark-to-market                      $   400    $ 7,800
   Pension contributions in excess
     of book expense                       3,800      3,000
   Securities valuation adjustments        4,200      3,500
   Mortgage servicing                     14,800     12,600
   Other                                   3,400      2,900
-------------------------------------------------------------
     Total deferred tax liabilities       26,600     29,800
-------------------------------------------------------------
Deferred tax assets:
   Available for sale securities
     Mark-to-market                       28,000        400
   Loan loss reserve                      28,800     24,500
   Valuation adjustments                  15,400     18,700
   Book expense in excess of tax           4,200      4,900
   Other                                   7,300      4,500
-------------------------------------------------------------
     Total deferred tax assets            83,700     53,000
-------------------------------------------------------------
Deferred tax assets in
   excess of deferred tax                $57,100    $23,200
   liabilities
=============================================================

     The  reconciliations  of  income  attributable  to  continuing   operations
computed at the U.S. federal statutory tax rates to income tax expense are as follows (in thousands):

                                 Years ended December 31,
                              -------------------------------
                                 1999      1998      1997
                              -------------------------------
Amount:
   Federal statutory tax       $46,793   $40,901   $29,637
   Tax exempt revenue           (3,715)   (4,110)   (4,219)
   Effect of state income taxes,
     Net of federal benefit      3,050     3,533     2,184
   Goodwill amortization         2,987     2,296     2,267
   Utilization of tax credits     (786)     (750)     (774)
   Reduction of tax reserve          -         -    (9,000)
   Income taxed at shareholder
     Level                      (1,026)   (1,713)   (1,209)
   Other, net                   (2,834)   (2,908)   (2,363)
-------------------------------------------------------------
     Total                     $44,469   $37,249   $16,523
=============================================================

     As  of  December  31,  1997,  the  Internal   Revenue  Service  closed  its
examination of BOk and BOK Financial for 1992 and 1993, respectively. As a result of the outcome of these examinations, BOK Financial reduced its tax reserve by $9 million, which was credited against current federal income tax expense in 1997. In addition, the Internal Revenue Service has closed its examination for 1994 and 1995 with no material impact on the financial statements. The Internal Revenue Service closed its examination of 1996 during the first quarter of 2000. This examination had no adverse impact on the financial statements and BOK Financial is evaluating the impact, if any, on its tax reserve.

     The significant components of the provision for income taxes attributable to continuing operations for BOK Financial are shown below (in thousands):

                              Years ended December 31,
                         -----------------------------------
                              1999        1998       1997
                         -----------------------------------

Current:
   Federal                  $40,860     $41,415   $  9,631
   State                      2,948       4,937      1,333
------------------------------------------------------------
   Total current             43,808      46,352     10,964
------------------------------------------------------------
Deferred:
   Federal                      559      (7,699)     4,708
   State                        102      (1,404)       851
------------------------------------------------------------
   Total deferred               661      (9,103)     5,559
------------------------------------------------------------
     Total income tax       $44,469     $37,249    $16,523
============================================================


                                  Years ended December 31,
                               -------------------------------
                                    1999      1998      1997
                               -------------------------------
Percent of pretax income:
   Federal statutory rate           35%       35%       35%
   Tax-exempt revenue               (3)       (4)       (5)
   Effect of state income taxes,
     Net of federal benefit          3         3         3
   Goodwill amortization             2         2         3
   Utilization of tax credits       (1)       (1)       (1)
   Reduction of tax reserve          -         -       (11)
   Income taxed at shareholder
     Level                          (1)       (1)       (1)
   Other, net                       (2)       (2)       (3)
--------------------------------------------------------------
     Total                          33%       32%       20%
==============================================================

     The above income tax analysis has been restated to include the operations of First Muskogee. Additionally, for income tax purposes, First Muskogee elected to be treated as an S Corporation effective January 1, 1997. This type of corporation does not generally pay income taxes and its income and expense items are passed through to its shareholders. For this reason, First Muskogee did not pay federal or state income taxes for the years ended December 31, 1998 and 1997. If First Muskogee had been required to pay income taxes in those years as a regular corporation, such amounts would not have been material to the consolidated results of operations of BOK Financial.

(11)EMPLOYEE BENEFITS

     BOK Financial sponsors a defined benefit Pension Plan for all employees who satisfy certain age and service requirements. The following table presents information regarding this plan (dollars in thousands):

                                                              December 31,
                                                     ---------------------------
                                                            1999         1998
                                                     ---------------------------
Change in projected benefit obligation:
   Projected benefit obligation, at beginning of year     $ 15,622     $ 13,313
   Service cost                                              2,908        2,145
   Interest cost                                             1,041          897
   Actuarial (gain) loss                                      (612)         592
   Benefits paid                                            (2,067)      (1,325)
--------------------------------------------------------------------------------
Projected benefit obligation at end of year               $ 16,892     $ 15,622
================================================================================

Change in plan assets:
   Plan assets at fair value, at beginning of year        $ 20,419     $ 17,102
   Actual return on plan assets                              1,848        2,681
   Company contributions                                     5,203        1,961
   Benefits paid                                            (2,067)      (1,325)
--------------------------------------------------------------------------------
Plan assets at fair value at end of year                  $ 25,403     $ 20,419
================================================================================

Reconciliation of prepaid (accrued) and total amount recognized:
     Benefit obligation                                   $(16,892)    $(15,622)
     Fair value of assets                                   25,403       20,419
--------------------------------------------------------------------------------
     Funded status of the plan                               8,511        4,797
     Unrecognized net loss                                     464        1,154
     Unrecognized prior service cost                           741          801
--------------------------------------------------------------------------------
Prepaid pension costs                                     $  9,716     $  6,752
================================================================================

Components of net periodic benefit costs:
   Service cost                                           $  2,908     $  2,145
   Interest cost                                             1,041          897
   Expected return on plan assets                           (1,850)      (1,638)
   Amortization of unrecognized amounts:
     Net loss                                                   81           90
     Prior service cost                                         60           60
--------------------------------------------------------------------------------
Net periodic pension cost                                 $  2,240     $  1,554
================================================================================

Weighted-average assumptions as of December 31:
   Discount rate                                              8.00%        7.00%
   Expected return on plan assets                            10.00%       10.00%
   Rate of compensation increase                              5.25%        5.25%

     Assets of the Pension Plan consist primarily of shares in cash management funds, common stock and bond funds, and guaranteed investment contract funds. Benefits are based on the employee's age and length of service.
     Employee contributions to the Thrift Plans, defined contribution plans, are matched by BOK Financial up to 5% of base compensation, based upon years of service. Participants may direct the investment of their accounts in a variety of options, including BOK Financial Common Stock. Employer contributions vest over five years. Expenses incurred by BOK Financial for the Thrift Plans totaled $2.4 million, $1.9 million and $1.5 million for 1999, 1998 and 1997, respectively.
     BOK Financial also sponsors a defined benefit post-retirement employee medical plan which pays 50 percent of annual medical insurance premiums for retirees who meet certain age and service requirements. Assets of the retiree medical plan consist primarily of shares in a cash management fund. Eligibility for the post-retirement plan is limited to current retirees and certain employees currently age 60 or older.
     Under various performance incentive plans, participating employees may be granted awards based on defined formulas or other criteria. Earnings were charged $19.3 million in 1999, $14.9 million in 1998 and $10.4 million in 1997, for such awards.

(12) EXECUTIVE BENEFIT PLANS

     The Board of Directors of BOK Financial has approved various stock option plans. The number of options awarded and the employees to receive the options are determined by the Chairman of the Board and the President, subject to approval of the Board of Directors or a committee thereof.
     Options awarded under these plans are subject to vesting requirements. Generally, one-seventh of the options awarded vest annually and expire three years after vesting.
     The following table presents options outstanding during 1998 and 1999 under these plans:

                                                Weighted-
                                                 Average
                                                Exercise
                                     Number       Price
                                   --------------------------

Options outstanding at
   December 31, 1996                2,382,687       9.22
Options awarded                       659,676      10.19
Options exercised                    (237,775)      8.48
Options forfeited                     (97,599)      9.89
Options expired                          (288)      8.92
-------------------------------------------------------------
Options outstanding at
   December 31, 1997                2,706,701      11.45
Options awarded                       684,067      18.19
Options exercised                    (245,717)      8.94
Options forfeited                    (170,650)     12.02
Options expired                          (980)      8.98
-------------------------------------------------------------
Options outstanding at
   December 31, 1998                2,973,421      13.87
Options awarded                       536,475      21.41
Options exercised                    (434,865)      9.37
Options forfeited                    (115,249)     15.20
Options expired                          (585)      9.27
-------------------------------------------------------------
Options outstanding at
   December 31, 1999                2,959,197      15.68
=============================================================
Options vested at
   December 31, 1999                  867,006      11.90
=============================================================

     The following table summarizes information concerning currently outstanding and vested options:

           Options Outstanding                       Options Vested
------------------------------------------------- -----------------------
                           Weighted
                           Average       Weighted             Weighted
   Range of                Remaining     Average              Average
   Exercise     Number     Contractual   Exercise   Number    Exercise
   Prices     Outstanding  Life (years)  Price      Vested    Price
-------------------------------------------------------------------------

$        6.10     112,707     1.92     $  6.10     112,707   $  6.10
   9.06-10.91   1,111,416     3.29        9.85     517,698      9.75
        18.19     586,625     4.85       18.19     149,276     18.19
  20.52-21.41   1,148,449     5.96       20.99      87,325     21.41

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

     The fair value of these  options was estimated at the date of grant using a
Black-Scholes   option   pricing  model  with  the  following   weighted-average
assumptions:

                                         1999      1998      1997
                                      --------- --------- ---------

  Average  risk-free interest rate        6.12%     4.71%     5.72%
  Dividend yield                          None      None      None
  Volatility factors                      .192      .198      .200
  Weighted-average expected life       7 years   7 years   7 years

     The weighted-average fair value of options granted during 1999, 1998 and 1997 was $7.34, $7.00 and $5.93, respectively. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because BOK Financial's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.
     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The following table represents the required pro forma disclosures for options granted subsequent to December 31, 1994:

                                     1999(1)   1998(1)   1997(1)
                                   -------------------------------

  Pro forma net income               $87,736   $78,504   $67,478
  Pro forma earnings per share:
      Basic                             1.76     $1.58     $1.35
      Diluted                           1.57      1.41      1.21

(1) Because Statement 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 2003.

(13)COMMITMENTS AND CONTINGENT LIABILITIES

     In the ordinary course of business, BOK Financial and its subsidiaries are subject to legal actions and complaints. Management believes, based upon the opinion of counsel, that the actions and liability or loss, if any, resulting from the final outcomes of the proceedings, will not be material in the aggregate.
     BOk is obligated under a long-term lease for its bank premises located in downtown Tulsa. The lease term, which began November 1, 1976, is for fifty-seven years with options to terminate at the end of the thirty-seventh and forty-seventh years. Annual base rent is $3.2 million. BOk subleases portions of its space for annual rents of $406 thousand in 2000 and $22 thousand for years 2001 through 2003. Net rent expense on this lease was $2.8 million in 1999, and $2.7 million in 1998 and 1997. Total rent expense for BOK Financial was $10.2 million in 1999, $9.0 million in 1998 and $7.7 million in 1997.
     At December 31, 1999, the future minimum lease payments for equipment and premises under operating leases were as follows: $10.8 million in 2000, $10.1 million in 2001, $8.8 million in 2002, $6.6 million in 2003, $5.9 million in 2004 and a total of $106.7 million thereafter.
     BOk and Williams Companies, Inc. guaranteed 30 percent and 70 percent, respectively, of the $15.7 million debt, which matures May 15, 2007, and operating deficit of two parking facilities operated by the Tulsa Parking Authority. Total expense related to this guarantee was $273 thousand in 1999, $281 thousand in 1998 and $226 thousand in 1997.
     The Federal Reserve Bank requires member banks to maintain certain minimum average cash balances. These balances were approximately $164.6 million for 1999 and $90.8 million for 1998.


(14)FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     BOK Financial is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to manage interest rate risk. Those financial instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in BOK Financial's Consolidated Balance Sheets. Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the notional amount of those instruments.
     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At December 31, 1999, outstanding commitments totaled $2.4 billion. Since some of the commitments are expected to expire before being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. BOK Financial uses the same credit policies in making commitments as it does loans. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the borrower.
     Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Since the credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan commitments, BOK Financial uses the same credit policies in evaluating the creditworthiness of the customer. Additionally, BOK Financial uses the same evaluation process in obtaining collateral on standby letters of credit as it does for loan commitments. At December 31, 1999, outstanding standby letters of credit totaled $155.0 million.

     Commercial  letters  of  credit  are  used  to  facilitate  customer  trade transactions  with the drafts  being drawn when the  underlying  transaction  is consummated. At December 31, 1999, outstanding commercial letters of credit totaled $4.7 million.
     BOK Financial uses interest rate swaps, a form of off-balance-sheet derivative product, in managing its interest rate risk. These swaps are used primarily to more closely match the interest of certain long-term, fixed rate assets and liabilities. BOK Financial agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed-upon notional amount. At December 31, 1999, the notional amount of BOK Financial's interest rate swaps totaled $575.6 million with related credit exposure, represented by the fair value of the contracts, of $9.2 million. During 1999 and 1998, income from the swaps exceeded costs by $1.4 million and $1.7 million, respectively, which reduced interest expense. Scheduled repricing periods for the swaps are as follows (notional value in thousands):

                         31-90     91-365      Over
                         days       days      1 year     Total
                      --------------------------------------------
Pay floating           $(316,000) $(28,000)  $     -   $(344,000)
Receive fixed                  -         -    344,000    344,000
Pay fixed                      -         -   (231,583)  (231,583)
Receive floating         231,583         -          -    231,583
------------------------------------------------------------------
Total                  $ (84,417) $(28,000)  $112,417  $       -
==================================================================

     The expiration dates of the swap contracts are designed to match the estimated maturity dates of the underlying assets and liabilities and matures as follows: $4.2 million in 2001, $201.6 million in 2002, $39.5 million in 2003, $22.8 million in 2004, $8.0 million in 2005, $16.5 million in 2006, $164.3 million in 2007, $35.5 million in 2008 and $83.2 million in 2009.
     BOK Financial utilized securities forward sales contracts associated with its mortgage banking activities as described in Note 7.

(15) SHAREHOLDERS' EQUITY

Preferred Stock

     One billion shares of preferred stock with a par value of $0.00005 per share are authorized. A single series of 250,000,000 shares designated as Series A Preferred Stock ("Series A Preferred Stock") is currently issued and outstanding. The Series A Preferred Stock has no voting rights except as otherwise provided by Oklahoma corporate law and may be converted into one share of Common Stock for each 41 shares of Series A Preferred Stock at the option of the holder. Dividends are cumulative at an annual rate of ten percent of the $0.06 per share liquidation preference value when declared and are payable in cash. Aggregate liquidation preference is $15.0 million. During 1999, 1998 and 1997, 57,340 shares, 68,765 shares and 107,230 shares, respectively, of BOK Financial common stock were issued in payment of dividends on the Series A Preferred Stock in lieu of cash by mutual agreement of BOK Financial and the holders of the Series A Preferred Stock. Kaiser owns substantially all Series A Preferred Stock. These shares were valued at $1.5 million in 1999, 1998 and 1997, based on average market price, as defined, for a 65 business day period preceding declaration.
     Various officers own 125 nonvoting units in an entity owned by BOk. These units are eligible for an annual, cumulative distribution of $8 per unit and have a preferred value upon liquidation of $100 per unit.

Common Stock

     Common stock consists of 2.5 billion authorized shares, $0.00006 par value. Holders of common shares are entitled to one vote per share at the election of the Board of Directors and on any question arising at any shareholders' meeting and to receive dividends when and as declared. No common stock dividends can be paid unless all accrued dividends on the Series A Preferred Stock have been paid. The present policy of BOK Financial is to retain earnings for capital and future growth, and management has no current plans to recommend payment of cash dividends on common stock. Additionally, regulations restrict the ability of national banks and bank holding companies to pay dividends and BOK Financial's credit agreement restricts the payment of dividends by the holding company.
     During 1999, 1998 and 1997, 3% dividends payable in shares of BOK Financial common stock were declared and paid. The shares issued were valued at $30.6 million, $30.3 million and $27.4 million, respectively, based on the average closing bid/ask prices on the day preceding declaration. Presently, management plans to recommend continued payment of annual dividends in shares of common stock.
     All share and per share amounts for previous years presented have been retroactively adjusted for a two-for-one stock split effected in the form of a stock dividend declared January 26, 1999 for stockholders of record on February 8, 1999.

Subsidiary Banks

     The amounts of dividends which BOK Financial's subsidiary banks can declare and the amounts of loans the subsidiary banks can extend to affiliates are limited by various federal and state banking regulations. Generally, dividends declared during a calendar year are limited to net profits, as defined, for the year plus retained profits for the preceding two years. The amounts of dividends are further restricted by minimum capital requirements. Pursuant to the most restrictive of the regulations at December 31, 1999, BOK Financial's subsidiary banks could declare dividends up to $81.8 million without prior regulatory approval. The subsidiary banks declared and paid dividends of $63.0 million in 1999, $26.3 million in 1998 and $69.8 million in 1997.
     Loans to a single affiliate may not exceed 10.0% and loans to all affiliates may not exceed 20.0% of unimpaired capital and surplus, as defined. Additionally, loans to affiliates must be fully secured. As of December 31, 1999 and 1998, these loans totaled $35.3 million and $40.4 million, respectively, including $9.2 million and $27.9 million to consolidated entities. Total loan commitments to affiliates at December 31, 1999 were $82.7 million.

Regulatory Capital

     BOK Financial and its banking subsidiaries are subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that could have a material effect on BOK Financial's operations. These capital requirements include quantitative measures of assets, liabilities, and certain off-balance sheet items. The capital standards are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
     For a banking institution to qualify as well capitalized, its Tier I, Total and Leverage capital ratios must be at least 6%, 10% and 5%, respectively. Tier I capital consists primarily of common stockholders' equity, excluding unrealized gains or losses on available for sale securities, less goodwill, core deposit premiums, and certain other intangible assets. Total capital consists primarily of Tier I capital plus preferred stock, subordinated debt and reserves for loan losses, subject to certain limitations. All of BOK Financial's banking subsidiaries exceeded the regulatory definition of well capitalized.

                                                        December 31,
                                         ---------------------------------------
                                                 1999                1998
                                         ---------------------------------------
                                            Amount    Ratio     Amount    Ratio
                                         ---------------------------------------
(Dollars in thousands)

Total Capital (to Risk Weighted Assets):
   Consolidated                            $700,875   10.72%   $628,782   12.02%
   BOk                                      594,182   10.80     535,070   12.13
   Bank of Arkansas                          11,569   15.73      11,323   11.33
   Bank of Texas(1)                          87,299   12.41      55,848   15.81
   Bank of Albuquerque                       57,451   16.04      40,716   18.87

Tier I Capital (to Risk Weighted Assets):
   Consolidated                            $475,687    7.27%   $414,918    7.93%
   BOk                                      383,255    6.96     331,426    7.51
   Bank of Arkansas                          10,639   14.47      10,073   10.08
   Bank of Texas(1)                          78,382   11.15      51,430   14.56
   Bank of Albuquerque                       56,075   15.65      40,341   18.70

Tier I Capital (to Average Assets):
   Consolidated                            $475,687    5.92%   $414,918    6.60%
   BOk                                      383,255    5.88     331,426    6.02
   Bank of Arkansas                          10,639    9.86      10,073    9.47
   Bank of Texas(1)                          78,382    8.19      51,430   11.52
   Bank of Albuquerque                       56,075    6.78      40,341    8.91

(1) Includes Mid-Cities National Bank, Canyon Creek National Bank and Swiss Avenue State Bank, all of which were acquired in 1999 and will be merged into Bank of Texas during 2000.

     The decrease in regulatory capital ratios for BOK Financial consolidated, BOk and Bank of Texas reflects the increase in goodwill and core deposit premiums during the year as well as a higher level of assets.


(16)EARNINGS PER SHARE

     The following table presents the computation of basic and diluted earnings per share (dollars in thousands except share data):

                                                                                      Years ended December 31,
                                                                          -------------------------------------------
                                                                                 1999          1998          1997
                                                                          -------------------------------------------
Numerator:
   Net income                                                                   $89,226       $79,611       $68,155
   Preferred stock dividends                                                     (1,500)       (1,500)       (1,500)
---------------------------------------------------------------------------------------------------------------------
Numerator for basic earnings per share - income
   available to common stockholders                                              87,726        78,111        66,655
---------------------------------------------------------------------------------------------------------------------
Effect of dilutive securities:
   Preferred stock dividends                                                      1,500         1,500         1,500
---------------------------------------------------------------------------------------------------------------------
Numerator for diluted earnings per share - income available
   to common stockholders after assumed conversion                              $89,226       $79,611       $68,155
=====================================================================================================================
Denominator:
   Denominator for basic earnings per share -weighted average shares         48,974,382    48,897,092    48,894,809
   Effect of dilutive securities:
     Employee stock options(1)                                                  647,633       756,662       591,716
     Convertible preferred stock                                              6,149,365     6,149,365     6,149,365
---------------------------------------------------------------------------------------------------------------------
Dilutive potential common shares                                              6,796,998     6,906,027     6,741,081
---------------------------------------------------------------------------------------------------------------------
Denominator for diluted earnings per share - adjusted
   weighted average shares and assumed conversions                           55,771,380    55,803,119    55,635,890
=====================================================================================================================
Basic earnings per share                                                          $1.79         $1.60         $1.36
=====================================================================================================================
Diluted earnings per share                                                        $1.60         $1.43         $1.23
=====================================================================================================================

(1)  Excludes  employee  stock  options with  exercise  price                     7,344             -             -
     greater than current market price

(17) REPORTABLE SEGMENTS

     BOK Financial operates four principal lines of business under its Bank of Oklahoma franchise: corporate banking, consumer banking, mortgage banking and trust services. It also operates a fifth principal line of business, regional banks, which includes all banking functions for Bank of Albuquerque, Bank of Arkansas and Bank of Texas. These five principal lines of business combined account for approximately 86% of total revenue. Other lines of business include the TransFund ATM system and BOSC, Inc. The Corporate Banking segment consists of eight operating units that provide credit and lease financing, deposit and cash management, and international collection services to commercial and industrial customers and to other financial institutions in Oklahoma and surrounding states. The Consumer Banking segment consists of two operating units which provide direct and indirect consumer loans and deposit services to individuals primarily within Oklahoma. The Mortgage Banking segment consists of two operating units that originate a full range of mortgage products from federally sponsored programs to "jumbo loans" on higher priced homes in BOK Financial's primary market areas. The Mortgage Banking segment also services mortgage loans acquired from throughout the United States. The Trust Services segment consists of one operating unit that provides financial services to both individual and corporate clients. Individual financial services include personal trust management, administration of estates and management of investment and custodial accounts. Individual financial services also includes lending and investment services to select individuals. Corporate financial services include administration of employee benefit plans, transfer and paying agent services and investment advisory services. Regional Banks include Bank of Arkansas, Bank of Albuquerque and Bank of Texas. Bank of Texas includes Canyon Creek National Bank, Mid-Cities National Bank and Swiss Avenue State Bank which were acquired in 1999 and which will be merged into Bank of Texas in 2000. Information regarding regional banks was included in total nonreportable segments in previous years.
     BOK Financial identifies reportable segments by type of service provided for the Mortgage Banking and the Trust Services segments and by type of customer for the Corporate Banking and Consumer Banking segments. Regional Banks are identified by legal entity. Operating results are adjusted for intercompany loan participations and allocated service costs and management fees.
     BOK Financial evaluates performance and allocates resources based upon a measurement of performance after the allocation of certain indirect expenses, taxes and capital cost. Capital is assigned to the lines of business based on an internal allocation method that reflects management's assessment of risk. An additional amount of capital is assigned to the regional banks based upon BOK Financial's investment in these entities. The accounting policies of the reportable segments generally follow those described in the summary of significant account policies except interest income is reported on a fully tax-equivalent basis, loan losses are based on actual net amounts charged off and the amortization of intangible assets is generally excluded. The cost of funds provided from one segment to another is transfer-priced at rates that approximate market for funds with similar duration. Assessment of performance is based on net interest revenue after internal funds transfer pricing.
     Nonreportable business segments include TransFund and BOSC, Inc. The sources of revenue in these segments include interest, commissions earned on securities transactions, securities trading gains or losses, and fees earned on various banking activities, including merchant discounts and interchange fees.
     BOK Financial has not made any significant investments in long-term assets other than financial instruments, including core deposit intangible assets and purchased mortgage servicing rights. Substantially all revenue is from domestic customers. No single external customer accounts for more than 10% of total revenue.


                                Corporate      Consumer     Mortgage       Trust        Regional       All
                                 Banking       Banking       Banking      Services       Banks        Other        Total
                              ------------------------------------------------------------------------------------------------

Year ended December 31, 1999

Net interest revenue/(expense)
   from external sources        $   192,783  $    (33,645)  $  11,627   $    3,626    $     67,056   $ (5,323)   $   236,124
Net interest revenue/(expense)
   from internal sources            (94,801)       78,513      (8,296)       7,193          (7,612)    25,003              -
------------------------------------------------------------------------------------------------------------------------------
Total net interest revenue           97,982        44,868       3,331       10,819          59,444     19,680        236,124

Provision for loan losses            (1,111)        2,462          82           70              64      8,798         10,365
Other operating revenue              29,557        24,258      39,533       44,044          11,464     40,015        188,871
Securities gains/(losses)                 -             -           -            -             (53)      (366)          (419)
Other operating expense              51,731        49,692      39,724       39,602          56,892     42,875        280,516
Income taxes                         29,921         6,603       1,190        5,909           6,182     (5,336)        44,469
------------------------------------------------------------------------------------------------------------------------------
Net income                      $    46,998  $     10,369   $   1,868   $    9,282    $      7,717   $ 12,992    $    89,226
==============================================================================================================================

Average assets                  $ 3,222,779  $  1,886,620   $ 355,888   $  333,423    $  1,808,218   $  6,122    $ 7,613,050

Average equity                      337,742        43,412      25,273       35,476         191,477    (90,988)       542,392

Performance measurements:
    Return on assets                   1.46%         0.55%       0.52%        2.78%           0.43%         -           1.17%
    Return on equity                  13.92%        23.89%       7.39%       26.16%           4.03%         -          16.45%
    Efficiency ratio                  40.56%        71.89%      92.67%       72.18%          80.23%         -          66.00%

Reconciliation to Consolidated Financial Statements

                                                Other         Other
                               Net Interest   Operating     Operating     Average
                                 Revenue       Revenue       Expense       Assets
                              --------------------------------------------------------

Total reportable segments          $216,444      $148,856    $237,641   $7,606,928
Total nonreportable segments            725        37,262      30,432       58,919
Unallocated items:
    Tax-equivalent adjustment        (8,380)            -           -            -
    Funds management                 28,975         1,057      10,996      122,463
    All others, net                  (1,640)        1,696       1,447     (175,260)
--------------------------------------------------------------------------------------
BOK Financial consolidated         $236,124      $188,871    $280,516   $7,613,050
======================================================================================


                                Corporate       Consumer      Mortgage       Trust      Regional       All
                                 Banking        Banking        Banking     Services      Banks        Other         Total
                             --------------------------------------------------------------------------------------------------

Year ended December 31, 1998

Net interest revenue/(expense)
   from external sources       $   159,929   $    (40,527)   $  16,133    $    1,881   $  29,457      $  23,553  $   190,426
Net interest revenue/(expense)
   from internal sources           (76,711)        83,617      (10,456)        6,415      (1,673)        (1,192)           -
-------------------------------------------------------------------------------------------------------------------------------
Total net interest revenue          83,218         43,090        5,677         8,296      27,784         22,361      190,426

Provision for loan losses               64          2,103          128           124         187         11,985       14,591
Other operating revenue             27,053         23,156       44,379        37,928       4,215         28,952      165,683
Securities gains/(losses)                -              -            -             -         613          8,724        9,337
Other operating expense             48,214         50,348       41,926        35,788      21,563         38,446      236,285
Provision for impairment of
   mortgage servicing rights             -              -       (2,290)            -           -              -       (2,290)
Income taxes                        24,115          5,366        4,004         4,012       5,118         (5,366)      37,249
-------------------------------------------------------------------------------------------------------------------------------
Net income                     $    37,878   $      8,429    $   6,288    $    6,300   $   5,744      $  14,972 $     79,611
===============================================================================================================================

Average assets                 $ 2,562,320   $  1,941,184    $ 367,934    $  293,562   $ 644,236      $ 136,778 $  5,946,014

Average equity                     268,677         46,008       30,213        29,827      85,197         25,957      485,879

Performance measurements:
    Return on assets                  1.48%          0.43%        1.71%         2.15%       0.89%            -         1.34%
    Return on equity                 14.10%         18.32%       20.81%        21.12%       6.74%            -        16.38%
    Efficiency ratio                 43.72%         76.00%       83.76%        77.42%       7.39%            -        66.35%


Reconciliation to Consolidated Financial Statements

                                                                 Other           Other
                                              Net Interest     Operating       Operating        Average
                                                Revenue         Revenue         Expense          Assets
                                            -----------------------------------------------------------------

Total reportable segments                        $168,065        $136,731        $197,839      $5,809,236
Total nonreportable segments                          507          27,204          21,890          36,439
Unallocated items:
    Tax-equivalent adjustment                      (9,427)              -               -               -
    Funds management                               31,097           3,371          10,692         138,183
    Contribution to BOk Foundation                      -               -           2,257               -
    All others, net                                   184          (1,623)          3,607         (37,844)
-------------------------------------------------------------------------------------------------------------
BOK Financial consolidated                       $190,426        $165,683        $236,285      $5,946,014
=============================================================================================================


                                Corporate      Consumer     Mortgage       Trust       Regional        All
                                 Banking       Banking       Banking      Services       Banks        Other         Total
                              -------------------------------------------------------------------------------------------------

Year ended December 31, 1997

Net interest revenue/(expense)
   from external sources      $   139,855   $   (43,854)   $  21,897   $    2,460      $ 20,796     $  21,078   $   162,232
Net interest revenue/(expense)
   from internal sources          (67,274)       87,082      (16,798)       5,864          (490)       (8,384)            -
-------------------------------------------------------------------------------------------------------------------------------
Total net interest revenue         72,581        43,228        5,099        8,324        20,306        12,694       162,232

Provision for loan losses            (133)        2,520          165`         180           930         5,594         9,256
Other operating revenue            22,616        21,774       34,208       30,084         3,236        20,967       132,885
Securities gains/(losses)               -             -            -            -          (141)       (1,188)       (1,329)
Other operating expense            33,647        50,029       33,208       28,496        15,881        34,493       195,754
Provision for impairment of
   mortgage servicing rights            -             -        4,100            -             -             -         4,100
Income taxes                       23,993         4,844          713        3,786         3,617       (20,430)       16,523
-------------------------------------------------------------------------------------------------------------------------------
Net income                    $    37,690   $     7,609    $   1,121   $    5,946      $  2,973      $ 12,816   $    68,155
===============================================================================================================================

Average assets                $ 2,136,278   $ 1,927,948    $ 391,011   $  254,430      $465,780      $ 90,235   $ 5,265,682

Average equity                    221,205        47,220       28,050       24,112        63,648        21,845       406,080

Performance measurements:
   Return on assets                  1.76%         0.39%        0.29%        2.34%         0.64%           -           1.29%
   Return on equity                 17.04%        16.11%        4.00%       24.66%         4.67%           -          16.78%
   Efficiency ratio                 35.34%        76.97%       84.48%       74.19%        67.46%           -          66.33%

Reconciliation to Consolidated Financial Statements

                                                          Other         Other
                                          Net Interest   Operating     Operating       Average
                                            Revenue       Revenue       Expense        Assets
                                         ----------------------------------------------------------

Total reportable segments                     $149,538      $111,918      $161,261    $5,175,447
Total nonreportable segments                       380        19,172        15,758        16,872
Unallocated items:
    Tax-equivalent adjustment                   (9,716)            -             -             -
    Funds management                            23,073           992         8,579        23,953
    Contribution to BOk Foundation                   -             -         3,638             -
    All others, net                             (1,043)          803         6,518        49,410
---------------------------------------------------------------------------------------------------
BOK Financial consolidated                    $162,232      $132,885      $195,754    $5,265,682
===================================================================================================

(18) FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying values and estimated fair values of financial instruments as of December 31, 1999 and 1998 (dollars in thousands):

                                                                   Range of     Average                    Estimated
                                                     Carrying    Contractual   Repricing     Discount        Fair
                                                       Value        Yields    (in years)       Rate          Value
                                                   -------------------------------------------------------------------
1999:
  Cash and cash equivalents                        $   426,855              -       -                -   $   426,855
  Securities                                         2,816,336              -       -                -     2,814,780
  Loans:
     Commercial                                      2,664,701     4.50-17.00%      .56     5.70-  8.65%   2,662,515
     Commercial real estate                          1,094,542     5.34-13.00      1.41     8.39-  8.58    1,091,407
     Residential mortgage                              531,058     3.81-14.25      2.21     6.02-  8.47      520,643
     Residential mortgage - held for sale               57,057              -        -               -        57,057
     Consumer                                          296,131     6.51-18.25      2.27     7.96- 13.50      288,402
----------------------------------------------------------------------------------------------------------------------
Total loans                                          4,643,489                                             4,620,024

Reserve for loan losses                                (76,234)                                                    -
----------------------------------------------------------------------------------------------------------------------
Net loans                                            4,567,255                                             4,620,024
Deposits with no stated maturity                     3,043,334              -         -               -    3,043,334
Time deposits                                        2,219,850    2.18-  6.71       .62     5.45-  6.40    2,206,447
Other borrowings                                     2,283,703    4.94-  8.35       .19     4.74-  7.44    2,263,433
Subordinated debt                                      148,642           6.29      7.46            7.24      139,267
======================================================================================================================

1998:
  Cash and cash equivalents                        $   471,425              -         -               -   $  471,425
  Securities                                         2,598,290              -         -               -    2,598,267
  Loans:
     Commercial                                      1,989,273    4.50- 13.69%      .60     6.89- 10.03%   1,992,288
     Commercial real estate                            760,569    6.08- 12.93      1.37     8.05-  9.75      756,461
     Residential mortgage                              500,690    3.81- 14.25      3.24     6.62-  6.95      511,644
     Residential mortgage - held for sale              100,269              -        -                -      100,269
     Consumer                                          296,298    6.40- 17.90      1.48     7.02- 12.75      298,997
----------------------------------------------------------------------------------------------------------------------
Total loans                                          3,647,099              -         -               -    3,659,659

Reserve for loan losses                                (65,922)             -         -               -            -
----------------------------------------------------------------------------------------------------------------------
Net loans                                            3,581,177              -         -               -    3,659,659
Deposits with no stated maturity                     2,804,490              -         -               -    2,804,490
Time deposits                                        1,803,237    2.03- 10.00       .62     3.62-  5.12    1,804,564
Other borrowings                                     1,701,030    4.76-  6.95       .24     4.50-  7.75    1,705,048
Subordinated debt                                      146,921           6.53      8.46            5.42      158,869
======================================================================================================================

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

Loans

     The fair value of loans, excluding loans held for sale, are based on discounted cash flow analyses using interest rates currently being offered for loans with similar remaining terms to maturity and credit risk, adjusted for the impact of interest rate floors and ceilings. The fair values of classified loans were estimated to approximate their carrying values less loan loss reserves allocated to these loans of $12.0 million and $9.6 million at December 31, 1999 and 1998, respectively.
     The fair values of residential mortgage loans held for sale are based upon quoted market prices of such loans sold in securitization transactions, including related unfunded loan commitments and hedging transactions.

Deposits

     The fair values of time deposits are based on discounted cash flow analyses using interest rates currently being offered on similar transactions. Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments," ("FAS 107") defines the estimated fair value of deposits with no stated maturity, which includes demand deposits, transaction deposits, money market deposits and savings accounts, to equal the amount payable on demand. Although market premiums paid reflect an additional value for these low cost deposits, FAS 107 prohibits adjusting fair value for the expected benefit of these deposits. Accordingly, the positive effect of such deposits is not included in this table.

Other Borrowings and Subordinated Debenture

     The fair values of these instruments are based upon discounted cash flow analyses using interest rates currently being offered on similar instruments.

Off-Balance-Sheet Instruments

     The fair values of commercial loan commitments and letters of credit are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements. The fair values of these off-balance-sheet instruments were not significant at December 31, 1999 and 1998. Residential mortgage loan commitments are included in determining the fair value of the mortgage loans held for sale. The fair values of interest rate swaps are based on pricing models using current assumptions to arrive at replacement cost. The estimated fair value of interest rate swaps were $9.2 million and $10.2 million at December 31, 1999 and 1998, respectively.

(19) PARENT COMPANY ONLY FINANCIAL STATEMENTS

Summarized financial information for BOK Financial - Parent Company Only follows:

Balance Sheets
(In Thousands)                                               December 31,
                                                    ----------------------------
                                                          1999         1998
                                                    ----------------------------

Assets
Cash and cash equivalents                                  $ 12,489    $    762
Securities - available for sale                               9,459      24,904
Investment in subsidiaries                                  638,850     591,610
Other assets                                                  3,034       2,313
--------------------------------------------------------------------------------
   Total assets                                            $663,832    $619,589
================================================================================

Liabilities and Shareholders' Equity
Other borrowings                                           $105,132    $ 92,132
Other liabilities                                             1,536       2,664
--------------------------------------------------------------------------------
   Total liabilities                                        106,668      94,796
--------------------------------------------------------------------------------
Preferred stock                                                  25          25
Common stock                                                      3           3
Capital surplus                                             274,980     236,726
Retained earnings                                           332,751     278,365
Treasury stock                                               (7,018)     (2,623)
Accumulated other comprehensive income (loss)               (43,577)     12,297
--------------------------------------------------------------------------------
   Total shareholders' equity                               557,164     524,793
--------------------------------------------------------------------------------
   Total liabilities and shareholders' equity              $663,832    $619,589
================================================================================

Statements of Earnings
(In Thousands)

                                                             1999           1998          1997
                                                      -------------------------------------------

Dividends, interest and fees received from                  $63,556        $30,861       $72,439
   subsidiaries
Other operating revenue                                       2,327          1,717         2,612
-------------------------------------------------------------------------------------------------
   Total revenue                                             65,883         32,578        75,051
-------------------------------------------------------------------------------------------------

Interest expense                                              6,225          2,469         3,566
Personnel expense                                                 9            579           293
Professional fees and services                                  600            670           172
Contribution of stock to BOk Charitable Foundation                -          2,257         3,638
Other operating expense                                          80            116           106
-------------------------------------------------------------------------------------------------
   Total expense                                              6,914          6,091         7,775
-------------------------------------------------------------------------------------------------

Income before taxes and equity in undistributed
   income of subsidiaries                                    58,969         26,487        67,276
Federal and state income tax credit                          (3,243)        (3,093)       (3,657)
-------------------------------------------------------------------------------------------------

Income before equity in undistributed income of              62,212         29,580        70,933
   subsidiaries
Equity in undistributed income (loss) of subsidiaries        27,014         50,031        (2,778)
-------------------------------------------------------------------------------------------------
Net income                                                  $89,226        $79,611       $68,155
=================================================================================================

Statements of Cash Flows
(In Thousands)

                                                              1999         1998         1997
                                                        -----------------------------------------

Cash flows from operating activities:
   Net income                                               $89,226      $79,611    $  68,155
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Equity in undistributed income (loss) of             (27,014)     (50,030)       2,778
         subsidiaries
       Gain on sale of available for sale securities              -            -       (1,226)
       Contribution of stock to BOk Charitable
         Foundation                                               -        2,257        3,638
       (Increase) decrease in other assets                    1,036         (373)        (349)
       Increase (decrease) in other liabilities              (1,980)       2,593       (3,610)
-------------------------------------------------------------------------------------------------
Net cash provided by operating activities                    61,268       34,058       69,386
-------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Proceeds from maturities of available for sale             9,881            -       12,157
     securities
   Purchases of available for sale securities                     -            -      (10,000)
   Investment in subsidiaries                               (72,293)     (85,842)    (104,488)
-------------------------------------------------------------------------------------------------
Net cash used in investing activities                       (62,412)     (85,842)    (102,331)
-------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Increase in short-term borrowings                         13,228       59,245       32,887
   Issuance of preferred, common and treasury stock, net      3,961        4,152        1,777
   Purchase treasury stock                                   (1,574)      (9,138)           -
   Cash dividends                                            (2,744)      (2,344)      (1,636)
   Payments on notes receivable                                   -            4           83
-------------------------------------------------------------------------------------------------
Net cash provided by financing activities                    12,871       51,919       33,111
-------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                    11,727          135          166
Cash and cash equivalents at beginning of period                762          627          461
-------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                  $12,489    $     762    $     627
=================================================================================================
Payment of dividends in common stock                        $32,192    $  31,500    $  28,948
=================================================================================================
Cash paid for interest                                      $ 5,933    $   2,364    $   3,395
=================================================================================================

                                                    BOK FINANCIAL CORPORATION



ANNUAL FINANCIAL SUMMARY - UNAUDITED

Consolidated Daily Average Balances,
Average Yields and Rates


(Dollars in Thousands Except Per Share Data)                                               1999
                                                                      -----------------------------------------------
                                                                          Average       Revenue/         Yield/
                                                                          Balance       Expense(1)        Rate
                                                                      -----------------------------------------------

Assets
   Taxable securities                                                     $2,383,198       $144,901        6.08%
   Tax-exempt securities                                                     288,094         21,785        7.56
---------------------------------------------------------------------------------------------------------------------
     Total securities                                                      2,671,292        166,686        6.24
---------------------------------------------------------------------------------------------------------------------
   Trading securities                                                         37,508          2,291        6.11
   Funds sold and resell agreements                                           43,373          2,219        5.12
   Loans(2)(3)                                                             4,046,920        337,458        8.34
     Less reserve for loan losses                                             72,306
---------------------------------------------------------------------------------------------------------------------
   Loans, net of reserve                                                   3,974,614        337,458        8.49
---------------------------------------------------------------------------------------------------------------------
     Total earning assets                                                  6,726,787        508,654        7.56
---------------------------------------------------------------------------------------------------------------------
   Cash and other assets                                                     886,263
---------------------------------------------------------------------------------------------------------------------
     Total assets                                                         $7,613,050
=====================================================================================================================

Liabilities and Shareholders' Equity
   Transaction deposits                                                   $1,717,314       $ 46,510        2.71%
   Savings deposits                                                          161,484          2,971        1.84
   Time deposits                                                           1,983,829        101,140        5.10
---------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits                                       3,862,627        150,621        3.90
---------------------------------------------------------------------------------------------------------------------
   Other borrowings                                                        1,959,015        104,195        5.32
   Subordinated debenture                                                    148,509          9,334        6.29
---------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities                                    5,970,151        264,150        4.42
---------------------------------------------------------------------------------------------------------------------
   Demand deposits                                                           999,311
   Other liabilities                                                         101,196
   Shareholders' equity                                                      542,392
---------------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity                           $7,613,050
=====================================================================================================================

Tax-equivalent Net Interest Revenue                                                        $244,504        3.14%
Tax-equivalent Net Interest Revenue to Earning Assets                                                      3.63
Less tax-equivalent adjustment(1)                                                             8,380
---------------------------------------------------------------------------------------------------------------------
Net Interest Revenue                                                                        236,124
Provision for loan losses                                                                    10,365
Other operating revenue                                                                     188,452
Other operating expense                                                                     280,516
---------------------------------------------------------------------------------------------------------------------
Income before taxes                                                                         133,695
Federal and state income tax                                                                 44,469
---------------------------------------------------------------------------------------------------------------------
Net Income                                                                                 $ 89,226
=====================================================================================================================

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
(3)  Excludes $3,262 of nonrecurring foregone interest in 1998.













                     1998                                                   1997
------------------------------------------------------------------------------------------------------
    Average        Revenue/         Yield/                 Average        Revenue/         Yield/
    Balance        Expense(1)        Rate                  Balance        Expense(1)        Rate
-----------------------------------------------        -----------------------------------------------


    $1,877,515       $115,733         6.16%                $1,629,446       $101,853         6.25%
       330,576         25,207         7.63                    350,592         26,577         7.58
------------------------------------------------------------------------------------------------------
     2,208,091        140,940         6.38                  1,980,038        128,430         6.49
------------------------------------------------------------------------------------------------------
        20,038          1,046         5.22                      4,785            287         6.00
        41,109          2,321         5.65                     58,036          3,267         5.63
     3,070,245        267,952         8.62(3)               2,677,984        234,806         8.77
        59,480              -            -                     50,940              -            -
------------------------------------------------------------------------------------------------------
     3,010,765        267,952         8.79(3)               2,627,044        234,806         8.94
------------------------------------------------------------------------------------------------------
     5,280,003        412,259         7.75(3)               4,669,903        366,790         7.85
------------------------------------------------------------------------------------------------------
       666,011                                                595,779
------------------------------------------------------------------------------------------------------
    $5,946,014                                             $5,265,682
======================================================================================================


    $1,216,230       $ 37,148         3.05%                $1,070,296       $ 33,728         3.15%
       152,830          3,837         2.51                    138,030          3,472         2.52
     1,787,668         97,019         5.43                  1,641,413         90,602         5.52
------------------------------------------------------------------------------------------------------
     3,156,728        138,004         4.37                  2,849,739        127,802         4.48
------------------------------------------------------------------------------------------------------
     1,147,815         64,709         5.64                  1,090,844         62,874         5.76
       148,404          9,693         6.53                     64,374          4,166         6.47
------------------------------------------------------------------------------------------------------
     4,452,947        212,406         4.77                  4,004,957        194,842         4.87
------------------------------------------------------------------------------------------------------
       933,927                                                781,742
        73,261                                                 72,904
       485,879                                                406,080
------------------------------------------------------------------------------------------------------
    $5,946,014                                             $5,265,683
======================================================================================================

                     $199,853         2.98%(3)                              $171,948         2.98%
                                      3.72 (3)                                               3.68
                        9,427                                                  9,716
------------------------------------------------------------------------------------------------------
                      190,426                                                162,232
                       14,591                                                  9,256
                      175,020                              `                 131,556
                      233,995                                                199,854
------------------------------------------------------------------------------------------------------
                      116,860                                                 84,678
                       37,249                                                 16,523
------------------------------------------------------------------------------------------------------
                     $ 79,611                                               $ 68,155
======================================================================================================

                                                    BOK FINANCIAL CORPORATION


QUARTERLY FINANCIAL SUMMARY - UNAUDITED

Consolidated Daily Average Balances,
Average Yields and Rates
(Dollars in Thousands Except Per Share Data)

                                                                                 Three Months Ended
                                                      -------------------------------------------------------------------------
                                                              December 31, 1999                      September 30, 1999
                                                      ----------------------------------     ----------------------------------

                                                         Average    Revenue/   Yield/           Average    Revenue/    Yield/
                                                         Balance    Expense(1)  Rate            Balance    Expense(1)   Rate
                                                      ----------------------------------     ----------------------------------
  Assets
     Taxable securities                                $2,453,800    $38,381     6.21%        $2,456,120    $37,735     6.10%
     Tax-exempt securities(1)                             259,760      4,656     7.11             275,749     5,219     7.51
  --------------------------------------------------------------------------------------     ----------------------------------
       Total securities                                 2,713,560     43,037     6.29           2,731,869    42,954     6.24
  --------------------------------------------------------------------------------------     ----------------------------------
     Trading securities                                    17,845        390     8.67              27,606       393     5.65
     Funds sold                                            37,650        552     5.82              37,558       495     5.23
     Loans(2)                                           4,480,283     97,563     8.64           4,256,430    89,882     8.38
       Less reserve for loan losses                        76,166                                  74,539
  --------------------------------------------------------------------------------------     ----------------------------------
     Loans, net of reserve                              4,404,117     97,563     8.79           4,181,891    89,882     8.53
  --------------------------------------------------------------------------------------     ----------------------------------
       Total earning assets                             7,173,172    141,542     7.83           6,978,924   133,724     7.60
  --------------------------------------------------------------------------------------     ----------------------------------
     Cash and other assets                                963,257                                 890,977
  --------------------------------------------------------------------------------------     ----------------------------------
       Total assets                                    $8,136,429                              $7,869,901
  ======================================================================================     ==================================

  Liabilities and Shareholders' Equity
     Transaction deposits                              $1,885,730    $12,639     2.66%         $1,858,386   $12,278     2.62%
     Savings deposits                                     159,442        721     1.79             167,875       779     1.84
     Other time deposits                                2,206,956     29,109     5.23           2,046,295    26,236     5.09
  --------------------------------------------------------------------------------------     ----------------------------------
       Total interest-bearing deposits                  4,252,128     42,469     3.96           4,072,556    39,293     3.83
  --------------------------------------------------------------------------------------     ----------------------------------
     Other borrowings                                   2,071,787     29,715     5.69           2,065,207    27,681     5.32
     Subordinated debenture                               148,620      2,387     6.37             148,576     2,373     6.34
  --------------------------------------------------------------------------------------     ----------------------------------
       Total interest-bearing liabilities               6,472,535     74,571     4.57           6,286,339    69,347     4.38
  --------------------------------------------------------------------------------------     ----------------------------------
     Demand deposits                                      977,825                                 969,289
     Other liabilities                                    132,646                                  77,574
     Shareholders' equity                                 553,423                                 536,699
  --------------------------------------------------------------------------------------     ----------------------------------
       Total liabilities and shareholders' equity      $8,136,429                              $7,869,901
  ======================================================================================     ==================================

  Tax-equivalent Net Interest Revenue(1)                             $66,971     3.26%                      $64,377     3.22%
  Tax-equivalent Net Interest Revenue(1) to Earning Assets                       3.70                                   3.66
  Less tax-equivalent adjustment(1)                                    1,828                                  1,990
  --------------------------------------------------------------------------------------     ----------------------------------
  Net Interest Revenue                                                65,143                                 62,387
  Provision for loan losses                                            2,255                                  2,142
  Other operating revenue                                             46,721                                 44,835
  Other operating expense                                             74,257                                 70,755
  --------------------------------------------------------------------------------------     ----------------------------------
  Income before taxes                                                 35,352                                 34,325
  Federal and state income tax (benefit)                              12,155                                 11,589
  --------------------------------------------------------------------------------------     ----------------------------------
  Net Income                                                         $23,197                                $22,736
  ======================================================================================     ==================================

  Earnings Per Average Common Share Equivalent:
     Net income:
       Basic                                                             .47                                    .46
  ======================================================================================     ==================================
       Diluted                                                           .42                                    .41
  ======================================================================================     ==================================

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










                           Three Months Ended
------------------------------------------------------------------------    -----------------------------------
          June 30, 1999                        March 31, 1999                        December 31, 1998
----------------------------------   -----------------------------------    -----------------------------------

   Average    Revenue/   Yield/         Average     Revenue/    Yield/         Average    Revenue/    Yield/
   Balance    Expense(1)  Rate          Balance     Expense(1)   Rate          Balance    Expense(1)   Rate
----------------------------------   -----------------------------------    -----------------------------------

 $2,418,685    $35,841     5.94%      $2,198,972     $32,944      6.08%      $2,011,692    $30,808     6.08%
    295,095      5,742     7.80          324,297       6,168      7.71          328,998      6,269     7.56
----------------------------------   -----------------------------------    -----------------------------------
  2,713,780     41,583     6.15        2,523,269      39,112      6.29        2,340,690     37,077     6.28
----------------------------------   -----------------------------------    -----------------------------------
     50,190        812     6.49           54,907         696      5.14           19,415        232     4.74
     63,353        759     4.81           34,962         413      4.79           31,779        420     5.24
  3,822,018     77,330     8.12        3,617,162      72,683      8.15        3,365,960     71,331     8.41
     70,968                               67,428                                 64,682
----------------------------------   -----------------------------------    -----------------------------------
  3,751,050     77,330     8.27        3,549,734      72,683      8.30        3,301,278     71,331     8.57
----------------------------------   -----------------------------------    -----------------------------------
  6,578,373    120,484     7.35        6,162,872     112,904      7.43        5,693,162    109,060     7.60
----------------------------------   -----------------------------------    -----------------------------------
    831,059                              833,945                                689,808
----------------------------------   -----------------------------------    -----------------------------------
 $7,409,432                           $6,996,817                             $6,382,970
==================================   ===================================    ===================================


 $1,655,457    $11,035     2.67%      $1,463,556     $10,558      2.93%      $1,264,080    $ 9,126     2.86%
    162,874        742     1.83          155,634         729      1.90          159,914        950     2.36
  1,822,915     22,643     4.98        1,854,590      23,152      5.06        1,720,035     22,775     5.25
----------------------------------   -----------------------------------    -----------------------------------
  3,641,246     34,420     3.79        3,473,780      34,439      4.02        3,144,029     32,851     4.15
----------------------------------   -----------------------------------    -----------------------------------
  1,978,349     25,000     5.07        1,715,715      21,799      5.15        1,504,257     20,444     5.39
    148,275      2,253     6.09          148,482       2,321      6.34          147,418      2,333     6.28
----------------------------------   -----------------------------------    -----------------------------------
  5,767,870     61,673     4.29        5,337,977      58,559      4.45        4,795,704     55,628     4.60
----------------------------------   -----------------------------------    -----------------------------------
  1,008,502                            1,042,679                                984,589
     89,319                               83,315                                 87,304
    543,741                              532,846                                515,373
----------------------------------   -----------------------------------    -----------------------------------
 $7,409,432                           $6,996,817                             $6,382,970
==================================   ===================================    ===================================

               $58,811     3.06%                     $54,345      2.98%                  ` $53,432     3.00%
                           3.59                                   3.58                                 3.72
                 2,228                                 2,334                                 2,334
----------------------------------   -----------------------------------    -----------------------------------
                56,583                                52,011                                51,098
                 2,538                                 3,430                                 4,087
                49,431                                47,465                                45,384
                70,678                                64,826                                62,299
----------------------------------   -----------------------------------    -----------------------------------
                32,798                                31,220                                30,096
                10,742                                 9,983                                 9,729
----------------------------------   -----------------------------------    -----------------------------------
               $22,056                               $21,237                               $20,367
==================================   ===================================    ===================================



                   .44                                   .43                                   .41
==================================   ===================================    ===================================
                   .40                                   .38                                   .37
==================================   ===================================    ===================================

                  BOK Financial Corporation Board of Directors

W. Wayne Allen (1)
Retired
Chairman of the Board
Phillips Petroleum Company

C. Fred Ball (3)
President & CEO
Bank of Texas, N.A.

James E. Barnes
Retired
Chairman, President & CEO
MAPCO, Inc.

Peter C. Boylan, III (1)(4)
President & COO
TV Guide, Inc.

Sharon J. Bell (1)
Managing Partner
Rogers & Bell

Luke R. Corbett
Chairman & CEO
Kerr-McGee Corporation

Robert H. Donaldson (1)
Trustees Professor of
Political Science
University of Tulsa

William E. Durrett
Senior Chairman
American Fidelity Corp.

James O. Goodwin (1)
Chief Executive Officer
The Oklahoma Eagle
Publishing Company, Inc. LLC

V. Burns Hargis (1)
Vice Chairman
BOK Financial Corporation and Bank of Oklahoma, N.A.

Eugene A. Harris (2)
Executive Vice President
BOK Financial Corporation and Bank of Oklahoma, N.A.

Howard E. Janzen (1)
President & CEO
Williams Communications

E. Carey Joullian, IV (1)
President & CEO
Mustang Fuel Corporation

George B. Kaiser (1)
Chairman
BOK Financial Corporation and Bank of Oklahoma, N.A.

Robert J. LaFortune
Personal Investments

Philip C. Lauinger, Jr.
Chairman & CEO
Lauinger Publishing Co.

John C. Lopez (1)
Chief Executive Officer
Lopez Foods, Inc.

Stanley A. Lybarger (1)(3)
President & CEO
BOK Financial Corporation and Bank of Oklahoma, N.A.

Frank A. McPherson (1)
Retired Chairman & CEO
Kerr-McGee Corporation

Steven E. Moore
Chairman, President & CEO
Oklahoma Gas & Electric Company

J. Larry Nichols (1)
President & CEO
Devon Energy Corporation

Ronald J. Norick (1)
Controlling Manager
Norick Investment
Company, LLC

Robert L. Parker, Sr.
Chairman of the Board
Parker Drilling Company

James W. Pielsticker (1)
President
Arrow Trucking Company

Emmet C. Richards (1)
President
27th Street LLC

James A. Robinson
Personal Investments

L. Francis Rooney, III (1)
Chairman and CEO
Manhattan Construction Company

David J. Tippeconnic
President & CEO
CITGO Petroleum
Corporation

Tom E. Turner (3)
Chairman
Bank of Texas, N.A.

Robert L. Zemanek (3)
President, Energy Delivery
Central and South West Services, Inc.

(1) Director of BOK Financial Corp. and Bank of Oklahoma, N.A.

(2) Director of Bank of Oklahoma, N.A.

(3) Director of BOK Financial Corp. and Bank of Texas, N.A.

(4) Advisory pending election at shareholders meeting April 25

Executive Officers

George B. Kaiser
Chairman of the Board

Stanley A. Lybarger
President,
Chief Executive Officer

V. Burns Hargis
Vice Chairman

Eugene A. Harris
Executive Vice President
Chief Credit Officer

Frederic Dorwart
Secretary

Lowell E. Faulkenberry
Senior Vice President
Director, Risk Management

John C. Morrow
Senior Vice President
Director of Financial
Accounting & Reporting

Steven E. Nell
Senior Vice President
Corporate Controller

Bank of Albuquerque, N.A.
Gregory K. Symons
Chairman, President & CEO

Bank of Arkansas, N.A.
Jeffrey R. Dunn
Chairman, President & CEO

Bank of Oklahoma, N.A.
Steven G. Bradshaw
Executive Vice President
Consumer Banking
Chairman, BOSC, Inc.

Paul M. Elvir
Executive Vice President
Operations & Technology

Mark W. Funke
President, Oklahoma City

H. James Holloman
Executive Vice President
Trust Division

David L. Laughlin
President
BOK Mortgage

W. Jeffrey Pickryl
Executive Vice President
Commercial Banking

Charles D. Williamson
Executive Vice President
Capital Markets

Bank of Texas, N.A.
Tom E. Turner
Chairman

C. Fred Ball, Jr.
President & CEO

Steven D. Poole
President
Bank of Texas Trust Company

Bank of Albuquerque, N.A.  Board of Directors

Steven G. Bradshaw
Executive Vice President
Bank of Oklahoma, N.A.

Douglas M. Brown
President & CEO
Tuition Plan, Inc.

Rudy A. Davolos
Athletic Director
University of New Mexico

Thomas D. Growney
President
Tom Growney Equipment, Inc.

Eugene A. Harris
Executive Vice President
BOK Financial Corporation and Bank of Oklahoma, N.A.

Stanley A. Lybarger
President & CEO
BOK Financial Corporation and Bank of Oklahoma, N.A.

W. Jeffrey Pickryl
Executive Vice President
Bank of Oklahoma, N.A.

Doreen Rast
Senior Vice President
Bank of Albuquerque, N.A.

Michael D. Sivage
Chief Executive Officer
Sivage-Thomas Homes, Inc.

David L. Sutter
Senior Vice President
Bank of Oklahoma, N. A.

Gregory K. Symons
Chairman, President and CEO Bank of Albuquerque, N.A.

Bank of Arkansas, N.A.  Board of Directors

John W. Anderson
Senior Vice President
Bank of Oklahoma, N.A.

Steven G. Bradshaw
Executive Vice President
Bank of Oklahoma, N.A.

Jeffrey R. Dunn
Chairman, President and CEO Bank of Arkansas, N.A.

George C. Faucette, Jr.
President
Coldwell Banker Faucette Real Estate

Mark W. Funke
President
Bank of Oklahoma-
Oklahoma City

Gerald Jones
President
Jones Motorcars, Inc.

Jerry D. Sweetser
Sweetser Properties, Inc.

Bank of Texas, N.A. Board of Directors

C. Thomas Abbott (2)
Vice Chairman
Bank of Texas, N. A.

Charles A. Angel, Jr. (2)
Vice Chairman
Bank of Texas, N. A.

C. Fred Ball, Jr.(3)
President and CEO
Bank of Texas, N. A.

C. Huston Bell (3)
President
The Vantage Companies

Edward O. Boshell, Jr. (3)
Columbia General Investments, L. P.

Ben R. Briggs (3)
Owner, Ben R. Briggs Investments

R. Neal Bright (3)
Managing Partner
Bright & Bright, L.L.P.

Dudley Chambers (3)
Partner,
Jackson & Walker, L.L.P.

H. Lynn Craft (2)
President & CEO
Baptist Foundation of Texas

Edward F. Doran, Sr. (3)

Charles W. Eisemann (2)
Investments

James J. Ellis (3)
Managing Partner
Ellis/Roiser Associates

R. William Gribble, Jr. (2)
President
Gribble Oil Company

J. T. Hairston, Jr. (3)
Investments

Douglas D. Hawthorne (2)
President & CEO
Texas Health Resources

Noble Hurley (2)
Investments

Jerry Lastelick (3)
Attorney
Lastelick, Anderson and Arneson

Stanley A. Lybarger (3)
President and CEO BOK Financial Corp.

Michael A. McBee (3)
Owner
McBee Operating Co.

Jon L. Mosle, Jr. (1)
Investments

Mrs. Rozene Pride (1)
Investments

Robert F. Sanford, Jr. (2)
Investments

William E. Stahnke (3)
Vice Chairman
Bank of Texas, N. A.

Mrs. Jere W. Thompson (3)
Community Leader

Tom E. Turner (3)
Chairman
Bank of Texas, N. A.

John C. Vogt (2)
Investments

Robert L. Zemanek (3)
President, Energy Delivery
Central and South West Services, Inc.

(1) Park Cities Bancshares, Inc.

(2) Bank of Texas, N. A.

(3) Park Cities Bancshares, Inc./ Bank of Texas, N. A.

Major Customer Service Offices

Business Banking Centers
Albuquerque
Business Banking Group
201 Third St., NW, 14th Fl.
(505) 222-8444

Dallas
2650 Royal Lane
(972) 443-2800

Fayetteville
3500 N. College
(501) 973-2660

Oklahoma City
Commerce Center
9520 N. May
(405) 936-3700

OKC-South
7701 S. Western
(405) 616-7500

Sherman
307 W. Washington
(903) 891-8100

Tulsa
Brookside Banking Center
3237 S. Peoria
(918) 746-7400

Consumer Banking
Albuquerque
3900 Vassar, NE
(505) 855-0850

Dallas
8255 Walnut Hill
(214) 378-0109

Oklahoma City
Windsor Hills
2601 N. Meridian
(405) 272-2000

Tulsa
Bank of Oklahoma Tower
One Williams Center, 16th Fl.
(918) 588-6000

Corporate Banking
Albuquerque
201 Third St., NW, 14th Fl.
(505) 222-8444

Dallas
5956 Sherry Lane, Suite 1800
(214) 987-8800

Fayetteville
3500 N. College
(501) 973-2660

Oklahoma City
Bank of Oklahoma Plaza
Robinson at Robert S. Kerr
(405) 272-2000

Tulsa
Bank of Oklahoma Tower
One Williams Center, 8th Fl.
(918) 588-6127

BOSC, Inc.
(800) 364-1818

Dallas
5956 Sherry Lane, Suite 917

Little Rock
2200 N. Rodney Parham Rd. Suite 215

Oklahoma City
201 Robert S. Kerr, 4th Fl.

9520 N. May

Tulsa
One Williams Center, 9th Fl.

3045 S. Harvard, Suite 101

BOSC Oppenhiem Division
Bank of Oklahoma Plaza
Robinson at Robert S. Kerr
Oklahoma City
(800) 725-2663

BancAlbuquerque
Investment Center
2500 Louisiana Blvd., NE
Albuquerque

BancArkansas
Investment Center
3500 N. College, Fayetteville

BancOklahoma
Investment Center
3045 S. Harvard, Tulsa

Private Banking
Dallas
6701 Preston Road
(214) 525-7600

7600 West Northwest Highway
(214) 706-0373

Private Financial Services
Albuquerque
2500 Louisiana Blvd., NE,
Suite 208
(505) 837-4272

Enid
2308 N. Van Buren
(580) 548-8523

Oklahoma City
Commerce Center
9520 N. May, 2nd Floor
(405) 936-3900

Tulsa
Midtown
2021 S. Lewis, Suite 200
(918) 748-7257

Downtown
320 S. Boston
(918) 588-6214

Brookside
3237 S. Peoria
(918) 746-7487

61st & Yale
6036 S. Yale
(918) 493-5210

Oklahoma
Community Banking
Bartlesville
3815 S.E. Frank Phillips Blvd.
(918) 335-5300

Enid
2308 N. Van Buren
(580) 548-8500

Eufaula
219 S. Main
(918) 689-2567

Grove
201 S. Main
(918) 787-2700

McAlester
One E. Choctaw
(918) 426-1100

Muskogee
215 S. State
(918) 686-5900

Sand Springs
401 E. Broadway
(918) 241-8000

Operating Subsidiaries

Bank of Albuquerque, N.A.
Albuquerque
201 Third St., NW, 14th Fl.
(505) 222-8469

Bank of Arkansas, N.A.
Fayetteville
3500 N. College
(501) 973-2660

Bank of Oklahoma, N.A.
Oklahoma City
Bank of Oklahoma Plaza
Robinson at Robert S. Kerr
(405) 272-2000

Tulsa
Bank of Oklahoma Tower
One Williams Center
(918) 588-6000

Bank of Texas, N.A.
Dallas
5956 Sherry Lane, Suite 1800
(214) 987-8880

Other Operating Subsidiaries

Bank of Oklahoma
Trust Division
Oklahoma City
Commerce Center
9520 N. May, 2nd Floor
(405) 936-3700

Tulsa
Bank of Oklahoma Tower
One Williams Center, 10th Fl.
(918) 588-6437

Southwest
Trust Company
Commerce Center
9520 N. May, 2nd Fl.
(405) 936-3919

Bank of Texas
Trust Division
Dallas
7600 West Northwest Hwy
(214) 706-0309

Sherman
2009 Independence Dr.
(903) 813-5100

Bank of ALBUQUERQUE
Trust Division
Albuquerque
2500 Louisiana Blvd., NE, Suite 208
(505) 837-4133

BOK Mortgage
Edmond
1515 S. Broadway
(405) 272-2307

Enid
2308 N. Van Buren
(580) 548-8528

Lawton
2602 W. Gore Blvd.
(580) 250-0070

Muskogee
215 S. State
(918) 686-5959

Norman
3550 W. Main
(405) 366-3618

Oklahoma City
5015 N. Pennsylvania
(405) 879-8700

7701 S. Western
(405) 879-8700

Owasso
413 E. 2nd Ave.
(918) 588-8650

Tulsa
Copper Oaks
7060 S. Yale, Suite 100
(918) 488-7140

Pine & Lewis
1604 N. Lewis
(918) 588-8608

Bank of ALBUQUERQUE
Mortgage group
Albuquerque
2500 Louisiana Blvd., NE, Suite 220
(505) 837-4111

Bank of Arkansas Mortgage Group
Bentonville
1706 S.E. Walton Blvd., Ste C
(501) 271-6800

Fayetteville
3500 N. College
(501) 973-2600

Little Rock
11610 Pleasant Ridge Rd. Suite 104
(501) 223-9000

Bank of TEXAS
Mortgage Group
Dallas
6209 Hillcrest Ave.
(214) 525-5052

First Mortgage
Investment Company
Lee's Summit, Missouri
987 N.E. Rice Rd.
(816) 246-7000

Lenexa, Kansas
15220 W. 87th St. Parkway
(913) 307-1600

Topeka, Kansas
2655 S.W. Wanamaker Rd.
(785) 272-0375

Shareholder Information

Corporate Headquarters
Bank of Oklahoma Tower
P.O. Box 2300
Tulsa, Oklahoma 74192
(918) 588-6000

Independent Auditors
Ernst & Young LLP
3900 One Williams Center
Tulsa, Oklahoma 74172
(918) 560-3600

Legal Counsel
Frederic Dorwart Lawyers
Old City Hall
124 E. Fourth St.
Tulsa, Oklahoma 74103-5010
(918) 583-9922

Common Shares:
Traded NASDAQ National Market
NASDAQ Symbol: BOKF
Number of common shareholders of record at December 31, 1999: 1,241

Market Makers:
B-Trade Services LLC
Cantor, Fitzgerald & Co.
CIBC World Markets Corp.
Herzog, Heine, Geduld, Inc.
Howe Barnes Investments
Instinet Corporation
Investment Technology Group
Keefe Bruyette & Woods
Knight Securities LP
Salomon Smith Barney
Sherwood Securities
Southwest Securities, Inc.
Stephens, Inc.
Strike Technologies

Transfer Agent and Registrar
The Bank of New York
(800) 524-4458

Address Shareholders Inquiries to:
Shareholder Relations Department-11E
P.O. Box 11258
Church Street Station
New York, NY 10286 E-Mail Address:
Shareowner-svcs@Email.bony.com

Send Certificates for Transfer
and Address Changes to:
Receive and Deliver Department - 11W
P.O. Box 11002
Church Street Station
New York, NY  10286


      Copies of BOK Financial Corporation's Annual Report to Shareholders, Quarterly Reports and Form 10-K to the Securities and Exchange Commission are available without charge upon written request. Analysts, shareholders and other investors seeking financial information about BOK Financial Corporation are invited to contact James F. Ulrich, Senior Vice President, Investor Relations,
(918) 588-6752. News media and others seeking general information should contact Becky J. Frank, Vice President, Public Relations Manager, (918) 588-6831.

Information about BOK Financial is also readily available at our website: www.bokf.com

                           Bank of Albuquerque, N.A.
                     P.O. Box 26148, Albuquerque, NM 87125
                                 (505) 855-0850
                           www.bankofalbuquerque.com


                             BANK OF ARKANSAS, N.A.
                     P.O. Box 1407, Fayetteville, AR 72703
                                 (501) 973-2660
                             www.bankofarkansas.com


                             BANK OF OKLAHOMA, N.A.
                             Bank of Oklahoma Tower
                         P.O. Box 2300, Tulsa, OK 74192
                                 (918) 588-6000
                             www.bankofoklahoma.com
                                       or
                                  www.bok.com

                             BANK OF OKLAHOMA PLAZA
                    P.O. Box 24128, Oklahoma City, OK 73124
                                 (405) 272-2000
                             www.bankofoklahoma.com
                                       or
                                  www.bok.com


                              BANK OF TEXAS, N.A.
                    6215 Hillcrest Avenue, Dallas, TX 75205
                                 (214) 525-5000
                              www.bankoftexas.com



                                             (c)2000 BOK Financial Corporation

BOK Financial Corporation
Appendix A

Graph I

--------------------------------------------- ---------------------
Description                                        Percentage
                                                  Composition

--------------------------------------------- ---------------------
Service charges and fees on deposit accounts          22%
--------------------------------------------- -------------------
Mortgage banking                                      20%
--------------------------------------------- -------------------
Trust fees and commissions                            19%
--------------------------------------------- -------------------
Transaction card                                      18%
--------------------------------------------- -------------------
Other                                                 10%
--------------------------------------------- -------------------
Brokerage and trading                                  9%
--------------------------------------------- -------------------
Leasing                                                2%
--------------------------------------------- -------------------