Form 10-K, Exhibit 13
period 2000-12-31
BOK FINANCIAL CORP ET AL
filed 2001-03-28
CIK 875357

BOK FINANCIAL CORPORATION

                                   EXHIBIT 13

                          ANNUAL REPORT TO SHAREHOLDERS

                                Table of Contents

                    Consolidated Selected Financial Data                9

                    Management's Assessment of Operations and
                      Financial Condition                              10

                    Selected Quarterly Financial Data                  16

                    Report of Management on Financial Statements       25

                    Report of Independent Auditors                     25

                    Consolidated Financial Statements                  26

                    Notes to Consolidated Financial Statements         31

                    Annual Financial Summary - Unaudited               56

                    Quarterly Financial Summary - Unaudited            58

                    Appendix A                                         65

Financial Highlights
(Dollars In Thousands Except Share Data)

                                                           2000          1999      1998(2)
                                                    -------------------------------------------
For the Years Ended December 31
   Net income                                        $   100,140  $   89,226  $   79,611

   Earnings per share:
     Basic                                                  2.01        1.79        1.59
     Diluted                                                1.80        1.60        1.42

   Book value per share                             $      14.29  $     11.36 $     10.76
   Return on average assets                                 1.15%       1.17%       1.34%
   Return on average shareholders' equity                  16.46       16.45       16.38
-------------------------------------------------------------------------------------------
Tangible operating results4:
   Tangible net income                               $   105,632  $   94,849  $   84,942
   Tangible net income per diluted share                    1.90        1.70        1.52
   Tangible return on average assets                        1.22%       1.25%       1.43%
   Tangible return on average shareholders' equity         17.37       17.49       17.48
-------------------------------------------------------------------------------------------
As of December 31
   Loans, net of reserves                             $5,435,207  $4,567,255  $3,581,177
   Assets                                              9,748,334   8,373,997   7,059,507
   Deposits                                            6,046,005   5,263,184   4,607,727
   Shareholders' equity                                  703,576     557,164     524,793
   Nonperforming assets3                                  43,599      22,943      18,762
-------------------------------------------------------------------------------------------
   Tier 1 capital ratio                                     8.06%       7.27%       7.93%
   Total capital ratio                                     11.23       10.72       12.02
   Leverage ratio                                           6.51        5.92        6.60
   Average shareholders' equity to average assets           7.00        7.12        8.17

   Reserve for loan losses to nonperforming loans         207.95      391.65      467.70
   Reserve for loan losses to loans(1)                        1.51        1.66        1.86
   Net charge offs to average loans                          .22         .04         .09
-------------------------------------------------------------------------------------------

1 Excludes residential mortgage loans held for sale, which are carried at the lower of aggregate cost or market value.
2    Restated for pooling of interest in 1999.
3 Includes nonaccrual loans, renegotiated loans and assets acquired in satisfaction of loans. Excludes loans past due 90 days or more and still accruing.
4    Operating results excluding the after-tax effect of goodwill amortization.


To Our Shareholders, Customers, Employees and Friends:
From start to finish, 2000 was another record setting year.

We are proud to report that BOK Financial Corporation reached a notable milestone in 2000. We set a record for our company by surpassing $100 million in earnings. This was a 12 percent increase over 1999, with diluted earnings per share up 13 percent to $1.80.
     Thanks to the efforts of our experienced bankers and a healthy economy, this marks our seventh consecutive year of record earnings. During that period, our earnings per share have jumped at a compounded annual growth rate of 13 percent. Our expansion is the result of strong internal growth, as well as a strategic acquisition effort. As of December 31, our assets stood at $9.7 billion - more than double what they were in 1996.
     Our net interest revenue last year grew by 14 percent. Fueled by a 22 percent gain in commercial lending, at year-end the loan portfolio stood at $5.5 billion. Our loan portfolio outside of Oklahoma grew by $419 million to $1.6 billion.
     Deposits grew as well - by 15 percent - and we will continue emphasizing deposit growth to bring it more in balance with loan growth. Fee-income lines comprised 42 percent of the total revenue for 2000 and included gains of 19 percent in transaction card revenue, and 12 percent in trust fees.
     Our growth strategy outside of Oklahoma continues to be successful. In August we announced our intent to acquire CNBT Bancshares Inc., providing us an entry into the Houston market with seven attractive locations. While these are our first physical branches in Houston, neither the territory nor the approach is new. Because of ties in the energy industry, we have served Houston customers for some time. The move into Houston closely resembles our entry into Dallas in 1997, when we started acquiring small, well-managed banks, then added the strength of our larger lending capabilities, a broader array of products and highly experienced local talent. The strategy has proven highly successful, and we look forward to implementing the same business plan in Houston.
     Our strategy is working in other markets as well. New Mexico, home to our 2-year-old Bank of Albuquerque, grew loans by 55 percent in 2000 and now makes up 11 percent of our total assets. Loans at Bank of Arkansas, based in Fayetteville, grew by 12 percent, and in Oklahoma, where we spent most of the '90s solidifying our position of market leadership, loans were up 13 percent.
     We continue making great strides in improving processes and controlling expenses, while also improving our service quality. The most visible step toward this goal is our recent move in Tulsa to the new BOK Technology Center, which allows us to quicken the pace of workflow, improve communications, and provide a more cost effective production environment. We also have a team dedicated to process improvement, looking for more effective and cost-efficient ways to serve our customers, while also increasing profitability.
     As we enter 2001 amidst forecasts of a softening economy, we believe our loss ratios will remain within acceptable levels. Our credit team is led by experienced professionals who worked through the last economic downturn.
     And, while our regional economy has diversified considerably over the last 20 years, we still have strong ties and experience in the counter-cyclical energy industry.
     We look forward to continued success in every line of business, and in every market we serve. As always, we appreciate your business and your interest in our company.

George B. Kaiser           Stanley A. Lybarger
Chairman                   President and Chief Executive Officer


Going the Distance
TAKING THE LEAD
     One of our key objectives for the last several years has been to concentrate on expanding our business in high-growth markets in the states surrounding Oklahoma. As is evident in the results, our game plan is working. Loans saw double-digit increases in all the states where we have banking operations - Arkansas, New Mexico, Oklahoma and Texas - while a substantial portion of our growth continues to come from new markets.
     Our newest growth market is the Houston metropolitan area. In August we announced plans to acquire CNBT Bancshares Inc. The acquisition was completed in January 2001. Our strategic plan is to build the Houston franchise in a manner similar to our other Texas operations - by maintaining the bank's strong service culture and local management, and over time adding our larger lending capabilities and a broader array of products.
     Our other Texas operations continue their strong internal growth as well. Loans grew by 34 percent during 2000, led by a 91 percent gain in the energy portfolio.
     Bank of Texas also increased deposits by 44 percent, to $901 million. During the period, income from all non-interest sources grew from $4.9 million to $12.1 million. With the Houston addition, our assets in Texas now top $1.8 billion.

RAISING THE BAR
     Our Bank of Albuquerque franchise, which we acquired in December 1998, continues to thrive. Business is growing, our product line-up is expanding and our position in local leadership is gaining.
     New Mexico is setting the pace in lending, having grown by 55 percent in 2000. At year-end our loan portfolio stood at $395 million - nearly triple the size of the original portfolio we purchased in 1998.
     At least partial credit goes to the addition of several new officers in trust, mortgage, brokerage and lending. The results in commercial lending, in particular, have been extraordinary as we have successfully moved market share to Bank of Albuquerque from other local banks. New Mexico now accounts for 11 percent of our total assets, at $1.1 billion.

STRETCHING OUT
     Pushed by continued success in commercial lending, loans in Arkansas grew by 12 percent. Net interest revenue grew by 12 percent, while non-interest revenue grew by 22 percent. Bank of Arkansas also developed several sizable commercial relationships in Fort Smith and northwest Arkansas, primarily as a result of the bank's superior capabilities in 401(k) plans, treasury services and international services, all of which give Bank of Arkansas a competitive advantage.
     Our market leadership continues in our home state as well. Loans grew by 13 percent in Oklahoma, and we have Oklahoma's largest mortgage operation, trust company and securities firm.

Passing the Test of Endurance
ON YOUR MARK
     BOK Financial's 105-branch network continued broadening its products, services and delivery methods during 2000.
     For the last several years, BOK Financial has differentiated itself by offering a product and services line-up to rival our big-bank competitors, but delivered with the personalized service and responsiveness of a community bank. Last year was no exception as we continued emphasizing convenience and accessibility, giving our customers numerous choices for when, where and how they wish to do their banking.
     ExpressBank, our 24-hour live call center, had a landmark year, exceeding more than 1million incoming calls in 2000. Our in-store branches continue growing in popularity as well. Loans and deposits in our in-store branches grew by 20 percent and 14 percent, respectively, and Bank of Oklahoma opened its 28th in-store location. Our network of traditional branches also continues growing. We acquired land to build a new branch in the fast-growing Oklahoma City suburb of Edmond, added a branch in east Richardson, Texas, on the north side of Dallas, and in January 2001 opened a branch north of the Dallas-Fort Worth Airport in Grapevine.

GAINING SPEED
     Internet banking is still our fastest-growing delivery method. Our four interactive banking web sites - www.bankofalbuquerque.com, www.bankofarkansas.com, www.bankofoklahoma.com and www.bankoftexas.com - collectively grew their number of registered users by 57 percent last year. More than 16 percent of our consumer banking customers are now signed up for Internet banking. We continued adding and redesigning Internet-based services, allowing us more flexibility in promoting our own products. Microbanker, a banking technology information portal, took notice and named our family of web sites one of the top six bank Internet sites in the country.
     At the end of 2000, our trust division's self-directed 401(k) went online, allowing participants to trade at rates competitive with retail online brokers. Many loan payments and other transactions are now handled online, and our online offerings to large and small businesses continue to grow.

CONSISTENT PERFORMANCE
     BOK Financial also continued its track record as a leading commercial lender. Overall in 2000, commercial loans grew by 22 percent, and revenue from international trade set a new record, growing by 20 percent.
     Cash management revenues grew by 13 percent during the year, and in 2001 we will be actively expanding service delivery to customers in Texas, New Mexico and Arkansas. Our company remains the largest provider of retail remittance services in Oklahoma. We processed more than 4 million automated items per month, and installed a new imaging system as a way of enhancing customers' ability to store and retrieve transactions and documents.

MARK OF A CHAMPION
     One of the hallmarks of BOK Financial is the high level of income that is generated from non-interest products and services. In 2000, despite market conditions that essentially kept brokerage and mortgage services flat, fee-income lines accounted for 42 percent of our total revenue. This far outpaces our peer banks, which average about 28 percent of income from non-credit sources.
     Included is TransFund, our fast-growing electronic funds transfer network, the 17th largest in the country. With more than 1,100 ATMs in an eight-state area, TransFund provides services for more than 280 financial institutions and
1.2 million cardholders. Revenues increased by 19 percent in 2000, while the TransFund Check Card was used to make 38 million purchases - an increase of 23 percent over 1999. The number of ATM and purchase transactions processed by TransFund has more than doubled since 1996, reaching 78.3 million transactions in 2000.

VAULTING OVER THE COMPETITION
     Our trust division manages $18 billion in assets. Related fee income grew by 12 percent last year. More significantly, however, our trust services continue expanding into new fields. We introduced our successful Private Financial Services concept in Texas, in which teams of financial consultants, led by a relationship manager, coordinate financial services for high net-worth individuals. We also gained new fee income in Arkansas and Albuquerque after adding institutional and employee benefits trust professionals in those offices.
     Our self-directed 401(k) product continued prospering as well, adding another national law firm to a client list that includes major firms in Chicago, Los Angeles, Baltimore and Dallas.
     As one of the top five mineral management firms in the country, our trust group developed a unique oil and gas web site - www.bokproperties.com - to act as a nationwide clearinghouse for unleased mineral interests. The site links universities and other organizations that have been granted property or mineral rights with oil and gas producers, to provide a common vehicle for buying and selling the properties. BOK Financial then helps facilitate transactions by gathering title information, obtaining property insurance, inspecting the property and maintaining taxes.
     Our family of mutual funds, the American Performance Funds, continued its string of success. The funds reached $2 billion in assets for the first time in their 10-year history, and generated $8.9 million in fee-based revenue. Even more impressively, every one of our nine American Performance Funds ranked by Lipper outperformed the average of its peer group for the five-year period ending December 31, 2000.
     Oppenheim, the public finance arm of our securities division, BOSC Inc., continued as Oklahoma's dominant underwriter and financial advisor. Oppenheim was the lead banker for the $100 million expansion of the Oklahoma City airport, and was the investment banker for the new $15 million research facility of the Oklahoma Medical Research Foundation.
     Our mortgage division is one of the largest in the region, with a $6.9 billion servicing portfolio of 93,000 loans. Our Oklahoma City and Tulsa production offices have been the No. 1 originator of mortgage loans in their respective counties each month since May 1991 - more than 115 consecutive months, a marathon achievement.

Clearing Hurdles
POWER AND SPEED
     We continue making progress in technology and efficiency. In fact, after several years of concentrated effort, we have now reached the point where technology has become a key enabler for customer service, revenue generation and cost control. The investments we have made in the past three years are reflected in our improved efficiency and customer satisfaction.
     Internally, our intranet has become the way we do business. Annual benefits enrollment, customer-service monitoring, some training and database management, policy manuals and employee news are handled online - all with much more speed and ease than in previous years.
     And finally, a major service and technology project that has been in the works since the summer of 1999 came to fruition last year when we began moving our operations group in Tulsa to a new state-of-the-art technology center. The move was completed in February 2001. In reconfiguring the floor plan to optimize workflow and efficiency, we have seen the turnaround time of some of our work processes cut in half. The 184,000 square-foot center is now occupied by some 800 employees and is designed to accommodate future growth.

THE FINISH LINE
     At BOK Financial Corporation, we're proud of our track record. At the same time, we know it's a race that has no finish line. Our ongoing goal is to be the premier financial services provider in every line of business, in every market we serve. We provide nationally competitive products with world-class service. Although we face able competitors, we have a team of talented bankers who relish the race and are proven winners.

Table 1    Consolidated Selected Financial Data
           (Dollars In Thousands Except Share Data)
                                                                                  December 31,
                                                       -------------------------------------------------------------------

                                                             2000          1999        19982       19972        19962
                                                       -------------------------------------------------------------------
Selected Financial Data
   For the year:
     Interest revenue                                  $   638,730   $  500,274  $   402,832  $   357,074  $   300,930
     Interest expense                                      369,843      264,150      212,406      194,842      167,610
     Net interest revenue                                  268,887      236,124      190,426      162,232      133,320
     Provision for loan losses                              17,204       10,365       14,591        9,256        4,419
     Net income                                            100,140       89,226       79,611       68,155       56,263
   Period-end:
     Loans, net of reserve                               5,435,207    4,567,255    3,581,177    2,801,977    2,424,337
     Assets                                              9,748,334    8,373,997    7,059,507    5,613,233    4,764,191
     Deposits                                            6,046,005    5,263,184    4,607,727    3,924,405    3,384,874
     Subordinated debenture                                148,816      148,642      146,921      148,356            -
     Shareholders' equity                                  703,576      557,164      524,793      451,880      373,272
     Nonperforming assets3                                  43,599       22,943       18,762       25,249       24,584


Profitability Statistics
   Earnings per share (based on average equivalent shares):
     Basic                                             $       2.01  $     1.79  $      1.59  $      1.36  $      1.12

     Diluted                                                   1.80        1.60         1.42         1.22         1.02
   Percentages (based on daily averages):
     Return on average assets                                  1.15%       1.17%        1.34%        1.29%        1.27%
     Return on average shareholders' equity                   16.46       16.45        16.38        16.78        16.89
     Average shareholders' equity to average assets            7.00        7.12         8.17         7.71         7.49

Common Stock Performance
   Per Share:
     Book Value                                        $      14.29   $   11.36  $     10.76   $     9.80   $     8.38
     Market price: December 31 close                         21.25        20.19        23.38        19.40        13.50
     Market range - High trade                               21.25        25.94        25.63        22.00        14.00
                  - Low trade                                15.31        18.94        19.50        13.88         9.62

Selected Balance Sheet Statistics
   Period-end:
     Tier 1 capital ratio (see Note 14)                       8.06%        7.27%        7.93%        9.87%       10.57%
     Total capital ratio (see Note 14)                       11.23        10.72        12.02        14.95        11.82
     Leverage ratio (see Note 14)                             6.51         5.92         6.60         7.06         7.48
     Reserve for loan losses to nonperforming loans         207.95       391.65       467.70       270.65       229.95
     Reserve for loan losses to loans1                        1.51         1.66         1.86         1.95         1.93

Miscellaneous (at December 31)
   Number of employees (FTE)                                3,003        3,101        2,850        2,404        2,179
   Number of banking locations                                105          100           91           76           72
   Number of TransFund locations                            1,111        1,020          998          785          638
   Mortgage loan servicing portfolio                   $6,874,995   $7,028,247   $6,375,239   $6,981,744   $5,948,187
-------------------------------------------------------------------------------------------------------------------------

1 Excludes residential mortgage loans held for sale, which are carried at the lower of aggregate cost or market value.
2    Restated for pooling of interest in 1999.
3 Includes nonaccrual loans, renegotiated loans and assets acquired in satisfaction of loans. Excludes loans past due 90 days or more and still accruing.

MANAGEMENT'S ASSESSMENT OF OPERATIONS AND FINANCIAL CONDITION

     BOK Financial Corporation ("BOK Financial") is a financial holding company that offers full service banking in Oklahoma, Northwest Arkansas, North Texas and New Mexico. BOK Financial's principal subsidiaries are Bank of Oklahoma, N.A., ("BOk"), Bank of Texas, N.A., Bank of Albuquerque, N.A., and Bank of Arkansas, N.A. Other subsidiaries include BOSC, Inc., a broker/dealer that engages in retail and institutional securities sales and municipal underwriting. On January 11, 2001, BOK Financial acquired CNBT Bancshares, Inc. This acquisition added seven branches in the Houston, Texas area and total assets of $498 million to Bank of Texas.


ASSESSMENT OF OPERATIONS

SUMMARY OF PERFORMANCE

     BOK Financial recorded net income of $100.1 million or $1.80 per diluted share for 2000 compared to $89.2 million or $1.60 per diluted share for 1999. Returns on average assets and average equity were 1.15% and 16.46%, respectively, for 2000 compared to 1.17% and 16.45%, respectively, for 1999.
     The increase in net income for 2000 was due to increases of $32.8 million or 14% in net interest revenue and $13.1 million or 7% in fees and commissions. These increases were partially offset by an increase of $22.3 million or 8% in operating expenses. The provision for loan losses increased by $6.8 million during 2000.
     Net income for the fourth quarter of 2000 was $25.5 million or $0.46 per diluted common share, an increase of 10% over the same period of 1999. The primary sources of increased quarterly earnings included net interest revenue, which increased $4.0 million or 6%, and fees and commissions, which increased $5.2 million or 11%. These increases were partially offset by a $5.1 million increase in operating expenses and a $3.7 million increase in the provision for loan losses.
     Net income for 1998 was $79.6 million or $1.42 per diluted common share. Returns on average assets and equity were 1.34% and 16.38%, respectively.

NET INTEREST REVENUE
     Tax equivalent net interest revenue totaled $276.7 million for 2000 compared to $244.5 million for 1999. The increase in net interest revenue was primarily due to an increase in average earning assets. Average earning assets increased by $1.0 billion during 2000. Additionally, the mix of earning assets improved during 2000. Average loans, which generally have higher yields than other types of earning assets, increased to 63% of earning assets in 2000 compared to 60% in 1999. These volume factors contributed $87.9million to the increase in net interest revenue.
     Average interest bearing liabilities increased by $1.1 billion during 2000, including $376 million from borrowed funds and $674 million from deposits. The increase in average interest bearing liabilities decreased net interest revenue by $55.3 million. The change in net interest revenue due to net changes in interest rates was minimal for 2000.

Table 2    Volume/Rate Analysis
           (In Thousands)
                                                   2000/1999                           1999/1998
                                         -------------------------------- ------------------------------
                                                      Change Due To(1)                Change Due To(1)
                                                   ----------------------          ---------------------
                                           Change    Volume  Yield/Rate   Change     Volume  Yield/Rate
                                         ---------------------------------------------------------------
Tax-equivalent interest revenue:
Securities                               $  20,384   $11,444  $  8,940   $25,746   $  27,741 $  (1,995)
Trading securities                            (841)   (1,683)      842     1,245         990       255
Loans                                      117,643    77,933    39,710    72,768      82,821   (10,053)
Funds sold and resell agreements               743       164       579      (102)        122      (224)
---------------------------------------- ---------------------------------------------------------------
Total                                      137,929    87,858    50,071    99,657     111,674   (12,017)
---------------------------------------- ---------------------------------------------------------------
Interest expense:
Transaction deposits                         8,509     4,847     3,662     9,362      14,438    (5,076)
Savings deposits                              (268)     (174)      (94)     (866)        188    (1,054)
Time deposits                               49,387    28,452    20,935     4,121      10,323    (6,202)
Borrowed funds                              46,962    22,154    24,808    39,486      44,438    (4,952)
Subordinated debenture                       1,103        15     1,088      (359)          7      (366)
---------------------------------------- ---------------------------------------------------------------
Total                                      105,693    55,294    50,399    51,744      69,394   (17,650)
---------------------------------------- ----------                      ---------
                                                   ----------------------          ---------------------
Tax-equivalent net interest revenue         32,236   $32,564  $   (328)   47,913   $  42,280  $  5,633
                                                   ----------------------          ---------------------
Change in nonrecurring foregone interest         -                          (3,262)
Decrease in tax-equivalent adjustment          527                           1,047
---------------------------------------- ----------                       ---------
Net interest revenue                     $  32,763                         $45,698
---------------------------------------- ----------                       ---------
1    Changes  attributable  to both volume and  yield/rate are allocated to both volume and yield/rate on an equal basis.

                                                4th Qtr 2000/4th Qtr 1999

                                           ------------------------------------
                                                           Change Due To(1)
                                                       ------------------------
                                             Change      Volume     Yield/Rate
                                           ----------- ------------ -----------
Tax-equivalent interest revenue:
Securities                                 $  5,480    $  3,461     $  2,019
Trading securities                               15          13            2
Loans                                        28,291      17,783       10,508
Funds sold and resell agreements                236         122          114
------------------------------------------ ----------- ------------ -----------
Total                                        34,022      21,379       12,643
------------------------------------------ ----------- ------------ -----------
Interest expense:
Transaction deposits                          3,007         161        2,846
Savings deposits                                (48)        (72)          24
Time deposits                                14,128       6,771        7,357
Borrowed funds                               12,365       6,679        5,686
Subordinated debenture                          280          (1)         281
------------------------------------------ ----------- ------------ -----------
------------------------------------------ ----------- ------------ -----------
Total                                        29,732      13,538       16,194
------------------------------------------ -----------
                                                       ------------ -----------
Tax-equivalent net interest revenue           4,290    $  7,841      $(3,551)
                                                       ------------ -----------
Increase in tax-equivalent adjustment          (241)
------------------------------------------ -----------
Net interest revenue                       $  4,049
------------------------------------------ -----------
1 Changes attributable to both volume and yield/rate are allocated to both volume and yield/rate on an equal basis.

     Net interest margin, the ratio of net interest revenue to average earning assets, decreased from 3.63% in 1999 to 3.56% in 2000. This decrease was due primarily to growth in borrowed funds used to support the investment portfolio. Since inception in 1990, BOK Financial has followed a strategy of fully utilizing its capital resources by borrowing funds in the capital markets to supplement deposit growth and to invest in securities. Although this strategy frequently results in a net interest margin that falls below those normally seen in the commercial banking industry, it provides positive net interest revenue. Management estimates that this strategy resulted in an 83 basis point decrease in net interest margin in 2000 and a 59 basis point decrease in net interest margin in 1999 and 1998. Net interest margins, excluding this strategy, were 4.39% for 2000, 4.22% for 1999, and 4.31% for 1998. However, this strategy contributed $4.3 million, $13.2 million, and $8.4 million to net interest revenue for 2000, 1999, and 1998, respectively. As more fully discussed in the subsequent Market Risk Section, management employs various techniques to control, within established parameters, the interest rate and liquidity risk inherent in this strategy.
     Tax-equivalent net interest revenue for the fourth quarter of 2000 was $71.3 million compared to $67.0 million for the fourth quarter of 1999. This increase was due to the growth in average earning assets, which increased $1.0 billion or 14%. Net interest margin decreased 23 basis points to 3.47% due to an increase in funding costs. The average cost of deposits increased 105 basis points from the fourth quarter of 1999 to the fourth quarter of 2000. Yields on earning assets increased by 71 basis points for these same periods.
     Tax-equivalent net interest revenue, totaled $244.5 million for 1999 compared to $199.9 million in 1998. The increase in net interest revenue was due to improvements in the mix of loans to total earning assets and lower rates paid on interest bearing liabilities. Loans, which generally have a higher yield, comprised 60% of earning assets in 1999 compared to 58% in 1998. This improvement in asset mix limited the decrease in yields on average earning assets to 19 bases points. The cost of interest-bearing liabilities decreased 35 bases points during this period due to falling interest rates. These factors combined to increase net interest revenue.
     The financial service environment in BOK Financial's primary markets is highly competitive due to a large number of commercial banks, thrifts, credit unions and brokerage firms. Additionally, many customers already have access to national and regional financial institutions for many products and services. Management expects that BOK Financial will continue to be able to successfully compete with these financial institutions by delivering the loan and deposit products and other financial services traditionally associated with a large bank with the responsiveness of a smaller, community bank.
Other Operating Revenue

Table 3    Other Operating Revenue
           (In Thousands)
                                                           Years ended December 31,
                                            ------------------------------------------------------
                                                2000        1999      1998      1997       1996
                                            ----------- ------------------------------------------
Brokerage and trading revenue                $  16,074  $  16,233 $  15,301 $    9,556 $    7,896
Transaction card revenue                        38,753     32,648    24,426    19,339     14,298
Trust fees and commissions                      39,316     35,127    29,956    24,072     21,652
Service charges and fees on deposit accounts    42,932     41,067    33,920    30,181     25,363
Mortgage banking revenue                        37,179     36,986    41,733    32,235     26,234
Leasing revenue                                  4,244      3,725     7,111     5,861      2,236
Other revenue                                   17,965     17,589    11,688    10,330     11,201
------------------------------------------------------- ------------------------------------------
    Total fees and commissions                 196,463    183,375   164,135   131,574    108,880
------------------------------------------------------- ------------------------------------------
Gain on student loan sale                          529        600     1,548     1,311      1,069
Loss on branch sales                                 -          -         -         -       (325)
Gain on loan securitization                          -        270         -         -          -
Gain (loss) on sale of other assets               (148)     4,626         -         -          -
Gain (loss) on securities                        2,059       (419)    9,337    (1,329)    (2,604)
------------------------------------------------------- ------------------------------------------
    Total other operating revenue             $198,903   $188,452  $175,020  $131,556   $107,020
------------------------------------------------------- ------------------------------------------

     Other operating revenue increased $10.5 million or 6% compared to 1999. Fees and commissions, which are included in other operating revenue, increased $13.1 million or 7% while net gains on sales of securities and other assets decreased $2.6 million. Fees and commissions continue to represent a significant portion of BOK Financial's total revenue. Revenue generated by card-based transactions such as the TransFund ATM network, bankcards, and related merchant discounts increased by 19% to $38.8 million. These increases are generally due to a higher volume of transactions processed in 2000. Other revenue included $4.5 million of private placement and underwriting fees.
     Other operating revenue for the fourth quarter of 2000 totaled $54.9 million compared to $46.7 million for the fourth quarter of 1999. The fourth quarter of 2000 included securities gains of $3.3 million compared to $80 thousand in the fourth quarter of 1999. Net securities gains from the portion of the available for sale portfolio, which serves as an economic hedge of mortgage servicing rights, totaled $5.2 million while net securities losses on the remaining available for sale portfolio totaled $1.9 million. Changes in the components of other revenue during the fourth quarter were consistent with the year to date changes. Transaction card revenue increased by $1.3 million. Mortgage banking revenue increased by $1.5 million.
     Other operating revenue for 1999 increased $13.4 million or 8% compared to 1998. Approximately $9.8 million of this increase was due to the net change in gains on securities sold. Additionally, BOK Financial recognized a gain of $3.6 million on the sale of interests in several leasing partnerships during the second quarter of 1999. Fee and commission income increased $19.2 million. Deposit fees increased $7.1 million, including $4.9 million from acquired banks. Transaction card fees increased $8.2 million due primarily to increased volume of transactions processed.
     Many of BOK Financial's fee generating activities, such as brokerage and trading activities, trust fees, and mortgage servicing revenue, are indirectly affected by changes in interest rates. Significant increases in interest rates may tend to decrease the volume of trading activities, and may lower the value of trust assets managed, which is the basis of certain fees, but would tend to decrease the incidence of mortgage loan prepayments. Similarly, a decrease in economic activity would decrease ATM, bankcard and related revenue.
     While management expects continued growth in other operating revenue, the future rate of increase could be affected by increased competition from national and regional financial institutions and from market saturation. Continued growth may require BOK Financial to introduce new products or to enter new markets. This growth introduces additional demands on capital and managerial resources.

Lines of Business
     BOK Financial operates four principal lines of business under its Bank of Oklahoma franchise: corporate banking, consumer banking, mortgage banking and trust services. It also operates a fifth principal line of business, regional banks, which includes banking functions for Bank of Albuquerque, Bank of Arkansas and Bank of Texas. These five principal lines of business combined account for approximately 87% of total revenue. Other lines of business include the TransFund ATM network and BOSC, Inc.
Corporate Banking

     The Corporate Banking Division provides loan and lease financing and treasury and cash management services to businesses throughout Oklahoma and seven surrounding states. In addition to serving the banking needs of small businesses, middle market and larger customers, the Corporate Banking Division has specialized groups which serve customers in the energy, agriculture, healthcare and banking/finance industries. The Corporate Banking Division contributed 52% of consolidated net income for 2000 compared to 58% of consolidated net income for 1999. Total revenue for this division increased 7% primarily due to a 15% increase in outstanding loans. This increase in revenue was partially offset by increases in internal funding rates charged to the Corporate Banking Division. Operating expense for this division increased 8%. Net loans charged off for the Corporate Banking Division were $4.0 million in 2000 compared to net recoveries of $1.1 million in 1999.
Table 4  Corporate Banking
         (In Thousands)
                           Years ended December 31,
                    ----------------------------------------
                          2000         1999         1998
                    ----------------------------------------
  Revenue (interest
    expense) from
    external sources $  262,857   $  218,917   $  182,595
  Revenue (interest
    expense)from
    internal sources   (121,430)     (86,972)     (68,539)
  Operating expense      52,666       48,943       51,190
  Net income             51,815       51,390       38,373
  Average assets     $3,801,209   $3,381,502   $2,718,472
  Average equity        411,214      352,396      271,420
  Return on assets         1.36%        1.52%        1.41%
  Return on equity        12.60%       14.58%       14.14%
  Efficiency ratio        37.24%       37.09%       44.88%


Consumer Banking

     The Consumer Banking Division provides its customers throughout Oklahoma with a full line of deposit, loan and fee-based services through four major distribution channels: traditional branches, supermarket branches, the 24-hour ExpressBank call center, and the Internet. Additionally, the division is a significant referral source for the Bank of Oklahoma Mortgage Division ("BOk Mortgage") and BOSC's Retail Brokerage division. The Consumer Banking Division contributed 17% of consolidated net income for 2000 and 13% of consolidated net income for 1999. Total revenue, which consists primarily of intercompany credit for funds provided to other divisions within BOK Financial and fees generated by various services, increased 18% during 2000. Increases in short-term interest rates during 2000 increased the internal rates paid to the Consumer Banking Division for funds they provided to BOK Financial. Operating expenses increased 7% during 2000. The result is an improvement in returns on average assets and equity for the division and a lower efficiency ratio.

Table 5  Consumer Banking
         (In Thousands)
                               Years ended December 31,
                      -----------------------------------------
                          2000         1999          1998
                      ------------- ------------ --------------
Revenue (interest
  expense)from
  external sources    $  (8,603)    $  (5,871)    $  (12,984)
Revenue (interest
  expense)from
  internal sources       85,329        70,665         75,445
Operating expense        45,606        42,562         47,368
Net income               16,917        11,722          7,937
Average assets        $1,813,303    $1,728,209    $1,785,025
Average equity           54,706        46,098         43,640
Return on assets           0.93%         0.68%         0.44%
Return on equity          30.92%        25.43%        18.19%
Efficiency ratio          59.44%        65.69%        75.84%

Mortgage Banking

     BOK Financial engages in mortgage banking activities through BOk Mortgage. These activities include the origination, marketing and servicing of mortgage loans. BOk Mortgage contributed 3% to consolidated net income in 2000 compared to 2% in 1999.
     Total revenue from BOk Mortgage decreased $1.7 million during 2000. Total mortgage loan production decreased to $531 million for 2000 from $688 million in 1999 due to higher interest rates during much of 2000. However, revenue provided by origination and marketing activities in 2000 increased $711 thousand or 20% compared to 1999 due to improved pricing of loans sold.
     Commitments to originate mortgage loans create both credit and interest rate risk. Credit risk is managed through underwriting policies and procedures, and interest rate risk is partially hedged through forward sales contracts. All fixed rate mortgage loans are generally sold in the secondary market pursuant to forward sales contracts. BOk Mortgage currently does not securitize pools of mortgage loans either for sale or retention.
     Mortgage loan servicing revenue totaled $32.9 million for 2000 compared to $33.4 million for 1999. Mortgage loans serviced by BOk Mortgage totaled $6.9 billion at December 31, 2000 compared to $7.0 billion at the end of 1999. These amounts include loans serviced for BOk of $167 million for 2000 and $107 million for 1999.
     Capitalized mortgage servicing rights, which totaled $111 million at December 31, 2000 and $114 million at December 31, 1999 represent mortgage loans serviced for others carried at the lower of amortized cost or fair value. Fair value is based on the present value of projected net servicing revenue over the estimated life of the mortgage loans serviced. This estimated life and the value of the servicing rights are very sensitive to changes in interest rates and loan prepayment assumptions. Rising interest rates tend to decrease loan prepayments and increase the value of mortgage servicing rights while falling interest rates have the opposite effect. A valuation allowance is provided for the excess of the carrying value of the servicing rights over their fair values. BOK Financial acquires mortgage-backed and principal only securities as an economic hedge against the impairment in the mortgage servicing portfolio. Additional discussion about the sensitivity of the mortgage servicing portfolio to changes in interest rates and this hedging strategy is in the Market Risk section.

Table 6  Mortgage Banking
           (In Thousands)
                              Years ended December 31,
                        -------------------------------------
                             2000        1999        1998
                        -------------------------------------
    Revenue (interest
      expense)from
      external sources   $  56,175   $  51,160  $  60,512
    Revenue (interest
      expense)from
      internal sources     (15,006)     (8,296)   (10,456)
    Operating expense       38,028      39,754     41,926
    Provision for
      impairment of
      mortgage servicing
      rights                 2,900           -     (2,290)
    Gains (losses) on
      sales of               5,257           -          -
    securities
    Net income               3,325       1,850      6,288

    Average assets        $412,218    $355,888   $367,934
    Average equity          32,333      32,010     30,229

    Return on assets          0.81%       0.52%     1.71%
    Return on equity         10.28%       5.78%    20.80%
    Efficiency ratio         92.37%      92.74%    83.76%

Trust Services

     BOK Financial provides a wide range of trust services, including institutional, investment and retirement products and services to affluent individuals and businesses, to not-for-profit organizations and governmental agencies through the Bank of Oklahoma Trust Division and Bank of Texas Trust
Company. Trust services are primarily provided to clients in Oklahoma, Texas, Arkansas and New Mexico. Additionally, trust services include a nationally competitive self-directed 401-k program with clients in Dallas, Chicago, New York and Los Angeles. At December 31, 2000, trust assets with an aggregate market value of $18 billion were subject to various fiduciary arrangements, compared to $17 billion at December 31, 1999. Trust services contributed 10% to consolidated net income for 2000 compared to 9% for 1999. Total revenue from trust services increased $5.1 million or 11% during 2000 while operating expenses increased $2.2 million or 6%.

Table 7  Trust Services
           (In Thousands)
                               Years ended December 31,
                         --------------------------------------
                              2000         1999        1998
                         ------------- ----------- ------------
  Revenue (interest
    expense)from
    external sources      $  43,692    $  40,394   $  33,398
  Revenue (interest
    expense)from
    internal sources          8,968       7,208        6,468
  Operating expense          36,277      34,065       30,985
  Net income                 10,008       8,228        5,351

  Average assets           $355,585    $332,839     $292,175
  Average equity             38,756      34,300       27,243

  Return on assets            2.81%        2.47%        1.83%
  Return on equity           25.82%       23.99%       19.64%
  Efficiency ratio           68.89%       71.56%       77.72%

Regional Banks

     Regional banks include Bank of Texas, Bank of Arkansas, and Bank of Albuquerque. Each of these banks provides a full range of corporate and consumer banking, treasury services and retail investments in their respective markets. Small businesses and middle-market corporations are the regional banks' primary customer focus.
     Regional banks contributed $13.9 million or 14% to consolidated net income in 2000 compared to $7.4 million or 8% in 1999. Total revenue for 2000 increased $21.0 million compared to 1999 while operating expenses increased $7.6 million. The increase in operating expenses included a $3.7 million increase in intangible amortization expense. Average equity assigned to the regional banks included both an amount based on management's assessment of risk and an additional amount based upon BOK Financial's investment in these entities. Management excludes the amortization of all intangible assets when evaluating the performance of the regional banks on a tangible return basis.

Table 8    Regional Banks
           (In Thousands)
                               Years ended December 31,
                       -----------------------------------------
                          2000          1999          1998
                     -------------------------------------------
Revenue (interest
  expense)from
  external sources    $  110,468   $    78,517     $  33,670
Revenue (interest
  expense)from
  internal sources       (18,250)       (7,596)       (1,673)
Operating expense         63,894        56,249        21,562
Gains (losses) on
  sales of securities       (356)          (53)          613
Net income                13,868         7,405         5,742
Tangible net income       24,095        14,355        10,793

Average assets        $2,381,886    $1,807,963      $644,235
Average equity           269,762       206,336        85,205

Tangible return on
  assets                    1.01%         0.79%         1.68%
Tangible return on
  equity                    8.93%         6.96%        12.67%
Efficiency ratio           69.29%        79.31%        67.39%


OTHER OPERATING EXPENSE

     Other operating expense totaled $302.8 million for 2000 compared to $280.5 million in 1999, an increase of 8%. Personnel costs and occupancy, equipment and data processing comprised most of the increase.
     Personnel  costs  increased  $10.2  million  or  8%.  Regular  compensation
(including overtime and temporary assistance) and benefits increased $6.1 million or 6%. Average staffing on a full time equivalent ("FTE") basis increased by 77 employees or 3% while average compensation expense per FTE increased by 5%. Incentive compensation increased by $3.4 million or 20% compared to 1999 due to growth in revenue over pre-determined targets and growth in the number of business units covered by incentive plans.
     Net occupancy, equipment and data processing expense for 2000 increased $7.7 million or 13%. Equipment expense increased by $3.1 million due primarily to depreciation of computer equipment purchased in 1998 and 1999. Data processing costs increased $3.0 million or 11% due primarily to a $1.6 million increase in processing charges.
     Other operating expenses for the fourth quarter of 2000 totaled $79.3 million compared to $74.3 million for the fourth quarter of 1999. The fourth quarter of 2000 included a $2.9 million provision for impairment of mortgage servicing rights compared to no impairment expense in the fourth quarter of 1999. Excluding the effects of this impairment charge, operating expenses for the fourth quarter of 2000 increased by 3% due to higher personnel costs.
     Other operating expense totaled $280.5 million for 1999 compared to $234.0 million in 1998, an increase of 20%. Approximately $30.2 million of this increase was related to acquisitions. Operating expenses for acquisitions increased personnel costs by $11.5 million, occupancy, equipment and data processing expenses by $5.5 million and amortization of intangible assets by $6.8 million. Excluding the effects of acquisitions, other operating expense increased $16.3 million or 7%. Personnel costs increased $26.6 million or 24% due to a 333 increase in the number of average FTE employees and a 9% increase in average compensation per employee. Additionally, incentive compensation increased by $5.4 million or 46% compared to 1998 due to growth in revenue over pre-determined targets and growth in the number of business units covered by incentive plans. Net occupancy, equipment and data processing expense for 1999 increased $14.5 million or 33%. Net occupancy expense increased by $4.4 million, including $2.5 million due to acquisitions. The remaining increase was due to additional locations in Oklahoma and Texas. Data processing expenses increased $5.9 million or 28%, including $1.2 million from acquisitions. Amortization and maintenance costs increased $1.3 million during 1999 to $3.3 million due primarily to various systems implemented over the past two years. The remaining increase was due to a higher volume of transactions processed.

Table 9    Other Operating Expense
           (In Thousands)
                                                                   Years ended December 31,
                                                       -------------------------------------------------
                                                          2000     1999      1998      1997      1996
                                                       ------------------- -----------------------------
Personnel expense                                       $146,215 $136,010  $109,437 $  90,625 $  74,460
Business promotion                                         8,395    9,077     8,220     8,886     6,552
Contribution of stock to BOk Charitable Foundation             -        -     2,257     3,638         -
Professional fees and services                             9,618    9,584     9,781     6,906     5,508
Net occupancy, equipment and data processing expense      65,718   58,024    43,519    36,265    31,460
FDIC and other insurance                                   1,569    1,356     1,368     1,380     1,812
Special deposit insurance assessment                           -        -         -         -     3,820
Printing, postage and supplies                            11,260   11,599     9,524     8,067     7,042
Net gains and operating expenses on repossessed assets    (1,283)  (3,473)     (474)   (3,831)   (4,496)
Amortization of intangible assets                         15,478   15,823     9,515     8,968     5,555
Write-off of core deposit intangible assets related to
   SAIF-insured deposits                                       -        -         -         -     3,821
Mortgage banking costs                                    22,274   23,932    25,949    19,968    15,473
Provision for impairment of mortgage servicing rights      2,900        -    (2,290)    4,100       361
Other expense                                             20,671   18,584    17,189    14,882    11,837
-------------------------------------------------------------------------- -----------------------------
     Total                                              $302,815 $280,516  $233,995  $199,854  $163,205
-------------------------------------------------------------------------- -----------------------------

INCOME TAXES

     Income tax expense was $47.6 million, $44.5 million and $37.2 million for 2000, 1999 and 1998, respectively, representing 32%, 33% and 32%, respectively, of book taxable income. Tax expense currently payable totaled $38.4 million in 2000 compared to $43.8 million in 1999 and $46.4 million in 1998. The Internal Revenue Service closed its examination of 1996 during 2000. As a result of the outcome of this examination, BOK Financial reduced its tax accrual by $3.0 million. Income tax expense for 2000 was 34% of pre-tax book income excluding the reversal of this accrual. During 1998 and 1999, Internal Revenue Service examinations for 1994 and 1995, respectively, were closed with no significant adjustments.


Table 10   Selected Quarterly Financial Data
            (In Thousands Except Per Share Data)
                                                           Fourth        Third       Second        First
                                                         ------------ ------------ ------------ ------------
                                                                                2000
                                                         ---------------------------------------------------
Interest revenue                                          $173,495     $163,577     $156,314     $145,344
Interest expense                                           104,303       95,430       88,444       81,666
-------------------------------------------------------- ------------ ------------ ------------ ------------
Net interest revenue                                        69,192       68,147       67,870       63,678
Provision for loan losses                                    6,000        5,031        3,534        2,639
-------------------------------------------------------- ------------ ------------ ------------ ------------
Net interest revenue after provision for loan losses        63,192       63,116       64,336       61,039
Other operating revenue                                     51,628       50,378       48,030       46,808
Securities gains (losses), net                               3,296         (538)        (682)         (17)
Other operating expense                                     79,318       73,964       74,917       74,616
-------------------------------------------------------- ------------ ------------ ------------ ------------
Income before taxes                                         38,798       38,992       36,767       33,214
Income tax expense                                          13,302       13,355       12,573        8,401
-------------------------------------------------------- ------------ ------------ ------------ ------------
Net income                                               $  25,496    $  25,637    $  24,194    $  24,813
-------------------------------------------------------- ------------ ------------ ------------ ------------
Earnings per share:
   Basic                                                       .51          .51          .48          .50
-------------------------------------------------------- ------------ ------------ ------------ ------------
   Diluted                                                     .46          .46          .43          .45
-------------------------------------------------------- ------------ ------------ ------------ ------------
Average shares:
   Basic                                                    49,158       49,081       49,170       49,165
-------------------------------------------------------- ------------ ------------ ------------ ------------
   Diluted                                                  55,630       55,553       55,629       55,639
-------------------------------------------------------- ------------ ------------ ------------ ------------

                                                                                1999
                                                         ----------------------------------------------------
Interest revenue                                          $139,714     $131,734     $118,256     $110,570
Interest expense                                            74,571       69,347       61,673       58,559
-------------------------------------------------------- ------------ ------------ ------------ -------------
Net interest revenue                                        65,143       62,387       56,583       52,011
Provision for loan losses                                    2,255        2,142        2,538        3,430
-------------------------------------------------------- ------------ ------------ ------------ -------------
Net interest revenue after provision for loan losses        62,888       60,245       54,045       48,581
Other operating revenue                                     46,641       45,320       49,719       47,191
Securities gains (losses), net                                  80         (485)        (288)         274
Other operating expense                                     74,257       70,755       70,678       64,826
-------------------------------------------------------- ------------ ------------ ------------ -------------
Income before taxes                                         35,352       34,325       32,798       31,220
Income tax expense                                          12,155       11,589       10,742        9,983
-------------------------------------------------------- ------------ ------------ ------------ -------------
Net income                                               $  23,197    $  22,736    $  22,056    $  21,237
-------------------------------------------------------- ------------ ------------ ------------ -------------
Earnings per share:
   Basic                                                       .46          .46          .44          .43
-------------------------------------------------------- ------------ ------------ ------------ -------------
   Diluted                                                     .42          .41          .39          .38
-------------------------------------------------------- ------------ ------------ ------------ -------------
Average shares:
   Basic                                                    49,144       49,091       49,019       48,974
-------------------------------------------------------- ------------ ------------ ------------ -------------
   Diluted                                                  55,809       55,867       55,915       55,866
-------------------------------------------------------- ------------ ------------ ------------ -------------

ASSESSMENT OF FINANCIAL CONDITION

SECURITIES PORTFOLIO

     Securities are identified as either investment or available for sale based upon various factors, including asset/liability management strategies, liquidity and profitability objectives, and regulatory requirements. Investment securities are carried at cost, adjusted for amortization of premiums or accretion of discounts. Amortization or accretion of mortgage-backed securities is periodically adjusted for estimated prepayments. Available for sale securities are those that may be sold prior to maturity based upon asset/liability management decisions. Securities identified as available for sale are carried at fair value. Unrealized gains or losses on available for sale securities, less applicable deferred taxes, are recorded as accumulated other comprehensive income in Shareholders' Equity.
     During 2000, BOK Financial increased its securities portfolio by $119 million. Most notably, mortgage-backed securities increased by $145 million while U.S. Treasury securities decreased by $27 million. Mortgage backed securities with an amortized cost of $203 million and a fair value of $210 million have been designated by management as an economic hedge portfolio against possible impairment in the mortgage servicing portfolio. The value of these securities is expected to increase during periods of falling interest rates to offset the decline of value in the mortgage servicing portfolio. Gains on sales of these securities may be recognized periodically to offset either the economic loss in the servicing portfolio or the impairment charges required by generally accepted accounting principles.
     BOK Financial's total securities portfolio value changed from an unrealized loss of $73 million at December 31, 1999 to an unrealized gain of $6 million at December 31, 2000 due to a decrease in market interest rates.
     The average expected life of the mortgage-backed securities was 2.9 years at December 31, 2000 compared to 4.4 years at December 31, 1999. The effect of changes in interest rates on BOK Financial's earnings and equity is discussed in the Market Risk section of this report.
     Table 11 presents the book values and fair values of BOK Financial's securities portfolio at December 31, 2000, 1999 and 1998. Additional information regarding the securities portfolio is presented in Note 3 to the Consolidated Financial Statements.

Table 11   Securities
           (In Thousands)
                                                                          December 31,
                                          -----------------------------------------------------------------------------
                                                    2000                      1999                      1998
                                          ------------------------- ------------------------- -------------------------
                                           Amortized      Fair       Amortized      Fair       Amortized      Fair
                                             Cost         Value        Cost         Value        Cost         Value
                                          ------------ ------------ ------------ ------------ ------------ ------------
Investment:
  U.S. Treasury                           $         -   $        -  $       196  $       198  $       600  $       600
  Municipal and other tax-exempt              207,177      207,641      186,177      184,748      184,988      184,521
  Mortgage-backed U.S. agency securities       11,541       11,567       18,051       17,926       30,385       30,829
  Other debt securities                        14,653       14,659        8,756        8,752       11,804       11,804
------------------------------------------------------ ------------ ------------ ------------ ------------ ------------
     Total                                $   233,371   $  233,867  $   213,180  $   211,624  $   227,777  $   227,754
------------------------------------------------------ ------------ ------------ ------------ ------------ ------------
Available for sale:
    U.S. Treasury                         $    85,656   $   85,564  $   112,902  $   111,860  $   170,862  $   171,707
    Municipal and other tax-exempt             14,492       14,552       13,086       13,094       92,082       93,131
    Mortgage-backed securities:
      U.S. agencies                         2,050,100    2,046,318    2,174,916    2,106,094    1,902,568    1,913,869
      Other                                   478,065      486,170      202,229      200,558        1,772        1,762
------------------------------------------------------ ------------ ------------ ------------ ------------ ------------
        Total mortgage-backed securities    2,528,165    2,532,488    2,377,145    2,306,652    1,904,340    1,915,631
------------------------------------------------------ ------------ ------------ ------------ ------------ ------------
    Other debt securities                         242          245          353          353          456          462
    Equity securities and mutual funds        129,823      130,971      156,476      156,745      142,460      148,444
------------------------------------------------------ ------------ ------------ ------------ ------------ ------------
      Total                                $2,758,378   $2,763,820   $2,659,962   $2,588,704   $2,310,200   $2,329,375
------------------------------------------------------ ------------ ------------ ------------ ------------ ------------


LOANS

     Loans increased $874 million or 19% during 2000. Commercial loans increased by $583 million or 22% over 1999. This continues a trend of strong growth in commercial loans. All identified segments of commercial loans grew by more than 10% except agriculture. Commercial loans now comprise 59% of total loans compared to 57% at December 31, 1999. Energy loans increased by $231 million or 38% during 2000 and totaled $837 million or 15% of the loan portfolio at year-end. Commercial loans to service entities increased by $156 million or 19% during 2000. Total commercial real estate loans grew by $176 million or 16% during 2000. Construction and land development loans, which consist primarily of single-family construction loans, increased by 25% during 2000. Management plans to decrease the rate of loan growth in 2001 through a selective tightening of credit standards. The primary focus will be on commercial lending activities that have an opportunity to provide other banking services to the customer.

Table 12   Loans
           (In Thousands)
                                                                       December 31,
                                               -----------------------------------------------------------
                                                    2000        1999        1998       1997        1996
                                               ---------------------------------------------- ------------
Commercial:
   Energy                                      $  837,223  $  606,561  $  468,700 $  333,988 $   290,162
   Manufacturing                                  421,046     344,175     245,268    205,836     147,931
   Wholesale/retail                               499,017     407,785     279,265    264,029     242,859
   Agriculture                                    185,407     173,653     160,241    155,868     129,202
   Services                                       963,171     807,184     635,585    482,476     340,956
   Other commercial and industrial                342,169     325,343     200,214    107,260     128,158
Commercial real estate:
   Construction and land development              311,700     249,160     174,059    104,322      69,265
   Multifamily                                    271,459     257,187     181,525    103,218     150,457
   Other real estate loans                        687,335     588,195     404,985    284,220     221,499
Residential mortgage:
   Secured by 1-4 family residential properties   638,044     531,058     500,690    435,753     403,958
   Residential mortgages held for sale             48,901      57,057     100,269     79,779      96,789
Consumer                                          312,390     296,131     296,298    299,272     249,008
--------------------------------------------------------------------------------------------- ------------
     Total                                     $5,517,862  $4,643,489  $3,647,099 $2,856,021  $2,470,244
--------------------------------------------------------------------------------------------- ------------

     While BOK Financial continues to increase geographic diversification through expansion into Texas and New Mexico, geographic concentration subjects the loan portfolio to the general economic conditions in Oklahoma. Notable loan concentrations by the primary industry of the borrowers are presented in Table 12. Agriculture includes loans totaling $147 million to the cattle industry. Services include loans totaling $132 million to the healthcare industry, $124 million to nursing homes and $65 million to the hotel industry. Approximately 41% of commercial real estate loans are secured by property located in Oklahoma, primarily in the Tulsa or Oklahoma City metropolitan areas. An additional 30% of commercial real estate loans are secured by property located in Texas. The major components of other real estate loans are office buildings, $240 million and retail facilities, $205 million.

Table 13   Loan Maturity and Interest Rate Sensitivity at December 31, 2000
           (In Thousands)
                                                     Remaining Maturities of Selected Loans
                                                     -------------------------------------
                                             Total   Within 1 Year 1-5 Years After 5 Years
                                         ------------------------ ----------- ------------
Loan maturity:
   Commercial                             $3,248,033  $1,369,971   $1,500,478   $377,584
   Commercial real estate                  1,270,494     479,599      592,626    198,269
---------------------------------------- ------------------------ ----------- ------------
      Total                               $4,518,527  $1,849,570   $2,093,104   $575,853
---------------------------------------- ------------------------ ----------- ------------
Interest rate sensitivity for selected
  loans with:
   Predetermined interest rates          $   855,142 $   116,016  $   488,736   $250,390
   Floating or adjustable interest rates   3,663,385   1,733,554    1,604,368    325,463
---------------------------------------- ------------------------ ----------- ------------
      Total                               $4,518,527  $1,849,570   $2,093,104   $575,853
---------------------------------------- ------------------------ ----------- ------------


SUMMARY OF LOAN LOSS EXPERIENCE

     The reserve for loan losses, which is available to absorb losses inherent in the loan portfolio, totaled $83 million at December 31, 2000, compared to $76 million at December 31, 1999. This represents 1.51% and 1.66% of total loans, excluding loans held for sale, at December 31, 2000 and 1999, respectively. Losses on loans held for sale, principally mortgage loans accumulated for placement in securitized pools, are charged to earnings through adjustments in carrying value to the lower of cost or market value in accordance with accounting standards applicable to mortgage banking. Table 14 presents statistical information regarding the reserve for loan losses for the past five years.

Table 14   Summary of Loan Loss Experience
           (Dollars In Thousands)
                                                                     Years ended December 31,
                                                 ---------------------------------------------------------------
                                                   2000         1999          1998         1997         1996
                                                 ---------------------------------------------------------------
Beginning balance                                $76,234      $65,922       $54,044      $45,907      $39,116
  Loans charged-off:
    Commercial                                     7,747        2,136         3,219        3,350        2,469
    Commercial real estate                         1,176           35           175          698          529
    Residential mortgage                             285          617           202          440          240
    Consumer                                       5,593        4,560         4,000        4,791        3,515
----------------------------------------------------------------------------------------------------------------
      Total                                       14,801        7,348         7,596        9,279        6,753
----------------------------------------------------------------------------------------------------------------
  Recoveries of loans previously charged-off:
    Commercial                                     1,126        3,110         1,487        2,543        3,748
    Commercial real estate                           428          487         1,398          957        4,113
    Residential mortgage                             157           17           162          557          262
    Consumer                                       2,307        2,156         1,836        1,578        1,002
----------------------------------------------------------------------------------------------------------------
      Total                                        4,018        5,770         4,883        5,635        9,125
----------------------------------------------------------------------------------------------------------------
Net loans charged-off (recoveries)                10,783        1,578         2,713        3,644       (2,372)
Provision for loan losses                         17,204       10,365        14,591        9,256        4,419
Additions due to acquisitions                          -        1,525             -        2,525            -
----------------------------------------------------------------------------------------------------------------
Ending balance                                   $82,655      $76,234       $65,922      $54,044      $45,907
----------------------------------------------------------------------------------------------------------------
Reserve for loan losses to loans outstanding at      1.51%        1.66%         1.86%        1.95%        1.93%
year-end(1)
Net charge-offs (recoveries) to average loans         .22          .04           .09          .14         (.10)
Provision for loan losses to average loans            .35          .26           .48          .35          .19
Recoveries to gross charge-offs                     27.15        78.52         64.28        60.73       135.13
Reserve as a multiple of net charge-offs             7.67x       48.31x        24.30x       14.83x      (19.35)x
(recoveries)
----------------------------------------------------------------------------------------------------------------
Problem Loans
----------------------------------------------------------------------------------------------------------------
Loans past due (90 days)                         $15,467      $11,336      $  9,553      $10,710     $  9,729
Nonaccrual(2)                                     39,661       19,465        14,095       19,761       19,964
Renegotiated                                          87            -             -          207            -
----------------------------------------------------------------------------------------------------------------
     Total                                       $55,215      $30,801       $23,648     $ 30,678     $ 29,693
----------------------------------------------------------------------------------------------------------------
Foregone interest on nonaccrual loans(2)         $ 3,803     $  2,321      $  2,271     $  2,981     $  3,088
----------------------------------------------------------------------------------------------------------------

1 Excludes residential mortgage loans held for sale, which are carried at the lower of aggregate cost or market value.
2 Interest collected and recognized on nonaccrual loans was $3.3 million in 1998 and was not significant in 2000 and previous years disclosed.

     The adequacy of the reserve for loan losses is assessed by management based upon an ongoing quarterly evaluation of the probable estimated losses inherent in the portfolio, and includes probable losses on both outstanding loans and unused commitments to provide financing. A consistent methodology has been developed that includes reserves assigned to specific criticized loans, general reserves that are based upon a statistical migration analysis for each category of loans, and a nonspecific allowance that is based upon an analysis of current economic conditions, loan concentrations, portfolio growth, and other relevant factors. An independent Credit Administration department is responsible for performing this evaluation for all of BOK Financial's subsidiaries to ensure that the methodology is applied consistently.
     All significant criticized loans are reviewed quarterly. Written documentation of these reviews is maintained. Specific reserves for impairment are determined in accordance with generally accepted accounting principles and appropriate regulatory standards. At December 31, 2000 specific impairment reserves totaled $8.0 million on loans that totaled $38 million.
     The adequacy of general loan loss reserves is determined primarily through an internally developed migration analysis model. Management uses an eight-quarter aggregate accumulation of net loan losses as the basis for this model. Greater emphasis is placed on net loan losses in the more recent periods. This model is used to assign general loan loss reserves to commercial loans and leases, residential mortgage loans and consumer loans. All loans, leases and letters of credit are allocated a migration factor by this model. Management can override the general allocation only by utilizing a specific allocation based on a measure of impairment of the loan.
     A nonspecific allowance for loan losses is maintained for risks beyond those factors specific to a particular loan or those identified by the migration analysis. These factors include trends in general economic conditions in BOK Financial's primary lending areas, duration of the business cycle, specific conditions in industries where BOK Financial has a concentration of loans, overall growth in the loan portfolio, bank regulatory examination results, error potential in either the migration analysis model or in the underlying data, and other relevant factors. A range of potential losses is then determined for each factor identified.

     At December 31, 2000, the loss potential ranges for the more significant factors are:

     Concentration of large loans - $1.2 million to $2.3 million
     Loan portfolio growth and expansion into new markets - $1.2 million to $2.4 million

     A provision for loan losses is charged against earnings in amounts necessary to maintain an adequate allowance for loan losses. These provisions totaled $17.2 million for 2000, $10.4 million for 1999 and $14.6 million for 1998. The provision for 2000 reflected management's assessment of changes in the risk of loan losses due primarily to an increase in net loans charged-off during the year and increased levels of nonperforming and potential problem loans.

Table 15   Loan Loss Reserve Allocation
           (Dollars in Thousands)
                                                                     December 31,
                          ----------------------------------------------------------------------------------------------
                                 2000              1999               1998                1997               1996
                          ------------------------------------------------------- ------------------- ------------------
                                      % of              % of               % of                % of               % of
                          Reserve(3) Loans(1)Reserve(3) Loans(1)Reserve(3) Loans(1) Reserve(3) Loans(1) Reserve(3)Loans(1)
                          --------- ---------------- ------------------ --------- --------- --------- --------- --------
Loan category:
   Commercial(2)           $55,187  59.39%  $47,261    58.10%  $37,570    56.09%   $35,009    55.81%   $26,741    53.91%
   Commercial real estate   12,393  23.23    11,216    23.86     7,949    21.44      3,236    17.71      3,907    18.59
   Residential mortgage      2,019  11.67     2,137    11.58     1,807    14.12      1,783    15.70      1,659    17.01
   Consumer                  6,407   5.71     6,721     6.46     6,689     8.35      5,763    10.78      5,174    10.49
   Nonspecific allowance     6,649      -     8,899        -    11,907        -      8,253        -      8,426        -
----------------------------------- ---------------- ------------------ --------- --------- --------- --------- --------
   Total                   $82,655  100.00  $76,234   100.00   $65,922   100.00    $54,044  100.00     $45,907   100.00
----------------------------------- ---------------- ------------------ --------- --------- --------- --------- --------

1 Excludes residential mortgage loans held for sale, which are carried at the lower of aggregate cost or market value.
2 Specific allocation for Year 2000 risks were $2.0 million in 1999, $3.6 million in 1998 and $4.8 million in 1997.
3 Specific allocation for the loan concentration risks are included in the appropriate category: Energy, Agriculture and Hotel/Motel.

NONPERFORMING ASSETS
     Information regarding nonperforming assets, which were $44 million at December 31, 2000 and $23 million at December 31, 1999 is presented in Table 16. Nonperforming loans include nonaccrual loans and renegotiated loans and exclude loans 90 days or more past due. The increase in nonaccrual loans since December 31, 1999 has generally been due to circumstances unique to two borrowers. One borrower filed for bankruptcy protection after its previously issued audited financial statements had to be restated due to improper accounting. The second borrower experienced operating problems due to a change in demand from its major customer. The specific impairment reserve for loan losses reflects losses that may be incurred on these loans. Excluding these two loans, the ratio of nonaccrual commercial loans to total commercial loans was .71%, .48% and .42% at December 31, 2000, 1999 and 1998.
     The loan review process also identifies loans that possess more than the normal amount of risk due to deterioration in the financial condition of the borrower or the value of the collateral. Because the borrowers are performing in accordance with the original terms of the loan agreements and no loss of principal or interest is anticipated, such loans are not included in the Nonperforming Assets totals. These loans are assigned to various risk categories in order to focus management's attention on the loans with higher risk of loss. At December 31, 2000, loans totaling $127 million were assigned to the substandard risk category and loans totaling $89 million were assigned to the special mention risk category, compared to $67 million and $29 million, respectively, at December 31, 1999. The increase in special mention and substandard loans generally reflects loans for business acquisitions or expansions that were either adversely affected by market conditions or ineffectively managed by the borrowers. Further deterioration of the borrowers' performance may occur and a more severe classification including additional loans classified as nonaccrual and charge-offs may be required before improvement is demonstrated. The growth in nonaccrual loans and potential problem loans was not concentrated in any particular segment of the commercial loan portfolio.

Table 16 Nonperforming Assets
           (Dollars in Thousands)
                                                                               December 31,
                                                           --------------------------------------------------
                                                              2000      1999       1998      1997       1996
                                                           ------------------- ------------------------------
Nonperforming loans
   Nonaccrual loans:
     Commercial                                             $37,146   $12,686   $  8,394   $12,745   $13,495
     Commercial real estate                                     161     2,046      1,950     3,276     2,813
     Residential mortgage                                     1,855     3,383      2,583     2,985     3,070
     Consumer                                                   499     1,350      1,168       755       586
------------------------------------------------------------------------------ ------------------------------
       Total nonaccrual loans                                39,661    19,465     14,095    19,761    19,964
   Renegotiated loans                                            87         -          -       207         -
------------------------------------------------------------------------------ ------------------------------
     Total nonperforming loans                               39,748    19,465     14,095    19,968    19,964
   Other nonperforming assets                                 3,851     3,478      4,667     5,281     4,620
------------------------------------------------------------------------------ ------------------------------
     Total nonperforming assets                             $43,599   $22,943    $18,762   $25,249   $24,584
------------------------------------------------------------------------------ ------------------------------
Ratios:
   Reserve for loan losses to nonperforming loans            207.95%   391.65%    467.70%   270.65%   229.95%
   Nonperforming loans to period-end loans(2)                   .73       .42        .40       .72       .84
------------------------------------------------------------------------------ ------------------------------

Loans past due (90 days)(1)                                 $15,467   $11,336   $  9,553   $10,710  $  9,729
------------------------------------------------------------------------------ ------------------------------

1 Includes residential mortgages guaranteed by agencies of
  the U.S. Government.                                     $  7,616  $  8,538   $  8,122  $  7,072  $  4,755
  Excludes residential mortgages guaranteed by agencies of
  the U.S. Government in foreclosure.                         5,630     8,310      6,953     7,396     9,177
2 Excludes residential mortgage loans held for sale.

LEASING

     BOK Financial expanded its equipment leasing activities during 2000 to include a much greater range of equipment financing than the natural gas compressors that were the focus of BOK Financial's previous leasing activities. Other assets included $37 million of equipment held for various operating leases at December 31, 2000, compared to $14 million at December 31, 1999. Capital leasing which totaled $37 million at December 31, 2000 and $14 million at December 31, 1999 are included in commercial loans. These activities introduce unique credit, collateral valuation, and transaction structure risk. All leases are subject to the same approval process as commercial loans and are reviewed regularly by the Credit Administration Department to mitigate these risks.

DEPOSITS
     Average  deposits  for  2000  increased  $655  million  compared  to  1999.
Interest-bearing transaction accounts and time deposits increased by $172 million and $511 million, respectively. The average cost of these deposits has increased during 2000 due to higher market interest rates and management decisions to increase the amount of asset growth funded by deposits.
     Average core deposits increased $138 million to $3 billion. This represented 60% of average deposits in 2000 compared to 65% in 1999. Concurrently, uninsured deposits increased to 33% of total deposits for 2000 compared to 27% for 1999. Average uninsured deposits included approximately $352 million of brokered deposits. Uninsured deposits as used in this presentation is based on a simple analysis of account balances and does not reflect combined ownership and other account styling that would determine insurance based on FDIC regulations.

Table 17 Deposit Analysis
           (In Thousands)            Average Balances
                                ----------------------------
                                    2000          1999
                                ----------------------------
  Core deposits                   $3,293,456   $3,155,930
  Public funds                       400,467      383,329
  Uninsured deposits               1,823,192    1,322,679
------------------------------------------------------------
  Total                           $5,517,115   $4,861,938
------------------------------------------------------------


     BOK Financial competes for deposits by offering a broad range of products and services to its customers. While this includes offering competitive interest rates and fees, the primary means of competing for deposits is convenience and service to the customers. BOk offers banking convenience to its customers through 74 locations including 26 locations with extended hours in local supermarkets and a 24-hour ExpressBank call center. During 2000, BOk opened four supermarket branches to further enhance customer convenience. Bank of Texas has 13 locations in the Dallas metropolitan area. Bank of Albuquerque has 15 banking locations in Albuquerque, New Mexico and Bank of Arkansas has 3 locations in northwest Arkansas.

Table 18   Maturity of Domestic CDs and Public Funds
           in Amounts of $100,000 or More
           (In Thousands)               December 31,
                                 ---------------------------
                                        2000         1999
                                 ---------------------------
  Months to maturity:
  3 or less                       $   534,960  $   461,647
  Over 3 through 6                    395,537      274,456
  Over 6 through 12                   303,260      285,010
  Over 12                             210,107      167,670
------------------------------------------------------------
  Total                           $ 1,443,864  $ 1,188,783
------------------------------------------------------------

BORROWINGS AND CAPITAL

     BOK Financial and its subsidiary banks use several borrowing sources to supplement deposits as a source of funds to support loan and securities growth. Primarily these sources include federal funds purchased and securities repurchase agreements, advances from the Federal Home Loan Bank, and borrowings from lines of credit through commercial banks. Average borrowed funds increased $376 million or 19% over 1999 and represented 29% of all funds for 2000 compared to 28% for 1999. Interest rates and maturity dates for the various sources of funds are matched with specific types of assets in the asset/liability management process.
     During 1999, BOK Financial negotiated a $125 million variable rate, unsecured line of credit which matures in November 2002. The outstanding balance of this line was $95 million at December 31, 2000. The proceeds of this line were primarily used to pay off bank debt that had been incurred to fund acquisitions. Interest on amounts outstanding under this line is based on either the London InterBank Offering Rate ("LIBOR") or a base rate, plus a defined margin which is determined by the amount of principal outstanding and BOK Financial's debt rating. The base rate is defined as the greater of either the daily federal funds rate or the prime rate.
     Equity capital for BOK Financial averaged $608 million and $542 million for 2000 and 1999, respectively. The $66 million increase resulted primarily from 2000 earnings. See Note 14 to the Consolidated Financial Statements for additional information regarding the capital adequacy of BOK Financial and its subsidiary banks.
     Management has identified capital and funding needs totaling approximately $113 million for anticipated growth in 2001, including the acquisition of CNBT Bancshares, Inc. Resources available to meet these needs include dividends from BOK Financial's subsidiary banks and subordinated borrowings from BOK
Financial's principal shareholder. Management currently believes that its funding needs can be met by these resources. However, the timing and extent of future growth plans will be evaluated based upon available resources.

MARKET RISK
     Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices, or equity prices. Additionally, the financial instruments subject to market risk can be classified either as held for trading or held for purposes other than trading.
     BOK Financial is subject to market risk primarily through the effect of changes in interest rates on both its portfolio of assets held for purposes other than trading and trading assets. The effect of other changes, such as foreign exchange rates, commodity prices or equity prices do not pose significant market risk to BOK Financial. The responsibility for managing market risk rests with the Asset/Liability Committee that operates under policy guidelines established by the Board of Directors. The negative acceptable variation in net interest revenue and economic value of equity due to a 200 basis point increase or decrease in interest rates is generally limited by these guidelines to +/- 10%. These guidelines also establish maximum levels for short-term borrowings, short-term assets, and public and brokered deposits, and establish minimum levels for unpledged assets, among other things. Compliance with these guidelines is reviewed monthly.

Interest Rate Risk Management (Other than Trading)

     BOK Financial performs a sensitivity analysis to identify more dynamic interest rate risk exposures, including embedded option positions on net interest revenue, net income and economic value of equity. A simulation model is used to estimate the effect of changes in interest rates over the next twelve months based on three interest rate scenarios. These are a "most likely" rate scenario and two "shock test" scenarios, the first assuming a sustained parallel 200 basis point increase and the second a sustained parallel 200 basis point decrease in interest rates. An independent source is used to determine the most likely interest rates for the next year. The Federal Reserve Bank's discount rate affects short-term borrowings, the prime lending rate and the LIBOR. These rates in turn are the basis for much of the variable-rate loan pricing. Additionally, the 30-year mortgage rate directly affects the prepayment speeds for mortgage-backed securities and mortgage servicing rights. Derivative financial instruments and other financial instruments used for purposes other than trading are included in this simulation. Sensitivity of fee income to market interest rate levels, such as those related to cash management services and mortgage servicing are also included. The model incorporates assumptions regarding the level of interest rate or balance changes on indeterminable maturity deposits (demand deposits, interest-bearing transaction accounts and savings accounts) for a given level of market rate changes. The assumptions have been developed through a combination of historical analysis and future expected pricing behavior. Interest rate swaps on all products are included to the extent that they are effective in the 12-month simulation period. Changes in prepayment behavior of mortgage-backed securities, residential mortgage loans and mortgage servicing in each rate environment are captured using industry estimates of prepayment speeds for various coupon segments of the portfolio. The impact of planned growth and new business activities is factored into the simulation model. At December 31, 2000 and 1999, this modeling indicated interest rate sensitivity as follows:

Table 19   Interest Rate Sensitivity
(Dollars in Thousands)                            200 bp Increase           200 bp Decrease          Most Likely
                                            -----------------------------------------------------------------------
                                                 2000       1999        2000       1999       2000       1999
                                            --------------------------------------------------------------------
Anticipated impact over the next twelve
months:
   Net interest revenue                     $     (199)  $  (3,936)  $   2,269    $3,406   $  3,837   $   (413)
                                                  (0.1)%      (1.4)%       0.7%      1.2%       1.3%      (0.1)%
----------------------------------------------------------------------------------------------------------------
   Net income                               $     (124)  $  (2,440)  $   1,418    $2,112   $  2,398   $   (256)
                                                  (0.1)%      (2.4)%       1.3%      2.1%       2.1%      (0.3)%
----------------------------------------------------------------------------------------------------------------
   Economic value of equity                 $  (32,142)  $ (36,214)  $ (10,113)   $1,669   $ 33,255   $ (4,943)
                                                  (2.8)%      (3.2)%      (0.9)%     0.1%       2.9%      (0.4)%
----------------------------------------------------------------------------------------------------------------

     The estimated changes in interest rates on net interest revenue, net income, and economic value of equity is within guidelines established by the Board of Directors for all interest rate scenarios.
     BOK Financial hedges its portfolio of mortgage servicing rights by acquiring mortgage-backed and principal only securities whenever the prepayment risk exceeds certain levels. The fair value of these securities is expected to vary inversely to the value of the mortgage servicing rights. Management may sell these securities and recognize gains when necessary to offset losses on the mortgage servicing rights. At December 31, 2000, securities with a fair value of $210 million and an aggregate unrealized gain of $7 million were held for this program. The interest rate sensitivity of the mortgage servicing portfolio and the securities held as hedges is modeled over a range of +/- 50 basis points. At December 31, 2000, the pre-tax results of this modeling were:

Table 20   Mortgage Servicing Interest Rate Sensitivity
           (In Thousands)
                                           2000
                                    -------------------
                                    50 bp   50 bp
                                    Increase Decrease
                                    -------------------
Anticipated change in:
   Mortgage servicing rights         $ 3,845 $(15,955)
   Hedging instruments                (8,424)  20,347
-------------------------------------------------------
   Net                               $(4,579)$   4,392
-------------------------------------------------------

     The simulations used to manage market risk are based on numerous assumptions regarding the effect of changes in interest rates on the timing and extent of repricing characteristics, future cash flows and customer behavior. These assumptions are inherently uncertain and, as a result, the model cannot precisely estimate net interest revenue, net income or economic value of equity or precisely predict the impact of higher or lower interest rates on net interest revenue, net income or economic value of equity. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.
     BOK Financial uses interest rate swaps, a form of off-balance sheet derivative product, in managing its interest rate sensitivity. These products are generally used to more closely match interest paid on certain fixed rate loans, long-term certificates of deposit and subordinated debt with earning assets. During 2000, income from these swaps exceeded the cost of the swaps by $2.2 million. Credit risk from these swaps is closely monitored and counterparties to these contracts are selected on the basis of their credit worthiness, among other factors. Derivative products are not used for speculative purposes. See Note 13 to the Consolidated Financial Statements for additional information. During 2000, management terminated interest rate swaps with a notional amount of $270 million at a gain of $3.2 million. This gain was deferred and will be amortized over the lives of the hedged assets.

TRADING ACTIVITIES

     BOK Financial enters into trading account activities both as an intermediary for customers and for its own account. As an intermediary, BOK Financial will take positions in securities, generally mortgage-backed securities, government agency securities, and municipal bonds. These securities are purchased for resale to customers, which include individuals, corporations, foundations, and financial institutions. BOK Financial will also take trading positions in U.S. Treasury securities, mortgage-backed securities, municipal securities, and financial futures for its own account either through BOk or BOSC, Inc. These positions are taken with the objective of generating trading profits. Both of these activities involve interest rate risk.
     A variety of methods are used to manage the interest rate risk of trading activities. These methods include daily marking of all positions to market value, independent verification of inventory pricing, and position limits for each trading activity. Hedges in either the futures or cash markets may be used to reduce the risk associated with some trading programs. The Risk Management Department monitors trading activity daily and reports to senior management and the Risk Oversight and Audit Committee of the BOK Financial Board of Directors any exceptions to trading position limits and risk management policy exceptions.
     BOK Financial uses a Value at Risk ("VAR") methodology to measure the market risk inherent in its trading activities. VAR is calculated based upon historical simulations over the past five years. It represents an amount of market loss that is likely to be exceeded only one out of every 100 two-week periods. Trading positions are managed within guidelines approved by the Board of Directors. These guidelines limit the nominal aggregate trading positions to $360 million, the VAR to $6.5 million. At December 31, 2000, the nominal aggregate trading positions was $7.5 million, the VAR was $45 thousand. The greatest value at risk during 2000 was $482 thousand.


NEW ACCOUNTING STANDARDS

     During 1998, the Financial Accounting Standards Board adopted Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), subsequently amended by Statements No. 137 and 138. BOK Financial adopted FAS 133 effective January 1, 2001. FAS 133 requires the recognition of all derivatives on the balance sheet at fair value. Derivatives that do not qualify for special hedge accounting treatment must be adjusted to fair value through income. See Note 1 for additional information.
     BOK Financial recorded a one-time after-tax transition adjustment that will increase income in the first quarter of 2001 by less than $500 thousand for the adoption of FAS 133. The ongoing effect of FAS 133 may significantly increase earnings volatility in future periods.
     In 1999, the Financial Accounting Standards Board issued a proposed statement of financial accounting standards for business combinations and intangible assets. This standard would eliminate the pooling of interests method of accounting for business combinations. All business combinations initiated after the issuance date of this statement would be accounted for by the purchase method.
     In 2001, the Financial Accounting Standards Board issued a limited revision to this proposed standard that addresses accounting for goodwill. This revision would eliminate the requirement to amortize goodwill over an arbitrary period. Goodwill would be carried as an asset and would be tested for impairment at the reporting unit level when certain circumstances indicate that the goodwill might be impaired. Other identifiable intangible assets that have finite lives will continue to be amortized.
     The pro forma effect of this proposed standard on previously reported earnings are (dollars in thousands, except per share data):

                            Years ended December 31,
                       ------------------------------------
                         2000        1999        1998
                     --------------------------------------
Net income              $105,632     $94,849      $84,942
Diluted earnings per
  share                     1.90        1.70         1.52
Return on average
  equity                   17.37%      17.49%       17.48%
Return on average
  assets                   1.22        1.25         1.43

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


REPORT OF MANAGEMENT ON FINANCIAL STATEMENTS

     Management is responsible for the consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. In management's opinion, the consolidated financial statements present fairly the financial conditions, results of operations and cash flows of BOK Financial and its subsidiaries at the dates and for the periods indicated.
     BOK Financial and its subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that transactions are executed in accordance with management's general or specific authorization, and are recorded as necessary to maintain accountability for assets and to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States. This system includes written policies and procedures, a corporate code of conduct, an internal audit program and standards for the hiring and training of qualified personnel.
     The Board of Directors of BOK Financial maintains a Risk Oversight and Audit Committee consisting of outside directors that meet periodically with management and BOK Financial's internal and independent auditors. The Committee considers the audit and nonaudit services to be performed by the independent auditors, makes arrangements for the internal and independent audits and recommends BOK Financial's selection of independent auditors. The Committee also reviews the results of the internal and independent audits, considers and approves certain of BOK Financial's accounting principles and practices, and reviews various shareholder reports and other reports and filings.
     Ernst & Young LLP, certified public accountants, have been engaged to audit the consolidated financial statements of BOK Financial and its subsidiaries. Their audit is conducted in accordance with auditing standards generally accepted in the United States and their report on BOK Financial's consolidated financial statements is set forth below.

REPORT OF INDEPENDENT AUDITORS

     We  have  audited  the  accompanying  consolidated  balance  sheets  of BOK
Financial Corporation as of December 31, 2000 and 1999, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BOK Financial Corporation at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                                  Ernst & Young LLP
                                                  Tulsa, Oklahoma
                                                  January 23, 2001

                                                    BOK FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS
(In Thousands Except Per Share Data)
                                                            2000        1999        1998(1)
                                                       ----------------------------------------
Interest Revenue
Loans                                                     $454,077    $336,630     $267,458
Taxable securities                                         167,493     144,901      115,733
Tax-exempt securities                                       12,782      14,233       16,274
-----------------------------------------------------------------------------------------------
    Total securities                                       180,275     159,134      132,007
-----------------------------------------------------------------------------------------------
Trading securities                                           1,416       2,291        1,046
Funds sold and resell agreements                             2,962       2,219        2,321
-----------------------------------------------------------------------------------------------
    Total interest revenue                                 638,730     500,274      402,832
-----------------------------------------------------------------------------------------------
Interest Expense
Deposits                                                   208,249     150,621      138,004
Borrowed funds                                             151,157     104,195       64,709
Subordinated debenture                                      10,437       9,334        9,693
-----------------------------------------------------------------------------------------------
    Total interest expense                                 369,843     264,150      212,406
-----------------------------------------------------------------------------------------------
Net Interest Revenue                                       268,887     236,124      190,426
Provision for Loan Losses                                   17,204      10,365       14,591
-----------------------------------------------------------------------------------------------
Net Interest Revenue After Provision for Loan Losses       251,683     225,759      175,835
-----------------------------------------------------------------------------------------------
Other Operating Revenue
Brokerage and trading revenue                               16,074      16,233       15,301
Transaction card revenue                                    38,753      32,648       24,426
Trust fees and commissions                                  39,316      35,127       29,956
Service charges and fees on deposit accounts                42,932      41,067       33,920
Mortgage banking revenue                                    37,179      36,986       41,733
Leasing revenue                                              4,244       3,725        7,111
Other revenue                                               17,965      17,589       11,688
-----------------------------------------------------------------------------------------------
    Total fees and commissions                             196,463     183,375      164,135
-----------------------------------------------------------------------------------------------
Gain on student loan sales                                     529         600        1,548
Gain on loan securitization                                      -         270            -
Gain (loss) on sale of other assets                           (148)      4,626            -
Gain (loss) on securities                                    2,059        (419)       9,337
-----------------------------------------------------------------------------------------------
    Total other operating revenue                          198,903     188,452      175,020
-----------------------------------------------------------------------------------------------
Other Operating Expense
Personnel expense                                          146,215     136,010      109,437
Business promotion                                           8,395       9,077        8,220
Contribution of stock to BOk Charitable Foundation               -           -        2,257
Professional fees and services                               9,618       9,584        9,781
Net occupancy, equipment and data processing expense        65,718      58,024       43,519
FDIC and other insurance                                     1,569       1,356        1,368
Printing, postage and supplies                              11,260      11,599        9,524
Net gains and operating expenses on repossessed assets      (1,283)     (3,473)        (474)
Amortization on intangible assets                           15,478      15,823        9,515
Mortgage banking costs                                      22,274      23,932       25,949
Provision for impairment of mortgage servicing rights        2,900           -       (2,290)
Other expense                                               20,671      18,584       17,189
-----------------------------------------------------------------------------------------------
    Total other operating expense                          302,815     280,516      233,995
-----------------------------------------------------------------------------------------------
Income Before Taxes                                        147,771     133,695      116,860
Federal and state income tax                                47,631      44,469       37,249
-----------------------------------------------------------------------------------------------
Net Income                                                $100,140   $  89,226    $  79,611
-----------------------------------------------------------------------------------------------
Earnings Per Share:
    Basic:
       Net income                                            $2.01       $1.79        $1.59
-----------------------------------------------------------------------------------------------
    Diluted:
       Net income                                             1.80        1.60         1.42
-----------------------------------------------------------------------------------------------
Average Shares Used in Computation:
    Basic                                                   49,120      49,055       48,977
    Diluted                                                 55,589      55,852       55,883
-----------------------------------------------------------------------------------------------
1    Restated for pooling of interest in 1999.

See accompanying notes to consolidated financial statements.



CONSOLIDATED BALANCE SHEETS
(In Thousands Except Share Data)

                                                                                   December 31,
                                                                           ------------------------------
                                                                               2000            1999
                                                                           -------------- ---------------
Assets
Cash and due from banks                                                    $   701,424     $   397,895
Funds sold and resell agreements                                                49,305          28,960
Trading securities                                                              39,865          14,452
Securities:
   Available for sale                                                        2,105,619       2,219,488
   Available for sale securities pledged to creditors                          658,201         369,216
   Investment (fair value: 2000 - $233,867; 1999 - $211,624)                   233,371         213,180
----------------------------------------------------------------------------------------- ---------------
   Total securities                                                          2,997,191       2,801,884
----------------------------------------------------------------------------------------- ---------------
Loans                                                                        5,517,862       4,643,489
Less reserve for loan losses                                                    82,655          76,234
----------------------------------------------------------------------------------------- ---------------
   Net loans                                                                 5,435,207       4,567,255
----------------------------------------------------------------------------------------- ---------------
Premises and equipment, net                                                    132,066         119,239
Accrued revenue receivable                                                      74,981          67,640
Excess cost over fair value of net assets acquired and
  core deposit premiums (net of accumulated amortization:
  2000 - $80,770; 1999 - $65,292)                                              109,045         125,011
Mortgage servicing rights, net                                                 110,791         114,134
Real estate and other repossessed assets                                         3,851           3,478
Bankers' acceptances                                                             6,925           6,801
Other assets                                                                    87,683         127,248
----------------------------------------------------------------------------------------- ---------------
      Total assets                                                          $9,748,334      $8,373,997
----------------------------------------------------------------------------------------- ---------------
Liabilities and Shareholders' Equity
Noninterest-bearing demand deposits                                         $1,243,766      $1,020,996
Interest-bearing deposits:
  Transaction                                                                1,985,670       1,866,499
  Savings                                                                      143,381         155,839
  Time                                                                       2,673,188       2,219,850
----------------------------------------------------------------------------------------- ---------------
  Total deposits                                                             6,046,005       5,263,184
----------------------------------------------------------------------------------------- ---------------
Funds purchased and repurchase agreements                                    1,853,073       1,345,683
Other borrowings                                                               882,204         938,020
Subordinated debenture                                                         148,816         148,642
Accrued interest, taxes and expense                                             77,860          62,431
Bankers' acceptances                                                             6,925           6,801
Other liabilities                                                               29,875          52,072
----------------------------------------------------------------------------------------- ---------------
  Total liabilities                                                          9,044,758       7,816,833
----------------------------------------------------------------------------------------- ---------------
Shareholders' equity:
  Preferred stock                                                                   25              25
  Common stock ($.00006 par value; 2,500,000,000 shares authorized; issued:
      2000 - 49,706,055; 1999 - 49,382,262)                                          3               3
  Capital surplus                                                              278,882         274,980
  Retained earnings                                                            431,390         332,751
  Treasury stock (shares at cost: 2000 - 487,553; 1999 - 316,325)              (10,044)         (7,018)
  Accumulated other comprehensive income (loss)                                  3,320         (43,577)
----------------------------------------------------------------------------------------- ---------------
  Total shareholders' equity                                                   703,576         557,164
----------------------------------------------------------------------------------------- ---------------
      Total liabilities and shareholders' equity                            $9,748,334      $8,373,997
----------------------------------------------------------------------------------------- ---------------

See accompanying notes to consolidated financial statements.


                                                    BOK FINANCIAL CORPORATION


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(In Thousands)
                                             Preferred Stock(3) Common Stock(3)
                                             ----------------------------------
                                               Shares  Amount    Shares Amount
                                             ----------------------------------
December 31, 1997                              250,000 $  23    47,002   $3
Comprehensive income:
   Net income                                        -     -         -    -
   Other comprehensive income, net of tax:
     Unrealized gain on securities available
       for sale                                      -     -         -   -
Total comprehensive income
Director retainer shares                             -     -        12    -
Issue preferred stock                                -     2         -    -
Treasury stock purchase                              -     -         -    -
Issuance of common stock to Thrift Plan              -     -         -    -
Exercise of stock options                            -     -       234    -
Tax benefit on exercise of stock options             -     -         -    -
Payments on stock options notes receivable           -     -         -    -
Common stock dividend                                -     -         -    -
Dividends paid in shares of common stock:
   Preferred stock                                   -     -        69    -
   Common stock                                      -     -       795    -
-------------------------------------------------------------------------------
December 31, 1998                              250,000    25    48,112    3
Comprehensive income:                                -     -         -    -
   Net income
   Other comprehensive loss, net of tax:
     Unrealized gain on securities available
      for sale                                       -     -         -    -
Total comprehensive income
Director retainer shares                             -     -         9    -
Treasury stock purchase                              -     -         -    -
Cancel treasury stock                                -     -      (725)   -
Issuance of common stock to Thrift Plan              -     -        17    -
Exercise of stock options                            -     -       480    -
Tax benefit on exercise of stock options             -     -         -    -
Common stock dividend                                -     -         -    -
Dividends paid in shares of common stock:
   Preferred stock                                   -     -        57    -
   Common stock                                      -     -     1,432    -
-------------------------------------------------------------------------------
December 31, 1999                              250,000    25    49,382    3
Comprehensive income:
   Net income                                        -     -         -    -
   Other comprehensive loss, net of tax:
     Unrealized gain on securities available
      for sale                                       -     -         -    -
Total comprehensive income
Director retainer shares                             -     -         4    -
Treasury stock purchase                              -     -         -    -
Exercise of stock options                            -     -       294    -
Tax benefit on exercise of stock options             -     -         -    -
Preferred stock dividend                             -     -         -    -
Dividends paid in shares of common stock:
   Preferred stock                                   -     -        26    -
-------------------------------------------------------------------------------
December 31, 2000                              250,000   $25    49,706   $3
-------------------------------------------------------------------------------

(1)                                                              December 31,
                                                      --------------------------
                                                         2000      1999     1998
                                                      --------------------------
Reclassification adjustment:
Unrealized gains (losses) on available for
  sale securities                                    $78,759  $(90,852) $10,117
Tax (expense) benefit on unrealized gains (losses)
  on available for sale securities                   (30,467)   34,697   (3,332)
Reclassification adjustment for (gains) losses
  realized and included in net income                 (2,059)      419   (9,337)
Reclassification adjustment for tax expense (benefit)
  on realized (gains) losses                             664      (138)   3,180
                                                     ---------------------------
Net unrealized gains on securities                   $46,897  $(55,874) $   628
                                                      --------------------------

2  Notes receivable from exercise of stock options.
3  Restated for pooling of interest in 1999.

See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (continued) (In Thousands)

  Accumulated
     Other
 Comprehensive    Capital   Retained      Treasury Stock(3)   Notes
                                       ------------------
Income(Loss)(1,3) Surplus(3)Earnings(3) Shares    Amount Receivable(2,3)Total(3)
--------------------------------------------------------------------------------
   $ 11,669      $211,883  $232,620      881    $ (4,314)      $(4)    $451,880

          -             -    79,611        -           -         -       79,611

        628             -         -        -           -         -          628
                                                                       ---------
                                                                         80,239
                                                                       ---------
          -           292         -        -           -         -          292
          -             -         -        -           -         -            2
          -             -         -      386      (9,138)        -       (9,138)
          -            94         -      (56)      1,204         -        1,298
          -         2,923         -       55      (1,355)        -        1,568
          -         1,014         -        -           -         -        1,014
          -             -         -        -           -         4            4
          -             -    (2,344)       -           -         -       (2,344)

          -         1,500    (1,500)       -           -         -            -
          -        19,020   (30,022)    (517)     10,980         -          (22)
--------------------------------------------------------------------------------
     12,297       236,726   278,365      749      (2,623)        -      524,793
          -             -    89,226        -           -         -       89,226


    (55,874)            -         -        -           -         -      (55,874)
                                                                       ---------
                                                                         33,352
                                                                       ---------
          -           294         -        -           -         -          294
          -             -         -       74      (1,574)        -       (1,574)
          -        (2,062)        -     (725)      2,062         -            -
          -           406         -       (1)         36         -          442
          -         4,286         -      215      (4,823)        -         (537)
          -         3,138         -        -           -         -        3,138
          -             -    (2,734)                             -       (2,734)

          -         1,500    (1,500)                             -            -
          -        30,692   (30,606)       4         (96)        -          (10)
--------------------------------------------------------------------------------
    (43,577)      274,980   332,751      316      (7,018)        -      557,164

          -             -   100,140        -           -         -      100,140

     46,897             -         -        -           -         -       46,897
                                                                       ---------
                                                                        147,037
                                                                       ---------
          -            50         -      (13)        263         -          313
          -             -         -      151      (2,633)        -       (2,633)
          -         2,554         -       97      (1,868)        -          686
          -         1,010         -        -           -         -        1,010
          -                      (1)       -           -         -           (1)

          -           288    (1,500)     (63)      1,212         -            -
--------------------------------------------------------------------------------
   $  3,320      $278,882  $431,390      488    $(10,044)     $  -     $703,576
--------------------------------------------------------------------------------



                                                    BOK FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
                                                                        2000         1999         19981
                                                                   ------------ ------------ -------------
Cash Flows From Operating Activities:
    Net income                                                     $   100,140  $     89,226 $     79,611
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Provisions for loan losses                                     17,204       10,365       14,591
        Provisions for mortgage servicing rights                        2,900            -       (2,290)
        Depreciation and amortization                                  54,444       41,088       39,962
         Tax benefit on exercise of stock options                       1,010        3,138        1,014
        Tax accrual reversal                                            3,000            -            -
        Net amortization of securities
           discounts and premiums                                      (4,975)       1,413          701
        Net gain on sale of assets                                    (11,694)     (15,039)     (23,209)
        Contribution of stock to BOk Charitable Foundation                  -            -        2,257
        Mortgage loans originated for resale                         (531,471)    (687,857)    (922,585)
        Proceeds from sale of mortgage loans held for resale          547,140      738,109      913,700
        (Increase) decrease in trading securities                     (25,132)      34,734      (36,139)
        (Increase) decrease in accrued revenue receivable              (7,341)          21      (11,999)
        (Increase) decrease in other assets                            73,177      (65,824)     (14,971)
        Increase (decrease) in accrued interest, taxes and expense    (18,393)      24,151       14,533
        Increase (decrease) in other liabilities                      (15,992)      29,806        3,139
------------------------------------------------------------------------------- ------------ -------------
Net cash provided by operating activities                             184,017      203,331       58,315
------------------------------------------------------------------------------- ------------ -------------
Cash Flows From Investing Activities:
    Proceeds from sales of investment securities                          175            -            -
    Proceeds from sales of available for sale securities            1,677,078    1,397,956    1,816,796
    Proceeds from maturities of investment securities                  41,764       59,684       33,163
    Proceeds from maturities of available for sale securities         445,384      634,527      511,690
    Purchases of investment securities                                (62,334)     (45,330)     (48,791)
    Purchases of available for sale securities                     (2,227,911)  (2,223,829)  (2,795,309)
    Loans originated or acquired net of principal collected          (937,424)  (1,045,516)    (684,389)
    Proceeds from sales of assets                                      69,201      190,673       60,505
    Purchases of assets                                               (98,822)     (93,755)     (45,028)
    Cash and cash equivalents of subsidiaries and branches
      acquired and sold, net                                              (14)      25,584      311,977
------------------------------------------------------------------------------- ------------ -------------
Net cash used by investing activities                              (1,092,903)  (1,100,006)    (839,386)
------------------------------------------------------------------------------- ------------ -------------
Cash Flows From Financing Activities:
    Net increase (decrease) in demand deposits, transaction
      deposits, and savings accounts                                  329,483      (20,535)     118,411
    Net increase in certificates of deposit                           453,338      321,702       68,730
    Net increase in other borrowings                                  451,574      554,433      675,128
    Repurchase of subordinated debt                                         -            -       (1,538)
    Issuance of preferred, common and treasury stock, net                 999          823        3,138
    Purchase of treasury stock                                         (2,633)      (1,574)      (9,138)
    Dividends paid                                                         (1)      (2,744)      (2,344)
    Payments on notes receivable                                            -            -            4
------------------------------------------------------------------------------- ------------ -------------
Net cash provided by financing activities                           1,232,760      852,105      852,391
------------------------------------------------------------------------------- ------------ -------------
Net increase (decrease) in cash and cash equivalents                  323,874      (44,570)      71,320
Cash and cash equivalents at beginning of period                      426,855      471,425      400,105
------------------------------------------------------------------------------- ------------ -------------
Cash and cash equivalents at end of period                         $  750,729   $   426,855  $   471,425
------------------------------------------------------------------------------- ------------ -------------

Cash paid for interest                                             $  361,645   $   265,548  $   182,143
------------------------------------------------------------------------------- ------------ -------------
Cash paid for taxes                                                    51,669       43,664       29,569
------------------------------------------------------------------------------- ------------ -------------
Net loans transferred to repossessed real estate                        2,226        1,857        2,945
------------------------------------------------------------------------------- ------------ -------------
Payment of dividends in common stock                                    1,500       32,192       31,500
------------------------------------------------------------------------------- ------------ -------------
1  Restated for pooling of interest in 1999.

 See accompanying notes to consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     The Consolidated Financial Statements of BOK Financial Corporation ("BOK Financial") have been prepared in conformity with accounting principles generally accepted in the United States, including general practices of the banking industry. The consolidated financial statements include the accounts of BOK Financial and its subsidiaries, principally Bank of Oklahoma, N.A. and its subsidiaries ("BOk"), Bank of Texas, N.A., Bank of Arkansas, N.A., Bank of Albuquerque, N.A. and BOSC, Inc. Certain prior year amounts have been reclassified to conform to current year classifications.

Nature of Operations

     BOK Financial, through its subsidiaries, provides a wide range of financial services to commercial and industrial customers, other financial institutions and consumers throughout Oklahoma, Northwest Arkansas, North Texas and New Mexico. These services include depository and cash management; lending and lease financing; mortgage banking; securities brokerage, trading and underwriting; and personal and corporate trust.

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

Securities

     Securities are identified as trading, investment (held to maturity) or available for sale at the time of purchase based upon the intent of management, liquidity and capital requirements, regulatory limitations and other relevant factors. Trading securities, which are acquired for profit through resale, are carried at market value with unrealized gains and losses included in current period earnings. Investment securities are carried at amortized cost. Amortization is computed by methods which approximate level yield and is adjusted for changes in prepayment estimates. Investment securities may be sold or transferred to trading or available for sale classification in certain limited circumstances specified in generally accepted accounting principles. Securities identified as available for sale are carried at fair value. Unrealized gains and losses are recorded, net of deferred income taxes, as accumulated other comprehensive income (loss) in shareholders' equity. Realized gains and losses on sales of securities are based upon the amortized cost of the specific security sold. Available for sale securities are separately identified as pledged to creditors if the creditor has the right to sell or repledge the collateral.

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

Reserve for Loan Losses

     The adequacy of the reserve for loan losses is assessed by management based upon an ongoing quarterly evaluation of the probable estimated losses inherent in the portfolio, and includes probable losses on both outstanding loans and unused commitments to provide financing. A consistent methodology has been developed that includes reserves assigned to specific criticized loans, general reserves that are based upon a statistical migration analysis for each category of loans, and a nonspecific allowance that is based upon an analysis of current economic conditions, loan concentrations, portfolio growth, and other relevant factors. The reserve for loan losses related to loans that are identified for evaluation in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114"), is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Loans are considered to be impaired when it becomes probable that BOK Financial will be unable to collect all amounts due according to the contractual terms of the loan agreement. This is substantially the same criteria used to determine when a loan should be placed on nonaccrual status. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.
     In accordance with the provisions of FAS 114, management has excluded small balance, homogeneous loans from the impairment evaluation specified in FAS 114. Such loans include 1-4 family mortgage loans, consumer loans, and commercial loans with committed amounts less than $1 million. The adequacy of the reserve for loan losses applicable to these loans is evaluated in accordance with generally accepted accounting principles and standards established by the banking regulatory authorities and adopted as policy by BOK Financial.
     A provision for loan losses is charged against earnings in amounts necessary to maintain an adequate reserve for loan losses. Loans are charged off when the loan balance or a portion of the loan balance is no longer covered by the paying capacity of the borrower based on an evaluation of available cash resources and collateral value. Loans are evaluated quarterly and charge offs are taken in the quarter in which the loss is identified. Additionally, all unsecured or under-secured loans which are past due by 180 days or more are charged off within 30 days. Recoveries of loans previously charged off are added to the reserve.

Asset Securitization

     BOK Financial periodically securitizes and sells pools of assets. These transactions are designed to comply with the requirements of Statement of Financial Accounting Standard No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," ("FAS 125") for treatment as a sale. As part of these sales, BOK Financial may retain the right to service the assets and a residual interest in excess cash flows generated by the assets. The fair value of these retained assets is determined by a discounting of expected future net cash to be received using assumed market interest rates for these instruments. Residual interests are carried at fair value. Changes in fair values are recorded in income. Servicing rights are carried at the lower of amortized cost or fair value. A valuation allowance is provided when amortized cost of servicing rights exceeds fair value.

Real Estate and Other Repossessed Assets

     Real estate and other repossessed assets are assets acquired in partial or total forgiveness of debt. These assets are carried at the lower of cost, which is determined by fair value at date of foreclosure, or current fair value less estimated selling costs. Income generated by these assets is recognized as received, and operating expenses are recognized as incurred.

Premises and Equipment

     Premises and equipment are carried at cost including capitalized interest, when appropriate, less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets or, for leasehold improvements, over the shorter of the estimated useful lives or remaining lease terms. Repair and maintenance costs are charged to expense as incurred.

Mortgage Servicing Rights

     Capitalized mortgage servicing rights are carried at the lower of amortized cost, adjusted for the effect of hedging activities, or fair value. Amortization is determined in proportion to the projected cash flows over the estimated lives of the servicing portfolios. The actual cash flows are dependent upon the prepayment of the mortgage loans and may differ significantly from the estimates.
     Fair value is determined by discounting the estimated cash flows of servicing revenue, less projected servicing costs, using risk-adjusted rates, which is the assumed market rate for these instruments. Prepayment assumptions are based on industry consensus provided by independent reporting sources. Changes in current interest rates may significantly affect these assumptions by changing loan refinancing activity. Amortized cost and fair value are stratified by interest rate and loan type. A valuation allowance is provided when the net amortized cost of each strata exceeds the calculated fair value.
     Originated mortgage servicing rights are recognized when either mortgage loans are originated pursuant to an existing plan for sale or, if no such plan exists, when the mortgage loans are sold. Substantially all fixed rate mortgage loans originated by BOK Financial are sold under existing commitments. The fair value of the originated servicing rights is determined at closing based upon current market rates.

Hedging of Mortgage Servicing Rights

     During 1998 through the first quarter of 2000, BOK Financial entered into futures contracts and call and put options on futures contracts to hedge against the risk of loss on mortgage servicing rights due to accelerated loan prepayments during periods of falling interest rates. Contracts on underlying securities which were expected to have a similar duration to the mortgage servicing portfolio, such as ten-year U.S. Treasury notes, were used for these hedges. The combination of contracts selected was expected to achieve a high degree of correlation between changes in the fair value of the mortgage servicing rights and changes in the market value of the contracts. These contracts were designated as hedges on the trade date. Both unrealized and realized gains and losses on futures contracts and option contracts were deferred as part of the capitalized mortgage servicing rights. These deferred gains and losses are amortized over the estimated life of the loan servicing portfolio. This derivatives-based hedging program was replaced in 2000. BOK Financial currently hedges its portfolio of mortgage servicing rights by acquiring mortgage-backed and principal only securities whenever the prepayment risk exceeds certain levels. The fair value of these securities is expected to vary inversely to the value of the mortgage servicing rights. Management may sell these securities and recognize gains when necessary to offset losses on the mortgage servicing rights.

Interest Rate Swaps and Forward Commitments

     Interest rate swaps and forward sales contracts are used as part of an interest rate risk management strategy. Interest rate swaps are used primarily to modify the interest expense of certain long-term, fixed rate assets and liabilities. Amounts payable to or receivable from the counterparties are reported in interest expense using the accrual method. Gains or losses realized from the early termination of interest rate swaps are deferred and amortized over the remaining life of the hedged asset or liability. In the event of the early redemption of hedged obligations, any realized or unrealized gain or loss from the swaps is recognized in income coincident with the redemption. The fair value of the swap agreements and changes in the fair value due to changes in market interest rates are not recognized in the financial statements.
     Forward sales contracts are used to hedge existing and anticipated loans in conjunction with mortgage banking activities. The fair value of these instruments is included in determining the adjustment of the loan held for sale portfolio to the lower of cost or market. Gains or losses on closed contracts are recognized when the underlying assets are disposed. The cost of terminating these contracts prior to their expiration dates is expensed when incurred.

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


Employee Benefit Plans

     BOK Financial sponsors various plans, including a defined benefit pension plan ("Pension Plan"), qualified profit sharing plans ("Thrift Plans"), and employee healthcare plans. Employer contributions to the Thrift Plans, which match employee contributions subject to percentage and years of service limits, are expensed when incurred. Pension Plan costs, which are based upon actuarial computations of current costs, are expensed annually. Unrecognized prior service cost and net gains or losses are amortized on a straight-line basis over the estimated remaining lives of the participants. BOK Financial recognizes the expense of health care benefits on the accrual method. Employer contributions to the Pension Plan and various health care plans are in accordance with Federal income tax regulations.

Executive Benefit Plans

     BOK Financial has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of employee stock options equals the market price of the underlying stock options on the date of grant, no compensation expense is recorded. BOK Financial has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("FAS 123"), included in Note 11.

Fiduciary Services

     Fees and commissions on approximately $18 billion of assets managed by BOK Financial under various fiduciary arrangements are recognized on the accrual method.

Effect of Pending Statements of Financial Accounting Standards

     During 1998, the Financial Accounting Standards Board adopted Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), subsequently amended by Statements No. 137 and 138. The effective date for FAS 133 was deferred until fiscal years beginning after June 15, 2000. BOK Financial adopted FAS 133 effective January 1, 2001. FAS 133 requires the recognition of all derivatives on the balance sheet at fair value. Derivatives that do not qualify for special hedge accounting treatment must be adjusted to fair value through income. If the derivative qualifies for hedge accounting, depending on the nature of the hedge, changes in the fair value of the derivatives will either be offset against changes in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.
     BOK Financial recorded a one-time after-tax transition adjustment that will increase income in the first quarter of 2001 by less than $500 thousand for the adoption of FAS 133. The ongoing effect of FAS 133 may significantly increase earnings volatility in future periods.

(2) ACQUISITIONS

     On May 14, 1999, BOK Financial paid $27 million to acquire all outstanding common shares of Chaparral Bancshares, Inc. and its subsidiaries, including Canyon Creek National Bank, (collectively "Canyon Creek"). On June 2, 1999, BOK Financial paid $17 million to acquire all outstanding stock of Mid-Cities Bancshares, Inc. and its subsidiaries (collectively "Mid-Cities"). On June 15, 1999, BOK Financial paid $32 million to acquire all outstanding stock of Swiss Avenue State Bank ("Swiss").
     On December 4, 1998, BOK Financial, through Bank of Albuquerque, paid a premium of $34 million to Bank of America to assume the deposits and to acquire the premises and equipment and certain loans at 17 branches, primarily in Albuquerque, New Mexico.
     The above transactions were accounted for by the purchase method of accounting. Aggregate allocation of the purchase price to the net assets acquired in 1999 and 1998 were as follows (in thousands):

                                Aggregate Acquisitions
                               ------------------------
                                  1999          1998
                               ------------ -----------
Cash and cash equivalents        $103,215   $    9,029
Securities                        146,402            -
Loans                             147,697      144,209
Less reserve for loan losses        1,525            -
                               ------------ -----------
Loans, net                        146,172      144,209
Premises and equipment             16,066       11,205
Core deposit premium               12,521       13,495
Other assets                        5,574          233
                               ------------ -----------
Total assets acquired             429,950      178,171
Deposits:
   Noninterest bearing             51,835       47,361
   Interest bearing               302,457      418,490
                               ------------ -----------
Total deposits                    354,292      465,851
Borrowed funds                     28,426            -
Other liabilities                   2,234            9
                               ------------ -----------
Net assets acquired                44,998     (287,689)
Less purchase price                75,756     (267,189)
                               ------------ -----------
Goodwill                        $  30,758   $   20,500
                               ------------ -----------

     On June 30, 1999, BOK Financial issued 2,371,809 common shares to acquire First Muskogee Bancshares, Inc. and its subsidiary, First National Bank and
Trust Company of Muskogee (collectively "First Muskogee") in a pooling of interests. Financial statements of BOK Financial for 1998 have been restated to reflect this merger.
     The following unaudited condensed consolidated pro forma statements of earnings for BOK Financial presents the effects on income had all of the purchase acquisitions described above occurred at the beginning of 1998:

Condensed Consolidated Pro Forma Statements of Earnings
For the Years ended December 31, 1999 and 1998
(In Thousands)
(Unaudited)
                                        1999         1998
                                     ------------ -----------
Net interest revenue                  $240,796     $217,278
Provision for loan losses               10,397       17,551
------------------------------------ ------------ -----------
 Net interest revenue after
 provision for loan losses             230,399      199,727
Other operating revenue                189,111      182,901
Other operating expense                284,332      260,058
------------------------------------ ------------ -----------
Income before taxes                    135,178      122,570
Federal and state income tax            44,969       39,102
------------------------------------ ------------ -----------
Net income                           $  90,209    $  83,468
------------------------------------ ------------ -----------
Earnings per share:
 Basic net income                    $      1.81  $
                                                       1.67
 Diluted net income                       1.62         1.49
------------------------------------ ------------ -----------
 Average shares:
 Basic                                  49,055       48,977
 Diluted                                55,852       55,883
------------------------------------ ------------ -----------

     In 1999, BOK Financial acquired a mortgage bank office in the Kansas City area for $1.3 million. In 1998, BOK Financial completed the acquisitions of Leo Oppenheim & Co., a public finance firm, and a branch office in Bartlesville,
Oklahoma which provided net cash of $36 million and deposits of $30 million. These acquisitions were not material to BOK Financial's financial position or results of operations.
     On January 11, 2001, BOK Financial paid $91 million to acquire CNBT Bancshares, Inc. and its subsidiary Citizen National Bank of Texas in Houston, Texas. Total consolidated assets and net assets of CNBT Bancshares, Inc. were $443 million and $36 million, respectively, at December 31, 2000. The acquisition will be accounted for as a purchase.

(3) SECURITIES

Investment Securities

     The amortized cost and fair values of investment securities are as follows (in thousands):

                                                                  December 31,
                               --------------------------------------- ---------------------------------------
                                                  2000                                 1999
                               --------------------------------------- ---------------------------------------
                                Amortized   Fair     Gross Unrealized  Amortized    Fair     Gross Unrealized
                                   Cost     Value    Gain      Loss       Cost      Value     Gain       Loss
                               --------------------------------------- ---------------------------------------
U.S. Treasury                    $      -  $      -  $    -  $     -     $    196 $    198   $   2   $     -
Municipal and other tax exempt    207,177   207,641   1,847   (1,383)     186,177  184,748     696    (2,125)
Mortgage-backed U.S. agency
   securities                      11,541    11,567      64      (38)      18,051   17,926      70      (195)
Other debt securities              14,653    14,659       6        -        8,756    8,752       1        (5)
                               --------------------------------------- ---------------------------------------
     Total                       $233,371  $233,867  $1,917  $(1,421)    $213,180 $211,624    $769   $(2,325)
                               --------------------------------------- --------------------------------------

     The amortized cost and fair values of investment securities at December 31, 2000, by contractual maturity, are as shown in the following table (dollars in thousands):

                                                                                                     Weighted
                                 Less than      One to        Five to         Over                    Average
                                 One Year     Five Years     Ten Years     Ten Years     Total       Maturity(4)
                                ------------ -------------- ------------- ------------------------- -------------
Municipal and other tax exempt:
  Amortized cost                  $41,070      $123,546       $40,310        $2,251     $207,177        3.10
  Fair value                       40,888       123,873        40,662         2,218      207,641
  Nominal yield (1)                  6.75%         7.37%         7.87%         9.18%        7.36%
Other debt securities:
  Amortized cost                  $ 9,531      $  4,922       $   125        $   75     $ 14,653        1.53
  Fair value                        9,532         4,923           128            76       14,659
  Nominal yield                      6.32%         6.85%         7.00%         7.00%        6.50%
                                ------------ -------------- ------------- ------------------------- -------------
Total fixed maturity securities:
  Amortized cost                  $50,601      $128,468       $40,435        $2,326     $221,830        3.00
  Fair value                       50,420       128,796        40,790         2,294      222,300
  Nominal yield                      6.67%         7.35%         7.87%         9.11%        7.31%
                                ------------ -------------- ------------- -------------
Mortgage-backed securities:
  Amortized cost                                                                       $  11,541         -2
  Fair value                                                                              11,567
  Nominal yield (3)                                                                            6.89%
                                                                                       ------------
Total investment securities:
  Amortized cost                                                                       $233,371
  Fair value                                                                            233,867
  Nominal yield                                                                             7.29%
                                                                                       ------------

1    Calculated on a taxable equivalent basis using a 39% effective tax rate.
2 The average expected lives of mortgage-backed securities were 0.6 years based upon current prepayment assumptions.
3 The nominal yield on mortgage-backed securities is based upon prepayment assumptions at the purchase date. Actual yields earned may differ significantly based upon actual prepayments.
4 Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

     During 2000, BOK Financial sold a mortgage-backed security with an amortized cost of $175 thousand. The acquisition cost of this security was $4.9 million. Therefore, this sale was permitted under the sales deemed to be at maturity provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

Available for Sale Securities

     The amortized cost and fair value of available for sale securities are as follows (in thousands):

                                                                        December 31,
                                ------------------------------------------------------------------------------------------
                                                    2000                                            1999
                                --------------------------------------------- --------------------------------------------
                                 Amortized      Fair     Gross  Unrealized      Amortized      Fair     Gross Unrealized
                                    Cost       Value      Gain      Loss          Cost        Value     Gain      Loss
                                ------------------------------------------------------------------------------------------
U.S. Treasury                    $   85,656  $   85,564  $    71  $   (163)    $  112,902  $  111,860  $    10  $ (1,052)
Municipal and other tax exempt       14,492      14,552       90       (30)        13,086      13,094       75       (67)
Mortgage-backed securities:
    U. S. agencies                2,050,100   2,046,318    9,340   (13,122)     2,174,916   2,106,094      290   (69,112)
    Other                           478,065     486,170    8,183       (78)       202,229     200,558        1    (1,672)
--------------------------------------------------------------------------------------------------------------------------
Total mortgage-backed securities  2,528,165   2,532,488   17,523   (13,200)     2,377,145   2,306,652      291   (70,784)
----------------------------------------------------------------------------- --------------------------------------------
Other debt securities                   242         245        3         -            353         353        2        (2)
Equity securities and mutual
  funds                             129,823     130,971    2,884    (1,736)       156,476     156,745    1,104      (835)
--------------------------------------------------------------------------------------------------------------------------
     Total                       $2,758,378  $2,763,820  $20,571  $(15,129)    $2,659,962  $2,588,704   $1,482  $(72,740)
--------------------------------------------------------------------------------------------------------------------------

     The amortized cost and fair values of available for sale securities at December 31, 2000, by contractual maturity, are as shown in the following table (dollars in thousands):

                                                                                                  Weighted
                                      Less than     One to       Five to      Over                 Average
                                       One Year   Five Years    Ten Years  Ten Years     Total    Maturity(5)
                                     ------------------------- ----------------------------------------------
U.S. Treasuries:
    Amortized cost                     $66,297      $19,359        $    -      $  -    $  85,656     0.56
    Fair value                          66,308       19,256             -         -       85,564
    Nominal yield                         5.93%        5.12%            -         -         5.74%
Municipal and other tax exempt:
    Amortized cost                     $ 8,511      $ 3,953        $2,028      $  -    $  14,492     2.02
    Fair value                           8,501        3,969         2,082         -       14,552
    Nominal yield(1)                      7.00%        7.21%         8.52%        -         7.27%
Other debt securities:
    Amortized cost                     $     1      $     -        $  129      $112    $     242     9.43
    Fair value                               1            -           130       114          245
    Nominal yield(1)                         -            -          8.42%     7.76%        8.01%
                                     ------------------------- ----------------------------------------------
Total fixed maturity securities:
    Amortized cost                     $74,809      $23,312        $2,157      $112    $ 100,390     0.82
    Fair value                          74,810       23,225         2,212       114      100,361
    Nominal yield                         6.05%        5.47%         8.51%     7.76%        5.97%
                                     ------------------------- -----------------------
Mortgage-backed securities:
    Amortized cost                                                                    $2,528,165       -(2)
    Fair value                                                                         2,532,488
    Nominal yield(4)                                                                          6.45%
                                                                                      ------------
Equity securities and mutual funds:
    Amortized cost                                                                    $  129,823       -(3)
    Fair value                                                                           130,971
    Nominal yield                                                                           5.32%
                                                                                      ------------
Total available-for-sale securities:
    Amortized cost                                                                    $2,758,378
    Fair value                                                                         2,763,820
    Nominal yield                                                                           6.38%
                                                                                      ------------

1    Calculated on a taxable equivalent basis using a 39% effective tax rate.
2 The average expected lives of mortgage-backed securities were 2.9 years based upon current prepayment assumptions.
3 Primarily common stock and preferred stock of U.S. Government agencies with no stated maturity.
4 The nominal yield on mortgage-backed securities is based upon prepayment assumptions at the purchase date. Actual yields earned may differ significantly based upon actual prepayments.
5 Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

     Sales of available for sale securities resulted in gains and losses as follows (in thousands):

                               2000        1999       1998
                            ----------- ----------- ----------

Proceeds                    1,677,078  $1,397,956  $1,816,796
Gross realized gains            6,969       4,069      15,508
Gross realized losses           4,910       4,488       6,171
Related federal and state
 income tax expense               664        (138)      3,180
 (benefit)


     In addition to securities that have been reclassified as pledged to creditors, securities with an amortized cost of $1.7 billion at December 31, 2000 and 1999 have been pledged as collateral for repurchase agreements, public and trust funds on deposit and for other purposes as required by law. The secured parties do not have the right to sell or repledge these securities.

(4) LOANS

     Significant components of the loan portfolio are as follows (in thousands):

                                                                        December 31,
                               ---------------------------------------------------------------------------------------------
                                                     2000                                           1999
                               ------------------------------------------------ --------------------------------------------
                                  Fixed      Variable     Non-                     Fixed     Variable      Non-
                                   Rate        Rate      accrual     Total         Rate        Rate      accrual     Total
                               ------------------------------------------------ --------------------------------------------
Commercial                     $  510,427   $2,700,460   $37,146  $3,248,033    $  489,545  $2,162,470    $12,686 $2,664,701
Commercial real estate            331,585      938,748       161   1,270,494       305,208     787,288      2,046  1,094,542
Residential mortgage              458,562      177,627     1,855     638,044       369,860     157,815      3,383    531,058
Residential mortgage - held        48,901            -         -      48,901        57,057           -          -     57,057
for sale
Consumer                          192,428      119,463       499     312,390       221,399      73,382      1,350    296,131
----------------------------------------------------------------------------------------------------------------------------
Total                          $1,541,903   $3,936,298   $39,661  $5,517,862    $1,443,069  $3,180,955    $19,465 $4,643,489
----------------------------------------------------------------------------------------------------------------------------
Foregone interest on nonaccrual loans                             $    3,803                                      $    2,321
----------------------------------------------------------------------------------------------------------------------------

     The majority of the commercial and consumer loan portfolios and approximately 58% of the residential mortgage loan portfolio (excluding loans held for sale) are loans to businesses and individuals in Oklahoma. This geographic concentration subjects the loan portfolio to the general economic conditions within this area.
     Within the commercial loan classification, loans to energy-related businesses total $837 million, or 15% of total loans. Other notable segments include wholesale/ retail, $499 million; manufacturing, $421 million; agriculture, $185 million, which includes $147 million loans to the cattle industry; and services, $963 million, which include nursing homes of $124 million, hotels of $65 million and healthcare of $132 million.
     Approximately 41% of commercial real estate loans are secured by properties located in Oklahoma, primarily in the Tulsa or Oklahoma City metropolitan areas. An additional 30% of commercial real estate loans are secured by property located in Texas. The major components of these properties are multifamily residences, $271 million; construction and land development, $312 million; retail facilities, $205 million; and office buildings, $240 million.
     Included in loans at December 31 are loans to executive officers, directors or principal shareholders of BOK Financial, as defined in Regulation S-X of the Securities and Exchange Commission. Such loans have been made on substantially the same terms as those prevailing at the time for loans to other customers in comparable transactions. Information relating to loans to executive officers, directors or principal shareholders is summarized as follows (in thousands):

                                     2000         1999
                                  ------------ ------------
  Beginning balance                 $94,861      $63,098
     Advances                         4,040       46,820
     Payments                        (1,395)     (11,205)
     Adjustments                       (885)      (3,852)
  ------------------------------- ------------ ------------
  Ending balance                    $96,621      $94,861
  ------------------------------- ------------ ------------

     Adjustments are primarily due to certain individuals being included for the first time or no longer being included as an executive officer or director of BOK Financial.
     The activity in the reserve for loan losses is summarized as follows (in thousands):

                                 2000      1999       1998
                             --------------------------------
  Beginning balance            $76,234   $65,922    $54,044
  Provision for loan losses     17,204    10,365     14,591
  Loans charged off            (14,801)   (7,348)    (7,596)
  Recoveries                     4,018     5,770      4,883
  Addition due to acquisitions       -     1,525          -
  -----------------------------------------------------------
  Ending balance               $82,655   $76,234    $65,922
  -----------------------------------------------------------

     Investments in loans considered to be impaired under FAS 114 were as follows (in thousands):
                                       December 31,
                             --------------------------------
                                 2000      1999       1998
                             --------------------------------
  Investment in loans
  impaired under FAS 114 (all
     of which were on a
     nonaccrual basis)         $37,822    $15,600   $11,320
  Loans with specific
  reserves for loss             19,789      9,084     2,689
  Specific reserve balance       7,991      2,468     1,437
  No specific related reserve
     for loss                   18,033      6,516     8,631
  Average recorded investment
     in impaired loans          27,750     15,300    13,810

     Interest income recognized on impaired loans during 2000, 1999 and 1998 was not significant.

     During 1999, BOK Financial sold approximately $100 million of automobile loans and retained the right to service the loans and a residual interest in certain excess cash flows generated by the loans. The proceeds of the sale were provided by the issuance of debt certificates that totaled $96 million by an independent special purpose entity. A spread account is maintained by a trustee to hold excess cash received. Funds are released from the spread account to BOK Financial as certain criteria are met. At December 31, 2000, the carrying values of the servicing rights asset and residual interest were $143 thousand and $5.2 million, respectively. The carrying value of the residual interest would be reduced to $5.0 million assuming a 250 basis point increase in the discount rate and a 25% increase in the assumed default rate on the underlying loans.

     Significant information and assumptions used to determine the value of these assets were:
                                            December 31,
                                         2000          1999
                                    --------------- ------------
Current outstanding loan principal      $27,796        $56,661
Average interest rate on loans sold       11.26%         11.44%
Current outstanding debt certificates   $23,907        $52,605
Interest rate on debt certificates        6.07%          6.07%
Current spread account balance           $1,112         $4,587
Estimated remaining life including
   prepayments                        18 Months      30 Months
Discount rates:
   Servicing rights                       10.00%         10.00%
   Residual interest                      12.15%         12.00%
Delinquency rate                           1.81%          4.41%
Net charge-offs                           $ 854        $   656
Cash distributed to BOK Financial:
      Servicing fees                     $  419        $   723
      Return on residual interest        $5,741        $     -

(5) PREMISES AND EQUIPMENT

     Premises and equipment at December 31 are summarized as follows (in thousands):

                                          December 31,
                                   ------------------------
                                       2000         1999
                                   ----------- ------------

   Land                             $ 22,838    $ 22,474
   Buildings and improvements         82,646      65,646
   Software                           13,422      10,674
   Furniture and equipment            92,566      82,714
---------------------------------- ----------- ------------
   Subtotal                          211,472     181,508
---------------------------------- ----------- ------------
   Less accumulated depreciation      79,406      62,269
---------------------------------- ----------- ------------
   Total                            $132,066    $119,239
---------------------------------- ----------- ------------

     Depreciation expense of premises was $17.3 million, $13.3 million and $8.6 million for the years ended December 31, 2000, 1999 and 1998, respectively.

(6) MORTGAGE BANKING ACTIVITIES

     BOK Financial engages in mortgage-banking activities through the BOk Mortgage Division of BOk. Residential mortgage loans held for sale totaled $49 million and $57 million and outstanding mortgage loan commitments totaled $123 million at December 31, 2000 and 1999. Mortgage loan commitments are generally outstanding for 60 to 90 days and are subject to both credit and interest rate risk. Credit risk is managed through underwriting policies and procedures, including collateral requirements, which are generally accepted by the secondary loan markets. Exposure to interest rate fluctuations is partially hedged through the use of mortgage-backed securities forward sales contracts. These contracts set the price for loans which will be delivered in the next 60 to 90 days. At December 31, 2000, forward sales contracts totaled $57 million. Mortgage loans held for sale are carried at the lower of aggregate cost or market value, including estimated losses on unfunded commitments and gains or losses on forward sales contracts.
     At December 31, 2000, BOk owned the rights to service 93,299 mortgage loans with outstanding principal balances of $6.9 billion, including $167 million serviced for BOk, and held related funds for investors and borrowers of $79 million. The weighted average interest rate and remaining term was 7.47% and 271 months, respectively. Mortgage loans sold with recourse totaled $3.4 million at December 31, 2000. At December 31, 1999, BOk owned the rights to service mortgage loans with outstanding principal balances of $7.0 billion and held related funds for investors and borrowers of $94 million.
     The portfolio of mortgage servicing rights exposes BOk to interest rate risk. During periods of falling interest rates, mortgage loan prepayments increase. This reduces the value of the mortgage servicing rights. During 1998 through the first quarter of 2000, BOk used a combination of futures contracts and options related to 10-year U.S. Treasury securities to hedge this risk. The value of these derivative instruments moves inversely to the value of the mortgage servicing rights. See Note 1 for specific accounting policies for mortgage servicing rights and the related hedges.

     Activity in capitalized mortgage servicing rights and related valuation allowance during 2000, 1999 and 1998 are as follows (in thousands):

                                          Capitalized Mortgage Servicing Rights
                                          ----------------------------------Valuation     Hedging
                                           Purchased Originated    Total    Allowance  (Gain)/Loss     Net
                                          -------------------------------------------------------------------
Balance at December 31, 1997                 $78,961   $ 9,929   $  88,890  $(5,000)    $      -  $  83,890
  Additions                                    9,443    14,355      23,798        -            -      23,798
  Amortization expense                       (15,185)   (3,085)    (18,270)       -          739     (17,531)
  Provision for impairment                         -         -           -    2,290            -       2,290
  Impairment charge-off                       (2,710)        -      (2,710)   2,710            -           -
  Realized hedge gains                             -         -           -        -      (22,705)    (22,705)
  Unrealized hedge gains                           -         -           -        -         (518)       (518)
-------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                  70,509    21,199      91,708        -      (22,484)     69,224
  Additions                                   16,509    11,073      27,582        -            -      27,582
  Amortization expense                       (12,106)   (3,457)    (15,563)       -          734     (14,829)
  Realized hedge losses                            -         -           -                28,293      28,293
  Unrealized hedge losses                          -         -           -                 3,864       3,864
-------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                  74,912    28,815     103,727        -       10,407     114,134
  Additions                                    4,518     9,198      13,716        -            -      13,716
  Amortization expense                       (10,192)   (3,565)    (13,757)       -       (1,445)    (15,202)
  Provision for impairment                         -         -           -   (2,900)           -      (2,900)
  Realized hedge losses                            -         -           -        -        4,389       4,389
  Unrealized hedge gains                           -         -           -        -       (3,346)     (3,346)
-------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                 $69,238   $34,448    $103,686  $(2,900)     $10,005    $110,791
-------------------------------------------------------------------------------------------------------------
Estimated fair value of mortgage servicing
rights at:
   December 31, 19981                        $66,663   $23,527   $  90,190                         $  90,190
   December 31, 19991                        $83,279   $37,547    $120,826                          $120,826
   December 31, 20001                        $74,400   $42,125    $116,525                          $116,525
-------------------------------------------------------------------------------------------------------------

1 Excludes approximately, $9 million, $8 million and $7 million at December 31, 1998, 1999 and 2000, respectively, of loan servicing rights on mortgage loans originated prior to the adoption of FAS 122.


     Fair value is determined by discounting the projected net cash flows. Significant assumptions are:

     Discount rate - Risk adjusted rates by loan product, ranging from 9.00% to 20.00%.
     Prepayment rate - Industry consensus annual prepayment estimates ranging from 6.78% to 122.34% from an independent reporting source based upon loan interest rate, original term and loan type.
     Loan servicing costs - $40 to $50 per loan based upon loan type.

     Stratification of the mortgage loan servicing portfolio, outstanding principal of loans serviced, and related hedging information by interest rate at December 31, 2000 follows (in thousands):

                                          Less than
                                             6.50%     6.50% - 7.49%   7.50% - 8.49%   => 8.50%      Total
                                         --------------------------------------------------------------------
Cost less accumulated amortization         $  9,622      $   58,027    $     33,299    $  2,738   $   103,686
Deferred hedge losses                             -           8,193           1,812           -        10,005
-------------------------------------------------------------------------------------------------------------
Adjusted cost                              $  9,622      $   66,220    $     35,111    $  2,738   $   113,691
-------------------------------------------------------------------------------------------------------------
Fair value                                 $ 11,002      $   67,701    $     33,702    $  4,120   $   116,525
-------------------------------------------------------------------------------------------------------------
Impairment(2)                              $    300      $        -   $       2,600    $      -   $     2,900
-------------------------------------------------------------------------------------------------------------
Outstanding principal of loans serviced(1) $606,400      $3,574,100      $2,007,000    $262,500    $6,450,000
-------------------------------------------------------------------------------------------------------------

1 Excludes outstanding principal of $425 million for loans serviced by BOk for which there are no capitalized mortgage servicing rights.
2    Impairment   is   determined  by  both  an  interest  rate  and  loan  type
     stratification.

(7) DEPOSITS

     Interest expense on deposits is summarized as follows (in thousands):

                             2000       1999        1998
                          -----------------------------------
Transaction deposits       $  55,019  $  46,510  $  37,148
Savings                        2,703      2,971      3,837
Time:
   Certificates of
     deposits under           56,570     41,418     43,789
     $100,000
   Certificates of
     deposits $100,000        81,721     49,166     42,110
     and over
   Other time deposits        12,236     10,556     11,120
-------------------------------------------------------------
     Total time              150,527    101,140     97,019
-------------------------------------------------------------
     Total                  $208,249   $150,621   $138,004
-------------------------------------------------------------
     The aggregate amounts of time deposits in denominations of $100,000 or more at December 31, 2000 and 1999 were $1.4 billion and $1.2 billion, respectively.
     Time deposit maturities are as follows: 2001 - $2 billion, 2002 - $446 million, 2003 - $95 million, 2004 - $84 million, 2005 - $2 million, and $449 thousand thereafter.
     Interest expense on time deposits during 2000 and 1999 was reduced by net income from interest rate swaps of $876 thousand and $79 thousand, respectively.

(8) OTHER BORROWINGS

     Information relating to other borrowings is summarized as follows (dollars in thousands):
                                           Daily average   Rate at  Maximum out-
                           Period-End     ----------------  end of  standing at
                            Balance      Balance     Rate   year   any month-end
                           -----------------------------------------------------
2000:
  Funds purchased and
     repurchase agreements   $1,853,073   $1,444,830   6.33%   7.03%  $1,853,073
  Other                       1,031,020    1,038,647   6.75    5.61    1,153,444
------------------------------------------------------
     Total                   $2,884,093   $2,483,477   6.51    6.53    2,884,093
--------------------------------------------------------------------------------
1999:
  Funds purchased and
     repurchase agreements   $1,345,683   $1,146,918   5.12%   6.58%  $1,384,596
  Other                       1,086,662      960,606   5.71    5.91    1,086,662
------------------------------------------------------
     Total                   $2,432,345   $2,107,524   5.39    6.28    2,432,345
--------------------------------------------------------------------------------
1998:
  Funds purchased and
     repurchase agreements   $1,040,683  $   733,031   5.38%   4.98%  $1,040,683
  Other                         807,268      563,188   6.20    5.98      807,268
------------------------------------------------------
     Total                   $1,847,951   $1,296,219   5.74    5.41    1,847,951
--------------------------------------------------------------------------------

     Other borrowings at December 31, 2000 included $759 million in advances from the Federal Home Loan Bank. These advances, which are used for funding purposes, include term funds of $419 million bearing interest from 5.81% - 7.80%. Of these term funds, $312 million mature in 2001, $24 million mature in 2002, $14 million mature in 2003, $840 thousand mature in 2004, and $70 million mature in 2005. In accordance with policies of the Federal Home Loan Bank, BOK Financial has granted a blanket pledge of eligible assets (generally unencumbered U.S. Treasury and mortgage-backed securities, 1-4 family loans and multifamily loans) as collateral for these advances. The unused credit available to BOK Financial at December 31, 2000 pursuant to the Federal Home Loan Bank's collateral policies is $309 million.
     BOK Financial has a revolving, unsecured credit agreement from certain banks at December 31, 2000 with available credit of $125 million that expires in November 2002; $95 million was outstanding at year-end. Interest is based on either LIBOR or a base rate, plus a defined margin which is determined by the amount of principal outstanding and BOK Financial's debt rating. The base rate is defined as the greater of either the daily federal funds rate or the prime rate. Interest is paid quarterly. Facility fees are paid quarterly on the average daily undrawn commitment at a rate of 0.20% - 0.30% as determined by BOK Financial's current debt rating. This credit agreement also includes, among other things, certain restrictive covenants relative to additional borrowings, capital levels, maintenance of certain net worth ratios and dividends on capital stock.
     BOK Financial filed a shelf registration statement with the Securities and Exchange Commission for the issuance of up to $250 million of senior debt securities during the fourth quarter of 1998. These securities are direct, unsecured obligations, and are not insured by the Federal Deposit Insurance Corporation or guaranteed by any governmental agency. None of this debt has been issued at December 31, 2000.
     BOk issued $150 million of subordinated debentures in 1997 at a discounted cost of 7.2%, which had a balance at December 31, 2000 of $149 million and will mature in 2007. Interest expense on the subordinated debenture was reduced by net income from interest rate swaps of $428 thousand during 2000.
     Funds purchased generally mature within one to 90 days from the transaction date. At December 31, 2000, securities sold under agreements to repurchase totaled $984 million with related accrued interest payable of $4.1 million. Additional information relating to repurchase agreements at December 31, 2000 is as follows (dollars in thousands):

                               Carrying        Market    Repurchase     Average
Security Sold/Maturity           Value          Value    Liability1       Rate
--------------------------------------------------------------------------------
U.S. Agency Securities:
  Overnight                    $  487,775   $  488,193    $ 357,434       6.44%
  Term of up to 30 days            20,264       20,009          611       5.85
  Term of 30 to 90 days           658,079      658,201      629,576       6.62
--------------------------------------------------------------------
     Total Agency Securities   $1,166,118   $1,166,403     $987,621       6.56
--------------------------------------------------------------------

1 BOK Financial maintains control over the securities underlying overnight repurchase agreements and generally transfers control over securities underlying longer-term dealer repurchase agreements to the respective counterparty.

(9) FEDERAL AND STATE INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows (in thousands):

                                           December 31,
                                       ----------------------
                                          2000       1999
                                       ----------------------
Deferred tax liabilities:
   Available for sale securities
     mark-to-market                     $  4,000  $     400
   Pension contributions in excess
     of book expense                       4,500      3,800
   Securities valuation adjustments        9,300      4,200
   Mortgage servicing                     20,400     14,800
   Other                                   5,300      3,400
-------------------------------------------------------------
     Total deferred tax liabilities       43,500     26,600
-------------------------------------------------------------
Deferred tax assets:
   Available for sale securities
     mark-to-market                        1,800     28,000
   Loan loss reserve                      31,600     28,800
   Valuation adjustments                   9,700     15,400
   Book expense in excess of tax           3,600      4,200
   Deferred book income                    6,500      3,000
   Other                                   8,400      4,300
-------------------------------------------------------------
     Total deferred tax assets            61,600     83,700
-------------------------------------------------------------
Deferred tax assets in
   excess of
  deferred tax liabilities               $18,100    $57,100
-------------------------------------------------------------

     The  reconciliations  of  income  attributable  to  continuing   operations
computed at the U.S. federal statutory tax rates to income tax expense are as follows (in thousands):

                                 Years ended December 31,
                              -------------------------------
                                 2000      1999      1998
                              -------------------------------
Amount:
   Federal statutory tax        $51,720  $46,793   $40,901
   Tax exempt revenue            (3,250)  (3,715)   (4,110)
   Effect of state income taxes,
     net of federal benefit       2,540    3,050     3,533
   Goodwill amortization          3,144    2,987     2,296
   Utilization of tax credits      (600)    (786)     (750)
   Reduction of tax accrual      (3,000)       -         -
   Income taxed at shareholder
     level                            -   (1,026)   (1,713)
   Other, net                    (2,923)  (2,834)   (2,908)
-------------------------------------------------------------
     Total                      $47,631  $44,469   $37,249
-------------------------------------------------------------

     The Internal Revenue Service closed its examination for 1994 and 1995 during 1998 and 1999, respectively, with no material impact on the financial statements. In addition, the Internal Revenue Service closed its examination of 1996 during the first quarter of 2000. As a result of the outcome of this examination, BOK Financial reduced its federal income tax expense by $3.0 million.
     At December 31, 2000, BOK Financial has a capital loss carryforward of $3.9 million for income tax purposes that expires in years 2004 and 2005. The carryforward results from the hedging losses incurred related to the mortgage servicing portfolio. A valuation allowance has not been established since it is more likely than not that this benefit will be realized.
     The significant components of the provision for income taxes attributable to continuing operations for BOK Financial are shown below (in thousands):

                              Years ended December 31,
                         -----------------------------------
                             2000       1999       1998
                         -----------------------------------
Current:
   Federal                  $37,258     $40,860    $41,415
   State                      1,112       2,948      4,937
------------------------------------------------------------
   Total current             38,370      43,808     46,352
------------------------------------------------------------
Deferred:
   Federal                    7,833         559     (7,699)
   State                      1,428         102     (1,404)
------------------------------------------------------------
   Total deferred             9,261         661     (9,103)
------------------------------------------------------------
     Total income tax       $47,631     $44,469    $37,249
------------------------------------------------------------

                                  Years ended December 31,
                               -------------------------------
                                  2000      1999      1998
                               -------------------------------
Percent of pretax income:
   Federal statutory rate          35%       35%       35%
   Tax-exempt revenue              (2)       (3)       (4)
   Effect of state income taxes,
     net of federal benefit         2         3         3
   Goodwill amortization            2         2         2
   Utilization of tax credits      (1)       (1)       (1)
   Reduction of tax accrual        (2)        -         -
   Income taxed at shareholder
     level                          -        (1)       (1)
   Other, net                      (2)       (2)       (2)
--------------------------------------------------------------
     Total                         32%       33%       32%
--------------------------------------------------------------


(10) EMPLOYEE BENEFIT

     BOK Financial sponsors a defined benefit Pension Plan for all employees who satisfy certain age and service requirements. The following table presents information regarding this plan (dollars in thousands):

                                                          December 31,
                                                    --------------------------
                                                        2000        1999
                                                    --------------------------
Change in projected benefit obligation:
   Projected benefit obligation, at beginning of year$ 16,892     $ 15,622
   Service cost                                         3,245        2,908
   Interest cost                                        1,291        1,041
   Actuarial (gain) loss                                  326         (612)
   Benefits paid                                       (1,917)      (2,067)
------------------------------------------------------------------------------
Projected benefit obligation at end of year          $ 19,837     $ 16,892
------------------------------------------------------------------------------
Change in plan assets:
   Plan assets at fair value, at beginning of year   $ 25,403     $ 20,419
   Actual return on plan assets                        (1,063)       1,848
   Company contributions                                3,661        5,203
   Benefits paid                                       (1,917)      (2,067)
------------------------------------------------------------------------------
Plan assets at fair value at end of year             $ 26,084     $ 25,403
------------------------------------------------------------------------------
Reconciliation of prepaid (accrued) and total
   amount recognized:
     Benefit obligation                              $(19,837)    $(16,892)
     Fair value of assets                              26,084       25,403
------------------------------------------------------------------------------
     Funded status of the plan                          6,247        8,511
     Unrecognized net loss                              4,412          464
     Unrecognized prior service cost                      681          741
------------------------------------------------------------------------------
Prepaid pension costs                                $ 11,340   $    9,716
------------------------------------------------------------------------------
Components of net periodic benefit costs:
   Service cost                                      $  3,245   $    2,908
   Interest cost                                        1,291        1,041
   Expected return on plan assets                      (2,559)      (1,850)
   Amortization of unrecognized amounts:
     Net loss                                               -           81
     Prior service cost                                    60           60
------------------------------------------------------------------------------
Net periodic pension cost                            $  2,037   $    2,240
------------------------------------------------------------------------------
Weighted-average assumptions as of December 31:
   Discount rate                                          8.00%        8.00%
   Expected return on plan assets                        10.00%       10.00%
   Rate of compensation increase                          5.25%        5.25%

     Assets of the Pension Plan consist primarily of shares in cash management funds, common stock and bond funds, and guaranteed investment contract funds. Benefits are based on the employee's age and length of service.
     Employee contributions to the Thrift Plans, defined contribution plans, are matched by BOK Financial up to 5% of base compensation, based upon years of service. Participants may direct the investment of their accounts in a variety of options, including BOK Financial Common Stock. Employer contributions vest over five years. Expenses incurred by BOK Financial for the Thrift Plans totaled $2.3 million, $2.4 million and $1.9 million for 2000, 1999 and 1998, respectively.
     BOK Financial also sponsors a defined benefit post-retirement employee medical plan which pays 50 percent of annual medical insurance premiums for retirees who meet certain age and service requirements. Assets of the retiree medical plan consist primarily of shares in a cash management fund. Eligibility for the post-retirement plan is limited to current retirees and certain employees currently age 60 or older.
     Under various performance incentive plans, participating employees may be granted awards based on defined formulas or other criteria. Earnings were charged $22.2 million in 2000, $19.3 million in 1999 and $14.9 million in 1998, for such awards.

(11) EXECUTIVE BENEFIT PLANS

     The Board of Directors of BOK Financial has approved various stock option plans. The number of options awarded and the employees to receive the options are determined by the Chairman of the Board and the President, subject to approval of the Board of Directors or a committee thereof.
     Options awarded under these plans are subject to vesting requirements. Generally, one-seventh of the options awarded vest annually and expire three years after vesting.
     The following table presents options outstanding during 1999 and 2000 under these plans:
                                                Weighted-
                                                 Average
                                                Exercise
                                     Number       Price
                                   ----------------------
Options outstanding at
   December 31, 1997                2,706,701      11.45
Options awarded                       684,067      18.19
Options exercised                    (245,717)      8.94
Options forfeited                    (170,650)     12.02
Options expired                          (980)      8.98
---------------------------------------------------------
Options outstanding at
   December 31, 1998                2,973,421      13.87
Options awarded                       536,475      21.41
Options exercised                    (434,865)      9.37
Options forfeited                    (115,249)     15.20
Options expired                          (585)      9.27
---------------------------------------------------------
Options outstanding at
   December 31, 1999                2,959,197      15.68
Options awarded                       584,325      20.64
Options exercised                    (222,713)      9.16
Options forfeited                    (163,732)     16.72
Options expired                          (822)      8.06
---------------------------------------------------------
Options outstanding at
   December 31, 2000                3,156,255      16.81
---------------------------------------------------------
Options vested at
   December 31, 2000                1,082,680      13.77
---------------------------------------------------------

     The following table summarizes information concerning currently outstanding and vested options:

           Options Outstanding              Options Vested
------------------------------------------ ------------------------
                            Weighted
                            Average     Weighted          Weighted
   Range of                 Remaining    Average          Average
   Exercise         Number  Contractual Exercise  Number  Exercise
    Prices      Outstanding Life(years)  Price    Vested   Price
-------------------------------------------------------------------

   $  6.10           75,510     1.42    $  6.10    75,510   $  6.10
   9.06 - 10.91     872,012     2.81       9.87   543,245      9.75
     18.19          545,578     3.85      18.19   223,245     18.19
  19.55 - 21.41   1,663,155     5.32      20.49   240,680     21.14

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

                                  2000      1999      1998
                                --------- --------- ---------
  Average risk-free interest
    rate                          5.99%     6.12%     4.71%
  Dividend yield                   None      None      None
  Volatility factors              .194      .192      .198
  Weighted-average
  expected life                 7 years   7 years   7 years

     The weighted-average fair value of options granted during 2000, 1999 and 1998 was $6.09, $6.16 and $6.36, respectively.
     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because BOK Financial's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The following table represents the required pro forma disclosures for options granted subsequent to December 31, 1994 (in thousands, except per share data:

                               20001     19991     19981
                             -------------------------------
  Pro forma net income         $98,665   $87,736   $78,504
  Pro forma earnings per
  share:
      Basic                  $    1.98 $    1.76 $    1.58
      Diluted                     1.77      1.57      1.41

1 Because Statement 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 2003.

(12) COMMITMENTS AND CONTINGENT LIABILITIES

     In the ordinary course of business, BOK Financial and its subsidiaries are subject to legal actions and complaints. Management believes, based upon the opinion of counsel, that the actions and liability or loss, if any, resulting from the final outcomes of the proceedings, will not be material in the aggregate.
     BOk is obligated under a long-term lease for its bank premises located in downtown Tulsa. The lease term, which began November 1, 1976, is for fifty-seven years with options to terminate at the end of the thirty-seventh and forty-seventh years. Annual base rent is $3.3 million. BOk subleases portions of its space for annual rents of $193 thousand in years 2001 through 2003, $175 thousand for 2004 and $171 thousand in 2005. Net rent expense on this lease was $3.1 million in 2000, $2.8 million in 1999, and $2.7 million in 1998. Total rent expense for BOK Financial was $10.5 million in 2000, $10.2 million in 1999 and $9.0 million in 1998.
     At December 31, 2000, the future minimum lease payments for equipment and premises under operating leases were as follows: $10 million in 2001, $9 million in 2002, $7 million in 2003, $6 million in 2004, $5 million in 2005 and a total of $98 million thereafter.
     BOk and Williams Companies, Inc. guaranteed 30 percent and 70 percent, respectively, of the $14 million debt, which matures May 15, 2007, and operating deficit of two parking facilities operated by the Tulsa Parking Authority. Total expenditures related to this guarantee were $319 thousand in 2000, $273 thousand in 1999 and $281 thousand in 1998.
     The Federal Reserve Bank requires member banks to maintain certain minimum average cash balances. These balances were approximately $231 million for 2000 and $165 million for 1999.

(13) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     BOK Financial is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to manage interest rate risk. Those financial instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in BOK Financial's Consolidated Balance Sheets. Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the notional amount of those instruments.
     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At December 31, 2000, outstanding commitments totaled $2.2 billion. Since some of the commitments are expected to expire before being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. BOK Financial uses the same credit policies in making commitments as it does loans. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the borrower.
     Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Since the credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan commitments, BOK Financial uses the same credit policies in evaluating the creditworthiness of the customer. Additionally, BOK Financial uses the same evaluation process in obtaining collateral on standby letters of credit as it does for loan commitments. At December 31, 2000, outstanding standby letters of credit totaled $167 million.
     Commercial letters of credit are used to facilitate customer trade transactions with the drafts being drawn when the underlying transaction is consummated. At December 31, 2000, outstanding commercial letters of credit totaled $6 million.
     BOK Financial uses interest rate swaps in managing its interest rate risk. At December 31, 2000, the notional amount of BOK Financial's interest rate swaps totaled $497 million with related credit exposure, represented by the fair value of the contracts, of $8 million. During 2000 and 1999, income from the swaps exceeded costs by $2.2 million and $1.4 million, respectively, which increased net interest revenue. Scheduled repricing periods for the swaps are as follows (notional value in thousands):

                   31-90     91-365      Over
                   days       days      1 year     Total
                --------------------------------------------
Pay floating    $(438,400)  $(28,000) $      -   $(466,400)
Receive fixed           -          -   466,400     466,400
Pay fixed               -     (4,114)  (26,500)    (30,614)
Receive floating   30,614          -         -      30,614
------------------------------------------------------------
Total           $(407,786)  $(32,114) $439,900   $       -
------------------------------------------------------------
     The expiration dates of the swap contracts are designed to match the estimated maturity dates of the underlying assets and liabilities and matures as follows: $4 million in 2001, $204 million in 2002, $52 million in 2003, $60 million in 2004, $17 million in 2006, and $160 million in 2007.
     BOK Financial utilizes securities forward sales contracts associated with its mortgage banking activities as described in Note 6. BOK Financial has commitments to purchase $85 million of "to be issued" mortgage-backed securities in March 2001.

(14) SHAREHOLDERS' EQUITY

Preferred Stock

     One billion shares of preferred stock with a par value of $0.00005 per share are authorized. A single series of 250,000,000 shares designated as Series A Preferred Stock ("Series A Preferred Stock") is currently issued and outstanding. The Series A Preferred Stock has no voting rights except as otherwise provided by Oklahoma corporate law and may be converted into one share of Common Stock for each 41 shares of Series A Preferred Stock at the option of the holder. Dividends are cumulative at an annual rate of ten percent of the $0.06 per share liquidation preference value when declared and are payable in cash. Aggregate liquidation preference is $15 million. During 2000, 1999 and 1998, 88,628 shares, 57,340 shares and 68,765 shares, respectively, of BOK Financial common stock were issued in payment of dividends on the Series A Preferred Stock in lieu of cash by mutual agreement of BOK Financial and the holders of the Series A Preferred Stock. Kaiser owns substantially all Series A Preferred Stock. These shares were valued at $1.5 million in 2000, 1999 and 1998, based on average market price, as defined, for a 65 business day period preceding declaration.
     Various officers own 125 nonvoting units in an entity owned by BOk. These units are eligible for an annual, cumulative distribution of $8 per unit and have a preferred value upon liquidation of $100 per unit.

Common Stock

     Common stock consists of 2.5 billion authorized shares, $0.00006 par value. Holders of common shares are entitled to one vote per share at the election of the Board of Directors and on any question arising at any shareholders' meeting and to receive dividends when and as declared. No common stock dividends can be paid unless all accrued dividends on the Series A Preferred Stock have been paid. The present policy of BOK Financial is to retain earnings for capital and future growth, and management has no current plans to recommend payment of cash dividends on common stock. Additionally, regulations restrict the ability of national banks and bank holding companies to pay dividends and BOK Financial's credit agreement restricts the payment of dividends by the holding company.
     During 1999 and 1998, 3% dividends payable in shares of BOK Financial common stock were declared and paid. The shares issued were valued at $31 million and $30 million, respectively, based on the average closing bid/ask prices on the day preceding declaration. No dividends were paid in 2000.
     All share and per share amounts for years previous to 1999 have been retroactively adjusted for a two-for-one stock split effected in the form of a stock dividend declared January 26, 1999 for stockholders of record on February 8, 1999.

Subsidiary Banks

     The amounts of dividends which BOK Financial's subsidiary banks can declare and the amounts of loans the subsidiary banks can extend to affiliates are limited by various federal and state banking regulations. Generally, dividends declared during a calendar year are limited to net profits, as defined, for the year plus retained profits for the preceding two years. The amounts of dividends are further restricted by minimum capital requirements. Pursuant to the most restrictive of the regulations at December 31, 2000, BOK Financial's subsidiary banks could declare dividends up to $92 million without prior regulatory approval. The subsidiary banks declared and paid dividends of $8 million in 2000, $63 million in 1999 and $26 million in 1998.
     Loans to a single affiliate may not exceed 10.0% and loans to all affiliates may not exceed 20.0% of unimpaired capital and surplus, as defined. Additionally, loans to affiliates must be fully secured. As of December 31, 2000 and 1999, these loans totaled $27 million and $35 million, respectively, including $9 million to consolidated entities in 1999. Total loan commitments to affiliates at December 31, 2000 were $82 million.

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

                                                         December 31,
                                         ---------------------------------------
                                                  2000                1999
                                         ---------------------------------------
                                            Amount    Ratio     Amount    Ratio
                                         ---------------------------------------
(Dollars in thousands)

Total Capital (to Risk Weighted Assets):
   Consolidated                             $823,063   11.23%  $700,875   10.72%
   BOk                                       700,380   11.43    594,182   10.80
   Bank of Texas                             105,188   11.66     87,299   12.41
   Bank of Albuquerque                        60,182   13.23     57,451   16.04
   Bank of Arkansas                           12,442   15.76     11,569   15.73

Tier I Capital (to Risk Weighted Assets):
   Consolidated                             $591,185    8.06%  $475,687    7.27%
   BOk                                       485,492    7.93    383,255    6.96
   Bank of Texas                              93,899   10.41     78,382   11.15
   Bank of Albuquerque                        57,560   12.66     56,075   15.65
   Bank of Arkansas                           11,454   14.51     10,639   14.47

Tier I Capital (to Average
Assets):
   Consolidated                             $591,185    6.51%  $475,687    5.92%
   BOk                                       485,492    6.59    383,255    5.88
   Bank of Texas                              93,899    8.58     78,382    8.19
   Bank of Albuquerque                        57,560    6.32     56,075    6.78
   Bank of Arkansas                           11,454    8.05     10,639    9.86


(15) EARNINGS PER SHARE

     The following table presents the computation of basic and diluted earnings per share (dollars in thousands except share data):

                                                                       Years ended December 31,
                                                             --------------------------------------------
                                                                  2000            1999           1998
                                                             --------------------------------------------
Numerator:
   Net income                                                    $100,140        $89,226        $79,611
   Preferred stock dividends                                       (1,500)        (1,500)        (1,500)
---------------------------------------------------------------------------------------------------------
Numerator for basic earnings per share - income
   available to common stockholders                                98,640         87,726         78,111
---------------------------------------------------------------------------------------------------------
Effect of dilutive securities:
   Preferred stock dividends                                        1,500          1,500          1,500
---------------------------------------------------------------------------------------------------------
Numerator for diluted earnings per share - income available
   to common stockholders after assumed conversion               $100,140        $89,226        $79,611
---------------------------------------------------------------------------------------------------------
Denominator:
   Denominator for basic earnings per share -
     weighted average shares                                   49,119,790     49,054,573     48,977,283
   Effect of dilutive securities:
     Employee stock options(1)                                      319,946        647,633        756,662
     Convertible preferred stock                                6,149,365      6,149,365      6,149,365
---------------------------------------------------------------------------------------------------------
Dilutive potential common shares                                6,469,311      6,796,998      6,906,027
---------------------------------------------------------------------------------------------------------
Denominator for diluted earnings per share - adjusted
   weighted average shares and assumed conversions             55,589,101     55,851,571     55,883,310
---------------------------------------------------------------------------------------------------------
Basic earnings per share                                            $2.01          $1.79          $1.59
---------------------------------------------------------------------------------------------------------
Diluted earnings per share                                          $1.80          $1.60          $1.42
---------------------------------------------------------------------------------------------------------

1  Excludes employee stock options with exercise price          1,660,657        611,974              -
   greater than current market price

(16) REPORTABLE SEGMENTS

     BOK Financial operates four principal lines of business under its Bank of Oklahoma franchise: corporate banking, consumer banking, mortgage banking and trust services. It also operates a fifth principal line of business, regional banks, which includes all banking functions for Bank of Albuquerque, Bank of Arkansas and Bank of Texas. These five principal lines of business combined account for approximately 87% of total revenue. Other lines of business include the TransFund ATM network and BOSC, Inc. The Corporate Banking segment consists of eight operating units that provide credit and lease financing, deposit and cash management, and international collection services to commercial and industrial customers and to other financial institutions in Oklahoma and surrounding states. The Consumer Banking segment consists of two operating units which provide direct and indirect consumer loans and deposit services to individuals primarily within Oklahoma. The Mortgage Banking segment consists of two operating units that originate a full range of mortgage products from federally sponsored programs to "jumbo loans" on higher priced homes in BOK Financial's primary market areas. The Mortgage Banking segment also services mortgage loans acquired from throughout the United States. The Trust Services segment consists of one operating unit that provides financial services to both individual and corporate clients. Individual financial services include personal trust management, administration of estates and management of investment and custodial accounts. Individual financial services also include lending and investment services to select individuals. Corporate financial services include administration of employee benefit plans, transfer and paying agent services and investment advisory services. Regional Banks include Bank of Arkansas, Bank of Albuquerque and Bank of Texas.
     BOK Financial identifies reportable segments by type of service provided for the Mortgage Banking and the Trust Services segments and by type of customer for the Corporate Banking and Consumer Banking segments. Regional Banks are identified by legal entity. Operating results are adjusted for intercompany loan participations and allocated service costs and management fees.
     BOK Financial evaluates performance and allocates resources based upon a measurement of performance after the allocation of certain indirect expenses, taxes and capital cost. Capital is assigned to the lines of business based on an internal allocation method that reflects management's assessment of risk. An additional amount of capital is assigned to the regional banks based upon BOK Financial's investment in these entities. The accounting policies of the reportable segments generally follow those described in the summary of significant account policies except interest income is reported on a fully tax-equivalent basis, loan losses are based on actual net amounts charged off and the amortization of intangible assets is generally excluded. The cost of funds provided from one segment to another is transfer-priced at rates that approximate market for funds with similar duration. Assessment of performance is based on net interest revenue after internal funds transfer pricing.
     Nonreportable business segments include TransFund ATM networks and BOSC, Inc. The sources of revenue in these segments include interest, commissions earned on securities transactions, securities trading gains or losses, and fees earned on various banking activities, including merchant discounts and interchange fees.
     BOK Financial has not made any significant investments in long-term assets other than financial instruments, including core deposit intangible assets and purchased mortgage servicing rights. Substantially all revenue is from domestic customers. No single external customer accounts for more than 10% of total revenue.

                                                                                                      All
                               Corporate      Consumer      Mortgage      Trust       Regional      Other/
                                Banking        Banking      Banking     Services       Banks     Eliminations     Total
                             -----------------------------------------------------------------------------------------------
Year ended December 31, 2000
Net interest revenue/(expense)
   from external sources        $  235,014   $   (33,260)    $ 16,435    $  3,429     $   97,261    $(49,992)  $  268,887
Net interest revenue/(expense)
   from internal sources          (121,430)       85,329      (15,006)      8,968        (18,250)     60,389            -
----------------------------------------------------------------------------------------------------------------------------
Total net interest revenue         113,584        52,069        1,429      12,397         79,011      10,397      268,887

Provision for loan losses            3,957         3,432           57           3          3,533       6,222       17,204
Operating revenue                   27,843        24,657       39,740      40,263         13,207      51,134      196,844
Securities gains/(losses)                -             -        5,257           -           (356)     (2,842)       2,059
Operating expense                   52,666        45,606       38,028      36,277         63,894      63,444      299,915
Provision for impairment of
   mortgage servicing rights             -             -        2,900           -              -           -        2,900
Income taxes                        32,989        10,771        2,116       6,372         10,567     (15,184)      47,631
----------------------------------------------------------------------------------------------------------------------------
Net income                      $   51,815    $   16,917     $  3,325    $ 10,008     $   13,868    $  4,207   $  100,140
----------------------------------------------------------------------------------------------------------------------------

Average assets                  $3,801,209    $1,813,303     $412,218    $355,585     $2,381,886    $(72,697)  $8,691,504

Average equity                     411,214        54,706       32,333      38,756        269,762    (198,529)     608,242

Performance measurements:
   Return on assets                   1.36%         0.93%        0.81%       2.81%          0.58%          -         1.15%
   Return on equity                  12.60%        30.92%       10.28%      25.82%          5.14%          -        16.46%
   Efficiency ratio                  37.24%        59.44%       92.37%      68.89%         69.29%          -        64.40%

Reconciliation to Consolidated Financial Statements

                                               Other       Other
                               Net Interest  Operating   Operating     Average
                                 Revenue      Revenue     Expense      Assets
                              --------------------------------------------------
Total reportable segments        $258,490     $150,611    $239,371   $8,764,201
Total nonreportable segments          722       49,660      37,408       28,975
Unallocated items:
   Tax-equivalent adjustment        7,853            -           -            -
   Funds management                23,047       (1,929)     10,780      178,860
   All others (including
     eliminations), net           (21,225)         561      15,256     (280,532)
--------------------------------------------------------------------------------
BOK Financial consolidated       $268,887     $198,903    $302,815   $8,691,504
--------------------------------------------------------------------------------


                                                                                                        All
                                Corporate      Consumer      Mortgage       Trust       Regional      Other/
                                 Banking        Banking       Banking     Services       Banks     Eliminations      Total
                              --------------------------------------------------------------------------------------------------

Year ended December 31, 1999
Net interest revenue/(expense)
   from external sources        $   188,417  $    (29,279)   $  11,627   $    3,625   $     67,055   $ (5,321)    $   236,124
Net interest revenue/(expense)
   from internal sources            (86,972)       70,665       (8,296)       7,208         (7,596)    24,991               -
--------------------------------------------------------------------------------------------------------------------------------
Total net interest revenue          101,445        41,386        3,331       10,833         59,459     19,670         236,124

Provision for loan losses            (1,106)        3,047           82           70             36      8,236          10,365
Operating revenue                    30,500        23,408       39,533       36,769         11,462     47,199         188,871
Securities gains/(losses)                 -             -            -            -            (53)      (366)           (419)
Operating expense                    48,943        42,562       39,754       34,065         56,249     58,943         280,516
Income taxes                         32,718         7,463        1,178        5,239          7,178     (9,307)         44,469
--------------------------------------------------------------------------------------------------------------------------------
Net income                     $     51,390  $     11,722   $    1,850   $    8,228  $       7,405   $  8,631    $     89,226
--------------------------------------------------------------------------------------------------------------------------------

Average assets                   $3,381,502    $1,728,209     $355,888     $332,839     $1,807,963   $  6,649      $7,613,050

Average equity                      352,396        46,098       32,010       34,300        206,336   (128,748)        542,392

Performance measurements:
   Return on assets                    1.52%         0.68%         0.52%        2.47%         0.41%         -            1.17%
   Return on equity                   14.58%        25.43%         5.78%       23.99%         3.59%         -           16.45%
   Efficiency ratio                   37.09%        65.69%        92.74%       71.56%        79.31%         -           66.00%

Reconciliation to Consolidated Financial Statements

                                               Other       Other
                               Net Interest  Operating   Operating     Average
                                 Revenue      Revenue     Expense      Assets
                              --------------------------------------------------

Total reportable segments         $216,454    $141,619    $221,573   $7,606,401
Total nonreportable segments         1,210      44,537      35,696       59,503
Unallocated items:
   Tax-equivalent adjustment         8,380           -           -            -
   Funds management                 28,979         598       8,637      122,407
   All others (including
     eliminations), net            (18,899)      1,698      14,610     (175,261)
--------------------------------------------------------------------------------
BOK Financial consolidated        $236,124    $188,452    $280,516   $7,613,050
--------------------------------------------------------------------------------

                                                                                                       All
                                Corporate       Consumer      Mortgage       Trust      Regional     Other/
                                 Banking        Banking        Banking     Services      Banks    Eliminations      Total
                             --------------------------------------------------------------------------------------------------

Year ended December 31, 1998
Net interest revenue/(expense)
   from external sources       $   154,757   $    (35,355)   $  16,133    $    1,831   $  29,457    $  23,603    $   190,426
Net interest revenue/(expense)
   from internal sources           (68,539)        75,445      (10,456)        6,468      (1,673)      (1,245)             -
-------------------------------------------------------------------------------------------------------------------------------
Total net interest revenue          86,218         40,090        5,677         8,299      27,784       22,358        190,426

Provision for loan losses               62          2,103          129           124         188       11,985         14,591
Operating revenue                   27,838         22,371       44,379        31,567       4,213       35,315        165,683
Securities gains/(losses)                -              -            -             -         613        8,724          9,337
Operating expense                   51,190         47,368       41,926        30,985      21,562       43,254        236,285
Provision for impairment of
   mortgage servicing rights             -              -       (2,290)            -           -            -         (2,290)
Income taxes                        24,431          5,053        4,003         3,406       5,118       (4,762)        37,249
-------------------------------------------------------------------------------------------------------------------------------
Net income                    $     38,373  $       7,937   $    6,288    $    5,351  $    5,742    $  15,920   $     79,611
-------------------------------------------------------------------------------------------------------------------------------

Average assets                  $2,718,472     $1,785,025     $367,934      $292,175    $644,235     $138,173     $5,946,014

Average equity                     271,420         43,640       30,229        27,243      85,205       28,142        485,879

Performance measurements:
   Return on assets                   1.41%          0.44%         1.71%        1.83%        0.89%          -           1.34%
   Return on equity                  14.14%         18.19%        20.80%       19.64%        6.74%          -          16.38%
   Efficiency ratio                  44.88%         75.84%        83.76%       77.72%       67.39%          -          66.35%

Reconciliation to Consolidated Financial Statements

                                               Other       Other
                              Net Interest  Operating   Operating     Average
                                Revenue      Revenue     Expense       Assets
                             ---------------------------------------------------

Total reportable segments        $168,068     $130,981    $190,741   $5,807,841
Total nonreportable segments          886       33,566      26,695       37,826
Unallocated items:
   Tax-equivalent adjustment        9,427            -           -            -
   Funds management                31,097       12,095      10,692      138,191
   All others (including
     eliminations), net           (19,052)      (1,622)      5,867      (37,844)
--------------------------------------------------------------------------------
BOK Financial consolidated       $190,426     $175,020    $233,995   $5,946,014
--------------------------------------------------------------------------------

(17) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying values and estimated fair values of financial instruments as of December 31, 2000 and 1999 (dollars in thousands):

                                                          Range of     Average                    Estimated
                                            Carrying    Contractual   Repricing     Discount        Fair
                                              Value        Yields    (in years)       Rate          Value
                                          -------------------------------------------------------------------
2000:
  Cash and cash equivalents               $   750,729                                           $   750,729
  Securities                                3,037,056                                             3,037,552
  Loans:
     Commercial                             3,248,033   4.50 - 17.63%     0.43     6.20 - 9.15%   3,321,380
     Commercial real estate                 1,270,494   7.00 - 14.00      1.26     8.89 - 9.08    1,262,690
     Residential mortgage                     638,044   3.81 - 13.40      1.61     7.41 - 7.58      612,616
     Residential mortgage - held for sale      48,901        -             -            -            48,901
     Consumer                                 312,390   4.00 - 21.00      2.35     8.10 - 14.00     302,230
-------------------------------------------------------------------------------------------------------------
Total loans                                 5,517,862                                             5,547,817
Reserve for loan losses                       (82,655)                                                    -
-------------------------------------------------------------------------------------------------------------
Net loans                                   5,435,207                                             5,547,817
Deposits with no stated maturity            3,372,817        -             -            -         3,372,817
Time deposits                               2,673,188   2.00 - 7.40       0.54     3.55 - 6.49    2,685,773
Other borrowings                            2,735,277   5.94 - 9.89       0.14     5.62 - 7.35    2,722,214
Subordinated debt                             148,816       7.03          6.27        5.94          165,946
-------------------------------------------------------------------------------------------------------------
1999:
  Cash and cash equivalents               $   426,855        -            -           -         $   426,855
  Securities                                2,816,336        -            -           -           2,814,780
  Loans:
     Commercial                             2,664,701   4.50 - 17.00%    .56     5.70 - 8.65%     2,662,515
     Commercial real estate                 1,094,542   5.34 - 13.00    1.41     8.39 - 8.58      1,091,407
     Residential mortgage                     531,058   3.81 - 14.25    2.21     6.02 - 8.47        520,643
     Residential mortgage - held for sale      57,057        -            -           -              57,057
     Consumer                                 296,131   6.51 - 18.25    2.27     7.96 - 13.50       288,402
-------------------------------------------------------------------------------------------------------------
Total loans                                 4,643,489                                             4,620,024
Reserve for loan losses                       (76,234)                                                    -
-------------------------------------------------------------------------------------------------------------
Net loans                                   4,567,255                                             4,620,024
Deposits with no stated maturity            3,043,334          -            -           -         3,043,334
Time deposits                               2,219,850     2.18 - 6.71      .62     5.45 - 6.40    2,206,447
Other borrowings                            2,283,703     4.94 - 8.35      .19     4.74 - 7.44    2,263,433
Subordinated debt                             148,642        6.29         7.46        7.24          139,267
-------------------------------------------------------------------------------------------------------------

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

Loans

     The fair value of loans, excluding loans held for sale, are based on discounted cash flow analyses using interest rates currently being offered for loans with similar remaining terms to maturity and credit risk, adjusted for the impact of interest rate floors and ceilings. The fair values of classified loans were estimated to approximate their carrying values less loan loss reserves allocated to these loans of $26 million and $12 million at December 31, 2000 and 1999, respectively.
     The fair values of residential mortgage loans held for sale are based upon quoted market prices of such loans sold in securitization transactions, including related unfunded loan commitments and hedging transactions.

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

Off-Balance-Sheet Instruments

     The fair values of commercial loan commitments and letters of credit are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements. The fair values of these off-balance-sheet instruments were not significant at December 31, 2000 and 1999. Residential mortgage loan commitments are included in determining the fair value of the mortgage loans held for sale. The fair values of interest rate swaps are based on pricing models using current assumptions to arrive at replacement cost. The estimated fair value of interest rate swaps were $8.3 million and $9.2 million at December 31, 2000 and 1999, respectively.

(18) PARENT COMPANY ONLY FINANCIAL STATEMENTS

     Summarized financial information for BOK Financial - Parent Company Only follows:

Balance Sheets
(In Thousands)                                             December 31,
                                                    ----------------------------
                                                          2000         1999
                                                    ----------------------------
Assets
Cash and cash equivalents                              $    9,755    $  12,489
Securities - available for sale                            12,016        9,459
Investment in subsidiaries                                777,231      638,850
Other assets                                                1,795        3,034
--------------------------------------------------------------------------------
   Total assets                                          $800,797     $663,832
--------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Other borrowings                                        $  95,132     $105,132
Other liabilities                                           2,089        1,536
--------------------------------------------------------------------------------
   Total liabilities                                       97,221      106,668
--------------------------------------------------------------------------------
Preferred stock                                                25           25
Common stock                                                    3            3
Capital surplus                                           278,882      274,980
Retained earnings                                         431,390      332,751
Treasury stock                                            (10,044)      (7,018)
Accumulated other comprehensive income (loss)               3,320      (43,577)
--------------------------------------------------------------------------------
   Total shareholders' equity                             703,576      557,164
--------------------------------------------------------------------------------
   Total liabilities and shareholders' equity            $800,797     $663,832
--------------------------------------------------------------------------------

Statements of Earnings
(In Thousands)
                                                     2000      1999     1998
                                                  ------------------------------

Dividends, interest and fees received from        $    8,082  $63,556   $30,861
   subsidiaries
Other operating revenue                                  637    2,327     1,717
--------------------------------------------------------------------------------
   Total revenue                                       8,719   65,883    32,578
--------------------------------------------------------------------------------
Interest expense                                       7,551    6,225     2,469
Personnel expense                                          -        9       579
Professional fees and services                           728      600       670
Contribution of stock to BOk Charitable Foundation         -        -     2,257
Other operating expense                                   45       80       116
--------------------------------------------------------------------------------
   Total expense                                       8,324    6,914     6,091
--------------------------------------------------------------------------------
Income before taxes and equity in undistributed
   income of subsidiaries                                395   58,969    26,487
Federal and state income tax credit                   (3,520)  (3,243)   (3,093)
--------------------------------------------------------------------------------
Income before equity in undistributed income of
  subsidiaries                                         3,915   62,212    29,580
Equity in undistributed income of subsidiaries        96,225   27,014    50,031
--------------------------------------------------------------------------------
Net income                                          $100,140  $89,226   $79,611
--------------------------------------------------------------------------------

Statements of Cash Flows
(In Thousands)

                                                      2000     1999     1998
                                                    ----------------------------

Cash flows from operating activities:
   Net income                                       $100,140   $89,226  $79,611
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Equity in undistributed loss of subsidiaries  (96,225)  (27,014) (50,030)
       Tax benefit on exercise of stock options        1,010     3,138    1,014
       Contribution of stock to BOk Charitable
         Foundation                                        -         -    2,257
       (Increase) decrease in other assets             1,239     1,036     (373)
       Increase (decrease) in other liabilities          (44)   (1,980)   2,593
--------------------------------------------------------------------------------
Net cash provided by operating activities              6,120    64,406   35,072
--------------------------------------------------------------------------------
Cash flows from investing activities:
   Proceeds from maturities of available for sale          -     9,881        -
     securities
   Purchases of available for sale securities         (1,019)        -        -
   Investment in subsidiaries                          3,800   (72,293) (85,842)
--------------------------------------------------------------------------------
Net cash provided (used) by investing activities       2,781   (62,412) (85,842)
--------------------------------------------------------------------------------
Cash flows from financing activities:
   Increase (decrease) in short-term borrowings      (10,000)   13,228   59,245
   Issuance of preferred, common and
     treasury stock, net                                 999       823    3,138
   Purchase treasury stock                            (2,633)   (1,574)  (9,138)
   Cash dividends                                         (1)   (2,744)  (2,344)
   Payments on notes receivable                            -         -        4
--------------------------------------------------------------------------------
Net cash provided (used) by financing activities     (11,635)    9,733   50,905
--------------------------------------------------------------------------------
Net increase (decrease) in cash and
   cash equivalents                                   (2,734)   11,727      135
Cash and cash equivalents at beginning of period      12,489       762      627
--------------------------------------------------------------------------------
Cash and cash equivalents at end of period          $  9,755   $12,489      762
--------------------------------------------------------------------------------

Payment of dividends in common stock                $  1,500   $32,192  $31,500
--------------------------------------------------------------------------------
Cash paid for interest                              $  7,741  $  5,933  $ 2,364
--------------------------------------------------------------------------------

                                                    BOK FINANCIAL CORPORATION

Annual Financial Summary - Unaudited
Consolidated Daily Average Balances,
Average Yields and Rates
(Dollars in Thousands Except Per Share Data)                         2000
                                                      ---------------------------------
                                                       Average    Revenue/       Yield/
                                                       Balance    Expense(1)      Rate
                                                      ---------------------------------
Assets
   Taxable securities                                  $2,587,183   $167,493     6.47%
   Tax-exempt securities(1)                               269,731     19,577     7.26
---------------------------------------------------------------------------------------
     Total securities                                   2,856,914    187,070     6.55
---------------------------------------------------------------------------------------
   Trading securities                                      15,633      1,450     9.28
   Funds sold and resell agreements                        46,219      2,962     6.41
   Loans(2)                                             4,934,462    455,101     9.22
     Less reserve for loan losses                          80,447
---------------------------------------------------------------------------------------
   Loans, net of reserve                                4,854,015    455,101     9.38
---------------------------------------------------------------------------------------
     Total earning assets                               7,772,781    646,583     8.32
---------------------------------------------------------------------------------------
   Cash and other assets                                  918,723
---------------------------------------------------------------------------------------
     Total assets                                      $8,691,504
---------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
   Transaction deposits                                $1,889,806  $  55,019     2.91%
   Savings deposits                                       151,870      2,703     1.78
   Time deposits                                        2,495,038    150,527     6.03
---------------------------------------------------------------------------------------
     Total interest-bearing deposits                    4,536,714    208,249     4.59
---------------------------------------------------------------------------------------
   Other borrowings                                     2,334,749    151,157     6.47
   Subordinated debenture                                 148,728     10,437     7.02
---------------------------------------------------------------------------------------
     Total interest-bearing liabilities                 7,020,191    369,843     5.27
---------------------------------------------------------------------------------------
   Demand deposits                                        980,401
   Other liabilities                                       82,670
   Shareholders' equity                                   608,242
---------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity        $8,691,504
---------------------------------------------------------------------------------------
Tax-equivalent Net Interest Revenue                                 $276,740     3.05%
Tax-equivalent Net Interest Revenue to Earning Assets                            3.56
Less tax-equivalent adjustment                                         7,853
---------------------------------------------------------------------------------------
Net Interest Revenue                                                 268,887
Provision for loan losses                                             17,204
Other operating revenue                                              198,903
Other operating expense                                              302,815
---------------------------------------------------------------------------------------
Income before taxes                                                  147,771
Federal and state income tax                                          47,631
---------------------------------------------------------------------------------------
Net Income                                                          $100,140
---------------------------------------------------------------------------------------

1 Tax equivalent at the statutory federal and state rates of 38.9% for the periods presented. The taxable equivalent adjustments shown are for comparative purposes.
2 The loan averages included loans on which the accrual of interest has been discontinued and are stated net of unearned income. See Note 1 of Notes to the Consolidated Financial Statements for a description of income recognition policy.
3    Excludes $3,262 of nonrecurring foregone interest in 1998.

Annual Financial Summary - Unaudited, (continued)
Consolidated Daily Average Balances,
Average Yields and Rates

                   1999                                            1998
--------------------------------------------------------------------------------
Average        Revenue/      Yield/         Average        Revenue/      Yield/
Balance        Expense(1)     Rate          Balance        Expense(1)     Rate
----------------------------------------- --------------------------------------

$2,383,198      $144,901      6.08%         $1,877,515      $115,733      6.16%
   288,094        21,785      7.56             330,576        25,207      7.63
--------------------------------------------------------------------------------
 2,671,292       166,686      6.24           2,208,091       140,940      6.38
--------------------------------------------------------------------------------
    37,508         2,291      6.11              20,038         1,046      5.22
    43,373         2,219      5.12              41,109         2,321      5.65
 4,046,920       337,458      8.34           3,070,245       267,952      8.623
    72,306                                      59,480
--------------------------------------------------------------------------------
 3,974,614       337,458      8.49           3,010,765       267,952      8.793
--------------------------------------------------------------------------------
 6,726,787       508,654      7.56           5,280,003       412,259      7.753
--------------------------------------------------------------------------------
   886,263                                     666,011
--------------------------------------------------------------------------------
$7,613,050                                  $5,946,014
--------------------------------------------------------------------------------

$1,717,314     $  46,510      2.71%         $1,216,230     $  37,148      3.05%
   161,484         2,971      1.84             152,830         3,837      2.51
 1,983,829       101,140      5.10           1,787,668        97,019      5.43
--------------------------------------------------------------------------------
 3,862,627       150,621      3.90           3,156,728       138,004      4.37
--------------------------------------------------------------------------------
 1,959,015       104,195      5.32           1,147,815        64,709      5.64
   148,509         9,334      6.29             148,404         9,693      6.53
--------------------------------------------------------------------------------
 5,970,151       264,150      4.42           4,452,947       212,406      4.77
--------------------------------------------------------------------------------
   999,311                                     933,927
   101,196                                      73,261
   542,392                                     485,879
--------------------------------------------------------------------------------
$7,613,050                                  $5,946,014
--------------------------------------------------------------------------------
                $244,504      3.14%                         $199,853      2.98%3
                              3.63                                        3.723
                   8,380                                       9,427
--------------------------------------------------------------------------------
                 236,124                                     190,426
                  10,365                                      14,591
                 188,452                                     175,020
                 280,516                                     233,995
--------------------------------------------------------------------------------
                 133,695                                     116,860
                  44,469                                      37,249
--------------------------------------------------------------------------------
               $  89,226                                   $  79,611
--------------------------------------------------------------------------------

                                                    BOK FINANCIAL CORPORATION



Quarterly Financial Summary - Unaudited
Consolidated Daily Average Balances,
Average Yields and Rates
(Dollars in Thousands Except Per Share Data)

                                                                                 Three Months Ended
                                                      ---------------------------------------------------------------------
                                                              December 31, 2000                  September 30, 2000
                                                      ---------------------------------- ----------------------------------
                                                         Average    Revenue/   Yield/       Average    Revenue/    Yield/
                                                         Balance    Expense(1)  Rate        Balance    Expense(1)   Rate
                                                      ---------------------------------- ----------------------------------
  Assets
     Taxable securities                                $2,654,996  $  43,345     6.49%    $2,520,917  $  41,135     6.49%
     Tax-exempt securities(1)                             276,478      5,172     7.44         274,402     4,692     6.80
  -------------------------------------------------------------------------------------- ----------------------------------
       Total securities                                 2,931,474     48,517     6.58       2,795,319    45,827     6.52
  -------------------------------------------------------------------------------------- ----------------------------------
     Trading securities                                    18,458        405     8.73          16,873       370     8.72
     Funds sold                                            45,310        788     6.92          47,053       791     6.69
     Loans(2)                                           5,265,300    125,854     9.51       5,020,994   118,523     9.39
       Less reserve for loan losses                        83,246                              81,194
  -------------------------------------------------------------------------------------- ----------------------------------
     Loans, net of reserve                              5,182,054    125,854     9.66       4,939,800   118,523     9.55
  -------------------------------------------------------------------------------------- ----------------------------------
       Total earning assets                             8,177,296    175,564     8.54       7,799,045   165,511     8.44
  -------------------------------------------------------------------------------------- ----------------------------------
     Cash and other assets                                955,024                             910,737
  -------------------------------------------------------------------------------------- ----------------------------------
       Total assets                                    $9,132,320                         $8,709,782
  -------------------------------------------------------------------------------------- ----------------------------------
  Liabilities and Shareholders' Equity
     Transaction deposits                              $1,910,167  $  15,646     3.26%    $1,916,712  $  13,684     2.84%
     Savings deposits                                     143,969        673     1.86         151,385       700     1.84
     Other time deposits                                2,671,285     43,237     6.44       2,510,655    39,475     6.26
  -------------------------------------------------------------------------------------- ----------------------------------
       Total interest-bearing deposits                  4,725,421     59,556     5.01       4,578,752    53,859     4.68
  -------------------------------------------------------------------------------------- ----------------------------------
     Other borrowings                                   2,503,706     42,080     6.69       2,299,155    38,867     6.73
     Subordinated debenture                               148,794      2,667     7.13         148,750     2,704     7.23
  -------------------------------------------------------------------------------------- ----------------------------------
       Total interest-bearing liabilities               7,377,921    104,303     5.62       7,026,657    95,430     5.40
  -------------------------------------------------------------------------------------- ----------------------------------
     Demand deposits                                    1,002,969                             974,478
     Other liabilities                                     86,403                              87,439
     Shareholders' equity                                 665,027                             621,208
  -------------------------------------------------------------------------------------- ----------------------------------
       Total liabilities and shareholders' equity      $9,132,320                         $8,709,782
  -------------------------------------------------------------------------------------- ----------------------------------
  Tax-equivalent Net Interest Revenue1                             $  71,261     2.92%                $  70,081     3.04%
  Tax-equivalent Net Interest Revenue1 to Earning Assets                         3.47                               3.57
  Less tax-equivalent adjustment1                                      2,069                              1,934
  -------------------------------------------------------------------------------------- ----------------------------------
  Net Interest Revenue                                                69,192                             68,147
  Provision for loan losses                                            6,000                              5,031
  Other operating revenue                                             54,924                             49,840
  Other operating expense                                             79,318                             73,964
  -------------------------------------------------------------------------------------- ----------------------------------
  Income before taxes                                                 38,798                             38,992
  Federal and state income tax                                        13,302                             13,355
  -------------------------------------------------------------------------------------- ----------------------------------
  Net Income                                                       $  25,496                          $  25,637
  -------------------------------------------------------------------------------------- ----------------------------------
  Earnings Per Average Common Share Equivalent:
     Net income:
       Basic                                                           $0.51                             $0.51
  -------------------------------------------------------------------------------------- ---------------------------------
       Diluted                                                         $0.46                             $0.46
  -------------------------------------------------------------------------------------- ---------------------------------

1 Tax equivalent at the statutory federal and state rates of 38.9% for the periods presented. The taxable equivalent adjustments shown are for comparative purposes.
2 The loan averages included loans on which the accrual of interest has been discounted and are stated net of unearned income. See Note 1 of Notes to the Consolidated Financial Statements for a description of income recognition policy.

Quarterly Financial Summary - Unaudited, (continued)
Consolidated Daily Average Balances,
Average Yields and Rates

                                           Three Months Ended
------------------------------------------------------------------------------------------------------
         June 30, 2000                      March 31, 2000                     December 31, 1999
--------------------------------- ----------------------------------- --------------------------------
  Average     Revenue/   Yield/      Average    Revenue/    Yield/       Average    Revenue/    Yield/
  Balance     Expense(1)  Rate       Balance    Expense(1)   Rate        Balance    Expense(1)   Rate
--------------------------------- ----------------------------------- --------------------------------

$2,625,306     $42,738     6.55%   $2,547,499    $40,275      6.36%    $2,453,800    $38,381     6.21%
   267,320       5,111     7.69       260,593      4,602      7.10        259,760      4,656     7.11
--------------------------------- ----------------------------------- --------------------------------
 2,892,626      47,849     6.65     2,808,092     44,877      6.43      2,713,560     43,037     6.29
--------------------------------- ----------------------------------- --------------------------------
    12,562         315    10.09        14,593        360      9.92         17,845        390     8.67
    44,731         680     6.11        47,782        703      5.92         37,650        552     5.82
 4,796,948     109,453     9.18     4,650,020    101,271      8.76      4,480,283     97,563     8.64
    79,503                             77,808                              76,166
--------------------------------- ----------------------------------- --------------------------------
 4,717,445     109,453     9.33     4,572,212    101,271      8.91      4,404,117     97,563     8.79
--------------------------------- ----------------------------------- --------------------------------
 7,667,364     158,297     8.30     7,442,679    147,211      7.96      7,173,172    141,542     7.83
--------------------------------- ----------------------------------- --------------------------------
   920,169                            909,666                             922,100
--------------------------------- ----------------------------------- --------------------------------
$8,587,533                         $8,352,345                          $8,095,272
--------------------------------- ----------------------------------- --------------------------------

$1,875,180     $12,888     2.76%   $1,856,644    $12,801      2.77%    $1,885,730  $  12,639     2.66%
   156,369         658     1.69       155,848        672      1.73        159,442        721     1.79
 2,431,978      35,252     5.83     2,364,126     32,563      5.54      2,206,956     29,109     5.23
--------------------------------- ----------------------------------- --------------------------------
 4,463,527      48,798     4.40     4,376,618     46,036      4.23      4,252,128     42,469     3.96
--------------------------------- ----------------------------------- --------------------------------
 2,318,426      37,094     6.44     2,216,244     33,116      6.01      2,071,787     29,715     5.69
   148,705       2,552     6.90       148,663      2,514      6.80        148,620      2,387     6.37
--------------------------------- ----------------------------------- --------------------------------
 6,930,658      88,444     5.13     6,741,525     81,666      4.87      6,472,535     74,571     4.57
--------------------------------- ----------------------------------- --------------------------------
   989,716                            954,307                             977,825
    82,438                             95,268                              91,489
   584,721                            561,245                             553,423
--------------------------------- ----------------------------------- --------------------------------
$8,587,533                         $8,352,345                          $8,095,272
--------------------------------- ----------------------------------- --------------------------------
               $69,853     3.17%                 $65,545      3.08%                  $66,971     3.26%
                           3.66                               3.54                               3.70
                 1,983                             1,867                               1,828
--------------------------------- ----------------------------------- --------------------------------
                67,870                            63,678                              65,143
                 3,534                             2,639                               2,255
                47,348                            46,791                              46,721
                74,917                            74,616                              74,257
--------------------------------- ----------------------------------- --------------------------------
                36,767                            33,214                              35,352
                12,573                             8,401                              12,155
--------------------------------- ----------------------------------- --------------------------------
               $24,194                           $24,813                             $23,197
--------------------------------- ----------------------------------- --------------------------------


                 $0.48                             $0.50                               $0.46
--------------------------------- ----------------------------------- --------------------------------
                 $0.43                             $0.45                               $0.42
--------------------------------- ----------------------------------- --------------------------------


BOK Financial Corporation Board of Directors

W. Wayne Allen 1
Retired
Chairman of the Board
Phillips Petroleum Company

C. Fred Ball, Jr. 3
President & CEO
Bank of Texas, N.A.

James E. Barnes
Retired
Chairman, President & CEO
MAPCO, Inc.

Sharon J. Bell 1
Managing Partner
Rogers & Bell

Peter C. Boylan, III    1
President & COO
TV Guide, Inc.

Luke R. Corbett
Chairman & CEO
Kerr-McGee Corporation

Dr. Robert H. Donaldson  1
Trustees Professor of
Political Science
University of Tulsa

William E. Durrett
Senior Chairman
American Fidelity Corp.

James O. Goodwin  1
Chief Executive Officer
The Oklahoma Eagle
Publishing Company, Inc. LLC

V. Burns Hargis  1
Vice Chairman
BOK Financial Corporation and Bank of Oklahoma, N.A.

Eugene A. Harris  2
Executive Vice President
BOK Financial Corporation and Bank of Oklahoma, N.A.

Howard E. Janzen  1
President & CEO
Williams Communications

E. Carey Joullian, IV  1
President
Mustang Fuel Corporation

George B. Kaiser  1
Chairman
BOK Financial Corporation and Bank of Oklahoma, N.A.

Robert J. LaFortune
Personal Investments

Philip C. Lauinger, Jr.
Chairman & CEO
Lauinger Publishing Co.

John C. Lopez  1
Chief Executive Officer
Lopez Foods, Inc.

Stanley A. Lybarger  1,3
President & CEO
BOK Financial Corporation and Bank of Oklahoma, N.A.

Frank A. McPherson  1
Retired Chairman & CEO
Kerr-McGee Corporation

Steven E. Moore
Chairman, President & CEO
OGE Energy Corp.

J. Larry Nichols  1
President & CEO
Devon Energy Corporation

Ronald J. Norick  1
Controlling Manager
Norick Investment
Company, LLC

Robert L. Parker, Sr.
Chairman of the Board
Parker Drilling Company

James W. Pielsticker  1
President
Arrow Trucking Company

James A. Robinson
Personal Investments

L. Francis Rooney, III  1
Chairman and CEO
Manhattan Construction Company

Scott F. Zarrow  1,4
President
Foreman Investment Capital LLC


1        Director of BOK Financial Corp.
         and Bank of Oklahoma, N.A.
2        Director of Bank of Oklahoma, N.A.
3        Director of BOK Financial Corp.
         and Bank of Texas, N.A.
4        Advisory pending election at
         shareholders meeting April 24


Executive Officers

George B. Kaiser
Chaiman of the Board

Stanley A. Lybarger
President,
Chief Executive Officer

V. Burns Hargis
Vice Chairman

Steven E. Nell
Executive Vice President
Chief Financial Officer

Eugene A. Harris
Executive Vice President
Chief Credit Officer

Frederic Dorwart
Secretary

James A. Dietz
Senior Vice President
Director, Risk Management

John C. Morrow
Senior Vice President
Director of Financial
Accounting & Reporting

Valerie Toalson
Senior Vice President
Corporate Controller


Bank of Albuquerque, N.A.

Gregory K. Symons
Chairman & CEO

Paul A. Sowards
President


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

H. James Holloman
Executive Vice President
Trust Division

David L. Laughlin
President
BOK Mortgage

W. Jeffrey Pickryl
Executive Vice President
Commercial Banking

Charles D. Williamson
Executive Vice President
Capital Markets


Bank of Texas, N.A.

C. Fred Ball, Jr.
Chairman, President & CEO

Steven D. Poole
President
Bank of Texas Trust Company
Director
Private Financial Services


Bank of Albuquerque, N.A. Board of Directors

Susan Barker-Kalangis, Esq.
Partner, Modrall,
Sperling, Roehl, Harris and
Sisk P.A.

Steven G. Bradshaw
Executive Vice President
Bank of Oklahoma, N.A.

Douglas M. Brown
President & CEO
Tuition Plan, Inc.

Rudy A. Davolos
Athletic Director
University of New Mexico

William E. Garcia
Manager, Public Affairs
Intel Corporation

Thomas D. Growney
President
Tom Growney Equipment, Inc.

Eugene A. Harris
Executive Vice President
BOK Financial Corporation
and Bank of Oklahoma, N.A.

W. Jeffrey Pickryl
Executive Vice President
Bank of Oklahoma, N.A.

Doreen Rast
Senior Vice President
Bank of Albuquerque, N.A.

Michael D. Sivage
Chief Executive Officer
Sivage-Thomas Homes, Inc.

Paul A. Sowards
President
Bank of Albuquerque, N.A.

David L. Sutter
Senior Vice President
Bank of Oklahoma, N. A.

Gregory K. Symons
Chairman & CEO
Bank of Albuquerque, N.A.


Bank of Arkansas, N.A. Board of Directors

John W. Anderson
Senior Vice President
Bank of Oklahoma, N.A.

Steven G. Bradshaw
Executive Vice President
Bank of Oklahoma, N.A.

Jeffrey R. Dunn
Chairman, President & CEO
Bank of Arkansas, N.A.

George C. Faucette, Jr.
President
Coldwell Banker Faucette Real Estate

Mark W. Funke
President
Bank of Oklahoma-
Oklahoma City

Gerald Jones
President
Jones Motorcars, Inc.

Jerry D. Sweetser
Sweetser Properties, Inc.


Bank of Texas, N.A. Board of Directors

C. Thomas Abbott
Vice Chairman
Bank of Texas, N. A.

Charles A. Angel, Jr.
Vice Chairman
Bank of Texas, N. A.

C. Fred Ball, Jr. 2
President & CEO
Bank of Texas, N. A.

C. Huston Bell
President
The Vantage Companies

Edward O. Boshell, Jr.
Columbia General
Investments, L. P.

Ben R. Briggs
Owner, Ben R. Briggs Investments

R. Neal Bright
Managing Partner
Bright & Bright, L.L.P.

Dudley Chambers
Partner,
Jackson & Walker, L.L.P.

H. Lynn Craft
President & CEO
Baptist Foundation of Texas

Edward F. Doran, Sr.

Charles W. Eisemann
Investments

James J. Ellis
Managing Partner
Ellis/Roiser Associates

R. William Gribble, Jr.
President
Gribble Oil Company

J. T. Hairston, Jr.
Investments

Douglas D. Hawthorne
President & CEO
Texas Health Resources

Noble Hurley
Investments

Jerry Lastelick
Attorney
Lastelick, Anderson
and Arneson

Stanley A. Lybarger 2
President and CEO
BOK Financial Corp.

Michael A. McBee
Owner
McBee Operating Co.

Jon L. Mosle, Jr. 1
Investments

Steven Nell1
Chief Financial Officer
BOK Financial Corp.

Robert F. Sanford, Jr.
Investments

Mrs. Jere W. Thompson
Community Leader

Tom E. Turner 2
Chairman
Bank of Texas, N. A.

John C. Vogt
Investments


1        Park Cities Bancshares, Inc. only

2        Park Cities Bancshares, Inc./
         Bank of Texas, N. A.


Major Customer Service Offices

Business Banking Centers

Albuquerque
201 Third St., NW, Suite 1400
(505) 222-8432

Dallas
2650 Royal Lane
(972) 443-2809

Fayetteville
3500 N. College
(501) 973-2660

Oklahoma City
Commerce Center
9520 N. May
(405) 936-3700

South Office
7701 S. Western
(405) 616-7500

Richardson
333 W. Campbell Rd.
(214) 575-1972

Sherman
307 W. Washington
(903) 891-8100

Tulsa
Brookside Business Center
3237 S. Peoria
(918) 746-7400

Consumer Banking

Albuquerque
3900 Vassar, NE
(505) 855-0834

Oklahoma City
Windsor Hills
2601 N. Meridian
(405) 272-2000

Richardson
333 W. Campbell Rd.
(214) 575-1987

Tulsa
Bank of Oklahoma Tower
One Williams Center, 16th Fl.
(918) 588-6000

Corporate Banking

Albuquerque
201 Third St., NW, Suite 1400
(505) 222-8438

Dallas
5956 Sherry Lane, Suite 1100
(214) 987-8880

Fayetteville
3500 N. College
(501) 973-2660

Oklahoma City
Bank of Oklahoma Plaza
201 Robert S. Kerr
(405) 272-2000

Tulsa
Bank of Oklahoma Tower
One Williams Center, 8th Fl.
(918) 588-6127

BOSC, Inc.
(800) 364-1818

Dallas
8255 Walnut Hill
(214) 378-0148

Little Rock
2200 N. Rodney Parham Rd., Suite 215
(800) 817-2580

Oklahoma City
201 Robert S. Kerr, 4th Fl.
(405) 272-2000

9520 N. May
(405) 936-3900

Tulsa
One Williams Center, 9th Fl.
(918) 588-6555

3045 S. Harvard, Suite 101
(918) 746-5614

BOSC Oppenheim Division
Bank of Oklahoma Plaza
201 Robert S. Kerr
Oklahoma City
(800) 725-2663

BancAlbuquerque
Investment Center
2500 Louisiana Blvd., NE, Suite 100
Albuquerque
(505) 837-4122

BancArkansas
Investment Center
3500 N. College, Fayetteville
(800) 817-2580

BancOklahoma
Investment Center
3045 S. Harvard, Tulsa
(918) 746-5614

BancTexas
Investment Center
5956 Sherry Lane, Suite 1100
(214) 987-8838

Private Financial Services

Albuquerque
2500 Louisiana Blvd., NE,
Suite 208
(505) 837-4272

Dallas
7600 West Northwest Highway
(214) 706-0309

6701 Preston Road
(214) 525-7600

Oklahoma City
Commerce Center
9520 N. May, 2nd Floor
(405) 936-3900

Downtown - OKC
201 Robert S. Kerr
(405) 272-2232

Tulsa
Brookside
3237 S. Peoria
(918) 746-7487

Downtown
320 S. Boston
(918) 588-6214

Midtown
2021 S. Lewis, Suite 200
(918) 748-7257

61st & Yale
6036 S. Yale
(918) 493-5210


Oklahoma
Community Banking

Bartlesville
3815 S.E. Frank Phillips Blvd.
(918) 335-5300

Enid
2308 N. Van Buren
(580) 548-8500

Eufaula
219 S. Main
(918) 689-2567

Grove
201 S. Main
(918) 787-2700

McAlester
One E. Choctaw
(918) 426-1100

Muskogee
215 S. State
(918) 686-5900

Sand Springs
401 E. Broadway
(918) 241-8000


Trust Services
Bank of Oklahoma
Trust Division

Oklahoma City
Commerce Center
9520 N. May,
2nd Floor
(405) 936-3900

Tulsa
Bank of Oklahoma Tower
One Williams Center,
10th Floor
(918) 588-6437


Southwest
Trust Company

Oklahoma City
Commerce Center
9520 N. May,
2nd Floor
(405) 936-3970


Bank of Texas
Trust Division

Dallas
7600 West Northwest Hwy.
(214) 706-0309

Dallas
5956 Sherry Lane, Suite 1100
(214) 987-8852

Sherman
2009 Independence Dr.
(903) 813-5100


Bank of Albuquerque
Trust Division

Albuquerque
2500 Louisiana Blvd., NE,
Suite 208
(505) 837-4133


Bank of Arkansas
Trust Division

Fayetteville
3500 N. College
(501) 973-2660


Mortgage Services

BOk Mortgage

Edmond
1515 S. Broadway
(405) 272-2307

Enid
2308 N. Van Buren
(580) 548-8528

Lawton
2602 W. Gore Blvd.
(580) 250-0070

Muskogee
215 S. State
(918) 686-5959

Norman
3550 W. Main
(405) 366-3618

Oklahoma City
5015 N. Pennsylvania
(405) 879-8700

Oklahoma City
7701 S. Western
(405) 879-8700

Owasso
413 E. 2nd Ave.
(918) 588-8650

Tulsa
Copper Oaks
7060 S. Yale, Suite 100
(918) 488-7140

Pine & Lewis
1604 N. Lewis
(918) 588-8608


Bank of Albuquerque
Mortgage Group

Albuquerque
2500 Louisiana Blvd., NE,
Suite 220
(505) 837-4111


Bank of Arkansas
Mortgage Group

Bentonville
1706 S.E. Walton Blvd.,
Suite C
(501) 271-6800

Fayetteville
3500 N. College
(501) 973-2600


Bank of Texas
Mortgage Group

Dallas
6209 Hillcrest Ave.
(214) 525-5052


First Mortgage
Investment Company

Lee's Summit, Missouri
987 N.E. Rice Rd.
(816) 246-7000

Lenexa, Kansas
15220 W. 87th St. Parkway
(913) 307-1600


Operating Subsidiaries

Bank of Albuquerque, N.A.

Albuquerque
201 Third St., NW, Suite 1400
(505) 222-8469

Bank of Arkansas, N.A.

Fayetteville
3500 N. College
(501) 973-2660

Bank of Oklahoma, N.A.

Oklahoma City
Bank of Oklahoma Plaza
Robinson at Robert S. Kerr
(405) 272-2000

Tulsa
Bank of Oklahoma Tower
One Williams Center
(918) 588-6000

Bank of Texas, N.A.

Dallas
5956 Sherry Lane,
Suite 1100
(214) 987-8880

Houston
5320 Bellaire Blvd.
Bellaire, Texas
(713) 661-4444


Leasing Services

BOKF Equipment Finance, Inc.

Dallas
5956 Sherry Lane, Suite 1100
(214) 987-8864


Shareholder Information

Corporate Headquarters
Bank of Oklahoma Tower
P.O. Box 2300
Tulsa, Oklahoma 74192
(918) 588-6000

Independent Auditors
Ernst & Young LLP
3900 One Williams Center
Tulsa, Oklahoma 74172
(918) 560-3600

Legal Counsel
Frederic Dorwart Lawyers
Old City Hall
124 E. Fourth St.
Tulsa, Oklahoma 74103-5010
(918) 583-9922

Common Shares:
Traded NASDAQ National Market
NASDAQ Symbol: BOKF
Number of common shareholders of
record at December 31, 2000: 1,152

Market Makers:
CIBC World Markets Corp.
Herzog, Heine, Geduld, Inc.
Howe Barnes Investments
Keefe Bruyette & Woods
Knight Securities LP
Salomon Smith Barney
Schwab Capital Markets
Sherwood Securities
Southwest Securities, Inc.
Spear, Leeds & Kellogg
Stephens, Inc.

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


Information about BOK Financial is also readily available at our website: www.bokf.com

BOK Financial Corporation
Appendix A



Graph I

Description                                          Percentage
                                                    Composition

------------------------------------------------ -------------
Service charges and fees on deposit accounts               22%
------------------------------------------------ -------------
Mortgage banking                                           19%
------------------------------------------------ -------------
Trust fees and commissions                                 20%
------------------------------------------------ -------------
Transaction card                                           20%
------------------------------------------------ -------------
Other                                                      11%
------------------------------------------------ -------------
Brokerage and trading                                       8%
------------------------------------------------ ------------