Form 10-K, Exhibit 13
period 2002-12-31
BOK FINANCIAL CORP ET AL
filed 2003-03-26
CIK 875357

BOK FINANCIAL CORPORATION

                                   EXHIBIT 13

                          ANNUAL REPORT TO SHAREHOLDERS



                                Table of Contents

                     Consolidated Selected Financial Data              9

                     Management's Assessment of Operations and
                     Financial Condition                              10

                     Selected Quarterly Financial Data                19

                     Report of Management on Financial Statements     30

                     Report of Independent Auditors                   30

                     Consolidated Financial Statements                31

                     Notes to Consolidated Financial Statements       36

                     Annual Financial Summary - Unaudited             62

                     Quarterly Financial Summary - Unaudited          64

                     Appendix A - Graph Data                          69