Form 10-K, Exhibit 13
period 2002-12-31
BOK FINANCIAL CORP ET AL
filed 2003-03-26
CIK 875357

MISSION STATEMENT

BOK Financial Corporation's goal is to be the financial institution of first choice in our chosen markets. By delivering our best to our customers, employees, and communities, we will maximize long term value for our shareholders.

WE VALUE OUR PEOPLE
WE VALUE OUR CUSTOMERS
WE ARE COMMITTED TO THE COMMUNITIES WE SERVE



 2       Letter From Management
 9       Consolidated Selected Financial Data
10       Management's Assessment of Operations
         and Financial Condition
30       Report of Management on Financial Statements
30       Report of Independent Auditors
31       Consolidated Financial Statements
66       Shareholder and Corporate Information

                            BOK FINANCIAL CORPORATION
                  RIGHT VALUES, RIGHT STRATEGIES, RIGHT RESULTS

                    Picture of Board of Directors shown here.

                                Right Leadership
                        BOK Financial Board of Directors

C. Fred Ball, Jr.           Robert G. Greer                David L. Kyle                    Steven E. Moore
Chairman & CEO              Vice Chairman                  Chairman, President & CEO        Chairman, President & CEO
Bank of Texas, N.A.         Bank of Texas, N.A.            ONEOK, Inc.                      OGE Energy Corp.

Sharon J. Bell              David F. Griffin               Robert J. LaFortune              J. Larry Nichols
Managing Partner            President & General Manager    Personal Investments             Chairman, President & CEO
Rogers & Bell               Griffin Television, LLC                                         Devon Energy Corporation

Peter C. Boylan, III        V. Burns Hargis                Philip C. Lauinger, Jr.          Robert L. Parker, Sr.
President, CEO & Director   Vice Chairman                  Chairman & CEO                   Chairman of the Board
Liberty Broadband           BOK Financial Corporation and  Lauinger Publishing Co.          Parker Drilling Company
Interactive TV              Bank of Oklahoma, N.A.

Joseph E. Cappy             Eugene A. Harris               John C. Lopez                    James A. Robinson
Chairman, President & CEO   Executive Vice President       Chairman & CEO                   Personal Investments
Dollar Thrifty Automotive   BOK Financial Corporation and  Lopez Foods, Inc.
Group                       Bank of Oklahoma, N.A.

Luke R. Corbett             Howard E. Janzen               Stanley A. Lybarger              L. Francis Rooney, III
Chairman & CEO              Former President & CEO         President & CEO                  Chairman and CEO
Kerr-McGee Corporation      Williams Communications        BOK Financial Corporation and    Manhattan Construction Company
                                                           Bank of Oklahoma, N.A.

William E. Durrett          E. Carey Joullian, IV          Steven J. Malcolm                Scott F. Zarrow
Senior Chairman             President & CEO                Chairman, President & CEO        President
American Fidelity Corp.     Mustang Fuel Corporation       Williams                         Foreman Investment Capital LLC

James O. Goodwin            George B. Kaiser               Paula Marshall-Chapman           Frank A. McPherson
Chief Executive Officer     Chairman                       CEO                              Retired Chairman & CEO
The Oklahoma Eagle          BOK Financial Corporation      Bama Companies                   Kerr-McGee Corporation
Publishing Company, Inc.    and Bank of Oklahoma, N.A.
LLC

RIGHT VALUES
LETTER FROM MANAGEMENT

     Right values. Right strategies. Right results. The theme of this year's annual report to shareholders seems fitting as we look back at our past achievements and ahead to anticipated successes on behalf of our stockholders, customers and employees. Since the company's inception 12 years ago, our aim at BOK Financial Corporation has been to produce consistently superior returns for investors. To do this we have utilized strategies that promote growth at home, expansion into high-growth markets, superior service to middle market commercial clients and a diverse revenue base to help us succeed through economic cycles.

     At no time in the company's history has the prudence of our approach been more evident than in 2002, when we reported record net income of $150 million, an increase of 29 percent over the previous year. Yet, behind all of our strategies and accomplishments are core beliefs that govern what we do and how we think, year in and year out. Simply put, our values dictate that we do things right.

     We take a discreet, forthright approach in applying accounting rules and standards to ensure our financial reports accurately and fairly represent the financial condition of the company. We manage our resources and base our decisions on sound ethical and legal principles. Our outlook is evident in the caliber of our board of directors, the experience and expertise of our management team and the talent and dedication of front-line employees who are ultimately responsible for our achievements.

     The BOK Financial board of directors consists of veteran business professionals and corporate and community leaders whose integrity, expertise and business acumen set the tone for our success. Our managers demonstrate seasoned, insightful judgment to devise and execute progressive strategies. Our employees' dedication to quality and innovation is second to none.

     Our values will carry us forward as we continue to implement far-sighted strategies that produce solid performance across-the-board--even during economic slowdowns. Despite the soft economy, our diluted earnings per share in 2002 rose 27 percent, to $2.48. Total loans grew 10 percent and deposits 18 percent, contributing to growth in net interest revenue of 12 percent. Altogether, total revenue rose 18 percent. Non-interest revenue from fees and commissions comprised 41 percent of revenue when excluding gains from sales of securities and derivatives. That puts our diversification of revenue well ahead of comparable banking companies.

     Total assets increased 10 percent to $12.2 billion, and loans rose to $6.9 billion, with the company experiencing growth in commercial loans, commercial real estate loans and residential mortgage loans. Our loan growth was aided by the acquisition of Bank of Tanglewood in Houston and the opening of a Denver loan production office, which enhanced the portfolio by $132 million and $65 million, respectively. Deposits were $8.1 billion at year-end, and deposit growth enabled us to fund asset growth and reduce borrowed funds by $198 million.

     In the securities portfolio, our strategy of investing for total return served us well in 2002. Gains from the sales of securities and derivatives generated revenue of $65 million, up $38 million from 2001. Total gains included $26 million from a hedge program designed to offset the volatility in the market value of our mortgage servicing rights (MSR). The MSR impairment and associated amortization costs have increased because of the high volume of mortgage refinancing during times of record low interest rates.

     BOK Financial adopted a new accounting standard in 2002 that discontinued amortization of goodwill, but even if the standard had been effective during 2001, income growth in 2002 would have been 22 percent over the previous year. When the MSR accounting charge and the sales of securities and derivatives from both 2001 and 2002 are excluded, the company produced 18 percent growth in net income.

     Asset quality continued to be evident in 2002 as key measures remained well ahead of peer banks with assets from $7 billion to $20 billion. Nonperforming assets to period-end loans remained relatively steady at 0.84 percent while loan loss reserves were 1.72 percent of period-end loans, compared with 1.59 percent for our peers. Net charge-offs to average loans declined to 0.33 percent for the year from 0.35 percent while the average for our peers was 0.57 percent.

     This year, we are committed to achieving more success with the expansion in Houston, where we also opened new locations over the past year. The success of our loan production office in Denver is providing us with a solid platform for exploring a full service banking presence in that fast-growing metropolitan area.

     We remain confident that our sound strategies backed by the right values will continue to produce solid results. Through it all, we will continue to value our people, our customers and the communities we serve as we carry out our mission of generating optimal long-term returns for our shareholders.

Pictures of George B. Kaiser (Chairman) and Stanley Lybarger (President & CEO) shown here.

RIGHT STRATEGIES
ENHANCE OKLAHOMA LEADERSHIP

     Over the past five years, south Tulsa and the adjacent suburb of Jenks have experienced a surge of residential construction and commercial development. To serve the bustling area, Branch Manager Cathy Wilson and her staff opened the doors in October on a new Bank of Oklahoma location that brings service even closer to our customers. In just over two months, new deposits and loans there exceeded targets by 96 percent and 162 percent, respectively. A new branch in a growing area is but one example of our resolve to remain the dominant bank in our original market.

     During the past decade, we emerged as the clear financial services leader in Oklahoma while our chief rivals sold to large out-of-state banks with distant, impersonal customer service. We offered nationally competitive products with the personal touch of a community bank, an approach that continues to appeal to businesses and consumers. As a result of our commitment, Bank of Oklahoma has 12 percent of the state's total deposits and an estimated 27 percent of commercial loans, according to SNL DataSource. That compares with 6 percent of deposits and 7 percent of commercial loans for our nearest competitors. In Tulsa County alone, we have an estimated 50 percent of the commercial lending market. In Oklahoma County, which includes Oklahoma City, our commercial lending market share has grown to almost 24 percent.

Pictures of Cathy Wilson (Branch Manager, Tulsa) and Sheryl Eastwood (Manager of Mortgage Origination, Oklahoma City) shown here.

See #1 Market Share data in Appendix A.

     We have 68 full-service locations statewide, including community banks serving Bartlesville, Enid, Eufaula, Grove, McAlester, Muskogee, Newkirk, Ponca City and Sand Springs. But we refuse to take our Oklahoma lead for granted. Growth in middle market commercial and small business lending remained major priorities in 2002, and we were able to grow total loans 7 percent, despite a slowdown in the overall market. We introduced check cards with logos of the University of Oklahoma and Oklahoma State University, which remain popular with customers. Our customers also enjoyed our new Overdraft Privilege service on checking accounts.

     In 2002, record low interest rates accelerated loan growth at BOk Mortgage, which does business in six states. The company remains the leading provider of residential mortgages in Oklahoma, accounting for a major portion of statewide originations. In Tulsa County, the mortgage company enjoyed an estimated 22 percent share of all loan fundings among the Top 20 lenders, according to public filings. And in 2002 we continued to make strides in Oklahoma City, where Vice President Sheryl Eastwood heads up a team of lenders dedicated to expanding market share already estimated at 20 percent.

     Bank of Oklahoma will continue to offer convenience, a broader array of products and services and small business and commercial lending initiatives to fuel our growth and enhance our leadership.

RIGHT STRATEGIES
EXPAND IN ATTRACTIVE MARKETS

     In 2002, CEO Rich Jochetz and his shareholders at Bank of Tanglewood were at a crossroads after six years of rapid growth into a $236 million institution catering to affluent Houstonians and their businesses. The bank could invest millions to introduce additional services and open new locations to keep pace--or find the right merger partner. BOK Financial persuaded this successful group of bankers to take the latter course, and the acquisition of Bank of Tanglewood and its merger with Bank of Texas marked the latest milestone in our strategic expansion into high-growth metropolitan areas in neighboring states.

     We formed Bank of Texas in 1997 from acquisitions in the Dallas-Fort Worth Metroplex and launched Bank of Texas-Houston with the purchase of CNBT
Bancshares in 2001. Our efforts have allowed us to compete in two of the country's most vibrant markets. Both Dallas-Fort Worth and Greater Houston had more than 25 percent population growth during the 1990s and now have more than 11 million residents combined. Median incomes are well above the national average.

     We have acquired established, well-managed institutions, then formed a solid foundation for new growth by combining community banking expertise with a desirable local brand name and our strengths in middle market lending, trust and private financial services.

Pictures of Ralph Williams (Chairman, Bank of Texas - Houston), Rich Jochetz (President, Bank of Texas - Houston), and Tom Foncannon (SVP & Manger, Denver Loan Production Office) shown here.

See Total Deposits Per Market data in Appendix A.

See Companies With Revenue $10-750 million in Appendix A.

     To run our operations, we recruited and retained talented, experienced bankers with strong local roots. Jochetz is now president of Bank of Texas-Houston and, Ralph Williams, formerly of CNBT, is the Houston chairman. Both work in concert with Barry Kelly, executive vice president over corporate banking in the Houston market.

     Growth didn't stop with acquisitions. While we have acquired assets of $1.5 billion in Texas, we have added another $900 million in new business as we successfully marketed our products and services. We added locations in 2002, including one in the Dallas suburb of Plano and two in Greater Houston. Bank of Texas has 28 locations, including 12 in the Houston area.

     We continue to look for new opportunities in other markets. We formed Bank of Albuquerque in 1998 and continue to experience healthy growth in a metro area that accounts for almost half of New Mexico's economic output. In 2002, Bank of Oklahoma opened a loan production office in Denver headed by Senior Vice President Tom Foncannon. At year-end, we had $65 million in loans outstanding, and by January 31, that had grown to more than $100 million. Greater success is expected as we forge ahead with plans to establish a full banking presence in the Denver area, the economic and business hub of Colorado and home to more than 2 million residents.

RIGHT STRATEGIES
FILL MIDDLE MARKET VACUUM

     Bank of Texas-Dallas President Tom Swiley keeps his eye on a potentially huge prize in the Dallas-Fort Worth Metroplex--more than 3,000 companies with revenue from $10 million to $750 million, according to Dun & Bradstreet. The bank focuses on about 400 of those, but Swiley and Bank of Texas Chairman and CEO Fred Ball know there's plenty of new business to be won as more middle market companies feel alienated from merging mega banks. Bank of Texas specializes in exceptional customer service that gives business executives easy access to account officers and the bank's senior management.

     Big bank consolidation over the past decade created a void in the crucial middle market, where entrepreneurial companies are in need of responsive bankers. Utilizing the skills we honed financing emerging companies in Oklahoma and Arkansas, BOK Financial implemented a strategy of catering to the commercial middle market as we formed new banks and expanded into high-growth markets in neighboring states.

     In Dallas-Fort Worth and Greater Houston, the commercial lending outlook is especially promising. Thousands of companies in the Dallas-Fort Worth Metroplex contribute to a gross domestic product of more than $250 billion, 19th largest compared with the world's nations. Greater Houston's GDP is approaching $245 billion and its middle market companies seek personal banking relationships. Despite an economic slowdown in 2002, commercial loan growth attributable to our Texas operations rose more than 11 percent.

Pictures of Tom Swiley (President, Bank of Texas - Dallas), Fred Ball (Chairman & CEO, Bank of Texas), Paul Sowards (President, Bank of Albuquerque), and Greg Symons (Chairman & CEO, Bank of Albuquerque) shown here.

See Loans - 3-year Compound Annual Growth Rate data in Appendix A.

See Deposits - 3-year Compound Annual Growth Rate data in Appendix A.

     In 2002, we made big strides in New Mexico, where there are considerable opportunities in small business and middle market lending. Bank of Albuquerque is competing successfully against the country's largest banks by attracting top banking talent and new customer relationships. Commercial loans grew 31 percent in 2002, with commercial real estate loans up 10 percent and total loans rising 17 percent, to $524 million. Bank of Albuquerque was formed in 1998 when we purchased 17 branch locations from Bank of America with combined loans valued at $172 million. In addition to establishing a full-service location in Santa Fe, the bank since its founding has recruited the top commercial bankers in the market from larger competitors, forming a premier lending group under the direction of Chairman and CEO Greg Symons and bank President Paul Sowards.

     We continue to establish new relationships in Northwest Arkansas and in Oklahoma, where we are already the dominant force in the commercial middle market. We are also attracting additional customers by cross-selling loans, treasury services and international banking. Especially appealing are innovative products such as Treasury Services' new NetConnect Internet service that allows customers to instantly initiate transactions. All these efforts continue to demonstrate our superior service to the middle market wherever we do business.

RIGHT STRATEGIES
INCREASE DIVERSE FEE REVENUE BASE

     For Senior Vice President Dave Sharpe and his staff at TransFund, rapid growth has become more the rule than the exception. TransFund started as a small, proprietary ATM network in Tulsa in 1976, but its growth has been especially vibrant since we embarked on a strategy six years ago to expand into neighboring states.

     In 2002,  TransFund  emerged as the 12th largest  electronic funds transfer
(EFT) network in the country with transaction volumes in a nine-state area surpassing 100 million for the first time and the number of cardholders exceeding 1.6 million. Visa check card transactions rose 27 percent for the year, and overall transactions were up 18 percent. That capped transaction volume growth of 146 percent over five years with merchant card processing climbing 192 percent.

     TransFund is an important part of BOK Financial's strategy of developing fee-generating business lines that enable the company to expand earnings through economic cycles. In 2002, revenue from fees and commissions grew 12 percent over 2001 and accounted for 41 percent of revenue when excluding gains on sales of securities and derivatives. That compares with a 30 percent average for banks in our peer group.

     TransFund also outperformed the industry, according to Thomson's 2003 EFT survey comparing March 2002 to March 2001. Our volumes were up 19 percent versus an industry average of 15 percent. Sharpe and his staff served 325 financial institutions, gaining ground in spite of the financial industry's ongoing consolidation.

Pictures of Dave Sharpe (SVP & Mananger, Transfund) and JoAnn Schaub (SVP & Manager, Institutional and Employee Benefits) shown here.

See Transfund data in Appendix A.

See Employee Benefits data in Appendix A.

     Our Trust Division dates from the founding in 1918 of Oklahoma's first trust company and continues to pioneer revenue-generating products. Senior Vice President JoAnn Schaub, manager of Institutional and Employee Benefits Trust in Tulsa, sees first-hand the role that innovative products play in meeting our customers' needs. I&EB initiated a self-directed 401(k) plan that allows participants to allocate their assets among mutual funds, individual stocks and bonds. This flexibility has special appeal to law firms, medical clinics and other professional businesses where a high percentage of participants are motivated to manage their own investments. In 2002, additional self-directed plans contributed to an overall increase in 401(k) plans of almost 10 percent. New self-directed plans brought in $165 million in assets and more than $460,000 in additional revenue in 2002.

     Our diverse non-interest revenue base also includes fees and commissions from other trust services, deposit services, mortgage and international banking, cash management, and brokerage and trading. In fact, revenue grew 32 percent in 2002 from service charges and fees on deposit accounts and increased 24 percent at our BOSC, Inc. broker/dealer subsidiary. International fee revenue was up 21 percent with strong growth along all product lines and new business from our Exporters' Plus (SM) document preparation service. BOK Financial remains committed to introducing innovative products and services that enhance and diversify our revenue base and support our growth.

RIGHT RESULTS

See Loan graph data in Appendix A.

See Deposit graph data in Appendix A.

     Our values and strategies would be of little consequence if they didn't produce right results for our stakeholders. We again demonstrated in 2002 that right results emanate from consistently applied strategies based on values that promote progress and growth on a solid foundation of business ethics and financial integrity.

     Net income of $150.4 million for the year - highest in the company's history - resulted from accomplishments by many individuals, all working under the umbrella of our corporate goals. Despite margin pressure and a generally sluggish environment during 2002, we achieved growth by most measures: assets, loans, deposits, net interest revenue, fees and commissions, and earnings per share.

     Our vision for 2003 looks remarkably similar to our past. In spite of the challenges of an economic slowdown and international uncertainty, we look for new growth in 2003 and beyond. We will continue to follow the four primary strategies outlined in this report, and we will pursue excellence in all that we do. For our shareholders, customers and employees, the combination of these right strategies supported by right values will continue to produce results that are right on the money.

See Revenue graph data in Appendix A.

See Earnings Per Share graph data in Appendix A.


                               2002 Annual Report



                            BOK FINANCIAL CORPORATION

Table 1    Consolidated Selected Financial Data
           (Dollars In Thousands Except Per Share Data)
                                                                                      December 31,
                                                          ---------------------------------------------------------------------

                                                                2002          2001          2000          1999        1998 (2)
                                                          ---------------------------------------------------------------------
 Selected Financial Data
    For the year:
      Interest revenue                                      $ 574,913   $   654,633    $ 638,730   $  500,274   $    402,832
      Interest expense                                        206,712       325,681      368,915      263,935        212,249
      Net interest revenue ("NIR")                            368,201       328,952      269,815      236,339        190,583
      Provision for loan losses                                33,730        37,610       17,204       10,365         14,591
      Net income                                              150,409       116,302      100,140       89,226         79,611
    Period-end:
      Loans, net of reserve                                 6,784,913     6,193,473    5,435,207    4,567,255      3,581,177
      Assets                                               12,245,045    11,141,602    9,748,334    8,373,997      7,059,507
      Deposits                                              8,128,525     6,905,744    6,046,005    5,263,184      4,607,727
      Subordinated debentures                                 155,419       186,302      148,816      148,642        146,921
      Shareholders' equity                                  1,093,557       828,483      703,576      557,164        524,793
      Nonperforming assets (3)                                 56,574        50,708       43,599       22,943         18,762

 Profitability Statistics
    Earnings per share (based on average equivalent
      shares):
      Basic                                                $     2.79  $       2.18   $     1.89  $      1.68    $      1.50
      Diluted                                                    2.48          1.95         1.69         1.50           1.34
    Pro forma diluted earnings per share with
      FAS 142 and FAS 147                                        2.48          2.10         1.78         1.59           1.42
    Percentages (based on daily averages):
      Return on average assets                                   1.33%         1.14%        1.15%        1.17%          1.34%
      Return on average shareholders' equity                    16.07         14.93        16.46        16.45          16.38
      Average shareholders' equity to average assets             8.29          7.61         7.00         7.12           8.17

 Common Stock Performance
    Per Share:
      Book value per common share                           $   19.59  $      15.43    $   13.19  $     10.42     $    10.35

      Market price: December 31 close                           32.39         31.51        21.25        20.19          23.38
      Market range - High trade                                 36.52         32.75        21.25        25.94          25.63
                   - Low trade                                  26.80         21.31        15.31        18.94          19.50
 Selected Balance Sheet Statistics
    Period-end:
      Tier 1 capital ratio                                       8.98%         8.08%        8.06%        7.27%          7.93%
      Total capital ratio                                       11.95         11.56        11.23        10.72          12.02
      Leverage ratio                                             6.88          6.38         6.51         5.92           6.60
      Reserve for loan losses to nonperforming loans           232.82        233.90       207.95       391.65         467.70
      Reserve for loan losses to loans (1)                       1.72          1.66         1.51         1.66           1.86


 Miscellaneous (at December 31)
    Number of employees (FTE)                                   3,402         3,392        3,003        3,101         2,850
    Number of banking locations                                   130           114          105          100            91
    Number of TransFund locations                               1,390         1,325        1,111        1,020           998
    Mortgage loan servicing portfolio                      $5,754,548  $  6,645,868   $6,874,995   $7,028,247    $6,375,239
 ------------------------------------------------------------------------------------------------------------------------------

1  Excludes residential mortgage loans held for sale.
2  Restated for pooling of interest in 1999.
3  Includes nonaccrual loans, renegotiated loans and assets acquired in satisfaction of loans. Excludes loans past due 90 days or more and still accruing.

MANAGEMENT'S ASSESSMENT OF OPERATIONS AND FINANCIAL CONDITION

     BOK Financial Corporation ("BOK Financial") is a financial holding company that offers full service banking in Oklahoma, Northwest Arkansas, Dallas and Houston, Texas metropolitan areas and Albuquerque, New Mexico. BOK Financial's principal subsidiaries are Bank of Oklahoma, N.A. ("BOk"), Bank of Texas, N.A., Bank of Albuquerque, N.A., and Bank of Arkansas, N.A. Other subsidiaries include BOSC, Inc., a broker/dealer that engages in retail and institutional securities sales and municipal underwriting.

CRITICAL ACCOUNTING POLICIES

APPLICATION OF CRITICAL ACCOUNTING POLICIES

     Preparation of BOK Financial's consolidated financial statements is based on the selection of certain accounting policies, which requires management to make significant assumptions and estimates. The following discussion addresses the more critical areas where these assumptions and estimates could affect financial condition and results of operations.

     Application of these critical accounting policies and estimates has been discussed with the appropriate committees of the Board of Directors.

RESERVE FOR LOAN LOSSES

     The reserve for loan losses is assessed by management based upon an ongoing evaluation of the probable estimated losses inherent in the portfolio, including probable losses on both outstanding loans and unused commitments to provide financing. A consistent, well-documented methodology has been developed that includes reserves assigned to specific loans, general reserves that are based on a statistical migration analysis and nonspecific reserves that are based on analysis of current economic conditions, loan concentrations, portfolio growth and other relevant factors. An independent Credit Administration department is responsible for performing this evaluation for all of BOK Financial's subsidiaries to ensure that the methodology is applied consistently.

     All significant criticized loans are reviewed quarterly. Specific reserves for impairment are determined through evaluation of estimated future cash flows and collateral values in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for the Impairment of a Loan" and regulatory accounting standards.

     The general reserve for commercial and commercial real estate loan losses is determined primarily through an internally developed migration analysis model. The purpose of this model is to determine the probability that each loan in the portfolio has an inherent loss based on historic trends. Management uses an eight-quarter aggregate accumulation of net losses as a basis for this model. Greater emphasis is placed on loan losses in more recent periods. This model assigns a general reserve for loan losses to all commercial loans and leases, excluding loans that have a specific impairment reserve, residential mortgage loans, excluding loans held for sale, and consumer loans.

     Separate models are used to determine general reserves for residential mortgage loans, excluding loans held for sale, and consumer loans. The general reserve for residential mortgage loans is based on an eight-quarter average percent of loss. General reserves for consumer loans are based on a migration of loans from current status to loss. Separate migration factors are determined by major loan products, such as indirect automobile loans and direct consumer loans.

     A nonspecific reserve for loan losses is maintained for risks beyond those factors specific to a particular loan or those identified by the migration models. These factors include trends in the general economic conditions in BOK Financial's primary lending areas, duration of the business cycle, specific conditions in industries where BOK Financial has a concentration of loans and overall growth in the loan portfolio. Additional factors considered are bank regulatory examination results, error potential in the migration analysis models or the underlying data and other relevant factors. A range of potential losses is determined for each factor identified.

VALUATION AND AMORTIZATION OF MORTGAGE SERVICING RIGHTS

     BOK Financial has a significant investment in mortgage servicing rights. These rights are either purchased from other lenders or retained from sales of loans originated by BOK Financial in the secondary market. Mortgage servicing rights are carried at the lower of amortized cost, adjusted for the effects of past hedging activities, or fair value. Amortized cost and fair value are stratified by interest rate and loan type. A valuation allowance is provided when the net amortized cost of any strata exceeds the calculated fair values.

     There is no active market for trading in mortgage servicing rights. BOK Financial uses a cash flow model to determine fair value. Key assumptions and estimates, including projected prepayment speeds and assumed servicing costs, earnings on escrow deposits, ancillary income and discount rates, used in this model are provided by independent sources. During 2002, BOK Financial changed the source of prepayment assumptions used to value its mortgage servicing rights. Previously, industry consensus prepayment speeds were used to project future cash flows. This information was not updated frequently enough to reflect current market conditions. A separate third-party model that is generally accepted by the financial markets is now used to estimate prepayment speeds based upon interest rates, housing turnover rates, estimated loan curtailment, anticipated defaults and other relevant factors. The prepayment model is updated daily for changes in market conditions. Published sources are generally used for other key assumptions and estimates. Management periodically requests estimates of fair value from outside sources to corroborate the results of the valuation model.

     Prepayment assumptions also affect the amortization of mortgage servicing rights. Amortization is determined in proportion to projected cash flows over the estimated life of each loan serviced. The same third party model that estimates prepayment speeds for determining the fair value of mortgage servicing rights determines the estimated life of each loan serviced.

INTANGIBLE ASSETS

     During 2002, Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142") and No. 147, "Acquisitions of Certain Financial Institutions" ("FAS 147") were adopted. These standards eliminated amortization of intangible assets with indefinite lives, such as goodwill. Instead, goodwill for each of BOK Financial's business units must be evaluated for impairment annually or more frequently if conditions indicate impairment may have occurred. The evaluation of possible impairment of intangible assets involves significant judgment based upon short-term and long-term projections of future performance.

     The fair value of BOK Financial's business units is estimated by the discounted future earnings method. Income growth is projected over a five-year period for each unit and a terminal value is computed. This projected income stream is converted to current fair value by using a discount rate that reflects a rate of return required by a willing buyer.

     At December 31, 2002, Bank of Texas had $155 million or 87% of goodwill. Because of the large concentration of goodwill in this business unit, the fair value determined by the discounted future earnings method for Bank of Texas was corroborated by comparison to the fair value of publicly traded banks of similar size and characteristics. No goodwill impairment was indicated by either valuation method.

SUMMARY OF PERFORMANCE

     BOK Financial recorded net income of $150.4 million or $2.48 per diluted share for 2002 compared to $116.3 million or $1.95 per diluted share for 2001. Prior years' earnings per share have been restated to reflect a 3% stock dividend in 2002. Returns on average assets and average equity were 1.33% and 16.07%, respectively, for 2002 compared to 1.14% and 14.93%, respectively, for 2001.

     If FAS 142 and FAS 147 had been applied retroactively to 2001, the pro forma net income and earnings per diluted share would have been $125.5 million and $2.10, respectively. Return on average assets and average equity for 2001 would have been 1.23% and 16.11%.

     Net income for 2000 was $100.1 million or $1.69 per diluted share. Returns on average assets and equity were $1.15% and 16.46%. Net income in 2000 included a $3.0 million reduction in income tax expense due to favorable resolution of an Internal Revenue Service examination. If FAS 142 and FAS 147 had been applied retroactively to 2000, net income and diluted earnings per share would have been $105.3 million or $1.78, respectively. Return on average assets and average equity for 2000 would have been 1.21% and 17.31%.

     Return on average equity is impacted by the change in unrealized gains and losses of securities due to the changes in the market valuation of available for sale securities. Excluding these unrealized gains and losses on securities in addition to the effects of FAS 142 and FAS 147, return on average equity would have been 16.57%, 16.51% and 16.23% in 2002, 2001 and 2000, respectively.

     Net interest revenue grew $39.2 million or 12% during 2002 due to increases in average earning assets, partially offset by the net effect of declining interest rates. Fees and commissions grew $28.3 million or 12% with increases in service charges and fees on deposit accounts, transaction card revenue, and brokerage and trading revenues and decreases in trust fees and commissions and mortgage banking revenues. Gains on sales of securities, including gains on sales of securities used as an economic hedge of the mortgage-servicing portfolio, increased $28.1 million. Operating expenses for 2002 increased $56.9 million or 15% over 2001 due to a $42.4 million increase in expenses related to mortgage banking activities and a $19.5 million increase in personnel expense, partially offset by a $12.5 million decrease in amortization of intangible assets.

     Net income for the fourth quarter 2002 increased 29% to $38.8 million or $0.63 per diluted common share. This increase included an increase of $6.6 million or 7% in net interest revenue, an $8.1 million or 13% increase in fee and commission revenue and an $18.1 million increase in gains on sales of securities and gains on derivative contracts. These increases were offset by increases in operating expense of $20.2 million or 24%.

ASSESSMENT OF OPERATIONS

NET INTEREST REVENUE

     Tax-equivalent net interest revenue totaled $374.3 million for 2002 compared to $337.0 million for 2001. The increase in net interest revenue was due primarily to a $1.1 billion increase in average earning assets offset by a $622 million increase in interest-bearing liabilities. The growth in average earning assets included a $698 million increase in securities and a $395 million increase in net loans. The increase in average interest-bearing liabilities was due to growth in average interest-bearing deposits of $640 million, offset slightly by a net decrease in other borrowings. Table 2 reflects the effect on net interest revenue of changes in average balances and interest rates for the various types of earning assets and interest-bearing liabilities.

     Yields on average earning assets and rates paid on average interest-bearing liabilities both continued to decline throughout 2002. The net interest margin, the ratio of tax-equivalent net interest revenue to average earning assets, increased to 3.70% for 2002 compared to 3.66% for 2001. This increase reflected the effects of changes in interest rates on BOK Financial's earning assets and interest-bearing liabilities. During the first quarter of 2002 BOK Financial's interest-bearing liabilities reacted more quickly to changes in interest rates than its earning assets, causing the net interest margin to increase during a period of declining interest rates. This favorable effect of falling interest rates began to decline after the first quarter of 2002 as the yields on earning assets continued to decrease and the over-all rates paid on interest-bearing liabilities became more stable. The effects of the declining interest rates on yields and rates paid during 2002 are reflected in the Annual and Quarterly Financial Summaries.

Table 2 Volume/Rate Analysis
           (In Thousands)
                                                       2002/2001                             2001/2000
                                          ------------------------------------- ------------------------------------
                                                           Change Due To (1)                    Change Due To (1)
                                                       ------------------------             ------------------------
                                            Change       Volume    Yield/Rate     Change      Volume     Yield/Rate
                                          ------------ ----------- ------------ ----------- ------------ -----------

Tax-equivalent interest revenue:
  Securities                               $ (2,708)    $ 28,736    $(31,444)     $17,329   $  26,009     $ (8,680)
  Trading securities                           (450)        (252)       (198)        (250)        226         (476)
  Loans                                     (77,950)      27,886    (105,836)       1,149      88,815      (87,666)
  Funds sold and resell agreements             (538)         (76)       (462)      (2,133)     (1,516)        (617)
------------------------------------------------------ ----------- ------------ ----------- ------------ -----------
Total                                       (81,646)      56,294    (137,940)      16,095     113,534      (97,439)
------------------------------------------------------ ----------- ------------ ----------- ------------ -----------
Interest expense:
  Transaction deposits                      (10,620)       9,580     (20,200)      (5,126)      9,642      (14,768)
  Savings deposits                             (305)         147        (452)        (422)         50         (472)
  Time deposits                             (49,818)       4,197     (54,015)       4,436      26,046      (21,610)
  Borrowed funds                            (58,054)          43     (58,097)     (42,608)     15,392      (58,000)
  Subordinated debenture                       (172)         102        (274)         486       2,059       (1,573)
------------------------------------------------------ ----------- ------------ ----------- ------------ -----------
Total                                      (118,969)      14,069    (133,038)     (43,234)     53,189      (96,423)
------------------------------------------------------                          -----------
                                                       ----------- ------------             ------------ -----------
Tax-equivalent net interest revenue          37,323     $ 42,225   $               59,329   $  60,345     $ (1,016)
                                                                      (4,902)
                                                       ----------- ------------             ------------ -----------
(Increase) decrease in tax-equivalent
  adjustment                                  1,926                                  (192)
------------------------------------------------------                          -----------
Net interest revenue                       $ 39,249                               $59,137
------------------------------------------------------                          -----------

1 Changes attributable to both volume and yield/rate are allocated to both volume and yield/rate on an equal basis.


                                                4th Qtr 2002/4th Qtr 2001
                                           ------------------------------------
                                                          Change Due To (1)
                                                      ------------------------
                                             Change     Volume     Yield/Rate
                                           ---------- ------------ -----------
Tax-equivalent interest revenue:
  Securities                                 $ (934)    $7,849      $(8,783)
  Trading securities                           (158)      (145)         (13)
  Loans                                      (3,779)     8,437      (12,216)
  Funds sold and resell agreements                7         50          (43)
----------------------------------------------------- ------------ -----------
Total                                        (4,864)    16,191      (21,055)
----------------------------------------------------- ------------ -----------
Interest expense:
  Transaction deposits                         (285)     2,045       (2,330)
  Savings deposits                                2         45          (43)
  Time deposits                              (4,513)     3,767       (8,280)
  Borrowed funds                             (6,051)      (806)      (5,245)
  Subordinated debenture                       (184)      (248)          64
----------------------------------------------------- ------------ -----------
Total                                       (11,031)     4,803      (15,834) (1)
----------------------------------------------------- ------------ -----------
Tax-equivalent net interest revenue           6,167     $11,388     $(5,221)
                                                      ------------ -----------
Decrease in tax-equivalent adjustment           398
-----------------------------------------------------
Net interest revenue                         $6,565
-----------------------------------------------------
1 Changes attributable to both volume and yield/rate are allocated to both volume and yield/rate on an equal basis.


     Since inception, BOK Financial has followed a strategy of fully utilizing its capital resources by borrowing funds in the capital markets to supplement deposit growth in order to fund increased investments in securities. This strategy also reduces total interest rate risk. The interest rate on these borrowed funds, which generally reacts quickly to changes in market interest rates, tends to match the effect of changes in interest rates on the loan portfolio. Interest rates earned on the securities purchased with the proceeds of these borrowed funds are affected less quickly by changes in market interest rates. The timing of changes in interest rates earned on securities more closely matches the timing of changes in interest rates paid on deposit accounts. Although this strategy may result in a net interest margin that falls below those normally seen in the commercial banking industry, it provides positive net interest revenue. Management estimates that this strategy enhanced net interest revenue $67 million during 2002, compared to $39 million in 2001. Excluding this strategy, net interest margin for 2002 and 2001 would have been 3.76% and 3.95%, respectively. Average securities purchased and funds borrowed under this strategy were $1.9 billion in 2002 and $1.7 billion in 2001. As more fully discussed in the subsequent Market Risk Section, management employs various techniques to manage, within established parameters, the interest rate and liquidity risk inherent in this strategy. The effectiveness of these strategies is reflected in the overall changes in net interest revenue due to changes in interest rates as shown in Table 2.

     Tax-equivalent net interest revenue for the fourth quarter of 2002 was $95.7 million compared to $89.5 million for the fourth quarter 2001. This increase was due to the growth in average earning assets, which increased $1.3 billion or 14%. Net interest margin declined 17 basis points to 3.55% as yields in earning assets decreased more rapidly than the cost of interest bearing liabilities due to the effect of declining rates over the past year as discussed above.

     Tax-equivalent net interest revenue totaled $337.0 million for 2001 compared to $277.7 million for 2000. The increase in net interest revenue was primarily due to an increase in average earning assets. Average earning assets increased by $1.4 billion during 2001 due most notably to average net loan growth of $1.0 billion. This growth in loans improved the mix of earning assets since loans generally have higher yields than other types of earning assets. The growth in average earning assets was funded by a $1.2 billion increase in interest-bearing liabilities, including an $845 million increase in interest-bearing deposits.

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

OTHER OPERATING REVENUE

     Other operating revenue increased $66.9 million or 26% compared to 2001. Fees and commissions increased $28.3 million or 12% compared to 2001. Fees and commissions continue to represent a significant portion of BOK Financial's total revenue at 41%, excluding gains on securities and derivatives, during 2002. A significant portion of the increase in fees and commissions is due to the increase in service charges and fees on deposit accounts of $16.3 million or 32% primarily from an overdraft privilege product initiated in 2002. Transaction card revenues have increased $9.1 million or 20% over 2001 due to growth in merchant fees, ATM network fees (TransFund) and check card fees. Brokerage and trading fees have increased $4.8 million or 24% during 2002 due to increased institutional sales. Trust fees declined $475 thousand during 2002 due to declines in the asset values on which many fees are based. Mortgage banking revenue decreased $1.2 million, see discussion of mortgage banking in the lines of business section of this report.

     BOK Financial realized net gains on sales of securities of $58.7 million in 2002 and $30.6 million in 2001. These amounts included net gains from securities designated as economic hedges of the mortgage-servicing portfolio of $26.3 million in 2002 and $12.8 million in 2001. The increase in net realized gains reflected the active management of the securities portfolio as interest rates declined during 2002. Management's strategy during 2002 was to sell securities that had limited potential for further appreciation and to replace them with securities with less prepayment risk. Net gain on derivatives primarily represented the mark to market of the derivative portfolio used for interest rate risk management. Additional discussion regarding the mortgage servicing rights and related hedge portfolio and BOK Financial's use of derivative instruments is located in the Market Risk section of this report.

Table 3    Other Operating Revenue
           (In Thousands)
                                                                    Years ended December 31,
                                                ------------------------------------------------------------
                                                   2002          2001        2000        1999        1998
                                                ------------ ----------- ----------- ----------- -----------
Brokerage and trading revenue                   $  24,450     $  19,644  $  15,146   $  16,018   $  15,144
Transaction card revenue                           53,552        44,481     38,753      32,648      24,426
Trust fees and commissions                         40,092        40,567     39,316      35,127      29,956
Service charges and fees on deposit accounts       67,632        51,284     42,932      41,067      33,920
Mortgage banking revenue                           48,910        50,155     37,179      36,986      41,733
Leasing revenue                                     3,330         3,745      4,244       3,725       7,111
Other revenue                                      20,276        20,087     17,965      17,589      11,688
------------------------------------------------------------ ----------- ----------- ----------- -----------
    Total fees and commissions                    258,242       229,963    195,535     183,160     163,978
------------------------------------------------------------ ----------- ----------- ----------- -----------
Gain on sale of assets                              1,157           557        381       5,496       1,548
Gain (loss) on sales of securities, net            58,704        30,640      2,059        (419)      9,337
Gain (loss) on derivatives, net                     5,894        (4,062)         -           -           -
------------------------------------------------------------ ----------- ----------- ----------- -----------
    Total other operating revenue               $ 323,997      $257,098   $197,975    $188,237    $174,863
------------------------------------------------------------ ----------- ----------- ----------- -----------

     Other operating revenue for the fourth quarter of 2002, excluding net gains on sales of securities and gains on derivatives, totaled $69.7 million compared to $61.6 million for the fourth quarter 2001. Service charges during the fourth quarter 2002 increased $5.3 million or 38% over same period of 2001. Transaction card revenue increased $2.5 million or 22% for the fourth quarter 2002 over the previous period. Brokerage and trading revenue increased $1.5 million or 29% for the fourth quarter 2002 as compared to 2001.

     The fourth quarter of 2002 included securities gains of $10.3 million compared to securities losses of $3.8 million during the fourth quarter of 2001 and gains on derivatives of $665 thousand in 2002 compared to derivatives losses of $3.3 million in 2001. Net securities gains from the portion of the available for sale portfolio, which serves as an economic hedge of mortgage servicing rights, totaled $6.8 million for the fourth quarter of 2002 compared to an $11.1 million loss in the same period of 2001.

     Other operating revenue in 2001 increased $34.6 million or 18% from 2000, excluding a $24.5 million increase from gains on financial instruments. All major categories of fees and commissions increased over the same period in 2000. Most notably, mortgage-banking revenue increased $13.0 million or 35% from 2000 due to improved conditions for sales of loans into the secondary market. Service charges and fees on deposit accounts grew $8.4 million or 19% over 2000 due to growth in nonsufficient fund charges and growth of treasury services revenue.
Brokerage and trading revenue grew 30% to $19.6 million during 2001 due to diversification into corporate bonds, favorable reception to the product mix in our newer markets and continued expansion in revenue from traditional brokerage products. Growth in transaction card revenue of $5.7 million or 15% was due to growth in merchant fees.

     Management expects continued growth in other operating revenue. However, increased competition, market saturation and the level of economic activity could affect the future rate of increase. Additionally, BOK Financial's ability to generate fee revenue is affected by interest rates, values in the equity market and consumer spending, all of which can be volatile.

LINES OF BUSINESS

     BOK Financial operates four principal lines of business under its Bank of Oklahoma ("BOk") franchise: corporate banking, consumer banking, mortgage banking and trust services. It also operates a fifth line of business, regional banks, which includes all banking functions for Bank of Albuquerque, N.A., Bank of Arkansas, N.A., and Bank of Texas, N.A. Other lines of business include the TransFund ATM network and BOSC, Inc., a securities broker/dealer. In addition to its lines of business, BOK Financial has a funds management unit. The primary purpose of this unit is to manage the overall liquidity needs and interest rate risk of the company. Each line of business borrows funds from and provides funds to the funds management unit as needed to support their operations.

     BOK Financial allocates resources and evaluates performance of its lines of business after allocation of funds, certain indirect expenses, taxes and capital costs. The cost of funds borrowed from the funds management unit by the operating lines of business is transfer priced at rates that approximate market for funds with similar duration. Market is generally based on the applicable LIBOR or interest rate swap rates, adjusted for prepayment risk. This method of transfer-pricing funds that support assets of the operating lines of business tends to insulate them from interest rate risk.

     The value of funds provided by the operating lines of business to the funds management unit is based on applicable Federal Home Loan Bank advance rates. Deposit accounts with indeterminate maturities, such as demand deposit accounts and interest-bearing transaction accounts, are transfer-priced at a rolling average based on the expected duration of the accounts. The expected duration ranges from 90 days for certain rate-sensitive deposits to five years. During 2002, the average transfer-pricing rate for these deposit accounts decreased by approximately 200 basis points. Since many of these deposit accounts are either noninterest bearing accounts or interest-bearing accounts whose rates cannot be readily reset lower due to market constraints, the decline in the transfer-pricing rates shifted net interest revenue from providers of funds to the funds management unit. This is reflected in net interest revenue of the funds management unit, which increased by $58 million to $73 million in 2002.

     The following table summarizes the effects that the transfer pricing of deposits with indeterminate maturities had on the lines of business as an aid to analyzing performance in 2002.

Table 4    Transfer Pricing Effect on Line of Business
           (Dollars in Thousands)
                                          Corporate     Consumer   Mortgage     Trust       Regional
                                           Banking      Banking     Banking    Services       Banks
                                          --------------------------------------------------------------

 Line of business net income for 2002      $ 48,171      $ 6,756     $ 1,551    $ 6,197    $ 42,089 (1)
 Adjustment for pricing of indeterminate
   deposits, net of income tax                4,116       13,009       1,070      3,502      13,644
--------------------------------------------------------------------------------------------------------
 Line of business net income, adjusted     $ 52,287      $19,765     $ 2,621    $ 9,699     $55,733
--------------------------------------------------------------------------------------------------------
Return on assets                               1.30%        0.84%       0.39%      1.81%       1.43%
Return on equity                              11.50%       26.85%       4.69%     21.87%      12.10%
Efficiency ratio                              38.94%       61.21%      69.44%     70.63%      53.72%
--------------------------------------------------------------------------------------------------------

1  Tangible net income and returns on assets and equity for regional banks.

     Economic capital is assigned to the business units based on an internal allocation method that reflects management's assessment of risk as if they were stand-alone entities. Additional capital is assigned to the regional banks line of business based on BOK Financial's investment in those entities. The aggregate economic capital assigned to the lines of business does not reflect interdependencies among the lines of business and exceeds the capital required by BOK Financial in total. Total capital required by BOK Financial reflects management's estimate of capital required by the Company as a whole.

     The provision for loan losses assigned to each line of business reflects actual charge-offs, net of recoveries. The aggregate provision for loan losses charged to the lines of business will differ from the consolidated provision for loan losses based on the timing of net charge-offs.

CORPORATE BANKING

     The Corporate Banking Division provides loan and lease financing and treasury and cash management services to businesses throughout Oklahoma and seven surrounding states. BOk's Corporate Banking Division includes the Denver loan production office. In addition to serving the banking needs of small businesses, middle market and larger customers, the Corporate Banking Division has specialized groups that serve customers in the energy, agriculture, healthcare and banking/finance industries. The Corporate Banking Division contributed $48.2 million or 32% to consolidated net income for 2002 compared to $45.6 million or 39% for 2001. The decline in net interest revenue from external sources is due to the decline in market rates on loans which is offset by the decline in net interest expense from internal sources due to declining transfer-pricing rates, as discussed above. Other operating revenue increased $3.2 million or 11% over 2001 due mostly to increases in activity fees on treasury service products. Operating expenses increased slightly to $58.3 million in 2002 compared to $57.3 million in 2001. The provision for loan loss represents net loans charged off or recovered for the Corporate Banking Division.

Table 5 Corporate Banking
         (Dollars in Thousands)
                           Years ended December 31,
                    ----------------------------------------
                          2002         2001         2000
                    ----------------------------------------
 NIR (expense) from
   external sources   $ 156,474  $   199,771  $   238,610
 NIR (expense) from
   internal sources     (46,231)     (86,615)    (136,367)
                    ----------------------------------------
   Total net
   interest
     revenue            110,243      113,156      102,243
   Other operating
     revenue             32,702       29,506       26,013
   Operating expense     58,289       57,322       53,451
   Provision for
     loan loss            6,475       10,481        3,149
   Net income            48,171       45,587       43,782
   Average assets    $4,032,473   $3,854,310   $3,370,044
   Average equity       454,572      442,876      392,711
   Return on assets        1.19%        1.18%        1.30%
   Return on equity       10.60        10.29        11.15
   Efficiency ratio       40.78        40.18        41.68

CONSUMER BANKING

     The Consumer Banking Division provides a full line of deposit, loan and fee-based services to customers throughout Oklahoma through four major distribution channels: traditional branches, supermarket branches, the 24-hour ExpressBank call center and the Internet. Additionally, the division is a significant referral source for the Bank of Oklahoma Mortgage Division ("BOk Mortgage") and BOSC's retail brokerage division. The Consumer Banking Division contributed $6.8 million or 4% to consolidated net income for 2002 and $16.5 million or 14% for 2001. Revenue from internal sources, primarily funds provided to other business lines, decreased $33.1 million due to lower transfer-pricing rates. At the same time, interest expense from external sources decreased $16.2 million due to lower interest paid on deposit accounts. Other operating revenue increased $8.9 million or 30% over 2001 due primarily to increases in service charges from an overdraft privilege product initiated during the second quarter of 2002. The increase in provision for loan loss during 2002 of $3.6 million, which represents actual net charge-offs, included $766 thousand of charge-offs from the overdraft privilege product and $1.7 million to indirect auto loans.
Operating expenses increased $4.3 million or 7% to $63.4 million for 2002 as compared to 2001, which included a $2.4 million increase in personnel costs due mostly to incentive compensation.

Table 6  Consumer Banking
         (Dollars in Thousands)
                             Years ended December 31,
                      -----------------------------------------
                          2002          2001          2000
                      -----------------------------------------
   NIR (expense) from
     external sources  $ (17,875)    $ (34,049)    $ (46,916)
   NIR (expense) from
     internal sources     61,301        94,393       107,172
                      ------------- ------------- -------------
  Total net interest
     revenue              43,426        60,344        60,256
  Other operating
     revenue              38,862        29,995        26,762
  Operating expense       63,401        59,099        54,906
  Provision for loan
     loss                  7,829         4,180         3,669
  Net income               6,756        16,533        17,379
  Average assets      $2,341,239    $2,192,698    $2,140,383

  Average equity          73,604        69,123        60,813
  Return on assets           .29%          .75%          .81%
  Return on equity          9.18         23.92         28.58
  Efficiency ratio         77.05         65.42         63.10

MORTGAGE BANKING

     BOK Financial engages in mortgage banking activities through the BOk Mortgage Division of Bank of Oklahoma. These activities include the origination, marketing and servicing of conventional and government-sponsored mortgage loans. BOk Mortgage contributed $1.6 million or 1% to consolidated net income for 2002 compared to $8.5 million or 7% for 2001.

     BOk Mortgage is comprised of two sectors, loan production and loan servicing. The loan production sector generally performs best when mortgage interest rates are low and loan origination volumes are high. Conversely, the loan servicing sector generally performs best when mortgage interest rates are relatively high and prepayments are low. The historically low mortgage loan interest rate environment during 2002 produced net profits for the loan production sector and net losses for the loan servicing sector.

Table 7  Mortgage Banking
           (Dollars in Thousands)
                              Years ended December 31,
                        -------------------------------------
                             2002        2001        2000
                        -------------------------------------
    NIR (expense) from
      external sources    $ 32,199   $  32,545   $  16,434
    NIR (expense) from
      internal sources     (13,713)    (20,867)    (15,006)
                        -------------------------------------
    Total net interest
      revenue               18,486      11,678       1,428
    Capitalized mortgage
      servicing rights      20,832      22,695      11,267
    Other operating
      revenue               37,845      30,119      28,473
    Operating expense       54,795      47,750      37,762
    Provision for
      impairment of
      mortgage servicing
      rights                45,923      15,551       2,900
    Gain on sales of
      financial
      instruments, net      26,345      12,757       5,257
    Net income               1,551       8,493       3,486

    Average assets        $671,798    $651,103    $412,219
    Average equity          55,826      45,915      32,053

    Return on assets           .23%       1.30%        .85%
    Return on equity          2.78       18.50       10.88
    Efficiency ratio         71.01       74.04       91.73

LOAN PRODUCTION SECTOR

     Revenue from loan production was $27.4 million, including $20.8 million of capitalized servicing rights, for 2002, compared to revenue from loan production of $17.8 million, including $22.7 million of capitalized servicing rights, for 2001. The increase in net loan production revenue, excluding the value of capitalized servicing rights, was due to an improved market for loan sales in 2002. The value of mortgage loans sold increased over the year as interest rates declined. Mortgage loans funded totaled $1.3 billion for 2002, including $557 million for home purchases and $696 million of loan refinanced. Mortgage loans funded in 2001 totaled $1.1 billion, including $562 million for home purchases and $566 million of loan refinanced. Approximately 77% of the loans funded during 2002 were in Oklahoma. The largest growth in loans funded occurred in the Dallas market with an increase of $45 million to $103 million of loans funded for the year. The combination of increased loan production volume and value of loans sold increased pre-tax income from production to $23.7 million for 2002 compared to $12.1 million for 2001.

LOAN SERVICING SECTOR

     The loan-servicing sector incurred a pre-tax loss of $22.5 million in 2002 compared to pre-tax income of $378 thousand in 2001. This was due to the effects of falling interest rates on both actual and anticipated loan prepayments. Actual mortgage loan prepayments reduce the outstanding balance of loans serviced, which is the primary factor for determining servicing revenue. Actual and anticipated loan prepayments are also key factors in determining amortization expense and the fair value of servicing rights. Amortization expense increases and the fair value of servicing rights decrease whenever prepayment speeds are high. Conversely, amortization expense decreases and the fair value of servicing rights increase whenever prepayment speeds are low. Both actual and anticipated prepayment speeds were high during 2002 as a result of the historically low mortgage interest rates.

     Mortgage servicing revenue totaled $28.2 million for 2002 compared to $32.3 million for 2001. The decrease in mortgage servicing revenue was due primarily to a lower outstanding principal balance of loans serviced. The average outstanding principal balance of loans serviced decreased by 8% to $6.2 billion during 2002. The outstanding principal balance of mortgage loans serviced was $5.8 billion at December 31, 2002. This decrease in loans serviced reflected both the rapid refinancing of mortgages and BOk Mortgage's decision to curtail purchases of mortgage servicing. This decision also affected the geographic distribution of BOk Mortgage's servicing portfolio. Approximately 69% of the loans serviced were in BOK Financial's primary market area at December 31, 2002 compared to 60% at December 31, 2001.

     Amortization of mortgage servicing rights, which is included in operating expense, increased by $12.5 million to $36.0 million for 2002. Amortization expense is determined in proportion to the estimated cash flow that will be generated by the mortgage servicing rights.

     The valuation allowance for impairment of mortgage servicing rights totaled $55 million at December 31, 2002 compared to $18 million at December 31, 2001. An impairment provision of $45.9 million was recognized during 2002 compared to an impairment provision of $15.6 million in 2001. As discussed in the Critical Accounting Policies section of this report, BOK Financial provides a valuation allowance to reduce the carrying value of its mortgage servicing rights to the lower of fair value or amortized cost segregated by impairment strata. Impairment strata are determined by interest rate bands and by loan types, either conventional or government-backed. The fair value of servicing rights is based on estimated revenues that will be generated over the servicing period, less estimated costs to service the loans. The valuation allowance may be reversed in part or in whole, if the fair value of servicing rights in a particular impairment strata increase. This may occur if anticipated loan prepayment speeds decrease. Note 8 to the Consolidated Financial Statements presents additional information about fair value and amortized cost of servicing rights and valuation allowance.

     BOK Financial designates a portion of its securities portfolio as an economic hedge against the risk of loss on its mortgage servicing rights. Mortgage-backed securities and U.S. government agency debentures are acquired and held as available for sale when prepayment risks exceed certain levels. The fair value of these securities is expected to vary inversely to the fair value of the servicing rights.

     Management may sell these securities and realize gains or losses when necessary to offset the impairment provision of the mortgage servicing rights. During 2002, BOK Financial realized gains of $26.3 million from hedging activities compared to gains of $12.8 million in 2001. See the Market Risk section of this report for additional discussion of the prepayment risk of the mortgage servicing portfolio and related hedging strategies.

TRUST SERVICES

     BOK Financial provides a wide range of trust services, including institutional, investment and retirement products and services to affluent individuals, businesses, not-for-profit organizations, and governmental agencies. Trust services are primarily provided to clients in Oklahoma, Texas, Arkansas and New Mexico. Additionally, Trust Services include a nationally competitive, self-directed 401-(k) program with clients in Dallas, Chicago, New York and Los Angeles. At December 31, 2002 and 2001, trust assets with an aggregate market value of $17 billion and $18 billion, respectively, were subject to various fiduciary arrangements. BOK Financial has sole or joint discretionary authority over $8 billion of trust assets at December 31, 2002 compared to $10 billion of trust assets at December 31, 2001. Trust Services contributed $6.2 million or 4% of consolidated net income for 2002 and $9.7 million or 8% for 2001. Net interest revenue from internal services declined $5.2 million or 38% due to lower transfer pricing rates. Other operating revenue declined $1.0 million compared to 2001 due to declines in the asset values on which many fees are based.

Table 8  Trust Services
           (Dollars in Thousands)
                               Years ended December 31,
                         --------------------------------------
                              2002         2001        2000
                         --------------------------------------
  NIR (expense) from
    external sources      $   1,315       $ 209     $ 3,429

  NIR (expense) from
    internal sources          8,397      13,588       8,995
                         ------------- ----------- ------------
  Total net interest
     revenue                  9,712      13,797      12,424
  Other operating
     revenue                 39,838      40,877      40,004
  Operating expense          39,044      38,699      35,916
  Net income                  6,197       9,683      10,087

  Average assets          $ 535,997    $475,721    $355,150
  Average equity             44,339      41,345      37,895

  Return on assets             1.16%       2.04%       2.84%
  Return on equity            13.98       23.42       26.62
  Efficiency ratio            78.80       70.78       68.51

REGIONAL BANKS

     Regional banks include Bank of Texas, Bank of Albuquerque, and Bank of Arkansas. Each of these banks provides a full range of corporate and consumer banking services in their respective markets. Small businesses and middle-market corporations are the regional banks' primary customer focus.

     Regional banks contributed $35.6 million or 24% to consolidated net income for 2002 and $31.8 million or 27% for 2001. Net interest revenue from external customers declined $1.7 million. A $523 million increase in average earning assets contributed $32.5 million to net interest revenue from external sources, offset by a $10 million increase in the cost of interest-bearing liabilities. The increase in net interest revenue from external sources was offset by declining interest rates. Other operating revenue increased $7.2 million or 37% due to increases merchant fees, mostly from new business in Texas, and service charges on deposit accounts, due to an overdraft privilege product initiated in 2002. Operating expenses increased $2.3 million or 3% including a reduction of goodwill amortization of $7.6 million from the implementation of FAS 142 and FAS
147. Excluding the effect of FAS 142 and FAS 147, operating expenses increased $9.9 million or 12% due largely to an increase in personnel cost.

     BOK Financial's operations in Texas, New Mexico and Arkansas contributed $23.9 million, $10.4 million and $1.3 million, respectively, to consolidated net income for 2002 compared to net income of $21.1 million, $8.2 million, and $2.5 million, respectively, for 2001.

Table 9    Regional Banks
           (Dollars in Thousands)
                               Years ended December 31,
                       -----------------------------------------
                          2002          2001          2000
                     -------------------------------------------
NIR (expense) from
  external sources    $  137,142     $ 138,846   $   105,849

NIR (expense) from
  internal sources       (12,474)      (11,689)      (12,709)
                       ------------- ------------- -------------
Total net interest
  revenue                124,668       127,157        93,140
Other operating
   revenue                26,871        19,642        13,187
Operating expense         93,397        91,088        68,224
Gains (losses) on
  sales of securities      4,205           484          (356)
Provision for loan
   losses                  6,161         5,873         3,492
Net income                35,639        31,804        21,729
Tangible net income       42,089        47,001        31,940

Average assets        $3,895,613    $3,352,149    $2,467,530

Average equity           460,619       409,579       282,223

Tangible return on
  assets                    1.08%         1.40%         1.29%
Tangible return on
  equity                    9.14         11.48         11.32
Efficiency ratio           61.63         62.05         64.16

     Average equity assigned to regional banks included both an amount based on management's assessment of risk and an additional amount based on BOK Financial's investment in these entities. Management measures performance for regional banks based on tangible net income, return on assets and return on equity. Tangible net income is defined as net income excluding the after-tax effect of goodwill and core deposit intangible asset amortization.

OTHER OPERATING EXPENSE

     Other operating expense for 2002 increased $56.9 million or 15% over 2001. Mortgage banking costs increased $12.0 million or 40% due to an increase in amortization of capitalized mortgage servicing rights. An impairment of mortgage servicing rights of $45.9 million was also recognized due to market conditions existing during this time. These market conditions and impact on the mortgage banking business are more thoroughly discussed in the Lines of Business - Mortgage Banking section of this report. Excluding the increases in provision for impairment of mortgage servicing rights and amortization of mortgage servicing rights, other operating expense increased $14.0 million or 4%.

     Personnel costs increased $19.5 million or 12%, of which $11.6 million was salaries and benefits attributable to a 10% increase in salaries and benefits per FTE, plus a $4.7 million increase in incentive bonuses tied directly to production. Data processing and communications increased during 2002, $7.2 million or 18% as compared to 2001. Included in the increase in data processing were increases in transaction card processing fees of $4.2 million, which are directly related to the increase in transaction card revenue of $9.1 million. Also included in the increase in data processing was a $2.0 million or 14% increase in external data processing due to increased transaction volumes.

     Amortization of intangible assets decreased $12.5 million during 2002 as compared to 2001. The implementation of FAS 142 and FAS 147 accounted for $10.2 million of the change during 2002, as previously discussed. If these rules had been applied retroactively to the prior year, operating expense would have decreased $10.2 million for 2001 and $2.6 million for the fourth quarter of 2001.

     During the third quarter of 2002, BOK Financial entered into a contract to change its primary data processing servicer. Expenses incurred to date on this project totaled $987 thousand and quarterly operating expenses are expected to increase by amounts ranging from $950 thousand to $1.6 million over the next year. Management anticipates this change to occur during the second half of 2003.

Table 10   Other Operating Expense
           (Dollars in Thousands)
                                                                        Years ended December 31,
                                                          ------------------------------------------------------
                                                             2002       2001       2000       1999       1998
                                                          ---------- ---------- ---------- ---------- ----------
Personnel expense                                          $183,314   $163,835   $146,215   $136,010   $109,437
Business promotion                                           11,367     10,658      8,395      9,077      8,220
Contribution of stock to BOk Charitable Foundation                -          -          -          -      2,257
Professional fees and services                               12,987     13,391      9,618      9,584      9,781
Net occupancy and equipment                                  42,347     42,764     35,447     30,789     21,811
Data processing and communications                           47,251     40,013     34,962     32,038     23,764
FDIC and other insurance                                      1,903      1,717      1,569      1,356      1,368
Printing, postage and supplies                               12,665     12,329     11,260     11,599      9,524
Net gains and operating expenses on repossessed assets        1,014      1,401     (1,283)    (3,473)      (474)
Amortization of intangible assets                             7,638     20,113     15,478     15,823      9,515
Mortgage banking costs                                       42,271     30,261     22,274     23,932     25,949
Provision for impairment of mortgage servicing rights        45,923     15,551      2,900          -     (2,290)
Other expense                                                16,957     16,729     15,980     13,781     15,133
--------------------------------------------------------- ---------- ---------- ---------- ---------- ----------
     Total                                                 $425,637   $368,762   $302,815   $280,516   $233,995
--------------------------------------------------------- ---------- ---------- ---------- ---------- ----------

     Operating expenses for the fourth quarter of 2002 totaled $105.0 million compared to $84.8 million for the fourth quarter of 2001. The fourth quarter of 2002 included a $1.6 million reversal of previous provisions for impairment of mortgage servicing rights compared to an $8.9 million reversal in 2001. Amortization of mortgage servicing rights during the fourth quarter of 2002 was $12.9 million compared to $7.9 million during the same quarter of 2001. Excluding the effects of this impairment reversal and amortization on mortgage servicing rights, operating expenses for the fourth quarter of 2002 increased by 9% from 2001 due to reasons consistent with those discussed above.

     Other operating expense totaled $368.8 million for 2001 compared to $302.8 million for 2000. Excluding a $15.6 million provision for impairment of mortgage servicing rights in 2001 compared to $2.9 million in 2000 and $20.7 million of operating expenses from the CNBT acquisition in 2001, other operating expense increased $32.5 million or 11% from 2000. The following discussion excludes CNBT operating expenses (personnel of $6.3 million, net occupancy and equipment of $1.7 million and amortization of intangible assets of $7.4 million) to improve comparability.

     Personnel  costs  increased  $11.4  million  or  8%.  Regular  compensation
(including overtime and temporary assistance) and benefits increased $9.3 million or 7%. Average staffing on a full time equivalent ("FTE") basis increased by 141 employees or 5%, while average compensation expense per FTE increased by 3%. Incentive compensation increased by $2.0 million or 10% compared to 2000 due to growth in revenue over pre-determined targets.
Professional fees for 2001 increased $3.4 million or 36%, which included $1.5 million in consulting fees for public finance business at BOSC, Inc. and $320 thousand for the Perfect Banking sales and service program. Net occupancy and equipment expense for 2001 increased $5.6 million or 16% due primarily to a $3.2 million increase in depreciation expense. This increase reflects additional investments in facilities and technology improvements over the past two years. Data processing and communications increased $4.4 million or 13% primarily in transaction card servicing and external processing due to increased volumes. Mortgage banking costs increased $8.0 million or 36% due primarily to amortization of mortgage servicing rights, which is caused by an increase in loan prepayments. A provision for impairment of mortgage servicing rights of $15.6 million was taken during 2001 due primarily to the interest rate and prepayment environment.

INCOME TAXES

     Income tax expense was $82.4 million, $63.6 million and $47.6 million for 2002, 2001 and 2000, respectively, representing 35%, 35% and 32%, respectively, of book taxable income. Tax expense currently payable totaled $95.9 million in 2002 compared to $74.2 million in 2001 and $38.4 million in 2000.

     The Internal Revenue Service is currently examining the carryback of $30.8 million of capital loss generated in 1999. Such loss was applied against capital gains generated in 1997 and 1998 resulting in a $9.8 million refund. Management expects no material adverse impact on the financial statements as a result of this examination.

     The Internal Revenue Service closed its examination of 1996 during 2000. As a result of the outcome of this examination, BOK Financial reduced its tax accrual by $3.0 million. Income tax expense for 2000 was 34% of pre-tax book income, excluding the reversal of this accrual.

Table 11   Selected Quarterly Financial Data
            (In Thousands Except Per Share Data)
                                                          Fourth       Third       Second        First
                                                       ------------ ------------ ------------ ------------
                                                                              2002
                                                       ---------------------------------------------------
Interest revenue                                        $143,756     $144,430     $142,997     $143,730
Interest expense                                          49,472       51,861       52,716       52,663
------------------------------------------------------------------- ------------ ------------ ------------
Net interest revenue                                      94,284       92,569       90,281       91,067
Provision for loan losses                                 10,001        8,029        6,834        8,866
------------------------------------------------------------------- ------------ ------------ ------------
Net interest revenue after provision for loan losses      84,283       84,540       83,447       82,201
Other operating revenue                                   69,732       65,908       63,715       60,044
Gain (loss) on sales of securities, net                   10,342       34,341       21,602       (7,581)
Gain (loss) on derivatives, net                              665        7,218       (1,453)        (536)
Other operating expense                                  104,993      123,695      113,798       83,151
------------------------------------------------------------------- ------------ ------------ ------------
Income before taxes                                       60,029       68,312       53,513       50,977
Income tax expense                                        21,250       24,183       18,944       18,045
------------------------------------------------------------------- ------------ ------------ ------------
  Net income                                            $ 38,779     $ 44,129     $ 34,569     $ 32,932
------------------------------------------------------------------- ------------ ------------ ------------

Earnings per share:
   Basic                                                $   0.70     $   0.83     $   0.65     $   0.62
------------------------------------------------------------------- ------------ ------------ ------------
   Diluted                                              $   0.63     $   0.73     $   0.57     $   0.55
------------------------------------------------------------------- ------------ ------------ ------------

Average shares:
   Basic                                                  54,507       53,020       52,961       52,857
------------------------------------------------------------------- ------------ ------------ ------------
   Diluted                                                61,905       60,251       60,280       60,111
------------------------------------------------------------------- ------------ ------------ ------------


                                                                              2001
                                                       ----------------------------------------------------

Interest revenue                                        $148,222     $161,863     $168,270     $176,278
Interest expense                                          60,503       76,791       88,066      100,321
------------------------------------------------------------------- ------------ ------------ -------------
Net interest revenue                                      87,719       85,072       80,204       75,957
Provision for loan losses                                 10,517       11,023        8,497        7,573
------------------------------------------------------------------- ------------ ------------ -------------
Net interest revenue after provision for loan losses      77,202       74,049       71,707       68,384
Other operating revenue                                   61,630       56,904       57,909       54,077
Gain (loss) on sales of securities, net                   (3,770)      19,746        2,030       12,634
Gain (loss) on derivatives, net                           (3,300)      (1,105)        (303)         646
Other operating expense                                   84,801      103,591       86,584       93,786
------------------------------------------------------------------- ------------ ------------ -------------
Income before taxes                                       46,961       46,003       44,759       41,955
Income tax expense                                        16,829       16,216       15,778       14,789
------------------------------------------------------------------- ------------ ------------ -------------
Net income before cumulative effect of a change in
   accounting principle, net of tax                       30,132       29,787       28,981       27,166
  Transition adjustment of adoption of FAS 133              -            -            -             236
------------------------------------------------------------------- ------------ ------------ -------------
  Net income                                           $  30,132    $  29,787    $  28,981    $  27,402
------------------------------------------------------------------- ------------ ------------ -------------

Earnings per share:
   Basic                                               $     .56    $     .56    $     .55    $     .52
------------------------------------------------------------------- ------------ ------------ -------------
   Diluted                                             $     .50    $     .50    $     .49    $     .46
------------------------------------------------------------------- ------------ ------------ -------------

Average shares:
   Basic                                                  52,721       52,594       52,482       52,402
------------------------------------------------------------------- ------------ ------------ -------------
   Diluted                                                59,996       59,887       59,621       59,404
------------------------------------------------------------------- ------------ ------------ -------------

ASSESSMENT OF FINANCIAL CONDITION

SECURITIES PORTFOLIO

     Securities are classified as either held for investment or available for sale based upon asset/liability management strategies, liquidity and profitability objectives and regulatory requirements. Investment securities, which consist primarily of Oklahoma municipal bonds, are carried at cost and adjusted for amortization of premiums or accretion of discounts. Available for sale securities, which may be sold prior to maturity, are carried at fair value. Unrealized gains or losses on available for sale securities, less deferred taxes, are recorded as accumulated other comprehensive income in stockholders' equity.

     During 2002, the amortized cost of available for sale securities increased by $423 million. Mortgage-backed securities increased by $426 million and now represent 97% of total available for sale securities. Approximately, $210 million of the increase in mortgage-backed securities reflects BOK Financial's strategy of fully utilizing available capital resources by borrowing funds in the capital markets, as previously discussed in the Net Interest Revenue section of this report. Mortgage-backed securities designated as an economic hedge of the mortgage servicing portfolio decreased $235 million to $127 million. At December 31, 2002, available for sale securities with an amortized cost of $2.0 billion were pledged as collateral for repurchase agreement borrowings, deposits of public funds and other purposes.

     Net unrealized gains in the available for sale securities portfolio increased from $10 million at December 31, 2001 to $71 million at December 31, 2002, due primarily to lower interest rates. The expected duration of the mortgage-backed securities portfolio is 2.0 years. Additional information about the securities portfolio is presented in Note 3 to the Consolidated Financial Statements.

Table 12    Securities
           (Dollars in Thousands)
                                                                            December 31,
                                            -----------------------------------------------------------------------------
                                                      2002                      2001                      2000
                                            ------------------------- ------------------------- -------------------------
                                             Amortized      Fair       Amortized      Fair       Amortized      Fair
                                               Cost         Value        Cost         Value        Cost         Value
                                            ------------ ------------ ------------ ------------ ------------ ------------
Investment:
  U.S. Treasury                              $        -    $       -  $     7,982 $      7,981   $        -   $        -
  Municipal and other tax-exempt                191,305      195,266      222,195      223,487      207,177      207,641
  Mortgage-backed U.S. agency securities          4,380        4,618        7,381        7,620       11,541       11,567
  Other debt securities                           2,265        2,269        3,555        3,540       14,653       14,659
-------------------------------------------------------- ------------ ------------ ------------ ------------ ------------
     Total                                   $  197,950    $ 202,153  $   241,113  $   242,628   $  233,371   $  233,867
-------------------------------------------------------- ------------ ------------ ------------ ------------ ------------

Available for sale:
    U.S. Treasury                            $   31,013    $  32,233  $    34,538  $    35,197  $    85,656  $    85,564

    Municipal and other tax-exempt               11,465       11,511        4,262        4,299       14,492       14,552
    Mortgage-backed securities:
      U.S. agencies                           3,005,698    3,067,148    2,637,636    2,638,425    2,050,100    2,046,318
      Other                                     727,088      732,542      669,057      673,737      478,065      486,170
-------------------------------------------------------- ------------ ------------ ------------ ------------ ------------
        Total mortgage-backed securities      3,732,786    3,799,690    3,306,693    3,312,162    2,528,165    2,532,488
-------------------------------------------------------- ------------ ------------ ------------ ------------ ------------
    Other debt securities                           138          139          536          538          242          245
    Equity securities and mutual funds           87,434       89,770       93,918       97,353      129,823      130,971
-------------------------------------------------------- ------------ ------------ ------------ ------------ ------------
      Total                                  $3,862,836   $3,933,343   $3,439,947   $3,449,549   $2,758,378   $2,763,820
-------------------------------------------------------- ------------ ------------ ------------ ------------ ------------

LOANS

     The aggregate loan portfolio at December 31, 2002 totaled $6.9 billion, an increase of $606 million since December 31, 2001. Growth in the loan portfolio included $132 million from the Bank of Tanglewood acquisition and a decrease of $33 million from residential mortgage loans held for sale. Excluding the acquisition and change in loans held for sale, total loans increased 8% during the year. Commercial loans increased $315 million or 9% during the year. This increase was primarily in the energy and services sectors of the portfolio. Residential mortgage loans, excluding loans held for sale increased $227 million or 32%.

Table 13   Loans
           (Dollars in Thousands)
                                                                                     December 31,
                                                   ----------------------------------------------------------------
                                                        2002         2001         2000         1999         1998
                                                   ------------ ------------ ------------ ------------ ------------
Commercial:
   Energy                                          $1,132,178   $  987,556  $   837,223  $   606,561  $   468,700
   Manufacturing                                      501,506      467,260      421,046      344,175      245,268
   Wholesale/retail                                   627,422      600,470      499,017      407,785      279,265
   Agriculture                                        186,976      170,861      185,407      173,653      160,241
   Services                                         1,249,622    1,084,480      963,171      807,184      635,585
   Other commercial and industrial                    292,094      364,123      342,169      325,343      200,214
                                                   ------------ ------------ ------------ ------------ ------------
     Total commercial                               3,989,798    3,674,750    3,248,033    2,664,701    1,989,273
Commercial real estate:
   Construction and land development                  356,227      327,455      311,700      249,160      174,059
   Multifamily                                        307,119      291,687      271,459      257,187      181,525
   Other real estate loans                            772,492      722,633      687,335      588,195      404,985
                                                   ------------ ------------ ------------ ------------ ------------
     Total commercial real estate                   1,435,838    1,341,775    1,270,494    1,094,542      760,569
Residential mortgage:
   Secured by 1-4 family residential properties       929,759      703,080      638,044      531,058      500,690
   Residential mortgages held for sale                133,421      166,093       48,901       57,057      100,269
                                                   ------------ ------------ ------------ ------------ ------------
     Total residential mortgage                     1,063,180      869,173      686,945      588,115      600,959
Consumer                                              412,167      409,680      312,390      296,131      296,298
-------------------------------------------------- ------------ ------------ ------------ ------------ ------------
     Total                                         $6,900,983   $6,295,378   $5,517,862   $4,643,489   $3,647,099
-------------------------------------------------- ------------ ------------ ------------ ------------ ------------

     Outstanding loans to energy customers totaled $1.1 billion or 16% of total loans at December 31, 2002. This represented an increase of 15% over last year. Small and medium size customers in the Denver and Oklahoma markets were the primary sources of this loan growth. Approximately $899 million of the energy loan portfolio was to oil and gas producers. The amount of credit available to these customers generally depends on the value of their proven energy reserves based on current prices. The energy category also included loans to borrowers involved in the transportation and sale of oil and gas and loans to borrowers that manufacture equipment and provide other services to the energy industry. Outstanding loans to the services industry totaled $1.2 billion, a 15% increase during 2002. Services included loans that totaled $218 million to nursing homes, $114 million to the healthcare industry and $68 million to the hotel industry. Agriculture included $163 million of loans to the cattle industry. Other notable loan concentrations by primary industry of the borrowers are presented in Table 13.

     BOK Financial participates in shared national credits when appropriate to obtain or maintain business relationships with local customers. At December 31, 2002, the outstanding principal balance of these loans totaled $661 million, including $620 million to borrowers with local market relationships. BOK Financial is the agent lender in approximately 36% of these loans.

     Commercial real estate loans totaled $1.4 billion or 21% of the loan portfolio at December 31, 2002. This represented a $94 million or 7% increase in commercial real estate loans during 2002. Construction and land development loans included $287 million for single-family residential lots and premises. The major components of other commercial real estate loans were office buildings - $292 million and retail facilities - $195 million.

     Residential mortgage loans, excluding loans held for sale included $319 million of home equity loans, $249 million of loans held for business relationship purposes, $233 million of adjustable rate mortgage loans and $112 million of loans held for community development. Adjustable rate mortgage loans increased $79 million and community development loans increased $85 million during 2002. Consumer loans included $173 million of indirect automobile loans at December 31, 2002. Substantially all of these loans were purchased from dealers in Oklahoma. Approximately 24% of the indirect automobile loan portfolio was considered sub-prime.

Table 14   Loan Maturity and Interest Rate Sensitivity at December 31, 2002
           (Dollars in Thousands)
                                                             Remaining Maturities of Selected
                                                             Loans
                                                             --------------------------------------
                                                  Total      Within 1 Year 1-5 Years   After 5 Years
                                              -------------- ------------ ------------ ------------
Loan maturity:
   Commercial                                   $3,989,798    $1,554,216   $1,874,733    $560,849
   Commercial real estate                        1,435,838       534,489      750,568     150,781
--------------------------------------------- -------------- ------------ ------------ ------------
      Total                                     $5,425,636    $2,088,705   $2,625,301    $711,630
--------------------------------------------- -------------- ------------ ------------ ------------

Interest rate sensitivity for selected
  loans with:
   Predetermined interest rates                  $ 842,680    $  115,388   $  507,444    $219,848
   Floating or adjustable interest rates         4,582,956     1,973,317    2,117,857     491,782
--------------------------------------------- -------------- ------------ ------------ ------------
      Total                                     $5,425,636    $2,088,705   $2,625,301    $711,630
--------------------------------------------- -------------- ------------ ------------ ------------

     While BOK Financial continued to increase geographic diversification through expansion into Texas and New Mexico, geographic concentration subjects the loan portfolio to the general economic conditions in Oklahoma. Table 15 reflects the distribution of the major loan categories among BOK Financial's principal market areas.

Table 15   Loans by Principal Market Area
           (Dollars in Thousands)
                                                                      December 31,
                                             ----------------------------------------------------------------
                                                  2002         2001         2000         1999         1998
                                             ------------ ------------ ------------ ------------ ------------
Oklahoma (1):
   Commercial                                $2,773,158   $2,606,977   $2,480,825   $2,172,268   $1,785,961
   Commercial real estate                       763,469      739,419      768,232      704,999      538,529
   Residential mortgage                         789,812      642,116      458,395      376,806      427,004
   Consumer                                     294,404      314,060      250,298      236,565      266,453
                                             ------------ ------------ ------------ ------------ ------------
     Total Oklahoma                          $4,620,843   $4,302,572   $3,957,750   $3,490,638   $3,017,947
                                             ------------ ------------ ------------ ------------ ------------
Texas:
   Commercial                                $  866,905   $  775,788   $  549,505   $  383,460   $  154,593
   Commercial real estate                       455,364      380,602      299,357      227,748      105,208
   Residential mortgage                         192,575      136,181      122,082      102,888       58,185
   Consumer                                     104,353       85,347       53,397       50,923       23,431
                                             ------------ ------------ ------------ ------------ ------------
     Total Texas                             $1,619,197   $1,377,918   $1,024,341   $  765,019   $  341,417
                                             ------------ ------------ ------------ ------------ ------------
Albuquerque:
   Commercial                                $  286,622   $  219,257   $  167,023   $   63,370   $   13,480
   Commercial real estate                       150,293      136,425      118,492       87,759       45,331
   Residential mortgage                          76,020       85,309      101,920      103,684      109,741
   Consumer                                      11,399        8,200        6,107        5,410        3,038
                                             ------------ ------------ ------------ ------------ ------------
     Total Albuquerque                       $  524,334   $  449,191   $  393,542   $  260,223   $  171,590
                                             ------------ ------------ ------------ ------------ ------------
Northwest Arkansas:
   Commercial                                $   63,113   $   72,728   $   50,680   $   45,603  $    35,239
   Commercial real estate                        66,712       85,329       84,413       74,036       71,501
   Residential mortgage                           4,773        5,567        4,548        4,737        6,029
   Consumer                                       2,011        2,073        2,588        3,233        3,376
                                             ------------ ------------ ------------ ------------ ------------
     Total Northwest Arkansas                $  136,609   $  165,697   $  142,229   $  127,609   $  116,145
                                             ------------ ------------ ------------ ------------ ------------

1 Includes Denver loan production office.

ENERGY DERIVATIVES WITH CREDIT RISK

     BOK Financial offers a program that permits its energy-producing customers to hedge against price fluctuations and take positions through energy option and swap contracts. These contracts are executed between BOk and its customers. Offsetting contracts are executed between BOk and selected energy dealers to minimize the risk of changes in energy prices. The dealer contracts are identical to the customer contracts, except for a fixed pricing spread paid to BOk as compensation for administrative costs, credit risk and profit.

     This program creates credit risk for potential amounts due to BOk from its customers and energy dealers. Customer credit risk is monitored through existing lending policies and procedures. The value of energy production, which secures customer contracts, is evaluated across a range of prices to determine a maximum exposure BOk is willing to have individually to any customer. Customers may also be required to provide collateral in addition to the value of energy production to further limit credit risk.

     Dealer credit risk is monitored through existing policies and procedures used to evaluate counterparty risk. This evaluation considers all relationships among BOK Financial and each counterparty. Individual limits are established by management and approved by the Risk Oversight and Audit Committee of the Board of Directors. Margin collateral is required if the exposure between BOk and any counterparty exceeds established limits. These limits are reduced and additional margin collateral is required if a dealer's credit rating is downgraded.

     BOK Financial carries the energy contracts at fair value in other assets and liabilities. At December 31, 2002, other assets included $71 million and other liabilities included $71 million of energy contracts. Approximately 73% of the fair value of asset contracts are with customers of BOK Financial. The remaining 27% are with energy dealers, primarily J. P. Morgan-Chase and Bank of Montreal. Conversely, approximately 73% of the fair value of liability contracts are with energy dealers, primarily Morgan Stanley, Coral Energy and J. P. Morgan-Chase. The remaining 27% are with various customers. A deterioration in the credit standing of one or more counterparties may result in BOK Financial recognizing a loss as the fair value of the affected contracts may no longer move in tandem with the offsetting contracts. This could occur if the credit standing of a counterparty deteriorated such that either the fair value of the energy production no longer supported the contract or the counterparty's ability to provide margin collateral was impaired.

     The growth in the fair value of energy contracts during 2002 reflected both new business added during the year and increased energy prices. New business grew by approximately $2.6 million based on anticipated revenue to be recognized over the life of the contracts.

SUMMARY OF LOAN LOSS EXPERIENCE

     The reserve for loan losses, which is available to absorb losses inherent in the loan portfolio, totaled $116 million at December 31, 2002 compared to $102 million at December 31, 2001. These amounts represented 1.72% and 1.66% of total loans, excluding loans held for sale, at December 31, 2002 and 2001, respectively. Losses on loans held for sale, principally mortgage loans accumulated for placement in security pools, are charged to earnings through adjustments in the carrying value. The reserve for loan losses also represented 233% of nonperforming loans at December 31, 2002 compared to 234% at December 31, 2001. Net loans charged off during 2002 remained constant from the previous year at $21 million. Improved credit quality of the commercial loan portfolio was offset by an increase in net loans charged-off in the consumer loan portfolio. Net loans that were charged-off from indirect automobile lending totaled $4.6 million in 2002 compared to $1.8 million in 2001. The increase in net charge-offs of indirect automobile loans reflected the effect of current economic conditions, particularly on the sub-prime portion of the loan portfolio. Increases in unemployment rates have adversely affected the borrowers' ability to repay their loans, while manufacturers' incentives on new vehicles have created an oversupply of used vehicles. This oversupply has reduced the value of collateral securing these loans. Net consumer overdrafts charged-off increased from $814 thousand in 2001 to $2.2 million in 2002. This increase is primarily related to the introduction of the overdraft privilege program previously discussed in the other revenue section of this report. Table 16 presents statistical information regarding the reserve for loan losses for the past five years.

Table 16    Summary of Loan Loss Experience
           (Dollars in Thousands)
                                                                          Years ended December 31,
                                                   ------------------------------------------------------------------
                                                       2002         2001          2000         1999         1998
                                                   ------------------------------------------------------------------
   Beginning balance                                $101,905    $  82,655       $76,234      $65,922      $54,044
     Loans charged off:
       Commercial                                     13,326       18,042         7,747        2,136        3,219
       Commercial real estate                            286           71         1,176           35          175
       Residential mortgage                              412          308           285          617          202
       Consumer                                       11,881        6,827         5,593        4,560        4,000
 --------------------------------------------------------------------------------------------------------------------
         Total                                        25,905       25,248        14,801        7,348        7,596
 --------------------------------------------------------------------------------------------------------------------
     Recoveries of loans previously charged off:
       Commercial                                      1,276        1,151         1,126        3,110        1,487
       Commercial real estate                            118          653           428          487        1,398
       Residential mortgage                              146           57           157           17          162
       Consumer                                        3,436        2,727         2,307        2,156        1,836
 --------------------------------------------------------------------------------------------------------------------
         Total                                         4,976        4,588         4,018        5,770        4,883
 --------------------------------------------------------------------------------------------------------------------
   Net loans charged off                              20,929       20,660        10,783        1,578        2,713
   Provision for loan losses                          33,730       37,610        17,204       10,365       14,591
   Additions due to acquisitions                       1,364        2,300             -        1,525            -
 --------------------------------------------------------------------------------------------------------------------
   Ending balance                                   $116,070     $101,905       $82,655      $76,234      $65,922
 --------------------------------------------------------------------------------------------------------------------
   Reserve for loan losses to loans outstanding at
   year-end (1)                                         1.72%        1.66%         1.51%        1.66%        1.86%
   Net charge-offs to average loans (1)                  .33          .35           .22          .04          .09
   Provision for loan losses to average loans (1)        .54          .63           .35          .26          .48
   Recoveries to gross charge-offs                     19.21        18.17         27.15        78.52        64.28
   Reserve as a multiple of net charge-offs             5.55x        4.93x         7.67x       48.31x       24.30x
 --------------------------------------------------------------------------------------------------------------------
   Problem Loans:
     Loans past due (90 days)                       $  8,117   $    8,108       $15,467      $11,336     $  9,553
     Nonaccrual (2)                                   49,855       43,540        39,661       19,465       14,095
     Renegotiated                                          -           27            87            -            -
 --------------------------------------------------------------------------------------------------------------------
        Total                                       $ 57,972    $  51,675       $55,215      $30,801      $23,648
 --------------------------------------------------------------------------------------------------------------------
   Foregone interest on nonaccrual loans (2)        $  4,770   $    5,163      $  3,803     $  2,321     $  2,271
 --------------------------------------------------------------------------------------------------------------------

1   Excludes residential mortgage loans held for sale.
2   Interest collected and recognized on nonaccrual loans was $3.3 million in 1998 and was not significant in 2002 and previous years disclosed.

     Specific reserves for impairment are determined through evaluation of estimated future cash flows and collateral value. At December 31, 2002 specific impairment reserves totaled $2 million on total impaired loans of $45 million.

     Nonspecific reserves are maintained for risks beyond factors specific to an individual loan or those identified through migration analysis. A range of potential losses is determined for each factor identified. At December 31, 2002 the range of potential losses for the more significant factors were:

General economic conditions    -  $3.5 million - $4.3 million
Concentration of large loans   -  $900 thousand -$1.8 million
Loan portfolio growth          -  $475 thousand - $950 thousand

     Allocation of the loan loss reserve to the major loan categories is presented in Table 17. The increase in reserves allocated to consumer lending reflected the increased risk associated with the indirect automobile loan portfolio and the consumer overdraft privilege program.

Table 17   Loan Loss Reserve Allocation
           (Dollars in Thousands)
                                                                     December 31,
                           -------------------------------------------------------------------------------------------------
                                  2002                2001                2000                1999               1998
                           ------------------ ------------------- ------------------- ------------------- ------------------
                                       % of                % of                % of                % of                % of
                           Reserve(3) Loans(1) Reserve(3) Loans(1) Reserve(3) Loans(1) Reserve(3) Loans(1) Reserve(3) Loans(1)
                           --------- -------- --------- --------- --------- --------- --------- --------- --------- --------
Loan category:
   Commercial (2)           $65,280   58.95%   $61,164   59.95%    $55,187    59.39%   $47,261    58.10%   $37,570    56.09%
   Commercial real estate    17,753   21.22     15,923   21.89      12,393    23.23     11,216    23.86      7,949    21.44
   Residential mortgage       4,099   13.74      3,774   11.47       2,019    11.67      2,137    11.58      1,807    14.12
   Consumer                  14,384    6.09      6,890    6.69       6,407     5.71      6,721     6.46      6,689     8.35
   Nonspecific allowance     14,554     -       14,154     -         6,649     -         8,899     -        11,907     -
-------------------------- --------- -------- --------- --------- --------- --------- --------- --------- --------- --------
   Total                    $116,070 100.00%  $101,905  100.00%    $82,655   100.00%   $76,234   100.00%   $65,922   100.00%
-------------------------- --------- -------- --------- --------- --------- --------- --------- --------- --------- --------

1  Excludes residential mortgage loans held for sale.
2  Specific allocation for Year 2000 risks were $2.0 million in 1999 and $3.6 million in 1998.
3  Specific allocation for the loan concentration risks are included in the appropriate category.

NONPERFORMING ASSETS

     Information regarding nonperforming assets, which totaled $57 million at December 31, 2002 and $51 million at December 31, 2001, is presented in Table
18. Nonperforming assets included nonaccrual and renegotiated loans and excluded loans 90 days or more past due but still accruing interest. Nonaccrual loans increased by $6.3 million during 2002. Newly identified nonaccruing loans totaled $38.1 million during 2002. This amount included $14.7 million for one borrower in the cattle industry. Management determined that it was probable that all amounts due would not be recovered due to declining cattle prices and other factors unique to this borrower. Nonaccruing loans decreased by $10.2 million for loans restored to accruing status after a period of satisfactory performance, $9.3 million for charge-offs and foreclosures and $9.2 million for cash payments received.

Table 18   Nonperforming Assets
           (Dollars in Thousands)
                                                                                       December 31,
                                                             -----------------------------------------------------------------
                                                                 2002         2001         2000         1999          1998
                                                             ------------ ------------ ------------ ------------ -------------
Nonperforming loans
   Nonaccrual loans:
     Commercial                                                $39,114      $35,075      $37,146      $12,686     $  8,394
     Commercial real estate                                      3,395        3,856          161        2,046        1,950
     Residential mortgage                                        5,950        4,140        1,855        3,383        2,583
     Consumer                                                    1,396          469          499        1,350        1,168
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------
       Total nonaccrual loans                                   49,855       43,540       39,661       19,465       14,095
   Renegotiated loans                                                -           27           87            -            -
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------
     Total nonperforming loans                                  49,855       43,567       39,748       19,465       14,095
   Other nonperforming assets                                    6,719        7,141        3,851        3,478        4,667
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------
     Total nonperforming assets                                $56,574      $50,708      $43,599      $22,943      $18,762
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------
Ratios:
   Reserve for loan losses to nonperforming loans               232.82%      233.90%      207.95%      391.65%      467.70%
   Nonperforming loans to period-end loans (2)                     .74          .71          .73          .42          .40
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------
Loans past due (90 days) (1)                                   $ 8,117     $  8,108      $15,467      $11,336     $  9,553
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------

1 Includes residential mortgages guaranteed by agencies of
  the U.S. Government.                                         $ 4,956     $  6,222     $  7,616     $  8,538     $  8,122
  Excludes residential mortgages guaranteed by agencies of
  the U.S. Government in foreclosure.                            3,630        4,396        5,630        8,310        6,953
2 Excludes residential mortgage loans held for sale.

     The loan review process also identifies loans that possess more than the normal amount of risk due to deterioration in the financial condition of the borrower or the value of the collateral. Because the borrowers are still performing in accordance with the original terms of the loan agreements, and no loss of principal or interest is anticipated, these loans are not included in Nonperforming Assets. Known information does, however, cause management to have concerns as to the borrowers' ability to comply with current repayment terms. Potential problem loans totaled $75 million at December 31, 2002 and $50 million at December 31, 2001. At December 31, 2002, the composition of potential problem loans by primary industry categories included energy - $16 million, recreation property management - $14 million, manufacturing - $13 million and healthcare - $11 million.

DEPOSITS

     Average deposits for 2002 increased $723 million or 11% compared to 2001. Most notably, average transaction deposits increased $532 million or 23% compared to 2001 and was attributable to investor fund growth. The growth in investor funds has been a result of increased sales training in consumer and the depressed equity market. Demand deposits grew $83 million or 8% due to sales initiatives and training as well as strong product development. Time deposits increased $97 million or 3%.

Table 19   Average Deposits
           (In Thousands)
                                     2002         2001
                                ----------------------------

   Core deposits                  $4,039,117    $3,331,210
   Public funds                      488,309       447,846
   Uninsured deposits              2,680,737     2,706,038
 -----------------------------------------------------------
   Total                          $7,208,163    $6,485,094
 -----------------------------------------------------------

     Average core deposits increased 21% compared to the previous year and comprised 56% of total deposits for 2002. Average uninsured deposits, which decreased by 1% during the year, represented 37% of total deposits for 2002 compared to 42% of total deposits for 2001. Uninsured deposits as used in this presentation are based on a simple analysis of account balances and do not reflect combined ownership and other account styling that would determine insurance based on FDIC regulations.


Table 20 Maturity of Domestic CDs and Public Funds in Amounts of $100,000 or More
            (In Thousands)

                                       December 31,
                                 ---------------------------
                                        2002         2001
                                 ---------------------------
   Months to maturity:
   3 or less                      $  448,548    $  625,686
   Over 3 through 6                  442,651       311,743
   Over 6 through 12                 194,241       221,264
   Over 12                           961,413       449,263
 -----------------------------------------------------------
   Total                          $2,046,853    $1,607,956
 -----------------------------------------------------------

     BOK Financial competes for deposits by offering a broad range of products and services to its customers, including competitive rates, fees and convenience. Bank of Oklahoma offers banking convenience through 72 locations, including 28 supermarket locations. Bank of Texas has 18 locations in the Dallas metropolitan area and 13 in Houston. Bank of Albuquerque has 20 banking locations in Albuquerque, New Mexico and Bank of Arkansas has 5 locations in northwest Arkansas. A 24-hour Express Bank call center is available to serve customers from all of BOK Financial's subsidiary banks.

     The distribution of deposit accounts among BOK Financial's principal markets is shown in Table 21. Deposit growth in Texas included $223 million from the Tanglewood acquisition. Excluding this acquisition, deposits in Texas grew $212 million or 15%.

Table 21 Deposits by Principal Market Area
           (In Thousands)

                                       December 31,
                                ----------------------------
                                     2002         2001
                                ----------------------------
   Oklahoma:
      Demand                      $1,044,628   $   992,663
      Interest-bearing:
        Transaction                1,897,353     1,650,269
        Savings                      103,749       101,433
        Time                       2,334,949     2,041,025
                                ----------------------------
      Total interest-bearing       4,336,051     3,792,727
                                ----------------------------
   Total Oklahoma                 $5,380,679    $4,785,390
                                ----------------------------
   Texas:
      Demand                      $  394,164   $   305,745
      Interest-bearing:
        Transaction                  953,550       670,728
        Savings                       33,071        28,918
        Time                         510,512       451,031
                                ----------------------------
      Total interest-bearing       1,497,133     1,150,677
                                ----------------------------
   Total Texas                    $1,891,297    $1,456,422
                                ----------------------------
                                       December 31,
                                ----------------------------
                                     2002         2001
                                ----------------------------
   Albuquerque:
      Demand                       $  79,953   $    57,648
      Interest-bearing:
        Transaction                  295,174       224,265
        Savings                       26,704        26,848
        Time                         287,607       241,549
                                ----------------------------
      Total interest-bearing         609,485       492,662
                                ----------------------------
   Total Albuquerque               $ 689,438    $  550,310
                                ----------------------------
   Northwest Arkansas:
      Demand                       $  12,949   $    10,634
      Interest-bearing:
        Transaction                   18,025        14,452
        Savings                        1,214         1,035
        Time                         134,923        87,501
                                ----------------------------
      Total interest-bearing         154,162       102,988
                                ----------------------------
   Total Northwest Arkansas        $ 167,111   $   113,622
                                ----------------------------

BORROWINGS AND CAPITAL

PARENT COMPANY

     BOK Financial (parent company) has a $122.5 million unsecured revolving credit agreement with certain banks that matures in October 2004. The outstanding principal balance of this credit agreement at December 31, 2002 was $85 million. Interest is based on either the London Interbank Offering Rate ("LIBOR") plus a defined margin that is determined by the principal balance outstanding and BOK Financial's credit rating or a base rate. The base rate is defined as the greater of the daily federal funds rate plus 0.5% or the prime rate. This credit agreement includes certain restrictive covenants that limit BOK Financial's ability to borrow additional funds and to pay cash dividends on common stock. These covenants also require BOK Financial and its subsidiaries to maintain minimum capital levels and to exceed minimum net worth ratios. BOK Financial met all of the restrictive covenants at December 31, 2002.

     The primary sources of liquidity available to BOK Financial are earnings on investments and dividends from subsidiaries. Dividends from subsidiary banks are generally limited by various banking regulations to net profits, as defined, for the year plus retained net profits for the preceding two years. Dividends are further restricted by minimum capital regulations. Based on the most restrictive limitations, BOK Financial's subsidiary banks could declare up to $177 million of dividends without regulatory approval. Management has developed and the Board of Directors has approved an internal capital policy that is more restrictive than the regulatory capital standards. The subsidiary banks could declare dividends of up to $125 million under this policy.

     During 2002, BOK Financial issued 1,711,127 shares of common stock and 292,225 options to purchase shares, with a fair value at the issuance date of $65 million for its purchase of Bank of Tanglewood. In addition, BOK Financial agreed to a limited price guarantee on a portion of the shares issued in this purchase. The fair value of this price guarantee, estimated to be $3 million based upon the Black-Sholes Option pricing model, was included in the purchase price of Bank of Tanglewood. Pursuant to this guarantee, any holder of BOK Financial common shares issued in this acquisition may annually make a claim for the excess of the guaranteed price and the actual sales price of any shares sold during a 60-day period after each of the first five anniversary dates after October 25, 2002. The maximum annual number of shares subject to this guarantee is 198,010. The price guarantee is non-transferable and non-cumulative. BOK Financial may elect, in its sole discretion, to issue additional shares of common stock to satisfy any obligation under the price guarantee or to pay cash. The maximum aggregate number of common shares that may be issued to satisfy any price guarantee obligations is 10 million. If, as of any benchmark date, BOK Financial has already issued 10 million shares, BOK financial is not obligated to make any further benchmark payments. BOK Financial's ability to pay cash to satisfy any price guarantee obligations is limited by applicable bank holding company and bank capital and dividend regulations.

     The following table presents the estimated number of common shares that would be required to be issued and the cash value equivalent if the market value of BOK Financial's common stock remained at $32.39, its closing price on December 31, 2002, and if all holders exercised their rights under the price guarantee agreement.


                                                    Cash
                                                 Equivalent
                                                     of
                                       AdditionalAdditional
                               Number   Shares     Shares
    Benchmark       Benchmark    Of       To        (In
     Period           Price    Shares    Issue   Thousands)
-----------------------------------------------------------
 October 25, 2003 -
 December 24, 2003   $34.81   198,010   14,771   $  478

 October 25, 2004 -
 December 24, 2004    37.38   198,010   30,532      989

 October 25, 2005 -
  December 24, 2005   39.96   198,010   46,296    1,499

 October 25, 2006 -
  December 24, 2006   42.54   198,010   65,055    2,010

 October 25, 2007 -
  December 24, 2007   45.12   198,010   77,817    2,520


     If the market value of BOK Financial's common stock fell to $3.60 per share and remained at that value for each of the benchmark periods and if all shares were sold during the applicable periods, BOK Financial would be required to issue shares or, at its discretion, pay cash as follows:

                                           Cash

                                        Equivalent
                          Additional        Of
                            Shares      Additional
     Benchmark                To          Shares
       Period                Issue          (In
                                        Thousands)
------------------------------------------------------
 October 25, 2003 -
 December 24, 2003         1,716,386    $ 6,179

 October 25, 2004 -
 December 24, 2004         1,858,193      6,690

  October 25, 2005 -
  December 24, 2005        2,000,000      7,200

  October 25, 2006 -
  December 24, 2006        2,141,807      7,711

  October 25, 2007 -
  December 24, 2007        2,283,614      8,221
------------------------------------------------------
                          10,000,000    $36,001
------------------------------------------------------

SUBSIDIARY BANKS

     BOK Financial's subsidiary banks use borrowings to supplement deposits as a source of funds for loan and securities growth. These sources include federal funds purchased, securities repurchase agreements, and advances from the Federal Home Loan Bank. Interest rates and maturity dates for the various sources of funds are matched with specific types of assets in the asset/liability management process. See Note 10 to the Consolidated Financial Statements for additional information about the interest rates and maturity dates of these borrowings.

     In 1997, BOk issued $150 million of 7.125% fixed rate subordinated debentures that mature in 2007. Interest rate swaps were used as a fair value hedge to convert the fixed interest on these debentures to a LIBOR-based floating rate requiring BOk to adjust the carrying value of the subordinated debentures to fair value. In 2001, the interest rate swaps were terminated. The related market value adjustment of the subordinated debentures of $8 million is being recognized over the remaining life of the debt.

     Equity capital for BOK Financial increased by $265 million to $1.1 billion during 2002. Retained earnings provided $150 million of this increase. Other comprehensive income increased $37 million due primarily to the appreciation of available for sale securities. Securities issued in the Bank of Tanglewood acquisition increased shareholders' equity by $68 million. BOK Financial and its subsidiary banks are subject to various capital requirements administered by federal agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that could have a material effect on operations. These capital requirements include quantitative measures of assets, liabilities and off-balance sheet items. The capital standards are also subject to qualitative judgments by the regulators. The capital ratios for BOK Financial and each of its subsidiary banks generally increased during 2002 as retained capital was used to support asset growth. See Note 16 to the Consolidated Financial Statements for additional information regarding regulatory capital.

MARKET RISK

     Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange prices, commodity prices or equity prices. Financial instruments that are subject to market risk can be classified either as held for trading or held for purposes other than trading.

     BOK Financial is subject to market risk primarily through the effect of changes in interest rates on both its assets held for purposes other than trading and trading assets. The effects of other changes, such as foreign exchange rates, commodity prices or equity prices do not pose significant market risk to BOK Financial. BOK Financial has no material investments in assets that are affected by changes in foreign exchange rates or equity prices. Energy derivative contracts, which are affected by changes in commodity prices, are matched against offsetting contracts as previously discussed. Responsibility for managing market risk rests with the Asset/Liability Committee that operates under policy guidelines established by the Board of Directors. The acceptable negative variation in net interest revenue, net income or economic value of equity due to a specified basis point increase or decrease in interest rates is generally limited by these guidelines to +/- 10%. These guidelines also set maximum levels for short-term borrowings, short-term assets, public funds, and brokered deposits, and establish minimum levels for unpledged assets, among other things. Compliance with these guidelines is reviewed monthly.

INTEREST RATE RISK MANAGEMENT (OTHER THAN TRADING)

     BOK Financial has a large portion of its earning assets in variable rate loans and a large portion of its liabilities in demand deposit accounts and interest bearing transaction accounts. This combination results in a balance sheet that is naturally asset sensitive. Changes in interest rates affect earning assets more rapidly than interest bearing liabilities in the short term. Management has adopted several strategies to reduce this interest rate sensitivity. As previously noted in the Net Interest Revenue section of this report, management acquires securities that are funded by borrowings in the capital markets. These securities have an average duration of approximately 2 years while the related funds borrowed have an average duration of 90 days. Average securities purchased and funds borrowed under this strategy were $1.9 billion in 2002 compared to $1.7 billion in 2001.

     Additionally, BOK Financial uses interest rate swaps in managing its interest rate sensitivity. These products are generally used to more closely match interest paid on certain fixed rate loans with funding sources and long-term certificates of deposits with earning assets. During 2002 and 2001, net interest revenue increased by $12.7 million and $4.0 million, respectively, from the periodic settlement of these swaps. Additionally, net gains of $4.7 million were recognized in 2002 compared to net losses of $3.4 million recognized in 2001 from the adjustment to fair value of the interest rate swaps. Credit risk from these swaps is closely monitored and counterparties to these contracts are factors. Derivative products are not used for speculative purposes. See Note 4 to the consolidated Financial Statements for additional information.

     The effectiveness of these strategies in managing the overall interest rate risk is evaluated through the use of an asset/liability model. BOK Financial performs a sensitivity analysis to identify more dynamic interest rate risk exposures, including embedded option positions, on net interest revenue, net income and economic value of equity. A simulation model is used to estimate the effect of changes in interest rates over the next twelve months based on eight interest rate scenarios. Three specified interest rate scenarios are used to evaluate interest rate risk against policy guidelines. These are a "most likely" rate scenario and two "shock test" scenarios, first assuming a sustained parallel 200 basis point increase and second assuming a sustained parallel 100 basis point decrease in interest rates. Management historically evaluated interest rate sensitivity for a sustained 200 basis point decrease in rates. However, these results are not meaningful in the current low-rate environment. An independent source is used to determine the most likely interest rate scenario.

     BOK Financial's primary interest rate exposures included the Federal Reserve Bank's targeted federal funds rate, which affects short-term borrowings, and the prime lending rate and LIBOR, which are the basis for much of the variable-rate loan pricing. Additionally, mortgage rates directly affect the prepayment speeds for mortgage-backed securities and mortgage servicing rights. Derivative financial instruments and other financial instruments used for purposes other than trading are included in this simulation. The model incorporates assumptions regarding the effects of changes in interest rates and account balances on indeterminable maturity deposits based on a combination of historical analysis and expected behavior. The impact of planned growth and new business activities is factored into the simulation model. The effects of changes in interest rates on the value of mortgage servicing rights are excluded from Table 22 due to the extreme volatility over such a large rate range. The effects of interest rate changes on the value of mortgage servicing rights and securities identified as economic hedges are shown in Table 23.

Table 22   Interest Rate Sensitivity
            (Dollars in Thousands)
                                                  200 bp Increase             100 bp Decrease               Most Likely
                                            --------------------------------------------------------- -------------------------
                                                 2002         2001           2002          2001           2002        2001
                                            --------------------------------------------------------- -------------------------
 Anticipated impact over the next twelve
 months:
    Net interest revenue                       $12,354        $7,380        $ (7,456)     $ (10,403)     $ 7,983      $3,896
                                                   3.1%          2.0%           (1.8)%         (2.8)%        2.0%        1.1%
 ---------------------------------------------------------------------------------------------------- -------------------------
    Net income                                 $ 7,722        $4,612         $(4,660)     $  (6,502)     $ 4,990      $2,435
                                                   5.0%          3.3%           (3.0)%         (4.6)%        3.2%        1.7%
 ---------------------------------------------------------------------------------------------------- -------------------------
    Economic value of equity                   $12,398       $   705        $(36,768)      $(109,487)    $43,799     $  (398)
                                                   0.9%          0.1%           (2.6)%          (8.5)%       3.1%          -
 ---------------------------------------------------------------------------------------------------- -------------------------

     As noted in the Lines of Business - Mortgage Banking section of this report, BOK Financial has market risk associated with its portfolio of mortgage servicing rights, primarily due to loan prepayments. BOK Financial designates a portion of its securities portfolio as an economic hedge against the risk of loss on its mortgage servicing rights. Mortgage-backed securities and U.S. government agency debentures are acquired and held as available for sale when prepayment risk exceeds certain levels. The fair value of these securities is expected to vary inversely to the fair value of the mortgage servicing rights. This strategy presents certain risks. A well-developed market determines the fair value for securities, however, there is no comparable market for mortgage servicing rights. Therefore, the computed change in value of the servicing rights for a specified change in interest rates may not highly correlate with the change in value of the securities.

     At December 31, 2002, securities with a fair value of $129 million and an unrealized gain of $1.6 million were held for the mortgage servicing rights hedge program. This unrealized gain, net of income taxes, is included in shareholders' equity as part of other comprehensive income. The interest rate sensitivity of the mortgage servicing rights and securities held as a hedge is modeled over a range of +/-50 basis points. At December 31, 2002, the pre-tax results of this modeling on reported earnings were:

Table 23 Interest Rate Sensitivity - Mortgage Servicing
           (Dollars In Thousands)
                                    50 bp         50 bp
                                   Increase     Decrease
                                ----------------------------
   Anticipated change in:
      Mortgage servicing rights    $18,186        $(7,330)
      Hedging securities            (3,826)         4,640
                                ----------------------------
       Net                          $14,360        $(2,690)
                                ----------------------------

     The simulations used to manage market risk are based on numerous assumptions regarding the effects of changes in interest rates on the timing and extent of repricing characteristics, future cash flows and customer behavior. These assumptions are inherently uncertain and, as a result, the model cannot precisely estimate net interest revenue, net income or economic value of equity or precisely predict the impact of higher or lower interest rates on net interests revenue, net income or economic value of equity. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes, market conditions and management strategies, among other factors.

TRADING ACTIVITIES

     BOK Financial enters into trading activities both as an intermediary for customers and for its own account. As an intermediary, BOK Financial will take positions in securities, generally mortgage-backed securities, government agency securities, and municipal bonds. These securities are purchased for resale to customers, which include individuals, corporations, foundations and financial institutions. BOK Financial will also take trading positions in U.S. Treasury securities, mortgage-backed securities, municipal bonds and financial futures for its own account. These positions are taken with the objective of generating trading profits. Both of these activities involve market and credit risk. A variety of methods are used to manage the interest rate risk of trading activities. These methods include daily marking of all positions to market value, independent verification of inventory pricing, and position limits for each trading activity. Hedges in either the futures or cash markets may be used to reduce the risk associated with some trading programs. The Risk Management Department monitors trading activity daily and reports to senior management and the Risk Oversight and Audit Committee of the BOK Financial Board of Directors any exceptions to trading position limits and risk management policy exceptions.

     BOK Financial uses a Value at Risk ("VAR") methodology to measure the market risk inherent in its trading activities. VAR is calculated based upon historical simulations over the past five years using a variance/covariance matrix of interest rate changes. It represents an amount of market loss that is likely to be exceeded only one out of every 100 two-week periods. Trading positions are managed within guidelines approved by the Board of Directors. These guidelines limit the nominal aggregate trading positions to $100 million and the VAR to $6.5 million. At December 31, 2002, the nominal aggregate trading positions was $5.2 million and the VAR was $213 thousand. The greatest value at risk during 2002 was $1.7 million.

NEW ACCOUNTING STANDARDS

     During 2002, the Financial Accounting Standards Board ("FASB") issued several statements and interpretations that may have an effect on BOK Financial's accounting policies and financial reporting in future periods. These included Statements of Financial Accounting Standards No. 146, "Obligations Associated with Disposal Activities" ("FAS 146") and No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("FAS 148") and Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45").

     FAS 146 addresses the accounting and reporting for costs associated with exit or disposal for Certain Employee Termination Benefits and Other Costs to Exit an Activity ("EITF 94-3"). Under the provisions of FAS 146, a liability for costs associated with an exit or disposal activity should be initially recognized when it is incurred and measured at fair value. The main effect of FAS 146 will be on the timing of recognition of such costs. They will be recognized as liabilities in periods following a commitment to a plan of exit or disposal rather than at the date of commitment as required under EITF 94-3. FAS 146 is not expected to have a significant impact on BOK Financial.

     FAS 148  provides  alternative  methods  of  transition  to the fair  value accounting method for stock-based employee compensation as required by FASB Statement No. 123, "Accounting for Stock-Based Compensation ("FAS 123"). FAS 148 also amends the disclosure requirements of FAS 123 to include additional details of the effects of FAS 123 on both annual and interim financial statements. These additional disclosures are required regardless of whether a company accounts for stock-based compensation using the fair value method or the intrinsic value method. FAS 148 provides three transition methods for companies that adopt the fair value accounting method defined in FAS 123, the prospective method, the retroactive restatement method and the modified prospective method. The prospective method would apply to awards granted, modified or settled after the beginning of the fiscal year in which FAS 123 is first adopted. This transition method is only available if BOK Financial adopts fair value accounting in 2003. The retroactive restatement method requires a restatement of all periods presented to reflect the fair value accounting method for all awards granted, modified or settled after 1994. The results of this transition method are consistent with the pro forma disclosures currently required by FAS 123. The modified prospective method recognizes compensation cost from the beginning of the fiscal year in which the recognition provisions are first adopted as if the fair value method of accounting had been used for awards granted, modified or settled after 1994. This method would affect compensation costs in the year adopted but would not restate prior periods. FAS 148 does not require adoption of the fair value method of accounting for stock-based compensation provided by FAS 123.

     FIN 45 requires guarantees that meet certain specified definitions to be initially recorded at fair value and requires expanded disclosure of all guarantees by the guarantor. The recognition provisions of FIN 45 are applicable to all guarantees issued or modified after December 31, 2002; the disclosures applicable to existing guarantees have been provided in Note 15 to the Consolidated Financial Statements. FIN 45, which will primarily be applicable to standby letters of credit issued by BOK Financial's subsidiary banks, is not expected to have a material effect on the results of operations.

FORWARD-LOOKING STATEMENTS

     This Annual Report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy in general. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and reserve for loan losses involve judgments as to expected events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events, based in part on information provided by others that BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expressed, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to: (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in customer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

REPORT OF MANAGEMENT ON FINANCIAL STATEMENTS

     Management is responsible for the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. In management's opinion, the accompanying consolidated financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial conditions, results of operations and cash flows of BOK Financial and its subsidiaries at the dates and for the periods presented.

     As of December 31, 2002, an evaluation was performed under the supervision and with the participation of BOK Financial's management, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO), of the effectiveness of the design and operation of BOK Financial's disclosure controls and procedures. Based on that evaluation, BOK Financial's management, including the CEO and CFO, concluded that BOK Financial's disclosure controls and procedures were effective as of December 31, 2002. There have been no significant changes in BOK Financial's internal controls or in other factors that could significantly affect internal controls subsequent to December 31, 2002.

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

     The Board of Directors of BOK Financial maintains a Risk Oversight and Audit Committee consisting of outside directors that meet periodically with management and BOK Financial's internal and independent auditors. The Committee considers the audit and nonaudit services to be performed by the independent auditors, makes arrangements for the internal and independent audits and recommends BOK Financial's selection of independent auditors. The Committee also reviews the results of the internal and independent audits, critical accounting policies and practices, and various shareholder reports and other reports and filings.

     Ernst & Young LLP, certified public accountants, have been engaged to audit the consolidated financial statements of BOK Financial and its subsidiaries. Their audit is conducted in accordance with auditing standards generally accepted in the United States and their report on BOK Financial's consolidated financial statements is set forth below.

REPORT OF INDEPENDENT AUDITORS

     We  have  audited  the  accompanying  consolidated  balance  sheets  of BOK
Financial Corporation as of December 31, 2002 and 2001, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BOK Financial Corporation at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.


                                    Ernst & Young LLP
                                    Tulsa, Oklahoma
                                    January 22, 2003

                                           BOK FINANCIAL CORPORATION

Consolidated Statements of Earnings
(Dollars In Thousands Except Per Share Data)
                                                                                 2002              2001              2000
                                                                          ----------------- ----------------- -----------------
Interest Revenue
Loans                                                                          $377,708          $455,332          $454,077
Taxable securities                                                              186,902           184,464           167,493
Tax-exempt securities                                                             9,359            12,979            12,782
------------------------------------------------------------------------- ----------------- ----------------- -----------------
    Total securities                                                            196,261           197,443           180,275
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Trading securities                                                                  653             1,029             1,416
Funds sold and resell agreements                                                    291               829             2,962
------------------------------------------------------------------------- ----------------- ----------------- -----------------
    Total interest revenue                                                      574,913           654,633           638,730
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Interest Expense
Deposits                                                                        145,466           206,209           207,321
Borrowed funds                                                                   50,495           108,549           151,157
Subordinated debentures                                                          10,751            10,923            10,437
------------------------------------------------------------------------- ----------------- ----------------- -----------------
    Total interest expense                                                      206,712           325,681           368,915
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Net Interest Revenue                                                            368,201           328,952           269,815
Provision for Loan Losses                                                        33,730            37,610            17,204
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Net Interest Revenue After Provision for Loan Losses                            334,471           291,342           252,611
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Other Operating Revenue
Brokerage and trading revenue                                                    24,450            19,644            15,146
Transaction card revenue                                                         53,552            44,481            38,753
Trust fees and commissions                                                       40,092            40,567            39,316
Service charges and fees on deposit accounts                                     67,632            51,284            42,932
Mortgage banking revenue                                                         48,910            50,155            37,179
Leasing revenue                                                                   3,330             3,745             4,244
Other revenue                                                                    20,276            20,087            17,965
------------------------------------------------------------------------- ----------------- ----------------- -----------------
    Total fees and commissions                                                  258,242           229,963           195,535
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Gain on sale of assets                                                            1,157               557               381
Gain on sales of securities, net                                                 58,704            30,640             2,059
Gain (loss) on derivatives, net                                                   5,894            (4,062)                -
------------------------------------------------------------------------- ----------------- ----------------- -----------------
    Total other operating revenue                                               323,997           257,098           197,975
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Other Operating Expense
Personnel expense                                                               183,314           163,835           146,215
Business promotion                                                               11,367            10,658             8,395
Professional fees and services                                                   12,987            13,391             9,618
Net occupancy and equipment                                                      42,347            42,764            35,447
Data processing and communications                                               47,251            40,013            34,962
FDIC and other insurance                                                          1,903             1,717             1,569
Printing, postage and supplies                                                   12,665            12,329            11,260
Net gains and operating expenses on repossessed assets                            1,014             1,401            (1,283)
Amortization of intangible assets                                                 7,638            20,113            15,478
Mortgage banking costs                                                           42,271            30,261            22,274
Provision for impairment of mortgage servicing rights                            45,923            15,551             2,900
Other expense                                                                    16,957            16,729            15,980
------------------------------------------------------------------------- ----------------- ----------------- -----------------
    Total other operating expense                                               425,637           368,762           302,815
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Income Before Taxes                                                             232,831           179,678           147,771
Federal and state income tax                                                     82,422            63,612            47,631
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Income Before Cumulative Effect of a Change in Accounting
  Principle, Net of Tax                                                         150,409           116,066           100,140
Transition adjustment of adoption of FAS 133                                          -               236                 -
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Net Income                                                                     $150,409          $116,302          $100,140
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Earnings Per Share:
    Basic:
      Before cumulative effect of change in accounting principle               $   2.79       $      2.18       $      1.89
      Transition adjustment of adoption of FAS 133                                 -                 -                 -
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Net Income                                                                     $   2.79      $       2.18       $      1.89
------------------------------------------------------------------------- ----------------- ----------------- -----------------
    Diluted:
      Before cumulative effect of change in accounting principle               $   2.48       $      1.95       $      1.69
      Transition adjustment of adoption of FAS 133                                 -                 -                 -
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Net Income                                                                     $   2.48       $      1.95       $      1.69
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Average Shares Used in Computation:
    Basic                                                                    53,341,294        52,550,525        52,234,195
    Diluted                                                                  60,636,863        59,724,364        59,097,486
------------------------------------------------------------------------- ----------------- ----------------- -----------------

  See accompanying notes to consolidated financial statements.

                                                    BOK FINANCIAL CORPORATION

Consolidated Balance Sheets
(In Thousands Except Share Data)

                                                                                          December 31,
                                                                                 -------------------------------
                                                                                      2002            2001
                                                                                 --------------- ---------------
Assets
Cash and due from banks                                                            $  604,680    $    643,938
Funds sold and resell agreements                                                       19,535           3,400
Trading securities                                                                      5,110          10,327
Securities:
   Available for sale                                                               3,204,973       2,815,070
   Available for sale securities pledged to creditors                                 728,370         634,479
   Investment (fair value: 2002 - $202,153; 2001 - $242,628)                          197,950         241,113
-------------------------------------------------------------------------------- --------------- ---------------
   Total securities                                                                 4,131,293       3,690,662
-------------------------------------------------------------------------------- --------------- ---------------
Loans                                                                               6,900,983       6,295,378
Less reserve for loan losses                                                         (116,070)       (101,905)
-------------------------------------------------------------------------------- --------------- ---------------
   Net loans                                                                        6,784,913       6,193,473
-------------------------------------------------------------------------------- --------------- ---------------
Premises and equipment, net                                                           151,715         141,425
Accrued revenue receivable                                                             72,018          68,728
Intangible assets, net                                                                197,868         152,076
Mortgage servicing rights, net                                                         37,288          98,796
Real estate and other repossessed assets                                                6,719           7,141
Bankers' acceptances                                                                    3,728          15,393
Receivable on unsettled security transactions                                          65,395               -
Other assets                                                                          164,783         116,243
-------------------------------------------------------------------------------- --------------- ---------------
      Total assets                                                                 $12,245,045    $11,141,602
-------------------------------------------------------------------------------- --------------- ---------------

Liabilities and Shareholders' Equity
Noninterest-bearing demand deposits                                                $1,531,694    $  1,366,690
Interest-bearing deposits:
  Transaction                                                                       3,164,102       2,559,714
  Savings                                                                             164,738         158,234
  Time                                                                              3,267,991       2,821,106
-------------------------------------------------------------------------------- --------------- ---------------
  Total deposits                                                                    8,128,525       6,905,744
-------------------------------------------------------------------------------- --------------- ---------------
Funds purchased and repurchase agreements                                           1,567,686       1,601,989
Other borrowings                                                                    1,088,022       1,220,948
Subordinated debentures                                                               155,419         186,302
Accrued interest, taxes and expense                                                    74,043          67,014
Bankers' acceptances                                                                    3,728          15,393
Due on unsettled security transactions                                                      -         231,660
Other liabilities                                                                     134,065          84,069
-------------------------------------------------------------------------------- --------------- ---------------
  Total liabilities                                                                11,151,488      10,313,119
-------------------------------------------------------------------------------- --------------- ---------------
Shareholders' equity:
  Preferred stock                                                                          25              25
  Common stock ($.00006 par value; 2,500,000,000 shares authorized; issued:
      2002 - 55,749,596; 2001 - 51,737,154)                                                 3               3
  Capital surplus                                                                     459,347         323,860
  Retained earnings                                                                   608,515         511,301
  Treasury stock (shares at cost: 2002 - 682,967; 2001 - 541,240)                     (17,421)        (12,498)
  Accumulated other comprehensive income                                               43,088           5,792
-------------------------------------------------------------------------------- --------------- ---------------
  Total shareholders' equity                                                        1,093,557         828,483
-------------------------------------------------------------------------------- --------------- ---------------
      Total liabilities and shareholders' equity                                  $12,245,045     $11,141,602
-------------------------------------------------------------------------------- --------------- ---------------


See accompanying notes to consolidated financial statements.

                                                    BOK FINANCIAL CORPORATION

Consolidated Statements of Cash Flows
(In Thousands)

                                                                               2002         2001         2000
                                                                          ------------ ------------ -------------
Cash Flows From Operating Activities:
    Net income                                                             $ 150,409   $  116,302  $   100,140
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Provisions for loan losses                                            33,730       37,610       17,204
        Provisions for mortgage servicing rights impairment                   45,923       15,551        2,900
        Transition adjustment of adoption of FAS 133                               -         (236)           -
        Unrealized (gains) losses from derivatives                            (5,112)      12,082            -
        Depreciation and amortization                                         65,790       69,165       54,444
         Tax benefit on exercise of stock options                              5,482        3,408        1,010
        Tax accrual reversal                                                       -            -        3,000
        Net amortization of securities
           discounts and premiums                                              5,818       (5,615)      (4,975)
        Net gain on sale of assets                                           (83,501)     (47,954)     (11,694)
        Mortgage loans originated for resale                              (1,014,009)    (972,066)    (494,675)
        Proceeds from sale of mortgage loans held for resale               1,073,044    1,008,073      547,140
        Change in trading securities                                           5,217       29,538      (25,132)
        Change in accrued revenue receivable                                  (2,776)       6,253       (7,341)
        Change in other assets                                               (44,201)       2,881       73,177
        Change in accrued interest, taxes and expense                          7,029       (3,125)     (18,393)
        Change in other liabilities                                            5,270        9,599      (15,992)
------------------------------------------------------------------------- ------------ ------------ -------------
Net cash provided by operating activities                                    248,113      281,466      220,813
------------------------------------------------------------------------- ------------ ------------ -------------
Cash Flows From Investing Activities:
    Proceeds from sales of investment securities                                   -            -          175
    Proceeds from sales of available for sale securities                   6,873,320    9,142,248    1,677,078
    Proceeds from maturities of investment securities                        139,591       80,273       41,764
    Proceeds from maturities of available for sale securities              1,802,845      930,494      445,384
    Purchases of investment securities                                       (96,627)     (88,282)     (62,334)
    Purchases of available for sale securities                            (8,985,019) (10,496,575) (2,227,911)
    Loans originated or acquired net of principal collected                 (586,281)    (675,612)    (974,220)
    Proceeds from derivative contracts                                        21,221            -            -
    Proceeds from sales of assets                                             62,909       68,088       69,201
    Purchases of assets                                                      (51,249)     (75,655)     (98,822)
    Cash and cash equivalents of subsidiaries and branches
      acquired and sold, net                                                  46,295      (72,990)         (14)
------------------------------------------------------------------------- ------------ ------------ -------------
Net cash used by investing activities                                       (772,995)  (1,188,011)  (1,129,699)
------------------------------------------------------------------------- ------------ ------------ -------------
Cash Flows From Financing Activities:
    Net change in demand deposits, transaction
      deposits, and savings accounts                                         604,771      346,034      329,483
    Net change in certificates of deposit                                    395,740      146,075      453,338
    Net change in other borrowings                                          (165,744)     141,660      451,574
    Change in amount (due) receivable on unsettled security transaction     (297,055)     231,660            -
    Pay down of other borrowings                                             (10,095)     (95,000)           -
    Issuance of subordinated debenture                                             -       30,000            -
    Issuance of preferred, common and treasury stock, net                      4,172        2,745          999
    Pay down of subordinated debenture                                       (30,000)           -            -
    Purchase of treasury stock                                                     -            -       (2,633)
    Dividends paid                                                               (30)         (20)          (1)
------------------------------------------------------------------------- ------------ ------------ -------------
Net cash provided by financing activities                                    501,759      803,154    1,232,760
------------------------------------------------------------------------- ------------ ------------ -------------
Net increase (decrease) in cash and cash equivalents                         (23,123)    (103,391)     323,874
Cash and cash equivalents at beginning of period                             647,338      750,729      426,855
------------------------------------------------------------------------- ------------ ------------ -------------
Cash and cash equivalents at end of period                                 $ 624,215   $  647,338  $  750,729
------------------------------------------------------------------------- ------------ ------------ -------------
Cash paid for interest                                                     $ 208,612   $  334,103  $  361,645
------------------------------------------------------------------------- ------------ ------------ -------------
Cash paid for taxes                                                           81,154       70,699       51,669
------------------------------------------------------------------------- ------------ ------------ -------------
Net loans transferred to repossessed real estate                               4,550        7,228        2,226
------------------------------------------------------------------------- ------------ ------------ -------------
Payment of dividends in common stock                                          53,165       36,371        1,500
------------------------------------------------------------------------- ------------ ------------ -------------
Common stock and price guarantee issued for acquisition                       67,745            -            -
------------------------------------------------------------------------- ------------ ------------ -------------


See accompanying notes to consolidated financial statements.

BOK FINANCIAL CORPORATION


Consolidated Statements of Changes in Shareholders' Equity
(In Thousands)

                                                                       Preferred Stock                  Common Stock
                                                                ------------------------------  ------------------------------
                                                                    Shares         Amount           Shares         Amount
                                                                ------------------------------  ------------------------------
------------------------------------------------------------------------------------------------------------------------------
December 31, 1999                                                   250,000          $25             49,382           $3
Comprehensive income:
   Net income                                                             -            -                  -            -
   Other comprehensive loss, net of tax:
     Unrealized gain on securities available for sale                     -            -                  -            -
Total comprehensive income
Director retainer shares                                                  -            -                  4            -
Treasury stock purchase                                                   -            -                  -            -
Exercise of stock options                                                 -            -                294            -
Tax benefit on exercise of stock options                                  -            -                  -            -
Preferred stock dividend                                                  -            -                  -            -
Dividends paid in shares of common stock:
   Preferred stock                                                        -            -                 26            -
------------------------------------------------------------------------------------------------------------------------------
December 31, 2000                                                   250,000           25             49,706            3
Comprehensive income:
   Net income                                                             -            -                  -            -
   Other comprehensive loss, net of tax:
     Unrealized gain on securities available for sale                     -            -                  -            -
Total comprehensive income
Director retainer shares                                                  -            -                  5            -
Exercise of stock options                                                 -            -                598            -
Tax benefit on exercise of stock options                                  -            -                  -            -
Preferred stock dividend                                                  -            -                  -            -
Dividends paid in shares of common stock:
   Preferred stock                                                        -            -                 51            -
   Common stock                                                           -            -              1,377            -
------------------------------------------------------------------------------------------------------------------------------
 December 31, 2001                                                  250,000           25             51,737            3
Comprehensive income:
   Net income                                                             -            -                  -            -
   Other comprehensive loss, net of tax:
     Unrealized gain on securities available for sale                     -            -                  -            -
Total comprehensive income
Director retainer shares                                                  -            -                  8            -
Exercise of stock options                                                 -            -                687            -
Tax benefit on exercise of stock options                                  -            -                  -            -
Preferred stock dividend                                                  -            -                  -            -
Issue shares for acquisition                                              -            -              1,711            -
Fair value of stock price guarantee                                       -            -                  -            -
Dividends paid in shares of common stock:
   Preferred stock                                                        -            -                 48            -
   Common stock                                                           -            -              1,559            -
------------------------------------------------------------------------------------------------------------------------------
 December 31, 2002                                                  250,000          $25             55,750           $3
------------------------------------------------------------------------------------------------------------------------------

                                                                              December 31,
                                                                -------------------------------------------
                                                                     2002          2001          2000
                                                                -------------------------------------------
1  Changes in net unrealized gains on securities:
      Unrealized gains (losses) on available for sale              $119,609       $34,800       $78,759
   securities
      Tax (expense) benefit on unrealized gains (losses)
        on available for sale securities                            (44,390)      (12,412)      (30,467)
      Reclassification adjustment for (gains) losses
        realized and included in net income                         (58,704)      (30,640)       (2,059)
      Reclassification adjustment for tax expense (benefit)
        on realized (gains) losses                                   20,781        10,724           664
                                                                -------------------------------------------
      Net change in unrealized gains on securities                 $ 37,296      $  2,472       $46,897
                                                                -------------------------------------------


See accompanying notes to consolidated financial statements.

    Accumulated
       Other
   Comprehensive         Capital           Retained                Treasury Stock
                                                         ------------------------------------
  Income (Loss)(1)       Surplus           Earnings           Shares            Amount            Total
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
    $(43,577)             $274,980          $332,751            316           $  (7,018)          $557,164

           -                     -           100,140              -                   -            100,140

      46,897                     -                 -              -                   -             46,897
                                                                                              ---------------
                                                                                                   147,037
                                                                                              ---------------
           -                    50                 -            (13)                263                313
           -                     -                 -            151              (2,633)            (2,633)
           -                 2,554                 -             97              (1,868)               686
           -                 1,010                 -              -                   -              1,010
           -                                      (1)             -                   -                 (1)

           -                   288            (1,500)           (63)              1,212                  -
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
       3,320               278,882           431,390            488             (10,044)           703,576

           -                     -           116,302              -                   -            116,302

       2,472                     -                 -              -                   -              2,472
                                                                                              ---------------
                                                                                                   118,774
                                                                                              ---------------
           -                   165                 -             (7)                126                291
           -                 7,551                 -            185              (5,097)             2,454
           -                 3,408                 -              -                   -              3,408
           -                     -                (1)             -                   -                 (1)

           -                 1,114            (1,500)           (21)                386                  -
           -                32,740           (34,890)          (104)              2,131                (19)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
       5,792               323,860           511,301            541             (12,498)           828,483
           -                     -           150,409              -                   -            150,409

      37,296                     -                 -              -                   -             37,296
                                                                                              ---------------
                                                                                                   187,705
                                                                                              ---------------
           -                   272                 -              -                   -                272
           -                 8,243                 -            125              (4,343)             3,900
           -                 5,482                 -              -                   -              5,482
           -                     -                (2)             -                   -                 (2)
           -                64,550                 -              -                   -             64,550
           -                 3,195                 -              -                   -              3,195

           -                 1,500            (1,500)             -                   -                  -
           -                52,245           (51,693)            17                (580)               (28)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
     $43,088              $459,347          $608,515            683            $(17,421)        $1,093,557
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------

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

NATURE OF OPERATIONS

     BOK Financial, through its subsidiaries, provides a wide range of financial services to commercial and industrial customers, other financial institutions and consumers throughout Oklahoma, Northwest Arkansas, Dallas and Houston, Texas metropolitan areas and New Mexico. These services include depository and cash management; lending and lease financing; mortgage banking; securities brokerage, trading and underwriting; and personal and corporate trust.

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

INTANGIBLE ASSETS

     BOK Financial adopted Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142") and No. 147, "Acquisitions of Certain Financial Institutions" ("FAS 147") on January 1, 2002. The following table presents the impact on previously reported net income and earnings per share after application of FAS 142 and FAS 147:

                                   2001          2000
                               ------------- -------------
Net income previously
   reported                    $ 116,302     $ 100,140
Pro forma net income             125,464       105,282
Diluted earnings per share
   previously reported             $1.95         $1.69
Pro forma diluted earnings
   per share                        2.10          1.78


     Intangible assets with indefinite lives, such as goodwill, are no longer amortized and must be evaluated for each of BOK Financial's business units for impairment at least annually or more frequently if conditions indicate impairment. The evaluation of possible impairment of intangible assets involves significant judgment based upon short-term and long-term projections of future performance.

     The fair value of BOK Financial's business units is estimated by the discounted future earnings method. Income growth is projected over a five-year period for each unit and a terminal value is computed. This projected income stream is converted to current fair value by using a discount rate that reflects a rate of return required by a willing buyer.

     Other identifiable intangible assets and core deposit intangibles are amortized using straight-line and accelerated methods over the estimated benefit periods. These periods range from 5-7 years for other intangible assets and core deposit intangibles. The net book value of these other intangibles and core deposit intangibles are evaluated for impairment when economic conditions indicate an impairment may exist.

CASH EQUIVALENTS

     Due from banks, funds sold (generally federal funds sold for one-day periods) and resell agreements (which generally mature within one to 30 days) are considered cash equivalents.

SECURITIES

     Securities are identified as trading, investment (held to maturity) or available for sale at the time of purchase based upon the intent of management, liquidity and capital requirements, regulatory limitations and other relevant factors. Trading securities, which are acquired for profit through resale, are carried at market value with unrealized gains and losses included in current period earnings. Investment securities are carried at amortized cost. Amortization is computed by methods that approximate level yield and is adjusted for changes in prepayment estimates. Investment securities may be sold or transferred to trading or available for sale classification in certain limited circumstances specified in generally accepted accounting principles. Securities identified as available for sale are carried at fair value. Unrealized gains and losses are recorded, net of deferred income taxes, as accumulated other comprehensive income (loss) in shareholders' equity. Realized gains and losses on sales of securities are based upon the amortized cost of the specific security sold. Available for sale securities are separately identified as pledged to creditors if the creditor has the right to sell or repledge the collateral.

     The purchase or sale of securities is recognized on a trade date basis. A net receivable or payable is recognized for subsequent transaction settlement. BOK Financial will periodically commit to purchase or sell to-be-announced ("TBA") mortgage-backed securities. These commitments are not reflected in BOK Financial's balance sheet until settlement date, in accordance with the accounting guidance of the Comptroller of the Currency. However, any losses from TBA securities sales are recognized as of the commitment date.

DERIVATIVE INSTRUMENTS

     Derivative instruments, primarily interest rate swaps and forward sales contracts, are used as part of an interest rate risk management strategy. Interest rate swaps modify the interest income and expense on certain long-term, fixed rate assets and liabilities. Amounts payable to or receivable from the counterparties are reported in interest income and expense using the accrual method. The fair value of the interest rate swaps is included in other assets or liabilities. Changes in the fair value of interest rate swaps are included in other operating revenue.

     In certain circumstances, interest rate swaps may be designated as fair value hedges and may qualify for hedge accounting. Changes in the fair value of the hedged asset or liability that are attributable to the hedged risk are reported in other operating revenue. These changes may partially or completely offset the mark-to-market adjustments of the interest rate swaps. Fair value hedges are considered to be effective if the cumulative fair value adjustments of the interest rate swaps are within a range of 80% to 120% of the cumulative fair value adjustment of the hedged assets or liabilities.

     Interest rate swaps may be designated as cash flow hedges of variable rate assets or liabilities or anticipated transactions. Changes in fair value of interest rate swaps are recorded in other comprehensive income to the extent they are effective. Amounts recorded as other comprehensive income are recognized in net income in the same periods as the cash flows from the hedged transactions.

     In conjunction with its mortgage banking activities, BOK Financial enters into mortgage loan commitments that are considered derivative instruments under FAS 133. Forward sales contracts are used to hedge these mortgage loan commitments and mortgage loans held for sale. Changes in the fair value of the mortgage loan commitments and forward sales contracts are recognized in other operating revenue.

     Energy contracts are used to assist certain customers in hedging their risk of adverse changes in natural gas and oil prices. BOK Financial serves as an intermediary between its energy customers and the commodities market by arranging fixed price/floating price contracts. Each contract between BOK
Financial and its customer is offset by a contract between BOK Financial and dealers in the commodities market. The fair value of these contracts are carried in other assets and other liabilities. Compensation for credit risk and reimbursement of administrative costs are recognized over the life of the contracts.

LOANS

     Loans are either secured or unsecured based on the type of loan and the financial condition of the borrower. Repayment is generally expected from cash flow or proceeds from the sale of selected assets of the borrower. BOK Financial is exposed to risk of loss on loans due to the borrower's difficulties, which may arise from any number of factors, including problems within the respective industry or local economic conditions. Access to collateral, in the event of borrower default, is reasonably assured through adherence to applicable lending laws and through sound lending standards and credit review procedures.

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

     Loan origination and commitment fees and direct loan acquisition and origination costs, when significant, are deferred and amortized as an adjustment to yield over the life of the loan or over the commitment period, as applicable.

     Mortgage loans held for sale are carried at the lower of aggregate cost or market value, including estimated losses on unfunded commitments and gains or losses on related forward sales contracts. Effective with the adoption of FAS 133, mortgage loans held for sale that are designated as hedged assets are carried at fair value based on sales commitments or market quotes. Changes in fair value after the date of designation of an effective hedge are recorded in other operating revenue.

RESERVE FOR LOAN LOSSES

     The adequacy of the reserve for loan losses is assessed by management, based upon an ongoing quarterly evaluation of the probable estimated losses inherent in the portfolio, and includes probable losses on both outstanding loans and unused commitments to provide financing. A consistent methodology has been developed that includes reserves assigned to specific criticized loans, general reserves that are based upon statistical migration analyses for each category of loans, and a nonspecific allowance that is based upon an analysis of current economic conditions, loan concentrations, portfolio growth and other relevant factors. The reserve for loan losses related to loans that are identified for evaluation in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114"), is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Loans are considered to be impaired when it becomes probable that BOK Financial will be unable to collect all amounts due according to the contractual terms of the loan agreement. This is substantially the same criteria used to determine when a loan should be placed on nonaccrual status. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

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

     A provision for loan losses is charged against earnings in amounts necessary to maintain an adequate reserve for loan losses. Loans are charged off when the loan balance or a portion of the loan balance is no longer covered by the paying capacity of the borrower based on an evaluation of available cash resources and collateral value. Loans are evaluated quarterly and charge-offs are taken in the quarter in which the loss is identified. Additionally, all unsecured or under-secured loans that are past due by 180 days or more are charged off within 30 days. Recoveries of loans previously charged off are added to the reserve.

ASSET SECURITIZATION

     BOK Financial periodically securitizes and sells pools of assets. These transactions are recorded as sales for financial reporting purposes when the criteria for surrender of control specified in Statement of Financial Accounting Standards, No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" are met. BOK Financial may retain the right to service the assets and a residual interest in excess cash flows generated by the assets. The carrying value of the assets sold is allocated between the portion sold and the portion retained based on relative fair values. The fair value of these retained assets is determined by a discounting of expected future net cash to be received using assumed market interest rates for these instruments. Residual interests are carried at fair value. Changes in fair values are recorded in income. Servicing rights are carried at the lower of amortized cost or fair value. A valuation allowance is provided when amortized cost of servicing rights exceeds fair value.

REAL ESTATE AND OTHER REPOSSESSED ASSETS

     Real estate and other repossessed assets are assets acquired in partial or total forgiveness of debt. These assets are carried at the lower of cost, which is determined by fair value at date of foreclosure, or current fair value. Income generated by these assets is recognized as received, and operating expenses are recognized as incurred.

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

     Fair value is determined by discounting the estimated cash flows of servicing revenue, less projected servicing costs, using risk-adjusted rates, which is the assumed market rate for these instruments. Prepayment assumptions were based on industry consensus provided by independent reporting sources in 2001 and 2000. During 2002, BOK Financial changed the source of prepayment assumptions used to value its mortgage servicing rights. Industry consensus prepayment speeds were not updated frequently enough to reflect rapidly changing market conditions that existed in 2002. A separate, third-party model that is generally accepted by the financial markets is now used to estimate prepayment speeds. This model is updated daily for changes in market conditions. Changes in current interest rates may significantly affect these assumptions by changing loan refinancing activity. Amortized cost and fair value are stratified by interest rate and loan type. A valuation allowance is provided when the net amortized cost of any strata exceeds the calculated fair value.

     Originated mortgage servicing rights are recognized when either mortgage loans are originated pursuant to an existing plan for sale or, if no such plan exists, when the mortgage loans are sold. Substantially all fixed rate mortgage loans originated by BOK Financial are sold under existing commitments. The right to service mortgage loans sold is generally retained. The fair value of the originated servicing rights is determined at closing based upon current market rates.

HEDGING OF MORTGAGE SERVICING RIGHTS

     During 1998 through the first quarter of 2000, BOK Financial entered into futures contracts and call and put options on futures contracts to hedge against the risk of loss on mortgage servicing rights due to accelerated loan prepayments during periods of falling interest rates. Contracts on underlying securities that were expected to have a similar duration to the mortgage servicing portfolio, such as ten-year U.S. Treasury notes, were used for these hedges. The combination of contracts selected was expected to achieve a high degree of correlation between changes in the fair value of the mortgage servicing rights and changes in the market value of the contracts. These contracts were designated as hedges on the trade date. Both unrealized and realized gains and losses on futures contracts and option contracts were deferred as part of the capitalized mortgage servicing rights. These deferred gains and losses are amortized over the estimated life of the loan servicing portfolio. This derivatives-based hedging program was discontinued in 2000. BOK Financial currently acquires mortgage-backed securities and U.S. government agency debentures when the prepayment risk exceeds certain levels to serve as an economic hedge against changes in value of its portfolio of mortgage servicing rights. The fair value of these securities is expected to vary inversely to the value of the mortgage servicing rights. These securities are classified as available for sale and carried at fair value. Changes in fair value are recorded, net of deferred income taxes, as other accumulated comprehensive income (loss) in shareholders' equity. Management may sell these securities and recognize gains when necessary to offset losses on the mortgage servicing rights.

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

EXECUTIVE BENEFIT PLANS

     BOK Financial has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of employee stock options equals the market price of the underlying stock options on the date of grant, no compensation expense is recorded. BOK Financial has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("FAS 123"), as amended by Statements of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("FAS 148").

     The following table represents the required pro forma disclosures for options granted subsequent to December 31, 1994 (in thousands, except per share data):

                               2002      2001        2000
                             --------- ---------- -----------
 Net income as reported       $150,409  $116,302   $100,140
 Stock-based employee
   compensation, net of tax,
   reported in current net
   income                            -         -          -
 Stock-based employee
   compensation, net of tax,
   as if fair value method
   were applied                  2,538     1,863      1,475
                             --------- ---------- -----------
 Pro forma net income         $147,871  $114,439    $98,665
                             ========= ========== ===========

 Earnings per share as
reported:
   Basic                         $2.79     $2.18      $1.89
   Diluted                        2.48      1.95       1.69
 Pro forma earnings per
share:
   Basic                         $2.74     $2.15      $1.86
   Diluted                        2.44      1.92       1.67

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

EFFECT OF PENDING STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

     During 2002, the Financial Accounting Standards Board ("FASB") issued several statements and interpretations that may have an effect on BOK Financial's accounting policies and financial reporting in future periods. These included Statements of Financial Accounting Standards No. 146, "Obligations Associated with Disposal Activities" ("FAS 146") and FAS 148 and Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45").

     FAS 146 addresses the accounting and reporting for costs associated with exit or disposal for Certain Employee Termination Benefits and Other Costs to Exit an Activity ("EITF 94-3"). Under the provisions of FAS 146, a liability for costs associated with an exit or disposal activity should be initially recognized when it is incurred and measured at fair value. The main effect of FAS 146 will be on the timing of recognition of such costs. They will be recognized as liabilities in periods following a commitment to a plan of exit or disposal rather than at the date of commitment as required under EITF 94-3. FAS 146 is not expected to have a significant impact on BOK Financial.

     FAS 148 provides alternative methods of transition to the fair value accounting method for stock-based employee compensation as required by FAS 123. FAS 148 also amends the disclosure requirements of FAS 123 to include additional details of the effects of FAS 123 on both annual and interim financial statements. These additional disclosures are required regardless of whether a company accounts for stock-based compensation using the fair value method or the intrinsic value method. FAS 148 provides three transition methods for companies that adopt the fair value accounting method defined in FAS 123, the prospective method, the retroactive restatement method and the modified prospective method. The prospective method would apply to awards granted, modified or settled after the beginning of the fiscal year in which FAS 123 is first adopted. This transition method is only available if BOK Financial adopts fair value accounting in 2003. The retroactive restatement method requires a restatement of all periods presented to reflect the fair value accounting method for all awards granted, modified or settled after 1994. The results of this transition method are consistent with the pro forma disclosures currently required by FAS 123. The modified prospective method recognizes compensation cost from the beginning of the fiscal year in which the recognition provisions are first adopted as if the fair value method of accounting had been used for awards granted, modified or settled after 1994. This method would affect compensation costs in the year adopted, but would not restate prior periods. FAS 148 does not require adoption of the fair value method of accounting for stock-based compensation provided by FAS 123.

     FIN 45 requires guarantees that meet certain specified definitions to be initially recorded at fair value and requires expanded disclosure of all guarantees. The recognition provisions of FIN 45 are applicable to all guarantees issued or modified after December 31, 2002; the disclosures applicable to existing guarantees have been provided in Note 15 to the Consolidated Financial Statements. FIN 45, which will primarily be applicable to standby letters of credit issued by BOK Financial's subsidiary banks, is not expected to have a material effect on the results of operations.

(2) ACQUISITIONS

     On October 25, 2002, BOK Financial acquired Bank of Tanglewood, N.A. for 1,711,127 shares of common stock and 292,225 options to purchase shares, valued at approximately $65 million. The options to purchase shares were issued at an average exercise price of $7.73 and expire February 25, 2003. In addition, BOK Financial agreed to a price guarantee on 50 percent of the stock issued under this agreement. The price guarantee resulted in a contingent obligation to issue additional shares or cash over the next five years based on certain predetermined market valuations of its common stock. The value of the contingent price guarantee based on the Black-Scholes Option Pricing Model, was $3 million, which was included in the total purchase price. More discussion of this contingency is at Note 16.

     On January 11, 2001, BOK Financial paid $91 million to acquire all outstanding common shares of CNBT Bancshares, Inc. and its subsidiary Citizen National Bank of Texas in Houston (collectively "CNBT").

     These transactions were accounted for by the purchase method of accounting. Aggregate allocation of the purchase price to the net assets acquired were as follows (in thousands):

                                 2002        2001
                              ----------- -----------
Cash and cash equivalents      $ 46,295    $ 17,973
Securities                       62,484     226,922
Loans                           132,278     184,461
Less reserve for loan losses      1,364       2,300
                              ----------- -----------
Loans, net                      130,914     182,161
Core deposit premium              3,718      13,715
Other assets                      8,568      15,125
                              ----------- -----------
Total assets acquired           251,979     455,896
Deposits:
   Noninterest bearing           49,213      78,482
   Interest bearing             173,887     287,305
                              ----------- -----------
Total deposits                  223,100     365,787
Borrowed funds                    8,610      41,000
Other liabilities                 2,736       7,575
                              ----------- -----------
Net assets acquired              17,533      41,534
Less purchase price              67,745      90,963
                              ----------- -----------
Goodwill                       $ 50,212    $ 49,429
                              ----------- -----------


     The following unaudited condensed consolidated pro forma statement of earnings for BOK Financial presents the effects on income had the purchase acquisitions described above occurred at the beginning of 2000:

                   Condensed Consolidated Pro Forma Statement of Earnings
                            (In Thousands Except Per Share Data)
                                       (Unaudited)

                                  Year ended December 31,
                              ---------------------------------
                                 2002       2001       2000
                              ----------- ---------- ----------

Net interest revenue           $376,478    $334,821   $289,193
Provision for loan losses        33,885      37,882     19,068
----------------------------- ----------- ---------- ----------
 Net interest revenue after
    provision for loan losses   342,593     296,939    270,125
Other operating revenue         324,785     260,304    202,482
Other operating expense         434,378     374,620    317,837
----------------------------- ----------- ---------- ----------
Income before taxes             233,000     182,623    154,770
Federal and state income tax     82,412      64,533     49,084
Net effect of change in
   accounting principle               -         236          -
----------------------------- ----------- ---------- ----------
Net income                     $150,588    $118,326   $105,686
----------------------------- ----------- ---------- ----------
Earnings per share:
 Basic net income              $   2.72    $   2.15   $   1.93
 Diluted net income                2.41        1.91       1.72
----------------------------- ----------- ---------- ----------
 Average shares:
    Basic                        54,767      54,262     53,945
    Diluted                      62,495      61,959     61,332
----------------------------- ----------- ---------- ----------

(3) SECURITIES

INVESTMENT SECURITIES

     The amortized cost and fair values of investment securities are as follows (in thousands):

                                                                       December 31,
                               ----------------------------------------------------------------------------------------------
                                                    2002                                           2001
                               ----------------------------------------------- ----------------------------------------------
                                Amortized     Fair       Gross Unrealized       Amortized     Fair       Gross Unrealized
                                                      ------------------------                        -----------------------
                                   Cost       Value       Gain       Loss         Cost       Value       Gain       Loss
                               ----------------------------------------------------------------------------------------------
 U.S. Treasury                   $      -    $      -    $    -       $   -    $    7,982 $    7,981  $       -  $      (1)
 Municipal and other tax-exempt   191,305     195,266     4,837        (876)      222,195    223,487      2,634     (1,342)
 Mortgage-backed U.S. agency
    Securities                      4,380       4,618       238           -         7,381      7,620        240         (1)
 Other debt securities              2,265       2,269         5          (1)        3,555      3,540          -        (15)
                               ----------------------------------------------------------------------------------------------
      Total                      $197,950    $202,153    $5,080       $(877)     $241,113   $242,628     $2,874    $(1,359)
                               ----------------------------------------------------------------------------------------------

     The amortized cost and fair values of investment securities at December 31, 2002, by contractual maturity, are as shown in the following table (dollars in thousands):
                                                                                                                  Weighted
                                            Less than      One to        Five to         Over                      Average
                                            One Year     Five Years     Ten Years     Ten Years       Total       Maturity (4)
                                           ------------ -------------- ------------- ------------- ------------- -------------
Municipal and other tax-exempt:
  Amortized cost                             $47,250     $ 114,752       $28,994          $309      $ 191,305        2.80
  Fair value                                  47,417       117,699        29,831           319        195,266
  Nominal yield (1)                             6.90          6.68          7.43          7.33           6.85
Other debt securities:
  Amortized cost                             $   955     $   1,160       $   125         $  25      $   2,265        1.87
  Fair value                                     955         1,164           126            24          2,269
  Nominal yield                                 2.13          6.77          7.00          7.00           4.83
                                           ------------ -------------- ------------- ------------- ------------- -------------
Total fixed maturity securities:
  Amortized cost                             $48,205     $ 115,912       $29,119         $ 334      $ 193,570        2.79
  Fair value                                  48,372       118,863        29,957           343        197,535
  Nominal yield                                 6.81          6.68          7.43          7.31           6.82
                                           ------------ -------------- ------------- -------------
Mortgage-backed securities:
  Amortized cost                                                                                    $   4,380          (2)
  Fair value                                                                                            4,618
  Nominal yield (3)                                                                                      6.62
                                                                                                   -------------
Total investment securities:
  Amortized cost                                                                                    $ 197,950
  Fair value                                                                                          202,153
  Nominal yield                                                                                          6.82
                                                                                                   -------------

1  Calculated on a taxable equivalent basis using a 39% effective tax rate.
2  The average expected lives of mortgage-backed securities were 1.75 years based upon current prepayment assumptions.
3  The nominal yield on mortgage-backed securities is based upon prepayment assumptions at the purchase date. Actual yields earned may differ significantly based upon actual prepayments.
4  Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

AVAILABLE FOR SALE SECURITIES

     The amortized cost and fair value of available for sale securities are as follows (in thousands):

                                                                        December 31,
                                ----------------------------------------------------------------------------------------------
                                                    2002                                            2001
                                ---------------------------------------------- -----------------------------------------------
                                 Amortized      Fair      Gross Unrealized      Amortized      Fair       Gross Unrealized
                                                        ----------------------                          ----------------------
                                    Cost       Value       Gain      Loss          Cost        Value       Gain      Loss
                                ----------------------------------------------------------------------------------------------
U.S. Treasury                    $   31,013  $   32,233  $  1,220    $   -     $    34,538  $   35,197  $     659  $      -
Municipal and other tax-exempt       11,465      11,511        56      (10)          4,262       4,299         55       (18)
Mortgage-backed securities:
    U. S. agencies                3,005,698   3,067,148    61,589     (139)      2,637,636   2,638,425     26,660   (25,871)
    Other                           727,088     732,542     5,469      (15)        669,057     673,737      6,270    (1,590)
------------------------------------------------------------------------------------------------------------------------------
Total mortgage-backed securities  3,732,786   3,799,690    67,058     (154)      3,306,693   3,312,162     32,930   (27,461)
------------------------------------------------------------------------------ -----------------------------------------------
Other debt securities                   138         139         1        -             536         538          2         -
Equity securities and mutual         87,434      89,770     2,648     (312)         93,918      97,353      3,688      (253)
funds
------------------------------------------------------------------------------------------------------------------------------
     Total                       $3,862,836  $3,933,343  $ 70,983    $(476)     $3,439,947  $3,449,549    $37,334  $(27,732)
------------------------------------------------------------------------------------------------------------------------------

     The amortized cost and fair values of available for sale securities at December 31, 2002, by contractual maturity, are as shown in the following table (dollars in thousands):
                                                                                                                    Weighted
                                             Less than       One to       Five to         Over                       Average
                                              One Year     Five Years    Ten Years     Ten Years        Total       Maturity (5)
                                            ------------- ------------- ------------- ------------- --------------- -----------
U.S. Treasuries:
    Amortized cost                            $     -       $ 31,013       $     -       $    -       $  31,013         1.90
    Fair value                                      -         32,233             -            -          32,233
    Nominal yield                                   -           3.86             -            -            3.86
Municipal and other tax-exempt:
    Amortized cost                            $   988       $  6,148       $ 2,744       $1,585       $  11,465         5.39
    Fair value                                    983          6,177         2,766        1,585          11,511
    Nominal yield (1)                            7.72           6.36          4.51        12.69            7.52
Other debt securities:
    Amortized cost                            $     1       $     46       $    91       $    -       $     138         6.53
    Fair value                                      1             46            92            -             139
    Nominal yield (1)                            5.00           4.78          5.84            -            5.48
                                            ------------- ------------- ------------- ------------- --------------- -----------
Total fixed maturity securities:
    Amortized cost                            $   989       $ 37,207       $ 2,835       $1,585       $  42,616         2.85
    Fair value                                    984         38,456         2,858        1,585          43,883
    Nominal yield                                7.72           4.28          4.55        12.69            4.85
                                            ------------- ------------- ------------- -------------
Mortgage-backed securities:
    Amortized cost                                                                                   $3,732,786         (2)
    Fair value                                                                                        3,799,690
    Nominal yield (4)                                                                                      5.21
                                                                                                    ---------------
Equity securities and mutual funds:
    Amortized cost                                                                                    $  87,434         (3)
    Fair value                                                                                           89,770
    Nominal yield                                                                                          3.21
                                                                                                    ---------------
Total available-for-sale securities:
    Amortized cost                                                                                   $3,862,836
    Fair value                                                                                        3,933,343
    Nominal yield                                                                                          5.16
                                                                                                    ---------------

1  Calculated on a taxable equivalent basis using a 39% effective tax rate.
2  The average expected lives of mortgage-backed securities were 2.03 years based upon current prepayment assumptions.
3  Primarily common stock and preferred stock of U.S. Government agencies with no stated maturity.
4  The nominal yield on mortgage-backed securities is based upon prepayment assumptions at the purchase date. Actual yields earned may differ significantly based upon actual prepayments.
5  Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

At December 31, 2001, there were outstanding commitments to buy $277 million securities that have not yet been issued.

     Sales of available for sale securities resulted in gains and losses as follows (in thousands):

                               2002        2001       2000
                            ---------- ----------- ----------
Proceeds                    $6,873,320 $9,142,248  $1,677,078

Gross realized gains            85,346     55,418       6,969
Gross realized losses           26,642     24,778       4,910
Related federal and state
  income tax expense (benefit)  20,781     10,724         664
---------------------------- ---------- ----------- ----------

     In addition to securities that have been reclassified as pledged to creditors, securities with an amortized cost of $2.0 billion and $1.9 billion at December 31, 2002 and 2001 have been pledged as collateral for repurchase agreements, public and trust funds on deposit and for other purposes as required by law. The secured parties do not have the right to sell or repledge these securities.

(4) DERIVATIVES

INTEREST RATE SWAPS

     BOK Financial uses interest rate swaps to manage its interest rate sensitivity. During 2002 and 2001, net interest revenue was increased by $12.7 million and $4.0 million, respectively, from the settlements of amounts receivable or payable on interest rate swaps.

Interest Rate Swaps (dollars in thousands):

                   Notional            Pay            Receive           Positive          Negative
                    Amount            Rate              Rate           Fair Value        Fair Value
                 --------------------------------------------------------------------------------------
 Expiration:
    2004            $71,869         1.38(1) - 4.22     1.38(1) - 7.36       $  3,962           $  (419)
    2006            222,585         1.38(1) - 5.85     1.38(1) - 5.85          5,021            (1,667)
    2007            275,000         1.38(1)            4.09    - 4.51          6,756                 -
    2009              5,466         1.38(1) - 4.75     1.38(1) - 4.75            355              (355)
    2011             43,724         5.21    - 5.51     1.38(1)                     -            (3,620)
                                                                   ------------------------------------
                                                                             $16,094           $(6,061)
                                                                   ------------------------------------

1  Rates are variable based on LIBOR and reset monthly, quarterly or semiannually.


Scheduled repricing periods for the swaps are as follows (notional value in thousands):

                       31-90         91-365         Over
                        Days          Days         1 Year        Total
                     -------------------------------------------------------
Pay floating          $(541,733)   $        -     $      -     $(541,733)
Receive fixed                 -             -      541,733       541,733
Pay fixed                     -             -      (76,911)      (76,911)
Receive floating         76,911             -            -        76,911
----------------------------------------------------------------------------
Total                 $(464,822)   $        -     $464,822     $       -
----------------------------------------------------------------------------

FORWARD SALES CONTRACTS

     BOK Financial uses mortgage-backed securities forward sales contracts to manage exposure to interest rate fluctuations on mortgage loans held for sale and mortgage loan commitments. At December 31, 2002, the notional amount of forward sales contracts totaled $178 million, with a negative fair value of $2.1 million. Additional discussion of these contracts can be found in Note 8.

ENERGY DERIVATIVES

     BOK Financial manages a program that permits its energy-producing customers to hedge against price fluctuations and take positions through energy option and swap contracts. These contracts are executed between BOk and its customers. Offsetting contracts are executed between BOk and selected energy dealers. The dealer contracts are identical to the customer contracts, except for a fixed pricing spread paid to BOk as compensation for administrative costs, credit risk and profit. This program creates credit risk for potential amounts due to BOk from the customers and dealers. Customer credit risk is monitored through existing lending policies and procedures. The value of energy production is evaluated across a range of prices to determine a maximum exposure BOk is willing to accept individually to any one customer. Dealer credit risk is monitored through existing policies and procedures used to evaluate counterparty risk. This evaluation considers all relationships between BOK Financial and each counterparty. Individual limits are established by management and approved by the Risk Oversight Committee of the Board of Directors.

     BOK Financial carries the energy contracts at fair value in other assets and other liabilities. At December 31, 2002, other assets included $71 million and other liabilities included $71 million of energy contracts. At December 31, 2001, other assets included $28 million and other liabilities included $29 million of energy contracts. Changes in fair value are recorded in income. Closing prices on the New York Mercantile Exchange and values provided by energy dealers are used as the basis to determine fair values of contracts with both dealers.

(5) LOANS
     Significant components of the loan portfolio are as follows (in thousands):

                                                                        December 31,
                               -----------------------------------------------------------------------------------------------
                                                     2002                                           2001
                               ------------------------------------------------ ----------------------------------------------
                                  Fixed      Variable     Non-                     Fixed     Variable      Non-
                                   Rate        Rate      accrual     Total         Rate        Rate      accrual     Total
                               ------------------------------------------------ ----------------------------------------------
 Commercial                      $531,456   $3,419,228  $39,114  $3,989,798     $739,532  $2,900,143    $35,075  $3,674,750
 Commercial real estate           306,796    1,126,347    3,395   1,435,838      411,453     926,466      3,856   1,341,775
 Residential mortgage             749,573      174,236    5,950     929,759      575,536     123,404      4,140     703,080
 Residential mortgage - held      133,421            -        -     133,421      166,093           -          -     166,093
 for sale
 Consumer                         276,278      134,493    1,396     412,167      294,099     115,112        469     409,680
 -----------------------------------------------------------------------------------------------------------------------------
 Total                         $1,996,824   $4,854,304  $49,855  $6,900,983   $2,186,713  $4,065,125    $43,540  $6,295,378
 -----------------------------------------------------------------------------------------------------------------------------
 Loans past due (90 days)                                          $  8,117                                      $    8,108
 -----------------------------------------------------------------------------------------------------------------------------
 Foregone interest on nonaccrual loans                             $  4,770                                      $    5,163
 -----------------------------------------------------------------------------------------------------------------------------

     The majority of the commercial and consumer loan portfolios and approximately 74% of the residential mortgage loan portfolio (excluding loans held for sale) are loans to businesses and individuals in Oklahoma. This geographic concentration subjects the loan portfolio to the general economic conditions within this area.

     Within the commercial loan classification, loans to energy-related businesses total $1.1 billion, or 16% of total loans. Other notable segments include wholesale/retail, $627 million; manufacturing, $502 million;
agriculture, $187 million, which includes $163 million loans to the cattle industry; and services, $1.2 billion, which include nursing homes of $218 million, hotels of $68 million and healthcare of $114 million.

     Approximately 43% of commercial real estate loans are secured by properties located in Oklahoma, primarily in the Tulsa or Oklahoma City metropolitan areas. An additional 30% of commercial real estate loans are secured by property located in Texas. The major components of these properties are multifamily residences, $307 million; construction and land development, $356 million; retail facilities, $195 million; and office buildings, $292 million.

RELATED PARTY

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

                                     2002         2001
                                  ------------ ------------
  Beginning balance                $ 90,712      $96,621
     Advances                        35,992       12,436
     Payments                        (2,106)     (17,602)
     Adjustments                        (30)        (743)
  ------------------------------- ------------ ------------
  Ending balance                   $124,568      $90,712
  ------------------------------- ------------ ------------

     Adjustments are primarily due to certain individuals being included for the first time or no longer being included as an executive officer or director of BOK Financial.

RESERVE FOR LOAN LOSS

     The activity in the reserve for loan losses is summarized as follows (in thousands):
                                 2002      2001      2000
                             --------------------------------
  Beginning balance           $101,905   $ 82,655   $76,234
  Provision for loan losses     33,730     37,610    17,204
  Loans charged off            (25,905)   (25,248)  (14,801)
  Recoveries                     4,976      4,588     4,018
  Addition due to                1,364      2,300         -
  acquisitions
  -----------------------------------------------------------
  Ending balance              $116,070   $101,905   $82,655
  -----------------------------------------------------------

IMPAIRED LOANS

     Investments in loans considered to be impaired under FAS 114 were as follows (in thousands):
                                       December 31,
                             --------------------------------
                                 2002      2001      2000
                             --------------------------------
  Investment in loans impaired
       under FAS 114 (all of
     which were on a
     nonaccrual basis)         $44,912    $39,848   $37,822
  Loans with specific reserves
     for loss                    4,685     10,723    19,789
  Specific reserve balance       2,269      2,509     7,991
  No specific related reserve
     for loss                   40,227     29,125    18,033
  Average recorded investment
     in impaired loans          41,828     44,474    27,750

     Interest income recognized on impaired loans during 2002, 2001 and 2000 was not significant.

(6) PREMISES AND EQUIPMENT

     Premises and equipment at December 31 are summarized as follows (in thousands):
                                            December 31,
                                     ------------------------
                                          2002        2001
                                     ----------- ------------
   Land                                $ 32,381     $ 28,212
   Buildings and improvements           115,399       97,812
   Software                              13,702       15,457
   Furniture and equipment               84,578      101,138
------------------------------------ ----------- ------------
   Subtotal                             246,060      242,619
   Less accumulated                      94,345      101,194
depreciation
------------------------------------ ----------- ------------
   Total                                $151,715    $141,425
------------------------------------ ----------- ------------

     Depreciation   expense  of  premises  and  equipment  was  $20.5   million,
$21.0 million and $17.3 million for the years ended December 31, 2002, 2001 and 2000, respectively.

(7) INTANGIBLE ASSETS

     The following table presents the original cost and accumulated amortization of intangible assets (in thousands):
                                            December 31,
                                      -----------------------
                                           2002       2001
                                      ----------- -----------
   Core deposit premiums               $ 75,668    $ 71,950
   Less accumulated amortization         56,555      49,418
------------------------------------- ----------- -----------
   Net core deposit premiums             19,113      22,532
   Other identifiable intangible assets   3,346       3,346
   Less accumulated amortization          2,613       2,111
------------------------------------- ----------- -----------
   Net other identifiable intangible
   assets                                   733       1,235
   Goodwill                             231,157     181,444
   Less accumulated amortization         53,135      53,135
------------------------------------- ----------- -----------
 Net goodwill                           178,022     128,309
------------------------------------- ----------- -----------
 Total intangible assets, net          $197,868    $152,076
------------------------------------- ----------- -----------

     The net amortized cost of intangible assets at December 31, 2002 is assigned to reporting units as follows (in thousands):

        Core deposit premiums:
          Bank of Albuquerque              $  3,181
          Bank of Texas                      15,932
       ----------------------------------- -----------
                                           $ 19,113
       ----------------------------------- -----------

        Other identifiable intangible assets:
          Bank of Oklahoma                 $    536
          BOSC, Inc.                            197
       ----------------------------------- -----------
                                           $    733
       ----------------------------------- -----------

        Goodwill:
          Bank of Oklahoma                 $  8,173
          Bank of Texas                     154,576
          Bank of Albuquerque                15,273
       ----------------------------------- -----------
                                           $178,022
       ----------------------------------- -----------

     Expected amortization expense for intangible assets that will continue to be amortized under FAS 142, as amended by FAS 147, (in thousands):

                      Core            Other
                     Deposit        Identified
                    Premiums    Intangible Assets     Total
                 -------------- ----------------- -------------
 2003                $6,470           $367           $ 6,837
 2004                 4,986            169             5,155
 2005                 3,387            169             3,556
 2006                 2,053             28             2,081
 2007                 1,524              -             1,524
 Thereafter             693              -               693
---------------- -------------- ----------------- -------------
                    $19,113           $733           $19,846
---------------- -------------- ----------------- -------------

(8) MORTGAGE BANKING ACTIVITIES

     BOK Financial engages in mortgage banking activities through the BOk Mortgage Division of BOk. Residential mortgage loans held for sale totaled $133 million and $166 million and outstanding mortgage loan commitments totaled $323 million and $261 million at December 31, 2002 and 2001, respectively. Mortgage loan commitments are generally outstanding for 60 to 90 days and are subject to both credit and interest rate risk. Credit risk is managed through underwriting policies and procedures, including collateral requirements, which are generally accepted by the secondary loan markets. Exposure to interest rate fluctuations is partially hedged through the use of mortgage-backed securities forward sales contracts. These contracts set the price for loans that will be delivered in the next 60 to 90 days.

     At December 31, 2002, BOk owned the rights to service 76,298 mortgage loans with outstanding principal balances of $5.8 billion, including $358 million serviced for BOk, and held related funds of $174 million for investors and borrowers. The weighted average interest rate and remaining term was 7.05% and 265 months, respectively. Mortgage loans sold with recourse totaled $1.8 million at December 31, 2002. At December 31, 2001, BOk owned the rights to service 88,916 mortgage loans with outstanding principal balances of $6.6 billion and held related funds of $177 million for investors and borrowers. The weighted average interest rate and remaining term was 7.30% and 266 months, respectively.

     The portfolio of mortgage servicing rights exposes BOk to interest rate risk. During periods of falling interest rates, mortgage loan prepayments increase, reducing the value of the mortgage servicing rights. See Note 1 for specific accounting policies for mortgage servicing rights and the related hedges.


   Activity in capitalized  mortgage  servicing  rights and related  valuation allowance during 2002, 2001 and 2000 are as follows
(in thousands):
                                                 Capitalized Mortgage Servicing Rights
                                                 ------------------------------------- Valuation     Hedging
                                                  Purchased   Originated    Total      Allowance   (Gain)/Loss     Net
 -------------------------------------------------------------------------------------------------------------------------
 Balance at December 31, 1999                       $70,409     $33,318    $103,727   $      -      $10,407    $114,134
   Additions                                          2,449      11,267      13,716          -            -      13,716
   Amortization expense                              (9,497)     (4,260)    (13,757)         -       (1,445)    (15,202)
   Provision for impairment                               -           -           -     (2,900)           -      (2,900)
   Realized hedge losses                                  -           -           -          -        4,389       4,389
   Unrealized hedge gains                                 -           -           -          -       (3,346)     (3,346)
 -------------------------------------------------------------------------------------------------------------------------
 Balance at December 31, 2000                        63,361      40,325     103,686     (2,900)      10,005     110,791
   Additions                                          4,400      22,695      27,095          -            -      27,095
   Amortization expense                             (12,705)     (9,409)    (22,114)         -       (1,425)    (23,539)
   Provision for impairment                               -           -           -    (15,551)           -     (15,551)
 -------------------------------------------------------------------------------------------------------------------------
 Balance at December 31, 2001                        55,056      53,611     108,667    (18,451)       8,580      98,796
   Additions                                           (412)     20,832      20,420          -            -      20,420
   Amortization expense                             (17,421)    (17,159)    (34,580)         -       (1,425)    (36,005)
   Write-off                                              -      (7,435)     (7,435)     9,456       (2,021)          -
   Provision for impairment                               -           -           -    (45,923)           -     (45,923)
 -------------------------------------------------------------------------------------------------------------------------
 Balance at December 31, 200                        $37,223     $49,849     $87,072   $(54,918)      $5,134     $37,288
 -------------------------------------------------------------------------------------------------------------------------
 Estimated fair value of mortgage servicing
 rights at:
    December 31, 2000 (1)                           $74,400     $42,125    $116,525                            $116,525
    December 31, 2001 (1)                           $53,174     $46,789   $  99,963                             $99,963
    December 31, 2002 (1)                           $17,311     $20,477     $37,788                             $37,788
 -------------------------------------------------------------------------------------------------------------------------

1  Excludes approximately, $2 million, $5 million and $7 million at December 31, 2002, 2001 and 2000, respectively, of loan servicing rights on mortgage loans originated prior to the adoption of FAS 122.

     Fair value is determined by discounting the projected net cash flows. Significant assumptions are:

     Discount rate - Risk adjusted rates by loan product, ranging from 8.88% to 22.00%.

     Prepayment rate - Annual prepayment estimates ranging from 24.78% to 68.07% based upon loan interest rate, original term and loan type.

     Loan servicing costs - $35 to $50 annually per loan based upon loan type.


 Stratification of the mortgage loan-servicing portfolio, outstanding principal of loans serviced, and related hedging information by interest rate at December 31, 2002 follows (in thousands):

                                                   < 6.50%     6.50% - 7.49%   7.50% - 8.49%     => 8.50%        Total
                                               -------------------------------------------------------------------------------
 Cost less accumulated amortization               $   19,875     $   49,334      $  16,539       $  1,324      $   87,072
 Deferred hedge losses                                     -          4,025          1,109              -           5,134
 -----------------------------------------------------------------------------------------------------------------------------
 Adjusted cost                                    $   19,875     $   53,359      $  17,648       $  1,324      $   92,206
 -----------------------------------------------------------------------------------------------------------------------------
 Fair value                                       $   10,493     $   19,547      $   6,426       $  1,322      $   37,788
 -----------------------------------------------------------------------------------------------------------------------------
 Impairment (2)                                   $    9,548     $   33,816      $  11,223       $    331      $   54,918
 -----------------------------------------------------------------------------------------------------------------------------
 Outstanding principal of loans serviced (1)      $1,226,990     $2,938,558      $ 878,358       $134,068      $5,177,974
 -----------------------------------------------------------------------------------------------------------------------------

1  Excludes outstanding principal of $358 million for loans serviced for BOk and $218 million of mortgage loans originated prior to FAS 122, for which there are no capitalized mortgage servicing rights.
2  Impairment is determined by both an interest rate and loan type stratification.

(9) DEPOSITS

     Interest expense on deposits is summarized as follows (in thousands):

                             2002       2001        2000
                          -----------------------------------
 Transaction deposits      $  39,273  $  49,893  $  55,019
 Savings                       1,976      2,281      2,703
 Time:
    Certificates of
      deposits under          50,036     61,626     56,570
      $100,000
    Certificates of
      deposits $100,000       42,291     81,524     81,721
      and over
    Other time deposits       11,890     10,885     11,308
 ------------------------------------------------------------
      Total time             104,217    154,035    149,599
 ------------------------------------------------------------
      Total                 $145,466   $206,209   $207,321
 ------------------------------------------------------------

     The aggregate amounts of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 were $2.0 billion and $1.6 billion, respectively.

     Time deposit maturities are as follows: 2003 - $1.5 billion, 2004 - $370 million, 2005 - $107 million, 2006 - $249 million, 2007 - $946 million, and $100 million thereafter.

     Interest expense on time deposits during 2002 and 2001 was reduced by the net accrued settlement from interest rate swaps of $11.9 million and $3.1 million, respectively.

(10) OTHER BORROWINGS

     Information relating to other borrowings is summarized as follows (dollars in thousands):

                                                                          December 31
                                 ----------------------------------------------------------------------------------------------
                                                   2002                                           2001
                                 ----------------------------------------------------------------------------------------------
                                                               Maximum                                            Maximum
                                                             Outstanding                                        Outstanding
                                                               At Any                                             At Any
                                    Balance        Rate       Month End        Balance            Rate           Month End
                                 ----------------------------------------------------------------------------------------------
  Parent Company:
     Revolving, unsecured line     $   85,000     2.17%        $  95,000    $   95,000         2.77%         $     95,000
     Subordinated debenture                 -     -               30,000        30,000         3.86                30,000
     Other                                  -     -                   95            95         6.23                   132
                                 --------------                           ------------------
       Total parent company            85,000     2.17                         125,095         3.03
                                 --------------                           ------------------
  Subsidiary Banks:
     Funds purchased and
       repurchase agreements        1,567,686     1.67         1,895,315     1,601,989         1.71             1,949,260
     Federal Home Loan Bank
       advances                       973,454     1.48         1,036,387     1,096,194         2.37             1,121,494
     Subordinated debenture           155,419     6.19           156,229       156,302         6.15               158,890
     Other                             29,568     1.49            29,853        29,659         2.14                30,320
                                 --------------                           ------------------
       Total subsidiary bank        2,726,127     1.86                       2,884,144         2.21
                                 --------------                           ------------------
   Total other borrowings          $2,811,127     1.93                      $3,009,239         2.28
                                 --------------                           ------------------

     Aggregate annual repayments of long-term debt at December 31, 2002 are as follows (in thousands):

                               Parent     Subsidiary
                               Company       Banks
                            ---------------------------
    2003                        $     -    $2,374,164
    2004                         85,000       179,262
    2005                              -         1,120
    2006                              -         4,293
    2007                              -         2,220
    Thereafter                        -       165,068
                            ---------------------------
    Total                       $85,000    $2,726,127
                            ---------------------------

     Borrowings from the Federal Home Loan Bank are used for funding purposes. In accordance with policies of the Federal Home Loan Bank, BOK Financial has granted a blanket pledge of eligible assets (generally unencumbered U.S. Treasury and mortgage-backed securities, 1-4 family loans and multifamily loans) as collateral for these advances. The unused credit available to BOK Financial at December 31, 2002 pursuant to the Federal Home Loan Bank's collateral policies is $340 million.

     BOK Financial has a revolving, unsecured credit agreement from certain banks at December 31, 2002 of $122.5 million. Interest is based on either the London Interbank Offering Rate ("LIBOR") plus a defined margin that is determined by the principal balance outstanding and BOK Financial's credit rating or a base rate. The base rate is defined as the greater of the daily federal funds rate plus 0.5% or the prime rate. Interest is paid quarterly. Facility fees are paid quarterly on the average daily undrawn commitment at a rate of 0.20% - 0.30% as determined by BOK Financial's current debt rating. This credit agreement includes certain restrictive covenants that limit BOK Financial's ability to borrow additional funds and to pay cash dividends on common stock. These covenants also require BOK Financial and its subsidiaries to maintain minimum capital levels and to exceed minimum net worth ratios. BOK Financial met all of the restrictive covenants at December 31, 2002.

     In 1997, BOk issued $150 million of 7.125% fixed rate subordinated debentures that mature in 2007. Interest rate swaps were used as a fair value hedge to convert the fixed interest on these debentures to a LIBOR-based floating rate. This required BOk to adjust the carrying value of the subordinated debentures to fair value. In 2001, the interest rate swaps were terminated. The related market value adjustment of the subordinated debenture of $8 million is being recognized over the remaining life of the debt.

     BOK Financial issued a $30 million, seven year subordinated debenture, bearing interest at LIBOR plus 1.75%, on March 23, 2001 to its principal shareholder George B. Kaiser ("Kaiser"). This debt was paid off in its entirety in November 2002.

     Funds purchased generally mature within one to ninety days from the transaction date. At December 31, 2002, securities sold under agreements to repurchase totaled $1.0 billion with related accrued interest payable of $473 thousand. Additional information relating to repurchase agreements at December 31, 2002 is as follows (dollars in thousands):

                               Amortized      Market    Repurchase   Average
 Security Sold/Maturity          Cost         Value    Liability (1)   Rate
 -------------------------------------------------------------------------------
 U.S. Agency Securities:
   Overnight                   $  523,460  $   533,298  $  382,122     1.07%
   Term of up to 30 days           39,952       41,574      25,903     1.40
   Term of 30 to 90 days          712,815      728,370     618,679     1.37
 --------------------------------------------------------------------
      Total Agency Securities  $1,276,227  $ 1,303,242  $1,026,704     1.26
 --------------------------------------------------------------------

     1 BOK Financial maintains control over the securities underlying overnight repurchase agreements and generally transfers control over securities underlying longer-term dealer repurchase agreements to the respective counterparty.


(11) FEDERAL AND STATE INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows (in thousands):

                                           December 31,
                                       ----------------------
                                          2002       2001
                                       ----------------------
 Deferred tax liabilities:
    Available for sale securities
      mark-to-market                     $27,400   $  3,600
    Pension contributions in excess
      of book expense                      6,900      5,200
    Valuation adjustments                 13,800     17,200
    Mortgage servicing                    21,100     23,800
    Lease financing                       12,800      4,100
    Other                                  9,800      4,000
 ------------------------------------------------------------
      Total deferred tax liabilities      91,800     57,900
 ------------------------------------------------------------
 Deferred tax assets:
    Loan loss reserve                     44,100     38,900
    Valuation adjustments                 29,900     15,700
    Deferred book income                  15,400     14,500
    Other                                 14,300     11,700
 ------------------------------------------------------------
      Total deferred tax assets          103,700     80,800
 ------------------------------------------------------------
 Deferred tax assets in
    excess of
   deferred tax liabilities              $11,900    $22,900
 ------------------------------------------------------------

     The Internal Revenue Service closed its examination of 1996 during the first quarter of 2000. As a result of the outcome of this examination, BOK Financial reduced its federal income tax expense by $3.0 million in 2000. The Internal Revenue Service is currently examining the carryback of $30.8 million of capital loss generated in 1999. Such loss was applied against capital gains generated in 1997 and 1998, resulting in a $9.8 million refund. Management expects no material adverse impact on the financial statements as a result of this examination.

     The significant components of the provision for income taxes attributable to continuing operations for BOK Financial are shown below (in thousands):

                              Years ended December 31,
                         -----------------------------------
                             2002       2001       2000
                         -----------------------------------
 Current:
    Federal                 $89,879     $69,971    $37,258
    State                     6,011       4,240      1,112
 -----------------------------------------------------------
    Total current            95,890      74,211     38,370
 -----------------------------------------------------------
 Deferred:
    Federal                 (11,391)     (8,964)     7,833
    State                    (2,077)     (1,635)     1,428
 -----------------------------------------------------------
    Total deferred          (13,468)    (10,599)     9,261
 -----------------------------------------------------------
      Total income tax      $82,422     $63,612    $47,631
 -----------------------------------------------------------

     The  reconciliations  of  income  attributable  to  continuing   operations
computed at the U.S. federal statutory tax rates to income tax expense are as follows (in thousands):
                                 Years ended December 31,
                              -------------------------------
                                 2002      2001      2000
                              -------------------------------
 Amount:
    Federal statutory tax       $81,490   $62,887   $51,720
    Tax exempt revenue           (3,233)   (3,600)   (3,250)
    Effect of state income taxes,
      net of federal benefit      2,482     2,605     2,540
    Intangible amortization         914     3,965     3,144
    Utilization of tax credits     (937)     (800)     (600)
    Reduction of tax accrual          -         -    (3,000)
    Other, net                    1,706    (1,445)   (2,923)
 ------------------------------------------------------------
      Total                     $82,422   $63,612   $47,631
 ------------------------------------------------------------

                                  Years ended December 31,
                               -------------------------------
                                  2002      2001      2000
                               -------------------------------
 Percent of pretax income:
    Federal statutory rate         35%       35%       35%
    Tax-exempt revenue             (1)       (2)       (2)
    Effect of state income taxes,
      net of federal benefit        1         2         2
    Intangible amortization         -         2         2
    Utilization of tax credits      -        (1)       (1)
    Reduction of tax accrual        -         -        (2)
    Other, net                      -        (1)       (2)
 -------------------------------------------------------------
      Total                        35%       35%       32%
 -------------------------------------------------------------

(12) EMPLOYEE BENEFITS

     BOK Financial sponsors a defined benefit Pension Plan for all employees who satisfy certain age and service requirements. The following table presents information regarding this plan (dollars in thousands):
                                                            December 31,
                                                       -------------------------
                                                          2002         2001
                                                       -------------------------
 Change in projected benefit obligation:
    Projected benefit obligation, at beginning of year $ 24,141    $ 19,837
    Service cost                                          4,016       3,320
    Interest cost                                         1,768       1,527
    Actuarial loss                                        1,995         964
    Benefits paid                                        (1,314)     (1,507)
 -------------------------------------------------------------------------------
 Projected benefit obligation at end of year           $ 30,606    $ 24,141
 -------------------------------------------------------------------------------
 Change in plan assets:
    Plan assets at fair value, at beginning of year    $ 27,307    $ 26,084
    Actual return on plan assets                         (3,098)       (867)
    Company contributions                                 8,050       3,597
    Benefits paid                                        (1,314)     (1,507)
 -------------------------------------------------------------------------------
 Plan assets at fair value at end of year              $ 30,945    $ 27,307
 -------------------------------------------------------------------------------
 Reconciliation of prepaid (accrued) and total
    amount recognized:
      Benefit obligation                               $(30,606)   $(24,141)
      Fair value of assets                               30,945      27,307
 -------------------------------------------------------------------------------
      Funded status of the plan                             339       3,166
      Unrecognized net loss                              16,373       9,149
      Unrecognized prior service cost                       563         622
 -------------------------------------------------------------------------------
 Prepaid pension costs                                 $ 17,275    $ 12,937
 -------------------------------------------------------------------------------
 Components of net periodic benefit costs:
    Service cost                                       $  4,016   $   3,320
    Interest cost                                         1,768       1,527
    Expected return on plan assets                       (2,384)     (2,906)
    Amortization of unrecognized amounts:
      Net loss                                              251           -
      Prior service cost                                     60          60
 -------------------------------------------------------------------------------
 Net periodic pension cost                             $  3,711   $   2,001
 -------------------------------------------------------------------------------
 Weighted-average assumptions as of December 31, 2002:
    Discount rate                                          6.75%       7.50%
    Expected return on plan assets                         7.50%      10.00%
    Rate of compensation increase                          5.25%       5.25%

     Assets of the Pension Plan consist primarily of shares in cash management funds, common stock and bond funds, and guaranteed investment contract funds. Benefits are based on the employee's age and length of service.

     Employee contributions to the Thrift Plans are matched by BOK Financial up to 5% of base compensation, based upon years of service. Participants may direct the investments of their accounts in a variety of options, including BOK Financial Common Stock. Employer contributions vest over five years. Expenses incurred by BOK Financial for the Thrift Plans totaled $3.1 million, $2.8 million and $2.3 million for 2002, 2001 and 2000, respectively.

     BOK Financial also sponsors a defined benefit post-retirement employee medical plan, which pays 50 percent of annual medical insurance premiums for retirees who meet certain age and service requirements. Assets of the retiree medical plan consist primarily of shares in a cash management fund. Eligibility for the post-retirement plan is limited to current retirees and certain employees currently age 60 or older at the time the plan was frozen in 1993.

     Under various performance incentive plans, participating employees may be granted awards based on defined formulas or other criteria. Earnings were charged $32.1 million in 2002, $27.2 million in 2001, and $22.2 million in 2000, for such awards.

(13) EXECUTIVE BENEFIT PLANS

     The Board of Directors of BOK Financial has approved various stock option plans. The number of options awarded and the employees to receive the options are determined by the Chairman of the Board and the Chief Executive Officer, subject to approval of the Board of Directors or a committee thereof. None of these plans have been or are required to be approved by BOK Financial's shareholders.

     Options awarded under these plans are subject to vesting requirements. Generally, one-seventh of the options awarded vest annually and expire three years after vesting. During 2001, BOK Financial initiated an additional plan which awards options that vest in two years. These options expire 45 days after vesting.

     The following table presents options outstanding during 2000, 2001 and 2002 under these plans:
                                                Weighted-
                                                 Average
                                                 Exercise
                                     Number       Price
                                   --------------------------
 Options outstanding at
    December 31, 1999               3,139,411      $14.78
 Options awarded                      619,910       18.44
 Options exercised                   (236,276)       8.64
 Options forfeited                   (173,703)      15.76
 Options expired                         (872)       7.60
 ------------------------------------------------------------
 Options outstanding at
    December 31, 2000               3,348,470       15.84
 Options awarded                      701,086       29.54
 Options exercised                   (621,586)      12.14
 Options forfeited                    (47,058)      16.55
 Options expired                       (1,026)      17.20
 ------------------------------------------------------------
 Options outstanding at
    December 31, 2001               3,379,886       19.30
 Options awarded                      164,255       33.19
 Options exercised                   (463,712)      14.12
 Options forfeited                    (37,802)      21.10
 Options expired                           (3)       8.15
 ------------------------------------------------------------
 Options outstanding at
    December 31, 2002               3,042,624      $20.90
 ------------------------------------------------------------
 Options vested at
    December 31, 2002               1,079,187      $16.87
 ------------------------------------------------------------

     The following table summarizes information concerning currently outstanding and vested options:

           Options Outstanding              Options Vested
 ----------------------------------------- --------------------
                            Weighted
                             Average   Weighted         Weighted
   Range of                 Remaining   Average          Average
   Exercise      Number    Contractual Exercise Number  Exercise
    Prices     Outstanding Life(years)  Price   Vested   Price
 --------------------------------------------------------------
 $8.54 - 10.28    374,383     2.46     $ 9.43   318,417  $ 9.28
      17.15       338,442     3.34      17.15   172,670   17.15
 18.43 - 20.18  1,495,987     4.17      19.23   504,725   19.40
 29.38 - 33.49    833,812     4.72      30.56    83,375   29.99


     Under APB 25 no compensation expense is recognized at the date of grant since the exercise price of BOK Financial's employee stock option equals the market price of the underlying stock on the date of grant.

     FAS 123, requires disclosure of pro forma information regarding net income and earnings per share as if BOK Financial accounted for employee stock options granted subsequent to December 31, 1994 under the fair value method of the Statement.

     The fair value of these  options was estimated at the date of grant using a
Black-Scholes   option   pricing  model  with  the  following   weighted-average
assumptions:
                                  2002      2001      2000
                                --------- --------- ---------
  Average risk-free interest     1.59%     6.04%     5.99%
  rate
  Dividend yield                  None      None      None
  Volatility factors             .190      .195      .194
  Weighted-average
  expected life                 2 years   7 years   7 years

     The weighted-average fair value of options granted during 2002, 2001 and 2000 was $4.18, $8.65 and $5.98, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because BOK Financial's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Pro forma disclosures are in Note 1 -Significant Accounting Policies.

     During January 2003, BOK Financial awarded 569,105 options to buy shares at an exercise price of $32.75. One-seventh of the options awarded vest annually and expire three years after vesting. The weighted-average fair value of this grant was $8.37. This award was determined by the Chairman of the Board and CEO, approved by a committee of the Board of Directors and is subject to the approval of the shareholders. The approval of the shareholders is considered a formality since the Board of Directors controls the majority of the voting shares of common stock.

(14) COMMITMENTS AND CONTINGENT LIABILITIES

     In the ordinary course of business, BOK Financial and its subsidiaries are subject to legal actions and complaints. Management believes, based upon the opinion of counsel, that the actions and liability or loss, if any, resulting from the final outcomes of the proceedings will not be material in the aggregate.

     BOk is obligated under a long-term lease for its bank premises located in downtown Tulsa. The lease term, which began November 1, 1976, is for fifty-seven years with options to terminate in 2013 and 2023. Annual base rent is $3.3 million. BOk subleases portions of its space for annual rents of $406 thousand in 2003, $388 thousand in 2004, $384 thousand in 2005 and $213 thousand in years 2006 and 2007. Net rent expense on this lease was $2.9 million in both 2002 and 2001 and $3.1 million in 2000. Total rent expense for BOK Financial was $12.4 million in 2002, $11.8 million in 2001 and $10.5 million in 2000.

     At December 31, 2002, the future minimum lease payments for equipment and premises under operating leases were as follows: $11.5 million in 2003, $11.0 million in 2004, $10.3 million in 2005, $9.7 million in 2006, $8.0 million in 2007 and a total of $103.4 million thereafter.

     BOk and Williams Companies, Inc. severally guaranteed 30 percent and 70 percent, respectively, of the $13 million debt, which matures May 15, 2007, and operating deficit of two parking facilities operated by the Tulsa Parking Authority. Total expenditures related to this guarantee were $373 thousand in 2002, $441 thousand in 2001 and $319 thousand in 2000.

     The Federal Reserve Bank requires member banks to maintain certain minimum average cash balances. These balances were approximately $283 million for 2002 and $262 million for 2001.

(15) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At December 31, 2002, outstanding commitments totaled $2.9 billion. Since some of the commitments are expected to expire before being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. BOK Financial uses the same credit policies in making commitments as it does loans.

     The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the borrower. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Since the credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan commitments, BOK Financial uses the same credit policies in evaluating the creditworthiness of the customer. Additionally, BOK Financial uses the same evaluation process in obtaining collateral on standby letters of credit as it does for loan commitments. The term of these standby letters of credit is defined in each commitment and typically corresponds with the underlying loan commitment. At December 31, 2002, outstanding standby letters of credit totaled $360 million.

     Commercial letters of credit are used to facilitate customer trade transactions with the drafts being drawn when the underlying transaction is consummated. At December 31, 2002, outstanding commercial letters of credit totaled $4 million.

(16) SHAREHOLDERS' EQUITY

PREFERRED STOCK

     One billion shares of preferred stock with a par value of $0.00005 per share are authorized. A single series of 250,000,000 shares designated as Series A Preferred Stock ("Series A Preferred Stock") is currently issued and outstanding. The Series A Preferred Stock has no voting rights except as otherwise provided by Oklahoma corporate law and may be converted into one share of Common Stock for each 38 shares of Series A Preferred Stock at the option of the holder. Dividends are cumulative at an annual rate of ten percent of the $0.06 per share liquidation preference value when declared and are payable in cash. Aggregate liquidation preference is $15 million. During 2002, 2001 and 2000, 47,961 shares, 72,141 shares and 88,628 shares, respectively, of BOK Financial common stock were issued in payment of dividends on the Series A Preferred Stock in lieu of cash by mutual agreement of BOK Financial and the holders of the Series A Preferred Stock. These shares were valued at $1.5 million in 2002, 2001, 2000, based on average market price, as defined, for a 65 business day period preceding declaration. Kaiser owns substantially all Series A Preferred Stock.

     Various officers own 125 nonvoting units in an entity owned and consolidated by BOk. These units are eligible for an annual, cumulative distribution of $8 per unit and have a preferred value upon liquidation of $100 per unit.

COMMON STOCK

     Common stock consists of 2.5 billion authorized shares with a $0.00006 par value. Holders of common shares are entitled to one vote per share at the election of the Board of Directors and on any question arising at any shareholders' meeting and to receive dividends when and as declared. No common stock dividends can be paid unless all accrued dividends on the Series A Preferred Stock have been paid. The present policy of BOK Financial is to retain earnings for capital and future growth, and management has no current plans to recommend payment of cash dividends on common stock. Additionally, regulations restrict the ability of national banks and bank holding companies to pay dividends, and BOK Financial's credit agreement restricts the payment of dividends by the holding company.

     During 2002 and 2001, 3% dividends payable in shares of BOK Financial common stock were declared and paid. The shares issued were valued at $52 million and $35 million, respectively, based on the average closing bid/ask prices on the day preceding declaration. No common stock dividends were paid in 2000. Per share data has been restated to reflect these stock dividends. Presently, management plans to recommend continued payment of an annual dividend in shares of common stock.

     On October 25, 2002, BOK Financial issued 1,711,127 shares of common stock and 292,225 options to purchase shares, with a fair value at the issuance date of $65 million for its purchase of Bank of Tanglewood. In addition, BOK Financial agreed to a limited price guarantee on a portion of the shares issued in this purchase. The fair value of this price guarantee, estimated to be $3 million based upon the Black-Sholes Option pricing model, was included in the purchase price of Bank of Tanglewood (see Note 2). Pursuant to this guarantee, any holder of BOK Financial common shares issued in this acquisition may annually make a claim for the excess of the guaranteed price and the actual sales price of any shares sold during a 60-day period after each of the first five anniversary dates after October 25, 2002. The maximum annual number of shares subject to this guarantee is 198,010. The guaranteed price for each anniversary period is $34.81 for 2003, $37.38 for 2004, $39.96 for 2005, $42.54
for 2006 and $45.12 for 2007. The price guarantee is nontransferable and noncumulative. BOK Financial may elect, in its sole discretion, to issue additional shares of common stock to satisfy any obligation under the price guarantee or to pay cash. The maximum aggregate number of common shares that may be issued to satisfy any price guarantee obligations is 10 million. If, as of any benchmark date, BOK Financial has already issued 10 million shares, BOK
Financial  is  not  obligated  to  make  any  further  benchmark  payments.  BOK
Financial's ability to pay cash to satisfy any price guarantee obligations is limited by applicable bank holding company and bank capital and dividend regulations.

SUBSIDIARY BANKS

     The amounts of dividends that BOK Financial's subsidiary banks can declare and the amounts of loans the subsidiary banks can extend to affiliates are limited by various federal and state banking regulations. Generally, dividends declared during a calendar year are limited to net profits, as defined, for the year plus retained profits for the preceding two years. The amounts of dividends are further restricted by minimum capital requirements. Pursuant to the most restrictive of the regulations at December 31, 2002, BOK Financial's subsidiary banks could declare dividends up to $177 million without prior regulatory approval. The subsidiary banks declared and paid dividends of $40 million in 2002, $92 million in 2001 and $8 million in 2000.

     Loans to a single affiliate may not exceed 10.0% and loans to all affiliates may not exceed 20.0% of unimpaired capital and surplus, as defined. Additionally, loans to affiliates must be fully secured. As of December 31, 2002 and 2001, these loans totaled $10 million and $16 million, respectively. None of the affiliate loans in 2002 were to consolidated entities. Total loan commitments to affiliates at December 31, 2002 were $95 million.

REGULATORY CAPITAL

     BOK Financial and its banking subsidiaries are subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and additional discretionary actions by regulators that could have a material effect on BOK Financial's operations. These capital requirements include quantitative measures of assets, liabilities and certain off-balance sheet items. The capital standards are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     For a banking institution to qualify as well capitalized, its Tier I, Total and Leverage capital ratios must be at least 6%, 10% and 5%, respectively. Tier I capital consists primarily of common stockholders' equity, excluding unrealized gains or losses on available for sale securities, less goodwill, core deposit premiums and certain other intangible assets. As directed by the Federal Reserve Bank, Tier I capital excludes $35 million, the combined value of common shares issued subject to the market value protection program and the value of the market value guarantee. These values will be restored to Tier I capital as the market price guarantee expires. Total capital consists primarily of Tier I capital plus preferred stock, subordinated debt and reserves for loan losses, subject to certain limitations. All of BOK Financial's banking subsidiaries exceeded the regulatory definition of well capitalized.

                                                                                  December 31,
                                           ---------------------------------------------------------
                                                      2002                         2001
                                           --------------------------- -----------------------------
                                              Amount        Ratio          Amount        Ratio
                                           --------------------------- -----------------------------
 (Dollars in thousands)
 Total Capital (to Risk Weighted Assets):
    Consolidated                            $1,083,244       11.95%       $959,703        11.56%
    BOk                                        864,519       11.91         769,031        11.39
    Bank of Texas                              199,659       12.00         156,380        12.27
    Bank of Albuquerque                         81,458       16.59          70,969        15.42
    Bank of Arkansas                            14,079       18.08          12,824        17.29
 Tier I Capital (to Risk Weighted Assets):
    Consolidated                            $  813,845        8.98%       $670,600         8.08%
    BOk                                        624,968        8.61         536,267         7.94
    Bank of Texas                              178,832       10.75         140,421        11.02
    Bank of Albuquerque                         75,310       15.34          66,465        14.44
    Bank of Arkansas                            13,099       16.82          11,886        16.03
 Tier I Capital (to Average
 Assets):
    Consolidated                            $  813,845        6.88%       $670,600         6.38%
    BOk                                        624,968        6.39         536,267         6.23
    Bank of Texas                              178,832        8.43         140,421         8.28
    Bank of Albuquerque                         75,310        6.48          66,465         6.35
    Bank of Arkansas                            13,099        6.95          11,886         8.99


(17) Earnings Per Share

     The following table presents the computation of basic and diluted earnings per share (dollars in thousands except per share data):
                                                                                    Years ended December 31,
                                                                          --------------------------------------------
                                                                               2002          2001           2000
                                                                          --------------------------------------------
 Numerator:
    Net income                                                             $   150,409   $   116,302    $   100,140
    Preferred stock dividends                                                   (1,500)       (1,500)        (1,500)
 ---------------------------------------------------------------------------------------------------------------------
 Numerator for basic earnings per share - income
    available to common stockholders                                           148,909       114,802         98,640
 ---------------------------------------------------------------------------------------------------------------------
 Effect of dilutive securities:
    Preferred stock dividends                                                    1,500         1,500          1,500
 ---------------------------------------------------------------------------------------------------------------------
 Numerator for diluted earnings per share - income available
    to common stockholders after assumed conversion                        $   150,409   $   116,302    $   100,140
 ---------------------------------------------------------------------------------------------------------------------
 Denominator:
    Denominator for basic earnings per share -weighted average shares       53,341,294    52,550,525     52,234,195
    Effect of dilutive securities:
      Employee stock options (1)                                               729,219       649,978        339,430
      Convertible preferred stock                                            6,523,861     6,523,861      6,523,861
      Tanglewood market value guarantee (see Note 16)                           42,489             -              -
 ---------------------------------------------------------------------------------------------------------------------
 Dilutive potential common shares                                            7,295,569     7,173,839      6,863,291
 ---------------------------------------------------------------------------------------------------------------------
 Denominator for diluted earnings per share - adjusted
    weighted average shares and assumed conversions                         60,636,863    59,724,364     59,097,486
 ---------------------------------------------------------------------------------------------------------------------
 Basic earnings per share                                                        $2.79         $2.18          $1.89
 ---------------------------------------------------------------------------------------------------------------------
 Diluted earnings per share                                                      $2.48         $1.95          $1.69
 ---------------------------------------------------------------------------------------------------------------------

 1  Excludes employee stock options with exercise price                         81,266       597,730      1,710,477
    greater than current market price

(18) REPORTABLE SEGMENTS

     BOK Financial operates four principal lines of business under its Bank of Oklahoma franchise: corporate banking, consumer banking, mortgage banking and trust services. It also operates a fifth principal line of business, regional banks, which includes all banking functions for Bank of Albuquerque, Bank of Arkansas and Bank of Texas. These five principal lines of business combined account for approximately 80% of total revenue. Other lines of business include the TransFund ATM network and BOSC, Inc. In addition to its lines of business, BOK Financial has a funds management unit. The primary purpose of this unit is to manage the overall liquidity needs and interest rate risk of the company. Each line of business borrows funds from and provides funds to the funds management unit as needed to support their operations. The Corporate Banking segment consists of eight operating units that provide credit and lease financing, deposit and cash management and international collection services to commercial and industrial customers and to other financial institutions in Oklahoma and surrounding states. The Consumer Banking segment consists of two operating units that provide direct and indirect consumer loans and deposit services to individuals primarily within Oklahoma. The Mortgage Banking segment consists of two operating sectors that originate a full range of mortgage products from federally sponsored programs to "jumbo loans" on higher priced homes in BOK Financial's primary market areas. The Mortgage Banking segment also services mortgage loans acquired from throughout the United States. The Trust Services segment consists of one operating unit that provides financial services to both individual and corporate clients. Individual financial services include personal trust management, administration of estates and management of investment and custodial accounts. Individual financial services also include lending and investment services to select individuals. Corporate financial services include administration of employee benefit plans, transfer and paying agent services and investment advisory services. Regional Banks include Bank of Arkansas, Bank of Albuquerque and Bank of Texas.

     BOK Financial identifies reportable segments by type of service provided for the Mortgage Banking and the Trust Services segments and by type of customer for the Corporate Banking and Consumer Banking segments. Regional Banks are identified by legal entity. Operating results are adjusted for intercompany loan participations and allocated service costs and management fees.

     BOK Financial allocates resources and evaluates performance of its lines of business after allocation of funds, certain indirect expenses, taxes and capital costs. The cost of funds borrowed from the funds management unit by the operating lines of business is transfer priced at rates that approximate market for funds with similar duration. Market is generally based on the applicable LIBOR or interest rate swap rates, adjusted for prepayment risk. This method of transfer-pricing funds that support assets of the operating lines of business tends to insulate them from interest rate risk.

     The value of funds provided by the operating lines of business to the funds management unit is based on applicable Federal Home Loan Bank advance rates. Deposit accounts with indeterminate maturities, such as demand deposit accounts and interest-bearing transaction accounts, are transfer-priced at a rolling average based on the expected duration of the accounts. The expected duration ranges from 90 days for certain rate-sensitive deposits to five years. The accounting policies of the reportable segments generally follow those described in the summary of significant account policies except interest income is reported on a fully tax-equivalent basis, loan losses are based on actual net amounts charged off and the amortization of intangible assets is generally excluded. Economic capital is assigned to the business units based on an internal allocation method that reflects management's assessment of risk. Additional capital is assigned to the regional banks line of business based on BOK Financial's investment in those entities. The aggregate economic capital assigned to the lines of business exceeds the capital required by BOK Financial in total. Total capital required by BOK Financial reflects management's estimate of capital required based on the interaction of risk mitigation strategies that cross lines of business including regulatory requirements. Capital assigned to the lines of business does not reflect the company-wide risk mitigation strategies.

     Nonreportable business segments include TransFund ATM networks and BOSC, Inc. The sources of revenue in these segments include interest, commissions earned on securities transactions, securities trading gains or losses, underwriting and financial advisory fees and fees earned on various banking activities, including merchant discounts and interchange fees.

     Substantially all revenue is from domestic customers. No single external customer accounts for more than 10% of total revenue.

                                                                                                     All
                               Corporate      Consumer      Mortgage      Trust       Regional      Other/
 (In Thousands)                 Banking        Banking      Banking     Services       Banks     Eliminations     Total
                             ------------------------------------------------------------------------------------------------
 Year ended December 31, 2002
 Net interest
 revenue/(expense)
    from external sources       $  156,474    $  (17,875)   $  32,199    $  1,315    $   137,142   $  58,946   $   368,201
 Net interest
 revenue/(expense)
    from internal sources          (46,231)       61,301      (13,713)      8,397        (12,474)      2,720             -
 ----------------------------------------------------------------------------------------------------------------------------
 Total net interest revenue        110,243        43,426       18,486       9,712        124,668      61,666       368,201

 Provision for loan losses           6,475         7,829          252         363          6,161      12,650        33,730
 Other operating revenue            32,702        38,862       37,845      39,838         26,871      62,449       238,567
 Capitalized mortgage
    servicing rights                     -             -       20,832           -              -           -        20,832
 Financial instruments
    gains/(losses)                     658             -       26,345           -          4,205      33,390        64,598
 Operating expense                  58,289        63,401       54,795      39,044         93,397      70,788       379,714
 Provision for impairment of
    mortgage servicing rights            -             -       45,923           -              -           -        45,923
 Income taxes                       30,668         4,302          987       3,946         20,547      21,972        82,422
 ----------------------------------------------------------------------------------------------------------------------------
 Net income                     $   48,171    $    6,756    $   1,551    $  6,197    $    35,639   $  52,095   $   150,409
 ----------------------------------------------------------------------------------------------------------------------------
 Average assets                 $4,032,473    $2,341,239    $ 671,798    $535,997    $ 3,895,613   $(186,595)  $11,290,525
 Average equity                    454,572        73,604       55,826      44,339        460,619    (153,107)      935,853

 Performance measurements:
    Return on assets                  1.19%          .29%         .23%       1.16%           .91%          -          1.33%
    Return on equity                 10.60          9.18         2.78       13.98           7.74           -         16.07
    Efficiency ratio                 40.78         77.05        71.01       78.80          61.63           -         60.50

Reconciliation to Consolidated Financial Statements

                                              Other       Other
                               Net Interest Operating   Operating     Average
                                 Revenue    Revenue(1)    Expense      Assets
                              --------------------------------------------------
 Total reportable segments       $306,535   $ 196,950    $354,849   $11,477,120
 Total nonreportable segments         465      69,631      54,795        46,071
 Unallocated items:
    Tax-equivalent adjustment       6,119           -           -             -
    Funds management               72,802      (7,245)     10,503       661,182
    All others (including
      eliminations), net          (17,720)         63       5,490      (893,848)
 -------------------------------------------------------------------------------
 BOK Financial consolidated      $368,201   $ 259,399    $425,637   $11,290,525
 -------------------------------------------------------------------------------

1 Excluding financial instrument gains/(losses)

                                                                                                     All
                               Corporate      Consumer      Mortgage      Trust       Regional      Other/
 (In Thousands)                 Banking        Banking      Banking     Services       Banks     Eliminations     Total
                             ------------------------------------------------------------------------------------------------
 Year ended December 31, 2001
 Net interest
 revenue/(expense)
    from external sources      $   199,771   $   (34,049) $  32,545   $       209    $   138,846  $   (8,370) $     328,952
 Net interest
 revenue/(expense)
    from internal sources          (86,615)       94,393    (20,867)       13,588        (11,689)     11,190             -
 ----------------------------------------------------------------------------------------------------------------------------
 Total net interest revenue        113,156        60,344     11,678        13,797        127,157       2,820       328,952

 Provision for loan losses          10,481         4,180         47           128          5,873      16,901        37,610
 Operating revenue                  29,506        29,995     30,119        40,877         19,642      57,686       207,825
 Capitalized mortgage
    servicing rights                     -             -     22,695             -              -           -        22,695
 Financial instruments
    gains/(losses)                    (250)            -     12,757             -            484      13,587        26,578
 Operating expense                  57,322        59,099     47,750        38,699         91,088      59,253       353,211
 Provision for impairment of
    mortgage servicing rights            -             -     15,551             -              -           -        15,551
 Income taxes                       29,022        10,527      5,408         6,164         18,518      (6,027)       63,612
 Transition adjustment of
    adoption of FAS 133                  -             -          -             -              -         236           236
 ----------------------------------------------------------------------------------------------------------------------------
 Net income                   $     45,587  $     16,533  $   8,493    $    9,683   $     31,804 $     4,202  $    116,302
 ----------------------------------------------------------------------------------------------------------------------------
 Average assets                 $3,854,310    $2,192,698   $651,103      $475,721     $3,352,149   $(286,570)  $10,239,411
 Average equity                    442,876        69,123     45,915        41,345        409,579    (229,994)      778,844

 Performance measurements:
    Return on assets                  1.18%         0.75%      1.30%         2.04%          0.95%          -          1.14%
    Return on equity                 10.29         23.92      18.50         23.42           7.77           -         14.93
    Efficiency ratio                 40.18         65.42      74.04         70.78          62.05           -         63.13

Reconciliation to Consolidated Financial Statements

                                              Other      Other
                               Net Interest Operating  Operating     Average
                                 Revenue    Revenue(1)    Expense      Assets
                              --------------------------------------------------
 Total reportable segments       $326,132    $172,834   $309,509   $10,525,981
 Total nonreportable segments         586      59,829     45,355        30,630
 Unallocated items:
    Tax-equivalent adjustment       8,045           -          -             -
    Funds management               15,177        (408)     7,946       323,113
    All others (including
      eliminations), net          (20,988)     (1,735)     5,952      (640,313)
 -------------------------------------------------------------------------------
 BOK Financial consolidated      $328,952    $230,520   $368,762   $10,239,411
 -------------------------------------------------------------------------------

1 Excluding financial instrument gains/(losses)

                                                                                                      All
                               Corporate      Consumer      Mortgage      Trust       Regional      Other/
 (In Thousands)                 Banking        Banking      Banking     Services       Banks     Eliminations     Total
                             ------------------------------------------------------------------------------------------------
 Year ended December 31, 2000
 Net interest
 revenue/(expense)
    from external sources      $   238,610  $    (46,916)   $  16,434  $    3,429    $   105,849   $ (47,591)  $  269,815
 Net interest
 revenue/(expense)
    from internal sources         (136,367)      107,172      (15,006)      8,995        (12,709)     47,915            -
 ----------------------------------------------------------------------------------------------------------------------------
 Total net interest revenue        102,243        60,256        1,428      12,424         93,140         324      269,815

 Provision for loan losses           3,149         3,669           57           3          3,492       6,834       17,204
 Operating revenue                  26,013        26,762       28,473      40,004         13,187      50,210      184,649
 Capitalized mortgage
    servicing rights                     -             -       11,267           -              -           -       11,267
 Financial instruments
    gains/(losses)                       -             -        5,257           -           (356)     (2,842)       2,059
 Operating expense                  53,451        54,906       37,762      35,916         68,224      49,656      299,915
 Provision for impairment of
    mortgage servicing rights            -             -        2,900           -              -           -        2,900
 Income taxes                       27,874        11,064        2,220       6,422         12,526     (12,475)      47,631
 ----------------------------------------------------------------------------------------------------------------------------
 Net income                   $     43,782  $     17,379   $    3,486   $  10,087   $     21,729   $   3,677  $   100,140
 ----------------------------------------------------------------------------------------------------------------------------
 Average assets                 $3,370,044    $2,140,383     $412,219    $355,150     $2,467,530    $(53,822)  $8,691,504
 Average equity                    392,711        60,813       32,053      37,895        282,223    (197,453)     608,242

 Performance measurements:
    Return on assets                  1.30%         0.81%        0.85%       2.84%          0.88%          -         1.15%
    Return on equity                 11.15         28.58        10.88       26.62           7.70           -        16.46
    Efficiency ratio                 41.68         63.10        91.73       68.51          64.16           -        64.40


Reconciliation to Consolidated Financial Statements

                                               Other      Other
                               Net Interest  Operating  Operating     Average
                                 Revenue     Revenue(1)    Expense      Assets
                              --------------------------------------------------
 Total reportable segments       $269,491     $145,706   $253,159   $8,745,326
 Total nonreportable segments         723       49,660     37,460       28,978
 Unallocated items:
    Tax-equivalent adjustment       7,853            -          -            -
    Funds management               12,083          914      8,560      199,231
    All others (including
      eliminations), net          (20,335)        (364)     3,636     (282,031)
 -------------------------------------------------------------------------------
 BOK Financial consolidated      $269,815     $195,916   $302,815   $8,691,504
 -------------------------------------------------------------------------------

1 Excluding financial instrument gains/(losses)

(19) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying values and estimated fair values of financial instruments as of December 31,
2002 and 2001 (dollars in thousands):
                                                           Range of     Average                    Estimated
                                             Carrying     Contractual  Repricing     Discount        Fair
                                               Value        Yields     (in years)      Rate          Value
                                           -------------------------------------------------------------------
 2002:
   Cash and cash equivalents                 $ 624,215                                            $  624,215
   Securities                                4,136,403                                             4,140,606
   Loans:
      Commercial                             3,989,798   1.78 - 12.25%      0.32    1.45 - 5.68%   4,058,743
      Commercial real estate                 1,435,838   2.70 - 12.50       1.09    4.70 - 6.60    1,450,552
      Residential mortgage                     929,759   3.50 -  8.50       2.74    3.92 - 6.67      933,161
      Residential mortgage - held for sale     133,421        -              -           -           133,421
      Consumer                                 412,167   1.33 - 21.00       2.49    3.64 - 7.75      416,643
 -------------------------------------------------------------------------------------------------------------
        Total loans                          6,900,983                                             6,992,520
        Reserve for loan losses               (116,070)                                                    -
 -------------------------------------------------------------------------------------------------------------
    Net loans                                6,784,913                                             6,992,520
    Derivative instruments with positive
      fair value                                87,928                                                87,928
    Deposits with no stated maturity         4,860,534         -             -           -         4,860,534
    Time deposits                            3,267,991    0.90 - 7.65       1.54    1.26 - 2.34    3,353,243
    Other borrowings                         2,655,708    3.29 - 5.84       0.05    1.13 - 3.29    2,658,930
    Subordinated debt                          155,419        6.45          6.27        4.50         175,307
    Derivative instruments with negative
      fair value                                77,339                                                77,339
 -------------------------------------------------------------------------------------------------------------

 2001:
   Cash and cash equivalents               $   647,338                                           $   647,338
   Securities                                3,700,989                                             3,702,504
   Loans:
      Commercial                             3,674,750   2.04 - 17.70%      0.42    1.96 - 4.90%   3,693,209
      Commercial real estate                 1,341,775   2.25 - 13.90       1.39    4.64 - 4.83    1,402,885
      Residential mortgage                     703,080   3.81 - 13.00       2.04    4.05 - 7.62      701,349
      Residential mortgage - held for sale     166,093        -              -           -           166,093
      Consumer                                 409,680   2.03 - 21.00       2.73    4.26 - 6.98      438,625
 -------------------------------------------------------------------------------------------------------------
        Total loans                          6,295,378                                             6,402,161
        Reserve for loan losses               (101,905)                                                    -
 -------------------------------------------------------------------------------------------------------------
    Net loans                                6,193,473                                             6,402,161
    Derivative instruments with positive
      fair value                                34,131                                                34,131
    Deposits with no stated maturity         4,084,638         -             -                     4,084,638
    Time deposits                            2,821,106    1.25 - 7.65       0.64    1.50 - 2.80    2,861,413
    Other borrowings                         2,822,937    4.17 - 8.51       0.06    1.37 - 3.70    2,824,409
    Subordinated debt                          186,302        6.03          6.27        5.87         189,775
    Derivative instruments with negative
      fair value                                38,517                                                38,517
 -------------------------------------------------------------------------------------------------------------

     The preceding table presents the estimated fair values of financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involved significant judgments by management. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, BOK Financial does not know whether the fair values shown above represent values at which the respective financial instruments could be sold individually or in the aggregate.

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

DERIVATIVES

     Fair value on interest rate contracts is calculated by a third party based on discounted cash flows using a yield curve and current applicable market rates. Fair value of energy contracts are based on closing prices on the New York Mercantile Exchange and values provided by energy dealers.

LOANS

     The fair value of loans, excluding loans held for sale, are based on discounted cash flow analyses using interest rates currently being offered for loans with similar remaining terms to maturity and credit risk, adjusted for the impact of interest rate floors and ceilings. The fair values of classified loans were estimated to approximate their carrying values less loan loss reserves allocated to these loans of $29 million at December 31, 2002 and 2001.

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

OFF-BALANCE-SHEET INSTRUMENTS

     The fair values of commercial loan commitments and letters of credit are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements. The fair values of these off-balance-sheet instruments were not significant at December 31, 2002 and 2001.

(20) PARENT COMPANY ONLY FINANCIAL STATEMENTS

Summarized financial information for BOK Financial - Parent Company Only follows:

Balance Sheets
 (In Thousands)                                          December 31,
                                                  ----------------------------
                                                        2002         2001
                                                  ----------------------------

 Assets
 Cash and cash equivalents                           $   16,466   $  12,971
 Securities - available for sale                         14,253      14,355
 Investment in subsidiaries                           1,146,915     926,623
 Other assets                                             2,133       2,029
 -----------------------------------------------------------------------------
    Total assets                                     $1,179,767    $955,978
 -----------------------------------------------------------------------------

 Liabilities and Shareholders' Equity
 Other borrowings                                    $   85,000    $125,095
 Other liabilities                                        1,210       2,400
 -----------------------------------------------------------------------------
    Total liabilities                                    86,210     127,495
 -----------------------------------------------------------------------------
 Preferred stock                                             25          25
 Common stock                                                 3           3
 Capital surplus                                        459,347     323,860
 Retained earnings                                      608,515     511,301
 Treasury stock                                         (17,421)    (12,498)
 Accumulated other comprehensive income                  43,088       5,792
 -----------------------------------------------------------------------------
    Total shareholders' equity                        1,093,557     828,483
 -----------------------------------------------------------------------------
    Total liabilities and shareholders' equity       $1,179,767    $955,978
 -----------------------------------------------------------------------------

Statements of Earnings
 (In Thousands)
                                                    2002      2001     2000
                                                 -------------------------------

 Dividends, interest and fees received from        $ 42,821  $ 91,960  $  8,082
    subsidiaries
 Other operating revenue                                441       425       637
 -------------------------------------------------------------------------------
    Total revenue                                    43,262    92,385     8,719
 -------------------------------------------------------------------------------
 Interest expense                                     3,453     6,458     7,551
 Personnel expense                                        -         2         -
 Professional fees and services                         433       471       728
 Other operating expense                                205       265        45
 -------------------------------------------------------------------------------
    Total expense                                     4,091     7,196     8,324
 -------------------------------------------------------------------------------
 Income before taxes and equity in undistributed
    income of subsidiaries                           39,171    85,189       395
 Federal and state income tax credit                 (1,879)   (3,092)   (3,520)
 -------------------------------------------------------------------------------
 Income before equity in undistributed income of
   subsidiaries                                      41,050    88,281     3,915
 Equity in undistributed income of subsidiaries     109,359    28,021    96,225
 -------------------------------------------------------------------------------
 Net income                                        $150,409  $116,302  $100,140
 -------------------------------------------------------------------------------

Statements of Cash Flows
 (In Thousands)
                                                             2002         2001         2000
                                                         ----------------------------------------
 Cash flows from operating activities:
    Net income                                              $150,409     $116,302     $100,140
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Equity in undistributed income of subsidiaries      (109,359)     (28,021)     (96,225)
        Tax benefit on exercise of stock options               5,482        3,408        1,010
        Change in other assets                                  (104)         (57)       1,239
        Change in other liabilities                             (930)         166          (44)
 ------------------------------------------------------------------------------------------------
 Net cash provided by operating activities                    45,498       91,798        6,120
 ------------------------------------------------------------------------------------------------
 Cash flows from investing activities:
    Purchases of available for sale securities                  (568)      (1,961)      (1,019)
    Investment in subsidiaries                                (5,482)    (119,309)       3,800
 ------------------------------------------------------------------------------------------------
 Net cash provided (used) by investing activities             (6,050)    (121,270)       2,781
 ------------------------------------------------------------------------------------------------
 Cash flows from financing activities:
    Increase in other borrowings                                   -      124,963            -
    Pay down of other borrowings                             (40,095)     (95,000)     (10,000)
    Issuance of preferred, common and treasury stock, net      4,172        2,745          999
    Purchase treasury stock                                        -            -       (2,633)
    Cash dividends                                               (30)         (20)          (1)
 ------------------------------------------------------------------------------------------------
 Net cash provided (used) by financing activities            (35,953)      32,688      (11,635)
 ------------------------------------------------------------------------------------------------
 Net change in cash and cash equivalents                       3,495        3,216       (2,734)
 Cash and cash equivalents at beginning of period             12,971        9,755       12,489
 ------------------------------------------------------------------------------------------------
 Cash and cash equivalents at end of period                 $ 16,466    $  12,971   $    9,755
 ------------------------------------------------------------------------------------------------
 Payment of dividends in common stock                       $ 53,165    $  36,371   $    1,500
 ------------------------------------------------------------------------------------------------
 Cash paid for interest                                     $  3,482   $    6,726   $    7,741
 ------------------------------------------------------------------------------------------------
 Common stock and price guarantee issued for acquisition      67,745            -            -
 ------------------------------------------------------------------------------------------------

                                                    BOK FINANCIAL CORPORATION


Annual Financial Summary - Unaudited

Consolidated Daily Average Balances,
Average Yields and Rates



 (Dollars in Thousands)                                                           2002
                                                             -----------------------------------------------
                                                                 Average       Revenue/         Yield/
                                                                 Balance       Expense (1)       Rate
                                                             -----------------------------------------------
 Assets
    Taxable securities (3)                                      $ 3,756,666      $186,902         5.22%
    Tax-exempt securities                                           208,503        14,789         7.09
 -----------------------------------------------------------------------------------------------------------
      Total securities (3)                                        3,965,169       201,691         5.32
 -----------------------------------------------------------------------------------------------------------
    Trading securities                                               14,215           750         5.28
    Funds sold and resell agreements                                 16,024           291         1.82
    Loans (2)                                                     6,401,510       378,300         5.91
      Less reserve for loan losses                                  109,985             -          -
 -----------------------------------------------------------------------------------------------------------
    Loans, net of reserve                                         6,291,525       378,300         6.01
 -----------------------------------------------------------------------------------------------------------
      Total earning assets (3)                                   10,286,933       581,032         5.75
 -----------------------------------------------------------------------------------------------------------
    Cash and other assets                                         1,003,592
 -----------------------------------------------------------------------------------------------------------
      Total assets                                              $11,290,525
 -----------------------------------------------------------------------------------------------------------

 Liabilities and Shareholders' Equity
    Transaction deposits                                        $ 2,798,639      $ 39,273         1.40%
    Savings deposits                                                165,988         1,976         1.19
    Time deposits                                                 3,057,645       104,217         3.41
 -----------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits                             6,022,272       145,466         2.42
 -----------------------------------------------------------------------------------------------------------
    Federal funds purchased and repurchase agreements             1,549,021        25,218         1.63
    Other borrowed funds                                          1,058,717        25,277         2.39
    Subordinated debenture                                          181,911        10,751         5.91
 -----------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities                          8,811,921       206,712         2.35
 -----------------------------------------------------------------------------------------------------------
    Demand deposits                                               1,185,891
    Other liabilities                                               356,860
    Shareholders' equity                                            935,853
 -----------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                $11,290,525
 -----------------------------------------------------------------------------------------------------------

 Tax-equivalent Net Interest Revenue (3)                                          374,320         3.40%
 Tax-equivalent Net Interest Revenue to Earning Assets (3)                                        3.70
 Less tax-equivalent adjustment                                                     6,119
 -----------------------------------------------------------------------------------------------------------
 Net Interest Revenue                                                             368,201
 Provision for loan losses                                                         33,730
 Other operating revenue                                                          323,997
 Other operating expense                                                          425,637
 -----------------------------------------------------------------------------------------------------------
 Income before taxes                                                              232,831
 Federal and state income tax                                                      82,422
 -----------------------------------------------------------------------------------------------------------
 Net Income                                                                      $150,409
 -----------------------------------------------------------------------------------------------------------

1  Tax equivalent at the statutory federal and state rates of 38.9% for the periods presented. The taxable equivalent adjustments shown are for comparative purposes.
2  The loan averages included loans on which the accrual of interest has been discontinued and are stated net of unearned income. See Note 1 of Notes to the Consolidated Financial Statements for a description of income recognition policy.
3  Yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income.

                      2001                                 2000
 --------------------------------------- ---------------------------------------
     Average      Revenue/      Yield/     Average     Revenue/       Yield/
     Balance      Expense (1)    Rate      Balance     Expense (1)     Rate
 --------------------------------------- ---------------------------------------


     $2,989,967    $184,464      6.17%    $2,587,183   $167,493       6.47%
        277,309      19,935      7.19        269,731     19,577       7.26
 --------------------------------------- ---------------------------------------
      3,267,276     204,399      6.26      2,856,914    187,070       6.55
 --------------------------------------- ---------------------------------------
         18,504       1,200      6.49         15,633      1,450       9.28
         18,419         829      4.50         46,219      2,962       6.41
      5,989,224     456,250      7.62      4,934,462    455,101       9.22
         92,392           -       -           80,447          -        -
 --------------------------------------- ---------------------------------------
      5,896,832     456,250      7.74      4,854,015    455,101       9.38
 --------------------------------------- ---------------------------------------
      9,201,031     662,678      7.20      7,772,781    646,583       8.32
 --------------------------------------- ---------------------------------------
      1,038,380                              918,723
 --------------------------------------- ---------------------------------------
    $10,239,411                           $8,691,504
 --------------------------------------- ---------------------------------------


   $  2,267,032      49,893      2.20%    $1,889,806     55,019       2.91%
        154,934       2,281      1.47        151,870      2,703       1.78
      2,960,170     154,035      5.20      2,495,038    149,599       6.00
 --------------------------------------- ---------------------------------------
      5,382,136     206,209      3.83      4,536,714    207,321       4.57
 --------------------------------------- ---------------------------------------
      1,652,467      64,358      3.89      1,444,830     91,456       6.33
        974,907      44,191      4.53        889,919     59,701       6.71
        180,211      10,923      6.06        148,728     10,437       7.02
 --------------------------------------- ---------------------------------------
      8,189,721     325,681      3.98      7,020,191    368,915       5.26
 --------------------------------------- ---------------------------------------
      1,102,958                              980,401
        167,888                               82,670
        778,844                              608,242
 --------------------------------------- ---------------------------------------
    $10,239,411                           $8,691,504
 --------------------------------------- ---------------------------------------

                    336,997      3.22%                  277,668       3.06%
                                 3.66                                 3.57
                      8,045                               7,853
 --------------------------------------- ---------------------------------------
                    328,952                             269,815
                     37,610                              17,204
                    257,462                             197,975
                    368,762                             302,815
 --------------------------------------- ---------------------------------------
                    180,042                             147,771
                     63,740                              47,631
 --------------------------------------- ---------------------------------------
                   $116,302                            $100,140
 --------------------------------------- ---------------------------------------

                                                    BOK FINANCIAL CORPORATION

Quarterly Financial Summary - Unaudited

Consolidated Daily Average Balances,
Average Yields and Rates

  (Dollars in Thousands Except Per Share Data)
                                                                                 Three Months Ended
                                                      -------------------------------------------------------------------------
                                                              December 31, 2002                      September 30, 2002
                                                      ----------------------------------     ----------------------------------
                                                         Average     Revenue/   Yield/          Average    Revenue/    Yield/
                                                         Balance     Expense(1)  Rate           Balance    Expense(1)   Rate
                                                      ----------------------------------     ----------------------------------
  Assets
     Taxable securities                                 $ 4,024,291   $45,710     4.73%        $ 3,794,732  $46,473     5.06%
     Tax-exempt securities                                  194,586     3,407     6.95             193,645    3,335     6.83
  --------------------------------------------------------------------------------------     ----------------------------------
       Total securities                                   4,218,877    49,117     4.84           3,988,377   49,808     5.15
  --------------------------------------------------------------------------------------     ----------------------------------
     Trading securities                                       8,639        87     4.00              13,341      221     6.57
     Funds sold                                              24,856        92     1.47              11,331       57     2.00
     Loans (2)                                            6,761,498    95,864     5.62           6,444,933   95,731     5.89
       Less reserve for loan losses                         114,711         -       -              110,590        -       -
  --------------------------------------------------------------------------------------     ----------------------------------
     Loans, net of reserve                                6,646,787    95,864     5.72           6,334,343   95,731     6.00
  --------------------------------------------------------------------------------------     ----------------------------------
       Total earning assets                              10,899,159   145,160     5.38          10,347,392  145,817     5.67
  --------------------------------------------------------------------------------------     ----------------------------------
     Cash and other assets                                1,032,760                                981,246
  --------------------------------------------------------------------------------------     ----------------------------------
       Total assets                                     $11,931,919                            $11,328,638
  --------------------------------------------------------------------------------------     ----------------------------------

  Liabilities and Shareholders' Equity
     Transaction deposits                               $ 2,988,986   $ 9,648     1.28         $ 2,795,449  $ 9,882     1.40
     Savings deposits                                       173,286       491     1.12             164,952      502     1.21
     Other time deposits                                  3,248,364    25,531     3.12           3,090,272   26,154     3.36
  --------------------------------------------------------------------------------------     ----------------------------------
       Total interest-bearing deposits                    6,410,636    35,670     2.21           6,050,673   36,538     2.40
  --------------------------------------------------------------------------------------     ----------------------------------
     Federal funds purchased and repurchase agreements    1,523,923     5,471     1.42           1,615,075    6,635     1.63
     Other borrowed funds                                 1,084,616     5,751     2.10             999,140    5,963     2.37
     Subordinated debenture                                 169,874     2,580     6.03             185,748    2,725     5.82
  --------------------------------------------------------------------------------------     ----------------------------------
       Total interest-bearing liabilities                 9,189,049    49,472     2.14           8,850,636   51,861     2.32
  --------------------------------------------------------------------------------------     ----------------------------------
     Demand deposits                                      1,310,932                              1,188,441
     Other liabilities                                      380,204                                340,264
     Shareholders' equity                                 1,051,734                                949,297
  --------------------------------------------------------------------------------------     ----------------------------------
       Total liabilities and shareholders' equity       $11,931,919                            $11,328,638
  --------------------------------------------------------------------------------------     ----------------------------------

  Tax-equivalent Net Interest Revenue                                  95,688     3.24%                      93,956     3.35%
  Tax-equivalent Net Interest Revenue to Earning Assets                           3.55                                  3.65
  Less tax-equivalent adjustment                                        1,404                                 1,387
  --------------------------------------------------------------------------------------     ----------------------------------
  Net Interest Revenue                                                 94,284                                92,569
  Provision for loan losses                                            10,001                                 8,029
  Other operating revenue                                              80,739                               107,467
  Other operating expense                                             104,993                               123,695
  --------------------------------------------------------------------------------------     ----------------------------------
  Income before taxes                                                  60,029                                68,312
  Federal and state income tax                                         21,250                                24,183
  --------------------------------------------------------------------------------------     ----------------------------------
  Net Income                                                          $38,779                               $44,129
  --------------------------------------------------------------------------------------     ----------------------------------

  Earnings Per Average Common Share Equivalent:
     Net income:
       Basic                                                            $0.70                                 $0.83
  --------------------------------------------------------------------------------------     ----------------------------------
       Diluted                                                          $0.63                                 $0.73
  --------------------------------------------------------------------------------------     ----------------------------------

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


                                               Three Months Ended
 --------------------------------------------------------------------------------------------------------------
           June 30, 2002                        March 31, 2002                       December 31, 2001
 ----------------------------------   -----------------------------------   -----------------------------------
    Average    Revenue/   Yield/         Average    Revenue/    Yield/         Average    Revenue/    Yield/
    Balance    Expense(1)  Rate          Balance    Expense(1)   Rate          Balance    Expense(1)   Rate
 ----------------------------------   -----------------------------------   -----------------------------------
   $3,696,603   $46,564     5.50%      $3,442,504    $48,153      5.68%      $3,177,731    $45,777     5.72%
      218,747     3,948     7.24          230,755      4,101      7.21          238,634      4,274     7.11
 ----------------------------------   -----------------------------------   -----------------------------------
    3,915,350    50,512     5.60        3,673,259     52,254      5.77        3,416,365     50,051     5.82
 ----------------------------------   -----------------------------------   -----------------------------------
       19,989       238     4.78           14,971        204      5.53           22,508        245     4.32
       17,148        92     2.15           10,656         50      1.90           14,362         85     2.35
    6,225,134    93,787     6.04        6,164,060     92,918      6.11        6,203,512     99,643     6.37
      109,366         -       -           105,166          -         -           99,541          -       -
 ----------------------------------   -----------------------------------   -----------------------------------
    6,115,768    93,787     6.15        6,058,894     92,918      6.22        6,103,971     99,643     6.48
 ----------------------------------   -----------------------------------   -----------------------------------
   10,068,255   144,629     5.94        9,757,780    145,426      6.05        9,557,206    150,024     6.23
 ----------------------------------   -----------------------------------   -----------------------------------
    1,005,122                             999,738                             1,024,243
 ----------------------------------   -----------------------------------   -----------------------------------
  $11,073,377                         $10,757,518                           $10,581,449
 ----------------------------------   -----------------------------------   -----------------------------------

  $ 2,740,454   $ 9,841     1.44%     $ 2,666,154    $ 9,902      1.51%     $ 2,429,978      9,933     1.62%
      165,496       503     1.22          160,082        481      1.22          158,040        489     1.23
    2,969,488    26,814     3.62        2,918,473     25,718      3.57        2,839,770     30,044     4.20
 ----------------------------------   -----------------------------------   -----------------------------------
    5,875,438    37,158     2.54        5,744,709     36,101      2.55        5,427,788     40,466     2.96
 ----------------------------------   -----------------------------------   -----------------------------------
    1,485,816     6,197     1.67        1,571,063      6,915      1.79        1,701,655      8,813     2.05
    1,032,685     6,637     2.58        1,119,466      6,925      2.51        1,088,792      8,460     3.08
      185,968     2,724     5.88          186,189      2,722      5.93          186,409      2,764     5.88
 ----------------------------------   -----------------------------------   -----------------------------------
    8,579,907    52,716     2.46        8,621,427     52,663      2.48        8,404,644     60,503     2.86
 ----------------------------------   -----------------------------------   -----------------------------------
    1,129,412                           1,112,571                             1,150,498
      476,886                             170,643                               191,023
      887,172                             852,877                               835,284
 ----------------------------------   -----------------------------------   -----------------------------------
  $11,073,377                         $10,757,518                           $10,581,449
 ----------------------------------   -----------------------------------   -----------------------------------
                 91,913     3.48%                     92,763      3.57%                     89,521     3.37%
                            3.77                                  3.86                                 3.72
                  1,632                                1,696                                 1,802
 ----------------------------------   -----------------------------------   -----------------------------------
                 90,281                               91,067                                87,719
                  6,834                                8,866                                10,517
                 83,864                               51,927                                54,560
                113,798                               83,151                                84,801
 ----------------------------------   -----------------------------------   -----------------------------------
                 53,513                               50,977                                46,961
                 18,944                               18,045                                16,829
 ----------------------------------   -----------------------------------   -----------------------------------
                $34,569                              $32,932                             $  30,132
 ----------------------------------   -----------------------------------   -----------------------------------

                  $0.65                                $0.62                                 $0.56
 ----------------------------------   -----------------------------------   -----------------------------------
                  $0.57      `                         $0.55                                 $0.50
 ----------------------------------   -----------------------------------   -----------------------------------

BOK FINANCIAL CORPORATION BOARD OF DIRECTORS

C. Fred Ball, Jr. (3)
Chairman & CEO
Bank of Texas, N.A.

Sharon J. Bell 1
Managing Partner
Rogers & Bell

Peter C. Boylan, III (1)
President, CEO & Director
Liberty Broadband Interactive TV

Joseph E. Cappy (1)
Chairman, President & CEO
Dollar Thrifty Automotive Group

Luke R. Corbett
Chairman & CEO
Kerr-McGee Corporation

William E. Durrett
Senior Chairman
American Fidelity Corp.

James O. Goodwin (1)
Chief Executive Officer
The Oklahoma Eagle
Publishing Company, Inc. LLC

Robert G. Greer (3), (4)
Vice Chairman
Bank of Texas

David F. Griffin (1), (4)
President & General Manager
Griffin Communications, LLC

V. Burns Hargis (1)
Vice Chairman
BOK Financial Corporation and
Bank of Oklahoma, N.A.

Eugene A. Harris (2)
Executive Vice President
BOK Financial Corporation and
Bank of Oklahoma, N.A.

Howard E. Janzen (1)
Former President & CEO
Williams Communications

E. Carey Joullian, IV (1)
President & CEO
Mustang Fuel Corporation

George B. Kaiser (1)
Chairman
BOK Financial Corporation and
Bank of Oklahoma, N.A.

David L. Kyle (1)
Chairman, President & CEO
ONEOK, Inc.

Robert J. LaFortune
Personal Investments

Philip C. Lauinger, Jr.
Chairman & CEO
Lauinger Publishing Co.

John C. Lopez (1)
Chairman & CEO
Lopez Foods, Inc.

Stanley A. Lybarger (1), (3)
President & CEO
BOK Financial Corporation and
Bank of Oklahoma, N.A.

Steven J. Malcolm (1)
Chairman, President & CEO
Williams

Paula Marshall-Chapman (1), (4)
CEO
Bama Companies

Frank A. McPherson
Retired Chairman & CEO
Kerr-McGee Corporation

Steven E. Moore
Chairman, President & CEO
OGE Energy Corp.

J. Larry Nichols
Chairman, President & CEO
Devon Energy Corporation

Robert L. Parker, Sr.
Chairman of the Board
Parker Drilling Company

James A. Robinson
Personal Investments

L. Francis Rooney, III (1)
Chairman and CEO
Manhattan Construction Company

Scott F. Zarrow (1)
President
Foreman Investment Capital LLC


1        Director of BOK Financial Corp.
         and Bank of Oklahoma, N.A.
2        Director of Bank of Oklahoma, N.A.
3        Director of BOK Financial Corp.
         and Bank of Texas, N.A.
4        Pending election at shareholders
         meeting April 29

BANK OF ALBUQUERQUE, N.A. BOARD OF DIRECTORS

Susan Barker-Kalangis, Esq.
Partner, Modrall,
Sperling, Roehl, Harris and
Sisk P.A.

Steven G. Bradshaw
Executive Vice President
Bank of Oklahoma, N.A.

Douglas M. Brown
President & CEO
Tuition Plan, Inc.

Rudy A. Davolos
Athletic Director
University of New Mexico

William E. Garcia
Retired Sr. Manager, Public Affairs
Intel Corporation

Robert M. Goodman
Vice Chairman
Bank of Albuquerque, N.A.

Thomas D. Growney
President
Tom Growney Equipment, Inc.

Eugene A. Harris
Executive Vice President
BOK Financial Corporation
and Bank of Oklahoma, N.A.

W. Jeffrey Pickryl
Executive Vice President
Bank of Oklahoma, N.A.

Mark E. Sauters
Senior Vice President
Bank of Albuquerque, N.A.

Michael D. Sivage
Chief Executive Officer
Sivage-Thomas Homes, Inc.

Paul A. Sowards
President
Bank of Albuquerque, N.A.

David L. Sutter
Senior Vice President
Bank of Oklahoma, N.A.

Gregory K. Symons
Chairman & CEO
Bank of Albuquerque, N.A.

Jennifer S. Thomas
Executive Vice President
Bank of Albuquerque, N.A.

BANK OF ARKANSAS, N.A. BOARD OF DIRECTORS

John W. Anderson
Senior Vice President
Bank of Oklahoma, N.A.

Jeffrey R. Dunn
Chairman, President & CEO
Bank of Arkansas, N.A.


George C. Faucette, Jr.
President
Coldwell Banker Faucette
Real Estate

Mark W. Funke
President
Bank of Oklahoma, N.A.
Oklahoma City

Gerald Jones
President
Jones Motorcars, Inc.

Ronald E. Leffler
Senior Vice President
Bank of Oklahoma, N.A.


Jerry D. Sweetser
Sweetser Properties, Inc.

BANK OF TEXAS, N.A. BOARD OF DIRECTORS

C. Thomas Abbott
Vice Chairman
Bank of Texas, N.A.

Charles A. Angel, Jr.
Vice Chairman
Bank of Texas, N.A.

C. Fred Ball, Jr. (2)
Chairman & CEO
Bank of Texas, N.A.

C. Huston Bell
Retired President
The Vantage Companies

Edward O. Boshell, Jr.
Columbia General
Investments, LP

R. Neal Bright
Managing Partner
Bright & Bright, LLP

Dudley Chambers
Partner,
Jackson & Walker, LLP

H. Lynn Craft
President & CEO
Baptist Foundation of Texas

Edward F. Doran, Sr.

Charles W. Eisemann
Investments

James J. Ellis
Managing Partner
Ellis/Roiser Associates

R. William Gribble, Jr.
President
Gribble Oil Company

Robert G. Greer
Vice Chairman
Bank of Texas, N.A.

J. T. Hairston, Jr.
Investments

Douglas D. Hawthorne
President & CEO
Texas Health Resources

Jerry Lastelick
Attorney
Lastelick, Anderson
and Arneson

Stanley A. Lybarger (2)
President & CEO
BOK Financial Corp.

Michael A. McBee
Owner
McBee Operating Co.

Steven E. Nell (1)
Chief Financial Officer
BOK Financial Corp.

Albert W. Niemi, Jr.
Dean, Cox School of Business
Southern Methodist University

Thomas S. Swiley
President
Bank of Texas, N.A.

Mrs. Jere W. Thompson
Community Leader

Tom E. Turner (2)
Retired Chairman
Bank of Texas, N.A.

John C. Vogt
Investments

Ralph Williams
Chairman
Bank of Texas, N.A. - Houston


1        Park Cities Bancshares, Inc. only
2        Park Cities Bancshares, Inc./
         Bank of Texas, N.A.

SHAREHOLDER INFORMATION

Corporate Headquarters
Bank of Oklahoma Tower
P.O. Box 2300
Tulsa, Oklahoma 74192
(918) 588-6000

Independent Auditors
Ernst & Young LLP
3900 One Williams Center
Tulsa, Oklahoma 74172
(918) 560-3600

Legal Counsel
Frederic Dorwart Lawyers
Old City Hall
124 E. Fourth St.
Tulsa, Oklahoma 74103-5010
(918) 583-9922

Common Shares:
Traded NASDAQ National Market
NASDAQ Symbol: BOKF
Number of common shareholders of
record at December 31, 2002: 1,235


Market Makers:

CIBC World Markets Corp.
Deutsche Bank Securities Inc.
Goldman Sachs & Company
Howe Barnes Investments, Inc.
Jefferies & Company, Inc.
Keefe, Bruyette & Woods, Inc.
Knight Securities, L.P.
Merrill Lynch, Pierce, Fenner & Smith, Inc.
Morgan Stanley & Company, Inc.
Salomon Smith Barney
Sandler O'Neill & Partners
Southwest Securities, Inc.
Stephens, Inc.
SunTrust Robinson Humphrey

Transfer Agent and Registrar
SunTrust Bank
(800) 568-3476

Address Shareholder Inquiries
Send certificates for transfer and address changes to:

By Mail
SunTrust Bank
P.O. Box 4625
Atlanta, GA 30302

By Hand or Overnight Courier:
SunTrust Bank
Stock Transfer Department
58 Edgewood Avenue, Room 225
Atlanta, GA 30303


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