Form 10-K, Exhibit 13
period 2002-12-31
BOK FINANCIAL CORP ET AL
filed 2003-03-26
CIK 875357

Appendix A
BOK Financial 2002 Annual Report

#1 Market Share in Oklahoma
   Commercial Loans
   Deposits
   Mortgage
   Fiduciary Trust
   ATMs

Total Deposits Per Market
   Albuquerque - $6 billion
   Dallas - $50 billion
   Denver - $24 billion
   Fayetteville - $4 billion
   Houston - $68 billion
   Oklahoma City - $12 billion
   Tulsa - $11 billion

Companies With Revenue $10-750 million
   Albuquerque - 285
   Dallas-Ft. Worth - 3,183
   Denver - 1,388
   Fayetteville - 142
   Houston - 2,700
   Oklahoma City - 500
   Tulsa - 472

Loans - 3-year Compound Annual Growth Rate
   BOKF - 14%
   Bank of Albuquerque - 26%
   Bank of Texas - 28%

Deposits - 3-year Compound Annual Growth Rate
   BOKF - 15%
   Bank of Albuquerque - 21%
   Bank of Texas - 32%

Transfund
   112 million transactions
   1.6 million cardholders
   1,390 ATMs served

Employee Benefits
   370 defined contribution plans
   60 thousand participants
   $1 billion in assets


Graph Data

-------------------------- ------- ------- -------- -------- --------
                            1998    1999    2000     2001     2002
-------------------------- ------- ------- -------- -------- --------
Loans in billions           $3.6    $4.6    $5.5     $6.3     $6.9
-------------------------- ------- ------- -------- -------- --------


-------------------------- ------- ------- -------- -------- --------
                            1998    1999    2000     2001     2002
-------------------------- ------- ------- -------- -------- --------
Deposits in billions        $4.6    $5.3    $6.0     $6.9     $8.1
-------------------------- ------- ------- -------- -------- --------


-------------------------- ------- ------- -------- -------- --------
                            1998    1999    2000     2001     2002
-------------------------- ------- ------- -------- -------- --------
Revenue in millions         $365    $425    $468     $586     $692
-------------------------- ------- ------- -------- -------- --------


-------------------------- ------- -------- -------- ------- --------
                            1998    1999     2000     2001    2002
-------------------------- ------- -------- -------- ------- --------
Earnings per share         $1.34   $1.50    $1.69    $1.95   $2.48
-------------------------- ------- -------- -------- ------- --------