Form 10-K, Exhibit 13
period 2003-12-31
BOK FINANCIAL CORP ET AL
filed 2004-03-12
CIK 875357

Exhibit 13
                            BOK FINANCIAL CORPORATION

                                   EXHIBIT 13

                          ANNUAL REPORT TO SHAREHOLDERS



                                Table of Contents

                 Consolidated Selected Financial Data               10

                 Management's Assessment of Operations and
                   Financial Condition                              11

                 Selected Quarterly Financial Data                  19

                 Report of Management on Financial Statements       38

                 Report of Independent Auditors                     39

                 Consolidated Financial Statements                  40

                 Notes to Consolidated Financial Statements         45

                 Annual Financial Summary - Unaudited               77

                 Quarterly Financial Summary - Unaudited            79