Form 10-K, Exhibit 13
period 2003-12-31
BOK FINANCIAL CORP ET AL
filed 2004-03-12
CIK 875357

BOK FINANCIAL 2003
MANAGEMENT LETTER

Building on a Successful Past. Positioning for a Successful Future. The theme of this year's annual report appropriately sums up our plans to keep building on the accomplishments of the past 13 years. As we celebrate the past--including a continuation of record earnings in 2003--we look forward to new opportunities and have already taken steps to better position ourselves to meet the challenges ahead.

Since 1991, we have consistently built on our non-interest lines of business in order to maintain balance and ensure success through economic cycles. This strategy continued to pay off in 2003, when loan growth slowed in a soft economy. Our 2003 net income was $158.4 million, or $2.45 per share, compared with $147.9 million, or $2.37 per share, the previous year. It was the 13th consecutive year of growth and was strongly supported by a 19 percent increase in fees and commissions from mortgage banking, trust, brokerage and trading, and deposit services. The right balance among these businesses also helped support earnings when the mortgage refinancing boom ended late in the year.

Even in a sluggish economy, loans grew 8 percent, and signs indicate that things are picking up in our markets in early 2004. We experienced solid loan growth in Houston and Denver, where we acquired Colorado State Bank and Trust. This honored institution should provide a strong platform for further growth in the Mile High City. We also saw deposit growth of $1.1 billion over the course of the year.

We continued to pave the way for additional success by upgrading our technology base and restructuring management. Our Operations and Technology staff undertook the most demanding technical project in company history with the conversion to a new core processing system. This new system provides a more efficient and effective platform for future growth, giving us the ability to bring new products and services to market more quickly.

To augment an already strong management group, we appointed three officers to the newly created posts of senior executive vice president. Dan Ellinor came aboard to assume leadership of the Oklahoma commercial banking group while Jeff Pickryl moved to Dallas to manage regional banking operations. Steve Bradshaw now heads up the corporate-wide Consumer and Wealth Management Division. Our longtime friend and chief credit officer, Gene Harris, is retiring in 2004 after helping us establish consistent credit standards and build a quality loan portfolio. We thank Gene and welcome Chuck Cotter as the new chief credit officer. With this transition, we will continue to ensure prudent credit administration that has helped establish sound loan quality.

On the following pages of this report, executives in their own words provide a glimpse into our company, our results and our goals. As always, we will continue to value our people, our customers and the communities we serve while working to generate optimal long-term returns for our shareholders. With this in mind, we celebrate our first 13 years of growth with an eye on positioning ourselves to ensure continued success, both now and into the future.

George Kaiser           /s/ George B. Kaiser
   chairman           ___________________________

How does BOK Financial make decisions?

There is no principle more emphasized in our organization than managing for long-term value rather than short-term results. We evaluate all decisions based on discounted cash flow present value or rate of return rather than short-term accounting results. Our officers all own significant amounts of stock and have compensation that is more performance based than tenure based. When shareholders do well, they do well, so we all think like shareholders because the board and officers are collectively the majority shareholders of the company.

Describe the corporate culture at BOKF.

The CEO, rather than the board chair, has primary influence on the corporate culture and the attitudes of key personnel. Stan Lybarger has a strong entrepreneurial bent and understands what is necessary to encourage innovative approaches to business problem solving and aggressive pursuit of opportunities. Through incentive plans, hiring practices, personal brainstorming and repeated emphasis on maximizing long-term enterprise and shareholder value in all decisions, he, and, to a lesser extent, I, lead by example. New products, services and market positioning decisions that reflect that approach would include our acquisition strategies and tactics. It would also include our new business solicitation techniques and several new services, such as energy, foreign currency and interest rate derivatives and other narrowly targeted investment banking products, as well as our methods of previewing entry into new markets and our nationally competitive 401(k) and TransFund services.

What are your long-term expectations for the company?

The large national banks continue to evacuate the market sector occupied by most of American business and make individual banking more impersonal. Community banks do a wonderful job of filling that vacuum but many customers outgrow the credit limits or product sophistication of community banks. We see a long-term future for BOKF in providing major national bank services but delivering them in a responsive, community bank style.

What are your plans for your ownership stake?

I have no intention of selling my stock. I have committed all of it over time to my charitable foundations. There is no financial reason for me or for the trustees of those foundations to cause a sale of the company so long as it is competently fulfilling its mission and growing in per share value faster than a potential acquirer.

Discuss the company position on paying a dividend.

To this point, we have been able to use our capital intelligently in building our business and thereby earn a greater return for the shareholders than they could earn after paying a tax on a dividend distribution. If we should become over-capitalized in comparison with our attractive business opportunities, we would reconsider the appropriateness of paying cash dividends. In the meantime, we plan to continue to declare stock dividends. The reduction in the dividend tax certainly makes the payment of a cash dividend a closer question.

Picture of George Kaiser shown here and accompanied by the caption, "There is no principle more emphasized in our organization than managing for long-term value rather than short-term results."

Stan Lybarger               /s/ Stanley A. Lybarger
  president and           ___________________________
  chief executive officer

What has been the foundation of BOKF's success?

Our success has resulted from our ability to attract and retain talented people and create and maintain an environment that encourages creativity, teamwork and an entrepreneurial spirit. We manage for continuous improvement, striving to enhance our capabilities and performance in every line of business in every market we serve. We emphasize highly responsive personal customer service at a level no longer available from the large national banks. These characteristics, coupled with a proven strategy of expansion in rapidly growing metropolitan areas in our region, have produced a superior track record of growth and returns for our investors.

How did this contribute to earnings for 2003 in a soft economic environment?

The balance we have been able to achieve in our revenue streams was a key ingredient in our success in 2003. With much lower loan demand and compressed margins, this past year was particularly challenging for the industry. Our success was largely based on our 19 percent growth in fee revenues led by growth in deposit service charges and growth in brokerage, mortgage banking and trust revenues. Loan growth of 8 percent, while much slower than the 16 percent we have averaged for the past five years, was materially better than the industry as a whole. Core deposit growth of 15 percent remained strong.

What is your strategy for acquisitions?

We have pursued acquisitions to gain access and a competitive presence in rapidly growing markets in our region. We target quality organizations that have demonstrated solid growth in their lines of business. Rather than focusing on adding dots to a map, we look for opportunities to enhance the company and propel future growth in earnings per share and shareholder value.

What are your financial objectives?

We are targeting long-term EPS growth in the upper quartile of our peer group. For the past five years, our EPS growth has averaged 13 percent, well ahead of our peer group, which averaged 11 percent for the same time period. Our return on equity has averaged 15 percent for the same time period. These results have translated to our stock price as it has appreciated 92 percent over the last five years, versus a decline in most major stock indices over the same period.

Discuss the attention BOKF is getting nationally.

We focus on building a track record of superior performance. Only in the past few years have we actively sought more visibility at analysts' conferences and by visiting prospective institutional investors. The recognition from the business media and analysts has been gratifying. In 2003, Forbes listed us among the top 500 companies ranked by a composite of sales, assets, profits and market value, and Investor's Business Daily named us among the 70 most stable companies for U.S. investors. BOK Financial was also among 12 companies recognized on the Honor Roll compiled by investment banking firm Keefe, Bruyette & Woods.

Picture of Stan Lybarger shown here and accompanied by the caption, "Our success has resulted from our ability to attract and retain talented people and create and maintain an environment that encourages creativity, teamwork and an entrepreneurial spirit."

Steve Bradshaw                             /s/ Steven G. Bradshaw
  senior executive vice president         ___________________________
  consumer banking and wealth management

What were the key factors for Consumer Banking's strong performance in 2003?

We gained momentum by focusing the last three years on growing our checking base. Combining net interest revenue and fees, checking generates 76 percent of consumer banking revenue. Since introducing free checking in January 2001, checking accounts--excluding our Houston acquisition in 2001 and Denver in 2003--grew 55 percent, or by a compound annual growth rate of 24 percent, to 258,627 at the end of 2003. Checking related fees grew 81 percent--with a compound annual growth rate of 35 percent--over the same period. In 2004, we will continue to expand our successful strategies for attracting accounts, with an increased focus on improving checking account retention. Boosting online banking capabilities and introducing free BillPay are key strategies.

Explain the "Perfect Banking" strategy.

We believe our profit growth results from a sustained strategy of giving clients the best possible experience each and every time. In the fall of 2001, we introduced a breakthrough sales and service process we call Perfect Banking. Its core principle is creating a perfect client experience with each interaction, whether in our branches, through our 24 hour contact center--ExpressBank--or via online banking. Perfect Banking defines key activities that we believe result in an experience that will compel clients to bring additional business and referrals to our bank. This includes a client profiling and contact methodology that allows us to provide a level of professional advice and counsel not found in other retail banks. And we have implemented comprehensive training, coaching, and reward and recognition programs that prepare and motivate our staff to constantly improve results. In the past two years, sales have improved 29 percent based on a compound annual growth rate, and client satisfaction has remained high at 95 percent.

As one key fee-based line of business, how did brokerage and trading contribute to the company's success in 2003?

This was a record-setting year, generating almost $39 million in revenue, up 58 percent over 2002. The revenue mix is diverse with significant contributions from retail and institutional sales and investment banking. According to the Fixed Income Clearing Corp., we ranked 23rd nationally in mortgage-backed securities volume. Investment banking revenue also jumped significantly in 2003.

How does Wealth Management and its fee-based business lines contribute?

In Wealth Management, we manage over $20 billion in assets and have grown through national product innovation and integration with our commercial bank. Our Private Financial Services (PFS) group has focused on a team approach to serving affluent individuals and business owners. BOK Financial has also added investment management staff, including portfolio managers. We have also recently introduced our own private equity offering. In 2004, we are focusing on consolidating our trust, investment management and affluent market brokerage sales groups into a single investment advisor approach. Clients will then have a unified source for investment expertise and full access to all investment products available in the market. We are also expanding PFS in Houston, Dallas and Denver and integrating the Trust group from Colorado State Bank and Trust.

Picture of Steve Bradshaw shown here and accompanied by the caption, "We believe our profit growth results from a sustained strategy of giving clients the best possible experience each and every time."

Dan Ellinor                                  /s/ Dan H. Ellinor
  senior executive vice president         ___________________________
  commercial banking - oklahoma/arkansas

Since joining BOKF last fall, how do you assess the company compared with the competition?

Each company I have worked for in my 22-year career has had a unique brand identity, a defined strategy and a history of growth. BOKF is no different. But our company excels and distances itself from its competitors in how we live out our brand with our customers, how we execute strategies for the benefit of our customers and shareholders, and in the reliability of our core earnings--through all economic cycles. Every decision we make has the customer at the center, and we remain very nimble so we can react opportunistically. We have a solid earnings stream that has diversification, resiliency and growth potential without placing undue risk on the business model.

What perspectives do you bring that will benefit BOKF?

I have seen how poorly managed corporate growth can be detrimental to customer service, product development, delivery, retention of top talent and creation of shareholder value--which is a losing strategy. We have a winning growth strategy at BOKF, and we intend to bring all our constituents with us along the way--customers, employees and our shareholders.

What were the key success factors for Oklahoma commercial banking in 2003?

Despite a sluggish economy in 2003, we had positive loan growth, improved loan quality and strong growth in our fee-based businesses. This and double-digit deposit growth helped us maintain our strong earnings momentum in our Oklahoma and Arkansas commercial banking franchise.

How do you maintain growth in fee-based lines?

Treasury Management and our EFT network, TransFund, are our strongest commercial fee-based business lines, and we are positioned to enjoy continued growth. With Treasury Management, the strategy is simple--we'll aggressively provide treasury solutions to our expanding commercial customer base with solid technology backing the delivery channel and at a cost that is economically sound to both the bank and our clients. We are making additional investments in the product line that are enhancing basic functionality and positioning the bank for the imaging revolution. Our strategy for TransFund is to continue to deepen existing customer relationships where we play a key role in their operations, and continue to expand the customer base through our proven sales process.

How can you keep growing Oklahoma market share?

As in our other franchise states, Oklahoma's competitive landscape is crowded. Compounding this is a statewide growth rate below the national average. But while we enjoy significant market share, there is still big upside for us. We have been successful in Oklahoma because we part of the fabric of our communities, we have extraordinary bankers who truly care for our customers, we provide banking solutions that are second-to-none. This is a winning strategy and is particularly appealing to customers in the middle market and small business sectors. We will continue to build on our strong service-oriented sales strategy and grow market share in Oklahoma.

Picture of Dan Ellinor shown here and accompanied by the caption, "Our company excels and distances itself from its competitors in how we live out our brand with our customers, how we execute strategies for the benefit of our customers and shareholders, and in the reliability of our core earnings -- through all economic cycles."

Jeff Pickryl                                /s/ W. Jeffrey Pickryl
  senior executive vice president         ___________________________
  commercial banking - regional banks

Why did you decide to move to Dallas to manage regional banks?

I believe the future success of our company depends greatly on effective expansion and growth, particularly where we can leverage our geographic strength and infrastructure. Clearly, the Dallas, Houston and Denver markets are deep and broad in both consumer and commercial opportunities. There is substantial market share to gain in these markets. There are also avenues for us to expand in the New Mexico market. Moving to Dallas has given me the opportunity to manage our expansion and help create a strong future for our regional banks.

Discuss returns in regional banking.

Lines of business such as energy, real estate and mortgage are BOKF stalwarts and have delivered spectacular returns. We are very proud of their ongoing success. There is no doubt that our regional banks will also deliver great financial returns. Those banks are in high-growth markets where we are newly established. We initially invest to hire talent, set up banking locations and provide incentives to help us expand and gain market share. We also charge our regional banks for the capital they need to support their existing business and for the investment premium we paid through acquiring these banks. We expect revenue growth and strong returns on the entire investment made in the expansion markets.

How does BOKF differentiate itself in these markets where it is still gaining brand recognition?

We have been able to stand out in our markets by promoting our "big bank" products, services and lending capacity combined with the community bank delivery strategy. A key component of our market strategy is to ensure that we have the most highly qualified and talented relationship managers in the marketplace. We also concentrate on serving a market segment, such as the commercial middle market, that is not optimally served by the large national banks or by the smaller community banks. Furthermore, our technology, infrastructure and dedication to service allow us to be flexible in how we structure credit facilities and other transactions. We've executed this strategy through every one of our acquisitions with great results, including our most recent acquisition in Denver.

Discuss the process of expansion into new markets.

We take a three-pronged approach. First is a scouting phase in which we study the market, market potential and alternative means of entry. If we decide that our brand of banking would be a good fit, we may enter phase two by establishing a loan production office (LPO). The LPO usually focuses on energy or real estate. In the third phase, we make an acquisition to gain a full-service banking presence and introduce our wide array of products and services.

What are the current regional banking goals?

We want to increase market share in Dallas and Houston, establish a market presence and build a reputation in Denver, and continue to expand our presence in New Mexico. We're increasingly active in Phoenix and plan to establish an LPO there in 2004.

Picture of Jeff Pickryl shown here and accompanied by the caption, "Clearly, the Dallas, Houston and Denver markets are deep and broad in both consumer and commercial opportunities. There is substantial market share to gain in these markets."

Gene Harris                           /s/ Eugene Harris
  executive vice president         ___________________________
  chief credit officer

BOKF has enjoyed credit quality that is ahead of peer banks. Assess credit quality at BOKF.

Charge-offs have remained well within industry standards and we're right on target with our expectations. We should see continued improvement in credit quality this year. In terms of 2003, it was a challenging year dealing with the results of the recession. As cycles occur, we expect those events to take time to show up in the portfolio, and we deal with them. In fact, we really don't see any unusual problems for our portfolio. For the more cyclical businesses, we give our borrowers the opportunity to utilize derivatives and hedging to protect themselves. Many of these borrowers take advantage of that, so the impact of a significant event in the marketplace will be lessened as a result.

How are credit standards applied at BOKF?

We have a loan policy with consistent credit standards and everybody operates under the same policy. Credit concurrence officers administer the policy and apply it consistently in every geographic area. We also have a centralized loan review function, monthly reporting, quarterly asset quality reviews, regular meetings and constant communications. These processes ensure consistent risk grading throughout the organization.

For those unfamiliar with BOKF, explain the concentration of energy loans.

Oil and gas production is prevalent in the region. We have superior people and excellent underwriting standards. We underwrite for the cycles and, as a result, we can handle $7 gas and $3 gas, $32 oil and $20 oil. The use of derivatives has helped smooth out the cycles because the biggest risk on energy lending in the past was the cyclical nature of prices.

With the economy beginning to show signs of improvement, do you plan to change credit standards?

No, we don't plan on changing our credit standards because our standards remain consistent through all cycles. We have always stressed the importance of maintaining reliable standards and we'll continue the emphasis. The same prudent underwriting policies applied year after year mean that our customers and our account officers know what we're willing to do and they can make the appropriate decisions accordingly.

Gene, after 23 years with BOKF, you are retiring this year. Discuss the succession plan for chief credit officer.

Throughout my career here, we have worked to establish and maintain consistent credit standards that have enabled us to establish a quality loan portfolio. After I retire, that focus will continue when Chuck Cotter becomes chief credit officer and manager of the Credit Administration Division. Chuck has been a part of the organization for 25 years and will continue to ensure that credit quality remains high.

Pictures of Gene Harris and Chuck Cotter shown here and accompanied by the caption, "The same prudent underwriting policies applied year after year mean that our customers and our account officers know what we're willing to do and they can make the appropriate decisions accordingly."

Mike Elvir                             /s/ Mike Elvir
  executive vice president         ___________________________
  operations and technology

No one relishes a major core processing systems conversion, but you spent 2003 introducing one.

This was the largest, most complex effort ever undertaken by this company. It's important to understand that it was not just an Information Technology project, but one that involved hundreds of people from every area of the company for 18 months. We had reached a point with our previous system where our ability to grow and aggressively offer new services was being restricted by its architecture. With our new IT platform, we have numerous opportunities to take advantage of current and future technologies that advance our service offerings on behalf of our customers while allowing for growth opportunities. Our services can be expanded while costs are less impacted by transaction volume.

How do you assess the upgrade?

It occurred within the time frame we had originally projected, it was done within cost estimates and took place with limited customer impact. Our staff worked long and hard to correct issues that surfaced after conversion and to improve their skills on the new system as quickly as possible. There was never a time when the daily work had to be rerun or where we were not able to operate the company effectively because of system failures. For a project of this magnitude, that is rare, and it's totally due to the dedication of hundreds of BOKF staff members.

Given the organization's strong commitment to service quality, how do you measure it?

Our division is responsible for delivering nearly all operational support for the company, and our service commitment must set the pace. If we do not provide high service levels, no amount of service commitment on the part of the customer-facing staff can overcome it. In 1999 we embarked on a continuous improvement program with established performance expectations and measures in all key areas of our operation. We were delighted to be recognized during 2003 by the Oklahoma Quality Award (OQA) Foundation with their Award for Achievement. We've been receiving feedback for several years from the BOKF lines of business we support that they were seeing significant improvement in our service levels, and the OQA award served as recognition by an outside group that we are now among the leaders in Oklahoma in service quality.

What key technology initiatives are planned this year?

To ensure that we are able to take full advantage of the new legislation regarding check clearing, which goes into effect in October, we are expanding our existing check imaging capability. Our customers should be seeing new services based on this effort before the year is out. We will also be further automating a number of our internal functions relating to check clearing and returns, overdraft processing, and loan documentation and booking. These initiatives will improve efficiency and service quality.

Picture of Mike Elvir shown here and accompanied by the caption, "With our new IT platform, we have numerous opportunities to take advantage of current and future technologies that advance our service offerings on behalf of our customers while allowing for growth opportunities."

Steven Nell                             /s/ Steven Nell
  executive vice president         ___________________________
  chief financial officer

Earnings were a record again in 2003. What were the key factors to your success?

The majority of our earnings are traditionally driven by spread-related businesses in lending and deposit gathering with strong contributions from fee-based businesses. In 2003, fee-based businesses played a major role in our success, particularly mortgage banking and brokerage and trading activities. Interest rates in early 2003 were at 40-year historical lows, which resulted in record mortgage banking activity. As rates begin to rise with an improving economy, our loan growth and net interest margin should improve and help offset reduced earnings from mortgage banking. This is an example of the benefit of our diverse sources of revenue from fee-based businesses. When one aspect of our business--such as lending--slows, other business units have been able to provide balance and contribute to earnings growth. We have a diversified revenue stream that helps counteract cyclical moves in our markets.

Have net interest margins bottomed out?

Barring any additional downward rate adjustments by the Federal Reserve, we feel our net interest margin is probably at its lowest. We have fully absorbed in our operations the deposit pricing compression that most banks have realized during the low-rate environment. Our asset/liability mix is positioned to benefit slightly from rising rates, and net interest margin and net interest revenue should improve going forward.

Discuss BOKF's approach to interest rate risk.

In most interest rate environments, we seek to maintain a relatively neutral position with regard to interest rate risk. We neither benefit nor suffer greatly from rising or falling rates. In connection with that approach and integral to it, we maintain a larger and generally less risky securities portfolio than our peer banks. This larger securities portfolio generates more net interest revenue for us year-in and year-out than having a much smaller riskier portfolio. Although one result of a larger securities portfolio is a net interest margin generally below the norm, we think our approach contributes more to net interest revenue.

What do you see as the role of the accounting and finance groups in supporting BOKF's stated strategy?

Our primary responsibility is to ensure integrity and accountability of financial information provided to internal and external users. There's just no long-term advantage--ethically, legally or financially--in doing any rule bending. There are many people internally who rely on financial information to make business decisions and externally who rely on our information to make investment decisions. We ensure the integrity and legal soundness of all of our financial information through strict adherence to accounting standards and all disclosure requirements. We have always been very conservative in our financial accounting and we have always maintained a philosophy of providing transparent disclosures. All BOKF stakeholders--investors, employees and customers--have an opportunity to gain a clear understanding of our business operations and risks because we've described them appropriately in our financial statements.

Picture of Steven Nell shown here and accompanied by the caption, "When one aspect of our business -- such as lending -- slows, other business units have been able to provide balance and contribute to earnings growth."