Form 10-K, Exhibit 13
period 2003-12-31
BOK FINANCIAL CORP ET AL
filed 2004-03-12
CIK 875357

Table 1     Consolidated Selected Financial Data
           (Dollars In Thousands Except Per Share Data)
                                                                                      December 31,
                                                          ---------------------------------------------------------------------
                                                                2003        2002 (4)      2001 (4)    2000 (4)      1999 (4)
                                                          ---------------------------------------------------------------------
 Selected Financial Data
    For the year:
      Interest revenue                                      $ 565,173     $ 574,913    $  654,633   $ 638,730     $ 500,274
      Interest expense                                        175,144       206,712       325,681     368,915       263,935
      Net interest revenue                                    390,029       368,201       328,952     269,815       236,339
      Provision for loan losses                                35,636        33,730        37,610      17,204        10,365
      Net income                                              158,360       147,871       114,439      98,665        87,536
    Period-end:
      Loans, net of reserve                                 7,355,250     6,784,913     6,193,473   5,435,207     4,567,255
      Assets                                               13,581,743    12,251,014    11,145,984   9,751,550     8,376,290
      Deposits                                              9,219,863     8,128,525     6,905,744   6,046,005     5,263,184
      Subordinated debentures                                 154,332       155,419       186,302     148,816       148,642
      Shareholders' equity                                  1,228,630     1,099,526       832,866     706,793       559,457
      Nonperforming assets (2)                                 59,867        56,574        50,708      43,599        22,943

 Profitability Statistics
    Earnings per share (based on average equivalent shares):
      Basic                                                 $    2.75     $    2.66    $     2.09   $    1.81     $    1.60
      Diluted                                                    2.45          2.37          1.86        1.62          1.43
    Pro forma diluted earnings per share with FAS 142 and        2.45          2.37          2.01        1.70          1.52
      FAS 147
    Percentages (based on daily averages):
      Return on average assets                                   1.24%         1.31%         1.12%       1.13%         1.15%
      Return on average shareholders' equity                    13.66         15.75         14.65       16.18         16.10
      Average shareholders' equity to average assets             9.08          8.31          7.63        7.02          7.14

 Common Stock Performance
    Per Share:
      Book value per common share                           $   21.21     $   19.12    $    15.06   $   12.86     $   10.15
      Market price: December 31 close                           38.72         32.39         31.51       21.25         20.19
      Market range - High trade                                 41.02         36.52         32.75       21.25         25.94
                   - Low trade                                  31.00         26.80         21.31       15.31         18.94

 Selected Balance Sheet Statistics
    Period-end:
      Tier 1 capital ratio                                       9.15%         8.98%         8.08%       8.06%         7.27%
      Total capital ratio                                       11.31         11.95         11.56       11.23         10.72
      Leverage ratio                                             7.17          6.88          6.38        6.51          5.92
      Reserve for loan losses to nonperforming loans           244.18        232.82        233.90      207.95        391.65
      Reserve for loan losses to loans (1)                       1.73          1.72          1.66        1.51          1.66

 Miscellaneous (at December 31)
    Number of employees (full-time equivalent)                  3,449         3,402         3,392       3,003         3,101
    Number of banking locations                                   142           130           114         105           100
    Number of TransFund locations                               1,442         1,390         1,325       1,111         1,020
    Mortgage loan servicing portfolio (3)                  $4,746,279    $5,754,548    $6,645,868  $6,874,995    $7,028,247
 ------------------------------------------------------------------------------------------------------------------------------

1  Excludes residential mortgage loans held for sale.
2 Includes nonaccrual loans, renegotiated loans and assets acquired in satisfaction of loans. Excludes loans past due 90 days or more and still accruing.
3  Includes outstanding principal for loans serviced for Bank of Oklahoma.
4 Restated for adoption of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," and stock dividends.

MANAGEMENT'S ASSESSMENT OF OPERATIONS AND FINANCIAL CONDITION

     BOK Financial Corporation ("BOK Financial" or "the Company") is a financial holding company that offers full service banking in Oklahoma, Northwest Arkansas, Dallas and Houston, Texas, Albuquerque, New Mexico and Denver, Colorado. Our principal subsidiaries are Bank of Oklahoma, N.A. ("BOk"), Bank of Albuquerque, N.A., Bank of Arkansas, N.A., Bank of Texas, N.A. and Colorado State Bank and Trust, N.A. ("CSBT"). Other subsidiaries include BOSC, Inc., a broker/dealer that engages in retail and institutional securities sales and municipal bond underwriting.

     CSBT was acquired during the third quarter of 2003. This acquisition added four branches in Denver, Colorado, and total assets of $396 million, including intangible assets of $61 million. CSBT also added $1.6 billion to total trust assets.

     BOK Financial adopted the fair value accounting provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based
Compensation," during 2003. This change in accounting required expense recognition for employee stock options. Net income and earnings per share for prior years have been restated. No other accounting standards with significant effects on our financial condition or results of operations were initially adopted in 2003.

CRITICAL ACCOUNTING POLICIES

APPLICATION OF CRITICAL ACCOUNTING POLICIES

     Preparation of our consolidated financial statements is based on the selection of certain accounting policies, which requires management to make significant assumptions and estimates. The following discussion addresses the more critical areas where these assumptions and estimates could materially affect financial condition and results of operations. Application of these critical accounting policies and estimates has been discussed with the appropriate committees of the Board of Directors.

RESERVE FOR LOAN LOSSES

     The reserve for loan losses is assessed by management based on an ongoing evaluation of the probable estimated losses inherent in the portfolio, including probable losses on both outstanding loans and unused commitments to provide financing. A consistent, well-documented methodology has been developed that includes reserves assigned to specific loans, general reserves that are based on a statistical migration analysis and nonspecific reserves that are based on analysis of current economic conditions, loan concentrations, portfolio growth and other relevant factors.

     An  independent  Credit   Administration   department  is  responsible  for
performing this evaluation for all of our subsidiaries to ensure that the methodology is applied consistently.

     All significant loans that exhibit weaknesses or deteriorating trends are reviewed quarterly. Specific reserves for impairment are determined through evaluation of estimated future cash flows and collateral values in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for the Impairment of a Loan," and regulatory accounting standards.

     A general reserve for commercial and commercial real estate loan losses is determined primarily through an internally developed migration analysis model. The purpose of this model is to determine the probability that each loan in the portfolio has an inherent loss based on historical trends. We use an eight-quarter aggregate accumulation of net losses as a basis for this model. Greater emphasis is placed on loan losses in more recent periods. This model assigns a general reserve to all commercial loans and leases and commercial real estate loans, excluding loans that have a specific impairment reserve.

     Separate models are used to determine the general reserve for residential mortgage loans, excluding residential mortgage loans held for sale, and consumer loans. The general reserve for residential mortgage loans is based on an eight-quarter average percent of loss. General reserves for consumer loans are based on a migration of loans from current status to loss. Separate migration factors are determined by major product line, such as indirect automobile loans and direct consumer loans.

     Nonspecific reserves are maintained for risks beyond those factors specific to a particular loan or those identified by the migration models. These factors include trends in the general economy in our primary lending areas, conditions in specific industries where we have a concentration, such as energy, real estate and agriculture, and overall growth in the loan portfolio. Evaluation of the nonspecific reserves also considers duration of the business cycle, regulatory examination results, potential errors in the migration analysis models and the underlying data, and other relevant factors. A range of potential losses is determined for each factor identified.

VALUATION AND AMORTIZATION OF MORTGAGE SERVICING RIGHTS

     We have a significant investment in mortgage servicing rights. These rights are either purchased from other lenders or retained from sales of loans we have originated. Mortgage servicing rights are carried at the lower of amortized cost, adjusted for the effects of past hedging activities, or fair value. Amortized cost and fair value are stratified by interest rate and loan type. A valuation allowance is provided when the net amortized cost of any strata exceeds the calculated fair value.

     There is no active market for trading in mortgage servicing rights. We use a cash flow model to determine fair value. Key assumptions and estimates, including projected prepayment speeds and assumed servicing costs, earnings on escrow deposits, ancillary income and discount rates, used by this model are based on current market sources. A separate third party model is used to estimate prepayment speeds based on interest rates, housing turnover rates, estimated loan curtailment, anticipated defaults and other relevant factors. The prepayment model is updated daily for changes in market conditions. We periodically request estimates of fair value from outside sources to corroborate the results of the valuation model. The sensitivity of our valuation of mortgage servicing rights to changes in interest rates is presented in Table 9 in the Lines of Business - Mortgage Banking section of this report.

     Prepayment assumptions also affect the amortization of mortgage servicing rights. Amortization is determined in proportion to the projected cash flows over the estimated life of each loan serviced. The same third party model that estimates prepayment speeds for determining the fair value of mortgage servicing rights determines the estimated life of each loan serviced.

INTANGIBLE ASSETS

     Intangible assets consist primarily of goodwill, core deposit intangible assets and other acquired intangibles. During 2002, we adopted Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142") and No. 147, "Acquisitions of Certain Financial Institutions" ("FAS 147"). These standards eliminated amortization of intangible assets with indefinite lives, such as goodwill. Instead, goodwill for each business unit must be evaluated for impairment annually or more frequently if conditions indicate that impairment may have occurred. The evaluation of possible impairment of intangible assets involves significant judgment based upon short-term and long-term projections of future performance.

     The fair value of each of our business units is estimated by the discounted future earnings method. Income growth is projected over five years for each unit, and a terminal value is computed. The projected income stream is converted to current fair value by using a discount rate that reflects a rate of return required by a willing buyer.

     At December 31, 2003, Bank of Texas had $155 million or 70% of consolidated goodwill. Because of the large concentration of goodwill in this business unit, the fair value determined by the discounted future earnings method was corroborated by comparison to the fair value of publicly traded banks of similar size and characteristics. No goodwill impairment was indicated by either valuation method.

     Intangible assets with finite lives, such as core deposit intangible assets, are amortized over their estimated useful lives. Such assets are reviewed for impairment whenever events indicate that the remaining carrying amount may not be recoverable.

VALUATION OF DERIVATIVE INSTRUMENTS

     We use various types of interest rate derivative instruments as part of an interest rate risk management program. We also offer interest rate, energy and foreign exchange derivative contracts to our customers. All derivative instruments are carried on the balance sheet at fair value. Fair values for exchange-traded contracts are based on quoted prices. Fair values for over-the-counter interest rate, energy and foreign exchange contracts are based on valuations provided by either third-party dealers in the contracts or quotes from independent pricing services.

SUMMARY OF PERFORMANCE

     BOK Financial recorded net income for 2003 of $158.4 million or $2.45 per diluted share, compared with $147.9 million or $2.37 per diluted share in 2002 and $114.4 million or $1.86 per diluted share in 2001. Prior years' earnings per share have been restated for the adoption of FAS 123 and a 3% stock dividend in 2003.

     As previously noted, we adopted FAS 142 and 147 in 2002. These new accounting standards did not permit restatement of prior years' financial statements. If FAS 142 and 147 had been applied retroactively to 2001, pro forma net income and earnings per diluted share would have been $123.6 million and $2.01, respectively. The trend of returns on average equity on a comparable basis for 2003, 2002 and 2001 was 13.66%, 15.75% and 15.83%, respectively. This trend of return on equity was due primarily to growth in average equity. During 2003, average equity increased 24% due to retained earnings and a full-year's effect of an acquisition-related stock issuance during the fourth quarter of 2002. Net income increased 7% for this same period.

     Net interest revenue grew $21.8 million or 6% during 2003 due to increases in average earning assets, partially offset by the net effect of lower interest rates. Fees and commission revenue increased $48.7 million or 19%. All categories of fee income increased, most notably brokerage and trading revenue, which grew 58%, and deposit fees, which rose 21%.

     Operating expenses decreased $16.5 million or 4% compared to 2002. The provision for impairment of mortgage servicing rights shifted from a $45.9 million expense in 2002 to a $22.9 million recovery in 2003. Excluding the provision for mortgage servicing rights, operating expenses increased $52.4 million or 14% due primarily to increased personnel costs, including incentive compensation that varies directly with operating revenue changes. Gains and losses on securities and derivatives decreased from a $64.6 million net gain in 2002 to a $1.6 million net loss in 2003. These results included gains and losses on securities held as an economic hedge of our mortgage servicing rights, on securities held in our general portfolio and derivatives held for interest rate risk management purposes. Accounting for securities held as an economic hedge of mortgage servicing rights is more fully discussed in the Lines of Business - Mortgage Banking section of this report.

     Net income for the fourth quarter of 2003 decreased $2.8 million or 7% compared to the previous year. Net revenue from mortgage banking activities, including gains and losses on securities held as an economic hedge of our mortgage servicing rights, decreased $15.0 million. The decrease in mortgage banking revenue was partially offset by an $8.4 million decrease in mortgage banking costs.

ASSESSMENT OF OPERATIONS

NET INTEREST REVENUE

     Tax-equivalent net interest revenue totaled $395.2 million for 2003 compared to $374.3 million for 2002. The increase was due primarily to a $1.2 billion increase in average earning assets. The growth in average earning assets included a $543 million increase in securities and a $700 million increase in loans. This increase in average earning assets was funded primarily by a $1.1 billion increase in interest-bearing liabilities. Table 2 shows the effects on net interest revenue of changes in average balances and interest rates for the various types of earning assets and interest-bearing liabilities.

     Yields on average earning assets and rates paid on average interest-bearing liabilities both continued to decline in 2003. The net interest margin, the ratio of tax-equivalent net interest revenue to average earning assets, decreased to 3.43% in 2003 compared to 3.70% for the previous year. This decrease reflected the effects of low interest rates on the spread between yields on earning assets and rates paid on interest-bearing liabilities. Our net interest margin decreased for the first three quarters of 2003 as interest rates declined, but increased during the fourth quarter as rates stabilized. The effects of interest rates on yields and rates paid during 2003 are reflected in the Annual and Quarterly Financial Summaries.

Table 2 Volume/Rate Analysis
            (In Thousands)
                                                            2003/2002                                2002/2001
                                               -------------------------------------    ------------------------------------
                                                                Change Due To(1)                        Change Due To(1)
                                                            ------------------------                ------------------------
                                                 Change       Volume    Yield/Rate        Change      Volume     Yield/Rate
                                               ------------ ----------- ------------    ----------- ------------ -----------
Tax-equivalent interest revenue:
  Securities                                     $(8,583)     $31,722    $(40,305)        $(2,708)    $28,736     $(31,444)
  Trading securities                                 (56)         129        (185)           (450)       (252)        (198)
  Loans                                           (2,040)      39,229     (41,269)        (77,950)     27,886     (105,836)
  Funds sold and resell agreements                   (10)         149        (159)           (538)        (76)        (462)
---------------------------------------------- ------------ ----------- ------------  ------------- ------------ -----------
Total                                            (10,689)      71,229     (81,918)        (81,646)     56,294     (137,940)
---------------------------------------------- ------------ ----------- ------------  ------------- ------------ -----------
Interest expense:
  Transaction deposits                            (7,927)       9,169     (17,096)        (10,620)      9,580      (20,200)
  Savings deposits                                (1,032)          60      (1,092)           (305)        147         (452)
  Time deposits                                   (4,578)      12,034     (16,612)        (49,818)      4,197      (54,015)
  Funds purchased and repurchase agreements       (9,628)        (157)     (9,471)        (39,140)     (2,857)     (36,283)
  Other borrowings                                (7,129)        (144)     (6,985)        (18,914)      2,900      (21,814)
  Subordinated debentures                         (1,274)      (1,622)        348            (172)        102         (274)
---------------------------------------------- ------------ ----------- ------------  ------------- ------------ -----------
Total                                            (31,568)      19,340     (50,908)       (118,969)     14,069     (133,038)
---------------------------------------------- ------------                           -------------
                                                            ----------- ------------                ------------ -----------
Tax-equivalent net interest revenue               20,879      $51,889    $(31,010)         37,323     $42,225     $ (4,902)
                                                            ----------- ------------                ------------ -----------
Decrease in tax-equivalent
  adjustment                                         949                                    1,926
---------------------------------------------- ------------                           -------------
Net interest revenue                             $21,828                                  $39,249
---------------------------------------------- ------------                           -------------

                                                 4th Qtr 2003/4th Qtr 2002
                                            -----------------------------------
                                                            Change Due To(1)
                                                        -----------------------
                                              Change      Volume     Yield/Rate
                                            ----------- ------------ ----------
Tax-equivalent interest revenue:
  Securities                                  $ (321)     $7,127      $(7,448)
  Trading securities                              60          81          (21)
  Loans                                          195       8,137       (7,942)
  Funds sold and resell agreements               (27)          6          (33)
------------------------------------------- ----------- ------------ ----------
Total                                            (93)     15,351      (15,444)
------------------------------------------- ----------- ------------ ----------
Interest expense:
  Transaction deposits                        (2,271)      2,300       (4,571)
  Savings deposits                              (236)         14         (250)
  Time deposits                                 (437)      1,469       (1,906)
  Funds purchased and repurchase agreements   (1,550)        461       (2,011)
  Other borrowings                            (1,511)       (250)      (1,261)
  Subordinated debentures                       (364)       (227)        (137)
------------------------------------------- ----------- ------------ ----------
Total                                         (6,369)      3,767      (10,136)
------------------------------------------- -----------
                                                        ------------ ----------
Tax-equivalent net interest revenue            6,276      $11,584     $(5,308)
                                                        ------------ ----------
Decrease in tax-equivalent adjustment            220
------------------------------------------- -----------
Net interest revenue                          $6,496
------------------------------------------- -----------

  (1) Changes attributable to both volume and yield/rate are allocated to both volume and yield/rate on an equal basis.

     BOK Financial follows a strategy of fully utilizing capital resources by borrowing funds in the capital markets to supplement deposit growth. The proceeds of these borrowed funds are invested in securities. The primary objective of this strategy is to enhance revenue opportunities. In the current market conditions, this strategy also helps manage our overall interest rate risk. The interest rate on these borrowed funds, which generally reacts quickly to changes in market interest rates, tends to match the effects of changes in interest rates on the loan portfolio. Interest rates earned on the securities purchased with the proceeds of the borrowings are affected less quickly by changes in market interest rates. The timing of these changes in interest rates earned on the securities more closely matches the timing of changes in interest paid on deposits. Although this strategy may reduce net interest margin, it provides positive net interest revenue. We estimated that this strategy enhanced net interest revenue $61 million during 2003 compared to $67 million in 2002. Excluding this strategy, net interest margin for 2003 and 2002 would have been 3.49% and 3.76%, respectively. Average securities purchased and funds borrowed under this strategy were $2.0 billion in 2003 and $1.9 billion in 2002. As more fully discussed in the subsequent Market Risk section, we employ various techniques to manage, within established parameters, the interest rate and liquidity risk inherent in this strategy. The effectiveness of these techniques is reflected in the overall change in net interest revenue due to changes in interest rates as shown in Table 23.

     Tax-equivalent net interest revenue for the fourth quarter of 2003 totaled $102.0 million, compared to $95.7 million for the fourth quarter of 2002. The increase was due to growth in average earning assets, which increased $1.0 billion or 9%. Net interest margin declined 16 basis points to 3.39% as yields on earning assets decreased more rapidly than the cost of interest-bearing liabilities due to the effects of falling interest rates as discussed above.

     Tax-equivalent net interest revenue for 2002 was $374.3 million, a $37.3 million or 11% increase from 2001. This increase was due to growth in average earning assets. As shown in Table 2, net interest revenue increased $42.2 million due to changes in earning assets and interest-bearing liabilities. The increase in net interest revenue due to asset growth was partially offset by a $4.9 million decrease due to falling yields and rates.

OTHER OPERATING REVENUE

     Other operating revenue decreased $17.8 million due to a $66.2 million decrease in net gains on securities sales and derivatives. Fees and commission revenue increased $48.7 million or 19% compared to 2002. These sources of non-interest revenue are a significant part of our business strategy and represented 44% of total revenue, excluding gains and losses on securities and derivatives.

     Brokerage and trading revenue increased $14.2 million or 58% compared to 2002. During the past several years, we have increased the number of sales staff to take advantage of current market opportunities. These opportunities included transactions with mortgage lenders that want to hedge the economic risks of their loan production. Deposit fees increased $14.4 million or 21% due to an overdraft privilege product that was initiated in 2002. Transaction card revenue grew $5.1 million or 10%. Check card fees and merchant fees increased 19% and 15%, respectively, while ATM network revenue increased 3%. Trust revenue and mortgage banking revenue, which are discussed more fully in the Lines of Business section of this report, increased $5.7 million or 14% and $3.4 million or 7%, respectively.

     BOK Financial realized net gains on securities sold of $7.2 million in 2003 compared to $58.7 million last year. These amounts included net gains on sales of securities held as economic hedges of the mortgage servicing rights of $4.0 million in 2003 and $26.3 million in 2002. The decrease in net gains on securities reflected current market interest rates over the past two years. Falling interest rates during 2002 presented us with the opportunity to actively manage the portfolio and recognize gains from selling securities that had limited potential for further appreciation. While we continued to sell securities during 2003 to manage the portfolio's duration, consistently low interest rates during 2003 presented fewer opportunities to recognize gains.

     Derivative instruments, which we used primarily to manage interest rate risk, resulted in mark-to-market losses of $8.8 million in 2003 compared to gains of $5.9 million in 2002. We have not designated these derivatives as hedges for accounting purposes. Additional discussion regarding use of derivative instruments as part of our interest rate risk management program is located in the Market Risk section of this report.

Table 3     Other Operating Revenue
            (In Thousands)
                                                                                 Years ended December 31,
                                                            -------------------------------------------------------------
                                                                2003          2002        2001        2000        1999
                                                            ------------- ----------- ----------- ----------- -----------
Brokerage and trading revenue                                 $ 38,681     $ 24,450    $ 19,644    $  15,146   $ 16,018
Transaction card revenue                                        55,491       50,385      42,471       37,287     31,399
Trust fees and commissions                                      45,763       40,092      40,567       39,316     35,127
Service charges and fees on deposit accounts                    82,042       67,632      51,284       42,932     41,067
Mortgage banking revenue                                        52,336       48,910      50,155       37,179     36,986
Leasing revenue                                                  3,508        3,330       3,745        4,244      3,725
Other revenue                                                   25,969       20,276      20,087       17,965     17,589
----------------------------------------------------------- ------------- ----------- ----------- ----------- -----------
    Total fees and commissions                                 303,790      255,075     227,953      194,069    181,911
----------------------------------------------------------- ------------- ----------- ----------- ----------- -----------
Gain on sale of assets                                             822        1,157         557          381      5,496
Gain (loss) on sales of securities, net                          7,188       58,704      30,640        2,059       (419)
Gain (loss) on derivatives, net                                 (8,808)       5,894      (4,062)           -          -
----------------------------------------------------------- ------------- ----------- ----------- ----------- -----------
    Total other operating revenue                             $302,992     $320,830    $255,088    $ 196,509   $186,988
----------------------------------------------------------- ------------- ----------- ----------- ----------- -----------

     Other operating revenue for the fourth quarter of 2003, excluding net losses on securities and derivatives, totaled $74.0 million compared to $68.8 million for the fourth quarter of 2002. Trust fees rose 32% to $13.0 million due to growth in the fair value of trust assets and the addition of Colorado State Bank and Trust. Brokerage and trading revenue grew 25%. Revenue from our public finance unit, which is included in other revenue, totaled $2.8 million for the fourth quarter of 2003 compared with $439 thousand for the fourth quarter of 2002. Mortgage banking revenue decreased 50% to $7.5 million due to a decrease in mortgage loan production during the fourth quarter. Mortgage servicing revenue also decreased compared to last year due to a reduction in loans serviced.

     Losses on securities sales totaled $951 thousand, including $757 thousand of losses on securities used to hedge mortgage servicing rights for the fourth quarter of 2003. These results are compared to gains on securities sales of $10.3 million, including $6.8 million on securities used to hedge mortgage servicing rights, last year. Mark-to-market losses on derivative contracts totaled $2.0 million in 2003 compared to gains of $665 thousand in 2002.

     Other operating revenue for 2002 totaled $320.8 million, a 26% increase compared to 2001. Fees and commissions revenue increased 12% to $255.1 million due primarily to a 32% increase in service charges on deposit accounts.
Brokerage and trading revenue and transaction card revenue increased 24% and 19%, respectively, due to increased transaction volumes in both areas. Growth in these fee income sources was offset by a decrease in trust revenue. The fair value of trust assets decreased due to market conditions in 2002. Mortgage banking revenue also decreased due to a reduction in servicing revenue.

     Net gains on securities totaled $58.7 million in 2002, compared to $30.6 million in 2001. These amounts included net gains from securities designated as economic hedges of mortgage servicing rights of $26.3 million in 2002 and $12.8 million in 2001. The increase in net realized gains reflected active management of the securities portfolio as interest rates declined during 2002. Management strategy in 2002 was to sell securities that had limited potential for further appreciation and to replace them with securities with less prepayment risk. Net gains on derivatives, which totaled $5.9 million in 2002 compared to losses of $4.1 million in 2001, primarily represented the mark-to-market of derivatives used for interest rate risk management.

     We expect continued growth in other operating revenue through offering new products and services and by expanding into new markets. However, increased competition and saturation in our existing markets could affect the rate of future increases. We also believe that our diverse sources of fee revenue mitigate the effects of changes in interest rates, values in the equity markets and consumer spending, all of which can be volatile.

OTHER OPERATING EXPENSE

     Other operating expense for 2003 totaled $410.1 million, a 4% decrease from 2002. This decrease resulted from the provision for impairment of mortgage servicing rights. This provision shifted from a $45.9 million expense in 2002 to a $22.9 million recovery in 2003 due to slowing prepayment speeds. Excluding the effects of the provision for impairment of mortgage servicing rights, other operating expense increased $52.4 million or 14%.

     Personnel expense increased $35.5 million or 19% to $222.9 million. Regular compensation expense totaled $140.2 million, a 10% increase over 2002. This increase was due to a 6% increase in average regular compensation per full-time equivalent employee combined with a 4% increase in staffing. Incentive compensation, which varies directly with revenue, increased 45% to $45.8 million. Incentive compensation expense included brokerage commissions, which increased 26% to $11.2 million, and stock-based compensation expense, which increased $1.7 million or 40%. Expense for other incentive compensation plans increased $10.2 million, primarily due to revenue growth. Employee benefit expenses increased 27% to $35.9 million due to a 49% increase in medical and employee insurance costs and a 21% increase in retirement expenses. We have taken several actions intended to reduce the future growth in personnel expense, including a five percent reduction in staffing. This reduction is expected to reduce personnel expense by more than $9 million annually beginning in 2004.

     Professional fees increased $4.9 million or 38% compared to 2002. This increase was due primarily to a $2.5 million increase in consulting fees associated with deposit fee programs. This consulting engagement ended in 2003. The increased data processing and communications expense included $4.9 million of expenses associated with the conversion of our primary data processing systems, which occurred in the fourth quarter. We expect that the new system will allow us to be more responsive to future technology changes and to better control ongoing costs.

     Operating expenses for the fourth quarter of 2003 totaled $108.3 million, a 3% increase from the fourth quarter of 2002. Personnel costs increased $7.5 million or 15%, while mortgage banking costs decreased $8.4 million. The increase in personnel costs for the quarter included $1.1 million of severance expense related to the staffing reduction noted previously. The decrease in mortgage banking costs was due primarily to a reduction in amortization of mortgage servicing rights. This amortization is directly related to actual and anticipated loan prepayments, which decreased significantly during the fourth quarter as interest rates began to rise. Additionally, the fourth quarter of 2003 included operating expenses of $4.5 million from CSBT.

     Operating expenses for 2002 increased $56.8 million or 15% over 2001. Mortgage banking costs increased $12.0 million due to increased amortization of mortgage servicing rights. A provision for impairment of mortgage servicing rights of $45.9 million was also recognized due to increased actual and anticipated loan prepayments during the year. Excluding the increase in amortization expense and provision for impairment of mortgage servicing rights, operating expenses increased $14.4 million or 4%.

     Personnel costs increased $20.6 million or 12% due primarily to an 8% increase in average salaries per employee combined with a 2% increase in staffing. Incentive compensation, which is directly related to revenue growth, increased $4.7 million. Data processing expenses increased $6.1 million or 16% due primarily to an increase in transaction volumes. Amortization expense decreased $12.5 million due primarily to the adoption of FAS 142 and FAS 147, as previously discussed.

Table 4 Other Operating Expense
            (In Thousands)
                                                           Years ended December 31,
                                         -----------------------------------------------------------
                                             2003        2002         2001       2000        1999
                                         ----------- ------------ ----------- ---------- -----------
Personnel expense                          $222,922    $ 187,439    $166,864   $148,614   $138,633
Business promotion                           12,937       11,367      10,658      8,395      9,077
Professional fees and services               17,935       12,987      13,391      9,618      9,584
Net occupancy and equipment                  45,967       42,347      42,764     35,447     30,789
Data processing and communications           51,537       44,084      38,003     33,496     30,789
FDIC and other insurance                      2,267        1,903       1,717      1,569      1,356
Printing, postage and supplies               13,930       12,665      12,329     11,260     11,599
Net gains and operating expenses on
   repossessed assets                           271        1,014       1,401     (1,283     (3,473)
Amortization of intangible assets             8,101        7,638      20,113     15,478     15,823
Mortgage banking costs                       40,296       42,271      30,261     22,274     23,932
Provision (recovery) for impairment of
   mortgage servicing rights                (22,923)      45,923      15,551      2,900          -
Other expense                                16,871       16,957      16,729     15,980     13,781
---------------------------------------- ----------- ------------ ----------- ---------- -----------
     Total                                 $410,111    $ 426,595    $369,781   $303,748   $281,890
---------------------------------------- ----------- ------------ ----------- ---------- -----------

INCOME TAXES

     Income tax expense was $88.9 million in 2003, compared to $80.8 million in 2002 and $62.4 million in 2001. This represented 36%, 35% and 35%, respectively, of book taxable income. Tax expense currently payable totaled $82.6 million in 2003 compared to $95.9 million in 2002 and $74.2 million in 2001.

     The Internal Revenue Service closed its examination of 2000 during 2003. No
significant   adjustments   resulted  from  this   examination,   and  no  other
examinations are currently in process.

Table 5 Selected Quarterly Financial Data
            (In Thousands Except Per Share Data)
                                                             Fourth       Third       Second        First
                                                          ------------ ------------ ------------ ------------
                                                                                 2003
                                                          ---------------------------------------------------
Interest revenue                                           $143,883     $137,804     $141,534     $141,952
Interest expense                                             43,103       41,633       43,967       46,441
--------------------------------------------------------- ------------ ------------ ------------ ------------
Net interest revenue                                        100,780       96,171       97,567       95,511
Provision for loan losses                                     8,001        8,220        9,503        9,912
--------------------------------------------------------- ------------ ------------ ------------ ------------
Net interest revenue after provision for loan losses         92,779       87,951       88,064       85,599
Other operating revenue                                      74,021       80,001       77,946       72,644
Gain (loss) on sales of securities, net                        (951)     (12,007)      10,457        9,689
Gain (loss) on derivatives, net                              (2,019)      (4,566)      (1,121)      (1,102)
Other operating expense                                     110,581      106,957      108,511      106,985
Provision (recovery) for impairment of mortgage
   servicing rights                                          (2,260)     (16,186)       3,353       (7,830)
--------------------------------------------------------- ------------ ------------ ------------ ------------
Income before taxes                                          55,509       60,608       63,482       67,675
Income tax expense                                           20,207       21,792       22,707       24,208
--------------------------------------------------------- ------------ ------------ ------------ ------------
  Net income                                               $ 35,302     $ 38,816     $ 40,775     $ 43,467
--------------------------------------------------------- ------------ ------------ ------------ ------------

Earnings per share:
   Basic                                                   $   0.61       $ 0.67     $   0.71     $   0.76
--------------------------------------------------------- ------------ ------------ ------------ ------------
   Diluted                                                 $   0.55       $ 0.60     $   0.63     $   0.67
--------------------------------------------------------- ------------ ------------ ------------ ------------

Average shares:
   Basic                                                     57,137       57,059       56,940       56,821
--------------------------------------------------------- ------------ ------------ ------------ ------------
   Diluted                                                   64,592       64,693       64,569       64,456
--------------------------------------------------------- ------------ ------------ ------------ ------------

                                                                                 2002
                                                          ---------------------------------------------------
Interest revenue                                           $143,756     $144,430     $142,997     $143,730
Interest expense                                             49,472       51,861       52,716       52,663
--------------------------------------------------------- ------------ ------------ ------------ ------------
Net interest revenue                                         94,284       92,569       90,281       91,067
Provision for loan losses                                    10,001        8,029        6,834        8,866
--------------------------------------------------------- ------------ ------------ ------------ ------------
Net interest revenue after provision for loan losses         84,283       84,540       83,447       82,201
Other operating revenue                                      68,800       65,090       62,976       59,366
Gain (loss) on sales of securities, net                      10,342       34,341       21,602       (7,581)
Gain (loss) on derivatives, net                                 665        7,218       (1,453)        (536)
Other operating expense                                     106,696       94,871       90,317       88,788
Provision (recovery) for impairment of mortgage
   servicing rights                                          (1,615)      29,042       23,774       (5,278)
--------------------------------------------------------- ------------ ------------ ------------ ------------
Income before taxes                                          59,009       67,276       52,481       49,940
Income tax expense                                           20,858       23,784       18,547       17,646
--------------------------------------------------------- ------------ ------------ ------------ ------------
  Net income                                               $ 38,151     $ 43,492     $ 33,934     $ 32,294
--------------------------------------------------------- ------------ ------------ ------------ ------------

Earnings per share:
   Basic                                                   $   0.67     $   0.79     $   0.61     $   0.59
--------------------------------------------------------- ------------ ------------ ------------ ------------
   Diluted                                                 $   0.60     $   0.70     $   0.55     $   0.52
--------------------------------------------------------- ------------ ------------ ------------ ------------

Average shares:
   Basic                                                     56,166       54,634       54,573       54,466
--------------------------------------------------------- ------------ ------------ ------------ ------------
   Diluted                                                   63,785       62,082       62,112       61,938
--------------------------------------------------------- ------------ ------------ ------------ ------------

LINES OF BUSINESS

     BOK Financial operates four principal lines of business under its Bank of Oklahoma franchise: corporate banking, consumer banking, mortgage banking and wealth management. It also operates a fifth principal line of business, regional banks, which includes all banking functions for Bank of Albuquerque, N.A., Bank of Arkansas, N.A., Bank of Texas, N.A., and Colorado State Bank and Trust, N.A. In addition to its lines of business, BOK Financial has a funds management unit. The primary purpose of this unit is to manage the overall liquidity needs and interest rate risk of the company. Each line of business borrows funds from and provides funds to the funds management unit as needed to support their operations.

     BOK Financial allocates resources and evaluates performance of its lines of business after allocation of funds, certain indirect expenses, taxes and capital costs. The cost of funds borrowed from the funds management unit by the operating lines of business is transfer-priced at rates that approximate market for funds with similar duration. Market is generally based on the applicable LIBOR or interest rate swap rates, adjusted for prepayment risk. This method of transfer-pricing funds that support assets of the operating lines of business tends to insulate them from interest rate risk.

     The value of funds provided by the operating lines of business to the funds management unit is based on applicable Federal Home Loan Bank advance rates. Deposit accounts with indeterminate maturities, such as demand deposit accounts and interest-bearing transaction accounts, are transfer-priced at a rolling average based on expected duration of the accounts. The expected duration ranges from 90 days for certain rate-sensitive deposits to five years. During 2002, the average transfer-pricing rate for these deposit accounts decreased by approximately 200 basis points. Since many of these deposit accounts are either noninterest-bearing accounts or interest bearing accounts whose rates cannot be readily reset lower due to market constraints, the decline in the transfer-pricing rates shifted net interest revenue from providers of funds, primarily consumer banking and wealth management, to the funds management unit. The effects of this shift are seen in the comparison of earnings between 2002 and 2001.

     Economic capital is assigned to the business units based on an allocation method that reflects management's assessment of risk. During 2003, we adopted a third-party developed capital allocation model. This model assigns capital based upon credit, operating, interest rate and market risk inherent in our business lines and recognizes the diversification benefits among the units. The level of assigned economic capital is a combination of the risk taken by each business line based on its actual exposures and calibrated to its own loss history where possible. Previously, capital was assigned to the business units based on an internally-developed model that focused primarily on credit risk as defined by regulatory standards. While adoption of this new model has not significantly affected our assessment of the overall capital levels required for the company, it has assigned more capital to business units with operating, interest rate, and market risk, and assigned less capital to business units with credit risk. Additional capital is assigned to the regional banks line of business based on our investment in those entities. Capital assignments for prior periods have been restated to reflect this new allocation model.

CORPORATE BANKING

     The Corporate Banking Division provides loan and lease financing and treasury and cash management services to businesses throughout Oklahoma and surrounding states. In addition to serving the banking needs of small businesses, middle market and larger customers, the Corporate Banking Division has specialized groups that serve customers in the energy, agriculture, healthcare and banking/finance industries and includes the TransFund ATM network. The Corporate Banking Division contributed $59.7 million or 38% to consolidated net income for 2003. This compares to $58.1 million or 39% of consolidated net income for 2002. Net interest revenue from external sources decreased due to lower yields on average assets, primarily loans. The lower yield on loans was offset by a decline in net interest expense from internal sources. Other operating revenue increased $7.1 million or 10% due primarily to an increase in merchant discount and deposit fees. Operating expenses increased to $88.5 million for 2003 from $81.4 million for last year due primarily to an increase in personnel and transaction processing costs. Average assets increased $324 million or 8% for 2003 due primarily to loan growth.

Table 6  Corporate Banking
         (Dollars in Thousands)

                            Years ended December 31,
                     --------------------------------------
                         2003         2002         2001
                     --------------------------------------
   NIR (expense)from
    external sources  $ 144,791    $ 155,648   $  199,727
   NIR (expense)from
    internal sources    (28,218)     (45,573)     (86,150)
                     --------------------------------------
   Total net
    interest revenue    116,573      110,075      113,577
   Other operating
    revenue              79,316       72,234       62,648
   Operating expense     88,478       81,434       78,190
   Net loans
    charged off          10,325        6,475       10,481
   Net income            59,693       58,081       53,344

   Average assets    $4,362,396   $4,038,353   $3,867,850
   Average equity       311,140      298,020      275,090

   Return on assets        1.37%        1.44%        1.38%
   Return on equity       19.19        19.49        19.39
   Efficiency ratio       45.17        44.67        44.37

CONSUMER BANKING

     The Consumer Banking Division provides a full line of deposit, loan and fee-based services to customers throughout Oklahoma through four major distribution channels: traditional branches, supermarket branches, the 24-hour ExpressBank call center and Online Banking. Additionally, the division is a significant referral source for the Bank of Oklahoma Mortgage Division ("BOk Mortgage") and BOSC's retail brokerage division. The Consumer Banking Division contributed $9.2 million or 6% to consolidated net income for 2003. This compares to $6.8 million or 5% of consolidated net income for 2002. Revenue from internal sources, primarily funds provided to other business lines, decreased $3.4 million due to lower transfer-pricing rates. Other operating revenue increased $8.5 million, or 22%, over 2002 due primarily to increases in deposit service charges. Operating expenses increased 5% to $66.6 million. Personnel costs contributed $2.4 million to this increase.

Table 7    Consumer Banking
           (Dollars in Thousands)

                             Years ended December 31,
                      -----------------------------------------
                          2003          2002          2001
                      -----------------------------------------
  NIR (expense) from
     external sources $  (16,725)   $  (17,875)   $  (34,049)
  NIR (expense) from
     internal sources     57,925        61,301        94,393
                      -----------------------------------------
  Total net interest
     revenue              41,200        43,426        60,344
  Other operating
     revenue              47,361        38,862        29,995
  Operating expense       66,639        63,401        59,099
  Net loans charged
     off                   6,887         7,829         4,180
  Net income               9,186         6,756        16,533

  Average assets      $2,514,262    $2,341,239    $2,192,698
  Average equity          58,000        60,910        53,250

  Return on assets           .37%          .29%          .75%
  Return on equity         15.84         11.09         31.05
  Efficiency ratio         75.25         77.05         65.42

MORTGAGE BANKING

     BOK Financial engages in mortgage banking activities through BOk Mortgage. These activities include the origination, marketing and servicing of conventional and government-sponsored mortgage loans. Consolidated mortgage banking revenue, which is included in other operating revenue, increased $3.4 million or 7% compared to 2002. However, mortgage banking activities contributed $28.4 million or 18% to consolidated net income in 2003 compared to $1.6 million or 1% in 2002, due primarily to a reduction in provision for mortgage servicing rights, net of gains on financial instruments held as an economic hedge of the servicing rights.

     Mortgage banking activities consist of two sectors, loan production and loan servicing. The increased contribution to net income in 2003 reflected both strong performance of the loan production sector and the partial reversal of reserves established for impairment of mortgage servicing rights in the loan servicing sector.

Table 8  Mortgage Banking
           (Dollars in Thousands)

                              Years ended December 31,
                     -------------------------------------------
                          2003         2002           2001
                     -------------------------------------------
  NIR (expense) from
    external sources   $ 27,770     $  32,199       $ 32,545
  NIR (expense) from
    internal sources     (9,415)      (13,713)       (20,867)
                     -------------------------------------------
  Total net interest
    revenue              18,355        18,486         11,678
  Capitalized mortgage
    servicing rights     23,922        20,832         22,695
  Other operating
    revenue              36,379        37,845         30,119
  Operating expense      58,204        54,795         47,750
  Provision (recovery)
    for impairment of
    mortgage servicing
    rights              (22,923)       45,923         15,551
  Gain on sales of
    financial
    instruments, net      4,025        26,345         12,757
  Net income             28,401         1,551          8,493

  Average assets       $623,823     $ 671,798       $651,103
  Average equity         69,100        34,160         18,700

  Return on assets         4.55%          .23%          1.30%
  Return on equity        41.10          4.54          45.42
  Efficiency ratio        74.00         71.01          74.04

LOAN PRODUCTION SECTOR

     Loan production revenue totaled $33.8 million in 2003, including $23.9 million of capitalized mortgage servicing rights, compared to loan production revenue of $27.4 million in 2002, including $20.8 million of capitalized mortgage servicing rights. The increase in loan production revenue, excluding the value of capitalized mortgage servicing rights, was due to improved market conditions for loan sales. The value of mortgage loans sold remained high during the year as interest rates stayed low. Mortgage loans funded totaled $1.3 billion in 2003, including $457 million for home purchases and $859 million of refinanced loans. Mortgage loans funded in 2002 totaled $1.0 billion, including $451 million for home purchases and $563 million of refinanced loans. Approximately 70% of the loans funded during 2003 were in Oklahoma. The increase in volume of loans funded, combined with steady loan pricing, resulted in pre-tax income from loan production of $32.0 million for 2003 compared to $23.7 million for the previous year. The pipeline of mortgage loan applications totaled $208 million at December 31, 2003, compared to $323 million at December 31, 2002.

LOAN SERVICING SECTOR

     The loan servicing sector had pre-tax income of $12.9 million for 2003 compared to a pre-tax loss of $22.5 million for 2002. The improved operating results were due primarily to the partial reversal of the reserve for impairment of mortgage servicing rights. Interest rates affected servicing revenue, the value of mortgage servicing rights and amortization expense during 2002 and 2003. As interest rates fell during 2002, both actual and anticipated loan prepayments increased. Actual loan prepayments reduce the outstanding balance of loans serviced, which is a primary factor for determining servicing revenue and the fair value of servicing rights. The fair value of servicing rights decrease whenever prepayment speeds are high. Conversely, the fair value of servicing rights increase whenever prepayment speeds are low. Prepayment speeds were high during 2002 as a result of the historically low mortgage interest rates. Prepayment speeds slowed during 2003 as interest rates increased slightly.

     Servicing fees totaled $21.8 million in 2003 compared to $28.2 million in 2002. The decrease in servicing fees was due primarily to a lower outstanding principal balance of loans serviced. The average outstanding balance of loans serviced was $4.9 billion during 2003 compared to $6.2 billion during 2002. The decrease in loans serviced reflected both the rapid refinancing of mortgage loans and BOk Mortgage's decision to curtail purchases of mortgage loan servicing. This decision also affected the geographic distribution of the loan servicing portfolio. Approximately 72% of loans serviced are in our primary market areas at December 31, 2003, compared to 69% at December 31, 2002.

     Amortization of mortgage servicing rights, which is included in operating expense, was $35.6 million in 2003 compared to $36.0 million in 2002. Amortization expense is determined in proportion to the estimated future cash flows that will be generated by the mortgage servicing rights.

     The valuation allowance for impairment of mortgage servicing rights totaled $32 million at December 31, 2003 compared to $55 million at December 31, 2002. The valuation allowance was reduced by $22.9 million during 2003. An impairment provision of $45.9 million increased the valuation allowance in 2002. As discussed in the Critical Accounting Policies section of this report, a valuation allowance is provided to reduce the carrying value of servicing rights to the lower of fair value or amortized cost segregated by impairment strata. Impairment strata are determined by interest rate bands and by loan types, either conventional or government-backed. The fair value of servicing rights is based on estimated revenues that will be generated over the servicing period, less estimated costs to service the loans. The valuation allowance may be reversed, in part or in whole, if the fair value of servicing rights in a particular impairment strata increase or if the amortized cost of servicing rights in a particular strata decrease. Note 8 to the Consolidated Financial Statements presents additional information about the fair value and amortized cost of servicing rights and the valuation allowance.

     BOK Financial designates a portion of its securities portfolio as an economic hedge against the risk of loss on its mortgage servicing rights. Mortgage-backed securities and U.S. government agency debentures are acquired and held as available for sale when prepayment risks exceed certain levels. Because the fair value of these securities is expected to vary inversely to the fair value of the servicing rights, they are expected to partially offset risk. No special hedge accounting treatment is applicable to either the mortgage servicing rights or the securities designated as an economic hedge. The securities designated as an economic hedge are classified as available for sale and carried at fair market value. We may sell these securities and realize gains when necessary to offset the impairment provision of the mortgage servicing rights. During 2003, we realized gains of $4.0 million from economic hedging activities compared to gains of $26.3 million in 2002.

     This hedging strategy presents certain risks. A well-developed market determines the fair value for the securities. However, there is no comparable market for mortgage servicing rights. Therefore, the computed change in value of the servicing rights for a specified change in interest rates may not correlate to the change in value of the securities.

     At December 31, 2003, securities with a fair value of $124 million and an unrealized loss of $1.6 million were held for the economic hedge program. This unrealized loss, net of income taxes, is included in shareholders' equity as part of other comprehensive income. The interest rate sensitivity of the mortgage servicing rights and securities held as a hedge is modeled over a range of +/- 50 basis points. At December 31, 2003, the pre-tax results of this modeling on reported earnings were:

Table 9  Interest Rate Sensitivity - Mortgage Servicing
           (Dollars in Thousands)
                                          50 bp        50 bp
                                         Increase     Decrease
                                      ------------- -----------
  Anticipated change in:
    Fair value of mortgage
       servicing rights                  $8,016      $(11,002)
    Fair value of hedging securities     (6,538)        6,307
  ----------------------------------- ------------- -----------
  Net                                    $1,478      $ (4,695)
  ----------------------------------- ------------- -----------

WEALTH MANAGEMENT

     BOK Financial provides a wide range of financial services through its wealth management line of business, including trust and private financial services and brokerage and trading activities. This line of business includes the activities of BOSC, Inc., a registered broker/dealer. Trust and private financial services include sales of institutional, investment and retirement products, loans and other services to affluent individuals, businesses, not-for-profit organizations, and governmental agencies. Trust services are provided primarily to clients throughout Oklahoma, Texas and New Mexico. Additionally, trust services include a nationally competitive, self-directed 401-(k) program. Brokerage and trading activities within the wealth management line of business consist of retail sales of mutual funds, securities, and annuities, institutional sales of securities and derivatives, bond underwriting and other financial advisory services.

     Wealth management contributed $13.2 million or 8% to consolidated net income for 2003. This compared to $6.1 million or 4% of consolidated net income for 2002. Trust and private financial services provided $7.6 million of net income in 2003, a 22% increase over 2002. At December 31, 2003 and 2002, the wealth management line of business was responsible for trust assets with aggregate market values of $20 billion and $16 billion, respectively, under various fiduciary arrangements. The growth in trust assets reflected increased market value of assets managed in addition to new business generated during the year. We have sole or joint discretionary authority over $8 billion of trust assets at December 31, 2003 compared to $9 billion of trust assets at December 31, 2002.

     Brokerage and trading activities provided $5.7 million of net income in 2003 compared to a $115 thousand loss in the previous year. Operating revenue increased $17.7 million or 59% due to increased institutional sales volumes and financial advisory fees. During 2003, we expanded a program that assists mortgage bankers in hedging their interest rate risk through transactions in mortgage-backed securities. This program contributed significantly to the increased revenue and sales volume. Operating expenses increased $8.2 million primarily due to incentive compensation.

Table 10 Wealth Management
           (Dollars in Thousands)

                                 Years ended December 31,
                         --------------------------------------
                              2003         2002         2001
                         ------------- ------------ ------------
  NIR (expense) from
    external sources      $   1,967     $  1,958     $     839
  NIR (expense) from
    internal sources          8,954        8,162        13,136
  ---------------------- ------------- ------------ ------------
  Total net interest
     revenue                 10,921       10,120        13,975
  Other operating
     revenue                 91,534       69,932        67,564
  Operating expense          80,440       69,709        63,186
  Net income                 13,246        6,082        11,129

  Average assets          $ 731,303     $556,390     $ 492,811
  Average equity             69,690       60,880        52,290

  Return on assets             1.81%        1.09%         2.26%
  Return on equity            19.01         9.99         21.28
  Efficiency ratio            78.51        87.08         77.49

REGIONAL BANKING

     Regional banks include Bank of Texas, Bank of Albuquerque, Bank of Arkansas, and Colorado State Bank and Trust. Each of these banks provides a full range of corporate and consumer banking services in their respective markets. Small businesses and middle-market corporations are the regional banks' primary customer focus. Regional banks contributed $41.1 million or 26% to consolidated net income during 2003. This compares to $35.4 million or 24% of consolidated net income in 2002. Net interest revenue from external customers increased $26.6 million or 19% due to growth in average earning assets. Other operating revenue increased $9.7 million or 36% in 2003 from last year due primarily to service charges on deposit accounts. Operating expenses increased $24.0 million or 25% compared to last year. Personnel costs accounted for approximately $13.7 million of this increase.

     Operations in Texas, New Mexico, and Arkansas contributed $26.3 million, $10.9 million, and $2.0 million, respectively, to consolidated net income for 2003. This compared to $23.9 million, $10.4 million, and $1.3 million, respectively, for 2002. Operations in Colorado contributed $1.9 million in 2003.

Table 11   Regional Banks
           (Dollars in Thousands)

                               Years ended December 31,
                      ------------------------------------------
                          2003          2002          2001
                      ------------------------------------------
NIR (expense) from
  external sources    $  164,755    $  138,145    $  138,846
NIR (expense) from
  internal sources       (12,151)      (12,835)      (11,689)
                      ------------------------------------------
Total net interest
  revenue                152,604       125,310       127,157
Other operating
   revenue                36,531        26,876        19,642
Operating expense        118,386        94,383        91,088
Gains on sales of
  financial
  instruments, net           339         4,205           484
Net loans charged
  off                      6,425         6,161         5,873
Net income                41,057        35,432        31,804

Average assets        $4,899,360    $3,915,411    $3,352,149
Average equity           360,220       286,730       234,420

Return on assets            0.84%         0.90%         0.95%
Return on equity           11.40         12.36         13.57
Efficiency ratio           62.59         62.02         62.05

ASSESSMENT OF FINANCIAL CONDITION

SECURITIES PORTFOLIO

     Securities are classified as either held for investment or available for sale based upon asset/liability management strategies, liquidity and profitability objectives and regulatory requirements. Investment securities, which consist primarily of Oklahoma municipal bonds, are carried at cost and adjusted for amortization of premiums or accretion of discounts. Management has the ability and intent to hold these securities until they mature. Available for sale securities, which may be sold prior to maturity, are carried at fair value. Unrealized gains or losses, less deferred taxes, are recorded as accumulated other comprehensive income in shareholders' equity.

     During 2003, the amortized cost of available for sale securities increased $642 million. Mortgage-backed securities increased $627 million and now represent 97% of total available for sale securities. The increase in securities reflected an increase in available funds due to a combination of strong deposit growth and weaker loan demand during 2003.

     Approximately $2.0 billion of mortgage-backed securities are held for our strategy of fully utilizing available capital resources by borrowing funds and investing in securities, as previously discussed in the Net Interest Revenue section of this report. Mortgage-backed securities designated as an economic hedge of mortgage servicing rights totaled $124 million at December 31, 2003 compared to $127 million a year earlier. At December 31, 2003, available for sale securities with an amortized cost basis and a fair value of $2.7 billion were pledged as collateral for repurchase agreement borrowings, deposits of public funds, and other purposes. The expected duration of the mortgage-backed securities portfolio was 3 years at December 31, 2003 compared to 2 years at December 31, 2002. This increase in duration reflected the slower anticipated prepayments of the loans represented by these securities as interest rates rose.

Table 12    Securities
           (Dollars in Thousands)
                                                                             December 31,
                                             -----------------------------------------------------------------------------
                                                       2003                      2002                      2001
                                             ------------------------- ------------------------- -------------------------
                                              Amortized      Fair       Amortized      Fair       Amortized      Fair
                                                Cost         Value        Cost         Value        Cost         Value
                                             ------------ ------------ ------------ ------------ ------------ ------------
Investment:
  U.S. Treasury                               $        -   $        -   $        -   $        -   $    7,982   $    7,981
  Municipal and other tax-exempt                 184,192      187,354      191,305      195,266      222,195      223,487
  Mortgage-backed U.S. agency securities           2,296        2,418        4,380        4,618        7,381        7,620
  Other debt securities                            1,463        1,484        2,265        2,269        3,555        3,540
-------------------------------------------- ------------ ------------ ------------ ------------ ------------ ------------
     Total                                    $  187,951   $  191,256   $  197,950   $  202,153   $  241,113   $  242,628
-------------------------------------------- ------------ ------------ ------------ ------------ ------------ ------------
Available for sale:
    U.S. Treasury                             $   44,679      $45,424   $   31,013   $   32,233   $   34,538   $   35,197
    Municipal and other tax-exempt                 3,271        3,257       11,465       11,511        4,262        4,299
    Mortgage-backed securities:
      U.S. agencies                            3,514,158    3,518,926    3,005,698    3,067,148    2,637,636    2,638,425
      Other                                      845,430      848,911      727,088      732,542      669,057      673,737
-------------------------------------------- ------------ ------------ ------------ ------------ ------------ ------------
        Total mortgage-backed securities       4,359,588    4,367,837    3,732,786    3,799,690    3,306,693    3,312,162
-------------------------------------------- ------------ ------------ ------------ ------------ ------------ ------------
    Other debt securities                          1,140        1,177          138          139          536          538
    Equity securities and mutual funds            96,460      101,173       87,434       89,770       93,918       97,353
-------------------------------------------- ------------ ------------ ------------ ------------ ------------ ------------
      Total                                   $4,505,138   $4,518,868   $3,862,836   $3,933,343   $3,439,947   $3,449,549
-------------------------------------------- ------------ ------------ ------------ ------------ ------------ ------------

     Net unrealized gains on available for sale securities decreased to $14 million at December 31, 2003 from $71 million at December 31, 2002 due primarily to rising interest rates during 2003. Although the aggregate fair value of the available for sale securities portfolio exceeded amortized cost, individual securities within the portfolio had unrealized losses at year-end. Management evaluated the securities with unrealized losses to determine if we believe that the losses were temporary. This evaluation considered factors such as causes of the unrealized losses and prospects for recovery over various interest rate scenarios and time periods. We also considered our plans for either holding or selling the securities. It is our belief, based on currently available information and our evaluation, that the unrealized losses in these securities were temporary. Information regarding these securities is summarized in Table 13.

Table 13   Temporarily Impaired Securities
           (In Thousands)
                                         Less Than 12 Months          12 Months or Longer               Total
                                      -------------------------    -------------------------   -------------------------
                                         Fair      Unrealized         Fair      Unrealized         Fair      Unrealized
                                         Value        Loss            Value        Loss            Value        Loss
                                      ----------------------------------------------------------------------------------
Investment:
  Municipal and other tax exempt       $   24,193    $   317         $ 37,671      $  570       $   61,864     $    887

Available for sale:
  U. S. Treasury                            1,006          1                -           -            1,006            1
  Municipal and other tax-exempt              803         17              320           3            1,123           20
  Mortgage-backed securities:
      U. S. agencies                    1,371,317     24,194                -           -        1,371,317       24,194
      Other                               252,604      2,502           20,047          13          272,651        2,515
  Equity securities and mutual funds            -          -            2,878         737            2,878          737
------------------------------------------------------------------------------------------------------------------------
Total                                  $1,649,923    $27,031         $ 60,916      $1,323       $1,710,839     $ 28,354
------------------------------------------------------------------------------------------------------------------------

LOANS

     The aggregate loan portfolio at December 31, 2003 totaled $7.5 billion, a $583 million or 8% increase since last year. The acquisition of CSBT increased loans by $223 million. Additionally, mortgage loans held for sale decreased $77 million. Excluding the acquisition and change in loans held for sale, the loan portfolio grew by 6%.

     The commercial loan portfolio increased $347 million during 2003. Much of this increase was focused in the services and energy segments of the portfolio, which increased $134 million and $99 million, respectively. Services comprised 18% of the total loan portfolio and included $256 million of loans to nursing homes, $138 million of loans to medical facilities, and $35 million to the hotel industry. Energy loans totaled $1.2 billion or 16% of total loans. Approximately $1.0 billion was to oil and gas producers. The amount of credit available to these customers generally depends on the value of their proven energy reserves based on current prices. The energy category also included loans to borrowers involved in the transportation and sale of oil and gas and to borrowers that manufacture equipment or provide other services to the energy industry.

     Agriculture included $197 million of loans to the cattle industry. Other notable loan concentrations by primary industry of the borrowers are presented in Table 14.

Table 14    Loans
            (Dollars in Thousands)
                                                                         December 31,
                                                ----------------------------------------------------------------
                                                    2003         2002         2001         2000         1999
                                                ------------ ------------ ------------ ------------ ------------
Commercial:
   Energy                                       $1,231,599   $1,132,178   $  987,556   $  837,223   $  606,561
   Manufacturing                                   482,657      501,506      467,260      421,046      344,175
   Wholesale/retail                                668,202      627,422      600,470      499,017      407,785
   Agriculture                                     228,222      186,976      170,861      185,407      173,653
   Services                                      1,383,835    1,249,622    1,084,480      963,171      807,184
   Other commercial and industrial                 342,187      292,094      364,123      342,169      325,343
                                                ------------ ------------ ------------ ------------ ------------
       Total commercial                          4,336,702    3,989,798    3,674,750    3,248,033    2,664,701
Commercial real estate:
   Construction and land development               436,087      356,227      327,455      311,700      249,160
   Multifamily                                     271,119      307,119      291,687      271,459      257,187
   Other real estate loans                         922,886      772,492      722,633      687,335      588,195
                                                ------------ ------------ ------------ ------------ ------------
       Total commercial real estate              1,630,092    1,435,838    1,341,775    1,270,494    1,094,542
Residential mortgage:
   Secured by 1-4 family residential properties  1,015,643      929,759      703,080      638,044      531,058
   Residential mortgages held for sale              56,543      133,421      166,093       48,901       57,057
                                                ------------ ------------ ------------ ------------ ------------
      Total residential mortgage                 1,072,186    1,063,180      869,173      686,945      588,115
Consumer                                           444,909      412,167      409,680      312,390      296,131
----------------------------------------------- ------------ ------------ ------------ ------------ ------------
     Total                                      $7,483,889   $6,900,983   $6,295,378   $5,517,862   $4,643,489
----------------------------------------------- ------------ ------------ ------------ ------------ ------------

     BOK Financial participates in shared national credits when appropriate to obtain or maintain business relationships with local customers. At December 31, 2003, the outstanding principal balance of these loans totaled $719 million, including $704 million to borrowers with local market relationships. BOK Financial is the agent lender in approximately 39% of these loans.

     Commercial real estate loans totaled $1.6 billion or 22% of the loan portfolio at December 31, 2003. This represented a 14% increase from the previous year. Construction and land development included $280 million for single family residential lots and premises. The major components of other commercial real estate loans were retail facilities at $313 million and office buildings at $290 million.

     Commercial  real estate loans secured by retail  facilities  increased $118
million  during  the  past  year.   This  growth  focused  on  retail   shopping
developments with strong anchor tenants, primarily in our Texas markets.

     Residential mortgage loans, excluding loans held for sale, included $342 million of home equity loans, $305 million of loans for business relationship purposes, $234 million of adjustable rate mortgages and $101 million of community development loans. Consumer loans included $203 million of indirect automobile loans. Substantially all of these loans were purchased from dealers in Oklahoma. Approximately 15% of the indirect automobile loan portfolio was considered sub-prime.

Table 15   Loan Maturity and Interest Rate Sensitivity at December 31, 2003
            (Dollars in Thousands)
                                                             Remaining Maturities of Selected Loans
                                                             ---------------------------------------
                                                  Total     Within 1 Year   1-5 Years  After 5 Years
                                              ------------------------------------------------------
Loan maturity:
   Commercial                                  $4,336,702     $1,682,922   $2,183,950    $469,830
   Commercial real estate                       1,630,092        663,166      750,936     215,990
--------------------------------------------- -------------- ------------ ------------ -------------
      Total                                    $5,966,794     $2,346,088   $2,934,886    $685,820
--------------------------------------------- -------------- ------------ ------------ -------------

Interest rate sensitivity for selected loans with:
   Predetermined interest rates                $2,061,181     $  514,235   $1,227,437    $319,509
   Floating or adjustable interest rates        3,905,613      1,831,853    1,707,449     366,311
--------------------------------------------- -------------- ------------ ------------ -------------
      Total                                    $5,966,794     $2,346,088   $2,934,886    $685,820
--------------------------------------------- -------------- ------------ ------------ -------------

     BOK Financial continued to increase the geographic distribution of the loan portfolio by expansion into Colorado in addition to growth in Texas. Total loans in the Oklahoma market area comprised 62% of the total loan portfolio at December 31, 2003 compared to 66% a year ago. Table 16 reflects the distribution of major loan categories among our principal market areas.

Table 16   Loans by Principal Market Area
           (Dollars in Thousands)
                                                                   December 31,
                                          ----------------------------------------------------------------
                                             2003         2002         2001         2000         1999
                                          ------------ ------------ ------------ ------------ ------------
Oklahoma:
   Commercial                             $2,802,852   $2,677,616   $2,576,808   $2,476,389   $2,165,873
   Commercial real estate                    789,868      763,469      739,419      768,232      704,999
   Residential mortgage                      699,274      656,391      476,023      409,494      319,749
   Residential mortgage held for sale         56,543      133,421      166,093       48,901       57,057
   Consumer                                  324,305      294,404      314,060      250,298      236,565
                                          ------------ ------------ ------------ ------------ ------------
      Total Oklahoma                      $4,672,842   $4,525,301   $4,272,403   $3,953,314   $3,484,243
                                          ------------ ------------ ------------ ------------ ------------
Texas:
   Commercial                             $  963,340   $  866,905   $  775,788   $  549,505   $  383,460
   Commercial real estate                    477,561      455,364      380,602      299,357      227,748
   Residential mortgage                      204,481      192,575      136,181      122,082      102,888
   Consumer                                  101,269      104,353       85,347       53,397       50,923
                                          ------------ ------------ ------------ ------------ ------------
      Total Texas                         $1,746,651   $1,619,197   $1,377,918   $1,024,341   $  765,019
                                          ------------ ------------ ------------ ------------ ------------
Albuquerque:
   Commercial                             $  297,896   $  286,622   $  219,257   $  167,023   $   63,370
   Commercial real estate                    175,745      150,293      136,425      118,492       87,759
   Residential mortgage                       66,179       76,020       85,309      101,920      103,684
   Consumer                                   11,070       11,399        8,200        6,107        5,410
                                          ------------ ------------ ------------ ------------ ------------
     Total Albuquerque                    $  550,890   $  524,334   $  449,191   $  393,542   $  260,223
                                          ------------ ------------ ------------ ------------ ------------
Northwest Arkansas:
   Commercial                             $   63,480   $   63,113   $   72,728   $   50,680   $   45,603
   Commercial real estate                     75,452       66,712       85,329       84,413       74,036
   Residential mortgage                        6,245        4,773        5,567        4,548        4,737
   Consumer                                    2,671        2,011        2,073        2,588        3,233
                                          ------------ ------------ ------------ ------------ ------------
     Total Northwest Arkansas             $  147,848   $  136,609   $  165,697   $  142,229   $  127,609
                                          ------------ ------------ ------------ ------------ ------------
Colorado (1):
   Commercial                             $  209,134   $   95,542   $   30,169   $    4,436   $    6,395
   Commercial real estate                    111,466            -            -            -            -
   Residential mortgage                       39,464            -            -            -            -
   Consumer                                    5,594            -            -            -            -
                                          ------------ ------------ ------------ ------------ ------------
     Total Colorado                       $  365,658   $   95,542   $   30,169   $    4,436   $    6,395
                                          ------------ ------------ ------------ ------------ ------------
      Total BOK Financial loans           $7,483,889   $6,900,983   $6,295,378   $5,517,862   $4,643,489
                                          ------------ ------------ ------------ ------------ ------------
1 Includes Denver loan production office.

DERIVATIVES WITH CREDIT RISK

     BOK Financial offers programs that permit its customers to hedge various risks. Much of the focus of these programs had been on assisting energy producing customers to hedge against price fluctuations and to take positions through energy derivative contracts. We have added or expanded programs to assist customers in managing their interest rate and foreign exchange risks during 2003. Each of these programs work essentially the same way. Derivative contracts are executed between the customers and BOk. Offsetting contracts are executed between BOk and selected counterparties to minimize the risk to us of changes in energy prices, interest rates or foreign exchange rates. The counterparty contracts are identical to the customer contracts, except for a fixed pricing spread or a fee paid to BOk as compensation for administrative costs, credit risk and profit.

     These programs create credit risk for amounts due to BOk from its customers and counterparties. Customer credit risk is monitored through existing credit policies. Changes in energy prices, interest rates or foreign exchange rates are evaluated across a range of possible scenarios to determine the maximum likely exposure we are willing to have individually to any customer. Customers may also be required to provide margin collateral to further limit our credit risk.

     Counterparty credit risk is evaluated through existing policies. This evaluation considers the total relationship between BOK Financial and each counterparty. Individual limits are established by management and approved by the Asset/Liability Committee. Margin collateral is required if the exposure between BOk and any counterparty exceeds established limits. These limits are reduced and additional margin collateral is based on changes in the counterparties' credit ratings.

     A deterioration of the credit standing of one or more of the counterparties to these contracts may result in BOK Financial recognizing a loss as the fair value of the affected contracts may no longer move in tandem with the offsetting contracts. This could occur if the credit standing of the counterparty deteriorated such that either the fair value of energy production no longer supported the contract or the counterparty's ability to provide margin collateral was impaired.

     Derivative contracts are carried at fair value. At December 31, 2003, the fair values of derivative contracts reported as assets totaled $145 million. This included energy contracts with fair values of $137 million, interest rate contracts with fair values of $3 million and foreign exchange contracts with fair values of $5 million. The fair values of derivative contracts reported as liabilities totaled $146 million. Approximately 66% of the fair value of asset contracts was with customers. The remaining 34% was with counterparties. Conversely, 64% of the liability contracts was with counterparties. The remaining 36% was with customers. The maximum net exposure to any single customer or counterparty totaled $24 million.

SUMMARY OF LOAN LOSS EXPERIENCE

     The reserve for loan losses, which is available to absorb losses inherent in the loan portfolio, totaled $129 million at December 31, 2003 compared to $116 million at December 31, 2002. These amounts represented 1.73% and 1.72% of loans, excluding loans held for sale, at December 31, 2003 and 2002, respectively. Losses on loans held for sale, principally mortgage loans accumulated for placement into security pools, are charged to earnings through adjustment in the carrying value. The reserve for loan losses also represented 244% of nonperforming loans at year-end 2003 compared to 233% at year-end 2002. Net loans charged off during 2003 increased to $25 million in 2003 compared to $21 million in the previous year. Net commercial loans charged-off during 2003 totaled $15.4 million, a $3.4 million increase from 2002. Table 17 provides statistical information regarding the reserve for loan losses for the past five years.

Table 17    Summary of Loan Loss Experience
            (Dollars in Thousands)
                                                                          Years ended December 31,
                                                     -------------------------------------------------------------------
                                                          2003         2002          2001         2000         1999
                                                     -------------------------------------------------------------------
   Beginning balance                                   $116,070     $101,905      $ 82,655      $76,234      $65,922
     Loans charged off:
       Commercial                                        16,331       13,326        18,042        7,747        2,136
       Commercial real estate                                88          286            71        1,176           35
       Residential mortgage                               1,721          412           308          285          617
       Consumer                                          13,335       11,881         6,827        5,593        4,560
 -----------------------------------------------------------------------------------------------------------------------
         Total                                           31,475       25,905        25,248       14,801        7,348
 -----------------------------------------------------------------------------------------------------------------------
     Recoveries of loans previously charged off:
       Commercial                                           887        1,276         1,151        1,126        3,110
       Commercial real estate                                53          118           653          428          487
       Residential mortgage                                  83          146            57          157           17
       Consumer                                           5,102        3,436         2,727        2,307        2,156
 -----------------------------------------------------------------------------------------------------------------------
         Total                                            6,125        4,976         4,588        4,018        5,770
 -----------------------------------------------------------------------------------------------------------------------
   Net loans charged off                                 25,350       20,929        20,660       10,783        1,578
   Provision for loan losses                             35,636       33,730        37,610       17,204       10,365
   Additions due to acquisitions                          2,283        1,364         2,300            -        1,525
 -----------------------------------------------------------------------------------------------------------------------
   Ending balance                                      $128,639     $116,070      $101,905      $82,655      $76,234
 -----------------------------------------------------------------------------------------------------------------------
   Reserve for loan losses to loans outstanding at         1.73%        1.72%         1.66%        1.51%        1.66%
     year-end (1)
   Net charge-offs to average loans (1)                     .36          .33           .35          .22          .04
   Provision for loan losses to average loans (1)           .50          .54           .63          .35          .26
   Recoveries to gross charge-offs                        19.46        19.21         18.17        27.15        78.52
   Reserve as a multiple of net charge-offs                5.07x        5.55x         4.93x        7.67x       48.31x
 -----------------------------------------------------------------------------------------------------------------------
   Problem Loans:
     Loans past due (90 days)                          $ 14,944     $  8,117      $  8,108      $15,467      $11,336
     Nonaccrual (2)                                      52,681       49,855        43,540       39,661       19,465
     Renegotiated                                             -            -            27           87            -
 -----------------------------------------------------------------------------------------------------------------------
        Total                                          $ 67,625     $ 57,972      $ 51,675      $55,215      $30,801
 -----------------------------------------------------------------------------------------------------------------------
   Foregone interest on nonaccrual loans (2)           $  5,268     $  4,770      $  5,163      $ 3,803      $ 2,321
 -----------------------------------------------------------------------------------------------------------------------
1  Excludes residential mortgage loans held for sale.
2  Interest collected and recognized on nonaccrual loans was not significant in
   2003 and previous years disclosed.

     Specific impairment reserves are determined through evaluation of estimated future cash flows and collateral value. At December 31, 2003, specific impairment reserves totaled $6.4 million on total impaired loans of $47 million.

     Nonspecific reserves are maintained for risks beyond factors specific to an individual loan or those identified through migration analysis. A range of potential losses is determined for each risk factor identified. At December 31, 2003, the ranges of potential losses for the more significant factors were:

    General economic conditions - $8.0 million to $10.8 million.
    Concentration in large loans - $1.3 million to $2.5 million.

    Allocation of the loan loss reserve to the major loan categories is presented in Table 18.

Table 18   Loan Loss Reserve Allocation
           (Dollars in Thousands)
                                                                     December 31,
                           -------------------------------------------------------------------------------------------------
                                  2003                2002                2001                2000               1999
                           ------------------ ------------------- ------------------- ------------------- ------------------
                                      % of                % of                % of                % of               % of
                           Reserve(3)Loans(1) Reserve(3)Loans(1)  Reserve(3)Loans(1)  Reserve(3) Loans(1) Reserve(3)Loans(1)
                           --------- -------- --------- --------- --------- --------- --------- --------- --------- --------
Loan category:
   Commercial (2)          $ 69,594   58.39%  $ 65,280   58.95%   $ 61,164   59.95%    $55,187    59.39%   $47,261    58.10%
   Commercial real
     estate                  17,791   21.95     17,753   21.22      15,923   21.89      12,393    23.23     11,216    23.86
   Residential mortgage       6,949   13.67      4,099   13.74       3,774   11.47       2,019    11.67      2,137    11.58
   Consumer                  16,697    5.99     14,384    6.09       6,890    6.69       6,407     5.71      6,721     6.46
   Nonspecific allowance     17,608       -     14,554       -      14,154       -       6,649        -      8,899        -
-------------------------- --------- -------- --------- --------- --------- --------- --------- --------- --------- --------
   Total                   $128,639  100.00%  $116,070  100.00%   $101,905  100.00%    $82,655   100.00%   $76,234   100.00%
-------------------------- --------- -------- --------- --------- --------- --------- --------- --------- --------- --------

1  Excludes residential mortgage loans held for sale.
2  Specific allocation for Year 2000 risks was $2.0 million in 1999.
3  Specific allocation for the loan concentration risks are included in the appropriate category.

NONPERFORMING ASSETS

     Information regarding nonperforming assets, which totaled $60 million at December 31, 2003 and $57 million at December 31, 2002, is presented in Table
19. Nonperforming assets included nonaccrual and renegotiated loans and excluded loans 90 days or more past due but still accruing interest. Nonaccrual loans increased $2.8 million during 2003. Newly identified nonaccruing loans totaled $33 million during the year. Nonaccruing loans decreased $18 million for loans charged off and foreclosed and $11 million for cash payments received.

Table 19   Nonperforming Assets
           (Dollars in Thousands)
                                                                                       December 31,
                                                             -----------------------------------------------------------------
                                                                 2003         2002         2001         2000          1999
                                                             ------------ ------------ ------------ ------------ -------------
Nonperforming loans
   Nonaccrual loans:
     Commercial                                                $41,360      $39,114      $35,075      $37,146      $12,686
     Commercial real estate                                      2,311        3,395        3,856          161        2,046
     Residential mortgage                                        7,821        5,950        4,140        1,855        3,383
     Consumer                                                    1,189        1,396          469          499        1,350
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------
       Total nonaccrual loans                                   52,681       49,855       43,540       39,661       19,465
   Renegotiated loans                                                -            -           27           87            -
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------
     Total nonperforming loans                                  52,681       49,855       43,567       39,748       19,465
   Other nonperforming assets                                    7,186        6,719        7,141        3,851        3,478
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------
     Total nonperforming assets                                $59,867      $56,574      $50,708      $43,599      $22,943
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------
Ratios:
   Reserve for loan losses to nonperforming loans               244.18%      232.82%      233.90%      207.95%      391.65%
   Nonperforming loans to period-end loans (2)                     .71          .74          .71          .73          .42
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------
Loans past due (90 days) (1)                                   $14,944      $ 8,117      $ 8,108      $15,467      $11,336
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------

1 Includes residential mortgages guaranteed by agencies of
  the U.S. Government.                                         $ 4,132      $ 4,956      $ 6,222      $ 7,616      $ 8,538
2 Excludes residential mortgage loans held for sale.

     The loan review process also identified loans that possess more than the normal amount of risk due to deterioration in the financial condition of the borrowers or the value of the collateral. Because the borrowers are still performing in accordance with the original terms of the loan agreements, and no loss of principal or interest is anticipated, these loans were not included in Nonperforming Assets.

     Known information does, however, cause management concerns as to the borrowers' ability to comply with current repayment terms. These potential problem loans totaled $56 million at December 31, 2003 and $75 million at December 31, 2002. The current composition of potential problem loans by primary industry included general services at $16 million, healthcare at $14 million and energy at $11 million.

DEPOSITS

     Deposit accounts, which are the primary funding source for our asset growth, increased 13% to $9.2 billion during 2003. Excluding deposits of $301 million acquired with CSBT, deposits grew by 10%. Interest-bearing transaction accounts, which are the largest category of our deposit accounts, increased 27% to $4.0 billion. Additionally, noninterest-bearing demand deposits increased 8%, while time deposits increased 3%. The strong growth in interest-bearing transaction accounts compared to time deposits reflected customer expectations regarding the current low interest rates.

     Average deposits increased $1.3 billion or 18% during 2003. Core deposits, which we define as deposits of less than $100,000, excluding public funds and brokered deposits, increased 15% to $4.6 billion. Average public funds and brokered deposits were $573 million and $394 million, respectively, for 2003. Public funds and brokered deposits averaged $488 million and $379 million, respectively, during 2002. The remaining average deposits, which were comprised of account balances in excess of $100,000, increased 27% to $2.9 billion.

Table 20   Maturity of Domestic CDs and Public
           Funds in Amounts of $100,000 or More
            (In Thousands)
                                      December 31,
                              ---------------------------
                                 2003             2002
                              ---------------------------
   Months to maturity:
   3 or less                   $  545,555    $  448,548
   Over 3 through 6               300,094       442,651
   Over 6 through 12              171,258       194,241
   Over 12                      1,093,750       961,413
 --------------------------------------------------------
    Total                       $2,110,657    $2,046,853
 --------------------------------------------------------

     BOK Financial competed for retail and commercial deposits by offering a broad range of products and services. Retail deposit growth was supported by customer convenience through Online Banking and free Billpay services. We also offered an extensive branch and ATM network, including 32 supermarket branches with extended service hours and a 24-hour Express Bank call center. Commercial deposit growth was supported by offering treasury management and lockbox products.

     The distribution of deposit accounts among our principal markets is shown in Table 21. We continued to see strong deposit growth in the Texas and Albuquerque markets. Deposit growth in Texas was evenly spread between Dallas and Houston, which demonstrated our ability to compete in these markets.

Table 21   Deposits by Principal Market Area
           (In Thousands)
                                       December 31,
                                ----------------------------
                                     2003         2002
                                ----------------------------
   Oklahoma:
      Demand                      $1,025,483    $1,044,628
      Interest-bearing:
        Transaction                2,246,675     1,897,353
        Savings                       98,611       103,749
        Time                       2,403,293     2,334,949
                                ----------------------------
        Total interest-bearing     4,748,579     4,336,051
                                ----------------------------
     Total Oklahoma               $5,774,062    $5,380,679
                                ----------------------------
   Texas:
      Demand                      $  421,292    $  394,164
      Interest-bearing:
        Transaction                1,213,777       953,550
        Savings                       35,702        33,071
        Time                         505,463       510,512
                                ----------------------------
        Total interest-bearing     1,754,942     1,497,133
                                ----------------------------
    Total Texas                   $2,176,234    $1,891,297
                                ----------------------------
 Colorado:
      Demand                      $   79,424    $        -
      Interest-bearing:
        Transaction                  162,651             -
        Savings                       18,347             -
        Time                          42,448             -
                                ----------------------------
       Total interest-bearing        223,446             -
                                ----------------------------
     Total Colorado               $  302,870    $        -
                                ----------------------------


                                       December 31,
                                ----------------------------
                                     2003         2002
                                ----------------------------
   Albuquerque:
      Demand                       $ 106,050     $  79,953
      Interest-bearing:
        Transaction                  370,294       295,174
        Savings                       20,728        26,704
        Time                         317,924       287,607
                                ----------------------------
        Total interest-bearing       708,946       609,485
                                ----------------------------
    Total Albuquerque              $ 814,996     $ 689,438
                                ----------------------------
   Northwest Arkansas:
      Demand                       $  16,351     $  12,949
      Interest-bearing:
        Transaction                   28,411        18,025
        Savings                        1,341         1,214
        Time                         105,598       134,923
                                ----------------------------
        Total interest-bearing       135,350       154,162
                                ----------------------------
   Total Northwest Arkansas        $ 151,701     $ 167,111
                                ----------------------------

BORROWINGS AND CAPITAL

PARENT COMPANY

     BOK Financial (parent company) has a $125 million unsecured revolving line of credit with certain banks that matures in December 2006. The outstanding principal balance of this credit agreement was $95 million at December 31, 2003. Interest is based upon either a base rate or the British Bankers' Association Eurodollar rate plus a defined margin that is determined by our credit rating. This margin ranges from 0.625% to 1.25%. The base rate is defined as the greater of the daily federal funds rate plus 0.5% or the prime rate. This credit agreement includes certain restrictive covenants that limit our ability to borrow additional funds and to pay cash dividends on common stock. These covenants also require BOK Financial and subsidiary banks to maintain minimum capital levels and to exceed minimum net worth ratios. BOK Financial met all of the restrictive covenants at December 31, 2003.

     The primary source of liquidity for BOK Financial is dividends from subsidiary banks, which are limited by various banking regulations to net profits, as defined, for the preceding two years. Dividends are further restricted by minimum capital requirements.

     Based on the most restrictive limitations, the subsidiary banks could declare up to $121 million of dividends without regulatory approval. Management has developed and the Board of Directors has approved an internal capital policy that is more restrictive than the regulatory capital standards. The subsidiary banks could declare dividends of up to $71 million under this policy.

     Equity capital for BOK Financial increased $129 million to $1.2 billion during 2003. Net income provided $158 million to this increase, partially offset by a $35 million reduction in net unrealized gains on available for sale securities. The remaining increase in capital during 2003 resulted primarily from the exercise of employee stock options.

     During 2003 and 2002, 3% dividends payable in shares of BOK Financial's common stock were declared and paid. The shares issued were valued at $58 million and $52 million, respectively, based on current stock prices when declared. No cash dividends were paid on common stock. Management plans to recommend continued payment of an annual dividend in shares of common stock.

     BOK Financial and subsidiary banks are subject to various capital requirements administered by federal agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that could have material impact on operations. These capital requirements include quantitative measures of assets, liabilities, and off-balance sheet items. The capital standards are also subject to qualitative judgments by the regulators. The capital ratios for BOK Financial and each subsidiary bank are presented in Note 15 to the Consolidated Financial Statements.

SUBSIDIARY BANKS

     BOK Financial's subsidiary banks use borrowings to supplement deposits as a source of funds for loans and securities growth. Sources of these borrowings include federal funds purchased, securities repurchase agreements, and advances from the Federal Home Loan Banks. Interest rates and maturity dates for the various borrowings are matched with specific asset types in the asset/liability management process.

     In 1997, BOk issued $150 million of 7.125% fixed rate subordinated debentures that mature in 2007. Interest rate swaps were used as a fair value hedge to convert the fixed interest on these debentures to a LIBOR-based floating rate, which required an adjustment of the carrying value of this debt to fair value. In 2001, the interest rate swap was terminated. The related fair value adjustment of the debt of $8 million was fixed at that time and is being amortized over the remaining life of the debt.

OFF-BALANCE SHEET ARRANGEMENTS

     BOK Financial enters into certain off-balance sheet arrangements in the normal course of business. These arrangements include standby letters of credit which totaled $497 million at December 31, 2003. Standby letters of credit are conditional commitments to guarantee the performance of our customer to a third party. Since credit risk is involved in issuing standby letters of credit, we use the same credit policies in evaluating the credit worthiness of the customer as are used for lending decisions. We also use the same evaluation process in obtaining collateral on standby letters of credit as is used for loan commitments.

     During 2002, BOK Financial issued shares of common stock and options to purchase additional shares with a fair value of $65 million for its purchase of Bank of Tanglewood. In addition, BOK Financial agreed to a limited price guarantee on a portion of the shares issued in this purchase. The fair value of this guarantee, estimated to be $3 million based upon the Black-Scholes Option Pricing Model, was included in the purchase price. Pursuant to this guarantee, any holder of BOK Financial common shares issued in this acquisition may annually make a claim for the excess of the guaranteed price and the actual sales price of any shares sold during a 60-day period after each of the first five anniversary dates after October 25, 2002. The maximum annual number of shares subject to this guarantee is 203,951. The price guarantee is non-transferable and non-cumulative. BOK Financial may elect, in its sole discretion, to issue additional shares of common stock to satisfy any obligation under the price guarantee or to pay cash. The maximum remaining number of shares that may be issued to satisfy any price guarantee obligations is 10 million. If, as of any benchmark date, we have already issued 10 million shares, we are not obligated to make any further benchmark payments. Additionally, our ability to pay cash to satisfy any price guarantee obligation is limited by applicable banking capital and dividend regulations.

     The following table presents the estimated number of common shares that would be required to be issued and the cash equivalent value if the market value of our stock remained at $38.72, its closing price on December 31, 2003 and if all holders exercised their rights under the price guarantee agreement. The benchmark price and number of shares subject to protection have been restated to reflect the 3% stock dividend issued during the second quarter of 2003.

                                                          Cash
                                                       Equivalent
                                                           of
                                            Additional Additional
                                    Number    Shares     Shares
    Benchmark            Benchmark    Of        To        (In
     Period                Price    Shares     Issue   Thousands)
------------------------------------------------------------------

  October 25, 2004 -
  December 24, 2004      $36.30     203,951          -        -

  October 25, 2005 -
  December 24, 2005      $38.80     203,951        415   $   16

  October 25, 2006 -
  December 24, 2006      $41.30     203,951     13,600   $  527

  October 25, 2007 -
  December 24, 2007      $43.81     203,951     26,785   $1,037

AGGREGATE CONTRACTUAL OBLIGATIONS


     BOK Financial has numerous contractual obligations in the normal course of business. These obligations include time deposits and other borrowed funds, premises used under various operating leases, commitments to extend credit to borrowers and to purchase securities, derivative contracts and contracts for services such as data processing that are integral to our operations. The following table summarizes payments due per these contractual obligations at December 31, 2003.

Table 22   Contractual Obligations as of December 31, 2003
            (In Thousands)
                                        Less Than       1 to 3       4 to 5      More Than
                                         1 Year         Years         Years       5 Years       Total
                                     -------------- ------------- ------------ ------------ -------------
Time deposits                         $  987,230     $  790,867    $  717,306   $ 41,251    $2,536,654
Other borrowings                         488,931        532,360         3,325      8,487     1,033,103
Subordinated debenture                    10,688         21,375       156,234          -       188,297
Operating lease obligations               12,389         22,931        18,018     36,803        90,141
Derivative contracts                     104,258         39,994         2,267      2,807       149,326
Loan commitments                       1,414,931        815,603       281,349    366,556     2,878,439
Securities commitments                   243,492              -             -          -       243,492
Data processing contracts                 12,486         23,091        19,509     11,949        67,035
------------------------------------ -------------- ------------- ------------ ------------ -------------
Total                                 $3,274,405     $2,246,221    $1,198,008   $467,853    $7,186,487
------------------------------------ -------------- ------------- ------------ ------------ -------------

     Payments on time deposits and other borrowed funds include interest that has been calculated from rates at December 31, 2003. Many of these obligations have variable interest rates, and actual payments will differ from the amounts shown on this table. Obligations under derivative contracts used for interest rate risk management purposes are included with projected payments from time deposits and other borrowed funds as appropriate.

     Only time deposits with an original term exceeding one year are presented in Table 22. Payments on time deposits are based on contractual maturity dates. These funds may be withdrawn prior to maturity. We may charge the customer a penalty for early withdrawal.

     Operating lease commitments generally represent real property we rent for branch offices, corporate offices and operations facilities. Payments presented represent the minimum lease payments and exclude related costs such as utilities and property taxes.

     Obligations under derivative contracts are used in customer hedging programs. As previously discussed, we have entered into derivative contracts that are expected to substantially offset the cash payments due on these obligations.

     Loan commitments represent legally binding obligations to provide financing to our customers. Because some of these commitments are expected to expire before being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Data  processing  and  communications   contracts   represent  the  minimum
obligations under these contracts. Additional payments that are based on the volume of transactions processed are excluded.

     The Company also has obligations with respect to its employee and executive benefit plans. See Notes 12 and 13 to the Consolidated Financial Statements.

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

     Responsibility for managing market risk rests with the Asset / Liability Committee that operates under policy guidelines established by the Board of Directors. The acceptable negative variation in net interest revenue, net income or economic value of equity due to a specified basis point increase or decrease in interest rates is generally limited by these guidelines to +/- 10%. These guidelines also set maximum levels for short-term borrowings, short-term assets, public funds and brokered deposits and establish minimum levels for unpledged assets, among other things. Compliance with these guidelines is reviewed monthly.

INTEREST RATE RISK MANAGEMENT (OTHER THAN TRADING)

     BOK Financial has a large portion of its earning assets in variable rate loans and a large portion of its liabilities in demand deposit accounts and interest bearing transaction accounts. Changes in interest rates affect earning assets more rapidly than interest bearing liabilities in the short term. Management has adopted several strategies to reduce this interest rate sensitivity. As previously noted in the Net Interest Revenue section of this report, management acquires securities that are funded by borrowings in the capital markets. These securities have an expected average duration of 3 years while the related funds borrowed have an average duration of 90 days. Securities purchased and funds borrowed under this strategy averaged $2.0 billion during 2003.

     BOK Financial uses interest rate swaps in managing its interest rate sensitivity. These products are generally used to more closely match interest on certain fixed-rate loans with funding sources and long-term certificates of deposit with earning assets. During 2003 and 2002, net interest revenue increased $14.0 million and $12.7 million, respectively, from periodic settlements of these contracts. Although the purpose of these derivative contracts is to manage interest rate risk, we have not designated them as hedges for accounting purposes. The contracts are carried on the balance sheet at fair value, and changes in fair value are reported in income as derivatives gains or losses. A net loss of $9.5 million was recognized in 2003 compared to a net gain of $4.7 million in 2002 from adjustments of these swaps to fair value. Credit risk from these swaps is closely monitored as part of our overall process of managing credit exposure to other financial institutions. Additional information regarding interest rate swap contracts is presented in Note 4 to the Consolidated Financial Statements.

     The effectiveness of these strategies in managing the overall interest rate risk is evaluated through the use of an asset/liability model. BOK Financial performs a sensitivity analysis to identify more dynamic interest rate risk exposures, including embedded option positions, on net interest revenue, net income and the economic value of equity. A simulation model is used to estimate the effect of changes in interest rates over the next twelve months based on eight interest rate scenarios. Three specified interest rate scenarios are used to evaluate interest rate risk against policy guidelines. These are a "most likely" rate scenario and two "shock test" scenarios, first assuming a sustained parallel 200 basis point increase and second assuming a sustained parallel 100 basis point decrease in interest rates. Management historically evaluated interest rate sensitivity for a sustained 200 basis point decrease in rates. However, these results are not meaningful in the current low-rate environment. An independent source is used to determine the most likely interest rate scenario.

     Our primary interest rate exposures include the Federal Funds rate, which affects short-term borrowings, and the prime lending rate and LIBOR, which are the basis for much of the variable-rate loan pricing. Additionally, mortgage rates directly affect the prepayment speeds for mortgage-backed securities and mortgage servicing rights. Derivative financial instruments and other financial instruments used for purposes other than trading are included in this simulation. The model incorporates assumptions regarding the effects of changes in interest rates and account balances on indeterminable maturity deposits based on a combination of historical analysis and expected behavior. The impact of planned growth and new business activities is factored into the simulation model. The effects of changes in interest rates on the value of mortgage servicing rights are excluded from Table 23 due to the extreme volatility over such a large rate range. The effects of interest rate changes on the value of mortgage servicing rights and securities identified as economic hedges are presented in the Lines of Business - Mortgage Banking section of this report.

Table 23   Interest Rate Sensitivity
            (Dollars in Thousands)
                                                  200 bp Increase             100 bp Decrease               Most Likely
                                            --------------------------------------------------------- -------------------------
                                                 2003         2002           2003          2002           2003        2002
                                            --------------------------------------------------------- -------------------------
 Anticipated impact over the next twelve months:
    Net interest revenue                       $  7,213      $12,354        $ (3,921)    $ (7,456)     $  1,688     $  7,983
                                                    1.6%         3.1%            (.9)%       (1.8)%          .4%         2.0%
 ---------------------------------------------------------------------------------------------------- -------------------------
    Net income                                 $  4,508      $ 7,722         $(2,450)    $ (4,660)     $  1,055      $ 4,990
                                                    2.4%         5.0%           (1.3)%       (3.0)%          .6%         3.2%
 ---------------------------------------------------------------------------------------------------- -------------------------
    Economic value of equity                   $(71,325)     $12,398        $ 10,893     $(36,768)     $(41,388)     $43,799
                                                   (4.6)%        0.9%             .7%        (2.6)%        (2.7)%        3.1%
 ---------------------------------------------------------------------------------------------------- -------------------------

     The simulations used to manage market risk are based on numerous assumptions regarding the effects of changes in interest rates on the timing and extent of repricing characteristics, future cash flows and customer behavior. These assumptions are inherently uncertain and, as a result, the model cannot precisely estimate net interest revenue, net income or the economic value of equity or precisely predict the impact of higher or lower interest rates on net interest revenue, net income or the economic value of equity. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes, market conditions and management strategies, among other factors.

TRADING ACTIVITIES

     BOK Financial enters into trading activities both as an intermediary for customers and for its own account. As an intermediary, BOK Financial will take positions in securities, generally mortgage-backed securities, government agency securities and municipal bonds. These securities are purchased for resale to customers, which include individuals, corporations, foundations and financial institutions. BOK Financial will also take trading positions in U.S. Treasury securities, mortgage-backed securities, municipal bonds and financial futures for its own account. These positions are taken with the objective of generating trading profits. Both of these activities involve interest rate risk.

     A variety of methods are used to manage the interest rate risk of trading activities. These methods include daily marking of all positions to market value, independent verification of inventory pricing and position limits for each trading activity. Hedges in either the futures or cash markets may be used to reduce the risk associated with some trading programs. The Risk Management Department monitors trading activity daily and reports to senior management and the Risk Oversight and Audit Committee of the BOK Financial Board of Directors any exceptions to trading position limits and risk management policy exceptions.

     Management uses a Value at Risk ("VAR") methodology to measure the market risk inherent in its trading activities. VAR is calculated based upon historical simulations over the past five years using a variance / covariance matrix of interest rate changes. It represents an amount of market loss that is likely to be exceeded only one out of every 100 two-week periods. Trading positions are managed within guidelines approved by the Board of Directors. These guidelines limit the VAR to $1.6 million. At December 31, 2003, the VAR was $135 thousand. The greatest VAR during 2003 was $1.4 million.

NEW ACCOUNTING STANDARDS

     In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation 46 "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 clarified the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements" and provided a new framework for identifying variable interest entities ("VIEs") and determining when a company should include the assets, liabilities, noncontrolling interests and results of operations of a VIE in its consolidated financial statements. VIEs are generally defined in FIN 46 as entities that either do not have sufficient equity to finance their activities without support from other parties or whose equity investors lack a controlling financial interest. Examples of such entities may include partnerships, joint ventures, securitization vehicles or similarly structured entities. FIN 46 was effective immediately for VIEs created after January 31, 2003 and at the beginning of the fourth quarter of 2003 for VIEs created prior to February 1, 2003. FIN 46 was revised in December 2003. This revision addressed certain issues in the original interpretation, including the application of FIN 46 to trust relationships, mutual funds organized as trusts and troubled debt restructurings. BOK Financial has limited use of partnerships, joint ventures or securitization vehicles in its operations and the implementation of FIN 46, as revised, had no impact on the consolidated financial statements.

     In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amended and clarified financial accounting and reporting for derivative instruments, including certain derivatives embedded in other contracts, and hedging activities. This statement was effective for contracts entered into or modified and for hedging relationships designated after June 30, 2003. This statement did not have a significant impact on the consolidated financial statements.

     In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement, which established new standards for how an issuer classifies and measures certain financial instruments, was effective for financial instruments issued or modified after May 31, 2003. Other provisions of this statement were effective for fiscal periods beginning after June 15, 2003. This statement did not have a significant impact on the consolidated financial statements.

FORWARD-LOOKING STATEMENTS

     This report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy in general. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and reserve for loan losses involve judgments as to expected events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events, based in part on information provided by others that BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expressed, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to: (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies, and assessments, (7) the impact of technological advances and (8) trends in customer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

REPORT OF MANAGEMENT ON FINANCIAL STATEMENTS

     Management is responsible for the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, and all related information appearing in this annual report. In management's opinion, the accompanying consolidated financial statements contain all adjustments necessary to present fairly the financial conditions, results of operations and cash flows of BOK Financial and its subsidiaries at the dates and for the periods presented.

     As of December 31, 2003, an evaluation was performed under the supervision and with the participation of BOK Financial's management, including the Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO"), of the effectiveness of the design and operations of our disclosure controls and procedures. Based on that evaluation, BOK Financial's management, including the CEO and CFO, concluded that BOK Financial's disclosure controls and procedures were effective as of December 31, 2003. There have been no significant changes in our internal controls or in other factors that could significantly affect internal controls subsequent to December 31, 2003.

     BOK Financial and its subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that transactions are executed in accordance with management's general or specific authorization and are recorded as necessary to maintain accountability for assets and to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States. This system includes written policies and procedures, a corporate code of conduct, an internal audit program and standards for the hiring and training of qualified personnel.

     The Board of Directors of BOK Financial maintains a Risk Oversight and Audit Committee consisting of outside directors that meet periodically with management and BOK Financial's internal and independent auditors. The Committee considers the audit and nonaudit services to be performed by the independent auditors, makes arrangements for the internal and independent audits and recommends BOK Financial's selection of independent auditors. The Committee also reviews the results of the internal and independent audits, critical accounting policies and practices and various shareholder reports and other reports and filings.

     Ernst & Young, LLP, certified public accountants, have been engaged to audit the consolidated financial statements of BOK Financial and its subsidiaries. Their audit is conducted in accordance with auditing standards generally accepted in the United States and their report on BOK Financial's consolidated financial statements follows this page.

REPORT OF INDEPENDENT AUDITORS

     We  have  audited  the  accompanying  consolidated  balance  sheets  of BOK
Financial Corporation as of December 31, 2003 and 2002, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BOK Financial Corporation at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 1 to the consolidated financial statements, in 2003, the Company retroactively changed its method of accounting for stock-based employee compensation, and effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

                                    Ernst & Young LLP
                                    Tulsa, Oklahoma
                                    January 28, 2004

                            BOK FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS
(In Thousands Except Share And Per Share Data)
                                                                                 2003              2002              2001
                                                                          ----------------- ----------------- -----------------
Interest Revenue
Loans                                                                         $ 375,788         $ 377,708         $ 455,332
Taxable securities                                                              180,581           186,902           184,464
Tax-exempt securities                                                             7,898             9,359            12,979
------------------------------------------------------------------------- ----------------- ----------------- -----------------
    Total securities                                                            188,479           196,261           197,443
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Trading securities                                                                  625               653             1,029
Funds sold and resell agreements                                                    281               291               829
------------------------------------------------------------------------- ----------------- ----------------- -----------------
    Total interest revenue                                                      565,173           574,913           654,633
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Interest Expense
Deposits                                                                        131,929           145,466           206,209
Borrowed funds                                                                   33,738            50,495           108,549
Subordinated debentures                                                           9,477            10,751            10,923
------------------------------------------------------------------------- ----------------- ----------------- -----------------
    Total interest expense                                                      175,144           206,712           325,681
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Net Interest Revenue                                                            390,029           368,201           328,952
Provision for Loan Losses                                                        35,636            33,730            37,610
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Net Interest Revenue After Provision for Loan Losses                            354,393           334,471           291,342
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Other Operating Revenue
Brokerage and trading revenue                                                    38,681            24,450            19,644
Transaction card revenue                                                         55,491            50,385            42,471
Trust fees and commissions                                                       45,763            40,092            40,567
Service charges and fees on deposit accounts                                     82,042            67,632            51,284
Mortgage banking revenue                                                         52,336            48,910            50,155
Leasing revenue                                                                   3,508             3,330             3,745
Other revenue                                                                    25,969            20,276            20,087
------------------------------------------------------------------------- ----------------- ----------------- -----------------
    Total fees and commissions                                                  303,790           255,075           227,953
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Gain on sale of assets                                                              822             1,157               557
Gain on sales of securities, net                                                  7,188            58,704            30,640
Gain (loss) on derivatives, net                                                  (8,808)            5,894            (4,062)
------------------------------------------------------------------------- ----------------- ----------------- -----------------
    Total other operating revenue                                               302,992           320,830           255,088
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Other Operating Expense
Personnel expense                                                               222,922           187,439           166,864
Business promotion                                                               12,937            11,367            10,658
Professional fees and services                                                   17,935            12,987            13,391
Net occupancy and equipment                                                      45,967            42,347            42,764
Data processing and communications                                               51,537            44,084            38,003
FDIC and other insurance                                                          2,267             1,903             1,717
Printing, postage and supplies                                                   13,930            12,665            12,329
Net gains and operating expenses on repossessed assets                              271             1,014             1,401
Amortization of intangible assets                                                 8,101             7,638            20,113
Mortgage banking costs                                                           40,296            42,271            30,261
Provision (recovery) for impairment of mortgage servicing rights                (22,923)           45,923            15,551
Other expense                                                                    16,871            16,957            16,729
------------------------------------------------------------------------- ----------------- ----------------- -----------------
    Total other operating expense                                               410,111           426,595           369,781
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Income Before Taxes                                                             247,274           228,706           176,649
Federal and state income tax                                                     88,914            80,835            62,446
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Income Before Cumulative Effect of a Change in Accounting
  Principle, Net of Tax                                                         158,360           147,871           114,203
Transition adjustment of adoption of FAS 133                                          -                 -               236
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Net Income                                                                    $ 158,360         $ 147,871         $ 114,439
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Earnings Per Share:
   Basic:
     Before cumulative effect of change in accounting principle               $    2.75         $    2.66         $    2.09
     Transition adjustment of adoption of FAS 133                                    -                 -                 -
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Net Income                                                                    $    2.75         $    2.66         $    2.09
------------------------------------------------------------------------- ----------------- ----------------- -----------------
    Diluted:
      Before cumulative effect of change in accounting principle              $    2.45         $    2.37         $    1.86
      Transition adjustment of adoption of FAS 133                                   -                 -                 -
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Net Income                                                                    $    2.45         $    2.37         $    1.86
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Average Shares Used in Computation:
    Basic                                                                    56,990,244        54,964,747        54,150,255
    Diluted                                                                  64,571,962        62,479,183        61,539,309
------------------------------------------------------------------------- ----------------- ----------------- -----------------

  See accompanying notes to consolidated financial statements.

                            BOK FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS
(In Thousands Except Share Data)
                                                                                                       December 31,
                                                                                            -----------------------------------
                                                                                                  2003              2002
                                                                                            ----------------- -----------------
Assets
Cash and due from banks                                                                       $    629,480      $    604,680
Funds sold and resell agreements                                                                    14,432            19,535
Trading securities                                                                                   7,823             5,110
Securities:
   Available for sale                                                                            3,833,449         3,204,973
   Available for sale securities pledged to creditors                                              685,419           728,370
   Investment (fair value: 2003 - $191,256; 2002 - $202,153)                                       187,951           197,950
------------------------------------------------------------------------------------------- ----------------- -----------------
   Total securities                                                                              4,706,819         4,131,293
------------------------------------------------------------------------------------------- ----------------- -----------------
Loans                                                                                            7,483,889         6,900,983
Less reserve for loan losses                                                                      (128,639)         (116,070)
------------------------------------------------------------------------------------------- ----------------- -----------------
   Net loans                                                                                     7,355,250         6,784,913
------------------------------------------------------------------------------------------- ----------------- -----------------
Premises and equipment, net                                                                        175,901           151,715
Accrued revenue receivable                                                                          74,980            72,018
Intangible assets, net                                                                             250,686           197,868
Mortgage servicing rights, net                                                                      48,550            37,288
Real estate and other repossessed assets                                                             7,186             6,719
Bankers' acceptances                                                                                30,884             3,728
Receivable on unsettled security transactions                                                            -            65,901
Derivative contracts                                                                               149,100            90,776
Other assets                                                                                       130,652            79,470
------------------------------------------------------------------------------------------- ----------------- -----------------
      Total assets                                                                            $ 13,581,743      $ 12,251,014
------------------------------------------------------------------------------------------- ----------------- -----------------

Liabilities and Shareholders' Equity
Noninterest-bearing demand deposits                                                           $  1,648,600      $  1,531,694
Interest-bearing deposits:
  Transaction                                                                                    4,021,808         3,164,102
  Savings                                                                                          174,729           164,738
  Time                                                                                           3,374,726         3,267,991
------------------------------------------------------------------------------------------- ----------------- -----------------
  Total deposits                                                                                 9,219,863         8,128,525
------------------------------------------------------------------------------------------- ----------------- -----------------
Funds purchased and repurchase agreements                                                        1,609,668         1,567,686
Other borrowings                                                                                 1,016,650         1,088,022
Subordinated debenture                                                                             154,332           155,419
Accrued interest, taxes and expense                                                                 85,409            74,043
Bankers' acceptances                                                                                30,884             3,728
Due on unsettled security transactions                                                               8,259                 -
Derivative contracts                                                                               149,326            80,079
Other liabilities                                                                                   78,722            53,986
------------------------------------------------------------------------------------------- ----------------- -----------------
  Total liabilities                                                                             12,353,113        11,151,488
------------------------------------------------------------------------------------------- ----------------- -----------------
Shareholders' equity:
  Preferred stock                                                                                       12                25
  Common stock ($.00006 par value; 2,500,000,000 shares authorized; shares issued:
      2003 - 58,055,697; 2002 - 55,749,596)                                                              4                 3
  Capital surplus                                                                                  546,594           475,054
  Retained earnings                                                                                698,052           598,777
  Treasury stock (shares at cost: 2003 - 848,892; 2002 - 682,967)                                  (24,491)          (17,421)
  Accumulated other comprehensive income                                                             8,459            43,088
------------------------------------------------------------------------------------------- ----------------- -----------------
  Total shareholders' equity                                                                     1,228,630         1,099,526
------------------------------------------------------------------------------------------- ----------------- -----------------
      Total liabilities and shareholders' equity                                             $  13,581,743      $ 12,251,014
------------------------------------------------------------------------------------------- ----------------- -----------------

See accompanying notes to consolidated financial statements.

                            BOK FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
                                                                                      2003           2002           2001
                                                                                -------------- -------------- ---------------
Cash Flows From Operating Activities:
    Net income                                                                   $   158,360    $   147,871     $   114,439
    Adjustments to reconcile net income to net cash provided by operating activities:
         Provisions for loan losses                                                   35,636         33,730          37,610
         Provision (recovery) for mortgage servicing rights impairment               (22,923)        45,923          15,551
         Transition adjustment of adoption of FAS 133                                      -              -            (236)
         Unrealized (gains) losses from derivatives                                    5,888         (5,112)         12,082
         Depreciation and amortization                                                64,425         65,790          69,165
         Tax benefit on exercise of stock options                                      1,325          5,482           3,408
         Stock-based compensation                                                      5,746          4,124           3,029
         Net amortization of securities discounts and premiums                         8,965          5,818          (5,615)
         Net gain on sale of assets                                                  (44,426)       (83,501)        (47,954)
         Mortgage loans originated for resale                                     (1,314,453)    (1,014,009)       (972,066)
         Proceeds from sale of mortgage loans held for resale                      1,420,475      1,073,044       1,008,073
         Change in trading securities                                                 (2,713)         5,217          29,538
         Change in accrued revenue receivable                                         (2,962)        (2,776)          6,253
         Change in other assets                                                      (28,442)       (12,452)          1,715
         Change in accrued interest, taxes and expense                                11,366          7,029          (3,125)
         Change in other liabilities                                                 (13,906)         8,010           9,599
------------------------------------------------------------------------------- -------------- -------------- ---------------
Net cash provided by operating activities                                            282,361        284,188         281,466
------------------------------------------------------------------------------- -------------- -------------- ---------------
Cash Flows From Investing Activities:
    Proceeds from sales of available for sale securities                           5,089,734      6,873,320       9,142,248
    Proceeds from maturities of investment securities                                 65,504        139,591          80,273
    Proceeds from maturities of available for sale securities                      2,410,213      1,802,845         930,494
    Purchases of investment securities                                               (55,678)       (96,627)        (88,282)
    Purchases of available for sale securities                                    (8,145,655)    (8,985,019)    (10,496,575)
    Loans originated or acquired net of principal collected                         (741,405)      (586,281)       (675,612)
    Payments on derivative asset contracts                                           (41,226)       (12,912)              -
    Net change in other investment assets                                             (3,849)            43               -
    Proceeds from disposition of assets                                               65,989         58,390          68,088
    Purchases of assets                                                              (62,926)       (46,729)        (75,655)
    Cash and cash equivalents of subsidiaries and
       branches acquired and sold, net                                                 2,123         46,295         (72,990)
------------------------------------------------------------------------------- -------------- -------------- ---------------
Net cash used by investing activities                                             (1,417,176)      (807,084)     (1,188,011)
------------------------------------------------------------------------------- -------------- -------------- ---------------
Cash Flows From Financing Activities:
    Net change in demand deposits, transaction
      deposits and savings accounts                                                  984,603        604,771         346,034
    Net change in certificates of deposit                                            107,522        395,740         146,075
    Net change in other borrowings                                                    65,610       (165,744)        141,660
    Change in amount receivable (due) on unsettled security transactions              74,160       (297,055)        231,660
    Pay down of other borrowings                                                     (95,000)       (10,095)        (95,000)
    Issuance of subordinated debenture                                                     -              -          30,000
    Issuance of preferred, common and treasury stock, net                              4,627          4,172           2,745
    Pay down of subordinated debenture                                                     -        (30,000)              -
    Net change in collateral on derivative accounts                                  (31,763)        (5,148)              -
    Proceeds from derivative liability contracts                                      45,538          3,162               -
    Dividends paid                                                                      (785)           (30)            (20)
------------------------------------------------------------------------------- -------------- -------------- ---------------
Net cash provided by financing activities                                          1,154,512        499,773         803,154
------------------------------------------------------------------------------- -------------- -------------- ---------------
Net increase (decrease) in cash and cash equivalents                                  19,697        (23,123)       (103,391)
Cash and cash equivalents at beginning of period                                     624,215        647,338         750,729
------------------------------------------------------------------------------- -------------- -------------- ---------------
Cash and cash equivalents at end of period                                       $   643,912    $   624,215     $   647,338
------------------------------------------------------------------------------- -------------- -------------- ---------------
Cash paid for interest                                                           $   176,225    $   208,612     $   334,103
------------------------------------------------------------------------------- -------------- -------------- ---------------
Cash paid for taxes                                                                   81,596         81,154          70,699
------------------------------------------------------------------------------- -------------- -------------- ---------------
Net loans transferred to repossessed real estate                                       6,378          4,550           7,228
------------------------------------------------------------------------------- -------------- -------------- ---------------
Payment of dividends in common stock                                                  58,300         53,165          36,371
------------------------------------------------------------------------------- -------------- -------------- ---------------
Common stock and price guarantee issued for acquisition                                    -         67,745               -
------------------------------------------------------------------------------- -------------- -------------- ---------------

See accompanying notes to consolidated financial statements.

BOK FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(In Thousands)

                                                                       Preferred Stock                  Common Stock
                                                                ------------------------------  ------------------------------
                                                                    Shares         Amount           Shares         Amount
                                                                ------------------------------  ------------------------------
December 31, 2000                                                   250,000          $25             49,706           $3
Comprehensive income:
   Net income                                                             -            -                  -            -
   Other comprehensive loss, net of tax:
     Unrealized gain on securities available for sale                     -            -                  -            -
Total comprehensive income
Director retainer shares                                                  -            -                  5            -
Exercise of stock options                                                 -            -                598            -
Tax benefit on exercise of stock options                                  -            -                  -            -
Stock-based compensation
Preferred stock dividend                                                  -            -                  -            -
Dividends paid in shares of common stock:
   Preferred stock                                                        -            -                 51            -
   Common stock                                                           -            -              1,377            -
------------------------------------------------------------------------------------------------------------------------------
December 31, 2001                                                   250,000           25             51,737            3
Comprehensive income:
   Net income                                                             -            -                  -            -
   Other comprehensive loss, net of tax:
     Unrealized gain on securities available for sale                     -            -                  -            -
Total comprehensive income
Director retainer shares                                                  -            -                  8            -
Exercise of stock options                                                 -            -                687            -
Tax benefit on exercise of stock options                                  -            -                  -            -
Stock-based compensation
Preferred stock dividend                                                  -            -                  -            -
Issue shares for acquisition                                              -            -              1,711            -
Fair value of stock price guarantee                                       -            -                  -            -
Dividends paid in shares of common stock:
   Preferred stock                                                        -            -                 48            -
   Common stock                                                           -            -              1,559            -
------------------------------------------------------------------------------------------------------------------------------
December 31, 2002                                                   250,000           25             55,750            3
Comprehensive income:
   Net income                                                             -            -                  -            -
   Other comprehensive loss, net of tax:
     Unrealized loss on securities available for sale                     -            -                  -            -
Total comprehensive income                                                -            -                  -            -
Director retainer shares                                                  -            -                  8            -
Exercise of stock options                                                 -            -                595            -
Tax benefit on exercise of stock options                                  -            -                  -            -
Stock-based compensation                                                  -            -                  -            -
Cash dividends paid on preferred stock                                    -            -                  -            -
Redeem nonvoting preferred units                                          -          (13)                 -            -
Dividends paid in shares of common stock:
   Preferred stock                                                        -            -                 23            -
   Common stock                                                           -            -              1,680            1
------------------------------------------------------------------------------------------------------------------------------
December 31, 2003                                                   250,000          $12             58,056           $4
------------------------------------------------------------------------------------------------------------------------------

                                                                                December 31,
                                                                -------------------------------------------
                                                                     2003          2002          2001
                                                                -------------------------------------------
1 Changes in other comprehensive income:
     Unrealized gains (losses) on available for sale securities   $ (46,884)     $119,609       $34,800
     Tax benefit (expense) on unrealized gains (losses)
       on available for sale securities                              16,858       (44,390)      (12,412)
     Reclassification adjustment for (gains) losses
       realized and included in net income                           (7,188)      (58,704)      (30,640)
     Reclassification adjustment for tax expense (benefit)
       on realized (gains) losses                                     2,585        20,781        10,724
                                                                -------------------------------------------
     Net change in unrealized gains (losses) on securities        $ (34,629)     $ 37,296       $ 2,472
                                                                -------------------------------------------

See accompanying notes to consolidated financial statements.


    Accumulated
       Other
   Comprehensive          Capital           Retained                Treasury Stock
                                                         ------------------------------------
  Income (Loss) (1)       Surplus           Earnings           Shares            Amount            Total
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
    $  3,320              $287,436          $426,053            488            $(10,044)       $   706,793

           -                     -           114,439              -                   -            114,439

       2,472                     -                 -              -                   -              2,472
                                                                                              ---------------
                                                                                                   116,911
                                                                                              ---------------
           -                   165                 -             (7)                126                291
           -                 7,551                 -            185              (5,097)             2,454
           -                 3,408                 -              -                   -              3,408
           -                 3,029                 -              -                   -              3,029
           -                     -                (1)             -                   -                 (1)

           -                 1,114            (1,500)           (21)                386                  -
           -                32,740           (34,890)          (104)              2,131                (19)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
       5,792               335,443           504,101            541             (12,498)           832,866

           -                     -           147,871              -                   -            147,871

      37,296                     -                 -              -                   -             37,296
                                                                                              ---------------
                                                                                                   185,167
                                                                                              ---------------
           -                   272                 -              -                   -                272
           -                 8,243                 -            125              (4,343)             3,900
           -                 5,482                 -              -                   -              5,482
           -                 4,124                 -              -                   -              4,124
           -                     -                (2)             -                   -                 (2)
           -                64,550                 -              -                   -             64,550
           -                 3,195                 -              -                   -              3,195

           -                 1,500            (1,500)             -                   -                  -
           -                52,245           (51,693)            17                (580)               (28)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
      43,088               475,054           598,777            683             (17,421)         1,099,526

           -                     -           158,360              -                   -            158,360

     (34,629)                    -                 -              -                   -            (34,629)
                                                                                              ---------------
                                                                                                   123,731
                                                                                              ---------------
           -                   276                 -              -                   -                276
           -                10,677                 -            145              (6,326)             4,351
           -                 1,325                 -              -                   -              1,325
           -                   219                 -              -                   -                219
           -                     -              (750)             -                   -               (750)
           -                     -                 -              -                   -                (13)

           -                   750              (750)             -                   -                  -
           -                58,293           (57,585)            21                (744)               (35)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
     $ 8,459            $  546,594        $  698,052            849           $ (24,491)       $ 1,228,630
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The Consolidated Financial Statements of BOK Financial Corporation ("BOK Financial") have been prepared in conformity with accounting principles generally accepted in the United States, including general practices of the banking industry. The consolidated financial statements include the accounts of BOK Financial and its subsidiaries, principally Bank of Oklahoma, N.A. and its subsidiaries ("BOk"), Bank of Texas, N.A., Bank of Arkansas, N.A., Bank of Albuquerque, N.A., Colorado State Bank and Trust, N.A. and BOSC, Inc. Certain prior year amounts have been reclassified to conform to current year classifications.

NATURE OF OPERATIONS

     BOK Financial, through its subsidiaries, provides a wide range of financial services to commercial and industrial customers, other financial institutions and consumers throughout Oklahoma, Northwest Arkansas, Dallas and Houston, Texas metropolitan areas, Albuquerque, New Mexico, and Denver, Colorado. These services include depository and cash management; lending and lease financing; mortgage banking; securities brokerage, trading and underwriting; and personal and corporate trust.

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

ACQUISITIONS

     Assets and liabilities acquired by purchase, including identifiable intangible assets, are recorded at fair values on the acquisition dates. The Consolidated Statements of Earnings include the results of purchases from the dates of acquisition.

INTANGIBLE ASSETS

     BOK Financial adopted Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"), and No. 147, "Acquisitions of Certain Financial Institutions" ("FAS 147"), on January 1, 2002. The following table presents the impact on previously reported net income and earnings per share after application of FAS 142 and FAS 147:

                                            2001
                                        --------------
Net income as reported                    $ 114,439
Pro forma net income                        123,601
Diluted earnings per share
   previously reported                    $    1.86
Pro forma diluted earnings
   per share                                   2.01

     Intangible assets with indefinite lives, such as goodwill, are evaluated for each of BOK Financial's business units for impairment at least annually or more frequently if conditions indicate impairment. The evaluation of possible impairment of intangible assets involves significant judgment based upon short-term and long-term projections of future performance.

     The fair value of BOK Financial's business units is estimated by the discounted future earnings method. Income growth is projected over a five-year period for each unit and a terminal value is computed. This projected income stream is converted to current fair value by using a discount rate that reflects a rate of return required by a willing buyer.

     Other identifiable intangible assets and core deposit intangibles are amortized using straight-line and accelerated methods over the estimated benefit periods. These periods generally range from 5 to 10 years for other intangible assets and core deposit intangibles. The net book value of these other intangibles and core deposit intangibles are evaluated for impairment when economic conditions indicate an impairment may exist.

CASH EQUIVALENTS

     Due from banks, funds sold (generally federal funds sold for one-day periods) and resell agreements (which generally mature within one to 30 days) are considered cash equivalents.

SECURITIES

     Securities are identified as trading, investment (held to maturity) or available for sale at the time of purchase based upon the intent of management, liquidity and capital requirements, regulatory limitations and other relevant factors. Trading securities, which are acquired for profit through resale, are carried at market value with unrealized gains and losses included in current period earnings. Investment securities are carried at amortized cost. Amortization is computed by methods that approximate level yield and is adjusted for changes in prepayment estimates. Investment securities may be sold or transferred to trading or available for sale classification in certain limited circumstances specified in generally accepted accounting principles. Securities identified as available for sale are carried at fair value. Unrealized gains and losses are recorded, net of deferred income taxes, as accumulated other comprehensive income (loss) in shareholders' equity. Unrealized losses on securities are evaluated to determine if the losses are temporary based on various factors, including the cause of the loss and prospects for recovery. An impairment charge is recorded against earnings if the loss is determined to be other than temporary. Realized gains and losses on sales of securities are based upon the amortized cost of the specific security sold. Available for sale securities are separately identified as pledged to creditors if the creditor has the right to sell or repledge the collateral.

     The purchase or sale of securities is recognized on a trade date basis. A net receivable or payable is recognized for subsequent transaction settlement. BOK Financial will periodically commit to purchase to-be-announced ("TBA") mortgage-backed securities. These commitments are carried at fair value if they are considered derivative contracts. These commitments are not reflected in BOK Financial's balance sheet until settlement date if they meet specific criteria exempting them from the definition of derivative contracts.

DERIVATIVE INSTRUMENTS

     Derivative instruments, primarily interest rate swaps and forward sales contracts, are used as part of an interest rate risk management strategy. Interest rate swaps modify the interest income and expense on certain long-term, fixed rate assets and liabilities. Amounts payable to or receivable from the counterparties are reported in interest income and expense using the accrual method. Interest rate swaps are carried at fair value. Changes in the fair value of interest rate swaps are included in other operating revenue.

     In certain circumstances, interest rate swaps may be designated as fair value hedges and may qualify for hedge accounting. Changes in the fair value of the hedged asset or liability that are attributable to the hedged risk are reported in other operating revenue. These changes may partially or completely offset the mark-to-market adjustments of the interest rate swaps. Fair value hedges are considered to be effective if the cumulative fair value adjustments of the interest rate swaps are within a range of 80% to 125% of the cumulative fair value adjustment of the hedged assets or liabilities.

     Interest rate swaps may be designated as cash flow hedges of variable rate assets or liabilities or anticipated transactions. Changes in fair value of interest rate swaps are recorded in other comprehensive income to the extent they are effective. Amounts recorded as other comprehensive income are recognized in net income in the same periods as the cash flows from the hedged transactions.

     In conjunction with its mortgage banking activities, BOK Financial enters into mortgage loan commitments that are considered derivative instruments under Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." Forward sales contracts are used to hedge these mortgage loan commitments and mortgage loans held for sale. Changes in the fair value of the mortgage loan commitments and forward sales contracts are recognized in other operating revenue. The Securities and Exchange Commission staff recently expressed an opinion that the fair value of certain mortgage loan commitments may result in an unrealized loss, but cannot result in an unrealized gain. This opinion, which is effective for commitments originated after March 15, 2004, may increase short-term earnings volatility.

     Derivative contracts are used to assist certain customers in hedging their risk of adverse changes in natural gas and oil prices, interest rates and foreign exchange rates. BOK Financial serves as an intermediary between its customers and the markets. Each contract between BOK Financial and its customer is offset by a contract between BOK Financial and various counterparties. These contracts are carried at fair value. Compensation for credit risk and reimbursement of administrative costs are recognized over the life of the contracts.

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

     Mortgage loans held for sale are carried at the lower of aggregate cost or market value. Mortgage loans held for sale that are designated as hedged assets are carried at fair value based on sales commitments or market quotes. Changes in fair value after the date of designation of an effective hedge are recorded in other operating revenue.

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

     Fair value is determined by discounting the estimated cash flows of servicing revenue, less projected servicing costs, using risk-adjusted rates, which is the assumed market rate for these instruments. Prepayment assumptions were based on industry consensus provided by independent reporting sources in 2001. During 2002, BOK Financial changed the source of prepayment assumptions used to value its mortgage servicing rights. Industry consensus prepayment speeds were not updated frequently enough to reflect rapidly changing market conditions that existed in 2002. A separate, third-party model that is generally accepted by the financial markets is now used to estimate prepayment speeds. This model is updated daily for changes in market conditions. Changes in current interest rates may significantly affect these assumptions by changing loan refinancing activity. Amortized cost and fair value are stratified by interest rate and loan type. A valuation allowance is provided when the net amortized cost of any strata exceeds the calculated fair value.

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

     BOK Financial and its subsidiaries file consolidated tax returns. The subsidiaries provide for income taxes on a separate return basis and remit to BOK Financial amounts determined to be currently payable.

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

EXECUTIVE BENEFIT PLANS

     BOK Financial has various stock compensation plans for its employees. Historically, BOK Financial had accounted for those plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. Under APB 25, because the exercise price of employee stock options equaled the market price of the underlying stock on the date of grant, no significant stock-based employee compensation had been recognized.

     During 2003, BOK Financial adopted the expense recognition provisions of Financial Accounting Standards Board Statement No. 123, "Accounting for
Stock-Based Compensation" ("FAS 123"), as amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("FAS 148"). Under FAS 123, compensation expense is recognized based on the fair value of stock options granted. BOK Financial chose to retroactively restate its results of operations for the accounting change, as provided by FAS 148. The years ended December 31, 2003, 2002 and 2001 include $5.7 million, $4.1 million and $3.0 million, respectively, of pretax stock option expense, which represents approximately $0.06, $0.04, and $0.03 per diluted share in each year, respectively. Adoption of the fair value method resulted in a reduction of retained earnings as of January 1, 2001 of $5.3 million, representing the cumulative stock option compensation expense recorded for the six years ended December 31, 2000, net of the tax effect. As of December 31, 2000, the net effect upon total shareholders' equity from stock-based compensation was an increase of $3.2 million due primarily to recognition of deferred tax assets related to stock option expense.

     BOK Financial also permits certain executive officers to defer the recognition of income from the exercise of stock options for income tax purposes and to diversify the deferred income into alternative investments. Because the Company is expected to settle these amounts in cash, they are recognized as a liability. Changes in the liability are recognized as additional compensation expense.

FIDUCIARY SERVICES

     Fees and commissions on approximately $21 billion of assets managed by BOK Financial under various fiduciary arrangements are recognized on the accrual method.

EFFECT OF PENDING STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

     During 2003, the Financial Accounting Standards Board ("FASB") issued several statements and interpretations that may have an effect on BOK Financial's accounting policies and financial reporting in future periods. These included FASB Interpretation 46, "Consolidation of Variable Interest Entities" ("FIN 46"), FASB Statement No. 149, "Amendment of Statement 133 on Derivative
Instruments  and Hedging  Activities"  ("FAS 149"),  and FASB Statement No. 150,
"Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("FAS 150").

     FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," and provides a new framework for identifying variable interest entities ("VIEs") and determining when a company should include the assets, liabilities, noncontrolling interests and results of operations of a VIE in its consolidated financial statements. VIEs are generally defined in FIN 46 as entities that either do not have sufficient equity to finance their activities without support from other parties or whose equity investors lack a controlling financial interest. FIN 46 was effective immediately for VIEs created after January 31, 2003 and was effective beginning in the fourth quarter of 2003 for VIEs created prior to February 1, 2003. FIN 46 was revised in December 2003. This revision addressed the application of FIN 46 to trust relationships, mutual funds organized as trusts and troubled debt restructurings. BOK Financial has limited use of VIEs in its operations and the implementation of FIN 46, as revised, had no impact on the consolidated financial statements.

     FAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. This statement was effective for contracts entered into or modified and for hedging relationships designated after June 30, 2003. This statement did not have a significant impact on the consolidated financial statements.

     FAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement was effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for fiscal periods beginning after June 15, 2003. This statement did not have a significant impact on the consolidated financial statements.

(2) ACQUISITIONS

     On September 10, 2003, BOK Financial paid $77.9 million in cash for all outstanding stock of Colorado Funding Company and its Colorado State Bank and Trust subsidiary.

     On October 25, 2002, BOK Financial acquired Bank of Tanglewood, N.A. for 1,711,127 shares of common stock and 292,225 options to purchase shares, valued at approximately $65 million. The options to purchase shares expired February 25, 2003. BOK Financial agreed to a price guarantee on 50 percent of the stock issued, which resulted in a contingent obligation to issue additional shares or cash over the next five years based on certain predetermined market valuations. The value of the contingent price guarantee was $3 million, which was included in the total purchase price. More discussion of this contingency is at Note 15.

     These transactions were accounted for by the purchase method of accounting. Aggregate allocation of the purchase price to the net assets acquired was as follows (in thousands):

                                     2003         2002
                                 ------------ -------------
 Cash and cash equivalents        $   80,051   $   46,295
 Securities                           14,507       62,484
 Loans                               222,530      132,278
 Less reserve for loan losses          2,282        1,364
                                 ------------ -------------
 Loans, net                          220,248      130,914
 Identifiable intangible assets       18,770        3,718
 Other assets                         20,855        8,568
                                 ------------ -------------
 Total assets acquired               354,431      251,979
 Deposits:
   Noninterest-bearing                75,078       49,213
   Interest-bearing                  226,361      173,887
                                 ------------ -------------
 Total deposits                      301,439      223,100
 Other borrowings                      5,098        8,610
 Other liabilities                    11,951        2,736
                                 ------------ -------------
 Net assets acquired                  35,943       17,533
 Less purchase price                  77,928       67,745
                                 ------------ -------------
 Goodwill                         $   41,985   $   50,212
                                 ------------ -------------

     The following unaudited condensed consolidated pro forma statements of earnings for BOK Financial present the effects on income had the purchase acquisitions described above occurred at the beginning of 2001:

             Condensed Consolidated Pro Forma Statements of Earnings
                      (In Thousands Except Per Share Data)
                                   (Unaudited)

                                 Year ended December 31,
                            -----------------------------------
                               2003         2002       2001
                            ------------ ----------- ----------
Net interest revenue         $ 398,693    $ 388,517  $ 348,537
Provision for loan losses       35,941       35,162     38,594
--------------------------- ------------ ----------- ----------
 Net interest revenue
    after provision for
    loan losses                362,752      353,355    309,943
Other operating revenue        309,512      330,224    264,134
Other operating expense        425,163      449,695    388,889
--------------------------- ------------ ----------- ----------
Income before taxes            247,101      233,884    185,188
Federal and state
   income tax                   88,914       80,825     63,367
Net effect of change in
   accounting principle              -            -        236
--------------------------- ------------ ----------- ----------
Net income                   $ 158,187    $ 153,059  $ 122,057
--------------------------- ------------ ----------- ----------
Earnings per share:
 Basic net income            $    2.75    $    2.69  $    2.16
 Diluted net income               2.45         2.38       1.91
--------------------------- ------------ ----------- ----------
 Average shares:
    Basic                       56,990       56,410     55,890
    Diluted                     64,572       64,370     63,818
--------------------------- ------------ ----------- ----------

(3) SECURITIES

INVESTMENT SECURITIES

     The amortized cost and fair values of investment securities are as follows (in thousands):

                                                                       December 31,
                               ----------------------------------------------------------------------------------------------
                                                    2003                                           2002
                               ----------------------------------------------- ----------------------------------------------
                                Amortized     Fair       Gross Unrealized       Amortized     Fair       Gross Unrealized
                                                      ------------------------                        -----------------------
                                   Cost       Value       Gain       Loss         Cost       Value       Gain       Loss
                               ----------------------------------------------------------------------------------------------

 Municipal and other tax-exempt  $184,192    $187,354    $4,049      $ (887)     $191,305   $195,266     $4,837      $(876)
 Mortgage-backed U.S. agency
    Securities                      2,296       2,418       122           -         4,380      4,618        238          -
 Other debt securities              1,463       1,484        21           -         2,265      2,269          5         (1)
 ----------------------------------------------------------------------------------------------------------------------------
      Total                      $187,951    $191,256    $4,192      $ (887)     $197,950   $202,153     $5,080      $(877)
 ----------------------------------------------------------------------------------------------------------------------------

     The amortized cost and fair values of investment securities at December 31, 2003, by contractual maturity, are as shown in the following table (dollars in thousands):

                                                                                                            Weighted
                                      Less than      One to        Five to         Over                      Average
                                      One Year     Five Years     Ten Years     Ten Years       Total       Maturity (4)
                                     ------------ -------------- ------------- ------------- ------------- -------------
Municipal and other tax-exempt:
  Amortized cost                       $50,561     $ 102,386       $26,251       $ 4,994      $ 184,192        2.94
  Fair value                            50,742       104,803        26,952         4,857        187,354
  Nominal yield(1)                        5.45          6.20          6.64          5.83           6.05
Other debt securities:
  Amortized cost                       $   442     $     296       $   725       $     -      $   1,463        5.00
  Fair value                               443           304           737             -          1,484
  Nominal yield                           1.25          6.83          5.43             -           4.45
                                     ------------ -------------- ------------- ------------- ------------- -------------
Total fixed maturity securities:
  Amortized cost                       $51,003     $ 102,682       $26,976       $ 4,994      $ 185,655        2.95
  Fair value                            51,185       105,107        27,689         4,857        188,838
  Nominal yield                           5.41          6.20          6.61          5.83           6.03
                                     ------------ -------------- ------------- -------------
Mortgage-backed securities:
  Amortized cost                                                                              $   2,296       (2)
  Fair value                                                                                      2,418
  Nominal yield(3)                                                                                 6.53
                                                                                             -------------
Total investment securities:
  Amortized cost                                                                              $ 187,951
  Fair value                                                                                    191,256
  Nominal yield                                                                                    6.04
                                                                                             -------------

(1) Calculated on a taxable equivalent basis using a 39% effective tax rate.
(2) The average expected lives of mortgage-backed securities were 4.96 years based upon current prepayment assumptions.
(3) The nominal yield on mortgage-backed securities is based upon prepayment assumptions at the purchase date. Actual yields earned may differ significantly based upon actual prepayments.
(4) Expected maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without penalty.

AVAILABLE FOR SALE SECURITIES

     The amortized cost and fair value of available for sale securities are as follows (in thousands):

                                                                        December 31,
                                ----------------------------------------------------------------------------------------------
                                                    2003                                            2002
                                ---------------------------------------------- -----------------------------------------------
                                 Amortized      Fair      Gross Unrealized      Amortized      Fair       Gross Unrealized
                                                        ----------------------                          ----------------------
                                    Cost       Value       Gain      Loss          Cost        Value       Gain      Loss
                                ----------------------------------------------------------------------------------------------

U.S. Treasury                    $    44,679 $   45,424  $    746   $     (1)   $   31,013  $    32,233   $ 1,220    $   -
Municipal and other tax-exempt         3,271      3,257         6        (20)       11,465       11,511        56      (10)
Mortgage-backed securities:
    U. S. agencies                 3,514,158  3,518,926    28,962    (24,194)    3,005,698    3,067,148    61,589     (139)
    Other                            845,430    848,911     5,996     (2,515)      727,088      732,542     5,469      (15)
------------------------------------------------------------------------------------------------------------------------------
Total mortgage-backed securities   4,359,588  4,367,837    34,958    (26,709)    3,732,786    3,799,690    67,058     (154)
------------------------------------------------------------------------------------------------------------------------------
Other debt securities                  1,140      1,177        37          -           138          139         1        -
Equity securities and mutual funds    96,460    101,173     5,450       (737)       87,434       89,770     2,648     (312)
------------------------------------------------------------------------------------------------------------------------------
   Total                         $ 4,505,138 $4,518,868  $ 41,197   $(27,467)   $3,862,836  $ 3,933,343   $70,983    $(476)
------------------------------------------------------------------------------------------------------------------------------

     The amortized cost and fair values of available for sale securities at December 31, 2003, by contractual maturity, are as shown in the following table (dollars in thousands):

                                                                                                                     Weighted
                                             Less than       One to       Five to         Over                       Average
                                              One Year     Five Years    Ten Years     Ten Years        Total       Maturity (5)
                                            ------------- ------------- ------------- ------------- --------------- -----------
U.S. Treasuries:
   Amortized cost                            $ 29,338       $ 15,341       $     -       $    -      $   44,679          .99
   Fair value                                  29,894         15,530             -            -          45,424
   Nominal yield                                 3.50           2.34             -            -            3.10
Municipal and other tax-exempt:
   Amortized cost                            $    358       $    273       $ 1,125       $1,515      $    3,271        10.37
   Fair value                                     354            277         1,112        1,514           3,257
   Nominal yield (1)                             7.75          10.79          8.89        12.69           10.68
Other debt securities:
   Amortized cost                            $    600       $    456       $    84       $    -      $    1,140         1.45
   Fair value                                     607            485            85            -           1,177
   Nominal yield (1)                             6.30           6.04          5.59            -            6.15
                                            ------------- ------------- ------------- ------------- --------------- -----------
Total fixed maturity securities:
   Amortized cost                            $ 30,296       $ 16,070       $ 1,209       $1,515      $   49,090         1.63
   Fair value                                  30,855         16,292         1,197        1,514          49,858
   Nominal yield                                 3.60           2.59          8.66        12.69            3.68
                                            ------------- ------------- ------------- -------------
Mortgage-backed securities:
   Amortized cost                                                                                    $4,359,588         (2)
   Fair value                                                                                         4,367,837
   Nominal yield (4)                                                                                       4.28
                                                                                                    ---------------
Equity securities and mutual funds:
   Amortized cost                                                                                    $   96,460         (3)
   Fair value                                                                                           101,173
   Nominal yield                                                                                           2.21
                                                                                                    ---------------
Total available-for-sale securities:
   Amortized cost                                                                                    $4,505,138
   Fair value                                                                                         4,518,868
   Nominal yield                                                                                           4.23
                                                                                                    ---------------

(1) Calculated on a taxable equivalent basis using a 39% effective tax rate.
(2) The average expected lives of mortgage-backed securities were 3.04 years based upon current prepayment assumptions.
(3) Primarily common stock and preferred stock of U.S. Government agencies with no stated maturity.
(4) The nominal yield on mortgage-backed securities is based upon prepayment assumptions at the purchase date. Actual yields earned may differ significantly based upon actual prepayments.
(5) Expected maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without penalty.

     At December 31, 2003, there were outstanding commitments to buy $235 million of securities that have not yet been issued. These commitments are not reflected in BOK Financial's balance sheet as of December 31, 2003, because they have not settled and meet specific criteria exempting them from the definition of derivative contracts.

     Sales of available for sale securities resulted in gains and losses as follows (in thousands):

                              2003        2002        2001
                           -----------------------------------
Proceeds                   $5,089,734  $6,873,320  $9,142,248
Gross realized gains           30,373      85,346      55,418
Gross realized losses          23,185      26,642      24,778
Related federal and state
  income tax expense
  (benefit)                     2,585      20,781      10,724
--------------------------------------------------------------

     In addition to securities that have been reclassified as pledged to creditors, securities with an amortized cost of $2.1 billion and $2.0 billion at December 31, 2003 and 2002 have been pledged as collateral for repurchase agreements, public and trust funds on deposit and for other purposes as required by law. The secured parties do not have the right to sell or repledge these securities.

     See information regarding temporarily impaired securities at Table 13.

(4) DERIVATIVES

INTEREST RATE RISK MANAGEMENT PROGRAM

INTEREST RATE SWAPS

     BOK Financial uses interest rate swaps to manage its interest rate sensitivity. During 2003 and 2002, net interest revenue was increased by $14.7 million and $12.7 million, respectively, from the settlements of amounts receivable or payable on interest rate swaps. A net loss of $9.5 million was recognized in 2003 compared to a net gain of $4.7 million in 2002 from adjustments of these swaps to fair value.

Interest Rate Swaps (dollars in thousands):

                    Notional       Pay            Receive           Positive      Negative
                     Amount       Rate              Rate           Fair Value    Fair Value
               --------------------------------------------------------------------------------
 Expiration:
    2004             $71,554    1.12(1)- 4.22    1.12(1)- 7.36       $   564       $  (118)
    2006              13,940    5.43             1.12(1)                   -          (984)
    2007             275,000    1.15(1)          4.09  - 4.51          3,628             -
    2011              38,480    5.21 - 5.51      1.12(1)                   -        (2,532)
                                                               --------------------------------
                                                                     $ 4,192       $(3,634)
                                                               --------------------------------

(1) Rates are variable based on LIBOR and reset monthly or quarterly.

Scheduled repricing periods for the swaps are as follows (notional value in thousands):

                                    31-90         91-365         Over
                                     Days          Days         1 Year        Total
                                ---------------------------------------------------------
Pay floating                       $(335,000)   $        -     $      -     $(335,000)
Receive fixed                              -             -      335,000       335,000
Pay fixed                                  -             -      (63,974)      (63,974)
Receive floating                      63,974             -            -        63,974
-----------------------------------------------------------------------------------------
Total                              $(271,026)   $        -     $271,026     $       -
-----------------------------------------------------------------------------------------

FORWARD SALES CONTRACTS

     BOK Financial uses mortgage-backed securities forward sales contracts to manage exposure to interest rate fluctuations on mortgage loans held for sale and mortgage loan commitments. At December 31, 2003, the notional amount of forward sales contracts totaled $76 million, with a negative fair value of $340 thousand. Additional discussion of these contracts can be found in Note 8.

CUSTOMER RISK MANAGEMENT PROGRAMS

     BOK Financial offers programs that permit its customers to manage various risks. We have programs to assist energy producing customers to hedge against price fluctuations and to take positions through energy derivative contracts. In 2003, we have added or expanded programs to assist customers in managing their interest rate and foreign exchange risks. These programs work essentially the same way. Derivative contracts are executed between the customers and BOK Financial. Offsetting contracts are executed between BOK Financial and selected counterparties to minimize the risk of changes in energy prices, interest rates or foreign exchange rates. The counterparty contracts are identical to the customer contracts, except for a fixed pricing spread or a fee paid to BOK Financial as compensation for administrative costs, credit risks and profit.

     Derivative contracts are carried at fair value. At December 31, 2003, the fair value of energy derivative contracts, interest rate swaps and foreign exchange contracts totaled $137 million, $3 million and $5 million, respectively.

(5) LOANS

     Significant components of the loan portfolio are as follows (in thousands):

                                                                        December 31,
                               -----------------------------------------------------------------------------------------------
                                                     2003                                           2002
                               ------------------------------------------------ ----------------------------------------------
                                  Fixed      Variable     Non-                     Fixed     Variable      Non-
                                   Rate        Rate      accrual     Total         Rate        Rate      accrual     Total
                               ------------------------------------------------ ----------------------------------------------

 Commercial                    $1,603,095  $2,692,247    $41,360   $4,336,702   $  531,456   $3,419,228   $39,114  $3,989,798
 Commercial real estate           446,751   1,181,030      2,311    1,630,092      306,796    1,126,347     3,395   1,435,838
 Residential mortgage             522,240     485,582      7,821    1,015,643      749,573      174,236     5,950     929,759
 Residential mortgage - held
   for sale                        56,543           -          -       56,543      133,421            -         -     133,421
 Consumer                         298,465     145,255      1,189      444,909      276,278      134,493     1,396     412,167
 -----------------------------------------------------------------------------------------------------------------------------
 Total                         $2,927,094  $4,504,114    $52,681   $7,483,889   $1,996,824   $4,854,304   $49,855  $6,900,983
 -----------------------------------------------------------------------------------------------------------------------------
 Loans past due (90 days)                                          $   14,944                                       $   8,117
 -----------------------------------------------------------------------------------------------------------------------------
 Foregone interest on nonaccrual loans                             $    5,268                                       $   4,770
 -----------------------------------------------------------------------------------------------------------------------------

     Approximately 61% of the commercial and consumer loan portfolios and approximately 69% of the residential mortgage loan portfolio (excluding loans held for sale) are loans to businesses and individuals in Oklahoma. This geographic concentration subjects the loan portfolio to the general economic conditions within this area.

     Within the commercial loan classification, loans to energy-related businesses total $1.2 billion or 16% of total loans. Other notable segments include wholesale/retail, $668 million; manufacturing, $483 million; agriculture, $228 million, which includes $197 million of loans to the cattle industry; and services, $1.4 billion, which includes nursing homes of $256 million, hotels of $35 million and healthcare of $138 million.

     Approximately 39% of commercial real estate loans are secured by properties located in Oklahoma, primarily in the Tulsa or Oklahoma City metropolitan areas. An additional 28% of commercial real estate loans are secured by property located in Texas. The major components of these properties are multifamily residences, $271 million; construction and land development, $436 million; retail facilities, $313 million; and office buildings, $290 million.

RELATED PARTY

     Included in loans at December 31 are loans to executive officers, directors or principal shareholders of BOK Financial, as defined in Regulation S-X of the Securities and Exchange Commission. Such loans have been made on substantially the same terms as those prevailing at the time for loans to other customers in comparable transactions.

     Information relating to loans to executive officers, directors or principal shareholders is summarized as follows (in thousands):

                                     2003         2002
                                  ------------ ------------
  Beginning balance                $ 124,568     $ 90,712
     Advances                         57,487       35,992
     Payments                        (13,903)      (2,106)
     Adjustments                          (1)         (30)
  ------------------------------- ------------ ------------
  Ending balance                   $ 168,151     $124,568
  ------------------------------- ------------ ------------

RESERVE FOR LOAN LOSS

     The activity in the reserve for loan losses is summarized as follows (in thousands):
                                 2003      2002      2001
                             --------------------------------

  Beginning balance           $ 116,070  $101,905  $ 82,655
  Provision for loan losses      35,636    33,730    37,610
  Loans charged off             (31,475)  (25,905)  (25,248)
  Recoveries                      6,125     4,976     4,588
  Addition due to acquisitions    2,283     1,364     2,300
  -----------------------------------------------------------
  Ending balance              $ 128,639  $116,070  $101,905
  -----------------------------------------------------------

IMPAIRED LOANS

     Investments in loans considered to be impaired under FAS 114 were as follows (in thousands):
                                       December 31,
                             --------------------------------
                                 2003      2002      2001
                             --------------------------------
  Investment in loans impaired
     under FAS 114 (all of
     which were on a
     nonaccrual basis)         $46,990    $44,912  $ 39,848
  Loans with specific reserves
     for loss                   18,947      4,685    10,723
  Specific reserve balance       6,377      2,269     2,509
  No specific related reserve
     for loss                   28,043     40,227    29,125
  Average recorded investment
     in impaired loans          47,415     41,828    44,474

     Interest income recognized on impaired loans during 2003, 2002 and 2001 was not significant.

(6) PREMISES AND EQUIPMENT

     Premises and equipment at December 31 are summarized as follows (in thousands):
                                           December 31,
                                     ----------------------
                                        2003        2002
                                     ----------- ----------

   Land                               $ 40,098    $ 32,381
   Buildings and improvements          126,665     115,399
   Software                             26,338      13,702
   Furniture and equipment              95,833      84,578
------------------------------------ ----------- ----------
   Subtotal                            288,934     246,060
   Less accumulated depreciation       113,033      94,345
------------------------------------ ----------- ----------
   Total                              $175,901    $151,715
------------------------------------ ----------- ----------

     Depreciation expense of premises and equipment was $22.4 million, $20.5 million and $21.0 million for the years ended December 31, 2003, 2002 and 2001, respectively.

(7) INTANGIBLE ASSETS

     The following table presents the original cost and accumulated amortization of intangible assets (in thousands):
                                            December 31,
                                      -----------------------
                                           2003       2002
                                      ----------- -----------

   Core deposit premiums               $ 86,257    $ 75,668
   Less accumulated amortization         64,012      56,555
------------------------------------- ----------- -----------
   Net core deposit premiums             22,245      19,113

   Other identifiable intangible assets  11,526       3,346
   Less accumulated amortization          3,257       2,613
------------------------------------- ----------- -----------
   Net other identifiable intangible
     assets                               8,269         733

   Goodwill                             273,307     231,157
   Less accumulated amortization         53,135      53,135
------------------------------------- ----------- -----------
 Net goodwill                           220,172     178,022
------------------------------------- ----------- -----------
 Total intangible assets, net          $250,686    $197,868
------------------------------------- ----------- -----------

     The net amortized cost of intangible assets at December 31, 2003 is assigned to reporting units as follows (in thousands):

        Core deposit premiums:
          Bank of Albuquerque                $ 1,718
          Bank of Texas                       10,752
          Colorado State Bank and Trust        9,775
       ----------------------------------- ----------
                                             $22,245
       ----------------------------------- ----------

        Other identifiable intangible assets:
          Bank of Oklahoma                    $  367
          Colorado State Bank and Trust        7,902
       ----------------------------------- ----------
                                              $8,269
       ----------------------------------- ----------

        Goodwill:
          Bank of Oklahoma                  $  8,173
          Bank of Texas                      154,741
          Bank of Albuquerque                 15,273
          Colorado State Bank and Trust       41,985
       ----------------------------------- -----------
                                            $220,172
       ----------------------------------- -----------

     Expected amortization expense for intangible assets that will continue to be amortized under FAS 142, as amended by FAS 147, (in thousands):

                      Core            Other
                     Deposit       Identifiable
                    Premiums    Intangible Assets     Total
                 -------------- ----------------- -------------
 2004               $ 7,146         $  992           $ 8,138
 2005                 5,175            962             6,137
 2006                 3,628            796             4,424
 2007                 2,935            763             3,698
 2008                 1,577            780             2,357
 Thereafter           1,784          3,976             5,760
---------------- -------------- ----------------- -------------
                    $22,245         $8,269           $30,514
---------------- -------------- ----------------- -------------

(8) MORTGAGE BANKING ACTIVITIES

     BOK Financial engages in mortgage banking activities through the BOk Mortgage Division of BOk. Residential mortgage loans held for sale totaled $57 million and $133 million, and outstanding mortgage loan commitments totaled $208 million and $323 million at December 31, 2003 and 2002, respectively. Mortgage loan commitments are generally outstanding for 60 to 90 days and are subject to both credit and interest rate risk. Credit risk is managed through underwriting policies and procedures, including collateral requirements, which are generally accepted by the secondary loan markets. Exposure to interest rate fluctuations is partially hedged through the use of mortgage-backed securities forward sales contracts. These contracts set the price for loans that will be delivered in the next 60 to 90 days. As of December 31, 2003, the unrealized loss on forward contracts used to hedge the mortgage pipeline was approximately $340,000.

     At December 31, 2003, BOK Financial owned the rights to service 61,254 mortgage loans with outstanding principal balances of $4.7 billion, including $357 million serviced for affiliates, and held related funds of $83 million for investors and borrowers. The weighted average interest rate and remaining term was 6.50% and 266 months, respectively. Mortgage loans sold with recourse totaled $103 million at December 31, 2003. At December 31, 2002, BOK Financial owned the rights to service 76,298 mortgage loans with outstanding principal balances of $5.8 billion and held related funds of $174 million for investors and borrowers. The weighted average interest rate and remaining term was 7.05% and 265 months, respectively.

     The portfolio of mortgage servicing rights exposes BOK Financial to interest rate risk. During periods of falling interest rates, mortgage loan prepayments increase, reducing the value of the mortgage servicing rights. See
Note 1 for specific accounting policies for mortgage servicing rights and the related hedges.

     Activity in capitalized mortgage servicing rights and related valuation allowance during 2003, 2002 and 2001 are as follows (in thousands):

                                                 Capitalized Mortgage Servicing Rights  Valuation     Hedging
                                                 -------------------------------------
                                                  Purchased   Originated    Total       Allowance  (Gain)/Loss(2)  Net
 -------------------------------------------------------------------------------------------------------------------------
 Balance at December 31, 2000                       $63,361    $ 40,325    $103,686   $ (2,900)     $10,005    $110,791
   Additions                                          4,400      22,695      27,095          -            -      27,095
   Amortization expense                             (12,705)     (9,409)    (22,114)         -       (1,425)    (23,539)
   Provision for impairment                               -           -           -    (15,551)           -     (15,551)
 -------------------------------------------------------------------------------------------------------------------------
 Balance at December 31, 2001                        55,056      53,611     108,667    (18,451)       8,580      98,796
   Additions                                           (412)     20,832      20,420          -            -      20,420
   Amortization expense                             (17,421)    (17,159)    (34,580)         -       (1,425)    (36,005)
   Write-off                                              -      (7,435)     (7,435)     9,456       (2,021)          -
   Provision for impairment                               -           -           -    (45,923)           -     (45,923)
 -------------------------------------------------------------------------------------------------------------------------
 Balance at December 31, 2002                        37,223      49,849      87,072    (54,918)       5,134      37,288
   Additions, net                                        (3)     23,922      23,919          -            -      23,919
   Amortization expense                             (14,840)    (19,315)    (34,155)         -       (1,425)    (35,580)
   Recovery of impairment                                 -           -           -     22,923            -      22,923
 -------------------------------------------------------------------------------------------------------------------------
 Balance at December 31, 2003                       $22,380    $ 54,456    $ 76,836   $(31,995)     $ 3,709    $ 48,550
 -------------------------------------------------------------------------------------------------------------------------
 Estimated fair value of mortgage servicing rights at:
    December 31, 20011                              $53,174    $ 46,789    $ 99,963                            $ 99,963
    December 31, 20021                              $17,311    $ 20,477    $ 37,788                            $ 37,788
    December 31, 20031                              $12,625    $ 36,564    $ 49,189                            $ 49,189
 -------------------------------------------------------------------------------------------------------------------------

1 Excludes approximately $1.4 million, $2 million and $5 million at December 31, 2003, 2002 and 2001, respectively, of loan servicing rights on mortgage loans originated prior to the adoption of FAS 122.
2 Hedging (gain)/loss represents the deferred (gains)/losses on a derivatives-based hedging program prior to the adoption of FAS 133.

     Fair value is determined by discounting the projected net cash flows. Significant assumptions are:

     Discount rate - Indexed to a risk-free rate commensurate with the average life of the servicing portfolio plus a market premium. The discount rate at December 31, 2003 was 8.9%.

     Prepayment rate - Annual prepayment estimates ranging from 9.45% to 36.34% based upon loan interest rate, original term and loan type.

     Loan servicing costs - $35 to $46 annually per loan based upon loan type.

     Escrow earnings rate - Indexed to rates paid on deposit accounts with a comparable average life. The escrow earnings rate at December 31, 2003 was 4.33%.

Stratification of the mortgage loan-servicing portfolio, outstanding principal of loans serviced, and related hedging information by interest rate at December 31, 2003 follows (in thousands):

                                                   < 5.51%     5.51% - 6.49%   6.50% - 7.49%     => 7.50%        Total
                                               ---------------------------------------------------------------------------
 Cost less accumulated amortization                $  12,491     $   23,786     $    29,758      $  10,801     $   76,836
 Deferred hedge losses                                     -              -           3,246            463          3,709
 -------------------------------------------------------------------------------------------------------------------------
 Adjusted cost                                     $  12,491     $   23,786     $    33,004      $  11,264     $   80,545
 -------------------------------------------------------------------------------------------------------------------------

 Fair value                                        $  10,489     $   16,780     $    16,064      $   5,856     $   49,189
 -------------------------------------------------------------------------------------------------------------------------

 Impairment (2)                                    $   2,233     $    7,008     $    16,941      $   5,813     $   31,995
 -------------------------------------------------------------------------------------------------------------------------

 Outstanding principal of loans serviced (1)       $ 909,206     $1,333,210     $ 1,498,370      $ 523,371     $4,264,157
 -------------------------------------------------------------------------------------------------------------------------

1 Excludes outstanding principal of $357 million for loans serviced for BOk and $125 million of mortgage loans originated prior to FAS 122, for which there are no capitalized mortgage servicing rights.
2  Impairment is determined by both an interest rate and loan type stratification.

(9) DEPOSITS

     Interest expense on deposits is summarized as follows (in thousands):

                             2003       2002        2001
                          -----------------------------------
 Transaction deposits       $ 31,346   $ 39,273   $ 49,893
 Savings                         944      1,976      2,281
 Time:
    Certificates of deposits
      under $100,000          39,098     50,036     61,626
    Certificates of deposits
      $100,000 and over       48,181     42,291     81,524
    Other time deposits       12,360     11,890     10,885
 ------------------------------------------------------------
      Total time              99,639    104,217    154,035
 ------------------------------------------------------------
      Total                 $131,929   $145,466   $206,209
 ------------------------------------------------------------

     The aggregate amounts of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 were $2.1 billion and $2.0 billion, respectively.

     Time deposit maturities are as follows: 2004 - $1.4 billion, 2005 - $190 million, 2006 - $119 million, 2007 - $1.1 billion, 2008 - $211 million, and $359 million thereafter.

     Interest expense on time deposits during 2003 and 2002 was reduced by the net accrued settlement from interest rate swaps of $14.0 million and $11.9 million, respectively.

(10) OTHER BORROWINGS

     Information relating to other borrowings is summarized as follows (dollars in thousands):

                                                                     December 31
                                 ------------------------------------------------------------------------------------
                                                   2003                                       2002
                                 ------------------------------------------------------------------------------------
                                                               Maximum                                   Maximum
                                                             Outstanding                               Outstanding
                                                                At Any                                    At Any
                                    Balance        Rate       Month End       Balance         Rate      Month End
                                 ------------------------------------------------------------------------------------
  Parent Company:
     Revolving, unsecured line     $   95,000     1.75%       $   95,000     $   85,000       2.17%     $   95,000
     Subordinated debenture                 -      -                   -              -        -            30,000
     Other                                  -      -                   -              -        -                95
                                 --------------                            ---------------
       Total parent company            95,000     1.75                           85,000       2.17
                                 --------------                            ---------------
  Subsidiary Banks:
     Funds purchased and
       repurchase agreements        1,609,668     1.37         1,904,269      1,567,686       1.67       1,895,315
     Federal Home Loan Bank
       advances                       899,426     1.21           974,729        973,454       1.48       1,036,387
     Subordinated debenture           154,332     6.02           155,345        155,419       6.19         156,229
     Other                             22,224     1.58            29,116         29,568       1.49          29,853
                                 --------------                            ---------------
       Total subsidiary bank        2,685,650     1.58                        2,726,127       1.86
                                 --------------                            ---------------
  Total other borrowings           $2,780,650     1.74                       $2,811,127       1.93
                                 --------------                            ---------------

    Aggregate annual principal repayments of long-term debt at December 31, 2003 are as follows (in thousands):

                               Parent     Subsidiary
                               Company       Banks
                            ---------------------------
    2004                        $     -    $2,089,707
    2005                              -       425,994
    2006                         95,000         3,805
    2007                              -         2,128
    2008                              -         1,197
    Thereafter                        -       162,819
                            ---------------------------
    Total                       $95,000    $2,685,650
                            ---------------------------

     Borrowings from the Federal Home Loan Bank are used for funding purposes. In accordance with policies of the Federal Home Loan Bank, BOK Financial has granted a blanket pledge of eligible assets (generally unencumbered U.S. Treasury and mortgage-backed securities, 1-4 family loans and multifamily loans) as collateral for these advances. The unused credit available to BOK Financial at December 31, 2003 pursuant to the Federal Home Loan Bank's collateral policies is $498 million.

     BOK Financial has a revolving, unsecured credit agreement from certain banks at December 31, 2003 of $125 million. Interest is based upon either a base rate or the British Bankers' Association Eurodollar rate plus a defined margin that is determined by BOK Financial's credit rating. This margin ranges from 0.625% to 1.25%. The base rate is defined as the greater of the daily federal funds rate plus 0.5% or the prime rate. Interest is generally paid quarterly. Facility fees are paid quarterly on the unused portion of the commitment at a rate of 0.20% to 0.25% as determined by BOK Financial's current debt rating. This credit agreement includes certain restrictive covenants that limit BOK Financial's ability to borrow additional funds and to pay cash dividends on common stock. These covenants also require BOK Financial and its subsidiaries to maintain minimum capital levels and to exceed minimum net worth ratios. BOK Financial met all of the restrictive covenants at December 31, 2003.

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

     BOK Financial issued a $30 million, seven year subordinated debenture, bearing interest at LIBOR plus 1.75%, on March 23, 2001 to its principal shareholder, George B. Kaiser. This debt was paid off in its entirety in November 2002.

     Funds purchased generally mature within one to ninety days from the transaction date. At December 31, 2003, securities sold under agreements to repurchase totaled $1.0 billion with related accrued interest payable of $374 thousand.

     Additional information relating to repurchase agreements at December 31, 2003 is as follows (dollars in thousands):

                                                   Amortized        Market        Repurchase      Average
 Security Sold/Maturity                              Cost           Value        Liability1         Rate
 -------------------------------------------------------------------------------------------------------------
 U.S. Agency Securities:
   Overnight                                       $  450,807    $   449,642      $  403,473        0.93%
   Term of up to 30 days                               84,554         85,272          81,485        1.10
   Term of 30 to 90 days                              599,170        600,147         554,060        1.12
 -------------------------------------------------------------------------------------------------------------
      Total Agency Securities                      $1,134,531    $ 1,135,061      $1,039,018        1.04%
 -------------------------------------------------------------------------------------------------------------

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

(11) FEDERAL AND STATE INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows (in thousands):

                                            December 31,
                                       ----------------------
                                          2003       2002
                                       ----------------------
 Deferred tax liabilities:
    Available for sale securities
      mark-to-market                     $  5,300  $ 27,400
    Pension contributions in excess
      of book expense                      10,800     6,900
    Valuation adjustments                  24,900    13,800
    Mortgage servicing                     25,900    21,100
    Lease financing                        14,600    12,800
    Other                                   6,400     9,800
 ------------------------------------------------------------
      Total deferred tax liabilities       87,900    91,800
 ------------------------------------------------------------
 Deferred tax assets:
    Stock-based compensation                3,500     2,100
    Loan loss reserve                      48,900    44,100
    Valuation adjustments                  20,800    29,900
    Deferred book income                   19,700    15,400
    Other                                  14,800    14,300
    Deferred compensation                   4,300     1,800
 ------------------------------------------------------------
      Total deferred tax assets           112,000   107,600
 ------------------------------------------------------------
  Deferred tax assets in excess of
   deferred tax liabilities              $ 24,100  $ 15,800
 ------------------------------------------------------------

     The significant components of the provision for income taxes attributable to continuing operations for BOK Financial are shown below (in thousands):

                              Years ended December 31,
                         -----------------------------------
                             2003       2002       2001
                         -----------------------------------
 Current:
    Federal                 $77,015     $89,879    $69,971
    State                     5,551       6,011      4,240
 -----------------------------------------------------------
    Total current            82,566      95,890     74,211
 -----------------------------------------------------------
 Deferred:
    Federal                   5,369     (12,978)   (10,130)
    State                       979      (2,077)    (1,635)
 -----------------------------------------------------------
    Total deferred            6,348     (15,055)   (11,765)
 -----------------------------------------------------------
      Total income tax      $88,914     $80,835    $62,446
 -----------------------------------------------------------

     The  reconciliations  of  income  attributable  to  continuing   operations
computed at the U.S. federal statutory tax rates to income tax expense are as follows (in thousands):
                                 Years ended December 31,
                              -------------------------------
                                 2003      2002      2001
                              -------------------------------
 Amount:
    Federal statutory tax       $86,538   $79,903   $61,721
    Tax exempt revenue           (2,815)   (3,233)   (3,600)
    Effect of state income taxes,
      net of federal benefit      4,110     2,482     2,605
    Intangible amortization         763       914     3,965
    Utilization of tax credits     (794)     (937)     (800)
    Other, net                    1,112     1,706    (1,445)
 ------------------------------------------------------------
      Total                     $88,914   $80,835   $62,446
 ------------------------------------------------------------

                                 Years ended December 31,
                              -------------------------------
                                  2003      2002      2001
                              -------------------------------
 Percent of pretax income:
    Federal statutory rate         35%       35%       35%
    Tax-exempt revenue             (1)       (1)       (2)
    Effect of state income taxes,
      net of federal benefit        2         1         2
    Intangible amortization         -         -         2
    Utilization of tax credits      -         -        (1)
    Other, net                      -         -        (1)
 -------------------------------------------------------------
      Total                        36%       35%       35%
 -------------------------------------------------------------

(12) EMPLOYEE BENEFITS

     BOK Financial sponsors a defined benefit Pension Plan for all employees who satisfy certain age and service requirements. The following table presents information regarding this plan (dollars in thousands):

                                                                           December 31,
                                                                     -----------------------
                                                                         2003       2002
                                                                     -----------------------
 Change in projected benefit obligation:
    Projected benefit obligation, at beginning of year                $ 30,606    $ 24,141
    Service cost                                                         5,178       4,016
    Interest cost                                                        2,015       1,768
    Actuarial loss                                                       2,161       1,995
    Benefits paid                                                       (2,187)     (1,314)
 -------------------------------------------------------------------------------------------
 Projected benefit obligation at end of year1,2                       $ 37,773    $ 30,606
 -------------------------------------------------------------------------------------------
 Change in plan assets:
    Plan assets at fair value, at beginning of year                   $ 30,945    $ 27,307
    Actual return on plan assets                                         7,286      (3,098)
    Company contributions                                                7,231       8,050
    Benefits paid                                                       (2,187)     (1,314)
 -------------------------------------------------------------------------------------------
 Plan assets at fair value at end of year                             $ 43,275    $ 30,945
 -------------------------------------------------------------------------------------------
 Reconciliation of prepaid (accrued) and total amount recognized:
      Benefit obligation                                              $(37,773)   $(30,606)
      Fair value of assets                                              43,275      30,945
 -------------------------------------------------------------------------------------------
      Funded status of the plan                                          5,502         339
      Unrecognized net loss                                             13,387      16,373
      Unrecognized prior service cost                                      503         563
 -------------------------------------------------------------------------------------------
 Prepaid pension costs                                                $ 19,392    $ 17,275
 -------------------------------------------------------------------------------------------
 Components of net periodic benefit costs:
    Service cost                                                      $  5,178    $  4,016
    Interest cost                                                        2,015       1,768
    Expected return on plan assets                                      (2,957)     (2,384)
    Amortization of unrecognized amounts:
      Net loss                                                             818         251
      Prior service cost                                                    60          60
 -------------------------------------------------------------------------------------------
 Net periodic pension cost                                            $  5,114    $  3,711
 -------------------------------------------------------------------------------------------

1  Projected benefit obligation equals accumulated benefit obligation.
2  Projected benefit obligation is based on a January 1 measurement date.

 Weighted-average assumptions as of December 31:
    Discount rate                                                         6.25%       6.75%
    Expected return on plan assets                                        7.50%       7.50%
    Rate of compensation increase                                         5.25%       5.25%

     Assets of the Pension Plan consist primarily of shares in the American Performance Balanced Fund. The stated objective of this fund is to provide an attractive total return through a broadly diversified mix of equities and bonds. The typical portfolio mix is approximately 60% equities and 40% bonds. The life-to-date return on the fund, which is used as an indicator when setting the expected return on plan assets, was 7.95%. The maximum and minimum required Pension Plan contributions for 2003 were $12.7 million and $0, respectively. Amounts contributed to the Pension Plan during 2003 included $5.0 million attributable to the current year and $2.2 million attributable to 2002.

     Employee contributions to the Thrift Plans are matched by BOK Financial up to 5% of base compensation, based upon years of service. Participants may direct the investments of their accounts in a variety of options, including BOK Financial Common Stock. Employer contributions vest over five years. Expenses incurred by BOK Financial for the Thrift Plans totaled $3.6 million, $3.1 million and $2.8 million for 2003, 2002 and 2001, respectively.

     BOK Financial also sponsors a defined benefit post-retirement employee medical plan, which pays 50 percent of annual medical insurance premiums for retirees who meet certain age and service requirements. Assets of the retiree medical plan consist primarily of shares in a cash management fund. Eligibility for the post-retirement plan is limited to current retirees and certain employees who were age 60 or older at the time the plan was frozen in 1993. The net obligation recognized under the plan was $2.4 million at December 31,

2003. A 1% change in medical expense trends would not significantly affect the net obligation or cost of this plan.

     Under various performance incentive plans, participating employees may be granted awards based on defined formulas or other criteria. Earnings were charged $52.0 million in 2003, $32.1 million in 2002 and $27.2 million in 2001 for such awards.

(13) EXECUTIVE BENEFIT PLANS

     The shareholders and Board of Directors of BOK Financial have approved various stock-based compensation plans. The number of awards and the employees to receive awards are determined by an independent compensation committee of the Board of Directors for the Chief Executive Officer and other senior executives. Other stock-based compensation awards are determined by the Chairman of the Board and the Chief Executive Officer.

     These awards consist primarily of stock options that are subject to vesting requirements. Generally, one-seventh of the options awarded vest annually and expire three years after vesting. Additionally, stock options that vest in two years and expire 45 days after vesting have been awarded.

     The following table presents options outstanding during 2001, 2002 and 2003 under these plans:

                                                Weighted-
                                                 Average
                                                 Exercise
                                     Number       Price
                                   --------------------------
 Options outstanding at
    December 31, 2000               3,448,924      $15.38
 Options awarded                      722,119       28.68
 Options exercised                   (640,234)      11.79
 Options forfeited                    (48,469)      16.06
 Options expired                       (1,057)      16.70
 ------------------------------------------------------------
 Options outstanding at
    December 31, 2001               3,481,283       18.74
 Options awarded                      169,183       32.22
 Options exercised                   (477,623)      13.71
 Options forfeited                    (38,936)      20.49
 Options expired                           (4)       7.91
 ------------------------------------------------------------
 Options outstanding at
    December 31, 2002               3,133,903       20.29
 Options awarded                      861,898       33.64
 Options exercised                   (652,871)      17.24
 Options forfeited                    (60,137)      23.76
 Options expired                          (51)      19.29
 ------------------------------------------------------------
 Options outstanding at
    December 31, 2003               3,282,742      $24.34
 ------------------------------------------------------------
 Options vested at
    December 31, 2003               1,010,099      $18.13
 ------------------------------------------------------------

     The following table summarizes information concerning currently outstanding and vested stock options:

              Options Outstanding                        Options Vested
 ------------------------------------------------------------------------
                                Weighted     Weighted
                                 Average      Average           Weighted
      Range of                  Remaining    Exercise           Average
      Exercise        Number   Contractual    Price     Number  Exercise
       Prices      Outstanding Life (years)             Vested   Price


  $  8.29 - $9.98     196,788     1.61        $ 9.25    196,788  $ 9.25
        16.65         236,587     2.42         16.65    152,191   16.65
    17.89 - 19.59   1,258,771     3.56         18.62    509,809   18.74
    28.52 - 32.51   1,353,763     4.97         30.70    151,311   29.12
    38.33 - 38.78     236,833     2.00         38.55          -      -
  -----------------------------------------------------------------------

     Compensation expense for stock options is generally recognized based on the fair value of options granted over the options' vesting period. No compensation expense is recognized for options that are forfeited before vesting. The fair value of options was determined as of the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                  2003      2002      2001
                                --------- --------- ---------

Average risk-free interest rate   2.57%     1.59%     6.04%
Dividend yield                    None      None      None
Volatility factors                .178      .190      .195
Weighted-average
   expected life                7 years   2 years   7 years
Weighted-average fair value      $6.66     $4.18     $8.65

     BOK Financial also may issue nonvested common shares under the various stock-based compensation plans. These shares, which generally are issued only to the Chief Executive Officer and selected senior executives, vest five years after the grant date. The holders of these shares may be required to retain the shares for a three-year period after vesting. At December 31, 2003, a total of 18,635 nonvested common shares have been awarded.

     BOK Financial permits certain executive officers to defer recognition of taxable income from their stock-based compensation. These officers are also able to diversify their deferred compensation into investments other than BOK Financial common stock.

     Accordingly, stock-based compensation for these officers is recognized as liability awards rather than equity awards. Compensation expense is based on the intrinsic value of the award over the vesting period. Additional compensation expense is recognized based on changes in the fair value of the deferred compensation liability after the vesting period. At December 31, 2003, the total deferred compensation liability attributed to these arrangements was $6.8 million.

     During January 2004, BOK Financial awarded the following stock-based compensation:
                                        Exercise  Fair Value/
                              Number     Price       Award
                             ---------- --------- ------------
  Equity awards:
    Stock options             487,559     $38.87     $ 8.99

  Liability awards:
    Stock options             125,756      38.87       8.99
    Nonvested stock            24,800         -       38.87
                             ----------
    Total Liability awards    150,556
                             ----------
  Total stock-based awards    638,115
  -------------------------- ---------- --------- ------------

(14) COMMITMENTS AND CONTINGENT LIABILITIES

     In the ordinary course of business, BOK Financial and its subsidiaries are subject to legal actions and complaints. Management believes, based upon the opinion of counsel, that the actions and liability or loss, if any, resulting from the final outcomes of the proceedings will not be material in the aggregate.

     BOk is obligated under a long-term lease for its bank premises located in downtown Tulsa. The lease term, which began November 1, 1976, is for fifty-seven years with options to terminate in 2013 and 2023. Annual base rent is $3.3 million. BOk subleases portions of its space for annual rents of $386 thousand in 2004, $370 thousand in 2005 and $213 thousand in years 2006 through 2008. Net rent expense on this lease was $2.9 million in years 2003, 2002 and 2001. Total rent expense for BOK Financial was $13.0 million in 2003, $12.4 million in 2002 and $11.8 million in 2001.

     At December 31, 2003, the future minimum lease payments for equipment and premises under operating leases were as follows: $12.4 million in 2004, $11.7 million in 2005, $11.2 million in 2006, $9.7 million in 2007, $8.3 million in 2008 and a total of $36.8 million thereafter.

     BOk and Williams Companies, Inc. severally guaranteed 30 percent and 70 percent, respectively, of the $13 million debt and operating deficit of two parking facilities operated by the Tulsa Parking Authority. The debt had a maturity date of May 15, 2007. In 2003, BOk funded the remaining amount of this commitment and paid $2.9 million to retire the Company's obligation with respect to this debt. Total expenditures related to this guarantee were $3.2 million in 2003, $373 thousand in 2002 and $441 thousand in 2001.

     The Federal Reserve Bank requires member banks to maintain certain minimum average cash balances. These balances were approximately $303 million for 2003 and $283 million for 2002.

(15) SHAREHOLDERS' EQUITY

PREFERRED STOCK

     One billion shares of preferred stock with a par value of $0.00005 per share are authorized. A single series of 250,000,000 shares designated as Series A Preferred Stock ("Series A Preferred Stock") is currently issued and outstanding. The Series A Preferred Stock has no voting rights except as otherwise provided by Oklahoma corporate law and may be converted into one share of Common Stock for each 37 shares of Series A Preferred Stock at the option of the holder. Dividends are cumulative at an annual rate of ten percent of the $0.06 per share liquidation preference value when declared and are payable in cash. Aggregate liquidation preference is $15 million. During 2003, 2002 and 2001, 23,214 shares, 47,961 shares, and 72,141 shares, respectively, of BOK Financial common stock were issued in payment of dividends on the Series A Preferred Stock in lieu of cash by mutual agreement of BOK Financial and the holders of the Series A Preferred Stock. These shares were valued at $750,000 in 2003, and $1.5 million in 2002 and 2001, based on average market price, as defined, for a 65 business day period preceding declaration. In 2003, cash dividends paid on preferred stock totaled $750,000. George B. Kaiser owns substantially all Series A Preferred Stock.

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

     During 2003, 2002 and 2001, 3% dividends payable in shares of BOK Financial common stock were declared and paid. The shares issued were valued at $58 million, $52 million and $35 million, respectively, based on the average closing bid/ask prices on the day preceding declaration. Per share data has been restated to reflect these stock dividends. Presently, management plans to recommend continued payment of an annual dividend in shares of common stock.

     On October 25, 2002, BOK Financial issued 1,711,127 shares of common stock and 292,225 options to purchase shares, with a fair value at the issuance date of $65 million for its purchase of Bank of Tanglewood. In addition, BOK Financial agreed to a limited price guarantee on a portion of the shares issued in this purchase. The fair value of this price guarantee, estimated to be $3 million based upon the Black-Scholes Option pricing model, was included in the purchase price of Bank of Tanglewood (see Note 2). Pursuant to this guarantee, any holder of BOK Financial common shares issued in this acquisition may annually make a claim for the excess of the guaranteed price and the actual sales price of any shares sold during a 60-day period after each of the first five anniversary dates after October 25, 2002. The maximum annual number of shares subject to this guarantee is 203,951. The guaranteed price for each anniversary period is $36.30 for 2004, $38.80 for 2005, $41.30 for 2006 and
$43.81 for 2007. The price guarantee is nontransferable and noncumulative. BOK Financial may elect, in its sole discretion, to issue additional shares of common stock to satisfy any obligation under the price guarantee or to pay cash. The maximum aggregate number of common shares that may be issued to satisfy any price guarantee obligations is 10 million. If, as of any benchmark date, BOK Financial has already issued 10 million shares, BOK Financial is not obligated to make any further benchmark payments. BOK Financial's ability to pay cash to satisfy any price guarantee obligations is limited by applicable bank holding company and bank capital and dividend regulations.

SUBSIDIARY BANKS

     The amounts of dividends that BOK Financial's subsidiary banks can declare and the amounts of loans the subsidiary banks can extend to affiliates are limited by various federal and state banking regulations. Generally, dividends declared during a calendar year are limited to net profits, as defined, for the year plus retained profits for the preceding two years. The amounts of dividends are further restricted by minimum capital requirements. Pursuant to the most restrictive of the regulations at December 31, 2003, BOK Financial's subsidiary banks could declare dividends up to $121 million without prior regulatory approval. The subsidiary banks declared and paid dividends of $60 million in 2003, $40 million in 2002 and $92 million in 2001.

     Loans to a single affiliate may not exceed 10% and loans to all affiliates may not exceed 20% of unimpaired capital and surplus, as defined. Additionally, loans to affiliates must be fully secured. As of December 31, 2003 and 2002, these loans totaled $10 million. None of the affiliate loans in 2002 were to consolidated entities. Total loan commitments to affiliates at December 31, 2003 were $95 million.

REGULATORY CAPITAL

     BOK Financial and its banking subsidiaries are subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and additional discretionary actions by regulators that could have a material effect on BOK Financial's operations. These capital requirements include quantitative measures of assets, liabilities and certain off-balance sheet items. The capital standards are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     For a banking institution to qualify as well capitalized, its Tier I, Total and Leverage capital ratios must be at least 6%, 10% and 5%, respectively. Tier I capital consists primarily of common stockholders' equity, excluding unrealized gains or losses on available for sale securities, less goodwill, core deposit premiums and certain other intangible assets. As directed by the Federal Reserve Bank, Tier I capital excludes $29 million, the combined value of common shares issued subject to the market value protection program and the value of the market value guarantee. These values will be restored to Tier I capital as the market price guarantee expires. Total capital consists primarily of Tier I capital plus preferred stock, subordinated debt and reserves for loan losses, subject to certain limitations. All of BOK Financial's banking subsidiaries exceeded the regulatory definition of well capitalized.

                                                                     December 31,
                                              ------------------------------------------------------------
                                                          2003                           2002
                                              ------------------------------ -----------------------------
                                                   Amount         Ratio           Amount        Ratio
                                              ------------------------------ -----------------------------
 (Dollars in thousands)
 Total Capital (to Risk Weighted Assets):
    Consolidated                              $    1,157,782       11.31%     $    1,083,244     11.95%
    BOk                                              900,888       11.06             864,519     11.91
    Bank of Texas                                    201,984       11.13             199,659     12.00
    Bank of Albuquerque                               91,412       17.35              81,458     16.59
    Bank of Arkansas                                  15,218       21.56              14,079     18.08
    Colorado State Bank and Trust                     26,222       10.19                   -         -
 Tier I Capital (to Risk Weighted Assets):
    Consolidated                              $      935,932        9.15%     $      813,845      8.98%
    BOk                                              718,538        8.82             624,968      8.61
    Bank of Texas                                    179,256        9.88             178,832     10.75
    Bank of Albuquerque                               84,811       16.10              75,310     15.34
    Bank of Arkansas                                  14,328       20.30              13,099     16.82
    Colorado State Bank and Trust                     22,997        8.94                   -        -
 Tier I Capital (to Average Assets):
    Consolidated                              $      935,932       7.17%      $      813,845      6.88%
    BOk                                              718,538       6.69              624,968      6.39
    Bank of Texas                                    179,256       7.22              178,832      8.43
    Bank of Albuquerque                               84,811       6.37               75,310      6.48
    Bank of Arkansas                                  14,328       7.82               13,099      6.95
    Colorado State Bank and Trust                     22,997       6.86                   -         -

(16) EARNINGS PER SHARE

     The following table presents the computation of basic and diluted earnings per share (dollars in thousands except per share data):

                                                                                    Years ended December 31,
                                                                          --------------------------------------------
                                                                               2003          2002           2001
                                                                          --------------------------------------------
 Numerator:
    Net income                                                              $   158,360   $  147,871   $    114,439
    Preferred stock dividends                                                    (1,500)      (1,500)        (1,500)
 ---------------------------------------------------------------------------------------------------------------------
 Numerator for basic earnings per share - income
    available to common stockholders                                            156,860      146,371        112,939
 ---------------------------------------------------------------------------------------------------------------------
 Effect of dilutive securities:
    Preferred stock dividends                                                     1,500        1,500          1,500
 ---------------------------------------------------------------------------------------------------------------------
 Numerator for diluted earnings per share - income available
    to common stockholders after assumed conversion                         $   158,360   $  147,871   $    114,439
 ---------------------------------------------------------------------------------------------------------------------
 Denominator:
    Denominator for basic earnings per share -weighted average shares        56,990,244   54,964,747     54,150,255
    Effect of dilutive securities:
      Employee stock compensation plans (1)                                     754,262      751,095        669,477
      Convertible preferred stock                                             6,719,577    6,719,577      6,719,577
      Tanglewood market value guarantee (see Note 15)                           107,879       43,764              -
 ---------------------------------------------------------------------------------------------------------------------
 Dilutive potential common shares                                             7,581,718    7,514,436      7,389,054
 ---------------------------------------------------------------------------------------------------------------------
 Denominator for diluted earnings per share - adjusted
    weighted average shares and assumed conversions                          64,571,962   62,479,183     61,539,309
 ---------------------------------------------------------------------------------------------------------------------
 Basic earnings per share                                                         $2.75        $2.66          $2.09
 ---------------------------------------------------------------------------------------------------------------------
 Diluted earnings per share                                                       $2.45        $2.37          $1.86
 ---------------------------------------------------------------------------------------------------------------------

 1  Excludes employee stock options with exercise prices                         26,158       83,704        615,662
    greater than the current market price.

(17) REPORTABLE SEGMENTS

     BOK Financial operates four principal lines of business under its Bank of Oklahoma franchise: corporate banking, consumer banking, mortgage banking and wealth management. It also operates a fifth principal line of business, regional banks, which includes all banking functions for Bank of Albuquerque, N.A., Bank of Arkansas, N.A., Bank of Texas, N.A. and Colorado State Bank and Trust, N.A. These five principal lines of business combined account for approximately 94% of total revenue. In addition to its lines of business, BOK Financial has a funds management unit. The primary purpose of this unit is to manage the overall liquidity needs and interest rate risk of the company. Each line of business borrows funds from and provides funds to the funds management unit as needed to support their operations.

     The Corporate Banking segment provides loan and lease financing and treasury and cash management services to businesses throughout Oklahoma and surrounding states. Corporate Banking also includes our TransFund unit, which provides ATM and merchant deposit services. The Consumer Banking segment provides a full line of deposit, loan and fee-based services to customers throughout Oklahoma through four major distribution channels: traditional branches, supermarket branches, the 24-hour ExpressBank call center and the Internet. The Mortgage Banking segment consists of two operating sectors that originate a full range of mortgage products from federally sponsored programs to "jumbo loans" on higher priced homes in BOK Financial's primary market areas. The Mortgage Banking segment also services mortgage loans acquired from throughout the United States. The Wealth Management segment provides a wide range of trust and private financial services, including institutional, investment and retirement products, loans and other services to affluent individuals, businesses, not-for-profit organizations, and governmental agencies. Trust services are primarily provided to clients in Oklahoma, Texas, Arkansas and New Mexico. Wealth Management includes a nationally competitive, self-directed 401-(k) program. Additionally, Wealth Management engages in securities brokerage and trading activities and investment banking. Wealth Management includes BOSC, Inc., a registered broker/dealer. Regional banks include Bank of Texas, Bank of Albuquerque, Bank of Arkansas, and Colorado State Bank and Trust. Each of these banks provides a full range of corporate and consumer banking services in their respective markets. Trust Services provided through Colorado State Bank and Trust are included in the Regional Banks segment.

     BOK Financial identifies reportable segments by type of service provided for the Mortgage Banking and the Wealth Management segments and by type of customer for the Corporate Banking and Consumer Banking segments. Regional Banks are identified by legal entity. Operating results are adjusted for intercompany loan participations and allocated service costs and management fees.

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

     The value of funds provided by the operating lines of business to the funds management unit is based on applicable Federal Home Loan Bank advance rates. Deposit accounts with indeterminate maturities, such as demand deposit accounts and interest-bearing transaction accounts, are transfer-priced at a rolling average based on expected duration of the accounts. The expected duration ranges from 90 days for certain rate-sensitive deposits to five years. The accounting policies of the reportable segments generally follow those described in the summary of significant account policies except interest income is reported on a fully tax-equivalent basis, loan losses are based on actual net amounts charged off and the amortization of intangible assets is generally excluded.

     Economic capital is assigned to the business units based on an allocation method that reflects management's assessment of risk. In the second quarter of 2003, management adopted a third-party developed capital allocation model. This model assigns capital based upon credit, operating, interest rate, liquidity and market risk inherent in BOK Financial's business lines and recognizes the diversification benefits among the units. The level of assigned economic capital is a combination of the risk taken by each business line, based on its actual exposures and calibrated to its own loss history where possible. Previously, capital was assigned to the business units based on an internally developed model that focused primarily on credit risk as defined by regulatory standards. While adoption of this new model has not significantly affected management's assessment of the overall capital levels required for the company, it has assigned more capital to business units with operating, interest rate and market risk and assigned less capital to business units with credit risk. Additional capital is assigned to the regional banks line of business based on BOK Financial's investment in those entities. Capital assignments for prior periods have been restated to reflect this new allocation model.

     Substantially all revenue is from domestic customers. No single external customer accounts for more than 10% of total revenue.

                                                                                                      All
                               Corporate      Consumer      Mortgage     Wealth       Regional      Other/
 (In Thousands)                 Banking        Banking      Banking    Management      Banks     Eliminations     Total
                             ------------------------------------------------------------------------------------------------

 Year ended December 31, 2003

 Net interest revenue/(expense)
    from external sources       $  144,791    $  (16,725)   $  27,770    $  1,967    $   164,755   $  67,471   $   390,029
 Net interest revenue/(expense)
    from internal sources          (28,218)       57,925       (9,415)      8,954        (12,151)    (17,095)            -
 ----------------------------------------------------------------------------------------------------------------------------
 Total net interest revenue        116,573        41,200       18,355      10,921        152,604      50,376       390,029

 Provision for loan losses          10,325         6,887          917         390          6,425      10,692        35,636
 Other operating revenue            79,316        47,361       36,379      91,534         36,531     (10,431)      280,690
 Capitalized mortgage
    servicing rights                     -             -       23,922           -              -           -        23,922
 Financial instruments
    gains/(losses)                     614             -        4,025          53            339      (6,651)       (1,620)
 Operating expense                  88,478        66,639       58,204      80,440        118,386      20,887       433,034
 Recovery for impairment of
    mortgage servicing rights            -             -      (22,923)          -              -           -       (22,923)
 Income taxes                       38,007         5,849       18,082       8,432         23,606      (5,062)       88,914
 ----------------------------------------------------------------------------------------------------------------------------
 Net income                     $   59,693    $    9,186    $  28,401    $ 13,246    $    41,057   $   6,777   $   158,360
 ----------------------------------------------------------------------------------------------------------------------------

 Average assets                 $4,362,396    $2,514,262    $ 623,823    $731,303    $ 4,899,360   $(365,583)  $12,765,561

 Average equity                    311,140        58,000       69,100      69,690        360,220     291,406     1,159,556

 Performance measurements:
    Return on assets                  1.37%          .37%        4.55%       1.81%          0.84%          -          1.24%
    Return on equity                 19.19         15.84        41.10       19.01          11.40           -         13.66
    Efficiency ratio                 45.17         75.25        74.00       78.51          62.59           -         62.34

Reconciliation to Consolidated Financial Statements

                                                 Other         Other
                               Net Interest    Operating     Operating       Net        Average
                                 Revenue       Revenue(1)     Expense      Income       Assets
                              ---------------------------------------------------------------------

 Total reportable segments       $339,653      $ 315,043      $389,224     $151,583   $13,131,144
 Unallocated items:
    Tax-equivalent adjustment       5,170              -             -        5,170             -
    Funds management               59,520         (6,520)       13,926        4,972     1,379,319
    All others (including
      eliminations), net          (14,314)        (3,911)        6,961       (3,365)   (1,744,902)
 --------------------------------------------------------------------------------------------------
 BOK Financial consolidated      $390,029      $ 304,612       $410,111    $158,360   $12,765,561
 --------------------------------------------------------------------------------------------------

(1)Excluding financial instrument gains/(losses)

                                                                                                      All
                               Corporate      Consumer      Mortgage     Wealth       Regional      Other/
 (In Thousands)                 Banking        Banking      Banking    Management      Banks     Eliminations     Total
                             ------------------------------------------------------------------------------------------------

 Year ended December 31, 2002

 Net interest revenue/(expense)
    from external sources       $  155,648    $  (17,875)   $  32,199    $  1,958    $   138,145   $  58,126   $   368,201
 Net interest revenue/(expense)
    from internal sources          (45,573)       61,301      (13,713)      8,162        (12,835)      2,658             -
 ----------------------------------------------------------------------------------------------------------------------------
 Total net interest revenue        110,075        43,426       18,486      10,120        125,310      60,784       368,201

 Provision for loan losses           6,475         7,829          252         363          6,161      12,650        33,730
 Other operating revenue            72,234        38,862       37,845      69,932         26,876     (10,349)      235,400
 Capitalized mortgage
    servicing rights                     -             -       20,832           -              -           -        20,832
 Financial instruments
    gains/(losses)                     658             -       26,345          68          4,205      33,322        64,598
 Operating expense                  81,434        63,401       54,795      69,709         94,383      16,950       380,672
 Provision for impairment of
    mortgage servicing rights            -             -       45,923           -              -           -        45,923
 Income taxes                       36,977         4,302          987       3,966         20,415      14,188        80,835
 ----------------------------------------------------------------------------------------------------------------------------
 Net income                     $   58,081    $    6,756    $   1,551    $  6,082    $    35,432   $  39,969   $   147,871
 ----------------------------------------------------------------------------------------------------------------------------

 Average assets                 $4,038,353    $2,341,239    $ 671,798    $556,390    $ 3,915,411   $(230,621)  $11,292,570

 Average equity                    298,020        60,910       34,160      60,880        286,730     198,138       938,838

 Performance measurements:
    Return on assets                  1.44%          .29%        .23%        1.09%           .90%          -          1.31%
    Return on equity                 19.49         11.09        4.54         9.99          12.36           -         15.75
    Efficiency ratio                 44.67         77.05       71.01        87.08          62.02           -         60.96

Reconciliation to Consolidated Financial Statements

                                                 Other         Other
                               Net Interest    Operating     Operating       Net        Average
                                 Revenue       Revenue(1)     Expense      Income       Assets
                              ---------------------------------------------------------------------

 Total reportable segments       $307,417      $ 266,581      $409,645     $107,902   $11,523,191
 Unallocated items:
    Tax-equivalent adjustment       6,119              -             -        6,119             -
    Funds management               72,802         (7,245)       10,503       40,652       661,182
    All others (including
      eliminations), net          (18,137)        (3,104)        6,447       (6,802)     (891,803)
 --------------------------------------------------------------------------------------------------
 BOK Financial consolidated      $368,201      $ 256,232      $426,595     $147,871   $11,292,570
 --------------------------------------------------------------------------------------------------

(1)Excluding financial instrument gains/(losses)

                                                                                                      All
                               Corporate      Consumer      Mortgage     Wealth       Regional      Other/
 (In Thousands)                 Banking        Banking      Banking    Management      Banks     Eliminations     Total
                             ------------------------------------------------------------------------------------------------

 Year ended December 31, 2001

 Net interest revenue/(expense)
    from external sources      $   199,727   $   (34,049) $  32,545    $      839    $   138,846  $   (8,956)  $   328,952
 Net interest revenue/(expense)
    from internal sources          (86,150)       94,393    (20,867)       13,136        (11,689)     11,177             -
 ----------------------------------------------------------------------------------------------------------------------------
 Total net interest revenue        113,577        60,344     11,678        13,975        127,157       2,221       328,952

 Provision for loan losses          10,481         4,180         47           128          5,873      16,901        37,610
 Other operating revenue            62,648        29,995     30,119        67,564         19,642      (4,153)      205,815
 Capitalized mortgage
    servicing rights                     -             -     22,695             -              -           -        22,695
 Financial instruments
    gains/(losses)                    (250)            -     12,757             -            484      13,587        26,578
 Operating expense                  78,190        59,099     47,750        63,186         91,088      14,917       354,230
 Provision for impairment of
    mortgage servicing rights            -             -     15,551             -              -           -        15,551
 Income taxes                       33,960        10,527      5,408         7,096         18,518     (13,063)       62,446
 Transition adjustment of
    adoption of FAS 133                  -             -          -             -              -         236           236
 ----------------------------------------------------------------------------------------------------------------------------
 Net income                   $     53,344  $     16,533  $   8,493     $  11,129   $     31,804 $    (6,864)  $   114,439
 ----------------------------------------------------------------------------------------------------------------------------

 Average assets                 $3,867,850    $2,192,698   $651,103      $492,811     $3,352,149   $(315,009)  $10,241,602

 Average equity                    275,090        53,250     18,700        52,290        234,420     147,285       781,035

 Performance measurements:
    Return on assets                  1.38%         0.75%      1.30%         2.26%          0.95%          -          1.12%
    Return on equity                 19.39         31.05      45.42         21.28          13.57           -         14.65
    Efficiency ratio                 44.37         65.42      74.04         77.49          62.05           -         63.54

Reconciliation to Consolidated Financial Statements

                                                 Other         Other
                               Net Interest    Operating     Operating       Net        Average
                                 Revenue       Revenue(1)     Expense      Income       Assets
                              ---------------------------------------------------------------------
 Total reportable segments       $326,731       $232,663      $354,864     $ 121,303  $10,556,611
 Unallocated items:
    Tax-equivalent adjustment       8,045              -             -         8,045            -
    Funds management               15,177           (408)        7,946          (719)     323,113
    All others (including
      eliminations), net          (21,001)        (3,745)        6,971       (14,190)    (638,122)
 --------------------------------------------------------------------------------------------------
 BOK Financial consolidated      $328,952       $228,510      $369,781     $ 114,439  $10,241,602
 --------------------------------------------------------------------------------------------------

(1)Excluding financial instrument gains/(losses)

(18) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying values and estimated fair values of financial instruments as of December 31, 2003 and 2002 (dollars in thousands):

                                                                  Range of      Average                    Estimated
                                                   Carrying      Contractual   Repricing     Discount        Fair
                                                     Value         Yields      (in years)      Rate          Value
                                                 ---------------------------------------------------------------------
 2003:
   Cash and cash equivalents                       $ 643,912                                              $  643,912
   Securities                                      4,714,642                                               4,717,947
   Loans:
      Commercial                                   4,336,702     2.75 - 18.94%     0.38    1.20 - 5.43%    4,528,247
      Commercial real estate                       1,630,092     2.45 - 11.50      1.26    4.45 - 6.35     1,637,499
      Residential mortgage                         1,015,643     2.75 -  7.96      2.55    3.83 - 6.28     1,020,330
      Residential mortgage - held for sale            56,543          -             -           -             56,543
      Consumer                                       444,909     1.11 - 18.69      2.63    3.43 - 7.50       442,485
 ---------------------------------------------------------------------------------------------------------------------
        Total loans                                7,483,889                                               7,685,104

        Reserve for loan losses                     (128,639)                                                      -
 ---------------------------------------------------------------------------------------------------------------------
    Net loans                                      7,355,250                                               7,685,104
    Derivative instruments with positive
      fair value                                     149,100                                                 149,100
    Deposits with no stated maturity               5,845,137                                               5,845,137
    Time deposits                                  3,374,726     0.60 -  7.65      2.03    1.05 - 2.27     3,413,556
    Other borrowings                               2,626,318     1.05 -  7.74       .05    1.00 - 3.29     2,626,136
    Subordinated debt                                154,332        6.22           3.60        5.01          170,612
    Derivative instruments with negative
      fair value                                     149,326                                                 149,326
 ---------------------------------------------------------------------------------------------------------------------
 2002:
   Cash and cash equivalents                       $ 624,215                                              $  624,215
   Securities                                      4,136,403                                               4,140,606
   Loans:
      Commercial                                   3,989,798     1.78 - 12.25%     0.32     1.45 - 5.68%   4,058,743
      Commercial real estate                       1,435,838     2.70 - 12.50      1.09     4.70 - 6.60    1,450,552
      Residential mortgage                           929,759     3.50 -  8.50      2.74     3.92 - 6.67      933,161
      Residential mortgage - held for sale           133,421          -             -            -           133,421
      Consumer                                       412,167     1.33 - 21.00      2.49     3.64 - 7.75      416,643
 ---------------------------------------------------------------------------------------------------------------------
        Total loans                                6,900,983                                               6,992,520

        Reserve for loan losses                     (116,070)                                                      -
 ---------------------------------------------------------------------------------------------------------------------
    Net loans                                      6,784,913                                               6,992,520
    Derivative instruments with positive
      fair value                                      90,776                                                  90,776
    Deposits with no stated maturity               4,860,534                                               4,860,534
    Time deposits                                  3,267,991     0.90 - 7.65       1.54     1.26 - 2.34    3,353,243
    Other borrowings                               2,655,708     3.29 - 5.84       0.05     1.13 - 3.29    2,658,930
    Subordinated debt                                155,419        6.45           4.60        4.50          175,307
    Derivative instruments with negative
      fair value                                      80,079                                                  80,079
 ---------------------------------------------------------------------------------------------------------------------

     The preceding table presents the estimated fair values of financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involved significant judgments by management. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and management does not intend to sell these financial instruments, BOK Financial does not know whether the fair values shown above represent values at which the respective financial instruments could be sold individually or in the aggregate.

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

DERIVATIVES

     All derivative instruments are carried on the balance sheet at fair value. Fair values for exchange-traded contracts are based on quoted prices. Fair values for over-the-counter interest rate, energy and foreign exchange contracts are based on valuations provided either by third-party dealers in the contracts or by quotes provided by independent pricing services.

LOANS

     The fair value of loans, excluding loans held for sale, are based on discounted cash flow analyses using interest rates currently being offered for loans with similar remaining terms to maturity and credit risk, adjusted for the impact of interest rate floors and ceilings. The fair values of classified loans were estimated to approximate their carrying values less loan loss reserves allocated to these loans of $30 million and $29 million at December 31, 2003 and 2002, respectively.

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

OFF-BALANCE SHEET INSTRUMENTS

     The fair values of commercial loan commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements. The fair values of these off-balance sheet instruments were not significant at December 31, 2003 and 2002.

(19) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     BOK Financial is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to manage interest rate risk. Those financial instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in BOK Financial's Consolidated Balance Sheets. Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the notional amount of those instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At December 31, 2003, outstanding commitments totaled $3 billion. Because some of the commitments are expected to expire before being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. BOK Financial uses the same credit policies in making commitments as it does loans.

     The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the borrower.

     Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Because the credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan commitments, BOK Financial uses the same credit policies in evaluating the creditworthiness of the customer. Additionally, BOK Financial uses the same evaluation process in obtaining collateral on standby letters of credit as it does for loan commitments. The term of these standby letters of credit is defined in each commitment and typically corresponds with the underlying loan commitment. At December 31, 2003, outstanding standby letters of credit totaled $497 million.

     Commercial letters of credit are used to facilitate customer trade transactions with the drafts being drawn when the underlying transaction is consummated. At December 31, 2003, outstanding commercial letters of credit totaled $7 million.

(20) PARENT COMPANY ONLY FINANCIAL STATEMENTS

Summarized financial information for BOK Financial - Parent Company Only follows:


BALANCE SHEETS
 (In Thousands)                                                             December 31,
                                                                     ----------------------------
                                                                           2003         2002
                                                                     ----------------------------
 Assets
 Cash and cash equivalents                                              $   10,881   $    16,466
 Securities - available for sale                                            16,657        14,253
 Investment in subsidiaries                                              1,296,749     1,146,915
 Other assets                                                                1,750         8,102
 ------------------------------------------------------------------------------------------------
    Total assets                                                        $1,326,037   $ 1,185,736
 ------------------------------------------------------------------------------------------------

 Liabilities and Shareholders' Equity
 Other borrowings                                                       $   95,000   $    85,000
 Other liabilities                                                           2,407         1,210
 ------------------------------------------------------------------------------------------------
    Total liabilities                                                       97,407        86,210
 ------------------------------------------------------------------------------------------------
 Preferred stock                                                                12            25
 Common stock                                                                    4             3
 Capital surplus                                                           546,594       475,054
 Retained earnings                                                         698,052       598,777
 Treasury stock                                                            (24,491)      (17,421)
 Accumulated other comprehensive income                                      8,459        43,088
 ------------------------------------------------------------------------------------------------
    Total shareholders' equity                                           1,228,630     1,099,526
 ------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                          $1,326,037   $ 1,185,736
 ------------------------------------------------------------------------------------------------


STATEMENTS OF EARNINGS
 (In Thousands)
                                                           2003           2002         2001
                                                      -------------------------------------------
 Dividends, interest and fees received from subsidiaries  $ 66,165       $ 42,821     $  91,960
 Other operating revenue                                       431            441           425
 ------------------------------------------------------------------------------------------------
    Total revenue                                           66,596         43,262        92,385
 ------------------------------------------------------------------------------------------------

 Interest expense                                            1,771          3,453         6,458
 Personnel expense                                               -              -             2
 Professional fees and services                                545            433           471
 Other operating expense                                        (4)           205           265
 ------------------------------------------------------------------------------------------------
    Total expense                                            2,312          4,091         7,196
 ------------------------------------------------------------------------------------------------

 Income before taxes and equity in undistributed
    income of subsidiaries                                  64,284         39,171        85,189
 Federal and state income tax credit                          (678)        (1,879)       (3,092)
 ------------------------------------------------------------------------------------------------

 Income before equity in undistributed income of
   subsidiaries                                             64,962         41,050        88,281
 Equity in undistributed income of subsidiaries             93,398        106,821        26,158
 ------------------------------------------------------------------------------------------------
 Net income                                               $158,360       $147,871     $ 114,439
 ------------------------------------------------------------------------------------------------



STATEMENTS OF CASH FLOWS
 (In Thousands)
                                                             2003         2002         2001
                                                         ----------------------------------------
 Cash flows from operating activities:
    Net income                                              $158,360     $147,871     $114,439
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Equity in undistributed income of subsidiaries       (93,398)    (106,821)     (26,158)
        Tax benefit on exercise of stock options               1,325        5,482        3,408
        Change in other assets                                  (944)        (104)         (57)
        Change in other liabilities                              272         (930)         166
 ------------------------------------------------------------------------------------------------
 Net cash provided by operating activities                    65,615       45,498       91,798
 ------------------------------------------------------------------------------------------------

 Cash flows from investing activities:
    Purchases of available for sale securities                   (27)        (568)      (1,961)
    Investment in subsidiaries                               (85,015)      (5,482)    (119,309)
 ------------------------------------------------------------------------------------------------
 Net cash used by investing activities                       (85,042)      (6,050)    (121,270)
 ------------------------------------------------------------------------------------------------

 Cash flows from financing activities:
    Increase in other borrowings                             105,000            -      124,963
    Pay down of other borrowings                             (95,000)     (40,095)     (95,000)
    Issuance of preferred, common and treasury stock, net      4,627        4,172        2,745
    Cash dividends                                              (785)         (30)         (20)
 ------------------------------------------------------------------------------------------------
 Net cash provided (used) by financing activities             13,842      (35,953)      32,688
 ------------------------------------------------------------------------------------------------
 Net change in cash and cash equivalents                      (5,585)       3,495        3,216
 Cash and cash equivalents at beginning of period             16,466       12,971        9,755
 ------------------------------------------------------------------------------------------------
 Cash and cash equivalents at end of period                 $ 10,881     $ 16,466     $ 12,971
 ------------------------------------------------------------------------------------------------

 Payment of dividends in common stock                       $ 58,300     $ 53,165     $ 36,371
 ------------------------------------------------------------------------------------------------
 Cash paid for interest                                        1,947        3,482        6,726
 ------------------------------------------------------------------------------------------------
 Common stock and price guarantee issued for acquisition           -       67,745            -
 ------------------------------------------------------------------------------------------------

                            BOK FINANCIAL CORPORATION

ANNUAL FINANCIAL SUMMARY - UNAUDITED

Consolidated Daily Average Balances,
Average Yields and Rates

 (Dollars in Thousands)

                                                                              2003
                                                         ----------------------------------------------
                                                            Average       Revenue/          Yield/
                                                            Balance      Expense (1)         Rate
                                                         ----------------------------------------------
 Assets
    Taxable securities (3)                                 $ 4,316,303      $180,581         4.22%
    Tax-exempt securities (3)                                  191,982        12,527         6.59
 ------------------------------------------------------------------------------------------------------
      Total securities (3)                                   4,508,285       193,108         4.32
 ------------------------------------------------------------------------------------------------------
    Trading securities                                          16,975           694         4.09
    Funds sold and resell agreements                            26,330           281         1.07
    Loans (2)                                                7,101,543       376,260         5.30
      Less reserve for loan losses                             124,646             -          -
 ------------------------------------------------------------------------------------------------------
    Loans, net of reserve                                    6,976,897       376,260         5.39
 ------------------------------------------------------------------------------------------------------
      Total earning assets (3)                              11,528,487       570,343         4.96
 ------------------------------------------------------------------------------------------------------
    Cash and other assets                                    1,237,074
 ------------------------------------------------------------------------------------------------------
      Total assets                                         $12,765,561
 ------------------------------------------------------------------------------------------------------

 Liabilities and Shareholders' Equity
    Transaction deposits                                   $ 3,605,539      $ 31,346         0.87%
    Savings deposits                                           172,938           944         0.55
    Time deposits                                            3,439,361        99,639         2.90
 ------------------------------------------------------------------------------------------------------
       Total interest-bearing deposits                       7,217,838       131,929         1.83
 ------------------------------------------------------------------------------------------------------
    Funds purchased and repurchase agreements                1,537,100        15,590         1.01
    Other borrowings                                         1,051,685        18,148         1.73
    Subordinated debentures                                    154,940         9,477         6.12
 ------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities                     9,961,563       175,144         1.76
 ------------------------------------------------------------------------------------------------------
    Demand deposits                                          1,309,744
    Other liabilities                                          334,698
    Shareholders' equity                                     1,159,556
 ------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity           $12,765,561
 ------------------------------------------------------------------------------------------------------

 Tax-equivalent Net Interest Revenue (3)                                   $ 395,199         3.20%
 Tax-equivalent Net Interest Revenue to Earning Assets (3)                                   3.43
 Less tax-equivalent adjustment (1)                                            5,170
 ------------------------------------------------------------------------------------------------------
 Net Interest Revenue                                                        390,029
 Provision for loan losses                                                    35,636
 Other operating revenue                                                     302,992
 Other operating expense                                                     410,111
 ------------------------------------------------------------------------------------------------------
 Income before taxes                                                         247,274
 Federal and state income tax                                                 88,914
 ------------------------------------------------------------------------------------------------------
 Net Income                                                                 $158,360
 ------------------------------------------------------------------------------------------------------

1 Tax equivalent at the statutory federal and state rates for the periods presented. The taxable equivalent adjustments shown are for comparative purposes.
2 The loan averages included loans on which the accrual of interest has been discontinued and are stated net of unearned income. See Note 1 of Notes to the Consolidated Financial Statements for a description of income recognition policy.
3 Yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income.

                      2002                                                   2001
 ------------------------------------------------------------------------------------------------------
     Average       Revenue/         Yield/                 Average        Revenue/         Yield/
     Balance       Expense(1)        Rate                  Balance        Expense(1)        Rate
 -----------------------------------------------       ------------------------------------------------
    $ 3,756,666      $186,902         5.22%                $2,989,967       $184,464         6.17%
        208,503        14,789         7.09                    277,309         19,935         7.19
 ------------------------------------------------------------------------------------------------------
      3,965,169       201,691         5.32                  3,267,276        204,399         6.26
 ------------------------------------------------------------------------------------------------------
         14,215           750         5.28                     18,504          1,200         6.49
         16,024           291         1.82                     18,419            829         4.50
      6,401,510       378,300         5.91                  5,989,224        456,250         7.62
        109,985             -          -                       92,392              -          -
 ------------------------------------------------------------------------------------------------------
      6,291,525       378,300         6.01                  5,896,832        456,250         7.74
 ------------------------------------------------------------------------------------------------------
     10,286,933       581,032         5.75                  9,201,031        662,678         7.20
 ------------------------------------------------------------------------------------------------------
      1,005,637                                             1,040,571
 ------------------------------------------------------------------------------------------------------
    $11,292,570                                           $10,241,602
 ------------------------------------------------------------------------------------------------------


    $ 2,798,639      $ 39,273         1.40%              $  2,267,032       $ 49,893         2.20%
        165,988         1,976         1.19                    154,934          2,281         1.47
      3,057,645       104,217         3.41                  2,960,170        154,035         5.20
 ------------------------------------------------------------------------------------------------------
      6,022,272       145,466         2.42                  5,382,136        206,209         3.83
 ------------------------------------------------------------------------------------------------------
      1,549,021        25,218         1.63                  1,652,467         64,358         3.89
      1,058,717        25,277         2.39                    974,907         44,191         4.53
        181,911        10,751         5.91                    180,211         10,923         6.06
 ------------------------------------------------------------------------------------------------------
      8,811,921       206,712         2.35                  8,189,721        325,681         3.98
 ------------------------------------------------------------------------------------------------------
      1,185,891                                             1,102,958
        355,920                                               167,888
        938,838                                               781,035
 ------------------------------------------------------------------------------------------------------
    $11,292,570                                           $10,241,602
 ------------------------------------------------------------------------------------------------------

                     $374,320         3.40%                                 $336,997         3.22%
                                      3.70                                                   3.66
                        6,119                                                  8,045
 ------------------------------------------------------------------------------------------------------
                      368,201                                                328,952
                       33,730                                                 37,610
                      320,830                                                255,452
                      426,595                                                369,781
 ------------------------------------------------------------------------------------------------------
                      228,706                                                177,013
                       80,835                                                 62,574
 ------------------------------------------------------------------------------------------------------
                     $147,871                                               $114,439
 ------------------------------------------------------------------------------------------------------

                            BOK FINANCIAL CORPORATION

QUARTERLY FINANCIAL SUMMARY - UNAUDITED

Consolidated Daily Average Balances,
Average Yields and Rates

  (Dollars in Thousands Except Per Share Data)


                                                                                 Three Months Ended
                                                      -------------------------------------------------------------------------
                                                              December 31, 2003                      September 30, 2003
                                                      ----------------------------------     ----------------------------------

                                                         Average     Revenue/   Yield/          Average    Revenue/    Yield/
                                                         Balance     Expense(1)  Rate           Balance    Expense(1)   Rate
                                                      ----------------------------------     ----------------------------------
  Assets
     Taxable securities (3)                             $ 4,421,278   $45,838     4.08%        $ 4,360,340  $42,698     3.86%
     Tax-exempt securities (3)                              189,829     2,958     6.19             186,827    3,003     6.38
  --------------------------------------------------------------------------------------     ----------------------------------
       Total securities (3)                               4,611,107    48,796     4.17           4,547,167   45,701     3.96
  --------------------------------------------------------------------------------------     ----------------------------------
     Trading securities                                      17,325       147     3.37              27,830      295     4.21
     Funds sold and resell agreements                        26,730        65     0.96              32,491       51     0.62
     Loans (2)                                            7,359,126    96,059     5.18           7,122,211   93,013     5.18
       Less reserve for loan losses                         129,445         -       -              125,966        -       -
  --------------------------------------------------------------------------------------     ----------------------------------
     Loans, net of reserve                                7,229,681    96,059     5.27           6,996,245   93,013     5.27
  --------------------------------------------------------------------------------------     ----------------------------------
       Total earning assets (3)                          11,884,843   145,067     4.83          11,603,733  139,060     4.74
  --------------------------------------------------------------------------------------     ----------------------------------
     Cash and other assets                                1,342,042                              1,252,896
  --------------------------------------------------------------------------------------     ----------------------------------
       Total assets                                     $13,226,885                            $12,856,629
  --------------------------------------------------------------------------------------     ----------------------------------

  Liabilities and Shareholders' Equity
     Transaction deposits                               $ 3,886,546   $ 7,377     0.75%        $ 3,715,035  $ 7,200     0.77%
     Savings deposits                                       179,867       255     0.56             170,796      200     0.46
     Time deposits                                        3,442,358    25,094     2.89           3,423,920   23,863     2.77
  --------------------------------------------------------------------------------------     ----------------------------------
       Total interest-bearing deposits                    7,508,771    32,726     1.73           7,309,751   31,263     1.70
  --------------------------------------------------------------------------------------     ----------------------------------
     Funds purchased and repurchase agreements            1,679,540     3,921     0.93           1,529,721    3,566     0.92
     Other borrowings                                     1,031,414     4,240     1.63           1,062,734    4,383     1.64
     Subordinated debentures                                154,524     2,216     5.69             154,865    2,421     6.20
  --------------------------------------------------------------------------------------     ----------------------------------
       Total interest-bearing liabilities                10,374,249    43,103     1.65          10,057,071   41,633     1.64
  --------------------------------------------------------------------------------------     ----------------------------------
     Demand deposits                                      1,370,088                              1,323,641
     Other liabilities                                      284,432                                314,583
     Shareholders' equity                                 1,198,116                              1,161,334
  --------------------------------------------------------------------------------------     ----------------------------------
       Total liabilities and shareholders' equity       $13,226,885                            $12,856,629
  --------------------------------------------------------------------------------------     ----------------------------------

  Tax-equivalent Net Interest Revenue (3)                            $101,964     3.18%                     $97,427     3.10%
  Tax-equivalent Net Interest Revenue to Earning Assets (3)                       3.39                                  3.32
  Less tax-equivalent adjustment (1)                                    1,184                                 1,256
  --------------------------------------------------------------------------------------     ----------------------------------
  Net Interest Revenue                                                100,780                                96,171
  Provision for loan losses                                             8,001                                 8,220
  Other operating revenue                                              71,051                                63,428
  Other operating expense                                             108,321                                90,771
  --------------------------------------------------------------------------------------     ----------------------------------
  Income before taxes                                                  55,509                                60,608
  Federal and state income tax                                         20,207                                21,792
  --------------------------------------------------------------------------------------     ----------------------------------
  Net Income                                                         $ 35,302                               $38,816
  --------------------------------------------------------------------------------------     ----------------------------------

  Earnings Per Average Common Share Equivalent:
     Net income:
       Basic                                                            $0.61                                 $0.67
  --------------------------------------------------------------------------------------     ----------------------------------
       Diluted                                                          $0.55                                 $0.60
  --------------------------------------------------------------------------------------     ----------------------------------

1 Tax equivalent at the statutory federal and state rates for the periods presented. The taxable equivalent adjustments shown are for comparative purposes.
2 The loan averages included loans on which the accrual of interest has been discontinued and are stated net of unearned income. See Note 1 of Notes to the Consolidated Financial Statements for a description of income recognition policy.
3 Yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income.


                                               Three Months Ended
 --------------------------------------------------------------------------------------------------------------
           June 30, 2003                        March 31, 2003                       December 31, 2002
 ----------------------------------   -----------------------------------   -----------------------------------

    Average    Revenue/   Yield/         Average    Revenue/    Yield/         Average    Revenue/    Yield/
    Balance    Expense(1)  Rate          Balance    Expense(1)   Rate          Balance    Expense(1)   Rate
 ----------------------------------   -----------------------------------   -----------------------------------
   $ 4,388,733  $46,911     4.30%       $4,145,472   $45,134      4.64%       $ 4,000,780  $45,710     4.76%
       185,908    3,179     6.86           197,902     3,387      6.94            194,586    3,407     6.95
 ----------------------------------   -----------------------------------   -----------------------------------
     4,574,641   50,090     4.41         4,343,374    48,521      4.75          4,195,366   49,117     4.87
 ----------------------------------   -----------------------------------   -----------------------------------
        12,207      136     4.47            10,342       116      4.55              8,639       87     4.00
        16,669       59     1.42            29,392       106      1.46             24,856       92     1.47
     6,970,905   92,576     5.33         6,949,113    94,612      5.52          6,761,498   95,864     5.62
       123,095        -       -            119,959         -         -            114,711        -       -
 ----------------------------------   -----------------------------------   -----------------------------------
     6,847,810   92,576     5.42         6,829,154    94,612      5.62          6,646,787   95,864     5.72
 ----------------------------------   -----------------------------------   -----------------------------------
    11,451,327  142,861     5.01        11,212,262   143,355      5.28         10,875,648  145,160     5.39
 ----------------------------------   -----------------------------------   -----------------------------------
     1,207,690                           1,154,403                              1,057,625
 ----------------------------------   -----------------------------------   -----------------------------------
   $12,659,017                         $12,366,665                            $11,933,273
 ----------------------------------   -----------------------------------   -----------------------------------


   $ 3,523,932  $ 7,992     0.91%       $3,288,874   $ 8,777      1.08%       $ 2,988,986  $ 9,648     1.28%
       172,258      183     0.43           168,730       306      0.74            173,286      491     1.12
     3,491,055   24,688     2.84         3,399,813    25,994      3.10          3,248,364   25,531     3.12
 ----------------------------------   -----------------------------------   -----------------------------------
     7,187,245   32,863     1.83         6,857,417    35,077      2.07          6,410,636   35,670     2.21
 ----------------------------------   -----------------------------------   -----------------------------------
     1,515,597    4,080     1.08         1,420,781     4,023      1.15          1,523,923    5,471     1.42
     1,053,573    4,604     1.75         1,059,201     4,921      1.88          1,084,616    5,751     2.10
       155,078    2,420     6.26           155,304     2,420      6.32            169,874    2,580     6.03
 ----------------------------------   -----------------------------------   -----------------------------------
     9,911,493   43,967     1.78         9,492,703    46,441      1.98          9,189,049   49,472     2.14
 ----------------------------------   -----------------------------------   -----------------------------------
     1,252,076                           1,292,077                              1,310,932
       332,430                             465,820                                378,573
     1,163,018                           1,116,065                              1,054,719
 ----------------------------------   -----------------------------------   -----------------------------------
   $12,659,017                         $12,366,665                            $11,933,273
 ----------------------------------   -----------------------------------   -----------------------------------

                $98,894     3.23%                    $96,914      3.30%                    $95,688     3.25%
                            3.47                                  3.57                                 3.55
                  1,327                                1,403                                 1,404
 ----------------------------------   -----------------------------------   -----------------------------------
                 97,567                               95,511                                94,284
                  9,503                                9,912                                10,001
                 87,282                               81,231                                79,807
                111,864                               99,155                               105,081
 ----------------------------------   -----------------------------------   -----------------------------------
                 63,482                               67,675                                59,009
                 22,707                               24,208                                20,858
 ----------------------------------   -----------------------------------   -----------------------------------
                $40,775                              $43,467                               $38,151
 ----------------------------------   -----------------------------------   -----------------------------------

                  $0.71                                $0.76                                 $0.67
 ----------------------------------   -----------------------------------   -----------------------------------
                  $0.63      `                         $0.67                                 $0.60
 ----------------------------------   -----------------------------------   -----------------------------------