Form 10-K, Exhibit 13
period 2003-12-31
BOK FINANCIAL CORP ET AL
filed 2004-03-12
CIK 875357

BOK FINANCIAL CORPORATION BOARD OF DIRECTORS

C. Fred Ball, Jr. (3)
Chairman & CEO
Bank of Texas, N.A.
Picture of C. Fred Ball, Jr. shown here.

Sharon J. Bell (1)
Managing Partner
Rogers & Bell
Picture of Sharon J. Bell shown here.

Joseph E. Cappy (1)
Retired Chairman & CEO
Dollar Thrifty Automotive Group
Picture of Joseph E. Cappy shown here.

Luke R. Corbett
Chairman & CEO
Kerr-McGee Corporation
Picture of Luke R. Corbett shown here.

William E. Durrett
Senior Chairman
American Fidelity Corp.
Picture of William E. Durrett shown here.

James O. Goodwin (1)
Chief Executive Officer
The Oklahoma Eagle
Publishing Company, Inc. LLC
Picture of James O. Goodwin shown here.

Robert G. Greer (3)
Vice Chairman
Bank of Texas, N.A.
Picture of Robert G. Greer shown here.

David F. Griffin (1)
President & General Manager
Griffin Communications, LLC
Picture of David F. Griffin shown here.

V. Burns Hargis (1)
Vice Chairman
BOK Financial Corporation and
Bank of Oklahoma, N.A.
Picture of V. Burns Hargis shown here.

Eugene A. Harris (2)
Executive Vice President
BOK Financial Corporation and
Bank of Oklahoma, N.A.
Picture of Eugene A. Harris shown here.

E. Carey Joullian, IV (1)
President & CEO
Mustang Fuel Corporation
Picture of E. Carey Joullian, IV shown here.

George B. Kaiser (1)
Chairman
BOK Financial Corporation and
Bank of Oklahoma, N.A.
Picture of George B. Kaiser shown here.

David L. Kyle (1)
Chairman, President & CEO
ONEOK, Inc.
Picture of David L. Kyle shown here.

Robert J. LaFortune
Personal Investments
Picture of Robert J. LaFortune shown here.

Philip C. Lauinger, Jr.
Chairman & CEO
Lauinger Publishing Co.
Picture of Philip C. Lauinger, Jr. shown here.

John C. Lopez (1)
Chairman & CEO
Lopez Foods, Inc.
Picture of John C. Lopez shown here.

Stanley A. Lybarger (1),(3)
President & CEO
BOK Financial Corporation and
Bank of Oklahoma, N.A.
Picture of Stanley A. Lybarger shown here.

Steven J. Malcolm (1)
Chairman, President & CEO
The Williams Companies, Inc.
Picture of Steven J. Malcolm shown here.

Paula Marshall-Chapman (1)
CEO
Bama Companies
Picture of Paula Marshall-Chapman shown here.

Frank A. McPherson
Retired Chairman & CEO
Kerr-McGee Corporation
Picture of Frank A. McPherson shown here.

Steven E. Moore
Chairman, President & CEO
OGE Energy Corp.
Picture of Steven E. Moore shown here.

Robert L. Parker, Sr.
Chairman
Parker Drilling Company
Picture of Robert L. Parker, Sr. shown here.

James A. Robinson
Personal Investments
Picture of James A. Robinson shown here.

L. Francis Rooney, III (1)
Chairman and CEO
Manhattan Construction Company
Picture of L. Francis Rooney, III shown here.

Scott F. Zarrow (1)
President
Foreman Investment Capital LLC
Picture of Scott F. Zarrow shown here.

1 Director of BOK Financial Corporation and Bank of Oklahoma, N.A. 2 Director of Bank of Oklahoma, N.A.
3 Director of BOK Financial Corporation and Bank of Texas, N.A.

BANK OF ALBUQUERQUE, N.A. BOARD OF DIRECTORS

Susan Barker-Kalangis, Esq.
Partner, Modrall, Sperling, Roehl,
Harris and Sisk P.A.

Steven G. Bradshaw
Sr. Executive Vice President
Bank of Oklahoma, N.A.

Rudy A. Davolos
Athletic Director
University of New Mexico

William E. Garcia
Retired Sr. Manager, Public Affairs
Intel Corporation

Robert M. Goodman
Vice Chairman
Bank of Albuquerque, N.A.

Thomas D. Growney
President
Tom Growney Equipment, Inc.

Eugene A. Harris
Executive Vice President
BOK Financial Corporation
and Bank of Oklahoma, N.A.

W. Jeffrey Pickryl
Sr. Executive Vice President
BOK Financial Corporation

Mark E. Sauters
Senior Vice President
Bank of Albuquerque, N.A.

Michael D. Sivage
Chief Executive Officer
STH Investments, Inc.

Paul A. Sowards
President
Bank of Albuquerque, N.A.

David L. Sutter
Senior Vice President
Bank of Oklahoma, N.A.

Jennifer S. Thomas
Executive Vice President
Bank of Albuquerque, N.A.

James F. Ulrich
Chairman & CEO
Bank of Albuquerque, N.A.

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

Bill D. Henry
Chairman & CEO
McQuery Henry Bowles Troy, LLP

Jerry Lastelick
Attorney
Lastelick, Anderson
and Arneson

Stanley A. Lybarger (2)
President & CEO
BOK Financial Corporation

Steven E. Nell (1)
Chief Financial Officer
BOK Financial Corporation

Albert W. Niemi, Jr.
Dean, Cox School of Business
Southern Methodist University

W. Jeffery Pickryl
Sr. Executive Vice President
BOK Financial Corporation

Jeff Springmeyer
President
Geophysical Pursuit, Inc.

Thomas S. Swiley
President
Bank of Texas, N.A.

Mrs. Jere W. Thompson
Community Leader

Tom E. Turner (2)
Retired Chairman
Bank of Texas, N.A.

John C. Vogt
Investments

Ralph Williams
Chairman
Bank of Texas, N.A. - Houston

1 Park Cities Bancshares, Inc. only
2 Park Cities Bancshares, Inc./
  Bank of Texas, N.A.

COLORADO STATE BANK AND TRUST, N.A. BOARD OF DIRECTORS (CSBT)

Aaron K. Azari
Executive Vice President
CSBT

Steven G. Bradshaw
Sr. Executive Vice President
Bank of Oklahoma, N.A.

Eugene A. Harris
Executive Vice President
BOK Financial Corporation

W. Jeffery Pickryl
Sr. Executive Vice President
BOK Financial Corporation

James D. Steeples
President
CSBT

Gregory K. Symons
Chairman & CEO
CSBT

John G. Wilkinson
Chairman Emeritus
CSBT

SHAREHOLDER INFORMATION

Corporate Headquarters:
Bank of Oklahoma Tower
P.O. Box 2300
Tulsa, Oklahoma 74192
(918) 588-6000

Independent Auditors:
Ernst & Young LLP
3900 One Williams Center
Tulsa, Oklahoma 74172
(918) 560-3600

Legal Counsel:
Frederic Dorwart Lawyers
Old City Hall
124 E. Fourth St.
Tulsa, Oklahoma 74103-5010
(918) 583-9922

Common Shares:
Traded NASDAQ National Market
NASDAQ Symbol: BOKF
Number of common shareholders of
record at December 31, 2003: 1,205

Market Makers:
Advest, Inc.
Bernard L. Madoff
Bloomberg Tradebook
Brut Utility, LLC
Brokerage America, Inc.
CIBC World Markets Corp.
Citigroup Global Markets, Inc.
Credit Suisse First Boston
Deutsche Bank Securities Inc.
Goldman Sachs & Company
Howe Barnes Investments, Inc.
Instinet Corp.
Investment Technology Group
JP Morgan Securities
Jefferies & Company, Inc.
Legg Mason Wood Walker Inc.
Lehman Bros. Inc.
Lime Brokerage.LLP
Liquidnet, Inc.
Keefe, Bruyette & Woods, Inc.
Knight Securities, L.P.
Merrill Lynch, Pierce,
  Fenner & Smith, Inc.
Morgan Stanley & Company, Inc.
Mount Pleasant Brokerage
Prudential Securities
Robert W. Baird & Co, Inc
Sandler O'Neill & Partners
Schonfeld Securities, LLC
Schwab Capital Markets
Spear Leeds & Kellogg
State Street Brokerage Service
Stephens, Inc.

Transfer Agent and Registrar
SunTrust Bank o (800) 568-3476

Address Shareholder Inquiries
Send certificates for transfer and address changes to:

BY MAIL:
SunTrust Bank
P.O. Box 4625
Atlanta, GA 30303

BY HAND OR OVERNIGHT COURIER:
SunTrust Bank
Stock Transfer Department
58 Edgewood Avenue, Room 225
Atlanta, GA 30303

Copies of BOK Financial Corporation's Annual Report to Shareholders, Quarterly Reports and Form 10-K to the Securities and Exchange Commission are available without charge upon written request. Analysts, shareholders and other investors seeking financial information about BOK Financial Corporation are invited to contact Steven E. Nell, Executive Vice President, Chief Financial Officer, (918) 588-6752.

Information about BOK Financial is also readily available at our website: www.bokf.com