Form 10-K, Exhibit 13
period 2004-12-31
BOK FINANCIAL CORP ET AL
filed 2005-03-16
CIK 875357

BOK FINANCIAL CORPORATION

                                   EXHIBIT 13

                          ANNUAL REPORT TO SHAREHOLDERS



                                TABLE OF CONTENTS

      Consolidated Selected Financial Data                          13

      Management's Assessment of Operations and
        Financial Condition                                         14

      Selected Quarterly Financial Data                             23

      Report of Management on Financial Statements and
        Management's Report on Internal Control over
        Financial Reporting                                         44

      Reports of Independent Registered Public Accounting Firm      45

      Consolidated Financial Statements                             47

      Notes to Consolidated Financial Statements                    52

      Annual Financial Summary - Unaudited                          84

      Quarterly Financial Summary - Unaudited                       86