Form 10-K, Exhibit 13
period 2004-12-31
BOK FINANCIAL CORP ET AL
filed 2005-03-16
CIK 875357

THE PLACES OF THE STORY

     Since 1991, BOK Financial Corporation has evolved from a bank committed to unparalleled local service in one state to an integrated financial services company dedicated to relationship banking region-wide. As always, we remain resolute in our devotion to creating value for our shareholders, clients, employees and communities. This is our story ....

CREATING VALUE

THE BOK FINANCIAL CORPORATION STORY

In an age of interminable change, our story remains the same ... 14 years of record earnings and superior returns for our investors. As we enter our 15th year, BOK Financial Corporation remains committed to growth by offering our clients superior products and services with a steadfast focus on providing long-term value for our shareholders.

     In 2004, BOK Financial delivered record earnings, including net income of $179 million, or $2.68 per share, an increase of 13 percent over 2003. Our growth continues to be supported by revenue diversity and geographic expansion. We are enhancing our reach with the planned acquisition of Valley Commerce Bank in Phoenix, one of the country's most dynamic markets. With this new entry, we will have full-service banks in six states and offices in 10. Revenue diversity helped us overcome the impact of the slowdown in mortgage activity, which accounted for 18 percent of net income in 2003 but only 1 percent in 2004. Non-interest revenue from fees and commissions constituted 42 percent of revenue in 2004 compared with 34 percent for peer banks with assets half to double ours. Coupled with this is a devotion to improving productivity and efficiency. Our efficiency ratio of 60 percent compares favorably to peers with a similar mix of fee revenue. Our credit quality remains very strong, and our success is bolstered by a commitment to strong local leadership, prudent expense management and retention and recruitment of accomplished local bankers.

     On the following pages, we tell our story. But first, we would like to acknowledge the dedication of our 3,500 employees. Their commitment to excellence and achievement with integrity enables BOK Financial to provide quality relationship banking and financial services that we believe are the best in the markets we serve. Our employees will continue to provide sophisticated products and services with a commitment to old-fashioned banking that prizes close, personal attention and a dedication first and foremost to meeting client needs.

     As we tell our story--and live it--we at BOK Financial will always value our people, value our clients and remain committed to the communities we serve. All the while, we will work to generate optimal long-term returns for our shareholders. And with that, this is our story... it's about creating lasting value, both now and into the future.

CREATING VALUE

FOR INVESTORS, CLIENTS AND COMMUNITIES

In 1991, BOK Financial Corporation was a $2 billion bank focused on a single state. Today, we are a diversified, $15 billion regional financial services company with a presence in the Southwest, Midwest and the Rockies. Our 20 full-service banking locations have grown to 149 locations in six states, plus broker-dealer offices in 10. Our emergence as a regional financial force for businesses, consumers, institutions and investors has provided an annual return of 28 percent for our shareholders since our founding. A $10,000 investment in BOK Financial in 1991 was worth $248,773 at the end of 2004.

     That's our story. It's about creating value--for our investors, clients, employees and communities--through a commitment to principles, strategies and structure that promote prudent growth while keeping a vigilant eye on providing the best, most responsive service available. Although our results speak for themselves, we are not content. We continue to enhance the value of our franchise for all our stakeholders. We are the largest bank in our original market and have enjoyed solid growth corporate-wide. Regionally, we are not bent on being the biggest bank, just one that offers the best service in the areas we choose to compete. We have grown through guidance from a simple vision--to provide sophisticated products competitive with the largest banks but delivered with personal, responsive client service characteristic of a local bank putting the needs of customers first. Our vision is backed by strategies that foster growth.We aim to:

-    leverage our leadership position in Oklahoma,

-    expand into growing metropolitan markets in the region,

-    diversify and grow non-interest revenue, and

- focus on opportunities to serve the commercial middle market, small business and retail clients.

     Supporting our strategies is a consistent commitment to credit quality in a diversified loan portfolio. We also continue to introduce new technologies that enhance our products and services, creating operating efficiencies as part of our approach to sensible expense management. While we endeavor to hold down business costs, our chief aim is to improve client service and maximize opportunities to generate new revenue.

     Our vision and strategies are reinforced by a business model that fosters communication among our relationship officers across business lines to fully meet each client's needs. In doing so, we make the most of opportunities before us and avoid the isolation that shortchanges clients with diverse financial needs. Our broad, inclusive focus is built on the experience of top executives averaging more than 25 years of industry experience and 13 years on average at our company. The percentage of company ownership personally maintained by our board of directors is among the highest in the nation, which helps create strong alignment between management and shareholders. Executives oversee three divisions dedicated to client care:

-    Consumer  and  Wealth  Management  encompasses  Consumer,   Trust,  Private
     Financial  Services,   Mortgage,   Community   Development  and  Investment
     Services;

- Oklahoma/Arkansas Commercial includes Commercial, Treasury Services, and the electronic funds business in our largest Commercial Banking segment; and

- Regional Banking, our fastest growing segment, has oversight of banking activities in Arizona, Colorado, New Mexico and Texas.

     Through all our efforts, we stand first and foremost behind local banks managed by local bankers and local boards of directors who value attention to client satisfaction and community service through six national affiliate banks and our broker-dealer. We are:

-    Bank of Albuquerque (Albuquerque and Santa Fe)

-    Bank of Arkansas (Fayetteville and Bentonville)

-    Bank of Oklahoma (Oklahoma City, Tulsa and nine communities)

-    Bank of Texas (Dallas-Fort Worth, Greater Houston and Sherman)

-    Colorado State Bank and Trust (Denver)

-    Valley Commerce Bank (Phoenix and Scottsdale) - closing  anticipated  April
     2005

-    BOSC, Inc. (offices in 10 states)

     Our values are aimed at superior client service, our strategies foster growth and our operational diversity and organization enhance efficiency and communication. Our attributes bolster a local focus on service quality and client fulfillment.

     Ultimately, our goal is to produce exceptional growth in earnings and long-term shareholder returns. We plan on keeping it that way, so our story will remain the same--a chronicle of creating lasting value.

CREATING VALUE

THROUGH DIVERSE REVENUE STREAMS

     For BOK Financial, value equals diversity. Our story is about competing effectively in any economic environment with the help of diverse sources of non-interest revenue that fuel growth. Our results?

- 12.3 percent annual growth over the last five years in fees and commissions from trust, mortgage, transaction cards, brokerage and trading, and deposit accounts.

- Non-interest revenue accounting for 42 percent of total revenue compared with 34 percent for peer banks.

- The potential for greater incremental growth in regional markets where our fee and commission generating lines are relatively new.

     Armed with product diversity and innovation, our Trust Division contributes to this non-interest revenue growth. In 2004, overall Trust revenue grew 26 percent-including 16 percent internal growth-from first-rate services for retirement and institutional benefits, personal trust, estate planning, mutual fund advice, corporate trust and trust oil and gas services. In fact, our trust oil and gas services, which include managing mineral properties for clients and overseeing assets outsourced from other financial institutions, are considered among the best nationally. Other cutting-edge products and services garnering national attention include our self-directed 401 (k) plan utilized by some of the nation's largest law firms, as well as smaller professional corporations in which principals want the flexibility to personally select from a broad universe of investment options. In our mutual fund family, the American Performance Funds, our short-term income fund is among the top performers in its category over the last five-year period, according to Lipper. In addition to increased revenue from new trust and investment products, we are benefiting from consolidation of our trust, investment management and affluent market brokerage sales groups. This provides one point of client contact for our full range of investment services and ensures the most comprehensive service and personal attention available in any market.

     Growth in our Consumer Division continues to be fueled by our commitment to add full-service locations, utilize innovative marketing approaches and constantly improve client service through our Perfect Banking initiative. Our approach has generated:

- fee growth of 20 percent in 2004 and 21 percent over five years, based on a compound annual growth rate,

- 12 percent growth in the number of checking accounts in 2004, and 15 percent annually over five years,

- overall deposit growth of 15 percent in 2004 and 11 percent annually over the five-year period.

     While the number of our full-service locations has grown seven-fold since our founding, we maintain a concerted program of finding new expansion opportunities for our branch network in all our markets. Last year, through new in-store and traditional branches, we added 12 locations that appeal to clients appreciative of service with a personal touch.

     At our broker-dealer, we continue to experience fee and commission growth through superior performance by financial consultants with experience seven times the industry average. The firm offers retail brokerage and institutional sales, as well as public finance services that rank first in our original market. We have 165 registered representatives in 10 states. But we are about performance, not just presence. Our broker-dealer has experienced compound annual growth in revenue of 20 percent over the past five years. Our broker-dealer investment revenue per million dollars of deposits is three times the industry average. To build on our accomplishments, we have introduced financial risk management services that allow our clients to hedge energy, interest rate and foreign exchange risks. We have also expanded corporate and mortgage-backed securities capabilities.

     Our electronic funds transfer network, TransFund, continues to experience revenue growth--14 percent annually over five years--as an ATM network operator, merchant payment service provider and check card processor. We began with a single ATM in 1976 and are now the nation's 11th largest EFT network, solely created by internal growth. TransFund has:

-    almost 1,400 ATMs,

-    340 financial institution clients in 10 states,

-    1.7 million cardholders, and

-    149 million debit card transactions a year.

     In Treasury Services, we provide complete deposit services to commercial clients. Our mortgage company remains a valuable contributor to non-interest revenue, and our International Department generates a growing portion of fee income through a broad range of products and services. There are substantial non-interest revenue growth opportunities throughout our regional markets where we are still a relatively recent arrival. In our original market, non-interest revenue was 49 percent of total revenue in 2004. Elsewhere, non-interest revenue represents just 31 percent of the total, but has grown 40 percent annually over the past five years. We plan to continue building value for our investors as we expand our fee services into new markets.

CREATING VALUE

IN A GROWING, DIVERSE REGION

Our decision in 1996 to expand outside our original market into thriving metropolitan areas in nearby states signaled the beginning of a new chapter in our company's history. Since we ventured into neighboring states almost nine years ago, we have been transformed into a financial services company creating value and strong returns for shareholders through the inherent diversity of our markets. As a result, we are less vulnerable to local economic downturns.

     More than half of BOK Financial's revenue and profitability growth now comes from regional banks that provide a relationship-driven alternative for middle market companies, small business owners, trust clients, investors and consumers weary of impersonal banking. Our banks are making this difference for our clients and shareholders in some of the nation's fastest-growing markets with new opportunities for businesses and rising incomes for residents. U.S. Census estimates and data from Dun & Bradstreet reveal abundant growth opportunity. For example:

- The Dallas-Fort Worth Metroplex is home to almost 5.7 million people and more than 240,000 locally based businesses. Included are 39 Fortune 1000 headquarters and more than 3,700 middle market companies with revenue from $10 million to $750 million.

- Greater Houston includes 5 million residents and 191,000 businesses. Middle market companies number more than 3,200. The nation's fourth largest city is home to 41 Fortune 1000 headquarters.

- The Phoenix area has almost 3.4 million residents and more than 110,000 locally based businesses. The nation's sixth largest city and its suburbs include more than 1,600 middle market companies and 14 Fortune 1000 headquarters.

- More than 2.5 million people live in metro Denver, where employers include more than 100,000 businesses. Among the employers are 1,500 middle market companies and 15 Fortune 1000 headquarters.

     Even small gains in market share are significant in these vibrant markets. For example, a 1 percent increase in deposit market share in all of Oklahoma represents $443 million in additional deposits. A 1 percent increase in Houston is more than twice that amount.

     Our formula for regional expansion is simple: We buy well-managed local banks to gain access to attractive markets. Then we focus on increasing revenue by hiring talent to enhance competitiveness, adding locations and broadening product offerings. While our operations and administrative functions are consolidated system-wide, our client service and marketing functions are handled locally by bankers who know their markets best. We recruit top management with deep roots in the community, proven business development and credit skills, and
demonstrated   loyalty  from  clients  and  employees.   We  prize
high-quality franchises that we can develop by introducing new products and services. The planned addition this year of Valley Commerce Bank, with locations in Phoenix and Scottsdale, follows our expansion in 2003 into Denver with the acquisition of Colorado State Bank and Trust.

     While we remain open to attractive opportunities region-wide, our focus is on ensuring the success of each acquisition by building a strong local bank that generates new business and long-term value. An example of our successful approach is Bank of Albuquerque. In December 1998, we acquired 17 branches that were part of a divestiture from the merger of two large national banks. Included were consumer-focused locations but little management or back office operations. From that basic beginning, we quickly built the bank into the fastest growing financial institution in the market. To accomplish quality growth, we:

- invested heavily in new talent, recruiting principally from the larger banks in the market,

- added commercial lending capabilities, including a solid middle market team,

-    introduced our full array of fee-based products and services,

-    included our broad base of consumer offerings, and

-    launched trust and private financial services.

     The results are a study in success. Over the past six years revenue has increased from $25 million to $58 million, a compound annual growth rate of more than 18 percent. We are now the third largest bank in the Albuquerque market.

     In 2004, our banks outside of Oklahoma accounted for 33 percent, or $58.6 million, of consolidated net income. Earnings for the regional banks have grown 28 percent annually for the last five years. One of the factors contributing to this growth is an expanding number of locations.

     Bank of Texas marked its 37th location with the opening of a new full-service location on the west side of Fort Worth's central business district in 2004. This is the bank's first full-service office in the growing city and a continuation of its expansion across North Texas.

     We continue to anticipate growth in the years ahead in regional markets with diverse economies and new possibilities for us, our clients and our shareholders.

CREATING VALUE

WITH QUALITY LOANS AND LEADERSHIP

In banking, loans and credit quality are integral to value. Our commitment to be top lenders with sound credits in a diverse portfolio has helped generate consistent loan growth and a steady increase in net interest revenue in stable markets. We are committed region-wide to serving middle market and small business clients through strong local account managers with the flexibility to accommodate clients. We support our staff with centralized credit oversight that includes a strong commitment to quality loans. How do we measure our success?

- By 9.5 percent compound annual growth rate for loans over the past five years compared with 7.0 percent for peer banks,

-    by 12.9 percent annual revenue growth in corporate banking since 2000, and

-    by net charge-offs that average 31 basis points over the past five years.

     Our entire loan portfolio--$7.9 billion at year-end 2004--is bolstered by quality service for energy clients, manufacturers and commercial real estate developers, among others. We also allow our clients to lock in cash flows through our energy hedging program and offer interest rate derivatives that allow clients to quickly and efficiently change the interest rate characteristics of their debt.

     Our credit standards, which are applied consistently across the region, are among the most stable in the industry. Attention to the value and quality of our loan portfolio and prudent management of our credits has been developed through experiences in the best and worst of economic times.

     While we have successfully applied our expertise regionally, we are not satisfied to rest on our accomplishments in Oklahoma. We are the premier bank in the state, but we continue to build on our leadership in every segment.
Initially we benefited from disruptions created by mergers and consolidations, but as consolidation slows, our approach continues to generate new growth.

     In 1998, we had 9.8 percent of statewide deposits, which was 3 percentage points higher than our nearest competitor. Through ongoing growth initiatives, our statewide deposit share has increased to 13.0 percent, which is more than twice the market share of our next largest competitor. Industry statistics show that we are also the leader in commercial and consumer banking, mortgage origination, trust and ATM/EFT. Our ability to compete against small community banks and large national banks in Oklahoma gives us confidence we can compete well in our regional markets. It is hard to win on the road if you cannot win at home. Our growth in Oklahoma, combined with our regional expansion, is a strong foundation as we strive to constantly add value.

EPILOGUE:

VALUE THROUGH A VISION

In 2005, we continue to focus on creating value through superior performance for our shareholders. We plan to add products and services in Phoenix, which abounds with growth prospects among middle market companies, as well as small businesses served well by Valley Commerce. This planned acquisition includes a full-service location in the upscale Kierland section of Scottsdale, where we plan to introduce trust and investment services to affluent clients and market private financial services.

     We are also continuing our strategic approach to branch expansion with the addition of eight new locations. These include six traditional branches in Dallas, Houston, Denver, Albuquerque, Bentonville and Oklahoma City. We also plan to open new supermarket locations in the Dallas suburb of Plano and in the Tulsa area.

     We continue to aggressively reinvest in new technology, products and services. For example, all our markets will benefit from new offerings in Treasury Services and Retirement & Institutional Trust. Treasury Services is introducing an imaged wholesale lockbox project that gives clients quicker access to records. We are also enhancing fraud protection, introducing additional check image capabilities and implementing cutting-edge clearing solutions.

     Retirement & Institutional Trust is already reaping benefits from our new managed allocation portfolios. We are also offering an "Autopilot" 401(k)
program for plan sponsors that makes it easy to save for retirement by automatically enrolling eligible participants, increasing participant deferral contributions annually and investing and rebalancing plan accounts based on targeted retirement dates. New offerings also will reduce employers' workloads through a very successful program developed jointly by Retirement & Institutional Trust, BOSC and our American Performance Fund family.

     These enhancements will contribute to the diversity of our fee and commission generating products and services. We will also introduce new lending capabilities through the initial thrust of a region-wide expansion of indirect auto lending and floor plan lending for auto dealers.

     And while we continue to develop our revenue base and expand commercial and consumer banking through internal growth, we will look for new acquisitions to enhance our positions in existing markets and enter growing metropolitan areas where our products and services can make a difference for clients seeking relationship banking.

     Despite our accomplishments over the past 14 years--indeed, because of them--we will not rest. Through our vision for success, we remain determined to stay on course and care for the long-term needs of our shareholders by creating value that lasts and keeps on growing, for them, for our clients, our employees and our communities.

Photograph shown and accompanied by the caption, "BOK Financial's focus on building long-term value for investors, clients and communities has produced results: a $10,000 investment in 1991 was worth $248,773 at the end of 2004."

Photograph shown and accompanied by the caption, "Performance off the court has led to attention on it for Bank of Texas. A partnership with the Houston Rockets includes a check card logo of the two-time NBA champion."

Photograph shown and accompanied by the caption, "Bank of Texas has emerged as a strong financial institution in greater Houston through internal growth and acquisitions in the nation's fourth largest city."

Photograph shown and accompanied by the caption, "Opportunity coupled with quality local banking and a commitment to value. That's how Bank of Albuquerque has emerged as a formidable competitor against some of the nation's largest banks."

Photograph shown and accompanied by the caption, "The opening in 2004 of a downtown branch in Fort Worth marked Bank of Texas' 37th location statewide and a continuation of its expansion across the thriving Dallas-Fort Worth Metroplex. Additional locations are planned for 2005."

Photograph shown and accompanied by the caption, "An expanded offering of products and services for middle market commercial, trust and private banking clients is fueling growth in Denver at Colorado State Bank and Trust."

Photograph shown and accompanied by the caption, "Bank of Arkansas offers clients the best of both worlds--personal relationship banking and sophisticated products and services competitive with the largest institutions in the market."

Photograph shown and accompanied by the caption, "A commitment to convenient banking throughout BOK Financial's markets has led to the dedication of 48 in-store locations and plans for more in 2005."

Photograph shown and accompanied by the caption, "Adding value to the community includes a commitment to improving the quality of life. In Houston, Bank of Texas sponsored a benefit for Houston-area youth sports leagues that provided much needed field space for thousands of youngsters."

Photograph shown and accompanied by the caption, "Community is an inclusive word at BOK Financial. In addition to sponsoring multicultural events, Bank of Albuquerque offers the best service in the market as a part of an initiative to serve the Hispanic population."

Photograph shown and accompanied by the caption, "Bank of Oklahoma's sponsorship of the Tulsa Run is a part of an ongoing commitment to add value to the communities we serve."

Photograph shown and accompanied by the caption, "Mark Funke, president of Bank of Oklahoma in Oklahoma City, symbolizes the company's commitment to local leadership and community banking. Mark and his team continue to build on a reputation as the premier commercial bank in the market."

Photograph shown and accompanied by the caption, "A strong community spirit is demonstrated throughout our markets by outreaches such as a drive that helped collect more than 17,000 books to improve literacy for children and adults."