Form 10-K, Exhibit 13
period 2004-12-31
BOK FINANCIAL CORP ET AL
filed 2005-03-16
CIK 875357


Table 1     Consolidated Selected Financial Data
           (Dollars In Thousands Except Per Share Data)
                                                                                      December 31,
                                                          ---------------------------------------------------------------------

                                                                2004          2003          2002         2001          2000
                                                          ---------------------------------------------------------------------
 Selected Financial Data
    For the year:
      Interest revenue                                      $ 614,284     $ 565,173     $ 574,913  $   654,633    $ 638,730
      Interest expense                                        191,041       173,678       205,581      325,159      369,052
      Net interest revenue                                    423,243       391,495       369,332      329,474      269,678
      Provision for credit losses                              20,439        35,636        33,730       37,610       17,204
      Net income                                              179,023       158,360       147,871      114,439       98,665
    Period-end:
      Loans, net of reserve                                 7,820,349     7,369,105     6,797,132    6,206,190    5,445,679
      Assets                                               14,395,414    13,595,598    12,263,233   11,158,701    9,762,022
      Deposits                                              9,674,398     9,219,863     8,128,525    6,905,744    6,046,005
      Subordinated debenture                                  151,594       154,332       155,419      186,302      148,816
      Shareholders' equity                                  1,398,494     1,228,630     1,099,526      832,866      706,793
      Nonperforming assets (2)                                 56,423        59,867        56,574       50,708       43,599

 Profitability Statistics
    Earnings per share (based on average equivalent shares):
      Basic                                                 $    3.00     $    2.67     $    2.59   $     2.02     $   1.75
      Diluted                                                    2.68          2.38          2.30         1.81         1.57
    Pro forma diluted earnings per share with
      FAS 142 and FAS 147                                        2.68          2.38          2.30         1.95         1.66
    Percentages (based on daily averages):
      Return on average assets                                   1.28%         1.24%         1.31%        1.12%        1.13%
      Return on average shareholders' equity                    13.80         13.66         15.75        14.65        16.18
      Average shareholders' equity to average assets             9.25          9.07          8.30         7.62         7.01

 Common Stock Performance
    Per Share:
      Book value per common share                           $   23.28    $    20.60    $    18.56 $      14.62    $   12.49
      Market price: December 31 close                           48.76         38.72         32.39        31.51        21.25
      Market range - High trade                                 49.18         41.02         36.52        32.75        21.25
                   - Low trade                                  37.29         31.00         26.80        21.31        15.31

 Selected Balance Sheet Statistics
    Period-end:
      Tier 1 capital ratio                                      10.02%         9.15%         8.98%        8.08%        8.06%
      Total capital ratio                                       11.67         11.31         11.95        11.56        11.23
      Leverage ratio                                             7.94          7.17          6.88         6.38         6.51
      Reserve for loan losses to nonperforming loans           206.26        217.89        208.31       204.71       181.60
      Reserve for loan losses to loans (1)                       1.38          1.55          1.53         1.46         1.32
      Combined reserves for credit losses to loans (1), (4)      1.61          1.73          1.72         1.66         1.51

 Miscellaneous (at December 31)
    Number of employees (full-time equivalent)                  3,548         3,449         3,402        3,392        3,003
    Number of banking locations                                   149           142           130          114          105
    Number of TransFund locations                               1,389         1,442         1,390        1,325        1,111
    Mortgage loan servicing portfolio (3)                  $4,486,513    $4,746,279    $5,754,548 $  6,645,868   $6,874,995
 ------------------------------------------------------------------------------------------------------------------------------

(1)  Excludes residential mortgage loans held for sale.
(2)  Includes nonaccrual loans, renegotiated loans and assets acquired in satisfaction of loans. Excludes loans past due 90 days or more and still accruing.
(3)  Includes outstanding principal for loans serviced for affiliates.
(4)  Includes reserve for loan losses and reserve for off-balance sheet credit losses.


MANAGEMENT'S ASSESSMENT OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

     BOK Financial Corporation ("BOK Financial" or "the Company") is a financial holding company that offers full service banking in Oklahoma, Northwest Arkansas, Dallas and Houston, Texas, Albuquerque, New Mexico and Denver, Colorado. The Company was incorporated in 1990 in Oklahoma and is headquartered in Tulsa, Oklahoma. Activities are governed by the Bank Holding Company Act of 1956, as amended by the Financial Services Modernization Act or Gramm-Leach-Bliley Act. Principal subsidiaries are Bank of Oklahoma, N.A. ("BOk"), Bank of Albuquerque, N.A., Bank of Arkansas, N.A., Bank of Texas, N.A. ("BOTX") and Colorado State Bank and Trust, N.A. ("CSBT"). Other subsidiaries include BOSC, Inc. a broker/dealer that engages in retail and institutional securities sales and municipal bond underwriting.

     Our overall strategic objective is to emphasize growth in long-term value by building on our leadership position in Oklahoma and expanding into high-growth markets in contiguous states. We have a solid position in Oklahoma and are the state's largest financial institution as measured by deposit market share. Since 1997, we have expanded into Dallas and Houston, Texas, Albuquerque, New Mexico, Denver, Colorado, and have recently announced plans to expand into Phoenix, Arizona.

     Our primary focus is to provide a broad range of financial products and services, including loans and deposits, cash management services, fiduciary services, mortgage banking, and brokerage and trading services to middle-market businesses, financial institutions, and consumers. Our revenue sources are diversified. Approximately 42% of our revenue comes from commissions and fees.

     Commercial banking is a significant part of our business. Our credit culture emphasizes building relationships by making high-quality loans and providing a full range of financial products and services to our customers.

     Our acquisition strategy targets quality organizations that have demonstrated solid growth in their business lines. We provide additional growth opportunities by hiring talent to enhance competitiveness, adding locations, and broadening product offerings. Our operating philosophy embraces local decision-making through the boards of directors for each of our bank subsidiaries.

     BOK Financial operates five principal lines of business: Oklahoma corporate banking, Oklahoma consumer banking, mortgage banking, wealth management, and regional banks. Mortgage banking activities include loan origination and servicing across all markets served by the Company. Wealth management provides brokerage and trading, private financial services and investment advisory services in all markets. It also provides fiduciary services in all markets except Colorado. Fiduciary services in Colorado are included in regional banks. Regional banks consist primarily of corporate and consumer banking activities in the respective local markets.

SUMMARY OF PERFORMANCE

     BOK Financial's net income for 2004 totaled $179.0 million or $2.68 per diluted share, compared with $158.4 million or $2.38 per diluted share in 2003 and $147.9 million or $2.30 per diluted share in 2002. Prior years' earnings per share have been restated for a 3% stock dividend in 2004. Returns on average assets and shareholders' equity were 1.28% and 13.80%, respectively for 2004, compared with returns of 1.24% and 13.66%, respectively, for 2003, and 1.31% and 15.75%, respectively, for 2002. The decrease in return on equity between 2003 and 2002 resulted from a 24% increase in average equity due to retained earnings and a full year's effect of an acquisition-related stock issuance during the fourth quarter of 2002.

     Growth in net income for 2004 was attributed to two primary factors, net interest revenue and provision for credit losses. Net interest revenue grew $31.7 million or 8% during 2004 due to increases in average loans and securities. The growth in net interest revenue also reflected a one basis point increase in net interest margin for the year. The provision for credit losses decreased $15.2 million compared to the previous year as credit quality continued to improve throughout 2004.

     Fees and commissions revenue increased $6.3 million or 2% compared with last year and represented 42% of total revenue, excluding net securities and derivatives losses. Trust fees, deposit fees and transaction card revenue grew by a combined total of $30.9 million. This increased revenue was partially offset by a $24.1 million decrease in mortgage banking revenue.

     Operating expenses increased $27.8 million or 7% compared with 2003 due primarily to increased personnel and data processing costs.Personnel costs increased $17.7 million, including $8.2 million from CSBT, which was acquired in September 2003. Additionally, stock-based compensation expense, which is based largely on the current market value of our common stock, increased $5.8 million. Data processing expense increased $6.6 million, including $4.6 million directly related to higher transaction card processing volumes.

     Net income for the fourth quarter of 2004 totaled $46.6 million or 70 cents per diluted share compared with $35.3 million or

53 cents per diluted share for the fourth quarter of 2003. In addition to the effects of increased net interest revenue and credit quality, earnings for the fourth quarter of 2004 included an after-tax gain of $2.5 million or 4 cents per diluted share from the sale of equity securities that had been acquired in prior years from resolution of a problem loan.

CRITICAL ACCOUNTING POLICIES

APPLICATION OF CRITICAL ACCOUNTING POLICIES

     Preparation of our consolidated financial statements is based on the selection of certain accounting policies, which requires management to make significant assumptions and estimates. The following discussion addresses the most critical areas where these assumptions and estimates could affect financial condition and results of operations. Application of these critical accounting policies and estimates has been discussed with the appropriate committees of the Board of Directors. No accounting standards with significant effects on our financial condition or results of operations were initially adopted in 2004.

RESERVES FOR LOAN LOSSES AND OFF-BALANCE SHEET CREDIT LOSSES

     Reserves for loan losses and off-balance sheet credit losses are assessed by management based on an ongoing evaluation of the probable estimated losses inherent in the portfolio and probable estimated losses on unused commitments to provide financing. A consistent, well-documented methodology has been developed that includes reserves assigned to specific loans and commitments, general reserves that are based on a statistical migration analysis and nonspecific reserves that are based on analysis of current economic conditions, loan concentrations, portfolio growth and other relevant factors.

     A Credit Administration department independent of lending management is responsible for performing this evaluation for all of our subsidiaries to ensure that the methodology is applied consistently.

     All significant loans and commitments that exhibit weaknesses or deteriorating trends are reviewed at least quarterly. Specific reserves for impairment are determined through evaluation of estimated future cash flows and collateral values in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for the Impairment of a Loan" and regulatory accounting standards.

     General reserves for commercial and commercial real estate loan losses, and related commitments, are determined primarily through an internally developed migration analysis model. The purpose of this model is to determine the probability that each credit relationship in the portfolio has an inherent loss based on historical trends. We use an eight-quarter aggregate accumulation of net losses as a basis for this model. Greater emphasis is placed on loan losses in more recent periods. This model assigns a general reserve to all commercial loans and leases and commercial real estate loans, excluding loans that have a specific impairment reserve.

     Separate models are used to determine the general reserve for residential mortgage loans, excluding residential mortgage loans held for sale, and consumer loans. The general reserve for residential mortgage loans is based on an eight-quarter average loss percentage. General reserves for consumer loans are based on a migration of loans from current status to loss. Separate migration factors are determined by major product line, such as indirect automobile loans and direct consumer loans.

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

VALUATION AND AMORTIZATION OF MORTGAGE SERVICING RIGHTS

     We have a significant investment in mortgage servicing rights. These rights are either purchased from other lenders or retained from sales of loans we have originated. Mortgage servicing rights are carried at the lower of amortized cost or fair value. Amortized cost and fair value are stratified by interest rate and loan type. A valuation allowance is provided when the net amortized cost of any strata exceeds the calculated fair value.

     There is no active market for trading in mortgage servicing rights. We use a cash flow model to determine fair value. Key assumptions and estimates including projected prepayment speeds and assumed servicing costs, earnings on escrow deposits, ancillary income and discount rates, used by this model are based on current market sources. A separate third party model is used to estimate prepayment speeds based on interest rates, housing turnover rates, estimated loan curtailment, anticipated defaults and other relevant factors. The prepayment model is updated daily for changes in market conditions. At least annually, we request estimates of fair value from outside sources to corroborate the results of the valuation model.

     The assumptions used in this model are primarily based on mortgage interest rates. A 50 basis point increase in mortgage interest rates is expected to increase the fair value of our servicing rights by $6.3 million. A 50 basis point decrease in mortgage interest rates is expected to decrease the fair value of our servicing rights by $10.4 million. Actual changes in fair values may differ from these expected changes.

     Permanent impairment of mortgage servicing rights is evaluated quarterly. A strata is considered to be permanently impaired if the fair value does not exceed amortized cost after assuming a 300 basis point increase in mortgage interest rates. The amortized cost of the asset is reduced to the calculated fair value through a charge against the valuation allowance.

     Prepayment assumptions also affect the amortization of mortgage servicing rights. Amortization is determined in proportion to the projected cash flows over the estimated life of each loan serviced. The same third party model that estimates prepayment speeds for determining the fair value of mortgage servicing rights determines the estimated life of each loan serviced.

INTANGIBLE ASSETS

     Intangible assets, which consist primarily of goodwill, core deposit intangible assets and other acquired intangibles, for each business unit are evaluated for impairment annually or more frequently if conditions indicate that impairment may have occurred. The evaluation of possible impairment of intangible assets involves significant judgment based upon short-term and long-term projections of future performance.

     The fair value of each of our business units is estimated by the discounted future earnings method. Income growth is projected over a five-year period for each unit and a terminal value is computed. The projected income stream is converted to current fair value by using a discount rate that reflects a rate of return required by a willing buyer.

     At December 31, 2004, Bank of Texas had $155 million or 70% of total goodwill and CSBT had $42 million or 19% of total goodwill. Because of the large concentration of goodwill in these business units, the fair value determined by the discounted future earnings method was corroborated by comparison to the fair value of publicly traded banks of similar size and characteristics. No goodwill impairment was indicated by either valuation method.

     Intangible assets with finite lives, such as core deposit intangible assets, are amortized over their estimated useful lives. Such assets are reviewed for impairment whenever events indicate that the remaining carrying amount may not be recoverable.

VALUATION OF DERIVATIVE INSTRUMENTS

     We use various types of interest rate derivative instruments as part of an interest rate risk management program. We also offer interest rate, commodity, and foreign exchange derivative contracts to our customers. All derivative instruments are carried on the balance sheet at fair value. Fair values for exchange-traded contracts are based on quoted prices. Fair values for over-the-counter interest rate contracts used to manage our interest rate risk are provided either by third-party dealers in the contracts or by quotes provided by independent pricing services.

     Interest rate, commodity and foreign exchange contracts used in our customer hedging programs are valued internally using a third-party provided pricing model. This model uses market inputs to estimate fair values. Changes in assumptions used in this pricing model could significantly affect the reported fair values of derivative assets and liabilities, though the net effect of these changes should not significantly affect the Company's earnings. Fair values determined by the internal model are corroborated by comparison against third-party dealer provided values monthly.

ASSESSMENT OF OPERATIONS

NET INTEREST REVENUE

     Tax-equivalent net interest revenue totaled $428.3 million for 2004 compared to $396.7 million for 2003. The increase was due primarily to a $885 million increase in average earning assets. The growth in average earning assets included a $355 million increase in securities and a $543 million increase in loans. This increase in average earning assets was funded primarily by a $428 million increase in interest-bearing liabilities and a $496 million increase in demand deposit accounts. Table 2 shows the effects on net interest revenue of changes in average balances and interest rates for the various types of earning assets and interest-bearing liabilities.

     Yields on average earning assets and rates paid on average interest-bearing liabilities both increased slightly during 2004. The net interest margin, the ratio of tax-equivalent net interest revenue to average earning assets increased to 3.45% in 2004 compared with 3.44% in 2003. Growth in non-interest bearing funding sources, primarily demand deposits, increased the net interest margin eight basis points for the year. This increase was partially offset by a decrease in the spread between yields on average earning assets and the cost of interest bearing liabilities. The narrowed spread decreased the net interest margin by seven basis points compared with 2003.

Table 2  Volume/Rate Analysis
            (In Thousands)
                                                            2004/2003                                2003/2002
                                               -------------------------------------    ------------------------------------
                                                                Change Due To (1)                        Change Due To (1)
                                                            ------------------------                ------------------------
                                                 Change       Volume    Yield/Rate        Change      Volume     Yield/Rate
                                               -------------------------------------    ------------------------------------
Tax-equivalent interest revenue:
  Securities                                    $ 16,448     $ 16,607    $   (159)        $(8,583)    $31,722     $(40,305)
  Trading securities                                 (65)         (38)        (27)            (56)        129         (185)
  Loans                                           32,525       28,878       3,647          (2,040)     39,229      (41,269)
  Funds sold and resell agreements                    72          (91)        163             (10)        149         (159)
----------------------------------------------------------------------------------------------------------------------------
Total                                             48,980       45,356       3,624         (10,689)     71,229      (81,918)
----------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Transaction deposits                             4,171        2,305       1,866          (7,927)      9,169      (17,096)
  Savings deposits                                    31          (19)         50          (1,032)         60       (1,092)
  Time deposits                                    8,302        4,288       4,014          (4,578)     12,034      (16,612)
  Funds purchased and repurchase agreements        5,550          868       4,682          (9,628)       (157)      (9,471)
  Other borrowings                                 1,025         (743)      1,768          (7,464)       (311)      (7,153)
  Subordinated debenture                          (1,716)        (110)     (1,606)         (1,274)     (1,622)         348
----------------------------------------------------------------------------------------------------------------------------
Total                                             17,363        6,589      10,774         (31,903)     19,173      (51,076)
----------------------------------------------------------------------------------------------------------------------------
Tax-equivalent net interest revenue               31,617     $ 38,767    $ (7,150)         21,214     $52,056     $(30,842)
                                                            -----------------------                -------------------------
Decrease in tax-equivalent adjustment                131                                      949
----------------------------------------------------------                           -------------
Net interest revenue                            $ 31,748                                  $22,163
----------------------------------------------------------                           -------------


                                                                                 4th Qtr 2004/4th Qtr 2003
                                                                           ------------------------------------
                                                                                           Change Due To (1)
                                                                                       ------------------------
                                                                             Change      Volume     Yield/Rate
                                                                           ------------------------------------
Tax-equivalent interest revenue:
  Securities                                                               $  4,355    $  2,926     $  1,429
  Trading securities                                                            (40)        (68)          28
  Loans                                                                      15,233       6,856        8,377
  Funds sold and resell agreements                                              105          20           85
---------------------------------------------------------------------------------------------------------------
Total                                                                        19,653       9,734        9,919
---------------------------------------------------------------------------------------------------------------
Interest expense:
  Transaction deposits                                                        3,402        (120)       3,522
  Savings deposits                                                              (24)        (28)           4
  Time deposits                                                               4,492       1,653        2,839
  Funds purchased and repurchase agreements                                   4,476         231        4,245
  Other borrowings                                                            1,888        (129)       2,017
  Subordinated debenture                                                       (287)        (28)        (259)
--------------------------------------------------------------------------------------------------------------
Total                                                                        13,947       1,579       12,368
--------------------------------------------------------------------------------------------------------------
Tax-equivalent net interest revenue                                           5,706    $  8,155     $ (2,449)
                                                                                       -----------------------
Increase in tax-equivalent adjustment                                          (449)
-------------------------------------------------------------------------------------
Net interest revenue                                                       $  5,257
-------------------------------------------------------------------------------------

  (1) Changes attributable to both volume and yield/rate are allocated to both volume and yield/rate on an equal basis.


     Management regularly models the effects of changes in interest rates on net interest revenue. This modeling indicates that the Company expects to benefit modestly from rising interest rates over a one-year forward-looking period. However, other factors may affect this general expectation. For example, throughout 2004, the spread between rates charged on loans and related funding sources narrowed due to competitive pressures. The result was that the loan portfolio's yield increased less than the increase in market interest rates. Additionally, we have a large portion of our securities portfolio in mortgage-backed securities. The yield on these securities is higher than alternative investments that fit our investment policy. However, the spread on mortgage-backed securities compared to other investments narrowed during the year, which resulted in a tax-equivalent yield on the securities portfolio that was unchanged compared to 2003.

     Our overall objective is to manage the Company's balance sheet to be essentially neutral to changes in interest rates. Approximately 73% of our commercial loan portfolio is either variable rate or fixed rate that will reprice within one year. These loans are funded primarily by deposit accounts that are either non-interest-bearing, or that reprice more slowly than the loans. The result is a balance sheet that is asset sensitive, which means that assets generally reprice more quickly than liabilities. Among the strategies that we use to achieve a rate-neutral position, we purchase fixed-rate, mortgage-backed securities and fund them with short-term borrowings. The average life of these securities is expected to be approximately 3 years based on a range of interest rate and prepayment assumptions. The funds borrowed to purchase these securities generally reprice within 90 days. The liability-sensitive nature of this strategy provides an offset to the asset-sensitive characteristics of our loan portfolio.

     We also use derivative instruments to manage our interest rate risk. We have interest rate swaps with a combined notional amount of $539 million that convert fixed rate liabilities to floating rate based on LIBOR. The purpose of these derivatives, which generally have been designated as fair value hedges, is to reduce the asset-sensitive nature of our balance sheet. We also have interest rate swaps with a notional amount of $100 million that convert prime-based loans to fixed rate. The purpose of these derivatives, which have been designated as cash flow hedges, also is to reduce the asset-sensitive nature of our balance sheet.

     The effectiveness of these strategies is reflected in the overall change in net interest revenue due to changes in interest rates as shown in Table 2 and in the interest rate sensitivity projections as shown in the Market Risk section of this report.

FOURTH QUARTER 2004 NET INTEREST REVENUE

     Tax-equivalent net interest revenue for the fourth quarter of 2004 totaled $108.1 million, compared to $102.4 million for the fourth quarter of 2003. The increase was due to growth in average earning assets, which increased $832 million or 7%. Net interest margin declined two basis points to 3.38% as rising interest rates affected funding sources more than earning assets. As previously noted, the Company expects to benefit modestly from rising interest rates over a forward-looking one-year period. However, the net interest margin may decrease as rates rise over shorter time periods. Also, competitive and other factors may affect the amount of benefit derived from rising rates.

2003 NET INTEREST REVENUE

     Tax-equivalent net interest revenue for 2003 was $396.7 million, a $21.2 million or 6% increase from 2002. This increase was due to growth in average earning assets. As shown in Table 2, net interest revenue increased $52.1 million due to changes in earning assets and interest bearing liabilities. The increase in net interest revenue due to asset growth was partially offset by a $30.8 million decrease due to falling yields and rates. Net interest margin for 2003 was 3.44%, down 27 basis points from 3.71% in 2002. This reduction in net interest margin reflected both a decrease in the spreads between earning assets and interest bearing liabilities as interest rates fell and a reduction in the portion of earning assets funded by non-interest bearing sources.

OTHER OPERATING REVENUE

     Other operating revenue increased $4.0 million compared with last year due to a $6.3 million increase in fees and commission revenue, partially offset by an increase in net losses on securities and derivatives. Diversified sources of fees and commission revenue are a significant part of our business strategy and represented 42% of total revenue, excluding gains and losses on securities and derivatives. A diversified source of fee revenues can provide an offset to adverse changes in interest rates, values in the equity markets, commodity prices and consumer spending, all of which can be volatile. We expect continued growth in other operating revenue through offering new products and services and by expanding into new markets. However, increased competition and saturation in our existing markets could affect the rate of future increases.

Table 3     Other Operating Revenue
            (In Thousands)
                                                                                 Years ended December 31,
                                                            -------------------------------------------------------------
                                                                2004          2003        2002        2001        2000
                                                            -------------------------------------------------------------
Brokerage and trading revenue                               $   41,107      $ 41,152   $ 26,290    $ 19,974    $  15,146
Transaction card revenue                                        64,816        57,352     52,213      44,231       38,902
Trust fees and commissions                                      57,532        45,763     40,092      40,567       39,316
Service charges and fees on deposit accounts                    93,712        82,042     67,632      51,284       42,932
Mortgage banking revenue                                        28,189        52,336     48,910      50,155       37,179
Leasing revenue                                                  3,118         3,508      3,330       3,745        4,244
Other revenue                                                   24,091        24,065     19,094      19,507       17,965
-------------------------------------------------------------------------------------------------------------------------
    Total fees and commissions                                 312,565       306,218    257,561     229,463      195,684
-------------------------------------------------------------------------------------------------------------------------
Gain on sale of assets                                             887           822      1,157         557          381
Gain (loss) on securities, net                                  (3,088)        7,188     58,704      30,640        2,059
Gain (loss) on derivatives, net                                 (1,474)       (9,375)     5,236      (3,812)           -
-------------------------------------------------------------------------------------------------------------------------
    Total other operating revenue                           $  308,890      $304,853   $322,658    $256,848    $ 198,124
-------------------------------------------------------------------------------------------------------------------------

FEES AND COMMISSIONS REVENUE

     Brokerage and trading revenue was slightly reduced compared with 2003. Revenue from securities trading activities declined $5.2 million, or 18%. The dollar volume and number of transactions processed both increased. However, the mix of products sold shifted to lower-margin securities compared to the previous year. The decrease in securities trading revenue was partially offset by a $3.8 million increase in customer hedging revenue. Volatility in the energy markets during 2004 prompted our energy customers to more actively hedge their gas and oil production.

     Transaction card revenue increased $7.5 million or 13% due to growth in merchant discount fees, ATM fees and check card revenue. Revenue growth from each of these activities was due to growth in transaction volume. During 2004, one of our customers was acquired by another financial institution, which reduced the number of ATMs serviced by TransFund. This will reduce our short-term revenue growth from TransFund.

     Trust fees increased $11.8 million or 26%, including a $4.9 million increase from the CSBT acquisition. The fair value of all trust relationships managed by the Company, which is the basis for a significant portion of trust fees increased to $24.6 billion at December 31, 2004 compared with $21.3 billion at December 31, 2003.

     Service charges on deposit accounts increased $11.7 million, or 14% compared with 2003. Approximately $11.3 million of this increase was due to growth in overdraft fees. Account service charge revenue increased 2% in 2004 after growing by 10% in the previous year. The lower growth rate reflected the change in earnings credit available to commercial deposit customers as interest rates rose.

     Mortgage banking revenue, which is discussed more fully in the Line of Business - Mortgage Banking section of this report decreased $24.1 million, or 46% compared with 2003. Much of the mortgage banking revenue in 2003 was generated by refinancing activity. Loan refinancing was significantly reduced in 2004 due to rising mortgage interest rates.

SECURITIES AND DERIVATIVES

     BOK Financial realized net losses on securities of $3.1 million in 2004 compared to net gains of $7.2 million last year. These amounts included net losses on securities held as economic hedges of the mortgage servicing rights of $4.9 million in 2004, compared with net gains on hedge securities of $4.0 million in 2003. The Company's use of securities as an economic hedge of mortgage servicing rights is more-fully discussed in the Line of Business - Mortgage Banking section of this report.

     Net gains of $1.8 million were realized during 2004 on sales of securities, excluding the mortgage servicing hedge. This is compared with net gains of $3.2 million realized in 2003. The Company buys and sells securities as necessary to maximize the portfolio's total return and to manage prepayment or extension risk.

     During 2004, the Company recognized net losses of $1.3 million on derivatives used to manage interest rate risk and $208 thousand on derivatives used as an economic hedge of mortgage servicing rights. These losses are compared with net losses of $9.4 million in 2003. As more fully discussed in the Deposits and Borrowings and Capital sections of this report, the Company designated derivatives as fair value hedges of certain brokered certificates of deposit and subordinated debt in 2004. Net losses recognized included fair value adjustments for both the derivatives and the hedged liabilities. No derivatives were designated as fair value hedges in 2003.

FOURTH QUARTER 2004 OPERATING REVENUE

     Other operating revenue for the fourth quarter of 2004 totaled $78.7 million, including net fees and commission revenue of $77.9 million and net gains on securities and derivatives of $793 thousand. Fees and commission revenue totaled $74.6 million and net losses on securities and derivatives totaled $3.2 million for the fourth quarter of 2003. Trust fees rose 14% to $14.8 million due to growth in the fair value of trust assets. Transaction card revenue increased 10% to $16.6 million due to growth in processing volumes. Growth in deposit fees totaled $991 thousand or 4%. Mortgage banking revenue decreased $1.2 million, or 16% due to reductions in both mortgage loan production and servicing revenue.

     Net gains on securities sold during the fourth quarter of 2004 totaled $967 thousand, including net gains of $871 thousand on securities designated as economic hedges of the mortgage servicing portfolio. These results compare with net losses on securities sold during the fourth quarter of 2003 of $951 thousand, including $757 thousand of losses on securities used to hedge mortgage servicing rights.

     Mark-to-market losses on derivative contracts totaled $174 thousand in the fourth quarter of 2004 compared with net losses of $2.3 million in 2003. Net losses on derivatives in the fourth quarter of 2004 included the mark-to-market adjustments of hedged liabilities.

2003 OTHER OPERATING REVENUE

     Operating revenue totaled $304.9 million in 2003, down $17.8 million, or 6% from 2002. Fees and commissions revenue increased $48.7 million, or 19% due to growth in all revenue components.

     Brokerage and trading revenue was $41.2 million for 2003, compared with $26.3 million for the previous year. During the past several years we have increased the number of sales staff to take advantage of current market opportunities. These opportunities included transactions with mortgage lenders that want to hedge the economic risks of their loan production. Deposit fees increased $14.4 million or 21% due to growth in overdraft fees. Transaction card revenue grew $5.1 million or 10%. Check card fees and merchant fees increased 19% and 15%, respectively, while ATM network revenue increased 3%. Trust revenue and mortgage banking revenue, which are discussed more fully in the Lines of Business section of this report, increased $5.7 million or 14% and $3.4 million or 7%, respectively.

     Net gains on securities sold during 2003 totaled $7.2 million, compared with net gains of $58.7 million in 2002. These amounts included net gains on sales of securities held as economic hedges of mortgage servicing rights of $4.0 million in 2003 and $26.3 million in 2002. The decrease in net gains on securities reflected current market interest rates over 2003 and 2002. While securities were sold during 2003 to manage the portfolio's duration, consistently low interest rates presented fewer opportunities to recognize gains.

     Derivative instruments, which we used primarily to manage interest rate risk, resulted in mark-to-market losses of $9.4 million in 2003 compared to gains of $5.2 million in 2002. We had not designated these derivatives as hedges for accounting purposes.

OTHER OPERATING EXPENSE

     Other operating expense for 2004 totaled $441.2 million, a 7% increase from 2003. This increase resulted primarily from personnel and data processing expenses. Growth in personnel expenses were driven largely by the CSBT acquisition and stock-based compensation costs. The increase in data processing expenses included both transaction volume and system maintenance costs.

Table 4     Other Operating Expense
            (In Thousands)
                                                                             Years ended December 31,
                                                       --------------------------------------------------------------------
                                                            2004          2003           2002         2001          2000
                                                       --------------------------------------------------------------------

Personnel expense                                        $240,661      $222,922       $ 187,439     $166,864    $148,614
Business promotion                                         15,618        12,937          11,367       10,658       8,395
Contribution of stock to BOK Charitable Foundation          5,561             -               -            -           -
Professional fees and services                             15,487        17,935          12,987       13,391       9,618
Net occupancy and equipment                                47,289        45,967          42,347       42,764      35,447
Data processing and communications                         60,025        53,398          45,912       39,763      35,111
Printing, postage and supplies                             14,034        13,930          12,665       12,329      11,260
Net (gain) loss and operating expenses on
   repossessed assets                                      (4,016)          271           1,014        1,401      (1,283)
Amortization of intangible assets                           8,138         8,101           7,638       20,113      15,478
Mortgage banking costs                                     18,167        40,296          42,271       30,261      22,274
Provision (recovery) for impairment of
   mortgage servicing rights                               (1,567)      (22,923)         45,923       15,551       2,900
Other expense                                              21,827        20,604          19,991       18,968      17,412
---------------------------------------------------------------------------------------------------------------------------
     Total                                               $441,224      $413,438       $ 429,554     $372,063    $305,226
---------------------------------------------------------------------------------------------------------------------------

PERSONNEL EXPENSE

     Personnel expense increased $17.7 million or 8% to $240.7 million. Regular compensation expense totaled $146.7 million, an $8.0 million, or 6% increase over 2003. The increase in regular compensation expense was due to a 5% increase in average regular compensation per full-time equivalent employee and a 1% increase in average staffing. The CSBT acquisition increased regular compensation expense by $5.0 million and the average number of full-time equivalent employees by 80.

     Incentive compensation increased $8.6 million, or 19% to $54.4 million. Stock-based compensation expense increased $5.9 million or 102%. Much of this expense is related to stock-based compensation that is recognized as liability awards. Compensation expense for these awards is based on the excess of the fair value of BOK Financial common stock over a set exercise price. Incentive compensation expense for these awards will vary directly with changes in the fair value of BOKF's common stock. Expense for other incentive compensation plans increased $2.7 million, or 7% primarily due to revenue growth.

     Employee benefit expenses increased $1.9 million, or 5% to $37.8 million. Retirement benefit costs, including pension and employee thrift plans, increased $1.4 million, or 15%. Employee insurance costs, which includes medical costs increased $656 thousand, or 5%.

DATA PROCESSING AND COMMUNICATIONS EXPENSE

     Data processing and communication expenses increased $6.6 million, or 12% compared to 2003. This expense consists of two broad categories, data processing systems and transaction card processing. Transaction card processing costs increased $4.6 million or 25% due to growth in processing volumes. Data processing systems costs increased $2.0 million, or 6% due primarily to increased maintenance costs.

OTHER OPERATING EXPENSES

     BOK Financial contributed appreciated securities to the BOk Charitable Foundation during 2004. The Foundation supports communities in the markets served by the Company. The cost-basis in these securities of $5.6 million was charged to operating expense. The after-tax cost of these contributions reduced net income by $1.1 million, or 2 cents per diluted share.

     Business promotion expense increased $2.7 million or 21% compared with last year. Promotional activities in support of consumer banking initiatives accounted for $1.5 million of the increase. Much of the growth in promotional expenses was targeted at demand deposit growth through our consumer banking network during 2004.

     Net gains from the sale of repossessed assets totaled $4.0 million in 2004, compared to net losses of $271 thousand in 2003. Gains in 2004 included $3.8 million from the sale of stock. This stock had been acquired several years ago as partial proceeds of the resolution of a troubled loan.

     Mortgage banking expenses, including provision for impairment of mortgage servicing rights decreased $773 thousand, or 4%. These expenses are discussed more fully in the Line of Business - Mortgage Banking section of this report.

FOURTH QUARTER 2004 OTHER OPERATING EXPENSES

     Operating expenses for the fourth quarter of 2004 totaled $111.6 million, including the previously noted $3.8 million gain on the resolution of
repossessed   assets  and  $1.4  million  of  the  contribution  of  appreciated securities to the BOk Charitable Foundation. Excluding these two items, operating expenses for the fourth quarter of 2004 totaled $114.0 million, a $4.8 million or 4% increase from the fourth quarter of 2003. Personnel costs increased $3.5 million or 6%. The increase in personnel expense was due primarily to a $3.2 million increase in stock-based compensation expense.

2003 OTHER OPERATING EXPENSES

     Operating expenses for 2003 totaled $413.4 million, a 4% decrease from 2002. This decrease resulted from the provision for impairment of mortgage servicing rights. The mortgage servicing rights provision shifted from a $45.9 million expense in 2002 to a $22.9 million recovery in 2003 due to slower prepayment speeds. Excluding the effects of the provision for mortgage servicing rights, operating expenses increased $52.7 million, or 14%.

     Personnel expenses increased $35.5 million, or 19%. Growth in personnel expenses included a 10% increase in regular compensation due to a 6% increase in average compensation per full-time equivalent employee combined with a 4% increase in staffing. Incentive compensation, which varies directly with revenue, increased 45% to $45.8 million. Employee benefit expenses increased 27% to $35.9 million due primarily to a 49% increase in medical and insurance costs and a 21% increase in employee retirement expenses. Several actions were taken during the fourth quarter of 2003 that were intended to reduce future growth in personnel expenses, including a 5% reduction in staffing.

     Professional fees increased $4.9 million or 38% compared to 2002. This increase was due primarily to a $2.5 million increase in consulting fees associated with deposit fee programs. This consulting engagement ended in 2003. The increased data processing and communications expense of $7.5 million, or 16% included $4.9 million of expenses associated with the conversion of our primary data processing systems which occurred in the fourth quarter of 2003.

INCOME TAXES

     Income tax expense was $91.4 million for 2004, compared with $88.9 million for 2003 and $80.8 million in 2002. This represented 34%, 36% and 35% respectively, of book taxable income. Tax expense currently payable totaled $91.3 million in 2004 compared with $82.6 million in 2003 and $95.9 million in 2002.

     Income tax expense for 2004 was reduced by $3.0 million due to the favorable resolution of state income tax issues and by $2.4 million from the contribution of appreciated securities to the BOk Charitable Foundation. Excluding these items, income tax expense would have been $96.9 million, or 36% of book taxable income.

Table 5  Selected Quarterly Financial Data
            (In Thousands Except Per Share Data)
                                                                              Fourth       Third       Second        First
                                                                           ------------------------------------------------
                                                                                                  2004
                                                                           ------------------------------------------------

Interest revenue                                                            $163,087     $157,027     $147,833     $146,337
Interest expense                                                              56,625       48,642       42,644       43,130
---------------------------------------------------------------------------------------------------------------------------
Net interest revenue                                                         106,462      108,385      105,189      103,207
Provision for credit losses                                                    4,439        4,986        3,987        7,027
---------------------------------------------------------------------------------------------------------------------------
Net interest revenue after provision for credit losses                       102,023      103,399      101,202       96,180
Other operating revenue                                                       77,921       78,919       80,074       76,538
Gain (loss) on securities, net                                                   967        2,673      (11,005)       4,277
Gain (loss) on derivatives, net                                                 (174)        (506)         201         (995)
Other operating expense                                                      111,887      108,302      109,857      112,745
Provision (recovery) for impairment of mortgage
   servicing rights                                                             (305)       5,900      (10,865)       3,703
---------------------------------------------------------------------------------------------------------------------------
Income before taxes                                                           69,155       70,283       71,480       59,552
Income tax expense                                                            22,599       22,501       25,947       20,400
---------------------------------------------------------------------------------------------------------------------------
  Net income                                                                $ 46,556     $ 47,782     $ 45,533     $ 39,152
---------------------------------------------------------------------------------------------------------------------------

Earnings per share:
   Basic                                                                    $   0.78     $   0.79     $   0.76     $   0.66
---------------------------------------------------------------------------------------------------------------------------
   Diluted                                                                  $   0.70     $   0.72     $   0.68     $   0.59
---------------------------------------------------------------------------------------------------------------------------

Average shares:
   Basic                                                                      59,251       59,198       59,147       59,051
---------------------------------------------------------------------------------------------------------------------------
   Diluted                                                                    66,895       66,803       66,720       66,672
---------------------------------------------------------------------------------------------------------------------------

                                                                                                  2003
                                                                           ------------------------------------------------
Interest revenue                                                            $143,883     $137,804     $141,534     $141,952
Interest expense                                                              42,678       41,272       43,597       46,131
---------------------------------------------------------------------------------------------------------------------------
Net interest revenue                                                         101,205       96,532       97,937       95,821
Provision for credit losses                                                    8,001        8,220        9,503        9,912
---------------------------------------------------------------------------------------------------------------------------
Net interest revenue after provision for credit losses                        93,204       88,312       88,434       85,909
Other operating revenue                                                       74,730       80,611       78,403       73,296
Gain (loss) on securities, net                                                  (951)     (12,007)      10,457        9,689
Loss on derivatives, net                                                      (2,259)      (4,709)      (1,111)      (1,296)
Other operating expense                                                      111,475      107,785      109,348      107,753
Provision (recovery) for impairment of mortgage
   servicing rights                                                           (2,260)     (16,186)       3,353       (7,830)
---------------------------------------------------------------------------------------------------------------------------
Income before taxes                                                           55,509       60,608       63,482       67,675
Income tax expense                                                            20,207       21,792       22,707       24,208
---------------------------------------------------------------------------------------------------------------------------
  Net income                                                                $ 35,302     $ 38,816     $ 40,775     $ 43,467
---------------------------------------------------------------------------------------------------------------------------

Earnings per share:
   Basic                                                                    $   0.59     $   0.65     $   0.69     $   0.74
---------------------------------------------------------------------------------------------------------------------------
   Diluted                                                                  $   0.53     $   0.58     $   0.61     $   0.65
---------------------------------------------------------------------------------------------------------------------------

Average shares:
   Basic                                                                      58,851       58,771       58,648       58,525
---------------------------------------------------------------------------------------------------------------------------
   Diluted                                                                    66,530       66,634       66,506       66,390
---------------------------------------------------------------------------------------------------------------------------

LINES OF BUSINESS

     BOK Financial operates five principal lines of business: Oklahoma corporate banking, Oklahoma consumer banking, mortgage banking, wealth management, and regional banking. Mortgage banking activities include loan origination and servicing across all markets served by the Company. Wealth management provides brokerage and trading, private financial services and investment advisory services in all markets. It also provides fiduciary services in all markets except Colorado. Fiduciary services in Colorado are included in regional banking. Regional banking consists primarily of corporate and consumer banking activities in the respective local markets. In addition to its lines of business, BOK Financial has a funds management unit. The primary purpose of this unit is to manage the overall liquidity needs and interest rate risk of the Company. Each line of business borrows funds from and provides funds to the funds management unit as needed to support their operations.

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

     Economic capital is assigned to the business units by a third-party developed capital allocation model that reflects management's assessment of risk. This model assigns capital based upon credit, operating, interest rate and market risk inherent in our business lines and recognizes the diversification benefits among the units. The level of assigned economic capital is a combination of the risk taken by each business line, based on its actual exposures and calibrated to its own loss history where possible. Additional capital is assigned to the regional banking line of business based on our investment in those entities.

     As shown in Table 6, the Oklahoma Corporate Banking segment has continued to be a stable source of earnings. Regional Banking has increased its contribution to consolidated net income, especially in 2004. The growth of the regional banking segment is consistent with our corporate strategy of expansion into high growth markets outside of Oklahoma. The relationship between Mortgage Banking segment net income and consolidated net income returned to more historical levels after providing substantial earnings during the 2003 mortgage refinancing boom.

Table 6     Net Income by Line of Business
           (In Thousands)
                                               Years ended December 31,
                                     ----------------------------------------
                                          2004          2003           2002
                                     ----------------------------------------

Oklahoma corporate banking             $ 62,270      $ 58,335       $  57,137
Regional banking                         58,573        42,510          37,754
Mortgage banking                          2,681        28,401           1,558
Oklahoma consumer banking                12,064         9,162           6,395
Wealth management                        12,394        13,261           7,195
Funds management and other               31,041         6,691          37,832
-----------------------------------------------------------------------------
     Total                             $179,023      $158,360       $ 147,871
-----------------------------------------------------------------------------

     The variances in contribution to consolidated net income provided by funds management and other primarily reflect securities and derivatives gains and losses and the consolidated provision for credit losses over actual losses charged to the operating segments. Securities and derivatives activities attributable to funds management and other were net gains of $5.0 million in 2004, net losses of $6.7 million in 2003, and net gains of $33.3 million in 2002. The provision for credit losses attributable to funds management and other was $14.7 million in 2004, $24.3 million in 2003, and $22.0 million in 2002.

OKLAHOMA CORPORATE BANKING

     The Oklahoma Corporate Banking Division provides loan and lease financing and treasury and cash management services to businesses throughout Oklahoma and certain relationships in surrounding states. In addition to serving the banking needs of small businesses, middle market and larger customers, the Oklahoma Corporate Banking Division has specialized groups that serve customers in the energy, agriculture, healthcare and banking/finance industries, and includes the TransFund network. The Oklahoma Corporate Banking Division contributed $62.3 million or 35% to consolidated net income for 2004. This compares to $58.3 million or 37% of consolidated net income for 2003. Growth in net income provided by the Oklahoma Corporate Banking Division came primarily from net interest revenue. Net interest revenue from external sources increased due to loan growth.

     Operating expenses increased to $97.8 million for 2004 from $85.4 million for last year. This increase was due primarily to incentive compensation and transaction processing costs. Net loans charged off for the Oklahoma Corporate Banking Division totaled $9.0 million, a $1.4 million decrease from 2003.
Average assets increased $503 million or 12% for 2004 due primarily to loan growth.

Table 7   Oklahoma Corporate Banking
           (Dollars in Thousands)

                                    Years ended December 31,
                            --------------------------------------
                                 2004         2003         2002
                            --------------------------------------
   NIR (expense) from
     external sources       $  147,389   $  139,159   $  149,385
   NIR (expense) from
     internal sources          (24,016)     (24,133)     (40,632)
                            --------------------------------------
   Total net interest
     revenue                   123,373      115,026      108,753
   Other operating
     revenue                    85,256       76,212       69,166
   Operating expense            97,759       85,442       77,931
   Net loans charged off         8,956       10,318        6,475
   Net income                   62,270       58,335       57,137

   Average assets           $4,670,041   $4,166,874   $3,823,116
   Average economic capital    312,530      311,140      298,020

   Return on assets               1.33%        1.40%        1.49%
   Return on economic capital    19.92        18.75        19.17
   Efficiency ratio              46.86        44.68        43.80


OKLAHOMA CONSUMER BANKING

     The Oklahoma Consumer Banking Division provides a full line of deposit, loan and fee-based services to customers throughout Oklahoma through four major distribution channels: traditional branches, supermarket branches, the 24-hour ExpressBank call center and the Internet. Additionally, the division is a significant referral source for the Bank of Oklahoma Mortgage Division ("BOk Mortgage") and BOSC's retail brokerage division. The Oklahoma Consumer Banking Division contributed $12.1 million or 7% to consolidated net income for 2004. This compares to $9.2 million or 6% of consolidated net income for 2003. Other operating revenue growth from 2004 resulted largely from overdraft fees.

     During 2004, the Oklahoma Consumer Banking Division added four new supermarket locations and completed a five-year strategic branch expansion plan. Growth initiatives focused on building customer relationships through sales promotions, Perfect Banking sales and service standards and free on-line Billpay services. Perfect Banking is the name we have given to our ongoing commitment to constantly improve the way we provide products and services so that we create lasting client value. These initiatives resulted in a 17% increase in checking accounts and a 162% increase in the number of on-line Billpay users.

Table 8    Oklahoma Consumer Banking
           (Dollars in Thousands)

                                    Years ended December 31,
                             ----------------------------------------
                                2004          2003          2002
                             ----------------------------------------
  NIR (expense) from
     external sources        $  (19,067) $   (17,146)   $  (18,036)
  NIR (expense) from
     internal sources            64,897       58,290        61,616
                             ----------------------------------------
  Total net interest
     revenue                     45,830       41,144        43,580
  Other operating
     revenue                     56,920       47,544        39,032
  Operating expense              76,042       66,803        64,315
  Net loans charged off           6,963        6,888         7,831
  Net income                     12,064        9,162         6,395

  Average assets             $2,746,047  $ 2,524,743    $2,349,611
  Average economic capital       64,390       58,000        60,910

  Return on assets                 0.44%        0.36%         0.27%
  Return on economic capital      18.74        15.80         10.50
  Efficiency ratio                74.01        75.32         77.85

MORTGAGE BANKING

     BOK Financial engages in mortgage banking activities through the BOk Mortgage Division of Bank of Oklahoma. These activities include the origination, marketing and servicing of conventional and government-sponsored mortgage loans. Consolidated mortgage banking revenue, which is included in other operating revenue, decreased $24.1 million or 46% compared with 2003. Mortgage banking activities contributed $2.7 million or 1% to consolidated net income in 2004 compared to $28.4 million or 18% in 2003. Rising mortgage interest rates during late 2003 and the first half of 2004 significantly decreased refinancing activity and loan production income.

     Mortgage banking activities consisted of two sectors, loan production and loan servicing. The loan production sector generally performs best when mortgage rates are relatively low and loan origination volumes are high. Conversely, the loan servicing sector generally performs best when mortgage rates are relatively high and prepayments are low.

Table 9    Mortgage Banking
           (Dollars in Thousands)

                                    Years ended December 31,
                           -------------------------------------------
                                2004         2003           2002
                           -------------------------------------------
  NIR (expense) from
    external sources         $ 21,647     $ 27,770       $  32,199
  NIR (expense) from
    internal sources          (11,423)      (9,415)        (13,713)
                           -------------------------------------------
  Total net interest
    revenue                    10,224       18,355          18,486
  Capitalized mortgage
    servicing rights           11,365       23,922          20,832
  Other operating
    revenue                    22,055       36,379          38,364
  Operating expense            35,415       58,204          54,783
  Provision (recovery)
    for impairment of
    mortgage servicing
    rights                     (1,567)     (22,923)         45,923
  Gain (loss) on
    financial
    instruments, net           (5,068)       4,025          25,826
  Net income                    2,681       28,401           1,558

  Average assets             $559,034     $623,823       $ 671,798
  Average economic capital     27,270       34,120          34,160

  Return on assets               0.48%        4.55%           0.23%
  Return on economic capital     9.83        83.24            4.56
  Efficiency ratio              81.53        74.00           70.52


LOAN PRODUCTION SECTOR

     Loan production revenue totaled $20.9 million in 2004, including $11.4 million of capitalized mortgage servicing rights, compared to loan production revenue of $33.8 million in 2003, including $23.9 million of capitalized mortgage servicing rights. The decrease in loan production revenue was due to decreased production volume. Mortgage loans funded totaled $633 million in 2004, including $416 million for home purchases and $217 million of refinanced loans. Mortgage loans funded in 2003 totaled $1.3 billion, including $457 million for home purchases and $859 million of refinanced loans. Approximately 71% of the loans funded during 2004 were in Oklahoma. The decreased volume of loans funded during 2004 resulted in pre-tax income from loan production of $6.7 million for 2004 compared with $32.0 million for the previous year end. The pipeline of mortgage loan applications totaled $189 million at December 31, 2004, compared to $208 million at December 31, 2003.

LOAN SERVICING SECTOR

     The loan servicing sector had a pre-tax loss of $4.3 million for 2004 compared to a pre-tax income of $12.9 million for the same period of 2003. The comparison of operating results between the years was greatly affected by the effect of interest rates on prepayment speeds and the value of mortgage servicing rights. Mortgage interest rates were consistently low during 2004. In this rate environment, the fair value of our mortgage servicing rights was little-changed. The resulting recovery of provision for mortgage servicing rights was $1.6 million. In comparison, mortgage interest rates during 2003 were rising from historic lows. In that rate environment, the fair value of our mortgage servicing rights increased significantly. The increase in fair value resulted in a $22.9 million recovery of provision for mortgage servicing rights.

     Servicing revenue totaled $17.8 million in 2004 compared to $21.8 million in 2003. The decrease in servicing revenue was due primarily to a lower outstanding principal balance of loans serviced. The average outstanding balance of loans serviced was $4.2 billion during 2004 compared to $4.9 billion during 2003. The decrease in loans serviced reflected both the continued refinancing of mortgage loans and our decision to curtail purchases of mortgage loan servicing. This decision also affected the geographic distribution of the loan servicing portfolio. Approximately 80% of loans serviced were in our primary market areas at December 31, 2004, compared to 72% at December 31, 2003.

     Amortization of mortgage servicing rights, which is included in operating expense, was $15.8 million in 2004 compared to $35.6 million in 2003. Amortization expense is determined in proportion to the estimated future cash flows that will be generated by the mortgage servicing rights. The reduction in amortization expense in 2004 reflected an expectation of lower loan prepayment speeds.

     The valuation allowance for impairment of mortgage servicing rights totaled $14 million at December 31, 2004 compared to $32 million at December 31, 2003. The valuation allowance was reduced by $17 million from the charge-off of servicing rights determined to be permanently impaired. As discussed in the Critical Accounting Policies section of this report, servicing rights are considered to be permanently impaired if the fair value does not exceed amortized costs after assuming a 300 basis point increase in mortgage interest rates. Note 8 to the Consolidated Financial Statements presents additional information about the fair value and amortized cost of servicing rights and valuation allowance.

     BOK Financial designates a portion of its securities portfolio as an economic hedge against the risk of loss on its mortgage servicing rights. Mortgage-backed securities and U.S. government agency debentures are acquired and held as available for sale when prepayment risks exceed certain levels. Additionally, interest rate derivative contracts may also be designated as an economic hedge of the risk of loss on mortgage servicing rights. Because the fair values of these instruments are expected to vary inversely to the fair value of the servicing rights, they are expected to partially offset risk. However, no special hedge accounting treatment is applicable to either the mortgage servicing rights or the financial instruments designated as an economic hedge. We may sell these securities when necessary to offset the impairment provision of the mortgage servicing rights. Derivative contracts used as an economic hedge of mortgage servicing rights are carried at fair value with changes in fair value recognized in earnings. During 2004, we recognized losses of $5.1 million from hedging activities compared to gains of $4.0 million in 2003.

     This hedging strategy presents certain risks. A well-developed market determines the fair value for the securities and derivatives. However, there is no comparable market for mortgage servicing rights. Therefore, the computed change in value of the servicing rights for a specified change in interest rates may not correlate to the change in value of the securities.

     At December 31, 2004, financial instruments with a fair value of $78 million and an unrealized gain of $523 thousand were held for the economic hedge program. This unrealized gain, net of income taxes, is included in shareholders' equity as part of other comprehensive income. The interest rate sensitivity of the mortgage servicing rights and securities held as an economic hedge is modeled over a range of +/- 50 basis points. At December 31, 2004, the pre-tax results of this modeling on reported earnings were:

Table 10   Interest Rate Sensitivity - Mortgage Servicing
           (Dollars in Thousands)
                                          50 bp        50 bp
                                         Increase     Decrease
                                      ------------------------
  Anticipated change in:
    Fair value of mortgage
       servicing rights                  $6,270      $(10,362)
    Fair value of hedging securities     (3,489)        4,799
  ------------------------------------------------------------
  Net                                    $2,781      $ (5,563)
  ------------------------------------------------------------

WEALTH MANAGEMENT

     BOK Financial provides a wide range of financial services through its wealth management line of business, including trust and private financial services, and brokerage and trading activities. This line of business includes the activities of BOSC, Inc., a registered broker / dealer. Trust and private financial services includes sales of institutional, investment and retirement products, loans and other services to affluent individuals, businesses, not-for-profit organizations, and governmental agencies. Trust services are provided primarily to clients throughout Oklahoma, Texas, Arkansas and New
Mexico. Additionally, trust services include a nationally competitive, self-directed 401-(k) program and administrative and advisory services to the American Performance family of mutual funds. Brokerage and trading activities within the wealth management line of business consists of retail sales of mutual funds, securities and annuities, institutional sales of securities and derivatives, bond underwriting and other financial advisory services.

     Wealth management contributed $12.4 million or 7% to consolidated net income for 2004. This compared to $13.3 million or 8% of consolidated net income for 2003.

     Trust and private financial services provided $10.7 million of net income in 2004, a 40% increase over 2003. At December 31, 2004 and 2003, the wealth management line of business was responsible for trust assets with aggregate market values of $22.6 billion and $19.5 billion, respectively, under various fiduciary arrangements. The growth in trust assets reflected increased market value of assets managed in addition to new business generated during the year. We have sole or joint discretionary authority over $8.2 billion of trust assets at December 31, 2004 compared to $8.1 billion of trust assets at December 31, 2003. Growth in the fair value of trust assets came primarily in non-managed assets, which increased by $1.5 billion, or 20%, and custodial assets which increased by $1.5 billion, or 41%.

     Brokerage and trading activities provided $1.7 million of net income in 2004 compared to $5.7 million in the previous year. Operating revenue decreased $6.5 million or 14% due to reduction in trading revenue and financial advisory fees. The reduction in trading revenue resulted from a shift in the mix of products sold to lower-margin securities during 2004. This decrease in trading revenue was partially offset by fees generated by customer hedging activities.

Table 11   Wealth Management
           (Dollars in Thousands)

                                       Years ended December 31,
                               --------------------------------------
                                    2004         2003         2002
                               --------------------------------------
  NIR (expense) from
    external sources            $   4,001     $   1,966    $  1,959
  NIR (expense) from
    internal sources                8,888         8,968       8,182
                               --------------------------------------
  Total net interest
     revenue                       12,889        10,934      10,141
  Other operating
     revenue                       91,533        91,587      70,001
  Operating expense                84,062        80,428      67,911
  Net income                       12,394        13,261       7,195

  Average assets                $ 754,774     $ 731,070    $556,109
  Average economic capital         84,820        69,690      60,880

  Return on assets                   1.64%         1.81%       1.29%
  Return on economic capital        14.61         19.03       11.82
  Efficiency ratio                  80.50         78.45       84.74


REGIONAL BANKING

     Regional banking consists primarily of the corporate and commercial banking services provided by Bank of Texas, Bank of Albuquerque, Bank of Arkansas, and Colorado State Bank and Trust in their respective markets. It also includes fiduciary services provided by Colorado State Bank and Trust. Small businesses and middle-market corporations are the regional banks' primary customer focus. Regional banks contributed $58.6 million or 33% to consolidated net income during 2004. This compares with $42.5 million or 27% of consolidated net income in 2003. Growth in net income contributed by the regional banks came primarily from operations in Texas and New Mexico. Net income for 2004 in Texas and New Mexico increased $12.8 million and $3.2 million, respectively, from the previous year.

     Growth in net income from Texas operations resulted from an increase in net interest revenue, combined with a reduction in operating expenses. Average earning assets increased $278 million, including $98 million of loans and $180 million of funds sold to the funds management unit. The growth in average earning assets was funded by a $165 million increase in interest-bearing deposits and a $101 million increase in demand deposits. Personnel expenses decreased $1.2 million due to lower regular and incentive compensation costs.

     Bank of Texas shared some of the Consumer Banking Division's initiatives during 2004. Seven new supermarket branches were added in Texas. The Perfect Banking sales and service program which had been adopted in Oklahoma in 2003 was launched in Texas in 2004. This program resulted in a 65% increase in sales points, one of the measures we use to track branch performance.

     The increase in net income from New Mexico operations was also based largely on an increase in net interest revenue, combined with an increase in operating revenue. Average earning assets increased $102 million, including $44 million of loans and $61 million of funds sold to the funds management unit. This growth in average earning assets was partially offset by a reduction in securities. Average deposits in the New Mexico market increased $102 million, including $74 million of interest-bearing deposits and $28 million of demand deposits. The increase in operating revenue was due primarily to growth in deposit fees.

Table 12   Bank of Texas
           (Dollars in Thousands)
                                               Years ended December 31,
                                      ----------------------------------------
                                          2004          2003          2002
                                      ----------------------------------------

NIR (expense) from external sources   $  122,552    $  108,408    $   94,731
NIR (expense) from internal sources       (7,322)       (6,949)       (9,133)
                                      ----------------------------------------
Total net interest revenue               115,230       101,459        85,598

Other operating revenue                   25,408        21,591        17,732
Operating expense                         74,837        76,330        62,206
Gains on sales of
  financial instruments, net                   -            56         1,461
Net loans charged off                      3,928         4,301         2,614
Net income                                40,256        27,493        25,822

Average assets                        $3,224,721    $2,946,553    $2,452,877
Average economic capital                 168,430       166,870       126,160
Average invested capital                 335,520       333,960       293,250

Return on assets                            1.25%         0.93%         1.05%
Return on economic capital                 23.90         16.48         20.47
Return on average invested capital         12.00          8.23          8.81
Efficiency ratio                           53.21         63.00         61.14


Table 13   Bank of Albuquerque
           (Dollars in Thousands)
                                                 Years ended December 31,
                                       ----------------------------------------
                                            2004          2003          2002
                                       ----------------------------------------

NIR (expense) from external sources    $    46,845    $   42,046    $   37,505
NIR (expense) from internal sources         (5,033)       (4,315)       (4,663)
                                       ----------------------------------------
Total net interest revenue                  41,812        37,731        32,842

Other operating revenue                     14,561        10,789         8,330
Operating expense                           31,869        29,730        25,835
Gains on sales of
  financial instruments, net                     -           283         2,726
Net loans charged off                        1,471         1,326         1,101
Net income                                  14,074        10,844        10,364

Average assets                         $ 1,652,006    $1,550,241    $1,335,814
Average economic capital                    73,270        66,070        56,740
Average invested capital                    92,360        85,160        75,830

Return on assets                              0.85%         0.70%         0.78%
Return on economic capital                   19.21         16.41         18.27
Return on average invested capital           15.24         12.73         13.67
Efficiency ratio                             56.53         61.84         63.32


Table 14   Bank of Arkansas
           (Dollars in Thousands)
                                                Years ended December 31,
                                        ---------------------------------------
                                           2004          2003          2002
                                        ---------------------------------------

NIR (expense) from external sources      $  9,046      $  8,700      $  9,422
NIR (expense) from internal sources        (2,170)       (2,148)       (2,713)
                                        ------------- ------------- -----------
Total net interest revenue                  6,876         6,552         6,709

Other operating revenue                     1,394         1,205         1,207
Operating expense                           4,115         3,894         3,451
Gains on sales of
  financial instruments, net                    -             -            18
Net loans charged off                         (26)          661         2,300
Net income                                  2,555         1,957         1,334

Average assets                           $273,700      $288,030      $278,094
Average economic capital                   11,450        10,720        10,740
Average invested capital                   11,450        10,720        10,740

Return on assets                             0.93%         0.68%         0.48%
Return on economic capital                  22.31         18.26         12.42
Return on average invested capital          22.31         18.26         12.42
Efficiency ratio                            49.76         50.20         43.60


Table 15   Colorado State Bank and Trust
           (Dollars in Thousands)

                                               Years ended December 31,
                                       -------------------------------------
                                          2004          2003          2002
                                       -------------------------------------

NIR (expense) from external sources     $ 23,875         ***           ***
NIR (expense) from internal sources       (7,245)        ***           ***
                                       -------------------------------------
Total net interest revenue                16,630         ***           ***

Other operating revenue                    8,160         ***           ***
Operating expense                         21,890         ***           ***
Net loans charged off                        136         ***           ***
Net income                                 1,688         ***           ***

Average assets                          $680,840         ***           ***
Average economic capital                  27,560         ***           ***
Average invested capital                  69,550         ***           ***

Return on assets                            0.25%        ***           ***
Return on economic capital                  6.12         ***           ***
Return on average invested capital          2.43         ***           ***
Efficiency ratio                           88.30         ***           ***


*** Data not meaningful due to acquisition of Colorado State Bank and Trust in September 2003.

ASSESSMENT OF FINANCIAL CONDITION

SECURITIES

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

     The amortized cost of available for sale securities at December 31, 2004 increased $104 million compared with the previous year-end. Mortgage-backed securities increased $132 million and represented 97% of total available for sale securities. The increase in securities reflected an increase in available funds due to strong deposit growth during 2004. As previously discussed in the Net Interest Revenue section of this report, we hold mortgage-backed securities as part of our overall interest rate risk management strategy.

     The primary risk of holding mortgage-backed securities comes from extension during periods of rising interest rates or prepayment during periods of falling interest rates. We evaluate this risk through extensive modeling both before making an investment and throughout the life of the security. The expected duration of the mortgage-backed securities portfolio was 3.3 years at December 31, 2004 compared to 3.0 years at December 31, 2003. This increase in duration reflected the slower anticipated prepayments of the loans represented by these securities as interest rates rose.

Table 16   Securities
           (Dollars in Thousands)
                                                                                  December 31,
                                                  -----------------------------------------------------------------------------
                                                            2004                      2003                      2002
                                                  -----------------------------------------------------------------------------
                                                   Amortized      Fair       Amortized      Fair       Amortized      Fair
                                                     Cost         Value        Cost         Value        Cost         Value
                                                  -----------------------------------------------------------------------------
Investment:
  Municipal and other tax-exempt                   $  216,986     $218,465   $  184,192   $  187,354    $ 191,305     $195,266
  Mortgage-backed U.S. agency securities                1,287        1,336        2,296        2,418        4,380        4,618
  Other debt securities                                 2,821        2,835        1,463        1,484        2,265        2,269
-------------------------------------------------------------------------------------------------------------------------------
     Total                                         $  221,094     $222,636   $  187,951   $  191,256    $ 197,950     $202,153
-------------------------------------------------------------------------------------------------------------------------------
Available for sale:
  U.S. Treasury                                    $   27,119      $27,062   $   44,679   $   45,424    $  31,013     $ 32,233
  Municipal and other tax-exempt                          414          404        3,271        3,257       11,465       11,511
  Mortgage-backed securities:
      U.S. agencies                                 3,067,611    3,052,375    3,514,158    3,518,926    3,005,698    3,067,148
      Other                                         1,423,613    1,418,770      845,430      848,911      727,088      732,542
-------------------------------------------------------------------------------------------------------------------------------
        Total mortgage-backed securities            4,491,224    4,471,145    4,359,588    4,367,837    3,732,786    3,799,690
-------------------------------------------------------------------------------------------------------------------------------
  Other debt securities                                   515          528        1,140        1,177          138          139
  Equity securities and mutual funds                   90,343       94,051       96,460      101,173       87,434       89,770
-------------------------------------------------------------------------------------------------------------------------------
      Total                                        $4,609,615   $4,593,190   $4,505,138   $4,518,868   $3,862,836   $3,933,343
-------------------------------------------------------------------------------------------------------------------------------

     Net unrealized losses on available for sale securities totaled $16 million at December 31, 2004 compared with net unrealized gains of $14 million at December 31, 2003 due primarily to rising interest rates. The aggregate gross amount of unrealized losses at December 31, 2004 totaled $32 million. Management evaluated the securities with unrealized losses to determine if we believed that the losses were temporary. This evaluation considered factors such as causes of the unrealized losses and prospects for recovery over various interest rate scenarios and time periods. We also considered our intent and ability to hold the securities until the fair values exceed amortized cost. It is our belief, based on currently available information and our evaluation, that the unrealized losses in these securities were temporary.

LOANS

     The aggregate loan portfolio at December 31, 2004 totaled $7.9 billion, a $445 million or 6% increase since last year.

     The commercial  loan portfolio  increased $239 million during 2004. Much of this increase was focused in the services portion of the portfolio, which increased $231 million. Services comprised 20% of the total loan portfolio and included $281 million of loans to nursing homes, $143 million of loans to medical facilities, and $30 million to the hotel industry. Energy loans totaled $1.2 billion or 15% of total loans. Outstanding energy loans decreased $8 million during 2004. High energy prices provided cash flow to the industry which reduced outstanding loan balances during the first half of the year. Outstanding energy loan balances increased $143 million during the second half of the year. Approximately $985 million was to oil and gas producers. The amount of credit available to these customers generally depends on the value of their proven energy reserves based on current prices. The energy category also included loans to borrowers involved in the transportation and sale of oil and gas and to borrowers that manufacture equipment or provide other services to the energy industry.

     Agriculture included $217 million of loans to the cattle industry. Other notable loan concentrations by primary industry of the borrowers are presented in Table 17.


Table 17    Loans
            (In Thousands)

                                                                                     December 31,
                                                            ----------------------------------------------------------------
                                                                 2004         2003         2002         2001         2000
                                                            ----------------------------------------------------------------
Commercial:
   Energy                                                   $1,223,195   $1,231,599   $1,132,178    $ 987,556    $ 837,223
   Manufacturing                                               484,423      482,657      501,506      467,260      421,046
   Wholesale/retail                                            699,318      668,202      627,422      600,470      499,017
   Agriculture                                                 262,436      228,222      186,976      170,861      185,407
   Services                                                  1,615,071    1,383,835    1,249,622    1,084,480      963,171
   Other commercial and industrial                             291,393      342,187      292,094      364,123      342,169
                                                            ----------------------------------------------------------------
     Total commercial                                        4,575,836    4,336,702    3,989,798    3,674,750    3,248,033
Commercial real estate:
   Construction and land development                           457,399      436,087      356,227      327,455      311,700
   Multifamily                                                 231,985      271,119      307,119      291,687      271,459
   Other real estate loans                                     931,726      922,886      772,492      722,633      687,335
                                                            ----------------------------------------------------------------
     Total commercial real estate                            1,621,110    1,630,092    1,435,838    1,341,775    1,270,494
Residential mortgage:
   Secured by 1-4 family residential properties              1,198,918    1,015,643      929,759      703,080      638,044
   Residential mortgages held for sale                          40,262       56,543      133,421      166,093       48,901
                                                            ----------------------------------------------------------------
     Total residential mortgage                              1,239,180    1,072,186    1,063,180      869,173      686,945
Consumer                                                       492,841      444,909      412,167      409,680      312,390
----------------------------------------------------------------------------------------------------------------------------
     Total                                                  $7,928,967   $7,483,889   $6,900,983   $6,295,378   $5,517,862
----------------------------------------------------------------------------------------------------------------------------

Table 18  Loan Maturity and Interest Rate Sensitivity at December 31, 2004
            (In Thousands)

                                                               Remaining Maturities of Selected Loans
                                                               ---------------------------------------
                                                    Total      Within 1 Year  1-5 Years  After 5 Years
                                                ------------------------------------------------------
Loan maturity:
   Commercial                                    $4,575,836     $1,594,786   $2,441,860  $  539,190
   Commercial real estate                         1,621,110        590,991      833,203     196,916
------------------------------------------------------------------------------------------------------
      Total                                      $6,196,946     $2,185,777   $3,275,063  $  736,106
------------------------------------------------------------------------------------------------------

Interest rate sensitivity for selected loans with:
   Predetermined interest rates                  $1,962,583     $  288,659   $1,376,026  $  297,898
   Floating or adjustable interest rates          4,234,363      1,897,118    1,899,037     438,208
------------------------------------------------------------------------------------------------------
      Total                                      $6,196,946     $2,185,777   $3,275,063  $  736,106
------------------------------------------------------------------------------------------------------

     BOK Financial participates in shared national credits when appropriate to obtain or maintain business relationships with local customers. Shared national credits are defined by banking regulators as credits of more than $20 million and with three or more non-affiliated banks as participants. At December 31, 2004, the outstanding principal balance of these loans totaled $729 million, including $726 million to borrowers with local market relationships. BOK Financial is the agent lender in approximately 37% of these loans. The Company's lending policies generally avoid loans in which we do not have the opportunity to maintain or achieve other business relationships with the customer.

     Commercial real estate loans totaled $1.6 billion or 20% of the loan portfolio at December 31, 2004. The outstanding balance of commercial real estate loans decreased $9 million from the previous year end. Construction and land development included $349 million for single family residential lots and premises, up $69 million, or 25% since December 31, 2003. This growth resulted from expanded builder loans, primarily in New Mexico and Arizona. The major components of other commercial real estate loans were retail facilities - $312 million and office buildings $343 million. Commercial real estate loans secured by office buildings increased $53 million during the past year.

     Residential mortgage loans, excluding loans held for sale, included $352 million of home equity loans, $304 million of loans held for business relationship purposes, $237 million of adjustable rate mortgages and $279 million of loans held for community development. Community development loans increased $177 million during 2004 as part of the Company's ongoing efforts to more directly serve its local communities. Consumer loans included $234 million of indirect automobile loans. Substantially all of these loans were purchased from dealers in Oklahoma.

     While the Company continued to increase geographic diversification through expansion into Texas, New Mexico and Colorado, geographic concentration subjects the loan portfolio to the general economic conditions in Oklahoma. Table 19 presents the distribution of the major loan categories among our primary market areas.

Table 19  Loans by Principal Market Area
           (In Thousands)

                                                                 December 31,
                                        ----------------------------------------------------------------
                                             2004         2003         2002         2001         2000
                                        ------------ ------------ ------------ ------------ ------------
Oklahoma:
   Commercial                           $2,847,470   $2,802,852   $2,677,616   $2,576,808   $2,476,389
   Commercial real estate                  744,724      789,868      763,469      739,419      768,232
   Residential mortgage                    901,648      699,274      656,391      476,023      409,494
   Residential mortgage held for sale       40,262       56,543      133,421      166,093       48,901
   Consumer                                367,947      324,305      294,404      314,060      250,298
                                         ------------ ------------ ------------ ------------ -----------
     Total Oklahoma                     $4,902,051   $4,672,842   $4,525,301   $4,272,403   $3,953,314
                                        ------------ ------------ ------------ ------------ ------------
Texas:
   Commercial                           $1,120,069   $  963,340   $  866,905   $  775,788   $  549,505
   Commercial real estate                  459,067      477,561      455,364      380,602      299,357
   Residential mortgage                    191,296      204,481      192,575      136,181      122,082
   Consumer                                 86,732      101,269      104,353       85,347       53,397
                                         ------------ ------------ ------------ ------------ -----------
     Total Texas                        $1,857,164   $1,746,651   $1,619,197   $1,377,918   $1,024,341
                                        ------------ ------------ ------------ ------------ ------------
Albuquerque:
   Commercial                           $  354,904   $  297,896   $  286,622   $  219,257   $  167,023
   Commercial real estate                  224,707      175,745      150,293      136,425      118,492
   Residential mortgage                     63,043       66,179       76,020       85,309      101,920
   Consumer                                 13,260       11,070       11,399        8,200        6,107
                                        ------------ ------------ ------------ ------------ ------------
     Total Albuquerque                  $  655,914   $  550,890   $  524,334   $  449,191   $  393,542
                                        ------------ ------------ ------------ ------------ ------------
Northwest Arkansas:
   Commercial                           $   61,934   $   63,480   $   63,113   $   72,728   $   50,680
   Commercial real estate                   74,478       75,452       66,712       85,329       84,413
   Residential mortgage                     11,238        6,245        4,773        5,567        4,548
   Consumer                                  3,858        2,671        2,011        2,073        2,588
                                         ------------ ------------ ------------ ------------ -----------
     Total Northwest Arkansas           $  151,508   $  147,848   $  136,609   $  165,697   $  142,229
                                        ------------ ------------ ------------ ------------ ------------
Colorado (1):
   Commercial                           $  191,459   $  209,134   $   95,542   $   30,169   $    4,436
   Commercial real estate                  118,134      111,466            -            -            -
   Residential mortgage                     31,693       39,464            -            -            -
   Consumer                                 21,044        5,594            -            -            -
                                         ------------ ------------ ------------ ------------ -----------
     Total Colorado                     $  362,330   $  365,658   $   95,542   $   30,169   $    4,436
                                        ------------ ------------ ------------ ------------ ------------
     Total BOK Financial loans          $7,928,967   $7,483,889   $6,900,983   $6,295,378   $5,517,862
                                        ------------ ------------ ------------ ------------ ------------

(1) Includes Denver loan production office


LOAN COMMITMENTS

     BOK Financial enters into certain off-balance sheet arrangements in the normal course of business. These arrangements included loan commitments which totaled $3.5 billion and standby letters of credit which totaled $414 million at December 31, 2004. Loan commitments may be unconditional obligations to provide financing or conditional obligations that depend on the borrower's financial condition, collateral value or other factors. Standby letters of credit are unconditional commitments to guarantee the performance of our customer to a third party. Since some of these commitments are expected to expire before being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Table 20   Off-Balance Sheet Credit Commitments as of December 31, 2004
            (In Thousands)
                                          2004           2003         2002         2001          2000
                                     -------------- ------------- ------------ ------------ -------------
Loan commitments                      $3,459,425     $2,964,694    $2,884,011  $2,461,141   $2,239,533
Standby letters of credit                414,228        374,550       290,069     248,960      173,455
------------------------------------ -------------- ------------- ------------ ------------ -------------
Total                                 $3,873,653     $3,339,244    $3,174,080  $2,710,101   $2,412,988
------------------------------------ -------------- ------------- ------------ ------------ -------------

DERIVATIVES WITH CREDIT RISK

     BOK Financial offers programs that permit its customers to hedge various risks. Much of the focus of these programs had been on assisting energy producing customers to hedge against price fluctuations and to take positions through energy derivative contracts. Programs to assist customers in managing their interest rate, foreign exchange and other commodity risks were added during 2003. Each of these programs work essentially the same way. Derivative contracts are executed between the customers and BOk. Offsetting contracts are executed between BOk and selected counterparties to minimize the risk to BOk of changes in commodity prices, interest rates, or foreign exchange rates. The counterparty contracts are identical to the customer contracts, except for a fixed pricing spread or a fee paid to BOk as compensation for administrative costs, credit risk and profit.

     These programs create credit risk for potential amounts due to BOk from its customers and from the counterparties. Customer credit risk is monitored through existing credit policies and procedures. The effects of changes in commodity prices, interest rates or foreign exchange rates are evaluated across a range of possible options to determine the maximum exposure we are willing to have individually to any customer. Customers may also be required to provide margin collateral to further limit our credit risk.

     Counterparty credit risk is evaluated through existing policies and procedures. This evaluation considers the total relationship between BOK Financial and each counterparty. Individual limits are established by management and approved by the Asset / Liability Committee. Margin collateral is required if the exposure to any counterparty exceeds established limits. Based on declines in the counterparties' credit rating, these limits are reduced and additional margin collateral is required.

     A deterioration of the credit standing of one or more of the parties to these contracts may result in BOK Financial recognizing a loss as the fair value of the affected contracts may no longer move in tandem with the offsetting contracts. This could occur if the credit standing of the party deteriorated such that either the fair value of underlying collateral no longer supported the contract or the party's ability to provide margin collateral was impaired. No credit losses have been incurred since inception of this program.

     Derivative contracts are carried at fair value. At December 31, 2004, the fair values of derivative contracts reported as assets under these programs totaled $379 million. This included energy contracts with fair values of $363 million, interest rate contracts with fair values of $4 million and foreign exchange contracts with fair values of $11 million. The aggregate fair values of derivative contracts reported as liabilities totaled $380 million. Approximately 58% of the fair value of asset contracts was with customers. The credit risk of these contracts is generally backed by energy production. The remaining 42% was with counterparties. The maximum net exposure to any single customer or counterparty totaled $41 million.

SUMMARY OF LOAN LOSS EXPERIENCE

     The reserve for loan losses, which is available to absorb losses inherent in the loan portfolio, totaled $109 million at December 31, 2004 compared to $115 million at December 31, 2003. These amounts represented 1.38% and 1.55% of outstanding loans, excluding loans held for sale, at December 31, 2004 and 2003, respectively. Losses on loans held for sale, principally mortgage loans accumulated for placement into security pools, are charged to earnings through adjustment in the carrying value. The reserve for loan losses also represented 206% of outstanding balance of nonperforming loans at year-end 2004 compared to 218% at year-end 2003. Net loans charged off during 2004 decreased to $22 million in 2004 compared to $25 million in the previous year. Net commercial loans charged-off during 2004 totaled $12 million, a $3.8 million decrease from 2003. Table 21 provides statistical information regarding the reserve for loan losses for the past five years.

Table 21    Summary of Loan Loss Experience
            (Dollars in Thousands)
                                                                          Years ended December 31,
                                                     -------------------------------------------------------------------
 Reserve for loan losses:                                 2004         2003          2002         2001         2000
                                                     -------------------------------------------------------------------
   Beginning balance                                   $114,784     $103,851      $ 89,188      $72,183      $65,473
     Loans charged off:
       Commercial                                        13,921       16,331        13,326       18,042        7,747
       Commercial real estate                               971           88           286           71        1,176
       Residential mortgage                               1,465        1,721           412          308          285
       Consumer                                          13,328       13,335        11,881        6,827        5,593
 -----------------------------------------------------------------------------------------------------------------------
         Total                                           29,685       31,475        25,905       25,248       14,801
 -----------------------------------------------------------------------------------------------------------------------
     Recoveries of loans previously charged off:
       Commercial                                         2,283          887         1,276        1,151        1,126
       Commercial real estate                                30           53           118          653          428
       Residential mortgage                                 243           83           146           57          157
       Consumer                                           5,171        5,102         3,436        2,727        2,307
 -----------------------------------------------------------------------------------------------------------------------
         Total                                            7,727        6,125         4,976        4,588        4,018
 -----------------------------------------------------------------------------------------------------------------------
   Net loans charged off                                 21,958       25,350        20,929       20,660       10,783
   Provision for loan losses                             15,792       34,000        34,228       35,365       17,493
   Additions due to acquisitions                              -        2,283         1,364        2,300            -
 -----------------------------------------------------------------------------------------------------------------------
   Ending balance                                      $108,618     $114,784      $103,851      $89,188      $72,183
 -----------------------------------------------------------------------------------------------------------------------
   Reserve for off-balance sheet credit losses:
   Beginning balance                                   $ 13,855      $12,219      $ 12,717      $10,472      $10,761
   Provision for off-balance sheet credit losses          4,647        1,636          (498)       2,245         (289)
 -----------------------------------------------------------------------------------------------------------------------
   Ending balance                                      $ 18,502      $13,855      $ 12,219      $12,717      $10,472
 -----------------------------------------------------------------------------------------------------------------------
   Total provision for credit losses                   $ 20,439      $35,636      $ 33,730      $37,610      $17,204
 -----------------------------------------------------------------------------------------------------------------------
   Reserve for loan losses to loans outstanding at
       year-end (1)                                        1.38%        1.55%         1.53%        1.46%        1.32%
   Net charge-offs to average loans (1)                    0.29         0.36          0.33         0.35         0.22
   Total provision for credit losses to average            0.27         0.50          0.54         0.63         0.35
       loans (1)
   Recoveries to gross charge-offs                        26.03        19.46         19.21        18.17        27.15
   Reserve for loan losses as a multiple of net            4.95x        4.53x         4.96x        4.32x        6.69x
       charge-offs
   Reserve for off-balance sheet credit losses to
       off-balance sheet credit commitments                0.48%        0.41%         0.38%        0.47%        0.43%
   Combined reserves for credit losses to loans
       outstanding at year-end (1)                         1.61%        1.73%         1.72%        1.66%        1.51%
 -----------------------------------------------------------------------------------------------------------------------
   Problem Loans:
     Loans past due (90 days)                          $  7,649      $14,944      $  8,117      $ 8,108      $15,467
     Nonaccrual (2)                                      52,660       52,681        49,855       43,540       39,661
     Renegotiated                                             -            -             -           27           87
 -----------------------------------------------------------------------------------------------------------------------
        Total                                          $ 60,309      $67,625      $ 57,972      $51,675      $55,215
 -----------------------------------------------------------------------------------------------------------------------
   Foregone interest on nonaccrual loans (2)           $  4,617      $ 4,821      $  4,770      $ 5,163      $ 3,803
 -----------------------------------------------------------------------------------------------------------------------

(1)  Excludes residential mortgage loans held for sale.
(2)  Interest collected and recognized on  nonaccrual loans was not significant in 2004 and previous years disclosed.


     The  Company  has  historically   considered  the  credit  risk  from  loan
commitments and letters of credit in its evaluation of the adequacy of the reserve for loan losses. During 2004, we adopted the preferred presentation method and separated the reserve for off-balance sheet credit risk from the reserve for loan losses. Table 21 presents the trend of reserves for off-balance sheet credit losses and the relationship between the reserve and credit commitments. It also presents the relationship between the combined reserve for credit losses and outstanding loans for comparison with peer banks and others who have not adopted the preferred presentation. The provision for credit losses included the combined charge to expense for both the reserve for loan losses and the reserve for off-balance sheet credit losses. All losses incurred from lending activities will ultimately be reflected in charge-offs against the reserve for loan losses following funds advanced against outstanding commitments and after the exhaustion of collection efforts.

     Specific impairment reserves are determined through evaluation of estimated future cash flows and collateral value. At December 31, 2004, specific impairment reserves totaled $7 million on total impaired loans of $45 million.

     Nonspecific reserves are maintained for risks beyond factors specific to an individual loan or those identified through migration analysis. A range of potential losses is determined for each risk factor identified. At December 31, 2004, the ranges of potential losses for the more significant factors were:

     General economic conditions - $7 million to $11 million
     Concentration in large loans - $2 million to $3 million

     Allocation of the loan loss reserve to the major loan categories is presented in Table 22.

     The provision for credit losses totaled $20.4 million, a $15.2 million decrease from 2003. Factors which contributed to the lower provision included an improvement in credit quality as indicated by our commercial loan migration analysis model and a reduction in the outstanding balances of criticized loans. Additionally, the number of past due consumer loans and net losses incurred were reduced during the year. These factors were partially offset by concerns about the effect of changes in interest rates and energy prices on the commercial real estate and commercial loan portfolios.

Table 22   Loan Loss Reserve Allocation
           (Dollars in Thousands)
                                                                     December 31,
                           -------------------------------------------------------------------------------------------------
                                  2004                2003                2002                2001               2000
                           ------------------ ------------------- ------------------- ------------------- ------------------
                                       % of               % of                % of                % of                % of
                           Reserve(2) Loans(1)Reserve(2) Loans(1) Reserve(2) Loans(1) Reserve(2) Loans(1) Reserve(2) Loans(1)
                           --------- -------- --------- --------- --------- --------- --------- --------- --------- --------
Loan category:
   Commercial              $ 52,325   58.00%  $ 58,993   58.39%   $ 56,474   58.95%   $ 51,803   59.95%    $47,504    59.39%
   Commercial real
     estate                  21,317   20.55     16,395   21.95      16,037   21.22      14,000   21.89      10,865    23.23
   Residential mortgage       5,904   15.20      6,797   13.67       3,956   13.74       3,612   11.47       1,736    11.67
   Consumer                  12,034    6.25     16,132    5.99      13,922    6.09       6,318    6.69       6,146     5.71
   Nonspecific allowance     17,038       -     16,467       -      13,462       -      13,455       -       5,932        -
-------------------------- --------- -------- --------- --------- --------- --------- --------- --------- --------- --------
   Total                   $108,618  100.00%  $114,784  100.00%   $103,851  100.00%   $ 89,188  100.00%    $72,183   100.00%
-------------------------- --------- -------- --------- --------- --------- --------- --------- --------- --------- --------

(1)  Excludes residential mortgage loans held for sale.
(2)  Specific allocation for the loan concentration risks are included in the appropriate category.

NONPERFORMING ASSETS

     Information regarding nonperforming assets, which totaled $56 million at December 31, 2004 and $60 million at December 31, 2003 is presented in Table 23. Nonperforming assets included nonaccrual and renegotiated loans and excluded loans 90 days or more past due but still accruing interest. Nonaccrual loans totaled $53 million at December 31, 2004 and 2003. Newly identified nonaccruing loans totaled $47 million during the year. Nonaccruing loans decreased $13 million for loans charged off and foreclosed, and $28 million for cash payments received. Additionally, nonaccruing loans decreased $6 million due to loans returned to accruing status after a period of satisfactory performance.

Table 23   Nonperforming Assets
           (Dollars in Thousands)


                                                                                       December 31,
                                                             -----------------------------------------------------------------
                                                                 2004         2003         2002         2001          2000
                                                             ------------ ------------ ------------ ------------ -------------
Nonperforming loans
   Nonaccrual loans:
     Commercial                                                $33,195      $41,360      $39,114      $35,075      $37,146
     Commercial real estate                                     10,144        2,311        3,395        3,856          161
     Residential mortgage                                        8,612        7,821        5,950        4,140        1,855
     Consumer                                                      709        1,189        1,396          469          499
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------
       Total nonaccrual loans                                   52,660       52,681       49,855       43,540       39,661
   Renegotiated loans                                                -            -            -           27           87
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------
     Total nonperforming loans                                  52,660       52,681       49,855       43,567       39,748
   Other nonperforming assets                                    3,763        7,186        6,719        7,141        3,851
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------
     Total nonperforming assets                                $56,423      $59,867      $56,574      $50,708      $43,599
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------
Ratios:
   Reserve for loan losses to nonperforming loans               206.26%      217.89%      208.31%      204.71%      181.60%
   Nonperforming loans to period-end loans (2)                    0.67         0.71         0.74         0.71         0.73
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------

Loans past due (90 days) (1)                                   $ 7,649      $14,944      $ 8,117      $ 8,108      $15,467
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------

(1) Includes residential mortgages guaranteed by
    agencies of the U.S. Government.                           $ 2,308      $ 4,132      $ 4,956      $ 6,222      $ 7,616
(2) Excludes residential mortgage loans held for sale.

     The loan review process also identified loans that possess more than the normal amount of risk due to deterioration in the financial condition of the borrower or the value of the collateral. Because the borrowers are still performing in accordance with the original terms of the loan agreements, and no loss of principal or interest is anticipated, these loans were not included in Nonperforming Assets. Known information does, however, cause management concerns as to the borrowers' ability to comply with current repayment terms. These potential problem loans totaled $49 million at December 31, 2004 and $56 million at December 31, 2003. The current composition of potential problem loans by primary industry included healthcare - $10 million, energy - $10 million and manufacturing - $10 million.

DEPOSITS

     Deposit accounts represent our primary funding source. We compete for retail and commercial deposits by offering a broad range of products and services and focusing on customer convenience. Retail deposit growth is supported through our Perfect Banking program, free checking and on-line Billpay services, an extensive network of branch locations and ATMs and a 24-hour Express Bank call center. Commercial deposit growth is supported by offering treasury management and lockbox services.

     Average deposits increased $895 million or 10% during 2004. Core deposits, which we define as deposits of less than $100,000, excluding public funds and brokered deposits, increased 7% to $4.6 billion. Growth in average core deposits resulted from initiatives such as free on-line Billpay, free checking and Perfect Banking. Public funds and brokered deposits averaged $998 million for 2004, an increase of 74% compared with 2003 averages. The remaining average deposits, which were comprised of accounts with balances in excess of $100,000, increased 5% to $3.5 billion.

Table 24  Maturity of Domestic CDs and Public
           Funds in Amounts of $100,000 or More
            (In Thousands)

                                      December 31,
                              ---------------------------
                                   2004         2003
                              ---------------------------
   Months to maturity:
   3 or less                   $  412,455   $  545,555
   Over 3 through 6               183,723      300,094
   Over 6 through 12              264,101      171,258
   Over 12                      1,388,014    1,093,750
 --------------------------------------------------------
   Total                       $2,248,293   $2,110,657
 --------------------------------------------------------

     During the first half of 2004, the Company raised $342 million in fixed rate, brokered certificates of deposits. These deposits generally replaced other time deposits as they matured. The weighted-average interest rate paid on these certificates is 2.89%. Interest rate swaps with a total notional amount of $342 million have been designated as fair value hedges of these certificates. The purpose of these swaps is to hedge against changes in fair value due to changes in interest rates by modifying the certificates from fixed rate to floating rates based on changes in LIBOR. We receive a weighted average fixed rate of 3.01% on these swaps and currently pay a floating rate of 2.40%.

     The distribution of deposit accounts among our principal markets is shown in Table 25.

Table 25   Deposits by Principal Market Area
           (In Thousands)
                                                           December 31,
                                --------------------------------------------------------------------
                                     2004          2003         2002          2001         2000
                                --------------------------------------------------------------------
   Oklahoma:
      Demand                     $ 1,095,228   $ 1,025,483  $ 1,044,628  $   992,663  $   937,163
      Interest-bearing:
        Transaction                2,291,089     2,246,675    1,897,353    1,650,269    1,407,083
        Savings                       87,597        98,611      103,749      101,433       93,598
        Time                       2,505,849     2,403,293    2,334,949    2,041,025    2,036,274
                                --------------------------------------------------------------------
      Total interest-bearing       4,884,535     4,748,579    4,336,051    3,792,727    3,536,955
                                --------------------------------------------------------------------
   Total Oklahoma                $ 5,979,763    $5,774,062  $ 5,380,679  $ 4,785,390  $ 4,474,118
                                --------------------------------------------------------------------
   Texas:
      Demand                     $   617,808   $   421,292  $   394,164  $   305,745  $   250,347
      Interest-bearing:
        Transaction                1,119,893     1,213,777      953,550      670,728      406,446
        Savings                       30,331        35,702       33,071       28,918       22,910
        Time                         571,993       505,463      510,512      451,031      303,203
                                --------------------------------------------------------------------
      Total interest-bearing       1,722,217     1,754,942    1,497,133    1,150,677      732,559
                                --------------------------------------------------------------------
   Total Texas                   $ 2,340,025    $2,176,234   $1,891,297  $ 1,456,422  $   982,906
                                --------------------------------------------------------------------
   Albuquerque:
      Demand                     $   136,599   $   106,050  $    79,953  $    57,648  $    45,803
      Interest-bearing:
        Transaction                  320,118       370,294      295,174      224,265      161,027
        Savings                       17,885        20,728       26,704       26,848       25,843
        Time                         411,939       317,924      287,607      241,549      250,876
                                --------------------------------------------------------------------
      Total interest-bearing         749,942       708,946      609,485      492,662      437,746
                                --------------------------------------------------------------------
   Total Albuquerque             $   886,541   $   814,996  $   689,438  $   550,310  $   483,549
                                --------------------------------------------------------------------
   Northwest Arkansas:
      Demand                     $    14,489   $    16,351  $    12,949  $    10,634  $    10,453
      Interest-bearing:
        Transaction                   26,882        28,411       18,025       14,452       11,114
        Savings                        1,434         1,341        1,214        1,035        1,030
        Time                          99,677       105,598      134,923       87,501       82,835
                                --------------------------------------------------------------------
      Total interest-bearing         127,993       135,350      154,162      102,988       94,979
                                --------------------------------------------------------------------
   Total Northwest Arkansas      $   142,482   $   151,701  $   167,111  $   113,622  $   105,432
                                --------------------------------------------------------------------

   Colorado:
      Demand                     $    62,995   $    79,424  $         -  $         -  $         -
      Interest-bearing:
        Transaction                  189,106       162,651            -            -            -
        Savings                       19,092        18,347            -            -            -
        Time                          54,394        42,448            -            -            -
                                --------------------------------------------------------------------
      Total interest-bearing         262,592       223,446            -            -            -
                                --------------------------------------------------------------------
   Total Colorado                $   325,587   $   302,870  $         -  $         -  $         -
                                --------------------------------------------------------------------

BORROWINGS AND CAPITAL

PARENT COMPANY

     BOK Financial (parent company) has a $125 million unsecured revolving line of credit with certain banks that matures in December 2006. The outstanding principal balance of this credit agreement was $95 million at December 31, 2004. Interest is based on either LIBOR plus a defined margin that is determined by the principal balance outstanding and our credit rating or a base rate. The base rate is defined as the greater of the daily federal funds rate plus 0.5% or the prime rate. This credit agreement includes certain restrictive covenants that limit our ability to borrow additional funds and to pay cash dividends on common stock. These covenants also require BOK Financial and subsidiary banks to maintain minimum capital levels and to exceed minimum net worth ratios. BOK Financial met all of the restrictive covenants at December 31, 2004.

     The primary source of liquidity for BOK Financial is dividends from subsidiary banks, which are limited by various banking regulations to net profits, as defined, for the preceding two years. Dividends are further restricted by minimum capital requirements. Based on the most restrictive limitations, the subsidiary banks could declare up to $161 million of dividends without regulatory approval. Management has developed and the Board of Directors has approved an internal capital policy that is more restrictive than the regulatory capital standards. The subsidiary banks could declare dividends of up to $98 million under this policy.

     Equity capital for BOK Financial increased $170 million to $1.4 billion during 2004. Retained earnings provided $179 million to this increase, partially offset by a $20 million increase in net unrealized losses on available for sale securities. The remaining increase in capital during 2004 resulted primarily from employee stock options.

     Capital is managed to maximize long-term value to the shareholders. Factors considered in managing capital include projections of future earnings, asset growth and acquisition strategies, and regulatory and debt covenant requirements. Capital management may include subordinated debt issuance, share repurchase and stock and cash dividends. The Board of Directors has authorized a share repurchase program. The maximum of 191,058 common shares may be repurchased.

     During 2004 and 2003, 3% dividends payable in shares of BOK Financial's common stock were declared and paid. The shares issued were valued at $66 million and $58 million, respectively, based on current stock prices when declared. No cash dividends were paid on common stock.

     BOK Financial and subsidiary banks are subject to various capital requirements administered by federal agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that could have material impact on operations. These capital requirements include quantitative measures of assets, liabilities, and off-balance sheet items. The capital standards are also subject to qualitative judgments by the regulators. The capital ratios for BOK Financial and each subsidiary bank are presented in Note 16 to the Consolidated Financial Statements.

SUBSIDIARY BANKS

     BOK Financial's subsidiary banks use borrowings to supplement deposits as a source of funds for loans and securities growth. Sources of these borrowings included federal funds purchased, securities repurchase agreements, and advances from the Federal Home Loan Banks. Interest rates and maturity dates for the various borrowings are matched with specific asset types in the asset/liability management process.

     In 1997, BOk issued a $150 million, 10-year, 7.125% fixed rate subordinated debenture. Interest rate swaps were used as a fair value hedge to convert the fixed interest on the debenture to a LIBOR-based floating rate, which required an adjustment of the carrying value of this debt to fair value. In 2001, the interest rate swaps were terminated. The related fair value adjustment of the debt of $8 million was fixed at that time and is being amortized over the remaining life of the debt. Amortization of this gain reduces the cost of the debt by 102 basis points.

     During 2004, a $150 million notional amount interest rate swap was designated as a hedge of changes in fair value of the subordinated debt due to changes in interest rates. The Company receives a fixed rate of 3.165% and pays a variable rate based on 1-month LIBOR, 2.40% at December 31, 2004. Semi-annual swap settlements coincide with interest payments on the subordinated debenture. The interest rate swap terminates on August 15, 2007, the maturity date of the subordinated debenture.

OFF-BALANCE SHEET ARRANGEMENTS

     During 2002, BOK Financial issued shares of common stock and options to purchase additional shares with a fair value of $65 million for its purchase of Bank of Tanglewood. In addition, BOK Financial agreed to a limited price guarantee on a portion of the shares issued in this purchase. The fair value of this guarantee, estimated to be $3 million based upon the Black-Scholes Option Pricing Model, was included in the purchase price. Pursuant to this guarantee, any holder of BOK Financial common shares issued in this acquisition may annually make a claim for the excess of the guaranteed price over the actual sales price of any shares sold during a 60-day period after each of the first five anniversary dates after October 25, 2002. The maximum annual number of shares subject to this guarantee is 210,069. The price guarantee is non-transferable and non-cumulative. BOK Financial may elect, in its sole discretion, to issue additional shares of common stock to satisfy any obligation under the price guarantee or to pay cash. The maximum remaining number of shares that may be issued to satisfy any price guarantee obligations is 10 million. If, as of any benchmark date, we have already issued 10 million shares, we are not obligated to make any further benchmark payments. Additionally, the Company's ability to pay cash to satisfy any price guarantee obligations is limited by applicable banking capital and dividend regulations.

     We will have no obligation to issue additional common shares or pay cash to satisfy any benchmark price protection obligation if the market value per share of BOK Financial common stock remains above the highest benchmark price of $42.53. The closing price of the Company's common stock on December 31, 2004 was $48.76. At a market price of $40.00 per common share, the maximum obligation under this agreement would be to issue 13,802 additional shares or to pay $552 thousand.

AGGREGATE CONTRACTUAL OBLIGATIONS

     BOK Financial has numerous contractual obligations in the normal course of business. These obligations included time deposits and other borrowed funds, premises used under various operating leases, commitments to extend credit to borrowers, to purchase securities and to make other investments, derivative contracts and contracts for services such as data processing that are integral to our operations. The following table summarizes payments due per these contractual obligations at December 31, 2004.

Table 26   Contractual Obligations as of December 31, 2004
            (In Thousands)
                                  Less Than       1 to 3       4 to 5      More Than
                                   1 Year         Years         Years       5 Years       Total
                               -------------- ------------- ------------ ------------ -------------
Time deposits                   $  753,551     $1,926,008    $  286,952   $146,390    $3,112,901
Other borrowings                   715,788        306,607        10,708      1,469     1,034,572
Subordinated debenture              10,688        167,367             -          -       178,055
Operating lease obligations         13,565         24,652        20,267     36,573        95,057
Derivative contracts               258,100        111,280         9,510      1,106       379,996
Data processing contracts           13,554         24,237        18,388      4,973        61,152
--------------------------------------------- ------------- ------------ ------------ -------------
Total                           $1,765,246     $2,560,151    $  345,825   $190,511    $4,861,733
--------------------------------------------- ------------- ------------ ------------ -------------

Loan commitments                                         $  3,459,425
Standby letters of credit                                     575,872
Obligations to purchase when-issued securities                 14,785
Unfunded third-party private equity investments                13,869
Purchase obligation for Valley Commerce Bancorp, Ltd.          32,000

     Payments on time deposits and other borrowed funds include interest which has been calculated from rates at December 31, 2004. Many of these obligations have variable interest rates and actual payments will differ from the amounts shown on this table. Obligations under derivative contracts used for interest rate risk management purposes are included with projected payments from time deposits and other borrowed funds as appropriate.

     Only time deposits with original terms exceeding one year are presented in Table 26. Payments on time deposits are based on contractual maturity dates. These funds may be withdrawn prior to maturity. We may charge the customer a penalty for early withdrawal.

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

     Derivative contracts represent obligations under our customer hedging programs. As previously discussed, we have entered into derivative contracts which are expected to substantially offset the cash payments due on these obligations.

     The Company has commitments to make investments through its BOK Financial Private Equity Fund. These commitments generally reflect customer investment obligations.

     The Company also has obligations with respect to its employee and executive benefit plans. See Notes 12 and 13 to the Consolidated Financial Statements.

MARKET RISK

     Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices or equity prices. Financial instruments that are subject to market risk can be classified either as held for trading or held for purposes other than trading.

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

     Responsibility for managing market risk rests with the Asset / Liability Committee that operates under policy guidelines established by the Board of Directors. The acceptable negative variation in net interest revenue due to a specified basis point increase or decrease in interest rates is generally limited by these guidelines to +/- 10%. These guidelines also set maximum levels for short-term borrowings, short-term assets, public funds, and brokered deposits, and establish minimum levels for unpledged assets, among other things. Compliance with these guidelines is reviewed monthly.

INTEREST RATE RISK - OTHER THAN TRADING

     BOK Financial has a large portion of its earning assets in variable rate loans and a large portion of its liabilities in demand deposit accounts and interest bearing transaction accounts. Changes in interest rates affect earning assets more rapidly than interest bearing liabilities in the short term. Management has adopted several strategies to reduce this interest rate sensitivity. As previously noted in the Net Interest Revenue section of this report, management acquires securities that are funded by borrowings in the capital markets. These securities have an expected average duration of approximately 3.3 years while the related funds borrowed have an average life of approximately 90 days.

     BOK Financial also uses interest rate swaps in managing its interest rate sensitivity. During 2004 and 2003, net interest revenue increased $9.9 million and $14.0 million, respectively, from periodic settlements of these contracts. These contracts are carried on the balance sheet at fair value and changes in fair value are reported in income as derivatives gains or losses. A net loss of $1.3 million was recognized in 2004 compared to a net loss of $9.4 million in 2003 from adjustments of these swaps and hedged liabilities to fair value. Credit risk from these swaps is closely monitored as part of our overall process of managing credit exposure to other financial institutions. Additional information regarding interest rate swap contracts is presented in Note 4 to the Consolidated Financial Statements.

     The effectiveness of these strategies in managing the overall interest rate risk is evaluated through the use of an asset/liability model. BOK Financial performs a sensitivity analysis to identify more dynamic interest rate risk exposures, including embedded option positions, on net interest revenue. A simulation model is used to estimate the effect of changes in interest rates over the next twelve months based on eight interest rate scenarios. Three specified interest rate scenarios are used to evaluate interest rate risk against policy guidelines. These are a "most likely" rate scenario and two "shock test" scenarios, first assuming a sustained parallel 200 basis point increase and second assuming a sustained parallel 100 basis point decrease in interest rates. Management historically evaluated interest rate sensitivity for a sustained 200 basis point decrease in rates. However, these results are not meaningful in the current low-rate environment. An independent source is used to determine the most likely interest rate scenario.

     Our primary interest rate exposures included the Federal Funds rate, which affects short-term borrowings, and the prime lending rate and LIBOR, which are the basis for much of the variable-rate loan pricing. Additionally, mortgage rates directly affect the prepayment speeds for mortgage-backed securities and mortgage servicing rights. Derivative financial instruments and other financial instruments used for purposes other than trading are included in this simulation. The model incorporates assumptions regarding the effects of changes in interest rates and account balances on indeterminable maturity deposits based on a combination of historical analysis and expected behavior. The impact of planned growth and new business activities is factored into the simulation model. The effects of changes in interest rates on the value of mortgage servicing rights are excluded from Table 27 due to the extreme volatility over such a large rate range. The effects of interest rate changes on the value of mortgage servicing rights and securities identified as economic hedges are presented in the Lines of Business - Mortgage Banking section of this report.

Table 27  Interest Rate Sensitivity
            (Dollars in Thousands)
                                                  200 bp Increase             100 bp Decrease               Most Likely
                                            ----------------------------------------------------------------------------------
                                                 2004         2003           2004          2003           2004        2003
                                            ----------------------------------------------------------------------------------
 Anticipated impact over the next twelve
    months on net interest revenue             $  7,969      $  7,213       $ (4,683)      $ (3,921)   $  5,893    $  1,688
                                                    1.8%          1.6%          (1.0)%         (0.9)%       1.3%        0.4%
------------------------------------------------------------------------------------------------------------------------------

     The simulations used to manage market risk are based on numerous assumptions regarding the effects of changes in interest rates on the timing and extent of repricing characteristics, future cash flows and customer behavior. These assumptions are inherently uncertain and, as a result, the model cannot precisely estimate net interest revenue or precisely predict the impact of higher or lower interest rates on net interest revenue. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes, market conditions and management strategies, among other factors.

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

     Management uses a Value at Risk ("VAR") methodology to measure the market risk inherent in its trading activities. VAR is calculated based upon historical simulations over the past five years using a variance / covariance matrix of interest rate changes. It represents an amount of market loss that is likely to be exceeded only one out of every 100 two-week periods. Trading positions are managed within guidelines approved by the Board of Directors. These guidelines limit the VAR to $1.6 million. At December 31, 2004, the VAR was $227 thousand. The greatest value at risk during 2004 was $1.5 million.

RECENTLY ISSUED ACCOUNTING STANDARDS

FINANCIAL ACCOUNTING STANDARDS BOARD

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS 123R, "SHARE-BASED PAYMENTS"

     In December 2004, the FASB revised Statement No. 123, "Accounting for Stock-Based Compensation," by issuing FAS 123R. FAS 123R requires companies to recognize in their income statements the grant-date fair value of stock options and other equity-based compensation issued to their employees. Previously, FAS 123 recommended, but did not require income statement recognition of the fair value of equity-based compensation. FAS 123R requires that share-based payments that may be settled in cash be carried at current fair value. Fair value is determined at each balance sheet date until the award is settled. Changes in fair value are recognized in the current period. Share-based payments that will be settled in equity instruments are measured at grant-date fair value and not remeasured for subsequent changes in fair value. Compensation expense is generally recognized over the vesting period for awards that will be settled in equity instruments. FAS 123R is effective for interim periods beginning on or after June 15, 2005.

     The Company previously adopted the preferred income statement recognition methods of the original FAS 123. Management does not expect FAS 123R to have a significant effect on its financial statements.

AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

STATEMENT OF POSITION 03-3, "ACCOUNTING FOR CERTAIN LOANS OR DEBT SECURITIES ACQUIRED IN A TRANSFER"

     SOP 03-3 addresses accounting for differences between contractual and expected cash flows of certain acquired loans and debt securities when the differences are due, at least in part, to credit quality. SOP 03-3 is applicable to loans and debt securities acquired individually, in pools or as part of a business combination. It is not applicable to loans originated by the lender. The yield that may be accreted to income is limited to the excess of estimated undiscounted cash flows over the investor's investment in the asset. Subsequent increases in expected cash flows should be recognized prospectively through a yield adjustment. Subsequent decreases in expected cash flows should be recognized as impairment. SOP 03-3 prohibits the carry-over or creation of valuation allowances related to acquired assets, including assets acquired in a business combination that have evidence of deterioration since origination. SOP 03-3 is effective for loans and debt securities acquired in fiscal years beginning after December 15, 2004. The guidance provided by SOP 03-3 is not expected to have a significant effect on future financial statements.

EMERGING ISSUES TASK FORCE

ISSUE 03-1, "THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS"

     EITF 03-1 provides guidance for determining when an investment is impaired, for evaluating whether the impairment is other-than-temporary and for measuring impairment. An asset is considered impaired when its fair value is less than cost. The criteria for evaluating whether the impairment is other-than-temporary includes the nature of the asset, whether the asset can be prepaid by the issuer in a manner that the investor will not recover its investment, the severity and duration of the impairment and the investor's ability and intent to hold the asset until the fair value recovers. Impairment is measured as the difference between fair value and cost. If the impairment is considered other-than-temporary, a new cost basis is established through a direct write-down of the asset.

     In September 2004, the FASB agreed to reconsider EITF 03-1 and all other guidance on disclosing, measuring and recognizing other-than-temporary impairment of debt and equity securities. Until the reconsideration of EITF 03-1 is complete, we are unable to evaluate the effect on future financial statements. The disclosure requirements of EITF 03-1 remain in effect. Guidance for determining other-than-temporary impairment continues to be provided by the Securities and Exchange Commission's Staff Accounting Bulletin No. 59.

FORWARD-LOOKING STATEMENTS

     This report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates, and projections about BOK Financial, the financial services industry and the economy in general. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and reserve for loan losses involve judgments as to expected events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events, based in part on information provided by others that BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expressed, implied, or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to: (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies, and assessments, (7) the impact of technological advances and (8) trends in customer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

LEGAL NOTICE

     As used in this report, the term "BOK Financial" and such terms as "the Company," "the Corporation," "our," "we" and "us" may refer to one or more of its consolidated subsidiaries or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.

REPORT OF MANAGEMENT ON FINANCIAL STATEMENTS

     Management of BOK Financial is responsible for the preparation, integrity and fair presentation of the consolidated financial statements included in this annual report. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and necessarily include some amounts that are based on our best estimates and judgments.

     Management, under the supervision of the Chief Executive Officer and the Chief Financial Officer, conducted an assessment of internal control over financial reporting as of December 31, 2004. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company's consolidated financial statements for external purposes in accordance with accounting principles generally accepted in the United States. In establishing internal control over financial reporting, management assesses risk and designs controls to prevent or detect financial reporting misstatements that may be consequential to a reader. Management also assesses the impact of any internal control deficiencies and oversees the effort to continuously improve internal control over financial reporting. Because of inherent limitations, it is possible that internal controls may not prevent or detect misstatements and it is possible that internal controls may vary over time based on changing conditions. There have been no material changes in internal controls subsequent to December 31, 2004.

     The Risk Oversight and Audit Committee, consisting entirely of independent directors, meets regularly with management, internal auditors, and the independent registered public accounting firm, Ernst & Young, LLP, regarding management's assessment of internal control over financial reporting.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

     Management is responsible for establishing and maintaining internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Management has assessed the effectiveness of the Company's internal control over financial reporting based on the criteria established in "Internal Control - Integrated Framework," issued by the Committee of Sponsoring Organizations ("COSO") of the Treadway Commission. Based on that assessment and criteria, management has determined that the Company has maintained effective internal control over financial reporting as of December 31, 2004.

     Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements of the Company included in this annual report, has issued an audit report on management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2004. Their report, which expresses unqualified opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, is included in this annual report.

REPORTS OF ERNST & Young LLP, Independent Registered Public Accounting Firm

REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

The Board of Directors and Shareholders of BOK Financial Corporation

     We have audited the accompanying consolidated balance sheets of BOK Financial Corporation as of December 31, 2004 and 2003, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BOK Financial Corporation at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of BOK Financial Corporation's internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 11, 2005 expressed an unqualified opinion thereon.

Ernst & Young LLP
Tulsa, Oklahoma
March 11, 2005

REPORTS OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders of BOK Financial Corporation

     We have  audited  management's  assessment,  included  in the  accompanying
Management's Report on Internal Control over Financial Reporting, that BOK Financial Corporation maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). BOK Financial Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

     A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     In our opinion, management's assessment that BOK Financial Corporation maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, BOK Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the COSO criteria.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2004 consolidated financial statements of BOK Financial Corporation and our report dated March 11, 2005 expressed an unqualified opinion thereon.

Ernst & Young LLP
Tulsa, Oklahoma
March 11, 2005

CONSOLIDATED STATEMENTS OF EARNINGS
(In Thousands Except Share And Per Share Data)
                                                                                 2004              2003              2002
                                                                          ----------------- ----------------- -----------------
Interest Revenue
Loans                                                                       $   408,115       $   375,788       $   377,708
Taxable securities                                                              197,884           180,581           186,902
Tax-exempt securities                                                             7,359             7,898             9,359
------------------------------------------------------------------------- ----------------- ----------------- -----------------
         Total securities                                                       205,243           188,479           196,261
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Trading securities                                                                  573               625               653
Funds sold and resell agreements                                                    353               281               291
------------------------------------------------------------------------- ----------------- ----------------- -----------------
         Total interest revenue                                                 614,284           565,173           574,913
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Interest Expense
Deposits                                                                        144,433           131,929           145,466
Borrowed funds                                                                   38,847            32,272            49,364
Subordinated debenture                                                            7,761             9,477            10,751
------------------------------------------------------------------------- ----------------- ----------------- -----------------
         Total interest expense                                                 191,041           173,678           205,581
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Net Interest Revenue                                                            423,243           391,495           369,332
Provision for Credit Losses                                                      20,439            35,636            33,730
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Net Interest Revenue After Provision for Credit Losses                          402,804           355,859           335,602
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Other Operating Revenue
Brokerage and trading revenue                                                    41,107            41,152            26,290
Transaction card revenue                                                         64,816            57,352            52,213
Trust fees and commissions                                                       57,532            45,763            40,092
Service charges and fees on deposit accounts                                     93,712            82,042            67,632
Mortgage banking revenue                                                         28,189            52,336            48,910
Leasing revenue                                                                   3,118             3,508             3,330
Other revenue                                                                    24,091            24,065            19,094
------------------------------------------------------------------------- ----------------- ----------------- -----------------
         Total fees and commissions                                             312,565           306,218           257,561
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Gain on sale of assets                                                              887               822             1,157
Gain (loss) on securities, net                                                   (3,088)            7,188            58,704
Gain (loss) on derivatives, net                                                  (1,474)           (9,375)            5,236
------------------------------------------------------------------------- ----------------- ----------------- -----------------
         Total other operating revenue                                          308,890           304,853           322,658
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Other Operating Expense
Personnel                                                                       240,661           222,922           187,439
Business promotion                                                               15,618            12,937            11,367
Contribution of stock to BOK Charitable Foundation                                5,561                 -                 -
Professional fees and services                                                   15,487            17,935            12,987
Net occupancy and equipment                                                      47,289            45,967            42,347
Data processing and communications                                               60,025            53,398            45,912
Printing, postage and supplies                                                   14,034            13,930            12,665
Net (gains) losses and operating expenses on repossessed assets                  (4,016)              271             1,014
Amortization of intangible assets                                                 8,138             8,101             7,638
Mortgage banking costs                                                           18,167            40,296            42,271
Provision (recovery) for impairment of mortgage servicing rights                 (1,567)          (22,923)           45,923
Other expense                                                                    21,827            20,604            19,991
------------------------------------------------------------------------- ----------------- ----------------- -----------------
         Total other operating expense                                          441,224           413,438           429,554
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Income Before Taxes                                                             270,470           247,274           228,706
Federal and state income tax                                                     91,447            88,914            80,835
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Net Income                                                                  $   179,023       $   158,360       $   147,871
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Earnings Per Share:
    Basic                                                                   $     3.00        $      2.67       $      2.59
    Diluted                                                                 $     2.68        $      2.38       $      2.30
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Average Shares Used in Computation:
    Basic                                                                    59,128,395        58,699,951        56,613,689
    Diluted                                                                  66,732,496        66,509,121        64,353,558
------------------------------------------------------------------------- ----------------- ----------------- -----------------
See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
(In Thousands Except Share Data)
                                                                                                       December 31,
                                                                                            -----------------------------------
                                                                                                  2004              2003
                                                                                            ----------------- -----------------
Assets
Cash and due from banks                                                                       $    503,715     $      629,480
Funds sold and resell agreements                                                                    27,376             14,432
Trading securities                                                                                   9,692              7,823
Securities:
   Available for sale                                                                            4,080,696          3,833,449
   Available for sale securities pledged to creditors                                              512,494            685,419
   Investment (fair value: 2004 - $222,636;  2003 - $191,256)                                      221,094            187,951
------------------------------------------------------------------------------------------- ----------------- -----------------
   Total securities                                                                              4,814,284          4,706,819
------------------------------------------------------------------------------------------- ----------------- -----------------
Loans                                                                                            7,928,967          7,483,889
Less reserve for loan losses                                                                      (108,618)          (114,784)
------------------------------------------------------------------------------------------- ----------------- -----------------
   Loans, net of reserve                                                                         7,820,349          7,369,105
------------------------------------------------------------------------------------------- ----------------- -----------------
Premises and equipment, net                                                                        172,643            175,901
Accrued revenue receivable                                                                          79,644             74,980
Intangible assets, net                                                                             242,594            250,686
Mortgage servicing rights, net                                                                      45,678             48,550
Real estate and other repossessed assets                                                             3,763              7,186
Bankers' acceptances                                                                                31,799             30,884
Receivable on unsettled security transactions                                                       56,873                  -
Derivative contracts                                                                               380,051            149,100
Other assets                                                                                       206,953            130,652
------------------------------------------------------------------------------------------- ----------------- -----------------
      Total assets                                                                            $ 14,395,414     $   13,595,598
------------------------------------------------------------------------------------------- ----------------- -----------------

Liabilities and Shareholders' Equity
Noninterest-bearing demand deposits                                                           $  1,927,119     $    1,648,600
Interest-bearing deposits:
  Transaction                                                                                    3,947,088          4,021,808
  Savings                                                                                          156,339            174,729
  Time                                                                                           3,643,852          3,374,726
------------------------------------------------------------------------------------------- ----------------- -----------------
  Total deposits                                                                                 9,674,398          9,219,863
------------------------------------------------------------------------------------------- ----------------- -----------------
Funds purchased and repurchase agreements                                                        1,555,507          1,609,668
Other borrowings                                                                                 1,015,000          1,016,650
Subordinated debenture                                                                             151,594            154,332
Accrued interest, taxes and expense                                                                 71,062             85,409
Bankers' acceptances                                                                                31,799             30,884
Due on unsettled security transactions                                                                   -              8,259
Derivative contracts                                                                               387,292            149,326
Other liabilities                                                                                  110,268             92,577
------------------------------------------------------------------------------------------- ----------------- -----------------
  Total liabilities                                                                             12,996,920         12,366,968
------------------------------------------------------------------------------------------- ----------------- -----------------
Shareholders' equity:
  Preferred stock                                                                                       12                 12
  Common stock ($.00006 par value; 2,500,000,000 shares authorized;
      shares issued and outstanding:  2004 - 60,420,811; 2003 - 58,055,697)                              4                  4
  Capital surplus                                                                                  631,747            546,594
  Retained earnings                                                                                809,261            698,052
  Treasury stock (shares at cost: 2004 - 998,393; 2003 - 848,892)                                  (30,905)           (24,491)
  Accumulated other comprehensive income (loss)                                                    (11,625)             8,459
------------------------------------------------------------------------------------------- ----------------- -----------------
  Total shareholders' equity                                                                     1,398,494          1,228,630
------------------------------------------------------------------------------------------- ----------------- -----------------
      Total liabilities and shareholders' equity                                              $ 14,395,414     $   13,595,598
------------------------------------------------------------------------------------------- ----------------- -----------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
                                                                                      2004           2003          2002
                                                                                -------------- -------------- -------------
Cash Flows From Operating Activities:
    Net income                                                                   $   179,023    $   158,360    $   147,871
    Adjustments to reconcile net income to net cash
      provided by operating activities:
         Provision for credit losses                                                  20,439         35,636         33,730
         Provision (recovery) for mortgage servicing rights impairment                (1,567)       (22,923)        45,923
         Unrealized (gains) losses from derivatives                                    6,124          5,888         (5,112)
         Depreciation and amortization                                                47,298         64,425         65,790
         Tax benefit on exercise of stock options                                      4,609          1,325          5,482
         Stock-based compensation                                                     11,306          5,746          4,124
         Net (accretion) amortization of securities discounts and premiums            (3,116)         8,965          5,818
         Net gain on sale of assets                                                  (11,678)       (44,426)       (83,501)
         Contribution of stock to BOK Charitable Foundation                            5,561              -              -
         Mortgage loans originated for resale                                       (635,624)    (1,314,453)    (1,014,009)
         Proceeds from sale of mortgage loans held for resale                        666,549      1,420,475      1,073,044
         Change in trading securities                                                 (1,869)        (2,713)         5,217
         Change in accrued revenue receivable                                         (4,664)        (2,962)        (2,776)
         Change in other assets                                                      (48,766)       (28,442)       (12,452)
         Change in accrued interest, taxes and expense                               (14,722)        11,366          7,029
         Change in other liabilities                                                  39,218        (13,906)         8,010
------------------------------------------------------------------------------- -------------- -------------- -------------
Net cash provided by operating activities                                            258,121        282,361        284,188
------------------------------------------------------------------------------- -------------- -------------- -------------
Cash Flows From Investing Activities:
    Proceeds from sales of available for sale securities                           2,652,554      5,089,734      6,873,320
    Proceeds from maturities of investment securities                                 61,583         65,504        139,591
    Proceeds from maturities of available for sale securities                      1,036,014      2,410,213      1,802,845
    Purchases of investment securities                                               (94,947)       (55,678)       (96,627)
    Purchases of available for sale securities                                    (3,800,015)    (8,145,655)    (8,985,019)
    Loans originated or acquired net of principal collected                         (554,128)      (741,405)      (586,281)
    Payments on derivative asset contracts                                            (9,368)       (41,226)       (12,912)
    Net change in other investment assets                                              3,208         (3,849)            43
    Proceeds from disposition of assets                                               69,320         65,989         58,390
    Purchases of assets                                                              (34,404)       (62,926)       (46,729)
    Cash and cash equivalents of subsidiaries and
       branches acquired and sold, net                                                     -          2,123         46,295
------------------------------------------------------------------------------- -------------- -------------- -------------
Net cash used by investing activities                                               (670,183)    (1,417,176)      (807,084)
------------------------------------------------------------------------------- -------------- -------------- -------------
Cash Flows From Financing Activities:
    Net change in demand deposits, transaction
      deposits and savings accounts                                                  185,409        984,603        604,771
    Net change in certificates of deposit                                            269,126        107,522        395,740
    Net change in other borrowings                                                   (55,811)        65,610       (165,744)
    Change in amount receivable (due) on unsettled security transactions             (65,132)        74,160       (297,055)
    Pay down of other borrowings                                                           -        (95,000)       (10,095)
    Issuance of preferred, common and treasury stock, net                              7,132          4,627          4,172
    Pay down of subordinated debenture                                                     -              -        (30,000)
    Net change in derivative margin accounts                                         (50,202)       (31,763)        (5,148)
    Proceeds from derivative liability contracts                                      10,259         45,538          3,162
    Dividends paid                                                                    (1,540)          (785)           (30)
------------------------------------------------------------------------------- -------------- -------------- -------------
Net cash provided by financing activities                                            299,241      1,154,512        499,773
------------------------------------------------------------------------------- -------------- -------------- -------------
Net increase (decrease) in cash and cash equivalents                                (112,821)        19,697        (23,123)
Cash and cash equivalents at beginning of period                                     643,912        624,215        647,338
------------------------------------------------------------------------------- -------------- -------------- -------------
Cash and cash equivalents at end of period                                       $   531,091    $   643,912    $   624,215
------------------------------------------------------------------------------- -------------- -------------- -------------
Cash paid for interest                                                           $   192,187    $   176,225    $   208,612
------------------------------------------------------------------------------- -------------- -------------- -------------
Cash paid for taxes                                                                   95,282         81,596         81,154
------------------------------------------------------------------------------- -------------- -------------- -------------
Net loans transferred to repossessed real estate                                       6,013          6,378          4,550
------------------------------------------------------------------------------- -------------- -------------- -------------
Payment of dividends in common stock                                                  65,899         58,300         53,165
------------------------------------------------------------------------------- -------------- -------------- -------------
Common stock and price guarantee issued for acquisition                                    -              -         67,745
------------------------------------------------------------------------------- -------------- -------------- -------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(In Thousands)
                                                                       Preferred Stock                  Common Stock
                                                                ------------------------------  ------------------------------
                                                                    Shares         Amount           Shares         Amount
                                                                ------------------------------  ------------------------------
December 31, 2001                                                   250,000          $25             51,737           $3
Comprehensive income:
   Net income                                                             -            -                  -            -
   Other comprehensive loss, net of tax:
     Unrealized gain on securities                                        -            -                  -            -
Total comprehensive income
Exercise of stock options                                                 -            -                695            -
Tax benefit on exercise of stock options                                  -            -                  -            -
Stock-based compensation                                                  -            -                  -            -
Preferred stock dividend                                                  -            -                  -            -
Issue shares for acquisition                                              -            -              1,711            -
Fair value of stock price guarantee                                       -            -                  -            -
Dividends paid in shares of common stock:
   Preferred stock                                                        -            -                 48            -
   Common stock                                                           -            -              1,559            -
------------------------------------------------------------------------------------------------------------------------------
December 31, 2002                                                   250,000           25             55,750            3
Comprehensive income:
   Net income                                                             -            -                  -            -
   Other comprehensive loss, net of tax:
     Unrealized loss on securities                                        -            -                  -            -
Total comprehensive income
Exercise of stock options                                                 -            -                603            -
Tax benefit on exercise of stock options                                  -            -                  -            -
Stock-based compensation                                                  -            -                  -            -
Cash dividends on preferred stock                                         -            -                  -            -
Redeem nonvoting preferred units                                          -          (13)                 -            -
Dividends paid in shares of common stock:
   Preferred stock                                                        -            -                 23            -
   Common stock                                                           -            -              1,680            1
------------------------------------------------------------------------------------------------------------------------------
December 31, 2003                                                   250,000           12             58,056            4
Comprehensive income:
   Net income                                                             -            -                  -            -
   Other comprehensive loss, net of tax:
     Unrealized loss on securities                                        -            -                  -            -
Total comprehensive income
Exercise of stock options                                                 -            -                616            -
Conversion of preferred stock to common                                 (25)           -                  -            -
Tax benefit on exercise of stock options                                  -            -                  -            -
Stock-based compensation                                                  -            -                  -            -
Cash dividends on preferred stock                                         -            -                  -            -
Dividends paid in shares of common stock                                  -            -              1,749            -
------------------------------------------------------------------------------------------------------------------------------
December 31, 2004                                                   249,975          $12             60,421           $4
------------------------------------------------------------------------------------------------------------------------------

                                                                                 December 31,
                                                                -------------------------------------------
                                                                     2004          2003          2002
                                                                -------------------------------------------
(1) Changes in other comprehensive income:
     Unrealized gains (losses) on securities                      $ (31,806)    $ (46,884)     $119,609
     Unrealized losses on cash flow hedges                           (1,625)            -             -
     Tax benefit (expense) on unrealized gains (losses)              11,303        16,858       (44,390)
     Reclassification adjustment for (gains) losses
       realized and included in net income                            3,088        (7,188)      (58,704)
     Reclassification adjustment for tax expense (benefit)
       on realized (gains) losses                                    (1,044)        2,585        20,781
                                                                -------------------------------------------
     Net change in unrealized gains (losses)                      $ (20,084)    $ (34,629)     $ 37,296
                                                                -------------------------------------------

See accompanying notes to consolidated financial statements.

   Accumulated
      Other                                                        Treasury Stock
   Comprehensive           Capital          Retained     ------------------------------------
  Income (Loss) (1)        Surplus          Earnings           Shares            Amount            Total
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
    $  5,792              $335,443          $504,101            541            $(12,498)        $  832,866

           -                     -           147,871              -                   -            147,871

      37,296                     -                 -              -                   -             37,296
                                                                                              ---------------
                                                                                                   185,167
                                                                                              ---------------
           -                 8,515                 -            125              (4,343)             4,172
           -                 5,482                 -              -                   -              5,482
           -                 4,124                 -              -                   -              4,124
           -                     -                (2)             -                   -                 (2)
           -                64,550                 -              -                   -             64,550
           -                 3,195                 -              -                   -              3,195

           -                 1,500            (1,500)             -                   -                  -
           -                52,245           (51,693)            17                (580)               (28)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
      43,088               475,054           598,777            683             (17,421)         1,099,526

           -                     -           158,360              -                   -            158,360

     (34,629)                    -                 -              -                   -            (34,629)
                                                                                              ---------------
                                                                                                   123,731
                                                                                              ---------------
           -                10,953                 -            145              (6,326)             4,627
           -                 1,325                 -              -                   -              1,325
           -                   219                 -              -                   -                219
           -                     -              (750)             -                   -               (750)
           -                     -                 -              -                   -                (13)

           -                   750              (750)             -                   -                  -
           -                58,293           (57,585)            21                (744)               (35)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
       8,459               546,594           698,052            849             (24,491)         1,228,630

           -                     -           179,023              -                   -            179,023

     (20,084)                    -                 -              -                   -            (20,084)
                                                                                              ---------------
                                                                                                   158,939
                                                                                              ---------------
           -                12,507                 -            122              (5,375)             7,132
           -                     -                 -              -                   -                  -
           -                 4,609                 -              -                   -              4,609
           -                 1,099                 -              -                   -              1,099
           -                     -            (1,875)             -                   -             (1,875)
           -                66,938           (65,939)            27              (1,039)               (40)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
    $(11,625)             $631,747          $809,261            998            $(30,905)        $1,398,494
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The Consolidated Financial Statements of BOK Financial Corporation ("BOK Financial" or "the Company") have been prepared in conformity with accounting principles generally accepted in the United States, including general practices of the banking industry. The consolidated financial statements include the accounts of BOK Financial and its subsidiaries, principally Bank of Oklahoma, N.A. and its subsidiaries ("BOk"), Bank of Texas, N.A., Bank of Arkansas, N.A., Bank of Albuquerque, N.A., Colorado State Bank and Trust, N.A. and BOSC, Inc. Certain prior year amounts have been reclassified to conform to current year classifications.

     The consolidated financial statements would also include the assets, liabilities, non-controlling interests and results of operations of variable interest entities ("VIEs") when BOK Financial is determined to be the primary beneficiary. Variable interest entities are generally defined in FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities," as entities that either do not have sufficient equity to finance their activities without support from other parties or whose equity investors lack a controlling financial interest. BOK Financial has limited interests in VIEs in its operations.

NATURE OF OPERATIONS

     BOK Financial, through its subsidiaries, provides a wide range of financial services to commercial and industrial customers, other financial institutions and consumers throughout Oklahoma, Northwest Arkansas, Dallas and Houston, Texas, Albuquerque, New Mexico, and Denver, Colorado. These services include depository and cash management; lending and lease financing; mortgage banking; securities brokerage, trading and underwriting; and personal and corporate trust.

USE OF ESTIMATES

     Preparation of BOK Financial's consolidated financial statements requires management to make estimates of future economic activities, including loan collectibility, prepayments and cash flows from customer accounts. These estimates are based upon current conditions and information available to management. Actual results may differ significantly from these estimates.

ACQUISITIONS

     Assets and liabilities acquired by purchase, including identifiable intangible assets, are recorded at fair values on the acquisition dates. The Consolidated Statements of Earnings include the results of purchases from the dates of acquisition.

INTANGIBLE ASSETS

     Intangible assets, which result from business combinations, are accounted for under the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," and No. 147, "Acquisitions of Certain Financial Institutions."

     Intangible assets with indefinite lives, such as goodwill, are evaluated for each of BOK Financial's business units for impairment annually or more frequently if conditions indicate impairment. The evaluation of possible impairment of intangible assets involves significant judgment based upon short-term and long-term projections of future performance.

     The fair value of BOK Financial's business units is estimated by the discounted future earnings method. Income growth is projected over a five-year period for each unit and a terminal value is computed. This projected income stream is converted to current fair value by using a discount rate that reflects a rate of return required by a willing buyer.

     Other identifiable intangible assets and core deposit intangibles are amortized using accelerated methods over the estimated benefit periods. These periods generally range from 5 to 10 years for other intangible assets and core deposit intangibles. The net book value of these other intangibles and core deposit intangibles are evaluated for impairment when economic conditions indicate an impairment may exist.

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

Amortization is computed by methods that approximate level yield and is adjusted for changes in prepayment estimates. Investment securities may be sold or transferred to trading or available for sale classification in certain limited circumstances specified in generally accepted accounting principles. Securities identified as available for sale are carried at fair value. Unrealized gains and losses are recorded, net of deferred income taxes, as accumulated other comprehensive income (loss) in shareholders' equity. Unrealized losses on securities are evaluated to determine if the losses are temporary based on various factors, including the cause of the loss, prospects for recovery and management's intent and ability to hold the security until the fair value exceeds amortized cost. An impairment charge is recorded against earnings if the loss is determined to be other than temporary. Realized gains and losses on sales of securities are based upon the amortized cost of the specific security sold. Available for sale securities are separately identified as pledged to creditors if the creditor has the right to sell or repledge the collateral.

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

DERIVATIVE INSTRUMENTS

     Derivative instruments may be used by the Company as part of its interest rate risk management programs or may be offered to customers to assist with their hedging strategies. All derivative instruments are carried at fair value. Changes in fair value are generally reported in income as they occur.

     Derivative instruments used to manage interest rate risk consist primarily of interest rate swaps. These contracts modify the interest income or expense of certain assets or liabilities. Amounts receivable from or payable to counterparties are reported in interest income or expense using the accrual method. Changes in fair value of interest rate swaps are reported in other operating revenue - gains or losses on derivatives.

     In certain circumstances, interest rate swaps may be designated as fair value hedges and may qualify for hedge accounting. In these circumstances, changes in the fair value of the hedged asset or liability that are attributable to the hedged risk are also reported in other operating revenue - gains or losses on derivatives, and may partially or completely offset the change in fair value of the interest rate swap. Fair value hedges are considered to be effective if the cumulative fair value adjustment of the interest rate swap is within a range of 80% to 120% of the change in fair value of the hedged asset or liability.

     Interest rate swaps may be designated as cash flow hedges of variable rate assets or liabilities, or of anticipated transactions. Changes in the fair value of interest rate swaps designated as cash flow hedges are recorded in accumulated other comprehensive income to the extent they are effective. The amount recorded in other comprehensive income is reclassified to earnings in the same periods as the hedged cash flows impact earnings. The ineffective portion of changes in fair value is reported in current earnings.

     If a derivative instrument that had been designated as a fair value hedge is terminated or if the hedge designation is removed or deemed to no longer be effective, the difference between the hedged item's carrying value and its face amount is recognized into income over the remaining original hedge period. Similarly, if a derivative instrument that had been designated as a cash flow hedge is terminated or if the hedge designation is removed or deemed to no longer be effective, the amount remaining in accumulated other comprehensive income is reclassified to earnings in the same period as the hedged item.

     BOK Financial also enters into mortgage loan commitments that are considered derivative instruments. Forward sales contracts are used to hedge these mortgage loan commitments as well as mortgage loans held for sale. Mortgage loan commitments are carried at fair value based upon quoted prices, excluding the value of loan servicing rights or other ancillary values. Changes in fair value of the mortgage loan commitments and forward sales contracts are reported in other operating revenue - mortgage banking revenue.

     Derivative contracts are also offered to customers to assist in hedging their risks of adverse changes in commodity prices, interest rates and foreign exchange rates. BOK Financial serves as an intermediary between its customers and the markets. Each contract between BOK Financial and its customers is offset by a contract between BOK Financial and various counterparties. These contracts are carried at fair value. Compensation for credit risk and reimbursement of administrative costs are recognized over the life of the contracts and included in other operating revenue - brokerage and trading revenue.

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

RESERVE FOR LOAN LOSSES AND OFF-BALANCE SHEET CREDIT LOSSES

     Reserves for loan losses and off-balance sheet credit losses are assessed by management, based upon an ongoing quarterly evaluation of the probable estimated losses inherent in the portfolio, and includes probable losses on both outstanding loans and unused commitments to provide financing. A consistent methodology has been developed that includes reserves assigned to specific criticized loans, general reserves that are based upon statistical migration analyses for each category of loans, and a nonspecific allowance that is based upon an analysis of current economic conditions, loan concentrations, portfolio growth and other relevant factors. The reserve for loan losses related to loans that are identified for evaluation in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114"), is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Loans are considered to be impaired when it becomes probable that BOK Financial will be unable to collect all amounts due according to the contractual terms of the loan agreement. This is substantially the same criteria used to determine when a loan should be placed on nonaccrual status. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

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

     A provision for credit losses is charged against earnings in amounts necessary to maintain adequate reserves for loan and off-balance sheet credit losses. Loans are charged off when the loan balance or a portion of the loan balance is no longer covered by the paying capacity of the borrower based on an evaluation of available cash resources and collateral value. Loans are evaluated quarterly and charge-offs are taken in the quarter in which the loss is identified. Additionally, all unsecured or under-secured loans that are past due by 180 days or more are charged off within 30 days. Recoveries of loans previously charged off are added to the reserve.

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

REAL ESTATE AND OTHER REPOSSESSED ASSETS

     Real estate and other repossessed assets are assets acquired in partial or total forgiveness of loans. These assets are carried at the lower of cost, which is determined by fair value at date of foreclosure, or current fair value. Income generated by these assets is recognized as received, and operating expenses are recognized as incurred.

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

MORTGAGE SERVICING RIGHTS

     Capitalized mortgage servicing rights are carried at the lower of amortized cost or fair value. Amortization is determined in proportion to the projected cash flows over the estimated lives of the servicing portfolios. The actual cash flows are dependent upon the prepayment of the mortgage loans and may differ significantly from the estimates.

     There is no active market for trading in mortgage servicing rights. We use a cash flow model to determine fair value. Key assumptions and estimates including projected prepayment speeds and assumed servicing costs, earnings on escrow deposits, ancillary income and discount rates used by this model are based on current market sources. A separate third party model is used to estimate prepayment speeds based on interest rates, housing turnover rates, estimated loan curtailment, anticipated defaults and other relevant factors. The prepayment model is updated daily for changes in market conditions. At least annually, we request estimates of fair value from outside sources to corroborate the results of the valuation model.

     Permanent impairment of mortgage servicing rights is evaluated quarterly. A strata is considered to be permanently impaired if the fair value does not exceed amortized cost after assuming a 300 basis point increase in mortgage interest rates. The amortized cost of the asset is reduced to the calculated fair value through a charge against the valuation allowance.

     Originated mortgage servicing rights are recognized when either mortgage loans are originated pursuant to an existing plan for sale or, if no such plan exists, when the mortgage loans are sold. The fair value of the originated servicing rights is determined at closing based upon relative fair value. Purchased mortgage servicing rights are recorded at cost.

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

     Current income tax expense is based on an effective tax rate that considers statutory federal and state income tax rates and permanent differences between income and expense recognition for financial reporting and income tax purposes. The amount of current income tax expense recognized in any period may differ from amounts reported to taxing authorities. These differences are recorded as current income tax liabilities. Income tax expense may be reduced when amounts accrued are determined to no longer represent liabilities of the Company. Income tax expense was reduced $3.0 million in 2004 from the resolution of state income tax issues.

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

STOCK COMPENSATION PLANS

     BOK Financial has various stock compensation plans for its employees. During 2003, BOK Financial adopted the expense recognition provisions of Financial Accounting Standards Board Statement No. 123, "Accounting for
Stock-Based Compensation" ("FAS 123"), as amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("FAS 148"). Under FAS 123, compensation expense is recognized based on the fair value of stock options granted. BOK Financial chose to retroactively restate its results of operations for the accounting change, as provided by FAS 148.

     BOK Financial also permits certain executive officers to defer the recognition of income from the exercise of stock options for income tax purposes and to diversify the deferred income into alternative investments. Because the Company is expected to settle these amounts in cash, they are recognized as a liability. Changes in the liability are recognized as additional compensation expense.

OTHER OPERATING REVENUE

     Fees and commissions revenue is recognized at the time the related services are provided or products are sold and may be accrued when necessary. Accrued fees and commissions are reversed against revenue if amounts are subsequently deemed to be uncollectible.

EFFECT OF PENDING STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

FINANCIAL ACCOUNTING STANDARDS BOARD

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS 123R, "SHARE-BASED PAYMENTS"

     In December 2004, the FASB revised Statement No. 123, "Accounting for Stock-Based Compensation," by issuing FAS 123R. FAS 123R requires companies to recognize in income statements the grant-date fair value of stock options and other equity-based compensation issued to employees. Previously, FAS 123 recommended, but did not require income statement recognition of the fair value of equity-based compensation. FAS 123R requires that share-based payments that may be settled in cash be carried at current fair value. Fair value is determined at each balance sheet date until the award is settled. Changes in fair value are recognized in the current period. Share-based payments that will be settled in equity instruments are measured at grant-date fair value and not remeasured for subsequent changes in fair value. Compensation expense is generally recognized over the vesting period for awards that will be settled in equity instruments. FAS 123R is effective for interim periods beginning on or after June 15, 2005.

     The Company previously adopted the preferred income statement recognition methods of the original FAS 123. Management does not expect FAS 123R to have a significant effect on its financial statements.

AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

STATEMENT OF POSITION 03-3, "ACCOUNTING FOR CERTAIN LOANS OR DEBT SECURITIES ACQUIRED IN A TRANSFER"

     SOP 03-3 addresses accounting for differences between contractual and expected cash flows of certain acquired loans and debt securities when the differences are due, at least in part, to credit quality. SOP 03-3 is applicable to loans and debt securities acquired individually, in pools or as part of a business combination. It is not applicable to loans originated by the lender. The yield that may be accreted to income is limited to the excess of estimated undiscounted cash flows over the investor's investment in the asset. Subsequent increases in expected cash flows should be recognized prospectively through a yield adjustment. Subsequent decreases in expected cash flows should be recognized as impairment. SOP 03-3 prohibits the carry-over or creation of valuation allowances related to acquired assets, including assets acquired in a business combination that have evidence of deterioration since origination. SOP 03-3 is effective for loans and debt securities acquired in fiscal years beginning after December 15,

2004. The guidance provided by SOP 03-3 is not expected to have a significant effect on future financial statements.

EMERGING ISSUES TASK FORCE

ISSUE 03-1, "THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS"

     EITF 03-1 provides guidance for determining when an investment is impaired, for evaluating whether the impairment is other-than-temporary and for measuring impairment. An asset is considered impaired when its fair value is less than cost. The criteria for evaluating whether the impairment is other-than-temporary includes the nature of the asset, whether the asset can be prepaid by the issuer in a manner that the investor will not recover its investment, the severity and duration of the impairment and the investor's ability and intent to hold the asset until the fair value recovers. Impairment is measured as the difference between fair value and cost. If the impairment is considered other-than-temporary, a new cost basis is established through direct write-down of the asset.

     In September 2004, the FASB agreed to reconsider EITF 03-1 and all other guidance on disclosing, measuring and recognizing other-than-temporary impairment of debt and equity securities. Until the reconsideration of EITF 03-1 is complete, we are unable to evaluate the effects on future financial statements. The disclosure requirements of EITF 03-1 remain in effect. Guidance for determining other-than-temporary impairment continues to be provided by the Securities and Exchange Commission's Staff Accounting Bulletin No. 59.

(2) ACQUISITIONS

     On September 10, 2003, BOK Financial paid $77.9 million in cash for all the outstanding stock of Colorado Funding Company and its Colorado State Bank and Trust subsidiary.

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

     These transactions were accounted for by the purchase method of accounting. Aggregate allocation of the purchase price to the net assets acquired was as follows (in thousands):

                                     2003         2002
                                 ------------ -------------
 Cash and cash equivalents        $   80,051   $   46,295
 Securities                           14,507       62,484
 Loans                               222,530      132,278
 Less reserve for loan losses          2,282        1,364
                                 ------------ -------------
 Loans, net                          220,248      130,914
 Identifiable intangible assets       18,770        3,718
 Other assets                         20,809        8,568
                                 ------------ -------------
 Total assets acquired               354,385      251,979
 Deposits:
   Noninterest-bearing                75,078       49,213
   Interest-bearing                  226,361      173,887
                                 ------------ -------------
 Total deposits                      301,439      223,100
 Other borrowings                      5,098        8,610
 Other liabilities                    11,951        2,736
                                 ------------ -------------
 Net assets acquired                  35,897       17,533
 Less purchase price                  77,928       67,745
                                 ------------ -------------
 Goodwill                         $   42,031   $   50,212
                                 ------------ -------------

     The following unaudited condensed consolidated pro forma statements of earnings for BOK Financial present the effects on income had the purchase acquisitions described above occurred at the beginning of 2002:

Condensed Consolidated Pro Forma Statements of Earnings
(In Thousands Except Per Share Data)
(Unaudited)
                                 Year ended December 31,
                              ------------------------------
                                   2003            2002
                              -------------- ---------------
Net interest revenue           $  400,159       $389,648
Provision for credit losses        35,941         35,162
----------------------------- -------------- ---------------
 Net interest revenue
    after provision for
    credit losses                 364,218        354,486
Other operating revenue           311,373        332,052
Other operating expense           428,490        452,654
----------------------------- -------------- ---------------
Income before taxes               247,101        233,884
Federal and state
   income tax                      88,914         80,825
----------------------------- -------------- ---------------
Net income                     $  158,187       $153,059
----------------------------- -------------- ---------------
Earnings per share:
 Basic net income              $     2.67         $ 2.61
 Diluted net income                  2.38           2.31
----------------------------- -------------- ---------------
 Average shares:
    Basic                          58,700         58,102
    Diluted                        66,509         66,301
----------------------------- -------------- ---------------

     On December 21, 2004, BOK Financial announced it entered into an agreement to acquire Phoenix-based Valley Commerce Bancorp Ltd. and its Valley Commerce Bank subsidiary for $32 million cash. Total consolidated assets and net assets of Valley Commerce Bancorp Ltd. were $141 million and $13 million, respectively, at December 31, 2004. This transaction is expected to be completed in April 2005, subject to regulatory approval.

(3) SECURITIES

INVESTMENT SECURITIES

     The amortized cost and fair values of investment securities are as follows (in thousands):

                                                                       December 31,
                               ----------------------------------------------------------------------------------------------
                                                    2004                                           2003
                               ----------------------------------------------- ----------------------------------------------
                                                          Gross Unrealized                               Gross Unrealized
                                 Amortized    Fair    ------------------------  Amortized    Fair     -----------------------
                                   Cost       Value       Gain       Loss         Cost       Value       Gain       Loss
                               ----------------------------------------------------------------------------------------------
 Municipal and other tax-exempt  $216,986    $218,465    $2,501     $(1,022)     $184,192   $187,354     $4,049     $ (887)
 Mortgage-backed U.S. agency
    securities                      1,287       1,336        49           -         2,296      2,418        122          -
 Other debt securities              2,821       2,835        14           -         1,463      1,484         21          -
 ----------------------------------------------------------------------------------------------------------------------------
       Total                     $221,094    $222,636    $2,564     $(1,022)     $187,951   $191,256     $4,192     $ (887)
 ----------------------------------------------------------------------------------------------------------------------------

     The amortized cost and fair values of investment securities at December 31, 2004, by contractual maturity, are as shown in the following table (dollars in thousands):

                                                                                                                  Weighted
                                            Less than      One to        Five to         Over                      Average
                                            One Year     Five Years     Ten Years     Ten Years       Total       Maturity (4)
                                           ------------ -------------- ------------- ------------- ------------- -------------

Municipal and other tax-exempt:
  Amortized cost                           $  46,214    $  138,870       $24,996       $ 6,906      $ 216,986        2.99
  Fair value                                  46,254       140,027        25,365         6,819        218,465
  Nominal yield (1)                             5.54          5.02          6.03          6.07           5.28
Other debt securities:
  Amortized cost                           $   2,021    $      100       $   700       $     -     $    2,821        2.45
  Fair value                                   2,021           106           708             -          2,835
  Nominal yield                                 2.28          7.00          5.37             -           3.21
                                           ------------ -------------- ------------- ------------- ------------- -------------
Total fixed maturity securities:
  Amortized cost                           $  48,235    $  138,970     $  25,696       $ 6,906     $  219,807        2.98
  Fair value                                  48,275       140,133        26,073         6,819        221,300
  Nominal yield                                 5.41          5.02          6.02          6.07           5.26
                                           ------------ -------------- ------------- -------------
Mortgage-backed securities:
  Amortized cost                                                                                   $    1,287         (2)
  Fair value                                                                                            1,336
  Nominal yield (3)                                                                                      6.45
                                                                                                   -------------
Total investment securities:
  Amortized cost                                                                                    $ 221,094
  Fair value                                                                                          222,636
  Nominal yield                                                                                          5.26
                                                                                                   -------------

(1)  Calculated on a taxable equivalent basis using a 39% effective tax rate.
(2)  The average expected lives of mortgage-backed securities were 6.28 years based upon current prepayment assumptions.
(3)  The nominal yield on mortgage-backed securities is based upon prepayment assumptions at the purchase date. Actual yields earned may differ significantly based upon actual prepayments.
(4)  Expected maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without penalty.

AVAILABLE FOR SALE SECURITIES

     The amortized cost and fair value of available for sale securities are as follows (in thousands):

                                                                        December 31,
                                ----------------------------------------------------------------------------------------------
                                                    2004                                            2003
                                ---------------------------------------------- -----------------------------------------------
                                                          Gross Unrealized                                Gross Unrealized
                                  Amortized    Fair     ----------------------   Amortized     Fair     ----------------------
                                    Cost       Value       Gain      Loss          Cost        Value       Gain      Loss
                                ----------------------------------------------------------------------------------------------
U.S. Treasury                    $    27,119 $   27,062  $     31   $    (88)   $    44,679 $   45,424   $    746   $     (1)
Municipal and other tax-exempt           414        404         1        (11)         3,271      3,257          6        (20)
Mortgage-backed securities:
    U. S. agencies                 3,067,611  3,052,375     8,079    (23,315)     3,514,158  3,518,926     28,962    (24,194)
    Other                          1,423,613  1,418,770     2,378     (7,221)       845,430    848,911      5,996     (2,515)
------------------------------------------------------------------------------------------------------------------------------
Total mortgage-backed securities   4,491,224  4,471,145    10,457    (30,536)     4,359,588  4,367,837     34,958    (26,709)
------------------------------------------------------------------------------ -----------------------------------------------
Other debt securities                    515        528        13          -          1,140      1,177         37          -
Equity securities and mutual funds    90,343     94,051     3,708          -         96,460    101,173      5,450       (737)
------------------------------------------------------------------------------------------------------------------------------
   Total                         $ 4,609,615 $4,593,190  $ 14,210   $(30,635)   $ 4,505,138 $4,518,868   $ 41,197   $(27,467)
------------------------------------------------------------------------------------------------------------------------------

     The amortized cost and fair values of available for sale securities at December 31, 2004, by contractual maturity, are as shown in the following table (dollars in thousands):

                                                                                                                     Weighted
                                             Less than       One to       Five to         Over                       Average
                                              One Year     Five Years    Ten Years     Ten Years        Total       Maturity (5)
                                            ------------- ------------- ------------- ------------- --------------- -----------
U.S. Treasuries:
   Amortized cost                           $  16,054     $   11,065    $        -    $       -     $    27,119         0.99
   Fair value                                  16,057         11,005             -            -          27,062
   Nominal yield                                 2.21           2.75             -            -            2.43
Municipal and other tax-exempt:
   Amortized cost                           $       -     $       99    $      315    $       -     $       414         5.43
   Fair value                                       -            100           304            -             404
   Nominal yield (1)                                -           4.67          2.65            -            3.13
Other debt securities:
   Amortized cost                           $     374     $       75    $       66    $       -     $       515         1.57
   Fair value                                     383             79            66            -             528
   Nominal yield (1)                             6.05           6.23          5.85             -           6.05
                                            ------------- ------------- ------------- ------------- --------------- -----------
Total fixed maturity securities:
   Amortized cost                           $  16,428     $   11,239    $      381    $       -     $    28,048         1.07
   Fair value                                  16,440         11,184           370            -          27,994
   Nominal yield                                 2.35           2.80          3.20            -            2.51
                                            ------------- ------------- ------------- -------------
Mortgage-backed securities:
   Amortized cost                                                                                   $ 4,491,224          (2)
   Fair value                                                                                         4,471,145
   Nominal yield (4)                                                                                       4.35
                                                                                                    ---------------
Equity securities and mutual funds:
   Amortized cost                                                                                   $    90,343          (3)
   Fair value                                                                                            94,051
   Nominal yield                                                                                           2.64
                                                                                                    ---------------
Total available-for-sale securities:
   Amortized cost                                                                                   $ 4,609,615
   Fair value                                                                                         4,593,190
   Nominal yield                                                                                           4.30
                                                                                                    ---------------

(1)  Calculated on a taxable equivalent basis using a 39% effective tax rate.
(2)  The average expected lives of mortgage-backed securities were 3.26 years based upon current prepayment assumptions.
(3)  Primarily common stock and preferred stock of U.S. Government agencies with no stated maturity.
(4)  The nominal yield on mortgage-backed securities is based upon prepayment assumptions at the purchase date. Actual yields earned may differ significantly based upon actual prepayments.
(5)  Expected maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without penalty.

     At December 31, 2004, there were outstanding commitments to buy $15 million of securities that have not yet been issued. As of December 31, 2004, these commitments are not reflected in BOK Financial's balance sheet because they have not settled and meet specific criteria exempting them from the definition of derivative contracts.

     Sales of available for sale securities resulted in gains and losses as follows (in thousands):

                              2004        2003        2002
                           ----------- ----------- -----------
Proceeds                  $2,652,554  $5,089,734  $6,873,320
Gross realized gains          10,452      30,373      85,346
Gross realized losses         13,540      23,185      26,642
Related federal and state
  income tax expense
  (benefit)                   (1,044)      2,585      20,781

     In addition to securities that have been reclassified as pledged to creditors, securities with an amortized cost of $2.6 billion and $2.1 billion at December 31, 2004 and 2003, respectively, have been pledged as collateral for repurchase agreements, public and trust funds on deposit and for other purposes as required by law. The secured parties do not have the right to sell or repledge these securities.

     Net unrealized losses on securities totaled $15 million at December 31, 2004 compared with net unrealized gains of $17 million at December 31, 2003 due primarily to rising interest rates. The aggregate gross amount of unrealized losses at December 31, 2004 totaled $32 million. Management evaluated the securities with unrealized losses to determine if we believe that the losses were temporary. This evaluation considered factors such as causes of the unrealized losses and prospects for recovery over various interest rate scenarios and time periods. We also considered our ability and intent to hold the securities until the fair values exceed amortized cost. It is our belief, based on currently available information and our evaluation, that the unrealized losses in these securities were temporary.

Temporarily Impaired Securities
(In Thousands)
                                         Less Than 12 Months         12 Months or Longer             Total
                                      -------------------------  -------------------------  -------------------------
                                         Fair      Unrealized       Fair      Unrealized       Fair      Unrealized
                                         Value        Loss          Value        Loss          Value        Loss
                                      ------------ ------------  ------------ ------------  ------------ ------------
Investment:
  Municipal and other tax exempt       $   49,805   $    331     $   42,470   $     691     $   92,275     $  1,022
Available for sale:
  U. S. Treasury                           21,978         88              -           -         21,978           88
  Municipal and other tax-exempt                -          -            304          11            304           11
  Mortgage-backed securities:
      U. S. agencies                    1,139,652      8,236        742,421      15,079      1,882,073       23,315
      Other                               610,811      6,534        137,188         687        747,999        7,221
------------------------------------- ------------ ------------  ------------ ------------  ------------ ------------
Total                                  $1,822,246   $ 15,189     $  922,383   $  16,468     $2,744,629     $ 31,657
------------------------------------- ------------ ------------  ------------ ------------  ------------ ------------

(4) DERIVATIVES

     The fair values of derivative contracts at December 31, 2004 were (in thousands):


                                            Assets     Liabilities
                                          -----------  -------------
   Customer Risk Management Programs:
         Interest rate contracts          $   4,116     $  5,526
         Energy contracts                   363,388      362,761
         Cattle contracts                       708        1,138
         Foreign exchange contracts          10,569       10,571
----------------------------------------- -----------  -------------
   Total Customer Derivatives               378,781      379,996

   Interest Rate Risk Management Programs:
         Interest rate risk management          953        7,296
         Mortgage servicing rights              317            -
----------------------------------------- -----------  -------------
     Total Derivative Contracts           $ 380,051     $387,292
----------------------------------------- -----------  -------------

CUSTOMER RISK MANAGEMENT PROGRAMS

     BOK Financial offers programs that permit its customers to manage various risks. We have programs to assist energy producing customers to hedge against price fluctuations and to take positions through energy derivative contracts. We also have programs to assist customers in managing their interest rate and foreign exchange risks and a specialized program for customers with loans secured by cattle. These programs work essentially the same way. Derivative contracts are executed between the customers and BOK Financial. Offsetting contracts are executed between BOK Financial and selected counterparties to minimize the risk of changes in commodity prices, interest rates or foreign exchange rates. The counterparty contracts are identical to the customer contracts, except for a fixed pricing spread or a fee paid to BOK Financial as compensation for administrative costs, credit risks and profit.

INTEREST RATE RISK MANAGEMENT PROGRAMS

     BOK Financial uses interest rate swaps to assist in managing its interest rate sensitivity. Interest rate swaps are generally used to reduce overall asset sensitivity by converting specific fixed rate liabilities to floating rate based on LIBOR, or specific prime-based loans to fixed rate. Interest rate swaps are designated as fair value or cash flow hedges when the specific criteria required by generally accepted accounting principles are met. These criteria include requirements that derivatives are highly effective in offsetting changes in fair value or cash flow of the hedged assets or liabilities.

     The following table details interest rate swaps and, when applicable, the associated hedged assets or liabilities at December 31, 2004 (dollars in thousands):


                        Hedged Asset / Liability                                      Interest Rate Swap
         ------------------------------------------------------------------------------------------------------------------------
                                           Weighted Average                       Weighted Average
                                     ---------------------------             ---------------------------
                                      Fixed Rate   Floating Rate   Notional   Fixed Rate    Floating Rate      Positive   Negative
 Maturity   Description      Amount     (Paid)      Received (2)    Amount  Received(Paid) Received (Paid)(1) Fair Value Fair Value
 --------------------------------------------------------------------------------------------------------------------------------
 Fair value hedges:
    2005   Certificates of  $84,606     (1.933)%        - %       $85,000        2.113%        (2.400)%     $     -       $   157
             deposit
    2006   Certificates of   74,980     (2.313)         -          75,000        2.400         (2.400)            -           781
             deposit
    2007   Certificates of   50,000     (2.960)         -          50,000        3.085         (2.400)            -           480
             deposit
    2007   Subordinated     150,000     (7.125)         -         150,000        3.165         (2.400)            -         1,540
             debt
    2008   Certificates of   21,980     (3.000)         -          22,000        3.093         (2.400)            -           404
             deposit
    2009   Certificates of   69,932     (4.009)         -          70,000        4.133         (2.400)          953           251
             deposit
    2010   Certificates of    9,878     (3.624)         -          10,000        3.657         (2.400)            -           184
             deposit
    2011   Certificates of   29,779     (3.983)         -          30,000        4.013         (2.400)            -           231
             deposit
         ------------------------------------------------------------------------------------------------------------------------
           Total fair
             value hedges   491,155                               492,000                                       953         4,028
         ------------------------------------------------------------------------------------------------------------------------

 Cash flow hedges:
    2008   Prime rate loans 100,000        -        5.250         100,000        5.926         (5.250)(2)         -         1,625
         ------------------------------------------------------------------------------------------------------------------------
           Total cash flow
             hedges         100,000                               100,000                                         -         1,625
         ------------------------------------------------------------------------------------------------------------------------

 Not designated as hedges:
    2006                          -        -            -          13,246       (5.425)         2.400             -           418
    2011                          -        -            -          33,332       (5.359)         2.400             -         1,225
                          -----------                         ------------                              -------------------------
         Total             $591,155                              $638,578                                   $   953       $ 7,296
                          -----------                         ------------                              -------------------------

(1)  Floating rates are based on 30-day LIBOR, unless otherwise noted.
(2)  Floating rate based on prime.

     During 2004 and 2003, net interest revenue was increased by $9.9 million and $14.7 million, respectively, from the settlement of amounts receivable or payable on interest rate swaps.

     In addition, BOK Financial has an option to enter into an interest rate swap that is part of the mortgage servicing rights hedging program. The notional amount of this derivative contract is $50 million. On October 15, 2005, we have the right to enter into an interest rate swap where we receive a fixed rate of 4.05% and pay a variable rate based on LIBOR. If we choose to exercise the option, the resulting swap will expire in 2015. This contract is carried at fair value and is not designated as a hedge for accounting purposes.

(5) LOANS

     Significant components of the loan portfolio are as follows (in thousands):

                                                                        December 31,
                               -----------------------------------------------------------------------------------------------
                                                     2004                                           2003
                               ------------------------------------------------ ----------------------------------------------
                                  Fixed      Variable     Non-                     Fixed     Variable      Non-
                                   Rate        Rate      accrual     Total         Rate        Rate      accrual     Total
                               ------------------------------------------------ ----------------------------------------------
 Commercial                    $1,580,239  $2,962,402   $33,195  $4,575,836    $1,603,095  $2,692,247   $41,360  $4,336,702
 Commercial real estate           376,290   1,234,676    10,144   1,621,110       446,751   1,181,030     2,311   1,630,092
 Residential mortgage             687,574     502,732     8,612   1,198,918       522,240     485,582     7,821   1,015,643
 Residential mortgage held for
    sale                           40,262           -         -      40,262        56,543           -         -      56,543
 Consumer                         309,461     182,671       709     492,841       298,465     145,255     1,189     444,909
 -----------------------------------------------------------------------------------------------------------------------------
 Total                         $2,993,826  $4,882,481   $52,660  $7,928,967    $2,927,094  $4,504,114   $52,681  $7,483,889
 -----------------------------------------------------------------------------------------------------------------------------
 Loans past due (90 days)                                        $    7,649                                      $   14,944
 -----------------------------------------------------------------------------------------------------------------------------
 Foregone interest on nonaccrual loans                           $    4,617                                      $    4,821
 -----------------------------------------------------------------------------------------------------------------------------

     Approximately 59% of the commercial and consumer loan portfolios and approximately 75% of the residential mortgage loan portfolio (excluding loans held for sale) are loans to businesses and individuals in Oklahoma. This geographic concentration subjects the loan portfolio to the general economic conditions within this area.

     Within the commercial loan classification, loans to energy-related businesses total $1.2 billion or 15% of total loans as of December 31, 2004. Other notable segments include wholesale/retail, $699 million; manufacturing, $484 million; agriculture, $262 million, which includes $217 million of loans to the cattle industry; and services, $1.6 billion, which includes nursing homes of $281 million, healthcare of $143 million and hotels of $30 million.

     Approximately 39% of commercial real estate loans are secured by properties located in Oklahoma, primarily in the Tulsa and Oklahoma City metropolitan areas. An additional 31% of commercial real estate loans are secured by property located in Texas. The major components of these properties are multifamily residences, $232 million; construction and land development, $457 million; retail facilities, $312 million; and office buildings, $343 million.

     During 2004, interest rate swaps with $100 million notional amounts were designated cash flow hedges of prime-based loans. The objective of the hedge is to protect against the variability of interest cash flows on the first $100 million of then existing prime-based loans. The Company receives settlements based on a fixed rate of 5.93% and pays settlements based on the U.S. prime rate. Amounts due are settled monthly. The amounts related to these swaps included in accumulated other comprehensive income that are expected to be reclassified into earnings during 2005 based on the current interest rate environment is not material to the Company's operating results.

CREDIT COMMITMENTS

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At December 31, 2004, outstanding commitments totaled $3.5 billion. Because some commitments are expected to expire before being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. BOK Financial uses the same credit policies in making commitments as it does loans.

     The amount of collateral obtained, if deemed necessary, is based upon management's credit evaluation of the borrower.

     Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Because the credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan commitments, BOK Financial uses the same credit policies in evaluating the creditworthiness of the customer. Additionally, BOK Financial uses the same evaluation process in obtaining collateral on standby letters of credit as it does for loan commitments. The term of these standby letters of credit is defined in each commitment and typically corresponds with the underlying loan commitment. At December 31, 2004, outstanding standby letters of credit totaled $414 million.

     Commercial letters of credit are used to facilitate customer trade transactions with the drafts being drawn when the underlying transaction is consummated. At December 31, 2004, outstanding commercial letters of credit totaled $7 million.

RESERVES  FOR CREDIT LOSSES

     The activity in the reserve for loan losses is summarized as follows (in thousands):
                                 2004      2003      2002
                             --------------------------------
  Beginning balance           $ 114,784  $ 103,851 $ 89,188
  Provision for loan losses      15,792     34,000   34,228
  Loans charged off             (29,685)   (31,475) (25,905)
  Recoveries                      7,727      6,125    4,976
  Addition due to acquisitions        -      2,283    1,364
  -----------------------------------------------------------
  Ending balance              $ 108,618  $ 114,784 $103,851
  -----------------------------------------------------------

     The activity in the reserve for off-balance sheet credit losses is summarized as follows (in thousands):

                                 2004      2003      2002
                             --------------------------------
  Beginning balance           $  13,855  $  12,219 $ 12,717
  Provision for off-balance
     sheet credit losses          4,647      1,636     (498)
  -----------------------------------------------------------
  Ending balance              $  18,502  $  13,855 $ 12,219
  -----------------------------------------------------------
  Provision for credit losses $  20,439  $  35,636 $ 33,730
  -----------------------------------------------------------

IMPAIRED LOANS

     Investments in loans considered to be impaired under FAS 114 were as follows (in thousands):
                                       December 31,
                             --------------------------------
                                 2004      2003      2002
                             --------------------------------
  Investment in loans
     impaired under
     FAS 114 (all of
     which were on a
     nonaccrual basis)         $45,424    $46,990   $44,912
  Loans with specific
     reserves for loss          14,881     18,947     4,685
  Specific reserve balance       6,994      6,377     2,269
  No specific related reserve
     for loss                   30,543     28,043    40,227
  Average recorded investment
     in impaired loans          46,386     47,415    41,828

     Interest income recognized on impaired loans during 2004, 2003 and 2002 was not significant.

(6) PREMISES AND EQUIPMENT

     Premises and equipment at December 31 are summarized as follows (in thousands):
                                            December 31,
                                     ------------------------
                                          2004        2003
                                     ----------- ------------
   Land                                $ 40,479    $ 40,098
   Buildings and improvements           135,932     126,665
   Software                              27,515      26,338
   Furniture and equipment              100,447      95,833
------------------------------------ ----------- ------------
   Subtotal                             304,373     288,934
   Less accumulated depreciation        131,730     113,033
------------------------------------ ----------- ------------
   Total                               $172,643    $175,901
------------------------------------ ----------- ------------

     Depreciation expense of premises and equipment was $23.4 million, $22.4 million and $20.5 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(7) INTANGIBLE ASSETS

     The following table presents the original cost and accumulated amortization of intangible assets (in thousands):

                                            December 31,
                                      -----------------------
                                          2004       2003
                                      ----------- -----------
   Core deposit premiums               $ 86,257    $ 86,257
   Less accumulated amortization         71,158      64,012
------------------------------------- ----------- -----------
   Net core deposit premiums             15,099      22,245
   Other identifiable intangible assets  11,526      11,526
   Less accumulated amortization          4,249       3,257
------------------------------------- ----------- -----------
   Net other identifiable intangible
      assets                              7,277       8,269
   Goodwill                             273,353     273,307
   Less accumulated amortization         53,135      53,135
------------------------------------- ----------- -----------
   Net goodwill                         220,218     220,172
------------------------------------- ----------- -----------
   Total intangible assets, net        $242,594    $250,686
------------------------------------- ----------- -----------

     Expected amortization expense for intangible assets that will continue to be amortized under FAS 142, as amended by FAS 147, (in thousands):

                      Core            Other
                     Deposit       Identifiable
                    Premiums    Intangible Assets     Total
                 -------------- ----------------- -------------
 2005               $ 5,175         $  962           $ 6,137
 2006                 3,628            796             4,424
 2007                 2,935            763             3,698
 2008                 1,552            780             2,332
 2009                 1,216            804             2,020
 Thereafter             593          3,172             3,765
---------------- -------------- ----------------- -------------
                    $15,099         $7,277           $22,376
---------------- -------------- ----------------- -------------

     The net amortized cost of intangible assets at December 31, 2004 is assigned to reporting units as follows (in thousands):

        Core deposit premiums:
          Bank of Albuquerque               $    503
          Bank of Texas                        7,007
          Colorado State Bank and Trust        7,589
       ----------------------------------- -----------
                                            $ 15,099
       ----------------------------------- -----------

        Other identifiable intangible assets:
          Bank of Oklahoma                  $    197
          Colorado State Bank and Trust        7,080
       ----------------------------------- -----------
                                            $  7,277
       ----------------------------------- -----------

        Goodwill:
          Bank of Oklahoma                  $  8,173
          Bank of Texas                      154,741
          Bank of Albuquerque                 15,273
          Colorado State Bank and Trust       42,031
       ----------------------------------- -----------
                                            $220,218
       ----------------------------------- -----------

(8) MORTGAGE BANKING ACTIVITIES

     BOK Financial engages in mortgage banking activities through the BOk Mortgage Division of BOk. Residential mortgage loans held for sale totaled $40 million and $57 million, and outstanding mortgage loan commitments totaled $189 million and $208 million at December 31, 2004 and 2003, respectively. Mortgage loan commitments are generally outstanding for 60 to 90 days and are subject to both credit and interest rate risk. Credit risk is managed through underwriting policies and procedures, including collateral requirements, which are generally accepted by the secondary loan markets. Exposure to interest rate fluctuations is partially hedged through the use of mortgage-backed securities forward sales contracts. These contracts set the price for loans that will be delivered in the next 60 to 90 days. As of December 31, 2004, the unrealized loss on forward sales contracts used to hedge the mortgage pipeline was approximately $119 thousand.

     At December 31, 2004, BOK Financial owned the rights to service 56,062 mortgage loans with outstanding principal balances of $4.5 billion, including $655 million serviced for affiliates, and held related funds of $67 million for investors and borrowers. The weighted average interest rate and remaining term was 6.27% and 270 months, respectively. Mortgage loans sold with recourse totaled $32 million at December 31, 2004. At December 31, 2003, BOK Financial owned the rights to service 61,254 mortgage loans with outstanding principal balances of $4.7 billion, including $357 million serviced for affiliates, and held related funds of $83 million for investors and borrowers. The weighted average interest rate and remaining term was 6.50% and 266 months, respectively. Mortgage loans sold with recourse totaled $103 million at December 31, 2003.

     The portfolio of mortgage servicing rights exposes BOK Financial to interest rate risk. During periods of falling interest rates, mortgage loan prepayments increase, reducing the value of the mortgage servicing rights. See
Note 1 for specific accounting policies for mortgage servicing rights and the related hedges.

     Activity in capitalized mortgage servicing rights and related valuation allowance during 2002, 2003 and 2004 are as follows (in thousands):

                                   Capitalized Mortgage Servicing Rights
                                   -------------------------------------  Valuation     Hedging
                                    Purchased   Originated    Total       Allowance      Loss (2)   Net
 -----------------------------------------------------------------------------------------------------------
 Balance at December 31, 2001        $ 55,056    $ 53,611   $ 108,667   $(18,451)   $   8,580   $  98,796
   Additions, net                        (412)     20,832      20,420          -            -      20,420
   Amortization expense               (17,421)    (17,159)    (34,580)         -       (1,425)    (36,005)
   Write-off                                -      (7,435)     (7,435)     9,456       (2,021)          -
   Provision for impairment                 -           -           -    (45,923)           -     (45,923)
 -----------------------------------------------------------------------------------------------------------
 Balance at December 31, 2002          37,223      49,849      87,072    (54,918)       5,134      37,288
   Additions, net                          (3)     23,922      23,919          -            -      23,919
   Amortization expense               (14,840)    (19,315)    (34,155)         -       (1,425)    (35,580)
   Recovery of impairment                   -           -           -     22,923            -      22,923
 -----------------------------------------------------------------------------------------------------------
 Balance at December 31, 2003          22,380      54,456      76,836    (31,995)       3,709      48,550
   Additions, net                           -      11,365      11,365          -            -      11,365
   Amortization expense                (4,695)    (10,753)    (15,448)         -         (356)    (15,804)
   Write-off                           (6,291)     (7,012)    (13,303)    16,656       (3,353)          -
   Recovery of impairment                   -           -           -      1,567            -       1,567
 -----------------------------------------------------------------------------------------------------------
 Balance at December 31, 2004        $ 11,394    $ 48,056    $ 59,450  $ (13,772)   $       -   $  45,678
 -----------------------------------------------------------------------------------------------------------
 Estimated fair value of
 mortgage servicing rights at:
    December 31, 2002 (1)             $17,311    $ 20,477    $ 37,788                           $  37,788
    December 31, 2003 (1)             $12,625    $ 36,564    $ 49,189                           $  49,189
    December 31, 2004 (1),(3)         $ 9,338    $ 36,985    $ 46,323                           $  46,323
 -----------------------------------------------------------------------------------------------------------

(1)  Excludes approximately $1.1 million, $1.4 million and $2 million at December 31, 2004, 2003 and 2002, respectively, of loan servicing rights on mortgage loans originated prior to the adoption of FAS 122.
(2)  Hedging loss represents the deferred loss on a derivatives-based hedging program prior to the adoption of FAS 133.
(3)  Fair value of mortgage servicing rights is based on numerous assumptions primarily related to mortgage interest rates.
     At December 31, 2004, management estimates that a 50 basis point increase in mortgage interest rates will increase the fair value of mortgage servicing rights by $6.3 million and a 50 basis point decrease in mortgage interest rates will reduce the fair value of mortgage servicing rights by $10.4 million.

     Fair value is determined by discounting the projected net cash flows. Significant assumptions are:

     Discount rate - Indexed to a risk-free rate commensurate with the average life of the servicing portfolio plus a market premium. The discount rate at December 31, 2004 was 9.71%.

     Prepayment rate - Annual prepayment estimates ranging from 10.55% to 34.54% based upon loan interest rate, original term and loan type.

     Loan servicing costs - $35 to $46 annually per loan based upon loan type.

     Escrow earnings rate - Indexed to rates paid on deposit accounts with a comparable average life. The escrow earnings rate at December 31, 2004 was 4.52%.

     Stratification  of  the  mortgage  loan-servicing  portfolio,   outstanding
principal of loans serviced, and related hedging information by interest rate at December 31, 2004 follows (in thousands):

                                                   < 5.51%     5.51% - 6.50%   6.51% - 7.50%     =>  7.51%        Total
                                               -------------------------------------------------------------------------------
 Cost less accumulated amortization                $  13,807     $   23,266     $    17,096      $   5,281     $   59,450
 -----------------------------------------------------------------------------------------------------------------------------

 Fair value                                        $  12,378     $   17,679     $    11,856      $   4,410     $   46,323
 -----------------------------------------------------------------------------------------------------------------------------

 Impairment (2)                                    $   1,628     $    5,588     $     5,242      $   1,314     $   13,772
 -----------------------------------------------------------------------------------------------------------------------------

 Outstanding principal of loans serviced (1)       $ 938,400     $1,421,900     $ 1,027,300      $ 358,000     $3,745,600
 -----------------------------------------------------------------------------------------------------------------------------

1  Excludes outstanding principal of $655 million for loans serviced for affiliates and $86 million of mortgage loans for which there are no capitalized mortgage servicing rights.
2  Impairment is determined by both an interest rate and loan type stratification.

(9) DEPOSITS

     Interest expense on deposits is summarized as follows (in thousands):

                              2004       2003        2002
                          -----------------------------------
 Transaction deposits      $  35,517  $  31,346  $  39,273
 Savings                         975        944      1,976
 Time:
   Certificates of
     deposits under $100,000  41,978     39,098     50,036
   Certificates of deposits
      $100,000 and over       53,918     48,181     42,291
   Other time deposits        12,045     12,360     11,890
 ------------------------------------------------------------
      Total time             107,941     99,639    104,217
 ------------------------------------------------------------
      Total                 $144,433   $131,929   $145,466
 ------------------------------------------------------------

     The aggregate amounts of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 were $2.2 billion and $2.1 billion, respectively.

     Time deposit maturities are as follows: 2005 - $1.3 billion, 2006 - $422 million, 2007 - $808 million, 2008 - $232 million, 2009 - $330 million, and $577 million thereafter.

     During the first half of 2004, the Company raised $342 million in fixed rate, brokered certificates of deposits. These deposits generally replaced other time deposits as they matured. The weighted average interest rate paid on these certificates is 2.89%. Interest rate swaps have been designated as hedges of each of these certificates. The purpose of these swaps is to hedge against changes in fair value due to changes in interest rates by modifying the certificates from fixed rate to floating rates based on changes in LIBOR. We receive a weighted average fixed rate of 3.01% on these swaps and currently pay a floating rate of 2.40%.

     Interest expense on time deposits during 2004 and 2003 was reduced by the net accrued settlement from interest rate swaps of $7.9 million and $14.0 million, respectively.

(10) OTHER BORROWINGS

     Information relating to other borrowings is summarized as follows (dollars in thousands):

                                                                         December 31
                           --------------------------------------------------------------------------------------------------------
                                          2004                                2003                              2002
                           --------------------------------------------------------------------------------------------------------
                                                    Maximum                            Maximum                          Maximum
                                                  Outstanding                        Outstanding                      Outstanding
                                                    At Any                              At Any                          At Any
                             Balance      Rate     Month End     Balance      Rate    Month End    Balance     Rate    Month End
                           --------------------------------------------------------------------------------------------------------
Parent Company:
   Revolving, unsecured line $   95,000    2.91%   $   95,000    $   95,000    1.75%   $   95,000  $   85,000    2.17% $   95,000
   Subordinated debenture             -      -              -             -      -              -           -      -       30,000
   Other                              -      -              -             -      -              -           -      -           95
                           -------------                       -------------                     -------------
       Total parent company      95,000    2.91                      95,000    1.75                    85,000    2.17
                           -------------                       -------------                     -------------
Subsidiary Banks:
   Funds purchased and
     repurchase agreements    1,555,507    2.18     1,900,810     1,609,668    1.37     1,904,269   1,567,686    1.67   1,895,315
   Federal Home Loan Bank
     advances                   894,354    2.31       899,350       899,426    1.21       974,729     973,454    1.48   1,036,387
   Subordinated debenture       151,594    5.18       154,230       154,332    6.02       155,345     155,419    6.19     156,229
   Other                         25,646    0.98        28,748        22,224    1.58        29,116      29,568    1.49      29,853
                           -------------                       -------------                     -------------
     Total subsidiary banks   2,627,101    2.39                   2,685,650    1.58                 2,726,127    1.86
                           -------------                       -------------                     -------------
Total other borrowings       $2,722,101    2.41                  $2,780,650    1.74                $2,811,127    1.93
                           -------------                       -------------                     -------------

     Aggregate annual principal repayments of long-term debt at December 31, 2004 are as follows (in thousands):

                               Parent     Subsidiary
                               Company      Banks
                            ---------------------------
    2005                        $     -    $2,257,446
    2006                         95,000       205,124
    2007                              -       153,537
    2008                              -         1,934
    2009                              -         8,049
    Thereafter                        -         1,011
                            ---------------------------
    Total                       $95,000    $2,627,101
                            ---------------------------

     Funds purchased generally mature within one to ninety days from the transaction date. At December 31, 2004, securities sold under agreements to repurchase totaled $822 million with related accrued interest payable of $556 thousand.

     Additional information relating to repurchase agreements at December 31, 2004 is as follows (dollars in thousands):

                                                   Amortized        Market        Repurchase      Average
 Security Sold/Maturity                              Cost           Value         Liability (1)     Rate
 -------------------------------------------------------------------------------------------------------------
 U.S. Agency Securities:
   Overnight                                       $  424,984    $   422,652      $  437,457        2.19%
   Term of 30 to 90 days                              517,925        512,494         384,628        2.33
 -------------------------------------------------------------------------------------------------------------
      Total Agency Securities                      $  942,909    $   935,146      $  822,085        2.25%
 -------------------------------------------------------------------------------------------------------------

(1) BOK Financial maintains control over the securities underlying overnight repurchase agreements and generally transfers control over securities underlying longer-term dealer repurchase agreements to the respective counterparty.

     Borrowings from the Federal Home Loan Bank are used for funding purposes. In accordance with policies of the Federal Home Loan Bank, BOK Financial has granted a blanket pledge of eligible assets (generally unencumbered U.S. Treasury and mortgage-backed securities, 1-4 family loans and multifamily loans) as collateral for these advances. The unused credit available to BOK Financial at December 31, 2004 pursuant to the Federal Home Loan Bank's collateral policies is $434 million.

     BOK Financial has a revolving, unsecured credit agreement from certain banks at December 31, 2004 of $125 million. Interest is based upon either a base rate or LIBOR plus a defined margin that is determined by BOK Financial's credit rating. This margin ranges from 0.625% to 1.25%. The base rate is defined as the greater of the daily federal funds rate plus 0.5% or the prime rate. Interest is generally paid monthly. Facility fees are paid quarterly on the unused portion of the commitment at a rate of 0.20% to 0.25% as determined by BOK Financial's current debt rating. This credit agreement includes certain restrictive covenants that limit BOK Financial's ability to borrow additional funds and to pay cash dividends on common stock. These covenants also require BOK Financial and its subsidiaries to maintain minimum capital levels and to exceed minimum net worth ratios. BOK Financial met all of the restrictive covenants at December 31, 2004.

     In 1997, BOk issued a $150 million 7.125% fixed rate subordinated debenture that matures in 2007. Interest rate swaps were used as a fair value hedge to convert the fixed interest on the debenture to a LIBOR-based floating rate. This required BOk to adjust the carrying value of the subordinated debenture to fair value. In 2001, those interest rate swaps were terminated. The related market value adjustment of the subordinated debenture of $8 million is being recognized over the remaining life of the debt. Amortization of this adjustment reduces the cost of the debt by 102 basis points.

     During 2004, a $150 million notional amount interest rate swap was designated as a hedge of changes in fair value of the subordinated debt due to changes in interest rates. The Company receives a fixed rate of 3.165% and pays a variable rate based on 1-month LIBOR, or 2.40% at December 31, 2004. Semi-annual swap settlements coincide with interest payments on the subordinated debenture. The interest rate swap terminates on August 15, 2007, the maturity date of the subordinated debenture.

(11) FEDERAL AND STATE INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows (in thousands):

                                             December 31,
                                       ----------------------
                                          2004       2003
                                       ----------------------
 Deferred tax liabilities:
    Available for sale securities
      mark-to-market                     $      -   $  5,300
    Pension contributions in excess
      of book expense                       9,400     10,800
    Valuation adjustments                  29,300     26,300
    Mortgage servicing rights              20,200     24,200
    Lease financing                        15,800     16,900
    Other                                   4,500      3,600
 ------------------------------------------------------------
      Total deferred tax liabilities       79,200     87,100
 ------------------------------------------------------------
 Deferred tax assets:
    Available for sale securities
      mark-to-market                        6,400          -
    Stock-based compensation                3,900      3,500
    Credit loss reserves                   48,500     48,900
    Valuation adjustments                  13,200     20,400
    Deferred book income                   22,400     19,700
    Deferred compensation                   8,300      4,300
    Other                                  12,100     14,400
 ------------------------------------------------------------
      Total deferred tax assets           114,800    111,200
 ------------------------------------------------------------
 Deferred tax assets in
   excess of deferred tax liabilities    $ 35,600   $ 24,100
 ------------------------------------------------------------

     The significant components of the provision for income taxes attributable to continuing operations for BOK Financial are shown below (in thousands):

                               Years ended December 31,
                         -----------------------------------
                             2004       2003       2002
                         -----------------------------------
 Current:
    Federal                 $84,514     $77,015    $89,879
    State                     6,743       5,551      6,011
 -----------------------------------------------------------
    Total current            91,257      82,566     95,890
 -----------------------------------------------------------

 Deferred:
    Federal                     161       5,369    (12,978)
    State                        29         979     (2,077)
 -----------------------------------------------------------
    Total deferred              190       6,348    (15,055)
 -----------------------------------------------------------
      Total income tax      $91,447     $88,914    $80,835
 -----------------------------------------------------------

     The  reconciliations  of  income  attributable  to  continuing   operations
computed at the U.S. federal statutory tax rates to income tax expense are as follows (in thousands):

                                 Years ended December 31,
                              -------------------------------
                                 2004      2003      2002
                              -------------------------------
 Amount:
    Federal statutory tax       $94,671   $86,538   $79,903
    Tax exempt revenue           (2,705)   (2,815)   (3,233)
    Effect of state income taxes,
      net of federal benefit      4,220     4,110     2,482
    Intangible amortization         397       763       914
    Charitable contribution      (2,446)        -         -
    Utilization of tax credits     (784)     (794)     (937)
    Reduction of tax accrual     (3,000)        -         -
    Other, net                    1,094     1,112     1,706
 ------------------------------------------------------------
      Total                     $91,447   $88,914   $80,835
 ------------------------------------------------------------

     Due to the favorable resolution of certain state tax issues for the tax period ended December 31, 2000, BOK Financial reduced its tax accrual by $3 million, which was credited against current federal income tax expense in 2004.

                                  Years ended December 31,
                               -------------------------------
                                  2004      2003      2002
                               -------------------------------
 Percent of pretax income:
    Federal statutory rate         35%       35%       35%
    Tax-exempt revenue             (1)       (1)       (1)
    Effect of state income taxes,
      net of federal benefit        2         2         1
    Intangible amortization         -         -         -
    Charitable contribution        (1)        -         -
    Utilization of tax credits      -         -         -
    Reduction of tax accrual       (1)        -         -
    Other, net                      -         -         -
 -------------------------------------------------------------
      Total                        34%       36%       35%
 -------------------------------------------------------------

(12) EMPLOYEE BENEFITS

     BOK Financial sponsors a defined benefit Pension Plan for all employees who satisfy certain age and service requirements. The following table presents information regarding this plan (dollars in thousands):

                                                             December 31,
                                                       -----------------------
                                                           2004         2003
                                                       -----------------------
 Change in projected benefit obligation:
    Projected benefit obligation at beginning of year   $ 37,773    $ 30,606
    Service cost                                           6,096       5,178
    Interest cost                                          2,314       2,015
    Actuarial loss                                         2,262       2,161
    Benefits paid                                         (3,757)     (2,187)
 -----------------------------------------------------------------------------
 Projected benefit obligation at end of year (1),(2)    $ 44,688    $ 37,773
 -----------------------------------------------------------------------------

 Change in plan assets:
    Plan assets at fair value at beginning of year      $ 43,275    $ 30,945
    Actual return on plan assets                           4,002       7,286
    Company contributions                                  8,726       7,231
    Benefits paid                                         (3,757)     (2,187)
 -----------------------------------------------------------------------------
 Plan assets at fair value at end of year               $ 52,246    $ 43,275
 -----------------------------------------------------------------------------

 Reconciliation of prepaid (accrued) and total
    amount recognized:
      Benefit obligation                                $(44,688)   $(37,773)
      Fair value of assets                                52,246      43,275
 -----------------------------------------------------------------------------
      Funded status of the plan                            7,558       5,502
      Unrecognized net loss                               14,226      13,387
      Unrecognized prior service cost                        443         503
 -----------------------------------------------------------------------------
 Prepaid pension costs                                  $ 22,227    $ 19,392
 -----------------------------------------------------------------------------

 Components of net periodic benefit costs:
    Service cost                                        $  6,096    $  5,178
    Interest cost                                          2,314       2,015
    Expected return on plan assets                        (3,639)     (2,957)
    Amortization of unrecognized amounts:
      Net loss                                             1,060         818
      Prior service cost                                      60          60
 -----------------------------------------------------------------------------
 Net periodic pension cost                              $  5,891    $  5,114
 -----------------------------------------------------------------------------

(1)  Projected benefit obligation equals accumulated benefit obligation.
(2)  Projected benefit obligation is based on a January 1 measurement date.

 Weighted-average assumptions as of December 31:
    Discount rate                                           5.75%       6.25%
    Expected return on plan assets                          8.00%       7.50%
    Rate of compensation increase                           5.25%       5.25%

     As of December 31, 2004, expected future benefit payments related to the Pension Plan were as follows (in thousands):

          2005                               $  1,311
          2006                                  1,208
          2007                                  1,989
          2008                                  2,250
          2009                                  3,090
          2010 through 2014                    16,501
                                           -------------
                                             $ 26,349
                                           -------------

     Assets of the Pension Plan consist primarily of shares in the American Performance Balanced Fund. The stated objective of this fund is to provide an attractive total return through a broadly diversified mix of equities and bonds. The typical portfolio mix is approximately 60% equities and 40% bonds. The life-to-date return on the fund, which is used as an indicator when setting the expected return on plan assets, was 8.62%. The maximum and minimum required Pension Plan contributions for 2004 were $2.2 million and $0, respectively.
Amounts contributed to the Pension Plan during 2004 included $1.0 million attributable to the current year and $7.7 million attributable to 2003.

     Employee contributions to the Thrift Plans are matched by BOK Financial up to 5% of base compensation, based upon years of service. Participants may direct the investments of their accounts in a variety of options, including BOK Financial Common Stock. Employer contributions vest over five years. Expenses incurred by BOK Financial for the Thrift Plans totaled $3.9 million, $3.6 million and $3.1 million for 2004, 2003 and 2002, respectively.

     BOK Financial also sponsors a defined benefit post-retirement employee medical plan, which pays 50 percent of annual medical insurance premiums for retirees who meet certain age and service requirements. Assets of the retiree medical plan consist primarily of shares in a cash management fund. Eligibility for the post-retirement plan is limited to current retirees and certain employees who were age 60 or older at the time the plan was frozen in 1993. The net obligation recognized under the plan was $2.2 million at December 31, 2004. A 1% change in medical expense trends would not significantly affect the net obligation or cost of this plan.

     Under various performance incentive plans, participating employees may be granted awards based on defined formulas or other criteria. Earnings were charged $58.1 million in 2004, $52.0 million in 2003 and $32.1 million in 2002 for such awards.

(13) STOCK COMPENSATION PLANS

     The shareholders and Board of Directors of BOK Financial have approved various stock-based compensation plans. The number of awards and the employees to receive awards are determined for the Chief Executive Officer and other senior executives by an independent compensation committee of the Board of Directors. Other stock-based compensation awards are approved by the independent compensation committee upon recommendation of the Chairman of the Board and the Chief Executive Officer.

     These awards consist primarily of stock options that are subject to vesting requirements. Generally, one-seventh of the options awarded vest annually and expire three years after vesting. Additionally, stock options that vest in two years and expire 45 days after vesting have been awarded.

     The following table presents options outstanding during 2002, 2003 and 2004 under these plans:
                                                Weighted-
                                                 Average
                                                Exercise
                                     Number       Price
                                   --------------------------
 Options outstanding at
    December 31, 2001               3,591,373      $18.17
 Options awarded                      174,258       31.28
 Options exercised                   (491,952)      13.31
 Options forfeited                    (40,104)      19.89
 Options expired                           (5)       5.96
 ------------------------------------------------------------
 Options outstanding at
    December 31, 2002               3,233,570       19.66
 Options awarded                      889,343       32.60
 Options exercised                   (672,457)      16.74
 Options forfeited                    (61,941)      23.07
 Options expired                          (53)      18.73
 ------------------------------------------------------------
 Options outstanding at
    December 31, 2003               3,388,462       23.58
 Options awarded                      857,951       40.37
 Options exercised                   (693,199)      19.65
 Options forfeited                   (212,844)      27.15
 Options expired                       (2,322)      14.94
 ------------------------------------------------------------
 Options outstanding at
    December 31, 2004               3,338,048      $28.53
 ------------------------------------------------------------
 Options vested at
    December 31, 2004                 980,493      $20.40
 ------------------------------------------------------------

     The following table summarizes information concerning currently outstanding and vested stock options:

              Options Outstanding                    Options Vested
 -----------------------------------------------   -------------------
                           Weighted
                            Average     Weighted            Weighted
    Range of               Remaining     Average             Average
    Exercise      Number  Contractual   Exercise   Number   Exercise
     Prices    Outstanding Life (years)   Price    Vested    Price


  $8.18 - $9.69    77,458      1.25     $ 9.30     77,458    $ 9.30

      16.17       145,632      1.92      16.17    142,560     16.17
  17.37 - 19.02   950,979      3.07      18.05    476,849     18.19

  28.27 - 31.00 1,101,827      4.42      29.70    283,626     29.28

  37.21 - 37.65   226,656      1.00      37.43          -         -
      37.74       611,338      6.00      37.74          -         -
  45.43 - 49.09   224,158      2.00      47.81          -         -
 ------------------------------------------------  -------------------

     Stock-based compensation expense included in reported pretax net income for the years ended December 31, 2004, 2003 and 2002 was $11.3 million, $5.7 million and $4.1 million, respectively.

     Compensation expense for stock options is generally recognized based on the fair value of options granted over the options' vesting period. No compensation expense is recognized for options that are forfeited before vesting. The fair value of options was determined as of the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                  2004       2003      2002
                                ---------- --------- ---------
Average risk-free interest rate    3.27%      2.57%     1.59%
Dividend yield                     None       None      None
Volatility factors                 .168       .178      .190
Weighted-average
   expected life              4.9 years    7 years   2 years
Weighted-average fair value       $8.53      $6.66     $4.18

     BOK Financial also may issue nonvested common shares under the various stock-based compensation plans. These shares, which generally are issued only to the Chief Executive Officer and selected senior executives, vest five years after the grant date. The holders of these shares may be required to retain the shares for a three-year period after vesting. At December 31, 2004, a total of 44,738 nonvested common shares have been awarded, including 24,800 awarded in 2004.

     BOK Financial permits certain executive officers to defer recognition of taxable income from their stock-based compensation. These officers are also able to diversify their deferred compensation into investments other than BOK Financial common stock.

     This stock-based compensation is recognized as liability awards rather than equity awards. Compensation expense is based on the intrinsic value of the award over the vesting period. Additional compensation expense is recognized based on changes in the fair value of the deferred compensation liability after the vesting period. The total deferred compensation liability attributed to these arrangements was $16.5 million for 2004 and $6.8 million for 2003.

     During January 2005, BOK Financial awarded the following stock-based compensation:

                             ---------------------------------
                                        Exercise  Fair Value /
                              Number     Price        Award
                             ---------------------------------
  Equity awards:
    Stock options             493,235     $47.34    $10.94
    Nonvested stock             5,036         -      47.34
                             ----------
    Total Equity awards       498,271
  Liability awards:
    Stock options             187,207      47.34     10.94
    Nonvested stock             7,892         -      47.34
                             ----------
    Total Liability awards    195,099
                             ----------
  Total stock-based awards    693,370
  ------------------------------------------------------------

(14) RELATED PARTIES

     In compliance with applicable regulations, the Company may extend credit to certain executive officers, directors, principal shareholders and their affiliates (collectively referred to as "related parties") in the ordinary course of business under substantially the same terms as comparable third-party lending arrangements. The Company's loans to related parties do not involve more than the normal credit risk and there are no non-accrual or impaired related party loans outstanding at December 31, 2004 or 2003.

     Activity  in  loans  to  related  parties  is  summarized  as  follows  (in thousands):
                                     2004         2003
                                  ------------ ------------
  Beginning balance                $119,873      $83,189
     Advances                       434,242      122,685
     Payments                      (442,834)     (86,001)
     Adjustments (1)                 (6,436)           -
  ------------------------------- ------------ ------------
  Ending balance                   $104,845     $119,873
  ------------------------------- ------------ ------------
(1)  Adjustments generally consist of changes in status as a related party.

     BOK Investment Advisors, Inc. ("BOKIA"), a wholly-owned subsidiary of BOk, serves as investment advisor to American Performance Funds ("AP Funds"). AP Funds is a diversified, open-ended, investment company established in 1987 as a business trust under the Investment Act of 1940. BOk serves as custodian for AP Funds. Effective July 1, 2004, BOKIA began serving as the AP Funds administrator. BOK Financial offers the AP Funds products to customers and employees, in the ordinary course of business, through its brokerage and trading, employee benefit plan and trust services as well as to the general public.

     Certain related parties are customers of the Company for services other than loans, including consumer banking, corporate banking, risk management, wealth management, brokerage and trading, or fiduciary/trust services. The Company engages in transactions with related parties in the ordinary course of business in compliance with applicable regulation. There are no other material related party transactions that require disclosure.

(15) COMMITMENTS AND CONTINGENT LIABILITIES

     In the ordinary course of business, BOK Financial and its subsidiaries are subject to legal actions and complaints. Management believes, based upon the opinion of counsel, that the actions and liability or loss, if any, resulting from the final outcomes of the proceedings will not be material in the aggregate.

     BOk is obligated under a long-term lease for its bank premises located in downtown Tulsa. The lease term, which began November 1, 1976, is for fifty-seven years with options to terminate in 2014 and 2024. Annual base rent is $3.3 million. BOk subleases portions of its space for annual rents of $370 thousand in 2005 and $213 thousand in years 2006 through 2009. Net rent expense on this lease was $2.9 million in years 2004, 2003 and 2002. Total rent expense for BOK Financial was $14.3 million in 2004, $13.0 million in 2003 and $12.4 million in 2002.

     At December 31, 2004, future minimum lease payments for equipment and premises under operating leases were as follows: $13.6 million in 2005, $13.0 million in 2006, $11.6 million in 2007, $10.7 million in 2008, $9.6 million in 2009, and a total of $36.3 million thereafter.

     BOk and Williams Companies, Inc. severally guaranteed 30 percent and 70 percent, respectively, of the $13 million debt and operating deficit of two parking facilities operated by the Tulsa Parking Authority. The debt had a maturity date of May 15, 2007. In 2003, BOk funded the remaining amount of this commitment and paid $2.9 million to retire the Company's obligation with respect to this debt. There were no expenditures related to this guarantee in 2004. Expenditures totaled $3.2 million in 2003 and $373 thousand in 2002.

     The Federal Reserve Bank requires member banks to maintain certain minimum average cash balances. These balances were approximately $334 million and $303 million at December 31, 2004 and 2003, respectively.

     BOSC, Inc., a wholly-owned subsidiary of BOK Financial, is an introducing broker to Pershing, LLC for retail equity investment transactions. As such, it has indemnified Pershing, LLC against losses due to a customer's failure to settle a transaction or to repay a margin loan. All unsettled transactions and margin loans are secured as required by applicable regulation. The amount of customer balances subject to indemnification totaled $2.9 million at December 31, 2004.

     BOK Private Equity, LLC, indirectly a wholly-owned subsidiary of BOK Financial, is the general partner in BOK Private Equity Fund, LP ("the Fund"). The Fund provides alternative investment opportunities to certain customers, some of which are related parties, through limited partnerships. The Fund generally invests in distressed assets, asset buy-out or venture capital limited partnerships or limited liability companies. The general partner has contingent obligations through the Fund to make additional investments totaling $13.9 million as of December 31, 2004.

(16) SHAREHOLDERS' EQUITY

PREFERRED STOCK

     One billion shares of preferred stock with a par value of $0.00005 per share are authorized. A single series of 249,974,544 shares designated as Series A Preferred Stock ("Series A Preferred Stock") is currently issued and outstanding. The Series A Preferred Stock has no voting rights except as otherwise provided by Oklahoma corporate law and may be converted into one share of Common Stock for each 36 shares of Series A Preferred Stock at the option of the holder. Dividends are cumulative at an annual rate of ten percent of the $0.06 per share liquidation preference value when declared and are payable in cash. Aggregate liquidation preference is $15 million. In 2004 and 2003, cash dividends declared on preferred stock totaled $1.9 million and $750 thousand, respectively. During 2003 and 2002, 23,214 shares and 47,961 shares, respectively, of BOK Financial common stock were issued in payment of dividends on the Series A Preferred Stock in lieu of cash by mutual agreement of BOK Financial and the holders of the Series A Preferred Stock. These shares were valued at $750,000 in 2003 and $1.5 million in 2002, based on average market price, as defined, for a 65 business day period preceding declaration. George B. Kaiser owns substantially all Series A Preferred Stock.

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

     During 2004, 2003 and 2002, 3% dividends payable in shares of BOK Financial common stock were declared and paid. The shares issued were valued at $66 million, $58 million and $52 million, respectively, based on the average closing bid/ask prices on the day preceding declaration. Per share data has been restated to reflect these stock dividends.

     On October 25, 2002, BOK Financial issued 1,711,127 shares of common stock and 292,225 options to purchase shares, with a fair value at the issuance date of $65 million for its purchase of Bank of Tanglewood. In addition, BOK Financial agreed to a limited price guarantee on a portion of the shares issued in this purchase. The fair value of this price guarantee, estimated to be $3 million based upon the Black-Scholes Option pricing model, was included in the purchase price of Bank of Tanglewood (see Note 2). Pursuant to this guarantee, any holder of BOK Financial common shares issued in this acquisition may annually make a claim for the excess of the guaranteed price and the actual sales price of any shares sold during a 60-day period after each of the first five anniversary dates after October 25, 2002. The maximum annual number of shares subject to this guarantee is 210,069. The guaranteed price for each anniversary period is $37.67 for 2005, $40.10 for 2006 and $42.53 for 2007. The price guarantee is nontransferable and noncumulative. BOK Financial may elect, in its sole discretion, to issue additional shares of common stock to satisfy any obligation under the price guarantee or to pay cash. The maximum aggregate number of common shares that may be issued to satisfy any price guarantee obligations is 10 million. If, as of any benchmark date, BOK Financial has already issued 10 million shares, BOK Financial is not obligated to make any further benchmark payments. BOK Financial's ability to pay cash to satisfy any price guarantee obligations is limited by applicable bank holding company and bank capital and dividend regulations.

SUBSIDIARY BANKS

     The amounts of dividends that BOK Financial's subsidiary banks can declare and the amounts of loans the subsidiary banks can extend to affiliates are limited by various federal banking regulations and state corporate law. Generally, dividends declared during a calendar year are limited to net profits, as defined, for the year plus retained profits for the preceding two years. The amounts of dividends are further restricted by minimum capital requirements.
Pursuant to the most restrictive of the regulations at December 31, 2004, BOK Financial's subsidiary banks could declare dividends up to $161 million without prior regulatory approval. Management has developed and the Board of Directors has approved an internal capital policy that is more restrictive than the regulatory capital standards. As of December 31, 2004, the subsidiary banks could declare dividends of up to $98 million under this policy. During 2004, the subsidiary banks did not declare any dividends. The subsidiary banks declared and paid dividends of $66 million in 2003 and $40 million in 2002.

     Loans to a single affiliate may not exceed 10% and loans to all affiliates may not exceed 20% of unimpaired capital and surplus, as defined. Additionally, loans to affiliates must be fully secured. As of December 31, 2004, these loans had no outstanding balance. As of December 31, 2003, these loans totaled $10 million. Total loan commitments to affiliates at December 31, 2004 were $108 million.

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

     For a banking institution to qualify as well capitalized, its Tier I, Total and Leverage capital ratios must be at least 6%, 10% and 5%, respectively. Tier I capital consists primarily of common stockholders' equity, excluding unrealized gains or losses on available for sale securities, less goodwill, core deposit premiums and certain other intangible assets. As directed by the Federal Reserve Bank, Tier I capital excludes $23 million, the combined value of common shares issued subject to the market value protection program and the value of the market value guarantee. These values will be restored to Tier I capital as the market price guarantee expires. Total capital consists primarily of Tier I capital plus preferred stock, subordinated debt and reserves for credit losses, subject to certain limitations. All of BOK Financial's banking subsidiaries exceeded the regulatory definition of well capitalized.

                                                                                December 31,
                                                         ------------------------------------------------------------
                                                                     2004                           2003
                                                         ------------------------------ -----------------------------
                                                              Amount         Ratio           Amount        Ratio
                                                         ------------------------------ -----------------------------
 (Dollars in thousands)
 Total Capital (to Risk Weighted Assets):
    Consolidated                                         $    1,329,431       11.67%     $    1,157,782      11.31%
    BOk                                                       1,016,351       11.13             900,888      11.06
    Bank of Texas                                               235,921       11.41             201,984      11.13
    Bank of Albuquerque                                         103,573       15.34              91,412      17.35
    Bank of Arkansas                                             16,162       20.37              15,218      21.56
    Colorado State Bank and Trust                                36,015       14.50              26,222      10.19
 Tier I Capital (to Risk Weighted Assets):
    Consolidated                                         $    1,140,654       10.02%     $      935,932       9.15%
    BOk                                                         867,335        9.50             718,538       8.82
    Bank of Texas                                               211,641       10.24             179,256       9.88
    Bank of Albuquerque                                          95,443       14.14              84,811      16.10
    Bank of Arkansas                                             15,164       19.11              14,328      20.30
    Colorado State Bank and Trust                                32,891       13.24              22,997       8.94
 Tier I Capital (to Average Assets):
    Consolidated                                         $    1,140,654        7.94%      $      935,932      7.17%
    BOk                                                         867,335        7.29              718,538      6.69
    Bank of Texas                                               211,641        7.62              179,256      7.22
    Bank of Albuquerque                                          95,443        6.69               84,811      6.37
    Bank of Arkansas                                             15,164        8.97               14,328      7.82
    Colorado State Bank and Trust                                32,891        8.73               22,997      6.86

(17) EARNINGS PER SHARE

     The following table presents the computation of basic and diluted earnings per share (dollars in thousands except per share data):

                                                                                    Years ended December 31,
                                                                          --------------------------------------------
                                                                               2004          2003           2002
                                                                          --------------------------------------------
 Numerator:
    Net income                                                              $   179,023   $   158,360    $  147,871
    Preferred stock dividends                                                    (1,875)       (1,500)       (1,500)
 ---------------------------------------------------------------------------------------------------------------------
 Numerator for basic earnings per share - income
    available to common stockholders                                            177,148       156,860       146,371
 ---------------------------------------------------------------------------------------------------------------------
 Effect of dilutive securities:
    Preferred stock dividends                                                     1,875         1,500         1,500
 ---------------------------------------------------------------------------------------------------------------------
 Numerator for diluted earnings per share - income available
    to common stockholders after assumed conversion                         $   179,023   $   158,360    $  147,871
 ---------------------------------------------------------------------------------------------------------------------
 Denominator:
    Denominator for basic earnings per share - weighted average shares       59,128,395    58,699,951    56,613,689
    Effect of dilutive securities:
      Employee stock compensation plans (1)                                     669,857       776,891       773,628
      Convertible preferred stock                                             6,921,083     6,921,164     6,921,164
      Tanglewood market value guarantee (see Note 16)                            13,161       111,115        45,077
 ---------------------------------------------------------------------------------------------------------------------
 Dilutive potential common shares                                             7,604,101     7,809,170     7,739,869
 ---------------------------------------------------------------------------------------------------------------------
 Denominator for diluted earnings per share - adjusted
    weighted average shares and assumed conversions                          66,732,496    66,509,121    64,353,558
 ---------------------------------------------------------------------------------------------------------------------
 Basic earnings per share                                                         $3.00         $2.67         $2.59
 ---------------------------------------------------------------------------------------------------------------------
 Diluted earnings per share                                                       $2.68         $2.38         $2.30
 ---------------------------------------------------------------------------------------------------------------------

(1)  Excludes employee stock options with exercise prices                        31,970        26,943        86,215
     greater than the current market price.

(18) REPORTABLE SEGMENTS

     BOK Financial operates five principal lines of business: Oklahoma corporate banking, Oklahoma consumer banking, mortgage banking, wealth management, and regional banking. Mortgage banking activities include loan origination and servicing across all markets served by the Company. Wealth management provides brokerage and trading, private financial services and investment advisory services in all markets. It also provides fiduciary services in all markets except Colorado. Fiduciary services in Colorado are included in regional banks. Regional banking consists primarily of corporate and consumer banking activities in the respective local markets. These five principal lines of business combined account for approximately 94% of total revenue. In addition to its lines of business, BOK Financial has a funds management unit. The primary purpose of this unit is to manage the overall liquidity needs and interest rate risk of the company. Each line of business borrows funds from and provides funds to the funds management unit as needed to support their operations.

     The Oklahoma Corporate Banking segment provides loan and lease financing and treasury and cash management services to businesses throughout Oklahoma and certain relationships in surrounding states. Oklahoma Corporate Banking also includes our TransFund unit, which provides ATM and merchant deposit services. The Oklahoma Consumer Banking segment provides a full line of deposit, loan and fee-based services to customers throughout Oklahoma through four major distribution channels: traditional branches, supermarket branches, the 24-hour ExpressBank call center and Online Banking. The Mortgage Banking segment consists of two operating sectors that originate a full range of mortgage products from federally sponsored programs to "jumbo loans" on higher priced homes in BOK Financial's primary market areas. The Mortgage Banking segment also services mortgage loans acquired from throughout the United States. The Wealth Management segment provides a wide range of financial services, including trust and private financial services and brokerage and trading services. This segment includes the activities of BOSC, Inc., a registered broker/dealer. Trust and private financial services include sales of institutional, investment and retirement products, loans and other services to affluent individuals, businesses, not-for-profit organizations, and governmental agencies. Trust services are primarily provided to clients in Oklahoma, Texas, Arkansas and New Mexico. Regional banking includes Bank of Texas, Bank of Albuquerque, Bank of Arkansas, and Colorado State Bank and Trust. Each of these banks provides a full range of corporate and consumer banking services in their respective markets. Trust Services provided through Colorado State Bank and Trust are included in the Regional Banking segment.

     BOK Financial identifies reportable segments by type of service provided for the Mortgage Banking and the Wealth Management segments and by type of customer for the Oklahoma Corporate Banking and Oklahoma Consumer Banking segments. Regional Banking is identified by legal entity. Operating results are adjusted for intercompany loan participations and allocated service costs and management fees.

     BOK Financial allocates resources and evaluates performance of its lines of business after allocation of funds, certain indirect expenses, taxes and capital costs. The cost of funds borrowed from the funds management unit by the operating lines of business is transfer priced at rates that approximate market for funds with similar duration. Market rates are generally based on the applicable LIBOR or interest rate swap rates, adjusted for prepayment risk. This method of transfer pricing funds that support assets of the operating lines of business tends to insulate them from interest rate risk.

     The value of funds provided by the operating lines of business to the funds management unit is based on applicable Federal Home Loan Bank advance rates. Deposit accounts with indeterminate maturities, such as demand deposit accounts and interest-bearing transaction accounts, are transfer priced at a rolling average based on expected duration of the accounts. The expected duration ranges from 90 days for certain rate-sensitive deposits to five years. The accounting policies of the reportable segments generally follow those described in the summary of significant accounting policies, except that interest income is reported on a fully tax-equivalent basis, loan losses are based on actual net amounts charged off and the amortization of intangible assets is generally excluded.

     Economic capital is assigned to the business units based on an allocation method that reflects management's assessment of risk. Management uses a third-party developed capital allocation model. This model assigns capital based upon credit, operating, interest rate and market risk inherent in the business lines and recognizes the diversification benefits among the units. The level of assigned economic capital is a combination of the risk taken by each business line, based on its actual exposures and calibrated to its own loss history where possible. Additional capital is assigned to the regional banking line of business based on BOK Financial's investment in those entities.

     Substantially all revenue is from domestic customers. No single external customer accounts for more than 10% of total revenue.

                               Oklahoma       Oklahoma                                                All
                               Corporate      Consumer      Mortgage     Wealth       Regional      Other/
 (In Thousands)                 Banking        Banking      Banking    Management     Banking    Eliminations     Total
                             ------------------------------------------------------------------------------------------------
 Year ended December 31, 2004

 Net interest revenue/(expense)
    from external sources       $  147,389    $  (19,067)   $  21,647    $  4,001    $   202,318   $  66,955   $   423,243
 Net interest revenue/(expense)
    from internal sources          (24,016)       64,897      (11,423)      8,888        (21,770)    (16,576)            -
 ----------------------------------------------------------------------------------------------------------------------------
 Total net interest revenue        123,373        45,830       10,224      12,889        180,548      50,379       423,243

 Provision for credit losses         8,956         6,963          340          23          5,509      (1,352)       20,439
 Other operating revenue            85,256        56,920       22,055      91,533         49,523      (3,200)      302,087
 Capitalized mortgage
    servicing rights                     -             -       11,365           -              -           -        11,365
 Financial instruments
    gains/(losses)                       -             -       (5,068)          -              -         506        (4,562)
 Operating expense                  97,759        76,042       35,415      84,062        132,711      16,802       442,791
 Recovery for impairment of
    mortgage servicing rights            -             -       (1,567)          -              -           -        (1,567)
 Income taxes                       39,644         7,681        1,707       7,943         33,278       1,194        91,447
 ----------------------------------------------------------------------------------------------------------------------------
 Net income                     $   62,270    $   12,064    $   2,681    $ 12,394    $    58,573   $  31,041   $   179,023
 ----------------------------------------------------------------------------------------------------------------------------

 Average assets                 $4,670,041    $2,746,047    $ 559,034    $754,774    $ 5,831,267   $(534,276)  $14,026,887

 Average economic capital          312,530        64,390       27,270      84,820        280,710     527,837     1,297,557
 Average invested capital                -             -            -           -        508,880           -             -

 Performance measurements:
    Return on assets                  1.33%         0.44%        0.48%       1.64%          1.00%          -          1.28%
    Return on economic capital       19.92         18.74         9.83       14.61          20.87           -         13.80
    Return on invested capital           -             -            -           -          11.51           -            -
    Efficiency ratio                 46.86         74.01        81.53       80.50          57.68           -         60.11

Reconciliation to Consolidated Financial Statements

                                                 Other         Other
                               Net Interest    Operating     Operating       Net        Average
                                 Revenue       Revenue (1)    Expense      Income       Assets
                              ---------------------------------------------------------------------
 Total reportable segments       $372,864      $ 316,652      $424,422     $147,982   $14,561,163
 Unallocated items:
    Tax-equivalent adjustment       5,039              -             -        5,039             -
    Funds management               56,563         (3,465)       12,161       19,092     1,588,393
    All others (including
      eliminations), net          (11,223)           265         4,641        6,910    (2,122,669)
 --------------------------------------------------------------------------------------------------
 BOK Financial consolidated      $423,243      $ 313,452       $441,224    $179,023   $14,026,887
 --------------------------------------------------------------------------------------------------

(1) Excluding financial instrument gains/(losses)

                                Oklahoma      Oklahoma                                                All
                               Corporate      Consumer      Mortgage     Wealth       Regional      Other/
 (In Thousands)                 Banking        Banking      Banking    Management     Banking    Eliminations     Total
                             ------------------------------------------------------------------------------------------------

 Year ended December 31, 2003

 Net interest revenue/(expense)
    from external sources       $  139,159    $  (17,146)   $  27,770    $  1,966    $   170,611   $  69,135   $   391,495
 Net interest revenue/(expense)
    from internal sources          (24,133)       58,290       (9,415)      8,968        (16,593)    (17,117)            -
 ----------------------------------------------------------------------------------------------------------------------------
 Total net interest revenue        115,026        41,144       18,355      10,934        154,018      52,018       391,495

 Provision for credit losses        10,318         6,888          917         390          6,429      10,694        35,636
 Other operating revenue            76,212        47,544       36,379      91,587         35,996      (4,600)      283,118
 Capitalized mortgage
    servicing rights                     -             -       23,922           -              -           -        23,922
 Financial instruments
    gains/(losses)                       -             -        4,025           -            339      (6,551)       (2,187)
 Operating expense                  85,442        66,803       58,204      80,428        117,001      28,483       436,361
 Recovery for impairment of
    mortgage servicing rights            -             -      (22,923)          -              -           -       (22,923)
 Income taxes                       37,143         5,835       18,082       8,442         24,413      (5,001)       88,914
 ----------------------------------------------------------------------------------------------------------------------------
 Net income                     $   58,335    $    9,162    $  28,401    $ 13,261    $    42,510   $   6,691   $   158,360
 ----------------------------------------------------------------------------------------------------------------------------

 Average assets                 $4,166,874    $2,524,743    $ 623,823    $731,070    $ 5,084,224   $(351,318)  $12,779,416

 Average economic capital          311,140        58,000       34,120      69,690        273,600     413,006     1,159,556
 Average invested capital                -             -            -           -        459,780           -             -

 Performance measurements:
    Return on assets                  1.40%         0.36%        4.55%       1.81%          0.84%          -          1.24%
    Return on economic capital       18.75         15.80        83.24       19.03          15.54           -         13.66
    Return on invested capital           -             -            -           -           9.25           -             -
    Efficiency ratio                 44.68         75.32        74.00       78.45          62.35           -         62.47

Reconciliation to Consolidated Financial Statements

                                                Other         Other
                               Net Interest    Operating     Operating       Net        Average
                                 Revenue      Revenue (1)     Expense      Income       Assets
                              ---------------------------------------------------------------------
 Total reportable segments       $339,477      $ 311,640      $384,955     $151,669   $13,130,734
 Unallocated items:
    Tax-equivalent adjustment       5,170              -             -        5,170             -
    Funds management               59,571         (6,520)       13,848        5,048     1,378,433
    All others (including
      eliminations), net          (12,723)         1,920        14,635       (3,527)   (1,729,751)
 --------------------------------------------------------------------------------------------------
 BOK Financial consolidated      $391,495      $ 307,040      $413,438     $158,360   $12,779,416
 --------------------------------------------------------------------------------------------------

(1) Excluding financial instrument gains/(losses)

                                Oklahoma      Oklahoma                                                All
                               Corporate      Consumer      Mortgage     Wealth       Regional      Other/
 (In Thousands)                 Banking        Banking      Banking    Management     Banking    Eliminations     Total
                             ------------------------------------------------------------------------------------------------

 Year ended December 31, 2002

 Net interest revenue/(expense)
    from external sources       $  149,385    $  (18,036)   $  32,199    $  1,959    $   144,008   $  59,817   $   369,332
 Net interest revenue/(expense)
    from internal sources          (40,632)       61,616      (13,713)      8,182        (17,493)      2,040             -
 ----------------------------------------------------------------------------------------------------------------------------
 Total net interest revenue        108,753        43,580       18,486      10,141        126,515      61,857       369,332

 Provision for credit losses         6,475         7,831          252         363          6,015      12,794        33,730
 Other operating revenue            69,166        39,032       38,364      70,001         27,274      (6,609)      237,228
 Capitalized mortgage
    servicing rights                     -             -       20,832           -              -           -        20,832
 Financial instruments
    gains                                -             -       25,826           -          4,205      34,567        64,598
 Operating expense                  77,931        64,315       54,783      67,911         92,503      26,188       383,631
 Provision for impairment of
    mortgage servicing rights            -             -       45,923           -              -           -        45,923
 Income taxes                       36,376         4,071          992       4,673         21,722      13,001        80,835
 ----------------------------------------------------------------------------------------------------------------------------
 Net income                     $   57,137    $    6,395    $   1,558    $  7,195    $    37,754   $  37,832   $   147,871
 ----------------------------------------------------------------------------------------------------------------------------

 Average assets                 $3,823,116    $2,349,611    $ 671,798    $556,109    $ 4,121,026   $(216,871)  $11,304,789

 Average economic capital          298,020        60,910       34,160      60,880        193,640     291,228       938,838
 Average invested capital                -             -            -           -        379,820           -             -

 Performance measurements:
    Return on assets                  1.49%         0.27%        0.23%       1.29%          0.92%          -          1.31%
    Return on economic capital       19.17         10.50         4.56       11.82          19.50           -         15.75
    Return on invested capital           -             -            -           -           9.94           -             -
    Efficiency ratio                 43.80         77.85        70.52       84.74          60.95           -         61.15

Reconciliation to Consolidated Financial Statements

                                                 Other         Other
                               Net Interest    Operating     Operating       Net        Average
                                 Revenue       Revenue(1)     Expense      Income       Assets
                              ---------------------------------------------------------------------
 Total reportable segments       $307,475      $ 264,669      $403,366     $110,039   $11,521,660
 Unallocated items:
    Tax-equivalent adjustment       6,119              -             -        6,119             -
    Funds management               72,804         (7,245)       12,317       39,546       662,837
    All others (including
      eliminations), net          (17,066)           636        13,871       (7,833)     (879,708)
 --------------------------------------------------------------------------------------------------
 BOK Financial consolidated      $369,332      $ 258,060      $429,554     $147,871   $11,304,789
 --------------------------------------------------------------------------------------------------

(1) Excluding financial instrument gains/(losses)

(19) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying values and estimated fair values of financial instruments as of December 31, 2004 and 2003 (dollars in thousands):

                                                                  Range of      Average                    Estimated
                                                   Carrying      Contractual   Repricing     Discount        Fair
                                                     Value         Yields      (in years)      Rate          Value
                                                 ---------------------------------------------------------------------
 2004:
   Cash and cash equivalents                      $  531,091                                              $  531,091
   Securities                                      4,823,976                                               4,825,518
   Loans:
      Commercial                                   4,575,836     2.71 - 15.00%     0.41    2.45 - 6.68%    4,778,495
      Commercial real estate                       1,621,110     3.50 - 15.00      1.08    5.65 - 7.60     1,606,153
      Residential mortgage                         1,198,918     2.82 -  7.96      4.17    5.36 - 6.44     1,154,226
      Residential mortgage - held for sale            40,262          -             -           -             40,262
      Consumer                                       492,841     2.65 - 21.00      2.29    4.83 - 8.75       471,863
 ---------------------------------------------------------------------------------------------------------------------
        Total loans                                7,928,967                                               8,050,999

      Reserve for loan losses                       (108,618)                                                      -
 ---------------------------------------------------------------------------------------------------------------------
    Net loans                                      7,820,349                                               8,050,999
    Derivative instruments with positive
      fair value                                     380,051                                                 380,051
    Deposits with no stated maturity               6,030,546                                               6,030,546
    Time deposits                                  3,643,852     0.55 - 7.33       2.34    2.40 - 3.75     3,639,345
    Other borrowings                               2,570,507     2.26 - 5.51       0.05    1.43 - 4.38     2,571,259
    Subordinated debt                                151,594         5.25          2.60        5.14          153,565
    Derivative instruments with negative
      fair value                                     387,292                                                 387,292
 ---------------------------------------------------------------------------------------------------------------------

 2003:
   Cash and cash equivalents                      $  643,912                                              $  643,912
   Securities                                      4,714,642                                               4,717,947
   Loans:
      Commercial                                   4,336,702     2.75 - 18.94%      0.38    1.20 - 5.43%   4,528,247
      Commercial real estate                       1,630,092     2.45 - 11.50       1.26    4.45 - 6.35    1,637,499
      Residential mortgage                         1,015,643     2.75 -  7.96       2.55    3.83 - 6.28    1,020,330
      Residential mortgage - held for sale            56,543          -               -          -            56,543
      Consumer                                       444,909     1.11 - 18.69       2.63    3.43 - 7.50      442,485
 ---------------------------------------------------------------------------------------------------------------------
        Total loans                                7,483,889                                               7,685,104

      Reserve for loan losses                       (114,784)                                                      -
 ---------------------------------------------------------------------------------------------------------------------
    Net loans                                      7,369,105                                               7,685,104
    Derivative instruments with positive
      fair value                                     149,100                                                 149,100
    Deposits with no stated maturity               5,845,137                                               5,845,137
    Time deposits                                  3,374,726     0.60 - 7.65        2.03    1.05 - 2.27    3,413,556
    Other borrowings                               2,626,318     1.05 - 7.74        0.05    1.00 - 3.29    2,626,136
    Subordinated debt                                154,332         6.22           3.60        5.01         170,612
    Derivative instruments with negative
      fair value                                     149,326                                                 149,326
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

DERIVATIVES

     All derivative instruments are carried on the balance sheet at fair value. Fair values for exchange-traded contracts are based on quoted prices. Fair values for over-the-counter interest rate, commodity and foreign exchange contracts are based on valuations provided either by third-party dealers in the contracts, quotes provided by independent pricing services, or a third-party provided pricing model.

LOANS

     The fair value of loans, excluding loans held for sale, are based on discounted cash flow analyses using interest rates currently being offered for loans with similar remaining terms to maturity and credit risk, adjusted for the impact of interest rate floors and ceilings. The fair values of classified loans were estimated to approximate their carrying values less loan loss reserves allocated to these loans of $28 million and $30 million at December 31, 2004 and 2003, respectively.

     The fair values of residential mortgage loans held for sale are based upon quoted market prices of such loans sold in securitization transactions, including related unfunded loan commitments and hedging transactions.

DEPOSITS

     The fair values of time deposits are based on discounted cash flow analyses using interest rates currently being offered on similar transactions. Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," ("FAS 107") defines the estimated fair value of deposits with no stated maturity, which includes demand deposits, transaction deposits, money market deposits and savings accounts, to equal the amount payable on demand. Although market premiums paid reflect an additional value for these low cost deposits, FAS 107 prohibits adjusting fair value for the expected benefit of these deposits. Accordingly, the positive effect of such deposits is not included in this table.

OTHER BORROWINGS AND SUBORDINATED DEBENTURE

     The fair values of these instruments are based upon discounted cash flow analyses using interest rates currently being offered on similar instruments.

OFF-BALANCE SHEET INSTRUMENTS

     The fair values of commercial loan commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements. The fair values of these off-balance sheet instruments were not significant at December 31, 2004 and 2003.

(20) PARENT COMPANY ONLY FINANCIAL STATEMENTS

     Summarized financial information for BOK Financial - Parent Company Only follows:

BALANCE SHEETS
 (In Thousands)                                           December 31,
                                                 ----------------------------
                                                       2004          2003
                                                 ----------------------------
 Assets
 Cash and cash equivalents                          $   13,230    $   10,881
 Securities - available for sale                        11,170        16,657
 Investment in subsidiaries                          1,470,405     1,296,749
 Other assets                                            2,184         1,750
 ----------------------------------------------------------------------------
    Total assets                                    $1,496,989    $1,326,037
 ----------------------------------------------------------------------------

 Liabilities and Shareholders' Equity
 Other borrowings                                   $   95,000    $   95,000
 Other liabilities                                       3,495         2,407
 ----------------------------------------------------------------------------
    Total liabilities                                   98,495        97,407
 ----------------------------------------------------------------------------
 Preferred stock                                            12            12
 Common stock                                                4             4
 Capital surplus                                       631,747       546,594
 Retained earnings                                     809,261       698,052
 Treasury stock                                        (30,905)      (24,491)
 Accumulated other comprehensive income (loss)         (11,625)        8,459
 ----------------------------------------------------------------------------
    Total shareholders' equity                       1,398,494     1,228,630
 ----------------------------------------------------------------------------
    Total liabilities and shareholders' equity      $1,496,989    $1,326,037
 ----------------------------------------------------------------------------

STATEMENTS OF EARNINGS
 (In Thousands)

                                                           2004           2003         2002
                                                      -------------------------------------------
 Dividends, interest and fees received from subsidiaries  $    127       $ 66,165      $ 42,821
 Other operating revenue                                        35            431           441
 ------------------------------------------------------------------------------------------------
    Total revenue                                              162         66,596        43,262
 ------------------------------------------------------------------------------------------------

 Interest expense                                            2,185          1,771         3,453
 Professional fees and services                                486            545           433
 Contribution of stock to BOK Charitable Foundation          4,125              -             -
 Other operating expense                                         2             (4)          205
 ------------------------------------------------------------------------------------------------
    Total expense                                            6,798          2,312         4,091
 ------------------------------------------------------------------------------------------------

 Income (loss) before taxes and equity in
    undistributed income of subsidiaries                    (6,636)        64,284        39,171
 Federal and state income tax credit                        (3,953)          (678)       (1,879)
 ------------------------------------------------------------------------------------------------

 Income (loss) before equity in undistributed income
   of subsidiaries                                          (2,683)        64,962        41,050
 Equity in undistributed income of subsidiaries            181,706         93,398       106,821
 ------------------------------------------------------------------------------------------------
 Net income                                               $179,023       $158,360      $147,871
 ------------------------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
 (In Thousands)
                                                             2004         2003         2002
                                                         ----------------------------------------
 Cash flows from operating activities:
    Net income                                              $179,023     $158,360     $147,871
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Equity in undistributed income of subsidiaries      (181,706)     (93,398)    (106,821)
        Tax benefit on exercise of stock options               4,609        1,325        5,482
        Contribution of stock to BOK Charitable Foundation     4,125            -            -
        Write down of equity securities                          410            -            -
        Change in other assets                                (5,138)        (944)        (104)
        Change in other liabilities                              713          272         (930)
 ------------------------------------------------------------------------------------------------
 Net cash provided by operating activities                     2,036       65,615       45,498
 ------------------------------------------------------------------------------------------------

 Cash flows from investing activities:
    Purchases of available for sale securities                   (53)         (27)        (568)
    Investment in subsidiaries                                (5,250)     (85,015)      (5,482)
 ------------------------------------------------------------------------------------------------
 Net cash used by investing activities                        (5,303)     (85,042)      (6,050)
 ------------------------------------------------------------------------------------------------

 Cash flows from financing activities:
    Increase in other borrowings                                   -      105,000            -
    Pay down of other borrowings                                   -      (95,000)     (40,095)
    Issuance of preferred, common and treasury stock, net      7,132        4,627        4,172
    Cash dividends                                            (1,540)        (785)         (30)
    Other                                                         24            -            -
 ------------------------------------------------------------------------------------------------
 Net cash provided (used) by financing activities              5,616       13,842      (35,953)
 ------------------------------------------------------------------------------------------------
 Net change in cash and cash equivalents                       2,349       (5,585)       3,495
 Cash and cash equivalents at beginning of period             10,881       16,466       12,971
 ------------------------------------------------------------------------------------------------
 Cash and cash equivalents at end of period                 $ 13,230     $ 10,881     $ 16,466
 ------------------------------------------------------------------------------------------------

 Payment of dividends in common stock                       $ 65,899     $ 58,300     $ 53,165
 ------------------------------------------------------------------------------------------------
 Cash paid for interest                                        1,882        1,947        3,482
 ------------------------------------------------------------------------------------------------
 Common stock and price guarantee issued for acquisition           -            -       67,745
 ------------------------------------------------------------------------------------------------

ANNUAL FINANCIAL SUMMARY - UNAUDITED

CONSOLIDATED DAILY AVERAGE BALANCES,
AVERAGE YIELDS AND RATES

 (Dollars in Thousands)                                                                              2004
                                                                                -----------------------------------------------
                                                                                    Average       Revenue/         Yield/
                                                                                    Balance       Expense(1)        Rate
                                                                                -----------------------------------------------
 Assets
    Taxable securities (3)                                                         $ 4,656,108      $197,884         4.26%
    Tax-exempt securities (3)                                                          207,376        11,672         5.64
 ------------------------------------------------------------------------------------------------------------------------------
      Total securities (3)                                                           4,863,484       209,556         4.32
 ------------------------------------------------------------------------------------------------------------------------------
    Trading securities                                                                  16,025           629         3.93
    Funds sold and resell agreements                                                    19,944           353         1.77
    Loans (2)                                                                        7,644,049       408,785         5.35
      Less reserve for loan losses                                                     116,076             -            -
 ------------------------------------------------------------------------------------------------------------------------------
    Loans, net of reserve                                                            7,527,973       408,785         5.43
 ------------------------------------------------------------------------------------------------------------------------------
      Total earning assets (3)                                                      12,427,426       619,323         4.99
 ------------------------------------------------------------------------------------------------------------------------------
    Cash and other assets                                                            1,599,461
 ------------------------------------------------------------------------------------------------------------------------------
      Total assets                                                                 $14,026,887
 ------------------------------------------------------------------------------------------------------------------------------

 Liabilities and Shareholders' Equity
    Transaction deposits                                                           $ 3,863,276      $ 35,517         0.92%
    Savings deposits                                                                   169,556           975         0.58
    Time deposits                                                                    3,584,496       107,941         3.01
 ------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits                                                7,617,328       144,433         1.90
 ------------------------------------------------------------------------------------------------------------------------------
    Funds purchased and repurchase agreements                                        1,611,771        21,140         1.31
    Other borrowings                                                                 1,007,237        17,707         1.76
    Subordinated debenture                                                             152,983         7,761         5.07
 ------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities                                            10,389,319       191,041         1.84
 ------------------------------------------------------------------------------------------------------------------------------
    Demand deposits                                                                  1,805,558
    Other liabilities                                                                  534,453
    Shareholders' equity                                                             1,297,557
 ------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                                   $14,026,887
 ------------------------------------------------------------------------------------------------------------------------------

 Tax-equivalent Net Interest Revenue (3)                                                            $428,282         3.15%
 Tax-equivalent Net Interest Revenue to Earning Assets (3)                                                           3.45
 Less tax-equivalent adjustment (1)                                                                    5,039
 ------------------------------------------------------------------------------------------------------------------------------
 Net Interest Revenue                                                                                423,243
 Provision for credit losses                                                                          20,439
 Other operating revenue                                                                             308,890
 Other operating expense                                                                             441,224
 ------------------------------------------------------------------------------------------------------------------------------
 Income before taxes                                                                                 270,470
 Federal and state income tax                                                                         91,447
 ------------------------------------------------------------------------------------------------------------------------------
 Net Income                                                                                         $179,023
 ------------------------------------------------------------------------------------------------------------------------------

(1)  Tax equivalent at the statutory federal and state rates for the periods presented. The taxable equivalent adjustments shown are for comparative purposes.
(2)  The loan averages included loans on which the accrual of interest has been discontinued and are stated net of unearned income. See Note 1 of Notes to the Consolidated Financial Statements for a description of income recognition policy.
(3)  Yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income.

                      2003                                                   2002
 ------------------------------------------------------------------------------------------------------
     Average       Revenue/         Yield/                 Average        Revenue/         Yield/
     Balance       Expense(1)        Rate                  Balance        Expense(1)        Rate
 -----------------------------------------------       ------------------------------------------------

    $ 4,316,303      $180,581         4.22%               $ 3,756,666       $186,902         5.22%
        191,982        12,527         6.59                    208,503         14,789         7.09
 ------------------------------------------------------------------------------------------------------
      4,508,285       193,108         4.32                  3,965,169        201,691         5.32
 ------------------------------------------------------------------------------------------------------
         16,975           694         4.09                     14,215            750         5.28
         26,330           281         1.07                     16,024            291         1.82
      7,101,543       376,260         5.30                  6,401,510        378,300         5.91
        110,791             -            -                     97,766              -            -
 ------------------------------------------------------------------------------------------------------
      6,990,752       376,260         5.38                  6,303,744        378,300         6.00
 ------------------------------------------------------------------------------------------------------
     11,542,342       570,343         4.96                 10,299,152        581,032         5.74
 ------------------------------------------------------------------------------------------------------
      1,237,074                                             1,005,637
 ------------------------------------------------------------------------------------------------------
    $12,779,416                                           $11,304,789
 ------------------------------------------------------------------------------------------------------


    $ 3,605,539      $ 31,346         0.87%               $ 2,798,639       $ 39,273         1.40%
        172,938           944         0.55                    165,988          1,976         1.19
      3,439,361        99,639         2.90                  3,057,645        104,217         3.41
 ------------------------------------------------------------------------------------------------------
      7,217,838       131,929         1.83                  6,022,272        145,466         2.42
 ------------------------------------------------------------------------------------------------------
      1,537,100        15,590         1.01                  1,549,021         25,218         1.63
      1,051,685        16,682         1.59                  1,058,717         24,146         2.28
        154,940         9,477         6.12                    181,911         10,751         5.91
 ------------------------------------------------------------------------------------------------------
      9,961,563       173,678         1.74                  8,811,921        205,581         2.33
 ------------------------------------------------------------------------------------------------------
      1,309,744                                             1,185,891
        348,553                                               368,139
      1,159,556                                               938,838
 ------------------------------------------------------------------------------------------------------
    $12,779,416                                           $11,304,789
 ------------------------------------------------------------------------------------------------------

                    $ 396,665         3.22%                                 $375,451         3.41%
                                      3.44                                                   3.71
                        5,170                                                  6,119
 ------------------------------------------------------------------------------------------------------
                      391,495                                                369,332
                       35,636                                                 33,730
                      304,853                                                322,658
                      413,438                                                429,554
 ------------------------------------------------------------------------------------------------------
                      247,274                                                228,706
                       88,914                                                 80,835
 ------------------------------------------------------------------------------------------------------
                     $158,360                                               $147,871
 ------------------------------------------------------------------------------------------------------

QUARTERLY FINANCIAL SUMMARY - UNAUDITED

CONSOLIDATED DAILY AVERAGE BALANCES,
AVERAGE YIELDS AND RATES


(Dollars in Thousands Except Per Share Data)

                                                                                 Three Months Ended
                                                      -------------------------------------------------------------------------
                                                              December 31, 2004                      September 30, 2004
                                                      ----------------------------------     ----------------------------------

                                                         Average     Revenue/   Yield/          Average    Revenue/    Yield/
                                                         Balance     Expense(1)  Rate           Balance    Expense(1)   Rate
                                                      ----------------------------------     ----------------------------------
  Assets
     Taxable securities (3)                             $ 4,709,193   $50,200     4.25%        $ 4,652,435  $50,847     4.34%
     Tax-exempt securities (3)                              219,873     2,951     5.37             215,190    2,951     5.46
  --------------------------------------------------------------------------------------     ----------------------------------
       Total securities (3)                               4,929,066    53,151     4.30           4,867,625   53,798     4.39
  --------------------------------------------------------------------------------------     ----------------------------------
     Trading securities                                      10,208       107     4.17              14,956       77     2.05
     Funds sold and resell agreements                        31,994       170     2.11              23,334       91     1.55
     Loans (2)                                            7,873,974   111,292     5.62           7,656,588  104,181     5.41
       Less reserve for loan losses                         114,106         -        -             115,504        -        -
  --------------------------------------------------------------------------------------     ----------------------------------
     Loans, net of reserve                                7,759,868   111,292     5.71           7,541,084  104,181     5.50
  --------------------------------------------------------------------------------------     ----------------------------------
       Total earning assets (3)                          12,731,136   164,720     5.15          12,446,999  158,147     5.05
  --------------------------------------------------------------------------------------     ----------------------------------
     Cash and other assets                                1,858,345                              1,630,890
  --------------------------------------------------------------------------------------     ----------------------------------
       Total assets                                     $14,589,481                            $14,077,889
  --------------------------------------------------------------------------------------     ----------------------------------

  Liabilities and Shareholders' Equity
     Transaction deposits                               $ 3,841,742   $10,779     1.12%        $ 3,931,166  $ 9,280     0.94%
     Savings deposits                                       160,404       231     0.57             169,398      266     0.62
     Time deposits                                        3,662,455    29,586     3.21           3,712,161   27,667     2.97
  --------------------------------------------------------------------------------------     ----------------------------------
       Total interest-bearing deposits                    7,664,601    40,596     2.11           7,812,725   37,213     1.89
  --------------------------------------------------------------------------------------     ----------------------------------
     Funds purchased and repurchase agreements            1,747,391     8,397     1.91           1,458,245    5,048     1.38
     Other borrowings                                     1,005,679     5,703     2.26           1,003,050    4,615     1.83
     Subordinated debenture                                 152,634     1,929     5.03             152,333    1,766     4.61
  --------------------------------------------------------------------------------------     ----------------------------------
       Total interest-bearing liabilities                10,570,305    56,625     2.13          10,426,353   48,642     1.86
  --------------------------------------------------------------------------------------     ----------------------------------
     Demand deposits                                      1,938,205                              1,839,311
     Other liabilities                                      712,981                                516,715
     Shareholders' equity                                 1,367,990                              1,295,510
  --------------------------------------------------------------------------------------     ----------------------------------
       Total liabilities and shareholders' equity       $14,589,481                            $14,077,889
  --------------------------------------------------------------------------------------     ----------------------------------

  Tax-equivalent Net Interest Revenue (3)                            $108,095     3.02%                    $109,505     3.19%
  Tax-equivalent Net Interest Revenue to Earning Assets (3)                       3.38                                  3.50
  Less tax-equivalent adjustment (1)                                    1,633                                 1,120
  --------------------------------------------------------------------------------------     ----------------------------------
  Net Interest Revenue                                                106,462                               108,385
  Provision for credit losses                                           4,439                                 4,986
  Other operating revenue                                              78,714                                81,086
  Other operating expense                                             111,582                               114,202
  --------------------------------------------------------------------------------------     ----------------------------------
  Income before taxes                                                  69,155                                70,283
  Federal and state income tax                                         22,599                                22,501
  --------------------------------------------------------------------------------------     ----------------------------------
  Net Income                                                          $46,556                               $47,782
  --------------------------------------------------------------------------------------     ----------------------------------

  Earnings Per Average Common Share Equivalent:
     Net income:
       Basic                                                            $0.78                                 $0.79
  --------------------------------------------------------------------------------------     ----------------------------------
       Diluted                                                          $0.70                                 $0.72
  --------------------------------------------------------------------------------------     ----------------------------------

(1)  Tax equivalent at the statutory federal and state rates for the periods presented. The taxable equivalent adjustments shown are for comparative purposes.
(2)  The loan averages included loans on which the accrual of interest has been discontinued and are stated net of unearned income. See Note 1 of Notes to the Consolidated Financial Statements for a description of income recognition policy.
(3)  Yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income.


                                               Three Months Ended
 --------------------------------------------------------------------------------------------------------------
           June 30, 2004                        March 31, 2004                       December 31, 2003
 ----------------------------------   -----------------------------------   -----------------------------------

    Average    Revenue/     Yield/        Average    Revenue/    Yield/         Average    Revenue/    Yield/
    Balance    Expense(1)   Rate          Balance    Expense(1)   Rate          Balance    Expense(1)   Rate
 ----------------------------------   -----------------------------------   -----------------------------------

   $ 4,667,360  $49,321     4.24%       $4,594,690   $47,516      4.22%       $ 4,421,278  $45,838     4.08%
       200,380    2,884     5.79           193,808     2,886      5.99            189,829    2,958     6.19
 ----------------------------------   -----------------------------------   -----------------------------------
     4,867,740   52,205     4.30         4,788,498    50,402      4.29          4,611,107   48,796     4.17
 ----------------------------------   -----------------------------------   -----------------------------------
        23,513      219     3.75            15,499       226      5.86             17,325      147     3.37
        16,284       53     1.31             7,995        39      1.96             26,730       65     0.96
     7,548,257   96,445     5.14         7,494,713    96,867      5.20          7,359,126   96,059     5.18
       117,109        -        -           117,644         -         -            115,590        -       -
 ----------------------------------   -----------------------------------   -----------------------------------
     7,431,148   96,445     5.22         7,377,069    96,867      5.28          7,243,536   96,059     5.26
 ----------------------------------   -----------------------------------   -----------------------------------
    12,338,685  148,922     4.85        12,189,061   147,534      4.89         11,898,698  145,067     4.82
 ----------------------------------   -----------------------------------   -----------------------------------
     1,529,841                           1,357,791                              1,342,042
 ----------------------------------   -----------------------------------   -----------------------------------
   $13,868,526                         $13,546,852                            $13,240,740
 ----------------------------------   -----------------------------------   -----------------------------------


   $ 3,859,706  $ 7,875     0.82%       $3,819,981   $ 7,583      0.80%       $ 3,886,546  $ 7,377     0.75%
       173,566      235     0.54           174,958       243      0.56            179,867      255     0.56
     3,565,324   25,697     2.90         3,395,785    24,991      2.96          3,442,358   25,094     2.89
 ----------------------------------   -----------------------------------   -----------------------------------
     7,598,596   33,807     1.79         7,390,724    32,817      1.79          7,508,771   32,726     1.73
 ----------------------------------   -----------------------------------   -----------------------------------
     1,565,922    3,731     0.96         1,675,722     3,964      0.95          1,679,540    3,921     0.93
     1,009,871    3,376     1.34         1,010,414     4,013      1.60          1,031,414    3,815     1.47
       152,799    1,730     4.55           154,175     2,336      6.09            154,524    2,216     5.69
 ----------------------------------   -----------------------------------   -----------------------------------
    10,327,188   42,644     1.66        10,231,035    43,130      1.70         10,374,249   42,678     1.63
 ----------------------------------   -----------------------------------   -----------------------------------
     1,799,249                           1,643,638                              1,370,088
       466,981                             421,311                                298,287
     1,275,108                           1,250,868                              1,198,116
 ----------------------------------   -----------------------------------   -----------------------------------
   $13,868,526                         $13,546,852                            $13,240,740
 ----------------------------------   -----------------------------------   -----------------------------------

               $106,278     3.19%                   $104,404      3.19%                   $102,389     3.19%
                            3.46                                  3.46                                 3.40
                  1,089                                1,197                                 1,184
 ----------------------------------   -----------------------------------   -----------------------------------
                105,189                              103,207                               101,205
                  3,987                                7,027                                 8,001
                 69,270                               79,820                                71,520
                 98,992                              116,448                               109,215
 ----------------------------------   -----------------------------------   -----------------------------------
                 71,480                               59,552                                55,509
                 25,947                               20,400                                20,207
 ----------------------------------   -----------------------------------   -----------------------------------
                $45,533                              $39,152                               $35,302
 ----------------------------------   -----------------------------------   -----------------------------------



                  $0.76                                $0.66                                 $0.59
 ----------------------------------   -----------------------------------   -----------------------------------
                  $0.68      `                         $0.59                                 $0.53
 ----------------------------------   -----------------------------------   -----------------------------------