Form 10-K, Exhibit 13
period 2004-12-31
BOK FINANCIAL CORP ET AL
filed 2005-03-16
CIK 875357

BOK FINANCIAL CORPORATION BOARD OF DIRECTORS

Gregory S. Allen (2)
President & CEO
Advance Food Co., Inc.
Picture of Gregory S. Allen shown here.

C. Fred Ball, Jr. (3)
Chairman & CEO
Bank of Texas, N.A.
Picture of C. Fred Ball, Jr. shown here.

Sharon J. Bell (1)
Managing Partner
Rogers & Bell
Picture of Sharon J. Bell shown here.

Chester Cadieux, III (2)
President & CEO
QuikTrip Corporation
Picture of Chester Cadieux, III shown here.

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

David F. Griffin (1)
President & General Manager
Griffin Communications, L.L.C.
Picture of David F. Griffin shown here.

V. Burns Hargis (1)
Vice Chairman
BOK Financial Corporation and
Bank of Oklahoma, N.A.
Picture of V. Burns Hargis shown here.

E. Carey Joullian, IV (1)
President & CEO
Mustang Fuel Corporation
Picture of E. Carey Joullian, IV shown here.

George B. Kaiser (1)
Chairman
BOK Financial Corporation and
Bank of Oklahoma, N.A.
Picture of George B. Kaiser shown here.

Judith Z. Kishner (1)
Manager
Zarrow Family Office, L.L.C.
Picture of Judith Z. Kishner shown here.

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

L. Francis Rooney, III (1)
Chairman and CEO
Rooney Holdings, Inc.
Picture of L. Francis Rooney, III shown here.

(1)  Director of BOK Financial Corporation and Bank of Oklahoma, N.A.
(2)  Director of Bank of Oklahoma, N.A.
(3)  Director of BOK Financial Corporation and Bank of Texas, N.A.

BANK OF ALBUQUERQUE, N.A. BOARD OF DIRECTORS

Adelmo Archuleta
Owner, Professional Engineer
Molzen-Corbin & Associates

Suzanne Barker-Kalangis, Esq.
Partner, Modrall, Sperling, Roehl,
Harris and Sisk P.A.

Steven G. Bradshaw
Sr. Executive Vice President
BOK Financial Corporation

Charles E. Cotter
Executive Vice President
Bank of Oklahoma, N.A.

Rudy A. Davalos
Athletic Director
University of New Mexico

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

Jennifer S. Thomas
Executive Vice President
Bank of Albuquerque, N.A.

James F. Ulrich
Chairman & CEO
Bank of Albuquerque, N.A.

BANK OF ARKANSAS, N.A. BOARD OF DIRECTORS

John W. Anderson
Senior Vice President
Bank of Oklahoma, N.A.

Jett  C. Cato
Executive Vice President
Bank of Arkansas, N.A.

Jeff  D. Cude
Senior Vice President
Bank of Arkansas, N.A.

Jeffrey R. Dunn
Chairman, President & CEO
Bank of Arkansas, N.A.

Mark W. Funke
President
Bank of Oklahoma, N.A.
Oklahoma City

Ronald E. Leffler
Senior Vice President
Bank of Oklahoma, N.A.

BANK OF TEXAS, N.A. BOARD OF DIRECTORS

C. Thomas Abbott
Vice Chairman
Bank of Texas, N.A. - Dallas

C. Fred Ball, Jr. (2)
Chairman & CEO
Bank of Texas, N.A. - Dallas

C. Huston Bell
Retired President
The Vantage Companies

Edward O. Boshell, Jr.
Columbia General
Investments, LP

Steven G. Bradshaw
Sr. Executive Vice President
BOK Financial Corporation

R. Neal Bright
Managing Partner
Bright & Bright, LLP

H. Lynn Craft
President & CEO
Baptist Foundation of Texas

Charles W. Eisemann
Investments

James J. Ellis
Managing Partner
Ellis/Roiser Associates

Robert G. Greer
Vice Chairman
Bank of Texas, N.A. - Houston

R. William Gribble, Jr.
President
Gribble Oil Company

J. T. Hairston, Jr.
Investments

Douglas D. Hawthorne
President & CEO
Texas Health Resources

Bill D. Henry
Chairman & CEO
McQuery Henry Bowles Troy, LLP

Richard W. Jochetz
President
Bank of Texas, N.A. - Houston

Stanley A. Lybarger (2)
President & CEO
BOK Financial Corporation

Steven E. Nell (1)
Chief Financial Officer
BOK Financial Corporation

Albert W. Niemi, Jr.
Dean, Cox School of Business
Southern Methodist University

W. Jeffrey Pickryl
Sr. Executive Vice President
BOK Financial Corporation

Jeff Springmeyer
President
Geophysical Pursuit, Inc.

Thomas S. Swiley
President & CEO
Bank of Texas, N.A. - Dallas

Mrs. Jere W. Thompson
Community Leader

Tom E. Turner
Retired Chairman
Bank of Texas, N.A. - Dallas

John C. Vogt
Investments

Randall Walker
Chairman
Bank of Texas, N.A. - Houston

(1)  Park Cities Bancshares, Inc. only
(2)  Park Cities Bancshares, Inc. / Bank of Texas, N.A.

COLORADO STATE BANK AND TRUST, N.A. BOARD OF DIRECTORS (CSBT)

Aaron K. Azari
Executive Vice President
CSBT

Steven G. Bradshaw
Sr. Executive Vice President
BOK Financial Corporation

Thomas M. Foncannon
Senior Vice President
CSBT

H. James Holloman
Executive Vice President
Bank of Oklahoma, N.A.

W. Jeffrey Pickryl
Sr. Executive Vice President
BOK Financial Corporation

Gregory K. Symons
Chairman & CEO
CSBT

John G. Wilkinson
Chairman Emeritus
CSBT

SHAREHOLDER INFORMATION

Corporate Headquarters:
Bank of Oklahoma Tower
P.O. Box 2300
Tulsa, Oklahoma 74192
(918) 588-6000

Independent Auditors:
Ernst & Young LLP
1700 One Williams Center
Tulsa, Oklahoma 74172
(918) 560-3600

Legal Counsel:
Frederic Dorwart Lawyers
Old City Hall
124 E. Fourth St.
Tulsa, Oklahoma 74103-5010
(918) 583-9922

Common Shares:
Traded NASDAQ National Market
NASDAQ Symbol: BOKF
Number of common shareholders of record at December 31, 2004: 1,253

Market Makers:
Advest, Inc.
Archipelago Exchange
Boston Stock Exchange
Brokerage America, Inc.
Citigroup Global Markets, Inc.
Credit Suisse First Boston
Friedman, Billings Pamsey & Co., Inc.
Goldman Sachs & Company
GVR Company L.L.C.
Hibernia Southcoast Capital
Howe Barnes Investments, Inc.
Jefferies & Company, Inc.
Keefe, Bruyette & Woods, Inc.
Knight Securities, L.P.
Lehman Bros. Inc.
Merrill Lynch, Pierce, Fenner & Smith, Inc.
Morgan Stanley & Company, Inc.
National Stock Exchange
Piper Jaffray Companies, Inc.
Sandler O'Neill & Partners
Stephens, Inc.
SunTrust Robinson Humphrey Capital Markets
Susquehanna Capital Group
UBS Capital Markets L.P.

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