Form 10-K, Exhibit 13
period 2005-12-31
BOK FINANCIAL CORP ET AL
filed 2006-03-15
CIK 875357

Exhibit 13.0
RELATIONSHIPS DRIVE RESULTS
BOK FINANCIAL CORPORATION | 2005 ANNUAL REPORT

Map shown and accompanied by the captions:

COLORADO
Since BOKF acquired Colorado State Bank & Trust, N.A. in 2003, average assets have more than doubled to $874 million. The newly opened Orchard Falls branch makes five full service locations in the Denver area, including two in Douglas County - one of the top 20 fastest growing counties in the U.S.

KANSAS/MISSOURI
The Kansas City loan production office has outstanding loan commitments exceeding $300 million at December 31, 2005. We've been serving retail clients in the Kansas City market since 1999 through our investment center and our two morgage origination offices, with one on either side of the state line.

OKLAHOMA
With 74 full-service banking locations statewide complemented by an extensive ATM network, Bank of Oklhoma, N.A. is the state's leading bank, with twice the deposit market share of our closest competitor. We also are the leader in trust, commercial and cosnumer lending, transaction card services and public finance.

ARKANSAS
Bank of Arkansas, N.A.'s two full service branches are located in the northwest region of the state where the economy is flourishing. Our third branch is scheduled to open in Bentonville in the third quarter of 2006. Our largest institutional investments sales office is located in the state's capital of Little Rock.

TEXAS
Since BOKF's entry in the Texas market in 1997, average assets have grown to $3.4 billion. With 23 banking locations in the Dallas/Fort Worth area and another 14 locations in the Houston area, Bank of Texas, N.A. is now the eighth largest bank headquartered in the state and contributes 25% of BOKF earnings.

NEW MEXICO
Beginning as a consumer branch network acquired in 1998, Bank of Albuquerque, N.A. has grown to the fourth largest bank in Albuquerque as measured by deposit market share. Our 19 convenient locations in Albuquerque are complemented by one full service location in Santa Fe.

ARIZONA
After entering the dynamic Phoenix market in 2004 with a successful loan production office, BOKF acquired a bank in 2005 which it subsequently renamed Bank of Arizona, N.A. The two full service branches are located in the Phoenix/Scottsdale area. Already one of the top ten largest cities, Phoenix is the fastest growing city in the U.S.

FINANCIAL HIGHLIGHTS
(Dollars in Thousands Except Per Share Data)

                                                              2005              2004            2003
For the year:
Net income                                                $ 201,505         $179,023        $158,360

Period-end:
Loans                                                     9,139,978        7,928,967       7,483,889
Assets                                                   16,252,907       14,145,660      13,595,598
Deposits                                                 11,375,318        9,674,398       9,219,863
Shareholders' equity                                      1,539,154        1,398,494       1,228,630
Nonperforming assets(1)                                      33,638           56,423          59,867

Profitability Statistics
Earnings per share (based on average equivalent shares):
   Basic                                                  $    3.14         $   3.00        $   2.67
   Diluted                                                     3.01             2.68            2.38
Percentages (based on daily averages):
   Return on average assets                                    1.29 %           1.28 %          1.24 %
   Return on average shareholders' equity                     13.78            13.80           13.66

Common Stock Performance
Per Share:
   Book value per common share                            $   23.07         $  23.28        $  20.60
   Market price: December 31 close                            45.43            48.76           38.72

Selected Balance Sheet Statistics
Period-end:
   Tier 1 capital ratio                                        9.84 %          10.02 %          9.15 %
   Total capital ratio                                        12.10            11.67           11.31
   Leverage ratio                                              8.30             7.94            7.17
   Reserve for loan losses to non performing loans           412.83           206.26          217.89
   Combined reserves for credit losses to loans (2), (3)       1.37             1.61            1.73

Miscellaneous (at December 31)
Number of banking locations                                     150              149             142
Number of TransFund locations                                 1,421            1,389           1,442


(1) Includes nonaccrual loans, renegotiated loans and assets acquired in satisfaction of loans. Excludes loans past due 90 days or more and still accruing.
(2) Excludes residential mortgage loans held for sale.
(3) Includes reserve for loan losses and reserve for off-balance sheet credit losses.

RELATIONSHIPS  DRIVE RESULTS
Our continued investment in building deeper, more complete relationships with our clients provided the foundation for the strong results for BOK Financial
Corporation (BOKF) in 2005. Our 15th consecutive year of record earnings included net income of $201.5 million and earnings per share of $3.01 - a 12% increase over 2004. Loan growth of 15% was very strong and well-balanced, geographically and by industry. All of the BOKF subsidiary banks experienced solid growth. The banks outside Oklahoma produced over half of our growth in earnings and now represent close to 40% of BOKF's total income.

Our core strategy for many years has been to provide nationally competitive products delivered with local community bank service, but others share a similar strategy. In an increasingly commoditized business, BOKF has been successful by being more creative, flexible, and responsive than the competition. BOKF's greatest strength is the ability to attract and retain top talent and create an environment which helps talented and entrepreneurial people excel. It is the interplay of these factors and strong relationships with our customers that has significantly enhanced shareholder value over the past 15 years.

In addition to the robust financial accomplishments in 2005, we continued to build the foundation for future growth. In April, we completed our first acquisition in Phoenix, Arizona which we subsequently renamed Bank of Arizona. We added significantly to our talent in Houston in the first half of the year, and benefited from accelerated growth in the second half, increasing loans at a 30% annualized rate. In the fourth quarter, we added a team of talented local bankers in Kansas City to provide agribusiness and middle market lending services to continue to increase our presence in a market where, despite no full-service banking locations, we have enjoyed solid growth. We also laid the groundwork for successful expansion into the Tucson, Arizona and Boulder, Colorado markets in 2006.

Another notable achievement in 2005 was the addition of two key members to the management team. Don Parker joined BOKF to lead our Operations and Technology Division. Don is committed to ensuring that the quality of our service and support provides a competitive edge for BOKF as we continue to grow. We also named Jean-Claude Gruet to lead our equity investment management group. Jean-Claude is charged with substantially expanding our offering and delivering top tier performance to our clients.

As we look forward to 2006, we remain focused on building on the strong record of earnings growth that has been the hallmark of BOKF. Our diverse sources of non-interest revenue, which in total comprised 44% of total revenue in 2005, provide stability and growth during periods when the interest rate or credit environments are less favorable. The outstanding growth potential of our regional markets should yield continued strong loan and deposit growth as well as expansion opportunities for our fee-based lines of business.

Our success, past and future, is dependent upon people. The faces you see in this year's annual report represent the thousands of talented BOKF team members who continue to work hard for our clients. Their efforts enable us to be a provider of choice in the markets we serve. We want to express our appreciation to all the members of the BOKF team and the many thousands of loyal customers they serve.

/s/ George B. Kaiser           /s/ Stanley A. Lybarger
___________________________    ____________________________________
Chairman                       President and Chief Executive Officer

COMMERCIAL

BOKF remains steadfastly focused on developing long term banking relationships by partnering with our commercial clients to provide the financing and services they need to grow and prosper. Our experienced, knowledgeable bankers work closely with each client to determine their specific needs and offer innovative solutions. We offer a wide range of financial products and services including loan and lease financing, treasury and cash management, international trade services and even financial risk management, including interest rate, energy, foreign exchange and cattle hedging products. Growth in the commercial loan portfolio is evidence of our forte in middle market and small business lending. While our five year compound average growth rate is a strong 10%, the commercial loan portfolio grew 18% in 2005.

In 2005, we made an investment in technology to enhance our client service capabilities to allow us to more efficiently offer our full range of financial products and services. With our new sales force automation initiative, our bankers are in a better position to evaluate a client's financial needs, opportunities and profitability. This integrated system facilitates cross selling and enables predictive selling. Another important benefit of this initiative is that our bankers are spending less time in their offices at their computers and more time with existing and potential clients. Though we are just beginning to reap the benefits, the payoff is clear. In Oklahoma in 2005, commercial lending relationships with new clients were up 35% compared to the prior year.

As we have sought out new business, we have continued to uphold our conservative underwriting standards. Our centralized credit oversight is efficient and our well defined and consistently applied standards ensure the quality of the portfolio. While our five year average is more indicative of our long term commercial credit losses, in 2005, net chargeoffs decreased to 12 basis points while nonperforming assets decreased from 70 basis points in 2004 to 23 basis points.

COMMERCIAL LOANS in Billions graph shown here.  Data points are:
01  $5.0
02  $5.4
03  $6.0
04  $6.2
05  $7.3

COMMERCIAL NET CHARGE-OFF RATIO graph shown here.  Data points are:
01  .34
02  .23
03  .27
04  .21
05  .12

COMMERCIAL LOAN PORTFOLIO graph shown here.  Data points are:
Energy 19%
Manufacturing 7%
Wholesale Retail 11%
Agricultural 4%
Healthcare 7%
Services 20%
Other Commercial & Industrial 5%
Commercial Real Estate 27%

REGIONAL

The core strategies for Regional Banking focus on developing and enhancing client relationships by providing highly qualified, empowered relationship managers that take a personal interest in their clients. While we centralize administrative and back office functions, we place a premium on maintaining local independence in client service areas. To execute our strategy for local growth, we seek out proven talent with tenure and influence. With the right people in the right markets, the results are outstanding - our five year compound annual growth rate is 19% for loans and 25% for deposits.

Our well established local management enables us to be responsive; our growing scale enables us to be increasingly efficient while offering a complete range of services. By delivering sophisticated products with a highly responsive personal touch, Regional Banking fueled over half of BOKF's growth in loans, deposits and earnings since 2001.

Beginning with our entry in Dallas, Texas in 1997, BOKF has carefully chosen dynamic new markets for expansion. Our loan and deposit portfolios are increasingly reflecting our geographic diversity. Markets outside Oklahoma fueled 60% of the growth in loans and deposits in 2005 and accounted for 41% of the portfolios at year end. Regional Banking's contribution to net income has grown from 28% in 2001 to 38% in 2005. During this period, gross revenue has grown at a compound annual rate of 21%. There are opportunities for significant growth in fee revenue as we continue to export our services in our newer markets.

Though organic growth continues to be our primary focus, we will continue to pursue acquisition opportunities in our footprint that would benefit our clients and shareholders. Of the $6.4 billion in average assets outside Oklahoma, $2.4 billion were acquired. Our disciplined acquisition approach and effective integration yield impressive returns. Bank of Albuquerque, N.A., acquired in 1998, generated a 21% return on invested capital in 2005, while Bank of Texas, N.A., which is far from maturity, generated 14%.

REVENUES BY STATE graph shown here.  Data points are:
         2001         2005
OK       72%           61%
TX       19%           22%
NM       7%            8%
AR       2%            3%
CO       0%            5%
AZ       0%            1%

REGIONAL DIVESITY - LOANS BY MARKET in Millions graph shown here.  Data points are:
         OK           All Other Areas
01       68%           32%
02       66%           34%
03       62%           38%
04       62%           38%
05       59%           41%

REGIONAL DIVERSITY - DEPOSITS BY MARKET in Millions graph shown here. Data points are:
         OK           All Other Areas
01       69%           31%
02       66%           34%
03       63%           37%
04       62%           38%
05       59%           41%

CONSUMER

We value our clients and strive to deliver the best advice and service for each client's unique situation. The core of our Perfect Banking strategy, launched in 2001, is to create an exceptional client experience during each and every contact. The process includes a continuous training program centered on improvement and features a client profile designed to help identify needs that can be satisfied through an expanded relationship with our bank. The success of this program is demonstrated by the 26% compound annual growth rate over the last five years in sales points, which measure the profit contribution of new business. Helping our clients make the best possible financial decisions sets us apart from other transaction-focused retail banks.

Consumer Banking's vision strives to benefit each of our primary constituents; our clients receive quality assistance, our employees experience career growth and job satisfaction, and our shareholders gain from the ultimate result of increased profit. The results are exceptional. Since 2001, consumer deposits and fee income have grown at annual compound rates of 10% and 23%, respectively. Our footprint provides ample opportunity for this impressive growth to continue. Ten of the 28 counties we serve are among the 100 fastest growing counties in the United States as measured by numerical increase in population.

We understand that time and value are paramount to today's consumers so we offer more conveniences and benefits. In addition to free checking, our clients enjoy free online bill pay. Nearly 30% of our clients utilize our free online banking service while the number of bill pay users has increased five-fold since late 2003. Forty eight of our 137 branches are instore locations which are open extended hours. A client service representative is available 24 hours a day, 7 days a week at ExpressBank, our contact center. In 2005, ExpressBank celebrated its 10th year of continuous service, averaging 790,000 phone calls each month, 124,000 of which are handled by a live ExpressBanker located in one of our domestic offices.

CONSUMER DEPOSITS & FEE INCOME graph shown here.  Data points are:
         Consumer Deposits          Fee Income
01          $2.9 Billion             $39.0 Million
02          $3.1 Billion             $52.6 Million
03          $3.6 Billion             $66.0 Million
04          $4.1 Billion             $80.7 Million
05          $4.5 Billion             $94.9 Million

SALES POINTS graph shown here.  Data points are:
01             380 thousand
02             520 thousand
03             590 thousand
04             640 thousand
05             750 thousand

NUMBER OF PERSONAL CHECKING ACCOUNTS graph shown here.  Data points are:

01             175 thousand
02             200 thousand
03             229 thousand
04             257 thousand
05             279 thousand

TRANSACTION CARD

Transaction cards are a fundamental part of our client relationships. For over 25 years, TransFund, our electronic funds transfer network, has been offering integrated payment solutions to merchants and financial institutions. Merchant services, which includes revenue from processing card transactions for over 7,000 merchant locations, represents 35% of TransFund's 2005 revenue. Network revenue, which includes debit card support and processing for more than 360 financial institutions in 12 states, represents 43% of revenue while check card transaction revenue represents the remaining 22%. As the 10th largest ATM network, TransFund has over 1,400 ATMs conveniently located in financial institutions, grocery stores and convenience stores.

While TransFund's 16% five year compound annualized growth rate in transaction volume is partially attributed to the impressive growth in BOKF's deposit client base, much of it is due to our sales efforts to other financial institutions. The number of clients outside Oklahoma has increased 50% in the last five years. TransFund's 1.5 million cardholders throughout a 12 state area have come to rely on the red and white TransFund logo.

TransFund's 13% compound annualized revenue growth rate over the last five years is a direct result of our focus on client relationships. Though we do offer a cost advantage over the competition with our surcharge- free zones, it is our unparalleled reputation for quality service that attracts and maintains business. From the first contact to the on-site personalized training, our dedicated, knowledgeable EFT professionals, many of whom have more than 20 years of service with the company, guide financial institutions through the process of implementation and growth.

TRANSACTION CARD REVENUE in Millions graph shown here.  Data points are:
01  $44
02  $52
03  $57
04  $65
05  $72

MERCHANT SALES PROCESSED in Millions graph shown here.  Data points are:
01  701
02  836
03  1,008
04  1,107
05  1,188

TRANSACTION VOLUME in Millions graph shown here.  Data points are:
          Purchases         ATM
01          50               45
02          65               48
03          81               50
04          99               50
05          118              49

WEALTH MANAGEMENT

BOKF's wealth management group provides a wide range of trust and private financial services to affluent individuals, businesses and non-profit agencies. Trust services include personal trust, estate and retirement planning, investment management, retirement and institutional benefits, and corporate trust as well as mineral and real estate management. Total trust assets grew 16% in 2005, totaling $28 billion at year end, while discretionary assets grew 22% to $11 billion.

Our talented team of employees value the relationships we have with our clients and work very hard to find solutions to client needs instead of forcing a one-size-fitsall product. During 2005, this was best illustrated through the introduction of our wealth management investment team. The team is comprised of talented and experienced professionals from our brokerage, trust, investment management, and private financial services units. Their focus is to provide a broad and detailed set of unique solutions to ensure that each client has a financial advisory strategy that will achieve their stated goals and objectives. Our bankers strive to earn the role of "trusted advisor" to our clients by gaining their trust, providing useful, personalized advice and building relationships. Our success is reflected in the 13% increase in fee revenue.

BOKF's proprietary mutual fund family, the American Performance Funds, includes money market, equity and fixed income investment options. Four of our 13 funds rank in the top 10% of their Lipper peer groups for the calendar year 2005. The American Performance Intermediate Bond Fund was ranked #1 for the calendar year 2005 according to Lipper. During 2005, we began an initiative to expand our equity product offerings. We recently implemented a strategic effort to expand our distribution capabilities and increase assets under management in our mutual funds which grew 24% in 2005 to $3.2 billion.

TRUST FEES & COMMISSIONS in Millions graph shown here.  Data points are:

01  $41
02  $40
03  $46
04  $58
05  $65

COMPOSITION OF TRUST ASSETS graph shown here.  Data points are:

Equity        44%
Fixed Income  27%
Cash          16%
Other         13%

TRUST ASSETS in Millions graph shown here.  Data points are:
            Discretionary         Nondiscretionary
01             $9.5                       $8.7
02             $10.2                      $6.9
03             $7.8                       $11.7
04             $8.9                       $15.7
05             $10.9                      $17.5

INVESTMENT SERVICES

With 165 registered representatives in offices in 10 states, our tenured investment professionals provide institutional and retail sales, investment banking and financial risk management services with an unusually high degree of personal attention and industry knowledge. Our financial consultants average over 15 years of professional experience in the industry, which is more than 5 times the industry average. As a result, we are uniquely qualified to assist individual and corporate clients in reaching their financial goals.

By knowing our clients and their financial needs, we are able to provide a level of professional advice and counsel not found in other banks. Our investment professionals take a consultative approach, helping clients to select, preserve and grow assets according to their investment objectives. In 2005, we handled more than 240,000 transactions and traded in excess of $145 billion in securities for more than 25,000 institutional and individual investors.

Our institutional sales professionals work closely with our commercial banking division to identify our clients' investment needs. We offer a complete line of investment products and services including bonds, commercial paper, bankers acceptances, portfolio accounting and pricing, safekeeping, analysis and educational workshops to our institutional clients which include corporations, insurance companies, foundations, pension funds, mutual funds, universities and investment advisors. Over the last five years, brokerage and trading revenue has grown at a compound annual rate of 24%.

While   always   seeking  to  attract  new   clients,   we  value  our  existing
relationships. In 2005, we created a team of three professionals who devote their efforts entirely to working with clients exiting benefit plans. Though an individual's employment with our client may end, his relationship with BOKF can continue.

BROKERAGE AND TRADING REVENUE in Millions graph shown here.  Data points are:
01  $20
02  $26
03  $41
04  $41
05  $44

RETAIL/INSTITUTIONAL SALES BY MARKET in Millions graph shown here. Data points are:
        Oklahoma       Arkansas      Texas      Other Markets
01        17.2            5.0          1.1          0.0
02        17.9            8.4          1.3          0.2
03        18.6            20.2         2.3          1.3
04        15.5            15.7         3.2          2.7
05        14.7            14.6         4.2          3.0

COMPONENTS OF REVENUE graph shown here.  Data points are:
Trading/Institutional Fees      44%
Brokerage Fees                  24%
Financial Risk Management Fees  24%
Investment Banking Revenue       8%

MORTGAGE

Our clients will make hundreds of important decisions during their lives, but few as significant as the purchase of a new home. With 15 mortgage offices in seven states, BOKF stands ready to guide buyers through the sometimes stressful and confusing process of financing a home. From the application through the servicing of the monthly payments, BOKF's focus is on client satisfaction.

BOKF's relationships continue after funding as we retain servicing rights on traditional mortgage products. We service traditional mortgage loans exceeding $4 billion for over 50,000 very satisfied families. In 2005, BOKF's mortgage unit earned FHLMC's prestigious Tier 1 designation. The ranking is based on servicing efficiency and assistance provided to homeowners, including those struggling to avoid foreclosure. For the last five years, BOKF's annual delinquency rates have averaged over 100 basis points below the national delinquency rate reported by the Mortgage Bankers' Association.

As with every product and service BOKF offers, the mortgage unit serves not only our clients, but our shareholders. Though the earnings volatility introduced by the mortgage unit presents short term challenges, BOKF manages for the long term return. The mortgage business is a significant contributor to fee income and because of its counter-cyclical nature, typically enjoys strong returns when other fee business slows. From a client service perspective, by retaining servicing rights we are able to ensure our clients will continue to receive the outstanding service they have come to expect from BOKF.

BOKF mortgage clients will be even better served in 2006 as we implement an initiative to integrate the mortgage unit into the Consumer Division's "Perfect Banking" experience. Our goal is to improve client service and increase bank-referred business.

MORTGAGE SERVICING PORTFOLIO graphs shown here.  Data points are:
Oklahoma  63.48%
Texas      5.85%
South     11.72%
West       6.87%
Midwest    8.89%
Northeast  3.19%

Conventional Over 15 Years         57.10%
Conventional 15 Years and Less     18.90%
FHA                                13.18%
VA                                 10.18%
Other                               0.64%

LOAN ORIGINATIONS in Millions graph shown here.  Data points are:
01   $1,128
02   $1,253
03   $1,538
04   $893
05   $910

COMMUNITY DEVELOPMENT

BOKF's dedication to the communities we serve is defined in our mission statement and is demonstrated in several ways in each of our markets. BOKF and its employees supported non-profit organizations with over $2.7 million in charitable grants and donations. Our employees provide leadership on boards and committees of 250 non-profit agencies and community organizations and volunteer their time for over 1,000 events and programs.

In 2005, bank employees contributed more than 24,000 hours of community service. We read to inner-city school children in Oklahoma City; painted, mowed and trimmed trees for United Way agencies in Tulsa; and committed time and money to directly assist Hurricane Katrina victims taking shelter in Houston. Arkansas employees collected care package supplies for U.S. troops. In Albuquerque, our staff hosted a Spanish language call-in program for residents in need of financial services advice. Throughout our markets, employees conducted a literacy drive that collected more than 18,000 books for agencies that care for homeless and abused children and families. Through the course of these outreaches and our support of public and private endeavors, we will continue to carry on our mission of improving the quality of life in all our markets.

Through our innovative Adopt-An-Agency program, BOKF has partnered with key community-based organizations in all of our markets to drive product, investment and service alternatives that provide wealth creation and asset building opportunities for low-to-moderate income families and individuals. Our work with agencies such as Mercy Housing, Community Action Project of Tulsa County and Mosaic Family Services, has a direct and lasting impact on the communities where we live and work. At BOKF, we aim to do well and do good, all at the same time.

COMMUNITY DEVELOPMENT INVESTMENTS in Thousands
          Qualified Investments      MBS Qualified Investments
03             $5,914                        $31,638
04             $6,106                        $81,368
05             $7,145                        $129,428

COMMUNITY DEVELOPMENT LOANS in Thousands
          Affordable Housing          Small Business            CD Loans
03             $396,972                 $746,376                $33,343
04             $349,144                 $805,130                $29,080
05             $273,736                 $713,491                $86,000

COMMUNITY SERVICE HOURS
Arts                             1%
Board Member                     36%
Community Service                28%
Economic Development/
   Affordable Housing            1%
Financial Education and Services 4%
Education                        7%
Health and Human Services        3%
Youth Programs and Activities    20%

POSITIONED FOR A SUCCESSFUL FUTURE

The depth and breadth of client relationships determine the growth and profitability of our company. BOKF's goal is to be our clients' lifelong financial resource fulfilling every need from consumer and commercial loans and deposit accounts to mortgage loans. As our clients' needs change, we stand ready to help them select, preserve and grow their assets. Our proven methods for generating new business and expanding services to existing clients produced solid results in 2005. For the 15th consecutive year, BOKF produced record earnings fueled by a combination of superior loan, deposit and fee revenue growth. As we reflect on the past year, we must once again thank our dedicated employees whose unwavering support for BOKF's values and implementation of our strategies is the core of our success story.

Relationships drive results and our investment in people is critical to meeting our long term objectives. As we look toward the future, our focus will remain on our relationships with our employees, our clients and the communities we serve, with the ultimate goal of all of our endeavors to build long term value for our shareholders. We'll continue to foster a working environment that promotes career development and rewards initiative, innovation, enthusiasm, team work and performance. We will continue to provide our clients with the highest quality products and services, keeping in mind their need for timeliness, convenience and flexibility. We will provide leadership in all of our communities for local and regional causes, encourage and support volunteerism among our employees and financially support key civic activities that are critical to the vitality of the community. By maintaining excellence in relationship banking, we will continue to create value for our shareholders.

NET INCOME AND EARNINGS PER SHARE graph shown here.  Data points are:
        Net Income (in millions)         EPS
1991        15,885                       0.36
1992        29,786                       0.56
1993        39,472                       0.68
1994        45,065                       0.77
1995        49,205                       0.83
1996        54,127                       0.91
1997        68,155                       1.10
1998        79,611                       1.26
1999        89,226                       1.42
2000        100,140                      1.57
2001        116,302                      1.81
2002        147,871                      2.30
2003        158,360                      2.38
2004        179,023                      2.68
2005        201,505                      3.01

Table 1     Consolidated Selected Financial Data
           (Dollars In Thousands Except Per Share Data)

                                                                                      December 31,
                                                          ---------------------------------------------------------------------
                                                                2005          2004          2003         2002          2001
                                                          ---------------------------------------------------------------------
 Selected Financial Data
    For the year:
      Interest revenue                                      $ 769,934     $ 614,284     $ 565,173    $ 574,913   $   654,633
      Interest expense                                        320,593       191,041       173,678      205,581       325,159
      Net interest revenue                                    449,341       423,243       391,495      369,332       329,474
      Provision for credit losses                              12,441        20,439        35,636       33,730        37,610
      Net income                                              201,505       179,023       158,360      147,871       114,439
    Period-end:
      Loans, net of reserve                                 9,036,102     7,820,349     7,369,105    6,797,132     6,206,190
      Assets                                               16,252,907    14,145,660    13,595,598   12,263,233    11,158,701
      Deposits                                             11,375,318     9,674,398     9,219,863    8,128,525     6,905,744
      Subordinated debentures                                 295,964       151,594       154,332      155,419       186,302
      Shareholders' equity                                  1,539,154     1,398,494     1,228,630    1,099,526       832,866
      Nonperforming assets (2)                                 33,638        56,423        59,867       56,574        50,708

 Profitability Statistics
    Earnings per share (based on average equivalent shares):
      Basic                                                 $    3.14     $    3.00     $    2.67    $    2.59   $      2.02
      Diluted                                                    3.01          2.68          2.38         2.30          1.81
    Pro forma diluted earnings per share with FAS 142 and        3.01          2.68          2.38         2.30          1.95
      FAS 147
    Percentages (based on daily averages):
      Return on average assets                                    1.29%         1.28%         1.24%        1.31%         1.12%
      Return on average shareholders' equity                     13.78         13.80         13.66        15.75         14.65
      Average shareholders' equity to average assets              9.39          9.25          9.07         8.30          7.62

 Common Stock Performance
    Per Share:
      Book value per common share (5)                       $    23.07    $    23.28    $    20.60   $    18.56  $      14.62
      Market price: December 31 close                            45.43         48.76         38.72        32.39         31.51
      Market range - High close                                  49.31         49.18         41.02        36.52         32.75
                   - Low close                                   39.79         37.29         31.00        26.80         21.31

 Selected Balance Sheet Statistics
    Period-end:
      Tier 1 capital ratio                                        9.84%        10.02%         9.15%        8.98%         8.08%
      Total capital ratio                                        12.10         11.67         11.31        11.95         11.56
      Leverage ratio                                              8.30          7.94          7.17         6.88          6.38
      Reserve for loan losses to nonperforming loans            412.83        206.26        217.89       208.31        204.71
      Reserve for loan losses to loans (1)                        1.14          1.38          1.55         1.53          1.46
      Combined reserves for credit losses to loans (1),(4)        1.37          1.61          1.73         1.72          1.66

 Miscellaneous (at December 31)
    Number of employees (full-time equivalent)                  3,825         3,548         3,449        3,402         3,392
    Number of banking locations                                   150           149           142          130           114
    Number of TransFund locations                               1,421         1,389         1,442        1,390         1,325
    Mortgage loan servicing portfolio (3)                  $4,492,524    $4,486,513    $4,746,279   $5,754,548  $  6,645,868
 ------------------------------------------------------------------------------------------------------------------------------

(1)  Excludes residential mortgage loans held for sale.
(2)  Includes nonaccrual loans, renegotiated loans and assets acquired in satisfaction of loans. Excludes loans past due 90 days or more and still accruing.
(3)  Includes outstanding principal for loans serviced for affiliates.
(4)  Includes reserve for loan losses and reserve for off-balance sheet credit losses.
(5)  Conversion of Series A preferred stock added 6.9 million common shares outstanding in 2005.

MANAGEMENT'S ASSESSMENT OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

BOK Financial Corporation ("BOK Financial" or "the Company") is a financial holding company that offers full service banking in Oklahoma, Northwest Arkansas, Dallas and Houston, Texas, Albuquerque, New Mexico, Denver, Colorado, and Phoenix, Arizona. The Company also has commercial loan production, mortgage banking and institutional sales offices in the Kansas City market. BOK Financial was incorporated in 1990 in Oklahoma and is headquartered in Tulsa, Oklahoma. Activities are governed by the Bank Holding Company Act of 1956, as amended by the Financial Services Modernization Act or Gramm-Leach-Bliley Act. Principal subsidiaries are Bank of Oklahoma, N.A., Bank of Albuquerque, N.A., Bank of Arkansas, N.A., Bank of Texas, N.A, Colorado State Bank and Trust, N.A. and Bank of Arizona, N.A. Other subsidiaries include BOSC, Inc., a broker/dealer that engages in retail and institutional securities sales and municipal bond underwriting.

Our overall strategic objective is to emphasize growth in long-term value by building on our leadership position in Oklahoma and expanding into high-growth markets in contiguous states. We have a solid position in Oklahoma and are the state's largest financial institution as measured by deposit market share. Since 1997, we have expanded into Dallas and Houston, Texas, Albuquerque, New Mexico, and Denver, Colorado. During 2005, we acquired Valley Commerce Bank (subsequently renamed Bank of Arizona, N.A.) in Phoenix, Arizona. We are currently exploring opportunities for further growth in our regional markets and expansion into the Kansas City market through acquisition or de novo banking operations.

Our primary focus is to provide a broad range of financial products and services, including loans and deposits, cash management services, fiduciary services, mortgage banking and brokerage and trading services to middle-market businesses, financial institutions and consumers. Our revenue sources are diversified. Approximately 43% of our revenue comes from commissions and fees.

Commercial banking is a significant part of our business. Our credit culture emphasizes building relationships by making high quality loans and providing a full range of financial products and services to our customers.

Our acquisition strategy targets quality organizations that have demonstrated solid growth in their business lines. We provide additional growth opportunities by hiring talent to enhance competitiveness, adding locations, and broadening product offerings. Our operating philosophy embraces local decision-making through the boards of directors for each of our bank subsidiaries.

BOK Financial operates five principal lines of business: Oklahoma corporate banking, Oklahoma consumer banking, mortgage banking, wealth management, and regional banking. Mortgage banking activities include loan origination and servicing across all markets served by the Company. Wealth management provides brokerage and trading, private financial services and investment advisory services in all markets. Wealth management also provides fiduciary services in all markets except Colorado. Fiduciary services in Colorado are included in regional banking. Regional banking consist primarily of corporate and consumer banking activities in the respective local markets.

PERFORMANCE SUMMARY

BOK Financial's net income for 2005 totaled $201.5 million or $3.01 per diluted share compared with $179.0 million or $2.68 per diluted share in 2004. Returns on average assets and shareholders' equity were 1.29% and 13.78%, respectively, for 2005 compared with 1.28% and 13.80%, respectively, for 2004.

Net income growth for 2005 was attributed primarily to increases in both net interest revenue and fees and commissions revenue, and a decrease in the provision for credit losses. Net interest revenue grew $26.1 million or 6% during 2005 while fees and commissions revenue increased $33.0 million or 11%. The provision for credit losses decreased $8.0 million compared to the previous year.

Average earning assets increased $1.0 billion for 2005, including an $846 million increase in average outstanding loans. Outstanding loans increased in all of our primary markets. Much of the loan growth was focused in the commercial and commercial real estate portfolios. Growth in average earning assets was funded by a $1.2 billion increase in interest-bearing liabilities. Average interest-bearing deposits increased $839 million while short-term borrowings increased $325 million. Growth in average deposits came primarily in the Texas, Oklahoma and Colorado markets. Consumer banking and personal financial services provided much of the increases. Growth in average interest-bearing liabilities also funded a $198 million decrease in average demand deposits. Net interest margin was 3.39% for 2005, down 6 basis points from the previous year.

Fees and commissions totaled $345.6 million, which represented 43% of total revenue, excluding net securities and derivatives losses. Revenue grew in all business lines. Trust fees increased $7.7 million or 13% due primarily to growth in the fair value of assets and new business generated. Transaction card revenue grew $7.2 million or 11% due to transaction volumes. Other revenue increased $7.9 million due largely to fees earned on margin assets carried in support of the Company's derivatives business.

Operating expenses increased $27.9 million or 6% compared with 2004 due primarily to increased personnel and data processing costs. Personnel costs increased $18.3 million as both total employment and average compensation per employee grew. Data processing expenses increased $7.0 million, including $3.5 million directly related to higher transaction card processing volumes.

Net income for the fourth quarter of 2005 totaled $48.2 million or 72 cents per diluted share compared with $46.6 million or 70 cents per diluted share for the fourth quarter of 2004. Net interest revenue grew $9.9 million or 9% due to earning asset growth, partially offset by a 4 basis point reduction in net interest margin. Fees and commissions revenue increased $11.1 million or 14% due primarily to trust fees, transaction card revenue and fees earned on margin assets. Operating expenses increased $12.3 million or 11% due to higher personnel and data processing costs. Earnings for the fourth quarter of 2004 included an after-tax gain of $2.5 million or 4 cents per diluted share from the sale of equity securities that had been acquired in prior years from a sale of a problem loan.


CRITICAL ACCOUNTING POLICIES

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Preparation of our consolidated financial statements is based on the selection of certain accounting policies, which requires management to make significant assumptions and estimates. The following discussion addresses the most critical areas where these assumptions and estimates could affect financial condition and results of operations. Application of these critical accounting policies and estimates has been discussed with the appropriate committees of the Board of Directors. No accounting standards with significant effects on our financial condition or results of operations were initially adopted in 2005.

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

All significant loans and commitments that exhibit weaknesses or deteriorating trends are reviewed quarterly. Specific reserves for impairment are determined through evaluation of estimated future cash flows and collateral values in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for the Impairment of a Loan", regulatory accounting standards and other authoritative literature.

General reserves for commercial and commercial real estate loan losses, and related commitments, are determined primarily through an internally developed migration analysis model. The purpose of this model is to determine the probability that each credit relationship in the portfolio has an inherent loss based on historical trends. We use an eight-quarter aggregate accumulation of net losses as a basis for this model. Greater emphasis is placed on loan losses in more recent periods. A minimum reserve level is established for each loan grade based on long-term loss history. This model assigns a general reserve to all commercial loans and leases and commercial real estate loans, excluding loans that have a specific impairment reserve.

Separate models are used to determine the general reserve for residential mortgage loans, excluding residential mortgage loans held for sale, and consumer loans. General reserves for residential mortgage loans and consumer loans are based on a percent of loss experience for the preceding eight quarters. Separate migration factors are determined by major product line, such as indirect automobile loans and direct consumer loans.

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

A separate reserve for off-balance sheet credit risk is maintained. The provision for credit losses includes the combined charge to expense for both the reserve for loan losses and the reserve for off-balance sheet credit losses. All losses incurred from lending activities will ultimately be reflected in charge-offs against the reserve for loan losses after funds are advanced against outstanding commitments and after the exhaustion of collection efforts.

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

There is no active market for trading in mortgage servicing rights. We use a cash flow model to determine fair value. Key assumptions and estimates including projected prepayment speeds and assumed servicing costs, earnings on escrow deposits, ancillary income and discount rates, used by this model are based on current market sources. A separate third-party model is used to estimate prepayment speeds based on interest rates, housing turnover rates, estimated loan curtailment, anticipated defaults and other relevant factors. The prepayment model is updated daily for changes in market conditions. At least annually, we request estimates of fair value from outside sources to corroborate the results of the valuation model.

The assumptions used in this model are primarily based on mortgage interest rates. Evaluation of the effect of a change in one assumption must consider the effect on related assumptions to be meaningful. For example, an increase in mortgage interest rates may decrease loan prepayment speeds, but may increase discount rates and escrow earnings rates. Considering the effects on all related assumptions, a 50 basis point increase in mortgage interest rates is expected to increase the fair value of our servicing rights by $3.1 million. A 50 basis point decrease in mortgage interest rates is expected to decrease the fair value of our servicing rights by $4.8 million.

Permanent impairment of mortgage servicing rights is evaluated quarterly. A strata is considered to be permanently impaired if the net amortized cost exceeds the calculated fair value assuming a 300 basis point increase in the applicable interest rates. We believe that a 300 basis point increase in mortgage interest rates reasonably represents changes that may occur under normal market conditions. The net amortized cost of the asset is reduced to the calculated fair value through a charge against the valuation allowance.

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

At December 31, 2005, Bank of Texas had $155 million or 66% of total goodwill and Colorado State Bank & Trust had $42 million or 18% of total goodwill. Because of the large concentration of goodwill in these business units, the fair value determined by the discounted future earnings method was corroborated by comparison to the fair value of publicly traded banks of similar size and characteristics. No goodwill impairment was indicated by either valuation method.

Intangible assets with finite lives, such as core deposit intangible assets, are amortized over their estimated useful lives. Such assets are reviewed for impairment whenever events indicate that the remaining carrying amount may not be recoverable.

VALUATION OF DERIVATIVE INSTRUMENTS

We use interest rate derivative instruments to manage our interest rate risk. We also offer interest rate, commodity and foreign exchange derivative contracts to our customers. All derivative instruments are carried on the balance sheet at fair value. Fair values for exchange-traded contracts are based on quoted prices. Fair values for over-the-counter interest rate contracts used to manage our interest rate risk are provided either by third-party dealers in the contracts or by quotes provided by independent pricing services. Interest rate, commodity and foreign exchange contracts used in our customer hedging programs are based on valuations generated internally by a third-party provided pricing model. This model uses market inputs to estimate fair values. Changes in assumptions used in this pricing model could significantly affect the reported fair values of derivative assets and liabilities, though the net effect of these changes should not significantly affect earnings. Fair values determined by the internal model are corroborated by comparison against third-party dealer provided values.

Credit risk is considered in determining the fair value of derivative instruments. Deterioration in the credit rating of customers or dealers reduces the fair value of asset contracts. The reduction in fair value is recognized in earnings during the current period.

INCOME TAXES

Determination of income tax expense and related assets and liabilities is complex and requires estimates and judgments when applying tax laws, rules, regulations and interpretations. It also requires judgments as to future earnings and the timing of future events. Accrued income taxes represent an estimate of net amounts due to or from taxing jurisdictions based upon these estimates, interpretations and judgments.

We recognize the benefit of uncertain tax positions when, based upon all relevant evidence, it is more likely than not that our position would prevail upon audit. A reserve for the uncertain portion of the tax benefit is included in current accrued income taxes. This tax contingency reserve may reduce income tax expense in future periods if the uncertainty is favorably resolved, generally upon completion of an examination by the taxing authorities, expiration of a statute of limitations or changes in facts and circumstances. Additional income tax expense would be recognized from the adverse resolution of an uncertain tax position.

PENSIONS

The Company offers a defined-benefit, cash-balance pension plan to all employees who satisfy certain age and length of service requirements. Accounting for this plan requires management to make assumptions regarding the expected long-term rate of return on plan assets, the discount rate and the rate of future compensation increases. Changes in these assumptions affect pension liability and pension expense. Management, in consultation with independent actuaries, bases its assumptions on currently available information.

All plan assets are invested in the American Performance Balanced Fund. The expected long-term return on plan assets is based on this fund's life-to-date performance, adjusted for any known or expected changes in the fund's composition or objectives. The discount rate is based on current yields of high quality fixed income securities such as AA rated industrial and utility bonds. A 25 basis point decrease in the discount rate increases the pension liability by approximately $1.4 million or 3% and pension expense by approximately $300 thousand or 5%.

STOCK-BASED COMPENSATION

Stock-based compensation consists of stock options and non-vested shares awarded to officers and employees of the Company. Awards may be granted on a discretionary basis as described in the employee stock option plan or as required by employment agreements and incentive compensation plans with certain executive officers. Accounting for stock-based compensation requires management to make assumptions regarding the valuation of financial instruments for which there are no readily available market values, achievement of specified performance conditions and expected forfeiture rates.

The majority of our stock options have graded vesting. One-seventh of the options awarded vest annually starting one year after the grant date. Options expire three years after vesting. Each tranche of these options is considered a separate award when determining fair value.

We use the Black-Scholes option pricing model. This model requires assumptions of expected volatility of our stock price and expected term between grant date and exercise date, along with other input to determine fair value. Expected volatility is based on historical changes in our stock price measured over a period that approximates the expected term of our stock options. Expected term and forfeitures are also based on historical trends. Information about assumptions used to value stock options can be found in Note 13 to the Consolidated Financial Statements. Non-vested shares, which cliff-vest five years after the grant date, are valued at the grant date market price for BOK Financial common stock.

Executive incentive plans and individual employment agreements include performance conditions that may increase or decrease the number of awards based on future events. Unrecognized compensation cost, which generally will be recognized as expense over the service period, based on the probable outcome of these conditions is $12.7 million. Future compensation cost ranges from approximately $7.4 million, if none of the performance conditions are met, to $16.3 million if all of the performance conditions are met.

ASSESSMENT OF OPERATIONS

NET INTEREST REVENUE

Tax-equivalent net interest revenue totaled $454.5 million for 2005 compared with $428.3 million for 2004. Net interest revenue growth was driven primarily by a $1.0 billion increase in average earning assets. Average outstanding loans increased $846 million while average securities increased $133 million. Growth in average earning assets was funded primarily by a $1.2 billion increase in interest-bearing liabilities, partially offset by a $198 million decrease in average demand deposit accounts. Table 2 shows the effects on net interest revenue of changes in average balances and interest rates for the various types of earning assets and interest-bearing liabilities.

Yields on average earning assets and rates paid on average interest-bearing liabilities both increased during 2005 due primarily to rising short-term interest rates. Net interest margin, the ratio of tax-equivalent net interest revenue to average earning assets, decreased to 3.39% in 2005 compared with 3.45% in 2004. The decrease in net interest margin reflected a flattened yield curve, the reduction in the difference between short-term and long-term interest rates, and asset spread compression.

Table 2  Volume/Rate Analysis
            (In Thousands)

                                                            2005/2004                                2004/2003
                                               -------------------------------------    -------------------------------------
                                                                Change Due To(1)                          Change Due To(1)
                                                            ------------------------                -------------------------
                                                 Change       Volume    Yield/Rate        Change      Volume     Yield/Rate
                                               ------------------------------------------------------------------------------
Tax-equivalent interest revenue:
  Securities                                    $  7,983    $   5,232    $  2,751        $ 16,448   $  16,607        $(159)
  Trading securities                                 141           (6)        147             (65)        (38)         (27)
  Loans                                          146,735       50,282      96,453          32,525      28,878        3,647
  Funds sold and resell agreements                   934          475         459              72         (91)         163
-----------------------------------------------------------------------------------------------------------------------------
Total                                            155,793       55,983      99,810          48,980      45,356        3,624
-----------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Transaction deposits                            37,204        6,936      30,268           4,171       2,305        1,866
  Savings deposits                                   131          (64)        195              31         (19)          50
  Time deposits                                   28,632       10,101      18,531           8,302       4,288        4,014
  Funds purchased and repurchase agreements       40,466        7,301      33,165           5,550         868        4,682
  Other borrowings                                16,513         (285)     16,798           1,025        (743)       1,768
  Subordinated debentures                          6,606        4,659       1,947          (1,716)       (110)      (1,606)
-----------------------------------------------------------------------------------------------------------------------------
Total                                            129,552       28,648     100,904          17,363       6,589       10,774
-----------------------------------------------------------------------------------------------------------------------------
Tax-equivalent net interest revenue               26,241      $27,335    $(1,094)          31,617     $38,767      $(7,150)
                                                            -----------------------                 -------------------------
Decrease in tax-equivalent adjustment               (143)                                     131
----------------------------------------------------------                             -----------
Net interest revenue                           $  26,098                                $  31,748
----------------------------------------------------------                             -----------

                                                                                4th Qtr 2005/4th Qtr 2004
                                                                           ------------------------------------
                                                                                           Change Due To(1)
                                                                                       ------------------------
                                                                             Change      Volume     Yield/Rate
                                                                           ------------------------------------
Tax-equivalent interest revenue:
  Securities                                                                $ 3,270    $    992     $  2,278
  Trading securities                                                            136         116           20
  Loans                                                                      47,095      18,137       28,958
  Funds sold and resell agreements                                              411         198          213
---------------------------------------------------------------------------------------------------------------
Total                                                                        50,912      19,443       31,469
---------------------------------------------------------------------------------------------------------------
Interest expense:
  Transaction deposits                                                       13,296       3,847        9,449
  Savings deposits                                                               61         (10)          71
  Time deposits                                                              10,497       4,920        5,577
  Funds purchased and repurchase agreements                                   9,517         504        9,013
  Other borrowings                                                            5,104         365        4,739
  Subordinated debentures                                                     2,754       2,044          710
---------------------------------------------------------------------------------------------------------------
Total                                                                        41,229      11,670       29,559
---------------------------------------------------------------------------------------------------------------
Tax-equivalent net interest revenue                                           9,683    $  7,773      $ 1,910
                                                                                       ------------------------
Increase in tax-equivalent adjustment                                           241
-------------------------------------------------------------------------------------
Net interest revenue                                                       $  9,924
-------------------------------------------------------------------------------------

(1) Changes attributable to both volume and yield/rate are allocated to both volume and yield/rate on an equal basis.

Management regularly models the effects of changes in interest rates on net interest revenue. Based on this modeling, we expect the effect of changes in interest rates on the Company's earnings to be neutral over a one-year forward-looking period. However, other factors may affect this general expectation. For example, throughout 2005 the spread between rates charged on loans and related funding sources narrowed due to competitive pressures. The result was that the loan portfolio's yield increased less than the increase in market interest rates. Additionally, we have a large portion of our securities portfolio in mortgage-backed securities. These securities reprice as cash flow received is reinvested at current market rates. The resulting change in yield of the securities portfolio occurs more slowly than changes in market rates. The tax-equivalent yield on the securities portfolio increased 6 basis points over 2004.

Our overall objective is to manage the Company's balance sheet to be essentially neutral to changes in interest rates. Approximately 71% of our commercial loan portfolio is either variable rate or fixed rate that will reprice within one year. These loans are funded primarily by deposit accounts that are either non-interest bearing, or that reprice more slowly than the loans. The result is a balance sheet that is asset sensitive, which means that assets generally reprice more quickly than liabilities. Among the strategies that we use to achieve a rate-neutral position, we purchase fixed rate, mortgage-backed securities and fund them with short-term borrowings. The average life of these securities is expected to be approximately 3.4 years based on a range of interest rate and prepayment assumptions. The funds borrowed to purchase these securities generally reprice within 90 days. The liability-sensitive nature of this strategy provides an offset to the asset-sensitive characteristics of our loan portfolio.

We also use derivative instruments to manage our interest rate risk. Interest rate swaps with a combined notional amount of $684 million convert fixed rate liabilities to floating rate based on LIBOR. The purpose of these derivatives, which generally have been designated as fair value hedges, is to reduce the asset-sensitive nature of the balance sheet. Interest rate swaps with a notional amount of $100 million convert prime-based loans to fixed rate. The purpose of these derivatives, which have been designated as cash flow hedges, also is to reduce the asset-sensitive nature of our balance sheet.

The effectiveness of these strategies is reflected in the overall change in net interest revenue due to changes in interest rates as shown in Table 2 and in the interest rate sensitivity projections as shown in the Market Risk section of this report.

FOURTH QUARTER 2005 NET INTEREST REVENUE

Tax-equivalent net interest revenue for the fourth quarter of 2005 totaled $117.8 million compared with $108.1 million for the fourth quarter of 2004. Average earning assets increased $1.3 billion or 10%, including a $1.1 billion increase in average loans outstanding. Growth in average earning assets was funded by a $1.8 billion increase in interest-bearing liabilities, including a $1.5 billion increase in average interest-bearing deposits. The increase in interest-bearing liabilities also funded a decrease in average demand deposits. Net interest margin was 3.34%, down 4 basis points from the fourth quarter of 2004 due to changes in the funding mix and spread compression.

Net interest margin for the fourth quarter of 2005 was reduced 3 basis points by $299 million of average margin assets carried in support of our derivatives business. We were required to place margin collateral with counterparties as the fair value of our derivative liabilities increased due to volatile energy prices. Fees earned on these margin assets, which totaled $3.4 million, are included in non-interest revenue while the related cost of funds is included in interest expense. Margin assets averaged $126 million for the fourth quarter of 2004. Fees earned on these assets totaled $756 thousand.

2004 NET INTEREST REVENUE

Tax-equivalent net interest revenue for 2004 was $428.3 million, a $31.6 million or 8% increase from 2003. Average earning assets increased $885 million or 8%, including a $542 million increase in average outstanding loans. As shown in Table 2, net interest revenue increased $38.8 million due to changes in earning assets and interest-bearing liabilities. Net interest revenue growth due to earning assets was partially offset by a $7.2 million decrease due to changes in interest yields and rates. Changes in interest rates and yields include the narrowing of spreads due to competitive pressures and other market conditions.

OTHER OPERATING REVENUE

Other operating revenue increased $38.1 million compared with last year due primarily to a $33.0 million increase in fees and commission revenue. Other operating revenue for 2005 also included $7.1 million of gains on asset sales. Diversified sources of fees and commission revenue are a significant part of our business strategy and represented 43% of total revenue, excluding gains and losses on asset sales, securities and derivatives. We believe that a variety of fee revenue sources provide an offset to changes in interest rates, values in the equity markets, commodity prices and consumer spending, all of which can be volatile. We expect continued growth in other operating revenue through offering new products and services and by expanding into new markets. However, increased competition and saturation in our existing markets could affect the rate of future increases.


Table 3     Other Operating Revenue
            (In Thousands)

                                                                                 Years ended December 31,
                                                            -------------------------------------------------------------
                                                                2005          2004        2003        2002        2001
                                                            -------------------------------------------------------------
Brokerage and trading revenue                               $   44,222    $   41,107    $ 41,152   $ 26,290    $ 19,974
Transaction card revenue                                        72,036        64,816      57,352     52,213      44,231
Trust fees and commissions                                      65,187        57,532      45,763     40,092      40,567
Service charges and fees on deposit accounts                    98,361        93,712      82,042     67,632      51,284
Mortgage banking revenue                                        30,681        28,189      52,336     48,910      50,155
Other revenue                                                   35,114        27,209      27,573     22,424      23,252
-------------------------------------------------------------------------------------------------------------------------
    Total fees and commissions                                 345,601       312,565     306,218    257,561     229,463
-------------------------------------------------------------------------------------------------------------------------
Gain on sales of assets                                          7,061           887         822      1,157         557
Gain (loss) on securities, net                                  (6,895)       (3,088)      7,188     58,704      30,640
Gain (loss) on derivatives, net                                  1,179        (1,474)     (9,375)     5,236      (3,812)
-------------------------------------------------------------------------------------------------------------------------
    Total other operating revenue                           $  346,946    $  308,890    $304,853   $322,658    $256,848
-------------------------------------------------------------------------------------------------------------------------


FEES AND COMMISSIONS REVENUE

Trust fees increased $7.7 million or 13%. The fair value of all trust relationships overseen by the Company, which is the basis for a significant portion of trust fees, increased to $28.5 billion at December 31, 2005 compared with $24.6 billion at December 31, 2004. Approximately 31% of trust fees are earned on personal trust relationships. Additionally, 21% of trust fees are earned by providing employee benefit plan services and 20% are based on mutual fund activities.

Transaction card revenue increased $7.2 million or 11%. Merchant discount fees and check card revenue increased 11% and 32%, respectively. Revenue growth from each of these activities was due to growth in transaction volume. Merchant locations serviced increased by 485 or 7%, including 179 new merchant locations in Arizona and Colorado. The number of check card transactions processed during 2005 increased 17% over 2004. ATM fees grew at 3% compared to 2004. As previously disclosed, the growth rate in ATM fees was expected to slow for 2005. One of our customers was purchased by another financial institution in 2004.

Service charges on deposit accounts increased $4.6 million or 5% compared with 2004. Overdraft fees increased 16% to $62.7 million while account service charge revenue decreased 12% to $28.6 million. The volume of overdraft items processed increased in 2005. Additionally, the per item overdraft charge was increased in the second quarter of 2005. The decrease in service charge revenue reflected an increase in the earnings credit available to commercial deposit customers. The earnings credit, which provides a non-cash method for commercial customers to avoid incurring charges for deposit services, increases when interest rates rise.

Brokerage and trading revenue grew $3.1 million or 8% compared with 2004. Revenue from customer hedging activities increased $2.4 million, including $2.1 million from energy hedging activities. Volatility in the energy markets during 2005 prompted our energy customers to more actively hedge their gas and oil production. Retail brokerage revenue increased $742 thousand or 6% over 2004. Securities trading revenue was $23.5 million, unchanged from the previous year.

Volatility in the energy markets increased the fair value of derivative assets and liabilities and required the Company to pledge margin assets to secure obligations. Fees earned on margin assets, which are recognized in other revenue, totaled $7.1 million in 2005, compared with $686 thousand in 2004.

GAINS ON SALES OF ASSETS

The Company recognized net gains on asset sales of $7.1 million in 2005, including $4.8 million from the sale of its interest in an Oklahoma City office building and $1.2 million from the sale of loans from the community development mortgage loan portfolio. In addition to a cash premium received on the loan sale, we retained both the right to service the loans and a recourse obligation to the purchaser for borrower defaults. A servicing asset of $1.6 million and a recourse liability of $888 thousand were recognized in conjunction with this sale.

SECURITIES AND DERIVATIVES

Aggregate net losses on securities and derivatives totaled $5.7 million in 2005 and $4.6 million in 2004. Net losses on securities totaled $6.9 million in 2005, consisting of losses of $5.2 million on securities held as economic hedges of mortgage servicing rights and $1.7 million on other securities. Net losses on securities held as an economic hedge included $420 thousand of other-than-temporary impairment at December 31, 2005. The Company's use of securities as an economic hedge of mortgage servicing rights is more fully discussed in the Line of Business - Mortgage Banking section of this report. Other securities are bought and sold as necessary to maximize the portfolio's total return and to manage prepayment or extension risk.

Net gains on derivatives totaled $1.2 million in 2005, including net gains of $1.1 million from fair value adjustments of derivatives used to manage interest rate risk and related hedge liabilities. Additionally, net gains on derivatives included $108 thousand of gains realized on derivatives used as an economic hedge of mortgage servicing rights. The Company's use of derivatives to manage interest rate risk is more fully discussed in the Deposits and Borrowings and Capital sections of this report.

FOURTH QUARTER 2005 OTHER OPERATING REVENUE

Other operating revenue for the fourth quarter of 2005 totaled $87.3 million, an $8.6 million or 11% increase from 2004. Fees and commissions revenue increased $11.1 million or 14%. All business lines contributed to this increase. Transaction card revenue, deposit fees and trust fees increased $2.4 million, $1.9 million and $1.7 million, respectively. Other operating revenue included $3.4 million of fees earned on margin assets.

2004 OTHER OPERATING REVENUE

Other operating revenue totaled $308.9 million for 2004, up $4.0 million from 2003. Fees and commissions revenue increased $6.3 million or 2%. Strong growth in trust fees, transaction card revenue and deposit fees was partially offset by lower mortgage banking revenue. Mortgage banking revenue decreased $24.1 million due primarily to reduced loan refinancing activity.

Net losses on securities totaled $3.1 million, including losses of $4.9 million on securities held as economic hedges of mortgage servicing rights and gains of $1.8 million on sales of other securities.

During 2004, the Company recognized net losses of $1.3 million on derivatives used to manage interest rate risk and $208 thousand on derivatives used as economic hedges of mortgage servicing rights. The Company designated derivatives as fair value hedges of certain brokered certificates of deposit and subordinated debt in 2004. Net losses recognized included fair value adjustments for both the derivatives and the hedged liabilities.

OTHER OPERATING EXPENSE

Other operating expense for 2005 totaled $469.1 million, a 6% increase from 2004. This increase resulted primarily from personnel and data processing expenses. Growth in personnel expenses was driven largely by employment growth and an increase in average compensation per employee. The increase in data processing expenses included both transaction volume and system maintenance costs.

Table 4     Other Operating Expense
            (In Thousands)
                                                                             Years ended December 31,
                                                       ---------------------------------------------------------------------
                                                            2005          2004           2003         2002          2001
                                                       ------------- -------------- ------------- ------------ -------------
Personnel expense                                        $258,971      $240,661       $222,922      $ 187,439    $166,864
Business promotion                                         17,964        15,618         12,937         11,367      10,658
Contribution of stock to BOK Charitable Foundation              -         5,561              -              -           -
Professional fees and services                             16,596        15,487         17,935         12,987      13,391
Net occupancy and equipment                                50,195        47,289         45,967         42,347      42,764
Data processing and communications                         67,026        60,025         53,398         45,912      39,763
Printing, postage and supplies                             15,066        14,034         13,930         12,665      12,329
Net (gain) loss and operating expenses on
   repossessed assets                                         572        (4,016)           271          1,014       1,401
Amortization of intangible assets                           6,943         8,138          8,101          7,638      20,113
Mortgage banking costs                                     14,562        18,167         40,296         42,271      30,261
Provision (recovery) for impairment of
   mortgage servicing rights                               (3,915)       (1,567)       (22,923)        45,923      15,551
Other expense                                              25,126        21,827         20,604         19,991      18,968
------------------------------------------------------ ------------- -------------- ------------- ------------ -------------
     Total                                               $469,106      $441,224       $413,438      $ 429,554    $372,063
------------------------------------------------------ ------------- -------------- ------------- ------------ -------------


PERSONNEL EXPENSE

Personnel expense increased $18.3 million or 8% to $259.0 million. Regular compensation expense totaled $162.7 million, a $16.0 million or 11% increase over 2004. The increase in regular compensation expense was due to a 6% increase in average regular compensation per full-time equivalent employee and a 5% increase in average staffing.

Incentive compensation, which includes both cash-based and stock-based plans, decreased $4.6 million or 8% to $49.8 million. The Company offers numerous incentive compensation plans that are aligned with the Company's growth strategy. Cash settlements paid under these plans may be based on defined formulas, other performance criteria or discretionary. Incentive compensation is designed to motivate and reinforce sales and customer service behavior in all of our markets. Variations of the plans are used in targeted geographic markets and lines of business where exceptional growth potential is expected. The effectiveness of all plans and their alignment with the Company's objectives are reviewed annually with executive management. Incentive compensation expenses related to these cash-based plans increased $2.0 million or 5%.

Stock-based compensation expense decreased $6.6 million or 56%. The Company's stock-based compensation plans include both equity awards and liability awards. Compensation expense associated with liability award plans decreased $8.4 million. This decrease reflected a decrease in the market value of BOK Financial common stock at December 31, 2005 compared with December 31, 2004, and a reduction in the number of executive officers of the Company eligible to participate in liability award plans. Additional information about our stock-based compensation plans is provided in Note 13 to the Consolidated Financial Statements.

Employee benefit expenses increased $5.8 million or 15% to $43.6 million. Employee insurance costs increased $2.6 million or 20% due primarily to growth in medical claims. The Company self-insures a portion of its employee health care coverage. Retirement benefit costs, which include both thrift and pension plan expenses, increased $1.7 million or 16%.

During the fourth quarter of 2005, our Board of Directors approved modifications to both the thrift and pension plans. These modifications will become effective April 1, 2006. The purpose of these modifications is to provide retirement benefits that align with the Company's strategy of rewarding long-term, superior performance, that are easily understood and that increase employee ownership and control over their retirement. These modifications consist primarily of enhanced Company contributions to the thrift plans and curtailed benefit accruals to the pension plan. A charge of $384 thousand was recognized in 2005 for the curtailment of the pension plan. The combined effects of these modifications are not expected to have a significant impact on future earnings or liquidity.

The Company will continue to have a funding obligation to the pension plan and will continue to recognize pension expense based on plan asset performance, discount rates and other factors. At December 31, 2005, prepaid pension expense totaled $21.9 million, consisting of $1.3 million of net plan assets in excess of liabilities and $20.6 million of unrecognized actuarial losses. These losses will be recognized in future years based on the lesser of the average remaining service periods or 10 years. These unrecognized losses may also be increased or reduced by plan asset performance and discount rate changes.

DATA PROCESSING AND COMMUNICATIONS EXPENSE

Data processing and communication expenses increased $7.0 million or 12% compared to 2004. This expense consists of two broad categories, data processing systems and transaction card processing. Data processing systems costs increased $3.5 million or 10% due primarily to increased maintenance and communications costs. Transaction card processing costs increased $3.5 million or 15% due to growth in processing volumes. The number of transactions processed during 2005 increased 17% over 2004.

OTHER OPERATING EXPENSES

Business  promotion  expense  increased  $2.3 million or 15% compared  with last
year.   Promotional  activities  in  support  of  consumer  banking  initiatives accounted for $1.5 million of the increase.

Mortgage banking expenses, including provision for impairment of mortgage servicing rights, decreased $6.0 million. These expenses are discussed more fully in the Line of Business - Mortgage Banking section of this report.

FOURTH QUARTER 2005 OPERATING EXPENSES

Operating expenses for the fourth quarter of 2005 totaled $123.9 million, up 11% over the same period in 2004. Personnel costs increased $6.5 million or 11%. Regular compensation expense increased $4.7 million or 12% due to a 5% increase in average compensation per employee and a 7% increase in staffing. Data processing and communication expense grew $2.9 million or 19% due to increases of $1.5 million in data processing costs and $1.4 million in transaction card processing costs. Both increases reflect growth in processing volumes.

2004 OPERATING EXPENSES

Operating expenses for 2004 totaled $441.2 million, a 7% increase from 2003. This increase resulted primarily from personnel and data processing costs. Growth in personnel costs were driven largely by the Colorado State Bank & Trust acquisition and stock-based compensation costs. The increase in data processing costs included both transaction volume and system maintenance costs.

Personnel costs increased $17.7 million or 8%. Regular compensation increased $8.0 million or 6% due primarily to a 5% increase in average regular compensation per employee and a 1% increase in average staffing. Additionally, incentive compensation increased $8.6 million, including a $5.9 million increase in stock-based compensation. Much of this expense is related to stock-based compensation that is recognized as liability awards. Compensation expense for these awards is based on the excess of the fair value of BOK Financial common stock over a set exercise price.

Data processing and communication expenses increased $6.6 million or 12%. Transaction card processing costs increased $4.6 million or 25% due to processing volumes. Data processing systems costs increased $2.0 million or 6% due primarily to maintenance costs.

BOK Financial contributed appreciated securities to the BOk Charitable Foundation during 2004. The Foundation supports communities in the markets served by the Company. The cost basis in these securities of $5.6 million was charged to operating expense. The after-tax cost of these contributions reduced net income by $1.1 million, or 2 cents per diluted share.

Business promotion expense increased $2.7 million or 21% compared with last year. Promotional activities in support of consumer banking initiatives accounted for $1.5 million of the increase. Much of the growth in promotional expenses was targeted at demand deposit growth through our consumer banking network.

Net gains from the sale of repossessed assets totaled $4.0 million including $3.8 million from the sale of stock acquired several years ago as partial proceeds of the sale of a troubled loan.

INCOME TAXES

Income tax expense was $113.2 million for 2005, $91.4 million for 2004 and $88.9 million for 2003. This represented 36%, 34% and 36%, respectively, of book taxable income. Tax expense currently payable totaled $112.7 million in 2005 compared with $91.3 million in 2004 and $82.6 million in 2003.

Income tax expense for 2004 was reduced by $3.0 million due to the favorable resolution of state income tax issues and by $2.4 million from the contribution of appreciated securities to the BOk Charitable Foundation. Excluding these items, income tax expense would have been $96.9 million or 36% of book taxable income.

Table 5  Selected Quarterly Financial Data
            (In Thousands Except Per Share Data)

                                                                              Fourth       Third       Second        First
                                                                           ---------------------------------------------------
                                                                                                  2005
                                                                           ---------------------------------------------------
Interest revenue                                                            $214,240     $199,056     $186,334     $170,304
Interest expense                                                              97,854       86,228       73,801       62,710
------------------------------------------------------------------------------------------------------------------------------
Net interest revenue                                                         116,386      112,828      112,533      107,594
Provision for credit losses                                                    4,450        3,976        2,015        2,000
------------------------------------------------------------------------------------------------------------------------------
Net interest revenue after provision for credit losses                       111,936      108,852      110,518      105,594
Other operating revenue                                                       89,018       90,993       92,636       80,015
Gain (loss) on securities, net                                                (1,780)      (4,744)       2,266       (2,637)
Gain (loss) on derivatives, net                                                  106          606         (311)         778
Other operating expense                                                      124,611      121,705      118,922      107,783
Provision (recovery) for impairment of mortgage
   servicing rights                                                             (708)      (4,671)       7,088       (5,624)
------------------------------------------------------------------------------------------------------------------------------
Income before taxes                                                           75,377       78,673       79,099       81,591
Income tax expense                                                            27,219       27,846       28,634       29,536
------------------------------------------------------------------------------------------------------------------------------
  Net income                                                                $ 48,158      $50,827     $ 50,465     $ 52,055
------------------------------------------------------------------------------------------------------------------------------

Earnings per share:
   Basic                                                                    $   0.72       $ 0.77       $ 0.79     $   0.87
------------------------------------------------------------------------------------------------------------------------------
   Diluted                                                                  $   0.72       $ 0.76       $ 0.75     $   0.78
------------------------------------------------------------------------------------------------------------------------------

Average shares:
   Basic                                                                      66,527       66,427       63,779       59,433
------------------------------------------------------------------------------------------------------------------------------
   Diluted                                                                    67,147       67,106       66,986       66,947
------------------------------------------------------------------------------------------------------------------------------

                                                                                                  2004
                                                                           ---------------------------------------------------
Interest revenue                                                            $163,087     $157,027     $147,833     $146,337
Interest expense                                                              56,625       48,642       42,644       43,130
------------------------------------------------------------------------------------------------------------------------------
Net interest revenue                                                         106,462      108,385      105,189      103,207
Provision for credit losses                                                    4,439        4,986        3,987        7,027
------------------------------------------------------------------------------------------------------------------------------
Net interest revenue after provision for credit losses                       102,023      103,399      101,202       96,180
Other operating revenue                                                       77,921       78,919       80,074       76,538
Gain (loss) on securities, net                                                   967        2,673      (11,005)       4,277
Gain (loss) on derivatives, net                                                 (174)        (506)         201         (995)
Other operating expense                                                      111,887      108,302      109,857      112,745
Provision (recovery) for impairment of mortgage
   servicing rights                                                             (305)       5,900      (10,865)       3,703
------------------------------------------------------------------------------------------------------------------------------
Income before taxes                                                           69,155       70,283       71,480       59,552
Income tax expense                                                            22,599       22,501       25,947       20,400
------------------------------------------------------------------------------------------------------------------------------
  Net income                                                                $ 46,556      $47,782     $ 45,533     $ 39,152
------------------------------------------------------------------------------------------------------------------------------

Earnings per share:
   Basic                                                                    $   0.78      $  0.79     $   0.76     $   0.66
------------------------------------------------------------------------------------------------------------------------------
   Diluted                                                                  $   0.70      $  0.72     $   0.68     $   0.59
------------------------------------------------------------------------------------------------------------------------------

Average shares:
   Basic                                                                      59,251       59,198       59,147       59,051
------------------------------------------------------------------------------------------------------------------------------
   Diluted                                                                    66,895       66,803       66,720       66,672
------------------------------------------------------------------------------------------------------------------------------

LINES OF BUSINESS

BOK Financial operates five principal lines of business: Oklahoma corporate banking, Oklahoma consumer banking, mortgage banking, wealth management and regional banking. Mortgage banking activities include loan origination and servicing across all markets served by the Company. Wealth management provides brokerage and trading, private financial services and investment advisory services in all markets. It also provides fiduciary services in all markets except Colorado. Fiduciary services in Colorado are included in regional banking. Regional banking consists primarily of corporate and consumer banking activities in the respective local markets. In addition to its lines of business, BOK Financial has a funds management unit. The primary purpose of this unit is to manage the overall liquidity needs and interest rate risk of the Company. Each line of business borrows funds from and provides funds to the funds management unit as needed to support their operations.

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

Economic capital is assigned to the business units by a capital allocation model that reflects management's assessment of risk. This model assigns capital based upon credit, operating, interest rate and market risk inherent in our business lines and recognizes the diversification benefits among the units. The level of assigned economic capital is a combination of the risk taken by each business line, based on its actual exposures and calibrated to its own loss history where possible. Additional capital is assigned to the regional banking line of business based on our investment in those entities.

As shown in Table 6, regional banking continued to increase its contribution to consolidated net income. The growth of the regional banking segment is consistent with our corporate strategy of expansion into high growth markets outside of Oklahoma. The Oklahoma consumer banking unit's contribution to consolidated earnings increased significantly in 2005. Rising short-term interest rates increased the internal transfer pricing credit provided to units that generate lower-costing funds for the Company.

Table 6     Net Income by Line of Business
           (In Thousands)
                                             Years ended December 31,
                                        2005          2004           2003
                                   -----------------------------------------

Oklahoma corporate banking           $ 73,625      $ 61,956       $ 57,631
Oklahoma consumer banking              24,183        11,854          8,928
Mortgage banking                        2,182         2,681         28,401
Wealth management                      17,890        13,587         14,517
Regional banking                       77,344        57,706         41,673
----------------------------------------------------------------------------
     Subtotal                         195,224       147,784        151,150
Funds management and all other          6,281        31,239          7,210
----------------------------------------------------------------------------
     Total                           $201,505      $179,023       $158,360
----------------------------------------------------------------------------

OKLAHOMA CORPORATE BANKING

The Oklahoma Corporate Banking Division provides loan and lease financing and treasury and cash management services to businesses throughout Oklahoma and certain relationships in surrounding states. In addition to serving the banking needs of small businesses, middle market and larger customers, this division has specialized groups that serve customers in the energy, agriculture, healthcare and banking/finance industries, and includes TransFund, our electronic funds transfer network. The Oklahoma Corporate Banking Division contributed $73.6 million or 37% to consolidated net income for 2005, including an after-tax gain of $2.9 million from the sale of the Company's interest in an Oklahoma City office building. This compares to $62.0 million or 35% of consolidated net income for 2004. Net interest revenue increased $7.4 million or 6% due primarily to asset growth. Average assets attributed to this division, which consist primarily of commercial loans, increased $249 million or 6% over 2004. Operating revenue grew $6.2 million or 7%. TransFund provided $3.1 million of the increase in operating revenue. Operating expenses, which consist primarily of personnel and data processing costs, increased 4%. Growth in net income also reflected a $4.2 million decrease in net loan charge-offs.

Table 7   Oklahoma Corporate Banking
           (Dollars in Thousands)

                                   Years ended December 31,
                           ----------------------------------------
                                 2005         2004         2003
                           ----------------------------------------
   NIR (expense) from
     external sources        $ 191,040    $ 148,919   $  140,818
   NIR (expense) from
     internal sources          (60,735)     (26,049)     (25,924)
                           ----------------------------------------
   Total net interest
     revenue                   130,305      122,870      114,894
   Other operating
     revenue                    92,707       86,493       77,332
   Gain on sale of assets        4,758            -            -
   Operating expense           102,513       99,007       87,585
   Net loans charged off         4,757        8,956       10,318
   Net income                $  73,625    $  61,956   $   57,631

   Average assets           $4,629,400   $4,380,491   $4,106,441
   Average economic capital    322,440      312,530      311,140

   Return on assets               1.59%        1.41%        1.40%
   Return on economic capital    22.83        19.82        18.52
   Efficiency ratio              45.01        47.29        45.56


OKLAHOMA CONSUMER BANKING

The Oklahoma Consumer Banking Division provides a full line of deposit, loan and fee-based services to customers throughout Oklahoma through four major distribution channels: traditional branches, supermarket branches, the 24-hour ExpressBank call center and the Internet. Additionally, the division is a significant referral source for the Bank of Oklahoma Mortgage Division ("BOk Mortgage") and BOSC's retail brokerage division. This division contributed $24.2 million or 12% to consolidated net income for 2005. This compares to $11.9 million or 7% of consolidated net income for 2004. Net interest revenue grew $16.5 million or 36% compared with 2004 due primarily to an increase in the internal transfer pricing credit. Additionally, average deposits provided by the Oklahoma Consumer Banking Division grew $158 million or 6%. Other operating revenue growth from 2004 resulted largely from check card revenue and overdraft fees.

During 2005, growth initiatives focused on building customer relationships through sales promotions, Perfect Banking sales and service standards and free on-line BillPay services. These initiatives resulted in a 6% increase in average consumer deposits, a 10% increase in checking accounts and a 54% increase in the number of on-line BillPay users. Oklahoma Consumer Banking Division also added one new supermarket location.

Table 8    Oklahoma Consumer Banking
           (Dollars in Thousands)

                                     Years ended December 31,
                             -----------------------------------------
                                2005          2004          2003
                             -----------------------------------------
  NIR (expense) from
     external sources         $ (25,140)   $ (19,061)     $(17,188)
  NIR (expense) from
     internal sources            87,421       64,873        58,261
                             -----------------------------------------
  Total net interest
     revenue                     62,281       45,812        41,073
  Other operating
     revenue                     66,266       56,611        47,229
  Operating expense              84,336       76,057        66,798
  Net loans charged off           4,632        6,964         6,892
  Net income                    $24,183      $11,854        $8,928

  Average assets             $2,988,218   $2,746,279    $2,525,060
  Average economic capital       69,810       64,390        58,000

  Return on assets                 0.81%        0.43%         0.35%
  Return on economic capital      34.64        18.41         15.39
  Efficiency ratio                65.61        74.26         75.65


MORTGAGE BANKING

BOK Financial engages in mortgage banking activities through the BOk Mortgage Division of Bank of Oklahoma. These activities include the origination, marketing and servicing of conventional and government-sponsored mortgage loans. Mortgage banking activities contributed $2.2 million to consolidated net income in 2005 compared to $2.7 million in 2004. Net income for 2005 included $753 thousand from the sale of mortgage loans from the Company's community development loan portfolio.

Mortgage banking activities consist of two sectors, loan production and loan servicing. The loan production sector generally performs best when mortgage rates are relatively low and loan origination volumes are high. Conversely, the loan servicing sector generally performs best when mortgage rates are relatively high and prepayments are low.

Table 9    Mortgage Banking
           (Dollars in Thousands)

                                    Years ended December 31,
                           -------------------------------------------
                                2005         2004           2003
                           -------------------------------------------
  NIR (expense) from
    external sources         $ 20,392     $ 21,647       $ 27,770
  NIR (expense) from
    internal sources          (14,979)     (11,423)        (9,415)
                           -------------------------------------------
  Total net interest
    revenue                     5,413       10,224         18,355
  Capitalized mortgage
    servicing rights           17,402       11,365         23,922
  Other operating
    revenue                    16,427       22,055         36,379
  Gain on sale of assets        1,232            -              -
  Operating expense            35,315       35,415         58,204
  Recovery for
    impairment of mortgage
    servicing rights           (3,915)      (1,567)       (22,923)
  Gain (loss) on financial
    instruments, net           (5,087)      (5,068)         4,025
  Net income                 $  2,182     $  2,681       $ 28,401

  Average assets             $526,224     $559,034       $623,823
  Average economic capital     24,210       27,270         34,120

  Return on assets               0.41%        0.48%          4.55%
  Return on economic capital     9.01         9.83          83.24
  Efficiency ratio              87.25        81.15          74.00


LOAN PRODUCTION SECTOR

Loan production revenue totaled $17.6 million in 2005, including $17.4 million of capitalized mortgage servicing rights, compared to loan production revenue of $20.9 million in 2004, including $11.4 million of capitalized mortgage servicing rights. Mortgage loans funded totaled $910 million in 2005, including $664 million for home purchases and $246 million of refinanced loans. Mortgage loans funded in 2004 totaled $893 million, including $587 million for home purchases and $306 million of refinanced loans. Approximately 69% of the loans funded during 2005 were in Oklahoma. Growth initiatives for the loan production sector include a program to hire experienced originators in markets outside of Oklahoma to boost production. Pre-tax income from loan production totaled $5.6 million for 2005 compared with $6.7 million for the previous year end. The pipeline of mortgage loan applications totaled $233 million at December 31, 2005, compared to $189 million at December 31, 2004.

LOAN SERVICING SECTOR

The loan servicing sector had a pre-tax loss of $3.2 million for 2005 compared to a pre-tax loss of $4.3 million for the same period of 2004. Operating results of the loan servicing sector are greatly affected by the effect of changes in interest rates on prepayment speeds and the value of mortgage servicing rights. Mortgage interest rates changed little during 2005. In this rate environment, the fair value of our mortgage servicing rights appreciated modestly. The resulting recovery of provision for mortgage servicing rights was $3.9 million in 2005, compared with a provision recovery of $1.6 million in 2004.

Servicing revenue totaled $16.3 million in 2005 compared to $17.8 million in 2004. The decrease in servicing revenue was due primarily to a lower outstanding principal balance of loans serviced. The average outstanding balance of loans serviced for others was $3.6 billion during 2005 compared to $3.9 billion during 2004. The decrease in loans serviced reflected our decision to curtail purchases of mortgage loan servicing outside our market area. Servicing revenue per outstanding loan principal was 42 basis points in 2005 compared with 45 basis points in 2004. Approximately 80% of loans serviced was in our primary market areas at December 31, 2005 and December 31, 2004.

Subsequent to December 31, 2005, we agreed to purchase a $480 million mortgage loan servicing package for approximately $7 million. Substantially all of the loans are within our primary market area. This purchase is expected to close by the end of the first quarter of 2006.

Amortization of mortgage servicing rights, which is included in operating expense, was $12.9 million in 2005 compared to $15.8 million in 2004. Amortization expense is determined in proportion to the estimated future cash flows that will be generated by the mortgage servicing rights. The decrease in amortization expense in 2005 reflected an expectation of slower loan prepayment speeds.

The valuation allowance for impairment of mortgage servicing rights totaled $7 million at December 31, 2005 compared to $14 million at December 31, 2004. Increased fair value of our servicing rights was the primary reason for the reduction in the valuation allowance. The valuation allowance was also reduced by $2.4 million from the charge-off of servicing rights determined to be permanently impaired. As discussed in the Critical Accounting Policies section of this report, servicing rights are considered to be permanently impaired if the fair value does not exceed amortized costs after assuming a 300 basis point increase in mortgage interest rates. Note 8 to the Consolidated Financial Statements presents additional information about the fair value and amortized costs of servicing rights and valuation allowance.

BOK Financial designates a portion of its securities portfolio as an economic hedge against the risk of loss on its mortgage servicing rights. Mortgage-backed securities and U.S. government agency debentures are acquired and held as available for sale when prepayment risks exceed certain levels. Additionally, mortgage-related derivative contracts may also be designated as an economic hedge of the risk of loss on mortgage servicing rights. Because the fair values of these instruments are expected to vary inversely to the fair value of the servicing rights, they are expected to partially offset risk. However, no special hedge accounting treatment is applicable to either the mortgage servicing rights or the financial instruments designated as an economic hedge. Derivative contracts used to hedge mortgage servicing rights are carried at fair value with changes in fair value recognized in earnings. We recognized net losses of $1.2 million in 2005 and $3.5 million in 2004 from changes in the value of mortgage servicing rights and economic hedging activities.

This hedging strategy presents certain risks. A well-developed market determines the fair value for the securities and derivatives. However, there is no comparable market for mortgage servicing rights. Therefore, the computed change in value of the servicing rights for a specified change in interest rates may not correlate to the change in value of the securities.

At December 31, 2005, financial instruments with a fair value of $49 million and an unrealized gain of $52 thousand were held for the economic hedge program. This unrealized gain, net of income taxes, is included in shareholders' equity as part of other comprehensive income. The interest rate sensitivity of the mortgage servicing rights and securities held as a hedge is modeled over a range of +/- 50 basis points. At December 31, 2005, the pre-tax results of this modeling on reported earnings are shown in Table 10:


Table 10   Interest Rate Sensitivity - Mortgage Servicing
           (Dollars in Thousands)
                                          50 bp        50 bp
                                         Increase     Decrease
                                      -------------------------
  Anticipated change in:
    Fair value of mortgage
       servicing rights                  $3,113      $ (4,763)
    Fair value of hedging securities     (1,915)        2,112
  -------------------------------------------------------------
  Net                                    $1,198      $ (2,651)
  -------------------------------------------------------------

Table 10 shows the non-linear effect of changes in mortgage commitment rates on the value of mortgage servicing rights. A 50 basis point increase in rates is expected to increase value by $3.1 million while a 50 basis point decrease is expected to reduce value by $4.8 million. This considers that there is an upper limit to appreciation in the value of servicing rights as rates rise due to the contractual repayment terms of the loans and other factors. There is much less of a limit on the speed at which mortgage loans may prepay in a declining rate environment.

WEALTH MANAGEMENT

BOK Financial provides a wide range of financial services through its wealth management line of business, including trust and private financial services, and brokerage and trading activities. This line of business includes the activities of BOSC, Inc., a registered broker / dealer. Trust and private financial services includes sales of institutional, investment and retirement products, loans and other services to affluent individuals, businesses, not-for-profit organizations, and governmental agencies. Trust services are provided primarily to clients throughout Oklahoma, Texas and New Mexico. Additionally, trust services include a nationally competitive, self-directed 401(k) program and administrative and advisory services to the American Performance family of mutual funds. Brokerage and trading activities within the wealth management line of business consist of retail sales of mutual funds, securities, and annuities, institutional sales of securities and derivatives, bond underwriting and other financial advisory services. Customer hedging programs were combined into the Wealth Management Division in 2005. Prior years' results have been reclassified for consistency.

Wealth Management contributed $17.9 million or 9% to consolidated net income for 2005. This compared to $13.6 million or 8% of consolidated net income for 2004. Trust and private financial services provided $15.6 million of net income in 2005, a $4.9 million or 46% increase over 2004. The increased contribution by trust and private financial services is attributable primarily to trust fees. At December 31, 2005 and 2004, the wealth management line of business was responsible for trust assets with aggregate market values of $26.0 billion and $22.6 billion, respectively, under various fiduciary arrangements. The growth in trust assets reflected increased market value of assets managed in addition to new business generated during the year. We have sole or joint discretionary authority over $10.0 billion of trust assets at December 31, 2005 compared to $8.2 billion of trust assets at December 31, 2004. The fair value of assets held in custody by the Wealth Management Division increased $1.6 billion or 33% while the fair value of non-managed assets remained unchanged at $9.4 billion.

Brokerage and trading activities provided $2.3 million of net income in 2005 compared to $2.9 million in the previous year. Operating revenue increased $1.5 million or 4% due primarily to customer hedging programs. Operating expenses, which consisted primarily of compensation expense, increased $2.1 million or 5%.


Table 11   Wealth Management
           (Dollars in Thousands)

                                      Years ended December 31,
                               --------------------------------------
                                    2005         2004         2003
                               --------------------------------------
  NIR (expense) from
    external sources           $    5,651    $    4,001    $   1,966
  NIR (expense) from
    internal sources               11,208         8,888        8,939
                               --------------------------------------
  Total net interest
     revenue                       16,859        12,889       10,905
  Other operating
     revenue                      100,647        93,193       93,757
  Operating expense                88,001        83,784       80,512
  Net income                   $   17,890    $   13,587    $  14,517

  Average assets               $1,503,886    $1,122,147    $ 875,661
  Average economic capital        106,040        84,820       69,690

  Return on assets                   1.19%         1.21%        1.66%
  Return on economic capital        16.87         16.02        20.83
  Efficiency ratio                  74.89         78.98        76.93


REGIONAL BANKING

Regional banking consists primarily of the corporate and commercial banking services provided by Bank of Texas, Bank of Albuquerque, Bank of Arkansas, Colorado State Bank and Trust and Bank of Arizona in their respective markets. It also includes fiduciary services provided by Colorado State Bank and Trust. Small businesses and middle-market corporations are the regional banks' primary customer focus. Regional banking contributed $77.3 million or 38% to consolidated net income during 2005. This compares with $57.7 million or 32% of consolidated net income in 2004. Growth in net income contributed by regional banking came primarily from operations in Texas and New Mexico. Net income for 2005 in Texas and New Mexico increased $10.6 million and $6.0 million, respectively, from the previous year. Net income from our Colorado operations grew $2.5 million or 152% over 2004.

Texas growth resulted from an increase in net interest revenue. Net interest revenue increased $21.6 million or 19%. Average earning assets increased $274 million, including $293 million of loans partially offset by a reduction in securities and funds sold to the funds management unit. The growth in average earning assets was funded by a $115 million increase in interest-bearing deposits and a $77 million increase in demand deposits. Company initiatives to support loan growth included hiring additional middle market lending talent in Houston and expanding the energy lending staff in both Houston and Dallas. Operating expenses increased $8.6 million or 12% due primarily to a $6.5 million increase in personnel costs.

Net income growth from our New Mexico operations was also based largely on an increase in net interest revenue, combined with an increase in operating revenue. Average loans increased $62 million compared with 2004 while average funds sold to the funds management unit decreased $82 million. Average deposits in the New Mexico market grew $74 million, including $59 million of interest-bearing deposits and $16 million of demand deposits. Over 15 thousand new consumer checking accounts were opened during 2005. Funds provided by the growth in deposits reduced average external borrowings. The increase in operating revenue was due primarily to growth in deposit fees and check card revenue.

Expansion efforts in the Colorado region continued during 2005. Commercial lending staff was added throughout the year. Additionally, a new office which offers trust products in Salt Lake City, Utah, was opened during the second quarter. The result of these efforts was net income from our Colorado operations of $4.1 million, a 152% increase in its second full year of operations as a BOK Financial unit. Average earning assets attributed to our Colorado operations increased 36% due primarily to loan growth. Average deposits increased $128 million or 40%. These factors combined to increase net interest revenue $6.5 million or 39%. Other operating revenue increased $1.6 million or 19% due primarily to growth in trust fees. The fair value of trust assets managed by Colorado State Bank and Trust was $2.4 billion at December 31, 2005, a 20% increase from December 31, 2004. Net loans charged-off increased to $2.5 million in 2005 from the resolution of several commercial lending relationships that pre-dated our acquisition of Colorado State Bank and Trust.

Bank of Arizona incurred a net loss of $524 thousand since its acquisition in April, 2005. Operating expense included $778 thousand of core deposit premium amortization expense. Our policy is to amortize core deposit premiums over the expected lives of the acquired deposits using an accelerated amortization method. The weighted average life of the acquired deposits is approximately five years. Operating expense also included $380 thousand of recruiting expenses as we add professional staff. In the nine months since acquisition, Bank of Arizona has been converted to our data processing systems which increased the scope of products and services offered in the Phoenix market. Outstanding loans increased $70 million or 55%. We recently opened a loan production office in Tucson to further expand our Arizona operations.


Table 12   Bank of Texas
           (Dollars in Thousands)

                                               Years ended December 31,
                                       ----------------------------------------
                                           2005          2004          2003
                                       ----------------------------------------

NIR (expense) from external sources      $148,021      $120,813     $ 106,617
NIR (expense) from internal sources       (10,809)       (5,206)       (5,068)
                                       ------------- ------------- -------------
Total net interest revenue                137,212       115,607       101,549

Other operating revenue                    24,053        22,406        21,951
Operating expense                          82,189        73,548        78,152
Net loans charged off                       2,727         3,928         4,301
Net income                               $ 49,946      $ 39,388      $ 26,601

Average assets                         $3,417,995    $3,143,625    $2,859,069
Average economic capital                  182,640       168,430       166,870
Average invested capital                  349,720       335,520       333,960

Return on assets                             1.46%         1.25%         0.93%
Return on economic capital                  27.35         23.39         15.94
Return on average invested capital          14.28         11.74          7.97
Efficiency ratio                            50.97         53.29         63.28


Table 13   Bank of Albuquerque
           (Dollars in Thousands)

                                                Years ended December 31,
                                        ---------------------------------------
                                           2005          2004          2003
                                        ---------------------------------------
NIR (expense) from external sources      $ 58,208       $46,888       $42,128
NIR (expense) from internal sources       (10,560)       (5,065)       (4,362)
                                        ------------- ------------- -----------
Total net interest revenue                 47,648        41,823        37,766

Other operating revenue                    17,367        14,701        11,533
Operating expense                          31,195        31,904        30,385
Net loans charged off                         930         1,471         1,326
Net income                               $ 20,096      $ 14,144      $ 10,919

Average assets                         $1,633,310    $1,652,557    $1,551,192
Average economic capital                   76,560        73,270        66,070
Average invested capital                   95,650        92,360        85,160

Return on assets                             1.23%         0.86%         0.70%
Return on economic capital                  26.25         19.30         16.53
Return on average invested capital          21.01         15.31         12.82
Efficiency ratio                            47.98         56.44         61.63


Table 14   Bank of Arkansas
           (Dollars in Thousands)

                                              Years ended December 31,
                                       ---------------------------------------
                                          2005          2004          2003
                                       ---------------------------------------
NIR (expense) from external sources      $12,055       $ 9,046        $8,700
NIR (expense) from internal sources       (3,918)       (2,170)       (2,148)
                                       ------------- ------------- -----------
Total net interest revenue                 8,137         6,876         6,552

Other operating revenue                    2,063         1,394         1,205
Operating expense                          4,018         4,115         3,894
Net loans charged off                         52           (26)          661
Net income                              $  3,745      $  2,555      $  1,957

Average assets                          $268,307      $273,700      $288,030
Average economic capital                  11,900        11,450        10,720
Average invested capital                  11,900        11,450        10,720

Return on assets                            1.40%         0.93%         0.68%
Return on economic capital                 31.47         22.31         18.26
Return on average invested capital         31.47         22.31         18.26
Efficiency ratio                           39.39         49.76         50.20


Table 15   Colorado State Bank and Trust
           (Dollars in Thousands)

                                                   Years ended December 31,
                                           ------------------------------------
                                              2005          2004          2003
                                           ------------------------------------

NIR (expense) from external sources         $ 35,299      $ 24,034         ***
NIR (expense) from internal sources          (12,059)       (7,312)        ***
                                           ------------------------------------
Total net interest revenue                    23,240        16,722         ***

Other operating revenue                       10,136         8,516         ***
Operating expense                             24,179        22,455         ***
Net loans charged off                          2,517           134         ***
Net income                                  $  4,081      $  1,619         ***

Average assets                              $873,805      $684,329         ***
Average economic capital                      47,070        27,560         ***
Average invested capital                      89,050        69,550         ***

Return on assets                                0.47%         0.24%        ***
Return on economic capital                      8.67          5.87         ***
Return on average invested capital              4.58          2.33         ***
Efficiency ratio                               72.44         88.97         ***

*** Data not meaningful due to acquisition of Colorado State Bank and Trust in September 2003.

Table 16   Bank of Arizona
           (Dollars in Thousands)

                                             Years ended December 31,
                                       -------------------------------------
                                          2005          2004          2003
                                       -------------------------------------

NIR (expense) from external sources      $10,690         ***           ***
NIR (expense) from internal sources       (3,992)        ***           ***
                                       ------------------------------------
Total net interest revenue                 6,698         ***           ***

Other operating revenue                    1,100         ***           ***
Operating expense                          8,828         ***           ***
Net loans charged off                        (31)        ***           ***
Net loss                                $   (524)        ***           ***

Average assets                          $227,081         ***           ***
Average economic capital                   6,830         ***           ***
Average invested capital                  23,480         ***           ***

Return on assets                           (0.23)%       ***           ***
Return on economic capital                 (7.67)        ***           ***
Return on average invested capital         (2.23)        ***           ***
Efficiency ratio                          113.21         ***           ***

*** Data not applicable due to acquisition of Bank of Arizona in April 2005.


ASSESSMENT OF FINANCIAL CONDITION

SECURITIES

BOK Financial maintains a securities portfolio to support its interest rate risk management strategies, provide liquidity and profitability and comply with regulatory requirements. Securities are classified as either held for investment or available for sale. Investment securities, which consist primarily of Oklahoma municipal bonds, are carried at cost and adjusted for amortization of premiums or accretion of discounts. Management has the ability and intent to hold these securities until they mature. Available for sale securities, which may be sold prior to maturity, are carried at fair value. Unrealized gains or losses, less deferred taxes, are recorded as accumulated other comprehensive income in shareholders' equity.

The amortized cost of available for sale securities at December 31, 2005 increased $317 million compared with the previous year-end. Mortgage-backed securities increased $293 million and represented 97% of total available for sale securities. The increase in securities reflected an increase in available funds due to strong deposit growth during 2005. As previously discussed in the Net Interest Revenue section of this report, we hold mortgage-backed securities as part of our overall interest rate risk management strategy.

The primary risk of holding mortgage-backed securities comes from extension during periods of rising interest rates or prepayment during periods of falling interest rates. We evaluate this risk through extensive modeling of risk both before making an investment and throughout the life of the security. The expected duration of the mortgage-backed securities portfolio was 2.8 years at December 31, 2005. Management estimates that the expected duration would extend to 3.3 years assuming a 300 basis point immediate rate shock.


Table 17   Securities
           (Dollars in Thousands)

                                                                                  December 31,
                                                  -----------------------------------------------------------------------------
                                                            2005                      2004                      2003
                                                  -----------------------------------------------------------------------------
                                                   Amortized      Fair       Amortized      Fair       Amortized      Fair
                                                     Cost         Value        Cost         Value        Cost         Value
                                                 -----------------------------------------------------------------------------
Investment:
  U.S. Treasury                                    $    1,994  $    1,976   $        -   $        -   $        -   $        -
  Municipal and other tax-exempt                      240,359     238,649      216,986      218,465      184,192      187,354
  Mortgage-backed U.S. agency securities                    -           -        1,287        1,336        2,296        2,418
  Other debt securities                                 2,772       2,781        2,821        2,835        1,463        1,484
-------------------------------------------------------------------------------------------------------------------------------
     Total                                         $  245,125  $  243,406   $  221,094   $  222,636   $  187,951   $  191,256
-------------------------------------------------------------------------------------------------------------------------------
Available for sale:
    U.S. Treasury                                  $   16,037     $15,827   $   27,119   $   27,062   $   44,679   $   45,424
    Municipal and other tax-exempt                     17,153      17,078          414          404        3,271        3,257
    Mortgage-backed securities:
      U.S. agencies                                 3,507,047   3,424,356    3,067,611    3,052,375    3,514,158    3,518,926
      Other                                         1,277,161   1,250,701    1,423,613    1,418,770      845,430      848,911
-------------------------------------------------------------------------------------------------------------------------------
        Total mortgage-backed securities            4,784,208   4,675,057    4,491,224    4,471,145    4,359,588    4,367,837
-------------------------------------------------------------------------------------------------------------------------------
    Other debt securities                                 124         124          515          528        1,140        1,177
    Equity securities and mutual funds                108,914     113,489       90,343       94,051       96,460      101,173
-------------------------------------------------------------------------------------------------------------------------------
      Total                                        $4,926,436  $4,821,575   $4,609,615   $4,593,190   $4,505,138   $4,518,868
-------------------------------------------------------------------------------------------------------------------------------

Net unrealized losses on available for sale securities totaled $105 million at December 31, 2005 compared with net unrealized losses of $16 million at December 31, 2004 due primarily to rising interest rates. None of the unrealized losses resulted from credit quality concerns. The aggregate gross amount of unrealized losses at December 31, 2005 totaled $114 million. Management evaluated the securities with unrealized losses to determine if we believe that the losses were temporary. This evaluation considered factors such as causes of the unrealized losses and prospects for recovery over various interest rate scenarios and time periods. We also considered our intent and ability to either hold or sell the securities. It is our belief, based on currently available information and our evaluation, that the unrealized losses in these securities were temporary.


LOANS

The aggregate loan portfolio before allowance for loan losses totaled $9.1 billion at December 31, 2005, a $1.2 billion or 15% increase since last year. Loan growth was broadly distributed among the various segments of the portfolio and across all geographic markets.

The commercial loan portfolio increased $724 million during 2005. Much of this increase was focused in the services portion of the portfolio, which increased $235 million or 20%. Services, which consist of loans to a variety of businesses, comprised 16% of the total loan portfolio. Approximately $1.1 billion of the services category is made up of loans with outstanding balances of less than $10 million. Energy loans totaled $1.4 billion or 15% of total loans. Outstanding energy loans increased $176 million or 14% during 2005. Approximately $1.1 billion of the outstanding balance of energy loans was to oil and gas producers. The amount of credit available to these customers generally depends on a percentage of the value of their proven energy reserves based on anticipated prices. The energy category also included loans to borrowers involved in the transportation and sale of oil and gas and to borrowers that manufacture equipment or provide other services to the energy industry.

Notable loan concentrations by primary industry of the borrowers are presented in Table 18.


Table 18    Loans
            (In Thousands)
                                                                                     December 31,
                                                            ----------------------------------------------------------------
                                                                 2005         2004         2003         2002         2001
                                                            ------------ ------------ ------------ ------------ ------------
Commercial:
   Energy                                                   $1,399,417   $1,223,195   $1,231,599   $1,132,178    $ 987,556
   Services                                                  1,425,821    1,190,814      989,906      917,263      807,691
   Wholesale/retail                                            793,032      699,318      668,202      627,422      600,470
   Manufacturing                                               514,792      484,423      482,657      501,506      467,260
   Healthcare                                                  520,309      424,257      393,929      332,359      276,789
   Agriculture                                                 291,858      262,436      228,222      186,976      170,861
   Other commercial and industrial                             354,706      291,393      342,187      292,094      364,123
                                                            ------------ ------------ ------------ ------------ ------------
     Total commercial                                        5,299,935    4,575,836    4,336,702    3,989,798    3,674,750
Commercial real estate:
   Construction and land development                           638,366      457,399      436,087      356,227      327,455
   Multifamily                                                 204,620      231,985      271,119      307,119      291,687
   Other real estate loans                                   1,146,916      931,726      922,886      772,492      722,633
                                                            ------------ ------------ ------------ ------------ ------------
     Total commercial real estate                            1,989,902    1,621,110    1,630,092    1,435,838    1,341,775
Residential mortgage:
   Secured by 1-4 family residential properties              1,169,331    1,198,918    1,015,643      929,759      703,080
   Residential mortgages held for sale                          51,666       40,262       56,543      133,421      166,093
                                                            ------------ ------------ ------------ ------------ ------------
     Total residential mortgage                              1,220,997    1,239,180    1,072,186    1,063,180      869,173
Consumer                                                       629,144      492,841      444,909      412,167      409,680
----------------------------------------------------------- ------------ ------------ ------------ ------------ ------------
     Total                                                   $9,139,978   $7,928,967   $7,483,889   $6,900,983   $6,295,378
----------------------------------------------------------- ------------ ------------ ------------ ------------ ------------

BOK Financial participates in shared national credits when appropriate to obtain or maintain business relationships with local customers. Shared national credits are defined by banking regulators as credits of more than $20 million and with three or more non-affiliated banks as participants. At December 31, 2005, the outstanding principal balance of these loans totaled $1.1 billion. Substantially all of these loans are to borrowers with local market relationships. BOK Financial serves as the agent lender in approximately 30% of its shared national credits, based on dollars committed. The Company's lending policies generally avoid loans in which we do not have the opportunity to maintain or achieve other business relationships with the customer.

Commercial real estate loans totaled $2.0 billion or 22% of the loan portfolio at December 31, 2005. Commercial real estate loans grew $369 million or 23% from the previous year end. Growth in commercial real estate loans was distributed across all of our markets. Construction and land development included $494 million for single family residential lots and premises, up $144 million or 41% since December 31, 2004. The major components of other commercial real estate loans were retail facilities - $305 million and office buildings - $499 million. Commercial real estate loans secured by office buildings increased $156 million or 46% during the past year.

Residential mortgage loans, excluding loans held for sale, included $350 million of home equity loans, $346 million of loans held for business relationship purposes, $232 million of adjustable rate mortgages and $182 million of loans held for community development. Consumer loans included $357 million of indirect automobile loans. Indirect automobile loans grew $123 million during 2005 due to increased demand. Substantially all of these loans were purchased from dealers in Oklahoma, although the Company began indirect automobile lending in Arkansas during 2005.

The Company continued to increase geographic diversification through expansion into Texas, New Mexico, Colorado and Arizona. The percent of the loan portfolio attributed to Oklahoma was 59% at December 31, 2005 and 62% at December 31, 2004. Table 20 presents the distribution of the major loan categories among our primary market areas.


Table 19  Loan Maturity and Interest Rate Sensitivity at December 31, 2005
            (In Thousands)
                                                             Remaining Maturities of Selected Loans
                                                             --------------------------------------
                                                  Total      Within 1 Year 1-5 Years   After 5 Years
                                              -------------- ------------ ------------ ------------
Loan maturity:
   Commercial                                  $5,299,935     $1,915,030   $2,683,475   $ 701,430
   Commercial real estate                       1,989,902        827,606      920,674     241,622
--------------------------------------------- -------------- ------------ ------------ ------------
      Total                                    $7,289,837     $2,742,636   $3,604,149   $ 943,052
--------------------------------------------- -------------- ------------ ------------ ------------
Interest rate sensitivity for selected loans with:
   Predetermined interest rates                $2,630,474     $  487,157   $1,684,373   $ 458,944
   Floating or adjustable interest rates        4,659,363      2,255,479    1,919,776     484,108
--------------------------------------------- -------------- ------------ ------------ ------------
      Total                                    $7,289,837     $2,742,636   $3,604,149   $ 943,052
--------------------------------------------- -------------- ------------ ------------ ------------

Table 20  Loans by Principal Market Area
           (In Thousands)
                                                                                     December 31,
                                                            ----------------------------------------------------------------
                                                                 2005         2004         2003         2002         2001
                                                            ----------------------------------------------------------------
Oklahoma:
   Commercial                                               $3,159,683   $2,847,470   $2,802,852   $2,677,616   $2,576,808
   Commercial real estate                                      862,700      744,724      789,868      763,469      739,419
   Residential mortgage                                        842,757      901,648      699,274      656,391      476,023
   Residential mortgage held for sale                           51,666       40,262       56,543      133,421      166,093
   Consumer                                                    466,180      367,947      324,305      294,404      314,060
                                                            ----------------------------------------------------------------
     Total Oklahoma                                         $5,382,986   $4,902,051   $4,672,842   $4,525,301   $4,272,403
                                                            ----------------------------------------------------------------
Texas:
   Commercial                                               $1,356,611   $1,120,069   $  963,340   $  866,905   $  775,788
   Commercial real estate                                      569,921      459,067      477,561      455,364      380,602
   Residential mortgage                                        199,726      191,296      204,481      192,575      136,181
   Consumer                                                     89,017       86,732      101,269      104,353       85,347
                                                            ----------------------------------------------------------------
     Total Texas                                            $2,215,275   $1,857,164   $1,746,651   $1,619,197   $1,377,918
                                                            ----------------------------------------------------------------
Albuquerque:
   Commercial                                               $  383,325   $  354,904   $  297,896   $  286,622   $  219,257
   Commercial real estate                                      232,564      196,832      175,745      150,293      136,425
   Residential mortgage                                         65,784       63,043       66,179       76,020       85,309
   Consumer                                                     15,137       13,260       11,070       11,399        8,200
                                                            ----------------------------------------------------------------
     Total Albuquerque                                      $  696,810   $  628,039   $  550,890   $  524,334   $  449,191
                                                            ----------------------------------------------------------------
Northwest Arkansas:
   Commercial                                               $   79,719   $   61,934   $   63,480   $   63,113   $   72,728
   Commercial real estate                                       75,483       74,478       75,452       66,712       85,329
   Residential mortgage                                         13,044       11,238        6,245        4,773        5,567
   Consumer                                                     25,659        3,858        2,671        2,011        2,073
                                                            ----------------------------------------------------------------
     Total Northwest Arkansas                               $  193,905   $  151,508   $  147,848   $  136,609   $  165,697
                                                            ----------------------------------------------------------------
Colorado (1):
   Commercial                                               $  270,108   $  191,459   $  209,134   $   95,542   $   30,169
   Commercial real estate                                      133,537      118,134      111,466            -            -
   Residential mortgage                                         21,918       31,693       39,464            -            -
   Consumer                                                     27,871       21,044        5,594            -            -
                                                            ----------------------------------------------------------------
     Total Colorado                                         $  453,434   $  362,330   $  365,658   $    95,542  $    30,169
                                                            ----------------------------------------------------------------
Arizona:
   Commercial                                               $   50,489   $        -   $        -   $        -   $        -
   Commercial real estate                                      115,697       27,875            -            -            -
   Residential mortgage                                         26,102            -            -            -            -
   Consumer                                                      5,280            -            -            -            -
                                                            ----------------------------------------------------------------
     Total Arizona                                          $  197,568   $   27,875   $        -   $        -   $        -
                                                            ----------------------------------------------------------------
     Total BOK Financial loans                              $9,139,978   $7,928,967   $7,483,889   $6,900,983   $6,295,378
                                                            ----------------------------------------------------------------

(1) Includes Denver loan production office

LOAN COMMITMENTS

BOK Financial enters into off-balance sheet arrangements in the normal course of business. These arrangements included loan commitments which totaled $4.3 billion and standby letters of credit which totaled $559 million at December 31, 2005. Loan commitments may be unconditional obligations to provide financing or conditional obligations that depend on the borrower's financial condition, collateral value or other factors. Standby letters of credit are unconditional commitments to guarantee the performance of our customer to a third party. Since some of these commitments are expected to expire before being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.


Table 21   Off-Balance Sheet Credit Commitments as of December 31, 2005
            (In Thousands)

                                          2005           2004         2003         2002          2001
                                     -------------- ------------- ------------ ------------ -------------
Loan commitments                      $4,349,114     $3,459,425    $2,964,694   $2,884,011   $2,461,141
Standby letters of credit                558,907        414,228       374,550      290,069     248,960
------------------------------------ -------------- ------------- ------------ ------------ -------------
Total                                 $4,908,021     $3,873,653    $3,339,244   $3,174,080   $2,710,101
------------------------------------ -------------- ------------- ------------ ------------ -------------


DERIVATIVES WITH CREDIT RISK

BOK Financial offers programs that permit its customers to hedge various risks, including fluctuations in energy and cattle prices, interest rates and foreign exchange rates, or to take positions in derivative contracts. Each of these programs work essentially the same way. Derivative contracts are executed between the customers and BOK Financial. Offsetting contracts are executed between the Company and selected counterparties to minimize the risk to us of changes in commodity prices, interest rates or foreign exchange rates. The counterparty contracts are identical to the customer contracts, except for a fixed pricing spread or a fee paid to us as compensation for administrative costs, credit risk and profit.

These programs create credit risk for potential amounts due to the Company from its customers and from the counterparties. Customer credit risk is monitored through existing credit policies and procedures. The effects of changes in commodity prices, interest rates or foreign exchange rates are evaluated across a range of possible options to determine the maximum exposure we are willing to have individually to any customer. Customers may also be required to provide margin collateral to further limit our credit risk.

Counterparty credit risk is evaluated through existing policies and procedures. This evaluation considers the total relationship between BOK Financial and each of the counterparties. Individual limits are established by management, approved by Credit Administration and reviewed by the Asset / Liability Committee. Margin collateral is required if the exposure between the Company and any counterparty exceeds established limits. Based on declines in the counterparties' credit ratings, these limits are reduced and additional margin collateral is required.

A deterioration of the credit standing of one or more of the customers or counterparties to these contracts may result in BOK Financial's recognizing a loss as the fair value of the affected contracts may no longer move in tandem with the offsetting contracts. This could occur if the credit standing of the customer or counterparty deteriorated such that either the fair value of underlying collateral no longer supported the contract or the customer or counterparty's ability to provide margin collateral was impaired.

Derivative contracts are carried at fair value. At December 31, 2005, the fair values of derivative contracts reported as assets under these programs totaled $453 million. This included energy contracts with fair values of $418 million, interest rate contracts with fair values of $19 million and foreign exchange contracts with fair values of $15 million. The aggregate fair values of derivative contracts reported as liabilities totaled $452 million. Approximately 94% of the fair value of asset contracts was with customers. The credit risk of these contracts is generally backed by energy production. The remaining 6% was with counterparties, consisting primarily of highly-rated financial institutions and energy companies. The maximum net exposure to any single customer or counterparty totaled $85 million.

The Company's policy had been to carry all derivative contracts at fair value on a gross asset / gross liability basis. Changes in energy prices during the third quarter of 2005 caused significant increases in the fair values of both derivative assets and liabilities. The potential impact of these increases on regulatory capital ratios caused the Company to adopt FASB Interpretation No. 39, "Offsetting Amounts Related to Certain Contracts" ("FIN 39"). FIN 39 permits, but does not require, reporting derivative assets and liabilities on a net by counterparty basis provided certain specified criteria are met. These criteria require written bilateral netting agreements between the Com-pany and each of its counterparties that create a single legal claim or obligation to pay or receive the net amount in settlement of the individual derivative contracts. Amounts reported for derivative assets and liabilities in prior periods have been reclassified for consistent presentation.


SUMMARY OF LOAN LOSS EXPERIENCE

The reserve for loan losses, which is available to absorb losses inherent in the loan portfolio, totaled $104 million at December 31, 2005 compared to $109 million at December 31, 2004. These amounts represented 1.14% and 1.38% of outstanding loans, excluding loans held for sale, at December 31, 2005 and 2004, respectively. Losses on loans held for sale, principally mortgage loans accumulated for placement into security pools, are charged to earnings through adjustment in the carrying value. The reserve for loan losses also represented 413% of the outstanding balance of nonperforming loans at year-end 2005 compared to 206% at year-end 2004. Nonperforming loans at December 31, 2005 decreased to $25 million compared with $53 million at the previous year-end. Net loans charged off during 2005 decreased to $16 million in 2005 compared to $22 million in the previous year. Net commercial loans charged-off during 2005 totaled $5.6 million, a $6.0 million decrease from 2004. Net consumer loan charge-offs, which include deposit account overdraft losses, were $7.1 million in 2005 and $8.2 million in 2004. Table 22 provides statistical information regarding the reserve for loan losses for the past five years.


Table 22    Summary of Loan Loss Experience
            (Dollars in Thousands)
                                                                          Years ended December 31,
                                                     -------------------------------------------------------------------
 Reserve for loan losses:                                 2005         2004          2003         2002         2001
                                                     -------------------------------------------------------------------
   Beginning balance                                   $108,618     $114,784      $103,851      $89,188      $72,183
     Loans charged off:
       Commercial                                         9,670       13,921        16,331       13,326       18,042
       Commercial real estate                             2,619          971            88          286           71
       Residential mortgage                               1,212        1,465         1,721          412          308
       Consumer                                          12,257       13,328        13,335       11,881        6,827
 -----------------------------------------------------------------------------------------------------------------------
         Total                                           25,758       29,685        31,475       25,905       25,248
 -----------------------------------------------------------------------------------------------------------------------
     Recoveries of loans previously charged off:
       Commercial                                         4,071        2,283           887        1,276        1,151
       Commercial real estate                               117           30            53          118          653
       Residential mortgage                                 180          243            83          146           57
       Consumer                                           5,176        5,171         5,102        3,436        2,727
 -----------------------------------------------------------------------------------------------------------------------
         Total                                            9,544        7,727         6,125        4,976        4,588
 -----------------------------------------------------------------------------------------------------------------------
   Net loans charged off                                 16,214       21,958        25,350       20,929       20,660
   Provision for loan losses                             10,401       15,792        34,000       34,228       35,365
   Additions due to acquisitions                          1,071            -         2,283        1,364        2,300
 -----------------------------------------------------------------------------------------------------------------------
   Ending balance                                      $103,876     $108,618      $114,784     $103,851      $89,188
 -----------------------------------------------------------------------------------------------------------------------
   Reserve for off-balance sheet credit losses:
   Beginning balance                                    $18,502      $13,855       $12,219      $12,717      $10,472
   Provision for off-balance sheet credit losses          2,040        4,647         1,636         (498)       2,245
   Additions due to acquisitions                             32            -             -            -            -
 -----------------------------------------------------------------------------------------------------------------------
   Ending balance                                       $20,574      $18,502       $13,855      $12,219      $12,717
 -----------------------------------------------------------------------------------------------------------------------
   Total provision for credit losses                    $12,441      $20,439       $35,636      $33,730      $37,610
 -----------------------------------------------------------------------------------------------------------------------
   Reserve for loan losses to loans outstanding at
     year-end (1)                                          1.14%        1.38%         1.55%        1.53%        1.46%
   Net charge-offs to average loans (1)                    0.19         0.29          0.36         0.33         0.35
   Total provision for credit losses to average loans (1)  0.15         0.27          0.50         0.54         0.63
   Recoveries to gross charge-offs                        37.05        26.03         19.46        19.21        18.17
   Reserve for loan losses as a multiple of net charge-offs6.41x        4.95x         4.53x        4.96x        4.32x
   Reserve for off-balance sheet credit losses to
     off-balance sheet credit commitments                  0.42%        0.48%         0.41%        0.38%        0.47%
   Combined reserves for credit losses to loans
     outstanding at year-end (1)                           1.37%        1.61%         1.73%        1.72%        1.66%
 -----------------------------------------------------------------------------------------------------------------------
   Problem Loans:
     Loans past due (90 days)                          $  8,708     $  7,649      $ 14,944      $ 8,117      $ 8,108
     Nonaccrual2                                         25,162       52,660        52,681       49,855       43,540
     Renegotiated                                             -            -             -            -           27
 -----------------------------------------------------------------------------------------------------------------------
        Total                                          $ 33,870     $ 60,309      $ 67,625      $57,972      $51,675
 -----------------------------------------------------------------------------------------------------------------------
   Foregone interest on nonaccrual loans (2)           $  2,515     $  4,617      $  4,821      $ 4,770      $ 5,163
 -----------------------------------------------------------------------------------------------------------------------

(1) Excludes residential mortgage loans held for sale.

(2) Interest collected and recognized on nonaccrual loans was not significant in 2005 and previous years disclosed.

The Company considers the credit risk from loan commitments and letters of credit in its evaluation of the adequacy of the reserve for loan losses. During 2004, we adopted the preferred presentation method and separated the reserve for off-balance sheet credit risk from the reserve for loan losses. Table 22 presents the trend of reserves for off-balance sheet credit losses and the relationship between the reserve and loan commitments. It also presents the relationship between the combined reserve for credit losses and outstanding loans for comparison with peer banks and others who have not adopted the preferred presentation. The provision for credit losses included the combined charge to expense for both the reserve for loan losses and the reserve for off-balance sheet credit losses. All losses incurred from lending activities will ultimately be reflected in charge-offs against the reserve for loan losses following funds advanced against outstanding commitments and after the exhaustion of collection efforts. The reserve for off-balance sheet credit losses would decrease and the reserve for loan losses would increase as outstanding commitments are funded.

Specific impairment reserves are determined through evaluation of estimated future cash flows and collateral value. At December 31, 2005, specific impairment reserves totaled $2.6 million on total impaired loans of $20 million.

Nonspecific reserves are maintained for risks beyond factors specific to an individual loan or those identified through migration analysis. A range of potential losses is determined for each risk factor identified. At December 31, 2005, the ranges of potential losses for the more significant factors were:

General economic conditions - $6 million to $11 million
Concentration in large loans - $2 million to $3 million

Allocation of the loan loss reserve to the major loan categories is presented in Table 23.

The provision for credit losses totaled $12.4 million, an $8.0 million decrease from 2004. Factors considered in determining the provision for credit losses included reductions in the outstanding balances of criticized and classified loans, nonperforming loans and potential problem loans. Factors that reduce the required provision were partially offset by concerns about the effect of changes in interest rates and energy prices on the commercial real estate and commercial loan portfolios.


Table 23   Loan Loss Reserve Allocation
           (Dollars in Thousands)

                                                                     December 31,
                           -------------------------------------------------------------------------------------------------
                                  2005                2004                2003                2002               2001
                           ------------------ ------------------- ------------------- ------------------- ------------------
                                       % of                % of                % of                % of               % of
                            Reserve(2)Loans(1) Reserve(2) Loans(1) Reserve(2) Loans(1) Reserve(2) Loans(1) Reserve(2)Loans(1)
                           --------- -------- --------- --------- --------- --------- --------- --------- --------- --------
Loan category:
   Commercial               $43,915   58.32%   $52,325   58.00%    $58,993   58.39%    $56,474   58.95%  $  51,803   59.95%
   Commercial real
     estate                  25,529   21.89     21,317   20.55      16,395   21.95      16,037   21.22      14,000   21.89
   Residential mortgage       5,302   12.87      5,904   15.20       6,797   13.67       3,956   13.74       3,612   11.47
   Consumer                  10,929    6.92     12,034    6.25      16,132    5.99      13,922    6.09       6,318    6.69
   Nonspecific allowance     18,201      -      17,038      -       16,467      -       13,462      -       13,455       -
-------------------------- --------- -------- --------- --------- --------- --------- --------- --------- --------- --------
   Total                   $103,876  100.00%  $108,618  100.00%   $114,784  100.00%   $103,851  100.00%  $  89,188  100.00%
-------------------------- --------- -------- --------- --------- --------- --------- --------- --------- --------- --------

(1)  Excludes residential mortgage loans held for sale.

(2)  Specific allocation for the loan concentration risks are included in the appropriate category.

NONPERFORMING ASSETS

Information regarding nonperforming assets, which totaled $34 million at December 31, 2005 and $56 million at December 31, 2004 is presented in Table 24. Nonperforming assets included nonaccrual and renegotiated loans and excluded loans 90 days or more past due but still accruing interest. Nonaccrual loans decreased to $25 million at December 31, 2005 from $53 million at December 31, 2004. Newly identified nonaccruing loans totaled $17 million during the year. Nonaccruing loans decreased $17 million for loans charged off and foreclosed and $16 million for cash payments received. Nonaccruing loans also decreased $10 million from loans returned to accruing status after a period of satisfactory performance.


Table 24   Nonperforming Assets
           (Dollars in Thousands)
                                                                                       December 31,
                                                             -----------------------------------------------------------------
                                                                 2005         2004         2003         2002          2001
                                                             ------------ ------------ ------------ ------------ -------------
Nonperforming loans
   Nonaccrual loans:
     Commercial                                                $11,673      $33,195      $41,360      $39,114      $35,075
     Commercial real estate                                      5,370       10,144        2,311        3,395        3,856
     Residential mortgage                                        7,347        8,612        7,821        5,950        4,140
     Consumer                                                      772          709        1,189        1,396          469
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------
       Total nonaccrual loans                                   25,162       52,660       52,681       49,855       43,540
   Renegotiated loans                                                -            -            -            -           27
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------
     Total nonperforming loans                                  25,162       52,660       52,681       49,855       43,567
   Other nonperforming assets                                    8,476        3,763        7,186        6,719        7,141
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------
     Total nonperforming assets                                $33,638      $56,423      $59,867      $56,574      $50,708
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------
Ratios:
   Reserve for loan losses to nonperforming loans               412.83%      206.26%      217.89%      208.31%      204.71%
   Nonperforming loans to period-end loans (2)                    0.28         0.67         0.71         0.74         0.71
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------
Loans past due (90 days)(1)                                    $ 8,708      $ 7,649      $14,944      $ 8,117      $ 8,108
------------------------------------------------------------ ------------ ------------ ------------ ------------ -------------

(1) Includes residential mortgages guaranteed by
    agencies of the U.S. Government.                           $ 2,021      $ 2,308      $ 4,132      $ 4,956      $ 6,222
(2) Excludes residential mortgage loans held for sale.


The loan review process also identified loans that possess more than the normal amount of risk due to deterioration in the financial condition of the borrower or the value of the collateral. Because the borrowers are still performing in accordance with the original terms of the loan agreements, and no loss of principal or interest is anticipated, these loans were not included in Nonperforming Assets. Known information does, however, cause management concerns as to the borrowers' ability to comply with current repayment terms. These potential problem loans totaled $28 million at December 31, 2005 and $49 million at December 31, 2004. The current composition of potential problem loans by primary industry included healthcare - $12 million, real estate - $6 million and services - $5 million.

DEPOSITS

Deposit accounts represent our primary funding source. We compete for retail and commercial deposits by offering a broad range of products and services and focusing on customer convenience. Retail deposit growth is supported through our Perfect Banking program, free checking and on-line billpay services, an extensive network of branch locations and ATMs and a 24-hour ExpressBank call center. Commercial deposit growth is supported by offering treasury management and lockbox services.

Total deposits averaged $10.1 billion for 2005, a $641 million or 7% increase over 2004. Growth in average deposits came primarily in the Texas, Oklahoma and Colorado markets. Average deposits increased $192 million or 8% in Texas, $179 million or 3% in Oklahoma and $128 million or 40% in Colorado. Consumer banking and personal financial services provided much of the deposit growth in each of these markets. Additionally, average deposits increased $90 million from the Bank of Arizona acquisition.

Across all markets, average core deposits, which we define as deposits of less than $100,000, excluding public funds and brokered deposits, increased 4% to $5.2 billion. Growth in average core deposits resulted from initiatives such as free on-line billpay, free checking and Perfect Banking. The remaining average deposits included accounts with balances in excess of $100,000, which totaled $3.9 billion, and brokered deposits and public funds, which totaled $987 million.


Table 25  Maturity of Domestic CDs and Public
           Funds in Amounts of $100,000 or More
           (In Thousands)

                                    December 31,
                              ---------------------------
                                 2005         2004
                              ---------------------------
   Months to maturity:
   3 or less                   $  354,724   $  412,455
   Over 3 through 6               256,919      183,723
   Over 6 through 12              631,691      264,101
   Over 12                      1,226,823    1,388,014
 --------------------------------------------------------
    Total                      $2,470,157   $2,248,293
 --------------------------------------------------------


At December 31, 2005, the Company had $442 million in fixed rate, brokered certificates of deposits. The weighted-average interest rate paid on these certificates is 3.64%. Interest rate swaps have been designated as hedges of each of these certificates. The purpose of these swaps is to hedge against changes in fair value due to changes in interest rates by modifying the certificates from fixed rate to floating rates based on changes in LIBOR. We receive a weighted average fixed rate of 3.81% on these swaps and currently pay a floating rate of 4.39%.

The distribution of deposit accounts among our principal markets is shown in Table 26.

Table 26   Deposits by Principal Market Area
           (In Thousands)

                                                            December 31,
                                -------------------------------------------------------------------
                                     2005         2004         2003         2002          2001
                                --------------------------------------------------------------------
   Oklahoma:
      Demand                      $1,003,284    $1,095,228   $1,025,483   $1,044,628   $  992,663
      Interest-bearing:
        Transaction                3,002,609     2,291,089    2,246,675    1,897,353    1,650,269
        Savings                       85,837        87,597       98,611      103,749      101,433
        Time                       2,564,338     2,505,849    2,403,293    2,334,949    2,041,025
                                --------------------------------------------------------------------
      Total interest-bearing       5,652,784     4,884,535    4,748,579    4,336,051    3,792,727
                                --------------------------------------------------------------------
   Total Oklahoma                 $6,656,068    $5,979,763   $5,774,062   $5,380,679   $4,785,390
                                --------------------------------------------------------------------
   Texas:
      Demand                      $  615,732    $  617,808   $  421,292   $  394,164   $  305,745
      Interest-bearing:
        Transaction                1,535,570     1,119,893    1,213,777      953,550      670,728
        Savings                       27,398        30,331       35,702       33,071       28,918
        Time                         735,731       571,993      505,463      510,512      451,031
                                --------------------------------------------------------------------
      Total interest-bearing       2,298,699     1,722,217    1,754,942    1,497,133    1,150,677
                                --------------------------------------------------------------------
   Total Texas                    $2,914,431    $2,340,025   $2,176,234   $1,891,297   $1,456,422
                                --------------------------------------------------------------------
   Albuquerque:
      Demand                     $   129,289   $   136,599  $   106,050  $    79,953  $    57,648
      Interest-bearing:
        Transaction                  381,099       320,118      370,294      295,174      224,265
        Savings                       17,839        17,885       20,728       26,704       26,848
        Time                         453,314       411,939      317,924      287,607      241,549
                                --------------------------------------------------------------------
      Total interest-bearing         852,252       749,942      708,946      609,485      492,662
                                --------------------------------------------------------------------
   Total Albuquerque             $   981,541   $   886,541  $   814,996  $   689,438  $   550,310
                                --------------------------------------------------------------------
   Northwest Arkansas:
      Demand                     $    10,429   $    14,489  $    16,351  $    12,949  $    10,634
      Interest-bearing:
        Transaction                   22,354        26,882       28,411       18,025       14,452
        Savings                        1,058         1,434        1,341        1,214        1,035
        Time                          75,034        99,677      105,598      134,923       87,501
                                --------------------------------------------------------------------
      Total interest-bearing          98,446       127,993      135,350      154,162      102,988
                                --------------------------------------------------------------------
   Total Northwest Arkansas      $   108,875   $   142,482  $   151,701  $   167,111  $   113,622
                                --------------------------------------------------------------------
   Colorado:
      Demand                      $   61,647    $   62,995   $   79,424   $        -   $        -
      Interest-bearing:
        Transaction                  258,668       189,106      162,651            -            -
        Savings                       17,772        19,092       18,347            -            -
        Time                         264,020        54,394       42,448            -            -
                                --------------------------------------------------------------------
      Total interest-bearing         540,460       262,592      223,446            -            -
                                --------------------------------------------------------------------
   Total Colorado                 $  602,107    $  325,587   $  302,870   $        -   $        -
                                --------------------------------------------------------------------
   Arizona:
      Demand                      $   45,567    $        -   $        -   $        -   $        -
      Interest-bearing:
        Transaction                   56,994             -            -            -            -
        Savings                        4,111             -            -            -            -
        Time                           5,624             -            -            -            -
                                --------------------------------------------------------------------
      Total interest-bearing          66,729             -            -            -            -
                                --------------------------------------------------------------------
   Total Arizona                  $  112,296    $        -   $        -   $        -   $        -
                                --------------------------------------------------------------------
   Total BOK Financial deposits  $11,375,318    $9,674,398   $9,219,863   $8,128,525   $6,905,744
                                --------------------------------------------------------------------

BORROWINGS AND CAPITAL

PARENT COMPANY

BOK Financial (parent company) has a $100 million unsecured revolving line of credit with certain commercial banks that expires in December 2010. There was no outstanding principal balance of this credit agreement at December 31, 2005. Interest is based upon a base rate or LIBOR plus a defined margin that is determined by the Company's credit rating. This margin ranges from 0.375% to 1.125%. The margin currently applicable to borrowings against this line is 0.500%. The base rate is defined as the greater of the daily federal funds rate plus 0.5% or the SunTrust Bank prime rate. Interest is generally paid monthly. Facility fees are paid quarterly on the unused portion of the commitment at rates that range from 0.100% to 0.250% based on the Company's credit rating.

This credit agreement includes certain restrictive covenants that limit the Company's ability to borrow additional funds, to make investments and to pay cash dividends on common stock. These covenants also require BOK Financial and subsidiary banks to maintain minimum capital levels. BOK Financial met all of the restrictive covenants at December 31, 2005.

The primary source of liquidity for BOK Financial is dividends from subsidiary banks, which are limited by various banking regulations to net profits, as defined, for the preceding two years. Dividends are further restricted by minimum capital requirements. Based on the most restrictive limitations, the subsidiary banks could declare up to $158 million of dividends without regulatory approval. Management has developed and the Board of Directors has approved an internal capital policy that is more restrictive than the regulatory capital standards. The subsidiary banks could declare dividends of up to $86 million under this policy.

Equity capital for BOK Financial increased $141 million to $1.5 billion during 2005. Retained earnings, net income less cash dividends paid, provided $181 million to this increase. Growth in retained earnings was partially offset by a $56 million increase in accumulated other comprehensive losses due primarily to net unrealized losses on available for sale securities. The remaining increase in capital during 2005 resulted primarily from employee stock option transactions.

Capital is managed to maximize long-term value to the shareholders. Factors considered in managing capital include projections of future earnings, asset growth and acquisition strategies, and regulatory and debt covenant requirements. Capital management may include subordinated debt issuance, share repurchase and stock and cash dividends.

On April 26, 2005, the Board of Directors authorized a share repurchase program which replaced a previously authorized program. A maximum of two million common shares may be repurchased. The specific timing and amount of shares repurchased will vary based on market conditions, securities law limitations and other factors. Repurchases may be made over time in open market or privately negotiated transactions. The repurchase program may be suspended or discontinued at any time without prior notice. Since this program began, 30,000 shares have been repurchased by the Company for $1.3 million.

During the second quarter of 2005, the Board of Directors approved the Company's first quarterly cash dividend of $0.10 per common share. The quarterly cash dividend replaced the annual dividend historically paid in shares of common stock. Concurrent with the first quarterly cash dividend, holders of the Company's convertible preferred stock exercised their conversion rights. All of the Series A Preferred Stock was converted into 6,920,666 common shares.

BOK Financial and subsidiary banks are subject to various capital requirements administered by federal agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that could have a material impact on operations. These capital requirements include quantitative measures of assets, liabilities and off-balance sheet items. The capital standards are also subject to qualitative judgments by the regulators. The capital ratios for BOK Financial and each subsidiary bank are presented in Note 16 to the Consolidated Financial Statements.

SUBSIDIARY BANKS

BOK Financial's subsidiary banks use borrowings to supplement deposits as a source of funds for loans and securities growth. Sources of these borrowings included federal funds purchased, securities repurchase agreements and advances from the Federal Home Loan Banks. Interest rates and maturity dates for the various borrowings are matched with specific asset types in the asset/liability management process. Note 10 to the Consolidated Financial Statements provides additional information about the subsidiary banks' borrowings, including maturity and repricing periods and collateral requirements.

During 2005, Bank of Oklahoma issued $150 million of 10-year, fixed rate subordinated debt. The cost of this subordinated debt, including issuance discounts and hedge loss is 5.43%. The proceeds of this debt were used to repay $95 million of BOK Financial's unsecured revolving line of credit and to provide additional capital to support asset growth.

In 1997, Bank of Oklahoma issued $150 million of 10-year, 7.125% fixed rate subordinated debt. During 2004, a $150 million notional amount interest rate swap was designated as a hedge of changes in fair value of the subordinated debt due to changes in interest rates. The Company receives a fixed rate of 3.165% and pays a variable rate based on 1-month LIBOR. Semi-annual swap settlements coincide with interest payments on the subordinated debenture. The interest rate swap terminates on August 15, 2007, the maturity date of the subordinated debt.

OFF-BALANCE SHEET ARRANGEMENTS

During 2002, BOK Financial agreed to a limited price guarantee on a portion of the common shares issued to purchase Bank of Tanglewood. The fair value of this guarantee, estimated to be $3 million based upon the Black-Scholes option pricing model, was included in the purchase price. Any holder of BOK Financial common shares issued in this acquisition may annually make a claim for the excess of the guaranteed price and the actual sales price of any shares sold during a 60-day period after each of the first five anniversary dates after October 25, 2002. The maximum annual number of shares subject to this guarantee is 210,069. The price guarantee is non-transferable and non-cumulative. BOK Financial may elect, in its sole discretion, to issue additional shares of common stock or to pay cash to satisfy any obligation under the price guarantee. The maximum remaining number of shares that may be issued to satisfy any price guarantee obligations is 10 million. If, as of any benchmark date, we have already issued 10 million shares, we are not obligated to make any further benchmark payments. Additionally, the Company's ability to pay cash to satisfy any price guarantee obligations is limited by applicable banking capital and dividend regulations.

The Company will have no obligation to issue additional common shares or pay cash to satisfy any benchmark price protection obligation if the market value per share of BOK Financial common stock remains above the highest benchmark price of $42.53. The closing price of the Company's common stock on December 31, 2005 was $45.43.

AGGREGATE CONTRACTUAL OBLIGATIONS

BOK Financial has numerous contractual obligations in the normal course of business. These obligations include time deposits and other borrowed funds, premises used under various operating leases, commitments to extend credit to borrowers and to purchase securities, derivative contracts and contracts for services such as data processing that are integral to our operations. The following table summarizes payments due per these contractual obligations at December 31, 2005.

Table 27   Contractual Obligations as of December 31, 2005
            (In Thousands)

                                        Less Than       1 to 3        4 to 5     More Than
                                         1 Year         Years         Years       5 Years       Total
                                     -------------- ------------- ------------ ------------ -------------
Time deposits                         $1,010,487     $1,328,851    $  690,977   $446,834    $3,477,149
Other borrowings                       1,046,357          5,813        14,526     11,910     1,078,606
Subordinated debentures                   18,188        182,367        15,000    183,125       398,680
Operating lease obligations               14,963         26,328        22,090     29,883        93,264
Derivative contracts                     308,823        128,411        13,975        805       452,014
Data processing contracts                 13,967         23,544        13,868          -        51,379
------------------------------------ -------------- ------------- ------------ ------------ -------------
Total                                 $2,412,785     $1,695,314    $  770,436   $672,557    $5,551,092
------------------------------------ -------------- ------------- ------------ ------------ -------------

Loan commitments                                               $  4,349,114
Standby letters of credit                                           558,907
Unfunded third-party private equity investments                      16,438
Deferred compensation and stock-based compensation obligations       18,278

Payments on time deposits and other borrowed funds include interest, which has been calculated from rates at December 31, 2005. Many of these obligations have variable interest rates, and actual payments will differ from the amounts shown on this table. Obligations under derivative contracts used for interest rate risk management purposes are included with projected payments from time deposits and other borrowed funds as appropriate.

Only time deposits with original terms exceeding one year are presented in Table
27. Payments on time deposits are based on contractual maturity dates. These funds may be withdrawn prior to maturity. We may charge the customer a penalty for early withdrawal.

Operating lease commitments generally represent real property we rent for branch offices, corporate offices and operations facilities. Payments presented represent the minimum lease payments and exclude related costs such as utilities and property taxes.

Data processing contracts represent the minimum obligations under the contracts. Additional payments that are based on the volume of transactions processed are excluded.

Loan commitments represent legally binding obligations to provide financing to our customers. Since some of these commitments are expected to expire before being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Obligations under derivative contracts relate to customer hedging programs. As previously discussed, we have entered into derivative contracts that are expected to substantially offset the cash payments due on these obligations.

The Company has commitments to make investments through its BOK Financial Private Equity Fund. These commitments generally reflect customer investment obligations.

The Company has compensation and employment agreements with its President and Chief Executive Officer. Collectively, these agreements provide, among other things, that all unvested stock-based compensation shall fully vest upon his termination, subject to certain conditions. These agreements also provide for settlement in cash or other assets. We currently have recognized an $11.7 million liability for these plans. This liability would increase to $13.0 million if all awards were fully vested. We also have obligations with respect to employee and executive benefit plans. See Notes 12 and 13 to the Consolidated Financial Statements.

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

BOK Financial is subject to market risk primarily through the effect of changes in interest rates on both its assets held for purposes other than trading and trading assets. The effects of other changes, such as foreign exchange rates, commodity prices or equity prices, do not pose significant market risk to BOK Financial. BOK Financial has no material investments in assets that are affected by changes in foreign exchange rates or equity prices. Energy derivative contracts, which are affected by changes in commodity prices, are matched against offsetting contracts as previously discussed.

Responsibility for managing market risk rests with the Asset / Liability Committee that operates under policy guidelines established by the Board of Directors. The acceptable negative variation in net interest revenue, net income or economic value of equity due to a specified basis point increase or decrease in interest rates is generally limited by these guidelines to +/- 10%. These guidelines also set maximum levels for short-term borrowings, short-term assets, public funds and brokered deposits, and establish minimum levels for unpledged assets, among other things. Compliance with these guidelines is reviewed monthly.

INTEREST RATE RISK - OTHER THAN TRADING

BOK Financial has a large portion of its earning assets in variable rate loans and a large portion of its liabilities in demand deposit accounts and interest-bearing transaction accounts. Changes in interest rates affect earning assets more rapidly than interest-bearing liabilities in the short-term. Management has adopted several strategies to reduce this interest rate sensitivity. As previously noted in the Net Interest Revenue section of this report, management acquires securities that are funded by borrowings in the capital markets. These securities have an expected average duration of 2.8 years while the related funds borrowed have an average duration of 90 days.

BOK Financial also uses interest rate swaps to manage its interest rate sensitivity. These products are generally used to more closely match interest on certain fixed rate loans with funding sources and long-term certificates of deposit with earning assets. Net interest revenue decreased $1.4 million in 2005 and increased $9.9 million in 2004 from periodic settlements of these contracts. These contracts are carried on the balance sheet at fair value and changes in fair value are reported in income as derivatives gains or losses. A net gain of $1.1 million was recognized in 2005 compared with a net loss of $1.3 million in 2004 from adjustments of these swaps and hedged liabilities to fair value. Credit risk from these swaps is closely monitored as part of our overall process of managing credit exposure to other financial institutions. Additional information regarding interest rate swap contracts is presented in Note 4 to the Consolidated Financial Statements.

The effectiveness of these strategies in managing the overall interest rate risk is evaluated through the use of an asset/liability model. BOK Financial performs a sensitivity analysis to identify more dynamic interest rate risk exposures, including embedded option positions, on net interest revenue, net income and economic value of equity. A simulation model is used to estimate the effect of changes in interest rates over the next 12 and 24 months based on eight interest rate scenarios. Two specified interest rate scenarios are used to evaluate interest rate risk against policy guidelines. The first assumes a sustained parallel 200 basis point increase and the second assumes a sustained parallel 200 basis point decrease in interest rates. The Company also performs a sensitivity analysis based on a "most likely" interest rate scenario, which includes non-parallel shifts in interest rates. An independent source is used to determine the most likely interest rate scenario.

The Company's primary interest rate exposures include the Federal Funds rate, which affects short-term borrowings, and the prime lending rate and LIBOR, which are the basis for much of the variable rate loan pricing. Additionally, mortgage rates directly affect the prepayment speeds for mortgage-backed securities and mortgage servicing rights. Derivative financial instruments and other financial instruments used for purposes other than trading are included in this simulation. The model incorporates assumptions regarding the effects of changes in interest rates and account balances on indeterminable maturity deposits based on a combination of historical analysis and expected behavior. The impact of planned growth and new business activities is factored into the simulation model. The effects of changes in interest rates on the value of mortgage servicing rights are excluded from Table 28 due to the extreme volatility over such a large rate range. The effects of interest rate changes on the value of mortgage servicing rights and securities identified as economic hedges are presented in the Lines of Business - Mortgage Banking section of this report.


Table 28  Interest Rate Sensitivity
             (Dollars in Thousands)
                                                  200 bp Increase             200 bp Decrease               Most Likely
                                            ----------------------------------------------------------------------------------
                                                 2005         2004           2005          2004           2005        2004
                                            ----------------------------------------------------------------------------------
 Anticipated impact over the next twelve
 months on net interest revenue                $  7,334      $  7,969       $ (7,295)        ***       $  5,675    $  5,893
                                                    1.5%          1.8%          (1.5)%       ***            1.2%        1.3%
 -----------------------------------------------------------------------------------------------------------------------------
*** A 200 basis point decrease was not computed in 2004 due to low market interest rates.

The simulations used to manage market risk are based on numerous assumptions regarding the effects of changes in interest rates on the timing and extent of repricing characteristics, future cash flows and customer behavior. These assumptions are inherently uncertain, and, as a result, the model cannot precisely estimate net interest revenue, net income or economic value of equity or precisely predict the impact of higher or lower interest rates on net interest revenue, net income or economic value of equity. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes, market conditions and management strategies, among other factors.

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

Management uses a Value at Risk ("VAR") methodology to measure the market risk inherent in its trading activities. VAR is calculated based upon historical simulations over the past five years using a variance / covariance matrix of interest rate changes. It represents an amount of market loss that is likely to be exceeded only one out of every 100 two-week periods. Trading positions are managed within guidelines approved by the Board of Directors. These guidelines limit the VAR to $1.8 million. At December 31, 2005, the VAR was $241 thousand. The greatest value at risk during 2005 was $1.8 million.

RECENTLY ISSUED ACCOUNTING STANDARDS

FINANCIAL ACCOUNTING STANDARDS BOARD

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS 123R,
"SHARE-BASED PAYMENTS" ("FAS 123R")

FAS 123R requires companies to recognize in income statements the grant-date fair value of stock options and other equity-based compensation issued to employees. Previously, FAS 123 recommended, but did not require income statement recognition of the fair value of equity-based compensation. FAS 123R also requires that share-based payments that meet specified criteria be classified as liability awards and carried at current fair value. Fair value is determined at each balance sheet date until the award is settled. Share-payments that will be settled in equity instruments are measured at grant-date fair value and not re-measured for subsequent changes in fair value. FAS 123R was effective for annual periods beginning on or after June 15, 2005.

We previously adopted the preferred income statement recognition methods of the original FAS 123. Management does not expect FAS 123R to have a significant effect on its financial statements.

FSP 115-1 AND FAS 124-1 THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS ("FSP 115-1")

FSP 115-1 addressed the determination as to when an investment is considered impaired, whether that impairment is other-than-temporary and the measurement of an impairment loss. It also addressed accounting considerations subsequent to the recognition of an other-than-temporary impairment and disclosures about unrealized losses that have not been recognized.

An  investment  is  considered  impaired  when its fair value is less than cost.
Determination of when an unrealized loss must be recognized as an other-than-temporary impairment is based on an assessment of factors, including the nature of the asset, the financial condition and near-term prospects of the issuer, whether the asset can be prepaid by the issuer in a manner that the investor will not recover its investment, the severity and duration of the impairment and the investor's ability and intent to hold the asset until the fair value recovers.

FSP 115-1 was effective for reporting periods beginning after December 15, 2005. Guidance provided by FSP 115-1 had previously been issued in other authoritative literature, including SEC Staff Accounting Bulletin No. 59, and we do not expect a significant impact on future financial statements.

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

LEGAL NOTICE

As used in this report, the term "BOK Financial" and such terms as "the Company," "the Corporation," "our," "we" and "us" may refer to one or more of the consolidated subsidiaries or all of them taken as a whole. All these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.

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

Management, under the supervision of the Chief Executive Officer and the Chief Financial Officer, conducted an assessment of internal control over financial reporting as of December 31, 2005. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company's consolidated financial statements for external purposes in accordance with accounting principles generally accepted in the United States. In establishing internal control over financial reporting, management assesses risk and designs controls to prevent or detect financial reporting misstatements that may be consequential to a reader. Management also assesses the impact of any internal control deficiencies and oversees efforts to continuously improve internal control over financial reporting. Because of inherent limitations, it is possible that internal controls may not prevent or detect misstatements, and it is possible that internal controls may vary over time based on changing conditions. There have been no material changes in internal controls subsequent to December 31, 2005.

The Risk Oversight and Audit Committee, consisting entirely of independent directors, meets regularly with management, internal auditors and the independent registered public accounting firm, Ernst & Young LLP, regarding management's assessment of internal control over financial reporting.


MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Management has assessed the effectiveness of the Company's internal control over financial reporting based on the criteria established in "Internal Control - Integrated Framework," issued by the Committee of Sponsoring Organizations ("COSO") of the Treadway Commission. Based on that assessment and criteria, management has determined that the Company maintained effective internal control over financial reporting as of December 31, 2005.

Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements of the Company included in this annual report, has issued an audit report on management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2005. Their report, which expresses unqualified opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting as of December 31, 2005, is included in this annual report.

REPORTS OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

The Board of Directors and Shareholders of BOK Financial Corporation

We have audited the accompanying consolidated balance sheets of BOK Financial Corporation as of December 31, 2005 and 2004, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BOK Financial Corporation at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of BOK Financial Corporation's internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 1, 2006 expressed an unqualified opinion thereon.


Ernst & Young LLP
Tulsa, Oklahoma
March 10, 2006

REPORTS OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders of BOK Financial Corporation

We have audited management's assessment, included in the accompanying Management's Report on Internal Control over Financial Reporting, that BOK Financial Corporation maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). BOK Financial Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

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

In our opinion, management's assessment that BOK Financial Corporation maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, BOK Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2005 consolidated financial statements of BOK Financial Corporation and our report dated March 1, 2006 expressed an unqualified opinion thereon.

Ernst & Young LLP
Tulsa, Oklahoma
March 10, 2006

Consolidated Statements of Earnings
(In Thousands Except Share And Per Share Data)

                                                                                 2005              2004              2003
                                                                          ----------------- ----------------- -----------------
INTEREST REVENUE
Loans                                                                       $   554,691       $   408,115       $   375,788
Taxable securities                                                              205,952           197,884           180,581
Tax-exempt securities                                                             7,329             7,359             7,898
------------------------------------------------------------------------- ----------------- ----------------- -----------------
         Total securities                                                       213,281           205,243           188,479
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Trading securities                                                                  675               573               625
Funds sold and resell agreements                                                  1,287               353               281
------------------------------------------------------------------------- ----------------- ----------------- -----------------
         Total interest revenue                                                 769,934           614,284           565,173
------------------------------------------------------------------------- ----------------- ----------------- -----------------
INTEREST EXPENSE
Deposits                                                                        210,400           144,433           131,929
Borrowed funds                                                                   95,826            38,847            32,272
Subordinated debentures                                                          14,367             7,761             9,477
------------------------------------------------------------------------- ----------------- ----------------- -----------------
         Total interest expense                                                 320,593           191,041           173,678
------------------------------------------------------------------------- ----------------- ----------------- -----------------
NET INTEREST REVENUE                                                            449,341           423,243           391,495
PROVISION FOR CREDIT LOSSES                                                      12,441            20,439            35,636
------------------------------------------------------------------------- ----------------- ----------------- -----------------
NET INTEREST REVENUE AFTER PROVISION FOR CREDIT LOSSES                          436,900           402,804           355,859
------------------------------------------------------------------------- ----------------- ----------------- -----------------
OTHER OPERATING REVENUE
Brokerage and trading revenue                                                    44,222            41,107            41,152
Transaction card revenue                                                         72,036            64,816            57,352
Trust fees and commissions                                                       65,187            57,532            45,763
Service charges and fees on deposit accounts                                     98,361            93,712            82,042
Mortgage banking revenue                                                         30,681            28,189            52,336
Other revenue                                                                    35,114            27,209            27,573
------------------------------------------------------------------------- ----------------- ----------------- -----------------
         Total fees and commissions                                             345,601           312,565           306,218
------------------------------------------------------------------------- ----------------- ----------------- -----------------
Gain on sales of assets                                                           7,061               887               822
Gain (loss) on securities, net                                                   (6,895)           (3,088)            7,188
Gain (loss) on derivatives, net                                                   1,179            (1,474)           (9,375)
------------------------------------------------------------------------- ----------------- ----------------- -----------------
         Total other operating revenue                                          346,946           308,890           304,853
------------------------------------------------------------------------- ----------------- ----------------- -----------------
OTHER OPERATING EXPENSE
Personnel                                                                       258,971           240,661           222,922
Business promotion                                                               17,964            15,618            12,937
Contribution of stock to BOK Charitable Foundation                                    -             5,561                 -
Professional fees and services                                                   16,596            15,487            17,935
Net occupancy and equipment                                                      50,195            47,289            45,967
Data processing and communications                                               67,026            60,025            53,398
Printing, postage and supplies                                                   15,066            14,034            13,930
Net (gains) losses and operating expenses on repossessed assets                     572            (4,016)              271
Amortization of intangible assets                                                 6,943             8,138             8,101
Mortgage banking costs                                                           14,562            18,167            40,296
Recovery for impairment of mortgage servicing rights                             (3,915)           (1,567)          (22,923)
Other expense                                                                    25,126            21,827            20,604
------------------------------------------------------------------------- ----------------- ----------------- -----------------
         Total other operating expense                                          469,106           441,224           413,438
------------------------------------------------------------------------- ----------------- ----------------- -----------------
INCOME BEFORE TAXES                                                             314,740           270,470           247,274
Federal and state income tax                                                    113,235            91,447            88,914
------------------------------------------------------------------------- ----------------- ----------------- -----------------
NET INCOME                                                                  $   201,505       $   179,023       $   158,360
------------------------------------------------------------------------- ----------------- ----------------- -----------------
EARNINGS PER SHARE:
    Basic                                                                   $     3.14        $     3.00        $      2.67
    Diluted                                                                 $     3.01        $     2.68        $      2.38
------------------------------------------------------------------------- ----------------- ----------------- -----------------
AVERAGE SHARES USED IN COMPUTATION:
    Basic                                                                    64,067,873        59,128,395        58,699,951
    Diluted                                                                  67,047,064        66,732,496        66,509,121
------------------------------------------------------------------------- ----------------- ----------------- -----------------

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets
(In Thousands Except Share Data)

                                                                                                       December 31,
                                                                                            -----------------------------------
                                                                                                  2005              2004
                                                                                            ----------------- -----------------
ASSETS
Cash and due from banks                                                                       $    684,857      $    503,715
Funds sold and resell agreements                                                                    14,465            27,376
Trading securities                                                                                  18,633             9,692
Securities:
   Available for sale                                                                            4,821,575         4,080,696
   Available for sale securities pledged to creditors                                                    -           512,494
   Investment (fair value: 2005 - $243,406;  2004 - $222,636)                                      245,125           221,094
------------------------------------------------------------------------------------------- ----------------- -----------------
   Total securities                                                                              5,066,700         4,814,284
------------------------------------------------------------------------------------------- ----------------- -----------------
Loans                                                                                            9,139,978         7,928,967
Less reserve for loan losses                                                                      (103,876)         (108,618)
------------------------------------------------------------------------------------------- ----------------- -----------------
   Loans, net of reserve                                                                         9,036,102         7,820,349
------------------------------------------------------------------------------------------- ----------------- -----------------
Premises and equipment, net                                                                        179,627           172,643
Accrued revenue receivable                                                                          99,874            79,644
Intangible assets, net                                                                             263,022           242,594
Mortgage servicing rights, net                                                                      54,097            45,678
Real estate and other repossessed assets                                                             8,476             3,763
Bankers' acceptances                                                                                33,001            31,799
Receivable on unsettled security transactions                                                            -            56,873
Derivative contracts                                                                               452,878           130,297
Other assets                                                                                       341,175           206,953
------------------------------------------------------------------------------------------- ----------------- -----------------
      Total assets                                                                            $ 16,252,907      $ 14,145,660
------------------------------------------------------------------------------------------- ----------------- -----------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing demand deposits                                                           $  1,865,948      $  1,927,119
Interest-bearing deposits:
  Transaction                                                                                    5,257,295         3,947,088
  Savings                                                                                          154,015           156,339
  Time                                                                                           4,098,060         3,643,852
------------------------------------------------------------------------------------------- ----------------- -----------------
  Total deposits                                                                                11,375,318         9,674,398
------------------------------------------------------------------------------------------- ----------------- -----------------
Funds purchased and repurchase agreements                                                        1,337,911         1,555,507
Other borrowings                                                                                 1,054,298         1,015,000
Subordinated debentures                                                                            295,964           151,594
Accrued interest, taxes and expense                                                                 18,057            71,062
Bankers' acceptances                                                                                33,001            31,799
Due on unsettled security transactions                                                               8,429                 -
Derivative contracts                                                                               466,669           137,538
Other liabilities                                                                                  124,106           110,268
------------------------------------------------------------------------------------------- ----------------- -----------------
  Total liabilities                                                                             14,713,753        12,747,166
------------------------------------------------------------------------------------------- ----------------- -----------------
Shareholders' equity:
  Preferred stock                                                                                        -                12
  Common stock ($.00006 par value; 2,500,000,000 shares authorized;
      shares issued and outstanding:  2005 - 67,904,533; 2004 - 60,420,811)                              4                 4
  Capital surplus                                                                                  656,579           631,747
  Retained earnings                                                                                990,422           809,261
  Treasury stock (shares at cost: 2005 - 1,202,125; 2004 - 998,393)                                (40,040)          (30,905)
  Accumulated other comprehensive loss                                                             (67,811)          (11,625)
------------------------------------------------------------------------------------------- ----------------- -----------------
  Total shareholders' equity                                                                     1,539,154         1,398,494
------------------------------------------------------------------------------------------- ----------------- -----------------
      Total liabilities and shareholders' equity                                              $ 16,252,907      $ 14,145,660
------------------------------------------------------------------------------------------- ----------------- -----------------

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
(In Thousands)
                                                                                      2005           2004          2003
                                                                                -------------- -------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                   $   201,505    $   179,023    $   158,360
    Adjustments to reconcile net income to net cash
      provided by operating activities:
         Provision for credit losses                                                  12,441         20,439         35,636
         Recovery for mortgage servicing rights impairment                            (3,915)        (1,567)       (22,923)
         Unrealized losses from derivatives                                            8,463          6,124          5,888
         Depreciation and amortization                                                44,860         47,298         64,425
         Tax benefit on exercise of stock options                                      3,583          4,609          1,325
         Stock-based compensation                                                      4,848         11,306          5,746
         Net (accretion) amortization of securities discounts and premiums            (1,159)        (3,116)         8,965
         Net gain on sale of assets                                                  (15,230)       (11,678)       (44,426)
         Contribution of stock to BOK Charitable Foundation                                -          5,561              -
         Mortgage loans originated for resale                                       (783,498)      (635,624)    (1,314,453)
         Proceeds from sale of mortgage loans held for resale                        770,115        666,549      1,420,475
         Change in trading securities                                                 (8,941)        (1,869)        (2,713)
         Change in accrued revenue receivable                                        (20,230)        (4,664)        (2,962)
         Change in other assets                                                       17,592        (48,766)       (28,442)
         Change in accrued interest, taxes and expense                               (53,005)       (14,722)        11,366
         Change in other liabilities                                                  33,102         39,218        (13,906)
------------------------------------------------------------------------------- -------------- -------------- -------------
Net cash provided by operating activities                                            210,531        258,121        282,361
------------------------------------------------------------------------------- -------------- -------------- -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sales of available for sale securities                           1,537,628      2,652,554      5,089,734
    Proceeds from maturities of investment securities                                 54,336         61,583         65,504
    Proceeds from maturities of available for sale securities                        868,401      1,036,014      2,410,213
    Purchases of investment securities                                               (78,675)       (94,947)       (55,678)
    Purchases of available for sale securities                                    (2,731,763)    (3,800,015)    (8,145,655)
    Loans originated or acquired net of principal collected                       (1,287,158)      (554,128)      (741,405)
    Net payments or proceeds on derivative asset contracts                             4,290         (9,368)       (41,226)
    Net change in other investment assets                                             33,718          3,208         (3,849)
    Proceeds from disposition of assets                                               88,527         69,320         65,989
    Purchases of assets                                                              (49,199)       (34,404)       (62,926)
    Cash and cash equivalents of subsidiaries and
       branches acquired and sold, net                                               (29,093)             -          2,123
------------------------------------------------------------------------------- -------------- -------------- -------------
Net cash used by investing activities                                             (1,588,988)      (670,183)    (1,417,176)
------------------------------------------------------------------------------- -------------- -------------- -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net change in demand deposits, transaction
      deposits and savings accounts                                                1,246,713        185,409        984,603
    Net change in certificates of deposit                                            457,412        269,126        107,522
    Net change in other borrowings                                                   (83,299)       (55,811)        65,610
    Change in amount receivable (due) on unsettled security transactions              65,302        (65,132)        74,160
    Pay down of revolving line of credit                                             (95,000)             -        (95,000)
    Issuance of preferred, common and treasury stock, net                              7,032          7,132          4,627
    Issuance of subordinated debenture                                               147,855              -              -
    Net change in derivative margin accounts                                        (167,137)       (50,202)       (31,763)
    Net payments or proceeds on derivative liability contracts                        (9,407)        10,259         45,538
    Repurchase of common stock                                                        (2,439)             -              -
    Dividends paid                                                                   (20,344)        (1,540)          (785)
------------------------------------------------------------------------------- -------------- -------------- -------------
Net cash provided by financing activities                                          1,546,688        299,241      1,154,512
------------------------------------------------------------------------------- -------------- -------------- -------------
Net increase (decrease) in cash and cash equivalents                                 168,231       (112,821)        19,697
Cash and cash equivalents at beginning of period                                     531,091        643,912        624,215
------------------------------------------------------------------------------- -------------- -------------- -------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                       $   699,322    $   531,091    $   643,912
------------------------------------------------------------------------------- -------------- -------------- -------------
CASH PAID FOR INTEREST                                                           $   312,200    $   192,187    $   176,225
------------------------------------------------------------------------------- -------------- -------------- -------------
CASH PAID FOR TAXES                                                                  104,543         95,282         81,596
------------------------------------------------------------------------------- -------------- -------------- -------------
NET LOANS TRANSFERRED TO REPOSSESSED REAL ESTATE                                      11,633          6,013          6,378
------------------------------------------------------------------------------- -------------- -------------- -------------
PAYMENT OF DIVIDENDS IN COMMON STOCK                                                       -         65,899         58,300
------------------------------------------------------------------------------- -------------- -------------- -------------

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity
(In Thousands)

                                                                       Preferred Stock                  Common Stock
                                                                ------------------------------  ------------------------------
                                                                    Shares         Amount           Shares         Amount
------------------------------------------------------------------------------------------------------------------------------
December 31, 2002                                                   250,000          $25             55,750           $3
Comprehensive income:
   Net income                                                             -            -                  -            -
   Other comprehensive loss, net of tax                                   -            -                  -            -
    Comprehensive income
Exercise of stock options                                                 -            -                603            -
Tax benefit on exercise of stock options                                  -            -                  -            -
Stock-based compensation                                                  -            -                  -            -
Cash dividends on preferred stock                                         -            -                  -            -
Redeem nonvoting preferred units                                          -          (13)                 -            -
Dividends paid in shares of common stock:
   Preferred stock                                                        -            -                 23            -
   Common stock                                                           -            -              1,680            1
------------------------------------------------------------------------------------------------------------------------------
December 31, 2003                                                   250,000           12             58,056            4
Comprehensive income:
   Net income                                                             -            -                  -            -
   Other comprehensive loss, net of tax                                   -            -                  -            -
     Comprehensive income
Exercise of stock options                                                 -            -                616            -
Conversion of preferred stock to common                                 (25)           -                  -            -
Tax benefit on exercise of stock options                                  -            -                  -            -
Stock-based compensation                                                  -            -                  -            -
Cash dividends on preferred stock                                         -            -                  -            -
Dividends paid in shares of common stock                                  -            -              1,749            -
------------------------------------------------------------------------------------------------------------------------------
December 31, 2004                                                   249,975           12             60,421            4
Comprehensive income:
   Net income                                                             -            -                  -            -
   Other comprehensive loss, net of tax                                   -            -                  -            -
    Comprehensive income
Treasury stock purchase                                                   -            -                  -            -
Exercise of stock options                                                 -            -                563            -
Conversion of preferred stock to common                            (249,975)         (12)             6,921            -
Tax benefit on exercise of stock options                                  -            -                  -            -
Stock-based compensation                                                  -            -                  -            -
Cash dividends on:
    Preferred stock                                                       -            -                  -            -
    Common stock                                                          -            -                  -            -
------------------------------------------------------------------------------------------------------------------------------
December 31, 2005                                                         -         $  -             67,905           $4
------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

    Accumulated
       Other
   Comprehensive         Capital           Retained                Treasury Stock
                                                         ------------------------------------
   Income (Loss)         Surplus           Earnings           Shares            Amount            Total
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
   $  43,088              $475,054          $598,777            683            $(17,421)        $1,099,526

           -                     -           158,360              -                   -            158,360
     (34,629)                    -                 -              -                   -            (34,629)
                                                                                              ---------------
                                                                                                   123,731
                                                                                              ---------------
           -                10,953                 -            145              (6,326)             4,627
           -                 1,325                 -              -                   -              1,325
           -                   219                 -              -                   -                219
           -                     -              (750)             -                   -               (750)
           -                     -                 -              -                   -                (13)

           -                   750              (750)             -                   -                  -
           -                58,293           (57,585)            21                (744)               (35)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
       8,459               546,594           698,052            849             (24,491)         1,228,630

           -                     -           179,023              -                   -            179,023
     (20,084)                    -                 -              -                   -            (20,084)
                                                                                              ---------------
                                                                                                   158,939
                                                                                              ---------------
           -                12,507                 -            122              (5,375)             7,132
           -                     -                 -              -                   -                  -
           -                 4,609                 -              -                   -              4,609
           -                 1,099                 -              -                   -              1,099
           -                     -            (1,875)             -                   -             (1,875)
           -                66,938           (65,939)            27              (1,039)               (40)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
     (11,625)              631,747           809,261            998             (30,905)         1,398,494

           -                     -           201,505              -                   -            201,505
     (56,186)                    -                 -              -                   -            (56,186)
                                                                                              ---------------
                                                                                                   145,319
                                                                                              ---------------
           -                     -                 -             60              (2,439)            (2,439)
           -                13,728                 -            144              (6,696)             7,032
           -                    12                 -              -                   -                  -
           -                 3,583                 -              -                   -              3,583
           -                 7,509                 -              -                   -              7,509

           -                     -              (375)             -                   -               (375)
           -                     -           (19,969)             -                   -            (19,969)
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------
    $(67,811)             $656,579          $990,422          1,202           $ (40,040)       $ 1,539,154
-------------------- ----------------- ----------------- ----------------- ------------------ ---------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Consolidated Financial Statements of BOK Financial Corporation ("BOK Financial" or "the Company") have been prepared in conformity with accounting principles generally accepted in the United States, including general practices of the banking industry. The consolidated financial statements include the accounts of BOK Financial and its subsidiaries, principally Bank of Oklahoma, N.A. and its subsidiaries ("BOk"), Bank of Texas, N.A., Bank of Arkansas, N.A., Bank of Albuquerque, N.A., Colorado State Bank and Trust, N.A., Bank of Arizona, N.A. and BOSC, Inc.

During 2005, the Company adopted FASB Interpretation No. 39, "Offsetting Amounts Related to Certain Contracts" ("FIN 39"). FIN 39 permits reporting derivative assets and liabilities on a net by counterparty basis provided certain specified criteria are met. These criteria require written bilateral netting agreements between the Company and each of its counterparties that create a single legal claim or obligation to pay or receive the net amount in settlement of the individual derivative contracts. Amounts reported for derivative assets and liabilities in prior periods have been reclassified for consistent presentation.

The consolidated financial statements would also include the assets, liabilities, non-controlling interests and results of operations of variable interest entities ("VIEs") when BOK Financial is determined to be the primary beneficiary. Variable interest entities are generally defined in FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities," as entities that either do not have sufficient equity to finance their activities without support from other parties or whose equity investors lack a controlling financial interest. BOK Financial is not the primary beneficiary in any VIE that would be significant to its operations.

NATURE OF OPERATIONS

BOK Financial, through its subsidiaries, provides a wide range of financial services to commercial and industrial customers, other financial institutions and consumers throughout Oklahoma; Northwest Arkansas; Dallas and Houston, Texas; Albuquerque, New Mexico; Denver, Colorado, and Phoenix, Arizona. These services include depository and cash management; lending and lease financing; mortgage banking; securities brokerage, trading and underwriting; and personal and corporate trust.

USE OF ESTIMATES

Preparation of BOK Financial's consolidated financial statements requires management to make estimates of future economic activities, including loan collectibility, prepayments and cash flows from customer accounts. These estimates are based upon current conditions and information available to management. Actual results may differ significantly from these estimates.

ACQUISITIONS

Assets and liabilities acquired, including identifiable intangible assets, are recorded at fair values on the acquisition dates. The Consolidated Statements of Earnings include the results of operations from the dates of acquisition.

INTANGIBLE ASSETS

Intangible assets, which generally result from business combinations, are accounted for under the provisions of Statement of Financial Accounting
Standards No. 142, "Goodwill and Other Intangible Assets," and No. 147, "Acquisitions of Certain Financial Institutions."

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

Core deposit intangible assets are amortized using accelerated methods over the estimated lives of the acquired deposits. These assets generally have a weighted average life of 5 years. Other intangible assets are amortized using accelerated or straight-line methods, as appropriate, over the estimated benefit periods. These periods range from 5 years to 20 years. The net book values of core deposit intangible assets are evaluated for impairment when economic conditions indicate impairment may exist.

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

The purchase or sale of securities is recognized on a trade date basis. A net receivable or payable is recognized for subsequent transaction settlement. BOK Financial will periodically commit to purchase to-be-announced mortgage-backed securities. These commitments are carried at fair value if they are considered derivative contracts. These commitments are not reflected in BOK Financial's balance sheet until settlement date if they meet specific criteria exempting them from the definition of derivative contracts.

DERIVATIVE INSTRUMENTS

Derivative instruments may be used by the Company as part of its interest rate risk management programs or may be offered to customers. All derivative instruments are carried at fair value. The determination of fair value of derivative instruments considers changes in interest rates, commodity prices, foreign exchange rates and counterparty credit ratings, when appropriate. Changes in fair value are generally reported in income as they occur.

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

Mortgage loans held for sale are carried at the lower of aggregate cost or market value. Mortgage loans held for sale that are designated as hedged assets are carried at fair value based on sales commitments or market quotes. Changes in fair value after the date of designation of an effective hedge are recorded in other operating revenue - mortgage banking revenue.

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

In accordance with the provisions of FAS 114, management has excluded small balance, homogeneous loans from the impairment evaluation specified in FAS 114. Such loans include 1-4 family mortgage loans, consumer loans and commercial loans with committed amounts less than $1 million. The adequacy of the reserve for loan losses applicable to these loans is evaluated in accordance with gen-erally accepted accounting principles and standards established by the banking regulatory authorities and adopted as policy by BOK Financial.

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

TRANSFERS OF FINANCIAL ASSETS

BOK Financial transfers pools of financial assets as part of its mortgage banking activities and periodically may transfer other financial assets. These transfers are recorded as sales for financial reporting purposes when the criteria for surrender of control specified in Statement of Financial Accounting Standards, No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" are met. BOK Financial may retain the right to service the assets and a residual interest in excess cash flows generated by the assets and may incur a recourse obligation. The carrying value of the assets sold is allocated between the financial components sold and retained based on relative fair values. The fair value of the retained assets is determined by a discounting of expected future net cash to be received using assumed market interest rates for these instruments. Residual interests are carried at fair value. Changes in fair values are recorded in income. Servicing rights are carried at the lower of amortized cost or fair value. A valuation allowance is provided when amortized cost of servicing rights exceeds fair value.

REAL ESTATE AND OTHER REPOSSESSED ASSETS

Real estate and other repossessed assets are assets acquired in partial or total forgiveness of loans. These assets are carried at the lower of cost, which is determined by fair value at date of foreclosure, or current fair value. Income generated by these assets is recognized as received, and operating expenses are recognized as incurred.

PREMISES AND EQUIPMENT

Premises and equipment are carried at cost including capitalized interest, when appropriate, less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets or, for leasehold improvements, over the shorter of the estimated useful lives or remaining lease terms. Useful lives range from 5 years to 40 years for buildings and improvements, 3 years to 7 years for software and 3 years to 10 years for furniture and equipment. Repair and maintenance costs are charged to expense as incurred.

Rent expense for leased premises is recognized as incurred over the lease term. The effects of rent holidays, significant rent escalations and other adjustments to rent payments are recognized over the lease term.

MORTGAGE SERVICING RIGHTS

Capitalized mortgage servicing rights are carried at the lower of amortized cost or fair value. Amortization is determined in proportion to the projected cash flows over the estimated lives of the servicing portfolios. The actual cash flows are dependent upon the prepayment of the mortgage loans and may differ significantly from the estimates.

There is no active market for trading in mortgage servicing rights. A cash flow model is used to determine fair value. Key assumptions and estimates including projected prepayment speeds and assumed servicing costs, earnings on escrow deposits, ancillary income and discount rates used by this model are based on current market sources. A separate third party model is used to estimate prepayment speeds based on interest rates, housing turnover rates, estimated loan curtailment, anticipated defaults and other relevant factors. The prepayment model is updated daily for changes in market conditions. At least annually, we request estimates of fair value from outside sources to corroborate the results of the valuation model.

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

BOK Financial has a tax contingency reserve, which is included in accrued current income taxes payable, for the uncertain portion of recorded tax benefits and related interest. These uncertainties result from the application of complex tax laws, rules, regulations and interpretations, primarily in state taxing jurisdictions. The adequacy of this reserve is assessed quarterly and may be adjusted through current income tax expense in future periods based on changing facts and circumstances, completion of examinations by taxing authorities or expiration of a statute of limitations.

Deferred tax assets and liabilities are determined based upon the difference between the values of the assets and liabilities as reflected in the financial statements and their related tax basis using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled. As changes in tax law or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is provided when it is more likely than not that some portion or the entire deferred tax asset will not be realized.

EMPLOYEE BENEFIT PLANS

BOK Financial sponsors a defined benefit cash balance pension plan ("Pension Plan"), qualified profit sharing plans ("Thrift Plans") and employee healthcare plans. Pension Plan costs, which are based upon actuarial computations of current costs, are expensed annually. Unrecognized prior service cost and net gains or losses are amortized on a straight-line basis over the lesser of the average remaining service periods of the participants or 10 years. Employer contributions to the Pension Plan are in accordance with Federal income tax regulations.

Employer contributions to the Thrift Plans, which match employee contributions subject to percentage and years of service limits, are expensed when incurred. BOK Financial recognizes the expense of health care benefits on the accrual method.

STOCK COMPENSATION PLANS

BOK Financial has adopted the expense recognition provisions of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), as amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("FAS 148").

Grant date fair value of stock options is based on the Black-Scholes option pricing model. Stock options generally have graded vesting over 7 years. Each tranche is considered a separate award for valuation and compensation cost recognition. Grant date fair value of non-vested shares is based on the current market value of BOK Financial common stock. Non-vested shares cliff vest in 5 years.

Compensation cost is recognized as expense over the vesting period. Expense is adjusted for forfeitures as they occur. Stock-based compensation awarded to certain officers has performance conditions that affect the number of awards granted. Compensation cost is adjusted based on the probable outcome of the performance conditions.

Certain executive officers may defer the recognition of income from stock-based compensation for income tax purposes and to diversify the deferred income into alternative investments. Stock-based compensation granted to these officers is considered liability awards. Changes in the fair value of liability awards are recognized as compensation expense in the period of the change.

OTHER OPERATING REVENUE

Fees and commissions revenue is recognized at the time the related services are provided or products are sold and may be accrued when necessary. Accrued fees and commissions are reversed against revenue if amounts are subsequently deemed to be uncollectible.

EFFECT OF PENDING STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

FINANCIAL ACCOUNTING STANDARDS BOARD

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS 123R,
"SHARE-BASED PAYMENTS" ("FAS 123R")

FAS 123R requires companies to recognize in income statements the grant-date fair value of stock options and other equity-based compensation issued to employees. Previously, FAS 123 recommended, but did not require income statement recognition of the fair value of equity-based compensation. FAS 123R also requires that share-based payments that meet specified criteria be classified as liability awards and carried at current fair value. Fair value is determined at each balance sheet date until the award is settled. Share-payments that will be settled in equity instruments are measured at grant-date fair value and not re-measured for subsequent changes in fair value. FAS 123R was effective for annual periods beginning on or after June 15, 2005.

We previously adopted the preferred income statement recognition methods of the original FAS 123. Management does not expect FAS 123R to have a significant effect on its financial statements.

FSP FAS 115-1 AND FAS 124-1  THE MEANING OF OTHER-THAN-TEMPORARY
IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS ("FSP 115-1")

FSP 115-1 addressed the determination as to when an investment is considered impaired, whether that impairment is other-than-temporary and the measurement of an impairment loss. It also addressed accounting considerations subsequent to the recognition of an other-than-temporary impairment and disclosures about unrealized losses that have not been recognized.

An  investment  is  considered  impaired  when its fair value is less than cost.
Determination of when an unrealized loss must be recognized as an other-than-temporary impairment is based on an assessment of factors, including the nature of the asset, the financial condition and near-term prospects of the issuer, whether the asset can be prepaid by the issuer in a manner that the investor will not recover its investment, the severity and duration of the impairment and the investor's ability and intent to hold the asset until the fair value recovers.

FSP 115-1 was effective for reporting periods beginning after December 15, 2005. Guidance provided by FSP 115-1 had previously been issued in other authoritative literature, including SEC Staff Accounting Bulletin No. 59, and we do not expect a significant impact on future financial statements.

(2) ACQUISITIONS

Effective April 6, 2005, BOK Financial acquired all of the outstanding common stock of Valley Commerce Bancorp, Ltd. ("VCB") for $32.0 million in cash. VCB and its wholly-owned subsidiary, Valley Commerce Bank, had total assets of $143 million, including loans of $93 million, total deposits of $110 million and total shareholders' equity of $12.7 million. As of August 15, 2005, Valley Commerce Bank was renamed Bank of Arizona, N.A. The VCB acquisition is consistent with the Company's strategy to expand into high-growth markets.

On September 10, 2003, BOK Financial paid $77.9 million in cash for all the outstanding stock of Colorado Funding Company and its Colorado State Bank and Trust subsidiary.

These transactions were accounted for by the purchase method of accounting. Aggregate allocation of the purchase price to the net assets acquired was as follows (in thousands):

                                     2005          2003
                                 ------------ -------------
 Cash and cash equivalents        $    2,921   $   80,051
 Securities                           35,355       14,507
 Loans                                92,821      222,530
 Less reserve for loan losses          1,072        2,282
                                 ------------ -------------
 Loans, net                           91,749      220,248
 Identifiable intangible assets        4,380       18,770
 Other assets                         11,334       20,809
                                 ------------ -------------
 Total assets acquired               145,739      354,385
 Deposits                            110,217      301,439
 Other borrowings                     18,155        5,098
 Other liabilities                     2,003       11,951
                                 ------------ -------------
 Net assets acquired                  15,364       35,897
 Less purchase price                  32,014       77,928
                                 ------------ -------------
 Goodwill                         $   16,650   $   42,031
                                 ------------ -------------

The results of operations of these acquisitions would not have been significant to the Company's consolidated results during the pre-acquisition periods of 2005, 2004 and 2003. None of the intangible assets acquired are deductible for tax purposes.

(3) SECURITIES

INVESTMENT SECURITIES

The amortized cost and fair values of investment securities are as follows (in thousands):

                                                                       December 31,
                               ----------------------------------------------------------------------------------------------
                                                    2005                                           2004
                               ----------------------------------------------- ----------------------------------------------
                                Amortized     Fair       Gross Unrealized       Amortized     Fair       Gross Unrealized
                                                      ------------------------                        -----------------------
                                   Cost       Value       Gain       Loss         Cost       Value       Gain       Loss
                               ----------------------------------------------------------------------------------------------
 U.S. Treasury                   $  1,994    $  1,976    $    -     $   (18)     $      -   $      -     $    -    $     -
 Municipal and other tax-exempt   240,359     238,649       903      (2,613)      216,986    218,465      2,501     (1,022)
 Mortgage-backed U.S. agency
    securities                          -           -         -           -         1,287      1,336         49          -
 Other debt securities              2,772       2,781         9           -         2,821      2,835         14          -
 ----------------------------------------------------------------------------------------------------------------------------
       Total                     $245,125    $243,406    $  912     $(2,631)     $221,094   $222,636     $2,564    $(1,022)
 ----------------------------------------------------------------------------------------------------------------------------

The amortized cost and fair values of investment securities at December 31, 2005, by contractual maturity, are as shown in the following table (dollars in thousands):

                                                                                                                   Weighted
                                            Less than      One to        Five to         Over                      Average
                                            One Year     Five Years     Ten Years     Ten Years       Total       Maturity(2)
                                           -----------------------------------------------------------------------------------
U.S. Treasury:
  Amortized cost                           $       -    $   1,994      $       -     $       -     $   1,994         1.17
  Fair value                                       -        1,976              -             -         1,976
  Nominal yield                                    -         3.64              -             -          3.64
Municipal and other tax-exempt:
  Amortized cost                           $  57,284    $  146,544       $26,900       $9,631      $  240,359        3.07
  Fair value                                  57,223       145,303        26,647         9,476        238,649
  Nominal yield(1)                              4.79          5.03          5.61          6.26           5.11
Other debt securities:
  Amortized cost                           $   1,985    $       99     $     675     $      13     $    2,772        2.34
  Fair value                                   1,985           103           680            13          2,781
  Nominal yield                                 4.15          7.00          5.31             -           4.51
                                           -----------------------------------------------------------------------------------
Total fixed maturity securities:
  Amortized cost                           $  56,269    $  148,637     $  27,575     $   9,644     $  245,125        3.05
  Fair value                                  59,208       147,382        27,327         9,489        243,406
  Nominal yield                                 4.77          5.01          5.60          6.26           5.09
                                           -------------------------------------------------------
Total investment securities:
  Amortized cost                                                                                   $  245,125
  Fair value                                                                                          243,406
  Nominal yield                                                                                          5.09
                                                                                                   -------------

(1) Calculated on a taxable equivalent basis using a 39% effective tax rate.
(2) Expected maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without penalty.

AVAILABLE FOR SALE SECURITIES

The amortized cost and fair value of available for sale securities are as follows (in thousands):

                                                                        December 31,
                                ----------------------------------------------------------------------------------------------
                                                    2005                                            2004
                                ---------------------------------------------- -----------------------------------------------
                                 Amortized      Fair      Gross Unrealized      Amortized      Fair       Gross Unrealized
                                                        ----------------------                          ----------------------
                                    Cost       Value       Gain      Loss          Cost        Value       Gain      Loss
                                ----------------------------------------------------------------------------------------------
U.S. Treasury                    $    16,037 $   15,827  $      -   $   (210)   $    27,119 $   27,062   $     31   $    (88)
Municipal and other tax-exempt        17,153     17,078         3        (78)           414        404          1        (11)
Mortgage-backed securities:
    U. S. agencies                 3,507,047  3,424,356     1,416    (84,107)     3,067,611  3,052,375      8,079    (23,315)
    Other                          1,277,161  1,250,701       201    (26,661)     1,423,613  1,418,770      2,378     (7,221)
------------------------------------------------------------------------------------------------------------------------------
Total mortgage-backed securities   4,784,208  4,675,057     1,617   (110,768)     4,491,224  4,471,145     10,457    (30,536)
------------------------------------------------------------------------------ -----------------------------------------------
Other debt securities                    124        124         1         (1)           515        528         13          -
Equity securities and mutual funds   108,914    113,489     4,575          -         90,343     94,051      3,708          -
------------------------------------------------------------------------------------------------------------------------------
   Total                         $ 4,926,436 $4,821,575  $  6,196  $(111,057)   $ 4,609,615 $4,593,190   $ 14,210   $(30,635)
------------------------------------------------------------------------------------------------------------------------------


The amortized cost and fair values of available for sale securities at December 31, 2005, by contractual maturity, are as shown in the following table (dollars in thousands):

                                                                                                                     Weighted
                                             Less than       One to       Five to         Over                       Average
                                              One Year     Five Years    Ten Years     Ten Years        Total       Maturity(5)
                                            ------------------------------------------------------------------------------------
U.S. Treasuries:
   Amortized cost                           $   9,987     $    6,050    $        -    $       -     $    16,037         1.08
   Fair value                                   9,847          5,980             -            -          15,827
   Nominal yield                                 2.78           3.50             -            -            3.05
Municipal and other tax-exempt:
   Amortized cost                           $     100     $        -    $   12,005    $   5,048     $    17,153         9.40
   Fair value                                     100              -        11,960        5,018          17,078
   Nominal yield(1)                              4.67              -          3.80         3.17            3.80
Other debt securities:
   Amortized cost                           $      65     $       26    $       33    $       -     $       124         2.91
   Fair value                                      66             25            33            -             124
   Nominal yield(1)                              6.26           6.18          7.60            -            6.60
                                            ------------------------------------------------------------------------------------
Total fixed maturity securities:
   Amortized cost                           $  10,152     $    6,076    $   12,038    $   5,048     $    33,314         5.37
   Fair value                                  10,013          6,005        11,993        5,018          33,029
   Nominal yield                                 2.80           3.51          3.81         3.17            3.45
                                            -------------------------------------------------------
Mortgage-backed securities:
   Amortized cost                                                                                   $ 4,784,208           (2)
   Fair value                                                                                         4,675,057
   Nominal yield (4)                                                                                       4.45
                                                                                                    ---------------
Equity securities and mutual funds:
   Amortized cost                                                                                   $   108,914           (3)
   Fair value                                                                                           113,489
   Nominal yield                                                                                           2.99
                                                                                                    ---------------
Total available-for-sale securities:
   Amortized cost                                                                                   $ 4,926,436
   Fair value                                                                                         4,821,575
   Nominal yield                                                                                           4.41
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

Sales of available for sale securities resulted in gains and losses as follows (in thousands):

                              2005        2004        2003
                           ---------------------------------
Proceeds                  $1,537,628  $2,652,554  $5,089,734
Gross realized gains           5,145      10,452      30,373
Gross realized losses         12,040      13,540      23,185
Related federal and state
   income tax expense
   (benefit)                  (2,480)     (1,044)      2,585

In addition to securities that have been reclassified as pledged to creditors, securities with an amortized cost of $2.7 billion and $2.6 billion at December 31, 2005 and 2004, respectively, have been pledged as collateral for repurchase agreements, public and trust funds on deposit and for other purposes, as required by law. The secured parties do not have the right to sell or repledge these securities.

Net unrealized losses on securities totaled $107 million at December 31, 2005 compared with net unrealized losses of $15 million at December 31, 2004 due primarily to rising interest rates. The aggregate gross amount of unrealized losses at December 31, 2005 totaled $114 million. Unrealized losses were due primarily to rising interest rates. None of the unrealized losses resulted from credit quality concerns. Management evaluated the securities with unrealized losses to determine if we believe that the losses were temporary. This evaluation considered factors such as causes of the unrealized losses and prospects for recovery over various interest rate scenarios and time periods. The Company also considered the ability and intent to hold the securities until the fair values exceed amortized cost. It is our belief, based on currently available information and our evaluation, that the unrealized losses in these securities were temporary.


TEMPORARILY IMPAIRED SECURITIES
(In Thousands)
                                        Less Than 12 Months          12 Months or Longer                 Total
                                      -------------------------    -------------------------    -------------------------
                                         Fair      Unrealized         Fair      Unrealized         Fair      Unrealized
                                         Value        Loss            Value        Loss            Value        Loss
                                      -----------------------------------------------------------------------------------
Investment:
  U.S. Treasury                        $    1,976    $    18       $        -   $       -       $    1,976     $     18
  Municipal and other tax exempt          110,872      1,464           47,765       1,149          158,637        2,613

Available for sale:
  U. S. Treasury                            4,950         45           10,877         165           15,827          210
  Other debt securities                         -          -               34           1               34            1
  Municipal and other tax-exempt            8,093         59              296          19            8,389           78
  Mortgage-backed securities:
      U. S. agencies                    1,188,731     20,262        2,027,695      63,845        3,216,426       84,107
      Other                               299,168      4,399          901,533      22,262        1,200,701       26,661
-------------------------------------------------------------------------------------------------------------------------
Total                                  $1,613,790    $26,247       $2,988,200   $  87,441       $4,601,990     $113,688
-------------------------------------------------------------------------------------------------------------------------

(4) DERIVATIVES

The fair values of derivative contracts at December 31, 2005 were (in thousands):

                                              Assets      Liabilities
                                          -----------------------------
   Customer Risk Management Programs:
         Interest rate contracts            $ 18,741       $ 20,309
         Energy contracts                    418,494        416,106
         Cattle contracts                      1,014            970
         Foreign exchange contracts           14,629         14,629
-----------------------------------------------------------------------
   Total Customer Derivatives                452,878        452,014

   Interest Rate Risk Management Programs          -         14,655
-----------------------------------------------------------------------
     Total Derivative Contracts             $452,878       $466,669
-----------------------------------------------------------------------

CUSTOMER RISK MANAGEMENT PROGRAMS

BOK Financial offers programs that permit its customers to manage various risks, including fluctuations in energy and cattle prices, interest rates and foreign exchange rates. Derivative contracts are executed between the customers and BOK Financial. Offsetting contracts are executed between BOK Financial and selected counterparties to minimize the risk of changes in commodity prices, interest rates or foreign exchange rates. The counterparty contracts are identical to the customer contracts, except for a fixed pricing spread or a fee paid to BOK Financial as compensation for administrative costs, credit risks and profit.

INTEREST RATE RISK MANAGEMENT PROGRAMS

BOK   Financial   uses  interest  rate  swaps  in  managing  its  interest  rate sensitivity. Interest rate swaps are generally used to reduce overall asset sensitivity by converting specific fixed rate liabilities to floating rate based on LIBOR, or specific prime-based loans to fixed rate. Interest rate swaps are designated as fair value or cash flow hedges when the specific criteria required by generally accepted accounting principles are met. These criteria include requirements that derivatives are highly effective in offsetting changes in fair value or cash flow of the hedged assets or liabilities.

The following table details interest rate swaps and, when applicable, the associated hedged assets or liabilities at December 31, 2005 (dollars in thousands):

                        Hedged Asset / Liability                                      Interest Rate Swap
         --------------------------------------------------------------------------------------------------------------------------
                                          Weighted Average                     Weighted Average
                                     ---------------------------          ---------------------------
                                      Fixed Rate Floating Rate   Notional   Fixed Rate      Floating          Positive    Negative
                                                                                             Rate
 Maturity   Description      Amount     (Paid)     Received(2)    Amount  Received (Paid) Received (Paid)(1) Fair Value  Fair Value
  ---------------------------------------------------------------------------------------------------------------------------------
  Fair value hedges:
   2006  Certificates of  $186,937     (3.590)%        - %      $187,000      3.818%        (4.390)%           $  -       $   847
           deposit
   2007  Certificates of   139,875     (3.634)         -         140,000      3.795         (4.390)               -         1,995
           deposit
   2007  Subordinated      150,000     (7.125)         -         150,000      3.165         (4.390)               -         3,947
           debt
   2008  Certificates of    21,920     (3.000)         -          22,000      3.093         (4.390)               -           811
           deposit
   2009  Certificates of    54,544     (3.945)         -          55,000      4.052         (4.390)               -         1,293
           deposit
   2010  Certificates of     9,564     (3.626)         -          10,000      3.657         (4.390)               -           456
           deposit
   2011  Certificates of    29,435     (3.983)         -          30,000      4.013         (4.390)               -         1,128
           deposit
  ---------------------------------------------------------------------------------------------------------------------------------
  Total fair value hedges  592,275                               594,000                                          -        10,477
  ---------------------------------------------------------------------------------------------------------------------------------
 Cash flow hedges:
   2008  Prime rate loans  100,000        -         7.250        100,000      5.926         (7.250)(2)            -         3,441
  ---------------------------------------------------------------------------------------------------------------------------------
   Total cash flow hedges  100,000                               100,000                                          -         3,441
  ---------------------------------------------------------------------------------------------------------------------------------
 Not designated as hedges:
   2006                          -        -            -          12,497     (5.425)         4.390                -            48
   2006                          -        -            -          33,000      2.699         (4.390)               -           255
   2009                          -        -            -          15,000      4.432         (4.390)               -           175
   2011                          -        -            -          29,311     (5.358)         4.390                -           259
                        -----------                           ------------                            -----------------------------
         Total            $692,275                              $783,808                                       $  -       $14,655
                        -----------                           ------------                            -----------------------------

(1) Floating rates are based on 30-day LIBOR, unless otherwise noted.
(2) Floating rate based on prime.

During 2005 and 2004, net interest revenue was decreased by $1.4 million and increased by $9.9 million, respectively, from the settlement of amounts receivable or payable on interest rate swaps.

(5) LOANS

Significant components of the loan portfolio are as follows (in thousands):

                                                                          December 31,
                                 ---------------------------------------------------------------------------------------------
                                                       2005                                           2004
                                 ------------------------------------------------ --------------------------------------------
                                    Fixed      Variable     Non-                     Fixed     Variable      Non-
                                     Rate        Rate      accrual     Total         Rate        Rate      accrual     Total
                                 ------------------------------------------------ --------------------------------------------
 Commercial                      $2,040,799   $3,247,463  $11,673  $5,299,935    $1,580,239  $2,962,402   $33,195  $4,575,836
 Commercial real estate             588,128    1,396,404    5,370   1,989,902       376,290   1,234,676    10,144   1,621,110
 Residential mortgage               624,685      537,299    7,347   1,169,331       687,574     502,732     8,612   1,198,918
 Residential mortgage held for sale  51,666            -        -      51,666        40,262           -         -      40,262
 Consumer                           422,799      205,573      772     629,144       309,461     182,671       709     492,841
 -----------------------------------------------------------------------------------------------------------------------------
 Total                           $3,728,077   $5,386,739   $25,162 $9,139,978    $2,993,826  $4,882,481   $52,660  $7,928,967
 -----------------------------------------------------------------------------------------------------------------------------
 Loans past due (90 days)                                          $    8,708                                      $    7,649
 -----------------------------------------------------------------------------------------------------------------------------
 Foregone interest on nonaccrual loans                             $    2,515                                      $    4,617
 -----------------------------------------------------------------------------------------------------------------------------

Approximately 57% of the commercial and consumer loan portfolios and approximately 72% of the residential mortgage loan portfolio (excluding loans held for sale) are loans to businesses and individuals in Oklahoma. This geographic concentration subjects the loan portfolio to the general economic conditions within this area.

Within the commercial loan classification, loans to energy-related businesses totaled $1.4 billion or 15% of total loans as of December 31, 2005. Other notable segments include wholesale/retail, $793 million; healthcare, $520 million; manufacturing, $515 million; agriculture, $292 million, which includes $228 million of loans to the cattle industry; and services, $1.4 billion. Approximately $1.1 billion of the services category is made up of loans with outstanding balances of less than $10 million.

Approximately 33% of commercial real estate loans are secured by properties located in Oklahoma, primarily in the Tulsa and Oklahoma City metropolitan areas. An additional 30% of commercial real estate loans are secured by property located in Texas. The major components of these properties are multifamily residences, $205 million; construction and land development, $638 million; retail facilities, $305 million; and office buildings, $499 million.

During 2004, interest rate swaps with $100 million notional amounts were designated cash flow hedges of prime-based loans and they remained outstanding through 2005. The objective of the hedge is to protect against the variability of interest cash flows on the first $100 million of then existing prime-based loans. The Company receives settlements based on a fixed rate of 5.93% and pays settlements based on the U.S. prime rate. Amounts due are settled monthly. As of December 31, 2005, a net loss of approximately $2.1 million related to these swaps was included in accumulated other comprehensive income and expected to be reclassified into earnings based on the current interest rate environment.

CREDIT COMMITMENTS

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At December 31, 2005, outstanding commitments totaled $4.3 billion. Because some commitments are expected to expire before being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. BOK Financial uses the same credit policies in making commitments as it does loans.

The  amount  of  collateral  obtained,  if  deemed  necessary,   is  based  upon
management's credit evaluation of the borrower.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Because the credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan commitments, BOK Financial uses the same credit policies in evaluating the creditworthiness of the customer. Additionally, BOK Financial uses the same evaluation process in obtaining collateral on standby letters of credit as it does for loan commitments. The term of these standby letters of credit is defined in each commitment and typically corresponds with the underlying loan commitment. At December 31, 2005, outstanding standby letters of credit totaled $559 million.

Commercial letters of credit are used to facilitate customer trade transactions with the drafts being drawn when the underlying transaction is consummated. At December 31, 2005, outstanding commercial letters of credit totaled $6 million.

RESERVES  FOR CREDIT LOSSES

The activity in the reserve for loan losses is summarized as follows (in thousands):

                                 2005      2004       2003
                             ----------------------------------
  Beginning balance           $ 108,618  $ 114,784 $ 103,851
  Provision for loan losses      10,401     15,792    34,000
  Loans charged off             (25,758)   (29,685)  (31,475)
  Recoveries                      9,544      7,727     6,125
  Addition due to acquisitions    1,071          -     2,283
  -------------------------------------------------------------
  Ending balance              $ 103,876  $ 108,618 $ 114,784
  -------------------------------------------------------------

The activity in the reserve for off-balance sheet credit losses is summarized as follows (in thousands):

                                 2005      2004      2003
                             --------------------------------
  Beginning balance           $  18,502  $  13,855 $  12,219
  Provision for off-balance
     sheet credit losses          2,040      4,647     1,636
  Additions due to acquisitions      32          -         -
  -----------------------------------------------------------
  Ending balance              $  20,574  $  18,502 $  13,855
  -----------------------------------------------------------

  Provision for credit losses $  12,441  $  20,439 $  35,636
  -----------------------------------------------------------

IMPAIRED LOANS

Investments in loans considered to be impaired under FAS 114 were as follows (in thousands):
                                       December 31,
                             --------------------------------
                                 2005      2004      2003
                             --------------------------------
  Investment in loans impaired
     under FAS 114 (all of
     which were on a
     nonaccrual basis)         $19,857    $45,424   $46,990
  Loans with specific reserves
     for loss                    5,686     14,881    18,947
  Specific reserve balance       2,632      6,994     6,377
  No specific related reserve
     for loss                   14,171     30,543    28,043
  Average recorded investment
     in impaired loans          32,722     46,386    47,415

Interest income recognized on impaired loans during 2005, 2004 and 2003 was not significant.

(6) PREMISES AND EQUIPMENT

Premises and equipment at December 31 are summarized as follows (in thousands):

                                            December 31,
                                     ------------------------
                                          2005        2004
                                     ------------------------
   Land                               $  43,875   $  40,479
   Buildings and improvements           143,051     135,932
   Software                              31,250      27,515
   Furniture and equipment              107,675     100,447
-------------------------------------------------------------
   Subtotal                             325,851     304,373
   Less accumulated depreciation        146,224     131,730
-------------------------------------------------------------
   Total                              $ 179,627   $ 172,643
-------------------------------------------------------------

Depreciation expense of premises and equipment was $24.0 million, $23.4 million and $22.4 million for the years ended December 31, 2005, 2004 and 2003, respectively.

(7) INTANGIBLE ASSETS

The following table presents the original cost and accumulated amortization of intangible assets (in thousands):
                                            December 31,
                                      -----------------------
                                           2005       2004
                                      -----------------------
   Core deposit premiums               $ 90,637    $ 86,257
   Less accumulated amortization         77,111      71,158
-------------------------------------------------------------
   Net core deposit premiums             13,526      15,099
   Other identifiable intangible assets  17,866      11,526
   Less accumulated amortization          5,238       4,249
-------------------------------------------------------------
   Net other identifiable intangible
      assets                             12,628       7,277
   Goodwill                             290,003     273,353
   Less accumulated amortization         53,135      53,135
-------------------------------------------------------------
 Net goodwill                           236,868     220,218
-------------------------------------------------------------
 Total intangible assets, net          $263,022    $242,594
-------------------------------------------------------------

Expected amortization expense for intangible assets that will continue to be amortized under FAS 142, as amended by FAS 147, (in thousands):

                      Core            Other
                     Deposit       Identifiable
                    Premiums    Intangible Assets     Total
                 ----------------------------------------------
 2006               $ 4,563         $  769           $ 5,332
 2007                 3,777            763             4,540
 2008                 2,314            780             3,094
 2009                 1,871          1,137             3,008
 2010                   846          1,163             2,009
 Thereafter             155          8,016             8,171
---------------------------------------------------------------
                    $13,526        $12,628           $26,154
---------------------------------------------------------------

The net amortized cost of intangible assets at December 31, 2005 is assigned to reporting units as follows (in thousands):

        Core deposit premiums:
          Bank of Texas                     $  4,143
          Colorado State Bank and Trust        5,781
          Bank of Arizona                      3,602
       -----------------------------------------------
                                            $ 13,526
       -----------------------------------------------
        Other identifiable intangible assets:
          Bank of Oklahoma                  $  6,341
          Colorado State Bank and Trust        6,287
       -----------------------------------------------
                                            $ 12,628
       -----------------------------------------------
        Goodwill:
          Bank of Oklahoma                  $  8,173
          Bank of Texas                      154,741
          Bank of Albuquerque                 15,273
          Colorado State Bank and Trust       42,031
          Bank of Arizona                     16,650
       -----------------------------------------------
                                            $236,868
       -----------------------------------------------

During 2005, the Company acquired the naming rights to the BOk Center, a new arena to be built in Tulsa, Oklahoma, and other related intangible rights. Under an agreement with the City of Tulsa, the Company will pay $11.0 million over 20 years. One or more installment payments may be accelerated by paying a discounted amount based on the average yield of 20-year U.S. Treasury bonds. The Company recognized a $6.3 million intangible asset and an interest-bearing liability from this transaction. The intangible asset will be amortized over the life of the agreement.

(8) MORTGAGE BANKING ACTIVITIES

BOK Financial engages in mortgage banking activities through the BOk Mortgage Division of BOk. Residential mortgage loans held for sale totaled $52 million and $40 million, and outstanding mortgage loan commitments totaled $233 million and $189 million at December 31, 2005 and 2004, respectively. Mortgage loan commitments are generally outstanding for 60 to 90 days and are subject to both credit and interest rate risk. Credit risk is managed through underwriting policies and procedures, including collateral requirements, which are generally accepted by the secondary loan markets. Exposure to interest rate fluctuations is partially hedged through forward sales of mortgage-backed securities and forward sales contracts. These latter contracts set the price for loans that will be delivered in the next 60 to 90 days. As of December 31, 2005, the unrealized loss on forward sales contracts used to hedge the mortgage pipeline was approximately $217 thousand. Gains on mortgage loans sold, including capitalized mortgage servicing rights, totaled $16.0 million in 2005, $10.4 million in 2004 and $30.5 million in 2003.

At December 31, 2005, BOK Financial owned the rights to service 53,897 mortgage loans with outstanding principal balances of $4.5 billion, including $462 million serviced for affiliates, and held related funds of $56 million for investors and borrowers. The weighted average interest rate and remaining term was 6.13% and 275 months, respectively. Mortgage loans sold with recourse totaled $248 million at December 31, 2005. At December 31, 2004, BOK Financial owned the rights to service 56,062 mortgage loans with outstanding principal balances of $4.5 billion, including $655 million serviced for affiliates, and held related funds of $67 million for investors and borrowers. The weighted average interest rate and remaining term was 6.27% and 270 months, respectively. Mortgage loans sold with recourse totaled $32 million at December 31, 2004.

The portfolio of mortgage servicing rights exposes BOK Financial to interest rate risk. During periods of falling interest rates, mortgage loan prepayments increase, reducing the value of the mortgage servicing rights. See Note 1 for specific accounting policies for mortgage servicing rights.

Activity  in  capitalized   mortgage  servicing  rights  and  related  valuation
allowance during 2003, 2004 and 2005 are as follows (in thousands):

                                                 Capitalized Mortgage Servicing Rights    Valuation     Hedging
                                                 -------------------------------------
                                                  Purchased    Originated    Total        Allowance      Loss(2)      Net
 ----------------------------------------------------------------------------------------------------------------------------
 Balance at December 31, 2002                       $37,223    $ 49,849    $ 87,072       $(54,918)      $5,134    $ 37,288
   Additions, net                                        (3)     23,922      23,919              -            -      23,919
   Amortization expense                             (14,840)    (19,315)    (34,155)             -       (1,425)    (35,580)
   Recovery of impairment                                 -           -           -         22,923            -      22,923
 ----------------------------------------------------------------------------------------------------------------------------
 Balance at December 31, 2003                        22,380      54,456      76,836        (31,995)       3,709      48,550
   Additions, net                                         -      11,365      11,365              -            -      11,365
   Amortization expense                              (4,695)    (10,753)    (15,448)             -         (356)    (15,804)
   Write-off                                         (6,291)     (7,012)    (13,303)        16,656       (3,353)          -
   Recovery of impairment                                 -           -           -          1,567            -       1,567
 ----------------------------------------------------------------------------------------------------------------------------
 Balance at December 31, 2004                        11,394      48,056      59,450        (13,772)           -      45,678
   Additions, net                                         -      17,402      17,402              -            -      17,402
   Amortization expense                              (2,788)    (10,110)    (12,898)             -            -     (12,898)
   Write-off                                              -      (2,443)     (2,443)         2,443            -           -
   Recovery of impairment                                 -           -           -          3,915            -       3,915
 ----------------------------------------------------------------------------------------------------------------------------
 Balance at December 31, 2005                       $ 8,606    $ 52,905    $ 61,511       $ (7,414)      $    -    $ 54,097
 ----------------------------------------------------------------------------------------------------------------------------
 Estimated fair value of mortgage servicing rights at:
    December 31, 2003 (1)                           $12,625    $ 36,564    $ 49,189                                $ 49,189
    December 31, 2004 (1)                           $ 9,338    $ 36,985    $ 46,323                                $ 46,323
    December 31, 2005 (1),(3)                       $ 8,489    $ 46,158    $ 54,647                                $ 54,647
 ----------------------------------------------------------------------------------------------------------------------------

(1) Excludes approximately $1.0 million, $1.1 million and $1.4 million at December 31, 2005, 2004 and 2003, respectively, of loan servicing rights on mortgage loans originated prior to the adoption of FAS 122.
(2) Hedging loss represents the deferred loss on a derivatives-based hedging program prior to the adoption of FAS 133.
(3) Fair value of mortgage servicing rights is based on numerous assumptions primarily related to mortgage interest rates. At December 31, 2005, management estimates that a 50 basis point increase in mortgage interest rates will increase the fair value of mortgage servicing rights by $3.1 million and a 50 basis point decrease in mortgage interest rates will reduce the fair value of mortgage servicing rights by $4.8 million.

Fair  value  is  determined  by  discounting   the  projected  net  cash  flows.
Significant assumptions are:

Discount rate - Indexed to a risk-free rate commensurate with the average life of the servicing portfolio plus a market premium. The discount rate at December 31, 2005 was 10.85%.

Prepayment rate - Annual prepayment estimates ranging from 10.42% to 20.38% based upon loan interest rate, original term and loan type.

Loan servicing costs - $35 to $46 annually per loan based upon loan type.

Escrow earnings rate - Indexed to rates paid on deposit accounts with a comparable average life. The escrow earnings rate at December 31, 2005 was 5.21%.

Stratification of the mortgage loan-servicing portfolio, outstanding principal of loans serviced, and related hedging information by interest rate at December 31, 2005 follows (in thousands):

                                                   < 5.51%     5.51% - 6.50%   6.51% - 7.50%     => 7.51%        Total
                                               -----------------------------------------------------------------------------
 Cost less accumulated amortization                $  14,506     $   29,294     $    13,715      $   3,996     $   61,511
 ---------------------------------------------------------------------------------------------------------------------------
 Fair value                                        $  13,366     $   25,337     $    11,958      $   3,986     $   54,647
 ---------------------------------------------------------------------------------------------------------------------------
 Impairment (2)                                    $   1,267     $    3,959     $     1,759      $     429     $    7,414
 ---------------------------------------------------------------------------------------------------------------------------
 Outstanding principal of loans serviced (1)       $ 998,200     $1,864,300     $   835,500      $ 267,000     $3,965,000
 ---------------------------------------------------------------------------------------------------------------------------

(1) Excludes outstanding principal of $462 million for loans serviced for affiliates and $66 million of mortgage loans for which there are no capitalized mortgage servicing rights.
(2) Impairment is determined by both an interest rate and loan type stratification.

(9) DEPOSITS

Interest expense on deposits is summarized as follows (in thousands):

                                2005       2004        2003
                             --------------------------------
 Transaction deposits         $  72,721  $  35,517  $  31,346
 Savings                          1,106        975        944
 Time:
    Certificates of
      deposits under $100,000    50,129     41,978     39,098
    Certificates of deposits
      $100,000 and over          73,248     53,918     48,181
    Other time deposits          13,196     12,045     12,360
 ------------------------------------------------------------
      Total time                136,573    107,941     99,639
 ------------------------------------------------------------
      Total                    $210,400   $144,433   $131,929
 ------------------------------------------------------------

The aggregate amounts of time deposits in denominations of $100,000 or more at December 31, 2005 and 2004 were $2.5 billion and $2.2 billion, respectively.

Time deposit maturities are as follows: 2006 - $1.9 billion, 2007 - $1.0 billion, 2008 - $232 million, 2009 - $303 million, 2010 - $298 million, and $374 million thereafter.

At December 31, 2005, the Company had $442 million in fixed rate, brokered certificates of deposits. The weighted-average interest rate paid on these certificates is 3.64%. Interest rate swaps have been designated as hedges of each of these certificates. The purpose of these swaps is to hedge against changes in fair value due to changes in interest rates by modifying the certificates from fixed rate to floating rates based on changes in LIBOR. We receive a weighted average fixed rate of 3.81% on these swaps and currently pay a floating rate of 4.39%.

Interest expense on time deposits during 2005 and 2004 was reduced by the net accrued settlement from interest rate swaps of $700 thousand and $7.9 million, respectively.

(10) OTHER BORROWINGS

Information relating to other borrowings is summarized as follows (dollars in thousands):

                                                                         December 31
                           --------------------------------------------------------------------------------------------------------
                                          2005                                2004                              2003
                           --------------------------------------------------------------------------------------------------------
                                                    Maximum                            Maximum                          Maximum
                                                  Outstanding                        Outstanding                      Outstanding
                                                    At Any                              At Any                          At Any
                             Balance      Rate     Month End     Balance      Rate    Month End    Balance     Rate    Month End
                           --------------------------------------------------------------------------------------------------------
  Parent Company:
   Revolving, unsecured line $        -       -%   $   95,000    $   95,000    2.91%   $   95,000  $   95,000    1.75% $   95,000
  Subsidiary Banks:
   Funds purchased and
     repurchase agreements    1,337,911    4.53     2,291,509     1,555,507    2.18     1,900,810   1,609,668    1.37   1,904,269
   Federal Home Loan Bank
     advances                 1,020,871    4.26     1,031,821       894,354    2.31       899,350     899,426    1.21     974,729
   Subordinated debentures      295,964    6.30       297,980       151,594    5.18       154,230     154,332    6.02     155,345
   Other                         33,427    3.13        33,427        25,646    0.98        28,748      22,224    1.58      29,116
                           -------------                       -------------                     -------------
     Total subsidiary banks   2,688,173    4.61                   2,627,101    2.39                 2,685,650    1.58
                           -------------                       -------------                     -------------
  Total other borrowings     $2,688,173    4.61                  $2,722,101    2.41                $2,780,650    1.74
                           -------------                       -------------                     -------------

Aggregate annual principal repayments of long-term debt at December 31, 2005 are as follows (in thousands):

                               Parent     Subsidiary
                                 Company     Banks
                             ---------------------------
    2006                        $     -    $2,364,738
    2007                              -       152,779
    2008                              -         1,824
    2009                              -         8,524
    2010                              -           475
    Thereafter                        -       159,833
                            ---------------------------
    Total                       $     -    $2,688,173
                            ---------------------------

Funds purchased generally mature within one to ninety days from the transaction date. At December 31, 2005, securities sold under agreements to repurchase totaled $661 million with related accrued interest payable of $75 thousand.

Additional information relating to repurchase agreements at December 31, 2005 is as follows (dollars in thousands):

                                                   Amortized        Market        Repurchase      Average
 Security Sold/Maturity                              Cost           Value         Liability(1)     Rate
  -------------------------------------------------------------------------------------------------------------
 Overnight U.S. Agency Securities                  $  806,679    $   781,589      $  661,192        4.14%
 -------------------------------------------------------------------------------------------------------------

(1) BOK Financial maintains control over the securities underlying overnight repurchase agreements and generally transfers control over securities underlying longer-term dealer repurchase agreements to the respective counterparty.

Borrowings from the Federal Home Loan Bank are used for funding purposes. In accordance with policies of the Federal Home Loan Bank, BOK Financial has granted a blanket pledge of eligible assets (generally unencumbered U.S. Treasury and mortgage-backed securities, 1-4 family loans and multifamily loans) as collateral for these advances. The Federal Home Loan Bank has issued letters of credit totaling $308 million to secure BOK Financial's obligations to depositors of public funds. The unused credit available to BOK Financial at December 31, 2005 pursuant to the Federal Home Loan Bank's collateral policies is $314 million.

BOK Financial has a $100 million unsecured revolving line of credit with certain commercial banks that expires in December 2010. There was no outstanding principal balance of this credit agreement at December 31, 2005. Interest is based upon a base rate or LIBOR plus a defined margin that is determined by the Company's credit rating. This margin ranges from 0.375% to 1.125%. The margin currently applicable to borrowings against this line is 0.500%. The base rate is defined as the greater of the daily federal funds rate plus 0.5% or the SunTrust Bank prime rate. Interest is generally paid monthly. Facility fees are paid quarterly on the unused portion of the commitment at rates that range from 0.100% to 0.250% based on the Company's credit rating. This credit agreement includes certain restrictive covenants that limit the Company's ability to borrow additional funds, to make investments and to pay cash dividends on common stock. These covenants also require BOK Financial and subsidiary banks to maintain minimum capital levels. BOK Financial met all of the restrictive covenants at December 31, 2005.

In 2005, BOk issued $150 million of 10-year, fixed rate subordinated debt. The cost of this subordinated debt, including issuance discounts and hedge loss is 5.43%. The proceeds of this debt were used to repay $95 million of BOK Financial's unsecured revolving line of credit and to provide additional capital to support asset growth.

In 1997, BOk issued a $150 million 7.125% fixed rate subordinated debenture that matures in 2007. During 2004, a $150 million notional amount interest rate swap was designated as a hedge of changes in fair value of the subordinated debt due to changes in interest rates. The Company receives a fixed rate of 3.165% and pays a variable rate based on 1-month LIBOR, or 4.39% at December 31, 2005. Semi-annual swap settlements coincide with interest payments on the subordinated debenture. The interest rate swap terminates on August 15, 2007, the maturity date of the subordinated debenture.

(11) FEDERAL AND STATE INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows (in thousands):

                                            December 31,
                                       ----------------------
                                          2005       2004
                                       ----------------------
 Deferred tax liabilities:
    Pension contributions in excess
      of book expense                    $  9,900   $  9,400
    Valuation adjustments                  27,600     29,300
    Mortgage servicing rights              22,000     20,200
    Lease financing                        15,500     15,800
    Other                                   3,300      4,500
 ------------------------------------------------------------
      Total deferred tax liabilities       78,300     79,200
 ------------------------------------------------------------
 Deferred tax assets:
    Available for sale securities
      mark-to-market                       40,700      6,400
    Stock-based compensation                4,700      3,900
    Credit loss reserves                   48,000     48,500
    Valuation adjustments                   7,700     13,200
    Deferred book income                   26,000     22,400
    Deferred compensation                   6,900      8,300
    Other                                  12,500     12,100
 ------------------------------------------------------------
      Total deferred tax assets           146,500    114,800
 ------------------------------------------------------------
  Deferred tax assets in excess of
    deferred tax liabilities             $ 68,200   $ 35,600
 ------------------------------------------------------------

The significant components of the provision for income taxes attributable to continuing operations for BOK Financial are shown below (in thousands):

                              Years ended December 31,
                         -----------------------------------
                             2005       2004       2003
                         -----------------------------------
 Current:
    Federal               $ 105,403     $84,514    $77,015
    State                     7,341       6,743      5,551
 -----------------------------------------------------------
    Total current           112,744      91,257     82,566
 -----------------------------------------------------------
 Deferred:
    Federal                     415         161      5,369
    State                        76          29        979
 -----------------------------------------------------------
    Total deferred              491         190      6,348
 -----------------------------------------------------------
      Total income tax    $ 113,235     $91,447    $88,914
 -----------------------------------------------------------

The reconciliations of income attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax expense are as follows (in thousands):

                                 Years ended December 31,
                              -------------------------------
                                 2005      2004      2003
                              -------------------------------
 Amount:
    Federal statutory tax      $110,158   $94,671   $86,538
    Tax exempt revenue           (2,592)   (2,705)   (2,815)
    Effect of state income taxes,
      net of federal benefit      4,729     4,220     4,110
    Intangible amortization         216       397       763
    Charitable contribution           -    (2,446)        -
    Utilization of tax credits     (929)     (784)     (794)
    Reduction of tax accrual          -    (3,000)        -
    Other, net                    1,653     1,094     1,112
 ------------------------------------------------------------
      Total                    $113,235   $91,447   $88,914
 ------------------------------------------------------------

Due to the favorable resolution of certain state tax issues for the tax period ended December 31, 2000, BOK Financial reduced its tax accrual by $3 million, which was credited against current federal income tax expense in 2004.

                                  Years ended December 31,
                               -------------------------------
                                  2005      2004      2003
                               -------------------------------
 Percent of pretax income:
    Federal statutory rate         35%       35%       35%
    Tax-exempt revenue             (1)       (1)       (1)
    Effect of state income taxes,
      net of federal benefit        1         2         2
    Intangible amortization         -         -         -
    Charitable contribution         -        (1)        -
    Utilization of tax credits      -         -         -
    Reduction of tax accrual        -        (1)        -
    Other, net                      1         -         -
 -------------------------------------------------------------
      Total                        36%       34%       36%
 -------------------------------------------------------------

(12) EMPLOYEE BENEFITS

BOK Financial sponsors a defined benefit cash balance Pension Plan for all employees who satisfy certain age and service requirements. The following table presents information regarding this plan (dollars in thousands):

                                                                                 December 31,
                                                                           --------------------------
                                                                               2005         2004
                                                                           ---------------------------
 Change in projected benefit obligation:
    Projected benefit obligation at beginning of year                       $ 44,688    $ 37,773
    Service cost                                                               6,766       6,096
    Interest cost                                                              2,488       2,314
    Actuarial loss                                                             6,599       2,262
    Benefits paid                                                             (2,884)     (3,757)
 -----------------------------------------------------------------------------------------------------
 Projected benefit obligation at end of year (1),(2)                        $ 57,657    $ 44,688
 -----------------------------------------------------------------------------------------------------
 Change in plan assets:
    Plan assets at fair value at beginning of year                          $ 52,246    $ 43,275
    Actual return on plan assets                                               3,298       4,002
    Company contributions                                                      6,329       8,726
    Benefits paid                                                             (2,884)     (3,757)
 -----------------------------------------------------------------------------------------------------
 Plan assets at fair value at end of year                                   $ 58,989    $ 52,246
 -----------------------------------------------------------------------------------------------------
 Reconciliation of prepaid (accrued) and total amount recognized:
      Benefit obligation                                                    $(57,657)   $(44,688)
      Fair value of assets                                                    58,989      52,246
 -----------------------------------------------------------------------------------------------------
      Funded status of the plan                                                1,332       7,558
      Unrecognized net loss                                                   20,555      14,226
      Unrecognized prior service cost                                              -         443
 -----------------------------------------------------------------------------------------------------
 Prepaid pension costs                                                      $ 21,887    $ 22,227
 -----------------------------------------------------------------------------------------------------
 Components of net periodic benefit costs:
    Service cost                                                            $  6,766    $  6,096
    Interest cost                                                              2,488       2,314
    Expected return on plan assets                                            (4,122)     (3,639)
    Amortization of unrecognized amounts:
      Net loss                                                                 1,094       1,060
      Prior service cost                                                          60          60
 -----------------------------------------------------------------------------------------------------
 Net periodic pension cost                                                  $  6,286    $  5,891
 -----------------------------------------------------------------------------------------------------

(1)  Projected benefit obligation equals accumulated benefit obligation.
(2)  Projected benefit obligation is based on a January 1 measurement date.

 Weighted-average assumptions as of December 31:
    Discount rate                                                              5.50%       5.75%
    Expected return on plan assets                                             8.00%       8.00%
    Rate of compensation increase                                              5.25%       5.25%

As of December 31, 2005, expected future benefit payments related to the Pension Plan were as follows (in thousands):

                2006                               $  2,734
                2007                                  3,307
                2008                                  3,038
                2009                                  3,310
                2010                                  3,297
                2011 through 2015                    18,272
                                                 -------------
                                                   $ 33,958
                                                 -------------

Assets of the Pension Plan consist primarily of shares in the American Performance Balanced Fund. The stated objective of this fund is to provide an attractive total return through a broadly diversified mix of equities and bonds. The typical portfolio mix is approximately 60% equities and 40% bonds. The inception-to-date return on the fund, which is used as an indicator when setting the expected return on plan assets, was 8.40%. The maximum allowed and minimum required Pension Plan contributions for 2005 were $7.5 million and $0, respectively. Amounts contributed to the Pension Plan during 2005 included $5.0 million attributable to the current year and $1.3 million attributable to 2004.

Employee contributions to the Thrift Plans are matched by BOK Financial up to 5% of base compensation, based upon years of service. Participants may direct the investments of their accounts in a variety of options, including a BOK Financial Common Stock fund. Employer contributions vest over five years. Expenses incurred by BOK Financial for the Thrift Plans totaled $4.6 million, $3.9 million and $3.6 million for 2005, 2004 and 2003, respectively.

BOK Financial also sponsors a defined benefit post-retirement employee medical plan, which pays 50 percent of annual medical insurance premiums for retirees who meet certain age and service requirements. Assets of the retiree medical plan consist primarily of shares in a cash management fund. Eligibility for the post-retirement plan is limited to current retirees and certain employees who were age 60 or older at the time the plan was frozen in 1993. The net obligation recognized under the plan was $2.2 million at December 31, 2005. A 1% change in medical expense trends would not significantly affect the net obligation or cost of this plan.

During the fourth quarter of 2005, modifications to both the thrift and pension plans were approved. These modifications will become effective April 1, 2006 and consist primarily of enhanced Company contributions to the thrift plans and curtailed benefit accruals to the pension plan.

Employee contributions to the thrift plans eligible for Company matching will increase from 5% of base compensation to 6% of base compensation, as defined in the plans. The Company-provided matching contribution rates will range from 50% for employees with less than four years of service to 200% for employees with 15 or more years of service. Additionally, a maximum Company-provided, non-elective annual contribution of $750 will be made for employees whose annual base compensation is less than $30,000.

Accruals for future service under the pension plan will be curtailed. Interest will continue to accrue on employees' account balances at 5.25%. A charge of $384 thousand was recognized in 2005 for the curtailment of the pension plan.

The combined effects of these modifications are not expected to have a significant impact on future earnings or liquidity. The Company will continue to have a funding obligation to the pension plan and will continue to recognize pension expense based on plan asset performance, discount rates and other factors. At December 31, 2005, prepaid pension expense totaled $21.9 million, consisting of $1.3 million of net plan assets in excess of liabilities and $20.6 million of unrecognized actuarial losses. These losses will be recognized in future years. These unrecognized losses may also be increased or reduced by plan asset performance and discount rate changes.

BOK Financial offers numerous incentive compensation plans that are aligned with the Company's growth strategy. Cash settlements paid under these plans may be based on defined formulas, other performance criteria or discretionary. Incentive compensation is designed to motivate and reinforce sales and customer service behavior in all markets. Earnings were charged $48.7 million in 2005, $46.4 million in 2004 and $46.2 million in 2003 for incentive compensation plans.

(13) STOCK COMPENSATION PLANS

The shareholders and Board of Directors of BOK Financial have approved various stock-based compensation plans. An independent compensation committee of the Board of Directors determines the number of awards granted to the Chief Executive Officer and other senior executives. Stock-based compensation granted to other officers and employees is approved by the independent compensation committee upon recommendation of the Chairman of the Board and the Chief Executive Officer.

These awards consist primarily of stock options that are subject to vesting requirements. Generally, one-seventh of the options awarded vest annually and expire three years after vesting. Additionally, stock options that vest in two years and expire 45 days after vesting have been awarded. Non-vested shares may be granted to the Chief Executive Officer and other senior executives of the Company. These shares vest five years after the grant date. The holders of these shares may be required to retain the shares for a three-year period after vesting.

The Chief Executive Officer and other senior executives participate in an Executive Incentive Plan. The number of options and non-vested shares may increase or decrease based upon the Company's growth in earnings per share over a three-year period compared to the median growth in earnings per share for a designated peer group of financial institutions and other individual performance factors.

The following table presents options outstanding during 2003, 2004 and 2005 under these plans:
                                                Weighted-
                                                 Average
                                                 Exercise
                                     Number       Price
                                   --------------------------
 Options outstanding at
    December 31, 2002               3,233,570       19.66
 Options awarded                      889,343       32.60
 Options exercised                   (672,457)      16.74
 Options forfeited                    (61,941)      23.07
 Options expired                          (53)      18.73
 ------------------------------------------------------------
 Options outstanding at
    December 31, 2003               3,388,462       23.58
 Options awarded                      857,951       40.37
 Options exercised                   (693,199)      19.65
 Options forfeited                   (212,844)      27.15
 Options expired                       (2,322)      14.94
 ------------------------------------------------------------
 Options outstanding at
    December 31, 2004               3,338,048      $28.53
 Options awarded                      900,126       47.02
 Options exercised                   (668,990)      24.10
 Options forfeited                    (82,505)      33.67
 Options expired                         (616)      30.11
 ------------------------------------------------------------
 Options outstanding at
    December 31, 2005               3,486,063      $34.03
 ------------------------------------------------------------
 Options vested at
    December 31, 2005               1,004,508      $24.12
 ------------------------------------------------------------

The following table summarizes information concerning currently outstanding and vested stock options:

              Options Outstanding                Options Vested
 --------------------------------------------  -------------------

                           Weighted  Weighted
                            Average   Average             Weighted
    Range of               Remaining Exercise             Average
    Exercise     Number   Contractual Price     Number   Exercise
     Prices    Outstanding   Life               Vested     Price
                            (years)

     $ 9.69        20,100      0.83   $ 9.69     20,100   $ 9.69
      16.17        80,911      1.42    16.17     80,911    16.17
  17.37 - 19.02   694,430      2.61    18.00    460,356    18.18
  28.27 - 30.87   914,335      3.80    29.74    279,537    29.34
  37.43 - 37.65    92,490      0.12    37.53     92,490    37.53
      37.74       577,442      5.00    37.74     71,114    37.74
  45.43 - 49.09   218,204      1.00    47.79          -        -
  45.15 - 47.34   674,467      6.00    47.32          -        -
  44.00 - 47.99   213,684      2.00    46.04          -        -
  ---------------------------------------------------------------

Compensation expense for stock options is generally recognized based on the fair value of options granted over the options' vesting period. No compensation expense is recognized for options that are forfeited before vesting. The fair value of options was determined as of the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                    2005       2004      2003
                                  ---------- --------- ---------

Average risk-free interest rate    3.69%       3.27%      2.57%
Dividend yield                     0.90%       None       None
Volatility factors                  .161       .168      .178
Weighted-average
   expected life                  4.9 years  4.9 years  7 years
Weighted-average fair value       $10.01      $8.53      $6.66

Compensation cost of stock options granted that may be recognized as compensation expense in future years totaled $10.5 million at December 31, 2005. Subject to adjustments for forfeitures, we expect to recognize compensation expense for current outstanding options of $4.5 million in 2006, $2.9 million in 2007, $1.5 million in 2008, $930 thousand in 2009 and $661 thousand thereafter. Stock option expense for the years ended December 31, 2005, 2004 and 2003 was $5.5 million, $3.7 million and $3.6 million, respectively.

BOK Financial also issues non-vested common shares under the various stock-based compensation plans. At December 31, 2005, a total of 57,706 non-vested common shares have been awarded, including 15,028 awarded in 2005. The weighted average grant date fair value of non-vested shares awarded in 2005 was $46.76 per share. Unrecognized compensation cost of non-vested shares totaled $904 thousand at December 31, 2005. Subject to adjustment for forfeitures, we expect to recognize compensation expense of $250 thousand in 2006 and 2007, $246 thousand in 2008 and $158 thousand thereafter.

BOK Financial permits certain executive officers to defer recognition of taxable income from their stock-based compensation. Deferred compensation may also be diversified into investments other than BOK Financial common stock.

Stock-based compensation subject to these deferral plans is recognized as a liability award rather than as an equity award. Compensation expense is based on the fair value of the award recognized over the vesting period. At December 31, 2005, the recorded obligation for liability awards was $4.0 million. Compensation expense for liability awards was a credit of $632 thousand in 2005 and an expense of $7.6 million in 2004 and $2.2 million in 2003. The reduction in

2005 expense resulted from the termination of future deferral rights for all executive officers except the President and Chief Executive Officer and a decrease in the period end market value of BOK Financial common stock.

During   January  2006,   BOK  Financial   awarded  the  following   stock-based
compensation:

                                        Exercise  Fair Value /
                              Number     Price        Award
                             ---------------------------------
  Equity awards:
    Stock options             632,776     $47.05  $   9.86
    Nonvested stock            20,495         -      47.05
                             ----------
    Total Equity awards       653,271
  Liability awards:
    Stock options              52,246      47.05      9.86
    Nonvested stock            12,803         -      47.05
                             ----------
     Total Liability awards    65,049
                             ----------
  Total stock-based awards    718,320
  ------------------------------------------------------------

The aggregate compensation cost of these awards totaled approximately $8.5 million. This cost will be recognized over the vesting periods, subject to adjustments for forfeitures and changes in the fair value of liability awards.

(14) RELATED PARTIES

In compliance with applicable regulations, the Company may extend credit to certain executive officers, directors, principal shareholders and their affiliates (collectively referred to as "related parties") in the ordinary course of business under substantially the same terms as comparable third-party lending arrangements. The Company's loans to related parties do not involve more than the normal credit risk and there are no non-accrual or impaired related party loans outstanding at December 31, 2005 or 2004.

Activity in loans to related parties is summarized as follows (in thousands):

                                     2005         2004
                                  ------------ ------------
  Beginning balance                $104,845     $119,873
     Advances                       691,848      434,242
     Payments                      (678,098)    (442,834)
     Adjustments(1)                  11,769       (6,436)
  ------------------------------- ------------ ------------
  Ending balance                   $130,364     $104,845
  ------------------------------- ------------ ------------

(1)  Adjustments generally consist of changes in status as a related party.

BOK Investment Advisors, Inc. ("BOKIA"), a wholly-owned subsidiary of BOk, serves as investment advisor to American Performance Funds ("AP Funds"). AP Funds is a diversified, open-ended, investment company established in 1987 as a business trust under the Investment Act of 1940. BOk serves as custodian for AP Funds. Effective July 1, 2004, BOKIA began serving as the AP Funds administrator. BOK Financial offers the AP Funds' products to customers and employees, in the ordinary course of business, through its brokerage and trading, employee benefit plan and trust services as well as to the general public.

Certain related parties are customers of the Company for services other than loans, including consumer banking, corporate banking, risk management, wealth management, brokerage and trading, or fiduciary/trust services. The Company engages in transactions with related parties in the ordinary course of business in compliance with applicable regulations. There are no other material related party transactions that require disclosure.

(15) COMMITMENTS AND CONTINGENT LIABILITIES

In the ordinary course of business, BOK Financial and its subsidiaries are subject to legal actions and complaints. Management believes, based upon the opinion of counsel, that the actions and liability or loss, if any, resulting from the final outcomes of the proceedings will not be material in the aggregate.

BOk is obligated under a long-term lease for its bank premises located in downtown Tulsa. The lease term, which began November 1, 1976, is for fifty-seven years with options to terminate in 2014 and 2024. Annual base rent is $3.3 million. BOk subleases portions of its space for annual rents of $213 thousand in years 2006 through 2009 and $195 thousand in 2010. Net rent expense on this lease was $2.9 million in years 2005, 2004 and 2003. Total rent expense for BOK Financial was $15.3 million in 2005, $14.3 million in 2004 and $13 million in 2003.

At December 31, 2005, future minimum lease payments for equipment and premises under operating leases were as follows: $14.9 million in 2006, $13.6 million in 2007, $12.5 million in 2008, $11.5 million in 2009, $10.6 million in 2010, and a total of $94.4 million thereafter. Premises leases may include options to renew at then current market rates and may include escalation provisions based upon changes in the consumer price index or similar benchmarks.

The Federal Reserve Bank requires member banks to maintain certain minimum average cash balances. These balances were approximately $316 million and $334 million at December 31, 2005 and 2004, respectively.

BOSC, Inc., a wholly-owned subsidiary of BOK Financial, is an introducing broker to Pershing, LLC for retail equity investment transactions. As such, it has indemnified Pershing, LLC against losses due to a customer's failure to settle a transaction or to repay a margin loan. All unsettled transactions and margin loans are secured as required by applicable regulation. The amount of customer balances subject to indemnification totaled $1.5 million at December 31, 2005.

BOK Private Equity, LLC, indirectly a wholly-owned subsidiary of BOK Financial, is the general partner in BOK Private Equity Fund, LP ("the Fund"). The Fund provides alternative investment opportunities to certain customers, some of which are related parties, through limited partnerships. The Fund generally invests in distressed assets, asset buy-out or venture capital limited partnerships or limited liability companies. The general partner has contingent obligations through the Fund to make additional investments totaling $16.4 million as of December 31, 2005.

(16) SHAREHOLDERS' EQUITY

PREFERRED STOCK

One billion shares of preferred stock with a par value of $0.00005 per share are authorized. The Series A Preferred Stock has no voting rights except as otherwise provided by Oklahoma corporate law and may be converted into one share of Common Stock for each 36 shares of Series A Preferred Stock at the option of the holder. Dividends are cumulative at an annual rate of ten percent of the $0.06 per share liquidation preference value when declared and are payable in cash. Aggregate liquidation preference is $15 million. During the second quarter of 2005, holders of the Company's convertible preferred stock exercised their conversion rights. All of the Series A Preferred Stock was converted into 6,920,666 common shares. In 2004 and 2003, cash dividends declared on preferred stock totaled $1.9 million and $750 thousand, respectively. During 2003, 23,214 shares of BOK Financial common stock were issued in payment of dividends on the Series A Preferred Stock in lieu of cash by mutual agreement of BOK Financial and the holders of the Series A Preferred Stock. These shares were valued at $750,000 based on average market price, as defined, for a 65 business day period preceding declaration. George B. Kaiser owned substantially all Series A Preferred Stock.

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

During the second quarter of 2005, the Board of Directors approved the Company's first quarterly cash dividend of $0.10 per common share. The quarterly cash dividend replaced the annual dividend historically paid in shares of common stock. Cash dividends paid on common stock totaled $20 million. During 2004 and 2003, 3% dividends payable in shares of BOK Financial common stock were declared and paid. The shares issued were valued at $66 million and $58 million, respectively, based on the average closing bid/ask prices on the day preceding declaration. Per share data has been restated to reflect these stock dividends.

During 2002, BOK Financial agreed to a limited price guarantee on a portion of the shares issued to purchase Bank of Tanglewood. The fair value of this price guarantee, estimated to be $3 million based upon the Black-Scholes option pricing model, was included in the purchase price. Any holder of BOK Financial common shares issued in this acquisition may annually make a claim for the excess of the guaranteed price and the actual sales price of any shares sold during a 60-day period after each of the first five anniversary dates after October 25, 2002. The maximum annual number of shares subject to this guarantee is 210,069. The guaranteed price for each anniversary period is $40.10 for 2006 and $42.53 for 2007. The price guarantee is nontransferable and noncumulative. BOK Financial may elect, in its sole discretion, to issue additional shares of common stock to satisfy any obligation under the price guarantee or to pay cash. The maximum aggregate number of common shares that may be issued to satisfy any price guarantee obligations is 10 million. If, as of any benchmark date, BOK Financial has already issued 10 million shares, BOK Financial is not obligated to make any further benchmark payments. BOK Financial's ability to pay cash to satisfy any price guarantee obligations is limited by applicable bank holding company and bank capital and dividend regulations.

SUBSIDIARY BANKS

The amounts of dividends that BOK Financial's subsidiary banks can declare and the amounts of loans the subsidiary banks can extend to affiliates are limited by various federal banking regulations and state corporate law. Generally, dividends declared during a calendar year are limited to net profits, as defined, for the year plus retained profits for the preceding two years. The amounts of dividends are further restricted by minimum capital requirements.
Pursuant to the most restrictive of the regulations at December 31, 2005, BOK Financial's subsidiary banks could declare dividends up to $158 million without prior regulatory approval. Management has developed and the Board of Directors has approved an internal capital policy that is more restrictive than the regulatory capital standards. As of December 31, 2005, the subsidiary banks could declare dividends of up to $86 million under this policy. The subsidiary banks declared and paid dividends of $151 million in 2005 and $66 million in 2003. During 2004, the subsidiary banks did not declare any dividends.

Loans to a single affiliate may not exceed 10% and loans to all affiliates may not exceed 20% of unimpaired capital and surplus, as defined. Additionally, loans to affiliates must be fully secured. As of December 31, 2005 and 2004, these loans had no outstanding balance. Total loan commitments to affiliates at December 31, 2005 were $128 million.

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

For a banking institution to qualify as well capitalized, its Tier I, Total and Leverage capital ratios must be at least 6%, 10% and 5%, respectively. Tier I capital consists primarily of common stockholders' equity, excluding unrealized gains or losses on available for sale securities, less goodwill, core deposit premiums and certain other intangible assets. As directed by the Federal Reserve Bank, Tier I capital excludes $16 million, the combined value of common shares issued subject to the market value protection program and the value of the market value guarantee. These values will be restored to Tier I capital as the market price guarantee expires. Total capital consists primarily of Tier I capital plus preferred stock, subordinated debt and reserves for credit losses, subject to certain limitations. All of BOK Financial's banking subsidiaries exceeded the regulatory definition of well capitalized.

                                                                                December 31,
                                                         ------------------------------------------------------------
                                                                     2005                           2004
                                                         ------------------------------ -----------------------------
                                                              Amount         Ratio           Amount        Ratio
                                                         ------------------------------ -----------------------------
 (Dollars in thousands)
 Total Capital (to Risk Weighted Assets):
    Consolidated                                         $    1,625,832       12.10%     $    1,329,431      11.67%
    BOk                                                       1,162,091       10.91           1,016,351      11.13
    Bank of Texas                                               275,507       11.29             235,921      11.41
    Bank of Albuquerque                                          95,134       16.47             103,573      15.34
    Bank of Arkansas                                             18,372       19.53              16,162      20.37
    Colorado State Bank and Trust                                40,249       13.17              36,015      14.50
    Bank of Arizona                                              18,194       18.44                 N/A        N/A
 Tier I Capital (to Risk Weighted Assets):
    Consolidated                                         $    1,322,570        9.84%     $    1,140,654      10.02%
    BOk                                                         895,653        8.41             867,335       9.50
    Bank of Texas                                               252,316       10.34             211,641      10.24
    Bank of Albuquerque                                          88,439       15.31              95,443      14.14
    Bank of Arkansas                                             17,194       18.27              15,164      19.11
    Colorado State Bank and Trust                                36,935       12.09              32,891      13.24
    Bank of Arizona                                              17,113       17.35                 N/A        N/A
 Tier I Capital (to Average Assets):
    Consolidated                                         $    1,322,570        8.30%      $    1,140,654      7.94%
    BOk                                                         895,653        6.88              867,335      7.29
    Bank of Texas                                               252,316        8.09              211,641      7.62
    Bank of Albuquerque                                          88,439        6.76               95,443      6.69
    Bank of Arkansas                                             17,194       10.98               15,164      8.97
    Colorado State Bank and Trust                                36,935        6.10               32,891      8.73
    Bank of Arizona                                              17,113       11.67                  N/A       N/A

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Accumulated other comprehensive income (loss) ("AOCI") includes unrealized gains and losses on available for sale securities and accumulated gains or losses on effective cash flow hedges, including hedges of anticipated transactions. Gains and losses in AOCI are net of deferred income taxes. Accumulated losses on cash flow hedges of prime-based loans of $2.1 million will be reclassified into income over two years. Accumulated losses on the rate lock hedge of the 2005 subordinated debenture issuance will be reclassified into income over the ten-year life of the debt.

                                                                  Unrealized    Accumulated
                                                                  Gain (Loss)     Loss on
                                                                 On Available    Effective
                                                                   For Sale      Cash Flow
                                                                  Securities      Hedges         Total
  ---------------------------------------------------------------------------------------------------------
  Balance at December 31, 2002                                    $  43,088     $       -     $  43,088
     Unrealized losses on securities                                (46,884)            -       (46,884)
     Tax benefit on unrealized losses                                16,858             -        16,858
     Reclassification adjustment for gains
       realized and included in net income                           (7,188)            -        (7,188)
     Reclassification adjustment for tax expense
       on realized gains                                              2,585             -         2,585
  ---------------------------------------------------------------------------------------------------------
  Balance at December 31, 2003                                        8,459             -         8,459
     Unrealized losses on securities                                (31,806)            -       (31,806)
     Unrealized losses on cash flow hedges                                -        (2,664)       (2,664)
     Tax benefit on unrealized losses                                11,303         1,039        12,342
     Reclassification adjustment for losses
       realized and included in net income                            3,088             -         3,088
     Reclassification adjustment for tax benefit
       on realized losses                                            (1,044)            -        (1,044)
  ---------------------------------------------------------------------------------------------------------
  Balance at December 31, 2004                                      (10,000)       (1,625)      (11,625)
     Unrealized losses on securities                                (92,551)            -       (92,551)
     Unrealized gains on cash flow hedges                                 -           684           684
     Loss on rate lock hedge of subordinated debt issuance                -        (2,788)       (2,788)
     Tax benefit (expense) on unrealized gains (losses)              34,129           (75)       34,054
     Reclassification adjustment for losses
       realized and included in net income                            6,772           123         6,895
     Reclassification adjustment for tax benefit
       on realized losses                                            (2,432)          (48)       (2,480)
  ---------------------------------------------------------------------------------------------------------
  Balance at December 31, 2005                                    $ (64,082)    $  (3,729)    $ (67,811)
  ---------------------------------------------------------------------------------------------------------

(17) EARNINGS PER SHARE

The following table presents the computation of basic and diluted earnings per share (dollars in thousands except per share data):

                                                                                    Years ended December 31,
                                                                          --------------------------------------------
                                                                               2005          2004           2003
                                                                          --------------------------------------------
 Numerator:
    Net income                                                              $   201,505   $   179,023    $   158,360
    Preferred stock dividends                                                      (375)       (1,875)        (1,500)
 ---------------------------------------------------------------------------------------------------------------------
 Numerator for basic earnings per share - income
    available to common stockholders                                            201,130       177,148        156,860
 ---------------------------------------------------------------------------------------------------------------------
 Effect of dilutive securities:
    Preferred stock dividends                                                       375         1,875          1,500
 ---------------------------------------------------------------------------------------------------------------------
 Numerator for diluted earnings per share - income available
    to common stockholders after assumed conversion                         $   201,505   $   179,023    $   158,360
 ---------------------------------------------------------------------------------------------------------------------
 Denominator:
    Denominator for basic earnings per share - weighted average shares       64,067,873    59,128,395     58,699,951
    Effect of dilutive securities:
      Employee stock compensation plans (1)                                     628,060       669,857        776,891
      Convertible preferred stock                                             2,351,131     6,921,083      6,921,164
      Tanglewood market value guarantee (see Note 16)                                 -        13,161        111,115
 ---------------------------------------------------------------------------------------------------------------------
 Dilutive potential common shares                                             2,979,191     7,604,101      7,809,170
 ---------------------------------------------------------------------------------------------------------------------
 Denominator for diluted earnings per share - adjusted
    weighted average shares and assumed conversions                          67,047,064    66,732,496     66,509,121
 ---------------------------------------------------------------------------------------------------------------------
 Basic earnings per share                                                         $3.14         $3.00          $2.67
 ---------------------------------------------------------------------------------------------------------------------
 Diluted earnings per share                                                       $3.01         $2.68          $2.38
 ---------------------------------------------------------------------------------------------------------------------

 (1)  Excludes employee stock options with exercise prices                      855,326        31,970         26,943
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

The Oklahoma Corporate Banking segment provides loan and lease financing and treasury and cash management services to businesses throughout Oklahoma and certain relationships in surrounding states. Oklahoma Corporate Banking also includes our TransFund unit, which provides ATM and merchant deposit services. The Oklahoma Consumer Banking segment provides a full line of deposit, loan and fee-based services to customers throughout Oklahoma through four major distribution channels: traditional branches, supermarket branches, the 24-hour ExpressBank call center and the Internet. The Mortgage Banking segment consists of two operating sectors that originate a full range of mortgage products from federally sponsored programs to "jumbo loans" on higher priced homes in BOK Financial's primary market areas. The Mortgage Banking segment also services mortgage loans acquired from throughout the United States. The Wealth Management segment provides a wide range of financial services, including trust and private financial services and brokerage and trading services. This segment includes the activities of BOSC, Inc., a registered broker/dealer. Trust and private financial services include sales of institutional, investment and retirement products, loans and other services to affluent individuals, businesses, not-for-profit organizations, and governmental agencies. Trust services are primarily provided to clients in Oklahoma, Texas and New Mexico. Regional banking includes Bank of Texas, Bank of Albuquerque, Bank of Arkansas, Colorado State Bank and Trust and Bank of Arizona. Each of these banks provides a full range of corporate and consumer banking services in their respective markets. Fiduciary services provided through Colorado State Bank and Trust are included in the Regional Banking segment.

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

                                Oklahoma      Oklahoma                                                All
                               Corporate      Consumer      Mortgage     Wealth       Regional      Other/
 (In Thousands)                 Banking        Banking      Banking    Management     Banking    Eliminations     Total
                             ------------------------------------------------------------------------------------------------
 Year ended December 31, 2005

 Net interest revenue/(expense)
    from external sources       $  191,040    $  (25,140)   $  20,392  $    5,651    $   264,273   $  (6,875)  $   449,341
 Net interest revenue/(expense)
    from internal sources          (60,735)       87,421      (14,979)     11,208        (41,338)     18,423             -
 ----------------------------------------------------------------------------------------------------------------------------
 Total net interest revenue        130,305        62,281        5,413      16,859        222,935      11,548       449,341

 Provision for credit losses         4,757         4,632          416         218          6,195      (3,777)       12,441
 Other operating revenue            92,707        66,266       16,427     100,647         54,719      (1,496)      329,270
 Gain on sales of assets             4,758             -        1,232           -              -           -         5,990
 Capitalized mortgage
    servicing rights                     -             -       17,402           -              -           -        17,402
 Financial instruments
    gains (losses)                       -             -       (5,087)          -            503      (1,132)       (5,716)
 Operating expense                 102,513        84,336       35,315      88,001        150,409      12,447       473,021
 Recovery for impairment of
    mortgage servicing rights            -             -       (3,915)          -              -           -        (3,915)
 Income taxes                       46,875        15,396        1,389      11,397         44,209      (6,031)      113,235
 ----------------------------------------------------------------------------------------------------------------------------
 Net income                     $   73,625    $   24,183    $   2,182    $ 17,890    $    77,344   $   6,281   $   201,505
 ----------------------------------------------------------------------------------------------------------------------------

 Average assets                 $4,629,400    $2,988,218     $526,224  $1,503,886    $ 6,420,498   $(499,371)  $15,568,855

 Average economic capital          322,440        69,810       24,210     106,040        325,000     614,346     1,461,846
 Average invested capital                -             -            -           -        569,800           -             -

 Performance measurements:
    Return on assets                  1.59%         0.81%        0.41%       1.19%          1.20%          -          1.29%
    Return on economic capital       22.83         34.64         9.01       16.87          23.80           -         13.78
    Return on invested capital           -             -            -           -          13.57           -             -
    Efficiency ratio                 45.01         65.61        87.25       74.89          54.17           -         58.98


Reconciliation to Consolidated Financial Statements

                                                 Other         Other
                               Net Interest    Operating     Operating       Net        Average
                                 Revenue       Revenue(1)     Expense      Income       Assets
                              ---------------------------------------------------------------------
 Total reportable segments       $437,793       $354,158      $456,659     $195,224   $16,068,226
 Unallocated items:
    Tax-equivalent adjustment       5,182              -             -        5,182             -
    Funds management               18,543           (709)        7,778       (1,789)    1,688,973
    All others (including
      eliminations), net          (12,177)          (787)        4,669        2,888    (2,188,344)
 --------------------------------------------------------------------------------------------------
 BOK Financial consolidated      $449,341       $352,662      $469,106     $201,505   $15,568,855
 --------------------------------------------------------------------------------------------------

(1)Excluding financial instrument gains/(losses)

                                Oklahoma      Oklahoma                                                All
                               Corporate      Consumer      Mortgage     Wealth       Regional      Other/
 (In Thousands)                 Banking        Banking      Banking    Management     Banking    Eliminations     Total
                             ------------------------------------------------------------------------------------------------
 Year ended December 31, 2004

 Net interest revenue/(expense)
    from external sources       $  148,919    $  (19,061)   $  21,647    $  4,001    $   200,781   $  66,956   $   423,243
 Net interest revenue/(expense)
    from internal sources          (26,049)       64,873      (11,423)      8,888        (19,753)    (16,536)            -
 ----------------------------------------------------------------------------------------------------------------------------
 Total net interest revenue        122,870        45,812       10,224      12,889        181,028      50,420       423,243

 Provision for credit losses         8,956         6,964          340          23          5,507      (1,351)       20,439
 Other operating revenue            86,493        56,611       22,055      93,193         47,017      (3,282)      302,087
 Capitalized mortgage
    servicing rights                     -             -       11,365           -              -           -        11,365
 Financial instruments
    gains/(losses)                       -             -       (5,068)          -              -         506        (4,562)
 Operating expense                  99,007        76,057       35,415      83,784        132,022      16,506       442,791
 Recovery for impairment of
    mortgage servicing rights            -             -       (1,567)          -              -           -        (1,567)
 Income taxes                       39,444         7,548        1,707       8,688         32,810       1,250        91,447
 ----------------------------------------------------------------------------------------------------------------------------
 Net income                     $   61,956    $   11,854    $   2,681    $ 13,587    $    57,706   $  31,239   $   179,023
 ----------------------------------------------------------------------------------------------------------------------------

 Average assets                 $4,380,491    $2,746,279    $ 559,034   $1,122,147    $5,754,211   $(535,275)  $14,026,887

 Average economic capital          312,530        64,390       27,270      84,820        280,710     527,837     1,297,557
 Average invested capital                -             -            -           -        508,880           -             -

 Performance measurements:
    Return on assets                  1.41%         0.43%        0.48%       1.21%          1.00%          -          1.28%
    Return on economic capital       19.82         18.41         9.83       16.02          20.56           -         13.80
    Return on invested capital           -             -            -           -          11.34           -             -
    Efficiency ratio                 47.29         74.26        81.15       78.98          57.89           -        60.11

Reconciliation to Consolidated Financial Statements

                                                 Other         Other
                               Net Interest    Operating     Operating       Net        Average
                                 Revenue       Revenue(1)       Expense      Income       Assets
                              ---------------------------------------------------------------------
 Total reportable segments       $372,823      $ 316,734      $424,718     $147,784   $14,562,162
 Unallocated items:
    Tax-equivalent adjustment       5,039              -             -        5,039             -
    Funds management               56,432         (3,465)       12,073       19,066     1,590,820
    All others (including
      eliminations), net          (11,051)           183         4,433        7,134    (2,126,095)
 --------------------------------------------------------------------------------------------------
 BOK Financial consolidated      $423,243      $ 313,452       $441,224    $179,023   $14,026,887
 --------------------------------------------------------------------------------------------------

(1)Excluding financial instrument gains/(losses)

                                Oklahoma      Oklahoma                                                All
                               Corporate      Consumer      Mortgage     Wealth       Regional      Other/
 (In Thousands)                 Banking        Banking      Banking    Management     Banking    Eliminations     Total
                             ------------------------------------------------------------------------------------------------
 Year ended December 31, 2003

 Net interest revenue/(expense)
    from external sources       $  140,818    $  (17,188)   $  27,770    $  1,966    $   168,995   $  69,134   $   391,495
 Net interest revenue/(expense)
    from internal sources          (25,924)       58,261       (9,415)      8,939        (14,801)    (17,060)            -
 ----------------------------------------------------------------------------------------------------------------------------
 Total net interest revenue        114,894        41,073       18,355      10,905        154,194      52,074       391,495

 Provision for credit losses        10,318         6,892          917         390          6,425      10,694        35,636
 Other operating revenue            77,332        47,229       36,379      93,757         37,106      (8,685)      283,118
 Capitalized mortgage
    servicing rights                     -             -       23,922           -              -           -        23,922
 Financial instruments
    gains/(losses)                       -             -        4,025           -            339      (6,551)       (2,187)
 Operating expense                  87,585        66,798       58,204      80,512        119,567      23,695       436,361
 Recovery for impairment of
    mortgage servicing rights            -             -      (22,923)          -              -           -       (22,923)
 Income taxes                       36,692         5,684       18,082       9,243         23,974      (4,761)       88,914
 ----------------------------------------------------------------------------------------------------------------------------
 Net income                     $   57,631    $    8,928    $  28,401    $ 14,517    $    41,673   $   7,210   $   158,360
 ----------------------------------------------------------------------------------------------------------------------------

 Average assets                 $4,106,441    $2,525,060    $ 623,823    $875,661    $ 5,000,039   $(351,608)  $12,779,416

 Average economic capital          311,140        58,000       34,120      69,690        273,600     413,006     1,159,556
 Average invested capital                -             -            -           -        459,780           -             -

 Performance measurements:
    Return on assets                  1.40%         0.35%        4.55%       1.66%          0.83%          -          1.24%
    Return on economic capital       18.52         15.39        83.24       20.83          15.23           -         13.66
    Return on invested capital           -             -            -           -           9.06           -             -
    Efficiency ratio                 45.56         75.65        74.00       76.93          62.50           -         62.47

Reconciliation to Consolidated Financial Statements

                                                 Other         Other
                               Net Interest    Operating     Operating       Net       Average
                                 Revenue       Revenue(1)     Expense      Income       Assets
                              ---------------------------------------------------------------------
 Total reportable segments       $339,421      $ 315,725      $389,743     $151,150   $13,131,024
 Unallocated items:
    Tax-equivalent adjustment       5,170              -             -        5,170             -
    Funds management               59,519         (6,520)       13,946        4,959     1,379,342
    All others (including
      eliminations), net          (12,615)        (2,165)        9,749       (2,919)   (1,730,950)
 --------------------------------------------------------------------------------------------------
 BOK Financial consolidated      $391,495      $ 307,040      $413,438     $158,360   $12,779,416
 --------------------------------------------------------------------------------------------------

(1)Excluding financial instrument gains/(losses)

(19) FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying values and estimated fair values of financial instruments as of December 31, 2005 and 2004 (dollars in thousands):

                                                                  Range of      Average                    Estimated
                                                   Carrying      Contractual   Repricing     Discount        Fair
                                                     Value         Yields      (in years)      Rate          Value
                                                 ---------------------------------------------------------------------
 2005:
   Cash and cash equivalents                       $ 699,322                                              $  699,322
   Securities                                      5,085,333                                               5,083,614
   Loans:
      Commercial                                   5,299,935     2.75 -18.00%      0.33    4.61 - 7.25%    5,411,035
      Commercial real estate                       1,989,902     4.00 -12.00       1.21        7.25        1,977,936
      Residential mortgage                         1,169,331     2.82 -12.13       3.29    4.60 - 6.17     1,146,072
      Residential mortgage - held for sale            51,666          -             -           -             51,666
      Consumer                                       629,144     3.04 -18.90       2.38        7.25          623,265
 ---------------------------------------------------------------------------------------------------------------------
        Total loans                                9,139,978                                               9,209,974
        Reserve for loan losses                     (103,876)                                                      -
 ---------------------------------------------------------------------------------------------------------------------
    Net loans                                      9,036,102                                               9,209,974
    Derivative instruments with positive
      fair value                                     452,878                                                 452,878
    Deposits with no stated maturity               7,277,258                                               7,277,258
    Time deposits                                  4,098,060     0.70  - 7.25      1.70    4.25 - 4.90     4,056,480
    Other borrowings                               2,392,209     2.01 -  4.48      1.54    4.37 - 4.61     2,392,255
    Subordinated debentures                          295,964        6.71           8.09        4.48          317,779
    Derivative instruments with negative
      fair value                                     466,669                                                 466,669
 ---------------------------------------------------------------------------------------------------------------------

 2004:
   Cash and cash equivalents                       $ 531,091                                              $  531,091
   Securities                                      4,823,976                                               4,825,518
   Loans:
      Commercial                                   4,575,836     2.71 -15.00%      0.41    2.45 - 6.68%      778,495
      Commercial real estate                       1,621,110     3.50 -15.00       1.08    5.65 - 7.60     1,606,153
      Residential mortgage                         1,198,918     2.82 - 7.96       4.17    5.36 - 6.44     1,154,226
      Residential mortgage - held for sale            40,262          -             -           -             40,262
      Consumer                                       492,841     2.65 -21.00       2.29    4.83 - 8.75       471,863
 ---------------------------------------------------------------------------------------------------------------------
        Total loans                                7,928,967                                               8,050,999
        Reserve for loan losses                     (108,618)                                                      -
 ---------------------------------------------------------------------------------------------------------------------
    Net loans                                      7,820,349                                               8,050,999
    Derivative instruments with positive
      fair value                                     130,297                                                 130,297
    Deposits with no stated maturity               6,030,546                                               6,030,546
    Time deposits                                  3,643,852     0.55 -  7.33      2.34    2.40 - 3.75     3,639,345
    Other borrowings                               2,570,507     2.26 -  5.51      0.05    1.43 - 4.38     2,571,259
    Subordinated debentures                          151,594        5.25           2.60        5.14          153,565
    Derivative instruments with negative
      fair value                                     137,538                                                 137,538
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

LOANS

The fair value of loans, excluding loans held for sale, are based on discounted cash flow analyses using interest rates currently being offered for loans with similar remaining terms to maturity and credit risk, adjusted for the impact of interest rate floors and ceilings. The fair values of classified loans were estimated to approximate their carrying values less loan loss reserves allocated to these loans of $15 million and $28 million at December 31, 2005 and 2004, respectively.

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

OTHER BORROWINGS AND SUBORDINATED DEBENTURES

The fair values of these instruments are based upon discounted cash flow analyses using interest rates currently being offered on similar instruments.

OFF-BALANCE SHEET INSTRUMENTS

The fair values of commercial loan commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements. The fair values of these off-balance sheet instruments were not significant at December 31, 2005 and 2004.

(20) PARENT COMPANY ONLY FINANCIAL STATEMENTS

Summarized financial information for BOK Financial - Parent Company Only follows:

BALANCE SHEETS
 (In Thousands)                                         December 31,
                                               ----------------------------
                                                     2005          2004
                                               ----------------------------
 ASSETS
 Cash and cash equivalents                        $   11,074    $   13,230
 Securities - available for sale                      11,910        11,170
 Investment in subsidiaries                        1,517,047     1,470,405
 Other assets                                          1,729         2,184
 --------------------------------------------------------------------------
    Total assets                                  $1,541,760    $1,496,989
 --------------------------------------------------------------------------
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Other borrowings                                 $        -    $   95,000
 Other liabilities                                     2,606         3,495
 --------------------------------------------------------------------------
    Total liabilities                                  2,606        98,495
 --------------------------------------------------------------------------
 Preferred stock                                           -            12
 Common stock                                              4             4
 Capital surplus                                     656,579       631,747
 Retained earnings                                   990,422       809,261
 Treasury stock                                      (40,040)      (30,905)
 Accumulated other comprehensive loss                (67,811)      (11,625)
 --------------------------------------------------------------------------
    Total shareholders' equity                     1,539,154     1,398,494
 --------------------------------------------------------------------------
    Total liabilities and shareholders' equity    $1,541,760    $1,496,989
 --------------------------------------------------------------------------

STATEMENTS OF EARNINGS
 (In Thousands)
                                                           2005           2004         2003
                                                      -------------------------------------------
 Dividends, interest and fees received from subsidiaries  $153,462       $    127      $ 66,165
 Other operating revenue                                       468             35           431
 ------------------------------------------------------------------------------------------------
    Total revenue                                          153,930            162        66,596
 ------------------------------------------------------------------------------------------------
 Interest expense                                            1,500          2,185         1,771
 Professional fees and services                                589            486           545
 Contribution of stock to BOK Charitable Foundation              -          4,125            -
 Other operating expense                                        22              2            (4)
 ------------------------------------------------------------------------------------------------
    Total expense                                            2,111          6,798         2,312
 ------------------------------------------------------------------------------------------------
 Income (loss) before taxes and equity in undistributed
    income of subsidiaries                                 151,819         (6,636)       64,284
 Federal and state income tax credit                          (682)        (3,953)         (678)
 ------------------------------------------------------------------------------------------------
 Income (loss) before equity in undistributed income of
   subsidiaries                                            152,501         (2,683)       64,962
 Equity in undistributed income of subsidiaries             49,004        181,706        93,398
 ------------------------------------------------------------------------------------------------
 Net income                                               $201,505       $179,023      $158,360
 ------------------------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
 (In Thousands)
                                                             2005         2004         2003
                                                         ----------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                              $201,505     $179,023     $158,360
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Equity in undistributed income of subsidiaries       (49,004)    (181,706)     (93,398)
        Tax benefit on exercise of stock options               3,583        4,609        1,325
        Contribution of stock to BOK Charitable Foundation         -        4,125            -
        Write down of equity securities                            -          410            -
        Change in other assets                               (12,337)      (5,138)        (944)
        Change in other liabilities                             (889)         713          272
 ------------------------------------------------------------------------------------------------
 Net cash provided by operating activities                   142,858        2,036       65,615
 ------------------------------------------------------------------------------------------------
 CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of available for sale securities                     -          (53)         (27)
    Investment in subsidiaries                               (34,264)      (5,250)     (85,015)
 ------------------------------------------------------------------------------------------------
 Net cash used by investing activities                       (34,264)      (5,303)     (85,042)
 ------------------------------------------------------------------------------------------------
 CASH FLOWS FROM FINANCING ACTIVITIES:
    Increase in other borrowings                                   -            -      105,000
    Pay down of other borrowings                             (95,000)           -      (95,000)
    Issuance of preferred, common and treasury stock, net      7,032        7,132        4,627
    Cash dividends                                           (20,343)      (1,540)        (785)
    Other                                                     (2,439)          24            -
 ------------------------------------------------------------------------------------------------
 Net cash provided (used) by financing activities           (110,750)       5,616       13,842
 ------------------------------------------------------------------------------------------------
 Net change in cash and cash equivalents                      (2,156)       2,349       (5,585)
 Cash and cash equivalents at beginning of period             13,230       10,881       16,466
 ------------------------------------------------------------------------------------------------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                 $ 11,074     $ 13,230     $ 10,881
 ------------------------------------------------------------------------------------------------

 PAYMENT OF DIVIDENDS IN COMMON STOCK                       $      -     $ 65,899     $ 58,300
 ------------------------------------------------------------------------------------------------
 CASH PAID FOR INTEREST                                        1,698        1,882        1,947
 ------------------------------------------------------------------------------------------------

ANNUAL FINANCIAL SUMMARY - UNAUDITED

CONSOLIDATED DAILY AVERAGE BALANCES,
AVERAGE YIELDS AND RATES

 (Dollars in Thousands)                                                                              2005
                                                                                -----------------------------------------------
                                                                                    Average       Revenue/         Yield/
                                                                                    Balance       Expense (1)       Rate
                                                                                -----------------------------------------------
 ASSETS
    Taxable securities (3)                                                         $ 4,769,666      $205,952         4.34%
    Tax-exempt securities (3)                                                          226,961        11,587         5.13
 ------------------------------------------------------------------------------------------------------------------------------
      Total securities (3)                                                           4,996,627       217,539         4.38
 ------------------------------------------------------------------------------------------------------------------------------
    Trading securities                                                                  15,892           770         4.85
    Funds sold and resell agreements                                                    38,521         1,287         3.34
    Loans (2)                                                                        8,489,751       555,520         6.54
      Less reserve for loan losses                                                     110,158             -          -
 ------------------------------------------------------------------------------------------------------------------------------
    Loans, net of reserve                                                            8,379,593       555,520         6.63
 ------------------------------------------------------------------------------------------------------------------------------
      Total earning assets (3)                                                      13,430,633       775,116         5.78
 ------------------------------------------------------------------------------------------------------------------------------
    Cash and other assets                                                            2,138,222
 ------------------------------------------------------------------------------------------------------------------------------
      Total assets                                                                 $15,568,855
 ------------------------------------------------------------------------------------------------------------------------------
 LIABILITIES AND SHAREHOLDERS' EQUITY
    Transaction deposits                                                           $ 4,402,810      $ 72,721         1.65%
    Savings deposits                                                                   159,429         1,106         0.69
    Time deposits                                                                    3,894,429       136,573         3.51
 ------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits                                                8,456,668       210,400         2.49
 ------------------------------------------------------------------------------------------------------------------------------
    Funds purchased and repurchase agreements                                        1,936,792        61,606         3.18
    Other borrowings                                                                   996,266        34,220         3.43
    Subordinated debenture                                                             236,589        14,367         6.07
 ------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities                                            11,626,315       320,593         2.76
 ------------------------------------------------------------------------------------------------------------------------------
    Demand deposits                                                                  1,607,702
    Other liabilities                                                                  872,992
    Shareholders' equity                                                             1,461,846
 ------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                                   $15,568,855
 ------------------------------------------------------------------------------------------------------------------------------

 TAX-EQUIVALENT NET INTEREST REVENUE (3)                                                            $454,523         3.02%
 TAX-EQUIVALENT NET INTEREST REVENUE TO EARNING ASSETS (3)                                                           3.39
 Less tax-equivalent adjustment (1)                                                                    5,182
 ------------------------------------------------------------------------------------------------------------------------------
 NET INTEREST REVENUE                                                                                449,341
 Provision for credit losses                                                                          12,441
 Other operating revenue                                                                             346,946
 Other operating expense                                                                             469,106
 ------------------------------------------------------------------------------------------------------------------------------
 INCOME BEFORE TAXES                                                                                 314,740
 Federal and state income tax                                                                        113,235
 ------------------------------------------------------------------------------------------------------------------------------
 NET INCOME                                                                                         $201,505
 ------------------------------------------------------------------------------------------------------------------------------

(1)Tax equivalent at the statutory federal and state rates for the periods presented. The taxable equivalent adjustments shown are for comparative purposes.
(2)The loan averages included loans on which the accrual of interest has been discontinued and are stated net of unearned income. See Note 1 of Notes to the Consolidated Financial Statements for a description of income recognition policy.
(3)Yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income.

                      2004                                                   2003
 ------------------------------------------------------------------------------------------------------
     Average       Revenue/         Yield/                 Average        Revenue/         Yield/
     Balance       Expense1          Rate                  Balance        Expense1          Rate
 -----------------------------------------------       ------------------------------------------------

    $ 4,656,108      $197,884         4.26%               $ 4,316,303       $180,581         4.22%
        207,376        11,672         5.64                    191,982         12,527         6.59
 ------------------------------------------------------------------------------------------------------
      4,863,484       209,556         4.32                  4,508,285        193,108         4.32
 ------------------------------------------------------------------------------------------------------
         16,025           629         3.93                     16,975            694         4.09
         19,944           353         1.77                     26,330            281         1.07
      7,644,049       408,785         5.35                  7,101,543        376,260         5.30
        116,076             -          -                      110,791              -          -
 ------------------------------------------------------------------------------------------------------
      7,527,973       408,785         5.43                  6,990,752        376,260         5.38
 ------------------------------------------------------------------------------------------------------
     12,427,426       619,323         4.99                 11,542,342        570,343         4.96
 ------------------------------------------------------------------------------------------------------
      1,599,461                                             1,237,074
 ------------------------------------------------------------------------------------------------------
    $14,026,887                                           $12,779,416
 ------------------------------------------------------------------------------------------------------

    $ 3,863,276      $ 35,517         0.92%               $ 3,605,539       $ 31,346         0.87%
        169,556           975         0.58                    172,938            944         0.55
      3,584,496       107,941         3.01                  3,439,361         99,639         2.90
 ------------------------------------------------------------------------------------------------------
      7,617,328       144,433         1.90                  7,217,838        131,929         1.83
 ------------------------------------------------------------------------------------------------------
      1,611,771        21,140         1.31                  1,537,100         15,590         1.01
      1,007,237        17,707         1.76                  1,051,685         16,682         1.59
        152,983         7,761         5.07                    154,940          9,477         6.12
 ------------------------------------------------------------------------------------------------------
     10,389,319       191,041         1.84                  9,961,563        173,678         1.74
 ------------------------------------------------------------------------------------------------------
      1,805,558                                             1,309,744
        534,453                                               348,553
      1,297,557                                             1,159,556
 ------------------------------------------------------------------------------------------------------
    $14,026,887                                           $12,779,416
 ------------------------------------------------------------------------------------------------------
                     $428,282         3.15%                                 $396,665         3.22%
                                      3.45                                                   3.44
                        5,039                                                  5,170
 ------------------------------------------------------------------------------------------------------
                      423,243                                                391,495
                       20,439                                                 35,636
                      308,890                                                304,853
                      441,224                                                413,438
 ------------------------------------------------------------------------------------------------------
                      270,470                                                247,274
                       91,447                                                 88,914
 ------------------------------------------------------------------------------------------------------
                     $179,023                                               $158,360
 ------------------------------------------------------------------------------------------------------

QUARTERLY FINANCIAL SUMMARY - UNAUDITED

CONSOLIDATED DAILY AVERAGE BALANCES,
AVERAGE YIELDS AND RATES

(Dollars in Thousands Except Per Share Data)

                                                                                 Three Months Ended
                                                      -------------------------------------------------------------------------
                                                              December 31, 2005                      September 30, 2005
                                                      ----------------------------------     ----------------------------------
                                                         Average     Revenue/   Yield/          Average    Revenue/    Yield/
                                                         Balance     Expense(1)  Rate           Balance    Expense(1)   Rate
                                                      ----------------------------------     ----------------------------------
  ASSETS
     Taxable securities (3)                             $ 4,816,263  $ 53,375     4.44%       $ 4,800,698  $ 51,946      4.28%
     Tax-exempt securities (3)                              243,521     3,046     5.05            231,097     2,888      4.96
  --------------------------------------------------------------------------------------     ----------------------------------
       Total securities (3)                               5,059,784    56,421     4.47          5,031,795    54,834      4.31
  --------------------------------------------------------------------------------------     ----------------------------------
     Trading securities                                      20,595       243     4.68             14,560       171      4.66
     Funds sold and resell agreements                        57,656       581     4.00             44,882       386      3.41
     Loans (2)                                            9,005,546   158,387     6.98          8,635,732   144,954      6.66
       Less reserve for loan losses                         108,998         -       -             109,840         -        -
  --------------------------------------------------------------------------------------     ----------------------------------
     Loans, net of reserve                                8,896,548   158,387     7.06          8,525,892   144,954      6.75
  --------------------------------------------------------------------------------------     ----------------------------------
       Total earning assets (3)                          14,034,583   215,632     6.12         13,617,129   200,345      5.83
  --------------------------------------------------------------------------------------     ----------------------------------
     Cash and other assets                                2,131,047                             1,970,746
  --------------------------------------------------------------------------------------     ----------------------------------
       Total assets                                     $16,165,630                           $15,587,875
  --------------------------------------------------------------------------------------     ----------------------------------
  LIABILITIES AND SHAREHOLDERS' EQUITY
     Transaction deposits                               $ 4,821,627  $ 24,075     1.98%       $ 4,533,912  $ 18,968      1.66%
     Savings deposits                                       154,316       292     0.75            157,772       280      0.70
     Time deposits                                        4,216,625    40,083     3.77          3,958,948    35,255      3.53
  --------------------------------------------------------------------------------------     ----------------------------------
       Total interest-bearing deposits                    9,192,568    64,450     2.78          8,650,632    54,503      2.50
  --------------------------------------------------------------------------------------     ----------------------------------
     Funds purchased and repurchase agreements            1,812,752    17,914     3.92          2,067,432    17,738      3.40
     Other borrowings                                     1,049,635    10,807     4.08          1,047,423     9,510      3.60
     Subordinated debenture                                 296,021     4,683     6.28            297,284     4,477      5.97
  --------------------------------------------------------------------------------------     ----------------------------------
       Total interest-bearing liabilities                12,350,976    97,854     3.14         12,062,771    86,228      2.84
  --------------------------------------------------------------------------------------     ----------------------------------
     Demand deposits                                      1,530,504                             1,424,102
     Other liabilities                                      777,111                               613,667
     Shareholders' equity                                 1,507,039                             1,487,335
  --------------------------------------------------------------------------------------     ----------------------------------
       Total liabilities and shareholders' equity       $16,165,630                           $15,587,875
  --------------------------------------------------------------------------------------     ----------------------------------
  TAX-EQUIVALENT NET INTEREST REVENUE (3)                            $117,778     2.98%                    $114,117      2.99%
  TAX-EQUIVALENT NET INTEREST REVENUE TO EARNING ASSETS (3)                       3.34                                   3.32
  Less tax-equivalent adjustment (1)                                    1,392                                 1,289
  --------------------------------------------------------------------------------------     ----------------------------------
  NET INTEREST REVENUE                                                116,386                               112,828
  Provision for credit losses                                           4,450                                 3,976
  Other operating revenue                                              87,344                                86,855
  Other operating expense                                             123,903                               117,034
  --------------------------------------------------------------------------------------     ----------------------------------
  INCOME BEFORE TAXES                                                  75,377                                78,673
  Federal and state income tax                                         27,219                                27,846
  --------------------------------------------------------------------------------------     ----------------------------------
  NET INCOME                                                         $ 48,158                              $ 50,827
  --------------------------------------------------------------------------------------     ----------------------------------
  EARNINGS PER AVERAGE COMMON SHARE EQUIVALENT:
     Net income:
       Basic                                                            $0.72                                $0.77
  --------------------------------------------------------------------------------------     ----------------------------------
       Diluted                                                          $0.72                                $0.76
  --------------------------------------------------------------------------------------     ----------------------------------

(1)Tax equivalent at the statutory federal and state rates for the periods presented. The taxable equivalent adjustments shown are for comparative purposes.
(2)The loan averages included loans on which the accrual of interest has been discontinued and are stated net of unearned income. See Note 1 of Notes to the Consolidated Financial Statements for a description of income recognition policy.
(3)Yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income.

                                               Three Months Ended
 --------------------------------------------------------------------------------------------------------------
           June 30, 2005                        March 31, 2005                       December 31, 2004
 ----------------------------------   -----------------------------------   -----------------------------------
    Average    Revenue/   Yield/         Average    Revenue/    Yield/         Average    Revenue/    Yield/
    Balance    Expense(1)  Rate          Balance    Expense(1)   Rate          Balance    Expense(1)   Rate
 ----------------------------------   -----------------------------------   -----------------------------------

 $  4,831,186 $  51,275      4.32%    $  4,628,233 $  49,356      4.32%     $  4,709,193 $  50,200      4.25%
      215,360     2,810      5.23          217,571     2,843      5.30           219,873     2,951      5.37
 ----------------------------------   -----------------------------------   -----------------------------------
    5,046,546    54,085      4.36        4,845,804    52,199      4.36         4,929,066    53,151      4.30
 ----------------------------------   -----------------------------------   -----------------------------------
       11,639       165      5.69           17,205       191      4.50            10,208       107      4.17
       21,170       156      2.96           30,003       164      2.22            31,994       170      2.11
    8,341,490   133,173      6.40        7,963,177   119,006      6.06         7,873,974   111,292      5.62
      111,056         -        -           111,955         -        -            114,106         -        -
 ----------------------------------   -----------------------------------   -----------------------------------
    8,230,434   133,173      6.49        7,851,222   119,006      6.15         7,759,868   111,292      5.71
 ----------------------------------   -----------------------------------   -----------------------------------
   13,309,789   187,579      5.68       12,744,234   171,560      5.46        12,731,136   164,720      5.15
 ----------------------------------   -----------------------------------   -----------------------------------
    1,750,686                            1,474,621                             1,598,935
 ----------------------------------   -----------------------------------   -----------------------------------
 $ 15,060,475                         $ 14,218,855                          $ 14,330,071
 ----------------------------------   -----------------------------------   -----------------------------------
 $  4,323,513 $  16,049      1.49%    $   3,920,844$  13,629      1.41%     $   3,841,742$  10,779      1.12%
      166,426       285      0.69          159,276       249      0.63           160,404       231      0.57
    3,710,338    31,499      3.41        3,685,257    29,736      3.27         3,662,455    29,586      3.21
 ----------------------------------   -----------------------------------   -----------------------------------
    8,200,277    47,833      2.34        7,765,377    43,614      2.28         7,664,601    40,596      2.11
 ----------------------------------   -----------------------------------   -----------------------------------
    2,160,031    15,764      2.93        1,704,327    10,190      2.42         1,747,391     8,397      1.91
      914,968     7,224      3.17          971,616     6,679      2.79         1,005,679     5,703      2.26
      200,038     2,980      5.98          150,752     2,227      5.99           152,634     1,929      5.03
 ----------------------------------   -----------------------------------   -----------------------------------
   11,475,314    73,801      2.58       10,592,072    62,710      2.40        10,570,305    56,625      2.13
 ----------------------------------   -----------------------------------   -----------------------------------
    1,586,248                            1,895,989                             1,938,205
      558,655                              319,375                               453,571
    1,440,258                            1,411,419                             1,367,990
 ----------------------------------   -----------------------------------   -----------------------------------
 $ 15,060,475                         $ 14,218,855                          $ 14,330,071
 ----------------------------------   -----------------------------------   -----------------------------------
              $ 113,778      3.10%                 $ 108,850      3.06%                  $ 108,095      3.02%
                             3.45                                 3.46                                  3.38
                  1,245                                1,256                                 1,633
 ----------------------------------   -----------------------------------   -----------------------------------
                112,533                              107,594                               106,462
                  2,015                                2,000                                 4,439
                 94,591                               78,156                                78,714
                126,010                              102,159                               111,582
 ----------------------------------   -----------------------------------   -----------------------------------
                 79,099                               81,591                                69,155
                 28,634                               29,536                                22,599
 ----------------------------------   -----------------------------------   -----------------------------------
              $  50,465                            $  52,055                             $  46,556
 ----------------------------------   -----------------------------------   -----------------------------------


                 $0.79                                $0.87                                 $0.78
 ----------------------------------   -----------------------------------   -----------------------------------
                 $0.75      `                         $0.78                                 $0.70
 ----------------------------------   -----------------------------------   -----------------------------------

BOK Financial Corporation Board of Directors

Gregory S. Allen (1)
President & CEO
Advance Food Co., Inc.
Photo of Gregory S. Allen shown here.

C. Fred Ball, Jr. (2)
Chairman & CEO
Bank of Texas, N.A.
Photo of C. Fred Ball, Jr. shown here.

Sharon J. Bell (1)
Managing Partner
Rogers & Bell
Photo of Sharon J. Bell shown here.

Peter C. Boylan, III (1)
CEO
Boylan Partners, LLC
Photo of Peter C. Boylan, III shown here.

Chester Cadieux, III (1)
President & CEO
QuikTrip Corporation
Photo of Chester Cadieux, III shown here.

Joseph E. Cappy (1)
Retired Chairman & CEO
Dollar Thrifty Automotive Group
Photo of Joseph E. Cappy shown here.

William E. Durrett
Senior Chairman
American Fidelity Corp.
Photo of William E. Durrett shown here.

Robert G. Greer (2)
Vice Chairman
Bank of Texas, N.A.
Photo of Robert G. Greer shown here.

David F. Griffin (1)
President & General Manager
Griffin Communications, L.L.C.
Photo of David F. Griffin shown here.

V. Burns Hargis (1)
Vice Chairman
BOK Financial Corporation and
Bank of Oklahoma, N.A.
Photo of V. Burns Hargis shown here.

E. Carey Joullian, IV (1)
President & CEO
Mustang Fuel Corporation
Photo of E. Carey Joullian, IV shown here.

George B. Kaiser (1)
Chairman
BOK Financial Corporation and
Bank of Oklahoma, N.A.
Photo of George B. Kaiser shown here.

Judith Z. Kishner (1)
Manager
Zarrow Family Office, L.L.C.
Photo of Judith Z. Kishner shown here.

David L. Kyle (1)
Chairman, President & CEO
ONEOK, Inc.
Photo of David L. Kyle shown here.

Robert J. LaFortune
Personal Investments
Photo of Robert J. LaFortune shown here.

Stanley A. Lybarger (1),(2)
President & CEO
BOK Financial Corporation and
Bank of Oklahoma, N.A.
Photo of Stanley A. Lybarger shown here.

Steven J. Malcolm (1)
Chairman, President & CEO
The Williams Companies, Inc.
Photo of Steven J. Malcolm shown here.

Paula Marshall-Chapman (1)
CEO
Bama Companies
Photo of Paula Marshall-Chapman shown here.

James A. Robinson
Personal Investments
Photo of James A. Robinson shown here.

(1) Director of BOK Financial Corporation and Bank of Oklahoma, N.A.
(2) Director of BOK Financial Corporation and Bank of Texas, N.A.

Bank of Albuquerque, N.A. Board of Directors

Adelmo Archuleta
Owner, Professional Engineer
Molzen-Corbin & Associates

Suzanne Barker-Kalangis, Esq.
Partner, Modrall, Sperling, Roehl,
Harris and Sisk P.A.

Steven G. Bradshaw
Sr. Executive Vice President
BOK Financial Corporation

Charles E. Cotter
Executive Vice President
BOK Financial Corporation

Rudy A. Davalos
Athletic Director
University of New Mexico

William E. Garcia
Retired Sr. Manager, Public Affairs
Intel Corporation

Robert M. Goodman
Vice Chairman
Bank of Albuquerque, N.A.

Thomas D. Growney
President
Tom Growney Equipment, Inc.

Larry F. Levy
Senior Vice President
Bank of Albuquerque, N.A.

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

Jeff D. Cude
Senior Vice President
Bank of Arkansas, N.A.

Jeffrey R. Dunn
Chairman, President & CEO
Bank of Arkansas, N.A.

Mark W. Funke
President
Bank of Oklahoma, N.A.
Oklahoma City

Ronald E. Leffler
Senior Vice President
Bank of Oklahoma, N.A.



Bank of Arizona, N.A. Board of Directors

Gregory S. Anderson
Vice Chairman
Bank of Arizona, N.A.

Charles E. Cotter
Executive Vice President
BOK Financial Corporation

Scott D. LeMarr
President
Polo Cristi Companies

Steven E. Nell
EVP, Chief Financial Officer
BOK Financial Corporation

W. Jeffrey Pickryl
Sr. Executive Vice President
BOK Financial Corporation

David Ralston
Chairman
Bank of Arizona, N.A.

Dr. David Righi
Physician
Valley Anesthesiology Consultants

James A. Sharp, Jr.
Owner
Oval Transportation Services

Dr. Anthony T. Yeung
Surgeon
Arizona Institute for
Minimally Invasive Spine Care

Bank of Texas, N.A. Board of Directors

C. Thomas Abbott
Vice Chairman
Bank of Texas, N.A. - Dallas

C. Fred Ball, Jr.
Chairman & CEO
Bank of Texas, N.A. - Dallas

C. Huston Bell
Retired President
The Vantage Companies

Edward O. Boshell, Jr.
Retired, Columbia General
Investments, LP

Steven G. Bradshaw
Sr. Executive Vice President
BOK Financial Corporation

R. Neal Bright
Managing Partner
Bright & Bright, LLP

H. Lynn Craft
President & CEO
Baptist Foundation of Texas

Charles W. Eisemann
Personal Investments

James J. Ellis
Managing Partner
Ellis/Roiser Associates

Robert G. Greer
Vice Chairman
Bank of Texas, N.A. - Houston

R. William Gribble, Jr.
President
Gribble Oil Company

J. T. Hairston, Jr.
Personal Investments

Douglas D. Hawthorne
President & CEO
Texas Health Resources

Bill D. Henry
Chairman & CEO
McQuery Henry Bowles Troy, LLP

Richard W. Jochetz
President
Bank of Texas, N.A. - Houston

Stanley A. Lybarger
President & CEO
BOK Financial Corporation

Albert W. Niemi, Jr.
Dean, Cox School of Business
Southern Methodist University

W. Jeffrey Pickryl
Sr. Executive Vice President
BOK Financial Corporation

Thomas S. Swiley
President & COO
Bank of Texas, N.A. - Dallas

Mrs. Jere W. Thompson
Community Leader

Tom E. Turner
Retired Chairman
Bank of Texas, N.A. - Dallas

John C. Vogt
Personal Investments

Randall Walker
Chairman
Bank of Texas, N.A. - Houston


Colorado State Bank and Trust, N.A. Board of Directors (CSBT)

Aaron K. Azari
Executive Vice President
CSBT

Steven Caulkins, III
Principal
Greendeck Capital

Joel H. Farkas
Chairman
JF Companies

Thomas M. Foncannon
Senior Vice President
CSBT

H. James Holloman
Executive Vice President
Bank of Oklahoma, N.A.

Richard H. Lewis
Personal Investments

Kirk McDonald
CEO, President
Denver Newspaper Corp.

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

Shareholder Information

Corporate Headquarters:
Bank of Oklahoma Tower
P.O. Box 2300
Tulsa, Oklahoma 74192
(918) 588-6000

Independent Auditors:
Ernst & Young LLP
1700 One Williams Center
Tulsa, Oklahoma 74172
(918) 560-3600

Legal Counsel:
Frederic Dorwart Lawyers
Old City Hall
124 E. Fourth St.
Tulsa, Oklahoma 74103-5010
(918) 583-9922

Common Shares:
Traded NASDAQ National Market
NASDAQ Symbol: BOKF
Number of common shareholders of record at December 31, 2005: 1,199

Market Makers:
Archipelago Exchange (The)
Boston Stock Exchange
Citadel Derivatives Group LLC
Citigroup Global Markets Inc.
Credit Research & Trading
Credit Suisse First Boston
Friedman Billings Ramsey & Co
Goldman, Sachs & Co.
GVR Company LLC
Harris Nesbitt Corp.
Howe Barnes Investments, Inc.
Jefferies & Company, Inc.
Keefe, Bruyette & Woods, Inc.
Knight Equity Markets, L.P.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner
Morgan Stanley & Co., Inc.
National Stock Exchange
Piper Jaffray Companies Inc.
Sandler O'Neill & Partners
Schwab Capital Markets
Stephens Inc.
SunTrust Robinson Humphrey Capital Markets
Susquehanna Capital Group
The Robinson Humphrey Co.
UBS Securities LLC

Transfer Agent and Registrar
SunTrust Bank  (800) 568-3476

Address Shareholder Inquiries
Send certificates for transfer and address changes to:

BY MAIL:
SunTrust Bank
P.O. Box 4625
Atlanta, GA 30303

BY HAND OR OVERNIGHT COURIER:
SunTrust Bank
Stock Transfer Department
58 Edgewood Avenue, Room 225
Atlanta, GA 30303

Copies of BOK Financial Corporation's Annual Report to Shareholders, Quarterly Reports and Form 10-K to the Securities and Exchange Commission are available without charge upon written request. Analysts, shareholders and other investors seeking financial information about BOK Financial Corporation are invited to contact Stacy C. Kymes, Senior Vice President, (918) 588-6752.

Information about BOK Financial is also readily available at our website: www.bokf.com