Form 10-K/A, Exhibit 13
period 2005-12-31
BOK FINANCIAL CORP ET AL
filed 2006-06-29
CIK 875357

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

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of BOK Financial Corporation's internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2006 expressed an unqualified opinion thereon.


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

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2005 consolidated financial statements of BOK Financial Corporation and our report dated March 10, 2006 expressed an unqualified opinion thereon.

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